THE TEXT OF THIS DOCUMENT IN THE ENGLISH LANGUAGE IS A TRANSLATION PREPARED FOR INFORMATIONAL PURPOSES ONLY. THE TRANSLATION MAY CONTAIN DISCREPANCIES AND OMISSIONS AND DOES NOT REPLACE THE RUSSIAN TEXT OF THE DOCUMENT. IN ANY AND ALL CASES THE TEXT OF THIS DOCUMENT IN THE RUSSIAN LANGUAGE SHALL PREVAIL.

This rights offering is made for the securities of a foreign company. The offer is subject to the disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue the foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

Approved on	Registered on
April 26, 2013	April 26, 2013

	by	Bank of Russia Credit Institution
Supervisory Board of JSC VTB Bank		Licensing and Financial Rehabilitation
Department
(body of the issuer - (registering authority) having approved the securities prospectus)		(registration authority)
Director_/signature/___R.V. Amiriyants
Minutes No.	6	/stamp/
(job title and signature of the registration
dated	April 26, 2013	authority authorized signatory)
Registering authority stamp

SECURITIES PROSPECTUS

VTB Bank (open joint-stock company)
(full corporate name of the issuer)

Common non-documentary shares

(kind, category (type), form of securities and their other identification features)

Par value -RUB0.01; number of securities for placement is 2,500,000,000,000 - pcs.

(par value (if available) and quantity of securities, for bonds and options of the issuer the maturity term also to be specified)

Individual State Registration Number	10401000B
(individual state registration number and in case of an
additional issue individual code to be specified)	Registering authority stamp

Information contained in this prospectus is subject to disclosure in accordance with the law of the
Russian Federation on securities.

REGISTERING AUTHORITY IS NOT RESPONSIBLE FOR FIDELITY OF THE
INFORMATION CONTAINED IN THIS PROSPECTUS AND BY THE FACT OF ITS
REGISTRATION DOES NOT DECLARE ITS ATTITUDE TO THE SECURITIES BEING
PLACED

President and Chairman of the Management Board of JSC VTB Bank

		/signature/		A.L. Kostin
signature
Date	April 26, 2013

O.A.
Chief accountant of JSC VTB Bank		/signature/ /stamp/		Avdeyeva
		signature	stamp
Date	April 26, 2013

CONTENT

Section, subsection, appendix number	Section, subsection, appendix	Page number

Introduction	9
Main data on the securities to be placed by the issuer to which the prospectus registration refers:	9

Main aims of issue and areas of using the funds received as a result of equity securities placement:	9

Other information:	9

I. Brief data on the members of the management bodies of the issuer, data on bank accounts, on the auditor, appraiser and financial adviser of the issuer as well as other persons having signed the prospectus	11
1.1. Members of the management bodies of the issuer	11

1.2. Data on bank accounts of the issuer	12

1.3. Data on the auditor(s) of the issuer	13

1.4. Data on the appraiser of the issuer	16

1.5. Data on the advisers of the issuer	17

1.6. Data on other persons having signed the prospectus	17

II. Brief data on the scope, period, procedure and conditions of placement for each kind and category (type) of the securities to be placed	18
2.1. Kind, category (type) and form of the securities to be placed	18

2.2. Par value of each kind, category (type) and series of the equity securities to be placed	18

2.3. Anticipates scope of issue in monetary terms and quantity of equity securities to be placed	18

2.4. Price (procedure for determination of the price) of the equity securities placement	18

2.5. Procedure for and period of placement of the equity securities	19

2.6. Procedure for and period of payment for the equity securities	21

2.7. Procedure for and conditions of making agreements in the course of placement of the equity securities	22

2.8. Range of potential acquirers of the equity securities to be placed	26

2.9. Procedure for disclosure of information on placement and results of placement of the equity securities	26

III. Main information on the financial and economic status of the issuer	30
3.1. Financial and economic performance of the issuer for the last 5 completed fiscal years or for each completed fiscal year if the issuer has been involved in business for less than 5 years and for the last completed reporting period before the date of approval of the prospectus:	30

3.2. Market capitalization of the issuer	32

3.3. Obligations of the issuer	33

3.3.1. Borrowed funds and accounts payable	33

* - the indices are calculated using the methods established starting from January 1, 2012 in accordance with Order on Approval of the Regulation on Disclosure of Information by Issuers of Equity Securities No. 11-46/пз-н of the Russian Federal Service on Financial Markets d. October 4, 2011	34

3.3.2. Credit history of the issuer	36

3.3.3. Obligations of the issuer from the collateral provided to third parties	36

3.3.4. Other obligations of the issuer	37

3.4. Aims of issue and areas of using the funds received as a result of equity securities placement	38

3.5. Risks related to acquisition of the equity securities to be placed	38

3.5.1. Credit risk	38

3.5.2. Country risk	40

3.5.3. Market risk	41

3.5.4. Liquidity risk	42

3.5.5. Operational risk	42

3.5.6. Legal risk	44

3.5.7. Reputational risk	44

3.5.8. Strategy risk	44

IV. Detailed information on the issuer	46
4.1. History of foundation and development of the issuer	46

4.1.1. Data on the firm name of the issuer	46

4.1.2. Data on state registration of the issuer	47

4.1.3. Data on foundation and development of the issuer	52

4.1.4. Contact details	52

4.1.5. Taxpayer Identification Number	52

4.1.6. Branches and representative offices of the issuer	53

4.2. Core business of the issuer	59

4.2.1. Industry of the issuer	59

4.2.2. Core business of the issuer	59

4.3. Plans for further activities of the issuer	60

4.4. Participation of the issuer in industrial, banking and financial groups, holdings, concerns and associations	62

4.5. Subsidiaries and affiliates of the issuer	70

4.6. Content, structure and value of the issuer’s fixed assets, information on the plans for acquisition, replacement and retirement of fixed assets as well as all the facts of encumbrance on the issuer’s fixed assets	83

4.6.1. Fixed assets	83

4.7. Organizations under control of the issuer with substantial significance for it (controlled organizations)	87

V. Data on the issuer’s business	141
5.1. Issuer’s business performance	141

5.2. Liquidity of the issuer, sufficiency of the own funds (capital)	143

5.3. Size and structure of the issuer’s capital	147

5.3.1. Size and structure of the issuer’s capital	147

5.3.2. Financial contributions of the issuer	152

5.3.3. Intangible assets of the issuer	152

5.4. Data on the Issuer’s policy and expenses associated with scientific and technical development, licenses and patents, new developments and investigation activities	154

5.5. Analysis of development trends in the main area of activities of the Issuer	156

5.5.1. Analysis of factors and conditions having an impact on activities of the Issuer	159

5.5.2. Competitors of the issuer	161

VI. Detailed data on the members of management bodies of the Issuer, bodies of the Issuer responsible for control over its business and financial activities and brief data on employees (personnel) of the Issuer	162
6.1. Data on the structure and competence of the management bodies of the Issuer	162

6.2. Information on the members of the management bodies of the issuing credit organization	166

6.3. Data on the amount of remuneration, benefits and/or compensation of costs for each management body of the issuing credit organization	200

6.4. Data on the structure and competence of the bodies responsible for control over business financial activities of the issuing credit organization	201

6.5. Information on the members of the bodies responsible for control over business and financial activity of the issuing credit organization	208

6.6. Data on the size of remuneration, benefits and/or compensation of costs for each body of control over business and financial activities of the issuer	229

6.7. Data on the headcount and summary of education and structure of employees (personnel) of the issuing credit organization and on changes in the headcount of the issuing credit organization	229

6.8. Data on any obligations of the issuing credit organization to its employees (personnel) related to the possibility of participation in the authorized capital of the issuing credit organization for them	230

VII. Data on the members (shareholders) of the issuing credit organization and related party transactions made by the issuing credit organization	231
7.1. Data on the total number of shareholders (members) of the issuing credit organization	231

7.2. Data on the members (shareholders) of the issuing credit organization holding at least 5 percent to its authorized capital or at least 5 percent of its common shares as well as data on the persons controlling them and in case no such persons exist - on their members (shareholders) holding at least 20 percent of the authorized (contributed) capital (share fund) or at least 20 percent of their common shares	231

Information on the persons holding at least 5 percent to the authorized capital or at least 5 percent of the common shares of the issuing credit organization:	231

Data on the persons controlling the member (shareholder) of the issuing credit organization holding at least 5 percent of the authorized capital or at least 5 percent of common shares of the issuing credit organization, and in case no such persons exist - on its members (shareholders) holding at lest 20 percent of the authorized (contributed) capital (share fund) or at least 20 percent of its common shares:	232

Information on persons holding at least 20 percent of the authorized (contributed) capital (share fund) or at least 20 percent of common shares of the issuing credit organization’s member (shareholder) holding at least 5 percent of the authorized capital of the issuing credit organization or at least 5 percent of its common shares:	232

Information on nominee holders, whose amount of shares of the issuing credit organization registered in the Shareholders Register is equal to least 5 percent of the authorized capital or at least 5 percent of common shares:	233

7.3. Data on the share of the government or any municipal unit in the issuing credit organization’s authorized capital	233

7.4. Data on limitation of participation in the authorized capital of the issuing credit organization	234

7.5. Data on changes in the structure and number of shareholders (members) of the issuing credit organization holding at least 5 percent of its authorized capital or at least 5 percent of its common shares	234

7.6. Data on the related party transactions made by the issuing credit organization	236

Information on the transaction (a group of interdependent transactions), which price equals to or exceeds 5 percent of the issuing credit organization’s assets balance value, defined on the basis of its accounting statements as of the last reporting date prior to the transaction entered into by the issuing credit organization for the last 5 completed financial years, or for each completed financial year if the operating period of the issuing credit organization has been less than 5 years, as well as for the period prior to the Prospectus for Securities Issue approval date: no such transactions as of the last reporting date and in 2008-2011	236

Information on the related party transaction (a group of interdependent transactions), on which no approval decision was made by the Board of Directors (Supervisory Board) or General Meeting of Shareholders (Participants) of the issuing credit organization in those cases, when such approval is mandatory in accordance with laws of the Russian Federation: no such transactions as of the last reporting date and in 2008-2011	236

7.7. Data on the accounts receivable amount	236

VIII. Accounting (financial) reporting of the issuing credit organization and other financial information	243
8.1. Annual accounting (financial) statements of the issuing credit organization	243

8.2. Quarterly accounting (financial) statements of the issuer	243

8.3. Consolidated accounting (financial) statements of the issuing credit organization	244

8.4. Data on the accounting policy of the issuing credit organization	244

8.5. Data on the total amount of export and the share of export in the total sales	245

8.6. Data on significant changes in the property of the issuing credit organization after the end of the last completed fiscal year	245

No significant changes in the property of the issuing credit organization after the ending date of the completed fiscal year took place	245

8.7. Data on participation of the issuing credit organization in court proceedings in case it may significantly impact its business and financial activities	245

IX. Detailed data on the procedure for and conditions of placement of the equity securities	246
9.1. Data on the securities to be placed	246

9.1.1. General information:	246

9.1.2. Additional data on the bonds to be placed	248

9.1.3. Additional data on the convertible securities	248

9.1.4. Additional data on the options of the issuing credit organization to be placed	248

9.1.5. Additional data on the mortgage-backed bonds to be placed	248

9.2. Price (procedure for determination of the price) of the equity securities placement	248

9.3. Existence of pre-emptive rights to acquire the placed issued securities	249

9.4. Existence of limitations on acquisition and circulation of the placed issuable securities	251

9.5. Information on movement of prices for the issuable securities of the issuer	252

9.6. Data on persons providing services for arrangement of placement and/or placement of the equity securities	256

9.7. Data on the range of potential acquirers of the equity securities	257

9.8. Data on the trade organizers on the securities markets including stock exchanges where placement and/or trading of the equity securities to be placed is anticipated	257

9.9. Data on possible changes in the share of the shareholders’ participation in the issuer’s authorized capital as a result of placement of the equity securities	258

9.10. Data on expenses related to issue of the securities	258

9.11. Data on the methods of and procedure for return of the funds received as a payment for the equity securities to be placed in case the issue (additional issue) of the equity securities is considered ineffective or invalid and in other cases provided for by the law of the Russian Federation	259

X. Additional data on the issuing credit organization and the equity securities placed by it	260
10.1. Additional data on the issuer	260

10.1.1. Data on the size and structure of the authorized capital of the issuing credit organization	260

10.1.2. Data on changes in the size of the authorized capital of the issuer	261

10.1.3. Data on formation and use of the reserve fund and other funds of the issuing credit organization	261

10.1.4. Data on the procedure for convening and holding a meeting of the supreme management body of the issuing credit organization	263

10.1.5. Data on commercial entities where the issuing credit organization holds at least 5 percent of the authorized (contributed) capital (share fund) or at least 5 percent of the common shares	265

TIN (if applicable):	265

OGRN (if applicable):	265

10.1.6. Data on material transactions made by the issuing credit organization	270

10.1.7. Data on credit ratings of the issuer	270

10.2. Data on each type (category) of shares of the issuer	278

10.3. Data on previous issues of equity securities of the issuer, except the shares of the issuer	279

10.3.1. Data on issues where all the securities are redeemed	280

10.3.2. Data on issues where the securities are not redeemed	282

10.4. Data on the person(s) having provided collateral for the secured bonds of the issuing credit organization and on conditions of fulfillment of the obligations related to the secured bonds of the issuing credit organization	291

10.5. Data on organizations providing for recording of rights for the equity securities of the issuing credit organization	291

10.6. Data on legal acts regulating the matters related to capital import and export which can influence payment of dividends, interest and other payments to non-residents	292

10.7. Description of procedure for taxation of the yield on the lending issuer’s issuable securities already placed and being placed	292

10.8. Data on the announced (accrued) and paid dividends on the shares of the issuer and on the income from the bonds of the issuer	299

10.8.1. Data on the announced and paid dividends on the shares of the issuer	299

10.8.2. Data on the accrued and paid income from the bonds of the issuer	303

10.9. Other Data	318

In paragraphs 3.4, 3.5, 5.2, and 5.5, data are provided for all the information that JSC VTB Bank has. JSC VTB Bank is making efforts to get any missing information	318

10.10. Data on the underlying securities and the issuer of the underlying securities the ownership of which is confirmed by the Russian depositary receipts	318

10.10.1. Data on the underlying securities	318

10.10.2. Data on the issuer of the underlying securities	318

Introduction

Main data on the securities to be placed by the issuer to which the prospectus registration refers:

kind	shares
category (type) (for shares):	registered, common
quantity of securities to be placed	2 500 000 000 000 (two trillion five hundred billion) shares
par value:	0.01 (one hundredth) rubles.
Terms and conditions of securities placement
Date of commencement of placement (or procedure for its determination)	Date of commencement of securities placement among persons having pre-emptive right shall be the first working day following the date of Issuer’s notice to persons having pre-emptive right about ability of its execution. Date of commencement of securities placement among other persons shall be the first working day following the date of termination of placement among persons having pre-emptive right.
Date of termination of placement (or procedure for its determination)	The date of termination of securities placement among persons having pre-emptive right shall be the last day of the pre-emptive right period to purchase securities being placed, as defined in accordance with the legislation of the Russian Federation and indicated in the notice on the ability to exercise pre-emptive rights.
The date of termination of securities placement among other persons shall be the earliest of the following dates: fifth working day following the date of termination of securities placement among the persons having the pre-emptive right, or the date of placement of the last additionally issued share. The placement period can not be more that one year from the date of registration of this additional share issue.
price of placement or procedure for its determination	0,041(forty-one thousandths) rubles per one share. Price of placement of securities to persons having preemptive right for their acquisition does not differ from the price of securities placement to other persons.

Main aims of issue and areas of using the funds received as a result of equity securities placement:

     The aim of issuing common shares of JSC VTB Bank (hereinafter referred to as the Issuer, JSC VTB Bank, Bank) is accumulation of equity (capital) to provide for the Bank’s current activities. The funds received as a result of placement will be used for extension of the Bank’s active operations including for development of client lending operations

Other information:

     no other information available.

     This securities prospectus contains estimates and forecasts of the authorized management bodies of the issuer regarding the future events and/or actions, development prospects of the sector where the issuer is (the issuer and the person providing collateral on the issuer’s bonds are) conducting its (their) main business and the results of activities of the issuer (the issuer and the person providing collateral on the issuer’s bonds) including its (their) plans, probability of certain events and committing certain actions. The investors shall not fully rely on the estimates and forecasts of the issuer’s management bodies as the actual results of activities of the issuer (the issuer and the person providing collateral on the issuer’s bonds) in the future may differ from the forecasted ones for many reasons. Acquisition of the issuer’s securities is connected with the risks described herein.

     I. Brief data on the members of the management bodies of the issuer, data on bank accounts, on the auditor, appraiser and financial adviser of the issuer as well as other persons having signed the prospectus

     1.1. Members of the management bodies of the issuer

     Data on the list of the members of the Board of Directors (Supervisory Board) of the issuer:

surname, name and patronymic	Year of birth:
1	2
1. Bonderman David	1942
2. Warnig Arthur Matthias	1955
3. Kazinets Leonid Aleksandrovich	1966
4. Kostin Andrey Leonidovich	1956
5. Kropachev Nikolay Mikhaylovich	1959
6. Melamed Leonid Adolfovich	1967
7. Melikyan Gennadiy Georgiyevich	1947
8. Savatyugin Aleksey Lvovich	1970
9. Uvarov Aleksey Konstantinovich	1975
10. Ulyukayev Aleksey Valentinovich	1956

Chairman of the Board of Directors (Supervisory Board)
11. Dubinin Sergey Konstantinovich	1950

     Data on the list of the members of the Management Board of the issuer:

surname, name and patronymic	Year of birth:
1	2
1. Bortnikov Denis Aleksandrovich	1974
2. Vanurina Viktoria Gennadyevna	1972
3. Zentai Chaba Laslovich	1970
4. Kostin Andrey Leonidovich	1956
5. Lukianenko Valeriy Vasiliyevich	1955
6. Moos Herbert	1972
7. Norov Erkin Rakhmatovich	1954
8. Oseevskiy Mikhail Eduardovich	1960
6. Puchkov Andrey Sergeyevich	1977
2. Soloviev Yuri Alekseyevich	1970
3. Titov Vasiliy Nikolayevich	1960
Data on the person holding the position (performing the functions)
of the sole executive body of the issuer:
surname, name and patronymic	Year of birth:
1	2
President and Chairman of the Management Board - Kostin Andrey Leonidovich	1956

     1.2. Data on bank accounts of the issuer

     a) Data on the correspondent account of the issuer opened in the Central Bank of the Russian Federation:

correspondent account number	30101810700000000187
division of the Bank of Russian where the	Operations Department of Moscow Main Territory
correspondent account is opened	Department of the Central bank of the Russian Federation
Location: 2 Balchug Street Moscow
117035
INN: 7702235133
BIC: 044525000

correspondent account number	30101840500000000005,
30101978000000000008
division of the Bank of Russian where the	Operations Department-1 of the Central Bank of the Russian
correspondent account is opened	Federation
Location: 12 Neglinnaya Street, Moscow 103016
INN: 7702235133
BIC: 044501002

     b) Resident lending agencies where correspondent accounts of the issuer are opened.

Full name	Abbreviated name	Location	INN	BIC	correspondent account number in the Bank of Russia, division of the Bank of Russia	of the issuer	account No. in the counterparty bank records	Account type
1	2	3	4	5	6	7	8	9
Joint Stock Commercial Savings Bank of the Russian Federation (Open Joint-Stock Company)	Sberbank of Russia	19 Vavilova Street, Moscow 117997	7707083893	044525225	No. 30101810400000000225 with OPERU (Operational Department) of Moscow GTU (Main Territorial Department) of the Bank of Russia	301108104500 10000011	301098103000000 00019	Correspondent
State Corporation Bank for Development and Foreign Economic Affairs	Veneshec onombank	9 Sakharova Street, Moscow 107078	77080117 96	04452506 0	30101810500000000060 with OPERU (Operational Department) of Moscow GTU (Main Territorial Department) of the Bank of Russia	301109782500 10000001	301099785000040 12041	Correspondent

     c) Non-resident lending agencies where correspondent accounts of the issuer are opened.

Full name	Abbreviated name	Location	INN	BIC	correspondent account number in the Bank of Russia, division of the Bank of Russia	account No. in the issuer’s records	account No. in the counterparty bank records	Account type
1	2	3	4	5	6	7	8	9
Bank of New York Mellon, New York	Bank of New York	One Wall Street, New York, NY 10286, USA	N/A	N/A	N/A	30114840850010000 098	89000550 06	Correspondent
VTB Bank (Deutschland) AG, Frankfurt-am-Main	VTB Bank (Deutschland) AG	13 Walter-Kolb-Strasse, Frankfurt am Main, 60594, Germany	N/A	N/A	N/A	30114978150010000 152	01027580 18	Correspondent
JPMorgan Chase Bank, New York	JPMorgan Chase Bank	4 Metro Tech Center 10th fl., Brooklyn, N.Y. 11245, USA	N/A	N/A	N/A	30114840750010000 101	001-1- 907557	Correspondent
Deutsche Bank AG, Frankfurt-am-Main	Deutsche Bank AG	12-21 Taunusanlage Frankfurt am Main, Eschborn, Germany, 60262	N/A	N/A	N/A	30114978650010000 131	10094980 801000	Correspondent
The Bank of Tokyo-Mitsubishi UFJ	The Bank of Tokyo-Mitsubishi UFJ	7-1 Marunouchi 2-Chome, Chiyoda-ku, Tokyo, Japan	N/A	N/A	N/A	30114392250010000 049	653- 0408522	Correspondent

UBS AG, Zurich	UBS AG	45 Bahnhofstrasse, Zurich, 8021, Switzerland	N/A	N/A	N/A	30114756950010000 066	0230- 69.082.05 T	Correspondent
Westpac Banking Corporation, Sydney	Westpac Banking Corporation	National Communications Centre, level 3, 68-80, George street, Sydney	N/A	N/A	N/A	30114036350010000 001	RAR0001 975	Correspondent
VTB Capital Plc Singapore Branch	VTB Capital Plc Singapore Branch	50 Robinson road, MNB building, 068882, Singapore	N/A	N/A	N/A	30114702150010000 056	31515073 22	Correspondent
HSBC Bank PLC (formerly Midland Bank PLC), London	HSBC Bank PLC	P.O.Box 181, 27/32 Poultry, London EC2P 2BX, United Kingdom	N/A	N/A	N/A	30114826850010000 070	36505983	Correspondent
The Toronto-Dominion Bank, Toronto	The Toronto-Dominion Bank, Toronto	55 King St. West, Toronto, M5K 1A2	N/A	N/A	N/A	30114124450010000 334	0360-01- 2000664	Correspondent

     1.3. Data on the auditor(s) of the issuer

Full corporate name	Closed Joint Stock Company Ernst & Young Vneshaudit
Abbreviated corporate name	CJSC Ernst & Young Vneshaudit
INN	7717025097
OGRN	1027739199333
Location	77 Sadovnicheskaya Quay, bldg 1, Moscow 115035
Telephone and fax number	(495) 705-97-00, (495) 755-97-01.
E-mail	moscow@ru.ey.com.

     Full name of the self-regulating organization of auditors of which the issuer’s auditor is (was) a member
     Non-Profit Partnership Audit Chamber of Russia

     Location of the self-regulating organization of auditors of which the issuer’s auditor is (was) a member
     3/9 3th Syromyatnichesky Lane, bldg 3, Moscow 105120

     Fiscal year(s) or any other reporting period for which the auditor conducted an independent check of the accounting (financial) reporting of the issuer
     Conducted for 2007, 2008, 2009, 2010, 2011, and 2012

     Types of accounting (financial) reporting of the issuer with regard to which the auditor conducted an independent check
     -annual accounting reporting drawn up in accordance with Instruction on the Procedure for Execution of an Annual Report by Lending Agencies No. 2089-U dd. October 8, 2008 of the Bank of Russia
     -annual published consolidated reporting of the Customers group in accordance with Regulation on Consolidated Reporting No. 191-P of the Bank of Russia dd. July 30, 2002;
     -non-consolidated and consolidated financial reporting of the Customers group drawn up in accordance with Instruction on Submission and Publication of Annual Financial Reporting Executed in Accordance with the International Financial Reporting Standards No. 2964-U of the Bank of Russia dd. January 16, 2013 and Federal Law on Consolidated Financial Reporting No. 208-FZ dd. July 27, 2010.

The auditor conducted an independent review check of the intermediate condensed financial reporting according to the IFRS for the first second and third quarters of 2007, 2008, 2009, 2010, 2011, and 2012.

     Factors which may have an impact on the auditor’s independence from the issuer, including the information of any material interests connecting the auditor (auditor’s officers) with the issuer (issuer’s officers):

          participatory interests of auditor (auditor’s officers) in the authorized capital of the issuer:
          No

          providing loans to the auditor (auditors officers) by the issuer:
          No

          close business relationships (participation in promotion of the issuer’s services, participation in the joint entrepreneurial activities, etc.) as well as kindred relationship:
          No

          data on the issuer’s officers being the auditor’s officers at the same time:
          No

Measures taken by the issuer and the auditor to minimize the impact of the aforesaid factors no measures taken

Procedure for selection of the issuer’s auditor:
     availability of the tender procedure related to selection of the auditor and its main conditions:

     In accordance with the requirements of Federal Law on Audit Activities No. 307-FZ dd. December 30, 2008 307-FZ and Federal Law on Placement of Orders for Goods, Work and Services for the Governmental and Municipal Needs No. 94-FZ dd. July 21, 2005, the auditor shall be approved based on the results of an open tender for conducting the annual mandatory audit.

     Procedure for holding the tender is regulated by Federal law No. 94-FZ dd. July 21, 2005.

     Within the framework of preparation for the tender JSC VTB Bank develops tender documentation containing all the data related to holding the tender, such as the list of the tender committee members, the tender subject, the tender form, the subject of the contract specifying the scope of the services to be provided and brief description of the services, the starting contract price, the terms of and the procedure for holding the tender, the requirements to the tender participants and other issues. Review of the tender documentation and the starting price of the contract for audit services is carried out by the Audit Committee of the Supervisory Board of JSC VTB Bank.

     The tender documentation is approved by an order of JSC VTB Bank. The tender announcement and tender documentation is published on the official website of the Russian Federation www.zakupki.gov.ru and on the website of JSC VTB Bank.

     The open tender for selection of an auditor us held by the Tender Committee of JSC VTB Bank. In the course of the tender the committee members review the bids received from the tender participants. Based on the criteria specified in the tender documentation, the bids are compared and the participant having offered the best financial and technical conditions is selected.
     procedure for recommendation of an auditor for approval by the meeting of shareholders (members), including the management body taking the corresponding decision:
     Based on the results of the tender the Minutes of Assessment and Comparison of the Bids for Participation in the Open tender for Selection of Auditors for Conducting the Annual Mandatory Audit of JSC VTB Bank where the winner of the tender is specified are executed. The minutes are published on the official website. The auditor selected based on the tender results is recommended by the Supervisory Board and is brought for approval by the annual General Meeting of Shareholders.

     Information on the work conducted by the auditor within the framework of special audit assignments:
  In the period from 2007 to 2012 the auditor provided the services related to check of shares and bonds prospects of the issuer.
  In the first quarter of 2010 and in 2009 the auditor conducted the work provided for by the special audit assignment related to check of certain items of the accounting reporting of JSC VTB Bank as of January 1, 2010, such as the balance sheet items related to accounting of buildings and structures including their reassessment according to the market (current (replacement)) value conducted in the first quarter of 2010 and the accumulated depreciation.
  In the third quarter of 2011 the auditor conducted the work provided for by the special assignment for audit of the profit of JSC VTB Bank for 7 months of 2011.
  In the third quarter of 2012 the auditor conducted the work provided for by the special assignment for audit of the profit of JSC VTB Bank for 6 months of 2012.
  The auditor conducted no work within the framework of special audit assignments in the first quarter of 2013.

     Information on the auditor’s remuneration:

Reporting period to	Procedure for determination of the	Actual amount of the	Information on deferred
which the audit	auditor’s remuneration	remuneration paid by the	and overdue payments
refer		issuer to the auditor	for the services
provided by the auditor
1	2	3	4
2007	Based on the results of the open tender for selection of auditors, approved by the Supervisory Board	equivalent USD118,000	Not available
2008		equivalent	Not available
USD129,800
2009		equivalent	Not available
USD106,200
2010		equivalent	Not available
USD106,200
2011		RUB3,009,000	Not available

2012*		RUB1,500,000	Not available
The audit of 2012 has not been completed yet, the remuneration has not been paid in full.

     1.4. Data on the appraiser of the issuer

1.
Surname, name and patronymic of the appraiser	Ivanov Aleskandr Sergeyevich
full and short corporate names, location of the legal entity which the appraiser carrying out appraisal activities independently entered into a labor contract, TIN, OGRN of such legal entity (for an appraiser working under a labor contract):

Closed Joint Stock Company ROSSIYSKAYA OTSENKA /CJSC ROSSIYSKAYA OTSENKA (CJSC ROSOTSENKA)
TIN 7718112874/KPP 770101001 OGRN:1027700423915
Date of OGRN assignment: November 12, 2002
Legal address: 35 Nizhnyaya Krasnoselskaya Street, bldg 49, Moscow 105066

Information on membership in a self-regulating organization of appraisers:
full name of the self-regulating organization:	Not-Profit Partnership “Self-regulating Organization “National College of Professional Appraisers”
location of the self-regulating organization:

Location of the self-regulating organization of appraisers where the appraiser is a member, contact information: 13 Malaya Ordynka Street, bldg 3, Moscow 119017, Phone/fax: (495) 748-20-12, 951-03-20, email: www.nprko.ru

registration number	No. 00004
date of the appraiser’s registration in the self-regulating organization of appraisers:	December 24, 2007
Phone, fax and email of the appraiser (if available):
info@ru.gt.com. phone/fax (495 775-00-50) 913-16-85
information of the appraiser’s services provided (to be provided) by the appraiser:
Determination of the market value of the securities to be placed

2
Surname, name and patronymic of the appraiser	Dmitriyeva Yelena Borisovna

full and short corporate names, location of the legal entity which the appraiser carrying out appraisal activities independently entered into a labor contract, TIN, OGRN of such legal entity (for an appraiser working under a labor contract):

Closed Joint Stock Company ROSSIYSKAYA OTSENKA /CJSC ROSSIYSKAYA OTSENKA (CJSC ROSOTSENKA)
TIN 7718112874/KPP 770101001 OGRN:1027700423915
Date of OGRN assignment: November 12, 2002
Legal address: 35 Nizhnyaya Krasnoselskaya Street, bldg 49, Moscow 105066

Information on membership in a self-regulating organization of appraisers:
full name of the self-regulating organization:	Not-Profit Partnership “Self-regulating Organization “National College of Professional Appraisers”
location of the self-regulating organization:

Location of the self-regulating organization of appraisers where the appraiser is a member, contact information: 13 Malaya Ordynka Street, bldg 3, Moscow 119017, Phone/fax: (495) 748-20-12, 951-03-20, email: www.nprko.ru

registration number	No. 00933
date of the appraiser’s registration in the self-regulating organization of appraisers:	January 14, 2008
Phone, fax and email of the appraiser (if available):
info@ru.gt.com. phone/fax (495 775-00-50) 913-16-85
information of the appraiser’s services provided (to be provided) by the appraiser:
Determination of the market value of the securities to be placed

     1.5. Data on the advisers of the issuer

     This securities prospectus has not been signed by the financial adviser. The financial adviser has not signed the prospectus of the issuer’s outstanding securities. No other advisers whose involvement is important for acquisition of the issuer’s securities have been engaged.

     1.6. Data on other persons having signed the prospectus

     No other persons have signed the prospectus

     II. Brief data on the scope, period, procedure and conditions of placement for each kind and category (type) of the securities to be placed

     2.1. Kind, category (type) and form of the securities to be placed

Securities type:	shares
Category for shares:	common nonconvertible
Form of the securities to be placed	registered non-documentary

     2.2. Par value of each kind, category (type) and series of the equity securities to be placed

     Par value of the securities to be placed: 0.01 (one hundredth) rubles.

     2.3. Anticipates scope of issue in monetary terms and quantity of equity securities to be placed

Quantity of securities to be placed:	2 500 000 000 000	pcs
Issue amount based on par value:	25 000 000 000	RUB

A part of the Issuer’s placed shares is assumed for placement and subsequent circulation outside the Russian Federation

     2.4. Price (procedure for determination of the price) of the equity securities placement

     Price (prices) or procedure for determination of the price (prices) of the securities placement:

     The price of the securities placement (including to the persons having the preemptive right of their purchase) is 0.041 (forty-one thousandths) rubles per security.
     Price or procedure for placement of the securities to the persons having the preemptive right:
     Price of placement of securities to persons having preemptive right for their acquisition does not differ from the price of securities placement to other persons.

     2.5. Procedure for and period of placement of the equity securities

Date of commencement of placement (or procedure for its determination)

Date of commencement of securities placement among persons having pre-emptive right shall be the first working day following the date of Issuer’s notice to persons having pre-emptive right about ability of its execution.
Date of commencement of securities placement among other persons shall be the first working day following the date of termination of placement among persons having pre-emptive right.

Date of termination of placement (or procedure for its determination)

The date of termination of securities placement among persons having pre-emptive right shall be the last day of the pre-emptive right period to purchase securities being placed, as defined in accordance with the legislation of the Russian Federation and indicated in the notice on the ability to exercise pre-emptive rights.
The date of termination of securities placement among other persons shall be the earliest of the following dates: fifth working day following the date of termination of securities placement among the persons having the pre-emptive right, or the date of placement of the last additionally issued share. The placement period can not be more that one year from the date of registration of this additional share issue.

Method of the securities placement:	Public offering
The Issuer’s shares are placed without an option of their further acquisition outside the Russian Federation including by way of acquisition of foreign securities.

     The Issuer’s shareholders have the pre-emptive right to purchase securities being placed by open subscription in a number pro rata a number of their common registered shares of the Issuer.

Date of making a list of persons having the pre-emptive right:	April 26, 2013

     Other material conditions of the securities placement in the opinion of the issuer:

     Maximum number of shares that a person can acquire when exercising his/her pre-emptive right to purchase securities is pro rata the number of its owned common registered shares of the Issuer, and it is determined by the following formula:

 N = Q x ( 2500000000000/ 10460541337338), where

     N – stands for the maximum number of the securities being placed that may be purchased by such person;

     Q – stands for the number of common non-documentary registered shares of the Issuer owned by the above person as of the date of making a list of persons having the pre-emptive right to purchase the securities being placed;

     2500000000000 – total number of additionally placed securities of the Issuer in accordance with this Prospectus;

     10460541337338 – a number of common registered shares of the Issuer placed on the date of making a decision to increase the charter capital of the Issuer through placement of common non-documentary registered shares.

     Should it be impossible for the shareholder to purchase a whole number of shares in exercising the pre-emptive purchasing right, fractions (fractional shares) are also possible.

     Application for acquisition of the securities to be placed in course of execution of the pre-emptive right (hereinafter - Application) shall be deemed non-submitted to the agent providing the services for securities placement to the Issuer (hereinafter - Broker), in case:

     - the Application does not contain the data that must be contained in it according to the Decision on additional share issue and this Prospectus;

     - required documents are not attached to the Application (have not accompanied the Application) according to this Prospectus;

     - the Application does not enable identification of the person on behalf of which the Application was filed as a person entered in the list of persons having pre-emptive right to purchase additional shares;

     - the Application has been received by the Broker after expiration of the validity term of pre-emptive right;

     - original or a duly notarized copy of the power of attorney or another document confirming legal powers of the representative has not been attached to the Application signed by the authorized representative of the person exercising the pre-emptive purchasing right.

     Should a number of the shares being purchased stated in the Application by the person exercising the pre-emptive purchasing right exceed a maximum number of shares that may be purchased by such person, such person shall be deemed to have exercised his/her pre-emptive right to purchase shares in the number equal to the maximum number of shares that may be purchased by such person.

     Should a number of purchasing shares stated in the Application by the person exercising the pre-emptive right be less than a maximum number of shares that may be purchased by such person, and the payment of which is made by the maturity date, such person shall be deemed to have exercised his/her pre-emptive right to purchase shares in relation to the whole number of paid shares not exceeding the number stated in the Application. In such case, the Application shall be satisfied in relation to the whole number of paid shares.

     Should a number of purchasing shares stated in the Application by the person exercising the pre-emptive right exceed a number of shares the payment of which is made by the maturity date, such person shall be deemed to have exercised his/her pre-emptive right to purchase shares for the whole number of paid shares.

     Should the person exercising the pre-emptive purchasing right file several Applications, these Applications shall be executed in order of precedence and within the maximum number of shares that this person may purchase under his/her pre-emptive right.

     Before expiration of the pre-emptive right period, shares can not be placed in a way other than through exercising the pre-emptive right to purchase securities.

     Summarizing the results of exercising of the pre-emptive purchasing right shall be carried out by the Issuer within 5 (five) calendar days upon expiry of the period of securities placement among persons exercising the pre-emptive right.

     Information about the results of exercising of the pre-emptive right to purchase securities of the Issuer shall be disclosed by way of publication of a Statement on results of exercising of the pre-emptive right on the Interfax newsline, on the Issuer’s web page in the information-telecommunication network Internet ("Internet") provided by Interfax (www.e-disclosure.ru/portal/company.aspx?id=1210) and on the Issuer’s website (ww.vtb.ru) on the day of summarizing results of exercising of the pre-emptive right.

The securities are placed by the issuer engaging professional capital markets participant providing securities placement services to the issuer.

Information on the engaged persons providing the services for the securities placement and/or organization of the securities placement:

Full corporate name:	VTB 24 (closed joint-stock company)
Abbreviated corporate name	VTB 24 (CJSC)
Location	35 Myasnitskaya Street, Moscow 101000
TIN (if applicable)	7710353606
OGRN (if applicable)	1027739207462

     Information on the license for brokerage

number:	No. 077-03219-100000
date of issue:	November 29, 2000
Term of the license	perpetual
License issuing authority	Russian Federal Service on Financial Markets

     Main functions:
- accepting the Applications for exercising of the pre-emptive right to purchase the securities being placed;
- summarizing the information about accepted Applications for exercising of the pre-emptive right to purchase securities and delivering information to the Issuer for preparing the results of exercising of the pre-emptive right;
- delivering the Applications for exercising of the pre-emptive right and related documents to the Issuer immediately upon summarizing of the results of exercising of the pre-emptive right;
- accepting the Offers to purchase the securities being placed;
- registering the Offers submitted to purchase the securities being placed in special offers registers on the date of their receipt, including keeping of such register and its handover to the Issuer immediately upon expiry of Offers submission deadline;
- preliminary assessing the financial standing of securities purchasers in accordance with the regulatory acts of the Bank of Russia and submitting these results to the Issuer;
- delivering responses about acceptance of Offers to purchase the securities being placed (acceptances);
- receiving funds paid for securities from their purchasers and transferring the funds from its bank account to the accumulation account of the Issuer.

There shall be no obligations to purchase securities not placed in due time.

No obligations related to maintaining the prices for the securities to be placed at a certain level after their placement (stabilization including the obligations related to the market maker services exist.

The right for acquisition of additional quantity of the issuer’s placed (outstanding) securities of the same kind, category (type) as the securities to be placed can or cannot be executed depending on the results of the securities placement not available.

     Amount of remuneration:

     RUB3,000,000 (Three million).

     2.6. Procedure for and period of payment for the equity securities.

Securities payment term:

Persons having the pre-emptive right to purchase securities shall pay for the securities within the pre-emptive right period.

Securities being placed among other persons shall be paid for within 5 (Five) working days following the termination date of securities placement among persons having the pre-emptive right.

Securities payment form.	Method of shares payment shall be funds in the currency of the Russian Federation. Securities shall be placed only if they are fully paid.
Procedure for payment of the securities to be placed:

Persons having the pre-emptive right as well as persons who got the response about acceptance of the Offer, shall pay for the securities to the Broker’s account using the following details:

Payee - VTB 24 (CJSC), Moscow;

TPN - 7710353606;

Payee’s account - 30603810500000010188;

Payee’s bank: VTB 24 (CJSC), Moscow;

BIC of the Payee’s Bank - 044525716;

C/acc. 30101810100000000716 with OPERU (Operational Department) of Moscow GTU (Main Territorial Department) of the Bank of Russia

Within 3 (three) working days upon receipt of the funds as payment for securities, the Broker shall transfer them from his/her bank account to the Issuer’s accumulation account.

The Issuer’s accumulation account is the Issuer’s correspondence account No. 30101810700000000187 with OPERU (Operational Department) of Moscow GTU (Main Territorial Department) of the Bank of Russia.

Should the funds for securities payment enter the Broker’s account after expiry of the maturity date specified in this clause, and should the payment be made with violation of conditions specified in this Prospectus, such funds shall be returned within 10 (ten) working days upon filing of the notice on the result of the securities issue.

Should the amount of funds transferred by the purchaser for payment of securities exceed the amount of funds required to pay for the purchased securities, the funds paid in excess shall be returned within 10 (ten) working days upon filing of the notice on the result of the securities issue.

Payment currency:	RUB

     Information on the appraiser (list of possible appraisers) to be engaged for determination of the market value of the property with which the securities to be placed can be paid are contained in Clause 1.4 hereof.

     Information on the possibility of the securities by installment, the amount and the term of each payment
     No possibility of the securities by installment is provided.

     Other material conditions of payments of the securities to be placed in the issuer’s opinion
     No other material conditions of the securities payment by installment is provided.

     2.7. Procedure for and conditions of making agreements in the course of placement of the equity securities

     Procedure for and conditions of making contracts in the course of the securities placement including the form and the method of making contract, the place and the time of making them:

     The Issuer’s shareholders have the pre-emptive right to purchase securities being placed by open subscription in a number pro rata a number of their common registered shares of the Issuer.

     Notice about the ability to exercise the pre-emptive right shall be published by the Issuer on the same day in Rossiiskaya Gazeta, on the Issuer’s web page provided by Interfax (www.e-disclosure.ru/portal/company.aspx?id=1210) and on the Issuer’s website (ww.vtb.ru), as well as on the Interfax newsline.

     Notice about the ability to exercise the pre-emptive right shall contain data about the number of the securities being placed, the price of placement (including the price of placement in case of the exercise of the pre-emptive right to purchase securities), the procedure determining the shares number which any person having the pre-emptive right may acquire, the procedure of submission of an application to the Issuer and the term during which such applications shall be filed to the Issuer (pre-emptive right period).

     Persons included into the list of persons having the pre-emptive right to purchase the securities being placed shall, within the pre-emptive right period have a right to exercise in whole or in part their pre-emptive right by filing with the Broker a written application for purchase of the securities being placed (hereinafter referred to as the "Application"). The application shall be accompanies by a document confirming the payment thereof.

     Applications shall be accepted by the Broker on working days from 9:30 a.m. to 06:00 p.m. local time at all officers of the Broker, specified on its website (www.vtb24.ru).

     The Application shall be signed by the person included into the list of persons having the pre-emptive right to purchase the securities being placed, or by his/her representative accompanied by a document confirming the authority of such authorized representative.

     The Application shall contain the following data:
     - heading “Application to exercise the pre-emptive right”;
     - surname, first name, patronymic (for natural persons) or a corporate name specifying a form of incorporation (for legal entities);
     - permanent address (for natural persons) or location (for legal entities);
     - number of the securities being purchased.

     It is also recommended to include into the Application the following data:
     - postal address;
     - details of a document identifying a natural person or details of state registration certificate of a resident legal entity and its principal state registration number;
     - contact telephone/fax details;
     - details of the personal account in the shareholder register of the Issuer or information about a nominal holder, if shares shall be credited into the register of registered securities to the account of the nominal holder (full corporate name, principal state registration number, name of a state registration authority, date of state registration (registration in the United State Register of Legal Entities), name (type), number and date of a contract for a custody account and name (type), number and date of a contract for inter-depositary relations);
     - details of a bank account for return of funds.
     - for non-residents, a confirmation whether a non-resident is a qualified investors in the country of its location.

     In the cases provided by Regulation No. 338-P of the Bank of Russia dated June 19, 2009 “On the procedure and criteria of assessment of the financial standing of natural persons being founders (participants) of a credit institution” and by Regulation No. 337-P of the Bank of Russia dated June 19, 2009 “On the procedure and criteria of assessment of the financial standing of legal entities being founders (participants) of the credit institution”, corresponding documents shall be enclosed to the Application to assess the financial position of the purchaser (or filed together with the Application within the term of securities placement among the persons having the pre-emptive right). Whereby, should other regulatory acts of the Bank of Russia establishing the procedure and criteria of assessment of the financial standing of the founders (participants) of the credit institution apply as of submission date of these documents by the purchaser, specified documents shall be presented in accordance with the procedures set forth in these regulatory acts.

     Maximum number of shares that a person can acquire in exercising his/her pre-emptive purchasing right is pro rata the number of his/her common registered shares of the Issuer, and it is determined by the following formula:

     N = Q x (2500000000000/ 10460541337338), where

     N – stands for the maximum number of the securities being placed that may be purchased by such person;

     Q – stands for the number of common non-documentary registered shares of the Issuer owned by the above person as of the date of making a list of persons having the pre-emptive right to purchase the securities being placed;

     2500000000000 – total number of additionally placed securities of the Issuer in accordance with this Prospectus;

     10460541337338 – a number of common registered shares of the Issuer placed on the date of making a decision on increase in the authorized capital of the Issuer through placement of common non-documentary registered shares.

     The Application shall be considered unfiled to the Broker in the following cases:

     - the Application does not contain the data that must be contained in it according to the Decision on the additional share issue and this Prospectus;

     - required documents are not attached to the Application (have not accompanied the Application) according to this Prospectus;

     - the Application does not enable identification of the person on behalf of which the Application was filed as a person entered in the list of persons having pre-emptive right to purchase additional shares;

     - the Application has been received by the Broker after expiration of the pre-emptive right period;

     - original or a duly notarized copy of the power of attorney or another document confirming legal powers of the representative has not been attached to the Application signed by the authorized representative of the person exercising the pre-emptive right.

     Shares purchase agreement with the person exercising the pre-emptive purchasing right shall be deemed concluded on the date of receiving by the Issuer (through the Broker) of the Application accompanied by a document confirming the payment thereof.

     Should it be impossible for the shareholder to purchase a whole number of shares in exercising the pre-emptive right, fractions (fractional shares) are also possible.

     Should a number of the shares being purchased stated in the Application by the person exercising the pre-emptive right exceed a maximum number of shares that may be purchased by such person, such person shall be deemed to have exercised his/her pre-emptive right to purchase shares in the number equal to the maximum number of shares that may be purchased by such person.

     Should a number of purchasing shares stated in the Application by the person exercising the pre-emptive right be less than a maximum number of shares that may be purchased by such person, and the payment of which is made by the maturity date, such person shall be deemed to have exercised his/her pre-emptive right to purchase shares in relation to the whole number of paid shares not exceeding the number stated in the Application. In such case, the Application shall be satisfied in relation to the whole number of paid shares.

     Should a number of purchasing shares stated in the Application by the person exercising the pre-emptive right exceed a number of shares the payment of which is made by the maturity date, such person shall be deemed to have exercised his/her pre-emptive right to purchase shares for the whole number of paid shares.

     Should the person exercising the pre-emptive right file several Applications, these Applications shall be executed in order of precedence and within the maximum number of shares that this person may purchase under his/her pre-emptive right.

     Before expiration of the pre-emptive right period, shares can not be placed in a way other than through exercising the pre-emptive right to purchase securities.

     In view of securities placement by open subscription, procedure of concluding contracts for purchase of the securities being placed shall provide for an invitation to an unlimited number of persons to make offers for purchase of the securities being placed.

     Each offer shall contain the consent of the offerer to purchase relevant securities in the quantity stated in the offer and at the placement price, specified (being specified) by the Issuer in accordance with this Prospectus.

     The offer shall be submitted to the broker in writing within 2 (two) business days starting from the date of commencement of placement among other persons. Offers shall be accepted by the Broker on working days from 9:30 a.m. to 06:00 p.m. local time at all officers of the Broker, specified on its website (www.vtb24.ru).

     The Offer shall be singed directly by the offerer or by his/her representative and be accompanied by a document confirming powers of such representative.

     Each Offer shall contain the following data:

     - heading “Offer to purchase common registered shares of VTB Bank (open joint-stock company)”;

     - Surname, first name, patronymic (for natural persons) or a corporate name specifying a form of incorporation (for legal entities);

     - details of a document identifying a natural person or details of state registration certificate of a legal entity and its principal state registration number;

     - permanent address (for natural persons) or location (for legal entities);

     - purchase price and the number of securities being placed that the person making the offer undertakes to purchase at the indicated price;

     - details of the personal account in the shareholder register of the Issuer or information about a nominal holder, if shares shall be enlisted into the register of registered securities to the account of the nominal holder (full corporate name, principal state registration number, name of a state registration authority, date of state registration (registration in the United State Register of Legal Entities), name (type), number and date of a contract for a custody account and name (type), number and date of a contract for inter-depositary relations);

     - details of a bank account for return of funds.

     - for non-residents, a confirmation whether a non-resident is a qualified investor in the country of its location.

     In the cases provided by Regulation No. 338-P of the Bank of Russia dated June 19, 2009 “On the procedure and criteria of assessment of the financial standing of natural persons being founders (participants) of a credit institution” and by Regulation No. 337-P of the Bank of Russia dated June 19, 2009 “On the procedure and criteria of assessment of the financial standing of legal entities being founders (participants) of a credit institution”, corresponding documents shall be enclosed to the Offer to assess the financial position of the purchaser. Whereby, should other regulatory acts of the Bank of Russia establishing the procedure and criteria of assessment of the financial standing of the founders (participants) of the credit institution apply as of submission date of these documents by the purchaser, specified documents shall be presented in accordance with the procedures set forth in these regulatory acts.

     Within the securities placement term set forth in this Prospectus, the Broker shall provide to the offerers to purchase the securities being placed, or their authorized representatives, notification on acceptance of such offers. Notification of acceptance of offers shall be given to the persons defined by the Issuer (represented by the Broker acting on behalf of the Issuer) at its own discretion from the persons who submitted Offers or their authorized representatives.

     Submitted offers to purchase the securities being placed shall be registered in special offers registers on the date of their receipt.

     Procedure for making a credit entry on ledger accounts (depot accounts) of the first owners

     A credit entry on ledger accounts (depot accounts) of the first acquirers is made by the registrar after full payment of the securities being acquired based on the Issuers instruction and the documents being a basis for making an entry to the register of entries on acquisition of securities in accordance with the regulatory acts of the federal executive body related to the securities market.

     Procedure for making a credit entry on ledger accounts (depot accounts) of the first owners at the depositary responsible for centralized storage of such securities
     Does not apply

     Procedure for issue of securities certificates to the first acquirers
     Does not apply

     2.8. Range of potential acquirers of the equity securities to be placed

Range of potential acquirers of the securities to be placed is not limited; the shares are placed by means of open subscription

2.9. Procedure for disclosure of information on placement and results of placement of the equity securities

1) Information about the Issuer’s decision to place securities shall be disclosed by publishing the Material fact statement about certain decisions made by the Issuer’s Board of Directors (Supervisory Board) and the Material fact statement about making a decision on securities placement within the following the date after preparing the minutes of the Issuer’s Supervisory Board meeting where the decision to place the securities was made (or the date when preparation of such minutes is due in accordance with the Russian law):
- on the Interfax newsline (hereinafter referred to as the “Newsline”) - within 1 day;
- on the Issuer’s webpage provided by Interfax (www.e-disclosure.ru/portal/company.aspx?id=1210) and on the Issuer’s website (ww.vtb.ru) (hereinafter jointly referred to as the “website”) - within 2 days.
The material fact statement shall be available on the website for 12 months after expiry of the term established for its publishing on the Internet, or, if it is published on the Internet after such date - for 12 months after its publishing on the Internet.

2) Information about the Issuer’s approval of the decision on the securities additional issue shall be disclosed by publishing the Material fact statement about certain decisions made by the Issuer’s Board of Directors (Supervisory Board) and the Material fact statement about approval of the decision on the securities additional issue within the following date after preparing the minutes of the Issuer’s Supervisory Board meeting where the decision on the securities additional issue was made (or the date when preparation of such minutes is due in accordance with the Russian law):
- on the Newsline - within 1 day;
- on the Website - within 2 days;
The material fact statement shall be available on the website for 12 months after expiry of the term established for its publishing on the Internet, or, if it is published on the Internet after such date - for 12 months after its publishing on the Internet.

3) Information about the state registration of the securities additional issue shall be disclosed by publishing the Material fact statement about the state registration of the securities issue (additional issue) within the following time after the date of publishing the information on the state registration of the Issuer’s securities additional issue on the registration authority’s website, or the date of receiving by the Issuer of a written notice of securities additional issue state registration from the registration authority by mail, fax, e-mail, or delivery by hand, whichever comes first.
- on the Newsline - within 1 day;
- on the Website - within 2 days;
The material fact statement shall be available on the website for 12 months after expiry of the term established for its publishing on the Internet, or, if it is published on the Internet after such date - for 12 months after its publishing on the Internet.

4) Information at the stage of state registration of the securities additional issue shall be disclosed by the Issuer by publishing a registered decision on the securities additional issue and a registered prospectus on the website within 2 days after the date of publishing the information on the state registration of the Issuer’s securities additional issue on the registration authority’s website, or the date of receiving by the Issuer of a written notice of securities additional issue state registration from the registration authority by mail, fax, e-mail, or delivery by hand, whichever comes first.
The text of a registered decision on the securities issue (additional issue) shall be available on the website after the date of expiry of the term established for its publishing on the Internet, or, if it is published on the Internet after such date - after its publishing on the Internet and until all securities of this additional issue are redeemed.
The text of the registered prospectus shall be available on the website after the date of expiry of the term established for its publishing on the Internet, or, if it is published on the Internet after such date - after its publishing on the Internet and for at least 5 years after publishing on the Internet of the notice of securities additional issue results submitted to the registration authority.

5) Information about the intent to submit a notification on results of securities additional issue shall be disclosed by the Issuer on the Newsline or on the Website before securities placement begins.

6) Information about beginning of securities placement shall be disclosed by publishing the Material fact statement about beginning of securities placement within the following time after the date when securities placement begins:
- on the Newsline - within 1 day;
- on the Website - within 2 days;
The material fact statement shall be available on the website for 12 months after expiry of the term established for its publishing on the Internet, or, if it is published on the Internet after such date - for 12 months after its publishing on the Internet.

7) Information about the results of exercising of the pre-emptive right to purchase securities being placed shall be disclosed by way of publication of a Statement on results of exercising of the pre-emptive right on the Newsline and the Website on the day of summarizing results of exercising of the pre-emptive right.

8) Information about suspension of securities placement shall be disclosed by publishing the Statement about suspension of securities placement within the following time after the date of preparing the minutes (or the date when preparation of such minutes is due in accordance with the Russian law) of the Issuer’s Supervisory Board meeting where the decision was made to amend the decision on the securities additional issue an/or the prospectus, and in case of changing terms and conditions established in the decision on securities placement, - the date of preparing the minutes (or the date when preparation of such minutes is due in accordance with the Russian law) of the Issuer’s Supervisory Board meeting where the decision was made to change such terms and conditions, or the date of receiving by the Issuer of a written request (order, decision) from an authorized agency asking for suspension of securities placement by mail, fax, e-mail, or delivery by hand, whichever comes first:
- on the Newsline - within 1 day;
- on the Website - within 2 days;
The statement shall be available on the website for 12 months after expiry of the term established for its publishing on the Internet, or, if it is published on the Internet after such date - for 12 months after its publishing on the Internet.

9) Information about resumption of securities placement shall be disclosed by publishing the Statement about resumption of securities placement within the following time after the date of publishing the information on registration of amendments to the decision on the securities additional issue and/or the prospectus, or the refusal to register such amendments on the registration authority’s website or receiving by the Issuer of a written notice from the registration authority on registration of amendments to the decision on the securities additional issue and/ or the prospectus or a refusal to register such amendments, or a written notice (order, decision) from an authorized agency on resumption of securities placement (cessation of grounds for suspension of securities placement) by mail, fax, e-mail, or delivery by hand, whichever comes first:
- on the Newsline - within 1 day;
- on the Website - within 2 days;
The statement shall be available on the website for 12 months after expiry of the term established for its publishing on the Internet, or, if it is published on the Internet after such date - for 12 months after its publishing on the Internet.

10) If securities placement is suspended pursuant to a decision of a registration authority, information about suspension of the securities issue shall be disclosed by publishing the Material fact statement about the suspension of the Issuer’s securities issue within the following time after the date of publishing the information on the suspension of the Issuer’s securities additional issue on the registration authority’s website, or the date of receiving by the Issuer of a written notice of the suspension of the securities additional issue from the registration authority by mail, fax, e-mail, or delivery by hand, whichever comes first.
- on the Newsline - within 1 day;
- on the Website - within 2 days;
The material fact statement shall be available on the website for 12 months after expiry of the term established for its publishing on the Internet, or, if it is published on the Internet after such date - for 12 months after its publishing on the Internet.

11) If securities placement is suspended pursuant to a decision of a registration authority, information about resumption of the securities issue shall be disclosed by publishing the Material fact statement about the resumption of the Issuer’s securities issue within the following time after the date of publishing the information on the resumption of the Issuer’s securities additional issue on the registration authority’s website, or the date of receiving by the Issuer of a written notice of the resumption of the securities additional issue from the registration authority by mail, fax, e-mail, or delivery by hand, whichever comes first.
- on the Newsline - within 1 day;
- on the Website - within 2 days;
The material fact statement shall be available on the website for 12 months after expiry of the term established for its publishing on the Internet, or, if it is published on the Internet after such date - for 12 months after its publishing on the Internet.
     No resumption of securities placement shall be allowed before publishing of the statement about resumption of securities placement on the Newsline or on the Website.

12) In case of registration of amendments to the decision on the securities issue (additional issue) and / or the prospectus, the Issuer shall disclose the information by publishing a text of registered amendments to the decision on the securities issue (additional issue) and/or the prospectus on the Website within 2 days after the date of publishing the information on the registration of such amendments on the registration authority’s website, or the date of receiving by the Issuer of a written notice, from the registration authority, on registration of such amendments, by mail, fax, e-mail, or delivery by hand, whichever comes first.
The text of registered amendments to the decision on the securities issue (additional issue) shall be available on the website after the date of expiry of the term established for its publishing on the Internet, or, if it is published on the Internet after such date - after its publishing on the Internet and until expiry of the term established for making the text on the registered decision on securities issue (additional issue) available on the Internet.
The text of registered amendments to the prospectus shall be available on the website after the date of expiry of the term established for its publishing on the Internet, or, if it is published on the Internet after such date - after its publishing on the Internet and until expiry of the term established for making the text on the registered prospectus available on the Internet.

13) Information about completion of securities placement shall be disclosed by publishing the Material fact statement about completion of securities placement within the following time after the date when securities placement is complete:
- on the Newsline - within 1 day;
- on the Website - within 2 days;
The material fact statement shall be available on the website for 12 months after expiry of the term established for its publishing on the Internet, or, if it is published on the Internet after such date - for 12 months after its publishing on the Internet.

14) Information about submitting to the registration authority of a notification on results of the securities additional issue shall be disclosed by publishing the Material fact statement about submitting to the registration authority of a notification on results of the securities issue (additional issue) within the following time after the date of submitting / sending such notification to the registration authority:
- on the Newsline - within 1 day;
- on the Website - within 2 days;
The material fact statement shall be available on the website for 12 months after expiry of the term established for its publishing on the Internet, or, if it is published on the Internet after such date - for 12 months after its publishing on the Internet.

15) Information about submitting to the registration authority of a notice of results of the securities additional issue shall be disclosed by the Issuer also by publishing the text of the notice of results of the securities issue (additional issue) submitted to the registration authority, on the Website within 2 days after the date of submitting / sending such notice to the registration authority.
The text of the notice of results of the securities additional issue submitted to the registration authority shall be available on the Website for at least 12 months after the date of expiry of the term established for its publishing on the Internet, or, if it is published on the Internet after such date - after the date of its publishing on the Internet.

16) Information about failure of the securities additional issue shall be disclosed by publishing the Material fact statement about failure of the securities issue (additional issue) within the following time after the date of publishing the information on failure of the Issuer’s securities additional issue on the registration authority’s website, or the date of receiving by the Issuer of a written notice of failure of securities additional issue from the registration authority, by mail, fax, e-mail, or delivery by hand, whichever comes first.
- on the Newsline - within 1 day;
- on the Website - within 2 days;
The material fact statement shall be available on the website for 12 months after expiry of the term established for its publishing on the Internet, or, if it is published on the Internet after such date - for 12 months after its publishing on the Internet.

17) Information about invalidation of the securities additional issue shall be disclosed by publishing the Material fact statement about invalidation of the securities issue (additional issue) within the following time after the date of receiving by the Issuer (date of entering into legal force) of a judicial act (decision, ruling, resolution) on invalidation of the securities additional issue that has entered into legal force:
- on the Newsline - within 1 day;
- on the Website - within 2 days;
The material fact statement shall be available on the website for 12 months after expiry of the term established for its publishing on the Internet, or, if it is published on the Internet after such date - for 12 months after its publishing on the Internet.

18) The Issuer shall disclose information in the form of quarterly reports and material fact statements.

Information in the form of a quarterly report shall be disclosed by the Issuer by publishing the quarterly report on the Internet within 45 days after the end of a respective quarter. The quarterly report shall be available on the Website for 5 years after expiry of the term established for its publishing on the Internet, or, if it is published on the Internet after such date - for 5 years after its publishing on the Internet.
The Issuer shall disclose information in the form of a material fact statement within the following time after such material fact occurs:
- on the Newsline - within 1 day;
- on the Website - within 2 days;
The material fact statement shall be available on the website for 12 months after expiry of the term established for its publishing on the Internet, or, if it is published on the Internet after such date - for 12 months after its publishing on the Internet.

     The Issuer shall provide access for any interested person to the information contained in each statement including each material fact statement published by the Issuer in accordance with the Regulation for information disclosure by securities’ issuers approved by the Russian Federal Service on Financial Markets, and in the registered decision on the securities additional issue, prospectus and alterations thereto, the notice of results of the securities additional issue, the quarterly report, consolidated financial statements, notice on ability to exercise a pre-emptive right, other documents mandatory disclosure of which is stipulated by Chapters VIII and X of the Regulation for information disclosure by securities’ issuers approved by the Russian Federal Service on Financial Markets, by keeping their copies at the address of the Issuer’s standing executive body, and until the end of securities placement - also at places specified in the Issuer’s advertisements on securities placement.

     The Issuer shall, upon request of an interested person, present a copy of a notice of pre-emptive right for a fee not exceeding the cost of such copy preparation, within 7 days after receiving (making) such request.

     If, at the moment of event that should be disclosed by the Issuer pursuant to the effective federal law and regulatory legal acts of the federal executive body for the securities market, the procedure and/or term of information disclosure turn out to be different from the procedure and the term set forth in this Prospectus, then information about such event shall be disclosed in accordance with the procedure and term stipulated by the effective federal law and regulatory legal acts of the federal executive body for the securities market, effective as of the date of event.

     Procedure of disclosing information about the results of exercising of the pre-emptive purchasing right

     Information about the results of exercising of the pre-emptive purchasing right of the Issuer’s securities shall be disclosed by way of publication of a Statement on results of exercising of the preemptive right on the Newsline and the Website on the day of summarizing results of exercising of the preemptive right.

     III. Main information on the financial and economic status of the issuer

3.1. Financial and economic performance of the issuer for the last 5 completed fiscal years or for each completed fiscal year if the issuer has been involved in business for less than 5 years and for the last completed reporting period before the date of approval of the prospectus:

as of April 1, 2013

Line No.	Index	January 1, 2009	January 1, 2010	January 1, 2011	January 1, 2012	January 1, 2013	April 1, 2013
1	2	3	4	5	6	7	8
1.	Authorized capital, RUB’000	67,241,385	104,605,413	104,605,413	104,605,413	104,605,413	104,605,413
2.	Equity (capital), RUB’000	397,070,541	565,162,979	529,659,300	443,274,868	539,198,358	533,392,686
3.	Net profit (uncovered loss), RUB’000	26,894,373	23,751,846	43,342,824	24,405,981	18,095,755	1,403,159
4.	Return on assets, %	1.4	0.9	1,7	0.7	0.4	0.1
5.	Return on capital, %	9,2	5,5	7.2	3.9	2.9	0.9
6.	Raised funds: (loans, deposits, client accounts, etc.), RUB’000	2,155,115,244	2,058,083,214	2,126,415,393	3,472,610,212	3,600,127,344	3,698,937,187

     Methods for calculation of the parameters

     The equity funds (regulatory capital) are calculated in accordance with Regulation on the Methods for Determination of the Equity Funds (Capital) of Credit Institutions No. 215-P of the Bank of Russia dd. February 10, 2003 and are specified in accordance with the data of f. 0409808

     Net income, raised funds and other parameters in this sections are specified in accordance with f. 0409806, 0409807, unless otherwise indicated.

     The return on capital (ROE, % per annum) is calculated as proportion to the average monthly capital (calculated using the data of f. 0409806, 0409807).

     The return on assets (ROA, % per annum) is calculated as proportion to the average monthly value of the assets (calculated using the data of f. 0409806, 0409807).

     The additional parameters characterizing the financial and economic activities of the issuer
     No

     Methods for calculation of additional parameters
     No

     Analysis of the financial and economic activities of the issuer based on the economic analysis of the shown parameters dynamics

     In 2007 through 2009 JSC VTB Bank was extending its business and enlarging the operations scopes. Starting from 2010 JSC VTB Bank has been concentrate on improvement of the business shifting the focus from the quantitative growth parameters.

     Raised funds of JSC VTB Bank (according to form 0409806) in the period from January 1, 2009 to January 1, 2011 decreased by RUB28.7 billion and were equal to RUB2,126 billion. In 2011 the raised funds of JSC VTB Bank grew by RUB1,346 billion and reached RUB3,473 billion due to the term deposits of legal entities and banks. In 2012 raised funds of the Bank increased by RUB127.5 billion and were equal to RUB3,600.1 billion as of January 1, 2013, mainly due to issue of the own securities. In the first quarter of 2013 raised funds of the Bank increased by RUB98.8 billion and were equal to RUB3,698.9 billion as of April 1, 2013, mainly due to raising the funds of the Bank of Russia.

     The financial result of JSC VTB Bank activities (net profit) in 2008 and 2009 was equal to RUB26.9 billion and RUB23.8 billion, accordingly. The financial result of 2011 was equal to RUB24.4 billion which is lower than the similar value of 2010 equal to RUB43.3 billion. The change in the financial result in 2011 is caused mainly by recording of operations with volatile sources in the current negative market conditions and well as the costs related to acquisition of JSC VTB Bank North-West.

     In 2012 the financial results of activities of JSC VTB Bank was RUB18.1 billion which is RUB6.3 billion lower than in 2011. The change in the financial result is caused mainly by growth of the interest expenses on the funds of the clients being legal entities or banks related both to increase in the average weighted rates and the scopes. At the same time the interest and fee income in 2012 was RUB246.0 billion which is 16.2% higher than the similar value of the previous year (RUB211.8 billion).

     In the first quarter of 2013 the financial result of activities of JSC VTB Bank was RUB1.4 billion vs. RUB9.4 billion in the corresponding period of the previous year. the change in the financial result is caused mainly by establishment of additional provisions on the number of non-core assets in accordance with the requirements of the bank of Russia (Regulation No. 283-P). At the same time the interest and fee income in the first quarter of 2013 was RUB67.0 billion which is 12.8% higher than the similar value of the previous year (RUB59.4 billion).

     Provisions for possible losses on the clients’ loans were 5.7% to the client loan portfolio as of January 1, 2013 (as of January 1, 2012 - 5.9%) and 4.1% to the total loan portfolio taking into consideration interbank loans (as of January 1, 2012 - 4.2%). In provisions for the client loan portfolio were established in the amount of RUB5.8 billion in absolute terms; in the similar period of the previous year - RUB17.2 billion.

     Provisions for possible losses on the clients’ loans were 5.5% to the client loan portfolio as of April 1, 2013 and 4.1% to the total loan portfolio taking into consideration interbank loans. In the first quarter of 2013 provisions for the client loan portfolio were established in the amount of RUB4.4 billion in absolute terms; in the similar period of the previous year - RUB3.3 billion.

     Overdue debts on the client loan portfolio of the Bank in 2012 grew by RUB7.8 billion and amounted to RUB107.5 billion as of January 1, 2013 ( as of January 1, 2012 - RUB99.6 billion). Written-off bad debts amounted to RUB3.1 billion in 2012. Overdue debts on the client loan portfolio of the Bank in the first quarter of 2013 grew by RUB1.2 billion and amounted to RUB108.7 billion as of April 1, 2013. Written-off bad debts amounted to RUB0.7 billion in the first quarter of 2013.

January 1, 2009	January 1, 2010	January 1, 2011	January 1, 2012	01. 01.2013	01. 04.2013
1	2	3	4	5	6	7
Provisions on loans / total loan portfolio		1.6%	4.7%	5.3%	4.2%	4.1%	4.1%
Overdue debt share in the total loan portfolio		1.5%	4.4%	5.4%	3.5%	3.7%	3.8%

     In 2012 the return on capital was 2.9% per annum (3.9% per annum in 2011). In the first quarter of 2013 the return on capital was 0.9% per annum (6.0% per annum in the similar period of the previous year).

     The equity (regulatory capital) of the Bank as of January 1, 2013 was RUB539.2 (as of January 1, 2012 - RUB446.7 billion), the capital adequacy ratio (H1) as of January 1, 2013 was 14.4% (as of January 1, 2012 - 11.0%).

     The Bank’s equity(regulatory capital) as of April 1, 2013 was RUB533.4 billion, the capital adequacy ratio (H1) was 13.17%. Taking into consideration the demand for debt instruments, in 2012 perpetual bonds were placed for the first time for the amount of USD2.25 billion at 9.5%; the placement provides for early repayment in 10.5 years. The debut placement of the new hybrid instrument providing for high yield in Russia makes it possible to increase the regulatory capital amount of the Bank without dilution of the shareholders’ interests and the standard indicators.

     In 2012 the Bank continued using the domestic bond market as a stable source of raising borrowed resources and placed RUB bonds of series БO-07, БO-03, БO-04, БO-08, БO-19 and БO-20 with the total par value of RUB60 billion and the term of 3 years.

     In the fourth quarter of 2012 VTB sold 20% of shares of OJSC Metalloinvest HC, a leading producer and supplier of iron ore raw materials.

     In January 2013 having taken the advantage of the financial markets situation, the Bank successfully placed an issue of RUB bonds of series БO-21 and БO-22 with the total par value of RUB30 billion for 3 years at the coupon rate of 8.15% and 7.9% per annum, accordingly.

     VTB Bank was the first Russian bank to take part in the new mechanism for refinancing of the Bank of Russia and made a transaction for raising a loan secured by gold species. In March of the current year BTV provided to the bank of Russia 100 gold species with the total weight of 1.2 tonnes to secure the loan to the bank. VTB was provided a facility with the limit of up to RUB 1.6 billion.

     In March of the current year VTB Group made an investment transaction for acquisition of 100% of Tele2 Russia from the Swedish Tele2 AB. The transaction amount was USD2.4 billion. for 100% of the share capital of Tele2 Russia and USD1.15 billion of the net debt.

     In April 2013 VTB Group made a transaction for sales of 7.96% interest in Otkritie Financial Corporation.

     In addition, in March 2013 an agreement was signed for raising a syndicated loan for USD2 billion. This transaction became the largest syndicated loan raised by a Russian financial institution since 2011. The loan was granted for 3 years and shall be repaid as a lump sum. The interest rate on the loan is equal to LIBOR plus 1.5% per annum. The loan funds will be used for the general corporate purposes.

     3.2. Market capitalization of the issuer

     The information on market capitalization of the issuer for the last 5 completed fiscal years or for each completed fiscal year if the issuer has been involved in business for less than 5 years and for the ending date of the last completed reporting period before the date of approval of the prospectus:

Date	Trade organizer	Individual State Registration	Quantity of shares	Market price of a share	Market capitalization (gr.4*gr.5)
					RUB’000
1	2	3	4	5	6
January 1, 2008	CJSC MICEX Stock Exchange	10401000B	6,724,138,509,019	0.1259	846,569,038
January 1, 2009	CJSC MICEX Stock Exchange	10401000B	6,724,138,509,019	0.0334	224,586,226
January 1, 2010	CJSC MICEX Stock Exchange	10401000B	10,460,541,337,338	0.0696	728,053,677
January 1, 2011	CJSC MICEX Stock Exchange	10401000B	10,460,541,337,338	0.1006	1,052,330,459
January 1, 2012	CJSC MICEX Stock Exchange	10401000B	10,460,541,337,338	0.05838	610,686,403
January 1, 2013	CJSC MICEX Stock Exchange	10401000B	10,460,541,337,338	0.05378	562,567,913

     Methods for determination of the market price of a share

     According to the information of CJSC MICEX Stock Exchange as of January 1, 2013, market capitalization of the shares of JSC VTB Bank was RUB562,567,913,000
     The market share is determined in the course of trading arranged by the trade organizer on the securities market. The Bank’s shares are admitted for circulation by the following trade organizer: integrated exchange Closed Joint-Stock Company MICEX Stock Exchange – quotation list B.
     Market capitalization is calculated by the trade organizer CJSC MICEX Stock Exchange. Daily capitalization is calculated as a product of the total quantity of the issuer’s outstanding shares of the corresponding category (type) and the average weighted price determined for all the market transactions made during the trading day.

in case the average weighted price for the day is not calculated, the market share calculated in accordance with the requirements of Order No. 10-65/∏з-H of the Russian Federal Service on Financial Markets dd. November 9, 2010. Additional information on the market capitalization is given on the website of CJSC MICEX Stock Exchange at the address: www.rts.micex.ru.

     3.3. Obligations of the issuer

     3.3.1. Borrowed funds and accounts payable

     Information on the total amount of the issuer’s borrowed funds and the total amount of overdue debt on the borrowed funds for the last 5 completed financial years or for each completed financial year, if the operating period of the issuer has been less or equal to 5 years as of the ending date of each completed fiscal year:

					(RUB’000)
Index	January 1, 2009	January 1, 2010	January 1, 2011	January 1, 2012	January 1, 2013
1	2	3	4	5	6
Total amount of borrowed funds	1,288,385,241	918,950,965*	856,516,596	1,486,944,030*	1,672,727,985*
Total amount of overdue debt	0*	0*	0*	0*	0*

* - the indices are calculated using the methods established starting from January 1, 2012 in accordance with Order on Approval of the Regulation on Disclosure of Information by Issuers of Equity Securities No. 11-46/ ∏з-H of the Russian Federal Service on Financial Markets d. October 4, 2011.

     Structure of the issuer's borrowed funds for the last completed financial year and the last completed accounting period prior to the date of the Prospectus for Securities Issue approval:
     Structure of the issuer's borrowed funds for the last completed financial year and the last completed accounting period prior to the date of the Prospectus for Securities Issue approval:

S/N	Index	as of January 1, 2013 RUB’000	As of April 1, 2013 RUB’000
1	2	3	4
1	Loans and deposits received from the Bank of Russia	100,000,000	101,000,000
2	including overdue ones	0	0
3	Loans and deposits received from credit institutions	913,473,928	889,842,519
4	including overdue ones	0	0
5	Loans and deposits received from non-resident banks	254,571,585	265,202,289
6	including overdue ones	0	0
7	Settlements with clients on factoring and forfeiting transactions	398	935,640
8	Settlements with currency and stock exchanges	0	0
9	including overdue ones	0	0
10	Debt on issued securities	404,682,074	430,242,278
11	including overdue one	0	0
12	Total	1,672,727,985	1,687,222,726
13	including overdue one	0	0

     Information on the total amount of the issuer’s accounts payable and the total amount of overdue accounts payable for the last 5 completed financial years or for each completed financial year, if the operating period of the issuer has been less or equal to 5 years as of the ending date of each completed fiscal year:

Index	January 1, 2009, RUB’000	January 1, 2010, RUB’000	January 1, 2011, RUB’000	January 1, 2012, RUB’000	January 1, 2013, RUB’000
1	3	4	5	6	7
Total amount of accounts payable	13,345,136*	14,765,603	6,685,129*	28,545,864	14,783,629
Total amount of overdue accounts payable	46,409	0*	0*	0	0

     Structure of the Issuer's accounts payable for the last completed financial year and the last completed accounting period prior to the date of the Prospectus for Securities Issue approval:

S/N	Index	as of January 1, 2013 RUB’000	As of April 1, 2013 RUB’000
1	2	3	4
1	Settlements with respect of taxes and levies	217,659	282,151
2	Payables to employees including settlements with employees in respect of remuneration of labour and imprest accounts	385	49,753
3	Settlements with suppliers and buyers	36,916	40,855
4	Settlements with regard to trust management	0	0
5	Other accounts payable	14,528,669	19,070,764
6	including overdue one	0	0
7	Total	14,783,629	19,443,523
8	including overdue one	0	0

     Reasons for non-fulfillment and consequences which have occurred or may occur in the future for the issuer as a result of non-fulfillment of obligations, including the sanctions imposed on the issuer and the term (assumed term) of the overdue accounts payable repayment:
     No.

     Information on creditors to which at least 10 percent to the total amount of the accounts payable or at least 10 percent to the total amount of the borrowed funds (long-term and short-term) refer in the structure of the issuer’s accounts payable for the last completed reporting period before the date of the prospectus approval:

Information on creditors to which at least 10 percent to the total amount of the accounts payable refer:
     As of April 1, 2013 there were no loans to which at least 10 percent referred

Information on creditors to which at least 10 percent to the total amount of the borrowed funds (long-term and short-term) refer:

1.
Full corporate name of the legal entity (for a non profit organization - the name)	VTB 24 (closed joint-stock company)
Abbreviated corporate name of the legal entity (for a commercial organization)	VTB 24 (CJSC)
Location of the legal entity	35 Myasnitskaya Street, Moscow 101000
TIN (tax payer number) of the legal entity (if any)	7710353606
OGRN (primary state registration number) of the legal entity (if any)	1027739207462
surname, name and patronymic (for an individual)	-
debt amount, RUB’000	374,648,602	RUB’000
amount and conditions of the overdue debt	-

This lender is affiliated with the issuer:

interest of the issuer in the authorized capital of the affiliate being a business	100%
company
Fraction of common shares of the affiliate, held by the issuer:	100%
Interest of the affiliate in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the affiliate:	0%
positions held by the affiliate being an individual in the issuer, organizations controlled by it and being of material significance for it, the main (parent) company, and the management company no

2.
Full corporate name of the legal entity (for a non profit organization - the name)	State Corporation Bank for Development and Foreign Economic Affairs (Vnesheconombank)
Abbreviated corporate name of the legal entity (for a commercial organization)	Vnesheconombank
Location of the legal entity	9 Akademika Sakharova Prospekt, Moscow 107996
TIN (tax payer number) of the legal entity (if any)	7750004150
OGRN (primary state registration number) of the legal entity (if any)	1077711000102
surname, name and patronymic (for an individual)	-
debt amount	288,660,000	RUB’000
amount and conditions of the overdue debt	-
This lender is not affiliated with the issuer.

     The information on meeting the standards of mandatory provisions established by the Central Bank of the Russian Federation (facts on insufficient contributions to the mandatory provisions, non-fulfillment of obligations for mandatory provisions averaging) and on presence (absence) of fines for violation of the mandatory provisions standards is disclosed for the last 12 months (reporting periods) preceding the month in which the securities prospectus is approved.

Reporting period	Amount of missing contributions to the mandatory provisions, RUB	Amount of the non- fulfilled obligation for averaging of mandatory provisions, RUB	Amount of fine for violation of the mandatory provisions standard, RUB
1	2	3	4
April 01, 2013	0	0	0
for the last 12 months
April 2012	128,000,000.00	0	55,956.00 *
May 2012	0	0	0
June 2012	0	0	0
July 2012	0	0	0
August 2012	0	0	0
September 2012	0	0	0
October 2012	0	0	0
November 2012	0	0	0
December 2012	0	0	0
January 2013	0	0	0
February 2013	0	0	0
March 2013	0	0	0
*Fine in the total amount of RUB175,991.00 paid in June 2012.

Information on presence/absence of unpaid fines for violation of the procedure for mandatory provisions:
No unpaid fines.

     3.3.2. Credit history of the issuer

     There are no obligations for which the principal debt amount is 5 or more percent to the balance sheet value of the assets for the last 5 completed fiscal years and as of the date of the last completed reporting quarter.

     3.3.3. Obligations of the issuer from the collateral provided to third parties

     Information on obligations of the issuer resulting from the collateral provided to third parties as of the ending date of each of the 5 last completed fiscal years or as of the ending date of each completed fiscal year if the issuer has been functioning for less than 5 years and as of the ending date of the last completed reporting period before the date of the prospectus approval:

S/N	Index	As of January 1, 2009 RUB’000	As of January 1, 2010 RUB’000	As of January 1, 2011 RUB’000	As of January 1, 2012 RUB’000	As of January 1, 2013 RUB’000	As of April 1, 2013 RUB’000
1	2	3	4	5	6	7	8
1	Total amount of obligations of the issuer resulting from the collateral provided by it	182,533,666	153,392,408	148,952,280	426,216,095	434,629,067	409,940,761
2	Total amount of third parties’ obligations on which the issuer provided collateral including:	10,000,000	18,355,068	-	103,607,456	71,071,317	10,000,000
	in the form of pledge or surety taking into consideration limited liability of the issuer on such obligation of a third party determined based on the collateral conditions and the actual balance of the debt on the third party’s obligation	10,000,000	18,355,068	-	103,607,456	71,071,317	10,000,000
3	Total amount of obligations resulting from the collateral provided by the issuer in the form of a bank guarantee	165,854,896	129,718,393	136,927,825	307,106,065	344,948,031	363,757,970
4	Total amount of third parties’ obligations on which the issuer provided collateral in the form of a bank guarantee	165,854,896	129,718,393	136,927,825	307,106,065	344,948,031	363,757,970

     Information on each obligation of the issuer resulting from the collateral provided within the last completed reporting period till the date of the prospectus approval which refers to at least 5 percent to the balance sheet value of the issuer’s assets as of the ending date of the last completed reporting period (quarter, year) preceding to providing the collateral:

     There are no obligations resulting from the collateral provided to third parties including in the form of a pledge, surety and/or bank guarantee which refers to at least 5 percent to the balance sheet value of the assets.

     Assessment of risk of non-fulfillment or undue fulfillment of the secured obligations by third parties with indication of the factors which may result in such non-fulfillment or undue fulfillment and the probability of such factors

     There are no obligations resulting from the collateral provided to third parties including in the form of a pledge, surety and/or bank guarantee which refers to at least 5 percent to the balance sheet value of the assets.

     3.3.4. Other obligations of the issuer

     Agreement of the issuer including time transactions not fixed in its accounting (financial) statements which may significantly impact the issuer’s financial status, its liquidity, sources of financing and conditions of their use as well as results of the activities and expenses:
     No

     3.4. Aims of issue and areas of using the funds received as a result of equity securities placement

Aims of issue and areas of using the funds received as a result of securities placement

     The aim of issuing common shares of JSC VTB Bank is accumulation of equity (capital) to provide for the Bank’s current activities. The funds received as a result of placement will be used for extension of the Bank’s active operations including for development of operations for financing legal entities

     3.5. Risks related to acquisition of the equity securities to be placed

     3.5.1. Credit risk

     Credit risk is determined by JSC VTB Bank as occurrence of losses as a result of non-fulfillment, untimely or incomplete fulfillment of a debtor’s financial obligations to JSC VTB Bank in accordance with the agreement conditions. Credit risk is taken on credit operations of JSC VTB Bank with all counterparties (corporate clients, financial institutions) including various types of lending, provision of guarantees, confirmation of letters of credit, purchase of debt securities, investments in the acquired rights of claim, operations for granting loans in gold and securities, financial assets sales (purchase) transactions with a deferred payment (delivery of financial assets).

     Credit risk has the largest weight among all the risks taken by JSC VTB Bank in the course of its banking activities. JSC VTB Bank manages credit risks in the following areas:

     - establishment of limits for operations in order to limit the credit risk (credit limits are established for borrowers/counterparties, groups of related borrowers, limits of credit risk with a breakdown by country/industry/region, limits for operations with debt securities, etc.);

     - control over the level of concentration of credit risks taken by JSC VTB bank for certain borrowers (groups of related borrowers), industries, countries, regions, client segments, kinds of lending products;

     - forming collateral on the credit operations;

     - establishment of the cost conditions for the operations made taking into consideration the risks on them;

     - continuous monitoring of the level of risks taken and preparation of the corresponding management reporting for the Credit Committee, management of JSC VTB Bank and the interested divisions;

     - evaluation of the regulatory and economic capital required to cover the risks taken on the operations carried out by JSC VTB Bank;

     - continuous internal control by an independent division over observance of the requirements of the standard documents regulating the order of performing operations and the procedures for risk assessment and risk management.

     The principles of management of the credit risk taken by JSC VTB Bank are based on the requirements of the Bank of Russia, recommendations of the Basel Committee on Banking Supervision and the generally accepted international standards of credit risk management in banking business and include:

     - principle of consistency and integrity provide for application of the system approach to risk management of both the loan portfolio of BTV Bank in general and certain operations with certain borrowers/counterparties (group of related borrowers/counterparties);

     - principle of methodological uniformity which implies use of the uniform methodology adequate to the nature and scale of the operations performed in JSC VTB Bank for identification and quantitative assessment of the credit risk;

     - principle of control over distribution and delegation of authorities implies balanced combination of centralized and decentralized decision-making for performing operations related to taking credit risk;

     - principle of secured transactions which usually implies requirements of JSC VTB Bank to clients for providing collateral in order to cover credit risk on the transactions.

     With regard to organization of the credit risk management system JSC VTB Bank meets the recommendations of the Bank of Russia and Basel Committee for Banking Supervision:

     - analysis and monitoring of risks taken by JSC VTB Bank performed by an independent division;

     - organizational procedures for credit risk management, applied methods for risk assessment, structure of limits on taking risks and their actual values are determined by the internal regulations or resolutions of the collective bodies of JSC VTB Bank in accordance with their powers;

     - management reporting on the status of risks taken by JSC VTB Bank is regularly prepared and submitted for review to the management of JSC VTB Bank;

     - internal control over observance of the internal regulations’ requirements to credit risk management by the divisions of JSC VTB Bank.

     The main tool of limiting and control over the credit risk taken by JSC VTB Bank is the system of credit limits. The following types of limits on credit risks are established:

     - limits restricting the powers of the collective bodies and the officers for taking decisions on transactions implying credit risks;

     - limits restricting concentration of credit risks taken by JSC VTB bank (by industry, region of the Russian Federation, group of foreign countries, major clients, loan terms, borrower’s rating);

     - limits restricting the level of risk on a certain client (group of related clients). These limits include individual limits, limits on certain transactions and other limits.

     Limits on operations with clients differ depending on the type of operations performed within their scope:

     - corporate clients/executive bodies/medium clients and small business companies can be set credit limits (including sublimits on various types of credit operations/ target purpose) we well as operations with debt securities (including sublimits on marketable and non-marketable securities) and the documentary limits;

     - banking credit institutions/financial institutions are set deposit limits (including sublimits: overdraft, nostro, providing funds), conversion limits (including sublimits: gross, delivery), limits on derivatives (including sublimits: commodities, foreign currency and precious metals, interest rate, securities), limits on operations with debt securities (including sublimits on marketable and non-marketable securities) and documentary limits.

     Along with the listed internal credit risk limit JSC VTB Bank control observance of the following limits established in accordance with the requirements of the Bank of Russia:

     - maximum amount of major credit risks. A loan whose amount exceeds 5% to the capital of JSC VTB Bank is considered “major”. The total amount of major loans may not exceed 800% to the capital of JSC VTB Bank;

     - maximum risk amount per borrower/group of related borrowers The ratio between the total amount of loans granted to a borrower /a group of related borrowers and guarantees, sureties granted to this borrower / group of related borrowers and other loan products implying credit risk weighted by the risk severity and the capital of JSC VTB Bank may not exceed 25%;

     - total risk value for the bank’s insiders. The ratio between the total amount of loans granted to insiders and their related entities and guarantees, sureties granted to these borrowers and other loan products implying credit risk weighted by the risk severity and the capital of JSC VTB Bank may not exceed 3%;

     In order to prevent increase in the credit risk JSC VTB Bank provides for continuous monitoring of the loan portfolio status, certain clients, transaction and pledged property. In the course of monitoring JSC VTB reveals the factors of credit risk and takes measures aimed at minimization of their impact on the portfolio quality.

     Within the framework of the collateral monitoring JSC VTB Bank takes a set of measures ensuring operating and efficient control of the collateral status (its actual availability and current value). Monitoring of the actual condition of the property is carried out based on the information provided by the pledger and be means of visiting the property location. Usually JSC VTB Bank requires insurance of the pledged property. Insurance is provided at the cost of the borrower and for the benefit of JSC VTB Bank.

       Credit risks taken by JSC VTB Bank are covered by provisions for possible losses. The system of forming target provisions including provisions for possible losses on loans, loan and equivalent debts is based on the following principles:

       - compliance with the requirements of the regulatory acts of the Bank of Russia;

       - reasonable conservatism;

       - integrated assessment of the quality category of a loan/an element of the estimate base built upon the official accounting statements and taking into consideration the management reporting information;

       - decentralized forming of target provisions at the point of the operation performing (keeping accounting records);

       - centralized accounting of data on forming provisions for JSC VTB Bank in general and their regulation if needed;

       - exercising further operating control over forming provisions in the Parent Company and the branches of JSC VTB Bank in order to avoid risks of reporting distortion.

       3.5.2. Country risk

Being a large credit institution present on the international markets, JSC VTB Bank is exposed to impact of country risks related to activities of its foreign counterparties. The country risk taken by JSC VTB Bank is related to occurrence of loss of JSC VTB Bank as a result of non-fulfillment of obligations by foreign or Russian counterparties due to economic, political and social changes and the fact that the currency of the monetary obligation may be unavailable for the counterparty due to changes in the national law.

Monitoring and control over the specified risks is exercised within the framework of the country risk management system.

The country risk management system in JSC VTB Bank consists of the following stages:

- collection and analysis of macroeconomic parameters and sovereign rating assigned to countries by the international rating;

- ranging countries according to the risk groups based on results of analysis of macroeconomic parameters and sovereign ratings;

- determination of the estimated values of the country limits;

- calculation of concentration of the risks taken by country;

- analysis of the structure of country risk taken by certain types of credit operations;

- revelation of countries where increased concentration of country risks vs. the estimated limit values exists;

- bringing for consideration of the collective bodies suggestions for restrictions of the taken country risks on the regular basis.

       The country risk management system makes it possible to take decisions on the possibility of operations with foreign counterparties taking into consideration the current concentration of country risks and planned operations and exercise operating control over compliance of the taken country risks with the set limits.

       Depending on the results of ranging the following gradation of country risks: risk group A (low level of country risk), risk group B (moderate risk level), risk group C (medium risk level), risk group D (high risk level), risk group E (maximum risk level).

       The main volume of country risks on operations with foreign counterparties is taken by JSC VTB Bank on the countries referred to the “low”, “moderate” and “medium” risk level. With regard to the specified country groups the risks of economic, political and social changes and implementation of currency restrictions which may result in losses of JSC VTB Bank are minimum. The greatest part of risks on residents of countries with the higher risk level refer to operations with the most solvent and financially stable residents of the CIS countries where the risks of unfavorable economic, political and social changes and implementation of currency restrictions are generally predictable and are estimated as acceptable.

For residents of the European and CIS countries on which the forecasts and ratings of the rating agencies are lowered additional restrictions on operations are introduced to minimize potential losses.

     3.5.3. Market risk

In market risk management JSC VTB Bank is governed by the requirements established by the regulatory acts of the Bank of Russia and uses the internal models meeting the recommendations of Base Committee for Banking Supervision including in the part of the economic capital reserved for coverage of the market risks.

The principles of management of the market risks taken by the Bank include:

- principle of consistency and integrity implying use of the system approach to risk management;

- principle of methodological uniformity which implies use of the uniform methodology adequate to the nature and scale of the operations performed in JSC VTB Bank for identification and quantitative assessment of the market risk;

- principle of control over distribution and delegation of authorities implies balanced combination of centralized and decentralized decision-making for performing operations related to taking market risk; The market risk includes equity risk, currency risk and interest risk.

a) equity risk
JSC VTB Bank takes the price risk inherent in its activities (risk of income reduction and loss due to unfavorable changes in the market quotations of securities). The risk management system of JSC VTB Bank (which among other things provides for control over observance of the limits on operations with securities and monitoring of the equity market dynamics) makes it possible to maintain the said risks at the safe level. Thus, the price risk does not have any significant impact on the quality and timeliness of fulfillment of JSC VTB Banks obligations including those on the issued securities.

b) currency risk
JSC VTB Bank takes the currency risk inherent in its activities (risk of income reduction and loss due to unfavorable changes in the exchange rates of foreign currencies and official prices for precious metals). At the same time, due to the risk management system of JSC VTB Bank which, among other things, provides for regulation of an open currency position, the level of the specified risks does not exceed the safe values and, therefore, does not have any significant impact on the quality and timeliness of fulfillment of obligations of JSC VTB Bank.

c) interest risk
JSC VTB Bank also takes interest risk.

The main sources of interest risk are as follows:

- incompliance of the repayment terms of the assets, liabilities and off-balance sheet requirements and obligations on fixed rate instruments;

- mismatching of the repayment terms of the assets, liabilities and off-balance sheet requirements and obligations on floating rate instruments;

- changes in configuration of the yield curve on the long and short positions on financial instruments of one issuer resulting in the risk of losses as a result of expenses exceeding the income at closure of these positions (yield curve risk);

- for fixed rate instruments in case of matching of their repayment terms - mismatching of the degree of changing interest rates on the resources raised and placed by the credit institution; for floating rate instruments in case of similar frequency of the floating interest rate review (basis risk).

At the same time, due to the risk management system of JSC VTB Bank which, among other things, provides for control over observance of the limits on operations with securities and monitoring of the interest position and makes it possible to timely adjust interest rates on the raised/placed funds, use of floating interest rates), the level of the said risks does not exceed the safe values. Thus, it does not have any significant impact on the quality and timeliness of fulfillment of JSC VTB Banks obligations including those on the issued securities.

     3.5.4. Liquidity risk

       The main type of risk with a potential impact on the ability of JSC VTB Bank to timely and fully fulfill its obligations to the holders of securities of JSC VTB Bank is the liquidity risk.

       Maintaining compliance of the balance sheet structure with all the requirements and standards of liquidity (internal and prudential) in case of continuous control by responsible divisions and collective bodies makes it possible for the Bank to timely and fully fulfill its obligations including those for repayment of the principal debt and interest to the holders of the securities issued by the Bank.

       During the first quarter of 2013 JSC VTB Bank observed all the mandatory liquidity standards established by the Bank of Russia which had the following value:

       In the period under analysis the Bank had a high level of the instant, current and long-term liquidity.

     3.5.5. Operational risk

       In its operations JSC VTB Bank takes the operational risk. It means the risk of occurrence of losses as a result of incompliance with the nature and scale of the credit institution’s activities and/or the requirements of the applicable law, the internal regulations and procedures for banking operations and other transactions, their violation by the credit institution employees and/or other persons (as a result of unintentional or intentional actions or omission), inadequacy/insufficiency of the functional capabilities (characteristics) of the information, technological and other systems applied by the credit institution and/or their failures (malfunction) and due to an impact of external events.

       As a framework for operational risk management, JSC VTB Bank provides for regular procedures ensuring that the risk is identified, assessed, controlled and restricted. In its operational risk management practices, JSC VTB Bank follows the principles established by regulations of the Bank of Russia (including Letter on Organization of Operational Risk Management in Credit Institutions No. 76-T dd. May 24, 2005) set out in the documents prepared by the Basel Committee on Banking Supervision.

       JSC VTB Bank uses the system of collection and submitting of data of any revealed cases of operational losses with centralized keeping of the analytical database of losses by the structural divisions of the Parent Company and the branches. The uniform nature and sufficient level of detail of the information contained in the database enable conducting a quantitative assessment of operational risk indicators, including broken down by separate risk categories and JSC VTB Bank’s areas of activities, identifying sources of risk, taking measures to limit the same, preparing management reporting.

       Financial and property losses as a result of events conditional upon the operational risk which occurred in the fourth quarter of 2012 did not have any impact on fulfillment of obligations of JSC VTB Bank to the clients and holders of the securities.

       The main measures taken by JSC VTB Bank to restrict the operational risk are as follows:

       - regulation of the procedure for all the main operation within the framework of the internal regulatory and methodological documents which are subject to agreement with the Internal Control Department;

       - accounting and recording of banking transactions made, regular checks of primary documents and accounts of transactions;

-	applying the principles of separation and limitation of duties, authorities and responsibility of employees, using double control mechanisms, collective decision-making, setting limits on time periods and volumes of transactions (limits on certain operations, individual limits for operations performed by certain employees, etc.)

       - application of the administrative and financial internal control (preliminary, current and follow-up) over organization of business processes, activities of the structural divisions and operations performed by certain employees, observance of requirements of the law and internal regulations, control over compliance with the set limits on the operations, the procedure for access to information and tangible assets of JSC VTB Bank;

       - automation of banking operations, use of internal information systems of the bank;

       - providing for information security, control over access to information, use of multilevel information protection;

       - providing for physical security of premises and values of JSC VTB Bank;

       - insurance of operational risks providing for covering losses if any by the insurance benefit. JSC VTB Bank has blanket policies against crimes, policies of insurance of certificated securities in safe custody, transported values, ATMs, multichangers and cash in them, insurance against losses from fraud operations with plastic cards. JSC VTB Bank provides for insurance of risks of JSC VTB Bank business (including buildings, equipment and motor transport) and risks of loss of property transferred to JSC VTB Bank as a collateral on loan transactions;

       - reduction of operational risks of JSC VTB Bank related to certain business processes due to their performance by third parties (outsourcing);

       - reduction of risks related to personnel by way of setting criteria for its selection and preliminary check, implementation of measures for preparation and training of personnel and improvement of its skills;

       - taking measures to provide for continuity of financial and business activities in the course of banking operations and transactions, including by means of arranging backup communication channels, geographically dispersed server rooms, autonomous sources of power, heating and water supply and firefighting actions.

       The independent structural division developed and approved the plans for ensuring continuity of financial and business operations containing detailed description and sequence of actions in case of emergency. In order to provide for timely elimination of failures JSC VTB Bank uses the system of notifying the authorized employees and managers of the IT block of any emergency situation breaking the process of the automated bank systems functioning. No significant failures of financial and business operations were revealed in the reporting period.

       3.5.6. Legal risk

       The applicable Russian law is highly complicated and ambiguously interpreted, the court practice allowing is conflicting and results in adoption of court acts preventing execution of effective court orders. Tax laws are characterized by ambiguous interpretation of some law provisions. Moreover, the experience in practical implementation of rules of Russian tax laws is insufficient and may contribute to increase of tax risks whereby leading to increase of costs of the credit institution being the issuer of securities and owners of securities. There is also a risk of change of tax legislation worsening the position of these or those taxpayer groups.

       3.5.7. Reputational risk

       JSC VTB Bank considers reputational risk as the risk of occurrence of losses as a result of decrease of the number of clients (counterparties) due to the formation of a negative public opinion about the credit institution’s financial standing, the quality of its service or the nature of activities on the whole.

       Since its incorporation (1990), no situations have occurred endangering the reputation of JSC VTB Bank during the entire period of its activity. A priority task for JSC VTB Bank has always been and currently is to provide highest quality banking services and ensure uninterrupted client service.

       Over the last two years JSC VTB Bank showed dramatic growth in all key banking performance indicators. Successful development of investment banking allowed JSC VTB Bank to take leading positions in the main banking services market segments. JSC VTB Bank’s clients include both governmental entities and leading Russian companies.

       The high business reputation of JSC VTB Bank in Russian and international business communities is from year to year confirmed with several awards and titles granted by respectable international organizations and publications.

       In order to further strengthen the image of JSC VTB Bank as an open, transparent, investor oriented company, JSC VTB Bank made a decision in April 2009 to create JSC VTB Bank Shareholder Advisory Council.

       This independent advisory body is made to ensure effective dialogue between JSC VTB Bank and its minority shareholders.

       Strengthening of JSC VTB Bank image was also helped by implementation of the Corporate Secretary concept in September 2011. The Corporate Secretary provides for observance of the corporate governance rules and procedures by the bodies and employees of the Bank to provide for exercise of the legal rights and interests of the Bank shareholders and arrange interaction between the Bank and its shareholders.

       3.5.8. Strategy risk

       JSC VTB Bank considers as the strategic risk the risk of losses arising out of errors (deficiencies) which are made when making decisions determining the activity and development strategy and which include insufficient accounting of possible threats to activities of JSC VTB Bank improper or insufficiently justified identification of perspective activity areas where the Bank may gain advantage over its competitors, absence or insufficient scope of necessary resources and organizational measures aimed at ensuring achievement of strategic activity goals of JSC VTB Bank.

       In order to mitigate strategic risk JSC VTB Bank applies a system of development, implementation and revision/update of the strategy, strategic planning and analysis which complies with the best practice.

       As set forth in the Articles of Association of JSC VTB Bank, priority activities of JSC VTB Bank are determined by the Supervisory Board. In order to enhance transparency of taking strategic decisions and involvement of the Supervisory Board members in development of strategic recommendations the Committee for Strategy and Corporate Governance was established in 2011. This activity of the Supervisory Board of JSC VTB Bank is supported by the Strategy and Corporate Development Department which is established to prepare development strategies for each business area and development strategy of the VTB Group as a whole.

       The Strategy and Corporate Development Department develops strategies by conducting comprehensive analysis of macroeconomic indicators, indicators of banking sector development and market competitiveness for the business area to be investigated. Strategies are developed in cooperation with other divisions of JSC VTB Bank; third-party consultants are involved, if necessary. The Strategy and Corporate Development Department evaluates current position of JSC VTB Bank in a specific market segment and achievements for the last 3-5 years.

       The employees of the Strategy and Corporate Development Department along with experts from other divisions of JSC VTB Bank evaluate possibilities for development of a specific business segment, market development risks and risks associated with competitors’ activity. Strategic goals are defined regarding the market share, volume indicators, income and its structure, and efficiency in a business segment. Priority business areas are identified and recorded which are necessary for successful implementation of the strategy; current and required competitive advantages of JSC VTB Bank are analyzed to achieve target results in a specific business area.

       The Strategy and Corporate Development Department as the controlling division monitors execution of the strategy and actively participates in development of business plans for specific business areas.

       The development strategy of the VTB Group in a specific banking business segment may be revised in the course of implementation of strategic objectives and in case of change of external environment and/or deviation of forecasts from actual results in this segment.

     IV. Detailed information on the issuer

     4.1. History of foundation and development of the issuer

     4.1.1. Data on the firm name of the issuer

Full corporate name	VTB Bank (open joint-stock company)
implemented starting from March 1, 2007
Abbreviated corporate name	JSC VTB Bank
implemented starting from March 1, 2007

       Name of a legal entity very similar to the firm name of the issuer:
JSC VTB Bank does not have any information on existence of a name similar to its one (full or abbreviated) of another legal entity (except organizations included in VTB Group).

       Full corporate name of the issuer
              Not registered as a trademark or service mark.

Previous firm names and legal organizational forms of the issuer:
Date of changing	Full corporate name before changing	Abbreviated corporate name before changing	Reason for changing
1	2	3	4
	Foreign Trade Bank of the Russian Soviet Federated Socialistic Republic	Vneshtorgbank of	General meeting of
April 7, 1995		the Russian Soviet	shareholders (Minutes No.
		Federated Socialistic	6 July 23, 1993)
Republic
Foreign Trade Bank of the
	Russian Federation	Vneshtorgbank of Russia	General meeting of
August 13, 1996	(Vneshtorgbank of the Russian		shareholders (Minutes No.
	Federation)		10 dd. April 30, 1996)
(Closed Joint-Stock Company)
General meeting of
January 22, 1998	Foreign Trade Bank (Closed Joint-Stock Company)	Vneshtorgbank	shareholders
(Minutes No 12.
dd. May 16, 1997)
	Foreign Trade Bank (Open Joint-Stock Company)		General meeting of
June 25, 2002		Vneshtorgbank	shareholders
(Minutes No 22
General meeting of
	Foreign Trade Bank (Open Joint-Stock Company)		shareholders (Minutes of
March 1, 2007		JSC Vneshtorgbank	No. 33
dd. May 17, 2002)dd.
October 19, 2006)

     4.1.2. Data on state registration of the issuer

Primary state registration number	1027739609391
Date of making an entry on establishment into the Uniform State	-
Register of Legal Entities:
registration authority having made the entry on establishment of the issuer into the Uniform State Register of Legal Entities
-
Date of making the entry on the first submission of data on the issuer November 22, 2002 registered before enforcement of the Federal Law on State
Registration of Legal Entities and Individual Entrepreneurs:
registration authority having made the entry
Interdistrict Inspectorate of the Taxation Ministry of Russia No. 39 for Moscow
Date of registration in the Bank of Russia:	October 17, 1990,
Issuer’s registration number in accordance with the Book of State	1,000
Registration of Credit Institutions:

All types of licenses, based on which the credit organization operates:
1
License type	General banking license
License number	1000
Date of receipt	31.08.2012
License issuer	Bank of Russia
Validity of license	undated
2
License type	License for attraction to deposits and placement of precious metals, as well as to other operations with precious metals
License number	1000
Date of receipt	09.03.2007
License issuer	Bank of Russia
Validity of license	undated
3
License type	License of a professional participant of the securities market for carrying out depositary activity
License number	178-06497-000100
Date of receipt	25.03.2003
License issuer	Russian Federal Service on Financial Markets
Validity of license	undated
4
License type	License of a professional participant of the securities market for carrying out broker activity
License number	177-06492-100000
Date of receipt	25.03.2003
License issuer	Russian Federal Service on Financial Markets
Validity of license	undated

5
License type	License of a professional participant of the securities market for carrying out dealer activity
License number	177-06493-010000
Date of receipt	25.03.2003
License issuer	Russian Federal Service on Financial Markets
Validity of license	undated
6
License type	License of a professional participant of the securities market for carrying out activity in managing securities
License number	177-06496-001000
Date of receipt	25.03.2003
License issuer	Russian Federal Service on Financial Markets
Validity of license	undated
7
License type	License to operate as a specialized depositary of investment funds, mutual investment funds and private pension funds
License number	22-000-0-00011
Date of receipt	04.10.2000
License issuer	Russian Federal Service on Financial Markets
Validity of license	undated
8
License type	General license for export of other unprocessed forms of gold, not used for coinage (fine gold in form of standard ingots and small bars)
License number	092RU12002000506
Date of receipt	30.11.2012
License issuer	Ministry of Industry and Trade of the Russian Federation
Validity of license	till 02.12.2013
License renewal probability forecast	The license will be renewed

9
License type	General license for export of other unprocessed silver containing at least 999 parts of silver per 1000 parts of alloy in form of ingots
License number	092RU13002000043
Date of receipt	20.02.2013
License issuer	Ministry of Industry and Trade of the Russian Federation
Validity of license	19.02.2014
License renewal probability forecast	The license will be renewed
10
License type	License for work using information classified as state secret
License number	3872/2
Date of receipt	19.08.2010
License issuer	Centre for Licensing, certification and protection of official secrets of the Federal Security Service of the Russian Federation
Validity of license	19.08.2015
License renewal probability forecast	The license will be renewed
11
License type	License for technical maintenance of cryptographic facilities
License number	342X
Date of receipt	16.11.2009
License issuer	Department of the Federal Security Service of the Russian Federation for Saint-Petersburg and the Leningrad Region
Validity of license	16.11.2014
License renewal probability forecast	The license will be renewed

12
License type	License for distribution of cryptographic facilities
License number	343P
Date of receipt	16.11.2009
License issuer	Department of the Federal Security Service of the Russian Federation for Saint-Petersburg and the Leningrad Region
Validity of license	16.11.2014
License renewal probability forecast	The license will be renewed

13
License type	License for provision of services in the sphere of data encryption
License number	344U
Date of receipt	16.11.2009
License issuer	Department of the Federal Security Service of the Russian Federation for Saint-Petersburg and the Leningrad Region
Validity of license	16.11.2014
License renewal probability forecast	The license will be renewed

14
License type	License of an exchange intermediary concluding commodity, futures and option transactions in exchange trade
License number	1451
Date of receipt	09.10.2009
License issuer	Russian Federal Service on Financial Markets
Validity of license	undated

15
License type	License for activities and/or provision of services in the sphere of official secrets protection
License number	3927/1
Date of receipt	01.06.2011
License issuer	Centre for Licensing, certification and protection of official secrets of the Federal Security Service of the Russian Federation
Validity of license	19.08.2015
License renewal probability forecast	The license will be renewed

16
License type	License for work using information classified as state secret
License number	3872/5895
Date of receipt	02.12.2011
License issuer	Department of the Federal Security Service of the Russian Federation for Saint-Petersburg and the Leningrad Region
Validity of license	19.08.2015
License renewal probability forecast	The license will be renewed

17
License type	License for work using information classified as state secret
License number	3872/Z
Date of receipt	19.08.2010
License issuer	Centre for Licensing, certification and protection of official secrets of the Federal Security Service of the Russian Federation
Validity of license	19.08.2015
License renewal probability forecast	The license will be renewed

18
License type	License for work using information classified as state secret
License number	3872/4
Date of receipt	01.06.2011
License issuer	Centre for Licensing, certification and protection of official secrets of the Federal Security Service of the Russian Federation
Validity of license	19.08.2015
License renewal probability forecast	The license will be renewed

     4.1.3. Data on foundation and development of the issuer

The issuer was established for an unlimited term.

     Brief description of the history of foundation and development of the issuer
     JSC VTB Bank was established in October 1990 in the form of a close joint-stock company with the state participation in the capital.
     The Articles of Association of JSC VTB Bank was registered by the Central Bank of the Russian Federation on October 17, 1990.
     Purpose of establishment: Development of foreign economic relations of the Russian Soviet Federated Socialistic Republic and improvement of public production efficiency, extension of the export potential of the republic, increase in foreign currency earnings and providing for balanced payment and settlement relations with the USSR republics and foreign countries.

     4.1.4. Contact details

Issuer’s location:	29 Bolshaya Morskaya Street, Saint- Petersburg
Mailing address:	37 Plyuschikha Street, Moscow 119121
Phone, fax:	(495)739-77-99
E-mail	info@vtb.ru
Web page(s) in the Internet where information on the issuers and the securities placed or to be placed by it	www.vtb.ru

     Information on the special division of the issuer (third party) for work with shareholders and investors of the issuer:

Location:	12 Presnenskaya Nab, Federation Complex, West Tower, Moscow
Phone, fax:	258-4947, 775-7075, 258-4910 (fax)
E-mail	shareholders@vtb.ru
Website	www.vtb.ru

     4.1.5. Taxpayer Identification Number

INN:	7702070139

     4.1.6. Branches and representative offices of the issuer

1
Description	VTB Bank branch (open joint-stock company) in Voronezh
Opening date	19.11.1998
Location in accordance with the Articles of Association (constitutive documents)	58, Prospekt Revolutsii, Voronezh, 394006
Telephone	(473-2) 53-19-26
Full name of the Manager	Vladimir Alekseyevich Penin
Validity of the Manager’s Powers of Attorney	26.03.2016

2
Description	VTB Bank branch (open joint-stock company) in Yekaterinburg
Opening date	December 28, 1998
Location in accordance with the Articles of Association (constitutive documents)	5 Marshala Zhukova Street, Yekaterinburg 620219
Telephone	(343) 379-66-96
Full name of the Manager	Yatsenko Tatyana Nikolayevna
Validity of the Manager’s Powers of Attorney	September 12, 2013

3
Description	VTB Bank branch (open joint-stock company) in Krasnoyarsk
Opening date	March 29, 1994
Location in accordance with the Articles of Association (constitutive documents)	3b Krasnaya Square, Krasnoyarsk 660021
Telephone	(391-2) 56-08-02
Full name of the Manager	Kazantseva Liliya Eduardovna
Validity of the Manager’s Powers of Attorney	31.08.2013

4
Description	VTB Bank branch (open joint-stock company) in Nizhny Novgorod
Opening date	September 10, 1998
Location in accordance with the Articles of Association (constitutive documents)	4 Reshetnikovskaya Street, GSP 78, Nizhny Novgorod 603950
Telephone	(831) 428-04-34
Full name of the Manager	Rozhkovskiy Igor Leonidovich
Validity of the Manager’s Powers of Attorney	October 26, 2014

5
Description	VTB Bank branch (open joint-stock company) in Rostov-on-Don
Opening date	May 14, 1999
Location in accordance with the Articles of Association (constitutive documents)	62/284 Voroshilovsky Prospekt, Rostov-on-Don 344010
Telephone	(863-2) 97-27-28
Full name of the Manager	Avdeyev Yuri Viktorovich
Validity of the Manager’s Powers of Attorney	March 4, 2016

6
Description	VTB Bank branch (open joint-stock company) in Stavropol
Opening date	August 4, 1995
Location in accordance with the Articles of Association (constitutive documents)	7 Marshala Zhukova Street, Stavropol, Stavropol Territory 355000
Telephone	(865-2) 26-17-54
Full name of the Manager	Kuzmenko Viktor Vladimirovich
Validity of the Manager’s Powers of Attorney	October 16, 2013

7
Description	VTB Bank branch (open joint-stock company) in Khabarovsk
Opening date	March 9, 1994
Location in accordance with the Articles of Association (constitutive documents)	7 Moskovskaya Street, Khabarovsk, Khabarovsk Territory 680000
Telephone	(421-2) 41-36-01
Full name of the Manager	Orlov Yevgeniy Anatolyevich
Validity of the Manager’s Powers of Attorney	26.03.2016

8
Description	Krasnogvardeysky VTB Bank branch (open joint-stock company) in St. Petersburg
Opening date	18.03.2011
Location in accordance with the Articles of Association (constitutive documents)	53 Malookhtinsky Prospekt, lit. A, St. Petersburg 195112
Telephone	(812) 320-07-60
Full name of the Manager	Berestneva Marina Nikolayevna
Validity of the Manager’s Powers of Attorney	29.11.2014

9
Description	Kirovsky VTB Bank branch (open joint-stock company) in St. Petersburg
Opening date	March 18, 2011
Location in accordance with the Articles of Association (constitutive documents)	47 Stachek prospekt, Lit. A, office 3H, St. Petersburg 198097
Telephone	(812) 324-20-26
Full name of the Manager	Smirnov Aleksandr Borisovich
Validity of the Manager’s Powers of Attorney	29.11.2014

10
Description	OPERU-4 VTB Bank branch (open joint-stock company) in St. Petersburg
Opening date:	March 18, 2011
Location in accordance with the Articles of Association (constitutive documents)	7 Dumskaya Street, Lit. A, St. Petersburg 191011
Telephone:	(812) 710-49-01
Full name of the Manager:	Zagorskaya Tatiana Pavlovna
Validity of the Manager’s Powers of Attorney:	November 29, 2014

11
Description	OPERU-5 VTB Bank branch (open joint-stock company) in St. Petersburg
Opening date:	March 18, 2011
Location in accordance with the Articles of Association (constitutive documents)	30 Bolshaya Morskaya Street, Lit. A Saint-Petersburg 190000
Telephone:	(812) 494-94-54
Full name of the Manager:	Vodneva Tatiana Viktorovna
Validity of the Manager’s Powers of Attorney:	13.12.2015

12
Description	Meridian VTB Bank branch (open joint-stock company) in St. Petersburg
Opening date:	March 18, 2011
Location in accordance with the Articles of Association (constitutive documents)	212 Moskovsky Prospekt, St. Petersburg 196066
Telephone:	(812) 327-27-02
Full name of the Manager:	Kostin Oleg Vyacheslavovich
Validity of the Manager’s Powers of Attorney:	19.12.2015

13
Description	Udelny VTB Bank branch (open joint-stock company) in St. Petersburg
Opening date:	March 18, 2011
Location in accordance with the Articles of Association (constitutive documents)	11 Svetlanovsky Prospekt, Lit. A, St. Petersburg 194223
Telephone:	(812) 552-94-74
Full name of the Manager:	Vinogradova Natalia Viktorovna
Validity of the Manager’s Powers of Attorney:	29.01.2016

14
Description	OPERU VTB Bank branch (open joint-stock company) in St. Petersburg
Opening date:	March 18, 2011
Location in accordance with the Articles of Association (constitutive documents)	78/12 Maly prospekt V.O., Lit. A, St. Petersburg 199406
Telephone:	(812) 718-58-37
Full name of the Manager:	Barinova Yulia Olegovna
Validity of the Manager’s Powers of Attorney:	November 29, 2014

15
Description	Leningrad region branch of VTB Bank (open joint-stock company)
Opening date:	March 18, 2011
Location in accordance with the Articles of Association (constitutive documents)	19 Lenina prospekt, Tosno, Leningrad region 187000
Telephone:	(81371) 9-09-73
Full name of the Manager:	Yenina Valentina Aleksandrovna
Validity of the Manager’s Powers of Attorney:	November 29, 2014

16
Description	VTB Bank branch (open joint-stock company) in Arkhangelsk
Opening date:	March 18, 2011
Location in accordance with the Articles of Association (constitutive documents)	2/68 Pomorskaya Street, Arkhangelsk 163000
Telephone:	(8182) 20-08-88
Full name of the Manager:	Nosova Svetlana Vasilyevna
Validity of the Manager’s Powers of Attorney:	12.11.2015

17
Description	VTB Bank branch (open joint-stock company) in Vologda
Opening date:	March 18, 2011
Location in accordance with the Articles of Association (constitutive documents)	39 Pobedy Prospekt, Vologda 160001
Telephone:	(8172) 72-81-18, (8202) 53-40-01
Full name of the Manager:	Panasyuk Aleksandr Vladimirovich
Validity of the Manager’s Powers of Attorney:	29.08.2015

18
Description	VTB Bank branch (open joint-stock company) in Kaliningrad
Opening date:	March 18, 2011
Location in accordance with the Articles of Association (constitutive documents)	5 Bolnichnaya Street, Kaliningrad 236006
Telephone:	(4012) 46-46-71
Full name of the Manager:	Shenderyuk Yelena Vladimirovna
Validity of the Manager’s Powers of Attorney:	24.12.2015

19
Description	VTB Bank branch (open joint-stock company) in Murmansk
Opening date:	March 18, 2011
Location in accordance with the Articles of Association (constitutive documents)	5/23 Vorovskogo Street, Murmansk 183038
Telephone:	(8152) 45-24-37
Full name of the Manager:	Bratashin Sergey Sergeyevich
Validity of the Manager’s Powers of Attorney:	26.09.2013

20
Description	VTB Bank branch (open joint-stock company) in Veliky Novgorod
Opening date:	March 18, 2011
Location in accordance with the Articles of Association (constitutive documents)	24 Mira prospekt, bldg 1, Veliky Novgorod, Novgorod region 173025
Telephone:	(8162) 65-02-06
Full name of the Manager:	Gutorova Anna Ivanovna
Validity of the Manager’s Powers of Attorney:	31.05.2015

21
Description	VTB Bank branch (open joint-stock company) in Petrozavodsk
Opening date:	March 18, 2011
Location in accordance with the Articles of Association (constitutive documents)	4 Kuybysheva Street, Petrozavodsk, Karelia 185035
Telephone:	(8142) 76-20-44
Full name of the Manager:	Serysheva Elvira Pavlovna
Validity of the Manager’s Powers of Attorney:	26.06.2015

22
Description	VTB Bank branch (open joint-stock company) in Pskov
Opening date:	March 18, 2011
Location in accordance with the Articles of Association (constitutive documents)	1a Internatsionalny Lane, Pskov 180007
Telephone:	(8112) 72-25-76
Full name of the Manager:	Chirkova Natalia Nikolayevna
Validity of the Manager’s Powers of Attorney:	28.09.2014

23
Description	VTB Bank branch (open joint-stock company) in Kirov
Opening date:	March 18, 2011
Location in accordance with the Articles of Association (constitutive documents)	113a Mopra Street, Kirov 610005
Telephone:	(8332) 65-09-66
Full name of the Manager:	Kokorev Yuri Yuriyevich
Validity of the Manager’s Powers of Attorney:	November 29, 2014

24
Description	VTB Bank branch (open joint-stock company) in New Delhi (India)
Opening date:	February 12, 2008
Location in accordance with the Articles of Association (constitutive documents)	Taj Mahal Hotel, Lobby Mezzanine Floor, № 1 Mansingh Road, New Delhi, 110011, India
Telephone:	(+9111) 6622-1000
Full name of the Manager:	Yakovlev Yuri Dmitriyevich
Validity of the Manager’s Powers of Attorney:	till December 13, 2013

25
Description	VTB Bank branch (open joint-stock company) (JSC VTB Bank) in Shanghai (China)
Opening date:	February 26, 2008
Location in accordance with the Articles of Association (constitutive documents)	Unit 01A, 02 and 03, Level 11, Plaza 66 Phase 1, 1266 Nanjing Road West in Shanghai, China
Telephone:	(+8621) 6136-6263
Full name of the Manager:	Milyukov Aleksandr Vasiliyevich
Validity of the Manager’s Powers of Attorney:	till December 4, 2013

26
Description	Representative office of VTB Bank (open joint-stock company) (JSC VTB Bank) in Italy
Opening date	January 24, 1994
Location in accordance with the Articles of Association (constitutive documents)	Piazzale Principessa Clotilde, 8 - 20121, Milano, Italia;
Telephone	(+3902) 2901-32-78
Full name of the Manager	Volkov Mikhail Konstantinovich
Validity of the Manager’s Powers of Attorney	April 23, 2013

27
Description	Representative office of VTB Bank (open joint-stock company) (JSC VTB Bank) in China
Opening date	June 22, 1993
Location in accordance with the Articles of Association (constitutive documents)	18BC, CITIC Bldg., 19, Jianguomenwai dajie, Beijing, China, 100004
Telephone	(+8610) 8526-28-00
Full name of the Manager	Abramov Boris Georgiyevich
Validity of the Manager’s Powers of Attorney	April 23, 2013

28
Description	Representative office of VTB Bank (open joint-stock company) (JSC VTB Bank) for Moscow and Moscow region
Opening date:	October 11, 2005
Location in accordance with the Articles of Association (constitutive documents)	6 Lesnaya Street, Moscow 125047
Telephone:	(495) 967-32-18
Full name of the Manager:	No manager as of April 4, 2013
Validity of the Manager’s Powers of Attorney:	No power of attorney has been executed due to lack of a manager

     4.2. Core business of the issuer

     4.2.1. Industry of the issuer

OKVED:	65.12, 65.2, 67.12

     4.2.2. Core business of the issuer

     Main (prevailing and priority for the issuer) business (types of activities, types of banking operations)
     JSC VTB Bank performs all the types of the main banking operations including attraction of deposits; placement of funds in its own name and at its cost; opening and keeping bank accounts of legal entities; cash management and payment services for the clients, sales and purchase of foreign currencies in cash and cashless forms, issue of banks guarantees.
     The income from the main activities includes interest and fee income.
     Share of the issuer’s income from the main business (types of activities, types of banking operations) in the total income received in the corresponding reporting period by the issuer for the last 5 completed fiscal years or for each completed fiscal year if the issuer has been involved in business for less than 5 years and for the last completed reporting period before the date of approval of the prospectus
     The share of income from the main activities (interest and fee income) in the Bank’s operational income (before deduction of operational and other expenses) was equal to:
     as of April 1, 2013 - 67.0%,
     As of January 1, 2013 - 56.2%,
     As of January 1, 2012 - 75.8%,
     As of January 1, 2011 - 87.7%
     As of January 1, 2010 - 82.5%
     As of January 1, 2009 - 82.4%

     Changes in the amount of the issuer’s income from the main activities (types of activities, banking operations) by 10 percent or more vs. the corresponding previous reporting period and the reasons for such changes

     Income from the main activities (interest and fee income) in 2012 was RUB246.0 billion which is 16.2% higher than the similar value of 2011 (RUB211.8 billion) as a result of increase in the average business scope of the periods under consideration.

     Income from the main activities (interest and fee income) in the first quarter of 2013 was RUB67.0 billion which is 12.8% higher than the value of the similar period in 2012 (RUB59.4 billion) as a result of increase in the average business scope of the periods under consideration.

     Geographical areas (countries) where the issuer carried out its main activities and which bring at least 10 percent to its income for each reporting period are specified and the changes in the issuers income in the corresponding geographical areas by at least 10 percent vs. the corresponding previous reporting period and the reasons for such changes are described

     The main activities of the Bank are concentrated in the Russian Federation brief description of the general trends on the market of mortgage and real estate including those which are most important for the issuer, forecast of further development of the mortgage market

No mortgage-backed bonds were issued.

4.3. Plans for further activities of the issuer

     Brief description of the issuers plans with regard to further activities and the sources of further income

     In the coming years, JSC VTB Bank plans actively develop its business and aims at preservation of leading positions in the corporate sector of the Russian banking market.

     JSC VTB Bank is a key company within VTB Group and determines the VTB Group Development strategy in general.

     VTB Group efficiently implemented the business diversification policy in 2007-2010, creating three strong business areas, forming an important part of profits: corporate, investment (on the basis of CJSC VTB Capital) and retail businesses (on the basis of CJSC VTB 24), and significantly expanding its foreign network.

     In accordance with the 2012-2013 VTB Group Strategy adopted by the JSC VTB Supervisory Board in May 2010, a substantial increase in the Group profitability due to Group revenue structure changes in favor of the more profitable business lines and better stability of financial performance was announced a key objective for 2010-2013.

     The business priorities include increase of the share of commission income in the total operating income, funding structure improvement, business concentration decrease. The basis of corporate investment business development is work with corporate customers, including attraction of new customers and building of long-term relations with the most promising customers, cross-selling increase, including investment banking and transaction products, as well as products of financial subsidiaries of JSC VTB Bank, expansion of product offer, and further customer service quality improvement. One of the key objectives of JSC VTB Bank for the coming years is to become the main settlement bank for its customers.

     Significant increase of the share of commission income in the total income of JSC VTB Bank due to product line and commission product sale system optimization as well as growth of the share of the lower segment of corporate and medium business of the total portfolio will enable a qualitative change of the income structure and increase of corporate and investment business efficiency.

     Corporate business dynamic growth enables respective growth of net interest income, as well as commission income due to active proposal of commission products. Complex approaches to commission product sale enhancement, based on mutually beneficial relations with customers and tariff policy improvement, are implemented to ensure steady long-term growth of commission income.

     Special attention will be paid to optimization of the expense part of JSC VTB Bank’s budget, aimed at financing of priority objectives of business development and infrastructure support. In current conditions, objectives of JSC VTB Bank’s efficiency improvement and profitability maintenance come to the fore. Operating efficiency improvement is expected due to automation and optimization of business processes, the IT platform and technologies.

     One of the key VTB Group growth areas is retail banking development on the basis of subsidiary CJSC VTB 24. Significant profit growth is planned due to continued dynamic business development and improvement of its efficiency, as well as increase of the market share and retail banking share in the VTB Group’s portfolio. It implies increased activity in attraction of deposits and growth of the market share in loans and raised funds, further development of the network in largest cities, increase of the share in the mass segment, remote channels development, yield increase and development in the small business segment, business process optimization in order to increase network productivity and expense optimization.

     As for development of business of non-banking financial subsidiaries of JSC VTB Bank, it is suggested to build effective, diversified and profitable businesses, achievement and strengthening by companies of positions in the respective segments due to product offer development, diversifying of industry and customer segments, development of the regional network and other sales channels.

     As for international development, the main objective is effective business development on the markets, where VTB Group has already operated. Entry into new markets is not a priority. The key market for VTB Group (after Russia) is CIS. the strategic objective of VTB Group is to become an important player on the CIS market and be able to provide corporate customers of Russia and CIS, as well as their counterparties in economic cooperation with Russia and other CIS countries, with services all over the world.

     VTB Group continues active development of corporate business in Western Europe within a subgroup on the base of VTB Bank (Austria) AG.

     JSC VTB Bank also plans development of services for corporate customers in some countries of Asia and Africa implementing joint projects with Russia developing cooperation in the sphere of foreign trade transactions (China, India, Angola).

     Besides, much attention is paid to improvement of VTB Group management system to maximize synergies among various types of business and leverage the advantage of broad geographical presence outside the Russian Federation.

     In 2010-2011 two large universal Russian banks joined the Group: JSC TransCreditBank (hereinafter - TCB) and JSC Bank of Moscow These acquisitions complementing the Group’s business contribute to achievement of the strategic goals in the part of efficient use of the capital, strengthening the positions in the large corporate clients’ segments, transactional bank development and extension of the network.

     The fact of TCB joining VTB Group contributes to achievement of a number of strategic goals of the Group:

  growth of fee income due to large substantial settlement business with JSC RZD;
  development of retail business due to the client base of TCB enumerating 2 million people 90% to which are employees of JSC RZD and their family members;
  corporate business development (small and medium business with the revenue up to RUB10 billion).

By the end of 2013 the bank’s business shall be fully integrated into VTB Group.

Acquisition of JSC Bank of Moscow made it possible to:

  strengthen the Group’s positions in retail business due to the extensive client base, developed technologies and participation in the unique public products;
  significantly extend the corporate client base (>100,000 corporate clients);
  strengthen the positions of VTB Group in Moscow and Moscow region, promising cooperation with the city and participation in the key strategic and infrastructural projects as well as the developed sales network of JSC Bank of Moscow.

     According to the accepted strategy, JSC Bank of Moscow is currently developing as a separate universal commercial bank in VTB Group. The main focus is on development of business in Moscow and Moscow region including maintaining and extension of partnership with the Government of Moscow.

     As a part of consistent activities of VTB towards building a global bank in September 2011 the Steering Committee of VTB Group took a decision for implementation of a reform of the Group’s management system. The main goal of the reform was improvement of efficiency of coordination and interaction of the Group companies on the key areas of business and support functions.

     Such changes in the management model will not result in changing the strategy, priorities and policy of the Bank. The strategy will remain the same, only the approach to its implementation will be different. The new model will make it possible to reduce the risks, build a really global model of serving the largest clients, clearly coordinate the operations of each business line in all the geographies of presence, increase the income due to capture of the synergies on business lines and distributing the best practices, cut the costs due to use of common resources and infrastructure by the Group companies.

     Moreover, the new management model will become a platform for efficient integration of the assets acquired by VTB.

     The management system of VTB Group is formed and is being improved in order to fully comply with the requirements of the corporate and antimonopoly law of the Group’s countries of presence. In particular, the documents regulating activities of the Steering Committee of VTB Group state that the decisions taken by it may not in any way restrict competition on the markets of the Group companies or contradict the imperative norms of the law and the foundation documents of the companies. Also, in accordance with the requirements of the civil law, the management system is based on the principle of retaining independence of the legal entities included in the Group.

4.4. Participation of the issuer in industrial, banking and financial groups, holdings, concerns and associations

1.

Name of company:	Russian Bankers' Association
Role (position) of the issuer in the organization:	member
Functions of the issuer in the organization:	member
The term of participation of the issuer in the organization	date of entry - 13.02.1996, the participation period is determined by paid membership on a yearly basis

     Description of the nature of dependence of business and financial performance of the issuer on other organization members: independent

2.
Name of company:	Non-Profit Organization Association of the Bill Market Players
Role (position) of the issuer in the organization:	member
Functions of the issuer in the organization:	member
The term of participation of the issuer in the organization	date of entry - October 15, 1996, the participation period is determined by paid membership on a quarterly basis

     Description of the nature of dependence of business and financial performance of the issuer on other organization members: independent

3.
Name of company:	Forum of Young Global Leaders (YGL) World Economic Forum (WEF)
Role (position) of the issuer in the organization:	member
Functions of the issuer in the organization:	member
The term of participation of the issuer in the organization	date of entry - January 1, 2008, the participation period is determined by paid membership on a yearly basis

     Description of the nature of dependence of business and financial performance of the issuer on other organization members: independent

4.
Name of company:	Russian National SWIFT Association
Role (position) of the issuer in the organization:	member
Functions of the issuer in the organization:	member
The term of participation of the issuer in the organization	date of entry - July 26, 1995, the participation period is determined by paid membership on a yearly basis

     Description of the nature of dependence of business and financial performance of the issuer on other organization members: independent

5.
Name of company:	World Economic Forum
Role (position) of the issuer in the organization:	member
Functions of the issuer in the organization:	member
The term of participation of the issuer in the organization	date of entry - August 10, 2001, the participation period is determined by paid membership on a yearly basis

     Description of the nature of dependence of business and financial performance of the issuer on other organization members: independent

6.
Name of company:	International Capital Market Association (ICMA)
Role (position) of the issuer in the organization:	member
Functions of the issuer in the organization:	member
The term of participation of the issuer in the organization	date of entry - December 16, 2010, the participation period is determined by paid membership on a yearly basis

     Description of the nature of dependence of business and financial performance of the issuer on other organization members: independent

7.
Name of company:	Association of Russian Banks Being Members of Europay International
Role (position) of the issuer in the organization:	member
Functions of the issuer in the organization:	member
The term of participation of the issuer in the organization	date of entry - March 1, 1999, the participation period is determined by paid membership on a yearly basis

     Description of the nature of dependence of business and financial performance of the issuer on other organization members: independent

8.
Name of company:	National Foreign Exchange Association
Role (position) of the issuer in the organization:	member
Functions of the issuer in the organization:	member
The term of participation of the issuer in the organization	the participation period is determined by paid membership on a yearly basis

     Description of the nature of dependence of business and financial performance of the issuer on other organization members: independent

9.
Name of company:	APEC Business Advisory Council
Role (position) of the issuer in the organization:	member
Functions of the issuer in the organization:	member
The term of participation of the issuer in the organization	date of entry - March 29, 2004, the participation period is determined by paid membership on a yearly basis

     Description of the nature of dependence of business and financial performance of the issuer on other organization members: independent

10.
Name of company:	U.S.-Russia Business Council
Role (position) of the issuer in the organization:	member
Functions of the issuer in the organization:	member
The term of participation of the issuer in the organization	date of entry - December 29, 2005, the participation period is determined by paid membership on a yearly basis

     Description of the nature of dependence of business and financial performance of the issuer on other organization members: independent

11.
Name of company:	Professional Association of Registrars, Transfer Agents and Depositories
Role (position) of the issuer in the organization:	member
Functions of the issuer in the organization:	member
The term of participation of the issuer in the organization	date of entry - September 26, 2007, the participation period is determined by paid membership on a yearly basis

     Description of the nature of dependence of business and financial performance of the issuer on other organization members: independent

12.
Name of company:	Russo-British Chamber of Commerce
Role (position) of the issuer in the organization:	member
Functions of the issuer in the organization:	member
The term of participation of the issuer in the organization	date of entry - January 16, 2004, the participation period is determined by paid membership on a yearly basis

     Description of the nature of dependence of business and financial performance of the issuer on other organization members: independent

13.
Name of company:	American Chamber of Commerce (American Chamber of Commerce in Moscow, Russia Inc.)
Role (position) of the issuer in the organization:	member
Functions of the issuer in the organization:	member
The term of participation of the issuer in the organization	date of entry - November 12, 2003, the participation period is determined by paid membership on a yearly basis

     Description of the nature of dependence of business and financial performance of the issuer on other organization members: independent

14.
Name of company:	Non-Profit Partnership Russian and Chinese Business Council
Role (position) of the issuer in the organization:	member
Functions of the issuer in the organization:	member
The term of participation of the issuer in the organization	date of entry - March 22, 2005, the participation period is determined by paid membership on a yearly basis

     Description of the nature of dependence of business and financial performance of the issuer on other organization members: independent

15.
Name of company:	Non-Profit Partnership Business Center for CIS Development
Role (position) of the issuer in the organization:	member
Functions of the issuer in the organization:	member
The term of participation of the issuer in the organization	date of entry - August 10, 2006, the participation period is determined by paid membership on a yearly basis

     Description of the nature of dependence of business and financial performance of the issuer on other organization members: independent

16.
Name of company:	Non-Profit partnership Russian national Committee of the International Chamber of Commerce - Global Business Organization
Role (position) of the issuer in the organization:	member
Functions of the issuer in the organization:	member
The term of participation of the issuer in the organization	date of entry - May 6, 2000, the participation period is determined by paid membership on a yearly basis

     Description of the nature of dependence of business and financial performance of the issuer on other organization members: independent

17.
Name of company:	Non-Profit Partnership National Securities Market Association
Role (position) of the issuer in the organization:	member
Functions of the issuer in the organization:	member
The term of participation of the issuer in the organization	date of entry - January 16, 1996, the participation period is determined by paid membership on a yearly basis

     Description of the nature of dependence of business and financial performance of the issuer on other organization members: independent

18.
Name of company:	Non-Profit Partnership RTS
Role (position) of the issuer in the organization:	member
Functions of the issuer in the organization:	member
The term of participation of the issuer in the organization	date of entry - December 19, 1997, the participation period is determined by paid membership on a yearly basis

     Description of the nature of dependence of business and financial performance of the issuer on other organization members: independent

19.
Name of company:	Non-Profit Partnership National Council on Corporate Governance
Role (position) of the issuer in the organization:	member
Functions of the issuer in the organization:	member
The term of participation of the issuer in the organization	date of entry - May 24, 2006, the participation period is determined by paid membership on a yearly basis

     Description of the nature of dependence of business and financial performance of the issuer on other organization members: independent

20.
Name of company:	Foreign Exchange Dealer’s Association of India
Role (position) of the issuer in the organization:	member
Functions of the issuer in the organization:	member
The term of participation of the issuer in the organization	date of entry - May 26, 2008, the participation period is determined by paid membership on a yearly basis

     Description of the nature of dependence of business and financial performance of the issuer on other organization members: independent

21.
Name of company:	Representative Office of France Club Association, French Chamber of Commerce in Russia
Role (position) of the issuer in the organization:	member
Functions of the issuer in the organization:	member
The term of participation of the issuer in the organization	date of entry - June 1, 2009, the participation period is determined by paid membership on a yearly basis

     Description of the nature of dependence of business and financial performance of the issuer on other organization members: independent

22.
Name of company:	Non-Profit Partnership for Promotion of Cooperation between the CIS Countries “Financial and Banking Council of the CIS”
Role (position) of the issuer in the organization:	member
Functions of the issuer in the organization:	member
The term of participation of the issuer in the organization	date of entry - December 1, 2006, the participation period is determined by paid membership on a yearly basis

     Description of the nature of dependence of business and financial performance of the issuer on other organization members: independent

23.
Name of company:	Non-Profit Partnership Russian and Chinese Business Council
Role (position) of the issuer in the organization:	member
Functions of the issuer in the organization:	member
The term of participation of the issuer in the organization	date of entry - June 2, 2009, the participation period is determined by paid membership on a yearly basis

     Description of the nature of dependence of business and financial performance of the issuer on other organization members: independent

24.
Name of company:	Regional Public Organization Club of PR and Advertising Managers of Banks
Role (position) of the issuer in the organization:	member
Functions of the issuer in the organization:	member
The term of participation of the issuer in the organization	date of entry - 1998, the participation period is determined by paid membership on a yearly basis

     Description of the nature of dependence of business and financial performance of the issuer on other organization members: independent

25.
Name of company:	Shanghai Banking Association, regional division of China Banking Association
Role (position) of the issuer in the organization:	member
Functions of the issuer in the organization:	member
The term of participation of the issuer in the organization	date of entry - January 1, 2009, the participation period is determined by paid membership on a yearly basis

     Description of the nature of dependence of business and financial performance of the issuer on other organization members: independent

26.
Name of company:	Indian Bank's Association
Role (position) of the issuer in the organization:	member
Functions of the issuer in the organization:	member
The term of participation of the issuer in the organization	date of entry - May 2008, the participation period is determined by paid membership on a yearly basis

     Description of the nature of dependence of business and financial performance of the issuer on other organization members: independent

27.
Name of company:	Associated Chambers of Commerce and Industry of India (ASSOCHAM )
Role (position) of the issuer in the organization:	member
Functions of the issuer in the organization:	member
The term of participation of the issuer in the organization	date of entry - May 2006, the participation period is determined by paid membership on a yearly basis

     Description of the nature of dependence of business and financial performance of the issuer on other organization members: independent

28.
Name of company:	Moscow Chamber of Industry and Commerce
Role (position) of the issuer in the organization:	member
Functions of the issuer in the organization:	member
The term of participation of the issuer in the organization	date of entry - February 1, 2010, the participation period is determined by paid membership on a yearly basis

     Description of the nature of dependence of business and financial performance of the issuer on other organization members: independent

29.
Name of company:	Non-Profit Partnership Business Council for Cooperation with the Republic of Belarus
Role (position) of the issuer in the organization:	member
Functions of the issuer in the organization:	member
The term of participation of the issuer in the organization	date of entry – March 31, 2010, the participation period is not determined.

     Description of the nature of dependence of business and financial performance of the issuer on other organization members: independent

30.
Name of company:	Italian and Russian Chamber of Commerce
Role (position) of the issuer in the organization:	member
Functions of the issuer in the organization:	member
The term of participation of the issuer in the organization	date of entry - July 2011, the participation period is determined by paid membership on a yearly basis

     Description of the nature of dependence of business and financial performance of the issuer on other organization members: independent

31.
Name of company:	Association of Corporate Media of Russia
Role (position) of the issuer in the organization:	member
Functions of the issuer in the organization:	member
The term of participation of the issuer in the organization	date of entry - 2010, the participation period is determined by paid membership on a yearly basis

     Description of the nature of dependence of business and financial performance of the issuer on other organization members: independent

32.
Name of company:	Institut International D’Etudes Bancaires
Role (position) of the issuer in the organization:	member
Functions of the issuer in the organization:	member
The term of participation of the issuer in the organization	date of entry – September 2010, the period of participation is not determined.

     Description of the nature of dependence of business and financial performance of the issuer on other organization members: independent

33.
Name of company:	Russian Union of Industrialists and Entrepreneurs (Employers)
Role (position) of the issuer in the organization:	member
Functions of the issuer in the organization:	member
The term of participation of the issuer in the organization	date of entry - October 9, 2002, the participation period is determined by paid membership on a yearly basis

     Description of the nature of dependence of business and financial performance of the issuer on other organization members: independent

34.
Name of company:	Non-Profit Partnership for Promotion of Economic Relations APEC National Business Centre
Role (position) of the issuer in the organization:	member
Functions of the issuer in the organization:	member
The term of participation of the issuer in the organization	date of entry - January 2012, the participation period is determined by paid membership on a yearly basis

     Description of the nature of dependence of business and financial performance of the issuer on other organization members: independent

35.
Name of company:	Institute of International Finance
Role (position) of the issuer in the organization:	member
Functions of the issuer in the organization:	member
The term of participation of the issuer in the organization	date of entry - 2012, the participation period is determined by paid membership on a yearly basis

     Description of the nature of dependence of business and financial performance of the issuer on other organization members: independent

36.
Name of company:	The London Bullion Market Association
Role (position) of the issuer in the organization:	member
Functions of the issuer in the organization:	member
The term of participation of the issuer in the organization	date of entry - October 9, 2012, the participation period is determined by paid membership on a yearly basis

     Description of the nature of dependence of business and financial performance of the issuer on other organization members: independent

4.5. Subsidiaries and affiliates of the issuer

1.
Full corporate name:	Limited Liability Company Insurance Company VTB Insurance
Abbreviated corporate name:	LLC IC VTB Insurance
TIN (if applicable):	7702263726
OGRN (if applicable):	1027700462514
Location:	2/4 Turgenevskaya Square, bldg 1, Moscow 101000
Grounds for recognition of the company as a subsidiary or an associated company in respect of the issuer:
direct control
Interest of the issuing credit organization in the authorized capital of a subsidiary and/or an associated company:	100%
Fraction of common shares of a subsidiary or an associated company, held by the issuing credit organization:	-
Interest of the subsidiary and/or the associated company in the authorized capital of the issuer:	0.000005%
Fraction of common shares of the issuer, held by the subsidiary and/or associated company:	0,000005%

2.
Full corporate name:	Limited Liability Company VB-Service
Abbreviated corporate name:	LLC VB-SERVICE
TIN (if applicable):	7709266211
OGRN (if applicable):	1027739150900
Location:	5 Marksistskaya Street, bldg. 1, Moscow 109147
Grounds for recognition of the company as a subsidiary or an associated company in respect of the issuer:
direct control
Interest of the issuing credit organization in the authorized capital of a subsidiary and/or an associated company:	100%
Fraction of common shares of a subsidiary or an associated company, held by the issuing credit organization:	-
Interest of the subsidiary and/or the associated company in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the subsidiary and/or associated company:	0%

3.
Full corporate name:	Limited Liability Company Multicarta
Abbreviated corporate name:	LLC Multicarta
TIN (if applicable):	7710007966
OGRN (if applicable):	1027739116404
Location:	43 Vorontsovskaya Street, bldg 1, Moscow 109147
Grounds for recognition of the company as a subsidiary or an associated company in respect of the issuer:
direct control
Interest of the issuing credit organization in the authorized capital of a subsidiary and/or an associated company:	100%
Fraction of common shares of a subsidiary or an associated company, held by the issuing credit organization:	-
Interest of the subsidiary and/or the associated company in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the subsidiary and/or associated company:	0%

4.
Full corporate name:	VTB Capital (Namibia) (Proprietary) Limited
Abbreviated corporate name:	VTB Capital (Namibia) (Pty) Ltd
TIN (if applicable):	-
OGRN (if applicable):	-
Location:	5th, CIH House, Kasino street, Widhoek, Namibia
Grounds for recognition of the company as a subsidiary or an associated company in respect of the issuer:
direct control
Interest of the issuing credit organization in the authorized capital of a subsidiary and/or an associated company:	50,3333%
Fraction of common shares of a subsidiary or an associated company, held by the issuing credit organization:	50,3333%
Interest of the subsidiary and/or the associated company in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the subsidiary and/or associated company:	0%

5.
Full corporate name:	Russian Commercial Bank (Cyprus) Limited
Abbreviated corporate name:	Russian Commercial Bank (Cyprus) Ltd.
TIN (if applicable):	-
OGRN (if applicable):	-
Location:	2 Amathuntos Street, P.O.Box 56868, 3310, Limassol, Cyprus
Grounds for recognition of the company as a subsidiary or an associated company in respect of the issuer:
direct control
Interest of the issuing credit organization in the authorized capital of a subsidiary and/or an associated company:	60
Fraction of common shares of a subsidiary or an associated company, held by the issuing credit organization:	60
Interest of the subsidiary and/or the associated company in the authorized capital of the issuer:	0.000008%
Fraction of common shares of the issuer, held by the subsidiary and/or associated company:	0.000008%

6.
Full corporate name:	I.T.C. Consultants (Cyprus) Limited
Abbreviated corporate name:	I.T.C. Consultants (Cyprus) Ltd.
TIN (if applicable):	-
OGRN (if applicable):	-
Location:	221, Christodoulou Chatzipavlou, Helios Court, 1-st floor, p.c. 3036, Limassol, Cyprus
Grounds for recognition of the company as a subsidiary or an associated company in respect of the issuer:
direct control
Interest of the issuing credit organization in the authorized capital of a subsidiary and/or an associated company:	100%
Fraction of common shares of a subsidiary or an associated company, held by the issuing credit organization:	100%
Interest of the subsidiary and/or the associated company in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the subsidiary and/or associated company:	0%

7.
Full corporate name:	Closed Joint-Stock Company VTB Specialized Depository
Abbreviated corporate name:	CJSC VTB Specialized Depository
TIN (if applicable):	7705110090
OGRN (if applicable):	1027739157522
Location:	35 Myasnitskaya Street, Moscow 101000
Grounds for recognition of the company as a subsidiary or an associated company in respect of the issuer:
direct control
Interest of the issuing credit organization in the authorized capital of a subsidiary and/or an associated company:	100%
Fraction of common shares of a subsidiary or an associated company, held by the issuing credit organization:	100%
Interest of the subsidiary and/or the associated company in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the subsidiary and/or associated company:	0%

8.
Full corporate name:	Limited Liability Company VTB Administrator
Abbreviated corporate name:	LLC VTB Administrator
TIN (if applicable):	7710907460
OGRN (if applicable):	1127746118752
Location:	6 Lesnaya Street, Moscow 125047
Grounds for recognition of the company as a subsidiary or an associated company in respect of the issuer:
direct control
Interest of the issuing credit organization in the authorized capital of a subsidiary and/or an associated company:	100%
Fraction of common shares of a subsidiary or an associated company, held by the issuing credit organization:	-
Interest of the subsidiary and/or the associated company in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the subsidiary and/or associated company:	0%

9.
Full corporate name:	Closed Joint Stock Company VTB Registrar
Abbreviated corporate name:	CJSC VTB Registrar
TIN (if applicable):	5610083568
OGRN (if applicable):	1045605469744
Location:	23 Pravdy Street, Moscow 127015
Grounds for recognition of the company as a subsidiary or an associated company in respect of the issuer:
direct control
Interest of the issuing credit organization in the authorized capital of a subsidiary and/or an associated company:	100%
Fraction of common shares of a subsidiary or an associated company, held by the issuing credit organization:	100%
Interest of the subsidiary and/or the associated company in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the subsidiary and/or associated company:	0%

10.
Full corporate name:	Closed Joint Stock Company Almaz-Press
Abbreviated corporate name:	CJSC Almaz-Press
TIN (if applicable):	7703183209
OGRN (if applicable):	1027700508516
Location:	3 Stolyarny Lane, bldg 34, Moscow 123022
Grounds for recognition of the company as a subsidiary or an associated company in respect of the issuer:
direct control
Interest of the issuing credit organization in the authorized capital of a subsidiary and/or an associated company:	100%
Fraction of common shares of a subsidiary or an associated company, held by the issuing credit organization:	100%
Interest of the subsidiary and/or the associated company in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the subsidiary and/or associated company:	0%

11.
Full corporate name:	VTB Leasing (Open Joint-Stock Company)
Abbreviated corporate name:	JSC VTB Leasing
TIN (if applicable):	7709378229
OGRN (if applicable):	1037700259244
Location:	43 Vorontsovskaya Street, bldg 1, Moscow 109147
Grounds for recognition of the company as a subsidiary or an associated company in respect of the issuer:
direct control
Interest of the issuing credit organization in the authorized capital of a subsidiary and/or an associated company:	100%
Fraction of common shares of a subsidiary or an associated company, held by the issuing credit organization:	100%
Interest of the subsidiary and/or the associated company in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the subsidiary and/or associated company:	0%

12.
Full corporate name:	Closed Joint Stock Company VTB Bank (Armenia)
Abbreviated corporate name:	JSC VTB Bank (Armenia)
TIN (if applicable):	-
OGRN (if applicable):	-
Location:	46 Nalbandyana Street, Yerevan, Republic of Armenia, 0010
Grounds for recognition of the company as a subsidiary or an associated company in respect of the issuer:
direct control
Interest of the issuing credit organization in the authorized capital of a subsidiary and/or an associated company:	100%
Fraction of common shares of a subsidiary or an associated company, held by the issuing credit organization:	100%
Interest of the subsidiary and/or the associated company in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the subsidiary and/or associated company:	0%

13.
Full corporate name:	VTB 24 (closed joint-stock company)
Abbreviated corporate name:	VTB 24 (CJSC)
TIN (if applicable):	7710353606
OGRN (if applicable):	1027739207462
Location:	35 Myasnitskaya Street, Moscow 101000
Grounds for recognition of the company as a subsidiary or an associated company in respect of the issuer:
direct control
Interest of the issuing credit organization in the authorized capital of a subsidiary and/or an associated company:	100%
Fraction of common shares of a subsidiary or an associated company, held by the issuing credit organization:	100%
Interest of the subsidiary and/or the associated company in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the subsidiary and/or associated company:	0%

14.
Full corporate name:	Joint Stock Company “VTB Bank (Georgia)”
Abbreviated corporate name:	Joint Stock Company “VTB Bank (Georgia)”
TIN (if applicable):	-
OGRN (if applicable):	-
Location:	14 Chanturiya Street, Tbilisi 0114, Georgia
Grounds for recognition of the company as a subsidiary or an associated company in respect of the issuer:
direct control
Interest of the issuing credit organization in the authorized capital of a subsidiary and/or an associated company:	96,3072%
Fraction of common shares of a subsidiary or an associated company, held by the issuing credit organization:	96,3072%
Interest of the subsidiary and/or the associated company in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the subsidiary and/or associated company:	0%

15.
Full corporate name:	Public Joint-Stock Company VTB Bank
Abbreviated corporate name:	PJSC VTB Bank
TIN (if applicable):	-
OGRN (if applicable):	-
Location:	8/26 Tarasa Shevchenko Blvd / Pushkinskaya Street, Kiev, Ukraine 01004
Grounds for recognition of the company as a subsidiary or an associated company in respect of the issuer:
direct control
Interest of the issuing credit organization in the authorized capital of a subsidiary and/or an associated company:	99,9737%
Fraction of common shares of a subsidiary or an associated company, held by the issuing credit organization:	99,9737%
Interest of the subsidiary and/or the associated company in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the subsidiary and/or associated company:	0%

16.
Full corporate name:	Closed Joint-Stock Company VTB-Development
Abbreviated corporate name:	CJSC VTB-Development
TIN (if applicable):	7838327945
OGRN (if applicable):	1057811461091
Location:	29 B. Morskaya Street, St. Petersburg 190000
Grounds for recognition of the company as a subsidiary or an associated company in respect of the issuer:
direct control
Interest of the issuing credit organization in the authorized capital of a subsidiary and/or an associated company:	100%
Fraction of common shares of a subsidiary or an associated company, held by the issuing credit organization:	100%
Interest of the subsidiary and/or the associated company in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the subsidiary and/or associated company:	0%

17.
Full corporate name:	EMBASSY DEVELOPMENT LIMITED
Abbreviated corporate name:	EMBASSY DEVELOPMENT LTD
TIN (if applicable):	-
OGRN (if applicable):	-
Location:	26 New street, St. Helier, Jersey, JE4 8PP
Grounds for recognition of the company as a subsidiary or an associated company in respect of the issuer:
direct control
Interest of the issuing credit organization in the authorized capital of a subsidiary and/or an associated company:	100%
Fraction of common shares of a subsidiary or an associated company, held by the issuing credit organization:	-
Interest of the subsidiary and/or the associated company in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the subsidiary and/or associated company:	0%

18.
Full corporate name:	Limited Liability Company VTB Infrastructure Investments
Abbreviated corporate name:	LLC VTB Infrastructure Investments
TIN (if applicable):	7703768889
OGRN (if applicable):	1127746409801
Location:	12 Presnenskaya Nab., Moscow 123100
Grounds for recognition of the company as a subsidiary or an associated company in respect of the issuer:
direct control
Interest of the issuing credit organization in the authorized capital of a subsidiary and/or an associated company:	100%
Fraction of common shares of a subsidiary or an associated company, held by the issuing credit organization:	-
Interest of the subsidiary and/or the associated company in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the subsidiary and/or associated company:	0%

19.
Full corporate name:	Banco VTB Africa. S.A
Abbreviated corporate name:	Banco VTB Africa. S.A
TIN (if applicable):	-
OGRN (if applicable):	-
Location:	Rua da Missao.22. Luanda. Angola
Grounds for recognition of the company as a subsidiary or an associated company in respect of the issuer:
direct control
Interest of the issuing credit organization in the authorized capital of a subsidiary and/or an associated company:	50,1%
Fraction of common shares of a subsidiary or an associated company, held by the issuing credit organization:	-
Interest of the subsidiary and/or the associated company in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the subsidiary and/or associated company:	0%

20.
Full corporate name:	Closed Joint-Stock Company VTB Bank (Belarus)
Abbreviated corporate name:	CJSC VTB Bank (Belarus)
TIN (if applicable):	-
OGRN (if applicable):	-
Location:	14 Moskovskaya Street, Minsk 220007, Republic of Belarus
Grounds for recognition of the company as a subsidiary or an associated company in respect of the issuer:
direct control
Interest of the issuing credit organization in the authorized capital of a subsidiary and/or an associated company:	71,4185%
Fraction of common shares of a subsidiary or an associated company, held by the issuing credit organization:	71,4185%
Interest of the subsidiary and/or the associated company in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the subsidiary and/or associated company:	0%

21.
Full corporate name:	Limited Liability Company VTB Factoring
Abbreviated corporate name:	LLC VTB Factoring
TIN (if applicable):	7708683999
OGRN (if applicable):	5087746611145
Location:	52 Kosmodamianskaya Nab., bldg 1, Moscow 115054
Grounds for recognition of the company as a subsidiary or an associated company in respect of the issuer:
direct control
Interest of the issuing credit organization in the authorized capital of a subsidiary and/or an associated company:	100%
Fraction of common shares of a subsidiary or an associated company, held by the issuing credit organization:	-
Interest of the subsidiary and/or the associated company in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the subsidiary and/or associated company:	0%

22.
Full corporate name:	Subsidiary Joint-Stock Company VTB Bank (Kazakhstan)
Abbreviated corporate name:	SJSC VTB Bank (Kazakhstan)
TIN (if applicable):	-
OGRN (if applicable):	-
Location:	38v Timiryazeva Street, Almaty 050040, Republic of Kazakhstan
Grounds for recognition of the company as a subsidiary or an associated company in respect of the issuer:
direct control
Interest of the issuing credit organization in the authorized capital of a subsidiary and/or an associated company:	100%
Fraction of common shares of a subsidiary or an associated company, held by the issuing credit organization:	100%
Interest of the subsidiary and/or the associated company in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the subsidiary and/or associated company:	0%

23.
Full corporate name:	Open Joint-Stock Company VTB Bank (Azerbaijan)
Abbreviated corporate name:	JSC VTB Bank (Azerbaijan)
TIN (if applicable):	-
OGRN (if applicable):	-
Location:	38 Khatai Prospekt, Nasimi district, Baku AZ 1008, Republic of Azerbaijan
Grounds for recognition of the company as a subsidiary or an associated company in respect of the issuer:
direct control
Interest of the issuing credit organization in the authorized capital of a subsidiary and/or an associated company:	51%
Fraction of common shares of a subsidiary or an associated company, held by the issuing credit organization:	51%
Interest of the subsidiary and/or the associated company in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the subsidiary and/or associated company:	0%

24.
Full corporate name:	Closed Joint Stock Company Dinamo Moscow Football Club
Abbreviated corporate name:	CJSC Dinamo Moscow Football Club
TIN (if applicable):	7714067099
OGRN (if applicable):	1027700547511
Location:	36 Leningradsky Prospekt, Moscow 125167
Grounds for recognition of the company as a subsidiary or an associated company in respect of the issuer:
direct control
Interest of the issuing credit organization in the authorized capital of a subsidiary and/or an associated company:	74%
Fraction of common shares of a subsidiary or an associated company, held by the issuing credit organization:	74%
Interest of the subsidiary and/or the associated company in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the subsidiary and/or associated company:	0%

25.
Full corporate name:	Limited Liability Company VTB Pension Administrator
Abbreviated corporate name:	LLC VTB Pension Administrator
TIN (if applicable):	7708698459
OGRN (if applicable):	1097746178232
Location:	52 Kosmodamianskaya Nab., bldg 1, Moscow 115054
Grounds for recognition of the company as a subsidiary or an associated company in respect of the issuer:
direct control
Interest of the issuing credit organization in the authorized capital of a subsidiary and/or an associated company:	100%
Fraction of common shares of a subsidiary or an associated company, held by the issuing credit organization:	-
Interest of the subsidiary and/or the associated company in the authorized capital of the issuer:	0,7975%
Fraction of common shares of the issuer, held by the subsidiary and/or associated company:	0,7975%

26.
Full corporate name:	Closed Joint-Stock Company Holding VTB Capital
Abbreviated corporate name:	CJSC Holding VTB Capital
TIN (if applicable):	7703701010
OGRN (if applicable):	1097746344596
Location:	12 Presnenskaya Nab., Moscow 123100
Grounds for recognition of the company as a subsidiary or an associated company in respect of the issuer:
direct control
Interest of the issuing credit organization in the authorized capital of a subsidiary and/or an associated company:	100%
Fraction of common shares of a subsidiary or an associated company, held by the issuing credit organization:	100%
Interest of the subsidiary and/or the associated company in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the subsidiary and/or associated company:	0%

27.
Full corporate name:	Open Joint-Stock Company Hals Development
Abbreviated corporate name:	JSC Gals-Development
TIN (if applicable):	7706032060
OGRN (if applicable):	1027739002510
Location:	35 Bolshaya Tatarskaya, bldg 4, Moscow 115184
Grounds for recognition of the company as a subsidiary or an associated company in respect of the issuer:
direct control
Interest of the issuing credit organization in the authorized capital of a subsidiary and/or an associated company:	51,24%
Fraction of common shares of a subsidiary or an associated company, held by the issuing credit organization:	51,24%
Interest of the subsidiary and/or the associated company in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the subsidiary and/or associated company:	0%

28.
Full corporate name:	Limited Liability Company Russian Elevator
Abbreviated corporate name:	LLC Russian Elevator
TIN (if applicable):	7728708465
OGRN (if applicable):	1097746504162
Location:	198 Profsoyuznaya Street, Moscow 117437, Russian Federation
Grounds for recognition of the company as a subsidiary or an associated company in respect of the issuer:
direct control
Interest of the issuing credit organization in the authorized capital of a subsidiary and/or an associated company:	100%
Fraction of common shares of a subsidiary or an associated company, held by the issuing credit organization:	-
Interest of the subsidiary and/or the associated company in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the subsidiary and/or associated company:	0%

29.
Full corporate name:	Closed Joint Stock Company VTB Arena
Abbreviated corporate name:	CJSC VTB Arena
TIN (if applicable):	7714811896
OGRN (if applicable):	1107746524445
Location:	6 Lesnaya Street, Moscow 125047
Grounds for recognition of the company as a subsidiary or an associated company in respect of the issuer:
direct control
Interest of the issuing credit organization in the authorized capital of a subsidiary and/or an associated company:	74.9999%
Fraction of common shares of a subsidiary or an associated company, held by the issuing credit organization:	74.9999%
Interest of the subsidiary and/or the associated company in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the subsidiary and/or associated company:	0%

30.
Full corporate name:	Open Joint-Stock Company TransCreditBank
Abbreviated corporate name:	JSC Transcreditbank
TIN (if applicable):	7722080343
OGRN (if applicable):	1027739048204
Location:	37A Novaya Basmannaya, Moscow 105066
Grounds for recognition of the company as a subsidiary or an associated company in respect of the issuer:
direct control
Interest of the issuing credit organization in the authorized capital of a subsidiary and/or an associated company:	99,592%
Fraction of common shares of a subsidiary or an associated company, held by the issuing credit organization:	99,5958%
Interest of the subsidiary and/or the associated company in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the subsidiary and/or associated company:	0%

31.
Full corporate name:	Limited Liability Company Estate Management
Abbreviated corporate name:	LLC Estate Management
TIN (if applicable):	7842425303
OGRN (if applicable):	1107847046801
Location:	140 Nevsky Prospekt, Lit. A, office 2H, St. Petersburg 191036
Grounds for recognition of the company as a subsidiary or an associated company in respect of the issuer:
direct control
Interest of the issuing credit organization in the authorized capital of a subsidiary and/or an associated company:	99,9%
Fraction of common shares of a subsidiary or an associated company, held by the issuing credit organization:	-
Interest of the subsidiary and/or the associated company in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the subsidiary and/or associated company:	0%

32.
Full corporate name:	Limited Liability Company VTB Real Estate
Abbreviated corporate name:	LLC VTB Real Estate
TIN (if applicable):	7729679810
OGRN (if applicable):	1117746272907
Location:	70 Mosfilmovskaya Street, Moscow 119590
Grounds for recognition of the company as a subsidiary or an associated company in respect of the issuer:
direct control
Interest of the issuing credit organization in the authorized capital of a subsidiary and/or an associated company:	100%
Fraction of common shares of a subsidiary or an associated company, held by the issuing credit organization:	-
Interest of the subsidiary and/or the associated company in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the subsidiary and/or associated company:	0%

33.
Full corporate name:	Limited Liability Company VTB DC
Abbreviated corporate name:	LLC VTB DC
TIN (if applicable):	7710904677
OGRN (if applicable):	5117746058733
Location:	8 2nd Brestskaya Street, 9th floor, facility XIV, room 47, Moscow 125047
Grounds for recognition of the company as a subsidiary or an associated company in respect of the issuer:
direct control
Interest of the issuing credit organization in the authorized capital of a subsidiary and/or an associated company:	100%
Fraction of common shares of a subsidiary or an associated company, held by the issuing credit organization:	-
Interest of the subsidiary and/or the associated company in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the subsidiary and/or associated company:	0%

34.
Full corporate name:	VTB Bank (Austria) Aktiengesellschaft
Abbreviated corporate name:	VTB Bank (Austria) AG
TIN (if applicable):	-
OGRN (if applicable):	-
Location:	A-1010, Wien, Parkring 6, Wien, Austria
Grounds for recognition of the company as a subsidiary or an associated company in respect of the issuer:
direct control
Interest of the issuing credit organization in the authorized capital of a subsidiary and/or an associated company:	100%
Fraction of common shares of a subsidiary or an associated company, held by the issuing credit organization:	100%
Interest of the subsidiary and/or the associated company in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the subsidiary and/or associated company:	0%

35.
Full corporate name:	VTB ECP Finance Limited
Abbreviated corporate name:	VTB ECP Finance Limited
TIN (if applicable):	-
OGRN (if applicable):	-
Location:	31 Fitzwilliam Square, Dublin 2, Ireland
Grounds for recognition of the company as a subsidiary or an associated company in respect of the issuer:
direct control
Interest of the issuing credit organization in the authorized capital of a subsidiary and/or an associated company:	100%
Fraction of common shares of a subsidiary or an associated company, held by the issuing credit organization:	-
Interest of the subsidiary and/or the associated company in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the subsidiary and/or associated company:	0%

36.
Full corporate name:	Closed Joint Stock Company KS Holding
Abbreviated corporate name:	CJSC KS Holding
TIN (if applicable):	7703649200
OGRN (if applicable):	1077762618636
Location:	6 Krasnopresnenskaya Nab., Moscow, 123100
Grounds for recognition of the company as a subsidiary or an associated company in respect of the issuer:
direct control
Interest of the issuing credit organization in the authorized capital of a subsidiary and/or an associated company:	49%
Fraction of common shares of a subsidiary or an associated company, held by the issuing credit organization:	49%
Interest of the subsidiary and/or the associated company in the authorized capital of the issuer:	No
Fraction of common shares of the issuer, held by the subsidiary and/or associated company:	No

37.
Full corporate name:	Open Joint-Stock Company Stolichnaya Strakhovaya Gruppa
Abbreviated corporate name:	JSC Stolichnaya Strakhovaya Gruppa
TIN (if applicable):	7707620717
OGRN (if applicable):	5077746299670
Location:	40 Dolgorukovskaya Street, Moscow 127006
Grounds for recognition of the company as a subsidiary or an associated company in respect of the issuer:
direct control
Interest of the issuing credit organization in the authorized capital of a subsidiary and/or an associated company:	25% +1 share
Fraction of common shares of a subsidiary or an associated company, held by the issuing credit organization:	25% +1 share
Interest of the subsidiary and/or the associated company in the authorized capital of the issuer:	No
Fraction of common shares of the issuer, held by the subsidiary and/or associated company:	No

38.
Full corporate name:	Vietnam-Russia Joint Venture Bank
Abbreviated corporate name:	Vietnam-Russia Bank
TIN (if applicable):	-
TIN (if applicable):	-
Location:	1 Yet Kieu Str., Hoan Kiem Dist., Hanoi, Vietnam
Grounds for recognition of the company as a subsidiary or an associated company in respect of the issuer:
direct control
Interest of the issuer if the authorized capital of the commercial organization:	50
Fraction of common shares of the commercial organization, held by the issuer:	-
Interest of the commercial organization in the authorized capital of the issuer:	No
Fraction of common shares of the issuer, held by the commercial organization:	No

39.
Full corporate name:	Limited Liability Company Interbank Trading House
Abbreviated corporate name:	LLC IB TH
TIN (if applicable):	7702326045
TIN (if applicable):	1027739247810
Location:	11 Posledny Lane, bldg 1, Moscow, 107045
Grounds for recognition of the company as a subsidiary or an associated company in respect of the issuer:
direct control
Interest of the issuer if the authorized capital of the commercial organization:	50
Fraction of common shares of the commercial organization, held by the issuer:	-
Interest of the commercial organization in the authorized capital of the issuer:	No
Fraction of common shares of the issuer, held by the commercial organization:	No

4.6. Content, structure and value of the issuer’s fixed assets, information on the plans for acquisition, replacement and retirement of fixed assets as well as all the facts of encumbrance on the issuer’s fixed assets

     4.6.1. Fixed assets

     Information on the initial (replacement) cost of fixed assets and the amount of depreciation accrued for the last 5 completed fiscal years or for each completed fiscal year if the issuer has been functioning for less than 5 years:

1
Fixed assets group description	Initial (replacement) cost, RUB’000	Accumulated depreciation amount, RUB’000 (taking into consideration the wear recorded on account 91211)
1	2	3

Accounting date: April 01, 2013
Buildings	38,532,117	2,547,792
Motor vehicles	885,327	577,478
Office equipment	600,934	438,340
Furniture	967,364	545 342
Computer equipment	2,812,971	2,530,791
Information systems	737,034	471,469
Equipment	3,362,787	2,119,125
Other fixed assets	2,013,543	1,244,970
Leasing	0	0
Total:	49,912,077	10,475,307

2
Fixed assets group description	Initial (replacement) cost, RUB’000	Accumulated depreciation amount, RUB’000
1	2	3

Accounting date: January 1, 2013
Buildings	35,725,794	2,383,742
Motor vehicles	841,112	550,705
Office equipment	571,329	405,883
Furniture	905,340	512,658
Computer equipment	2,663,613	2,468,450
Information systems	850,782	605,496
Equipment	3,016,950	1,838,244
Other fixed assets	1,707,976	1,238,430
Leasing	0	0
Total:	46,282,896	10,003,608
3
Fixed assets group description	Initial (replacement) cost, RUB’000	Accumulated depreciation amount, RUB’000
1	2	3

Accounting date: January 01, 2012
Buildings	31,950,366	2,505,967
Motor vehicles	840,066	527,959
Office equipment	553,739	384,015
Furniture	881,077	398,561
Computer equipment	2,549,066	2,248,520
Information systems	684,738	447,168
Equipment	2,888,355	1,437,899
Other fixed assets	1,656,941	1,052,077
Leasing	0	0
Total:	42,004,348	9,002,166

4
Fixed assets group description	Initial (replacement) cost, RUB’000	Accumulated depreciation amount, RUB’000
1	2	3

Accounting date: January 1, 2011
Buildings	24,483,379	1,524,365
Motor vehicles	631,779	402,973
Office equipment	423,933	313,188
Furniture	441,115	254,014
Computer equipment	1,892,633	1,531,431
Information systems	505 529	323 883
Equipment	1,729,708	778,564
Other fixed assets	1,436,766	800,053
Leasing	0	0
Total:	31,544,842	5,928,471

5
Fixed assets group description	Initial (replacement) cost, RUB’000	Accumulated depreciation amount, RUB’000
1	2	3

Accounting date: January 1, 2010
Buildings	16,192,682	1,130,801
Motor vehicles	569,989	367,560
Office equipment	410,299	278 853
Furniture	315 493	218 349
Computer equipment	1,670,743	1,304,712
Information systems	419,828	324,577
Equipment	1,224,119	664,040
Other fixed assets	989,485	590,623
Leasing	0	0
Total:	21,792,638	4,879,515

6
Fixed assets group description	Initial (replacement) cost, RUB’000	Accumulated depreciation amount, RUB’000
1	2	3

Accounting date: January 1, 2009
Buildings	18,507,846	1,283,783
Motor vehicles	594,699	323,370
Office equipment	405,300	237,478
Furniture	283,109	175,819
Computer equipment	1,458,912	1,117,414
Information systems	389,734	287,275
Equipment	1,078,236	542,979
Other fixed assets	921,769	478,499
Leasing	0	0
Total:	23,639,605	4,446,617

     Data on methods of depreciation accrual on the fixed assets groups

     Depreciation is accrued using the straight-line method in accordance with Decree on Classification of Fixed Assets Included in Depreciation Groups No. 1 dd. January 1, 2002

The results of the last revaluation of fixed assets and long-term leased fixed assets which took place within the last 5 completed fiscal years or starting from the state registration of the issuer if the issuer has been functioning for less than 5 years:

The last revaluation of fixed assets took place on January 23, 2013

Fixed assets group description	Balance sheet value of fixed assets before revaluation, RUB’000		Replacement value of fixed assets after revaluation, RUB’000		Date and method of revaluation/appraisal procedure
	full	residual	full	residual
1	2	3	4	5	6
	January 1,
Reporting date:	2013
					January 23, 2013,
Buildings					replacement value,
	35,725,794	33,342,052	38,846,227	36,366,166	direct recalculation

     Information on plans for acquisition, replacement and retirement of fixed assets whose value is equal to 10% or more to the value of the issuer’s fixed assets and other fixed assets at the issuer’s discretion

     No

     Information on all the facts of encumbrance on the issuer’s fixed assets

     No

4.7. Organizations under control of the issuer with substantial significance for it (controlled organizations)

1.
Full corporate name:	Limited Liability Company Insurance Company VTB Insurance
Abbreviated corporate name:	LLC IC VTB Insurance
TIN (if applicable):	7702263726
OGRN (if applicable):	1027700462514
Location:	2/4 Turgenevskaya Square, bldg 1, Moscow 101000

Type of control over the organization, in respect of which the issuer is a controller: direct

     The attribute of control effected by the issuer over the organization, in respect of which it is a controller:

Interest of the issuer in the authorized capital of the controlled organization:	100%
Fraction of common shares of the controlled organization being a joint-stock company, held by the issuer:	-

Interest of the controlled organization in the authorized capital of the issuer:	0,000005%
Fraction of common shares of the issuer, held by the controlled organization:	0,000005%

     Description of the core activity of the controlled organization:

     insurance services

     Composition of management bodies of the controlled organization:

     Personal composition of the board of directors (supervisory board) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
1	Galperin Gennadiy Aronovich	0%	0%
2	Petlina Yekaterina Vladimirovna	0,00002%	0,00002%
3	Gorshkov Geogriy Vyacheslavovich	0,00004%	0,00004%
4	Stepashina Tamara Vladimirovna	0,00070%	0,00070%
5	Timokhin Dmitry Ivanovich	0%	0%
6	Skvortsov Andrey Borisovich	0%	0%
7	Yakunin Mikhail Leonidovich	0%	0%
	Chairman of the Board of Directors (Supervisory Board)
8	Zadornov Mikhail Mikhailovich	0,00098%	0,00098%

     Personal composition of a collective executive body (Board, Directorate) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Common share fraction of the issuer:
1	2	3	4
1	Galperin Gennadiy Aronovich	0%	0%
2	Motorin Mikhail Albertovich	0%	0%
3	Merkulov Oleg Yulyevich	0%	0%
4	Nisselson Yevgeniy Aleksandrovich	0%	0%
5	Vishnevsky Yegor Vladimirovich	0%	0%
6	Konkin Sergey Vladimirovich	0%	0%
7	Agapova Svetlana Mikhailovna	0%	0%
8	Volodin Aleksey Mikhaylovich	0%	0%

     A person holding office of (functioning as) a sole executive body of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
	Galperin Gennadiy Aronovich	0%	0%

2.
Full corporate name:	Limited Liability Company VB-Service
Abbreviated corporate name:	LLC VB-SERVICE
TIN (if applicable):	7709266211
OGRN (if applicable):	1027739150900
Location:	5 Marksistskaya Street, bldg. 1, Moscow 109147

Type of control over the organization, in respect of which the issuer is a controller: direct

     The attribute of control effected by the issuer over the organization, in respect of which it is a controller:

Interest of the issuer in the authorized capital of the controlled organization:	100%
Fraction of common shares of the controlled organization being a joint-stock company, held by the issuer:	-

Interest of the controlled organization in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the controlled organization:	0%

     Description of the core activity of the controlled organization:

     repair and maintenance of buildings, utilities, adjacent territories; real estate operations and motor transport services to the issuer.

     Composition of management bodies of the controlled organization:

     Personal composition of the board of directors (supervisory board) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
1	Avdeyeva Olga Anatolyevna	0,0006%	0,0006%
2	Voronov Sergey Ivanovich	0%	0%
3	Demin Aleksey Aleksandrovich	0%	0%
4	Tolstov Vladislav Gennadiyevich	0,00013%	0,00013%
5	Filatov Nikolay Yegorovich	0%	0%
6	Filippova Margarita Petrovna	0%	0%
	Chairman of the Board of Directors (Supervisory Board)
7	Filatov Nikolay Yegorovich	0%	0%

Personal composition of a collective executive body (Board, Directorate) of the controlled organization: Not stipulated by the Articles of Association

     A person holding office of (functioning as) a sole executive body of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
	Danilin Igor Alekseyevich	0%	0%

3.
Full corporate name:	Limited Liability Company Multicarta
Abbreviated corporate name:	LLC Multicarta
TIN (if applicable):	7710007966
OGRN (if applicable):	1027739116404
Location:	43 Vorontsovskaya Street, bldg 1, Moscow 109147

Type of control over the organization, in respect of which the issuer is a controller: direct

     The attribute of control effected by the issuer over the organization, in respect of which it is a controller:

Interest of the issuer in the authorized capital of the controlled organization:	100%
Fraction of common shares of the controlled organization being a joint-stock company, held by the issuer:	-

Interest of the controlled organization in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the controlled organization:	0%

     Description of the core activity of the controlled organization:

     services related to programs connected with the bank card issue and acquiring

     Composition of management bodies of the controlled organization:

     Personal composition of the board of directors (supervisory board) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
1	Rusanov Sergey Georgiyevich	0%	0%
2	Dmitriyev Aleksandr Vladimirovich	0%	0%
3	Zulina Yelena Leonidovna	0%	0%
4	Gorshkov Georgiy Vyacheslavovich	0,00004%	0,00004%
5	Chulkov Valeriy Vladimirovich	0%	0%
6	Zhuravlev Mikhail Leonidovich	0%	0%
7	Grigoryeva Natalia Borisovna	0,000035%	0,000035%
8	Somov Sergey Yuryevich	0%	0%

	Chairman of the Board of Directors (Supervisory Board)
9	Rudenko Dmitry Vasilyevich	0%	0%

Personal composition of a collective executive body (Board, Directorate) of the controlled organization: Not stipulated by the Articles of Association

     A person holding office of (functioning as) a sole executive body of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
	Zhuravlev Mikhail Leonidovich	0%	0%

4.
Full corporate name:	VTB Capital (Namibia) (Proprietary) Limited
Abbreviated corporate name:	VTB Capital (Namibia) (Pty) Ltd
TIN (if applicable):	-
OGRN (if applicable):	-
Location:	5th, CIH House, Kasino street, Widhoek, Namibia

Type of control over the organization, in respect of which the issuer is a controller: direct

     The attribute of control effected by the issuer over the organization, in respect of which it is a controller:

Interest of the issuer in the authorized capital of the controlled organization:	50,3333%
Fraction of common shares of the controlled organization being a joint-stock company, held by the issuer:	50,3333%

Interest of the controlled organization in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the controlled organization:	0%

     Description of the core activity of the controlled organization:

     consulting and financial services

     Composition of management bodies of the controlled organization:

     Personal composition of the board of directors (supervisory board) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
1	Titov Aleksandr Viktorovich	0,00032%	0,00032%
2	Jacobus Christian Brandt	0%	0%
3	Martin Anton Muller	0%	0%
4	Albertus Johaness Basson	0%	0%
	Chairman of the Board of Directors (Supervisory Board)
5	Skvortsov Igor Leonidovich	0%	0%

     Personal composition of a collective executive body (Board, Directorate) of the controlled organization: Not stipulated by the Articles of Association

     A person holding office of (functioning as) a sole executive body of the controlled organization: Not elected.

5.
Full corporate name:	Russian Commercial Bank (Cyprus) Limited
Abbreviated corporate name:	Russian Commercial Bank (Cyprus) Ltd.
TIN (if applicable):	-
OGRN (if applicable):	-
Location:	2 Amathuntos Street, P.C. 3105, Limassol, Cyprus

Type of control over the organization, in respect of which the issuer is a controller: direct

     The attribute of control effected by the issuer over the organization, in respect of which it is a controller:

Interest of the issuer in the authorized capital of the controlled organization:	60
Fraction of common shares of the controlled organization being a joint-stock company, held by the issuer:	60

Interest of the controlled organization in the authorized capital of the issuer:	0.000008%
Fraction of common shares of the issuer, held by the controlled organization:	0.000008%

     Description of the core activity of the controlled organization:

     banking.

     Composition of management bodies of the controlled organization:

     Personal composition of the board of directors (supervisory board) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
1	Solozhentseva Natalia Vladimirovna	0.000049%	0.000049%
2	Puchkov Andrey Sergeyevich	0.00037%	0.00037%
3	Zimarin Kirill Aleksandrovich	0%	0%
4	Loizides Panayotis	0%	0%
5	Zakheos Sotirius	0%	0%
6	Marganiya Otar Leontyevich	0%	0%
7	Levin Vadim Olegovich	0,00074%	0,00074%
8	Pissarides Christophoros Antiniou	0%	0%
	Chairman of the Board of Directors (Supervisory Board)
9	Kuzovlev Mikhail Valerievich	0%	0%

Personal composition of a collective executive body (Board, Directorate) of the controlled organization: Not stipulated by the Articles of Association

     A person holding office of (functioning as) a sole executive body of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
	Zimarin Kirill Aleksandrovich	0%	0%

6.
Full corporate name:	I.T.C. Consultants (Cyprus) Limited
Abbreviated corporate name:	I.T.C. Consultants (Cyprus) Ltd.
TIN (if applicable):	-
OGRN (if applicable):	-
Location:	221, Christodoulou Chatzipavlou, Helios Court, 1-st floor, p.c. 3036, Limassol, Cyprus

Type of control over the organization, in respect of which the issuer is a controller: direct

     The attribute of control effected by the issuer over the organization, in respect of which it is a controller:

Interest of the issuer in the authorized capital of the controlled organization:	100%
Fraction of common shares of the controlled organization being a joint-stock company, held by the issuer:	100%

Interest of the controlled organization in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the controlled organization:	0%

     Description of the core activity of the controlled organization:

     consulting services, financial and investment activities.

     Composition of management bodies of the controlled organization:

     Personal composition of the board of directors (supervisory board) of the controlled organization: Not stipulated by the Articles of Association

     Personal composition of a collective executive body (Board, Directorate) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Common share fraction of the issuer:
1	2	3	4
1	Bokov Igor Yuryevich	0%	0%
2	Karagiorgi Christiana	0%	0%

     A person holding office of (functioning as) a sole executive body of the controlled organization: Not stipulated by the Articles of Association

7.
Full corporate name:	Closed Joint-Stock Company VTB Specialized Depository
Abbreviated corporate name:	CJSC VTB Specialized Depository
TIN (if applicable):	7705110090
OGRN (if applicable):	1027739157522
Location:	35 Myasnitskaya Street, Moscow, 101000

Type of control over the organization, in respect of which the issuer is a controller: direct

     The attribute of control effected by the issuer over the organization, in respect of which it is a controller:

Interest of the issuer in the authorized capital of the controlled organization:	100%
Fraction of common shares of the controlled organization being a joint-stock company, held by the issuer:	100%

Interest of the controlled organization in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the controlled organization:	0%

     Description of the core activity of the controlled organization:
     depository.

     Composition of management bodies of the controlled organization:

     Personal composition of the board of directors (supervisory board) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
1	Vanurina Viktoria Gennadyevna	0%	0%
2	Bogoutdinov Shamil Abdulkhakovich	0%	0%
3	Suchkov Andrey Yuryevich	0,000018%	0,000018%
4	Lazareva Irina Vladimirovna	0,00007%	0,00007%
	Chairman of the Board of Directors (Supervisory Board)
5	Ushakova Nadezhda Yuryevna	0%	0%

     Personal composition of a collective executive body (Board, Directorate) of the controlled organization: Not stipulated by the Articles of Association

     A person holding office of (functioning as) a sole executive body of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
	Lazareva Irina Vladimirovna	0,00007%	0,00007%

8.
Full corporate name:	Limited Liability Company VTB Administrator
Abbreviated corporate name:	LLC VTB Administrator
TIN (if applicable):	7710907460
OGRN (if applicable):	1127746118752
Location:	6 Lesnaya Street, Moscow 125047

Type of control over the organization, in respect of which the issuer is a controller: direct

     The attribute of control effected by the issuer over the organization, in respect of which it is a controller:

Interest of the issuer in the authorized capital of the controlled organization:	100%
Fraction of common shares of the controlled organization being a joint-stock company, held by the issuer:	-

Interest of the controlled organization in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the controlled organization:	0%

     Description of the core activity of the controlled organization:
     financial intermediation.

     Composition of management bodies of the controlled organization:

     Personal composition of the board of directors (supervisory board) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
1	Avdeyeva Olga Anatolyevna	0,0006%	0,0006%
2	Gorpinchenko Sergey Viktorovich	0%	0%
3	Gorchakovskaya Larisa Alekseyevna	0%	0%
4	Timokhin Dmitry Ivanovich	0%	0%
5	Demenyuk Yulia Vasilyevna	0%	0%
	Chairman of the Board of Directors (Supervisory Board)
6	Oleshek Marina Dmitriyevna	0,00016%	0,00016%

Personal composition of a collective executive body (Board, Directorate) of the controlled organization: Not stipulated by the Articles of Association.

     A person holding office of (functioning as) a sole executive body of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
	Gorchakovskaya Larisa Alekseyevna	0%	0%

9.
Full corporate name:	Closed Joint Stock Company VTB Registrar
Abbreviated corporate name:	CJSC VTB Registrar
TIN (if applicable):	5610083568
OGRN (if applicable):	1045605469744
Location:	23 Pravdy Street, Moscow 127015

Type of control over the organization, in respect of which the issuer is a controller: direct

     The attribute of control effected by the issuer over the organization, in respect of which it is a controller:

Interest of the issuer in the authorized capital of the controlled organization:	100%
Fraction of common shares of the controlled organization being a joint-stock company, held by the issuer:	100%

Interest of the controlled organization in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the controlled organization:	0%

     Description of the core activity of the controlled organization:
     keeping the register of the holders of securities.

     Composition of management bodies of the controlled organization:

     Personal composition of the board of directors (supervisory board) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
1	Gorpinchenko Sergey Viktorovich	0%	0%
2	Kovrizhnykh Dmitry Nikolayevich	0%	0%
3	Timokhin Dmitry Ivanovich	0%	0%
4	Khotkin Vladimir Vladimirovich	0,000002%	0,000002%
	Chairman of the Board of Directors (Supervisory Board)
5	Maksimenkov Valeriy Vladimirovich	0%	0%

     Personal composition of a collective executive body (Board, Directorate) of the controlled organization: not stipulated by the Articles of Association

     A person holding office of (functioning as) a sole executive body of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
	Petrov Konstantin Sergeyevich	0%	0%

10.
Full corporate name:	Closed Joint Stock Company Almaz-Press
Abbreviated corporate name:	CJSC Almaz-Press
TIN (if applicable):	7703183209
OGRN (if applicable):	1027700508516
Location:	3 Stolyarny Lane, bldg 34, Moscow 123022

Type of control over the organization, in respect of which the issuer is a controller: direct

     The attribute of control effected by the issuer over the organization, in respect of which it is a controller:

Interest of the issuer in the authorized capital of the controlled organization:	100%
Fraction of common shares of the controlled organization being a joint-stock company, held by the issuer:	100%

Interest of the controlled organization in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the controlled organization:	0%

     Description of the core activity of the controlled organization:
     polygraphy, editorial and publishing activities.

     Composition of management bodies of the controlled organization:

     Personal composition of the board of directors (supervisory board) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
1	Knizhnikov Mikhail Yurievich	0%	0%
2	Luginin Andrey Viktorovich	0,000007%	0,000007%
3	Merenkova Anastasiya Viktorovna	0%	0%
4	Sergeyeva Yulia Aleksandrovna	0%	0%
5	Bakov Mikhail Sergeyevich	0%	0%
	Chairman of the Board of Directors (Supervisory Board)
6	Lapin Konstantin Vitalyevich	0%	0%

     Personal composition of a collective executive body (Board, Directorate) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Common share fraction of the issuer:
1	2	3	4
1	Bakov Mikhail Sergeyevich	0%	0%
2	Lipgart Yelena Vladimirovna	0%	0%
3	Tyukachev Nikolay Nikolayevich	0%	0%
4	Zamuriyeva Inna Vladimirovna	0%	0%
5	Bardin Maksim Vladimirovich	0%	0%
6	Lugovaya Oksana Anatolyevna	0%	0%

     A person holding office of (functioning as) a sole executive body of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
	Bakov Mikhail Sergeyevich	0%	0%

11.
Full corporate name:	VTB Leasing (Open Joint-Stock Company)
Abbreviated corporate name:	JSC VTB Leasing
TIN (if applicable):	7709378229
OGRN (if applicable):	1037700259244
Location:	43 Vorontsovskaya Street, bldg 1, Moscow 109147

Type of control over the organization, in respect of which the issuer is a controller: direct

     The attribute of control effected by the issuer over the organization, in respect of which it is a controller:

Interest of the issuer in the authorized capital of the controlled organization:	100%
Fraction of common shares of the controlled organization being a joint-stock company, held by the issuer:	100%

Interest of the controlled organization in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the controlled organization:	0%

     Description of the core activity of the controlled organization:
     leasing operations.

     Composition of management bodies of the controlled organization:

     Personal composition of the board of directors (supervisory board) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
1	Konoplev Andrey Yuryevich	0,00063%	0,00063%
2	Kuzovlev Mikhail Valerievich	0%	0%
3	Moos Herbert	0.00341%	0.00341%
4	Yakunin Mikhail Leonidovich	0%	0%
5	Belov Stanislav Nikolayevich	0%	0%
7	Chairman of the Board of Directors (Supervisory Board)
	Soloviev Yuri Alekseyevich	0.00341%	0.00341%

     Personal composition of a collective executive body (Board, Directorate) of the controlled organization: Not stipulated by the Articles of Association

     A person holding office of (functioning as) a sole executive body of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
	Konoplev Andrey Yuryevich	0,00063%	0,00063%

12.
Full corporate name:	Closed Joint Stock Company VTB Bank (Armenia)
Abbreviated corporate name:	JSC VTB Bank (Armenia)
TIN (if applicable):	-
OGRN (if applicable):	-
Location:	46 Nalbandyana Street, Yerevan, Republic of Armenia, 0010

Type of control over the organization, in respect of which the issuer is a controller: direct

     The attribute of control effected by the issuer over the organization, in respect of which it is a controller:

Interest of the issuer in the authorized capital of the controlled organization:	100%
Fraction of common shares of the controlled organization being a joint-stock company, held by the issuer:	100%

Interest of the controlled organization in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the controlled organization:	0%

     Description of the core activity of the controlled organization:
     banking.

     Composition of management bodies of the controlled organization:

     Personal composition of the board of directors (supervisory board) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
1	Vsevolod Valeryevich Smakov	0%	0%
2	Yekaterina Viktorovna Yemelianova	0%	0%
3	Igor Ivanovich Piun	0%	0%
4	Tatyana Anatolyevna Mukhina	0%	0%
5	Dmitry Yevgenyevich Yakovlev	0%	0%
	Chairman of the Board of Directors (Supervisory Board)
6	Mikhail Leonidovich Yakunin	0%	0%

     Personal composition of a collective executive body (Board, Directorate) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Common share fraction of the issuer:
1	2	3	4
1	Arshak Grantovich Avetisyan	0%	0%
2	Artak Vladilenovich Khachatryan	0%	0%
3	Alena Georgiyevna Stratan	0%	0%
4	Yuri Vladimirovich Gusev	0%	0%
5	Armen Marlenovich Sargasyan	0%	0%

     A person holding office of (functioning as) a sole executive body of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
	Yuri Vladimirovich Gusev	0%	0%

13.
Full corporate name:	VTB 24 (closed joint-stock company)
Abbreviated corporate name:	VTB 24 (CJSC)
TIN (if applicable):	7710353606
OGRN (if applicable):	1027739207462
Location:	35 Myasnitskaya Street, Moscow, 101000

Type of control over the organization, in respect of which the issuer is a controller: direct

     The attribute of control effected by the issuer over the organization, in respect of which it is a controller:

Interest of the issuer in the authorized capital of the controlled organization:	100%
Fraction of common shares of the controlled organization being a joint-stock company, held by the issuer:	100%

Interest of the controlled organization in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the controlled organization:	0%

     Description of the core activity of the controlled organization:
     banking.

     Composition of management bodies of the controlled organization:

     Personal composition of the board of directors (supervisory board) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:

1	2	3	4
1	Petlina Yekaterina Vladimirovna	0,00002%	0,00002%
2	Piun Igor Ivanovich	0%	0%
3	Puchkov Andrey Sergeyevich	0.00037%	0.00037%
4	Moos Herbert	0.00341%	0.00341%
5	Zadornov Mikhail Mikhailovich	0,00098%	0,00098%
6	Titov Vasiliy Nikolayevich	0,00139%	0,00139%
7	Oseyevskiy Mikhail Eduardovich	0%	0%
	Chairman of the Board of Directors (Supervisory Board)
8	Kostin Andrey Leonidovich	0,00183%	0,00183%

     Personal composition of a collective executive body (Board, Directorate) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Common share fraction of the issuer:

1	2	3	4
1	Vorobyov Vyacheslav Viktorovich	0%	0%
2	Kozhokin Mikhail Mikhailovich	0,00069%	0,00069%
3	Zadornov Mikhail Mikhailovich	0,00098%	0,00098%
4	Pechatnikov Anatoliy Yuryevich	0,00001%	0,00001%
5	Chulkov Valeriy Vladimirovich	0%	0%
6	Sokolov Aleksandr Konstantinovich	0%	0%
7	Melenkin Aleksandr Viktorovich	0%	0%
8	Rusanov Sergey Georgiyevich	0%	0%
9	Petlina Yekaterina Vladimirovna	0,00002%	0,00002%

     A person holding office of (functioning as) a sole executive body of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:

1	2	3	4
	Zadornov Mikhail Mikhailovich	0,00098%	0,00098%

14.
Full corporate name:	Joint Stock Company VTB Bank (Georgia)
Abbreviated corporate name:	Joint Stock Company VTB Bank (Georgia)
TIN (if applicable):	-
OGRN (if applicable):	-
Location:	14 Chanturiya Street, Tbilisi 0114, Georgia

Type of control over the organization, in respect of which the issuer is a controller: direct

     The attribute of control effected by the issuer over the organization, in respect of which it is a controller:

Interest of the issuer in the authorized capital of the controlled organization:	96,3072%
Fraction of common shares of the controlled organization being a joint-stock company, held by the issuer:	96,3072%

Interest of the controlled organization in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the controlled organization:	0%

     Description of the core activity of the controlled organization:
     banking.

     Composition of management bodies of the controlled organization:

     Personal composition of the board of directors (supervisory board) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:

1	2	3	4
1	Vsevolod Valeryevich Smakov	0%	0%
2	Lomidze Georgiy Vazhayevich	0%	0%
3	Yakunin Mikhail Leonidovich	0%	0%
4	Piun Igor Ivanovich	0%	0%
	Chairman of the Board of Directors (Supervisory Board)
5	Titov Vasiliy Nikolayevich	0,00139%	0,00139%

     Personal composition of a collective executive body (Board, Directorate) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Common share fraction of the issuer:

1	2	3	4
1	Kontselidze Archil Resanovich	0%	0%
2	Chkhetiani Niko Otarovich	0%	0%
3	Robakidze Vladimir Tengizovich	0%	0%
4	Menteshashvili Mamuka Vazhayevich	0%	0%
5	Gabuniya Valerian Sergeyevich	0%	0%

     A person holding office of (functioning as) a sole executive body of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:

1	2	3	4
	Kontselidze Archil Resanovich	0%	0%

15.
Full corporate name:	Public Joint-Stock Company VTB Bank
Abbreviated corporate name:	PJSC VTB Bank
TIN (if applicable):	-
OGRN (if applicable):	-
Location:	8/26 Tarasa Shevchenko Blvd/Pushkinskaya Street, Kiev, Ukraine 01004

Type of control over the organization, in respect of which the issuer is a controller: direct

     The attribute of control effected by the issuer over the organization, in respect of which it is a controller:

Interest of the issuer in the authorized capital of the controlled organization:	99,9737%
Fraction of common shares of the controlled organization being a joint-stock company, held by the issuer:	99,9737%

Interest of the controlled organization in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the controlled organization:	0%

     Description of the core activity of the controlled organization:
     banking.

     Composition of management bodies of the controlled organization:

     Personal composition of the board of directors (supervisory board) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
1	Titov Vasiliy Nikolayevich	0,00139%	0,00139%
2	Yakunin Mikhail Leonidovich	0%	0%
3	Rudenko Dmitry Vasilyevich	0%	0%
4	Moos Herbert	0.00341%	0.00341%
5	Petlina Yekaterina Vladimirovna	0,00002%	0,00002%
6	Puchkov Andrey Sergeyevich	0.00037%	0.00037%
7	Soloviev Yuri Alekseyevich	0.00341%	0.00341%
8	Mukhina Tatyana Anatolyevna	0%	0%
	Chairman of the Board of Directors (Supervisory Board)
10	Kostin Andrey Leonidovich	0,00183%	0,00183%

     Personal composition of a collective executive body (Board, Directorate) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Common share fraction of the issuer:
1	2	3	4
1	Bezzub Aleksandr Alekseyevich	0%	0%
2	Pushkarev Vadim Vladimirovich	0%	0%
3	Fisher Vitaliy Vladimirovich	0,00004%	0,00004%
4	Suganyaka Nikolay Vasilyevich	0%	0%
5	Vasilets Natalya Yevgenyevna	0%	0%
6	Turovtseva Irina Gennadyevna	0%	0%
7	Kravets Andrey Nikolayevich	0%	0%
8	Smetanin Igor Vladimirovich	0%	0%

     A person holding office of (functioning as) a sole executive body of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
	Pushkarev Vadim Vladimirovich	0%	0%

16.
Full corporate name:	Closed Joint-Stock Company VTB-Development
Abbreviated corporate name:	CJSC VTB-Development
TIN (if applicable):	7838327945
OGRN (if applicable):	1057811461091
Location:	29 Bolshaya Morskaya Street, Saint-Petersburg 190000

Type of control over the organization, in respect of which the issuer is a controller: direct

     The attribute of control effected by the issuer over the organization, in respect of which it is a controller:

Interest of the issuer in the authorized capital of the controlled organization:	100%
Fraction of common shares of the controlled organization being a joint-stock company, held by the issuer:	100%

Interest of the controlled organization in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the controlled organization:	0%

     Description of the core activity of the controlled organization:
     financial intermediation.

     Composition of management bodies of the controlled organization:

     Personal composition of the board of directors (supervisory board) of the controlled organization:

No. item	surname, name and patronymic	Interest in the authorized capital of the issuer	Common share fraction of the issuer
1	2	3	4
1	Belyakov Denis Aleksandrovich	0%	0%
2	Vinnik Nadezhda Aronovna	0%	0%
3	Kosov Pavel Nikolayevich	0%	0%
4	Matviyenko Sergey Vladimirovich	0%	0%
5	Adamov Viktor Yevgenyevich	0%	0%
6	Olkhovskiy Aleksandr Anatolyevich	0%	0%
	Chairman of the Board of Directors (Supervisory Board)
7	Puchkov Andrey Sergeyevich	0.00037%	0.00037%

     Personal composition of a collective executive body (Board, Directorate) of the controlled organization: Not stipulated by the Articles of Association

     A person holding office of (functioning as) a sole executive body of the controlled organization:

No. item	surname, name and patronymic	Interest in the authorized capital of the issuer	Common share fraction of the issuer
1	2	3	4
	Matviyenko Sergey Vladimirovich	0%	0%

17.
Full corporate name:	EMBASSY DEVELOPMENT LIMITED
Abbreviated corporate name:	EMBASSY DEVELOPMENT LTD
TIN (if applicable):	-
OGRN (if applicable):	-
Location:	26 New street, St.Helier, Jersey, JE4 8PP

Type of control over the organization, in respect of which the issuer is a controller: direct

     The attribute of control effected by the issuer over the organization, in respect of which it is a controller:

Interest of the issuer in the authorized capital of the controlled organization:	100%
Fraction of common shares of the controlled organization being a joint-stock company, held by the issuer:	-

Interest of the controlled organization in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the controlled organization:	0%

     Description of the core activity of the controlled organization:
     construction, reconstruction and maintenance of buildings

     Composition of management bodies of the controlled organization:

     Personal composition of the board of directors (supervisory board) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
1	Nicholas Blair Cowley	0%	0%
2	Paul Michel Boutel	0%	0%
3	Peregudov Andrey Nikolayevich	0,000009%	0,000009%
	Chairman of the Board of Directors (Supervisory Board): not provided for

Personal composition of a collective executive body (Board, Directorate) of the controlled organization: Not stipulated by the Articles of Association

     A person holding office of (functioning as) a sole executive body of the controlled organization: not elected

18.
Full corporate name:	Limited Liability Company VTB Infrastructure
Investments
Abbreviated corporate name:	LLC VTB Infrastructure Investments
TIN (if applicable):	7703768889
OGRN (if applicable):	1127746409801
Location:	12 Presnenskaya Nab., Moscow 123100

Type of control over the organization, in respect of which the issuer is a controller: direct

     The attribute of control effected by the issuer over the organization, in respect of which it is a controller:

Interest of the issuer in the authorized capital of the controlled organization:	100%
Fraction of common shares of the controlled organization being a joint-stock company, held by the issuer:	-

Interest of the controlled organization in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the controlled organization:	0%

     Description of the core activity of the controlled organization:
     activities in the sphere of law, accounting and audit; consulting on business and company management (main).

     List of members of the controlled organization’s management bodies:

     Personal composition of the board of directors (supervisory board) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
1	Kiselev Andrey Vitalyevich	0%	0%
2	Pankratov Oleg Vladimirovich	0%	0%
3	Sudets Yevgenia Leonidovna	0%	0%
	Chairman of the Board of Directors (Supervisory Board): not elected

     Personal composition of a collective executive body (Board, Directorate) of the controlled organization: Not stipulated by the Articles of Association

     A person holding office of (functioning as) a sole executive body of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
	Kiselev Andrey Vitalyevich	0%	0%

19.
Full corporate name:	Banco VTB Africa. S.A
Abbreviated corporate name:	Banco VTB Africa. S.A
TIN (if applicable):	-
OGRN (if applicable):	-
Location:	Rua da Missao.22. Luanda. Angola

Type of control over the organization, in respect of which the issuer is a controller: direct

     The attribute of control effected by the issuer over the organization, in respect of which it is a controller:

Interest of the issuer in the authorized capital of the controlled organization:	50,1%
Fraction of common shares of the controlled organization being a joint-stock company, held by the issuer:	-

Interest of the controlled organization in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the controlled organization:	0%

     Description of the core activity of the controlled organization: banking.

     List of members of the controlled organization’s management bodies:

     Personal composition of the board of directors (supervisory board) of the controlled organization:
     not provided for by the Articles of Association

     Personal composition of a collective executive body (Board, Directorate) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Common share fraction of the issuer:
1	2	3	4
1	Skvortsov Igor Leonidovich	0%	0%
2	Amilcar Mardolcar Barros	0%	0%
3	Antonio Carlos Sumbula	0%	0%
4	Maria di Matos Fegereido	0%	0%

      A person holding office of (functioning as) a sole executive body of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
	Skvortsov Igor Leonidovich	0%	0%

20.
Full corporate name:	Closed Joint-Stock Company VTB Bank (Belarus)
Abbreviated corporate name:	CJSC VTB Bank (Belarus)
TIN (if applicable):	-
OGRN (if applicable):	-
Location:	14 Moskovskaya Street, Minsk 220007, Republic of Belarus

Type of control over the organization, in respect of which the issuer is a controller: direct

      The attribute of control effected by the issuer over the organization, in respect of which it is a controller:

Interest of the issuer in the authorized capital of the controlled organization:	71,4185%
Fraction of common shares of the controlled organization being a joint-stock company, held by the issuer:	71,4185%

Interest of the controlled organization in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the controlled organization:	0%

      Description of the core activity of the controlled organization:
      banking.

      List of members of the controlled organization’s management bodies:

      Personal composition of the board of directors (supervisory board) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
1	Yakunin Mikhail Leonidovich	0%	0%
2	Smakov Vsevolod Valeryevich	0%	0%
3	Zhilin Igor Fedorovich	0%	0%
4	Pyanov Dmitry Vasilyevich	0%	0%
5	Demidyuk Vladimir Nikolayevich	0%	0%
6	Maslennikov Aleksandr Igorevich	0%	0%
7	Titov Dmitry Andreyevich	0%	0%
	Chairman of the Board of Directors (Supervisory Board)
8	Titov Vasiliy Nikolayevich	0,00139%	0,00139%

     Personal composition of a collective executive body (Board, Directorate) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Common share fraction of the issuer:
1	2	3	4
1	Ivanov Vladimir Vladimirovich	0,000007%	0,000007%
2	Likhodiyevskiy Vladimir	0%	0%
	Konstantinovich
3	Tsedrik Yuri Vitalyevich	0%	0%
4	Frolov Dmitry Leonidovich	0%	0%
5	Voronovich Boris Leonidovich	0%	0%

     A person holding office of (functioning as) a sole executive body of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
	Ivanov Vladimir Vladimirovich	0,000007%	0,000007%

21.
Full corporate name:	Limited Liability Company VTB Factoring
Abbreviated corporate name:	LLC VTB Factoring
TIN (if applicable):	7708683999
OGRN (if applicable):	5087746611145
Location:	52 Kosmodamianskaya Nab., bldg 1, Moscow 115054

Type of control over the organization, in respect of which the issuer is a controller: direct

     The attribute of control effected by the issuer over the organization, in respect of which it is a controller:

Interest of the issuer in the authorized capital of the controlled organization:	100%
Fraction of common shares of the controlled organization being a joint-stock company, held by the issuer:	-

Interest of the controlled organization in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the controlled organization:	0%

     Description of the core activity of the controlled organization:
     factoring.

     List of members of the controlled organization’s management bodies:

     Personal composition of the board of directors (supervisory board) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
1	Moos Herbert	0.00341%	0.00341%
2	Yakunin Mikhail Leonidovich	0%	0%
3	Bratsev Denis Mikhaylovich	0%	0%
4	Petlina Yekaterina Vladimirovna	0,00002%	0,00002%
5	Rudenko Dmitry Vasilyevich	0%	0%
	Chairman of the Board of Directors (Supervisory Board)
6	Nihal Gurinder Singh	0%	0%

     Personal composition of a collective executive body (Board, Directorate) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Common share fraction of the issuer:
1	2	3	4
1	Surikov Nikolay Anatolyevich	0%	0%
2	Antonov Petr Gennadyevich	0%	0%
3	Musatov Anton Igorevich	0%	0%

     A person holding office of (functioning as) a sole executive body of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
	Musatov Anton Igorevich	0%	0%

22.
Full corporate name:	Subsidiary Joint-Stock Company VTB Bank (Kazakhstan)
Abbreviated corporate name:	SJSC VTB Bank (Kazakhstan)
TIN (if applicable):	-
OGRN (if applicable):	-
Location:	38v Timiryazeva Street, Almaty 050040, Republic of Kazakhstan

Type of control over the organization, in respect of which the issuer is a controller: direct

     The attribute of control effected by the issuer over the organization, in respect of which it is a controller:

Interest of the issuer in the authorized capital of the controlled organization:	100%
Fraction of common shares of the controlled organization being a joint-stock company, held by the issuer:	100%

Interest of the controlled organization in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the controlled organization:	0%

     Description of the core activity of the controlled organization:
     banking.

     List of members of the controlled organization’s management bodies:

     Personal composition of the board of directors (supervisory board) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
1	Vsevolod Valeryevich Smakov	0%	0%
2	Kydyrbayev Dosym Khamitovich
	(acting member of the Board)
3	Sizova Slava Ivanovna	0%	0%
4	Korzhov Maksim Andreyevich	0%	0%
5	Piun Igor Ivanovich	0%	0%
	Chairman of the Board of Directors (Supervisory Board)
6	Mikhail Leonidovich Yakunin	0%	0%

     Personal composition of a collective executive body (Board, Directorate) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Common share fraction of the issuer:
1	2	3	4
1	Kostyan Aleksandr Viktorovich	0%	0%
2	Turaliyeva Irina Igorevna	0%	0%
3	Gusarov Sergey Nikolayevich	0,000000001%	0,000000001%

     A person holding office of (functioning as) a sole executive body of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
	Gusarov Sergey Nikolayevich	0,000000001%	0,000000001%

23.
Full corporate name:	Open Joint-Stock Company VTB Bank (Azerbaijan)
Abbreviated corporate name:	JSC VTB Bank (Azerbaijan)
TIN (if applicable):	-
OGRN (if applicable):	-
Location:	38 Khatai Prospekt, Nasimi district, Baku AZ 1008, Republic of Azerbaijan

Type of control over the organization, in respect of which the issuer is a controller: direct

     The attribute of control effected by the issuer over the organization, in respect of which it is a controller:

Interest of the issuer in the authorized capital of the controlled organization:	51%
Fraction of common shares of the controlled organization being a joint-stock company, held by the issuer:	51%

Interest of the controlled organization in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the controlled organization:	0%

     Description of the core activity of the controlled organization:
     banking.

     List of members of the controlled organization’s management bodies:

     Personal composition of the board of directors (supervisory board) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
1	Ismaylov Vugar Ismat Ogly	0%	0%
2	Rassulu Rashad Farkhad Ogly	0%	0%
3	Valiyev Bayram Yusupovich	0%	0%
4	Skrynchenko Anna Aleksandrovna	0%	0%
	Chairman of the Board of Directors (Supervisory Board)
5	Tsarev Sergey Vladimirovich	0%	0%

     Personal composition of a collective executive body (Board, Directorate) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Common share fraction of the issuer:
1	2	3	4
1	Yeremin Aleksands Yuryevich	0%	0%
2	Rasulov Zaur Vagif Ogly	0%	0%
3	Novruzov Ilgar Zulfugar Ogly	0%	0%
4	Kristioglo Georgiy Nikolayevich	0%	0%
5	Salyakhov Ilnur Ildarovich	0%	0%

     A person holding office of (functioning as) a sole executive body of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
	Yeremin Aleksands Yuryevich	0%	0%

24.
Full corporate name:	Closed Joint Stock Company Dinamo Moscow Football Club
Abbreviated corporate name:	CJSC Dinamo Moscow Football Club
TIN (if applicable):	7714067099
OGRN (if applicable):	1027700547511
Location:	36 Leningradsky Prospekt, Moscow 125167

Type of control over the organization, in respect of which the issuer is a controller: direct

     The attribute of control effected by the issuer over the organization, in respect of which it is a controller:

Interest of the issuer in the authorized capital of the controlled organization:	74%
Fraction of common shares of the controlled organization being a joint-stock company, held by the issuer:	74%

Interest of the controlled organization in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the controlled organization:	0%

     Description of the core activity of the controlled organization:
          Sport activities

     List of members of the controlled organization’s management bodies:

     Personal composition of the board of directors (supervisory board) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
1	Verenich Georgiy Vladimirovich	0%	0%
2	Gorpinchenko Sergey Viktorovich	0%	0%
3	Isayev Yuri Olegovich	0%	0%
4	Lyubimov Yuri Yuriyevich	0%	0%
5	Petrushko Svyatoslav Olegovich	0%	0%
6	Pyanov Dmitry Vasilyevich	0%	0%
7	Soldatenkov Gennadiy Vladimirovich	0,00148%	0,00148%
8	Solovyev Gennadiy Leonidovich	0%	0%
	Chairman of the Board of Directors (Supervisory Board)
9	Titov Vasiliy Nikolayevich	0,00139%	0,00139%

Personal composition of a collective executive body (Board, Directorate) of the controlled organization: Not stipulated by the Articles of Association

     A person holding office of (functioning as) a sole executive body of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
	Shergin Vasiliy Vasilyevich	0%	0%

25.
Full corporate name:	Limited Liability Company VTB Pension Administrator
Abbreviated corporate name:	LLC VTB Pension Administrator
TIN (if applicable):	7708698459
OGRN (if applicable):	1097746178232
Location:	52 Kosmodamianskaya Nab., bldg 1, Moscow 115054

Type of control over the organization, in respect of which the issuer is a controller: direct

     The attribute of control effected by the issuer over the organization, in respect of which it is a controller:

Interest of the issuer in the authorized capital of the controlled organization:	100%
Fraction of common shares of the controlled organization being a joint-stock company, held by the issuer:	-

Interest of the controlled organization in the authorized capital of the issuer:	0,7975%
Fraction of common shares of the issuer, held by the controlled organization:	0,7975%

     Description of the core activity of the controlled organization:
     financial intermediation.

     List of members of the controlled organization’s management bodies:

Personal composition of the board of directors (supervisory board) of the controlled organization: Not stipulated by the Articles of Association

Personal composition of a collective executive body (Board, Directorate) of the controlled organization: Not stipulated by the Articles of Association

     A person holding office of (functioning as) a sole executive body of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
	Aladyshev Kirill Yuryevich	0%	0%

26.
Full corporate name:	Closed Joint-Stock Company Holding VTB Capital
Abbreviated corporate name:	CJSC Holding VTB Capital
TIN (if applicable):	7703701010
OGRN (if applicable):	1097746344596
Location:	12 Presnenskaya Nab., Moscow 123100

Type of control over the organization, in respect of which the issuer is a controller: direct

     The attribute of control effected by the issuer over the organization, in respect of which it is a controller:

Interest of the issuer in the authorized capital of the controlled organization:	100%
Fraction of common shares of the controlled organization being a joint-stock company, held by the issuer:	100%

Interest of the controlled organization in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the controlled organization:	0%

     Description of the core activity of the controlled organization:
     investments in securities.

     List of members of the controlled organization’s management bodies:

     Personal composition of the board of directors (supervisory board) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
1	Kostin Andrey Leonidovich	0,00183%	0,00183%
2	Dubinin Sergey Konstantinovich	0,00203%	0,00203%
3	Simmonds Julian	0%	0%
4	Moos Herbert	0.00341%	0.00341%
5	Vanurina Viktoria Gennadyevna	0%	0%
6	Leonis Antony	0%	0%
	Chairman of the Board of Directors (Supervisory Board)
7	Soloviev Yuri Alekseyevich	0.00341%	0.00341%

     Personal composition of a collective executive body (Board, Directorate) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Common share fraction of the issuer:
1	2	3	4
1	Buzoverya Vitaliy Nikolayevich	0%	0%
2	Fedorenko Svetlana Sergeyevna	0%	0%
3	Yakovitskiy Aleksey Andreyevich	0,00030%	0,00030%

     A person holding office of (functioning as) a sole executive body of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
	Yakovitskiy Aleksey Andreyevich	0,00030%	0,00030%

27.
Full corporate name:	Open Joint-Stock Company Hals Development
Abbreviated corporate name:	JSC Gals-Development
TIN (if applicable):	7706032060
OGRN (if applicable):	1027739002510
Location:	35 Bolshaya Tatarskaya, bldg 4, Moscow 115184

Type of control over the organization, in respect of which the issuer is a controller: direct

     The attribute of control effected by the issuer over the organization, in respect of which it is a controller:

Interest of the issuer in the authorized capital of the controlled organization:	51.24%
Fraction of common shares of the controlled organization being a joint-stock company, held by the issuer:	51.24%

Interest of the controlled organization in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the controlled organization:	0%

     Description of the core activity of the controlled organization:
     real estate development, maintenance and leasing of real estate

     List of members of the controlled organization’s management bodies:

     Personal composition of the board of directors (supervisory board) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
1	Deryabina Alena Viktorovna	0.00011%	0.00011%
2	Luginin Andrey Viktorovich	0.000007%	0.000007%
3	Moos Herbert	0.00341%	0.00341%
4	Kosov Pavel Nikolayevich	0%	0%
5	Plaksenkov Yevgeniy Anatolyevich	0%	0%
6	Lapin Konstantin Vitalyevich	0%	0%
	Chairman of the Board of Directors (Supervisory Board)
7	Puchkov Andrey Sergeyevich	0.00037%	0.00037%

     Personal composition of a collective executive body (Board, Directorate) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Common share fraction of the issuer:
1	2	3	4
1	Borkin Yevgeniy Valentinovich	0%	0%
2	Abuyev Denis Vitalyevich	0%	0%
3	Kaprov Leonid Georgiyevich	0%	0%
4	Kruglova Viktoriya Vladimirovna	0%	0%
5	Sivak Mikhail Ruvimovich	0%	0%
6	Kalinin Sergey Valeryevich	0%	0%
7	Sukhantseva Anastasiya Vladimirovna	0%	0%
8	Grinin Dmitry Gennadyevich	0%	0%
9	Strigin Vladimir Vyacheslavovich	0%	0%

     A person holding office of (functioning as) a sole executive body of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
	Kalinin Sergey Valeryevich	0%	0%

28.
Full corporate name:	Limited Liability Company Russian Elevator
Abbreviated corporate name:	LLC Russian Elevator
TIN (if applicable):	7728708465
OGRN (if applicable):	1097746504162
Location:	198 Profsoyuznaya Street, Moscow 117437, Russian Federation

Type of control over the organization, in respect of which the issuer is a controller: direct

     The attribute of control effected by the issuer over the organization, in respect of which it is a controller:

Interest of the issuer in the authorized capital of the controlled organization:	100%
Fraction of common shares of the controlled organization being a joint-stock company, held by the issuer:	-

Interest of the controlled organization in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the controlled organization:	0%

     Description of the core activity of the controlled organization:
     cereal and leguminous crops growing.

     List of members of the controlled organization’s management bodies:

     List of members of the board of directors (supervisory board) of the controlled organization: not provided for by the Articles of Association

     List of members of a collective executive body (Board, Directorate) of the controlled organization: not provided for by the Articles of Association

     A person holding office of (functioning as) a sole executive body of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
	Potaptsev Nikolay Borisovich	0%	0%

29.
Full corporate name:	Closed Joint Stock Company VTB Arena
Abbreviated corporate name:	CJSC VTB Arena
TIN (if applicable):	7714811896
OGRN (if applicable):	1107746524445
Location:	6 Lesnaya Street, Moscow 125047

Type of control over the organization, in respect of which the issuer is a controller: direct

     The attribute of control effected by the issuer over the organization, in respect of which it is a controller:

Interest of the issuer in the authorized capital of the controlled organization:	74.9999%
Fraction of common shares of the controlled organization being a joint-stock company, held by the issuer:	74.9999%

Interest of the controlled organization in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the controlled organization:	0%

     Description of the core activity of the controlled organization:
     investments in property.

     List of members of the controlled organization’s management bodies:

     Personal composition of the board of directors (supervisory board) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
1	Baranov Oleg Gennadyevich	0%	0%
2	Tarkhanov Sergey Konstantinovich	0%	0%
3	Shergin Vasiliy Vasilyevich	0%	0%
4	Sysoyev Sergey Vitalyevich	0%	0%
5	Pomelova Anastasiya Aleksandrovna	0%	0%
6	Kondrashova Olga Yuryevna	0%	0%
7	Chairman of the Board of Directors (Supervisory Board)
	Peregudov Andrey Nikolayevich	0.000009%	0.000009%

     List of members of a collective executive body (Board, Directorate) of the controlled organization: not provided for by the Articles of Association

     A person holding office of (functioning as) a sole executive body of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
	Tarkhanov Sergey Konstantinovich	0%	0%

30.
Full corporate name:	Open Joint-Stock Company TransCreditBank
Abbreviated corporate name:	JSC Transcreditbank
TIN (if applicable):	7722080343
OGRN (if applicable):	1027739048204
Location:	37A Novaya Basmannaya, Moscow 105066

Type of control over the organization, in respect of which the issuer is a controller: direct

     The attribute of control effected by the issuer over the organization, in respect of which it is a controller:

Interest of the issuer in the authorized capital of the controlled organization:	99.592%
Fraction of common shares of the controlled organization being a joint-stock company, held by the issuer:	99,5958%

Interest of the controlled organization in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the controlled organization:	0%

     Organizations controlled by the issuer through which the issuer exercises indirect control over organization for which it is a controlling entity:

Full corporate name:	VTB 24 (closed joint-stock company)
Interest in the authorized capital of the controlled organization:	0.0726%
Location:	35 Myasnitskaya Street, Moscow, 101000
TIN (if applicable):	7710353606
OGRN (if applicable):	1027739207462

     Description of the core activity of the controlled organization:
     banking.

     List of members of the controlled organization’s management bodies:

     Personal composition of the board of directors (supervisory board) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
1	Krokhin Aleksey Vladimirovich	0,00000001%	0,00000001%
2	Paramonova Tatiana Vladimirovna	0%	0%
3	Ilyichev Pavel Dmitriyevich	0.000003%	0.000003%
4	Moos Herbert	0.00341%	0.00341%
5	Olyunin Dmitry Yuryevich	0%	0%
6	Petlina Yekaterina Vladimirovna	0.00002%	0.00002%
7	Soloviev Yuri Alekseyevich	0.00341%	0.00341%
8	Zelenov Aleksandr Viktorovich	0%	0%
	Chairman of the Board of Directors (Supervisory Board)
9	Zadornov Mikhail Mikhailovich	0.00098%	0.00098%

     Personal composition of a collective executive body (Board, Directorate) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Common share fraction of the issuer:
1	2	3	4
1	Krokhin Aleksey Vladimirovich	0.00000001%	0.00000001%
2	Krasnovskiy Valeriy Ivanovich	0%	0%
3	Yelagin Aleksey Ivanovich	0%	0%
4	Olyunin Dmitry Yuryevich	0%	0%
5	Panarin Oleg Stanislavovich	0.00038%	0.00038%
6	Mikhaylov Vyacheslav Viktorovich	0%	0%
7	Polyantsev Veniamin Aleksandrovich	0%	0%
8	Kashlakov Dmitry Valeryevich	0.0000001%	0.0000001%
9	Pozhidayev Mikhail Aleksandrovich	0%	0%
10	Skvortsov Andrey Borisovich	0%	0%
11	Sotin Denis Vladimirovich	0%	0%

     A person holding office of (functioning as) a sole executive body of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
	Krokhin Aleksey Vladimirovich	0.00000001%	0.00000001%

31.
Full corporate name:	Limited Liability Company Estate Management
Abbreviated corporate name:	LLC Estate Management
TIN (if applicable):	7842425303
OGRN (if applicable):	1107847046801
Location:	140 Nevsky Prospekt, Lit. A, office 2H, St. Petersburg 191036

Type of control over the organization, in respect of which the issuer is a controller: direct

     The attribute of control effected by the issuer over the organization, in respect of which it is a controller:

Interest of the issuer in the authorized capital of the controlled organization:	99,9%
Fraction of common shares of the controlled organization being a joint-stock company, held by the issuer:	-

Interest of the controlled organization in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the controlled organization:	0%

     Description of the core activity of the controlled organization:
     real estate management.

     List of members of the controlled organization’s management bodies:

     Personal composition of the board of directors (supervisory board) of the controlled organization: Not stipulated by the Articles of Association

     Personal composition of a collective executive body (Board, Directorate) of the controlled organization: Not stipulated by the Articles of Association

     A person holding office of (functioning as) a sole executive body of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
	Bugrov Yuri Aleksandrovich	0%	0%

32.
Full corporate name:	Limited Liability Company VTB Real Estate
Abbreviated corporate name:	LLC VTB Real Estate
TIN (if applicable):	7729679810
OGRN (if applicable):	1117746272907
Location:	70 Mosfilmovskaya Street, Moscow 119590

Type of control over the organization, in respect of which the issuer is a controller: direct

     The attribute of control effected by the issuer over the organization, in respect of which it is a controller:

Interest of the issuer in the authorized capital of the controlled organization:	100%
Fraction of common shares of the controlled organization being a joint-stock company, held by the issuer:	-

Interest of the controlled organization in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the controlled organization:	0%

     Description of the core activity of the controlled organization:

     real estate operations including acquisition, leasing and sales of land plots, buildings and structures.

     List of members of the controlled organization’s management bodies:

     Personal composition of the board of directors (supervisory board) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
1	Markov Pavel Dmitriyevich	0%	0%
2	Melnikov Vladislav Vladimirovich	0%	0%
3	Romanov Ilya Valeryevich	0%	0%
4	Luginin Andrey Viktorovich	0.000007%	0.000007%
	Chairman of the Board of Directors (Supervisory Board)
5	Kosov Pavel Nikolayevich	0%	0%

     Personal composition of a collective executive body (Board, Directorate) of the controlled organization: not stipulated by the Articles of Association

     A person holding office of (functioning as) a sole executive body of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
	Melnikov Vladislav Vladimirovich	0%	0%

33.
Full corporate name:	Limited Liability Company VTB DC
Abbreviated corporate name:	LLC VTB DC
TIN (if applicable):	7710904677
OGRN (if applicable):	5117746058733
Location:	8 2nd Brestskaya Street, 9th floor, facility XIV, room 47 , Moscow 125047

Type of control over the organization, in respect of which the issuer is a controller: direct

     The attribute of control effected by the issuer over the organization, in respect of which it is a controller:

Interest of the issuer in the authorized capital of the controlled organization:	100%
Fraction of common shares of the controlled organization being a joint-stock company, held by the issuer:	-

Interest of the controlled organization in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the controlled organization:	0%

     Description of the core activity of the controlled organization:

     providing services related to collection of bad debts for credit institutions, insurance companies and organizations selling goods on credit.

     List of members of the controlled organization’s management bodies:

     Personal composition of the board of directors (supervisory board) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
1	Zemlyakov Denis Yevgenyevich	0%	0%
2	Luginin Andrey Viktorovich	0.000007%	0.000007%
3	Yastrib Aleksandr Grigoryevich	0%	0%
4	Moos Herbert	0.00341%	0.00341%
	Chairman of the Board of Directors (Supervisory Board)
5	Puchkov Andrey Sergeyevich	0.00037%	0.00037%

     Personal composition of a collective executive body (Board, Directorate) of the controlled organization: not stipulated by the Articles of Association

     A person holding office of (functioning as) a sole executive body of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Common share fraction of the issuer
1	2	3	4
	Zemlyakov Denis Yevgenyevich	0%	0%

34.
Full corporate name:	VTB Bank (France) SA
Abbreviated corporate name:	VTB Bank (France) SA
TIN (if applicable):	-
OGRN (if applicable):	-
Location:	79/81 BRD Haussmann 75008 Paris, France

Type of control over the organization, in respect of which the issuer is a controller: direct and indirect control

     The attribute of control effected by the issuer over the organization, in respect of which it is a controller:

Interest of the issuer in the authorized capital of the controlled organization:	9.2135%
Fraction of common shares of the controlled organization being a joint-stock company, held by the issuer:	9.2135%

     Organizations controlled by the issuer through which the issuer exercises indirect control over organization for which it is a controlling entity:

Full corporate name:	VTB Bank (Austria) Aktiengesellschaft
Location:	A-1010, Wien, Parkring 6, Wien, Austria
Interest in the authorized capital of the controlled organization:	87,0112%
TIN (if applicable):	-
OGRN (if applicable):	-

Interest of the controlled organization in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the controlled organization:	0%

     Description of the core activity of the controlled organization:
     banking.

     List of members of the controlled organization’s management bodies:

     Personal composition of the board of directors (supervisory board) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Common share fraction of the issuer
1	2	3	4
1	Shtrel Igor Nikolayevich	0%	0%
2	Fedorenko Svetlana Sergeyevna	0%	0%
3	Movchan Andrey Anatolyevich	0,000004%	0,000004%
4	Smakov Vsevolod Valeryevich	0%	0%
5	Yves Thibault de Silguy	0%	0%
	Chairman of the Board of Directors (Supervisory Board)
6	Mikhail Leonidovich Yakunin	0%	0%

     Personal composition of a collective executive body (Board, Directorate) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Common share fraction of the issuer:
1	2	3	4
1	Fornberg Richard	0%	0%
2	Boutry Christoph	0%	0%

     A person holding office of (functioning as) a sole executive body of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Common share fraction of the issuer
1	2	3	4
	Fornberg Richard	0%	0%

35.
Full corporate name:	VTB Bank (Austria) Aktiengesellschaft
Abbreviated corporate name:	VTB Bank (Austria) AG
TIN (if applicable):	-
OGRN (if applicable):	-
Location:	A-1010, Wien, Parkring 6, Wien, Austria

Type of control over the organization, in respect of which the issuer is a controller: direct

     The attribute of control effected by the issuer over the organization, in respect of which it is a controller:

Interest of the issuer in the authorized capital of the controlled organization:	100%
Fraction of common shares of the controlled organization being a joint-stock company, held by the issuer:	100%

Interest of the controlled organization in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the controlled organization:	0%

     Description of the core activity of the controlled organization:
     banking.

     List of members of the controlled organization’s management bodies:

     Personal composition of the board of directors (supervisory board) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Common share fraction of the issuer
1	2	3	4
1	Medvedev Aleksandr Ivanovich	0.00021%	0.00021%
2	Richard Gaier	0%	0%
3	Yakunin Mikhail Leonidovich	0%	0%
4	Pyanov Dmitry Vasilyevich	0%	0%
5	Bostandzhiyev Atanas	0%	0%
6	Friedrich Heider	0%	0%
7	Mnatsakanov Anton Pavlovich	0%	0%
8	Christoph Heger	0%	0%
	Chairman of the Board of Directors (Supervisory Board)
9	Titov Vasiliy Nikolayevich	0,00139%	0,00139%

     Personal composition of a collective executive body (Board, Directorate) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Common share fraction of the issuer:
1	2	3	4
1	Shtrel Igor Nikolayevich	0%	0%
2	Christian Mulner	0%	0%

     A person holding office of (functioning as) a sole executive body of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Common share fraction of the issuer
1	2	3	4
	Shtrel Igor Nikolayevich	0%	0%

36.
Full corporate name:	VTB Bank (Deutschland) AG
Abbreviated corporate name:	VTB Bank (Deutschland) AG
TIN (if applicable):	-
OGRN (if applicable):	-
Location:	Walter-Kolb-Strasse 13, D-60594, Frankfurt-am-Main, Germany

Type of control over the organization, in respect of which the issuer is a controller: indirect

     The attribute of control effected by the issuer over the organization, in respect of which it is a controller:

Interest of the issuer in the authorized capital of the controlled organization:	0%
Fraction of common shares of the controlled organization being a joint-stock company, held by the issuer:	0%

     Organizations controlled by the issuer through which the issuer exercises indirect control over organization for which it is a controlling entity:

Full corporate name:	VTB Bank (Austria) Aktiengesellschaft
Interest in the authorized capital of the controlled organization:	100%
Location:	A-1010, Wien, Parkring 6, Wien, Austria
TIN (if applicable):	-
OGRN (if applicable):	-

Interest of the controlled organization in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the controlled organization:	0%

     Description of the core activity of the controlled organization:
     banking.

     List of members of the controlled organization’s management bodies:

     Personal composition of the board of directors (supervisory board) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Common share fraction of the issuer
1	2	3	4
1	Shtrel Igor Nikolayevich	0%	0%
2	Smakov Vsevolod Valeryevich	0%	0%
3	Gorlinskiy Oleg Yuryevich	0%	0%
4	Schwindt Stefan	0%	0%
5	Dorsch Florian	0%	0%
	Chairman of the Board of Directors (Supervisory Board)
6	Mikhail Leonidovich Yakunin	0%	0%

     Personal composition of a collective executive body (Board, Directorate) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Common share fraction of the issuer:
1	2	3	4
1	Lyakin Valery Vitalyevich	0%	0%
2	Breitbach Aksel	0%	0%

     A person holding office of (functioning as) a sole executive body of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Common share fraction of the issuer
1	2	3	4
	Lyakin Valery Vitalyevich	0%	0%

37.
Full corporate name:	Bank of Moscow Joint-Stock Commercial Bank (open joint-stock company)
Abbreviated corporate name:	JSC Bank of Moscow
TIN (if applicable):	7702000406
OGRN (if applicable):	1027700159497
Location:	8/15 Rozhdestvenka Street, bldg 3, Moscow 107996

Type of control over the organization, in respect of which the issuer is a controller: indirect

     The attribute of control effected by the issuer over the organization, in respect of which it is a controller:

Interest of the issuer in the authorized capital of the controlled organization:	0%
Fraction of common shares of the controlled organization being a joint-stock company, held by the issuer:	0%

     Organizations controlled by the issuer through which the issuer exercises indirect control over organization for which it is a controlling entity:

1.
Full corporate name:	Limited Liability Company VTB Pension Administrator
Interest in the authorized capital of the controlled organization:	95.5165%
Location:	52 Kosmodamianskaya Nab., bldg 1, Moscow 115054
TIN (if applicable):	7708698459
OGRN (if applicable):	1097746178232

Interest of the controlled organization in the authorized capital of the issuer:	0,001912%
Fraction of common shares of the issuer, held by the controlled organization:	0,001912%

     Description of the core activity of the controlled organization:

     banking.

     List of members of the controlled organization’s management bodies:

     Personal composition of the board of directors (supervisory board) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
1	Zadornov Mikhail Mikhailovich	0.00098%	0.00098%
2	Zelenov Aleksandr Viktorovich	0%	0%
3	Tsarev Sergey Vladimirovich	0%	0%
4	Kuzovlev Mikhail Valerievich	0%	0%
5	Moos Herbert	0.00341%	0.00341%
6	Norov Erkin Rakhmatovich	0%	0%
7	Petlina Yekaterina Vladimirovna	0.00002%	0.00002%
8	Puchkov Andrey Sergeyevich	0.00037%	0.00037%
9	Sergunina Natalya Alekseyevna	0%	0%
10	Soloviev Yuri Alekseyevich	0.00341%	0.00341%
11	Sharonov Andrey Vladimirovich	0%	0%
	Chairman of the Board of Directors (Supervisory Board)
12	Kostin Andrey Leonidovich	0,00183%	0,00183%

     Personal composition of a collective executive body (Board, Directorate) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Common share fraction of the issuer:
1	2	3	4
1	Kuzovlev Mikhail Valerievich	0%	0%
2	Soldatenkov Gennadiy Vladimirovich	0,00148%	0,00148%
3	Yastrib Aleksandr Grigoryevich	0%	0%
4	Berezov Mikhail Yurievich	0,000005%	0,000005%
5	Voyeykov Vladimir Yevgenyevich	0,000070%	0,000070%
6	Verkhoshinskiy Vladimir Vyacheslavovich	0%	0%
7	Germanov Andrey Aleksandrovich	0%	0%
8	Udaltsova Tatiana Viktorovna	0%	0%
9	Mednov Sergey Alekseyevich	0%	0%
10	Yumatov Andrey Aleksandrovich	0.00000001%	0.00000001%

     A person holding office of (functioning as) a sole executive body of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
	Kuzovlev Mikhail Valerievich	0%	0%

38.
Full corporate name:	RUSSIAN NATIONAL COMMERCIAL BANK (open joint-stock company)
Abbreviated corporate name:	RNCB (JSC)
TIN (if applicable):	7701105460
OGRN (if applicable):	1027700381290
Location:	9 Krasnoproletarskaya Street, bldg 5, Moscow 127030

Type of control over the organization, in respect of which the issuer is a controller: indirect

     The attribute of control effected by the issuer over the organization, in respect of which it is a controller:

Interest of the issuer in the authorized capital of the controlled organization:	0%
Fraction of common shares of the controlled organization being a joint-stock company, held by the issuer:	0%

     Organizations controlled by the issuer through which the issuer exercises indirect control over organization for which it is a controlling entity:

Full corporate name:	Bank of Moscow Joint-Stock Commercial Bank (open joint-stock company)
Interest in the authorized capital of the controlled organization:	100%
Location:	7702000406
TIN (if applicable):	1027700159497
OGRN (if applicable):	8/15 Rozhdestvenka Street, bldg 3, Moscow 107996

Interest of the controlled organization in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the controlled organization:	0%

     Description of the core activity of the controlled organization:
     banking.

     List of members of the controlled organization’s management bodies:

     Personal composition of the board of directors (supervisory board) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
1	Germanov Andrey Aleksandrovich	0%	0%
2	Mokhova Natalia Aleksandrovna	0%	0%
3	Yashnik Aleksandr Valeryevich	0,00006%	0,00006%
4	Potekhin Viktor Yuryevich	0%	0%
	Chairman of the Board of Directors (Supervisory Board)
5	Arefyev Ruslan Georgiyevich	0%	0%

     Personal composition of a collective executive body (Board, Directorate) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Common share fraction of the issuer:
1	2	3	4
1	Barsov Andrey Anatolyevich	0%	0%
2	Grebesheva Natalia Vladimirovna	0%	0%
3	Burlakova Tatyana Alekseyevna	0%	0%
4	Isakeyeva Olga Vladimirovna	0%	0%

     A person holding office of (functioning as) a sole executive body of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
	Barsov Andrey Anatolyevich	0%	0%

39.
Full corporate name:	VTB Capital plc
Abbreviated corporate name:	VTB Capital plc
TIN (if applicable):	-
OGRN (if applicable):	-
Location:	14 Cornhill, London, EC3V 3ND United Kingdom

Type of control over the organization, in respect of which the issuer is a controller: indirect

     The attribute of control effected by the issuer over the organization, in respect of which it is a controller:

Interest of the issuer in the authorized capital of the controlled organization:	0%
Fraction of common shares of the controlled organization being a joint-stock company, held by the issuer:	0%

     Organizations controlled by the issuer through which the issuer exercises indirect control over organization for which it is a controlling entity:

1.
Full corporate name:	VTB Bank (France) SA
Interest in the authorized capital of the controlled organization:	0,0968%
Location:	79/81 BRD Haussmann 75008 Paris, France
TIN (if applicable):	-
OGRN (if applicable):	-

2.
Full corporate name:	Limited Liability Company VTB Capital IB Holding
Interest in the authorized capital of the controlled organization:	95.4393%
Location:	12 Presnenskaya Nab., Moscow 123100
TIN (if applicable):	7703683145
OGRN (if applicable):	1097760000458

Interest of the controlled organization in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the controlled organization:	0%

     Description of the core activity of the controlled organization:
     banking.

     List of members of the controlled organization’s management bodies:

     Personal composition of the board of directors (supervisory board) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
1	Moos Herbert	0.00341%	0.00341%

     Personal composition of a collective executive body (Board, Directorate) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Common share fraction of the issuer:
1	2	3	4
1	Bron David	0%	0%
2	Nicholas Joseph	0%	0%
3	Atanas Bostandzhiyev	0%	0%
4	Leonis Antony	0%	0%
5	Manger Roger	0%	0%
6	Simmonds Julian	0%	0%
7	Sokolov Vladimir Leonidovich	0%	0%
8	Pankratov Oleg Vladimirovich	0%	0%
9	Hatt Nicholas	0%	0%
10	Geoffrey Scott Russel	0%	0%
11	Mark Richardson	0%	0%

     A person holding office of (functioning as) a sole executive body of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
	Atanas Bostandzhiyev	0%	0%

40.
Full corporate name:	VTB Leasing Finance (Limited Liability Company)
Abbreviated corporate name:	LLC VTB Leasing Finance
TIN (if applicable):	7709747412
OGRN (if applicable):	1077757625384
Location:	43 Vorontsovskaya Street, bldg 1, Moscow 109147

Type of control over the organization, in respect of which the issuer is a controller: indirect

     The attribute of control effected by the issuer over the organization, in respect of which it is a controller:

Interest of the issuer in the authorized capital of the controlled organization:	0%
Fraction of common shares of the controlled organization being a joint-stock company, held by the issuer:	-

     Organizations controlled by the issuer through which the issuer exercises indirect control over organization for which it is a controlling entity:

Full corporate name:	VTB Leasing (Open Joint-Stock Company)
Interest in the authorized capital of the controlled organization:	99,99%
Location:	43 Vorontsovskaya Street, bldg 1, Moscow 109147
TIN (if applicable):	7709378229
OGRN (if applicable):	1037700259244

Interest of the controlled organization in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the controlled organization:	0%

     Description of the core activity of the controlled organization:
     financial leasing.

     List of members of the controlled organization’s management bodies:

     Personal composition of the board of directors (supervisory board) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
1	Kryuchkova Irina Aleksandrovna	0%	0%
2	Chernysh Pavel Yuryevich	0%	0%
	Chairman of the Board of Directors (Supervisory Board)
3	Aladyshev Kirill Yuryevich	0%	0%

     Personal composition of a collective executive body (Board, Directorate) of the controlled organization: Not stipulated by the Articles of Association

     A person holding office of (functioning as) a sole executive body of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
	Chernysh Pavel Yuryevich	0%	0%

41.
Full corporate name:	VTB LEASING (EUROPE) LIMITED
Abbreviated corporate name:	VTB LEASING (EUROPE) LIMITED
TIN (if applicable):	-
OGRN (if applicable):	-
Location:	Kennedy, 12, Kennedy Business Center, 2nd floor, 1703, Nicosia, Cyprus

Type of control over the organization, in respect of which the issuer is a controller: indirect

     The attribute of control effected by the issuer over the organization, in respect of which it is a controller:

Interest of the issuer in the authorized capital of the controlled organization:	0%
Fraction of common shares of the controlled organization being a joint-stock company, held by the issuer:	-

     Organizations controlled by the issuer through which the issuer exercises indirect control over organization for which it is a controlling entity:

Full corporate name:	VTB Leasing (Open Joint-Stock Company)
Interest in the authorized capital of the controlled organization:	100%
Location:	43 Vorontsovskaya Street, bldg 1, Moscow 109147
TIN (if applicable):	7709378229
OGRN (if applicable):	1037700259244

Interest of the controlled organization in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the controlled organization:	0%

     Description of the core activity of the controlled organization:
     leasing, provision of financing to subsidiaries.

     List of members of the controlled organization’s management bodies:

     Personal composition of the board of directors (supervisory board) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
1	Dementyeva Anastasiya Sergeyevna	0%	0%
2	Nataly Guregian	0%	0%
3	Stella Christomou	0%	0%
4	Daniella Yangu	0%	0%

     Personal composition of a collective executive body (Board, Directorate) of the controlled organization: Not stipulated by the Articles of Association

     A person holding office of (functioning as) a sole executive body of the controlled organization: Not stipulated by the Articles of Association

42.
Full corporate name:	Closed Joint-Stock Company VTB Capital
Abbreviated corporate name:	CJSC VTB-Capital
TIN (if applicable):	7703585780
OGRN (if applicable):	1067746393780
Location:	12 Presnenskaya Nab., Moscow 123100

Type of control over the organization, in respect of which the issuer is a controller: indirect

     The attribute of control effected by the issuer over the organization, in respect of which it is a controller:

Interest of the issuer in the authorized capital of the controlled organization:	0%
Fraction of common shares of the controlled organization being a joint-stock company, held by the issuer:	-

     Organizations controlled by the issuer through which the issuer exercises indirect control over organization for which it is a controlling entity:

Full corporate name:	Limited Liability Company VTB Capital IB Holding
Interest in the authorized capital of the controlled organization:	100%
Location:	12 Presnenskaya Nab., Moscow 123100
TIN (if applicable):	7703683145
OGRN (if applicable):	1097760000458

Interest of the controlled organization in the authorized capital of the issuer:	0.092677%
Fraction of common shares of the issuer, held by the controlled organization:	0.092677%

     Description of the core activity of the controlled organization:
     investments in securities.

     List of members of the controlled organization’s management bodies:

     Personal composition of the board of directors (supervisory board) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
1	Kostin Andrey Leonidovich	0.00183%	0.00183%
2	Dubinin Sergey Konstantinovich	0.00203%	0.00203%
3	Fedorenko Svetlana Sergeyevna	0%	0%
4	Moos Herbert	0.00341%	0.00341%
	Chairman of the Board of Directors (Supervisory Board)
5	Soloviev Yuri Alekseyevich	0.00341%	0.00341%

     Personal composition of a collective executive body (Board, Directorate) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Common share fraction of the issuer:
1	2	3	4
1	Yakovitskiy Aleksey Andreyevich	0.00030%	0.00030%
2	Fedorenko Svetlana Sergeyevna	0%	0%
3	Podoynitsyna Olga Eduardovna	0%	0%
4	Nikiforova Natalia Viktorovna	0.00000002%	0.00000002%
5	Kolesnik Yelena Aleksandrovna	0.000035%	0.000035%
6	Girichev Andrey Sergeyevich	0,000786%	0,000786%
7	Buzoverya Vitaliy Nikolayevich	0%	0%

     A person holding office of (functioning as) a sole executive body of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
	Yakovitskiy Aleksey Andreyevich	0.00030%	0.00030%

43.
Full corporate name:	Limited Liability Company VTB Capital IB Holding
Abbreviated corporate name:	LLC VTB Capital IB Holding
TIN (if applicable):	7703683145
OGRN (if applicable):	1097760000458
Location:	12 Presnenskaya Nab., Moscow 123100

Type of control over the organization, in respect of which the issuer is a controller: direct and indirect control

     The attribute of control effected by the issuer over the organization, in respect of which it is a controller:

Interest of the issuer in the authorized capital of the controlled organization:	0,01%
Fraction of common shares of the controlled organization being a joint-stock company, held by the issuer:	-

     Organizations controlled by the issuer through which the issuer exercises indirect control over organization for which it is a controlling entity:

Full corporate name:	Closed Joint-Stock Company Holding VTB Capital
Interest in the authorized capital of the controlled organization:	99,99%
Location:	12 Presnenskaya Nab., Moscow 123100
TIN (if applicable):	7703701010
OGRN (if applicable):	1097746344596

Interest of the controlled organization in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the controlled organization:	0%

     Description of the core activity of the controlled organization:
     investments in securities.

     List of members of the controlled organization’s management bodies:

     Personal composition of the board of directors (supervisory board) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
1	Kostin Andrey Leonidovich	0.00183%	0.00183%
2	Dubinin Sergey Konstantinovich	0.00203%	0.00203%
3	Moos Herbert	0.00341%	0.00341%
4	David Bron	0%	0%
	Chairman of the Board of Directors (Supervisory Board)
5	Soloviev Yuri Alekseyevich	0.00341%	0.00341%

     Personal composition of a collective executive body (Board, Directorate) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Common share fraction of the issuer:
1	2	3	4
1	Nikiforova Natalia Viktorovna	0%	0%
2	Yakovitskiy Aleksey Andreyevich	0.00030%	0.00030%
3	Fedorenko Svetlana Sergeyevna	0%	0%
4	Buzoverya Vitaliy Nikolayevich	0%	0%
5	Girichev Andrey Sergeyevich	0,000786%	0,000786%

     A person holding office of (functioning as) a sole executive body of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
	Yakovitskiy Aleksey Andreyevich	0.00030%	0.00030%

44.
Full corporate name:	Limited Liability Company Business Finance
Abbreviated corporate name:	LLC Business Finance
TIN (if applicable):	7707572492
OGRN (if applicable):	1057749598169
Location:	35 Myasnitskaya Street, Moscow, 101000

Type of control over the organization, in respect of which the issuer is a controller: indirect

     The attribute of control effected by the issuer over the organization, in respect of which it is a controller:

Interest of the issuer in the authorized capital of the controlled organization:	0%
Fraction of common shares of the controlled organization being a joint-stock company, held by the issuer:	-

     Organizations controlled by the issuer through which the issuer exercises indirect control over organization for which it is a controlling entity:

1.
Full corporate name:	VTB 24 (closed joint-stock company)
Interest in the authorized capital of the controlled organization:	99%
Location:	35 Myasnitskaya Street, Moscow, 101000
TIN (if applicable):	7710353606
OGRN (if applicable):	1027739207462

2.
Full corporate name:	Limited Liability Company Debt Center
Interest in the authorized capital of the controlled organization:	1%
Location:	35 Myasnitskaya Street, Moscow, 101000
TIN (if applicable):	7708597482
OGRN (if applicable):	1067746524471

Interest of the controlled organization in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the controlled organization:	0%

     Description of the core activity of the controlled organization:
     brokerage, capital investments in securities, stock exchange operations with equity instruments.

     List of members of the controlled organization’s management bodies:

     Personal composition of the board of directors (supervisory board) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
1	Kravtsov Aleksey Vladimirovich	0%	0%
2	Anokhin Sergey Nikolayevich	0,0000002%	0,0000002%
	Chairman of the Board of Directors (Supervisory Board)
3	Kuznetsov Aleksandr Vladislavovich	0%	0%

Personal composition of a collective executive body (Board, Directorate) of the controlled organization: Not stipulated by the Articles of Association

     A person holding office of (functioning as) a sole executive body of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
	Mikheyev Aleksey Gennadyevich	0,00000006%	0,00000006%

45.
Full corporate name:	Open Joint-Stock Company Leto Bank
Abbreviated corporate name:	JSC Leto Bank
TIN (if applicable):	3232005484
OGRN (if applicable):	1023200000010
Location:	35 Myasnitskaya Street, Moscow, 101000

Type of control over the organization, in respect of which the issuer is a controller: indirect

     The attribute of control effected by the issuer over the organization, in respect of which it is a controller:

Interest of the issuer in the authorized capital of the controlled organization:	0%
Fraction of common shares of the controlled organization being a joint-stock company, held by the issuer:	0%

     Organizations controlled by the issuer through which the issuer exercises indirect control over organization for which it is a controlling entity:

1.
Full corporate name:	VTB 24 (closed joint-stock company)
Interest in the authorized capital of the controlled organization:	99,9998%
Location:	35 Myasnitskaya Street, Moscow, 101000
TIN (if applicable):	7710353606
OGRN (if applicable):	1027739207462

2.
Full corporate name:	Limited Liability Company Business Finance
Interest in the authorized capital of the controlled organization:	0,0002%
Location:	35 Myasnitskaya Street, Moscow, 101000
TIN (if applicable):	7707572492
OGRN (if applicable):	1057749598169

Interest of the controlled organization in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the controlled organization:	0%

     Description of the core activity of the controlled organization:
     banking.

     List of members of the controlled organization’s management bodies:

     Personal composition of the board of directors (supervisory board) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
1	Rudenko Dmitry Vasilyevich	0%	0%
2	Melenkin Aleksandr Viktorovich	0%	0%
3	Berezov Mikhail Yurievich	0,0000048%	0,0000048%
4	Petlina Yekaterina Vladimirovna	0.00002%	0.00002%
5	Pechatnikov Anatoliy Yuryevich	0,00001%	0,00001%
6	Piun Igor Ivanovich	0%	0%
7	Moos Herbert	0.00341%	0.00341%
	Chairman of the Board of Directors (Supervisory Board)
8	Zadornov Mikhail Mikhailovich	0.00098%	0.00098%

Personal composition of a collective executive body (Board, Directorate) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Common share fraction of the issuer:
1	2	3	4
1	Rudenko Dmitry Vasilyevich	0%	0%
2	Gorshkov Georgiy Vyacheslavovich	0,000037%	0,000037%
3	Bochkarev Sergey Viktorovich	0,000084%	0,000084%
4	Gurin Pavel Anatolyevich	0%	0%

     A person holding office of (functioning as) a sole executive body of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
	Rudenko Dmitry Vasilyevich	0%	0%

46.
Full corporate name:	Limited Liability Company Debt Center
Abbreviated corporate name:	LLC Debt Center
TIN (if applicable):	7708597482
OGRN (if applicable):	1067746524471
Location:	35 Myasnitskaya Street, Moscow, 101000

Type of control over the organization, in respect of which the issuer is a controller: indirect

     The attribute of control effected by the issuer over the organization, in respect of which it is a controller:

Interest of the issuer in the authorized capital of the controlled organization:	0%
Fraction of common shares of the controlled organization being a joint-stock company, held by the issuer:	0%

     Organizations controlled by the issuer through which the issuer exercises indirect control over organization for which it is a controlling entity:

1.
Full corporate name:	VTB 24 (closed joint-stock company)
Interest in the authorized capital of the controlled organization:	99%
Location:	35 Myasnitskaya Street, Moscow, 101000
TIN (if applicable):	7710353606
OGRN (if applicable):	1027739207462

2.
Full corporate name:	Limited Liability Company Business Finance
Interest in the authorized capital of the controlled organization:	1%
Location:	35 Myasnitskaya Street, Moscow, 101000
TIN (if applicable):	7707572492
OGRN (if applicable):	1057749598169

Interest of the controlled organization in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the controlled organization:	0%

     Description of the core activity of the controlled organization:

     services for collection of debts of any complexity (prejudicial and judicial settlement of disputes, enforcement support).

     List of members of the controlled organization’s management bodies:

     Personal composition of the board of directors (supervisory board) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
1	Balayeva Olga Valeryevna	0%	0%
2	Melenkin Aleksandr Viktorovich	0%	0%
3	Osipov Andrey Aleksandrovich	0,00000048%	0,00000048%
4	Pakhomov Aleksandr Vladislavovich	0%	0%
	Chairman of the Board of Directors (Supervisory Board)
5	Pechatnikov Anatoliy Yuryevich	0,000014%	0,000014%

Personal composition of a collective executive body (Board, Directorate) of the controlled organization: Not stipulated by the Articles of Association

     A person holding office of (functioning as) a sole executive body of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
	Konyakhina Yelena Vasilyevna	0%	0%

47.
Full corporate name:	VTB ECP Finance Limited
Abbreviated corporate name:	VTB ECP Finance Limited
TIN (if applicable):	-
OGRN (if applicable):	-
Location:	31 Fitzwilliam Square, Dublin 2, Ireland

Type of control over the organization, in respect of which the issuer is a controller: direct

     The attribute of control effected by the issuer over the organization, in respect of which it is a controller:

Interest of the issuer in the authorized capital of the controlled organization:	100%
Fraction of common shares of the controlled organization being a joint-stock company, held by the issuer:	-

Interest of the controlled organization in the authorized capital of the issuer:	0%
Fraction of common shares of the issuer, held by the controlled organization:	0%

     Description of the core activity of the controlled organization:

     Issuing activities;

     List of members of the controlled organization’s management bodies:

     Personal composition of the board of directors (supervisory board) of the controlled organization: not provided for by the Articles of Association

     Personal composition of a collective executive body (Board, Directorate) of the controlled organization:

No. item	Surname, name and patronymic	Interest in the authorized capital of the issuer:	Fraction of common shares of the issuer:
1	2	3	4
1	Iolanda Kelly	0%	0%
2	Rodney O’Rourke	0%	0%

     A person holding office of (functioning as) a sole executive body of the controlled organization: not provided for by the Articles of Association

     V. Data on the issuer’s business

     5.1. Issuer’s business performance

     Dynamics of the parameters characterizing the issuer’s business performance, including its profitability or operating at a loss for the last 5 completed fiscal years or for each completed fiscal year if the issuer has been involved in business for less than 5 years:

Number Serial No.	Item	January 1, 2009, RUB’000	January 1, 2010, RUB’000	January 1, 2011, RUB’000	January 1, 2012, RUB’000	January 1, 2013, RUB’000*
1	2	3	4	5	6	7
1	Interest income, total, including:	143,118,356	238,245,509	192,198,387	199,292,384	230,241,808
1.1	From placement of funds in credit institutions	25,918,559	29,118,318	28,054,737	35,221,620	48,498,447
1.2	From loans granted to clients (non-credit institutions)	108,716,592	189,790,045	145,516,129	138,254,516	158,343,845
1.3.	From financial leasing services	0	0	0	0	0
1.4.	From investments in securities	8,483,205	19,337,146	18,627,521.	25,816,248	23,399,516
2	Interest expense, total, including:	92,326,065	170,538,766	112,756,656	121,930,939	180,182,644
2.1	For amounts due to credit institutions	30,889,443	90,325,722	42,125,805	47,064,798	70,614,364
2.2.	For amounts due to clients (non-credit institutions)	51,063,379	66,984,291	57,856,287	66,496,111	88,085,766
2.3.	Debt securities issued	10,373,243	13,228,753	12,774,564	8,370,030	21,482,514
3	Net interest income (negative interest margin)	50,792,291	67,706,743	79,441,731	77,361,445	50,059,164
4	Total change in provision for possible losses from loans receivable and similar debt and amounts placed on correspondent accounts, total, including:	-22,239,549	-68,740,406	-19,142,789	-12,532,600	-8,365,419
4.1.	Change in provision for possible losses from accrued interest income	-1,921,742	-4,574,602	-6,087,290	-8,957,890	-4,276,010
5	Net interest income (negative interest margin) after creation of loss provisions	28,552,742	-1,033,663	60,298,942	64,828,845	41,693,745
6	Net income from securities at fair value through profit or loss	-66,900,445	-43,035,462	-4,708,045	-23,486,635	-16,696,008
7	Net gains from securities available for sale	5,229,239	10,211,771	9,397,138	7,121,931	-3,656,274
8	Net gains from securities held to maturity	-106,109	-15,675	-210	-78,124	293

9	Net gains from dealing in foreign currencies	5,026,484	15,161,177	-10,351,770	-13,658,834	6,917,493
10	Net gains from foreign currency revaluation	65,438,766	25,108,166	9,196,554	1,740,759	-2,154,033
11	Proceeds from participation in capital of other legal entities	6,139,888	17,061,728	10,577,334	26,121,766	27,144,338
12	Fee income	24,137,428	17,390,691	10,918,906	12,506,037	15,782,343
13	Fee expenses	7,563,045	1,326,468	91,804	2,493,040	4,916,959
14	Change of provisions for losses on securities available for sale	-16,869	26,610	-508,810	-152,809	-2,887,891
15	Change of provisions for losses on securities held to maturity	-14,964	-1,279,760	-1,454,322	-5,370	143,516
16	Change of provisions for other losses	-1,132,102	-4,026,605	-2,730,341	-4,508,666	-8,27,292
17	Other operating income	20,875,656	29,528,485	15,295,876	70,050,923	180,467,422
18	Net income (expenses)	79,666,669	63,770,995	95,019,448	137,986,783	241,010,693
19	Operating expenses	41,348,515	28,057,793	33,689,955	103,183,370	217,126,733
20	Profit before tax	38,318,154	35,713,202	61,329,493	34,803,413	23,883,960
21	Taxes charged (paid)	11,423,781	11,961,356	17,986,669	10,397,432	5,788,205
22	Profit (loss) for the reporting period	26,894,373	23,751,846	43,342,824	24,405,981	18,095,755
23	Payments at the expense of after-tax profit, total, including:	0	0	0	0	0
23.1	Distribution among shareholders (participants) in the form of dividends	0	0	0	0	0
23.2	Allowance for reserve fund forming and supplementing	0	0	0	0	0
24	Profit (loss) for the reporting period	26,894,373	23,751,846	43,342,824	24,405,981	18,095,755

     Economic analysis of the issuer’s profitability or operating at a loss based on the dynamics of the parameters provided

     In the period from 2007 to 2009 the structure of income of JSC VTB Bank was characterized as quite balanced with a trend for increase in the share of interest income from the loans granted to clients.

Currently the main operations of JSC VTB Bank with the greatest impact on the financial result include:

- granting loans to legal entities;

- investments in securities of Russian issuers;

- settlement and cash services for the clients, operations in the sphere of domestic and international settlements.

     As part of implementing of instruction of the Russian Government with regard to credit support of the real economy of the country in 2009 VTB Bank financed the core Russian industries. The scope of business loans (without consideration of the exchange rate differences, using the method of the Bank of Russia - form 0409301) as of January 1, 2010 was RUB1,340.

     In 2010 the main attention was paid to improvement of business quality with shifting the focus from quantitative growth parameters in accordance with the new development strategy of JSC VTB Bank.

     In spite of the difficult situation in the global economy in 2011 JSC VTB Bank could demonstrate positive financial results, improved the quality of the loan portfolio, increased the scopes of lending and raised funds both due to the clients’ funds and successful placement of securities which proves the prospects of the Bank’ development strategy implementation.

     In 2012 the client loan portfolio (before deduction of provisions) grew by RUB80.8 billion and amounted to RUB2,104.6 billion as of January 1, 2013. In the first quarter of 3013 the client loan portfolio (before deduction of provisions) grew by RUB38.0 billion and amounted to RUB2,142.6 billion as of April 1, 2013.

     The financial result of 20112 was RUB18.1 billion vs. RUB24.4 billion in 2011. The change in the financial result is caused mainly by growth of the interest expenses on the funds of the clients being legal entities or banks related both to increase in the average weighted rates and the scopes.

     The main part of income of JSC VTB Bank in 2012 was constituted by the interest and fee income whose total amount was RUB246.0 billion which is 16.2% higher than the similar value of the previous year (RUB211.8 billion).

     In the first quarter of 2013 the financial result was RUB1.4 billion vs. RUB9.4 billion in the corresponding period of the previous year. The change in the financial result is caused mainly by establishment of additional provisions on the number of non-core assets in accordance with the requirements of the bank of Russia (Regulation No. 283-p).

     The main part of income of JSC VTB Bank in the first quarter of 2013 was constituted by the interest and fee income whose total amount was RUB67.0 billion which is 12.8% higher than the similar value of the previous year (RUB59.4 billion).

     Certain (dissenting) opinions of the issuer’s management bodies regarding the reasons for losses or profit of the issuer and/or the degree of their impact on the result of the issuer’s financial and business activities and the arguments proving their position

     The Bank’s management board has the same opinion with regard to the information submitted

     Special opinions of the members of the Board of Directors (Supervisory Board) of the issuer or the members of the issuer’s collective executive body (insisting on including such opinions in the prospectus) regarding the reasons for losses or profit of the issuer and/or the degree of their impact on the result of the issuer’s financial and business activities fixed in the minutes of the meeting of the Board of Directors (Supervisory Board) of the issuer or the collective executive body where the corresponding items were reviewed, and the arguments of the members of the issuer’s management bodies proving their positions

     The Bank’s management board has the same opinion with regard to the information submitted.

     5.2. Liquidity of the issuer, sufficiency of the own funds (capital)

     Information on meeting the mandatory standards of the issuer’s activities as of the ending date of each of the last 5 completed fiscal years or as of the ending date of each completed fiscal year if the issuer has been functioning for less than 5 years.

According to the data of forms 0409118 and 0409135:

1.
Reporting date	Reference (number) of the standard	Standard name	Acceptable standard value	Actual standard value, %
1	2	3	4	5
January 1, 2009	H2	Instant liquidity	Min 15%	127.53
January 1, 2009	H3	Current liquidity	Min 50%	143.51
January 1, 2009	H4	Long-term liquidity	Max 120%	87.88
January 1, 2009	H6	Maximum risk amount per borrower or group of related borrowers	Max 25%	19.8
January 1, 2009	H7	Maximum amount of major credit risks	Max 800%	259.13
January 1, 2009	H9.1	Maximum loans and bank guarantees offered to the shareholders (members)	Max 50%	0.03
January 1, 2009	H10.1	Cumulative insider risk value	Max 3%	0.00
January 1, 2009	H12	Use of the own funds for acquisition of shares of (interests in) other legal entities	Max 25%	0.78

2.
Reporting date	Reference (number) of the standard	Standard name	Acceptable standard value	Actual standard value, %
1	2	3	4	5
January 1, 2010	H2	Instant liquidity	Min 15%	29.12
January 1, 2010	H3	Current liquidity	Min 50%	86,5
January 1, 2010	H4	Long-term liquidity	Max 120%	80.9
January 1, 2010	H6	Maximum risk amount per borrower or group of related borrowers	Max 25%	18.4
January 1, 2010	H7	Maximum amount of major credit risks	Max 800%	164.16
January 1, 2010	H9.1	Maximum loans and bank guarantees offered to the shareholders (members)	Max 50%	0
January 1, 2010	H10.1	Cumulative insider risk value	Max 3%	0
January 1, 2010	H12	Use of the own funds for acquisition of shares of (interests in) other legal entities	Max 25%	1.81

3.
Reporting date	Reference (number) of the standard	Standard name	Acceptable standard value	Actual standard value, %
1	2	3	4	5
January 1, 2011	H2	Instant liquidity	Min 15%	53.98
January 1, 2011	H3	Current liquidity	Min 50%	110.09
January 1, 2011	H4	Long-term liquidity	Max 120%	71.16
January 1, 2011	H6	Maximum risk amount per borrower or group of related borrowers	Max 25%	19.61
January 1, 2011	H7	Maximum amount of major credit risks	Max 800%	213.44
January 1, 2011	H9.1	Maximum loans and bank guarantees offered to the shareholders (members)	Max 50%	0
January 1, 2011	H10.1	Cumulative insider risk value	Max 3%	0
January 1, 2011	H12	Use of the own funds for acquisition of shares of (interests in) other legal entities	Max 25%	2.

4.
Reporting date	Reference (number) of the standard	Standard name	Acceptable standard value	Actual standard value, %
1	2	3	4	5
January 1, 2012	H2	Instant liquidity	Min 15%	51.42
January 1, 2012	H3	Current liquidity	Min 50%	57.38
January 1, 2012	H4	Long-term liquidity	Max 120%	94.47
January 1, 2012	H6	Maximum risk amount per borrower or group of related borrowers	Max 25%	23.82
January 1, 2012	H7	Maximum amount of major credit risks	Max 800%	428.72
January 1, 2012	H9.1	Maximum loans and bank guarantees offered to the shareholders (members)	Max 50%	0
January 1, 2012	H10.1	Cumulative insider risk value	Max 3%	0.01
January 1, 2012	H12	Use of the own funds for acquisition of shares of (interests in) other legal entities	Max 25%	23

5.
Reporting date	Reference (number) of the standard	Standard name	Acceptable standard value	Actual standard value, %
1	2	3	4	5
January 1, 2013	H2	Instant liquidity	Min 15%	50.7
January 1, 2013	H3	Current liquidity	Min 50%	67.0
January 1, 2013	H4	Long-term liquidity	Max 120%	83.8
January 1, 2013	H6	Maximum risk amount per borrower or group of related borrowers	Max 25%	20.8
January 1, 2013	H7	Maximum amount of major credit risks	Max 800%	293.1
January 1, 2013	H9.1	Maximum loans and bank guarantees offered to the shareholders (members)	Max 50%	0.0
January 1, 2013	H10.1	Cumulative insider risk value	Max 3%	0.0
January 1, 2013	H12	Use of the own funds for acquisition of shares of (interests in) other legal entities	Max 25%	3.1

     Information on meeting the mandatory standards additionally established by the Central bank of the Russian Federation (Bank of Russia) for credit institutions issuing mortgage-backed bonds as of the date of the prospectus approval and the ending date of the last completed reporting quarter prior to approval of the prospectus:

     No mortgage-backed bonds were issued.

     Reason for non-compliance the mandatory standards and measures taken by the issuer to adjust the corresponding values in accordance with the established requirements

     In the reporting period JSC VTB Bank met all the mandatory standards established by the Bank of Russia.

     Economic analysis of liquidity and solvency of the issuer, sufficiency of the issuer’s equity capital for fulfillment of the short-term obligations and coverage of the current operating expenses of the issuer based in the economic analysis of the provided parameters dynamics with description of factors which, in the opinion of the issuer;s management bodies, had the greatest impact on liquidity and solvency of the issuer in the reporting period

     In 2008 through 2012 and in the three months of 2013 JSC VTB Bank observed (usually with a cushion) all the mandatory standards of liquidity established by the Bank of Russia whose actual values are given below:

						(%)
	January 1, 2009	January 1, 2010	January 1, 2011	January 1, 2012	January 1, 2013	April 1, 2013
1	2	3	4	5	6	7
H2 (min 15%)	127.5	29.1	54.0	51.4	50.7	68.9
H3 (min 50%)	143.5	86.5	110.1	57.4	67.0	78.4
H4 (max 120%)	87.9	81.3	71.5	94.5	83.4	86.8

     Information on H2-H4 for all the periods is provided based on accounting form 0409135.

     In the period under analysis the Bank had a high level of the instant, current and long-term liquidity.

     In the first quarter of the value of the instant liquidity parameter (H2) (the instant liquidity standard provides for evaluation of the ratio of high-liquidity assets of the Bank and the amount of its on-demand liabilities, the minimum value is 15%) varied within the range from 50.68% to 72.45%.

     The greatest change in the H2 value took place in January and February (8.91% and 12.87%, accordingly). Increase in the H2 value in January and February is caused by replacement of on-demand funds with term deposits concurrently with increase in the volume of high-liquidity assets. In march variations of the value of H2 were minor.

     Thus, in the first quarter of 2013 the instant liquidity value increased by 18.25%.

     The actual values of the current liquidity parameter (H3) (the current liquidity standard provides for evaluation of the ratio of liquid assets to the banks liabilities with the demand term within the next 30 days, minimum value - 50%) in the specified period varied within the range from 67.04% to 91.95%.

     In January the value of H3 increased by 20.66 % which was mainly caused by expiration of deposits with the repayment term up to 30 days and their replacements with mid- and long-term resources. Insignificant growth of the value of H2 in February (4.25%) is explained by reduction of REPO transactions with the securities from the trading portfolio and growth of balances in nostro-accounts. In March the value of H3 decreased by 13.56% which is mostly explained by reduction of the volume of loans with the repayment term of less than 30 days.

     As a result, in the first quarter of 2013 the current liquidity value increased by 11.36%.

     The value of H4 (the long-term liquidity standard determines the ratio of the amount of loans with the repayment term of more than 1 year to the amount of the Bank’s capital and the liabilities with the time to repayment exceeding 1 year, maximum acceptable value - 120%) in the first quarter of 2013 was within the range from 75.67% to 83.39%.

     In January 2013 the value of H4 improved (by 7.41%) mostly due to the issue of Bonds by the Bank for the term exceeding 1 year and getting the state guarantees on the long-term loans granted to clients. In February changes in the value of H4 were minor (2.99% increase). Increase the value of H4 in March by 7.84% was caused by growth of the portfolio of loans with the repayment term exceeding 365 days and almost unchanged volume of the long-term deposits.

As a result of the above-mentioned factors the cushion on H4 reduced insignificantly (by 3.42%).

In general, the values of the liquidity parameters prove high liquidity cushion of the Bank. Thus, the values of the liquidity parameters prove high liquidity cushion of the Bank.

     Certain (dissenting) opinion of each of the issuer’s management bodies regarding the factors having the greatest impact on the liquidity and solvency of the issuer and/or the degree of their impact on the issuer’s financial and business performance and the arguments proving their position

     The Bank’s management board has the same opinion with regard to the information submitted

     Special opinions of the members of the Board of Directors (Supervisory Board) of the issuer or the members of the issuer’s collective executive body (insisting on including such opinions in the prospectus) regarding the factors having the greatest impact on the liquidity and solvency of the issue and/or the degree of their impact on the result of the issuer’s financial and business activities fixed in the minutes of the meeting of the Board of Directors (Supervisory Board) of the issuer or the collective executive body where the corresponding items were reviewed, and the arguments of the members of the issuer’s management bodies proving their positions

     The Bank’s management board has the same opinion with regard to the information submitted

5.3. Size and structure of the issuer’s capital

5.3.1. Size and structure of the issuer’s capital

     Information for the last 5 completed fiscal years or for each completed fiscal year if the issuer has been functioning for less than 5 years in accordance with the Calculation of Equity (Capital) reporting form established by the Central Bank of the Russian Federation (Bank of Russia) for credit institutions:

CALCULATION OF EQUITY (CAPITAL)

According to the data of form 0409134:

1.
Line No.	Index	January 1, 2009, RUB’000	January 1, 2010, RUB’000
1	2	3	4
000	Equity (capital), total, including:	397,070,541	570,724,816
100	Primary capital	X	X
101	Authorized capital of the credit institution	67,241,385	104,605,413
102	Paid-in capital of the credit institution in excess of par value	219,170,513	361,901,101
103	Part of the reserve fund of the credit institution formed from the previous years’ profit	3,362,069	3,362,069
104	Part of non-distributed profit	0	0
104.1	including revaluation of available-for-sale securities	0	0
105	Part of the reserve fund of the credit institution formed from the current year’s profit	0	0
106	Non-distributed profit of the previous years (or a part thereof)	54,803,541	78,716,949
107	Primary capital sources, total	344,577,508	548,585,532
108	Intangible assets	28,218	41,468
109	Own shares (participatory interests) acquired (repurchased) by the credit institution from the shareholders (members)	0	0
110	Uncovered losses of the previous years	0	0
111	Current year loss	0	0
111.1	including revaluation of available-for-sale securities	0	0
112	Credit institutions contribution to the shares of (interests in) the subsidiary or dependent companies and resident credit institutions	136,829,475	200,700,517
113	Authorized capital (part thereof) and other sources of equity (paid-in capital in excess of par value, non-distributed profit, reserve fund) (part thereof) formed by the investors using inappropriate assets	0	0
114	Negative value of the additional capital	0	0
115	Primary capital, total	207,719,815	347,843,547
200	Additional capital	X	X
201	Increment to the value of the credit institution’s property due to revaluation	7,014,834	6,990,110
202	Part of the reserve fund formed from the current year’s profit	0	0
203	Non-distributed profit of the current year (or a part thereof)	42,331,064	11,698,947
203.1	including revaluation of available-for-sale securities	0	0
204	Subordinated loan (debt, deposit, bonded debt)	222,035,300	222,682,709
205	Part of the authorized capital formed due to capitalization of the increment to the property value as a result of revaluation	0	0
206	Part of preferred (including cumulative) shares	0	0
207	Non-distributed profit of the previous years	0	0
208	Sources (part of sources) of additional capital (authorized capital, non-distributed profit, reserve fund, subordinated loan) formed by investors using inappropriate assets	0	0
209	Additional capital sources, total	271,381,198	241,371,766

210	Additional capital, total	207,719,815	241,371,766
300	Indices reducing the primary and additional capital amount	X	X
301	Missing value of the provision for possible loss on loans of quality categories II - V	0	0
302	Missing value of the provision for possible loss	0	0
303	Missing value of the provision for possible loss on operations with residents of offshore zones	0	0
304	Overdue accounts receivable exceeding 30 days	0	0
305	Subordinated loans (deposits, borrowings, bond-secured loans) provided to resident credit institutions	18,369,089	18,490,497
400	Subtotal	397,070,541	570,724,816
501	Value of excess of the total amount of loans, bank guaranteed provided by the credit institution to its members (shareholders) and insiders over its maximum value provided for by the federal laws and regulations of the Bank of Russia	0	0
502	Contributions to construction, creation (fabrication) and acquisition of fixed assets, value of fixed assets and materials exceeding the amount of sources of the primary and additional capital	0	0
503	Difference between the actual value of the interest due to the members withdrawn from membership in the company and the value at which the interest was sold to another member	0	0

2.
Line No.	Index	January 1, 2011, RUB’000	January 1, 2012, RUB’000
1	2	3	4
000	Equity (capital), total, including:	535,435,786	446,710,056
100	Primary capital	X	X
101	Authorized capital of the credit institution	104,605,413	104,605,413
102	Paid-in capital of the credit institution in excess of par value	361,901,101	361,901,101
103	Part of the reserve fund of the credit institution formed from the previous years’ profit	4,549,662	5,230,271
104	Part of non-distributed profit, including:	0	36,805,053
104.1	revaluation of securities whose current (fair) value is determined as the average weighted price disclosed by the trade organizer on the securities market	0	0
105	Part of the reserve fund of the credit institution formed from the current year’s profit	0	0
106	Non-distributed profit of the previous years (part thereof)	79,323,628	115,935,321
107	Subordinated loan with additional conditions	0	0
108	Primary capital sources, total	550,379,804	624,477,159
109	Intangible assets	22,306	21,357
110	Own shares (participatory interests) acquired (repurchased) by the credit institution from the shareholders (members)	6	0
111	Uncovered losses of the previous years	0	0
112	Current year loss, including:	0	10,507,320
112.1	revaluation of securities whose current (fair) value is determined as the average weighted price disclosed by the trade organizer on the securities market	0	0
113	Credit institutions contribution to the shares of (interests in) the subsidiary or dependent companies and resident credit institutions	251,704,122	355,383,842
114	Authorized capital (part thereof) and other sources of equity (paid-in capital in excess of par value, non-distributed profit, reserve fund) (part thereof) formed by the investors using inappropriate assets	0	0
115	Negative value of the additional capital	0	0
116	Primary capital, total	298,653,370	258,564,640
200	Additional capital	X	X
201	Increment to the value of the credit institution’s property due to revaluation	6,717,369	9,234,410
202	Part of the reserve fund formed from the current year’s profit	0	0
203	Non-distributed profit of the current year (pert thereof), including:	48,548,497	0
203.1	revaluation of securities whose current (fair) value is determined as the average weighted price disclosed by the trade organizer on the securities market	0	0
204	Subordinated loan (debt, deposit, bonded debt)	200,000,000	208,690,616
205	Part of the authorized capital formed due to capitalization of the increment to the property value as a result of revaluation	0	0
206	Part of preferred (including cumulative) shares	0	0
207	Non-distributed profit of the previous years	0	0
208	Sources (part of sources) of additional capital (authorized capital, non-distributed profit, reserve fund, subordinated loan) formed by investors using inappropriate assets	0	0
209	Additional capital sources, total	255,265,866	217,925,026

210	Additional capital, total	255,265,866	217,925,026
300	Indices reducing the primary and additional capital amount	X	X
301	Missing value of the provision for possible loss on loans of quality categories II - V	0	0
302	Missing value of the provision for possible loss	0	0
303	Missing value of the provision for possible loss on operations with residents of offshore zones	0	0
304	Overdue accounts receivable exceeding 30 days	0	0
305	Subordinated loans (deposits, borrowings, bond-secured loans), including subordinated loans with additional conditions provided to resident credit institutions	18,483,450	29,779,610
400	Subtotal	535,435,786	446,710,056
501	Value of excess of the total amount of loans, bank guaranteed provided by the credit institution to its members (shareholders) and insiders over its maximum value provided for by the federal laws and regulations of the Bank of Russia	0	0
502	Contributions to construction, creation (fabrication) and acquisition of fixed assets, value of fixed assets and materials exceeding the amount of sources of the primary and additional capital	0	0
503	Difference between the actual value of the interest due to the members withdrawn from membership in the company and the value at which the interest was sold to another member	0	0

3.
Line No.	Index	January 1, 2013, RUB’000	April 1 , 2013 RUB’000
1	2		5
000	Equity (capital), total, including:	546,471,238	533,392,686
100	Primary capital	X	X
101	Authorized capital of the credit institution	104,605,413	104,605,413
102	Paid-in capital of the credit institution in excess of par value	361,901,101	361,901,101
103	Part of the reserve fund of the credit institution formed from the previous years’ profit	5,230,271	5,230,271
104	Part of non-distributed profit, including:	15,532,862	0
104.1	revaluation of securities whose current (fair) value is determined as the average weighted price disclosed by the trade organizer on the securities market	0	0
105	Part of the reserve fund of the credit institution formed from the current year’s profit	-0	0
106	Non-distributed profit of the previous years (part thereof)	156,234,741	161,482,589
107	Subordinated loan with additional conditions	37,015,298	36,164,459
108	Primary capital sources, total	680,519,686	669,383,833
109	Intangible assets	35,680	23,850
110	Own shares (participatory interests) acquired (repurchased) by the credit institution from the shareholders (members)	0	0
111	Uncovered losses of the previous years	0	0
112	Current year loss, including:	5,187,667	0
112.1	revaluation of securities whose current (fair) value is determined as the average weighted price disclosed by the trade organizer on the securities market	0	0
113	Credit institutions contribution to the shares of (interests in) the subsidiary or dependent companies and resident credit institutions	391,512,385	392,099,130
114	Authorized capital (part thereof) and other sources of equity (paid-in capital in excess of par value, non-distributed profit, reserve fund) (part thereof) formed by the investors using inappropriate assets	0	0
115	Negative value of the additional capital	0	0
116	Primary capital, total	283,783,954	277,260,853
200	Additional capital	X	X
201	Increment to the value of the credit institution’s property due to revaluation	9,205,859	9,205,859
202	Part of the reserve fund formed from the current year’s profit	0	0
203	Non-distributed profit of the current year (pert thereof), including:	0	3,660,712
203.1	revaluation of securities whose current (fair) value is determined as the average weighted price disclosed by the trade organizer on the securities market	0	0
204	Subordinated loan (debt, deposit, bonded debt)	282,878,831	285,634,565
205	Part of the authorized capital formed due to capitalization of the increment to the property value as a result of revaluation	0	0
206	Part of preferred (including cumulative) shares	0	0
207	Non-distributed profit of the previous years	0	0
208	Sources (part of sources) of additional capital (authorized capital, non-distributed profit, reserve fund, subordinated loan) formed by investors using inappropriate assets	0	0

209	Additional capital sources, total	292,084,690	298,501,136
210	Additional capital, total	283,783,954	277,260,853
300	Indices reducing the primary and additional capital amount	X	X
301	Overdue accounts receivable exceeding 30 days	0	0
302	Overdue accounts receivable exceeding 30 days
303	Subordinated loans (deposits, borrowings, bond-secured loans), including subordinated loans with additional conditions provided to resident credit institutions	21,096,670	21,129,020
400	Subtotal	546,471,238	533,392,686
501	Value of excess of the total amount of loans, bank guaranteed provided by the credit institution to its members (shareholders) and insiders over its maximum value provided for by the federal laws and regulations of the Bank of Russia	0	0
502	Contributions to construction, creation (fabrication) and acquisition of fixed assets, value of fixed assets and materials exceeding the amount of sources of the primary and additional capital	0	0
503	Difference between the actual value of the interest due to the members withdrawn from membership in the company and the value at which the interest was sold to another member	0	0

     5.3.2. Financial contributions of the issuer

     List of financial investments of the issuer which refer to at least 10 percent to its total financial investments as of the end of the last fiscal year prior to the date of the prospectus approval

The issuer does not have any financial investments which refer to at least 10 percent to its total financial investments as of the end of the last fiscal year prior to the date of the prospectus approval.

     5.3.3. Intangible assets of the issuer

     Information on the content, the initial (replacement) cost of intangible assets and the value of accrued amortization for the last 5 completed fiscal years or for each completed fiscal year if the issuer has been functioning for less than 5 years, if these data has not been fixed in the accounting (financial) reporting of the issuer for the corresponding period:

1.
Group of intangible assets	Initial (replacement) cost, RUB’000	Accumulated depreciation amount, RUB’000
1	2	3
Reporting date: April 1, 2013
Right to website	0	0
Right to use a musical composition	0	0
Right to video film and video clip	57,427	42,232
Trademark, copyright	33,583	25,788
Total:	91,010	68,020

2.
Group of intangible assets	Initial (replacement) cost, RUB’000	Accumulated depreciation amount, RUB’000
1	2	3
Reporting date: January 1, 2013
Right to website	0	0
Right to use a musical composition	0	0
Right to video film and video clip	57,427	40,564
Trademark, copyright	23,714	19,488
Total:	81,141	60,052

3.
Group of intangible assets	Initial (replacement) cost, RUB’000	Accumulated depreciation amount, RUB’000
1	2	3
Reporting date: January 1, 2012
Right to website	22	17
Right to use a musical composition	975	975
Right to video film and video clip	47,268	44,091
Trademark, copyright	11,463	5,932
Total:	59,728	51,015

4.
Group of intangible assets	Initial (replacement) cost, RUB’000	Accumulated depreciation amount, RUB’000
1	2	3
Reporting date: January 1, 2011
Right to website	0	0
Right to use a musical composition	0	0
Right to video film and video clip	32,877	29,407
Trademark, copyright	10,669	4,433
Total:	43,546	33,840

5.
Group of intangible assets	Initial (replacement) cost, RUB’000	Accumulated depreciation amount, RUB’000
1	2	3
Reporting date: January 1, 2010
Right to website	0	0
Right to use a musical composition	0	0
Right to video film and video clip	64,241	42,675
Trademark, copyright	10,593	3,227
Total:	74,834	45,902

6.
Group of intangible assets	Initial (replacement) cost, RUB’000	Accumulated depreciation amount, RUB’000
1	2	3
Reporting date: January 1, 2009
Right to website	0	0
Right to use a musical composition	0	0
Right to video film and video clip	50,556	41,423
Trademark, copyright	10,593	2,858
Total:	61,149	44,281

     The standards (rules) of accounting in accordance with which the issuer provides information on its intangible assets:

     Intangible assets are recorded in accordance with the Rules of Accounting for Credit institutions located in the Russian Federation (Regulation No. 302-∏ of the Bank of Russia dd. March 26, 2007, starting from January 1, 2013 - Regulation No. 385-∏ of the bank of Russia dd. July 17, 2012).

5.4. Data on the Issuer’s policy and expenses associated with scientific and technical development, licenses and patents, new developments and investigation activities

     Information on the Issuer’s policy associated with scientific and technical development for the last five completed financial years or each completed financial year, if the Issuer carries out its activities less than 5 years, including disclosure of expenses related to scientific and technical activities out of the funds of the Issuer for each accounting period:

     The activity of JSC VTB Bank in scientific and technological development was directed to IT support of business continuity, maintenance of the expanding business and management processes, improvement of risk management quality in VTB Bank and VTB Group, introduction of new banking products and services, optimization of document flow, acceleration of payment processing and preparation of financial and analytical reports, including IFRS financial statements. Investments in such activities provide instrumentation and development of IT infrastructure in compliance with modern international standards.

The Bank’s actual expenses in the field of scientific and technical development (STD) during the last 5 completed financial years were as follows:

Actual Bank’s STD expenses	2008* mln rubles	2009* mln rubles	2010* mln rubles	2011* mln rubles	2012* mln rubles	The first quarter of, 2013 mln rubles
1	2	3	4	5	6	7
TOTAL	1,905.98	3,858.25	2,537.75	3,050.39	2,741.51	487.51

Including for purchase of equipment	574.40	2,282.94	781.72	1,025.09	1,343.02	177.17

* the calculation was performed based on the average annual USD exchange rate for each year, accordingly.

     In 2012 and The first quarter of 2013 the activity of JSC VTB Bank in scientific and technological development was directed to IT support of business continuity, maintenance of the expanding business and management processes, improvement of risk management quality in VTB Bank and VTB Group, introduction of new banking products and services, optimization of document flow, acceleration of payment processing and preparation of financial and analytical reports, including IFRS financial statements. Investments in such activities provide instrumentation and development of IT infrastructure in compliance with modern international standards.

     IT development in JSC VTB Bank rests on sustainable implementation of the concept of harmonization and standardization of business processes, centralization of data processing and support of product, operational, and analytical business applications.

     Centralization of technological processes and applied information systems is performed by means of a specially designed integrated platform based on advanced software solutions from leading manufacturers. The key features of implemented solutions for integration of information systems are high level of protection, fault-tolerance, possibility to perform on-line transactions and customer servicing. IT projects portfolio for 2012 includes such major projects as development of online banking system and corporate processing center, implementation of SWIFT service provision through online banking, development of investment business and credit process support systems, implementation of depositary accounting system and risk management system, development of the Bank's corporate data warehouse.

     For integration of key systems in the banks of VTB Group, on the basis of common engineering and informational approaches, the Bank introduces common principles of customer servicing, continues to develop the project on consolidation of financial and analytical information, creates common information space using modern Internet technologies including VTB Group information portal. In 2012 the Bank implemented the project on automation of VTB Group consolidated statements in accordance with IFRS.

     A substantial part of IT investments are expenses for modernization of data processing centers, development of telecommunication and workplace infrastructure and user support systems. On the basis of the concept developed under the project "JSC VTB Bank disaster tolerant IT infrastructure development" the Bank is creating TIER 3 international standard-certified backup DPC.

     Large-scale works associated with IT support of the Bank's branch network reorganization have been completed. For the purpose to increase the efficiency of the regional network operation the Bank is developing IT-infrastructure of 3 regional Operations Support Centers providing shared information space for implementing clients' operations. Among the priority projects there is the project on IT support of the processes of JSC RZD acceptance for banking services.

     As of 31.12.2012 the Bank’s actual expenses in the field of scientific and technical development to be covered from its own funds were as follows: 2,741,506,850 rub. (Quarter 4 – 1,343,019,910 rub.), including for purchase of equipment for development of computer systems, telecommunication and workplace infrastructure – 657,416,220 rub. (Quarter 4 – 454,456,860 rub.).

     In the first quarter of 2013 the Bank’s actual expenses in the field of scientific and technical development to be covered from its own funds amounted to 487,508,780 rub., including for purchase of equipment for development of computer systems, telecommunication and workplace infrastructure – 177,172,020 rub.

Information on creation and obtaining by the Issuer of legal protection of basic items of intellectual property:
1. Mиp бeз cлeз (World Without Tears) No. 416798, date of registration: 24.08.2010, validity period: until 01.08.2018.

2. VTB Private Banking,
No. 449732, date of registration: 22.12.2011, validity period: until 27.01.2020.

3. VTB Private Banking
No. 449731, date of registration: 22.12.2011, validity period: until 27.01.2020.

4. Mиp бeз лperpaд (World Without Barriers) VTB Group
No. 449434, date of registration: 19.12.2011, validity period: until 27.01.2020.

5. World without barriers. VTB Group
No. 449435, date of registration: 19.12.2011, validity period: until 22.03.2021.

6. VTB24 Private Banking
No. 453910, date of registration: 15.02.2012, validity period: until 27.11.2019.

     Information on key directions and results of application by the Issuer of items of intellectual property:

     The above-mentioned trademarks (excluding “World Without Tears" trademark) are registered in classes 09, 16, 35, 36 under the NICE Classification of Goods and Services, and may be used by JSC VTB Bank and its subsidiaries subject to conclusion of license agreements for the purpose of product and services differentiation.

     The “World Without Tears" trademark is registered in classes 05, 10, 16,20, 25, 28, 35, 36, 41 and 45 under the NICE Classification of Goods and Services, and may be used by JSC VTB Bank and its subsidiaries subject to conclusion of license agreements for the purpose of product and services differentiation.

Any risk factors associated with possible expiration of validity of key patents or licenses for the use of trademarks of the Issuer:
     Not available.

5.5. Analysis of development trends in the main area of activities of the Issuer

     Basic trends of development of the banking sector during the last five completed financial years or for each completed financial year, if the Issuer carries out its activities less than 5 years, and key factors influencing the banking sector:

     In 2008-2012 the average annual growth of the assets of the Russian banking sector was 15%. In 2012 the penetration of the banking service sector determined as relation of total assets of the banks to GDP amounted to 79%, increased by 11% in comparison with 2008.

     Banking sector ongoing development is due, primarily, to the increase in the loan portfolio. In 2008-2012 the average annual growth was 14%. In 2011 the proportion of the loan portfolio in the total assets amounted to 55%, while in 2012 it was 56%.

     Following the brisk loan growth in 2007-2008 (35-55% annually) in 2009 the development of the banking sector edged down driven by external factors: complicated situation in the Russian economy and global financial markets turned to be deterrent to the growth of the banks' loan portfolio. Negative trends in particular Russian economic sectors including construction compounded by rubles devaluation in 2008-2009 forced the banks to revise seriously the approaches to clients' credit scoring. Some of them substantially reduced the lending having an adverse effect on the development of banking sector. At the same time, deterioration in the business environment caused diminution in the demand for loan products on the part of borrowers in conditions of business decrease and deterioration in the financial position.

     In 2008-2009 the state took a set of measures aimed at liquidity support in the banking sector and encouragement of real economy lending. The actions taken were as follows: unsecured lending of banks, recapitalization of the banking sector by means of increase in the state banks' charter capital, increase in tier two capital through provision of subordinated loans by Vnesheconombank, and exchange of new shares for federal loan bonds; reduction of basic rates of the Central Bank in conditions of decline in inflation including the discount rate down to 8.25%. Such measures resulted in slowdown of the development of negative processes in the sector and, with the support of the signs of possible improvement of the Russian economic climate, overcoming of the process of drastic reduction of the bank assets.

     In March 2010 (in the conditions of improving of macroeconomic situation) the trend was reversed: the retail portfolio grew by 0.3% in comparison with February data, while the corporate portfolio remained substantially at the same level. At year-end 2010 the lending growth was as high as 13% (14% in retail segment annually, and 12% in the corporate segment annually).

     In 2011 sustainable lending growth continued: the corporate portfolio grew by 26% year-on-year, while the retail portfolio increased by 35.9%.

     However, in the latter half of 2011 uncertainty in global financial markets, associated primarily with debt crisis aggravation in Europe and apprehensions of Greek scenario reoccurrence in some other peripheral countries of the Euro zone, caused significant increase of volatility of the Russian stock and foreign exchange markets. In the context of such global uncertainty in the markets and problems encountered by Russian companies and banks related to obtaining of external funding, in the latter half of 2011 the liquidity in the interbank market reduced drastically accompanied by enhanced capital outflows and significant increase in the interest rates for raising of financial resources in the interbank market.

     Under current conditions, for the purpose to support Russian credit institutions, the Bank of Russia increased the amount of finance provided under REPO transactions, while the Ministry of Finance placed deposits in the banks, thus, enabling to compensate insufficient liquidity in the Russian banking sector. However, in the context of insufficient liquidity, the funding costs grew promoting increase in the credit interest rates. In 2012 this trend continued which would become deterrent to lending growth in future. The lending growth in corporate segment slowed down to 12.7% year-on-year. In the retail segment the lending growth became 39.4% year-on-year, however, it is lower than peak values registered in the mid of the year (43-44% year-on-year).

     In first two months 2013 the loan portfolio grew 20.9% year-on-year due to enhancing growth in the corporate segment to 15.0%. But the growth of retail portfolio slowed down to 39.1%.

     Low quality of the loan portfolio became a critical problem as far back as 2008. The proportion of overdue loans in the total outstanding amount grew to 2.5% from 1.5% as of the end of 2006. However, in the 2nd quarter 2010 the level of overdue debt started to reduce while the provisions reached their maximum in August 2010 (11.9%). At the end of 2010 the overdue debt level was 5.7%, the level of provisions was 10.5%. As of the end of 2011 the situation with the quality of assets became stable: the indicators reduced since the start of the year to 4.8% and 8.5% respectively. At the end of December 2012 the proportion of overdue loans was 4.5%, while the proportion of provisions reduced to 7.6%. At the end of February 2013 these indicators were 4.5% and 7.7% respectively.

     The liquidity crisis in the international financial markets in August 2007 has adversely affected the ability of Russian banks to attract relatively low-cost financing from abroad. Funds attracted from the customers are still an important source of funding base creation which, as of the end of 2011, accounts for 61% of all liabilities of the banking system (61% in 2010, 57% in 2009 and 55% in 2006). In 2012 this indicator reduced to 60%. At the end of February 2013 the indicator remained at the same level.

     In 2007-2011 the customer deposits showed an average annual growth of 27% where personal accounts grew by 26% annually, on the average, and corporate accounts grew by 29%. In 2010 the amount of deposits grew since the start of the year by 23%. In particular, corporate deposit funds grew by 16% while retail deposit funds increased by 31%. In 2011 customers deposits increased by 23.5% (retail – by 20.9% and corporate – by 25.8%) in conditions of the growth of economic activity and budget expenses at the end of the year, and drastic increase in deposit base due to problems with liquidity which were also promoted by the increase in deposit rates. In 2012 the growth of retail deposits was 20.0% year-on-year, while the growth of corporate deposits was 11.9% year-on-year. In the first two months of 2013 the growth of deposits gathered pace up to 22.1% annually, while the amount of funds held for corporate customers accounts grew to 17.9% year-on-year.

     In 2008-2010 the following factor had adverse impact on the banks' profit:

     - comparative reduction of transactions in the latter half of 2008 and 2009,

     - reduction of the discount rate and increased competition have a negative impact on the net interest margin as lending rates are reducing while provisions costs are reducing at a slower pace,

     - growing competition between the banks promoting more aggressive market policy,

     - deterioration of the quality of loan portfolios and respective increase in provisions for possible losses,

     - losses of the banks due to revaluation of investments in securities.

     However, stabilization of asset quality registered recently enables the banks to reduce allocations to reserves, which fact should produce positive effect on profit. Following the results of 2010, the aggregate profit in the sector hit record high - RUR573 bln in comparison with RUR205 bln in 2009 and RUR409 in 2008. In 2011 the banks demonstrated profit growth up to RUR848 bln, despite of volatility of markets in the latter half of 2011. In 2012 banks earned RUR1.012 bln, while in January-February 2013 - RUR151 bln.

     Sharp decline in net profit (losses - for some banks) during the crisis had an adverse effect on the bank's capital value. Reduction of tier I capital posed a question on further recapitalization of banks. The state provided substantial support to the banking sector through investment into the bank's capital, and provision of subordinated loans to private institutions with the use of Vnesheconombank resources and applying the mechanism of exchange of shares for federal loan bonds on the security of which the bank could later attract additional financing. As of the end of 2008 the total capital adequacy ratio was 16.9% as compared with 17.0% in 2004. In 2009 the indicator value increased up to 20.5% but according to figures of 2010 the ratio decreased to 18.1% under the pressure of the assets growth, at the end of 2011 and 2012 the ratio amounted to 13.3% and 13.7% respectively, in the conditions of the growth of lending and new requirements of the Bank of Russia. As of the end of February 2013 the total capital adequacy ratio decreased to 13.4%.

Overall assessment of the Issuer’s performance in the banking economy sector:

     The activity of JSC VTB Bank during the last five years increased its competitive advantages in core business areas, strengthened the positions of JSC VTB Bank in the majority of segments of the Russian banking market, which testifies to the successful fulfillment of strategic tasks set by the shareholders. The growth rate of the JSC VTB Bank's basic parameters, i.e. assets, loans to real sector of economy, foreign borrowings, was among the highest in the top 20 commercial banks, thus, proving reliability and high reputation of JSC VTB Bank. The high rate of growth of JSC VTB Bank assets from 2007 to 2011 was due to systematic development and a series of mergers in Russia and abroad. In 2009 the assets growth rate reduced drastically as average in the sector. The increase in the loan portfolio of JSC VTB Bank during 2006-2010 was due to the stable growth in corporate lending. This trend continued in 2011, while in 2012 the portfolio grew moderately.

     In May 2007 JSC VTB Bank performed an initial public offering of its shares, which turned to be the largest IPO of the global banking in 2007. The initial public offering of its shares brought about USD8 billion, including more than USD1.6 billion from more than 120,000 private shareholders. The funds resulting from IPO were invested in overall structural business development of VTB and its subsidiary banks and companies, including the development in retail and corporate banking, strengthening of the investment block and development of the foreign VTB network.

     In September 2009 JSC VTB Bank successfully additionally issued common registered shares for the total amount of 180 billion rubles. Following the results of additional shares distribution the equity of JSC VTB Bank grew more than one-half, while the JSC VTB Bank's charter capital exceeded 104 billion rubles, thus, enabling JSC VTB Bank to raise additional funds for business development.

     In February 2011 the state sold investors 10% of JSC VTB Bank's shares beneficially owned by it, decreasing its participation interest in the charter capital down to 75.5%.

     In August and November 2012 JSC VTB Bank issued perpetual loan participation notes for the amount of USD 1 bln (RUR32,5 bln) and USD1.25 bln (RUR39.2 bln), respectively, and in October 2012 the Bank issued subordinated Eurobonds for the amount of USD1.5 bln (RUR46.8 bln.) which had a positive impact on the Bank's capital adequacy.

     In 2010-2011 JSC VTB Bank acquired some new assets: in February 2011 the Bank got possession of 46.48% shares of OJSC Bank of Moscow and became the owner of 25% +1 share of OJSC Stolichnaya Insurance Group.

     In the third quarter of 2011 JSC VTB Bank sold the shares of OJSC Bank of Moscow to its subsidiary - VTB Debt Centre Closed Joint Stock Company, which subsequently increased its participation interest in the charter capital of OJSC Bank of Moscow up to 61.1%. In addition, 33.8% of the shares of OJSC Bank of Moscow were purchased by VTB Pension Administrator LLC which is also a subsidiary of JSC VTB Bank. In 2011 and 2012 JSC VTB Bank boosted its share in the charter capital of JSC TransCreditBank up to 99.6%. Due to new acquisitions JSC VTB Bank will strengthen its position in the market and employ its capital more effectively.
     Special (dissenting) opinion of each of the Issuer’s management bodies on the submitted information and argumentation of their position:
     The Bank’s management board has the same opinion with regard to the information submitted.

     Special opinions of the members of the Board of Directors (Supervisory Board) of the Issuer or the members of the Issuer’s collective executive body (insisting on including such opinions in the prospectus) regarding submitted information fixed in the minutes of the meeting of the Board of Directors (Supervisory Board) of the Issuer or the collective executive body where the corresponding items were reviewed, and the arguments of the members of the Issuer’s management bodies proving their positions:

     The Bank’s management board has the same opinion with regard to the information submitted.

     5.5.1. Analysis of factors and conditions having an impact on activities of the Issuer

     Factors and conditions having an impact on activities of the Issuer and affected the change in the Issuer’s core income (loss):

     State support, raw commodities price increase and the signs of global markets recovery contributed to acceleration in the Russian economy growth rates: in 2011 GDP grew by 4.3% in comparison with 4.0% in 2010. As of the end of 2011 the loan portfolio grew by 28%. Due to relatively high oil prices in the first quarter of 2012 the domestic demand remained unchanged and GDP grew in the third quarter of 2011 – the second quarter of 2012 at the level of 4.5-5.0%, though, in the third quarter of 3 2012 GDP growth slowed down to 2.9% due to the fall in agricultural sector and construction, and in the fourth qurater of 4 2012 - to 2.1%. In December 2012 the loan portfolio growth was 19%. However, in February 2013 it gathered pace slightly up to 21% year-on-year.

     Expected fall in oil prices, escalation of inflation in the conditions of increase in tariffs, reduction of direct investments and slowdown in global economic growth may result in slowdown in GDP growth and diminution in the demand for loans in 2013.

     At the end of 2011 due to exacerbation of the crisis in Europe in the conditions of apprehensions of "Greek scenario" reoccurrence in some other peripheral countries of the Euro zone, Russian companies and banks lost access to the global financial markets which resulted in the growth of demand for loans along with insufficient liquidity which was compensated out of the funds of the Bank of Russia and the Ministry of Finance. Growth of the funding costs at the end of 2011 - 2012 caused by problems with liquidity, had an adverse effect on the interest margin indicator in 2012. In 2013 the pressure on the margin on the part of high funding costs shall remain high.

     Fluctuation of rubles to world currencies has not any great impact on the retail customers behavior just yet. However, significant devaluation of the ruble may result in deterioration in asset quality and, accordingly, to the increase by the banks in allowances for provisions which will slow down profit growth.

     Under such circumstances the state support including the support of the regulator, will serve to preserve system stability.

Duration of the effect of factors and conditions forecast:

     The period of exposure to adverse factors resulting from the global financial crisis which could negatively affect the Issuer’s core business currently could hardly be determined.

     Actions taken by the Issuer and actions planned to be taken by the Issuer in future for the efficient use of such factors and conditions:

     Among important JSC VTB Bank priorities today are strengthening of financial stability, improvement of asset quality and effective liquidity management to maintain the JSC VTB Bank’s strategic role in the Russian economy. However, global markets volatility and growing fears of slowdown in global economic growth may have negative impact both on the opportunities for lending growth in Russia and performance of JSC VTB Bank personally.

     Methods applied by the Issuer and methods planned by the Issuer to be applied in future for the purpose to minimize the negative impact of factors and conditions affecting its activities:

     In order to improve asset quality in conditions of increasing overdue loans, JSC VTB Bank uses a more rigorous approach to risk management and monitoring. The Bank has tightened its credit terms (reduction of credit limits and periods, strengthening of requirements to security and pledges), conducts regular monitoring of its loan portfolio and improves the arrears collection procedure.

     In 2008-2010 JSC VTB Bank took measures to tighten the control of expenses. In particular, the Bank postponed its relocation to new headquarters, decreased its administrative expenses, introduced a hiring freeze, and reduced the headcount in some units of the Bank.

     The period of exposure to adverse factors resulting from the global financial crisis which could negatively affect the Issuer’s core business currently could hardly be determined.

     Material events or factors which may, to the maximum extent, have an adverse impact on the possibility of the Issuer to obtain the same or better results in future in comparison with the results obtained within the last completed accounting period prior to the date of approval of this Prospectus, and probability of such events (factors):

     The main negative factors are:
     - slowdown in the growth of GDP in conditions of diminution in the demand caused by decrease of real income;
     - the ruble's decline against world currency which may cut demand for loans and deteriorate the assets quality;
     - further growth of funding costs;
     We assess the possibility of occurrence of such events as high. But the period of exposure to such factors could hardly be determined.

     Material events or factors which may improve the Issuer’s performance, probability of such events and their duration:

     The main positive factors are:
     - GDP growth acceleration, growth of real incomes and direct investments;
     - stability of the ruble exchange rate;

     - possible margin growth in conditions of funding costs reduction;
     - free access to global capital markets.
     We assess the possibility of occurrence of such events in the near future as low expecting improvement of macroeconomic indicators not earlier than in 2014.

     5.5.2. Competitors of the issuer

     The Issuer’s principal existing and probable competitors by core activities, including foreign competitors:

Asset concentration in the Russian banking system has slightly reduced. At the end of February 2013, the 30 largest banks accounted for 75% of assets (73% in 2010). As of the end of 2012, the share of five major banks (OJSC Sberbank of Russia, JSC VTB Bank, Gazprombank (Open Joint-Stock Company), OJSC Russian Agricultural Bank and OJSC Alfa-Bank) grew to 54.2% from 46.2% in 2010. At year-end 2012 the shares of OJSC Sberbank of Russia and JSC VTB Bank (including OJSC TransCreditBank, VTB 24 (CJSC) and OJSC Bank of Moscow) in the total assets achieved 27.4% and 15.4% as compared with 25.2% and 12.7% (for JSC VTB Bank including VTB 24 (CJSC) and Bank VTB Severo-Zapad OJSC) in 2010.

The principal competitors of JSC VTB Bank and its subsidiary banks and companies (members of VTB Group) by key business lines are:

- Corporate banking: OJSC Sberbank of Russia, Gazprombank (Open Joint-Stock Company), OJSC Alfa-Bank, and some western banks providing services to Russian companies;

- Retail banking: OJSC Sberbank of Russia, OJSC Joint-Stock Commercial Bank Rosbank (Societe Generale Group) and subsidiaries of western banks in Russian providing retail services, such as CJSC Raiffeisen Bank, OJSC OTP Bank, CJSC Joint-Stock Commercial Bank Absolut Bank (KBC Group), CJSC UniCredit Bank and CJSC Commercial Bank Citibank;

- Investment banking: Russian investment banks (commercial bank Renaissance Capital (LLC), Sberbank CIB), Russian commercial banks (OJSC Alfa-Bank, Gazprombank (Open Joint-Stock Company) and Uralsib), Russian subsidiaries of some western banks offering investment and banking services (Morgan Stanley Bank LLC, Commercial Bank J. P. Morgan Bank International LLC, Commercial Bank Citibank CJSC, Deutsche Bank LLC, Goldman Sachs Bank LLC, etc.).

     The Issuer’s competitive advantages and their influence on the competitiveness of provided products (works, services):
Despite high competitiveness of the above-mentioned banks, JSC VTB Bank and its subsidiary banks and companies have a number of important competitive advantages, which allow to maintain high growth rates and to strengthen their market positions. These are:

1) a highly flexible business model;
2) being the second largest Russian bank with the status of a “systemic bank”;
3) universal banking business of JSC VTB Bank and its subsidiary banks and companies, perfectly matching the Russian conditions;
4) brand awareness and state participation in equity provide financial stability and growing customer confidence;
5) a vast base of corporate customers and strong relations with leading Russian companies in key industry sectors;
6) a unique opportunity to provide services to Russian customers all over the world;
7) possibilities of stable growth of assets;
8) a vast regional branch network;
9) leading positions of the subsidiary bank VTB24 (CJSC) in the field of retail banking and introduction of OJSC Bank of Moscow and TransCreditBank OJSC into the group;
10) CJSC VTB Capital providing full range of services in international financial markets;
11) a team of managers with vast experience in the financial sector.

In addition, VTB Group strategy until the end of 2013 includes processes optimization and development of business model focused on highly marginal business segments, and winning the leading positions in the sector.

     VI. Detailed data on the members of management bodies of the Issuer, bodies of the Issuer responsible for control over its business and financial activities and brief data on employees (personnel) of the Issuer

6.1. Data on the structure and competence of the management bodies of the Issuer

     Description of the structure of the management bodies of the Issuer and their competence subject to the Issuer's charter:

1. General meeting of shareholders

     Competence:

     1) amendment of the Bank's Charter or approval of a new version thereof;

     2) reorganization of the Bank;

     3) liquidation of the Bank, appointment of the liquidation commission and approval of the intermediate and the final liquidation balance sheets;

     4) determination of the number of Members of the Supervisory Board of the Bank, election of members thereof and early termination of their powers, decision-making on payment of remuneration and compensation to the members the Supervisory Board of the Bank while their term of office;

     5) determination of the number, par value, category (type) of the authorized shares and the rights provided thereby;

     6) increase of the charter capital of the Bank by way of increasing the par value of shares, by share placement through public offering of common shares comprising more than 25 percent of the previously placed common shares, and by placement of additional shares through closed subscription;

     7) reduction of the charter capital of the Bank by decrease in the par value of shares, by acquisition by the Bank of a part of the shares in order to reduce the total number thereof, and by redeeming the shares acquired or repurchased by the Bank;

     8) election of the Members of the Statutory Audit Commission of the Bank and early termination of their powers, and fixing of the remuneration and compensation amount to be paid to the Members the Statutory Audit Commission of the Bank;

     9) approval of the auditor of the Bank;

     10) payment (declaration) of dividends basing on the results of the first quarter, half-year, nine months of the financial year;

     11) approval of the annual reports, annual financial statements, including the profit and loss statements (profit and loss accounts) of the Bank, and distribution of profit (including payment (declaration) of dividends, except for the profit distributed as dividends basing on the results of the first quarter, half-year, nine months of the financial year) and losses of the Bank basing on the results of the financial year;

     12) establishment of the order of the General Meeting of Shareholders;

     13) election of the counting commission members and early termination of their powers;

     14) any split and reverse split of shares;

     15) decision-making on approval of any interested-party transactions in cases provided for by the Federal Law "On Joint Stock Companies" and the Charter of the Bank;

     16) decision-making on approval of any major transactions in cases provided for by the Federal Law "On Joint Stock Companies" and the Charter of the Bank;

     17) acquisition of any outstanding shares by the Bank in cases provided for by the Federal Law "On Joint Stock Companies";

     18) decision-making on participation in associations and any other alliances of commercial organizations;

     19) approval of any internal documents governing actions of the General Meeting of Shareholders of the Bank, the Supervisory Board of the Bank, the Management Board of the Bank and the Statutory Audit Commission of the Bank;

     20) any other resolutions in cases provided for by the Federal Law "On Joint Stock Companies".

2. Supervisory Board

Competence:

     1) identification of the priority areas of the Bank activity;

     2) convening of annual and extraordinary General Meetings of Shareholders of the Bank, exclusive of the cases provided for by Clause 8 of Article 55 of the Federal Law "On Joint Stock Companies";

     3) approval of the agenda of the General Meeting of Shareholders;

     4) setting of the record date for making the list of persons entitled to participate in the General Meeting of Shareholders and making other decisions within the competence of the Supervisory Board of the Bank pursuant to the provisions of Section VII of the Federal Law "On Joint Stock Companies", and related to preparing and holding of the General Meeting of Shareholders;

     5) increase in the carter capital of the Bank by placement by the Bank of additional shares within the number and categories (types) of authorized shares in cases provided for by the Federal Law "On Joint Stock Companies" and the Charter of the Bank;

     6) placement by the Bank of bonds convertible into the shares of the Bank and other issuable securities convertible into the shares of the Bank in cases provided for by the Federal Law "On Joint Stock Companies" and the Charter of the Bank;

     7) setting the price for (appraising) the property, the offer and buy out price of any issuable securities in cases prescribed by the Federal Law "On Joint Stock Companies";

     8) repurchasing of the Bank's shares and other securities in cases provided for by the Federal Law "On Joint Stock Companies";

     9) forming of the Management Board of the Bank, defining of the number of its members, election of its members and early termination of their powers, appointment and early termination of powers of the President – the Chairman of the Management Board of the Bank, decision-making on the amount of remuneration and compensation payable to the President – the Chairman of the Management Board and the members of the Management Board;

     10) recommendations on the amount of remuneration and compensation payable to the members of the Statutory Audit Commission of the Bank and defining of the auditor's fee;

     11) recommendations on the amount of the dividend on shares and the procedure for payment thereof;

     12) use of the Reserve Fund and establishment of the procedure for creation and use of other funds of the Bank;

     13) approval of any internal documents of the Bank exclusive of the internal documents within competence of the General Meeting of Shareholders pursuant to the Federal Law "On Joint Stock Companies" and the Charter, and exclusive of any other internal documents of the Bank approval of which is within the competence of the executive bodies of the Bank pursuant to the Charter of the Bank;

     14) opening branches and representative offices of the Bank, their dissolution and assigning the status of an internal divisions of the Bank (branch) to the branches of the Bank;

     15) approval of any interested-party transactions and any major transactions related to the property acquisition and disposal by the Bank in cases prescribed by the Federal Law "On Joint Stock Companies" and the Charter of the Bank;

     16) preliminary approval of the annual report of the Bank;

     17) election and removal of any head of the structural unit of the Bank exercising internal control and assisting the governance bodies in ensuring effective operation of the Bank;

     18) approval of the Registrar of the Bank and terms and conditions of the contract to be signed with it, and termination thereof;

     19) write-off of any unrecoverable loans exceeding USD 1,000,000 (One million) or its equivalent for a single borrower out of the allowances for possible loan impairment, loan debt and any debt equivalent thereto;

     20) placement of bonds and other issuable securities of the Bank (exclusive of the issuable securities convertible into shares);

     21) formation of the committees of the Supervisory Board of the Bank, approval of regulations on such committees and consideration on the reports on the results of their activities;

     22) election and decision-making on dismissal of the Bank's corporate secretary, approval of regulations on the Bank's corporate secretary;

     23) approval of the risk management policy, consideration of the reports on the state and assessment of risk management efficiency;

     24) approval of the regulation on arrangement of internal control in the Bank;

     25) approval of the regulation on the structural unit of the Bank exercising internal control and assisting the governance bodies in ensuring effective operation of the Bank, appointment of the head of such structural unit;

     26) consideration of activity plans and records of performance of the structural unit of the Bank exercising internal control and assisting the governance bodies in ensuring effective operation of the Bank;

     27) consideration of quarterly reports of the Controller of Professional activities of the Bank in the Securities Market;

     28) consideration of quarterly reports of the Controller of the Bank's specialized depositary;

     29) consideration of quarterly reports on the results of internal control for the purpose of prevention of unlawful use of insider information and market abuse;

     30) assessment of the Bank's corporate governance system;

     31) approval of the Corporate Code of Conduct of the Bank;

     32) approval of the Ethics Code of the Bank;

     33) decision-making on affiliation and termination of affiliation of the Bank with subsidiaries;

     34) any other issues provided for by the Federal Law "On Joint Stock Companies" and the Charter of the Bank;

3. President - Chairman of the Management Board
Competence:

     1) act on behalf of the Bank without any power of attorney, including representation of its interests;

     2) enter into transactions and sign documents on behalf of the Bank;

     3) resolve on opening (closing) of internal structural divisions of the Bank (branch), exclusive of any additional and operational offices of the Bank;

     4) approve the staff, issue orders, instructions and give directions binding for all employees of the Bank;

     5) issue internal documents and regulatory acts of the Bank (exclusive of the internal documents within the competence of the General Meeting of Shareholders and the Supervisory Board);

     6) issue powers of attorney, establish procedures for signing contracts and agreements, the procedure for issuing powers of attorney, and select officials authorized to represent the Bank in relations with third parties;

     7) resolve on participation and termination of participation of the Bank in any other legal entities (exclusive of the participation in any associations and other groups of commercial organizations), unless such Bank's participation (its aggregate asset contribution) exceeds 5 percent of the authorized or share capital (assets) of such legal entity;

     8) act as the employer in labor relationships pursuant to the Labor Code of the Russian Federation, including appointment and removal of the Bank's employees, stimulation of the best-performers, imposing disciplinary sanctions;

     9) approve nominees to be appointed as deputy directors and deputy chief accountants of a branch;

     10) make other decisions on day-to-day activities.

4. Management Board
Competence:

     1) organization of implementation of resolutions approved by the General Meeting of Shareholders and the Supervisory Board of the Bank;

     2) providing adequate working environment for the General Meeting of Shareholders, the Supervisory Board and the Statutory Audit Commission of the Bank;

     3) reviewing the Bank's statements, including statements made in accordance with the International Accounting Standards;

     4) decision-making on publication of financial statements made basing on the International Accounting Standards;

     5) decision-making on participation and termination of participation of the Bank in any other legal entities if such Bank's participation (its aggregate asset contribution) exceeds 5 percent of the authorized or share capital (assets) of such legal entity (exclusive of the participation in any associations and other groups of commercial organizations, as well as participation in subsidiaries);

     6) decision-making on opening any additional and operational offices of the Bank;

     7) determination of the fee for recovery of any lost bond of the Bank;

     8) definition of the scope of the information qualified as business secrets, and establishment of the procedure for treatment of the information qualified as business secrets at the Bank;

     9) approval of regulations on the Bank's branches and representative offices and collective bodies and structural divisions of the Bank;

     10) submission of materials to the Supervisory Board of the Bank for its consideration;

     11) approval of nominees to be appointed heads and chief accountants of the branches;

     12) approval of a branch standard organizational structure and employees remuneration system;

     13) approval of the Bank's performance results for the reporting period and decision-making on bonus payments to the Bank's employees;

     14) review of the Bank structural divisions' performance reports;

     15) approval of the Bank's budgeting for the next financial year;

     16) write-off of any unrecoverable loans not exceeding USD 1,000,000 (One million) or its equivalent for a single borrower out of the allowances for possible loan impairment, loan debt and any debt equivalent thereto;

     17) any other issues concerning day-to-day activities of the Bank submitted to the Management Board for consideration by the President – the Chairman of the Management Board.

     Information on availability of the Corporate Code of Conduct (Management) of the Issuer or any other similar document:

     The Corporate Code of Conduct of VTB Bank (open joint-stock company) approved by the Supervisory Board of the Bank (Minutes No 2 dated March 20, 2008).

     Information on availability of the internal documents of the Issuer governing operations of its bodies:

     Regulation on Preparing, Convening and Holding of the General Meeting of Shareholders of VTB Bank (open joint-stock company) approved by the General Meeting of Shareholders of the Bank (Minutes No. 39 dated June 9, 2010).

Regulation on the Supervisory Board of VTB Bank (open joint-stock company) approved by the General Meeting of Shareholders of the Bank (Minutes No. 41 dated June 8, 2012).

Regulation on the Management Board of VTB Bank (open joint-stock company) approved by the General Meeting of Shareholders of the Bank (Minutes No. 41 dated June 8, 2012).

     Website containing available free full text of the current version of the Issuer's Charter and internal documents regulating activities of the Issuer's bodies, and the Issuer's corporate governance code if any:

     www.vtb.ru

6.2. Information on the members of the management bodies of the issuing credit organization

Personal composition	Board of Directors (Supervisory Board) of the issuing credit organization
1.
Surname, name and patronymic:	Dubinin Sergey Konstantinovich
Year of birth:	1950
Education background:	Higher education, Doctor of Economics, Moscow State University named after M.V. Lomonosov, Economic Faculty, 1973

     Positions held in the issuing credit organization and other organizations for the last 5 years and up to date in chronological order, including combined duties:

Date of entering (appointment to) office	Date of vacation of office	Full corporate name	Position
1	2	3	4
July 2005	June 2008	RAO UES of Russia	Member of the Board, Financial Director
October 2008	to the present day	VTB-Capital, CJSC	Member of Board of Directors
July 2011	to the present day	VTB-Capital, CJSC	Advisor
June 20, 2009	to the present day	ALROSA	Member of the Supervisory Board
September 20, 2011	to the present day	Otkritie Financial Corporation	Member of Board of Directors
October 01, 2008	to the present day	VTB Capital IB Holding, Ltd.	Member of Board of Directors
October 01, 2008	to the present day	Holding VTB Capital, CJSC	Member of Board of Directors
June 08, 2012	to the present day	JSC VTB Bank	Chairman of the Supervisory Board

Interest in the authorized capital of the issuing credit organization:	0.00203%
Fraction of common shares of the issuing credit organization:	0.00203%
The number of shares of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the issuing credit organization:	No	pcs
Interest in the authorized (joint stock) capital (share fund) of subsidiaries and associated companies of the issuing credit organization:	No	%
Fraction of common shares of a subsidiary or an associated company of the issuing credit organization:	No	%
The number of shares of a subsidiary or an associated company of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the subsidiary or the associated company of the issuing credit organization:	No	pcs

     Nature of any kinship with other persons who are members of management bodies of the issuing crediting organization and/or the bodies controlling financial and economic activities of the issuing crediting organization:

     No

     Data on imposition of administrative sanctions for delicts in the sphere of finance, taxes and duties, securities market, or criminal prosecution (presence of conviction) for economic crimes or crimes against the public order:

     No

     Data on holding of positions in management bodies of commercial organizations during the period, when a bankruptcy case and/or any of bankruptcy proceedings stipulated by the laws of the Russian Federation on insolvency (bankruptcy) were instituted against such organizations :

     No

2.
Surname, name and patronymic:	David Bonderman
Year of birth:	1942
Education background:	higher education, University of Washington, 1963; Harvard University, 1966, lawyer.

     Positions held in the issuing credit organization and other organizations for the last 5 years and up to date in chronological order, including combined duties:

Date of entering (appointment to) office	Date of vacation of office	Full corporate name	Position
1	2	3	4
2003	2011	University of Washington Foundation	Member of Board of Directors
2009	2012	Armstrong World Industries, Inc.	Member of Board of Directors
1992	to the present day	TPG Capital L.P.	Founding partner
1996	to the present day	Ryanair Holdings, plc	Chairman of the Board of Directors
1995	to the present day	CoStar Group, Inc.	Member of Board of Directors
2009	to the present day	General Motors Company	Member of Board of Directors
1993	to the present day	Wilderness Society	Member of Board of Directors
1993	to the present day	Grand Canyon Trust	Member of Board of Directors
1998	to the present day	American Himalayan Foundation	Member of Board of Directors
08 June 2012	to the present day	JSC VTB Bank	Member of the Supervisory Board

Interest in the authorized capital of the issuing credit organization:	No	%
Fraction of common shares of the issuing credit organization:	No	%
The number of shares of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the issuing credit organization:	No	pcs
Interest in the authorized (joint stock) capital (share fund) of subsidiaries and associated companies of the issuing credit organization:	No	%
Fraction of common shares of a subsidiary or an associated company of the issuing credit organization:	No	%

The number of shares of a subsidiary or an associated company of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the subsidiary or the associated company of the issuing credit organization:

	No	pcs

     Nature of any kinship with other persons who are members of management bodies of the issuing crediting organization and/or the bodies controlling financial and economic activities of the issuing crediting organization:

     No

     Data on imposition of administrative sanctions for delicts in the sphere of finance, taxes and duties, securities market, or criminal prosecution (presence of conviction) for economic crimes or crimes against the public order:

     No

     Data on holding of positions in management bodies of commercial organizations during the period, when a bankruptcy case and/ or any of bankruptcy proceedings stipulated by the laws of the Russian Federation on insolvency (bankruptcy) were instituted against such organizations :

     No

3.
Surname, name and patronymic:	Uvarov Aleksey Konstantinovich
Year of birth:	1975
Education background:	Academy of the Federal Tax Police Service of the Russian Federation, specialization - Credit and Finance; Russian Academy of Public Administration, specialization - State and Municipal Law

     Positions held in the issuing credit organization and other organizations for the last 5 years and up to date in chronological order, including combined duties:

Date of entering (appointment to) office	Date of vacation of office	Full corporate name	Position
1	2	3	4
2004	August 2008	Federal Agency for State Property Management	Head of Department
2008	July 2012	Ministry of Economic Development of the Russian Federation	Head of Property Relations Department
The Bank has no information	October 2012	State Joint-Stock Company All-Russian Exhibition Centre, OJSC	Member of Board of Directors
November 2012	to the present day	Government of the Russian Federation	Head of Industry and Infrastructure Department
08 June 2012	to the present day	JSC VTB Bank	Member of the Supervisory Board

Interest in the authorized capital of the issuing credit organization:	No	%
Fraction of common shares of the issuing credit organization:	No	%
The number of shares of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the issuing credit organization:	No	pcs
Interest in the authorized (joint stock) capital (share fund) of subsidiaries and associated companies of the issuing credit organization:	No	%
Fraction of common shares of a subsidiary or an associated company of the issuing credit organization:	No	%

The number of shares of a subsidiary or an associated company of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the subsidiary or the associated company of the issuing credit organization:

	No	pcs

     Nature of any kinship with other persons who are members of management bodies of the issuing crediting organization and/or the bodies controlling financial and economic activities of the issuing crediting organization:

     No

     Data on imposition of administrative sanctions for delicts in the sphere of finance, taxes and duties, securities market, or criminal prosecution (presence of conviction) for economic crimes or crimes against the public order:

     No

     Data on holding of positions in management bodies of commercial organizations during the period, when a bankruptcy case and/ or any of bankruptcy proceedings stipulated by the laws of the Russian Federation on insolvency (bankruptcy) were instituted against such organizations:

     No

4.
Surname, name and patronymic:	Kostin Andrey Leonidovich
Year of birth:	1956
Education background:	Higher education, Moscow State University named after M.V. Lomonosov, 1979, political economy; Finance Academy under the Government of the Russian Federation, 2001, Ph.D.

     Positions held in the issuing credit organization and other organizations for the last 5 years and up to date in chronological order, including combined duties:

Date of entering (appointment to) office	Date of vacation of office	Full corporate name	Position
1	2	3	4
June 11, 2002	to the present day	JSC VTB Bank	President and Chairman of the Management Board, Member of the Supervisory Board
July 22, 2005	to the present day	VTB 24 (CJSC)	Chairman of the Supervisory Board
May 19, 2006	to the present day	All-Russia Non-Governmental Organization Federation of Olympic Gymnastics of Russia	President
April 14, 2004	to the present day	The Association of Russian Banks (ARB)	Member of the Board
January 29, 2003	to the present day	The Russian Union of Industrialists and Entrepreneurs	Member of the Executive Board Bureau
October 17, 2007	to the present day	VTB Bank, PJSC	Chairman of the Supervisory Board
March 17, 2008	to the present day	VTB-Capital, CJSC	Member of Board of Directors
September 21, 2007	to the present day	Congress Center Konstantinovsky Ltd.	Member of Board of Directors
December 2006	to the present day	Non-profit Partnership CIS Financial and Banking Council	President
September 01, 2005	to the present day	The Fund for Promotion and Development of Physical Fitness and Sports in the Russian Federation	Member of the Board of Guardians
July 06, 2007	to the present day	Federal State Educational Institution of Higher Professional Education "Moscow State Institute for International Relations (University) of the Ministry of Foreign Affairs of the Russian Federation"	Member of the Board of Guardians

May 21, 2007	to the present day	Federal State Educational Institution of Higher Professional Education Saint- Petersburg State University	Member of the Board of Guardians
September 29, 2004	to the present day	The Fund for Development of the State Russian Museum "Friends of the Russian Museum"	Member of the Board of Guardians
August 19, 2011	to the present day	The Regional Public Fund for Promotion of Cultural Development "The World of Caucasus"	Member of the Board of Guardians
May 26, 2015	to the present day	National Political Party "United Russia"	Member of the High Council
April 06, 2006	to the present day	Non-profit Partnership Governance and Problem Analysis Center	Member of the Board of Guardians
January 11, 2009	to the present day	VTB Capital IB Holding, Ltd.	Member of Board of Directors
July 09, 2009	to the present day	Holding VTB Capital, CJSC	Member of Board of Directors
February 21, 2011	to the present day	Bank of Moscow, OJSC	Chairman of the Board of Directors
September 09, 2011	to the present day	Non-Profit Partnership, National Council on Corporate Governance	Presidium Member
May 2007	to the present day	Federal State Educational Institution of Higher Professional Education the Finance University under the Government of the Russian Federation	Member of the Board of Guardians
May 2007	to the present day	Federal State Educational Institution of Higher Professional Education Moscow State University named after M.V. Lomonosov	Member of the Board of Guardians
October 28, 2008	to the present day	Charity Fund for Restoration of Voskresensky New Jerusalem Stauropegion Monastery of the Russian Orthodox Church	Member of the Board of Guardians
October 30, 2001	to the present day	Federal State Budgetary Institution of Culture State Academic Bolshoi Theatre of Russia	Member of the Board of Guardians
May 2007	to the present day	Federal State Autonomous Educational Institution of Higher Professional Education National Research University - Higher School of Economics	Member of the Board of Guardians
08 June 2012	to the present day	JSC VTB Bank	Member of the Supervisory board
10 June 2012	to the present day	JSC VTB Bank	President and Chairman of the Management Board

Interest in the authorized capital of the issuing credit organization:	0.00183%
Fraction of common shares of the issuing credit organization:	0.00183%
The number of shares of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the issuing credit organization:	No	pcs
Interest in the authorized (joint stock) capital (share fund) of subsidiaries and associated companies of the issuing credit organization:	No	%
Fraction of common shares of a subsidiary or an associated company of the issuing credit organization:	No	%

The number of shares of a subsidiary or an associated company of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the subsidiary or the associated company of the issuing credit organization:

	No	pcs

     Nature of any kinship with other persons who are members of management bodies of the issuing crediting organization and/or the bodies controlling financial and economic activities of the issuing crediting organization:

     No

     Data on imposition of administrative sanctions for delicts in the sphere of finance, taxes and duties, securities market, or criminal prosecution (presence of conviction) for economic crimes or crimes against the public order:

     No

     Data on holding of positions in management bodies of commercial organizations during the period, when a bankruptcy case and/ or any of bankruptcy proceedings stipulated by the laws of the Russian Federation on insolvency (bankruptcy) were instituted against such organizations:

     No

5.
Surname, name and patronymic:	Kropachev Nikolay Mikhaylovich
Year of birth:	1959
Education background:	higher education, Leningrad State University, 1981, qualification - Lawyer, Doctor of Law, Professor

     Positions held in the issuing credit organization and other organizations for the last 5 years and up to date in chronological order, including combined duties:

Date of entering (appointment to) office	Date of vacation of office	Full corporate name	Position
1	2	3	4
October 2006	February 2008	Saint-Petersburg State University	First Pro-Rector
February 2008	May 2008	Saint-Petersburg State University	Acting Rector
May 2008	to the present day	Federal State Educational Institution of Higher Professional Education Saint- Petersburg State University	Rector
08 June 2012	to the present day	JSC VTB Bank	Member of the Supervisory Board

Interest in the authorized capital of the issuing credit organization:	No	%
Fraction of common shares of the issuing credit organization:	No	%
The number of shares of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the issuing credit organization:	No	pcs
Interest in the authorized (joint stock) capital (share fund) of subsidiaries and associated companies of the issuing credit organization:	No	%
Fraction of common shares of a subsidiary or an associated company of the issuing credit organization:	No	%

The number of shares of a subsidiary or an associated company of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the subsidiary or the associated company of the issuing credit organization:

	No	pcs

     Nature of any kinship with other persons who are members of management bodies of the issuing crediting organization and/or the bodies controlling financial and economic activities of the issuing crediting organization:

     No

     Data on imposition of administrative sanctions for delicts in the sphere of finance, taxes and duties, securities market, or criminal prosecution (presence of conviction) for economic crimes or crimes against the public order:

     No

     Data on holding of positions in management bodies of commercial organizations during the period, when a bankruptcy case and/ or any of bankruptcy proceedings stipulated by the laws of the Russian Federation on insolvency (bankruptcy) were instituted against such organizations:

     No

6.
Surname, name and patronymic:	Melamed Leonid Adolfovich
Year of birth:	1967
Education background:	Higher education, 1992 – Moscow Medical Academy named after I.M. Sechenov, surgery; M.D.

     Positions held in the issuing credit organization and other organizations for the last 5 years and up to date in chronological order, including combined duties:

Date of entering (appointment to) office	Date of vacation of office	Full corporate name	Position
1	2	3	4
May 2008	March 2011	OJSC Joint-Stock Financial Corporation "Sistema"	President, Chairman of the Management Board, Member of the Board of Directors
June 2010	June 2012	OAO NK RussNeft	Chairman of the Board of Directors
March 2011	June 2012	OJSC Joint-Stock Financial Corporation "Sistema"	Deputy Chairman of the Board of Directors, Chairman of the Appointments, Remuneration and Corporate Governance Committee
January 2011	to the present day	Team Drive, CJSC	Chairman of the Board of Directors
March 2012	to the present day	LLC "Rosnanomedinvest"	Member of the Board of directors
May 2012	to the present day	LLC "NovaMedika"	Member of the Board of directors
March 2013	to the present day	OJSC "Rosnano"	Advisor
08 June 2012	to the present day	JSC VTB Bank	Member of the Supervisory Board

Interest in the authorized capital of the issuing credit organization:	No	%
Fraction of common shares of the issuing credit organization:	No	%
The number of shares of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the issuing credit organization:	No	pcs
Interest in the authorized (joint stock) capital (share fund) of subsidiaries and associated companies of the issuing credit organization:	No	%
Fraction of common shares of a subsidiary or an associated company of the issuing credit organization:	No	%

The number of shares of a subsidiary or an associated company of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the subsidiary or the associated company of the issuing credit organization:

	No	pcs

     Nature of any kinship with other persons who are members of management bodies of the issuing crediting organization and/or the bodies controlling financial and economic activities of the issuing crediting organization:

     No

     Data on imposition of administrative sanctions for delicts in the sphere of finance, taxes and duties, securities market, or criminal prosecution (presence of conviction) for economic crimes or crimes against the public order:

     No

     Data on holding of positions in management bodies of commercial organizations during the period, when a bankruptcy case and/ or any of bankruptcy proceedings stipulated by the laws of the Russian Federation on insolvency (bankruptcy) were instituted against such organizations :

     No

7.
Surname, name and patronymic:	Warnig Artur Matthias
Year of birth:	1955
Education background:	Higher education, 1981, Berlin School of Economics, National Economy.

     Positions held in the issuing credit organization and other organizations for the last 5 years and up to date in chronological order, including combined duties:

Date of entering (appointment to) office	Date of vacation of office	Full corporate name	Position
1	2	3	4
2005	2006	Dresdner Bank, CJSC	Chairman of the Board of Directors
March 30, 2006	to the present day	Nord Stream AG (Switzerland)	Managing Director
June 17, 2011	to the present day	Bank “ROSSIYA”	Member of Board of Directors
2010	to the present day	Verbundnetz Gas AG (Germany)	Member of the Supervisory Board
2011	to the present day	GAZPROM Schweiz AG (Switzerland)	Chairman of Administrative Council
September 13, 2011	to the present day	OJSC Rosneft Oil Company	Member of Board of Directors
June 30, 2011	to the present day	Transneft JCS	Chairman of the Board of Directors
October 01, 2012	to the present day	UC RUSAL, OJSC	Chairman of the Board of Directors
08 June 2012	to the present day	JSC VTB Bank	Member of the Supervisory Board

Interest in the authorized capital of the issuing credit organization:	No	%
Fraction of common shares of the issuing credit organization:	No	%
The number of shares of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the issuing credit organization:	No	pcs
Interest in the authorized (joint stock) capital (share fund) of subsidiaries and associated companies of the issuing credit organization:	No	%
Fraction of common shares of a subsidiary or an associated company of the issuing credit organization:	No	%

The number of shares of a subsidiary or an associated company of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the subsidiary or the associated company of the issuing credit organization:

	No	pcs

     Nature of any kinship with other persons who are members of management bodies of the issuing crediting organization and/or the bodies controlling financial and economic activities of the issuing crediting organization:

     No

     Data on imposition of administrative sanctions for delicts in the sphere of finance, taxes and duties, securities market, or criminal prosecution (presence of conviction) for economic crimes or crimes against the public order:

     No

     Data on holding of positions in management bodies of commercial organizations during the period, when a bankruptcy case and/ or any of bankruptcy proceedings stipulated by the laws of the Russian Federation on insolvency (bankruptcy) were instituted against such organizations:

     No

8.
Surname, name and patronymic:	Melikyan Gennadiy Georgiyevich
Year of birth:	1947
Education background:

Higher education, 1974 - Moscow Moscow State University named after M.V. Lomonosov, 1977 - post graduate study at the Economic Faculty of the Moscow State University named after M.V. Lomonosov; Economist, lecturer in Political Economy; Ph.D.

     Positions held in the issuing credit organization and other organizations for the last 5 years and up to date in chronological order, including combined duties:

Date of entering (appointment to) office	Date of vacation of office	Full corporate name	Position
1	2	3	4
2003	2007	Central Bank of the Russian Federation	Deputy Chairman
2007	2011	Central Bank of the Russian Federation	First Deputy Chairman
2012	to the present day	AUTOTOR Group	Member of Board of Directors
08 June 2012	to the present day	JSC VTB Bank	Member of the Supervisory Board

Interest in the authorized capital of the issuing credit organization:	No	%
Fraction of common shares of the issuing credit organization:	No	%
The number of shares of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the issuing credit organization:	No	pcs
Interest in the authorized (joint stock) capital (share fund) of subsidiaries and associated companies of the issuing credit organization:	No	%
Fraction of common shares of a subsidiary or an associated company of the issuing credit organization:	No	%

The number of shares of a subsidiary or an associated company of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the subsidiary or the associated company of the issuing credit organization:

	No	pcs

     Nature of any kinship with other persons who are members of management bodies of the issuing crediting organization and/or the bodies controlling financial and economic activities of the issuing crediting organization:

     No

     Data on imposition of administrative sanctions for delicts in the sphere of finance, taxes and duties, securities market, or criminal prosecution (presence of conviction) for economic crimes or crimes against the public order:

     No

     Data on holding of positions in management bodies of commercial organizations during the period, when a bankruptcy case and/ or any of bankruptcy proceedings stipulated by the laws of the Russian Federation on insolvency (bankruptcy) were instituted against such organizations:

     No

9.
Surname, name and patronymic:	Savatyugin Aleksey Lvovich
Year of birth:	1970
Education background:	Higher education, 1992 - Saint-Petersburg State University, Political Economy, Economist, lecturer in economic disciplines

     Positions held in the issuing credit organization and other organizations for the last 5 years and up to date in chronological order, including combined duties:

Date of entering (appointment to) office	Date of vacation of office	Full corporate name	Position
1	2	3	4
July 2004	January 2010	Ministry of Finance of the Russian Federation	Head of Financial Policy Department
2008	June 01, 2012	Sberbank of Russia, JSC	Member of the Supervisory Board
January 2010	January 17, 2013	Ministry of Finance of the Russian Federation	Deputy Minister of Finance of the Russian Federation
The Bank has no information	18.02.2013	State Corporation Deposit Insurance Agency	Member of Board of Directors
08 June 2012	to the present day	OJSC VTB Bank	Member of the Supervisory Board

Interest in the authorized capital of the issuing credit organization:	No	%
Fraction of common shares of the issuing credit organization:	No	%
The number of shares of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the issuing credit organization:	No	pcs
Interest in the authorized (joint stock) capital (share fund) of subsidiaries and associated companies of the issuing credit organization:	No	%
Fraction of common shares of a subsidiary or an associated company of the issuing credit organization:	No	%

The number of shares of a subsidiary or an associated company of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the subsidiary or the associated company of the issuing credit organization:

	No	pcs

     Nature of any kinship with other persons who are members of management bodies of the issuing crediting organization and/or the bodies controlling financial and economic activities of the issuing crediting organization:

     No

     Data on imposition of administrative sanctions for delicts in the sphere of finance, taxes and duties, securities market, or criminal prosecution (presence of conviction) for economic crimes or crimes against the public order:

     No

     Data on holding of positions in management bodies of commercial organizations during the period, when a bankruptcy case and/ or any of bankruptcy proceedings stipulated by the laws of the Russian Federation on insolvency (bankruptcy) were instituted against such organizations:

     No

10.
Surname, name and patronymic:	Ulyukayev Aleskey Valentinovich
Year of birth:	1956
Education background:	Higher education, 1979, Moscow State University named after M.V. Lomonosov, Doctor of Economics

     Positions held in the issuing credit organization and other organizations for the last 5 years and up to date in chronological order, including combined duties:

Date of entering (appointment to) office	Date of vacation of office	Full corporate name	Position
1	2	3	4
April 2004	to the present day	Central Bank of the Russian Federation	First Deputy Chairman
June 2004	to the present day	Sberbank of Russia, JSC	Deputy Chairman of the Supervisory Board
February 2012	to the present day	Management Company of the Russian Direct Investment Fund, LLC	Chairman of the Supervisory Board
08 June 2012	to the present day	JSC VTB Bank	Member of the Supervisory Board

Interest in the authorized capital of the issuing credit organization:	No	%
Fraction of common shares of the issuing credit organization:	No	%
The number of shares of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the issuing credit organization:	No	pcs
Interest in the authorized (joint stock) capital (share fund) of subsidiaries and associated companies of the issuing credit organization:	No	%
Fraction of common shares of a subsidiary or an associated company of the issuing credit organization:	No	%

The number of shares of a subsidiary or an associated company of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the subsidiary or the associated company of the issuing credit organization:

	No	pcs

     Nature of any kinship with other persons who are members of management bodies of the issuing crediting organization and/or the bodies controlling financial and economic activities of the issuing crediting organization:

     No

     Data on imposition of administrative sanctions for delicts in the sphere of finance, taxes and duties, securities market, or criminal prosecution (presence of conviction) for economic crimes or crimes against the public order:

     No

     Data on holding of positions in management bodies of commercial organizations during the period, when a bankruptcy case and/ or any of bankruptcy proceedings stipulated by the laws of the Russian Federation on insolvency (bankruptcy) were instituted against such organizations :

     No

11.
Surname, name and patronymic:	Kazinets Leonid Aleksandrovich
Year of birth:	1966
Education background:

Higher education, 1989, Moscow Institute of Engineers in Geodesy, Aerophotography and Cartography, Applied astronautics; 2010, Moscow State Construction University, Construction (housing construction, road construction); Ph.D., MBA, 2009, INSEAD Business School (Paris).

     Positions held in the issuing credit organization and other organizations for the last 5 years and up to date in chronological order, including combined duties:

Date of entering (appointment to) office	Date of vacation of office	Full corporate name	Position
1	2	3	4
2008	2009	BARKLEY, CJSC	President (Sole Executive Body)
2009	to the present day	BARKLEY, CJSC	Chairman of the Board of Directors
2003	to the present day	BARKLEY Construction Company, CJSC	General Director
2012	to the present day	State Joint-Stock Company All-Russian Exhibition Centre, OJSC	Member of Board of Directors
08 June 2012	to the present day	JSC VTB Bank	Member of the Supervisory Board

Interest in the authorized capital of the issuing credit organization:	No	%
Fraction of common shares of the issuing credit organization:	No	%
The number of shares of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the issuing credit organization:	No	pcs
Interest in the authorized (joint stock) capital (share fund) of subsidiaries and associated companies of the issuing credit organization:	No	%
Fraction of common shares of a subsidiary or an associated company of the issuing credit organization:	No	%

The number of shares of a subsidiary or an associated company of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the subsidiary or the associated company of the issuing credit organization:

	No	pcs

     Nature of any kinship with other persons who are members of management bodies of the issuing crediting organization and/or the bodies controlling financial and economic activities of the issuing crediting organization:

     No

     Data on imposition of administrative sanctions for delicts in the sphere of finance, taxes and duties, securities market, or criminal prosecution (presence of conviction) for economic crimes or crimes against the public order:

     No

     Data on holding of positions in management bodies of commercial organizations during the period, when a bankruptcy case and/ or any of bankruptcy proceedings stipulated by the laws of the Russian Federation on insolvency (bankruptcy) were instituted against such organizations :

     No

Personal composition	Collective executive body (Management Board) of the issuing credit organization
1.
Surname, name and patronymic:	Kostin Andrey Leonidovich
Year of birth:	1956
Education background:	Higher education, Moscow State University named after M.V. Lomonosov, 1979, political economy; Finance Academy under the Government of the Russian Federation, 2001, Ph.D.

     Positions held in the issuing credit organization and other organizations for the last 5 years and up to date in chronological order, including combined duties:

Date of entering (appointment to) office	Date of vacation of office	Full corporate name	Position
1	2	3	4
June 11, 2002	to the present day	JSC VTB Bank	President and Chairman of the Management Board, Member of the Supervisory Board
July 22, 2005	to the present day	VTB 24 (CJSC)	Chairman of the Supervisory Board
May 19, 2006	to the present day	All-Russia Non- Governmental Organization Federation of Olympic Gymnastics of Russia	President
April 14, 2004	to the present day	The Association of Russian Banks (ARB)	Member of the Board

January 29, 2003	to the present day	The Russian Union of Industrialists and Entrepreneurs	Member of the Executive Board Bureau
October 17, 2007	to the present day	VTB Bank, PJSC	Chairman of the Supervisory Board
March 17, 2008	to the present day	VTB-Capital, CJSC	Member of Board of Directors
September 21, 2007	to the present day	Congress Center Konstantinovsky Ltd.	Member of Board of Directors
December 2006	to the present day	Non-profit Partnership CIS Financial and Banking Council	President
September 01, 2005	to the present day	The Fund for Promotion and Development of Physical Fitness and Sports in the Russian Federation	Member of the Board of Guardians
July 06, 2007	to the present day	Federal State Educational Institution of Higher Professional Education "Moscow State Institute for International Relations (University) of the Ministry of Foreign Affairs of the Russian Federation"	Member of the Board of Guardians
May 21, 2007	to the present day	Federal State Educational Institution of Higher Professional Education Saint-Petersburg State University	Member of the Board of Guardians
September 29, 2004	to the present day	The Fund for Development of the State Russian Museum "Friends of the Russian Museum"	Member of the Board of Guardians
August 19, 2011	to the present day	The Regional Public Fund for Promotion of Cultural Development "The World of Caucasus"	Member of the Board of Guardians
May 26, 2015	to the present day	National Political Party "United Russia"	Member of the High Council
April 06, 2006	to the present day	Non-profit Partnership Governance and Problem Analysis Center	Member of the Board of Guardians
January 11, 2009	to the present day	VTB Capital IB Holding, Ltd.	Member of Board of Directors
July 09, 2009	to the present day	Holding VTB Capital, CJSC	Member of Board of Directors
February 21, 2011	to the present day	Bank of Moscow, OJSC	Chairman of the Board of Directors

September 09, 2011	to the present day	Non-Profit Partnership, National Council on Corporate Governance	Presidium Member
May 2007	to the present day	Federal State Educational Institution of Higher Professional Education the Finance University under the Government of the Russian Federation	Member of the Board of Guardians
May 2007	to the present day	Federal State Educational Institution of Higher Professional Education Moscow State University named after M.V. Lomonosov	Member of the Board of Guardians
October 28, 2008	to the present day	Charity Fund for Restoration of Voskresensky New Jerusalem Stauropegion Monastery of the Russian Orthodox Church	Member of the Board of Guardians
October 30, 2001	to the present day	Federal State Budgetary Institution of Culture State Academic Bolshoi Theatre of Russia	Member of the Board of Guardians
May 2007	to the present day	Federal State Autonomous Educational Institution of Higher Professional Education National Research University - Higher School of Economics	Member of the Board of Guardians
08 June 2012	to the present day	JSC VTB Bank	Member of the Supervisory Board
10 June 2012	to the present day	JSC VTB Bank	President and Chairman of the Management Board

Interest in the authorized capital of the issuing credit organization:	0.00183%
Fraction of common shares of the issuing credit organization:	0.00183%
The number of shares of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the issuing credit organization:	No	pcs
Interest in the authorized (joint stock) capital (share fund) of subsidiaries and associated companies of the issuing credit organization:	No	%
Fraction of common shares of a subsidiary or an associated company of the issuing credit organization:	No	%

The number of shares of a subsidiary or an associated company of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the subsidiary or the associated company of the issuing credit organization:

	No	pcs

     Nature of any kinship with other persons who are members of management bodies of the issuing crediting organization and/or the bodies controlling financial and economic activities of the issuing crediting organization:

     No

     Data on imposition of administrative sanctions for delicts in the sphere of finance, taxes and duties, securities market, or criminal prosecution (presence of conviction) for economic crimes or crimes against the public order:

     No

     Data on holding of positions in management bodies of commercial organizations during the period, when a bankruptcy case and/ or any of bankruptcy proceedings stipulated by the laws of the Russian Federation on insolvency (bankruptcy) were instituted against such organizations :

     No

2.
Surname, name and patronymic:	Soloviev Yuri Alekseyevich
Year of birth:	1970
Education background:	Higher education, Russian Academy of Economics named after G.V. Plekhanov, 1994, Economist; London Business School, 2002, MBA

     Positions held in the issuing credit organization and other organizations for the last 5 years and up to date in chronological order, including combined duties:

Date of entering (appointment to) office	Date of vacation of office	Full corporate name	Position
1	2	3	4
October 02, 2006	April 22, 2007	Deutsche Bank Ltd.	Head of Investment
April 23, 2007	April 01, 2008	Deutsche Bank Ltd.	First Deputy Chairman of the Board
April 02, 2008	May 26, 2011	VTB-Capital, CJSC	President
April 02, 2008	May 26, 2011	JSC VTB Bank	Senior Vice-President (secondary employment)
May 27, 2011	to the present day	JSC VTB Bank	First Deputy President and Chairman of the Management Board
June 30, 2008	to the present day	VTB-Capital, CJSC	Chairman of the Board of Directors
May 29, 2009	to the present day	Holding VTB Capital, CJSC	Chairman of the Board of Directors
October 15, 2008	to the present day	VTB Capital IB Holding, Ltd.	Chairman of the Board of Directors
The Bank has no information	to the present day	VTB Capital Investment Management LLC	Chairman of the Board of Directors
October 25, 2010	to the present day	VTB Bank, PJSC	Member of the Supervisory Board

The Bank has no information	to the present day	VTB Capital Investment Management Holding AG	Member of Board of Directors
The Bank has no information	to the present day	VTB Capital Private Equity Holding AG	Member of Board of Directors
June 29, 2011	to the present day	JSC TransCreditBank	Member of Board of Directors
June 04, 2012	to the present day	Bank of Moscow, OJSC	Member of Board of Directors
June 29, 2012	to the present day	United Aircraft Corporation, JSC	Member of Board of Directors
May 30, 2011	to the present day	VTB Leasing, OJSC	Chairman of the Board of Directors
October 07, 2011	to the present day	VTB Capital Russia & CIS Equity Fund Ltd	Member of Board of Directors
October 07, 2011	to the present day	VTB Capital Russia & CIS Fixed Income Fund Ltd	Member of Board of Directors
10 June 2012	to the present day	JSC VTB Bank	First Deputy President and Chairman of the Management Board

Interest in the authorized capital of the issuing credit organization:	0.00341%
Fraction of common shares of the issuing credit organization:	0.00341%
The number of shares of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the issuing credit organization:	No	pcs
Interest in the authorized (joint stock) capital (share fund) of subsidiaries and associated companies of the issuing credit organization:	No	%
Fraction of common shares of a subsidiary or an associated company of the issuing credit organization:	No	%

The number of shares of a subsidiary or an associated company of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the subsidiary or the associated company of the issuing credit organization:

	No	pcs

     Nature of any kinship with other persons who are members of management bodies of the issuing crediting organization and/or the bodies controlling financial and economic activities of the issuing crediting organization:

     No

     Data on imposition of administrative sanctions for delicts in the sphere of finance, taxes and duties, securities market, or criminal prosecution (presence of conviction) for economic crimes or crimes against the public order:

     No

     Data on holding of positions in management bodies of commercial organizations during the period, when a bankruptcy case and/ or any of bankruptcy proceedings stipulated by the laws of the Russian Federation on insolvency (bankruptcy) were instituted against such organizations :

     No

3.
Surname, name and patronymic:	Titov Vasiliy Nikolayevich
Year of birth:	1960
Education background:	Higher education, Leningrad State University named after A.A. Zhdanov, 1983, Historian; Finance Academy under the Government of the Russian Federation, 2002, Economist

     Positions held in the issuing credit organization and other organizations for the last 5 years and up to date in chronological order, including combined duties:

Date of entering (appointment to) office	Date of vacation of office	Full corporate name	Position
1	2	3	4
December 22, 2004	June 19, 2007	JSC VTB Bank	Member of the Board of Directors, Senior Vice-President
June 20, 2007	August 25, 2009	JSC VTB Bank	Deputy President and Chairman of the Board
August 26, 2009	to the present day	JSC VTB Bank	First Deputy President and Chairman of the Board
January 25, 2008	to the present day	VTB Bank, PJSC	Deputy Chairman of the Supervisory Board
May 23, 2008	to the present day	Non-profit Organization Association of Regional Banks of Russia	Member of the Board
December 01, 2006	to the present day	Non-Profit Partnership for Promotion of Cooperation between the CIS Countries “Financial and Banking Council of the CIS”	Coordination Council Member
April 19, 2007	to the present day	Non-profit Organization The Early Music Revival Foundation	Member of the Board of Guardians
October 30, 2001	to the present day	Non-profit Organization "The Bolshoy Theater Foundation"	Chairman of the Board
December 18, 2006	to the present day	All-Russia Non-Governmental Organization Federation of Olympic Gymnastics of Russia	Vice-President Presidium Member
June 29, 2009	to the present day	Dinamo Moscow Football Club, CJSC	Chairman of the Board of Directors
June 18, 2010	to the present day	VTB Bank (Belarus), CJSC	Chairman of the Board of Directors
April 23, 2010	to the present day	VTB Bank (Austria) AG	Chairman of the Supervisory Board
June 15, 2010	to the present day	OJSC JSCB Eurofinance Mosnarbank	Member of the Supervisory Board
The Bank has no information	to the present day	ROSKINO	Member of Board of Directors

The Bank has no information	to the present day	Federal State Budgetary Educational Institution of Higher Professional Education Baltic State Technical University “VOENMEKH” named after D.F. Ustinov	Member of the Board of Guardians
October 30, 2001	to the present day	Federal State Budgetary Institution of Culture State Academic Bolshoi Theatre of Russia	Member of the Executive Committee of the Board of Guardians
September 08, 2003	to the present day	International Board of Guardians of the Crimea Republican Institution Koktebel Ecological, Historical and Cultural Natural Reserve “Kimmeria of M.A. Voloshin”	Member of the International Board of Guardians
October 07, 2005	to the present day	Moscow School of Economy of the Federal State Educational Institution of Higher Professional Education Moscow State University named after M.V. Lomonosov	Member of the Board of Guardians
May 17, 2007	to the present day	Public Council under the Federal Security Service of the Russian Federation	Chairman
October 20, 2008	to the present day	International Federation of Gymnastics	Member of the Executive Committee
October 28, 2008	to the present day	Charity Fund for Restoration of Voskresensky New Jerusalem Stauropegion Monastery of the Russian Orthodox Church	Member of the Board of Directors
March 03, 2010	to the present day	Development Fund “Friends of the State Open-Air Museum Peterhof”	Member of the Board of Guardians
18.12.2009	to the present day	International Foundation for Humanitarian Cooperation of CIS	Member of the Board of Guardians
The Bank has no information	to the present day	All-Russian Public Organization “Russian Basketball Federation”	Member of the Board of Guardians
The Bank has no information	to the present day	Non-profit Organization Foundation for Promotion of Arts and Design Education under the Stroganov Foundation	Member of the Board of Directors
March 23, 2011	to the present day	JSC VTB Bank (Georgia)	Chairman of the Supervisory Board
The Bank has no information	to the present day	White Nights Foundation of America	Member of Board of Directors
The Bank has no information	to the present day	Federal State Institution of Culture “All-Russian Museum Association “State Tretyakov gallery”	Member of the Board of Guardians
August 27, 2012	to the present day	VTB 24 (CJSC)	Member of the Supervisory Board

September 24, 2012	to the present day	Bank of Moscow-Minsk JSC	Member of the Supervisory Board
September 06, 2012	to the present day	Autonomous Non-profit Organization International Students’ Basketball League	Member of the Board of Guardians
10 June 2012	to the present day	JSC VTB Bank	First Deputy President and Chairman of the Management Board

Interest in the authorized capital of the issuing credit organization:	0.00139%
Fraction of common shares of the issuing credit organization:	0.00139%
The number of shares of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the issuing credit organization:	No	pcs
Interest in the authorized (joint stock) capital (share fund) of subsidiaries and associated companies of the issuing credit organization:	No	%
Fraction of common shares of a subsidiary or an associated company of the issuing credit organization:	No	%

The number of shares of a subsidiary or an associated company of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the subsidiary or the associated company of the issuing credit organization:

	No	pcs

     Nature of any kinship with other persons who are members of management bodies of the issuing crediting organization and/or the bodies controlling financial and economic activities of the issuing crediting organization:

     No

     Data on imposition of administrative sanctions for delicts in the sphere of finance, taxes and duties, securities market, or criminal prosecution (presence of conviction) for economic crimes or crimes against the public order:

     No

     Data on holding of positions in management bodies of commercial organizations during the period, when a bankruptcy case and/ or any of bankruptcy proceedings stipulated by the laws of the Russian Federation on insolvency (bankruptcy) were instituted against such organizations :

     No

4.
Surname, name and patronymic:	Moos Herbert
Year of birth:	1972
Education background:	Higher education, Kiev State Economic University, 1993, Credit and Finance, Economist; London Business School, 2002, Master of Finance

     Positions held in the issuing credit organization and other organizations for the last 5 years and up to date in chronological order, including combined duties:

Date of entering (appointment to) office	Date of vacation of office	Full corporate name	Position
1	2	3	4
October 09, 2002	August 11, 2008	Lehman Brothers	Head of Asset and Liability Management, Treasurer, Head of Business Efficiency and Strategy, CFO
August 12, 2008	November 09, 2009	VTB Capital Plc	CEO
October 22, 2009	November 09, 2009	JSC VTB Bank	Senior Vice-President
November 10, 2009	to the present day	JSC VTB Bank	Deputy President - Chairman of the Board
October 20, 2009	to the present day	VTB Leasing, OJSC	Member of Board of Directors
May 29, 2009	to the present day	Holding VTB Capital, CJSC	Member of the Supervisory Board
February 15, 2010	to the present day	VTB Bank, PJSC	Member of the Supervisory Board
January 18, 2010	to the present day	VTB 24 (CJSC)	Member of the Supervisory Board
November 27, 2009	to the present day	VTB Factoring, Ltd.	Member of Board of Directors
May 01, 2010	to the present day	VTB Capital IB Holding, Ltd.	Member of Board of Directors
September 29, 2009	to the present day	VTB-Capital, CJSC	Member of Board of Directors
The Bank has no information	to the present day	VTB Capital Plc	Chairman of the Board of Directors
June 2011	to the present day	Gals-Development, OJSC	Member of Board of Directors
June 27, 2011	to the present day	Bank of Moscow, OJSC	Member of Board of Directors
June 29, 2011	to the present day	JSC TransCreditBank	Member of Board of Directors
December 15, 2011	to the present day	VTB DC, Ltd.	Member of Board of Directors
November 29, 2012	to the present day	Leto Bank, OJSC	Member of the Supervisory Board
10 June 2012	to the present day	JSC VTB Bank	Deputy President - Chairman of the Management Board

Interest in the authorized capital of the issuing credit organization:	0.00341%
Fraction of common shares of the issuing credit organization:	0.00341%
The number of shares of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the issuing credit organization:	No	pcs
Interest in the authorized (joint stock) capital (share fund) of subsidiaries and associated companies of the issuing credit organization:	No	%
Fraction of common shares of a subsidiary or an associated company of the issuing credit organization:	No	%

The number of shares of a subsidiary or an associated company of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the subsidiary or the associated company of the issuing credit organization:

	No	pcs

     Nature of any kinship with other persons who are members of management bodies of the issuing crediting organization and/or the bodies controlling financial and economic activities of the issuing crediting organization:

     No

     Data on imposition of administrative sanctions for delicts in the sphere of finance, taxes and duties, securities market, or criminal prosecution (presence of conviction) for economic crimes or crimes against the public order:

     No

     Data on holding of positions in management bodies of commercial organizations during the period, when a bankruptcy case and/ or any of bankruptcy proceedings stipulated by the laws of the Russian Federation on insolvency (bankruptcy) were instituted against such organizations :

     No

5.
Surname, name and patronymic:	Oseevskiy Mikhail Eduardovich
Year of birth:	1960
Education background:	Higher education, Leningrad Polytechnical Institute named after M.I. Kalinin, awarded with the Order of Lenin, 1983, Engineer- Electrophysicist

     Positions held in the issuing credit organization and other organizations for the last 5 years and up to date in chronological order, including combined duties:

Date of entering (appointment to) office	Date of vacation of office	Full corporate name	Position
1	2	3	4
December 28, 2006	June 28, 2010	Government of St. Petersburg	Vice-Governor of St. Petersburg, As of November 18, 2008 assigned with the class rank of the Class 1 Actual State Advisor of Saint-Petersburg
June 29, 2010	November 09, 2012	Government of St. Petersburg	Vice-Governor of St. Petersburg - Head of the Governor’s Administration
November 15, 2011	December 29, 2011	Ministry of Economic Development of the Russian Federation	Minister’s Advisor
December 30, 2011	June 29, 2012	Ministry of Economic Development of the Russian Federation	Deputy Ministry of Economic Development
June 10, 2012	August 15, 2012	JSC VTB Bank	Presidential Advisor - Chairman of the Board of the Advisor Group of the Presidential Administration
August 16, 2012	to the present day	JSC VTB Bank	Deputy President and Chairman of the Board
August 27, 2012	to the present day	VTB 24 (CJSC)	Member of the Supervisory Board
October 2010	to the present day	Orthodox Local Religious Organization Parish of the Kazan Cathedral Church, St. Petersburg, St. Petersburg Eparchy of the Russian Orthodox Church (Moscow Patriarchate)	Chairman of the Board of Guardians

Interest in the authorized capital of the issuing credit organization:	0.00000%
Fraction of common shares of the issuing credit organization:	0.00000%
The number of shares of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the issuing credit organization:	No	pcs
Interest in the authorized (joint stock) capital (share fund) of subsidiaries and associated companies of the issuing credit organization:	No	%
Fraction of common shares of a subsidiary or an associated company of the issuing credit organization:	No	%

The number of shares of a subsidiary or an associated company of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the subsidiary or the associated company of the issuing credit organization:

	No	pcs

     Nature of any kinship with other persons who are members of management bodies of the issuing crediting organization and/or the bodies controlling financial and economic activities of the issuing crediting organization:

     No

     Data on imposition of administrative sanctions for delicts in the sphere of finance, taxes and duties, securities market, or criminal prosecution (presence of conviction) for economic crimes or crimes against the public order:

     No

     Data on holding of positions in management bodies of commercial organizations during the period, when a bankruptcy case and/ or any of bankruptcy proceedings stipulated by the laws of the Russian Federation on insolvency (bankruptcy) were instituted against such organizations :

     No

6.
Surname, name and patronymic:	Puchkov Andrey Sergeyevich
Year of birth:	1977
Education background:	Higher education, Moscow State University named after M.V. Lomonosov, 1998, Law, Lawyer

     Positions held in the issuing credit organization and other organizations for the last 5 years and up to date in chronological order, including combined duties:

Date of entering (appointment to) office	Date of vacation of office	Full corporate name	Position
1	2	3	4
October 19, 2005	June 20, 2007	JSC VTB Bank	Senior Vice-President
June 21, 2007	December 08, 2008	JSC VTB Bank	Member of the Board of Directors
December 09, 2008	to the present day	JSC VTB Bank	Deputy President and Chairman of the Board
July 08, 2005	to the present day	Russian Commercial Bank (Cyprus) Ltd.	Member of Board of Directors
April 03, 2006	to the present day	VTB Bank, PJSC	Member of the Supervisory Board
June 26, 2006	to the present day	VTB 24 (CJSC)	Member of the Supervisory Board
May 30, 2012	to the present day	VTB-Development, CJSC	Member of the Supervisory Board
June 29, 2012	to the present day	Gals-Development, OJSC	Member of Board of Directors
February 21, 2011	to the present day	Bank of Moscow, OJSC	Member of Board of Directors
December 30, 2011	to the present day	VTB DC, Ltd.	Chairman of the Board of Directors
16 August 2012	to the present day	JSC VTB Bank	Deputy President - Chairman of the Management Board

Interest in the authorized capital of the issuing credit organization:	0.00037%
Fraction of common shares of the issuing credit organization:	0.00037%
The number of shares of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the issuing credit organization:	No	pcs
Interest in the authorized (joint stock) capital (share fund) of subsidiaries and associated companies of the issuing credit organization:	No	%
Fraction of common shares of a subsidiary or an associated company of the issuing credit organization:	No	%

The number of shares of a subsidiary or an associated company of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the subsidiary or the associated company of the issuing credit organization:

	No	pcs

     Nature of any kinship with other persons who are members of management bodies of the issuing crediting organization and/or the bodies controlling financial and economic activities of the issuing crediting organization:

     No

     Data on imposition of administrative sanctions for delicts in the sphere of finance, taxes and duties, securities market, or criminal prosecution (presence of conviction) for economic crimes or crimes against the public order:

     No

     Data on holding of positions in management bodies of commercial organizations during the period, when a bankruptcy case and/ or any of bankruptcy proceedings stipulated by the laws of the Russian Federation on insolvency (bankruptcy) were instituted against such organizations :

     No

7.
Surname, name and patronymic:	Bortnikov Denis Aleksandrovich
Year of birth:	1974
Education background:	Higher education, Saint-Petersburg State University of Economics and Finance, 1996, Economist

     Positions held in the issuing credit organization and other organizations for the last 5 years and up to date in chronological order, including combined duties:

Date of entering (appointment to) office	Date of vacation of office	Full corporate name	Position
1	2	3	4
January 20, 2006	November 19, 2007	VTB Bank branch (open joint- stock company) in St. Petersburg (until April 26, 2007 - Foreign Trade Bank branch (open joint- stock company) in St. Petersburg)	Deputy Manager
November 20, 2007	February 10, 2008	Bank VTB Severo-Zapad, OAO St. Petersburg	Deputy Chairman of the Board
February 11, 2008	August 01, 2010	Bank VTB Severo-Zapad, OAO St. Petersburg	Deputy Chairman of the Management Board - Head of Department
August 02, 2010	January 31, 2011	Bank VTB Severo-Zapad, OAO St. Petersburg	First Deputy Chairman of the Board
February 01, 2011	March 17, 2011	Bank VTB Severo-Zapad, OAO St. Petersburg	Chairman of the Management Board
March 18, 2011	November 23, 2011	Bank VTB Severo-Zapad, OAO St. Petersburg	Head of the North-Western Regional Centre and Senior Vice- President
November 24, 2011	to the present day	JSC VTB Bank	Member of the Board of Directors
10 June 2012	to the present day	JSC VTB Bank	Member of the Management Board

Interest in the authorized capital of the issuing credit organization:	No	%
Fraction of common shares of the issuing credit organization:	No	%
The number of shares of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the issuing credit organization:	No	pcs
Interest in the authorized (joint stock) capital (share fund) of subsidiaries and associated companies of the issuing credit organization:	No	%
Fraction of common shares of a subsidiary or an associated company of the issuing credit organization:	No	%

The number of shares of a subsidiary or an associated company of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the subsidiary or the associated company of the issuing credit organization:

	No	pcs

     Nature of any kinship with other persons who are members of management bodies of the issuing crediting organization and/or the bodies controlling financial and economic activities of the issuing crediting organization:

     No

     Data on imposition of administrative sanctions for delicts in the sphere of finance, taxes and duties, securities market, or criminal prosecution (presence of conviction) for economic crimes or crimes against the public order:

     No

     Data on holding of positions in management bodies of commercial organizations during the period, when a bankruptcy case and/ or any of bankruptcy proceedings stipulated by the laws of the Russian Federation on insolvency (bankruptcy) were instituted against such organizations :

     No

8.
Surname, name and patronymic:	Vanurina Viktoria Gennadyevna
Year of birth:	1972
Education background:	Higher education, Moscow State Institute for International Relations (University) of the Ministry of Foreign Affairs of the Russian Federation, 1995, external relationships specialist with the knowledge of a foreign language.

     Positions held in the issuing credit organization and other organizations for the last 5 years and up to date in chronological order, including combined duties:

Date of entering (appointment to) office	Date of vacation of office	Full corporate name	Position
1	2	3	4
November 15, 2005	September 05, 2008	Deutsche Bank Ltd.	Head of Operation Department
September 08, 2008	March 04, 2009	VTB-Capital, CJSC	Deputy Global CEO of Business Development Department, Deputy Head of Business Development Department
March 05, 2009	August 22, 2011	VTB-Capital, CJSC	COO, Head of Business Support Department
August 23, 2011	to the present day	JSC VTB Bank	Member of the Board of Directors
The Bank has no information	to the present day	Holding VTB Capital, CJSC	Member of Board of Directors
December 28, 2011	to the present day	VTB Specialized Depository CJSC	Member of Board of Directors
10 June 2012	to the present day	JSC VTB Bank	Member of the Management Board

Interest in the authorized capital of the issuing credit organization:	No	%
Fraction of common shares of the issuing credit organization:	No	%
The number of shares of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the issuing credit organization:	No	pcs

Interest in the authorized (joint stock) capital (share fund) of subsidiaries and associated companies of the issuing credit organization:	No	%
Fraction of common shares of a subsidiary or an associated company of the issuing credit organization:	No	%

The number of shares of a subsidiary or an associated company of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the subsidiary or the associated company of the issuing credit organization:

	No	pcs

     Nature of any kinship with other persons who are members of management bodies of the issuing crediting organization and/or the bodies controlling financial and economic activities of the issuing crediting organization:

     No

     Data on imposition of administrative sanctions for delicts in the sphere of finance, taxes and duties, securities market, or criminal prosecution (presence of conviction) for economic crimes or crimes against the public order:

     No

     Data on holding of positions in management bodies of commercial organizations during the period, when a bankruptcy case and/ or any of bankruptcy proceedings stipulated by the laws of the Russian Federation on insolvency (bankruptcy) were instituted against such organizations :

     No

9.
Surname, name and patronymic:	Lukianenko Valeriy Vasilyevich
Year of birth:	1955
Education background:	Higher education, Novosibirsk Agricultural Institute, 1982, agricultural scientist, Ph.D. in Economics, Doctor of Economics.

     Positions held in the issuing credit organization and other organizations for the last 5 years and up to date in chronological order, including combined duties:

Date of entering (appointment to) office	Date of vacation of office	Full corporate name	Position
1	2	3	4
July 03, 2006	April 01, 2007	JSC VTB Bank	Senior Vice-President and Head of the Medium-Sized Business Department, Corporate Banking
April 02, 2007	August 19, 2007	JSC VTB Bank	Senior Vice-President of Corporate Banking
August 20, 2007	December 08, 2008	JSC VTB Bank	Senior Vice-President
December 09, 2008	to the present day	JSC VTB Bank	Member of the Management Board
10 June 2012	to the present day	OJSC VTB Bank	Member of the Management Board

Interest in the authorized capital of the issuing credit organization:	0.00058%
Fraction of common shares of the issuing credit organization:	0.00058%
The number of shares of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the issuing credit organization:	No	pcs
Interest in the authorized (joint stock) capital (share fund) of subsidiaries and associated companies of the issuing credit organization:	No	%
Fraction of common shares of a subsidiary or an associated company of the issuing credit organization:	No	%

The number of shares of a subsidiary or an associated company of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the subsidiary or the associated company of the issuing credit organization:

	No	pcs

     Nature of any kinship with other persons who are members of management bodies of the issuing crediting organization and/or the bodies controlling financial and economic activities of the issuing crediting organization:

     No

     Data on imposition of administrative sanctions for delicts in the sphere of finance, taxes and duties, securities market, or criminal prosecution (presence of conviction) for economic crimes or crimes against the public order:

     No

     Data on holding of positions in management bodies of commercial organizations during the period, when a bankruptcy case and/ or any of bankruptcy proceedings stipulated by the laws of the Russian Federation on insolvency (bankruptcy) were instituted against such organizations :

     No

10.
Surname, name and patronymic:	Norov Erkin Rakhmatovich
Year of birth:	1954
Education background:

Higher education, Moscow State University named after M.V. Lomonosov, 1976, Economist- Mathematician; Academy of National Economy under the Government of the Russian Federation, 2001, Economist; Academy of National Economy under the Government of the Russian Federation, 2001, Banks Management.

     Positions held in the issuing credit organization and other organizations for the last 5 years and up to date in chronological order, including combined duties:

Date of entering (appointment to) office	Date of vacation of office	Full corporate name	Position
1	2	3	4
July 25, 2002	June 09, 2007	JSC VTB Bank	Member of the Board of Directors, Member of the Board of Directors
June 10, 2007	September 03, 2007	JSC VTB Bank	Senior Vice-President
September 04, 2007	May 20, 2009	NOMOS-Bank, OJSC	Member of the Board of Directors, Member of the Board of Directors

May 21, 2009	September 09, 2009	JSC VTB Bank	Senior Vice-President, Head of Internal Control
September 10, 2009	to the present day	JSC VTB Bank	Member of the Board of Directors, Head of Internal Control Department
February 21, 2011	to the present day	Bank of Moscow, OJSC	Member of Board of Directors
10 June 2012	to the present day	JSC VTB Bank	Member of the Management Board

Interest in the authorized capital of the issuing credit organization:	No	%
Fraction of common shares of the issuing credit organization:	No	%
The number of shares of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the issuing credit organization:	No	pcs
Interest in the authorized (joint stock) capital (share fund) of subsidiaries and associated companies of the issuing credit organization:	No	%
Fraction of common shares of a subsidiary or an associated company of the issuing credit organization:	No	%

The number of shares of a subsidiary or an associated company of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the subsidiary or the associated company of the issuing credit organization:

	No	pcs

     Nature of any kinship with other persons who are members of management bodies of the issuing crediting organization and/or the bodies controlling financial and economic activities of the issuing crediting organization:

     No

     Data on imposition of administrative sanctions for delicts in the sphere of finance, taxes and duties, securities market, or criminal prosecution (presence of conviction) for economic crimes or crimes against the public order:

     No

     Data on holding of positions in management bodies of commercial organizations during the period, when a bankruptcy case and/ or any of bankruptcy proceedings stipulated by the laws of the Russian Federation on insolvency (bankruptcy) were instituted against such organizations :

     No

11.
Surname, name and patronymic:	Zentai Chaba Laslovich
Year of birth:	1970
Education background:

Higher education, Eötvös Loránd University, 1996, Biologist, Teacher of Biology and Chemistry, Higher School of Modern Commercial Sciences, 1999, Marketing Director, Buckinghamshire Chilterns University College, 2005, MBA

     Positions held in the issuing credit organization and other organizations for the last 5 years and up to date in chronological order, including combined duties:

Date of entering (appointment to) office	Date of vacation of office	Full corporate name	Position
1	2	3	4
January 01, 2007	March 31, 2008	Alfa-Bank, OJSC	Head of Small and Medium-Sized Corporate Banking, SME Development Directorate, Corporate Banking
April 01, 2008	June 20, 2010	Alfa-Bank, OJSC	Head of Small and Medium-Sized Corporate Banking
June 21, 2010	May 25, 2011	Alfa-Bank, OJSC	Head of Medium-Sized and Regional Corporate Banking
May 26, 2011	August 09, 2011	JSC VTB Bank	Head of Third Corporate Department of Corporate Banking and Senior Vice-President
August 10, 2011	October 23, 2012	JSC VTB Bank	Head of Regional Network and Senior Vice-President
October 24, 2012	to the present day	JSC VTB Bank	Member of the Management Board

Interest in the authorized capital of the issuing credit organization:	No	%
Fraction of common shares of the issuing credit organization:	No	%
The number of shares of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the issuing credit organization:	No	pcs
Interest in the authorized (joint stock) capital (share fund) of subsidiaries and associated companies of the issuing credit organization:	No	%
Fraction of common shares of a subsidiary or an associated company of the issuing credit organization:	No	%

The number of shares of a subsidiary or an associated company of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the subsidiary or the associated company of the issuing credit organization:

	No	pcs

     Nature of any kinship with other persons who are members of management bodies of the issuing crediting organization and/or the bodies controlling financial and economic activities of the issuing crediting organization:

     No

     Data on imposition of administrative sanctions for delicts in the sphere of finance, taxes and duties, securities market, or criminal prosecution (presence of conviction) for economic crimes or crimes against the public order:

     No

     Data on holding of positions in management bodies of commercial organizations during the period, when a bankruptcy case and/ or any of bankruptcy proceedings stipulated by the laws of the Russian Federation on insolvency (bankruptcy) were instituted against such organizations :

     No

Sole executive body (Chairman of the Management Board) of the issuing credit organization.

Surname, name and patronymic:	Kostin Andrey Leonidovich
Year of birth:	1956
Education background:	Higher education, Moscow State University named after M.V. Lomonosov, 1979, political economy; Finance Academy under the Government of the Russian Federation, 2001, Ph.D.

     Positions held in the issuing credit organization and other organizations for the last 5 years and up to date in chronological order, including combined duties:

Date of entering (appointment to) office	Date of vacation of office	Full corporate name	Position
1	2	3	4
June 11, 2002	to the present day	JSC VTB Bank	President and Chairman of the Management Board, Member of the Supervisory Board
July 22, 2005	to the present day	VTB 24 (CJSC)	Chairman of the Supervisory Board
May 19, 2006	to the present day	All-Russia Non-Governmental Organization Federation of Olympic Gymnastics of Russia	President
April 14, 2004	to the present day	The Association of Russian Banks (ARB)	Member of the Board
January 29, 2003	to the present day	The Russian Union of Industrialists and Entrepreneurs	Member of the Executive Board Bureau
October 17, 2007	to the present day	VTB Bank, PJSC	Chairman of the Supervisory Board
March 17, 2008	to the present day	VTB-Capital, CJSC	Member of Board of Directors
September 21, 2007	to the present day	Congress Center Konstantinovsky Ltd.	Member of Board of Directors
The Bank has no information	to the present day	Non-profit Partnership CIS Financial and Banking Council	President
September 01, 2005	to the present day	The Fund for Promotion and Development of Physical Fitness and Sports in the Russian Federation	Member of the Board of Guardians
July 06, 2007	to the present day	Federal State Educational Institution of Higher Professional Education "Moscow State Institute for International Relations (University) of the Ministry of Foreign Affairs of the Russian Federation"	Member of the Board of Guardians
May 21, 2007	to the present day	Federal State Educational Institution of Higher Professional Education Saint- Petersburg State University	Member of the Board of Guardians
September 29, 2004	to the present day	The Fund for Development of the State Russian Museum "Friends of the Russian Museum"	Member of the Board of Guardians

August 19, 2011	to the present day	The Regional Public Fund for Promotion of Cultural Development "The World of Caucasus"	Member of the Board of Guardians
May 26, 2015	to the present day	National Political Party "United Russia"	Member of the High Council
April 06, 2006	to the present day	Non-profit Partnership Governance and Problem Analysis Center	Member of the Board of Guardians
January 11, 2009	to the present day	VTB Capital IB Holding, Ltd.	Member of Board of Directors
July 09, 2009	to the present day	Holding VTB Capital, CJSC	Member of Board of Directors
February 21, 2011	to the present day	Bank of Moscow, OJSC	Chairman of the Board of Directors
September 09, 2011	to the present day	Non-Profit Partnership, National Council on Corporate Governance	Presidium Member
The Bank has no information	to the present day	Federal State Educational Institution of Higher Professional Education the Finance University under the Government of the Russian Federation	Member of the Board of Guardians
The Bank has no information	to the present day	Federal State Educational Institution of Higher Professional Education Moscow State University named after M.V. Lomonosov	Member of the Board of Guardians
October 28, 2008	to the present day	Charity Fund for Restoration of Voskresensky New Jerusalem Stauropegion Monastery of the Russian Orthodox Church	Member of the Board of Guardians
October 30, 2001	to the present day	Federal State Budgetary Institution of Culture State Academic Bolshoi Theatre of Russia	Member of the Board of Guardians
The Bank has no information	to the present day	Federal State Autonomous Educational Institution of Higher Professional Education National Research University - Higher School of Economics	Member of the Board of Guardians
08 June 2012	to the present day	JSC VTB Bank	Member of the Supervisory Board
10 June 2012	to the present day	JSC VTB Bank	President and Chairman of the Management Board

Interest in the authorized capital of the issuing credit organization:	0.00183%
Fraction of common shares of the issuing credit organization:	0.00183%
The number of shares of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the issuing credit organization:	No	pcs
Interest in the authorized (joint stock) capital (share fund) of subsidiaries and associated companies of the issuing credit organization:	No	%
Fraction of common shares of a subsidiary or an associated company of the issuing credit organization:	No	%
The number of shares of a subsidiary or an associated company of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the subsidiary or the associated company of the issuing credit organization:	No	pcs

     Nature of any kinship with other persons who are members of management bodies of the issuing crediting organization and/or the bodies controlling financial and economic activities of the issuing crediting organization:

     No

     Data on imposition of administrative sanctions for delicts in the sphere of finance, taxes and duties, securities market, or criminal prosecution (presence of conviction) for economic crimes or crimes against the public order:

     No

     Data on holding of positions in management bodies of commercial organizations during the period, when a bankruptcy case and/ or any of bankruptcy proceedings stipulated by the laws of the Russian Federation on insolvency (bankruptcy) were instituted against such organizations :

     No

6.3. Data on the amount of remuneration, benefits and/or compensation of costs for each management body of the issuing credit organization

     Information on the amount and types of remuneration paid by the issuing credit organization over the last completed financial year and the last completed accounting period prior to the date of the Prospectus for Securities Issue approval.

The remuneration paid to the independent members of JSC VTB Bank’s Supervisory Board in 2012 amounted to RUB 43,094,000, in the first quarter of 2013 - RUB 5,520,000

The following remuneration was paid to the independent members of the Supervisory Board:
- in 2011 RUB 16,024,230
- in 2010 RUB 7,663,760
- in 2009 RUB 6,035,800
- in 2008 RUB 4,397,700

The following remuneration was paid to the members of JSC VTB Bank’s Management Board:
Accounting date:	Type of remuneration (salary, bonuses, commissions, incentives and/or compensation of expenses, etc.)	Amount of remuneration, ‘000 RUB
1	2	3
January 01, 2013 (for 12 months of 2012)	Salary, bonuses	1,325,669
April 01, 2013 (for 3 months of 2012)	Salary, bonuses	43,331
2011	Salary	607,857
2010	Salary	174,398
2009	Salary	204,468
2008	Salary	533,919
2007	Salary	480,934

Data on existing agreements with regards to such payments in the current financial year:
     No agreements with regard to other types of remuneration.

6.4. Data on the structure and competence of the bodies responsible for control over business financial activities of the issuing credit organization

     Description of the structure and competence of the bodies responsible for control over business financial activities of the issuing credit organization according to the Charter (constituent documents) and internal documents of the issuing credit organization

Audit Commission

Competence:

Procedures for the Bank’s Audit Commission are defined in the Regulation on the Audit Commission of VTB Bank (Joint Stock Company) approved by the General Meeting of Shareholders.

The Audit Commission shall supervise the Bank’s compliance with the applicable legislation and other regulations governing its activities, monitor the efficiency of the Bank’s internal control and the legitimacy of its transactions (by complete or partial audit).

The audit (check) of the Bank’s financial and business performance shall be conducted on the basis of the Bank's operations at the end of the year, as well as at any other time on the initiative of the Bank’s Audit Commission, by decision of the General Meeting of Shareholders, the Supervisory Board, or at the request of the Bank’s shareholder(s) owning in the aggregate at least 10 per cent of the voting shares of the Bank.

The Audit Commission shall submit to the General Meeting of Shareholders a report on the audit (check) performed, and its opinion on the reliability of data contained in the Bank’s annual report and annual financial statements, including profit and loss statement, to be approved by the annual General Meeting of Shareholders, accompanied by recommendations regarding the remedy of the identified non-compliances.

Based on the audit (check) results, upon any threat to the Bank’s or its depositors’ interests, or if any power abuse by the Bank’s officials is revealed, the Audit Commission can demand that an extraordinary General Meeting of Shareholders of the Bank be called.

The Audit Commission shall submit its duly executed audit reports to the Bank’s Supervisory Board and the Management Board for the necessary actions to be undertaken.

     Information on the system of internal control over financial and business activity of the issuing credit organization (internal audit):
     information on availability of internal audit (other body than the Audit Commission (Auditor) that exercises internal control over financial and business activity of the issuing credit organization), its quantitative composition and its working period:

According to the Bank’s Charter approved by the General Shareholders Meeting, the internal control system of JSC VTB Bank, apart from the Audit Commission, includes:

- Management bodies of JSC VTB Bank (General Shareholders Meeting, JSC VTB Bank Supervisory Board, JSC VTB Bank collective executive body – Management Board, JSC VTB Bank sole executive body – President – Chairman of the Management Board);

- Chief Accountant (his/her Deputies) of JSC VTB Bank;

- Heads of Branches (their Deputies) and Chief Accountants of Branches (their Deputies);

- functions (executives) exercising internal control in accordance with the powers defied by internal regulations of JSC VTB Bank.

The system of bodies exercising internal control over financial and business activity is defined by Regulation on Internal Control Organization in JSC VTB Bank approved by the Supervisory Board of the Bank (Minutes No 20 dated November 19, 2012)

Functions (responsible employees) of JSC VTB Bank, exercising internal control in accordance with the powers defied by internal regulations of JSC VTB Bank are as follows:.

- Internal Control Department;

- controller of the professional participant of the securities market, exercising control over compliance of JSC VTB Bank, being a professional participant of the securities market, with the requirements of the RF legislation regarding securities and protection of the rights and legitimate interests of investors on the securities market, regulatory legal acts issued by an executive federal body on the securities market;

- stock broker controller, exercising control over the compliance of the JSC VTB Bank’s operations as a stock broker to federal laws and other regulatory legal acts of the Russian Federation, the Charter and other internal documents of JSC VTB Bank;

- controller of the specialized depository of investments funds, mutual funds and non-state pension funds, exercising control over compliance of the specialized depository’s operations with the requirements of the RF laws, including regulatory legal acts of the executive federal body on the securities market and JSC VTB Bank’s regulations related to its activity as a specialized depository;

- Compliance Control Directorate responsible for management and minimization of risks of imposition of measures towards JSC VTB Bank by regulatory, judicial bodies, or risks of loss of JSC VTB Bank’s reputation as a result of violation of laws, other legal acts, JSC VTB Bank’s internal documents, self-regulatory organizations’ standards, banking business practices (compliance risks);

- an executive and Banking Operation Monitoring Directorate, responsible for development and implementation of the internal control standards aiming at combating legitimization (laundering) of the proceeds of crime and the financing of terrorism, and for ensuring the submission of data to the authorized body on combating legitimization (laundering) of the proceeds of crime and the financing of terrorism pursuant to Federal Law No. 115-FZ dated August 07, 2001 On Combatting Legitimization (Laundering) of the Proceeds of Crime and the Financing of Terrorism and regulations of the Bank of Russia;

- an executive exercising control over compliance with the requirements of Federal Law No. 224-FZ dated July 27, 2010 On Combatting Misuse of Insider Information and Market Manipulation and On Introduction of Amendments to Separate Legislative Acts of the Russian Federation and regulatory legal acts adopted pursuant thereto;

- Security Department, Central Accounting Office, Legal Department;

- other functions (executives) of the JSC VTB Bank’s Head Office and branches exercising internal control by business areas within their competence.

JSC VTB Bank’s management bodies shall supervise the efficiency of the Bank’s operations within their authority established by the current laws of the Russian Federation, with due account for recommendations of the Bank of Russia, international banking rules.

The Audit Commission shall supervise the Bank’s compliance with the applicable legislation and other regulations governing its activities, monitor the efficiency of the Bank’s internal control and the legitimacy of its transactions.

JSC VTB Bank’s functions (executives) exercising internal control shall be responsible for development and execution of internal control rules and procedures in line with their roles and responsibilities.

For the purpose of analysis and maintenance of the Bank’s effective and adequate internal control system the Audit Committee under the JSC VTB Bank Supervisory Board was established and operationalized. Regulation on the Audit Committee is approved by the JSC VTB Bank Supervisory Board on April 04, 2007 (Minutes No. 5).

The Audit Committee under the JSC VTB Bank Supervisory Board, as part of the JSC VTB Bank’s internal control procedures efficiency evaluation and preparation of proposals on their improvement, shall:

- control functioning of the internal control system, identify, discuss and resolve within its competence issues related to its functioning, make relevant proposals to the JSC VTB Bank Supervisory Board, promote creation of appropriate “control environment” and “control culture” in JSC VTB Bank;

- based on the information provided by the JSC VTB Bank’s Internal Control Department and the auditors, perform analysis and monitoring of risks arising in the course of JSC VTB Bank’s operations;

- define risk areas in JSC VTB Bank’s operations which should be audited in the current year, give relevant recommendations to the Internal Control Department and the auditors;

- evaluate general efficiency of internal control and risk management principles and follow-up on implementation of the auditors’ and Internal Control Departments’ recommendations by the management of JSC VTB Bank;

- introduce to the Supervisory Board proposals on JSC VTB Bank’s regulations related to the functioning of the internal control system to be developed by executive bodies;

- control the activity of the Internal Control Department on the permanent basis;

- review working plans of the Internal Control Department, submits them for approval to the authorized management body of JSC VTB Bank;

- consider candidates for the position of Head of Internal Control Department, gives recommendations on dismissal from the position of Head of Internal Control Department, on changing the structure of the Internal Control Department;

- review the results of inspections of the Internal Control Department, submits to the Supervisory Board proposals on elimination of identified violations;

- analyse the activity of the Internal Control Department, its resources, level of the employees’ qualification, their labour remuneration and other aspects, provide relevant recommendations;

- consider the outsourcing possibility for the Internal Control Department, supervise the activity of organizations performing functions of the Internal Control Department on the outsourcing basis;

- analyse the internal control system implemented by the JSC VTB Bank management and intended for authorizing operations, reflection and processing of financial and managements information; control methods and procedures, implemented by the JSC VTB Bank management and ensuring preparation of financial and accounting statements and management reporting on the basis of existing financial, accounting and management systems, their compliance with the existing standards and carrying out appropriate checks by the JSC VTB Bank management;

- supervise the procedure of periodic financial statements preparation.

- review interim and annual financial statements and information on preliminary operating results, evaluate appropriate and sufficient disclosure of information;

- analyse the management process ensuring alignment between the information contained in analytical reports and press releases, and the information reflected in the published financial statements;

- analyse the results of JSC VTB Bank’s checks by oversight and other controlling bodies, give recommendations to the Supervisory Board based on the results of such checks;

- analyse procedures of control over the Bank’s compliance with the requirements of the current legislation, oversight bodies, resolution of the Bank’s General Meeting of Shareholders and Supervisory Board, internal procedures of JSC VTB Bank, applied by the JSC VTB Bank’s Management.

The key employees of the Internal Control Department are Member of the Board of Directors, Head of Internal Control Department E.R. Norov, Head of Current Monitoring Directorate -Senior Vice-President A.V. Polyakov, Head of Audit and Inspections Directorate – Vice-President O.A. Potekhina, Head of Internal Control Systems Coordination Directorate within the Group S.V. Talyantsev, Deputy Head of the Current Monitoring Directorate – V.A. Nemudrov, Deputy Head of Audit and Inspections Directorate – Head of Audit Planning and Support Unit A.A. Gorlenko, Deputy Head of the Current Monitoring Directorate – Head of the Internal Control System Monitoring Unit of the Head Office V.V. Nidens, Deputy Head of the Internal Control System Coordination Directorate within the Group – Head of the Banks Monitoring and Audit Unit within the Group E.A. Pavlenko.

Functions of the Controller of the Professional Securities Market Participant pursuant to JSC VTB Bank’s Orders No. 91 dated February 19, 2010, and No. 518/1 dated September 16, 2009 (with regard to depository operations) are assigned to T.I. Dobrotina.

Pursuant to Resolution of the JSC VTB Bank Supervisory Board dated August 24, 2010 (Minutes No. 12), as of August 25, 2010, E.D. Zubkova was appointed Controller of JSC VTB Bank’s Specialized Depository.

As of August 16, 2012, functions of the Stock Broker Controller are assigned to the employee of the Professional Securities Market Participant Controller Group, Internal Control Department, N.V. Dubinkina.

By JSC VTB Bank Order No. 20 dated January 27, 2011 all functions related to control of compliance with the requirements of Federal Law No. 224-FZ dated July 27, 2010 On Combatting Misuse of Insider Information and Market Manipulation and On Introduction of Amendments to Separate Legislative Acts of the Russian Federation and regulatory legal acts adopted pursuant thereto, are assigned to the Controller of the Professional Securities Market Participant T.I. Dobrotina.

Quarterly progress reports are submitted by the Controller of the Professional Securities Market Participant and by the Specialized Depository Controller to the JSC VTB Bank Supervisory Board for consideration at the next meeting of the JSC VTB Bank Supervisory Board following the preparation and submission thereof to the JSC VTB Bank’s President - Chairman of the Management Board.

For the purpose of management and minimization of compliance risks JSC VTB Bank established and operationalized the Compliance Control Directorate. Head of Compliance Control Directorate – Vice-President A.G. Yakovlev.

Compliance Control Directorate shall:

- define the areas of JSC VTB Bank’s operations that are characterized by higher level of compliance risk and make decisions on the necessary monitoring of compliance risks on the permanent basis or adoption of other measures aiming at mitigation and minimization thereof.

- perform current monitoring and control of the Bank’s compliance risks by representational testing and, following the results of such control, provide findings and recommendations to the Management of JSC VTB Bank;

- develop and implement relevant compliance policies and procedures of JSC VTB Bank;

- analyse new products and services introduced by JSC VTB Bank with a view to identify compliance risks, make proposals regarding mitigation of such risks;

- identify conflicts of interests and participate in development of internal documents aiming at their prevention;

- participate in the development of JSC VTB Bank’s internal documents on corporate behaviour rules, and counselling of JSC VTB Bank’s employees on the issues of professional ethic standards application;

- participate in the interaction between JSC VTB Bank and regulatory bodies, investors, self-regulatory organizations, associations and international partners of JSC VTB Bank regarding compliance issues.

     Main functions of the Internal Audit (other body than the Audit Committee (Auditor)), its accountability and interaction with the executive management bodies of the issuing credit organization and the Board of Directors (Supervisory Board) of the issuing credit organization:

The main functions of the Internal Control Department were determined in the Regulation on the Internal Control Department of JSC VTB Bank approved by the Supervisory Board of JSC VTB Bank (Minutes No 11 dated August 25, 2009).

The Internal Control Department shall:

1) check and assess the efficiency of the internal control system, including:

- carry out regular current monitoring of the internal control system, check internal control processes and procedures;

- analyse the identified deficiencies and system errors made by subdivisions and give recommendations on their correction and prevention;

- review compliance of the internal control system with the changes of the environment and conditions for carrying out banking operations;

- promote creation of relevant control environment and culture, monitor timely adoption of measures on implementation of recommendations aiming at improvement of the internal control system;

- evaluate economic feasibility and efficiency of operations;

- evaluate the performance of the human resources department.

2) check banking risks management procedures, including those on consolidated basis, which include:

- review of the completeness of application and efficiency of the bank risk assessment methodology

- evaluation of sufficiency and adequacy of the banking risks management procedures with regard to the scale and nature of operations;

- control of changes of JSC VTB Bank’s regulatory framework with regard to the banking risks management procedures;

- monitoring and identification of reasons of risk events (losses);

- defining risk areas in JSC VTB Bank’s operation and performance of audits on a regular basis;

- review of reliability and sufficiency of procedures ensuring preservation of property;

- analysis of the authority distribution system between subdivisions and employees with regard to the prevention of the conflict of interest;

- checking risk insurance mechanisms and procedures.

3) check the accuracy, completeness, objectivity and timeliness of accounts and statements, including:

- conducting accounting audit both for JSC VTB Bank and separate subdivisions;

- control of reliability of the prepared accounting statements;

- analysis of methods applied for management reporting preparation, its sufficiency for making effective management decisions, as well as procedures for collection and processing of information with regard to its reliability and timeliness;

- within its authority, coordination of the activity of JSC VTB Bank’s individual structural subdivisions with external auditors (except for accounting statements audit), state supervision authorities, representatives of the Bank of Russia and control of reliability, completeness, timeliness and correctness of the information provided to them.

4) check compliance with the laws and standards for self-regulatory organizations, including:

- review of compliance of JSC VTB Bank’s internal documents and/or their drafts with regulatory legal acts of the Russian Federation, standards of self-regulatory organizations and internal control standards;

- control of observance by all employees of the requirements imposed by regulatory legal acts of the Russian Federation and JSC VTB Bank’s internal regulations;

- selected thematic checks on individual issues of observance by JSC VTB Bank and its employees of the requirements of the RF legislation regarding securities and protection of the rights and legitimate interests of investors on the securities market;

- review of the systems created to comply with legal requirements, professional behavior codes;

5) check adequacy and reliability of the internal control system with regard to the use of the automated information systems, including:

- monitoring of functioning of JSC VTB Bank’s computer networks, telecommunication systems and computer hardware;

- monitoring of the database integrity and protection thereof from any unauthorized access;

- monitoring of banking technologies with regard to ensuring the accuracy, completeness, objectivity and timeliness of accounts and statements, as well as reliability (including accuracy, completeness and objectivity) and timeliness of collection and submission of information and statements;

- monitors the operation of JSC VTB Bank’s information security system;

- monitoring of availability of contingency action plans and their practicability.

6) creation of unified approaches to organization of internal control systems in subsidiaries, collection of information on the condition of internal control systems and development of recommendations regarding their improvement, including:

- development of unified internal control and audit standards, forms and methods throughout VTB Group and their dissemination among subsidiaries;

- development of unified reporting forms based on the conducted checks in VTB Group;

- preparation of proposals on unification of the methodological base and technology of conducting checks in VTB Group;

- functional coordination of internal control (audit) within subsidiaries;

- collection and aggregation of information about the condition, reliability and efficiency of internal control systems of the subsidiaries;

- implementation within individual resolutions of controlling activities agreed with the subsidiaries’ management bodies.

7) other functions provided for by Regulation of the Bank of Russia No 242-P dated December 16, 2003 "On Organization of Internal Control at Credit Institutions and Bank Groups" and internal regulations of JSC VTB Bank.

The Internal Control Department shall not rely in its activity on any other structural units of the Bank’s Head Office and branches. The Internal Control Department is involved in control activities in all areas of the Bank’s operations. The Internal Control Department is authorized to control the activity of any subdivision and employee of JSC VTB Bank.

The Internal Control Department interacts with governmental bodies and other agencies and services controlling the activity of JSC VTB Bank, on the issues that are within the competence of the Internal Control Department.

The Internal Control Department operates in accordance with the annual Action Plan agreed by the President-Chairman of the JSC VTB Bank Management Board and approved by the JSC VTB Bank Supervisory Board.

Findings and proposals based on the checks’ results are agreed with the managers of the inspected business units and functions and are submitted to the President-Chairman of the JSC VTB Bank Management Board. Reports on the audit plan fulfillment shall be submitted to the JSC VTB Bank Supervisory Board at least once in six months.

The Internal Control Department exercises continuous control (including repetitive inspections) over adoption by JSC VTB Bank’s subdivisions and employees of measures with regard to elimination of identified violations and comments and implementation of activities aiming at improving the efficiency of the internal control system.

Head of the Internal Control Department shall inform the JSC VTB Bank Supervisory Board, President-Chairman of the JSC VTB Bank Management Board, JSC VTB Bank Management Board and the Head of the inspected subdivision on deficiencies and violations identified during the audit.

Interaction between the internal audit (other body than the Audit Commission (Auditor)) and the external auditor of the issuing credit organization:

According to the Regulation on Internal Control Department, the Internal Control Department interacts with governmental bodies and other agencies and services controlling the activity of the Bank on the issues that are within the competence of the Internal Control Department.

     Information on availability of the issuing credit organization’s internal document setting the rules for prevention of unauthorized use of confidential and insider information.

As of January 01, 2013, JSC VTB Bank operationalized a number of documents setting the rules for prevention of the confidential and insider information misuse:

- Regulation on Use of Information on JSC VTB Bank activity, JSC VTB Bank's Securities and Transactions Therewith, That Is Not Public and Disclosure of Which May Significantly Influence the Market value of JSC VTB Bank's Securities approved by the JSC VTB Bank Supervisory Board (Minutes No 17 dated October 15, 2012).

- Instruction on Internal Control over Professional Activity in the Securities Market at JSC VTB Bank put into effect by JSC VTB Bank Order No. 559 dated October 07, 2009;

- List of Measures Aimed at Confidential Information Illegal Use Prevention upon Conducting Professional Activity in Securities Market by JSC VTB Bank put into effect by JSC VTB Bank Order No 559 dated October 07, 2009;

- List of Measures Aimed at Conflict of Interests Prevention upon Conducting Professional Activity in Securities Market by JSC VTB Bank put into effect by JSC VTB Bank Order No. 559 dated October 07, 2009;

- List of Measures Aimed at Prevention of Market Manipulation by JSC VTB Bank and its Customers put into effect by JSC VTB Bank Order No. 559 dated October 07, 2009;

- Rules for organization and exercising of internal control of JSC VTB Bank’s specialized depository, approved by the JSC VTB Bank Supervisory Board on November 12, 2008 (Minutes No. 12);

- Regulation on Procedure of Access and Rules for Protection of Confidentiality of JSC VTB Bank’s Insider Information, put into effect by Order of the Bank No. 190 dated April 06, 2012;

- Rules of control over compliance with the requirements of Federal Law On Combatting Misuse of Insider Information and Market Manipulation and On Introduction of Amendments to Separate Legislative Acts of the Russian Federation and regulatory legal acts adopted pursuant thereto, put into effect by JSC VTB Bank Order No. 190 dated April 06, 2012;

Also, in accordance with SC VTB Bank Order No. 701 dated December 28, 2010 On Putting into Effect Regulations of JSC VTB Bank, as of December 29, 2010 the following documents were put into effect:

- Instruction on Internal Control of the JSC VTB Bank’s Operations as a Stock Broker;

- List of Measures Aimed at Prevention of the Conflict of Interest upon Conducting Activity of a Stock Broker by JSC VTB Bank;

- List of Measures Aimed at Prevention of Market Manipulation during Trading by JSC VTB Bank and its Customers;

- List of Measures Aimed at Confidential Information Illegal Use Prevention upon Conducting Activity of a Stock Broker by JSC VTB Bank.

6.5. Information on the members of the bodies responsible for control over business and financial activity of the issuing credit organization

     Information on the Auditor or personal composition of the Audit Commission and other bodies responsible for control over business and financial activity of the issuing credit organization specifying the following data on each member of such body of the issuing credit organization:

     Audit Commission

1.
Surname, name and patronymic	Zakhar Borisovich Sabantsev
Year of birth:	1974
Education background:	Higher education, the Moscow State University of Economics, Statistics and Informatics, 1997, Statistics.

     Positions held in the issuing credit organization and other organizations for the last 5 years and up to date in chronological order, including combined duties:

Date of entering (appointment to) office	Date of vacation of office	Full corporate name	Position
1	2	3	4
June 2004	August 2008	Ministry of Finance of the Russian Federation	Assistant Head of the Banking Operations Office of the Financial Policy Department
August 2008	to the present day	Ministry of Finance of the Russian Federation	Head of the Banking Sector Monitoring, Summary and Analytics Office of the Financial Policy Department

Interest in the authorized capital of the issuing credit organization:	No	%
Fraction of common shares of the issuing credit organization:	No	%
The number of shares of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the issuing credit organization:	No	pcs
Interest in the authorized (joint stock) capital (share fund) of subsidiaries and associated companies of the issuing credit organization:	No	%
Fractions of held common shares of a subsidiary or an associated company of the issuing credit organization	No	%
The number of shares of a subsidiary or an associated company of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the subsidiary or the associated company of the issuing credit organization:	No	pcs

     Nature of any affinity with other members of the bodies of the issuing credit organization controlling its financial and business activities, members of the Board of Directors (Supervisory Board) of the issuing credit organization, members of the collective executive body of the of the issuing credit organization, the person holding the office of the sole executive body of the of the issuing credit organization:

     No

     Data on imposition of administrative sanctions for delicts in the sphere of finance, taxes and duties, securities market, or criminal prosecution (presence of conviction) for economic crimes or crimes against the public order:

     No

     Data on holding of positions in management bodies of commercial organizations during the period, when a bankruptcy case and/or any of bankruptcy proceedings stipulated by the laws of the Russian Federation on insolvency (bankruptcy) were instituted against such organizations:

     No

2.
Surname, name and patronymic	Skripichnikov Dmitriy Valeryevich
Year of birth:	1980
Education background:

Higher education, Moscow State University named after M.V. Lomonosov, 2001, Bachelor of Economy; Moscow State University named after M.V. Lomonosov, 2003, Master of Economy, State University Higher School of Economics, 2007, lawyer

     Positions held in the issuing credit organization and other organizations for the last 5 years and up to date in chronological order, including combined duties:

Date of entering (appointment to) office	Date of vacation of office	Full corporate name	Position
1	2	3	4
November 2006	May 2008	Ministry of Economic Development of the Russian Federation	Deputy Director of the Corporate Governance Department
May 2008	April 2011	Ministry of Economic Development of the Russian Federation	Deputy Director of the Corporate Governance Department
April 2011	October 2012	Ministry of Economic Development of the Russian Federation	Deputy Director of the Innovation and Corporate Governance Department
April 2008	October 2012	State Corporation Deposit Insurance Agency	Member of Board of Directors
October 2012	to the present day	Executive Office of the RF State Duma	Deputy Head of the Finance and Economic Directorate

Interest in the authorized capital of the issuing credit organization:	No	%
Fraction of common shares of the issuing credit organization:	No	%
The number of shares of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the issuing credit organization:	No	pcs
Interest in the authorized (joint stock) capital (share fund) of subsidiaries and associated companies of the issuing credit organization:	No	%
Fractions of held common shares of a subsidiary or an associated company of the issuing credit organization	No	%

The number of shares of a subsidiary or an associated company of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the subsidiary or the associated company of the issuing credit organization:

	No	pcs

     Nature of any affinity with other members of the bodies of the issuing credit organization controlling its financial and business activities, members of the Board of Directors (Supervisory Board) of the issuing credit organization, members of the collective executive body of the of the issuing credit organization, the person holding the office of the sole executive body of the of the issuing credit organization:

     No

     Data on imposition of administrative sanctions for delicts in the sphere of finance, taxes and duties, securities market, or criminal prosecution (presence of conviction) for economic crimes or crimes against the public order:

     No

     Data on holding of positions in management bodies of commercial organizations during the period, when a bankruptcy case and/ or any of bankruptcy proceedings stipulated by the laws of the Russian Federation on insolvency (bankruptcy) were instituted against such organizations:

     No

3.
Surname, name and patronymic	Kostina Marina Aleksandrovna
Year of birth:	1980
Education background:	Higher education, State University of Management, 2002, National Economy

     Positions held in the issuing credit organization and other organizations for the last 5 years and up to date in chronological order, including combined duties:

Date of entering (appointment to) office	Date of vacation of office	Full corporate name	Position
1	2	3	4
February 2006	October 2007	Zotel Consulting Company LLC	Appraiser
November 2007	September 2008	Federal State Unitary Enterprise Directorate for Support of Operations of the Ministry of Foreign Affairs of the Russian Federation	Specialist
September 2008	December 2008	International Appraisal House LLC	Deputy General Director
December 2008	to the present day	Federal Agency for State Property Management	Deputy Head of Directorate of Social and Cultural Institutions and Foreign Property

Interest in the authorized capital of the issuing credit organization:	No	%
Fraction of common shares of the issuing credit organization:	No	%
The number of shares of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the issuing credit organization:	No	pcs
Interest in the authorized (joint stock) capital (share fund) of subsidiaries and associated companies of the issuing credit organization:	No	%
Fractions of held common shares of a subsidiary or an associated company of the issuing credit organization	No	%

The number of shares of a subsidiary or an associated company of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the subsidiary or the associated company of the issuing credit organization:

	No	pcs

     Nature of any affinity with other members of the bodies of the issuing credit organization controlling its financial and business activities, members of the Board of Directors (Supervisory Board) of the issuing credit organization, members of the collective executive body of the of the issuing credit organization, the person holding the office of the sole executive body of the of the issuing credit organization:

     No

     Data on imposition of administrative sanctions for delicts in the sphere of finance, taxes and duties, securities market, or criminal prosecution (presence of conviction) for economic crimes or crimes against the public order:

     No

     Data on holding of positions in management bodies of commercial organizations during the period, when a bankruptcy case and/ or any of bankruptcy proceedings stipulated by the laws of the Russian Federation on insolvency (bankruptcy) were instituted against such organizations:

     No

4.
Surname, name and patronymic	Rodionov Ivan Ivanovich
Year of birth:	1953
Education background:	Moscow State University named after M.V. Lomonosov, 1979, Economic Faculty, Economic Designer, Doctor of Economics, Professor.

     Positions held in the issuing credit organization and other organizations for the last 5 years and up to date in chronological order, including combined duties:

Date of entering (appointment to) office	Date of vacation of office	Full corporate name	Position
1	2	3	4
2009	2010	Rostelecom, OJSC	Member of Board of Directors
2001	2011	CZT, OJSC	Member of Board of Directors
2005	2011	PJSC Energo Mashinostroitelny Alliance	Chairman of the Board of Directors
2.000	to the present day	IBS Group Holding, OJSC	Member of Board of Directors
2004	to the present day	FosAgro, OJSC	Member of Board of Directors
2009	to the present day	Svyazinvest OJSC	Member of Board of Directors
2009	to the present day	OJSC "IC RUSS-INVEST"	Member of Board of Directors
2011	to the present day	Rostelecom, OJSC	Chairman of the Board of Directors
2011	to the present day	Interagency Analytical Centre, OJSC	Member of Board of Directors
2011	to the present day	Amofos, OJSC	Member of Board of Directors
2006	to the present day	National Research University - Higher School of Economics	Professor
2008	to the present day	Russian State University for the Humanities	Professor

Interest in the authorized capital of the issuing credit organization:	No	%
Fraction of common shares of the issuing credit organization:	No	%
The number of shares of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the issuing credit organization:	No	pcs
Interest in the authorized (joint stock) capital (share fund) of subsidiaries and associated companies of the issuing credit organization:	No	%
Fractions of held common shares of a subsidiary or an associated company of the issuing credit organization	No	%

The number of shares of a subsidiary or an associated company of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the subsidiary or the associated company of the issuing credit organization:

	No	pcs

     Nature of any affinity with other members of the bodies of the issuing credit organization controlling its financial and business activities, members of the Board of Directors (Supervisory Board) of the issuing credit organization, members of the collective executive body of the of the issuing credit organization, the person holding the office of the sole executive body of the of the issuing credit organization:

     No

     Data on imposition of administrative sanctions for delicts in the sphere of finance, taxes and duties, securities market, or criminal prosecution (presence of conviction) for economic crimes or crimes against the public order:

     No

     Data on holding of positions in management bodies of commercial organizations during the period, when a bankruptcy case and/ or any of bankruptcy proceedings stipulated by the laws of the Russian Federation on insolvency (bankruptcy) were instituted against such organizations:

     No

5.
Surname, name and	Tikhonov Nikita Vadimovich
patronymic
Year of birth:	1984
Education background:	Pedagogical University of Moscow City, 2006, Law

     Positions held in the issuing credit organization and other organizations for the last 5 years and up to date in chronological order, including combined duties:

Date of entering (appointment to) office	Date of vacation of office	Full corporate name	Position
1	2	3	4
2006	2010	Ministry of Finance of the Russian Federation	1 Category Specialist, Leading Expert, Leading Consultant, Leading Advisor of the Financial Policy Department
2010	to the present day	Ministry of Finance of the Russian Federation	Deputy Head of Financial Policy Department
Interest in the authorized capital of the issuing credit organization:	No	%
Fraction of common shares of the issuing credit organization:	No	%
The number of shares of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the issuing credit organization:	No	pcs
Interest in the authorized (joint stock) capital (share fund) of subsidiaries and associated companies of the issuing credit organization:	No	%
Fractions of held common shares of a subsidiary or an associated company of the issuing credit organization	No	%

The number of shares of a subsidiary or an associated company of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the subsidiary or the associated company of the issuing credit organization:

	No	pcs

     Nature of any affinity with other members of the bodies of the issuing credit organization controlling its financial and business activities, members of the Board of Directors (Supervisory Board) of the issuing credit organization, members of the collective executive body of the of the issuing credit organization, the person holding the office of the sole executive body of the of the issuing credit organization:

     No

     Data on imposition of administrative sanctions for delicts in the sphere of finance, taxes and duties, securities market, or criminal prosecution (presence of conviction) for economic crimes or crimes against the public order:

     No

     Data on holding of positions in management bodies of commercial organizations during the period, when a bankruptcy case and/ or any of bankruptcy proceedings stipulated by the laws of the Russian Federation on insolvency (bankruptcy) were instituted against such organizations:

     No

6.
Surname, name and patronymic	Turukhina Maria Aleksandrovna
Year of birth:	1980
Education background:	Higher economic education, 2002, Moscow State University of Engineering Ecology, specialization - Investment Management

     Positions held in the issuing credit organization and other organizations for the last 5 years and up to date in chronological order, including combined duties:

Date of entering (appointment to) office	Date of vacation of office	Full corporate name	Position
1	2	3	4
August 2008	December 2011	Federal Agency for State Property Management	Consultant, Counsellor, Deputy Head of Financial, Credit, Foreign Economic, Land Planning and Fiscal Organizations Department, Directorate of Non-Productive Organizations and Foreign Property
December 2011	to the present day	Federal Agency for State Property Management	Head of Financial, Credit, Foreign Economic, Land Planning and Fiscal Organizations Department, Directorate of Social and Cultural Institutions and Foreign Property

Interest in the authorized capital of the issuing credit organization:	No	%
Fraction of common shares of the issuing credit organization:	No	%
The number of shares of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the issuing credit organization:	No	pcs
Interest in the authorized (joint stock) capital (share fund) of subsidiaries and associated companies of the issuing credit organization:	No	%
Fractions of held common shares of a subsidiary or an associated company of the issuing credit organization	No	%

The number of shares of a subsidiary or an associated company of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the subsidiary or the associated company of the issuing credit organization:

	No	pcs

     Nature of any affinity with other members of the bodies of the issuing credit organization controlling its financial and business activities, members of the Board of Directors (Supervisory Board) of the issuing credit organization, members of the collective executive body of the of the issuing credit organization, the person holding the office of the sole executive body of the of the issuing credit organization:

     No

     Data on imposition of administrative sanctions for delicts in the sphere of finance, taxes and duties, securities market, or criminal prosecution (presence of conviction) for economic crimes or crimes against the public order:

     No

     Data on holding of positions in management bodies of commercial organizations during the period, when a bankruptcy case and/ or any of bankruptcy proceedings stipulated by the laws of the Russian Federation on insolvency (bankruptcy) were instituted against such organizations:

     No

Internal Control Department.

1.
Surname, name and patronymic	Norov Erkin Rakhmatovich
Year of birth:	1954
Education background:

Higher education, Moscow State University named after M.V. Lomonosov, 1976, specialization – economical cybernetics, qualification – economist- mathematician. Higher education, Academy of National Economy under the Government of the Russian Federation, 2001, specialization – banking management, qualification – banking management, Ph.D in Economics.

     Positions held in the issuing credit organization and other organizations for the last 5 years and up to date in chronological order, including combined duties:

Date of entering (appointment to) office	Date of vacation of office	Full corporate name	Position
1	2	3	4
July 25, 2002	June 09, 2007	JSC VTB Bank	Member of the Board of Directors, Member of the Board of Directors
June 10, 2007	September 03, 2007	JSC VTB Bank	Senior Vice-President
September 04, 2007	May 20, 2009	NOMOS-Bank, OJSC	Member of the Board of Directors, Member of the Board of Directors
May 21, 2009	September 09, 2009	JSC VTB Bank	Senior Vice-President, Head of Internal Control
September 10, 2009	to the present day	JSC VTB Bank	Member of the Board of Directors, Head of Internal Control Department
February 21, 2011	to the present day	Bank of Moscow, OJSC	Member of Board of Directors
10 June 2012	to the present day	JSC VTB Bank	Member of the Management Board

Interest in the authorized capital of the issuing credit organization:	No	%
Fraction of common shares of the issuing credit organization:	No	%
The number of shares of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the issuing credit organization:	No	pcs
Interest in the authorized (joint stock) capital (share fund) of subsidiaries and associated companies of the issuing credit organization:	No	%
Fractions of held common shares of a subsidiary or an associated company of the issuing credit organization	No	%

The number of shares of a subsidiary or an associated company of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the subsidiary or the associated company of the issuing credit organization:

	No	pcs

     Nature of any affinity with other members of the bodies of the issuing credit organization controlling its financial and business activities, members of the Board of Directors (Supervisory Board) of the issuing credit organization, members of the collective executive body of the of the issuing credit organization, the person holding the office of the sole executive body of the of the issuing credit organization:

     No

     Data on imposition of administrative sanctions for delicts in the sphere of finance, taxes and duties, securities market, or criminal prosecution (presence of conviction) for economic crimes or crimes against the public order:

     No

     Data on holding of positions in management bodies of commercial organizations during the period, when a bankruptcy case and/ or any of bankruptcy proceedings stipulated by the laws of the Russian Federation on insolvency (bankruptcy) were instituted against such organizations:

     No

2.
Surname, name and patronymic	Polyakov Aleksey Vladimirovich
Year of birth:	1957
Education background:	Higher education, Ph.D in Economics, Moscow State University named after M.V. Lomonosov, 1979, specialization – economic geography, qualification – geographer-economist.

     Positions held in the issuing credit organization and other organizations for the last 5 years and up to date in chronological order, including combined duties:

Date of entering (appointment to) office	Date of vacation of office	Full corporate name	Position
1	2	3	4
September 03, 2007	September 09, 2007	NOMOS-Bank, OJSC	Senior Vice-President
September 10, 2007	August 31, 2008	NOMOS-Bank, OJSC	Senior Vice-President, Director of the Consolidated Economic Department
September 01, 2008	June 23, 2009	NOMOS-Bank, OJSC	Senior Vice-President
June 24, 2009	October 11, 2009	JSC VTB Bank	Vice-President of Internal Control Directorate
October 12, 2009	March 23, 2011	JSC VTB Bank	Vice-President, Head of Current Monitoring Administration of the Internal Control Department
March 24, 2011	November 21, 2011	JSC VTB Bank	Senior Vice-President, Head of Current Monitoring Administration of the Internal Control Department
November 22, 2011	to the present day	JSC VTB Bank	Head of Current Monitoring Administration of the Internal Control Department - Senior Vice-President

Interest in the authorized capital of the issuing credit organization:	No	%
Fraction of common shares of the issuing credit organization:	No	%
The number of shares of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the issuing credit organization:	No	pcs
Interest in the authorized (joint stock) capital (share fund) of subsidiaries and associated companies of the issuing credit organization:	No	%
Fractions of held common shares of a subsidiary or an associated company of the issuing credit organization	No	%

The number of shares of a subsidiary or an associated company of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the subsidiary or the associated company of the issuing credit organization:

	No	pcs

     Nature of any affinity with other members of the bodies of the issuing credit organization controlling its financial and business activities, members of the Board of Directors (Supervisory Board) of the issuing credit organization, members of the collective executive body of the of the issuing credit organization, the person holding the office of the sole executive body of the of the issuing credit organization:

     No

     Data on imposition of administrative sanctions for delicts in the sphere of finance, taxes and duties, securities market, or criminal prosecution (presence of conviction) for economic crimes or crimes against the public order:

     No

     Data on holding of positions in management bodies of commercial organizations during the period, when a bankruptcy case and/ or any of bankruptcy proceedings stipulated by the laws of the Russian Federation on insolvency (bankruptcy) were instituted against such organizations:

     No

3.
Surname, name and patronymic	Potekhina Olga Anatolyevna
Year of birth:	1965
Education background:

Higher education, Moscow Institute of Water Transport Engineers, 1988, specialization: Economics and Water Transport Adminsitration, qualification: engineer-economist; State University of Management, 2001, specialization: law, qualification: lawyer

     Positions held in the issuing credit organization and other organizations for the last 5 years and up to date in chronological order, including combined duties:

Date of entering (appointment to) office	Date of vacation of office	Full corporate name	Position
1	2	3	4
July 19, 2005	October 11, 2009	JSC VTB Bank	Head of the Current Banking Transactions Monitoring Department of the Internal Control Directorate
October 12, 2009	February 14, 2010	JSC VTB Bank	Deputy Head of Directorate, Head of Internal Control Monitoring System Unit, Head Office of the Current Monitoring Directorate, Internal Control Department
February 15, 2010	March 23, 2011	JSC VTB Bank	Head of Audit and Inspections Directorate of the Internal Control Department
March 24, 2011	November 21, 2011	JSC VTB Bank	Vice-President, Head of Audit and Inspections Directorate of the Internal Control Department
November 22, 2011	to the present day	JSC VTB Bank	Head of Audit and Inspections Directorate of the Internal Control Department - Vice-President

Interest in the authorized capital of the issuing credit organization:	No	%
Fraction of common shares of the issuing credit organization:	No	%
The number of shares of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the issuing credit organization:	No	pcs
Interest in the authorized (joint stock) capital (share fund) of subsidiaries and associated companies of the issuing credit organization:	No	%
Fractions of held common shares of a subsidiary or an associated company of the issuing credit organization	No	%

The number of shares of a subsidiary or an associated company of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the subsidiary or the associated company of the issuing credit organization:

	No	pcs

     Nature of any affinity with other members of the bodies of the issuing credit organization controlling its financial and business activities, members of the Board of Directors (Supervisory Board) of the issuing credit organization, members of the collective executive body of the of the issuing credit organization, the person holding the office of the sole executive body of the of the issuing credit organization:

     No

     Data on imposition of administrative sanctions for delicts in the sphere of finance, taxes and duties, securities market, or criminal prosecution (presence of conviction) for economic crimes or crimes against the public order:

     No

     Data on holding of positions in management bodies of commercial organizations during the period, when a bankruptcy case and/ or any of bankruptcy proceedings stipulated by the laws of the Russian Federation on insolvency (bankruptcy) were instituted against such organizations :

     No

4.
Surname, name and patronymic	Talyantsev Sergey Vladimirovich
Year of birth:	1978
Education background:	Higher education, Moscow State University named after M.V. Lomonosov, 2001, Master of Economics

     Positions held in the issuing credit organization and other organizations for the last 5 years and up to date in chronological order, including combined duties:

Date of entering (appointment to) office	Date of vacation of office	Full corporate name	Position
1	2	3	4
September 11, 2007	August 31, 2008	NOMOS-Bank, OJSC	Head of the Business Planning Directorate of the Consolidated Economic Department
September 01, 2008	July 03, 2009	NOMOS-Bank, OJSC	Director of Economic Analysis and Planning Department
August 14, 2009	October 11, 2009	JSC VTB Bank	Head of Internal Control Directorate
October 12, 2009	August 07, 2012	JSC VTB Bank	Deputy Head of Current Monitoring Directorate of the Internal Control Department
August 08, 2012	to the present day	JSC VTB Bank	Head of Internal Control Coordination Systems Directorate within the Internal Control Department Group

Interest in the authorized capital of the issuing credit organization:	No	%
Fraction of common shares of the issuing credit organization:	No	%
The number of shares of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the issuing credit organization:	No	pcs
Interest in the authorized (joint stock) capital (share fund) of subsidiaries and associated companies of the issuing credit organization:	No	%
Fractions of held common shares of a subsidiary or an associated company of the issuing credit organization	No	%
The number of shares of a subsidiary or an associated company of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the subsidiary or the associated company of the issuing credit organization:	No	pcs

     Nature of any affinity with other members of the bodies of the issuing credit organization controlling its financial and business activities, members of the Board of Directors (Supervisory Board) of the issuing credit organization, members of the collective executive body of the of the issuing credit organization, the person holding the office of the sole executive body of the of the issuing credit organization:

     No

     Data on imposition of administrative sanctions for delicts in the sphere of finance, taxes and duties, securities market, or criminal prosecution (presence of conviction) for economic crimes or crimes against the public order:

     No

     Data on holding of positions in management bodies of commercial organizations during the period, when a bankruptcy case and/ or any of bankruptcy proceedings stipulated by the laws of the Russian Federation on insolvency (bankruptcy) were instituted against such organizations:

     No

5.
Surname, name and patronymic	Nemudrov Vladimir Aleksandrovich
Year of birth:	1969
Education background:	Higher education, Moscow Pedagogical State University named after V.I. Lenin, 1992, Teacher of Mathematics

     Positions held in the issuing credit organization and other organizations for the last 5 years and up to date in chronological order, including combined duties:

Date of entering (appointment to) office	Date of vacation of office	Full corporate name	Position
1	2	3	4
October 15, 2007	December 17, 2009	JSC VTB Bank	Head of Internal Branch Control Unit, Internal Control Department
December 18, 2009	August 08, 2010	JSC VTB Bank	Head of Internal Branch Control Monitoring System Unit, Current Monitoring Directorate, Internal Control Department
August 09, 2010	August 19, 2012	JSC VTB Bank	Deputy Head of Directorate, Head of Internal Branch Control Monitoring System Unit, Current Monitoring Directorate, Internal Control Department
August 20, 2012	to the present day	JSC VTB Bank	Deputy Head of Current Monitoring Directorate of the Internal Control Department

Interest in the authorized capital of the issuing credit organization:	No	%
Fraction of common shares of the issuing credit organization:	No	%
The number of shares of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the issuing credit organization:	No	pcs
Interest in the authorized (joint stock) capital (share fund) of subsidiaries and associated companies of the issuing credit organization:	No	%
Fractions of held common shares of a subsidiary or an associated company of the issuing credit organization	No	%
The number of shares of a subsidiary or an associated company of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the subsidiary or the associated company of the issuing credit organization:	No	pcs

     Nature of any affinity with other members of the bodies of the issuing credit organization controlling its financial and business activities, members of the Board of Directors (Supervisory Board) of the issuing credit organization, members of the collective executive body of the of the issuing credit organization, the person holding the office of the sole executive body of the of the issuing credit organization:

     No

     Data on imposition of administrative sanctions for delicts in the sphere of finance, taxes and duties, securities market, or criminal prosecution (presence of conviction) for economic crimes or crimes against the public order:

     No

     Data on holding of positions in management bodies of commercial organizations during the period, when a bankruptcy case and/ or any of bankruptcy proceedings stipulated by the laws of the Russian Federation on insolvency (bankruptcy) were instituted against such organizations:

     No

6.
Surname, name and patronymic	Gorlenko Aleksandr Andreyevich
Year of birth:	1980
Education background:	Higher education, Finance Academy under the Government of the Russian Federation, 2002, Economist

     Positions held in the issuing credit organization and other organizations for the last 5 years and up to date in chronological order, including combined duties:

Date of entering (appointment to) office	Date of vacation of office	Full corporate name	Position
1	2	3	4
February 01, 2006	October 30, 2009	OJSC JSCB Eurofinance Mosnarbank	Deputy Head of Internal Control
November 02, 2009	to the present day	JSC VTB Bank	Deputy Head of Directorate, Head of the Audit Planning and Support Unit, Audit and Inspections Directorate of the Internal Control Department

Interest in the authorized capital of the issuing credit organization:	No	%
Fraction of common shares of the issuing credit organization:	No	%
The number of shares of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the issuing credit organization:	No	pcs
Interest in the authorized (joint stock) capital (share fund) of subsidiaries and associated companies of the issuing credit organization:	No	%
Fractions of held common shares of a subsidiary or an associated company of the issuing credit organization	No	%

The number of shares of a subsidiary or an associated company of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the subsidiary or the associated company of the issuing credit organization:

	No	pcs

     Nature of any affinity with other members of the bodies of the issuing credit organization controlling its financial and business activities, members of the Board of Directors (Supervisory Board) of the issuing credit organization, members of the collective executive body of the of the issuing credit organization, the person holding the office of the sole executive body of the of the issuing credit organization:

     No

     Data on imposition of administrative sanctions for delicts in the sphere of finance, taxes and duties, securities market, or criminal prosecution (presence of conviction) for economic crimes or crimes against the public order:

     No

     Data on holding of positions in management bodies of commercial organizations during the period, when a bankruptcy case and/ or any of bankruptcy proceedings stipulated by the laws of the Russian Federation on insolvency (bankruptcy) were instituted against such organizations :

     No

7.
Surname, name and patronymic	Nidens Vladimir Vladimirovich
Year of birth:	1971
Education background:	Higher education, Kuzbass State Technical University, 1997, engineer-economist. Kuzbass Polytechnical Institute, 1993, Mining Engineer

     Positions held in the issuing credit organization and other organizations for the last 5 years and up to date in chronological order, including combined duties:

Date of entering (appointment to) office	Date of vacation of office	Full corporate name	Position
1	2	3	4
August 01, 2007	December 06, 2009	JSC VTB Bank	Regional Internal Audit Manager, Internal Control Unit, Internal Control Directorate Branch Network
December 07, 2009	January 16, 2011	JSC VTB Bank	Regional Internal Audit Manager, Internal Control Unit, Current Monitoring Directorate Branch Network, Internal Control Department
January 17, 2011	August 19, 2012	JSC VTB Bank	Head of Internal Control Monitoring System Unit, Head Office of the Current Monitoring Directorate, Internal Control Department
August 20, 2012	to the present day	JSC VTB Bank	Deputy Head of Directorate, Head of Internal Control Monitoring System Unit, Head Office of the Current Monitoring Directorate, Internal Control Department

Interest in the authorized capital of the issuing credit organization:	No	%
Fraction of common shares of the issuing credit organization:	No	%
The number of shares of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the issuing credit organization:	No	pcs
Interest in the authorized (joint stock) capital (share fund) of subsidiaries and associated companies of the issuing credit organization:	No	%
Fractions of held common shares of a subsidiary or an associated company of the issuing credit organization	No	%

The number of shares of a subsidiary or an associated company of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the subsidiary or the associated company of the issuing credit organization:

	No	pcs

     Nature of any affinity with other members of the bodies of the issuing credit organization controlling its financial and business activities, members of the Board of Directors (Supervisory Board) of the issuing credit organization, members of the collective executive body of the of the issuing credit organization, the person holding the office of the sole executive body of the of the issuing credit organization:

     No

     Data on imposition of administrative sanctions for delicts in the sphere of finance, taxes and duties, securities market, or criminal prosecution (presence of conviction) for economic crimes or crimes against the public order:

     No

     Data on holding of positions in management bodies of commercial organizations during the period, when a bankruptcy case and/ or any of bankruptcy proceedings stipulated by the laws of the Russian Federation on insolvency (bankruptcy) were instituted against such organizations:

     No

8.
Surname, name and patronymic	Pavlenko Yelena Anatolyevna
Year of birth:	1973
Education background:	Higher education, Siberian Commercial Academy of Consumer Cooperation, 1995, Economist and Manager

     Positions held in the issuing credit organization and other organizations for the last 5 years and up to date in chronological order, including combined duties:

Date of entering (appointment to) office	Date of vacation of office	Full corporate name	Position
1	2	3	4
August 01, 2007	December 06, 2009	JSC VTB Bank	Regional Internal Audit Manager, Internal Control Unit, Internal Control Directorate Branch Network
December 07, 2009	August 19, 2012	JSC VTB Bank	Regional Internal Audit Manager, Internal Control Unit, Current Monitoring Directorate Branch Network, Internal Control Department
August 20, 2012	to the present day	JSC VTB Bank	Deputy Head of Directorate, Head of Banks’ Monitoring and Audit Unit, Internal Control Systems Coordination Systems Directorate Group within the Internal Control Department Group

Interest in the authorized capital of the issuing credit organization:	No	%
Fraction of common shares of the issuing credit organization:	No	%
The number of shares of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the issuing credit organization:	No	pcs
Interest in the authorized (joint stock) capital (share fund) of subsidiaries and associated companies of the issuing credit organization:	No	%
Fractions of held common shares of a subsidiary or an associated company of the issuing credit organization	No	%
The number of shares of a subsidiary or an associated company of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the subsidiary or the associated company of the issuing credit organization:	No	pcs

     Nature of any affinity with other members of the bodies of the issuing credit organization controlling its financial and business activities, members of the Board of Directors (Supervisory Board) of the issuing credit organization, members of the collective executive body of the of the issuing credit organization, the person holding the office of the sole executive body of the of the issuing credit organization:

     No

     Data on imposition of administrative sanctions for delicts in the sphere of finance, taxes and duties, securities market, or criminal prosecution (presence of conviction) for economic crimes or crimes against the public order:

     No

     Data on holding of positions in management bodies of commercial organizations during the period, when a bankruptcy case and/ or any of bankruptcy proceedings stipulated by the laws of the Russian Federation on insolvency (bankruptcy) were instituted against such organizations :

     No

9.
Surname, name and patronymic	Dobrotina Tatiana Ivanovna
Year of birth:	1967
Education background:	Higher education, Moscow Aviation Institute named after S. Ordzhonikidze, 1990, Electrical Engineer

     Positions held in the issuing credit organization and other organizations for the last 5 years and up to date in chronological order, including combined duties:

Date of entering (appointment to) office	Date of vacation of office	Full corporate name	Position
1	2	3	4
January 21, 2005	October 21, 2009	JSC VTB Bank	Chief Auditor of the Current Banking Transactions Monitoring Department of the Internal Control Directorate
October 22, 2009	August 08, 2010	JSC VTB Bank	Depository Operations and Specialized Depository Controller of the Professional Securities Market Participant Group, Internal Control Department
August 09, 2010	to the present day	JSC VTB Bank	Professional Securities Market Participant Controller of the Professional Securities Market Participant Controller Group, Internal Control Department

Interest in the authorized capital of the issuing credit organization:	No	%
Fraction of common shares of the issuing credit organization:	No	%
The number of shares of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the issuing credit organization:	No	pcs
Interest in the authorized (joint stock) capital (share fund) of subsidiaries and associated companies of the issuing credit organization:	No	%
Fractions of held common shares of a subsidiary or an associated company of the issuing credit organization	No	%
The number of shares of a subsidiary or an associated company of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the subsidiary or the associated company of the issuing credit organization:	No	pcs

     Nature of any affinity with other members of the bodies of the issuing credit organization controlling its financial and business activities, members of the Board of Directors (Supervisory Board) of the issuing credit organization, members of the collective executive body of the of the issuing credit organization, the person holding the office of the sole executive body of the of the issuing credit organization:

     No

     Data on imposition of administrative sanctions for delicts in the sphere of finance, taxes and duties, securities market, or criminal prosecution (presence of conviction) for economic crimes or crimes against the public order:

     No

     Data on holding of positions in management bodies of commercial organizations during the period, when a bankruptcy case and/ or any of bankruptcy proceedings stipulated by the laws of the Russian Federation on insolvency (bankruptcy) were instituted against such organizations :

     No

10.
Surname, name and patronymic	Zubkova Yelena Dmitriyevna
Year of birth:	1966
Education background:	Higher education, Moscow Institute of National Economy, 1987, Commodity Expert

     Positions held in the issuing credit organization and other organizations for the last 5 years and up to date in chronological order, including combined duties:

Date of entering (appointment to) office	Date of vacation of office	Full corporate name	Position
1	2	3	4
June 09, 2006	August 31, 2007	Transportny Commercial Bank, LLC	Head of Depository, Department of Settlements in Financial Markets
September 01, 2007	July 24, 2009	Transportny Commercial Bank, LLC	Head of Depository, Department of Settlements in Financial Markets
July 27, 2009	December 13, 2009	Commercial Bank Uniastrum Bank (LLC)	Head of Depository Operations Department, Accounting of Operations in Securities Market
December 14, 2009	August 28, 2010	Commercial Bank Uniastrum Bank (LLC)	Head of Depository Operations Department, Services for Customers in Securities Market
August 25, 2010	to the present day	JSC VTB Bank	Specialized Depository Controller of the Professional Securities Market Participant Group, Internal Control Department

Interest in the authorized capital of the issuing credit organization:	No	%
Fraction of common shares of the issuing credit organization:	No	%
The number of shares of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the issuing credit organization:	No	pcs
Interest in the authorized (joint stock) capital (share fund) of subsidiaries and associated companies of the issuing credit organization:	No	%
Fractions of held common shares of a subsidiary or an associated company of the issuing credit organization	No	%
The number of shares of a subsidiary or an associated company of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the subsidiary or the associated company of the issuing credit organization:	No	pcs

     Nature of any affinity with other members of the bodies of the issuing credit organization controlling its financial and business activities, members of the Board of Directors (Supervisory Board) of the issuing credit organization, members of the collective executive body of the of the issuing credit organization, the person holding the office of the sole executive body of the of the issuing credit organization:

     No

     Data on imposition of administrative sanctions for delicts in the sphere of finance, taxes and duties, securities market, or criminal prosecution (presence of conviction) for economic crimes or crimes against the public order:

     No

     Data on holding of positions in management bodies of commercial organizations during the period, when a bankruptcy case and/ or any of bankruptcy proceedings stipulated by the laws of the Russian Federation on insolvency (bankruptcy) were instituted against such organizations:

     No

11.
Surname, name and patronymic	Dubinkina Natalia Alekseyevna
Year of birth:	1991
Education background:	incomplete higher education, Finance University under the Government of the Russian Federation, 2013

     Positions held in the issuing credit organization and other organizations for the last 5 years and up to date in chronological order, including combined duties:

Date of entering (appointment to) office	Date of vacation of office	Full corporate name	Position
1	2	3	4
August 16, 2012	to the present day	JSC VTB Bank	Stock Broker Controller of the Professional Securities Market Participant Group, Internal Control Department

Interest in the authorized capital of the issuing credit organization:	No	%
Fraction of common shares of the issuing credit organization:	No	%
The number of shares of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the issuing credit organization:	No	pcs
Interest in the authorized (joint stock) capital (share fund) of subsidiaries and associated companies of the issuing credit organization:	No	%
Fractions of held common shares of a subsidiary or an associated company of the issuing credit organization	No	%
The number of shares of a subsidiary or an associated company of the issuing credit organization of each category (type), which may be obtained as the result of exercise of rights to hold options of the subsidiary or the associated company of the issuing credit organization:	No	pcs

     Nature of any affinity with other members of the bodies of the issuing credit organization controlling its financial and business activities, members of the Board of Directors (Supervisory Board) of the issuing credit organization, members of the collective executive body of the of the issuing credit organization, the person holding the office of the sole executive body of the of the issuing credit organization:

     No

     Data on imposition of administrative sanctions for delicts in the sphere of finance, taxes and duties, securities market, or criminal prosecution (presence of conviction) for economic crimes or crimes against the public order:

     No

     Data on holding of positions in management bodies of commercial organizations during the period, when a bankruptcy case and/or any of bankruptcy proceedings stipulated by the laws of the Russian Federation on insolvency (bankruptcy) were instituted against such organizations:

     No

6.6. Data on the size of remuneration, benefits and/or compensation of costs for each body of control over business and financial activities of the issuer

     Information on the amount and types of remuneration paid by the issuing credit organization over the last completed financial year and the last completed accounting period prior to the date of the Prospectus for Securities Issue approval.

No remuneration was paid.

6.7. Data on the headcount and summary of education and structure of employees (personnel) of the issuing credit organization and on changes in the headcount of the issuing credit organization.

The average staffing number of the issuing credit organization, including employees (personnel) of its branches and representative offices, and the funds assigned for remuneration of labour and social security payments for the last 5 completed financial years, or for each completed financial year if the operating period of the issuing credit organization has been less than 5 years:

Index	2008	2009	2010	2011	2012	Q1 2013
1	2	3	4	5	6	7
Average staffing number, people	9,799	9,711	9,280	11,483	11,620	11,263
Share of the issuing credit organization's employees having higher professional education, %	81%	85%	86%	87%	88%	87%
Funds assigned for remuneration of labor in the accounting period, thousand rubles	7,251,560	8,640,973	11,243,087	14,925,445	18,989,124	3,836,787
Funds assigned for social security of the employees in the accounting period, thousand rubles	582,684	349,148	400,823	588,217	631,190	135,486*
* - the index has been calculated as of April 22, 2013

     Factors that, in the opinion of the issuing credit organization, caused material changes in the number of the officials (employees) of the issuing credit organization during the disclosed periods. Consequences of such changes for the financial and business activity of the issuing credit organization.

     Takeover of Bank VTB Severo-Zapad, OAO by JSC VTB Bank in 2011.

     Information on employees having significant influence on the financial and business activity of the issuing credit organization (key employees)
     The information on key employees of JSC VTB Bank is provided in Clauses 6.2 and 6.5. trade union has been organized by the employees (personnel).

     The local social organization – the VTB Bank Primary Trade Union Organization (Open Joint Stock Company) of Moscow City Organization of the Russian Federation State Institution and Public Service Employee Union (abbreviated name – LSO – PTUO JSC VTB Bank MCO of the Russian Federation State Institution and Public Service Employee Union). Primary State Registration Number (Ministry of Taxation of the Russian Federation): 1037746002084 Registration date: March 27, 2003 TIN: 7704259073.

6.8. Data on any obligations of the issuing credit organization to its employees (personnel) related to the possibility of participation in the authorized capital of the issuing credit organization for them

     The issuing credit organization has no (personnel) agreement with or commitment to the employees related to the possibility of participation in the authorized capital of the issuing credit organization for them

     Information on agreements or commitments

     No information

     Data on provision or possibility of provision of options of the issuing credit organization to the employees (personnel) of the issuing credit organization

     No information

     VII. Data on the members (shareholders) of the issuing credit organization and related party transactions made by the issuing credit organization

7.1. Data on the total number of shareholders (members) of the issuing credit organization

The total number of shareholders (members) of the issuing credit organization as of the Prospectus for Securities Issue approval date:	104,755*
Total number of persons with non-zero personal account balances recorded in the issuing credit organization's Shareholders Register as of the Prospectus for Securities Issue approval date:	6,886
Total number of the issuing credit organization's nominee holders.	2

       * - as of the date of compilation of the list of persons entitled to participate in the annual General Shareholder’s Meeting of JSC VTB Bank, drawn up on the basis of the Shareholders Register as of April 26, 2012; no later discloser date is available.

     the total number of persons included into the list of persons, who were/are entitled to participate in the issuing credit organization’s General Shareholders Meeting, such list being drawn up by the nominee shareholder (other list of persons drawn up for the purpose of exercising the rights on shares of the issuing credit organization and for the compilation of which the nominee shareholders of the issuing credit organization’s shares provided data on the person in whose interests they held (hold) shares of the issuing credit organization, indicating categories (types) of the issuing credit organization’s shares, whose holders were subject to inclusion into such a

list:	97,786	Date of list execution	April 26, 2012

7.2. Data on the members (shareholders) of the issuing credit organization holding at least 5 percent to its authorized capital or at least 5 percent of its common shares as well as data on the persons controlling them and in case no such persons exist - on their members (shareholders) holding at least 20 percent of the authorized (contributed) capital (share fund) or at least 20 percent of their common shares

     Information on the persons holding at least 5 percent to the authorized capital or at least 5 percent of the common shares of the issuing credit organization:

     The following information on the persons holding at least 5 percent to the authorized capital or at least 5 percent of the common shares of the issuing credit organization is specified for individuals:

     The following information on the persons holding at least 5 percent to the authorized capital or at least 5 percent of the common shares of the issuing credit organization is specified for commercial companies:

Full corporate name:	THE BANK OF NEW YORK INTERNATIONAL NOMINEES
Abbreviated corporate name:	THE BANK OF NEW YORK INTERNATIONAL NOMINEES
Location:	One Wall Street, New York, New York, USA, 10286
TIN (if applicable):	-
OGRN (if applicable):	-
Interest of the participant (shareholder) of the issuing credit organization in the authorized capital of the issuing credit organization:	15.6987%
Fraction of common shares of the issuing credit organization:	15.6987%

     The following information on the persons holding at least 5 percent to the authorized capital or at least 5 percent of the common shares of the issuing credit organization is specified for non-commercial organizations:

Description:	The Russian Federation represented by the Federal Agency for State Property Management
Location:	9 Nikolsky pereulok, 109012, Moscow
TIN (if applicable):	7710723134
OGRN (if applicable):	1087746829994
Interest of the participant (shareholder) of the issuing credit organization in the authorized capital of the issuing credit organization:	75.497789%
Fraction of common shares of the issuing credit organization:	75.497789%

     Data on the persons controlling the member (shareholder) of the issuing credit organization holding at least 5 percent of the authorized capital or at least 5 percent of common shares of the issuing credit organization, and in case no such persons exist - on its members (shareholders) holding at lest 20 percent of the authorized (contributed) capital (share fund) or at least 20 percent of its common shares:

The Federal Agency for State Property Management has no shareholders.

JSC VTB Bank has no information on participants having at least 20% of shares in the authorized capital of THE BANK OF NEW YORK INTERNATIONAL NOMINEES

     Information on persons holding at least 20 percent of the authorized (contributed) capital (share fund) or at least 20 percent of common shares of the issuing credit organization’s member (shareholder) holding at least 5 percent of the authorized capital of the issuing credit organization or at least 5 percent of its common shares:
The Federal Agency for State Property Management has no shareholders.

     JSC VTB Bank has no information on participants having at least 20% of shares in the authorized capital of THE BANK OF NEW YORK INTERNATIONAL NOMINEES

     Information on nominee holders, whose amount of shares of the issuing credit organization registered in the Shareholders Register is equal to least 5 percent of the authorized capital or at least 5 percent of common shares:

1
Full corporate name:	Non-bank Credit Organization Closed Joint-Stock Company National Settlement Depositary
Abbreviated name:	NCO NSD, CJSC
Location:	Building 8, 1/13 Sredny Kislovsky pereulok, Moscow, 125009
TIN:	7702165310
OGRN:	1027739132563
Contact phone:	(495) 234-48-27
Fax:	(495) 232-02-75
E-mail:	info@nsd.ru
Data on the license: License of a professional participant of the securities market for carrying out securities depositary activity
Number:	177-12042-000100
Date of issue:	February 19, 2009
Term of validity of license to perform depository activities	no limitation
Name of the issuing authority:	Russian Federal Service on Financial Markets
number of common shares of the issuing credit organization owned by the nominee shareholder registered in the issuing credit organization’s Shareholders Register:		2 550 273 346 872	pcs
number of preferred shares of the issuing credit organization owned by the nominee shareholder registered in the issuing credit organization’s Shareholders Register:		0	pcs

7.3. Data on the share of the government or any municipal unit in the issuing credit organization’s authorized capital

     Share of the issuing credit organization’s authorized capital in the state (federal, the Russian Federation constituent entities'), municipal ownership:
     75.497828%

     Data on the state, municipal shareholding manager acting on behalf of the Russian Federation, a constituent entity of the Russian Federation or a municipality

Full corporate name (for a legal person being a commercial organization) or name (for a legal person being a non-commercial organization):
The Russian Federation represented by the Federal Agency for State Property Management (75.497789%)
Location	9 Nikolsky pereulok, 109012, Moscow, Russia
Surname, name and patronymic (for an individual)	Dergunova Olga Konstantinovna

     Data on the person who acts as the issuing credit organization’s member (shareholder) on behalf of the Russian Federation, a constituent entity of the Russian Federation or a municipality:

Full corporate name (for a legal person being a commercial organization) or name (for a legal person being a non-commercial organization):
Federal State Unitary Enterprise Production Association "October" (0.000039%)
Location	8, ul. Ryabova, Kamensk-Uralsky, Sverdlovsk Region, Russia, 623430.
Surname, name and patronymic (for an individual)	Smaga Aleksander Petrovich

     Russian Federation, constituent entities of Russian Federation and municipalities have no special right (“golden share”) for participation in the management of JSC VTB Bank.

7.4. Data on limitation of participation in the authorized capital of the issuing credit organization

     Pursuant to the issuing credit organization’s Charter, one shareholder can own up to:
     There are no limitations.

Aggregate par value of shares owned by a single shareholder pursuant to the Charter of the issuing credit organization:	There are no limitations.
Maximum number of votes granted to a single shareholder pursuant to the Charter of the issuing credit organization:	There are no limitations.

     Limitation of foreign entities’ participation in the authorized capital of the issuing credit organization provided for by the RF legislation or other regulatory legal acts of the Russian Federation:

Participatory interest (quota) of foreign capital in the banking system of the Russian Federation is established by Federal Law. The indicated quota is calculated as ratio of the total capital owned by nonresidents in the authorized capital of credit organizations with foreign investments, and the capital of foreign banks’ branches to the total authorized capital of credit organizations registered in the Russian Federation. The Bank of Russia stops issuing banking licenses to the banks with foreign investments upon reaching the established quota level.

The Bank of Russia shall be entitled to impose an embargo on increase in the Bank’s authorized capital using non-residents' funds and on disposal of the Bank’s shares to the benefit of non-residents, if such action results in exceeding the quota for participation of foreign capital in the banking system of the Russian Federation.

     Other limitations related to participation in the authorized capital of the issuing credit organization:

     To form the issuing credit organization’s authorized capital, it is not allowed to use any borrowed monetary funds, funds of the Federal Budget and State non-budgetary funds, available funds and other property subjects managed by governmental federal agencies, exclusive of the cases provided for by the legislation of the Russian Federation; funds of budgets of constituent entities of the Russian Federation, local budgets, available funds and other property subjects managed by governmental agencies of constituent entities of the Russian Federation and local authorities may be used to form a credit organization's authorized capital based on a legislative act of a constituent entity of the Russian Federation or a decision of local authorities respectively.

     State and municipal unitary enterprises may not act as founders (members) of the issuing credit organization.

7.5. Data on changes in the structure and number of shareholders (members) of the issuing credit organization holding at least 5 percent of its authorized capital or at least 5 percent of its common shares

     The structure of shareholders (members) of the issuing credit organization holding at least 5 percent of its authorized capital, and with regard to the issuing credit organizations that are joint-stock companies also at least 5 percent of the common shares of the issuing credit organization, defined as of the date of the list of persons entitled to participate in each general meeting of shareholders (participants) of the issuing credit organization conducted over the last 5 completed financial years preceding the Prospectus for Securities Issue approval date, or for each completed financial year preceding the Prospectus for Securities Issue approval date, if the operating period of the issuing credit organization has been less than 5 years:

No	Full corporate name of the shareholder (member) (name) or surname, name and patronymic	Abbreviated corporate name of the shareholder (member)	Location	OGRN (if applicable):	TIN (if applicable):	Interest in the authorized capital of the issuing credit organization:	Fraction of common shares owned by the issuing credit organization:
1	2	3	4	5	6	7	8
Date of making the list of persons entitled to participate in the General Shareholders (Members) Meeting of the issuing credit organization: April 26, 2012
1	Federal Agency for State Property Management	Rosimushchestvo	9 Nikolsky pereulok, 109012, Moscow, Russia	10877468 29994	771072313 4	75.5%	75.5%
2	THE BANK OF NEW YORK INTERNATIONAL NOMINEES	THE BANK OF NEW YORK INTERNATIONAL NOMINEES	One Wall Street, New York, New York, USA, 10286	-	-	16.326%	16.326%
Date of making the list of persons entitled to participate in the General Shareholders (Members) Meeting of the issuing credit organization: April 21, 2011
1	Federal Agency for State Property Management	Rosimushchestvo	9 Nikolsky pereulok, 109012, Moscow, Russia	10877468 29994	771072313 4	75.5%	75.5%
2	THE BANK OF NEW YORK INTERNATIONAL NOMINEES	THE BANK OF NEW YORK INTERNATIONAL NOMINEES	One Wall Street, New York, New York, USA, 10286	-	-	17.035%	17.035%
Date of making the list of persons entitled to participate in the General Shareholders (Members) Meeting of the issuing credit organization: April 16, 2010
1	Federal Agency for State Property Management	Rosimushchestvo	9 Nikolsky pereulok, 109012, Moscow, Russia	10877468 29994	771072313 4	85.5	85.5
2	THE BANK OF NEW YORK INTERNATIONAL NOMINEES	THE BANK OF NEW YORK INTERNATIONAL NOMINEES	One Wall Street, New York, New York, USA, 10286	-	-	8.8	8.8
Date of making the list of persons entitled to participate in the General Shareholders (Members) Meeting of the issuing credit organization: May 13, 2009
1	Federal Agency for State Property Management	Rosimushchestvo	9 Nikolsky pereulok, 109012, Moscow, Russia	10877468 29994	771072313 4	77.47	77.47
2	THE BANK OF NEW YORK INTERNATIONAL NOMINEES	THE BANK OF NEW YORK INTERNATIONAL NOMINEES	One Wall Street, New York, New York, USA, 10286	-	-	10.381	10.381
Date of making the list of persons entitled to participate in the General Shareholders (Members) Meeting of the issuing credit organization: May 7, 2008
1	Federal Agency for State Property Management	Rosimushchestvo	9 Nikolsky pereulok, 109012, Moscow, Russia	10877468 29994	771072313 4	77.47	77.47
2	THE BANK OF NEW YORK INTERNATIONAL NOMINEES As of the indicated date the shareholder register includes: BANK OF NEW YORK	THE BANK OF NEW YORK INTERNATIONAL NOMINEES	One Wall Street, New York, New York, USA, 10286	-	-	11.81	11.81

     7.6. Data on the related party transactions made by the issuing credit organization

     Data on the amount and monetary volume of transactions considered as related party transactions pursuant to the laws of the Russian Federation, that were settled by the issuing credit organization and required approval of the authorized management body of the issuing credit organization, based on the results of each completed financial year for the last 5 completed financial years, or for each completed financial year, if the operating period of the issuing credit organization has been less than 5 years:

	January 01, 2009		January 01, 2010		January 01, 2011		January 01, 2012		January 01, 2013		April 01, 2013
Index	Total amount, pcs	Total amount in money terms, RUB	Total amount, pcs	Total amount in money terms, RUB	Total amount, pcs	Total amount in money terms, RUB	Total amount, pcs	Total amount in money terms, RUB	Total amount, pcs	Total amount in money terms, RUB	Total amount, pcs	Total amount in money terms, RUB
1	2	3	4	5	6	7	8	9	10	11	12	13
Related party transactions settled by the issuing credit organization in the accounting period, which were approved by the authorized management body of the issuing credit organization	2,298	2,933,081, 792,194.27	2,484	2,715,669,1 56,599.63	2,899	4,318,855, 807,140.94	126,397	8,487,943, 893,956.74	12,548	22,211,09 0,605,843.9	9,267	29,916, 239,36 9,193.80
Related party transactions settled by the issuing credit organization in the accountig period, which were approved by the General Meeting of Shareholders (Members) of the issuing credit organization	2,277	2,619,572, 237,518. 65	2,442	2,626,484,9 15,701.29	2,874	4,308,188, 953,273.52	126,296	8,444,744, 015,010.05	12,497	22,174,824, 846,837.9	9,221	29,800, 483,488, 795.20
Related party transactions settled by the issuing credit organization in the accountig period, which were approved by the Board of Directors (Supervisory Board) of the issuing credit organization	21	313,509,554, 675.62	42	89,184,240, 898.34	25	10,666,853, 867.42	101	43,199,878, 946.69	51	36,265,759, 006.04	46	115,755, 880,398. 55
Related party transactions settled by the issuing credit organization in the accountig period, which required the approval of but were not approved by the authorized management body of the issuing credit organization	0	0	0	0	0	0	0	0	0	0	0	0

     Information on the transaction (a group of interdependent transactions), which price equals to or exceeds 5 percent of the issuing credit organization’s assets balance value, defined on the basis of its accounting statements as of the last reporting date prior to the transaction entered into by the issuing credit organization for the last 5 completed financial years, or for each completed financial year if the operating period of the issuing credit organization has been less than 5 years, as well as for the period prior to the Prospectus for Securities Issue approval date: no such transactions as of the last reporting date and in 2008-2011.

     Information on the related party transaction (a group of interdependent transactions), on which no approval decision was made by the Board of Directors (Supervisory Board) or General Meeting of Shareholders (Participants) of the issuing credit organization in those cases, when such approval is mandatory in accordance with laws of the Russian Federation: no such transactions as of the last reporting date and in 2008-2011.

     7.7. Data on the accounts receivable amount

     Information on the total amount of the issuing credit organization's accounts receivable and the total amount of overdue accounts receivable for the last 5 completed financial years or for each completed financial year, if the operating period of the issuing credit organization has been less or equal to 5 years:

						(‘000 RUB)
	Index	2008	2009	2010	2011	2012
	1	2	3	4	5	6
Total amount of accounts receivable		458,986,077*	820,215,089*	873,127,150	1,243,804,188	1,280,461,200
Total amount of overdue accounts receivable	2,046,167	2,537,480	15,823,805	8,434,919	23,071,801

For the purpose of the accounts receivable data consistency, the reflected data were recalculated using the current methodology.

     Due to the changes in the regulatory framework after 2009, the Bank introduced changes into the methods of calculating the total amount of accounts receivable and, consequently, the total amount of overdue accounts receivable, which affected the consistency of data for the periods between 2007-2009 and 2010-2011.

     Structure of the Issuing credit organization's accounts receivable for the last completed financial year and the last completed accounting period prior to the date of the Prospectus for Securities Issue approval:

No.	Index	January 01, 2013, ‘000 RUB	April 01, 2013, ‘000 RUB
1	2	3	4
1	Deposits in the Bank of Russia	0	0
2	including overdue ones	0	0
3	Loans and deposits provided to credit organizations	191,756,778	91,020,151
4	including overdue accounts receivable	3,311,935	3,270,103
5	Loans and deposits provided to non-resident banks	489,494,273	447,192,192
6	including overdue accounts receivable	0	2,030,404
7	Settlements with clients on factoring and forfeiting transactions	0	0
8	Settlements with currency and stock exchanges	22,526,995	17,075,464
9	including overdue accounts receivable	0	0
10	Investments in debt instruments	324,977,123	397,818,288
11	including overdue accounts receivable	3,169,723	3,011,417
12	Settlements in respect of taxes and levies	847,995	780,153
13	Payables to employees including settlements with employees in respect of remuneration of labour and imprest accounts	43,372	45,590
14	Settlements with suppliers, contractors and buyers	4,475,437	5,119,281
15	Settlements with regard to trust management	0	0
16	Other accounts receivable	246,339,227	331,083,693
17	including overdue accounts receivable	0	0
18	Total	1,280,461,200	1,290,134,812
19	including overdue accounts receivable	23,071,801	26,352,036

     Information on the debtors accounting for at least 10 percent of the total amount of the issuing credit organization's accounts receivable for the last 5 completed financial years or for each completed financial year, if the operating period of the issuing credit organization has been less than 5 years:

As of April 01, 2013

1.
Full corporate name:	Russian Commercial Bank (Cyprus) Ltd.
Abbreviated corporate name:	Russian Commercial Bank (Cyprus) Ltd.
Location:	2 Amathuntos Street, P.O.Box 56868, 3310, Limassol, Cyprus
TIN (if applicable):	-
OGRN (if applicable):	-
debt amount	331,470,336	thousand rubles
amount and conditions of the overdue debt	-

This debtor                 is                             affiliated with the issuing credit organization:

The interest of the issuing credit organization if the affiliate’s authorized capital	60
Fraction of common shares of the affiliate, held by the issuing credit organization:	60
Interest of the affiliate in the authorized capital of the issuing credit organization:	0.0000078%
Fraction of common shares of the issuing credit organization, held by the affiliate:	0.0000078%

2.
Full corporate name:	VTB Capital Plc
Abbreviated corporate name:	VTB Capital Plc
Location:	14 Cornhill, London, United Kingdom, EC3V3ND
TIN (if applicable):	-
OGRN (if applicable):	-
debt amount	150,482,388	thousand rubles
amount and conditions of the overdue debt	-

This debtor is affiliated with the issuing credit organization: - it is under control of the issuing credit organization (see clause 3.5)

The interest of the issuing credit organization if the affiliate’s authorized capital	0%
Fraction of common shares of the affiliate, held by the issuing credit organization:	0%
Interest of the affiliate in the authorized capital of the issuing credit organization:	0%
Fraction of common shares of the issuing credit organization, held by the affiliate:	0%

As of January 01, 2013
1.
Full corporate name:	Russian Commercial Bank (Cyprus) Ltd.
Abbreviated corporate name:	Russian Commercial Bank (Cyprus) Ltd.
Location:	2 Amathuntos Street, P.O. Box 56868, 3310, Limassol, Cyprus
TIN (if applicable):	-
OGRN (if applicable):	-
debt amount	314,390,200	thousand rubles
amount and conditions of the overdue debt	-

This debtor is affiliated with the issuing credit organization:

The interest of the issuing credit organization if the affiliate’s authorized capital	60
Fraction of common shares of the affiliate, held by the issuing credit organization:	60
Interest of the affiliate in the authorized capital of the issuing credit organization:	0.0000078%
Fraction of common shares of the issuing credit organization, held by the affiliate:	0.0000078%

2.
Full corporate name:	VTB Capital Plc
Abbreviated corporate name:	VTB Capital Plc
Location:	14 Cornhill, London, United Kingdom, EC3V3ND
TIN (if applicable):	-
OGRN (if applicable):	-
debt amount	147,506,387	thousand rubles
amount and conditions of the overdue debt	-

This debtor is affiliated with the credit organization
- it is under control of the issuing credit organization (see clause 3.5)

The interest of the issuing credit organization if the affiliate’s authorized capital	0%
Fraction of common shares of the affiliate, held by the issuing credit organization:	0%
Interest of the affiliate in the authorized capital of the issuing credit organization:	0%
Fraction of common shares of the issuing credit organization, held by the affiliate:	0%

As of January 01, 2012
1.
Full corporate name:	Russian Commercial Bank (Cyprus) Ltd.
Abbreviated corporate name:	Russian Commercial Bank (Cyprus) Ltd.
Location:	2 Amathuntos Street, P.O. Box 56868, 3310, Limassol, Cyprus
TIN (if applicable):	-
OGRN (if applicable):	-
debt amount	230,316,109	thousand rubles;
amount and conditions of the overdue debt	0

This debtor is affiliated with the issuing credit organization

The interest of the issuing credit organization if the affiliate’s authorized capital	60
Fraction of common shares of the affiliate, held by the issuing credit organization:	60
Interest of the affiliate in the authorized capital of the issuing credit organization:	0%
Fraction of common shares of the issuing credit organization, held by the affiliate:	0%

2.
Full corporate name:	VTB Capital Plc
Abbreviated corporate name:	VTB Capital Plc
Location:	14 Cornhill, London, United Kingdom, EC3V3ND
TIN (if applicable):	-
OGRN (if applicable):	-
debt amount	389,042,453	thousand rubles;
amount and conditions of the overdue debt

This debtor is affiliated with the issuing credit organization

The interest of the issuing credit organization if the affiliate’s authorized capital	0%
Fraction of common shares of the affiliate, held by the issuing credit organization:	0%
Interest of the affiliate in the authorized capital of the issuing credit organization:	0%
Fraction of common shares of the issuing credit organization, held by the affiliate:	0%

As of 01.01.2011
1.
Full corporate name:	VTB 24 (closed joint-stock company)
Abbreviated corporate name:	VTB 24 (CJSC)
Location:	35, ul. Myasnitskaya, Moscow, 101000
TIN (if applicable):	7710353606
OGRN (if applicable):	1027739207462
debt amount	263,916,454	thousand rubles;
amount and conditions of the overdue debt	0

This debtor is affiliated with the issuing credit organization

The interest of the issuing credit organization if the affiliate’s authorized capital	98.9167%
Fraction of common shares of the affiliate, held by the issuing credit organization:	98.9167%
Interest of the affiliate in the authorized capital of the issuing credit organization:	0%
Fraction of common shares of the issuing credit organization, held by the affiliate:	0%

2.
Full corporate name:	State Corporation Bank for Development and Foreign Economic Affairs (Vnesheconombank)
Abbreviated corporate name:	Vnesheconombank
Location:	9, Prospekt Akademika Sakharova, Moscow, 107996, Russia
TIN (if applicable):	7750004150
OGRN (if applicable):	1077711000102
debt amount	200,000,000	thousand rubles;
amount and conditions of the overdue debt	0

This debtor is not affiliated with the issuing credit organization

As of 01.01.2010
1.
Full corporate name:	I.D.E. Electricity Distribution Investments 1 Limited
Abbreviated corporate name:	I.D.E. Electricity Distribution Investments 1 Limited
Location:	Naousus, 1, Karapatakis Building, P.C. 6018, Larnaka, Cyprus
TIN (if applicable):	-
OGRN (if applicable):	-
debt amount	5,137,271	thousand rubles;
amount and conditions of the overdue debt	0

This debtor is not affiliated with the issuing credit organization

2.
Full corporate name:	Closed Joint-Stock Company MICEX Stock Exchange
Abbreviated corporate name:	CJSC MICEX Stock Exchange
Location:	1, Bolshoy Kislovsky per., Moscow, 125009
TIN (if applicable):	-
OGRN (if applicable):	-
debt amount	8,176,519*	thousand rubles;
amount and conditions of the overdue debt	0

This debtor is not affiliated with the issuing credit organization

As of January 01, 2009
1.
Full corporate name:	I.D.E. Electricity Distribution Investments 1 Limited
Abbreviated corporate name:	I.D.E. Electricity Distribution Investments 1 Limited
Location:	Naousus, 1, Karapatakis Building, P.C. 6018, Larnaka, Cyprus
TIN (if applicable):	-
OGRN (if applicable):	-
debt amount	4,990,546*	thousand rubles;
amount and conditions of the overdue debt	0

This debtor is not affiliated with the issuing credit organization

2.
Full corporate name:	Closed Joint-Stock Company MICEX Stock Exchange
Abbreviated corporate name:	CJSC MICEX Stock Exchange
Location:	13, Bolshoy Kislovsky per., Moscow, 125009
TIN (if applicable):	-
OGRN (if applicable):	-
debt amount	10,421,144*	thousand rubles;
amount and conditions of the overdue debt	0

This debtor is not affiliated with the issuing credit organization

*-	indices have been calculated using historic methods.

     VIII. Accounting (financial) reporting of the issuing credit organization and other financial information

8.1. Annual accounting (financial) statements of the issuing credit organization

     Composition of the annual accounting (financial) statements of the issuing credit organization attached to the Prospectus for Securities Issue:

a) Statements prepared in accordance with requirements of the Russian Accounting Standards

No.	Name of the reporting form other document	Prospectus for Securities Issue Appendix Number
1	2	3
1	0409806 Accounting Balance Sheet (the published form) as of January 01, 2011	Annex 1.1
2	0409807 Income Statement (the published form) for 2010	Annex 1.1
3	0409814 Cash Flows Statement (the published form) for 2010	Annex 1.1
4	0409808 Statement on Capital Adequacy Ratio, Provisions for Doubtful Loans and Other Assets (the published form) as of January 01, 2011	Annex 1.1
5	0409813 Information on Statutory Requirements (the published form) as of January 01, 2011	Annex 1.1
6	0409806 Accounting Balance Sheet (the published form) as of January 01, 2012	Annex 1.2
7	0409807 Income Statement (the published form) for 2011	Annex 1.2
8	0409814 Cash Flows Statement (the published form) for 2011	Annex 1.2
9	0409808 Statement on Capital Adequacy Ratio, Provisions for Doubtful Loans and Other Assets (the published form) as of January 01, 2012	Annex 1.2
10	0409813 Information on Statutory Requirements (the published form) as of January 01, 2012	Annex 1.2
11	0409806 Accounting Balance Sheet (the published form) as of January 01, 2013	Annex 1.3.
12	0409807 Income Statement (the published form) for 2012	Annex 1.3.
13	0409814 Cash Flows Statement (the published form) for 2012	Annex 1.3.
14	0409808 Statement on Capital Adequacy Ratio, Provisions for Doubtful Loans and Other Assets (the published form) as of January 01, 2013	Annex 1.3.
15	0409813 Information on Statutory Requirements (the published form) as of January 01, 2013	Annex 1.3.

b) Statements prepared in accordance with requirements of the International Financial Reporting Standards

Pursuant to International Accounting Standard (IAS) 27 (Consolidated and Separate Financial Statements), the issuer, as a parent company, shall submit consolidated financial statements indicated in clause 8.3.(b) hereof.

     8.2. Quarterly accounting (financial) statements of the issuer

     Composition of the quarterly accounting (financial) statements of the issuing credit organization attached to the Prospectus for Securities Issue:

a) Statements prepared in accordance with requirements of the Russian Accounting Standards

No.	Name of the reporting form other document	Prospectus for Securities Issue Appendix Number
1	2	3
1	Form 0409101 Turnover Balance Sheet on Accounts of the Credit Organization as of April 01, 2013	Annex 2.1
2	Form 0409102 Income Statement of the Credit Organization as of April 01, 2013	Annex 2.2

b) Quarterly accounting (financial) statements prepared in accordance with requirements of the International Financial Reporting Standards, in Russian:

As of the date of approval of the Prospectus for Securities Issue, the issuer published its quarterly accounting (financial) statements in Russian for Q3 2012.

No.	Name of the reporting form other document	Prospectus for Securities Issue Appendix Number
1	2	3
1	Interim condensed consolidated financial statements as of September 30, 2012	Annex 2.3

     Internationally accepted accounting standards used for preparation of the accounting (financial) statements:
     International Financial Reporting Standards (IFRS)

     8.3. Consolidated accounting (financial) statements of the issuing credit organization

     Composition of the consolidated accounting (financial) statements of the issuing credit organization attached to the Prospectus for Securities Issue:
     a) Statements prepared in accordance with requirements of the Russian Accounting Standards are not provided due to preparation of the annual consolidated financial statements in accordance with the International Financial Reporting Standards.

     b) Statements prepared in accordance with the internationally accepted standards Consolidated financial statements prepared in accordance with the International Financial Reporting Standards (IFRS), for 2009-2011 accompanied by the auditor’s opinion is enclosed.

No.	Name of the reporting form other document	Prospectus for Securities Issue Appendix Number
1	2	3
1	Consolidated Financial Statements (accompanied by the independent auditors' opinion) for the years ended on December 31, 2009 and 2008	Annex 3.1
2	Consolidated Financial Statements (accompanied by the independent auditors' opinion) for the years ended on December 31, 2010 and 2009	Annex 3.2
3	Consolidated Financial Statements (accompanied by the independent auditors' opinion) for the years ended on December 31, 2011 and 2010	Annex 3.2

     Internationally accepted accounting standards used for preparation of the accounting (financial) statements:

Consolidated financial statements are prepared in accordance with the International Financial Reporting Standards.

     8.4. Data on the accounting policy of the issuing credit organization

     General provisions of the accounting policy of the issuing credit organization, independently defined by the issuing credit organization in accordance with the accounting legislation of the Russian Federation and approved by the order or instruction of the person responsible for organization and maintenance of business accounting of the issuing credit organization:
The accounting policy for 2009-2012 is enclosed:
- Annex 4.1. Accounting Policy of JSC VTB Bank for 2009.
- Annex 4.2. Accounting Policy of JSC VTB Bank for 2010.
- Annex 4.3. Accounting Policy of JSC VTB Bank for 2011.
- Annex 4.4. Accounting Policy of JSC VTB Bank for 2012.
- Annex 4.5. Accounting Policy of JSC VTB Bank for 2013.

     8.5. Data on the total amount of export and the share of export in the total sales.

JSC VTB Bank did not carry out any export of products (goods, work, services).

8.6. Data on significant changes in the property of the issuing credit organization after the end of the last completed fiscal year
     No significant changes in the property of the issuing credit organization after the ending date of the completed fiscal year took place.

8.7. Data on participation of the issuing credit organization in court proceedings in case it may significantly impact its business and financial activities
     Data on participation of the issuing credit organization in court proceedings as a claimant or defendant in case it may significantly impact its business and financial activities:
JSC VTB Bank did not / does not participate in any legal proceedings that materially affected / may materially affect its financial and business activities over three years preceding the approval date of the Prospectus for Securities Issue.

     IX. Detailed data on the procedure for and conditions of placement of the equity securities

     9.1. Data on the securities to be placed

     9.1.1. General information:

Type of the securities to be placed:	shares
Category of shares:	common
Par value of each security to be placed:	0.01 (one hundredth)	RUB
Quantity of securities to be placed:	2 500 000 000 000	pcs;
Amount at the par value	25 000 000 000	RUB
Form of the securities to be placed:	registered non-documentary. Information on the person maintaining the Register of Registered Security Holders is disclosed in clause 10.6 of this Prospectus

Rights provided by each security of the issue:

Shareholders – owners of the common shares of the Issuer shall be entitled to:
- to participate in a General Meeting of Shareholders with a voting right related to all issues within their competence;
- to receive dividends;
- to receive a part of the Issuer’s property in case of its liquidation.
Shareholders also have other rights stipulated by the legislation of the Russian Federation and by the Charter of the Issuer.
No limitation of the maximum number of votes owned by one shareholder is specified by the Charter of the Issuer.

Securities placement method:
     open subscription

Securities placement procedure:

Date of commencement of placement among persons having pre-emptive right:

Date of commencement of securities placement among persons having pre-emptive right shall be the first working day following the date of Issuer’s notice to the persons having pre-emptive right about the possibility of its execution.

Date of termination of placement among persons having pre-emptive right:

The date of termination of securities placement among persons having pre-emptive right shall be the last day of the pre-emptive right period to purchase securities being placed, as defined in accordance with the legislation of the Russian Federation and indicated in the notice on the ability to exercise pre-emptive right.

Date of commencement of placement among other persons:

The date of commencement of securities placement among other persons shall be the first working day following the date of termination of placement among persons having pre-emptive right.

Date of termination of placement among other persons:

The date of termination of securities placement among other persons shall be the earliest of the following dates: fifth working day following the date of termination of securities placement among the persons having the pre-emptive right, or the date of placement of the last share of this additional issue. The placement period can not be more that one year from the date of registration of this additional share issue.

Procedure of disclosure of the information about securities additional issue

Information on the securities offering price shall be disclosed by the Issuer in the form of Announcement of Securities Offering Price (Pricing Procedure) to be published in the newsline of Interfax Information Agency, on the Issuer’s web page provided by Interfax (www.e-disclosure.ru/portal/company.aspx?id=1210), and on the Issuer’s website (ww.vtb.ru) on or before the commencement date of securities placement.

Placement of securities shall commence only after the date on which the Issuer shall provide access to the prospectus.

Procedure for and terms of conclusion of contracts (procedure for and terms of submitting and filling requests) for transfer of securities to the first owners during their placement

The information on procedure for and terms of entering into agreements on disposal of securities by the first holder in the course of placement thereof is set forth in Clause 2.7 hereof.

Procedure for and period of payment of the securities to be placed:
Persons having the pre-emptive right to purchase securities being placed shall pay for the securities within the pre-emptive right period.
Securities being placed among other persons shall be paid for within 5 (Five) working days following the termination date of securities placement among persons having the pre-emptive right.
Method of shares payment shall be funds in the currency of the Russian Federation.
Securities shall be placed only if they are fully paid.
Persons having the pre-emptive right as well as persons who got the response about acceptance of the Offer, shall pay for the securities to the Broker’s account using the following details:
Payee - VTB 24 (CJSC), Moscow;
TPN - 7710353606;
Payee’s account - 30603810500000010188;
Payee’s bank: VTB 24 (CJSC), Moscow;
BIC of the Payee’s Bank - 044525716;
C/acc. 30101810100000000716 with OPERU (Operational Department) of Moscow GTU (Main Territorial Department) of the Bank of Russia,
Within 3 (three) working days upon receipt of the funds as payment for securities, the Broker shall transfer them from his/her bank account to the Issuer’s accumulation account.
The Issuer’s accumulation account is the Issuer’s correspondence account
No. 30101810700000000187 with OPERU (Operational Department) of Moscow GTU (Main Territorial Department) of the Bank of Russia.
Should the funds for securities payment enter the Broker’s account after expiry of the maturity date specified in this clause, and should the payment be made with violation of conditions specified in this Prospectus, such funds shall be returned within 10 (ten) working days upon filing of the notification on the results of the securities issue.
Should the amount of funds transferred by the purchaser for payment of securities exceed the amount of funds required to pay for the purchased securities, the funds paid in excess shall be returned within 10 (ten) working days upon filing of the notification on the results of securities issue.
Funds shall be returned according to details specified in the Offer / Application submitted by the purchaser of the securities.

Securities are not intended to be placed outside of the Russian Federation, including through placement of relevant foreign securities.

The issuing credit organization’s management body that approved the decision on securities issue (additional issue): Supervisory Board

Date(s) of the resolution on approval of the decision on securities issue (additional issue):	April 26, 2013

          Details of the Minutes of the issuing credit organization's management body meeting where the resolution on approval of the decision on securities issue (additional issue) was made:

Date(s) of preparation	April 26, 2013	No.

The issuing credit institution’s governance body that approved the Prospectus for Securities Issue:
          Supervisory Board

Date(s) of the resolution on approval of the Prospectus for Securities Issue:	April 26, 2013

          Details of the Minutes of the issuing credit organization's management body meeting where the resolution on approval of the Prospectus for Securities Issue was made:

Date(s) of preparation	April 26, 2013	No.

Percentage, which, if not placed, would lead to invalidation of the issue (additional issue) of securities.	Not established

9.1.2. Additional data on the bonds to be placed
No bonds of the Issuer are placed.

9.1.3. Additional data on the convertible securities
No convertible securities of the Issuer are placed

9.1.4. Additional data on the options of the issuing credit organization to be placed
No options of the Issuer are placed.

9.1.5. Additional data on the mortgage-backed bonds to be placed
The Issuer does not place any mortgage-backed bonds.

9.2. Price (procedure for determination of the price) of the equity securities placement
Price of or pricing procedure for each security to be placed:

     The price of the securities placement (including to the persons having the preemptive right of their purchase) is 0,041 (forty-one thousandths) rubles per share.

     Price of or pricing procedure for offering securities to persons having pre-emptive right for purchasing issued securities (additional issue securities):
Price of placement of securities to persons having preemptive right for their acquisition does not differ from the price of securities placement to other persons.

9.3. Existence of pre-emptive rights to acquire the placed issued securities

Date of making a list of persons having the pre-emptive right to purchase the securities being placed:	April 26, 2013
Number of persons that may exercise the pre-emptive right to acquire the placed securities	More than 500

     Procedure for notification on the possibility to exercise the pre-emptive right to acquire the placed securities:

     Notice about the ability to exercise the pre-emptive right shall be published by the Issuer on the same day in Rossiiskaya Gazeta, on the Issuer’s web page provided by Interfax (www.e-disclosure.ru/portal/company.aspx?id=1210) and on the Issuer’s website (ww.vtb.ru), as well as on the Interfax newsline.

     Notice about the ability to exercise the pre-emptive right shall contain data about the number of the securities being placed, the price of placement (including the price of placement in case of the exercise of the pre-emptive right to purchase securities), the procedure determining the shares number which any person having the pre-emptive right may acquire, the procedure of submission of an application to the Issuer and the term during which such applications shall be filed to the Issuer (preemptive right period).

     Procedure of exercising of the pre-emptive purchasing right
Persons included into the list of persons having the pre-emptive right to purchase the securities being placed shall, within the pre-emptive right period have a right to exercise in whole or in part their preemptive right by filing with the Broker a written application for purchase of the securities being placed (hereinafter referred to as the "Application"). The Application shall be accompanied by a document confirming the payment thereof.

Applications shall be accepted by the Broker on working days from 9:30 a.m. to 06:00 p.m. local time at all officers of the Broker, specified on its website (www.vtb24.ru).

The Application shall be signed by the person included into the list of persons having the preemptive right to purchase the securities being placed, or by his/her representative accompanied by a document confirming the authority of such representative.

The Application shall contain the following data:

- heading “Application to exercise the pre-emptive right”;
- surname, first name, patronymic (for natural persons) or a corporate name specifying a form of incorporation (for legal entities);
- permanent address (for natural persons) or location (for legal entities);
- number of the securities being purchased.
It is also recommended to include into the Application the following data:
- postal address;
- details of a document identifying a natural person or details of state registration certificate of a resident legal entity and its principal state registration number;
- contact telephone/fax details;
- details of the personal account in the shareholder register of the Issuer or information about a nominal holder, if shares shall be credited in the register of registered securities to the account of the nominal holder (full corporate name, principal state registration number, name of a state registration authority, date of state registration (registration in the United State Register of Legal Entities), name (type), number and date of a contract for a custody account and name (type), number and date of a contract for inter-depositary relations);
- details of a bank account for return of funds.
- for non-residents, a confirmation whether non-resident is a qualified investors in the country of its location.

In the cases provided by Regulation No. 338-P of the Bank of Russia dated June 19, 2009 “On the procedure and criteria of assessment of the financial standing of natural persons being founders (participants) of a credit institution” and by Regulation No. 337-P of the Bank of Russia dated June 19, 2009 “On the procedure and criteria of assessment of the financial standing of legal entities being founders (participants) of the credit institution”, corresponding documents shall be enclosed to the Application to confirm the purchaser’s legitimacy to pay for securities (or filed together with the Application within the term of securities placement among the persons having the pre-emptive right). Whereby, should other regulatory acts of the Bank of Russia establishing the procedure and criteria of assessment of the financial standing of the founders (participants) of the credit institution apply as of submission date of these documents by the purchaser, the specified documents shall be presented in accordance with the procedures set forth in these regulatory acts.
Maximum number of shares that a person can acquire when exercising his/her pre-emptive right to purchase securities is pro rata the number of its owned common registered shares of the Issuer, and it is determined by the following formula:
N = Q x (2500000000000/ 10460541337338), where
N – stands for the maximum number of the securities being placed that may be purchased by such person;
Q – stands for the number of common non-documentary registered shares of the Issuer owned by the above person as of the date of making a list of persons having the pre-emptive right to purchase the securities being placed;
2500000000000 – total number of additionally placed securities of the Issuer in accordance with this Decision;
10460541337338 – a number of common registered shares of the Issuer placed on the date of making a decision to increase the charter capital of the Issuer through placement of non-documentary common registered shares.

The Application shall be considered not filed to the Broker in the following cases:
- the Application does not contain the data that must be contained in it according to this Prospectus;
- required documents are not attached to the Application (have not been provided in addition to the Application) according to this Prospectus;
- the Application does not enable to identify the person on behalf of which the Application was filed as a person from the list of persons having pre-emptive right to purchase additional shares;
- the Application has been received by the Broker after expiration of the pre-emptive right period;
- original or a duly notarized copy of the power of attorney or another document confirming legal powers of the representative has not been attached to the Application signed by the authorized representative of the person exercising the pre-emptive purchasing right.

Shares purchase agreement with the person exercising the pre-emptive purchasing right shall be deemed concluded on the date of receiving by the Issuer (through the Broker) of the Application accompanied by a document confirming the payment thereof.

Should it be impossible for the shareholder to purchase a whole number of shares when exercising the pre-emptive purchasing right, fractions (fractional shares) are also possible.

Should a number of the shares being purchased stated in the Application by the person exercising the pre-emptive right exceed a maximum number of shares that may be purchased by such person, such person shall be deemed to have exercised his/her pre-emptive right to purchase shares in the number equal to the maximum number of shares that may be purchased by such person.

Should a number of shares being purchased stated in the Application by the person exercising the preemptive right be less than a maximum number of shares that may be purchased by such person, and the payment of which is made by the maturity date, such person shall be deemed to have exercised his/her pre-emptive right to purchase shares in relation to the whole number of paid shares not exceeding the number stated in the Application. In such case, the Application shall be satisfied in relation to the whole number of paid shares.

Should a number of purchasing shares stated in the Application by the person exercising the pre-emptive right exceed a number of shares the payment of which is made by the maturity date, such person shall be deemed to have exercised his/her pre-emptive right to purchase shares for the whole number of paid shares.

Should the person exercising the pre-emptive right file several Applications, these Applications shall be executed in order of precedence and within the maximum number of shares that this person may purchase under his/her pre-emptive right.

     Before expiration of the pre-emptive right period, shares can not be placed in a way other than through exercising the pre-emptive right to purchase securities.

     Procedure of summarizing results of exercising of the pre-emptive purchasing right:

     The results of exercising of the pre-emptive right to purchase securities being placed shall be summarized by the Issuer within 5 (five) calendar days upon expiry of the period of securities placement among persons exercising the pre-emptive right.

     Procedure of disclosing information about the results of exercising of the pre-emptive purchasing right:

     Information about the results of exercising of the pre-emptive right to purchase securities of the Issuer shall be disclosed by way of publication of a Statement on results of exercising of the pre-emptive right on the Interfax newsline, on the Issuer’s web page provided by Interfax (www.e-disclosure.ru/portal/company.aspx?id=1210) and on the Issuer’s website (ww.vtb.ru) on the day of summarizing results of exercising of the pre-emptive right.

9.4. Existence of limitations on acquisition and circulation of the placed issuable securities

     To form the charter capital of the issuing credit organization, it is not allowed to use any borrowed monetary funds.

     To form the charter capital of a credit organization, it is not allowed to use funds of the Federal Budget and State non-budgetary funds, available funds and other property subjects managed by governmental federal agencies, exclusive of the cases provided for by federal laws. Funds of budgets of constituent entities of the Russian Federation, local budgets, available funds and other property subjects managed by governmental agencies of constituent entities of the Russian Federation and local authorities may be used to form a credit organization's authorized capital based on a legislative act of a constituent entity of the Russian Federation or a decision of local authorities respectively as provided by federal laws.

     State and municipal unitary enterprises are forbidden to act as founders (members) of credit organizations.

     Pursuant to the Federal Law “On the Securities Market” and Federal Law “On protection of the rights and legitimate interests of investors on the securities market”:
     a) circulation of equity securities is permitted upon state registration of their issue (additional issue) or upon assigning an identification number to their issue (additional issue). Transfer of title to equity securities is permitted only after they are paid in full;
     b) public circulation of equity securities, including their offering to the general public (including advertising) is permitted subject to simultaneous fulfillment of the following conditions:
     1) registration of the Prospectus for Securities Issue;
     2) disclosure of information by the issuing credit organization as required by federal laws.
     c) public circulation, advertising and any other offering to the general public of those equity securities, which public circulation is forbidden or not provided for by federal laws and other regulatory legal acts of the Russian Federation.

     Limitations provided for by the Charter of the issuing credit organization and the RF legislation with regard to potential purchasers being non-residents, including limitations of the amount of foreign persons’ participatory interest in the authorized capital of the issuing credit organization:

The Issuer’s Charter does not provide for limitations for purchasers being non-residents.
Acquisition of an issuing credit organization's stock (shares) by non-residents shall be governed by federal laws. The Bank of Russia shall be entitled to impose an embargo on increase in the authorized capital of a credit organization using non-residents' funds and on disposal of the stock (shares) to the benefit of non-residents, if such action results in exceeding the quota for participation of foreign capital in the banking system of the Russian Federation.

     Other limitations on circulation of the placed securities prescribed by the legislation of the Russian Federation and constituent documents (Charter) of the issuing credit organization.
There are no other limitations on circulation of the placed securities prescribed by the legislation of the Russian Federation and constituent documents of the Issuer.

9.5. Information on movement of prices for the issuable securities of the issuer

     Data on the issuing credit organization’s securities of the same type as the placed securities, included into the list of securities qualified to be traded by the trade organizer on the securities market, on each quarter in which the trade organizer made at least 10 transactions with such securities, but not more than in the last 5 completed financial years, or for each completed financial year if the operating period of the issuing credit organization has been less than 5 years:

Securities type:	share
Category (type) (for shares):	common
Form:	non-documentary
Identification attributes:	-

     Information on the price per security under transactions with securities concluded during the accounting quarter through a securities market operator:

For the first quarter of 2008

largest price	RUB 0.1252
lowest price	RUB 0.0785

market price per security, disclosed by the securities market operator and determined in accordance with the regulatory acts of the federal executive body for the securities market: (weighted average price of securities, calculated on the basis of the 10 largest transactions concluded during the accounting quarter through the securities market operator)

RUB 0.1114

For the second quarter of 2008

largest price	RUB 0.1033
lowest price	RUB 0.0806

market price per security, disclosed by the securities market operator and determined in accordance with the regulatory acts of the federal executive body for the securities market: (weighted average price of securities, calculated on the basis of the 10 largest transactions concluded during the accounting quarter through the securities market operator)

RUB 0.0951

For the third quarter of 2008

largest price	RUB 0.0883
lowest price	RUB 0.0251

market price per security, disclosed by the securities market operator and determined in accordance with the regulatory acts of the federal executive body for the securities market: (weighted average price of securities, calculated on the basis of the 10 largest transactions concluded during the accounting quarter through the securities market operator)

RUB 0.0622

For the fourth quarter of 2008

largest price	RUB 0.0523
lowest price	RUB 0.0271

market price per security, disclosed by the securities market operator and determined in accordance with the regulatory acts of the federal executive body for the securities market: (weighted average price of securities, calculated on the basis of the 10 largest transactions concluded during the accounting quarter through the securities market operator)

RUB 0.0354

For the first quarter of 2009

largest price	RUB 0.0357
lowest price	RUB 0.0190

market price per security, disclosed by the securities market operator and determined in accordance with the regulatory acts of the federal executive body for the securities market: (weighted average price of securities, calculated on the basis of the 10 largest transactions concluded during the accounting quarter through the securities market operator)

RUB 0.0291

For the second quarter of 2009

largest price	RUB 0.0527
lowest price	RUB 0.0273

market price per security, disclosed by the securities market operator and determined in accordance with the regulatory acts of the federal executive body for the securities market: (weighted average price of securities, calculated on the basis of the 10 largest transactions concluded during the accounting quarter through the securities market operator)

RUB 0.0393

For the third quarter of 2009

largest price	RUB 0.060100
lowest price	RUB 0.02990

market price per security, disclosed by the securities market operator and determined in accordance with the regulatory acts of the federal executive body for the securities market: (price of securities, calculated on the basis of the average price of the last transactions on selling days of the accounting period)

RUB 0.042962

For the fourth quarter of 2009

largest price	RUB 0.076200
lowest price	RUB 0.053100

market price per security, disclosed by the securities market operator and determined in accordance with the regulatory acts of the federal executive body for the securities market: (price of securities, calculated on the basis of the average price of the last transactions on selling days of the accounting period)

RUB 0.064552

For the first quarter of 2010

largest price	RUB 0.082300
lowest price	RUB 0.069600

market price per security, disclosed by the securities market operator and determined in accordance with the regulatory acts of the federal executive body for the securities market: (price of securities, calculated on the basis of the average price of the last transactions on selling days of the accounting period)

RUB 0.075393

For the second quarter of 2010

largest price	RUB 0.086300
lowest price	RUB 0.065700

market price per security, disclosed by the securities market operator and determined in accordance with the regulatory acts of the federal executive body for the securities market: (price of securities, calculated on the basis of the average price of the last transactions on selling days of the accounting period)

RUB 0.076611

For the third quarter of 2010

largest price	RUB 0.091300
lowest price	RUB 0.071100

market price per security, disclosed by the securities market operator and determined in accordance with the regulatory acts of the federal executive body for the securities market: (price of securities, calculated on the basis of the average price of the last transactions on selling days of the accounting period)

RUB 0.082098

For the fourth quarter of 2010

largest price	RUB 0.108600
lowest price	RUB 0.085600

market price per security, disclosed by the securities market operator and determined in accordance with the regulatory acts of the federal executive body for the securities market: (price of securities, calculated on the basis of the average price of the last transactions on selling days of the accounting period)

RUB 0.100244

For the first quarter of 2011

largest price	RUB 0.111400
lowest price	RUB 0.089650

market price per security, disclosed by the securities market operator and determined in accordance with the regulatory acts of the federal executive body for the securities market: (price of securities, calculated on the basis of the average price of the last transactions on selling days of the accounting period)

RUB 0.100103

For the second quarter of 2011

largest price	RUB 0.100870
lowest price	RUB 0.080640

market price per security, disclosed by the securities market operator and determined in accordance with the regulatory acts of the federal executive body for the securities market: (price of securities, calculated on the basis of the average price of the last transactions on selling days of the accounting period)

RUB 0.088419

For the third quarter of 2011

largest price	RUB 0.088730
lowest price	RUB 0.062100

market price per security, disclosed by the securities market operator and determined in accordance with the regulatory acts of the federal executive body for the securities market: (price of securities, calculated on the basis of the average price of the last transactions on selling days of the accounting period)

RUB 0.077187

For the fourth quarter of 2011

largest price	RUB 0.075850
lowest price	RUB 0.057350

market price per security, disclosed by the securities market operator and determined in accordance with the regulatory acts of the federal executive body for the securities market: (price of securities, calculated on the basis of the average price of the last transactions on selling days of the accounting period)

RUB 0.066254

For the first quarter of 2012

largest price	RUB 0.059730
lowest price	RUB 0.074930

market price per security, disclosed by the securities market operator and determined in accordance with the regulatory acts of the federal executive body for the securities market: (price of securities, calculated on the basis of the average price of the last transactions on selling days of the accounting period)

RUB 0.068898

For the second quarter of 2012

largest price	RUB 0.070070
lowest price	RUB 0.050330

market price per security, disclosed by the securities market operator and determined in accordance with the regulatory acts of the federal executive body for the securities market: (price of securities, calculated on the basis of the average price of the last transactions on selling days of the accounting period)

RUB 0.059165

For the third quarter of 2012

largest price	RUB 0.06085
lowest price	RUB 0.05111

market price per security, disclosed by the securities market operator and determined in accordance with the regulatory acts of the federal executive body for the securities market: (price of securities, calculated on the basis of the average price of the last transactions on selling days of the accounting period)

RUB 0.05554

For the fourth quarter of 2012

largest price	RUB 0.05572
lowest price	RUB 0.05078

market price per security, disclosed by the securities market operator and determined in accordance with the regulatory acts of the federal executive body for the securities market: (price of securities, calculated on the basis of the average price of the last transactions on selling days of the accounting period)

RUB 0.05353

For the first quarter of 2013

largest price	RUB 0.05944
lowest price	RUB 0.04822

market price per security, disclosed by the securities market operator and determined in accordance with the regulatory acts of the federal executive body for the securities market: (price of securities, calculated on the basis of the average price of the last transactions on selling days of the accounting period)

RUB 0.05518

     Data on the trade organizer in the securities market through which transactions, serving as the basis for the indicated information on movement of the securities prices, were settled:

Full corporate name:	Closed Joint-Stock Company MICEX Stock Exchange
Location:	13, Bolshoy Kislovsky per., Moscow, 125009

9.6. Data on persons providing services for arrangement of placement and/or placement of the equity securities

Full corporate name:	VTB 24 (closed joint-stock company)
Abbreviated corporate name:	VTB 24 (CJSC)
Location:	35, ul. Myasnitskaya, Moscow, 101000

     Information on the license of a professional participant of the securities market for carrying out broker activity:

Number:	№ 077-03219-100000
Date of issue:	November 29, 2000
Term of the Contract:	perpetual
License issuing authority	Russian Federal Service on Financial Markets

     Main functions:
- acceptance of Applications for exercising of the pre-emptive purchasing right of the securities being placed;
- summary of the information about accepted Applications for exercising of the pre-emptive purchasing right and delivery of information to the Issuer in order to summarize the results of exercising of the preemptive purchasing right;
- delivery of Applications for exercising of the pre-emptive purchasing right and related documents to the Issuer immediately upon summarizing of the results of exercising of the pre-emptive purchasing right;

- acceptance of Offers to purchase the securities being placed;
- registration of Offers submitted to purchase the securities being placed in special offers registers on the date of their entry, including keeping of such register and its handover to the Issuer immediately upon expiry of Offers acceptance deadline;
- preliminary assessment of the financial standing of securities purchasers in accordance with the requirements provided by the regulatory acts of the Bank of Russia and submission of these results to the Issuer;
- delivery of responses about acceptance of Offers to purchase the securities being placed;
- receipt of funds in return for securities from their purchasers and transfer of the funds from the correspondence account to the accumulation account of the Issuer;
- receipt of documents and information about securities purchasers and handing them over to the Issuer immediately upon delivery of responses about acceptance of Offers to purchase the securities being placed to the purchasers.

including:

a) obligations to purchase securities not placed in due time
There shall be no obligations to purchase the Issuer’s securities not placed in due time.

b) obligations related to maintaining the prices for the securities to be placed at a certain level after their placement (stabilization) including the obligations related to the market maker services.

No obligations related to maintaining the prices for the securities to be placed at a certain level within a certain time period after their placement (stabilization) as well as to the market maker services.

c) the right for acquisition of additional quantity of the issuer’s placed (outstanding) securities of the same kind, category (type) as the securities to be placed can or cannot be executed depending on the results of the securities placement

The right for acquisition of additional quantity of the Issuer’s placed (outstanding) securities of the same kind, category (type) as the securities to be placed that can or cannot be executed depending on the results of the securities placement, is not available.

Amount of remuneration

3,000,000 (Three million) rubles

9.7. Data on the range of potential acquirers of the equity securities

     Range of potential acquirers of the securities to be placed.
Range of potential acquirers of the securities to be placed is not limited; the shares are placed by means of open subscription.

9.8. Data on the trade organizers on the securities markets including stock exchanges where placement and/or trading of the equity securities to be placed is anticipated

Securities of issue, with regard to which the placed securities constitute an additional issue, shall be circulated through CJSC MICEX Stock Exchange.

     Data on the trade organizer:

Full corporate name:	Closed Joint-Stock Company MICEX Stock Exchange
Abbreviated corporate name:	CJSC MICEX Stock Exchange
Location	13, Bolshoy Kislovsky per., Moscow, 125009

     Information on the license for carrying out trade organizing activity on the securities market:

Number:	077-10489-000001
Date of issue:	August 23, 2007
Term of the Contract:	no limitation
License issuing authority	Federal Financial Markets Service

     Other data on stock exchanges or other trade organizers on the securities market, which are supposed to organize placement and/or circulation of securities indicated by the issuing credit organization at its own discretion
Securities are not intended to be placed outside of the Russian Federation, including through placement of relevant foreign securities.
As of the Prospectus for Securities Issue approval date, the foreign trade organizer, London Stock Exchange, circulates a foreign issuer’s securities, certifying the rights for the shares of the issuing credit organization.

9.9. Data on possible changes in the share of the shareholders’ participation in the issuer’s authorized capital as a result of placement of the equity securities

     The degree to which the share of the shareholders’ participation in the issuing credit organization’s authorized capital can change as a result of the securities’ placement:
a) with regard to the amount of the authorized capital of the issuing credit organization as of the Prospectus for Securities Issue approval date:
The Russian Federation represented by the Federal Agency for State Property Management	60.93%

b) with regard to the number of the issuing credit organization’s shares of the relevant category (type) placed as of the Prospectus for Securities Issue approval date, and if the issuing credit organization has placed securities convertible into shares or options of the issuing credit organization - to the number of securities, shares and shares into which the placed securities convertible into shares or options of the issuing credit organization can be converted, placed as of the Prospectus for Securities Issue approval date:
The Russian Federation represented by the Federal Agency for State Property Management	60.93%

9.10. Data on expenses related to issue of the securities

Total amount of the issuing credit organization's expenses related to the securities issue:

No.	Expenditure item	RUB	%
1	2	3	4
1.	Total amount of the issuing credit organization's expenses related to the securities issue (total of lines 2 - 7)	9,828,000	100
2.	The amount of the paid state duty levied pursuant to the legislation of the Russian Federation concerning taxes and dues in the course of securities issue	200,000	2.0

3.	The amount of the issuing credit organization's expenses related to payment for services of advisors who take part (took part) in preparing and conducting the securities issue, as well as the persons providing services on placement and/or organization of placement of securities to the issuing credit organization	3,000,000	30.5
4.	The amount of the issuing credit organization's expenses related to the issuing credit organization's securities admission to trading by the trade organizer in the securities market, including the same related to securities listing	X	X
5.	The amount of the issuing credit organization's expenses related to disclosure of information during the securities issue, including expenses for production of booklets or other printed products related to the securities issue	628,000	6.4
6.	The amount of the issuing credit organization's expenses related to advertisement of the placed securities, securities market research, arrangement and holding of meetings with investors, presentations of the place securities (road-shows)	X	X
7.	Other expenses of the issuing credit organization related to the securities issue	6,000,000*	61,1

*The amounts are given on the basis of the information available at the Bank as of the date of the Prospectus preparation. The exact amount of expenses may differ from the amount indicated in this table both upward and downward.

     Expenses of the issuing credit organization related to the securities issue are not paid for by third parties.

9.11. Data on the methods of and procedure for return of the funds received as a payment for the equity securities to be placed in case the issue (additional issue) of the equity securities is considered ineffective or invalid and in other cases provided for by the law of the Russian Federation

     Methods of and procedure for return of the funds received as a payment for the equity securities to be placed in case the issue (additional issue) of the equity securities is considered ineffective or invalid and in other cases provided for by the law of the Russian Federation: the return of funds shall be effected in the manner prescribed by the RF legislation.

     Other relevant information on methods and repayment of funds received in consideration for the placed securities.

No other relevant information on methods and repayment of funds received in consideration for the placed securities is available.

X. Additional data on the issuing credit organization and the equity securities placed by it

10.1. Additional data on the issuer

10.1.1. Data on the size and structure of the authorized capital of the issuing credit organization

Issuing credit organizations organized as joint-stock companies shall provide the following information:

The amount of the authorized capital of the issuing credit organization as of the Prospectus for Securities Issue approval date:	104,605,413,373.38	RUB

Shares forming the authorized capital of the issuing credit organization	Total par value, RUB	Portion of shares in the authorized capital, %
1	2	3
Common shares	104,605,413,373.38	100%
Preferred shares	0	0%

Shares of the issuing credit organization circulate outside the Russian Federation through depositary receipts (securities of a foreign issuer certifying the rights with regard to the indicated share of the Russian issuer).

     Category (type) of shares circulating outside the Russian Federation common registered shares (by placement of global depositary receipts issued pursuant to RegS and 144 A Rule)

Portion of shares circulating outside the Russian Federation in the total number of shares of the relevant category (type): 15.6987%

     Name of the foreign issuer depositary receipts of which certify the rights with regard to the issuing credit organization's shares of the relevant category (type):

Description	Bank of New York International Nominees
Location of the foreign issuer:	One Wall Street, New York, New York, USA, 10286

     Brief description of the program (type of program) of issuance of a foreign issuer’s depositary receipts which certify the rights with regard to the shares of the relevant category (type):
     Global Depositary Receipts Programme pursuant to RegS and 144 A Rule

     Information on obtainment of the federal executive body for the securities market permit for placement and/or admission of the issuing credit organization's shares of the relevant category (type) to circulation outside the Russian Federation:

     Permit of the Federal Financial Markets Service of Russia for placement and circulation of common registered non-documentary shares of JSC VTB Bank (open joint-stock company) outside the Russian Federation No 09-EK-03/21519 dated September 15, 2009.

     Name of the foreign trade institution(s) through which the shares of the issuing credit organization (depositary receipts certifying the rights with regard to the shares of the issuing credit organization) are circulated (if any):

     London Stock Exchange Plc

     Other information on circulation of the issuing credit organization's shares outside the Russian Federation provided at sole discretion of the issuing credit organization:

     No other information is available

10.1.2. Data on changes in the size of the authorized capital of the issuer

     Data on the change in the issuing credit organization’s authorized capital amount for the last 5 completed financial years preceding the Prospectus for Securities Issue approval date, or, if the operating period of the issuing credit organization has been less than 5 years, for each completed financial year preceding the Prospectus for Securities Issue approval date:

Total par value of equity stakes	Total par value of common shares		Total par value of preferred shares		Name of the management body that made decision on the change in the authorized capital amount	Date and number of Minutes of the management body that made decision on the change in the authorized capital amount	The authorized capital amount after change, ‘000 RUB

RUB	‘000 RUB	%	RUB	%
1	2	3	4	5	6	7	8
Data on the amount and structure of the authorized capital of the issuing credit organization:
-	67,241,385	100	N/A	N/A	General meeting of shareholders	March 19, 2007 Minutes No. 34	67,241,385
Data on changes in the amount of the authorized capital of the issuing credit organization: July 27, 2009
-	104,605,413	100	N/A	N/A	General meeting of shareholders	July 10, 2009 Minutes No. 38	104,605,413

10.1.3. Data on formation and use of the reserve fund and other funds of the issuing credit organization

     Data on the issuing credit organization’s reserve fund and its other funds formed out of its net profit, for the last 5 completed financial years preceding the Prospectus for Securities Issue approval date, or, if the operating period of the issuing credit organization has been less than 5 years, for each completed financial year preceding the Prospectus for Securities Issue approval date:

Data on formation of a reserve fund and other funds.

1. Data on formation of a reserve fund.
Fund name	Fund amount established by constituent documents, ‘000 RUB .	Fund amount at the beginning of the year		Amount of contributions to the fund during the year	Amount of fund resources spent during the year	Balance at the year end

		‘000 RUB	% of the authorized capital	‘000 RUB	‘000 RUB	‘000 RUB	% of the authorized capital

1	2	3	4	5	6	7	8
As of January 01, 2008
Reserve fund	-	2,358,832	4,53	858 786	0	3,217,618	4.79
Special-purpose funds	-	660,832	1.27	1,191,129	1,479,795	372,166	0.55
Accumulation funds	-	2,788,579	5.36	18,101	18,102	2,788,578	4.15
Other funds	-	30,475,996	58.48	14,177,178	2,299,573	42,353,601	62.99
Fund money application: Current activities of the Bank, redistribution among funds.

2. Data on formation of a reserve fund.
Fund amount established by constituent documents, RUB	Fund amount at the beginning of the year		Amount of contributions to the fund over the year	Amount of fund resources spent over the year	Balance at the year end

	‘000 RUB	% of the authorized capital	‘000 RUB	‘000 RUB	‘000 RUB	% of the authorized capital

1	2	3	4	5	6	7
As of January 01, 2009
-	3,217,618	4.79	144,451	0	3,362,069	5.00
Fund money application: Current operations of the Bank.

3 Data on formation of a reserve fund.
Fund amount established by constituent documents, RUB	Fund amount at the beginning of the year		Amount of contributions to the fund over the year	Amount of fund resources spent over the year	Balance at the year end

	‘000 RUB	% of the authorized capital	‘000 RUB	‘000 RUB	‘000 RUB	% of the authorized capital

1	2	3	4	5	6	7
As of January 01, 2010
-	3,362,069	5.00	0	0	3,362,069	3,21
Fund money application: Current operations of the Bank.

4 Data on formation of a reserve fund.
Fund amount established by constituent documents, RUB	Fund amount at the beginning of the year		Amount of contributions to the fund over the year	Amount of fund resources spent over the year	Balance at the year end

	‘000 RUB	% of the authorized capital	‘000 RUB	‘000 RUB	‘000 RUB	% of the authorized capital

1	2	3	4	5	6	7
As of January 01, 2011
-	3,362,069	3.21	1,187,593	0	4,549,662	4.35
Fund money application: Current operations of the Bank.

5 Data on formation of a reserve fund.
Fund amount established by constituent documents, RUB	Fund amount at the beginning of the year		Amount of contributions to the fund over the year	Amount of fund resources spent over the year	Balance at the year end

	‘000 RUB	% of the authorized capital	‘000 RUB	‘000 RUB	‘000 RUB	% of the authorized capital

1	2	3	4	5	6	7
As of January 01, 2012
-	4,549,662	4.35	680,609	0	5,230,271	5.00
Fund money application: Current operations of the Bank.

10.1.4. Data on the procedure for convening and holding a meeting of the supreme management body of the issuing credit organization.

     Name of the supreme management body of the issuing credit organization:
     The supreme management body of JSC VTB Bank is the General Meeting of Shareholders.

     Procedure for notifying the shareholders (members) on holding a meeting of the supreme management body of the issuing credit organization.

     The procedure for convening and holding of General Meetings of Shareholders of JSC VTB Bank is governed by the Charter of the Bank and Regulation on Preparing and Holding of General Meetings of Shareholders of VTB Bank (Joint-Stock Company) approved by the General Meeting of Shareholders of JSC VTB Bank on June 04, 2010.

     A notice on holding the General Meeting of Shareholders shall be made at least 30 days prior to the date of the Meeting, unless a longer term is prescribed by the applicable legislation. Within the above period, the notice on holding the General Meeting of Shareholders shall be published in the Rossiyskaya Gazeta.

     Persons (bodies), that are entitled to convene (request convening) of the Extraordinary Meeting of the supreme management body of the issuing credit-organization, and procedure for delivery (submission) of such requests

     The Extraordinary General Meeting of Shareholders on request of the Bank's Audit Commission, the Bank’s auditor or shareholder(s) owning in the aggregate at least 10 percent of the voting shares of the Bank shall be convened by the Supervisory Board of the Bank; and, if such Extraordinary General Meeting of Shareholders is convened, it shall be held within 40 days after such request is made.

     A request for convening an Extraordinary General Meeting of Shareholders shall contain the items to be included in the agenda of such meeting; it may also contain draft resolutions on each of such items and the proposal regarding the form of holding the General Meeting of Shareholders. If the request for convening an Extraordinary General Meeting of Shareholders contains a proposal of nominees, provisions of Clause 13.9 of the Bank's Charter shall be applied to such proposal.

     The Supervisory Board of the Bank shall not be entitled to amend the wording of the items proposed to be included in the agenda, or draft resolutions on such items, or proposed form of the Extraordinary General Meeting of Shareholders to be convened on the request of the Bank's Audit Commission, the Bank’s auditor or shareholder(s) owning in the aggregate at least 10 per cent of the voting shares.

     If the request for convening the Extraordinary General Meeting of Shareholders is made by a shareholder(s), it should contain the names of such shareholder(s) requesting the convening of such meeting and the number and the category (type) of shares owned by them. Any request for an Extraordinary General Meeting of Shareholders shall be signed by the person(s) requesting convening of the Extraordinary General Meeting.

     Within five days after the request to convene an Extraordinary General Meeting of Shareholders is made by the Audit Commission of JSC VTB Bank, the Bank’s auditor, or shareholder(s) owning in the aggregate at least 10 per cent of the voting shares of the Bank, the Supervisory Board shall make a decision either to convene such Extraordinary General Meeting of Shareholders or to reject the request for its convening.

     Procedure for defining the date of the meeting of the issuing credit organization’s supreme management body.

     The date of the General Meeting of Shareholders of JSC VTB Bank shall be determined by the Supervisory Board of the Bank.

     Persons that are entitled to make proposals regarding the agenda of the meeting of the issuing credit organization’s supreme management body and the procedure for making such proposals

     Persons (bodies) requesting convening of an Extraordinary General Meeting of Shareholders shall be entitled to make proposals regarding the agenda of such meeting.

     Persons entitled to examine the information (materials) submitted for preparation and holding of the meeting of the issuing credit organization’s supreme management body, and the procedure for examining such information (materials)

     Shareholders of the Bank shall be entitled to examine the information (materials) subject to submission upon preparation of the General Meeting of Shareholders of the Bank. Procedure for examining the information (materials) subject to submission upon preparation of the General Meeting of Shareholders and the address(s) where it can be found shall be indicated in the notice on convening the General Meeting of Shareholders.

     Procedure for informing (notifying) of the issuing credit organization’s shareholders (members) on resolutions adopted by the supreme management body of the issuing credit organization and the voting results

     Resolutions adopted at a General Meetings of Shareholders and the voting results shall be announced at the General Meeting of Shareholders during which such voting was conducted, or brought, within 10 days after the voting results protocol is made, to the notice of persons included in the list of persons entitled to participate in the General Meeting of Shareholders according to the procedure, prescribed for notification on holding theGeneral Shareholders Meeting.

     Information on resolutions adopted at the General Shareholders Meetings of JSC VTB Bank shall be disclosed pursuant to the regulatory legal acts of the Federal Financial Markets Service of Russia.

10.1.5. Data on commercial entities where the issuing credit organization holds at least 5 percent of the authorized (contributed) capital (share fund) or at least 5 percent of the common shares

     List of commercial entities where the issuing credit organization holds at least 5 percent of the authorized capital or at least 5 percent of the common shares as of the Prospectus for Securities Issue approval date:

1
Full corporate name:	Evrofinance Mosnarbank Joint-Stock Commercial Bank (open joint-stock company)

Abbreviated corporate name:	OJSC JSCB Eurofinance Mosnarbank
TIN (if applicable):	7703115760
OGRN (if applicable):	1027700565970
Location:	29, ul. Novy Arbat, Moscow, 121099
Interest of the issuing credit organization if the authorized capital of the commercial organization:	7.987%
Fraction of common shares of the commercial organization, held by the issuing credit organization:	7.987%
Interest of the commercial organization in the authorized capital of the issuing credit organization:	No
Fraction of common shares of the issuing credit organization, held by the commercial organization:	No

2.
Full corporate name:	Closed Joint Stock Company Registrar Society Status

Abbreviated corporate name:	CJSC Status
TIN (if applicable):	7707179242
OGRN (if applicable):	1027700003924
Location:	Building 1, d. 32. ul. Dobrovolcheskaya, Moscow, 109544
Interest of the issuing credit organization if the authorized capital of the commercial organization:	15.5%
Fraction of common shares of the commercial organization, held by the issuing credit organization:	15.5%
Interest of the commercial organization in the authorized capital of the issuing credit organization:	No
Fraction of common shares of the issuing credit organization, held by the commercial organization:	No

3.
Full corporate name:	Open Joint Stock Company Moscow Exchange MICEX-RTS

Abbreviated corporate name:	OJSC Moscow Exchange
TIN (if applicable):	7702077840
OGRN (if applicable):	1027739387411
Location:	13, Bolshoy Kislovsky per., Moscow, 125009
Interest of the issuing credit organization if the authorized capital of the commercial organization:	5.846%
Fraction of common shares of the commercial organization, held by the issuing credit organization:	5.846%
Interest of the commercial organization in the authorized capital of the issuing credit organization:	No
Fraction of common shares of the issuing credit organization, held by the commercial organization:	No

4.
Full corporate name:	Closed Joint Stock Company IFP Intermoney Financial Products Ltd.

Abbreviated corporate name:	CJSC IFP
TIN (if applicable):	7702028480
OGRN (if applicable):	n/a
Location:	16 Kuznetsky Most, Moscow, 103031
Interest of the issuing credit organization if the authorized capital of the commercial organization:	8.98%
Fraction of common shares of the commercial organization, held by the issuing credit organization:	8.98%
Interest of the commercial organization in the authorized capital of the issuing credit organization:	No
Fraction of common shares of the issuing credit organization, held by the commercial organization:	No

5.
Full corporate name:	Non-bank Credit Organization Closed Joint- Stock Company Saint-Petersburg Settlement Center

Abbreviated corporate name:	SPSC, CJSC
TIN (if applicable):	7831001704
OGRN (if applicable):	1027800000931
Location:	12/23, ul. Sadovaya, St. Petersburg, 191023
Interest of the issuing credit organization if the authorized capital of the commercial organization:	9%
Fraction of common shares of the commercial organization, held by the issuing credit organization:	9%
Interest of the commercial organization in the authorized capital of the issuing credit organization:	No
Fraction of common shares of the issuing credit organization, held by the commercial organization:	No

6.
Full corporate name:	Open Joint Stock Company Moscow Stock Exchange

Abbreviated corporate name:	MSE, OJSC
TIN (if applicable):	7713387530
OGRN (if applicable):	1097799031472
Location:	4, ul. V.Vishnevskogo, Moscow, 127422
Interest of the issuing credit organization if the authorized capital of the commercial organization:	8,35%
Fraction of common shares of the commercial organization, held by the issuing credit organization:	8,35%
Interest of the commercial organization in the authorized capital of the issuing credit organization:	No
Fraction of common shares of the issuing credit organization, held by the commercial organization:	No

7.
Full corporate name:	Open Joint-Stock Company National Credit History Bureau

Abbreviated corporate name:	NCHB, OJSC
TIN (if applicable):	7703548386
OGRN (if applicable):	1057746710713
Location:	Building 1, 20, Skaterny per., Moscow, 121069
Interest of the issuing credit organization if the authorized capital of the commercial organization:	7%
Fraction of common shares of the commercial organization, held by the issuing credit organization:	7%
Interest of the commercial organization in the authorized capital of the issuing credit organization:	No
Fraction of common shares of the issuing credit organization, held by the commercial organization:	No

8.
Full corporate name:	Closed Joint-Stock Company Saint-Petersburg Currency Exchange

Abbreviated corporate name:	SPCE, CJSC
TIN (if applicable):	7825331045
OGRN (if applicable):	1037843013812
Location:	12/23, ul. Sadovaya, St. Petersburg, 191023
Interest of the issuing credit organization if the authorized capital of the commercial organization:	12,74%
Fraction of common shares of the commercial organization, held by the issuing credit organization:	12,74%
Interest of the commercial organization in the authorized capital of the issuing credit organization:	No
Fraction of common shares of the issuing credit organization, held by the commercial organization:	No

9.
Full corporate name:	PIK Group Open Joint-Stock Company

Abbreviated corporate name:	PIK Group, OJSC
TIN (if applicable):	7713011336
OGRN (if applicable):	1027739137084
Location:	Building 1, 19 ul. Barrikadnaya, Moscow, 123242
Interest of the issuing credit organization if the authorized capital of the commercial organization:	8,662%
Fraction of common shares of the commercial organization, held by the issuing credit organization:	8,662%
Interest of the commercial organization in the authorized capital of the issuing credit organization:	No
Fraction of common shares of the issuing credit organization, held by the commercial organization:	No

10.
Full corporate name:	Limited Liability Company Interbank Trading House

Abbreviated corporate name:	IB TH LLC
TIN (if applicable):	7702326045
OGRN (if applicable):	1027739247810
Location:	Building 1, 11 Posledny per., Moscow, 107045
Interest of the issuing credit organization if the authorized capital of the commercial organization:	50
Fraction of common shares of the commercial organization, held by the issuing credit organization:	-
Interest of the commercial organization in the authorized capital of the issuing credit organization:	No
Fraction of common shares of the issuing credit organization, held by the commercial organization:	No

11.
Full corporate name:	Closed Joint-Stock Company Interfax-China

Abbreviated corporate name:	CJSC Interfax-China
TIN (if applicable):	7710376152
OGRN (if applicable):	1027739523085
Location:	Building 1, d. 2, ul. 1 Tverskaya-Yamskaya, Moscow, 103006
Interest of the issuing credit organization if the authorized capital of the commercial organization:	49%
Fraction of common shares of the commercial organization, held by the issuing credit organization:	49%
Interest of the commercial organization in the authorized capital of the issuing credit organization:	No
Fraction of common shares of the issuing credit organization, held by the commercial organization:	No

12.
Full corporate name:	Vietnam-Russia Joint Venture Bank
Abbreviated corporate name:	Vietnam-Russia Bank
TIN (if applicable):	-
OGRN (if applicable):	-
Location:	1 Yet Kieu Str., Hoan Kiem Dist., Hanoi, Vietnam
Interest of the issuing credit organization if the authorized capital of the commercial organization:	50
Fraction of common shares of the commercial organization, held by the issuing credit organization:	-
Interest of the commercial organization in the authorized capital of the issuing credit organization:	No
Fraction of common shares of the issuing credit organization, held by the commercial organization:	No

13.
Full corporate name:	KS Holding Closed Joint Stock Company
Abbreviated corporate name:	KS Holding CJSC
TIN (if applicable):	7703649200
OGRN (if applicable):	1077762618636
Location:	6, Krasnopresnenskaya nab., Moscow, 123100
Interest of the issuing credit organization if the authorized capital of the commercial organization:	49%
Fraction of common shares of the commercial organization, held by the issuing credit organization:	49%
Interest of the commercial organization in the authorized capital of the issuing credit organization:	No
Fraction of common shares of the issuing credit organization, held by the commercial organization:	No

14.
Full corporate name:	Stolichnaya Strakhovaya Gruppa Open Joint-Stock Company
Abbreviated corporate name:	Stolichnaya Strakhovaya Gruppa, OJSC
TIN (if applicable):	7707620717
OGRN (if applicable):	5077746299670
Location:	40, ul. Dolgorukovskaya, Moscow, 127006
Interest of the issuing credit organization if the authorized capital of the commercial organization:	25% +1 share
Fraction of common shares of the commercial organization, held by the issuing credit organization:	25% +1 share
Interest of the commercial organization in the authorized capital of the issuing credit organization:	No
Fraction of common shares of the issuing credit organization, held by the commercial organization:	No

15.
Full corporate name:	City Land Group Company Ltd.
Abbreviated corporate name:	CLG Company Ltd.
TIN (if applicable):	7707620717
OGRN (if applicable):	1125032009167
Location:	275, Territory of the CID Gorky-8, the Village of Soloslovo, Moscow Region, Odintsovsky District, 143081
Interest of the issuing credit organization if the authorized capital of the commercial organization:	19,9%
Fraction of common shares of the commercial organization, held by the issuing credit organization:	19,9%
Interest of the commercial organization in the authorized capital of the issuing credit organization:	No
Fraction of common shares of the issuing credit organization, held by the commercial organization:	No

10.1.6. Data on material transactions made by the issuing credit organization

     Data on material transactions (a group of interdependent transactions), the amount of obligations under which equals to or exceeds 10 percent of the issuing credit organization’s assets balance value, defined on the basis of its accounting statements for the last completed accounting period prior to the transaction entered into by the issuing credit organization for the last 5 completed financial years, preceding the Prospectus for Securities Issue approval date, and if the operating period of the issuing credit organization has been less than 5 years, for each completed financial year preceding the Prospectus for Securities Issue approval date:

No transactions, the amount of obligations under which equals to or exceeds 10 percent of the asset balance value for the last 5 completed financial years and for the last completed accounting period, preceding the Prospectus for Securities Issue approval date.

10.1.7. Data on credit ratings of the issuer

     Data on the credit rating(s) assigned to the issuing credit organization and/or securities of the issuing credit organization on each credit rating known to the issuing credit organization for the last 5 completed financial years, and if the operating period of the issuing credit organization has been less than 5 years, for each completed financial year:

Rated entity:	JSC VTB Bank
Credit rating as of the date of the Prospectus for Securities Issue approval date	Moody’s Investors Service Ltd.
  Long-term rating of deposits in foreign currency – Baa1
  Long-term rating of deposits in local currency – Baa1
  Short-term bank deposit rating P-2
  Financial strength rating D-

Standard and Poor’s
  Long-term rating of liabilities in foreign currency BBB
  Long-term rating of liabilities in local currency BBB
  Short-term rating of liabilities in foreign currency A-2
  Short-term rating of liabilities in local currency A-2
  Long-term rating of liabilities in local currency according to the national scale ruAAA

Fitch Ratings
  Long-term foreign currency issuer default rating BBB
  Long-term local currency issuer default rating BBB
  Short-term foreign currency issuer default rating F3
  Support rating 2
  Viability rating bb-
  National scale rating AAA(rus)
  Individual rating: Rating withdrawn on January 25, 2012 (rating as of withdrawal date C/D)

     Data on the change in the credit ratings for the last 5 completed financial years preceding the Prospectus for Securities Issue approval date, or, if the operating period of the issuing credit organization has been less than 5 years, for each completed financial year preceding the Prospectus for Securities Issue approval date:

Moody’s Investors Service Ltd.

Accounting date	Credit rating	Date of the credit rating (changes to the credit rating)
1	2	3
January 01, 2008	Long-term rating of bank deposits in foreign currency – Baa2 Short-term rating of bank deposits in foreign currency – P-2 Financial strength rating – D-	-
January 01, 2009	Long-term rating of bank deposits in foreign currency – Baa1
Short-term rating of bank deposits in foreign currency – P-2
Long-term rating of bank deposits in local currency – A1
Short-term rating of bank deposits in local currency – P-1
	Financial strength rating – D-	Long-term rating of bank deposits in foreign currency – Baa1 Upgraded on July 16, 2008 Long-term rating of bank deposits in local currency – A1 Assigned on March 26, 2008 Short-term rating of bank deposits in local currency P-1 assigned on March 26, 2008
January 01, 2010	Long-term rating of bank deposits in foreign currency – Baa1
Short-term rating of bank deposits in foreign currency – P-2
Long-term rating of bank deposits in local currency – Baa1
Short-term rating of bank deposits in local currency – P-2
	Financial strength rating – D-	Long-term rating of bank deposits in local currency Baa1 Downgraded on 24.02.2009 Short-term rating of bank deposits in local currency P-2 Downgraded on 24.02.2009

January 01, 2011	Long-term rating of bank deposits in foreign currency – Baa1 Short-term rating of bank deposits in foreign currency – P-2 Long-term rating of bank deposits in local currency – Baa1 Short-term rating of bank deposits in local currency – P-2 Financial strength rating – D-	-
January 01, 2012	Long-term rating of bank deposits in foreign currency – Baa1 Short-term rating of bank deposits in foreign currency – P-2 Long-term rating of bank deposits in local currency – Baa1 Short-term rating of bank deposits in local currency – P-2 Financial strength rating – D-	-
January 01, 2013	Long-term rating of bank deposits in foreign currency – Baa1 Short-term rating of bank deposits in foreign currency – P-2 Long-term rating of bank deposits in local currency – Baa1 Short-term rating of bank deposits in local currency – P-2 Financial strength rating – D-	-

Data on the credit rating organization:
Full corporate name:	Moody’s Investors Service Ltd.
Abbreviated corporate name:	Moody’s
Name (for non-commercial organization):
Location:	One Canada Square London, E14 5FA – UK. Russian office: 21, ul. 1-ya Tverskaya-Yamskaya, Moscow

     Description of the credit rating method or Internet address of the page where the information on credit rating method is published:
          http://www.moodys.com

     Other data on the credit rating specified by the issuing credit organization at its own discretion:

          No

     Standard and Poor’s

Accounting date	Credit rating	Date of the credit rating (changes to the credit rating)
1	2	3
January 01, 2008	Long-term rating of liabilities in foreign currency BBB+ Short-term rating of liabilities in foreign currency A-2 Long-term rating of liabilities in local currency BBB+ Short-term rating of liabilities in local currency A-2 National scale rating – ruAAA	-
January 01, 2009	Long-term rating of liabilities in foreign currency BBB
Short-term rating of liabilities in foreign currency A-3
Long-term rating of liabilities in local currency BBB
Short-term rating of liabilities in local currency A-3
National scale rating – ruAAA	Long-term ratings of liabilities in foreign and local currencies BBB Downgraded on December 08, 2008
Short-term ratings of liabilities in foreign and local currencies A-3 Downgraded on December 08, 2008
January 01, 2010	Long-term rating of liabilities in foreign currency BBB Short-term rating of liabilities in foreign currency A-3 Long-term rating of liabilities in local currency BBB Short-term rating of liabilities in local currency A-3 National scale rating – ruAAA	-
January 01, 2011	Long-term rating of liabilities in foreign currency BBB
Short-term rating of liabilities in foreign currency A-3
Long-term rating of liabilities in local currency BBB
Short-term rating of liabilities in local currency A-3
National scale rating – ruAAA
January 01, 2012	Long-term rating of liabilities in foreign currency BBB
Short-term rating of liabilities in foreign currency A-3
Long-term rating of liabilities in local currency BBB
Short-term rating of liabilities in local currency A-3
National scale rating – ruAAA
January 01, 2013	Long-term rating of liabilities in foreign currency BBB
Short-term rating of liabilities in foreign currency A-2
Long-term rating of liabilities in local currency BBB
Short-term rating of liabilities in local currency A-2
	National scale rating – ruAAA	Short-term ratings of liabilities in foreign and local currencies A-2 Upgraded on December 18, 2012

Data on the credit rating organization:
Full corporate name:	Standard & Poor’s Ratings Services
Abbreviated corporate name:	Standard and Poor’s
Name (for non-commercial organization):
Location:	Russian office: Mokhovaya Business Centre, Building 2, 4/7. ul. Vozdvizhenka, Moscow, Russia, 125009

     Description of the credit rating method or Internet address of the page where the information on credit rating method is published:
          http://www.standardandpoors.com

     Other data on the credit rating specified by the issuing credit organization at its own discretion:
          No
     Fitch Ratings

Accounting date	Credit rating	Date of the credit rating (changes to the credit rating)
1	2	3
January 01, 2008	Long-term foreign currency issuer default rating BBB+ Long-term local currency issuer default rating BBB+ Short-term foreign currency issuer default rating F2 Individual rating C/D National scale rating AAA(rus)	-
January 01, 2009	Long-term foreign currency issuer default rating BBB+ Long-term local currency issuer default rating BBB+ Short-term foreign currency issuer default rating F2 Individual rating C/D National scale rating AAA(rus)	-
January 01, 2010	Long-term foreign currency issuer default rating BBB
Long-term local currency issuer default rating BBB
Short-term foreign currency issuer default rating F3
Individual rating D
National scale rating AAA(rus)	Long-term foreign currency issuer default rating BBB Downgraded on February 04, 2009
Long-term local currency issuer default rating BBB Downgraded on February 04, 2009
Short-term foreign currency issuer default rating F3 Downgraded on February 04, 2009
Individual rating D Downgraded on April 20, 2009
January 01, 2011	Long-term foreign currency issuer default rating BBB Long-term local currency issuer default rating BBB Short-term foreign currency issuer default rating F3 Individual rating D National scale rating AAA(rus)	-
January 01, 2012	Long-term foreign currency issuer default rating BBB
Long-term local currency issuer default rating BBB
Short-term foreign currency issuer default rating F3
Individual rating C/D
Viability rating bb
	National scale rating AAA(rus)	Individual rating C/D Upgraded on April 08, 2011 Viability rating bb Assigned on July 20, 2011

January 01, 2013	Long-term foreign currency issuer default rating BBB
Long-term local currency issuer default rating BBB
Short-term foreign currency issuer default rating F3
Viability rating bb-
National scale rating AAA(rus)	Individual rating Withdrawn on 25.01.2012 Viability rating bb- Downgraded on 20.07.2012

Data on the credit rating organization:
Full corporate name:	Fitch Ratings CIS Ltd.
Abbreviated corporate name:	Fitch Ratings
Name (for non-commercial organization):
Location:	26, ul. Valovaya, Moscow, Russia, 115054

     Description of the credit rating method or Internet address of the page where the information on credit rating method is published:
          http:// www.fitchratings.com

     Other data on the credit rating specified by the issuing credit organization at its own discretion:
          No

     Information of the securities of the rated issuing credit organization:
     Information of the securities of the rated issuing credit organization:

1.
Type:	Exchange bonds
Category for shares:	-
Type for preferred shares:	-
Other identification attributes:	Inconvertible, documentary, to bearer, subject to obligatory central storage, series 05, not suitable for early repayment. Redemption date - October 17, 2013
State registration number of securities issue:	No. 40401000B
Date of state registration of the issue:	August 02, 2005

Assigned rating - S&P long-term local currency rating – BBB

2.
Type:	Exchange bonds
Category for shares:	-
Type for preferred shares:	-
Other identification attributes:	Inconvertible, documentary, to bearer, subject to obligatory central storage, series 06, not suitable for early repayment. Redemption date - July 06, 2016
State registration number of securities issue:	No. 40501000B
Date of state registration of the issue:	August 02, 2005

Assigned rating – S&P (national scale) – RuAAA
long-term local currency rating – BBB

3.
Type:	Exchange bonds
Category for shares:	-
Type for preferred shares:	-
Other identification attributes:	Inconvertible, documentary, to bearer, subject to obligatory central storage, series BO-01, suitable for early repayment. Repayment date 15.03.2013
State registration number of securities issue:	No. 4B020101000B
Date of state registration of the issue:	February 05, 2010

Assigned rating  - Fitch (national scale) - AAA(rus);
long-term local currency rating – BBB
- S&P (national scale) – RuAAA;
long-term local currency rating – BBB

4.
Type:	Exchange bonds
Category for shares:	-
Type for preferred shares:	-
Other identification attributes:	Inconvertible, documentary, to bearer, subject to obligatory central storage, series BO-02, suitable for early repayment. Repayment date 15.03.2013
State registration number of securities issue:	No. 4B020201000B
Date of state registration of the issue:	February 05, 2010

Assigned rating – Fitch (national scale) – AAA (rus)
long-term local currency rating – BBB
- S&P (national scale) – RuAAA;
long-term local currency rating – BBB

5.
Type:	Exchange bonds
Category for shares:	-
Type for preferred shares:	-
Other identification attributes:	Inconvertible, documentary, to bearer, subject to obligatory central storage, series BO-05, suitable for early repayment. Repayment date March 15, 2013
State registration number of securities issue:	No. 4B020501000B
Date of state registration of the issue:	February 05, 2010

Assigned rating – Fitch (national scale) – AAA(rus)
long-term local currency rating – BBB
- S&P (national scale) – RuAAA;
long-term local currency rating – BBB

6.
Type:	Exchange bonds
Category for shares:	-
Type for preferred shares:	-
Other identification attributes:	Inconvertible, documentary, to bearer, subject to obligatory central storage, series BO-06, suitable for early repayment. Repayment date December 19, 2014
State registration number of securities issue:	No. 4B020601000B
Date of state registration of the issue:	February 05, 2010

Assigned rating – Fitch (national scale) – AAA(rus)
long-term local currency rating – BBB

7.
Type:	Exchange bonds
Category for shares:	-
Type for preferred shares:	-
Other identification attributes:	Inconvertible, documentary, to bearer, subject to obligatory central storage, series BO-07, suitable for early repayment. Repayment date January 23, 2015
State registration number of securities issue:	No. 4B020701000B
Date of state registration of the issue:	February 05, 2010

Assigned rating – Fitch (national scale) – AAA(rus)
long-term local currency rating – BBB

8.
Type:	Exchange bonds
Category for shares:	-
Type for preferred shares:	-
Other identification attributes:	Inconvertible, documentary, to bearer, subject to obligatory central storage, series BO-03, suitable for early repayment. Repayment date March 17, 2015
State registration number of securities issue:	No. 4B020301000B
Date of state registration of the issue:	February 05, 2010

Assigned rating – Fitch (national scale) – AAA(rus)
long-term local currency rating – BBB

9.
Type:	Exchange bonds
Category for shares:	-
Type for preferred shares:	-
Other identification attributes:	Inconvertible, documentary, to bearer, subject to obligatory central storage, series BO-04, suitable for early repayment. Repayment date March 17, 2015
State registration number of securities issue:	No. 4B020401000B
Date of state registration of the issue:	February 05, 2010

Assigned rating – Fitch (national scale) – AAA(rus)
long-term local currency rating – BBB

10.
Type:	Exchange bonds
Category for shares:	-
Type for preferred shares:	-
Other identification attributes:	Inconvertible, documentary, to bearer, subject to obligatory central storage, series BO-08, suitable for early repayment. Repayment date September 01, 2015
State registration number of securities issue:	No. 4B020801000B
Date of state registration of the issue:	July 13, 2012

Assigned rating – Fitch (national scale) – AAA(rus)
long-term local currency rating – BBB

11.
Type:	Exchange bonds
Category for shares:	-
Type for preferred shares:	-
Other identification attributes:	Inconvertible, documentary, to bearer, subject to obligatory central storage, series BO-19, suitable for early repayment. Repayment date October 01, 2015
Identification number of securities issue:	No. 4B021901000B
Date of the issue registration:	July 13, 2012

Assigned rating – Fitch (national scale) – AAA(rus)
long-term local currency rating – BBB

12.
Type:	Exchange bonds
Category for shares:	-
Type for preferred shares:	-
Other identification attributes:	Inconvertible, documentary, to bearer, subject to obligatory central storage, series BO-20, suitable for early repayment. Repayment date October 01, 2015
Identification number of securities issue:	No. 4B022001000B
Date of the issue registration:	July 13, 2012

Assigned rating – Fitch (national scale) – AAA(rus)
long-term local currency rating – BBB

     10.2. Data on each type (category) of shares of the issuer

Individual state registration number of the issue (additional issue) of shares	Date of state registration:	CATEGORY	Type	Par value, RUB
1	2	3	4	5
10401000B	September 29, 2006	common	-	0.01

     Number of shares in circulation (number of shares that are not redeemed or cancelled):
Individual state registration number of the issue (additional issue) of shares	Number of shares in circulation, pcs
1	2
10401000B	10,460,541,337,338
     Number of additional shares that are being placed (number of shares within the additional issue, with which regard no state registration of the report or notification on results of the additional issue was submitted, if, in accordance with the Federal Law On the Securities Market, no state registration of the report on results of additional issue of shares is required): no

     Number of authorized shares:

Individual state registration number of the issue (additional issue) of shares	Number of authorized shares, pcs
1	2
10401000B	14 000 000 000 000

     Number of shares on the issuing credit organization's balance:

Individual state registration number of the issue (additional issue) of shares	Number of shares put at the disposal of the issuing credit organization (on the books), pcs.
1	2
10401000B	0

     Number of additional shares that may be placed as a result of conversion of the placed securities convertible into shares, or as a result of performance of obligations under the issuing credit organization's options: no
     Rights provided by shares to holders thereof:

     Individual state registration number of securities issue:
          10401000B

Rights provided by shares to holders thereof:
Shareholders – owners of common shares of the Bank shall be entitled to:
- to participate in a General Meeting of Shareholders with a voting right related to all issues within their competence;
- to receive dividends;
- to receive a part of the Bank’s property in case of its liquidation.
The shareholders are entitled to dispose of the shares owned by them without consent of other shareholders and the Issuer. Only paid shares are subject of disposal.
Shareholders have other rights stipulated by the legislation of the Russian Federation. No limitation of the maximum number of votes owned by one shareholder is specified by the Charter of the Issuer.

10.3. Data on previous issues of equity securities of the issuer, except the shares of the issuer

10.3.1. Data on issues where all the securities are redeemed

     Data on each issue, all securities under which were redeemed within the last 5 completed financial years, and if the operating period of the issuing credit organization has been less than 5 years, within the whole period of the issuing credit organization’s operating period:

1.
Category	bonds
Form	Documentary, to bearer, with execution of one certificate subject to obligatory central storage
Series	04
Other identification attributes of securities	inconvertible
State registration number of securities issue	40301000B
Date of state registration of securities issue:	January 09, 2004
Registration authority performing state registration of the securities issue (the organization assigning an identification number to the securities issue, in case the securities issue was not subject to state registration)	Central Bank of the Russian Federation
Number of securities within the issue	5,000,000 pcs.
Amount of the securities issue at par value or statement that in accordance with the laws of the Russian Federation this type of securities provides for no par value	5,000,000 thousand rouble
Term (date) of repayment of securities of the issue	March 18, 2009
Grounds for repayment of securities of the issue (fulfillment of obligations under securities, conversion in connection with placement of securities of another issue, invalidation of the securities issue, other)	Fulfillment of obligations

2.
Type	Bonds
Form	Bonds Series БO-01
Exchange documentary (to bearer, subject to obligatory central storage) bonds; interest -bearing, documentary, to bearer, inconvertible, subject to obligatory central storage, maturing on the 1,092nd (one thousand ninety-second) day of the day of placement commencement, suitable for early repayment.
State registration number of the securities issue	4B020101000B
Date of state registration	05 February 2010
Registration authority performing state registration of the securities issue (the organization assigning an identification number to the securities issue, in case the securities issue was not subject to state registration)	CJSC MICEX Stock Exchange
Number of securities within the issue	5,000,000 pcs.
Amount of the securities issue at par value or statement that in accordance with the laws of the Russian Federation this type of securities provides for no par value	RUB 5,000,000,000
Term (date) of repayment of securities of the issue	March 15, 2013
Ground for redemption of securities (performance of obligations under securities, conversion in connection with placement of another securities issue, recognizing the issue ineffective or invalid, other)	Performance of obligations

3.
Type	Bonds
Form	Series BO-02
Exchange documentary bonds; interest -bearing, documentary, to bearer, inconvertible, subject to obligatory central storage, maturing on the 1,092nd (one thousand ninety-second) day of the day of placement commencement, suitable for early repayment.
State registration number of the securities issue	No. 4B020201000B
Date of state registration	05 February 2010
Registration authority performing state registration of the securities issue (the organization assigning an identification number to the securities issue, in case the securities issue was not subject to state registration)	CJSC MICEX Stock Exchange
Number of securities within the issue	5,000,000 pcs.
Amount of the securities issue at par value or statement that in accordance with the laws of the Russian Federation this type of securities provides for no par value	RUB 5,000,000,000
Term (date) of repayment of securities of the issue	March 15, 2013
Ground for redemption of securities (performance of obligations under securities, conversion in connection with placement of another securities issue, recognizing the issue ineffective or invalid, other)	Performance of obligations

4.
Type	Bonds
Form	Bonds Series BO-05
Exchange documentary (to bearer, subject to obligatory central storage) bonds; interest -bearing, documentary, to bearer, inconvertible, subject to obligatory central storage, maturing on the 1,092nd (one thousand ninety-second) day of the day of placement commencement, suitable for early repayment.
State registration number of the securities issue	4B020501000B
Date of state registration	05 February 2010
Registration authority performing state registration of the securities issue (the organization assigning an identification number to the securities issue, in case the securities issue was not subject to state registration)	CJSC MICEX Stock Exchange
Number of securities within the issue	10,000,000 pcs
Amount of the securities issue at par value or statement that in accordance with the laws of the Russian Federation this type of securities provides for no par value	RUB 10,000,000,000
Term (date) of repayment of securities of the issue	March 15, 2013
Ground for redemption of securities (performance of obligations under securities, conversion in connection with placement of another securities issue, recognizing the issue ineffective or invalid, other)	Performance of obligations

     10.3.2. Data on issues where the securities are not redeemed

No.	Securities type	Total number of unredeemed securities, pcs	Total volume at par value, RUB
1	2	3	4
1.	Bonds	130,000,000	130,000 000,000
     Data on each registered securities issue (the issue was assigned an identification number if, in accordance with the Federal Law On Securities Issue the issue was not subject to the state registration), which securities are not redeemed (may be place, are being placed, were placed and/or circulated):

1.
Category, series (type), form and other identification attributes of securities	Bonds Series BO-05 Inconvertible documentary, to bearer, with execution of one certificate subject to obligatory central storage
State registration number of the securities issue and state registration date (identification number of the issue and date of assignment thereof, in case the securities issue was not subject to state registration)	40401000B August 02, 2005
Registration authority performing state registration of the securities issue (the organization assigning an identification number to the securities issue, in case the securities issue was not subject to state registration)	Central Bank of the Russian Federation
Number of securities within the issue	15,000,000 pcs
Amount of the securities issue at par value or statement that in accordance with the laws of the Russian Federation this type of securities provides for no par value	RUB 15,000,000,000
Status of securities of the issue (placement was not started; being placed; placement completed; in circulation)	in circulation
date of state registration of the report on securities issue results (date of notification of securities issue results)	December 06, 2005
Number of interest (coupon) periods, for which payment of yield (coupons, interest) on securities of the issue (for bonds) is effected	32
Term (date) of repayment of securities of the issue	October 17, 2013
Web address of the page, where the text of the decision on issue of securities and prospectus (if any) is published	www.vtb.ru

     Information on securities issues, which are additional in relation to this securities issue and in relation to which state registration of the additional securities issue took place (identification number was assigned to the additional securities issue): there was no additional issue.

     The bonds withing the issue are not secured.

     The bonds within the issue are not convertible.

2.
Category, series (type), form and other identification attributes of securities	Bonds Series BO-06 Inconvertible documentary, to bearer, with execution of one certificate subject to obligatory central storage
State registration number of the securities issue and state registration date (identification number of the issue and date of assignment thereof, in case the securities issue was not subject to state registration)	40501000B August 02, 2005
Registration authority performing state registration of the securities issue (the organization assigning an identification number to the securities issue, in case the securities issue was not subject to state registration)	Central Bank of the Russian Federation
Number of securities within the issue	15,000,000 pcs
Amount of the securities issue at par value or statement that in accordance with the laws of the Russian Federation this type of securities provides for no par value	RUB 15,000,000,000
Status of securities of the issue (placement was not started; being placed; placement completed; in circulation)	in circulation
date of state registration of the report on securities issue results (date of notification of securities issue results)	August 28, 2006
Number of interest (coupon) periods, for which payment of yield (coupons, interest) on securities of the issue (for bonds) is effected	40
Term (date) of repayment of securities of the issue	July 06, 2016
Web address of the page, where the text of the decision on issue of securities and prospectus (if any) is published	www.vtb.ru

     Information on securities issues, which are additional in relation to this securities issue and in relation to which state registration of the additional securities issue took place (identification number was assigned to the additional securities issue): there was no additional issue.

     The bonds withing the issue are not secured.

     The bonds within the issue are not convertible.

3.
Category, series (type), form and other identification attributes of securities	Bonds Series BO-06
Exchange documentary (to bearer, subject to obligatory central storage) bonds; interest-bearing, documentary, to bearer, inconvertible, subject to obligatory central storage, maturing on the 1,092nd (one thousand ninety-second) day of the day of placement commencement, suitable for early repayment.
State registration number of the securities issue and state registration date (identification number of the issue and date of assignment thereof, in case the securities issue was not subject to state registration)	4B020601000B February 05, 2010
Registration authority performing state registration of the securities issue (the organization assigning an identification number to the securities issue, in case the securities issue was not subject to state registration)	CJSC MICEX Stock Exchange
Number of securities within the issue	10,000,000 pcs
Amount of the securities issue at par value or statement that in accordance with the laws of the Russian Federation this type of securities provides for no par value	RUB 10,000,000,000
Status of securities of the issue (placement was not started; being placed; placement completed; in circulation)	in circulation
date of state registration of the report on securities issue results (date of notification of securities issue results)	N/A
Number of interest (coupon) periods, for which payment of yield (coupons, interest) on securities of the issue (for bonds) is effected	12
Term (date) of repayment of securities of the issue	December 19, 2014
Web address of the page, where the text of the decision on issue of securities and prospectus (if any) is published	www.vtb.ru

     Information on securities issues, which are additional in relation to this securities issue and in relation to which state registration of the additional securities issue took place (identification number was assigned to the additional securities issue): there was no additional issue.

     The bonds withing the issue are not secured.

     The bonds within the issue are not convertible.

4.
Category, series (type), form and other identification attributes of securities	Bonds Series BO-07
Exchange documentary (to bearer, subject to obligatory central storage) bonds; interest-bearing, documentary, to bearer, inconvertible, subject to obligatory central storage, maturing on the 1,092nd (one thousand ninety-second) day of the day of placement commencement, suitable for early repayment.
State registration number of the securities issue and state registration date (identification number of the issue and date of assignment thereof, in case the securities issue was not subject to state registration)	4B020701000B February 05, 2010

Registration authority performing state registration of the securities issue (the organization assigning an identification number to the securities issue, in case the securities issue was not subject to state registration)	CJSC MICEX Stock Exchange
Number of securities within the issue	10,000,000 pcs
Amount of the securities issue at par value or statement that in accordance with the laws of the Russian Federation this type of securities provides for no par value	RUB 10,000,000,000
Status of securities of the issue (placement was not started; being placed; placement completed; in circulation)	in circulation
date of state registration of the report on securities issue results (date of notification of securities issue results)	N/A
Number of interest (coupon) periods, for which payment of yield (coupons, interest) on securities of the issue (for bonds) is effected	12
Term (date) of repayment of securities of the issue	23.01.2015
Web address of the page, where the text of the decision on issue of securities and prospectus (if any) is published	www.vtb.ru

     Information on securities issues, which are additional in relation to this securities issue and in relation to which state registration of the additional securities issue took place (identification number was assigned to the additional securities issue): there was no additional issue.

     The bonds withing the issue are not secured.

     The bonds within the issue are not convertible.

5.
Category, series (type), form and other identification attributes of securities	Bonds Series BO-03
Exchange documentary (to bearer, subject to obligatory central storage) bonds; interest-bearing,documentary, to bearer, inconvertible, subject to obligatory central storage, maturing on the 1,092nd (one thousand ninety-second) day of the day of placement commencement, suitable for early repayment.
State registration number of the securities issue and state registration date (identification number of the issue and date of assignment thereof, in case the securities issue was not subject to state registration)	4B020301000B February 05, 2010
Registration authority performing state registration of the securities issue (the organization assigning an identification number to the securities issue, in case the securities issue was not subject to state registration)	CJSC MICEX Stock Exchange
Number of securities within the issue	5,000,000 pcs.
Amount of the securities issue at par value or statement that in accordance with the laws of the Russian Federation this type of securities provides for no par value	RUB 5,000,000,000
Status of securities of the issue (placement was not started; being placed; placement completed; in circulation)	in circulation

date of state registration of the report on securities issue results (date of notification of securities issue results)	N/A
Number of interest (coupon) periods, for which payment of yield (coupons, interest) on securities of the issue (for bonds) is effected	12
Term (date) of repayment of securities of the issue	17.03.2015
Web address of the page, where the text of the decision on issue of securities and prospectus (if any) is published	www.vtb.ru

     Information on securities issues, which are additional in relation to this securities issue and in relation to which state registration of the additional securities issue took place (identification number was assigned to the additional securities issue): there was no additional issue.

     The bonds withing the issue are not secured.

     The bonds within the issue are not convertible.

6.
Category, series (type), form and other identification attributes of securities	Bonds Series BO-04
Exchange documentary (to bearer, subject to obligatory central storage) bonds; interest -bearing, documentary, to bearer, inconvertible, subject to obligatory central storage, maturing on the 1,092nd (one thousand ninety-second) day of the day of placement commencement, suitable for early repayment.
State registration number of the securities issue and state registration date (identification number of the issue and date of assignment thereof, in case the securities issue was not subject to state registration)	4B020401000B February 05, 2010
Registration authority performing state registration of the securities issue (the organization assigning an identification number to the securities issue, in case the securities issue was not subject to state registration)	CJSC MICEX Stock Exchange
Number of securities within the issue	5,000,000 pcs.
Amount of the securities issue at par value or statement that in accordance with the laws of the Russian Federation this type of securities provides for no par value	RUB 5,000,000,000
Status of securities of the issue (placement was not started; being placed; placement completed; in circulation)	in circulation
date of state registration of the report on securities issue results (date of notification of securities issue results)	N/A
Number of interest (coupon) periods, for which payment of yield (coupons, interest) on securities of the issue (for bonds) is effected	12
Term (date) of repayment of securities of the issue	March 17, 2015
Web address of the page, where the text of the decision on issue of securities and prospectus (if any) is published	www.vtb.ru

     Information on securities issues, which are additional in relation to this securities issue and in relation to which state registration of the additional securities issue took place (identification number was assigned to the additional securities issue): there was no additional issue.

     The bonds withing the issue are not secured.

     The bonds within the issue are not convertible.

7.
Category, series (type), form and other identification attributes of securities	Bonds Series BO-08
Exchange documentary (to bearer, subject to obligatory central storage) bonds; interest -bearing, documentary, to bearer, inconvertible, subject to obligatory central storage, maturing on the 1,092nd (one thousand ninety-second) day of the day of placement commencement, suitable for early repayment.
State registration number of the securities issue and state registration date (identification number of the issue and date of assignment thereof, in case the securities issue was not subject to state registration)	4B020801000B July 13, 2012
Registration authority performing state registration of the securities issue (the organization assigning an identification number to the securities issue, in case the securities issue was not subject to state registration)	CJSC MICEX Stock Exchange
Number of securities within the issue	10,000,000 pcs
Amount of the securities issue at par value or statement that in accordance with the laws of the Russian Federation this type of securities provides for no par value	RUB 10,000,000,000
Status of securities of the issue (placement was not started; being placed; placement completed; in circulation)	in circulation
date of state registration of the report on securities issue results (date of notification of securities issue results)	N/A
Number of interest (coupon) periods, for which payment of yield (coupons, interest) on securities of the issue (for bonds) is effected	12
Term (date) of repayment of securities of the issue	September 01, 2015
Web address of the page, where the text of the decision on issue of securities and prospectus (if any) is published	www.vtb.ru

     Information on securities issues, which are additional in relation to this securities issue and in relation to which state registration of the additional securities issue took place (identification number was assigned to the additional securities issue): there was no additional issue.

     The bonds withing the issue are not secured.

     The bonds within the issue are not convertible.

8.
Category, series (type), form and other identification attributes of securities	Bonds Series BO-19
Exchange documentary (to bearer, subject to obligatory central storage) bonds; interest -bearing, documentary, to bearer, inconvertible, subject to obligatory central storage, maturing on the 1,092nd (one thousand ninety-second) day of the day of placement commencement, suitable for early repayment.
State registration number of the securities issue and state registration date (identification number of the issue and date of assignment thereof, in case the securities issue was not subject to state registration)	4B021901000B July 13, 2012
Registration authority performing state registration of the securities issue (the organization assigning an identification number to the securities issue, in case the securities issue was not subject to state registration)	CJSC MICEX Stock Exchange
Number of securities within the issue	15,000,000 pcs
Amount of the securities issue at par value or statement that in accordance with the laws of the Russian Federation this type of securities provides for no par value	RUB 15,000,000,000
Status of securities of the issue (placement was not started; being placed; placement completed; in circulation)	in circulation
date of state registration of the report on securities issue results (date of notification of securities issue results)	N/A
Number of interest (coupon) periods, for which payment of yield (coupons, interest) on securities of the issue (for bonds) is effected	12
Term (date) of repayment of securities of the issue	October 01, 2015
Web address of the page, where the text of the decision on issue of securities and prospectus (if any) is published	www.vtb.ru

     Information on securities issues, which are additional in relation to this securities issue and in relation to which state registration of the additional securities issue took place (identification number was assigned to the additional securities issue): there was no additional issue.

     The bonds withing the issue are not secured.

     The bonds within the issue are not convertible.

9.
Category, series (type), form and other identification attributes of securities	Bonds Series BO-20
Exchange documentary (to bearer, subject to obligatory central storage) bonds; interest -bearing, documentary, to bearer, inconvertible, subject to obligatory central storage, maturing on the 1,092nd (one thousand ninety-second) day of the day of placement commencement, suitable for early repayment.
State registration number of the securities issue and	4B022001000B

state registration date (identification number of the issue and date of assignment thereof, in case the securities issue was not subject to state registration)	July 13, 2012
Registration authority performing state registration of the securities issue (the organization assigning an identification number to the securities issue, in case the securities issue was not subject to state registration)	CJSC MICEX Stock Exchange
Number of securities within the issue	15,000,000 pcs
Amount of the securities issue at par value or statement that in accordance with the laws of the Russian Federation this type of securities provides for no par value	RUB 15,000,000,000
Status of securities of the issue (placement was not started; being placed; placement completed; in circulation)	in circulation
date of state registration of the report on securities issue results (date of notification of securities issue results)	N/A
Number of interest (coupon) periods, for which payment of yield (coupons, interest) on securities of the issue (for bonds) is effected	12
Term (date) of repayment of securities of the issue	October 01, 2015
Web address of the page, where the text of the decision on issue of securities and prospectus (if any) is published	www.vtb.ru

     Information on securities issues, which are additional in relation to this securities issue and in relation to which state registration of the additional securities issue took place (identification number was assigned to the additional securities issue): there was no additional issue.

     The bonds withing the issue are not secured.

     The bonds within the issue are not convertible.

10.
Category, series (type), form and other identification attributes of securities	Bonds Series BO-21
Exchange documentary (to bearer, subject to obligatory central storage) bonds; interest -bearing, documentary, to bearer, inconvertible, subject to obligatory central storage, maturing on the 1,092nd (one thousand ninety-second) day of the day of placement commencement, suitable for early repayment.
State registration number of the securities issue and state registration date (identification number of the issue and date of assignment thereof, in case the securities issue was not subject to state registration)	4B022101000B July 13, 2012
Registration authority performing state registration of the securities issue (the organization assigning an identification number to the securities issue, in case the securities issue was not subject to state registration)	CJSC MICEX Stock Exchange
Number of securities within the issue	15,000,000 pcs
Amount of the securities issue at par value or statement that in accordance with the laws of the Russian Federation this type of securities provides for no par value	RUB 15,000,000,000

Status of securities of the issue (placement was not started; being placed; placement completed; in circulation)	in circulation
date of state registration of the report on securities issue results (date of notification of securities issue results)	N/A
Number of interest (coupon) periods, for which payment of yield (coupons, interest) on securities of the issue (for bonds) is effected	12
Term (date) of repayment of securities of the issue	January 19, 2016
Web address of the page, where the text of the decision on issue of securities and prospectus (if any) is published	www.vtb.ru

     Information on securities issues, which are additional in relation to this securities issue and in relation to which state registration of the additional securities issue took place (identification number was assigned to the additional securities issue): there was no additional issue.

     The bonds withing the issue are not secured.

     The bonds within the issue are not convertible.

11.
Category, series (type), form and other identification attributes of securities	Bonds Series BO-22
Exchange documentary (to bearer, subject to obligatory central storage) bonds; interest -bearing, documentary, to bearer, inconvertible, subject to obligatory central storage, maturing on the 1,092nd (one thousand ninety-second) day of the day of placement commencement, suitable for early repayment.
State registration number of the securities issue and state registration date (identification number of the issue and date of assignment thereof, in case the securities issue was not subject to state registration)	4B022201000B July 13, 2012
Registration authority performing state registration of the securities issue (the organization assigning an identification number to the securities issue, in case the securities issue was not subject to state registration)	CJSC MICEX Stock Exchange
Number of securities within the issue	15,000,000 pcs
Amount of the securities issue at par value or statement that in accordance with the laws of the Russian Federation this type of securities provides for no par value	RUB 15,000,000,000
Status of securities of the issue (placement was not started; being placed; placement completed; in circulation)	in circulation
date of state registration of the report on securities issue results (date of notification of securities issue results)	N/A
Number of interest (coupon) periods, for which payment of yield (coupons, interest) on securities of the issue (for bonds) is effected	12

Term (date) of repayment of securities of the issue	February 16, 2016
Web address of the page, where the text of the decision on issue of securities and prospectus (if any) is published	www.vtb.ru

     Information on securities issues, which are additional in relation to this securities issue and in relation to which state registration of the additional securities issue took place (identification number was assigned to the additional securities issue): there was no additional issue.

     The bonds withing the issue are not secured.

     The bonds within the issue are not convertible.

10.4. Data on the person(s) having provided collateral for the secured bonds of the issuing credit organization and on conditions of fulfillment of the obligations related to the secured bonds of the issuing credit organization

     Such persons are not available as no security was provided for the issuer’s bonds

10.5. Data on organizations providing for recording of rights for the equity securities of the issuing credit organization

     Entity maintaining the issuing credit organization’s Registered Securities Holders Register:

     Closed Joint Stock Company VTB Registrar

     Information on the registrar maintaining the issuing credit organization’s Registered Securities Holders Register:

Full corporate name:	Closed Joint Stock Company VTB Registrar
Abbreviated corporate name:	CJSC VTB Registrar
Location:	23, ul. Pravdy, Moscow, 127015
TIN:	771401001
OGRN:	1045605469744

     Information on the Registrar’s license for operations related to maintenance of the Securities Holders Register:

Number:	10-000-1-00347
Date of issue:	February 21, 2008
Validity period:	no limitation
License issuing authority:	Russian Federal Service on Financial Markets
Date from which the registrar maintains the issuing credit organization’s Registered Securities Holders Register:	July 18, 2006

     Other information on maintenance of the issuing credit organization’s Registered Securities Holders Register provided at sole discretion of the issuing credit organization:

     N/A

     The issuing credit organization circulates documentary securities subject to obligatory central storage.

     Information on the depository(s):

Full corporate name:	Non-bank Credit Organization Closed Joint-Stock Company National Settlement Depositary
Abbreviated corporate name:	NCO NSD, CJSC
Location:	Building 8, 1/13 Sredny Kislovsky pereulok, Moscow, 125009

     Information on the license number of a professional capital market player for acting as a depository on the securities market:

Number:	177-12042-000100
Date of issue:	February 19, 2009
Validity period:	no limitation
License issuing authority:	Russian Federal Service on Financial Markets

10.6. Data on legal acts regulating the matters related to capital import and export which can influence payment of dividends, interest and other payments to non-residents

     The titles and reference details of the Russian legal acts effective on the securities prospectus’ approval date that govern capital import and export issues and may influence payment of dividends on the shares of the lending institution being the issuer to non-residents, and if the issuer has any other securities in circulation - also on payment of interest and other payments due to the non-residents owning such securities
Federal Law On Foreign Exchange Regulation and Foreign Exchange Control # 173-FZ dated December 10, 2003.

     The titles and reference details of the Russian legal acts effective on the securities prospectus’ approval date that govern capital import and export issues and may influence payment of interest and other payments due to the non-residents owning the securities of the lending institution being the issuer

     Federal Law On Foreign Exchange Regulation and Foreign Exchange Control # 173-FZ dated December 10, 2003.

10.7. Description of procedure for taxation of the yield on the lending issuer’s issuable securities already placed and being placed

     Procedure for taxation of the yield on the securities of the lending institution being the issuer already placed and being placed

Procedure for taxation of the income from transactions in securities of Russian companies is governed by Chapter 25 Company Profit Tax, the Tax Code of the Russian Federation (hereinafter referred to as the Russian Tax Code).

Subject to the procedure established in the said chapter, the following income shall be taxable:
- income as dividends on shares;
- income as discount or interest (coupon) yield on bonds.

Income from acquisition of and expenditure on sale of securities shall also be taken into account while forming the profit tax base subject to the restrictions established by Article 280, the Russian Tax Code.

1.1. Taxation of the yield on issuable securities with the issuer (JSC VTB Bank).

Should the issuer (JSC VTB Bank) distribute its own shares at a higher price than their par value, the earned income shall be considered a share premium and be not taxable (Subparagraph 3, Paragraph 1, Article 251, the Russian Tax Code).

Should it distribute bonds at a higher price than their par value, the issuer (JSC VTB Bank) shall earn an income that pursuant to Article 250, the Russian Tax Code, shall be considered another extraordinary income and taxable at a 20-percent rate in the accounting (tax) period during which it occurred regardless of the actual funds receipt (accrual basis).

Should JSC VTB Bank retire its own bonds at a lower price than the offering price, the Bank shall have an income taxable at the generally established 20-percent yield rate (Paragraph 1, Article 284, the Russian Tax Code). The said income shall be included in the profit tax base in the accounting (tax) period during which the retirement took place according to the contractual conditions.

The following tax rates shall apply to the income as dividends received by the shareholders (Paragraph 3, Article 284, the Russian Tax Code):

Being the income payment source, JSC VTB Bank shall deduct a company profit tax from the amount of the dividends paid to its shareholders at the above mentioned rates and transfer it to the state budget not later than the date subsequent to the income payment date.

0 percent - for the income earned by Russian companies as dividends, provided that the company receiving the dividends have continuously been owning at least a 50-percent contribution (share) in the authorized (contributed) capital (fund) of JSC VTB Bank or depositary receipts entitling to receive dividends in the amount equal at least to 50 percent of the total amount of the dividends paid by JSC VTB Bank for at least 365 consecutive days on the date of the decision about paying the dividends;

9 percent – for the income earned as dividends on shares by Russian companies from Russian companies;

15 percent – for the income earned as dividends on shares by foreign companies from Russian companies subject to the effective provisions of the international treaties of the Russian Federation governing taxation issues.

The income as dividends paid by the Bank to the State Corporation ‘Bank for Development and Foreign Economic Affairs (Vnesheconombank)’ shall be exempt from taxation according to Article 6, Federal Law # 83-FZ as of May 17, 2007.

1.2. Taxation of the yield on the issuable securities with the owners - Russian companies.

Should shareholding Russian companies that acquired JSC VTB Bank’s shares sell (withdraw) them, they shall pay a company profit tax on the difference between these securities’ selling (withdrawal) price and acquisition price based on the costs associated with their acquisition and selling at the generally established 20-percent rate subject to the following.

The selling price of the shares circulating on the regulated securities market shall at least be equal to the minimum market price determined:
- on the date of the selling transaction (trading date) if the transaction is carried out though a trade organizer;
- on the contract date if shares are sold outside the regulated market.
Should the shares be sold at a lower price than the minimum market one, the share’s minimum market price shall be used as the actual selling price.

The acquisition price of the shares circulating on the regulated securities market shall not exceed the maximum market price determined:
- on the date of the purchase transaction (trading date) if the transaction is carried out though a trade organizer;
- on the contract date if shares are acquired outside the regulated market.

Should the shares be acquired at a higher price than the maximum market one, the share’s maximum market price shall be used as the actual acquisition price.

If JSC VTB Bank’s shares do not circulate on the regulated securities market on the date of their acquisition by Russian companies, their actual acquisition price will be recognized for taxation purposes provided that its amount does not exceed the shares’ accounting price increased by 20 percent on the purchase transaction’s date. Should this condition be not fulfilled, the respective accounting price of the shares increased by 20 percent shall be recognized for taxation purposes.

If JSC VTB Bank’s shares do not circulate on the regulated securities market on the date of their selling by Russian companies, their actual selling price will be recognized for taxation purposes provided that its amount is at least equal to the shares’ accounting price reduced by 20 percent on the securities selling transaction’s date. Should this condition be not fulfilled, the respective accounting price of the shares reduced by 20 percent shall be recognized for taxation purposes.

In the event of selling (withdrawal) of JSC VTB Bank’s shares acquired by a shareholding Russian company with JSC VTB Bank’s authorized capital’s increase, the taxable income shall be determined as the difference between the selling (withdrawal) price and the initially paid value of the shares adjusted for the change in the number of shares as a result of the authorized capital’s increase.

The income as dividends paid by the issuer to a shareholder shall not be taxable with the shareholding Russian company provided the tax deduction by the issuer during the dividends’ payment is confirmed.

Two income types shall be formed with the Russian companies owning bonds including mortgage-backed ones:
- bond sale (withdrawal) income;
- interest (coupon, discount) yield paid by the issuer in compliance with the bond issue conditions.

The bond sale (withdrawal) income shall be taken into account when forming the profit tax base with the profit taxable at the generally established 20-percent profit tax rate.

Irrespective of the sales income recognition (on the cash or accrual basis), the securities sale income shall be recognized on the securities ownership transfer date (Article 39, the Russian Tax Code).

The taxation laws set restrictions for bond selling and acquisition prices equivalent to the restrictions for shares.

For foreign-currency-denominated securities, if their actual selling price in the foreign currency is less than the minimum price in the foreign currency registered by the trade organizer on the trading date, the minimum price at the rate of the Bank of Russia on the securities’ selling date shall be used for taxation purposes.

For taxation purposes, the amount of the interest (coupon, discount) yield on bonds shall be determined by the owning Russian companies based on the established debt instrument yield and a debt instrument’s validity within the accounting period.

An accumulated interest (coupon) yield means a part of the interest (coupon) yield to be paid according to the security issue conditions calculated in proportion to the number of days from the date of a security’s issue date or the date of payment of the previous coupon yield to the transaction date (the security’s transfer date).

In case of an early bond redemption, the interest shall be determined based on the interest rate specified in the issue conditions and the actual time of the loan proceeds’ use. For companies that perform tax accounting on the accrual basis and for companies that perform tax accounting on the cash basis the yield payment date in compliance with the issue conditions or the last day of the month of the relevant accounting period and the actual payment date (the date when money is received on accounts with banks and/or in the till) respectively shall be the interest yield recognition date.

Interest (coupon) yield on bonds issued by JSC VTB Bank shall be taxable at a 20-percent rate, except for:

- mortgage-backed bonds issued for at least three years before January 1, 2007 the interest yield on which shall be taxable at a 9-percent rate;
- mortgage-backed bonds issued after January 1, 2007 the interest yield on which shall be taxable at a 15-percent rate.

2. Procedure and conditions of taxation of personal income earned as dividends and interest from the securities’ issuer - a Russian lending institution - and of the income from selling shares or any other securities of the issuer - the Russian lending institution - in or outside Russia.

The procedure for taxation of personal income from transactions in securities is governed by Chapter 23 Personal Income Tax, the Russian Tax Code.

According to the procedure set forth in the said chapter, personal income tax (hereinafter referred to as ‘tax’) shall apply to the income earned by individuals (both tax residents and non-residents of the Russian Federation) as:
- dividends on shares;
- interest (coupon), discount on bonds;
- income from sale of shares and bonds;
- income in kind and/or as a financial gain from receipt (acquisition) of shares/bonds free of charge or with partial payment or at a lower price than the securities’ market value.

The Russian company from which or arising out of the relations with which taxpayers earn an income and recognized as a fiscal agent as per Chapter 23, the Russian Tax Code, shall be obliged to compute, deduct the tax from the income paid to a taxpayer and pay it to the state budget.

2.1. Taxation of dividends on JSC VTB Bank’s shares.

The tax shall be computed and deducted from the dividends on JSC VTB Bank’s shares at each payment of the dividends to private shareholders.

JSC VTB Bank shall determine the tax base, compute and deduct the tax individually for each private shareholder for the benefit of whom the dividends are distributed.

The tax and the tax base shall be determined as specified in Article 275, the Russian Tax Code.

The tax shall be deducted from the money allocated for payment of the dividends individually for each private shareholder. The tax shall be deducted not later than the date of transfer of the dividends’ amount due to an individual to his/her account open with a bank or to accounts of third parties (nominee shareholders).

The deducted tax amount shall be paid to the state budget not later than the date subsequent to the dividend transfer date (Paragraph 6, Article 226, the Russian Tax Code).

2.2. Taxation of interest (coupon, discount) yield on JSC VTB Bank’s bonds.

The interest (coupon, discount) yield paid to individuals owning the Bank’s bonds shall be taxable based on the following peculiarities:

2.2.1. For the interest yield paid by JSC VTB Bank on coupon bonds, the tax base shall be determined in the amount of the coupon yield accrued for the payment date.

The tax on the interest (coupon) yield shall be deducted from the money transferred for payment on bonds to the bank accounts of their owners and/or the custody accounts of foreign custodians, the custody accounts of depositary receipt facilities opened in JSC VTB Bank’s Depositary due to the individuals being their depositors on the issuable securities subject to obligatory central storage issued by JSC VTB Bank after January 1, 2012.

The deducted tax amount shall be paid to the state budget not later than the date subsequent to the date of the interest (coupon) yield’s entry to the relevant accounts of individuals (nominee shareholders).

2.2.2. The interest (coupon) yield earned/paid by individuals through bond purchase transactions on the secondary market shall be included in the income/expenditure taken into account to determine the tax base for transactions in securities. The tax base shall be determined by the relevant Russian company that is a fiscal agent (broker, trust manager that performs securities trading in behalf of an individual).

2.3. Taxation of income from sale of JSC VTB Bank’s shares and bonds.

The income earned by individuals from sale of shares and bonds shall be taxable subject to the provisions of Article 214.1, the Russian Tax Code.

Selling any shares (bonds) on behalf of the individual who is their owner under a brokerage (agency) or any other similar contract with the Bank, the Bank shall determine the tax base, compute, deduct and pay the tax on the earned income to the state budget as a fiscal agent.

Positive financial performance of all the transactions in trading shares (bonds) of the relevant category (floating/non-floating on the regulated securities market) calculated for the tax period (calendar year) shall be recognized as the tax base.

The financial performance shall be determined as the difference between the sums of the income from the transactions in trading of securities of the relevant category less any documented and actually made expenditure of the taxpayer associated with acquisition, sale, storage and redemption of such securities.

The tax shall be computed and deducted from the tax base determined at the end of the tax period and before it expires if any money is paid (any securities are transferred) to the taxpayer. The deducted tax shall be paid to the state budget to the tax authority where the company trading securities on behalf of individuals is registered prior to or on the date subsequent to the date of the tax’ deduction from the taxpayer’s funds.

If an individual sold any shares (bonds) independently, the tax shall be paid based on a 3-НДФЛ tax return that is filed to the tax authority (a resident taxpayer and a non-resident taxpayer shall submit the return at the end of the tax period within which the income was earned and at least a month before his/her departure from Russia respectively).

The tax base shall be calculated based on the expenditure made by the taxpayer.

Individuals who are residents of Russia and sell JSC VTB Bank’s shares outside Russia shall pay the personal income tax based on a tax return filed to the tax authority where they are registered in Russia.

An individual being a non-resident of Russia shall pay the personal income tax on the income from the shares’ sale outside Russia in compliance with the laws of the relevant foreign country. No Russian tax shall be paid on the earned income.

2.4. Taxation of income in kind and/or as a financial gain from receipt (acquisition) of JSC VTB Bank’s shares/bonds.

Personal income earned in kind in case when assignment of shares and bonds to individuals is gratuitous or partially paid (except for the value of the shares obtained free of charge/positive difference between the shares’ new and initial value not taxable as per Paragraph 19, Article 217, the Russian Tax Code), and personal income earned as a financial gain from acquisition of securities shall be taxable based on the following peculiarities:

- a Russian company that assigned the relevant securities to individuals and/or paid (completely/partially) at its own expense the value of the securities assigned to the individuals shall be recognized as a fiscal agent regarding the personal income earned in kind from securities trading;

- the relevant company purchasing securities on behalf of an individual shall be recognized as a fiscal agent regarding the personal income earned as a financial gain from purchase of the securities at a lower price than the market value.

When the income is earned in kind, the value (part of the value) of the securities assigned to an individual free of charge (partially paid) shall be used as the tax base.

When the income is earned as a financial gain from acquisition of securities floating/non-floating on the regulated securities market, the tax base shall be determined:

- for floating securities, as an excess of the securities’ market price including its price variation limit over the amount of the taxpayer’s actual expenses on their acquisition.

- for non-floating securities, as an excess of the securities’ accounting price including its price variation limit over the amount of the taxpayer’s actual expenses on their acquisition.

The securities’ market price, accounting price, market price’s variation limit shall be determined as per the Procedure approved by order #10-65/пз-н of the Federal Financial Markets Service dated November 9, 2010.

The income payment source shall compute and deduct the tax on the income earned in kind/as a financial gain from acquisition of securities, if it is possible to deduct the tax from the taxpayer’s income received in cash from the same income payment source. Should it be impossible to deduct the computed amount of the tax from the taxpayer’s income, the fiscal agent shall duly inform in writing the taxpayer and the tax authority where it is registered that it cannot deduct the tax and of the tax amount within a month from the expiry date of the tax period within which the relevant circumstances arose.

2.5. Tax Rates.

The tax on any income as dividends on any shares distributed for the benefit of a private shareholder of the Bank who is a tax resident of Russia and on the income as interest on mortgage-backed bonds issued before January 1, 2007 shall be computed at a 9-percent rate specified in Paragraph 4, Article 224, the Russian Tax Code. This being said, individuals actually staying in Russia for at least 183 consecutive days within 12 running months determined on the date when the income is received from a source in Russia shall be recognized as tax residents. The tax on interest (coupon, discount) yield on bonds (except for mortgage-backed bonds issued before January 1, 2007), income from securities trading, income in kind and/or as a financial gain from acquisition of securities earned by individuals who are tax residents of Russia shall be computed at a 13-percent rate (Paragraph 1, Article 224, the Russian Tax Code).

The tax on any income as dividends on the Bank’s shares paid to the Bank’s private shareholders who are not tax residents of Russia shall be computed at a 15-percent rate (Paragraph 3, Article 224, the Russian Tax Code), unless otherwise specified in the provisions of the relevant international double taxation treaty (agreement). A 30% tax rate shall apply to any other yield on issuable securities paid to individuals who are not tax residents of Russia, unless otherwise specified in the provisions of the relevant international double taxation treaty (agreement).

To apply the tax rates set by the relevant international treaty (agreement):

- prior to the income payment date, individuals who are not tax residents of Russia shall provide to the Depositary an official proof that the relevant individual is a resident of the country with which a double taxation treaty is in force;

- foreign nominee shareholders, foreign custodians and persons for whom custody accounts of depositary receipt facilities were opened that and who transfer the income to the individuals being their depositors on issuable securities subject to obligatory central storage, issued by JSC VTB Bank after January 1, 2012, shall provide data on the individuals to the Depositary as per Paragraph 5, Article 214, the Russian Tax Code.

3. Procedure and conditions of charging a profit tax on the income of legal entities (both Russian and foreign companies operating in Russia through their permanent representative offices and/or earning income from any sources in Russia) earned by a company from sale of securities and as dividends or interest paid on the securities of the lending institution being the issuer.

Taxation of any foreign companies’ income shall be performed in compliance with the provisions of Chapter 25, the Russian Tax Code, and international treaties (agreements) governing taxation issues.

3.1. Procedure for taxation of income as dividends on shares of Russian companies paid to a foreign company.

The income as dividends on shares of Russian companies paid to a foreign company shall be taxable as stipulated in Chapter 25, the Russian Tax Code.

The profit tax on the income as dividends on the Bank’s shares shall be deducted at a 15% rate by the Bank that is the payment (income) source and the shares’ issuer (Article 309, the Russian Tax Code).

Should the Bank pay to the foreign company any dividends that are taxable at lower rates in Russia under international treaties (agreements), the Bank shall compute and deduct the tax from the dividends at the relevant lower rates, if the foreign company provides a document confirming that it has a permanent residence in a country with which Russia has an international treaty (agreement) governing taxation issues, and this document must be certified by the relevant authority of this foreign country.

3.2. Procedure for taxation of yield on JSC VTB Bank’s bonds owned by foreign companies.

No profit tax deducted from the income payment source shall be charged on a foreign company’s income from bond sale (redemption), only unless it is related to this foreign company’s permanent representative office in Russia.

Should the foreign company be a resident of a country with which Russia has a valid double taxation treaty, the said income shall be taxable subject to the provisions of the relevant treaty.

The profit tax deducted from the income payment source shall be charged on the interest (discount) yield on bonds as per Subparagraph 3, Paragraph 1, Article 309, the Russian Tax Code.

When the accumulated coupon yield is paid, all the interest yield accrued by the issuer for the actual time of the securities’ circulation according to their issue conditions shall be taxable. However, the taxable base shall not be reduced by the amount of the coupon yield paid by this company under a purchase contract when a security is acquired.

When the taxable base for the discount yield is calculated, all the discount yield determined as the difference between the bond’s repurchase price and its initial sale price shall be taxable.

Any foreign companies operating in Russia through their permanent representative offices shall determine the income from bond sale (redemption) as required for Russian companies, only if this income is related to the permanent representative office.

The Depositary paying any income on issuable securities subject to obligatory central storage, with their issue’s state registration or their identification number assignment dated after January 1, 2012, that are posted to a foreign nominee shareholder’s custody account, a foreign custodian’s custody account, and/or a custody account of depositary receipt facilities, shall compute, deduct and transfer the company profit tax as per the provisions of Article 310.1, the Russian Tax Code, and of any international treaties (agreements) governing taxation issues, subject to the type of the income paid.

The Depositary may apply the profit tax rate set for the interest income, only if the foreign company the income is paid to (nominee shareholder, custodian, or a person for whom the depositary opened a custody account of depositary receipt facilities) furnished information about the companies exercising the securities-related rights to it. This information shall be provided within three business days from the date when the information about transfer of the securities-related payments to the depositors is disclosed. Should this information be not provided, the Depositary shall be obliged to compute the profit tax at the rate specified in Paragraph 3, Article 224, the Russian Tax Code (i.e. at the 30-percent profit tax rate for personal income of non-residents of Russia).

3.3. Tax Rates.

A 20-percent tax rate shall apply to any interest (coupon, discount) yield received by any foreign companies from JSC VTB Bank according to the bond issue conditions (Subparagraph 1, Paragraph 2, Article 284, the Russian Tax Code), unless otherwise specified in the relevant international treaty (agreement) governing taxation issues.
To apply the rates set by the provisions of international treaties of the Russian Federation, a foreign company shall prove to the Bank or its branch that this foreign company has a permanent residence in a country with which Russia has an international treaty governing taxation issues.

10.8. Data on the announced (accrued) and paid dividends on the shares of the issuer and on the income from the bonds of the issuer

10.8.1. Data on the announced and paid dividends on the shares of the issuer

1.
Index	Accounting period
Category of shares, for preferred shares - type	Common (non-documentary) shares

Management body of the issuing credit organization taking the decision on dividend announcement, date of taking such decision, date of execution and number of the minutes of the meeting of the management body of the issuing credit organization, where such decision was taken

General meeting of shareholders of 26.06.2008 (Minutes of 11.07.2008, No. 37)
Amount of announced dividend per share, rubles	RUB 0.00134
Aggregate amount of announced dividend on all shares of such category (type), rubles	RUB9,010,345,602.09
Date of working out of the list of persons entitled to dividend	07.05.2008
Accounting period (year, quarter), for which (at the end) the announced dividend are (were) paid	2007
Set date of announced dividend payout	60 days
Form of payment of the announced dividends (money, other assets)	Transfer by clearing to shareholders’ bank accounts; by cash in the Branch Office of JSC VTB Bank in Saint-Petersburg (address: 30, ul. Bolshaya Morskaya, Saint-Petersburg)
Source of payment of the announced dividends (net profit for the accounting year, undistributed net profit for previous years, a special fund)	net profit for the accounting year
Share of announced dividends in the net profit for the accounting year, %	50.11875363
Total amount of the paid dividends on shares of such category (type), rubles	RUB9,010,019,829.55
Share of paid dividends in the total amount of announced dividends on shares of such category (type), %	99.99638446

In case the announced dividends were not paid or partially paid by the issuing organization - causes of such nonpayment of the announced dividends*

Other data on announced and/or paid dividends, specified by the issuing credit organization at its own discretion

1. Incorrect payment details of shareholders. 2. Shareholders’ failure to appear for receipt of dividends in cash in accordance with the payment conditions

* - data is specified as of 26.08.2011 For the purposes of P. 5, Article 42 of Federal Law No. 208-FZ On Joint-Stock Companies, due to the fact that on August 26, 2011, the period when shareholders of JSC VTB Bank may demand payment of dividends for 2007 expires, the amount of announced and non-demanded dividends was restored as undistributed profit.

2.
Index	Accounting period
Category of shares, for preferred shares - type	Common (non-documentary) shares

Management body of the issuing credit organization taking the decision on dividend announcement, date of taking such decision, date of execution and number of the minutes of the meeting of the management body of the issuing credit organization, where such decision was taken

General meeting of shareholders on June 29, 2009 (Minutes as of July 10, 2009, No. 38)
Amount of announced dividend per share, rubles	RUB0.000447
Aggregate amount of announced dividend on all shares of such category (type), rubles	RUB3,005,689,913.54
Date of working out of the list of persons entitled to dividend	13.05.2009
Accounting period (year, quarter), for which (at the end) the announced dividend are (were) paid	2008
Set date of announced dividend payout	60 days
Form of payment of the announced dividends (money, other assets)	Transfer by clearing to shareholders’ bank accounts; by cash in the Branch Office of JSC VTB Bank in Saint-Petersburg (address: 30, ul. Bolshaya Morskaya, Saint-Petersburg)
Source of payment of the announced dividends (net profit for the accounting year, undistributed net profit for previous years, a special fund)	net profit for the accounting year
Share of announced dividends in the net profit for the accounting year, %	11,17590612
Total amount of the paid dividends on shares of such category (type), rubles	RUB3,005,505,166.38
Share of paid dividends in the total amount of announced dividends on shares of such category (type), %	99,99385342
In case the announced dividends were not paid or partially paid by the issuing organization - causes of such nonpayment of the announced dividends*	1. Incorrect payment details of shareholders. 2. Shareholders’ failure to appear for receipt of dividends in cash in accordance with the payment conditions
Other data on announced and/or paid dividends, specified by the issuing credit organization at its own discretion

* - data is specified as of August 28, 2012 For the purposes of P. 5, Article 42 of Federal Law No. 208-FZ On Joint-Stock Companies, due to the fact that on August 28, 2012, the period when shareholders of JSC VTB Bank may demand payment of dividends for 2008 expires, the amount of announced and non-demanded dividends was restored as undistributed profit.

3.
Index	Accounting period
Category of shares, for preferred shares - type	Common (non-documentary) shares

Management body of the issuing credit organization taking the decision on dividend announcement, date of taking such decision, date of execution and number of the minutes of the meeting of the management body of the issuing credit organization, where such decision was taken

General meeting of shareholders on June 4, 2010 (Minutes as of June 9, 2010, No. 39)
Amount of announced dividend per share, rubles	RUB 0.00058
Aggregate amount of announced dividend on all shares of such category (type), rubles	RUB6,067,113,975.66
Date of working out of the list of persons entitled to dividend	16.04.2010
Accounting period (year, quarter), for which (at the end) the announced dividend are (were) paid	2009
Set date of announced dividend payout	60 days
Form of payment of the announced dividends (money, other assets)	Transfer by clearing to shareholders’ bank accounts; by cash in the Branch Office of JSC VTB Bank in Saint-Petersburg (address: 30, ul. Bolshaya Morskaya, Saint-Petersburg)
Source of payment of the announced dividends (net profit for the accounting year, undistributed net profit for previous years, a special fund)	net profit for the accounting year
Share of announced dividends in the net profit for the accounting year, %	25,54375781
Total amount of the paid dividends on shares of such category (type), rubles	RUB6,066,695,427.67
Share of paid dividends in the total amount of announced dividends on shares of such category (type), %	99,99310137
In case the announced dividends were not paid or partially paid by the issuing organization - causes of such nonpayment of the announced dividends*	1. Incorrect payment details of shareholders. 2. Shareholders’ failure to appear for receipt of dividends in cash in accordance with the payment conditions
Other data on announced and/or paid dividends, specified by the issuing credit organization at its own discretion

4.
Index	Accounting period
Category of shares, for preferred shares - type	Common (non-documentary) shares

Management body of the issuing credit organization taking the decision on dividend announcement, date of taking such decision, date of execution and number of the minutes of the meeting of the management body of the issuing credit organization, where such decision was taken

General meeting of shareholders on June 3, 2011 (Minutes as of June 8, 2011, No. 40)
Amount of announced dividend per share, rubles	RUB0.00058
Aggregate amount of announced dividend on all shares of such category (type), rubles	RUB6,067,113,975.66
Date of working out of the list of persons entitled to dividend	21.04.2011
Accounting period (year, quarter), for which (at the end) the announced dividend are (were) paid	2010
Set date of announced dividend payout	60 days

Form of payment of the announced dividends (money, other assets)	Transfer by clearing to shareholders’ bank accounts; by cash in the Branch Office of JSC VTB Bank in Saint-Petersburg (address: 30, ul. Bolshaya Morskaya, Saint-Petersburg)
Source of payment of the announced dividends (net profit for the accounting year, undistributed net profit for previous years, a special fund)	net profit for the accounting year
Share of announced dividends in the net profit for the accounting year, %	13,99796655
Total amount of the paid dividends on shares of such category (type), rubles	RUB6,066,767,513.71
Share of paid dividends in the total amount of announced dividends on shares of such category (type), %	99,99428951
In case the announced dividends were not paid or partially paid by the issuing organization - causes of such nonpayment of the announced dividends*	1. Incorrect payment details of shareholders. 2. Shareholders’ failure to appear for receipt of dividends in cash in accordance with the payment conditions
Other data on announced and/or paid dividends, specified by the issuing credit organization at its own discretion

5.
Index	Accounting period
Category of shares, for preferred shares - type	Common (non-documentary) shares

Management body of the issuing credit organization taking the decision on dividend announcement, date of taking such decision, date of execution and number of the minutes of the meeting of the management body of the issuing credit organization, where such decision was taken

General meeting of shareholders on June 8, 2012 (Minutes as of June 8, 2012, No. 41)
Amount of announced dividend per share, rubles	RUB0.00088
Aggregate amount of announced dividend on all shares of such category (type), rubles	RUB9,205,276,376.86
Date of working out of the list of persons entitled to dividend	26.04.2012
Accounting period (year, quarter), for which (at the end) the announced dividend are (were) paid	2011
Set date of announced dividend payout	60 days
Form of payment of the announced dividends (money, other assets)	Transfer by clearing to shareholders’ bank accounts; by cash in Branch Office OPERU-5 of JSC VTB Bank in Saint-Petersburg (address: 5, ul. Bolshaya Morskaya, Saint-Petersburg)
Source of payment of the announced dividends (net profit for the accounting year, undistributed net profit for previous years, a special fund)	net profit for the accounting year
Share of announced dividends in the net profit for the accounting year, %	37,71729751
Total amount of the paid dividends on shares of such category (type), rubles	RUB9,204,660,027.64
Share of paid dividends in the total amount of announced dividends on shares of such category (type), %	99,99330439
In case the announced dividends were not paid or partially paid by the issuing organization - causes of such nonpayment of the announced dividends*	1. Incorrect payment details of shareholders. 2. Shareholders’ failure to appear for receipt of dividends in cash in accordance with the payment conditions
Other data on announced and/or paid dividends, specified by the issuing credit organization at its own discretion

10.8.2. Data on the accrued and paid income from the bonds of the issuer

     Data on the issues of the bonds on which yield has been paid for the last 5 closed fiscal years and for each closed fiscal year if the issuer has been operating for less than 5 years, and for the period from the beginning of the current year to the date on which the accounting quarter ends:

1.
Index	Accounting period
Category of securities (bonds), series, form and other identification attributes of bond issue	Documentary, to bearer, with execution of one certificate subject to obligatory central storage; 15,000,000 (five million) series 05 bonds with par value of RUB1,000 (one thousand) per each; interest-bearing, inconvertible bonds.

State registration number of the bond issue and state registration date (identification number of the bond issue and date of assignment thereof, in case the bond issue was not subject to state registration)

40401000B August 2, 2005
Type of yield paid on bonds of the issue (par value, interest (coupon), other)	coupon
Amount of yield to be paid on the bonds of the issue, in monetary terms, per one bond of the issue, rubles	608,36
Aggregate amount of yield to be paid on the bonds of the issue, in monetary terms, for all bonds of the issue, rubles	7 130 216 652,31
Set date of payment of yield on the bonds of the issue	Coupon yield is paid on the date of termination of the respective coupon period. Coupon payment periodicity - 91 days
26.01.2006 27.04.2006 27.07.2006 26.10.2006 25.01.2007

26.04.2007
26.07.2007
25.10.2007
24.01.2008
24.04.2008
24.07.2008
23.10.2008
22.01.2009
23.04.2009
23.07.2009
22.10.2009
21.01.2010
22.04.2010
22.07.2010
21.10.2010
20.01.2011
21.04.2011
21.07.2011
20.10.2011
19.01.2012
18.04.2012
18.07.2012
18.10.2012
17.01.2013
18.04.2013
Form of payment of bond yield of the issue (money, other assets)	By bank transfer in Russian rubles to holders’ bank accounts
Total amount of bond yield paid on all bonds of the issue, rubles	231,900,000.00
231,900,000.00
231,900,000.00
231,900,000.00
231,900,000.00
231,900,000.00
134,338,648.41
181 704 877,83
220,539,277.83
220 539 277,83
280 540 020,16
311 199 220,16
311 199 220,16
311 199 220,16
557 399 838,60
557 399 838,60
557 399 838,60
557 399 838,60
27 539 392,50
77 419 687,05
77 419 687,05
77 368 027,05
77 419 687,05
77 419 687,05
77 419 687,05
77 420 037,60
171 075 816,90
264 749 751,00
264 749 806,35
267 956 268,75

Share of paid bond yield of the issue in the total amount of bond yield to be paid on the bonds of the issue, %	100%
In case the bond yield, subject to payment, was not paid or was partially paid by the issuing organization - causes of such yield nonpayment*	N/A
Other data on bond yield for the bonds of the issue, specified by the issuing credit organization at its own discretion	N/A

2.
Index	Accounting period
Category of securities (bonds), series, form and other identification attributes of bond issue	Documentary, to bearer, with execution of one certificate subject to obligatory central storage; 15,000,000 (five million) series 06 bonds with par value of RUB1,000 (one thousand) per each; interest-bearing, inconvertible bonds.

State registration number of the bond issue and state registration date (identification number of the bond issue and date of assignment thereof, in case the bond issue was not subject to state registration)

40501000B August 2, 2005
Type of yield paid on bonds of the issue (par value, interest (coupon), other)	coupon
Amount of yield to be paid on the bonds of the issue, in monetary terms, per one bond of the issue, rubles	508,37
Aggregate amount of yield to be paid on the bonds of the issue, in monetary terms, for all bonds of the issue, rubles	7 886 816 384,76
Set date of payment of yield on the bonds of the issue	Coupon yield is paid on the date of termination of the respective coupon period. Coupon payment periodicity - 91 days
18.10.2006 17.01.2007 18.04.2007 18.07.2007 17.10.2007 16.01.2008 16.04.2008 16.07.2008 15.10.2008 14.01.2009 15.04.2009 15.07.2009 14.10.2009 13.01.2010 14.04.2010 14.07.2010 13.10.2010

12.01.2011 13.04.2011 13.07.2011 12.10.2011 11.01.2012 10.04.2012 10.07.2012 10.10.2012 09.01.2013 10.04.2013
Form of payment of bond yield of the issue (money, other assets)	By bank transfer in Russian rubles to holders’ bank accounts
Total amount of bond yield paid on all bonds of the issue, rubles	243,150,000.00
243,150,000.00
243,150,000.00
243,150,000.00
215,100,000.00
215,100,000.00
215,100,000.00
215,100,000.00
321 600 000,00
321 600 000,00
321 600 000,00
321 600 000,00
493,454,096.19
493 454 096,19
493,454,096.19
493 454 096,19
269,250,000.00
269,250,000.00
269,250,000.00
269,250,000.00
269,250,000.00
269,250,000.00
269,250,000.00
269 250 000,00
319 800 000,00
319 800 000,00
319 800 000,00
Share of paid bond yield of the issue in the total amount of bond yield to be paid on the bonds of the issue, %	100%
In case the bond yield, subject to payment, was not paid or was partially paid by the issuing organization - causes of such yield nonpayment*	N/A
Other data on bond yield for the bonds of the issue, specified by the issuing credit organization at its own discretion	N/A

3.
Index	Accounting period
Category of securities (bonds), series, form and other identification attributes of bond issue	Exchange documentary (to bearer, subject to obligatory central storage) bonds; 5,000,000 (five million) series БO-01 bonds with par value of RUB1,000 (one thousand) per each; interest -bearing, documentary, to bearer, inconvertible, subject to obligatory central storage, maturing on the 1,092nd (one thousand ninety-second) day of the day of placement commencement, suitable for early repayment.

State registration number of the bond issue and state registration date (identification number of the bond issue and date of assignment thereof, in case the bond issue was not subject to state registration)

4B020101000B February 5, 2010
Type of yield paid on bonds of the issue (par value, interest (coupon), other)	coupon
Amount of yield to be paid on the bonds of the issue, in monetary terms, per one bond of the issue, rubles	227,40
Aggregate amount of yield to be paid on the bonds of the issue, in monetary terms, for all bonds of the issue, rubles	1 137 000 000,00
Set date of payment of yield on the bonds of the issue	Coupon yield is paid on the date of termination of the respective coupon period. Coupon payment periodicity - 91 days
18.06.2010 17.09.2010 17.12.2010 18.03.2011 17.06.2011 16.09.2011 16.12.2011 16.03.2012 14.06.2012 13.09.2012 14.12.2012 15.03.2013
Form of payment of bond yield of the issue (money, other assets)	By bank transfer in Russian rubles to holders’ bank accounts
Total amount of bond yield paid on all bonds of the issue, rubles	94 750 000,00 94 750 000,00 94 750 000,00 94 750 000,00 94 750 000,00 94 750 000,00 94 750 000,00 94 750 000,00 94,750,000.00 94,750,000.00 94 750 000,00 94 750 000,00
Share of paid bond yield of the issue in the total amount of bond yield to be paid on the bonds of the issue, %	100%
In case the bond yield, subject to payment, was not paid or was partially paid by the issuing organization - causes of such yield nonpayment*	N/A
Other data on bond yield for the bonds of the issue, specified by the issuing credit organization at its own discretion	N/A

4.
Index	Accounting period
Category of securities (bonds), series, form and other identification attributes of bond issue	Exchange documentary (to bearer, subject to obligatory central storage) bonds; 5,000,000 (five million) series БO-02 bonds with par value of RUB1,000 (one thousand) per each; interest -bearing, documentary, to bearer, inconvertible, subject to obligatory central storage, maturing on the 1,092nd (one thousand ninety-second) day of the day of placement commencement, suitable for early repayment.

State registration number of the bond issue and state registration date (identification number of the bond issue and date of assignment thereof, in case the bond issue was not subject to state registration)

4B020201000B February 5, 2010
Type of yield paid on bonds of the issue (par value, interest (coupon), other)	coupon
Amount of yield to be paid on the bonds of the issue, in monetary terms, per one bond of the issue, rubles	227,40
Aggregate amount of yield to be paid on the bonds of the issue, in monetary terms, for all bonds of the issue, rubles	1 137 000 000,00
Set date of payment of yield on the bonds of the issue	Coupon yield is paid on the date of termination of the respective coupon period. Coupon payment periodicity - 91 days
18.06.2010 17.09.2010 17.12.2010 18.03.2011 17.06.2011 16.09.2011 16.12.2011 16.03.2012 14.06.2012 13.09.2012 14.12.2012 15.03.2013
Form of payment of bond yield of the issue (money, other assets)	By bank transfer in Russian rubles to holders’ bank accounts
Total amount of bond yield paid on all bonds of the issue, rubles	94 750 000,00 94 750 000,00 94 750 000,00

94 750 000,00 94 750 000,00 94 750 000,00 94 750 000,00 94 750 000,00 94 750 000,00 94 750 000,00 94 750 000,00 94 750 000,00
Share of paid bond yield of the issue in the total amount of bond yield to be paid on the bonds of the issue, %	100%
In case the bond yield, subject to payment, was not paid or was partially paid by the issuing organization - causes of such yield nonpayment*	N/A
Other data on bond yield for the bonds of the issue, specified by the issuing credit organization at its own discretion	N/A

5.
Index	Accounting period
Category of securities (bonds), series, form and other identification attributes of bond issue	Exchange, interest-bearing, documentary, inconvertible, to bearer, subject to obligatory central storage, suitable for early repayment. 10,000,000 (ten million) series БО-05 bonds with par value of RUB1,000 (one thousand) per each, maturing on the 1,092nd (one thousand ninety-second) day of the day of the exchange bonds’ placement commencement
State registration number of the bond issue and state registration date (identification number of the bond issue and date of assignment thereof, in case the bond issue was not subject to state registration)	4В020501000В February 5, 2010
Type of yield paid on bonds of the issue (par value, interest (coupon), other)	coupon
Amount of yield to be paid on the bonds of the issue, in monetary terms, per one bond of the issue, rubles	227,40
Aggregate amount of yield to be paid on the bonds of the issue, in monetary terms, for all bonds of the issue, rubles	2,274,000,000.00
Set date of payment of yield on the bonds of the issue	Coupon yield is paid on the date of termination of the respective coupon period. Coupon payment periodicity - 91 days
18.06.2010 17.09.2010 17.12.2010 18.03.2011 17.06.2011 16.09.2011 16.12.2011 16.03.2012 14.06.2012 13.09.2012 14.12.2012 15.03.2013
Form of payment of bond yield of the issue (money, other assets)	By bank transfer in Russian rubles to holders’ bank accounts
Total amount of bond yield paid on all bonds of the issue, rubles	189,500,000.00 189,500,000.00 189,500,000.00 189,500,000.00 189,500,000.00 189 500 000,00 189 500 000,00 189,500,000.00 189,500,000.00 189 500 000,00 189 500 000,00 189 500 000,00
Share of paid bond yield of the issue in the total amount of bond yield to be paid on the bonds of the issue, %	100%
In case the bond yield, subject to payment, was not paid or was partially paid by the issuing organization - causes of such yield nonpayment*	N/A
Other data on bond yield for the bonds of the issue, specified by the issuing credit organization at its own discretion	N/A

6.
Index	Accounting period
Category of securities (bonds), series, form and other identification attributes of bond issue

Exchange, interest-bearing, documentary, inconvertible, to bearer, subject to obligatory central storage, suitable for early repayment.

10,000,000 (ten million) series БO-06 bonds with par value of RUB1,000 (one thousand) per each, maturing on the 1092nd (one thousand ninety-second) day of the day of the exchange bonds’ placement commencement

State registration number of the bond issue and state registration date (identification number of the bond issue and date of assignment thereof, in case the bond issue was not subject to state registration)	4B020601000B February 5, 2010
Type of yield paid on bonds of the issue (par value, interest (coupon), other)	coupon
Amount of yield to be paid on the bonds of the issue, in monetary terms, per one bond of the issue, rubles	105,58
Aggregate amount of yield to be paid on the bonds of the issue, in monetary terms, for all bonds of the issue, rubles	843,900,000.00
Set date of payment of yield on the bonds of the issue	Coupon yield is paid on the date of termination of the respective coupon period. Coupon payment periodicity - 91 days
23.03.2012 21.06.2012 20.09.2012 21.12.2012 22.03.2013
Form of payment of bond yield of the issue (money, other assets)	By bank transfer in Russian rubles to holders’ bank accounts
Total amount of bond yield paid on all bonds of the issue, rubles	211 900 000,00 211 900 000,00 211 900 000,00 211 900 000,00 208 200 000,00
Share of paid bond yield of the issue in the total amount of bond yield to be paid on the bonds of the issue, %	100%
In case the bond yield, subject to payment, was not paid or was partially paid by the issuing organization - causes of such yield nonpayment*	N/A
Other data on bond yield for the bonds of the issue, specified by the issuing credit organization at its own discretion	N/A

7.
Index	Accounting period
Category of securities (bonds), series, form and other identification attributes of bond issue	exchange, interest-bearing, documentary, inconvertible bonds to bearer, subject to obligatory central storage, suitable for early repayment; 10,000,000 (ten million) series БО-07 bonds with par value of RUB1,000 (one thousand) per each, maturing on the 1092nd (one thousand ninety-second) day of the date of exchange bond placement commencement
State registration number of the bond issue and state registration date (identification number of the bond issue and date of assignment thereof, in case the bond issue was not subject to state registration)	4B020701000B February 5, 2010
Type of yield paid on bonds of the issue (par value, interest (coupon), other)	coupon
Amount of yield to be paid on the bonds of the issue, in monetary terms, per one bond of the issue, rubles	79,28
Aggregate amount of yield to be paid on the bonds of the issue, in monetary terms, for all bonds of the issue, rubles	792 800 000,00
Set date of payment of yield on the bonds of the issue	Coupon yield is paid on the date of termination of the respective coupon period. Coupon payment periodicity - 91 days
26.04.2012 26.07.2012 26.10.2012 25.01.2013
Form of payment of bond yield of the issue (money, other assets)	By bank transfer in Russian rubles to holders’ bank accounts
Total amount of bond yield paid on all bonds of the issue, rubles	198,200,000.00 198 200 000,00 198 200 000,00 198 200 000,00
Share of paid bond yield of the issue in the total amount of bond yield to be paid on the bonds of the issue, %	100%
In case the bond yield, subject to payment, was not paid or was partially paid by the issuing organization - causes of such yield nonpayment*	N/A
Other data on bond yield for the bonds of the issue, specified by the issuing credit organization at its own discretion	N/A

8.
Index	Accounting period
Category of securities (bonds), series, form and other identification attributes of bond issue	exchange, interest-bearing, documentary, inconvertible bonds to bearer, subject to obligatory central storage, suitable for early repayment, 5,000,000 (five million) series БО-03 bonds with par value of RUB1,000 (one thousand) per each, maturing on the 1092nd (one thousand ninety-second) day of the date of exchange bond placement commencement.
State registration number of the bond issue and state registration date (identification number of the bond issue and date of assignment thereof, in case the bond issue was not subject to state registration)	4B020301000B February 5, 2010
Type of yield paid on bonds of the issue (par value, interest (coupon), other)	coupon
Amount of yield to be paid on the bonds of the issue, in monetary terms, per one bond of the issue, rubles	79,80
Aggregate amount of yield to be paid on the bonds of the issue, in monetary terms, for all bonds of the issue, rubles	399 000 000,00
Set date of payment of yield on the bonds of the issue	Coupon yield is paid on the date of termination of the respective coupon period. Coupon payment periodicity - 91 days
18.06.2012 17.09.2012 18.12.2012 19.03.2013
Form of payment of bond yield of the issue (money, other assets)	By bank transfer in Russian rubles to holders’ bank accounts
Total amount of bond yield paid on all bonds of the issue, rubles	99 750 000,00 99 750 000,00 99 750 000,00 99 750 000,00
Share of paid bond yield of the issue in the total amount of bond yield to be paid on the bonds of the issue, %	100%
In case the bond yield, subject to payment, was not paid or was partially paid by the issuing organization - causes of such yield nonpayment*	N/A
Other data on bond yield for the bonds of the issue, specified by the issuing credit organization at its own discretion	N/A

9.
Index	Accounting period
Category of securities (bonds), series, form and other identification attributes of bond issue	exchange, interest-bearing, documentary, inconvertible bonds to bearer, subject to obligatory central storage, suitable for early repayment, 5,000,000 (five million) series БО-04 bonds with par value of RUB1,000 (one thousand) per each, maturing on the 1092nd (one thousand ninety-second) day of the date of exchange bond placement commencement.
State registration number of the bond issue and state registration date (identification number of the bond issue and date of assignment thereof, in case the bond issue was not subject to state registration)	4B020401000B February 5, 2010
Type of yield paid on bonds of the issue (par value, interest (coupon), other)	coupon
Amount of yield to be paid on the bonds of the issue, in monetary terms, per one bond of the issue, rubles	79,80
Aggregate amount of yield to be paid on the bonds of the issue, in monetary terms, for all bonds of the issue, rubles	399 000 000,00
Set date of payment of yield on the bonds of the issue	Coupon yield is paid on the date of termination of the respective coupon period. Coupon payment periodicity - 91 days
18.06.2012 17.09.2012 18.12.2012 19.03.2013
Form of payment of bond yield of the issue (money, other assets)	By bank transfer in Russian rubles to holders’ bank accounts
Total amount of bond yield paid on all bonds of the issue, rubles	99 750 000,00 99 750 000,00 99 750 000,00 99 750 000,00
Share of paid bond yield of the issue in the total amount of bond yield to be paid on the bonds of the issue, %	100%
In case the bond yield, subject to payment, was not paid or was partially paid by the issuing organization - causes of such yield nonpayment*	N/A
Other data on bond yield for the bonds of the issue, specified by the issuing credit organization at its own discretion	N/A

10.
Index	Accounting period
Category of securities (bonds), series, form and other identification attributes of bond issue	exchange, interest-bearing, documentary, inconvertible bonds to bearer, subject to obligatory central storage, suitable for early repayment; 10,000,000 (ten million) series БО-08 bonds with par value of RUB1,000 (one thousand) per each, maturing on the 1092nd (one thousand ninety-second) day of the date of exchange bond placement commencement.
State registration number of the bond issue and state registration date (identification number of the bond issue and date of assignment thereof, in case the bond issue was not subject to state registration)	4B020801000B 13.07.2012
Type of yield paid on bonds of the issue (par value, interest (coupon), other)	coupon
Amount of yield to be paid on the bonds of the issue, in monetary terms, per one bond of the issue, rubles	39,64
Aggregate amount of yield to be paid on the bonds of the issue, in monetary terms, for all bonds of the issue, rubles	396 400 000,00
Set date of payment of yield on the bonds of the issue	Coupon yield is paid on the date of termination of the respective coupon period. Coupon payment periodicity - 91 days
04.12.2012 05.03.2013
Form of payment of bond yield of the issue (money, other assets)	By bank transfer in Russian rubles to holders’ bank accounts
Total amount of bond yield paid on all bonds of the issue, rubles	198 200 000,00 198 200 000,00
Share of paid bond yield of the issue in the total amount of bond yield to be paid on the bonds of the issue, %	100%
In case the bond yield, subject to payment, was not paid or was partially paid by the issuing organization - causes of such yield nonpayment*	N/A
Other data on bond yield for the bonds of the issue, specified by the issuing credit organization at its own discretion	N/A

11.
Index	Accounting period
Category of securities (bonds), series, form and other identification attributes of bond issue	exchange, interest-bearing, documentary, inconvertible bonds to bearer, subject to obligatory central storage, suitable for early repayment, series БО-19, 15,000,000 (fifteen million) bonds with par value of RUB1,000 (one thousand) per each, maturing on the 1,092nd (one thousand ninety-second) day of the date of exchange bond placement commencement.
State registration number of the bond issue and state registration date (identification number of the bond issue and date of assignment thereof, in case the bond issue was not subject to state registration)	4B021901000B 13.07.2012
Type of yield paid on bonds of the issue (par value, interest (coupon), other)	coupon
Amount of yield to be paid on the bonds of the issue, in monetary terms, per one bond of the issue, rubles	41,94
Aggregate amount of yield to be paid on the bonds of the issue, in monetary terms, for all bonds of the issue, rubles	629 100 000,00
Set date of payment of yield on the bonds of the issue	Coupon yield is paid on the date of termination of the respective coupon period. Coupon payment periodicity - 91 days
03.01.2013 04.04.2013
Form of payment of bond yield of the issue (money, other assets)	By bank transfer in Russian rubles to holders’ bank accounts
Total amount of bond yield paid on all bonds of the issue, rubles	314,550,000.00 314 550 000,00
Share of paid bond yield of the issue in the total amount of bond yield to be paid on the bonds of the issue, %	100%
In case the bond yield, subject to payment, was not paid or was partially paid by the issuing organization - causes of such yield nonpayment*	N/A
Other data on bond yield for the bonds of the issue, specified by the issuing credit organization at its own discretion	N/A

12.
Index	Accounting period
Category of securities (bonds), series, form and other identification attributes of bond issue	exchange, interest-bearing, documentary, inconvertible bonds to bearer, subject to obligatory central storage, suitable for early repayment, 15,000,000 (fifteen million) series БО-20 bonds with par value of RUB1,000 (one thousand) per each, maturing on the 1092nd (one thousand ninety-second) day of the date of exchange bond placement commencement.
State registration number of the bond issue and state registration date (identification number of the bond issue and date of assignment thereof, in case the bond issue was not subject to state registration)	4В022001000В 13.07.2012
Type of yield paid on bonds of the issue (par value, interest (coupon), other)	coupon
Amount of yield to be paid on the bonds of the issue, in monetary terms, per one bond of the issue, rubles	41,94
Aggregate amount of yield to be paid on the bonds of the issue, in monetary terms, for all bonds of the issue, rubles	629 100 000,00
Set date of payment of yield on the bonds of the issue	Coupon yield is paid on the date of termination of the respective coupon period. Coupon payment periodicity - 91 days
03.01.2013 04.04.2013
Form of payment of bond yield of the issue (money, other assets)	By bank transfer in Russian rubles to holders’ bank accounts
Total amount of bond yield paid on all bonds of the issue, rubles	314,550,000.00 314 550 000,00
Share of paid bond yield of the issue in the total amount of bond yield to be paid on the bonds of the issue, %	100%
In case the bond yield, subject to payment, was not paid or was partially paid by the issuing organization - causes of such yield nonpayment*	N/A
Other data on bond yield for the bonds of the issue, specified by the issuing credit organization at its own discretion	N/A

13.
Index	Accounting period
Category of securities (bonds), series, form and other identification attributes of bond issue	exchange, interest-bearing, documentary, inconvertible bonds to bearer, subject to obligatory central storage, suitable for early repayment, 15,000,000 (fifteen million) series БО-21 bonds with par value of RUB1,000 (one thousand) per each, maturing on the 1092nd (one thousand ninety-second) day of the date of exchange bond placement commencement.
State registration number of the bond issue and state registration date (identification number of the bond issue and date of assignment thereof, in case the bond issue was not subject to state registration)	4В022101000В 13.07.2012
Type of yield paid on bonds of the issue (par value, interest (coupon), other)	coupon
Amount of yield to be paid on the bonds of the issue, in monetary terms, per one bond of the issue, rubles	20.32
Aggregate amount of yield to be paid on the bonds of the issue, in monetary terms, for all bonds of the issue, rubles	304 800 000,00
Set date of payment of yield on the bonds of the issue	Coupon yield is paid on the date of termination of the respective coupon period. Coupon payment periodicity - 91 days
23.04.2013
Form of payment of bond yield of the issue (money, other assets)	By bank transfer in Russian rubles to holders’ bank accounts
Total amount of bond yield paid on all bonds of the issue, rubles	304 800 000,00
Share of paid bond yield of the issue in the total amount of bond yield to be paid on the bonds of the issue, %	100%
In case the bond yield, subject to payment, was not paid or was partially paid by the issuing organization - causes of such yield nonpayment*	N/A
Other data on bond yield for the bonds of the issue, specified by the issuing credit organization at its own discretion	N/A

     10.9. Other Data

     Any other data on the issuer and its securities as stipulated in the Federal Law On Securities Market or any other federal laws

In paragraphs 3.4, 3.5, 5.2, and 5.5, data are provided for all the information that JSC VTB Bank has. JSC VTB Bank is making efforts to get any missing information

10.10. Data on the underlying securities and the issuer of the underlying securities the ownership of which is confirmed by the Russian depositary receipts

     Data on the underlying securities and the issuer of the underlying securities the ownership of which is confirmed by the Russian depositary receipts of each issue the public registration of which took place on the accounting quarter’s expiry date.

10.10.1. Data on the underlying securities

10.10.2. Data on the issuer of the underlying securities

JSC VTB Bank issued no Russian depositary receipts.

Annex 1.1 Annual report for 2010

VTB Bank
(open joint-stock company)
Auditors’ report
on the annual
consolidated financial statements
2010
April 2011

Auditor’s report –
VTB Bank (open joint-stock company)

Content	Page

Auditor’s report	3

Appendices

1. Published annual financial statements of the Bank Group
VTB Bank (open joint-stock company) for 2010 including:
consolidated balance sheet as of January 1, 2011	6
statement of income for 2010	8
cash flow statement for 2010	10
statement of capital adequacy and loan impairment
for bad loans and other assets as of January 1, 2011	12
information on mandatory ratios
as of January 1, 2011	14
explanatory note	15

2

CJSC Ernst & Young Vneshaudit 77 Sadovnicheskaya Nab., bld. 1 Moscow 115035, Russia Tel.:+7 (495) 705 97 00 +7 (495) 755 9700 Fax: +7 (495) 755 9701 www.ey.com/russia

Independent Auditor’s

Report

To the Shareholders of JSC VTB Bank

Details of the audited entity

Name: JSC VTB Bank

Certificate of State Registration of a Credit Organization No. 1000, issued by the Central Bank of the Russian Federation on 17 October 1990.

Certificate of entry to the Unified State Register of Legal Entities No. 1027739609391, issued by the Ministry for Taxes and Levies of the Russian Federation on 22 November 2002.

Address: Russia 190000, St.Petersburg, Bolshaya Morskaya Str., 29.

Details of the auditor

Name: ZAO Ernst & Young Vneshaudit

Main State Registration Number 1027739199333.

Address: Russia 115035, Moscow, Sadovnicheskaya nab., 77, building 1.

ZAO Ernst & Young Vneshaudit is a member of Non-Profit Partnership “Russian Audit Chamber” (“NP APR”). ZAO Ernst & Young Vneshaudit is registered in the register of auditors and audit organizations of NP APR, number 3027, and is also included in the control copy of the register of auditors and audit organizations, main registration number 10301017410.

3

We have audited the accompanying annual report of JSC VTB Bank, which consists of the balance sheet as of January 1 2012, the income statement for 2011, the statement of cash flows for 2011, the statement of capital adequacy, loan impairment and other provisions as of January 1 2012, the information on prudential ratios as of January 1 2012 and the Explanatory Notes (only sections 1.1, 2.1-2.4, 2.6-2.7, 3.1-3.5, 6, 7 of the Explanatory Notes were audited).

Audited entity’s responsibility for the annual report

The management of JSC VTB Bank is responsible for the preparation and fair presentation of this annual report in accordance with rules on the preparation of annual reports established in the Russian Federation and for the internal control system relevant to the preparation of the annual report that is free from material misstatements, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on the fairness of this annual report based on our audit.

We conducted our audit in accordance with the federal standards on auditing and International Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the annual report is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the annual report. Audit procedures selection depends on our judgment based on the assessment of the risks of material misstatements of the annual report, whether due to fraud or error. In making those risk assessments, the auditor considers internal control system relevant to the entity’s preparation and fair presentation of the annual report in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control system. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the annual report.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

4

Opinion

In our opinion, the annual report presents fairly, in all material respects, the financial position of JSC VTB Bank as of January 1 2012, its financial performance and its cash flows for 2011 in accordance with rules on the preparation of annual reports established in the Russian Federation.

Other matters

As discussed in Note 9 of the Explanatory Notes, the Bank’s management decided not to publish in print media the Explanatory Notes as part of the annual report, in accordance with Regulation of the CBR No. 2172-U, On publishing and presentation of information concerning activities of credit organizations and banking (consolidated) groups, of 20 January 2009. We would like to draw your attention to the fact that this audit report on the accompanying annual report should be read in conjunction with all the reporting forms and Explanatory Notes being integral parts of the annual report. The full annual report comprising all the reporting forms and Explanatory Notes will be posted on the Bank’s web-site in Internet, www.vtb.ru, used by the Bank to disclose information.

The accompanying annual report is not intended to present the financial position and results of operations in accordance with accounting principles and practices generally accepted in countries and jurisdictions other than the Russian Federation. Accordingly, the accompanying annual report is not designed for those who are not informed about accounting principles, procedures and practices in the Russian Federation.

/signature/

/stamp/

O.V. Yushenkov,

Partner

ZAO Ernst & Young Vneshaudit

April 6, 2011

5

Banker books
Territory code		Credit institution code
(OKATO)	(OKPO)	Individual state	Registration number	BIC
		registration number	(/item number)
40262563000	00032520	1027739609391	1000	044525187

Consolidated Balance Sheet
(disclosure form)
As of 01.01.2011

Abbreviated name of leading credit institution
JSC VTB Bank

Postal address
119121 Moscow, ul. Plyuschikha, 37

			Form Code 0409806
			Annual
			RUB ‘000
No.	Line item	Data as of the reporting date	Data as of the reporting date
		(RUB ′000)	of the previous year
			(RUB ′000)
I. Assets
1	Cash	8,083,515	8,304,996
2	Funds with the Central Bank of the
	Russian Federation	67,527,861	100,196,535
2.1	Mandatory reserves	10,627,489	9,500,028
3	Due from other credit institutions	57,319,827	20,580,847
4	Net investments into securities at fair
	value through profit or loss	152,489,589	245,648,801
5	Net loans	1,883,198,038	1,884,654,931
6	Net investments into securities and
	other financial assets available-for-sale	419,475,907	240,276,305
6.1	Investments into subsidiaries and
	associates	250,875,157	199,904,129
7	Net investments into securities held-
	to-maturity	5,340,232	6,752,944
8	Fixed assets, intangible assets and
	materials	96,333,717	85,116,877
9	Other assets	94,892,713	76,860,887
10	Total assets	2,784,661,399	2,668,393,123

II. Liabilities
11	Loans, deposits and other funds of the
	Central Bank of the Russian Federation	0	287,170,904
12	Due to other credit institutions	750,529,634	597,015,565
13	Funds of clients (non-credit institutions)	1,228,392,832	1,011,670,445
13.1	Individual deposits	10,101,113	9,316,863
14	Financial liabilities at fair value through
	profit or loss	1,016,188	0
15	Debt instruments issued	146,476,739	162,226,300
16	Other liabilities	35,780,773	31,328,946

6

17	Provisions for possible losses on the credit
	commitments and contingencies, for other
	possible losses and for operations with
	offshore residents	4,396,754	2,873,792
18	Total liabilities	2,166,592,920	2,092,285,952
III. Equity
19	Share capital	104,605,413	104,605,413
20	Treasury shares	6	0
21	Share premium	361,901,101	361,901,101
22	Reserve fund	4,549,662	3,362,069
23	Unrealised gain on securities available-for-
	sale	1,590,098	(3,095,508)
24	Premises revaluation reserve	6,717,369	6,794,676
25	Retained earnings (accumulated deficit) of
	the previous years	95,362,018	78,787,574
26	Profit (loss) for the reported period	43,342,824	23,751,846
27	Total equity	618,068,479	576,107,171
IV. Off-balance liabilities
28	Irrevocable liabilities of the credit
	institution	952,387,345	693,081,148
29	Guarantees issued by the credit institution	148,952,280	153,392,408

The annual report is available at the Bank’s website: www.vtb.ru.

/signature/

/stamp/

President and Chairman of the Management Board	A.L. Kostin

Chief Accountant	O.A. Avdeeva

7

Banker books
Territory code		Credit institution code
(OKATO)	(OKPO)	Individual state	Registration number	BIC
		registration number	(/item number)
40262563000	00032520	1027739609391	1000	044525187

Income statement
(disclosure form)
For 2010

Abbreviated name of leading credit institution
JSC VTB Bank

Postal address
119121 Moscow, ul. Plyuschikha, 37

			Form Code 0409807
			Annual
			RUB ′000
No.	Line item	Data for the reporting	Data for the same period of
		period (RUB ′000)	the previous year (RUB
			′000)
1	Total interest income including income
	from:	192,198,387	238,245,509
1.1	Due from other credit organisations	28,054,737	29,118,318
1.2	Loans to customers (non-credit
	organisations)	145,516,129	189,790,045
1.3	Financial leasing	0	0
1.4	Investments in securities	18,627,521	19,337,146
2	Total interest expenses including
	expenses on:	112,756,656	170,538,766
2.1	Due to other credit organisations	42,125,805	90,325,722
2.2	Customer (non-credit organisations)
	deposits	57,856,287	66,984,291
2.3	Debt securities issued	12,774,564	13,228,753
3	Net interest income (negative interest
	margin)	79,441,731	67,706,743
4	Change of provisions for possible losses
	on loans, other similar indebtedness and
	funds on correspondent accounts
	including:	(19,142,789)	(68,740,406)
4.1	Change of provisions for possible losses
	on accrued interest	(6,087,290)	(4,574,602)
5	Net interest income (negative interest
	margin) after provisions for possible
	losses	60,298,942	(1,033,663)
6	Gains less losses (losses net of gains)
	arising from securities at fair value
	through profit or loss	(4,708,045)	(43,035,462)
7	Gains less losses arising from securities
	available-for-sale	9,397,138	10,211,771
8	Gains less losses (losses net of gains)
	arising from securities held-to-maturity	(210)	(15,675)

8

9	Gains less losses (losses net of gains)
	arising from dealing in foreign currencies	(10,351,770)	15,161,177
10	Foreign exchange translation gains less
	losses	9,196,554	25,108,166
11	Income from participation in other
	companies	10,577,334	17,061,728
12	Fee and commission income	10,918,906	17,390,691
13	Fee and commission expense	911,804	1,326,468
14	Change of provisions for possible losses
	on securities available-for-sale	(508,810)	26,610
15	Change of provisions for possible losses
	on securities held-to-maturity	(1,454,322)	(1,279,760)
16	Change of provisions for other losses	(2,730,341)	(4,026,605)
17	Other operating income	15,295,876	29,528,485
18	Net income (loss)	95,019,448	63,770,995
19	Operating expenses	33,689,955	28,057,793
20	Profit before taxes	61,329,493	35,713,202
21	Accrued (paid) taxes	17,986,669	11,961,356
22	Profit (loss) after taxation	43,342,824	23,751,846
23	Total payments from profit after tax,
	including:	0	0
23.1	Distribution of dividends among
	shareholders (participants)	0	0
23.2	Assignments for creation and charging of
	Reserve Fund	0	0
24	Profit (loss) for the reported period	43,342,824	23,751,846

The annual report is available at the Bank’s website: www.vtb.ru.

/signature/

/stamp/

President and Chairman of the Management Board	A.L. Kostin

Chief Accountant	O.A. Avdeeva

9

Banker books
Territory code		Credit institution code
(OKATO)	(OKPO)	Individual state	Registration number	BIC
		registration number	(/item number)
40262563000	00032520	1027739609391	1000	044525187

Cash flow statement
(disclosure form)
For 2010

Abbreviated name of leading credit institution
JSC VTB Bank

Postal address
119121 Moscow, ul. Plyuschikha, 37

			Form Code 0409814
			Annual
			RUB ‘000
No.	Line item	Cash flows for the	Cash flows for the
		reporting period	preceding reporting
		(RUB ‘000)	period
			(RUB ‘000)
1	Net cash from (used in) operating activities
1.1	Total cash from (used in) operating activities before
	changes in operating assets and liabilities, including:	18,757,691	(3,410,725)
1.1.1	Interest received	170,381,939	198,358,995
1.1.2	Interest paid	(110,816,799)	(168,028,853)
1.1.3	Fees and commissions received	10,918,906	17,390,691
1.1.4	Fees and commissions paid	(911,804)	(1,326,468)
1.1.5	Gains less losses on financial assets at fair value
	through profit or loss, financial assets available-for-sale	(3,233,767)	(59,073,856)
1.1.6	Gains less losses on investment securities held-to-maturity	0	0
1.1.7	Gains less losses arising from dealing in foreign currency	(15,468,941)	37,146,481
1.1.8	Other operating income received	16,067,117	10,126,271
1.1.9	Operating expense	(35,607,700)	(27,787,942)
1.1.10	Taxes paid	(12,571,260)	(10,216,044)
1.2	Total increase (decrease) in net cash from operating
	assets and liabilities, including:	41,337,039	(451,490,831)
1.2.1	Net increase (decrease) in mandatory cash balances
	with the Central Bank of Russia	(1,127,461)	(7,579,784)
1.2.2	Net increase (decrease) in investment securities at
	fair value through profit or loss	90,127,542	(151,570,916)
1.2.3	Net increase (decrease) in loans to customers	(131,666,494)	(182,412,963)
1.2.4	Net increase (decrease) in other assets	(944,825)	9,973,058
1.2.5	Net increase (decrease) in loans, deposits and due
	from the Central Bank of Russia	(287,170,904)	(223,252,638)
1.2.6	Net increase (decrease) in due to other credit institutions	161,547,386	(140,542,637)

10

1.2.7	Net increase (decrease) in customer deposits (non-credit institutions)	221,035,904	265,917,036
1.2.8	Net increase (decrease) in financial liabilities at fair
	value through profit or loss	1,016,188	(1,131,417)
1.2.9	Net increase/decrease in debt securities issued	(7,651,036)	(21,555,180)
1.2.10	Net increase (decrease) in other liabilities	(3,829,261)	664,610
1.3	Section 1 (items 1.1 + 1.2), total	60,094,730	(454,901,556)
2	Net cash from (used in) investing activities
2.1	Purchase of securities and other financial assets
	available-for-sale	(165,200,104)	(142,421,863)
2.2	Proceeds from sale and maturities of securities and
	other financial assets available-for-sale	112,263,828	83,530,604
2.3	Purchase of securities held-to-maturity	(1,344,390)	3,544,483
2.4	Proceeds from redemption of securities held-to-maturity	1,269,577	(15,675)
2.5	Purchase of premises and equipment, intangible
	assets and inventories	(3,350,364)	(3,755,757)
2.6	Proceeds from sale of premises and equipment,
	intangible assets and inventories	812,775	(244,935)
2.7	Dividends received	5,008,365	16,848,561
2.8	Section 2 (items 2.1 - 2.7), total	(50,540,313)	(42,514,582)
3	Net cash from (used in) financing activities
3.1	Proceeds from share issue	0	180,094,616
3.2	Purchase of treasury shares	(6)	0
3.3	Sale of treasury shares	0	0
3.4	Dividends paid	(6,066,566)	(3,005,355)
3.5	Section 3 (items 3.1 - 3.4), total	(6,066,572)	177,089,261
4	Effect of exchange rate changes on cash and cash equivalents	(32,392)	6,280,500
5	Increase in cash and cash equivalents	3,455,453	(314,046,377)
5.1	Cash and cash equivalents at the beginning of the year	118,632,357	432,678,734
5.2	Cash and cash equivalents at the end of the year	122,087,810	118,632,357
The annual report is available at the Bank’s website: www.vtb.ru.

/signature/

/stamp/

President and Chairman of the Management Board	A.L. Kostin

Chief Accountant	O.A. Avdeeva

11

Banker books
Territory code		Credit institution code
(OKATO)	(OKPO)	Individual state	Registration number	BIC
		registration number	(/item number)
40262563000	00032520	1027739609391	1000	044525187

Statement of capital adequacy and loan impairment
for bad loans and other assets
(disclosure form)
As of 01.01. 2011

Abbreviated name of leading credit institution
JSC VTB Bank

Postal address
119121 Moscow, ul. Plyuschikha, 37

				Form Code 0409808
				Annual
No.	Line item	Data as of the	Increase (+) /	Data as of the
		reporting date of	decrease (-)	reporting date
		the previous	during the
		year	reporting
			period
1	Equity (capital),RUB ‘000, including:	565,162,979	(35,503,679)	529,659,300
1.1	Authorised capital, including	104,605,413	0	104,605,413
1.1.1	Face value of registered common shares	104,605,413	0	104,605,413
1.1.2	Face value of registered preferred shares	0	0	0
1.2	Treasury shares	0	6	6
1.3	Share premium	361,901,101	0	361,901,101
1.4	Reserve fund	3,362,069	1,187,593	4,549,662
1.5	Retained earnings:	86,207,018	35,888,621	122,095,639
1.5.1	of the previous years	78,716,949	606,679	79,323,628
1.5.2	of the reporting period	7,490,069	35,281,942	42,772,011
1.6	Intangible assets	41,468	(19,162)	22,306
1.7	Subordinated loan (credit, deposit)	222,682,709	(22,682,709)	200,000,000
1.8	Sources (part of sources) of additional
	capital for creation of which investors
	utilised inappropriate assets	0	0	0
2	Standard capital adequacy ratio, %	10.0	X	10.0
3	Actual capital adequacy ratio, %	23.8	X	22.6
4	Actual provisions for possible losses
	(RUB ‘000), including:	106,480,874	23,378,206	129,859,080
4.1	on loans and similar indebtedness	100,110,559	19,362,472	119,473,031
4.2	on other assets liable to risk of losses and
	for other possible losses	3,507,192	2,727,211	6,234,403
4.3	on credit commitments and
	contingencies recorded on off-balance
	accounts and forward transactions	2,863,123	1,288,523	4,151,646
4.4	on operations with offshore residents	0	0	0

12

Additional information:

1. Provision charge for (increase in) possible losses on loans during the reporting period (RUB ‘000) due to:	101,540,449
1.1. New loans issued	21,646,701
1.2. Changes in loan quality	43,467,718
1.3. Currency translation difference	3,049,520
1.4. Other	33,376,510

2. Recovery of (decrease in) provisions for possible losses on loans during the reporting period (RUB ‘000) due to:	82,177,977
2.1. Write-offs	474,291
2.2. Repayment of loans	32,013,898
2.3. Changes in loan quality	17,758,338
2.4. Currency translation difference	4,638,105
2.5. Other	27,293,345

The annual report is available at the Bank’s website: www.vtb.ru.

/signature/

/stamp/

President and Chairman of the Management Board	A.L. Kostin

Chief Accountant	O.A. Avdeeva

13

Banker books
Territory code		Credit institution code
(OKATO)	(OKPO)	Individual state	Registration number	BIC
		registration number	(/item number)
40262563000	00032520	1027739609391	1000	044525187

Information on mandatory ratios
(disclosure form)
As of 01.01. 2011

Abbreviated name of leading credit institution
JSC VTB Bank

Postal address
119121 Moscow, ul. Plyuschikha, 37

			Form Code 0409813
			Annual
			percentage
No.	Line item	Regulatory	Actual value, %
		value, %	as of the	as of the
			reporting	preceding
			date	reporting date
1	Capital adequacy ratio (N1)	10.0	22.6	23.8
2	Instant liquidity ratio (N2)	15.0	54.0	29.1
3	Current liquidity ratio (N3)	50.0	110.1	86.5
4	Long-term liquidity ratio (N4)	120.0	71.5	81.3
5	The ratio of maximum risk per borrower / group of related		Max. 19.8	Max. 18.6
	borrowers (N6)	25.0	Min. 0.3	Min. 0.5
6	Maximum large credit risk ratio (N7)	800.0	215.8	165.8
7	Maximum loans, bank guarantees and sureties granted by the
	bank to its shareholders (N9.1)	50.0	0.0	0.0
8	Aggregate risk by the bank’s insiders (N10.1)	3.0	0.0	0.0
9	Allocation of equity funds (capital) to purchase shares (stake)
	in other legal entities (N12)	25.0	2.1	1.8
10	The ratio of liquid assets with 30-day maturity to NSCA total
	liabilities (N15)
11	Maximum aggregate loans to customers, participating in
	settlements to complete payment (H16)
12	Provision of loans to borrowers granted on behalf and for
	account of NSCA, excluding customers participating in
	settlements (N16.1)
13	The ratio of minimum mortgage-backed loans to equity funds
	(capital) (N17)
14	The ratio of minimum mortgage-backed amount to the
	volume of mortgage-backed bonds issued (N18)
15	Maximum ratio of total liabilities of a credit institution, acting
	as the issuer, to senior debt lenders (in accordance with the
	applicable federal law) with respect to holders of mortgage-
	backed bonds, to equity funds (capital) (N19)
The annual report is available at the Bank’s website: www.vtb.ru.

/signature/

/stamp/

President and Chairman of the Management Board	A.L. Kostin

Chief Accountant	O.A. Avdeeva

14

Explanatory Note

to the Annual Report of JSC VTB Bank

as of January 1, 2011

15

Contents

1.	Essential Information on the Bank		3
	1.1.	Bank Profile	5
	1.2.	Economic Environment of Bank Operation	5
	1.3.	Bank Development Prospects	8
	1.4.	Composition of the Supervisory Board and the Managing Board of the Bank, Data on
		the President - Chairman of the Board of the Bank and Data on Their Holding of
		Shares of the Bank	9
2.	Essential Information on Financial Position of the Bank		11
	2.1.	Key Performance	11
	2.2.	Information on Transactions with Parties Related to the Bank	13
	2.3.	Information on Off-Balance Liabilities and Actual Provisions for Possible Losses
		Based Thereon	14
	2.4.	Information on Remuneration of Key Management Personnel	17
	2.5.	Planned Dividend Payouts on Shares and Data on Dividend Payout (Net Profit
		Distribution) for Previous Years	17
	2.6.	Information on Earnings per Share	18
	2.7.	Data on Accounts Receivable and Payable	18
3.	Brief Overview of Risks Connected with Various Operations of the Bank		19
	3.1.	Brief Overview of Risk Concentration Directions	19
	3.2.	Credit Risk	21
	3.3.	Market Risk	26
	3.4.	Operational Risk	27
	3.5.	Liquidity Risk	27
	3.6.	Legal Risk	28
	3.7.	Reputational Risk	28
	3.8.	Strategy Risk	29

4.	Material Changes in the Accounting Policy, Affecting Comparability of Certain
	Performance Indices of the Credit Organization	30
5.	Balance Item Inventory Summary	31
6.	Principles and Methods of Evaluation and Accounting of Certain Balance Items	32
7.	Details of Events after the Accounting Date	34
8.	Changes in the Accounting Policy for 2011	36
9.	Explanatory Note Publication	37

2

1. Essential Information on the Bank

VTB Bank (open joint-stock company) was established in October 1990. The bank was granted general banking license No. 1000 of 09.03.2007 issued by the Bank of Russia to conduct all types of banking transactions in Russian rubles and foreign currency.

JSC VTB Bank entered in the register of banks participating in the obligatory insurance scheme of 11.01.2005 under number 408.

JSC VTB Bank is assigned with the following ratings:

Rating Agency Moody's Investors Service: Baal, P-2, D- (assignment date - 16.07.2008, final review date - 20.08.2010); Rating Agency Fitch Ratings: BBB, F3, D (assignment date - 20.04.2009, final review date - 10.09.2010);

Rating Agency Standard and Poor's:,BBB, A-3, (assignment date - 08.12.2008, final review date - 05.10.2010).

JSC VTB Bank is one of the major Russian banks in terms of country-wide coverage with the network of branch and subsidiary offices. The Bank's regional customer service network is one of the most extensive among Russian banks. Bank has 57 branches.

Bank branches are opened in 55 cities of Russia (Astrakhan, Barnaul, Belgorod, Blagoveshchensk, Bryansk, Vladivostok, Vladimir, Volgograd, Vologda, Voronezh, Yekaterinburg, Izhevsk, Irkutsk, Yoshkar-Ola, Kazan, Kaliningrad, Kaluga, Kemerovo, Kostroma, Krasnodar, Krasnoyarsk, Kursk, Lipetsk, Magadan, Nizhny Novgorod, Novosibirsk, Omsk, Oryol, Orenburg, Penza, Perm, Petropavlovsk-Kamchatsky, Rostov-on-Don, Ryazan, Samara, Saint-Petersburg, Saransk, Saratov, Smolensk, Stavropol, Syktyvkar, Tambov, Tver, Tomsk, Tula, Tymen, Ulan-Ude, Ulyanovsk, Ufa, Khabarovsk, Cheboksary, Chelyabinsk, Chita, Yakutsk, Yaroslavl). Thus, nowadays, the Bank branches situated in all federal districts cover the majority of constituent entities of the Russian Federation. Besides, 2 branches are opened in foreign countries (in New Delhi, India, and Shanghai, China). The Bank opened representative offices for Moscow and the Moscow Region, in Kyrgyz Republic (Bishkek), in China (Beijing), in Italy (Milan).

JSC VTB Bank is the parent organization within VTB Group, which includes the following credit and non-credit organizations (residents and non-residents):

Group member name	Percentage of the	Percentage of the	Country of registration
	authorized capital of	authorized capital of
	the group member as	the group member as
	of 01.01.2011	of 01.01.2010
Subsidiary credit organizations
VTB 24 Closed Joint Stock Company	100%	100%	Russia
VTB North-West Joint Stock Company	100%	100%	Russia
VTB BANK (Austria) AG	100%	100%	Austria
VTB Bank (Deutschland) AG	100%	100%	Germany
VTB Bank (Armenia) Closed Joint	100%	100%	Armenia
Stock Company

3

Group member name	Percentage of the	Percentage of the	Country of registration
	authorized capital of	authorized capital of
	the group member as	the group member as
	of 01.01.2011	of 01.01.2010
Subsidiary VTB Bank Joint-Stock	100%	100%	Kazakhstan
Company (Kazakhstan)
VTB Bank Public Joint-Stock Company	99.97%	99.96%	Ukraine
VTB Bank (Georgia) Joint Stock	96.31%	87.38%	Georgia
Company
VTB Capital plc	95.54%	95.54%	Great Britain
VTB Bank (France) S.A.	87.04%	87.04%	France
VTB Bank (Belarus) Closed Joint-Stock	71.42%	69.70%	Belarus
Company
BANCO VTB AFRICA, S.A.	66%	66%	Angola
RUSSIAN COMMERCIAL BANK	60%	60%	Cyprus
(CYPRUS) LTD
VTB Bank (Azerbaijan) Open Joint-	51%	51%	Azerbaijan
Stock Company
Non-credit subsidiaries (financial)
Limited Liability Company Insurance	100%	100%	Russia
Company VTB Insurance
VTB-Leasing Open Joint-Stock	100%	100%	Russia
Company
VTB Specialized Depository Closed	100%	100%	Russia
Joint-Stock Company
VTB-Capital Closed Joint-Stock	100%	100%	Russia
Company
Holding VTB Capital Closed Joint-	100%	100%	Russia
Stock Company
Holding VTB Capital IB Limited	100%	100%	Russia
Liability Company
VTB Factoring Limited Liability	100%	100%	Russia
Company
VTB Leasing Finance Limited Liability	99.99%	99.99%	Russia
Company
1.T.C. Consultants (Cyprus) Ltd	100%	100%	Cyprus
VTB LEASING (EUROPE) LIMITED	100%	100%	Cyprus
Non-credit subsidiaries (other activities)
Multicarta Limited Liability Company	100%	100%	Russia
VB-Service Limited Liability Company	100%	100%	Russia
Almaz-Press Closed Joint-Stock	100%	100%	Russia
Company
VTB-Development Closed Joint-Stock	100%	100%	Russia
Company
VTB Pension Administrator Limited	100%	100%	Russia
Liability Company
VTB Debt Centre Closed Joint Stock	100%	100%	Russia
Company
Russian Elevator Limited Liability	100%	0%	Russia
Company
Embassy Development Limited	100%	100%	Jersey
VTB Arena Closed Joint Stock	75%	0%	Russia
Company
System Hals Open Joint-Stock	51.29%	51.24%	Russia
Company
VTB Capital (Namibia) (Property)	50.33%	50.33%	Namibia
Limited
Associated credit companies

4

Group member name	Percentage of the	Percentage of the	Country of registration
	authorized capital of	authorized capital of
	the group member as	the group member as
	of 01.01.2011	of 01.01.2010
Vietnam-Russia Joint Venture Bank	49%	49%	Vietnam
Transcreditbank Open Joint-Stock	43.18%	0%	Russia
Company
EVROFINANCE MOSNARBANK JOINT-	35.85%	35.85%	Russia
STOCK COMMERCIAL BANK (open
joint-stock company)
Associated non-credit companies (other activities)
Interbank Trading House Limited	50%	50%	Russia
Liability Company
Equivalent Closed Joint Stock	50%	0%	Russia
Company
KS Holding Closed Joint Stock	49%	49%	Russia
Company
Polief Open Joint-Stock Company	32.5%	32.5%	Russia
Terminal Open Joint-Stock Company	22.18%	22.18%	Russia

1.1. Bank Profile

In 2010, the Bank carried out the following activities:

- settlement service (including transfers, foreign-exchange control operations and non-cash conversion operations);
- teller services;
- online banking;
- trade finance;
- bank guarantee transactions;
- attraction of bank deposits;
- transactions with single-name papers;
- lending (including investment lending);
- structural financing;
- investment activities arrangement and financing;
- derivatives business;
- transactions with precious metals;
- custody service;
- services of arrangement for syndication, issue and placement of securities on Russian and foreign markets, provided to clients;
- brokerage service.

1.2. Economic Environment of Bank Operation

(audit of the information set forth in this section was not carried out)

Year 2010 became the year of recovery of growth of the Russian banking sector against the background of sustainable economic growth and consumer confidence. A number of factors influenced the bank activities:

  economic growth consisting in GDP increase by 4%, according to preliminary data, contributed to increase in demand for credit products by both corporate and retail customers,

5

  refinancing rate decrease and increased competition for good borrowers resulted in significant credit rate decrease, especially, in the corporate segment, where interest rates dropped below the pre-crisis level, the credit rate drop was not always compensated by adequate deposit rate decrease, which fact adversely affected the bank profitability, especially, in the first half of 2010, stepwise improvement of loan portfolio quality and respective reduction of allowances for loss provisions enabled banks to demonstrate higher profitability at the end of the year.

In 2010 assets of the Russian banking system increased by 15% (compared to 2009),* while in 2009 the only grew by 5% (compared to 2008). Meanwhile, penetration of the banking service sector determined as relation of total assets of the banks to GDP remained at the level of 76% of the previous year.

The upward trend of banking system assets was primarily due to recovery of growth of business loans in March-April 2010. Loan portfolio growth acceleration in the second half of 2010 enabled banks to demonstrate aggregate portfolio increase by 13%, compared to 2009. Meanwhile, penetration of lending services in relation to GDP remained almost unchanged (41%).

The main portfolio growth was due to retail lending (loan portfolio increased by 14%), while loans to non-financial organizations grew by 12% at the end of the year. Less steady demand for credit products by corporate customers may be particularly explained by partial lending to real sector indirectly by acquisition by banks of companies’ debt instruments (within the year, such bank investments increased by 19%).

Along with other factors, asset quality improvement became one of causes of bank loan portfolio growth. On a portfolio basis, the share of overdue loans reduced to 5.7% at the end of the year against 6.2% at the end of 2009. In the corporate segment, this share reduced to 5.3% from 6.1%, while in the retail sector it slightly increased from 6.8% to 6.9%.

Asset quality improvement enabled the banks to reduce allocations to reserves by the end of 2010, which fact, in turn, resulted in reduction of reserves share in the aggregate portfolio to 10.5% from 11.3% in December 2009. Meanwhile, the credit risk coverage ration at the end of 2010 accounted for 186%, which is a comfortable level for the banking system.

A high value of the general capital adequacy ratio (as of January 1, 2010, it accounted to 18.1%) proves that the banking system is able to withstand negative factors and develop asset-related transactions in 2011.

However, slowing of the process of asset quality degradation registered recently enables the banks to reduce allocations to reserves and recover reserves, which fact should produce positive effect on profit. Following the results of 2010, the aggregate profit in the sector hit record high - RUR573,379,700,000 against RUR205,109,700,000 in 2009 and RUR409,185,700,000 in 2008. Aggregate profit growth in 2010 was also followed by reduction of loss-making banks in the banking system from 120 in 2009 to 81. We expect than further reduction of allocations to reserves and reserves dissolution would help the banks to compensate margin drop against low credit rates. Simultaneously, substitution of costly financing with a less expensive one should contribute to banking sector profitability increase.

____________________

*Hereinafter in item 1.2 of this explanatory note, statistic data are set forth in accordance with the Bank Statistics Bulletin of the Central Bank of the Russian Federation

6

In 2010, customer deposits were still the main source of financing of bank activities: their share in the total liability amount grew to 70%, against 66% a year earlier. Deposit growth accelerated and, since the beginning of the year, has reached 23% (against 17% in 2009). Retail deposits grew more rapidly, increasing by 31%, compared to 27% increment a year earlier. Corporate deposits also grew more rapidly than during the previous year, increasing by 16% (against 10% increment in 2009). Meanwhile, the share of customer deposits in GDP increased to 47%, compared to 43% in 2009. Outrunning deposits growth contributed to further reduction of credit-deposit ratio to 88% from 96% in 2009.

Asset concentration in the Russian banking system has slightly reduced. At the end of December 2010, the 20 largest banks accounted for 63.7% of assets (68.3% in 2009). Meanwhile, the share of the five largest banks (Sberbank, JSC VTB Bank, Gazprombank, Rosselkhozbank and Bank of Moscow) has also dropped to 44.4% from 47.9% a year earlier. Shares of Sberbank and VTB Bank in total assets changed little and accounted for 25.2% and 8.2% against 24.0% and 9.0% in 2009.

Within the year the principal competitors of JSC VTB Bank and its subsidiary banks and companies (members of VTB Group) by key business lines have been the following:

- banking services for corporations: Sberbank, Gazprombank, Alfa-Bank, Bank of Moscow, as well as some Western banks, which service Russian companies;

- retail banking: Sberbank, Bank of Moscow and subsidiaries of Western banks in Russia, providing retail banking services, such as Raiffeisenbank, Societe Generale, OTP Bank, KBC Bank (Absolut Bank), UniCredit and Citibank;

- investment banking: Russian investment banks (Renaissance Credit, Troyka Dialog, etc.), Russian commercial banks (Alfa-Bank Gazprombank and Uralsib Bank); Russian subsidiaries of Western banks providing investment banking services (Morgan Stanley, JPMorgan, Citi, Deutsche Bank, Goldman Sachs, etc.).

Despite high competitiveness of the above-mentioned banks, JSC VTB Bank and its subsidiary banks and companies have a number of important competitive advantages, which allow to maintain high growth rates and to strengthen their market positions. These are:

1) flexible business model;

2) the second largest Russian bank with the status of a “systemic bank”;

3) universal banking business of JSC VTB Bank and its subsidiary banks and companies,perfectly matching the Russian conditions;

4) brand awareness and state participation in equity provide financial stability and growing customer confidence;

5) a vast base of corporate customers and strong relations with leading Russian

6) a unique opportunity to provide services to Russian customers all over the world;

7) possibilities of stable growth of assets;

8) a vast regional branch network;

7

9) leading positions in the sphere of retail banking services of subsidiary VTB 24 (CJSC);

10) integrated investment bank VTB Capital providing full range of services in international financial markets;

11) a team of managers with vast experience in the financial sector.

Besides, implementation of recently approved VTB Group strategy till 2013 enables optimization of processes and building business processes, orienting at highly marginal business segments, as well as at conquest of leading positions in the sector.

1.3. Bank Development Prospects

(audit of the information set forth in this section was not carried out)

In the coming years, JSC VTB Bank plans actively develop its business and aims at preservation of leading positions in the corporate sector of the Russian banking market.

JSC VTB Bank is a key company within VTB Group and determines the VTB Group Development strategy in general.

VTB Group plans to continue pursuing the business diversification policy, which is to result in several strong business areas, forming an important part of profits: corporate, investment and retail businesses (on the basis of CJSC VTB 24), a foreign network.

key priorities also include increase of the share of commission income in the total operating income, funding structure improvement, business concentration decrease. The basis of corporate business development is work with corporate clients, including attraction of new customers, building of long-term relations with the most promising customers, cross-selling increase, including products of the investment block and financial subsidiaries of the Bank, expansion of product offer and further customer service quality improvement. The key objective of JSC VTB Bank for the coming years is to become the main settlement bank for customers.

Significant increase of the share of commission income in the total income of JSC VTB Bank due to product line and commission product sale system optimization (including products of the Bank’s investment block), as well as growth of the share of the lower segment of corporate and medium business of the total portfolio will enable a qualitative change of the income structure and increase of corporate business efficiency.

JSC VTB Bank’s capital enables servicing of customers’ needs in significant amounts subject to per-borrower exposure ratio. The bank plans to continue lending to the real sector of economy, while paying special attention to risk management system improvement and building up control over asset quality.

Corporate business dynamic growth enables respective growth of net interest income, as well as commission income due to active proposal of commission products. Complex approaches to commission product sale enhancement, based on mutually beneficial relations with customers and tariff policy improvement, are implemented to ensure steady long-term growth of commission income.

8

Special attention will be paid to optimization of the expense part of JSC VTB Bank’s budget, aimed at financing of priority objectives of business development and infrastructure support. In current conditions, objectives of JSC VTB Bank’s efficiency improvement and profitability maintenance come to the fore. Operating efficiency improvement is expected due to automation and optimization of business processes, the IT platform and technologies.

VTB Group also considers investment banking development on the basis of subsidiaries CJSC VTB Capital and VTB Capital plc (London) as the most promising activity involving corporate accounts and aims at strengthening positions in this segment and significant income growth by cooperation with the existing wide base of major corporate customers and building of a platform for sale of investment banking services for key customer segments.

One of the key VTB Group growth areas is retail banking development on the basis of subsidiary CJSC VTB 24. Significant profit growth is planned due to continued dynamic business development and improvement of its efficiency, as well as increase of the market share and retail banking share in the VTB Group’s portfolio. It implies increased activity in attraction of deposits and growth of the market share in loans and raised funds, further development of the network in largest cities, increase of the share in the mass segment, remote channels development, yield increase and development in the small business segment, business process optimization in order to increase network productivity and expense optimization.

As for development of business of non-banking financial subsidiaries of the Bank, it is suggested to build effective, diversified and profitable businesses, achievement and strengthening by companies of positions in the respective segments due to product offer development, diversifying of industry and customer segments, development of the regional network and other sales channels.

As for international development, the main objective is effective business development on the markets, where VTB Group has already operated. Entry to new markets is not a priority. The key market for VTB Group (after Russia) is CIS. the strategic objective of VTB Group is to become an important player on the CIS market and be able to provide corporate customers of Russia and CIS, as well as their counterparties in economic cooperation with Russia and other CIS countries, with services all over the world.

VTB Group continues active development of corporate business in Western Europe within a subgroup on the base of VTB Austria. The Bank also plans development of services for corporate customers in some countries of Asia and Africa implementing joint projects with Russia developing cooperation in the sphere of foreign trade transactions (China, India, Angola).

Besides, it is planned to pay much attention to improvement of VTB Group management system to maximize synergies among various types of business and leverage the advantage of broad geographical presence outside the Russian Federation.

1.4.	Composition of the Supervisory Board and the Managing Board of the Bank, Data on the President - Chairman of the Board of the Bank and Data on Their Holding of Shares of the Bank

(audit of the information set forth in this section was not carried out)

9

Information on composition of the Supervisory Board of the Bank and data on holding by members of the Supervisory Board of bank's shares within the period from 01.01.2010 to 04.06.2010 (the date of the annual general meeting of shareholders) is set forth in the following table:

Bank share fraction
Surname, name and patronymic	as of 01.01.2011
(%)
Aleksey Leonidovich Kudrin (Chairman of the Supervisory Board)	0
Arkady Vladimirovich Dvorkovich	0
Andrey Leonidovich Kostin	0.00183
Aleksey Lvovich Savatyugin	0
Aleskey Valentinovich Ulyukayev	0
Warnig Arthur Matthias	0
Nikolay Mikhaylovich Kropachev	0
Grigory Yurievich Glazkov	0
Mukhadin Abdurakhmanovich Eskindarov	0
Anton Viktorovish Drozdov	0
Vitaly Gennadyevich Savelyev	0

Information on composition of the Supervisory Board of the Bank and data on holding by members of the Supervisory Board of bank’s shares within the period from 04.06.2010 (the date of the annual general meeting of shareholders) to 01.01.2011 is set forth in the following table:

Bank share fraction
Surname, name and patronymic	as of 01.01.2011
(%)
Aleksey Leonidovich Kudrin (Chairman of the Supervisory Board)	0
Arkady Vladimirovich Dvorkovich	0
Andrey Leonidovich Kostin	0.00183
Aleksey Lvovich Savatyugin	0
Aleskey Valentinovich Ulyukayev	0
Warnig Arthur Matthias	0
Nikolay Mikhaylovich Kropachev	0
Grigory Yurievich Glazkov	0
Mukhadin Abdurakhmanovich Eskindarov	0
Anna Vladislavovna Popova	0
Pavel Mikhailovich Teplukhin	0

Data as of 01.01.2011 on the person holding office of the sole executive body of the Bank, composition of the collective executive body, holding by the sole executive body and members of the collective executive body of Bank’s shares are set forth in the following table:

Person holding office of the sole executive body of the Bank:
Bank share fraction
Surname, name and patronymic	as of 01.01.2011
(%)
President and Chairman of the Management Board - Andrey Leonidovich Kostin	0.00183
Personal composition of the Managing Board:
Surname, name and patronymic
Olga Konstantinovna Dergunova	0.00021
Andrey Leonidovich Kostin	0.00183
Mikhail Valerievich Kuzovlev	0
Andrey Sergeyevich Puchkov	0.00037
Gennadiy Vladimirovich Soldatenkov	0.00148
Vasiliy Nikolayevich Titov	0.00049
Herbert Moos	0
Valeriy Vasilyevich Lukianenko	0.00058
Erkin Rakhmatovich Norov	0
Yekaterina Vladimirovna Petlina	0.00002
Aleksandr Grigoryevich Yastrib	0
Vladimir Valentinovich Tatarchuk	0

10

2. Essential Information on Financial Position of the Bank

2.1. Key Performance

Summing up the results of the previous year for the banking system of Russia, it is important to note that in the beginning of 2010, the negative trend in the activities of many banks, formed in the crisis years, was broken. Thanks to state support, improvement of conditions of world primary commodity markets, advance in prices of natural resources forming a major part of the RF export, as well as signs of stabilization of the situation on the world financial markets, the Russian banking system, in general, and JSC VTB Bank, in particular, started demonstrating positive development signs.

The loan portfolio of JSC VTB Bank in 2010 (including discounted clients’ bills, before reserve deduction) by the end of 2010 amounted to RUR1,401,608,000,000. Borrowers of JSC VTB Bank are entities and companies operating in the leading sectors of Russian industry.

The liquidity crisis in the international financial markets during the crisis years has adversely affected the ability of Russian banks to attract relatively low-cost financing from abroad. Attracted customer deposits are still an important source forming the resource base.

The amount of customer deposits attracted by JSC VTB Bank has increased from the beginning of the year by RUR216,722,387,000 (+21%) to RUR1,228,392,832,000; meanwhile, the funds of the RF Ministry of Finance, which are recognized within customer deposits, were repaid in full.

Taking advantage of favourable conditions of financial markets, in 2010,JSC VTB Bank pursued active policy of borrowings on various international markets. Eurobonds listed at stock exchanges of Switzerland, Ireland and Singapore were issued. The total volume of funds raised by VTB from financial markets by means of eurobonds issue amounted to RUR320,780,000,000 at the end of 2010.

VTB Group started implementing segment-oriented model of medium business service in the retail business. In 2010 CJSC VTB 24 is consistently ranked number two in the retail market of Russia.

VTB Group investment business: CJSC VTB Capital is still among the leading players of the Russian investment market.

Following the results of 2010, the Bank’s net profit amounted to RUR43,342,824,000, which amount almost doubles the figures of 2009: RUR23,751,846,000 Profit before tax amounted to RUR61,329,493,000 (by 71.7% higher than level 2009: RUR35,713,202,000). Income tax expense amounted to RUR13,833,458,000. The main part of the Bank’s income in 2010 was formed by interest income on loans provided to customers for the total amount of RUR145,516,129,000, which amount is less than similar income at the end of 2009 - RUR189,790,045,000 due to reduction of interest rates on loans. Hereat, aggregate interest expense reduced still more significantly, amounting to RUR112,756,656,000 in 2010 compared to RUR170,538,766,000 in the previous year due to the same reasons.

11

Trade finance transactions in international settlements, investment business development and customer base diversifying enabled the Bank to earn net commission income during 2010 in the amount of RUR 10,007,102,000.

Bank activities in 2010 were characterized by high liquidity ratio values reflected in the statutory ratios of the Bank of Russia: the bank quick liquidity ratio (H2) as of 01.01.2011 constituted 54.0 (29.1 - as of 01.01.2010) with minimum allowed value of 15%, the bank current liquidity ratio (H3) as of 01.01.2011 constituted 110.1 (86.5- as of 01.01.2010) with minimum allowed value of 50%, the bank long-term liquidity ratio (H4) as of 01.01.2011 constituted 71.5 (81,3 - as of 01.01.2010) with minimum allowed value of 120%.

Cautious policy pursued by the Bank both in the sphere of liability base formation and in the investment sphere enabled avoiding events, which could affect financial viability (capital and statutory ratios) of the Bank.

Taking into account the strategy of VTB Group development, in 2010, some investments were effected in capitals of subsidiaries/associated companies:

- JSC Transcreditbank in the amount of RUR20,798,618,000 (43.18% of the authorized capital)
- CJSC VTB Arena in the amount RUR18,007,476,000 (100% of the authorized capital)
- PJSC VTB Bank in the amount RUR9,693,161,000 (stake increase from 99.96 % to 99.97% of the authorized capital)
- LLC Russian Elevator in the amount RUR601,184,000 (100% of the authorized capital)

Increase of investments in subsidiaries and associated organizations lead to certain decrease of the Bank capital adequacy from 23.8% as of 01.01.2010 to 22.6% as of 01.01.2011.

In February 2011, JSC VTB Bank acquired shares of JSC Bank of Moscow (46.48% of the authorized capital) for the amount of RUR92,761,800,000 and shares of JSC Stolichnaya Strakhovaya Gruppa (25 % plus 1 share of the total number of shares) for the amount of RUR10,238,200,000, which fact caused reduction of the equity (capital) and produced negative impact on the main statutory ratios of the Bank containing capital, the values of which as of 01.03.2011 are set forth in the following table:

Ratio description	Ratio value		Actual value as of
			01.03.2011
Equity (capital)			372,433,461
Bank capital adequacy ratio (H1)	min	10%	16.1.
Bank long-term liquidity ratio (H4)	max	120%	79.6
Maximum risk amount per borrower or group of	max	25%	23.5
related borrowers (H6)
Maximum amount of major credit risks (H7)	max	800%	359.2

* no audit was carried out in respect of the set forth information

12

Despite the fact that values of some statutory ratios of JSC VTB Bank as of 01.03.2011 degraded vs the data of 01.01.2011 due to investments in capitals of the above subsidiaries/associated companies, these ratios remained within acceptable values established by the Bank of Russia.

In its turn, consolidation of JSC VTB West-North to JSC VTB Bank, effected in March 2011, will produce positive effect on the capital and statutory ratios of JSC VTB Bank.

Currently the Bank financial position enables it to successfully counter challenges of economic and competitive environment, develop and improve VTB performance.

Data on events, which may affect financial stability of the Bank, its policy (strategy), are also set forth in section 7 hereof.

2.2. Information on Transactions with Parties Related to the Bank

Information on operations (transactions) with parties related to the Bank, the amount of which as of 01.01.2010 and 01.01.2011 exceeded five percent of the book value of the respective Bank asset or liability items reflected in accounting form 0409806 Balance Sheet (Published Form) is set forth in the following table:

Item	Index	Subsidiaries
No.		As of 01.01.2011	As of 01.01.2010
I	Operations and transactions *
3	Investments in securities, including:	248,462,247	158,187,722
3.1	held to maturity	445,736	443,746
3.2	available for sale	248,016,511	157,743,976
II	Income and expenses
1	Interest income, total, including	31,228	-
1.1	from investments in securities	31,228	-
4	Proceeds from participation in capital of other legal
	entities	8,183,074	12,272,809

*	Amounts of transactions are specified for individual related-party transactions exceeding the threshold of 5% of the respective items of Form 0409806.

There were no transactions with other parties related to the Bank (except of subsidiaries), the amount of which as of 01.01.2010 and 01.01.2011 exceeded 5 percent of the book value of the respective Bank asset or liability items reflected in accounting form 0409806 Balance Sheet (Published Form).

Transactions with banks and companies entering VTB Group are carried out under market conditions and on the basis of mutual economic expediency, in which connection they produced no negative impact on financial viability of the Bank in 2010.

13

2.3. Information on Off-Balance Liabilities and Provisions for Possible Losses Actually Created Thereon

Information on off-balance liabilities, time transactions (delivery and delivery-free transactions) and on provisions for possible losses created thereon is given in the table below (this information is based on data of accounting statements form 0409155 “Information on Financial Instruments Recorded on Off-Balance Accounts”):

As of 01.01.2011 (‘000 RUB)

Line number	Description of the financial instrument	Amount of contingent credit liabilities						Provision
		Total	By quality categories:					Estimated provision	Estimated provision, including security	Actually created provision, total
										Total	By quality categories:
			I	II.	III.	IV.	V				II.	III.	IV.	V
1	2	3	4	5	6	7	8	9	10	11	12	13	14	15
1	Unused credit facilities	239,183,650	153,948,567	81,188,034	1,789,566	2,057,482	200,001	2,567,274	1,733,464	1,733,464	795,146	504,519	433,798	1
	total, including:
1.1	with the term more than 1
	year	109,189,319	46,971,909	60,331,239	158,924	1,727,247	0	1,518,455	1,036,403	1,036,403	603,219	33,374	399,810	0
2	Letter of credits, total,
	including:	10,150,733	9,470,597	680,136	0	0	0	6,802	16	16	16	0	0	0
2.1	with the term more than 1
	year	3,605,675	3,394,733	210,942	0	0	0	2,109	0	0	0	0	0	0
3	Guarantees and sureties
	granted	140,047,084	121,699,437	14,387,680	3,959,967	0	0	1,029,920	345,948	345,948	160,536	185,412	0	0
	total, including:
3.1	with the term more than 1
	year	28,930,284	25,585,061	3,345,223	0	0	0	33,453	31,655	31,655	31,655	0	0	0
4	Avals and bills of
	acceptance issued	0	0	0	0	0	0	0	0	0	0	0	0	0
	total, including:
4.1	with the term more than 1
	year	0	0	0	0	0	0	0	0	0	0	0	0	0
5	Other instruments, total,
	including:	7,144,215	4,989,883	2,154,332	0	0	0	21,543	21,396	21,396	21,396	0	0	0
5.1	with the term more than 1
	year	2,645,466	505,829	2,139,637	0	0	0	21,396	21,396	21,396	21,396	0	0	0
6	Contingent credit liabilities	396,525,682	290,108,484	98,410,182	5,749,533	2,057,482	200,001	3,625,539	2,100,824	2,100,824	977,094	689,931	433,798	1
	total (line 1+line 2+line 3+
	line 4+line 5), including:
6.1.	with the term more than 1
	year (line 1.1+line 2.1+	144,370,744	76,457,532	66,027,041	158,924	1,727,247	0	1,575,413	1,089,454	1,089,454	656,270	33,374	399,810	0
	line 3.1+line 4.1+line 5.1)

14

As of 01.01.2011 (‘000 RUB)

Line number	Types of time transactions with delivery of a basis asset	Amount of claims	Amount of liabilities	Unrealized foreign exchange differences (positive)	Unrealized foreign exchange differences (negative)	Provisions for possible losses
1	2	3	4	5	6	7
1	Forward, total	150,839,442	139,771,588	17,039,914	5,972,061	682,854
	basis asset included:
1.1	foreign currency	115,738,067	108,041,333	13,334,244	5,637,510	617,544
1.2	precious metals	32,582,106	29,245,467	3,659,293	322,654	64,621
1.3.	securities	2,519,269	2,484,788	46,377	11,897	689
1.4.	others	0	0	0	0	0
2	Option, total	126,861,894	129,358,726	5,615,070	8,111,903	633,746
	basis asset included:
2.1	foreign currency	97,489,263	99,075,867	5,041,399	6,628,004	0
2.2.	precious metals	0	0	0	0	0
2.3.	securities	29,372,631	30,282,859	573,671	1,483,899	633,746
2.4.	others	0	0	0	0	0
3	Swap, total	234,029,988	233,587,520	5,233,633	4,791,166	453,652
	basis asset included:
3.1	foreign currency	223,860,274	223,439,586	3,870,364	3,449,677	453,652
3.2.	precious metals	1,636,182	1,614,402	100,795	79,015	0
3.3.	securities	8,533,532	8,533,532	1,262,474	1,262,474	0
3.4.	others	0	0	0	0	0

15

As of 01.01.2011 (‘000 RUB)

Line number	Types of time delivery-free transactions	Amount of claims	Amount of liabilities	Unrealized foreign exchange differences (positive)	Unrealized foreign exchange differences (negative)	Provisions for possible losses
1	2	3	4	5	6	7
1	Forward, total	76,576,797	77,434,474	95,906	1,660,616	429,015
	basis asset included:
1.1	foreign currency	76,576,797	77,434,474	95,906	1,660,616	429,015
1.2	precious metals	0	0	0	0	0
1.3.	securities	0	0	0	0	0
1.4.	change of price indices (excluding securities)	0	0	0	0	0
1.5.	others	0	0	0	0	0
2	Option, total	194,302,659	190,667,664	4,217,702	1,936,630	0
	basis asset included:
2.1	foreign currency	123,195,661	119,560,666	3,819,984	1,123,704	0
2.2.	precious metals	0	0	0	0	0
2.3.	securities	71,106,998	71,106,998	397,718	812,926	0
2.4.	change of price indices (excluding securities)	0	0	0	0	0
2.5.	others	0	0	0	0	0
3	Swap, total	21,804,455	32,168,116	21,804,455	32,168,116	0
	basis asset included:
3.1	foreign currency	0	0	0	0	0
3.2.	interest rate	21,804,455	32,168,116	21,804,455	32,168,116	0
3.3.	change of price indices (excluding securities)	0	0	0	0	0
3.4.	others	0	0	0	0	0

16

As of the reporting date the Bank provided credit facilities (unused) to the amount of RUB239,183,650,000, from which 98% credit facilities refer to the first and second quality categories. Provisions for credit facilities provided amounted to 1% of their total amount. Guarantees and sureties granted amounted to RUB140,047,084,000 from which over 97% refer to the first or second quality categories. Provisions for guarantees and sureties amounted to 0.2% of the amount of these liabilities.

Total contingent liabilities as of the reporting date amounted to RUB396,525,682,000, from which almost 99% refer to the first and second quality categories Provisions created for contingent liabilities equaled 0.5% of the amount of contingent liabilities.

In 2010, JSC VTB Bank did not participate in any court proceedings which may produce a considerable impact on Bank’s financial and economic activity.

2.4. Information on Remuneration of Key Management Personnel

Information on payment (remuneration) to key management personnel and on the personnel number, including the number of key management personnel, is given in the table below:

Item	Types of remuneration	As of 01.01.2010	As of 01.01.2011
No.
1	2	3	4
1	Short-term remuneration, total, including
	(‘000 RUB):	210,503.95	182,062.24
1.1	Salary costs, including premiums and
	compensations (‘000 RUB)	204,468.15	174,398.48
2	Personnel number	10,447	10,154
2.1	number of key management personnel	20	23

In 2010, JSC VTB Bank had no liabilities to employees (including key management personnel) associated with their possible participation in the charter capital, including options to shares of JSC VTB Bank.

2.5. Planned Dividends for Shares and Information on Dividends Paid (Net Profit Distribution) for Previous Years

(no audit was conducted regarding information given in this section)

Shareholders of JSC VTB Bank are entitled to be paid a portion of Bank’s net profit in the form of dividends. The decision on payment of dividends is made by the annual General Shareholders’ Meeting of JSC VTB Bank based on recommendations of the Supervisory Board.

The General Shareholders Meeting decides on the amount of dividends per one share, and on terms and form of payment. The amount of dividends may not exceed the amount recommended by the Supervisory Board.

The Supervisory Board determines the recommended amount of dividends based on the amount of Bank’s net profit estimated according to Russian accounting standards.

17

Dividends announced are paid within 60 years from the effective date of the General Shareholders’ decision, in rubles, through wire transfer to shareholders’ bank accounts or in cash, depending on the method selected by a shareholder.

Recommendations on dividends to be paid for 2010 will be made at the Bank’s Supervisory Committee meeting in 2011 based on financial results of the year ended on December 31, 2010. Amounts of dividends to be paid for the period from 2007 to 2009 are given in the table below.

	2007	2008	2009
Net profit of JSC VTB Bank estimated
according to Russian accounting standards	17,977,992	26,894,373	23,751,846
(‘000 RUB)
Dividend per one ordinary share, RUB	0.00134	0.000447	0.00058
Total dividends paid (‘000 RUB)	9,010,346	3,005,690	6,067,114
Dividend payment coefficient (% of net
profit of JSC VTB Bank)	50.10	11.17	25.54

2.6. Information on Earnings per Share

In 2009 and 2010, the Bank had neither convertible securities nor sale and purchase agreements concerning purchase of ordinary shares from the issuer at the price below their market value; thus, this explanatory note specifies only base earnings per share:

	As of 01.01.2010 or for	As of 01.01.2011 or for
	2009	2010
The amount of base earnings per share	RUB0.0030	RUB0.0041
Bank’s base earnings	RUB23,751,846,000	RUB43,342,824,000
Weighted average quantity of ordinary
outstanding shares used to estimate base	7,969,606,118,459 pcs.	10,460,541,277,230 pcs.
earnings

2.7. Information on Accounts Receivable and Payable

As set forth in orders of JSC VTB Bank dated 22.12.2010 No. 679 (regarding the Head Office) and dated 23.12.2010 No. 686 (regarding branches) the accounts receivable and payable were reconciled to completely record Bank’s financial results in the balance sheet.

The total amount of accounts receivable on balance accounts No. 474 (except for account No. 47427) and No. 603 (except for account Nos. 60302, 60306, 60310, 60315) equals RUB29,422,226,000 as of 01.01.2011.

The amount of overdue accounts receivable from among total accounts receivable as of 01.01.2011 equals RUB10,671,720,000, including mainly penalties charged on the overdue principal debt and interests under loan agreements which shall be collected by orders of arbitration courts.

As of 01.01.2011, the overdue payments to contractors amounting to RUB5,846,727,000 are recorded on payables balance accounts Nos. 474 (except for accounts Nos. 47411, 47425, 47426) and 603 (except for accounts Nos. 60301, 60305, 60309, 60324, 60348). No overdue accounts payable are recorded.

18

The Bank took necessary measures to adjust and minimize amounts on suspense accounts.

As of 01.01.2011, balance account No. 47416 “Amounts Received on Suspense Correspondent Accounts” includes amounts of unclear purpose which were received in the last operating days of 2010.

Balances on account No. 47416 amounted to RUB91,946,000. The period of recording of the above amounts on the Bank’s balance sheet does not exceed specified terms.

Balance account No. 47417 “Amounts Written Off Suspense Correspondent Accounts” include no balances.

3. Overview of Risks Associated with Various Bank’s Operations

3.1. Overview of Risk Concentration Areas

In the reporting period, activity on management of risks (risks of liquidity, credit risks, currency, price, interest and operating risks) was one of the most important aspects of the Bank’s integrated management system. According to the approved procedure, proposals on limitation of risks and on establishment of limits for risky operations were discussed and approved by Bank’s collective bodies: Management Board, Assets and Liabilities Management Committee, Credit Committee, Small Credit Committee for Moscow Region and Credit Committees of Branches.

In the reporting period, the credit risk remained the highest risk of Bank’s activity. This risk produced impact on over 70% of the Bank’s economic capital (Capital-at-Risk) which is used to conduct general quantity assessment of all basic risks and internal bank analysis of sufficiency of Bank’s equity funds to cover such risks. The credit risk accepted by the Bank mainly depends on the created portfolio of credits to legal entities.

The Bank pays special attention to control of credit risks at the portfolio level, firstly, in terms of concentration of country, regional and branch risks.

19

According to estimates made in accordance with the Bank’s Internal Regulation on the Procedure of Management of Industry, Regional and Country Risks, as of 01.01.2011 the area of the highest concentration of JSC VTB Bank’s risks (for totality of all operations) in terms of country risks was the Russian Federation. As a result of 2010, country risks accepted by the Bank with regard to non-residents remained at the level of the previous year. Information on concentration of assets and liabilities by countries is given in the table below (this information is given by items of accounting statements form 0409806 “Balance Sheet (Disclosed Form)”):

		Scope of assets and liabilities as of the end of 2009				Scope of assets and liabilities as of the end of 2010
				Countries from				Countries from
				the Developed				the Developed
Item				Countries	Other			Countries	Other
No.	Types of assets and liabilities	Russia	CIS countries*	Group**	countries	Russia	CIS countries	Group**	countries
1	2	3	4	5	6	7	8	9	10
I.	Assets
1	Funds in credit institutions	1,888,529	1,084,702	15,405,273	2,202,343	658,665	197,971	54,884,631	1,578,560
2	Net loan indebtedness	1,231,544,295	79,809,312	324,427,532	248,873,792	1,164,145,257	76,100,776	318,553,829	324,398,176
3	Net investments in securities
3.1	estimated by fair price as profit or loss	245,309,549		339,252		134,500,301	100,191	17,889,097	0
3.2.	available for sale	189,980,745	16,548,543	27,835,461	5,911,556	232,757,920	27,397,713	152,574,613	6,745,661
3.3.	held to maturity	25,960		6,726,984				5,340,232	0
4	Fixed assets, intangible assets and
	inventories	85,116,877				96,333,717
II.	Liabilities
5	Funds of credit institutions	385,121,551	5,405,392	182,106,385	24,382,237	533,904,641	5,169,339	190,025,245	21,430,409
6	Funds of clients (non-credit
	institutions), including	799,758,712	165,243	201,339,026	10,407,464	506,689,901	293,166	273,508,733	447,901,032
6.1.	deposits of individuals	8,921,759	97,698	37,991	259,415	9,674,689	160,548	43,576	222,300

*CIS countries Azerbaijan Republic, Kyrgyz Republic, Republic of Armenia, Republic of Belarus, Republic of Kazakhstan, Republic of Moldova, Republic of Tajikistan, Republic of Uzbekistan, Turkmenistan, Ukraine.

**Countries from the Developed Countries Group: Australia, Republic of Austria, Grand Duchy of Luxembourg, Hellenic Republic, Ireland, Italian Republic, Canada, Kingdom of Belgium, Kingdom of Denmark, Kingdom of Spain, Kingdom of the Netherlands, Kingdom of Norway, Kingdom of Sweden, New Zealand, Portuguese Republic, United Kingdom of Great Britain and Northern Ireland, United States of America, Federal Republic of Germany, Republic of Finland, French Republic, Swiss Confederation, Japan.

20

The main scope of regional risks accepted by the Bank with regard of regions of the Russian Federation applies (in descending order) to Moscow, Saint Petersburg, Republic of Bashkortostan, Moscow Region and Krasnoyarsk District. The main scope of risks of consolidated budgets of constituents of the Russian Federation applies to (in descending order) Moscow Region, Moscow, Omsk Region, Astrakhan Region and Nizhny Novgorod Region. Diversification of business providing for a wide network of Bank’s branches, expansion of regional market activity and effective control over the level of risks accepted by the Bank contributes to elimination of a considerable impact of such type of risks on the financial position of JSC VTB Bank.

3.2. Credit Risk

JSC VTB Bank manages credit risks by taking the following measures:

- limitation of credit risk through the applicable Bank’s system of limits for decision-making, concentration of credit risks and for individual borrowers; such limits are revised on a regular basis by the Bank’s Risk Department, approved by the Credit Committee and comply with standards established by the Bank of Russia:
- coverage of credit risks by security received and insurance of such security, collection of an adequate charge for credit risk and creation of provisions for possible loan losses;
- control of the credit risk level through evaluation of credit risk accepted by the Bank for a specific contractor and through regular monitoring of the status of the credit portfolio, individual clients, transactions and pledged property (also by using the borrower ranking system);
- prevention of credit risk at the stage of credit application review and by taking timely measures in case of detection of credit risk factors in the course of monitoring.

In 2010, measures were taken to improve the credit risk management system:

- calibration of the system of requirements for financial stability, for evaluation of cash flow movement forecasts, quality and liquidity of security;
- liberalization of requirements for credit security, in particular, with regard to large public companies, and for pledge security discounts;
- application of special requirements for security of investment transactions;
- improvement of the centralized system of detection and monitoring of credit risk factors by credit transactions and borrowers;
- regular update of the estimated cost of property pledged under credit operations;
- involvement of regional risk managers responsible for improvement of credit analysis quality and observance of approved credit procedures in branches.

21

Financial crisis consequences are reflected in dynamics of overdue debts and credit portfolio structure by specific industries. As a result of 2010, the amount of overdue debts increased by 23% up to RUB128,472,350,000 as compared to the same indicator in 2009 which amounted to RUB104,256,387,000.

Information on overdue assets and on the amount of provisions created for possible losses is given in the table below (this information is based on accounting statements form 0409115 “Information on Quality of Credit Institution Assets”):

‘000 RUB
		As of the end of the reporting period (for 2010)
			including overdue assets					Provisions for possible losses
									Actually
Item								Estimated	created
No.	Asset	Amount	total	up to 30 days	31 to 90 days	91 to 180 days	over 180 days	provision	provision
1	2	3	4	5	6	7	8	9	10
		1,989,185,960	117,181,226	6,509,167	8,234,157	4,184,215	98,253,687	115,329,362	105,698,590
1	Loans, total, including:	1,989,185,960	117,181,226	6,509,167	8,234,157	4,184,215	98,253,687	115,329,362	105,698,590
1.1	Credits (loans) granted, deposits placed	1,888,871,818	109,043,105	6,509,167	8,177,639	4,184,215	90,172,084	108,118,071	98,569,977
1.2	Bills discounted	107,812	50,779				50,779	50,779	50,779
1.3.	Monetary claims under transactions
	with funding against monetary claim
	assignment (factoring)	0
1.4.	Claims under rights of claim acquired
	as a result of a transaction (claim assignment)	17,589,468	7,926,656	0	14,370	0	7,912,286	7,004,025	6,921,347
1.5.	Claims under transactions with
	disposition (acquisition) of financial
	assets and granting the contractor the
	right of payment deferment
	(delivery of financial assets)	0	0	0	0	0	0	0	0
16	Claims for return of funds paid under
	return operations with securities,
	without recognition of acquired
	securities	76,108,698	0	0	0	0	0	0	0
1.7	Requirements of the lessor to the
	lessee under financial lease (leasing)
	operations	0	0	0	0	0	0	0	0
	Other credit claims (account 47404)	6,311,957	0	0	0	0	0	0	0
	Other credit claims (account 47423)	30,821	0	0	0	0	0	15,719	15,719
	Overdue claims under letters of credit
	(account 45812)	130,140	130,140		42,148	0	87,992	109,487	109,487
	Amounts paid under guarantees and
	sureties granted (account 60315)	30,546	30,546	0	0	0	30,546	30,546	30,546
	Other claims, accounts 461, 471	4,700	0					735	735
2	Securities	11,406,786	3,001,448			525,499	2,475,949	3,279,532	3,279,532
3	Other claims	15,350,022	430,928	12,923	24,388	27,414	366,203	2,896,609	2,892,591
	Correspondent accounts	58,133,062	0	X	X	X	X	2,187	2,187
	Claims for acquisition of interest income	87,347,369	7,858,748	172,413	683,119	483,061	6,520,155	X	13,037,230
4	TOTAL:	2,161,423,199	128,472,350	6,694,503	8,941,664	5,220,189	107,615,994	121,505,503	124,910,130

22

‘000 RUB
		As of the end of the reporting period (for 2010)
			including overdue assets					Provisions for possible losses
									Actually
Item								Estimated	created
No.	Asset	Amount	total	up to 30 days	31 to 90 days	91 to 180 days	over 180 days	provision	provision
1	2	11	12	13	14	15	16	17	18
		1,977,899,124	95,852,369	16,817,113	11,691,141	12,229,686	55,114,429	107,848,173	92,876,399
1	Loans, total, including:	1,977,899,124	95,852,369	16,817,113	11,691,141	12,229,686	55,114,429	107,848,173	92,876,399
1.1	Credits (loans) granted, deposits placed	1,926,473,035	86,999,310	16,552,068	11,268,335	11,967,190	47,211,717	100,432,616	85,511,656
1.2	Bills discounted	732,977	66,177				66,177	66,177	66,177
1.3.	Monetary claims under transactions
	with funding against monetary claim
	assignment (factoring)	0						0	0
1.4.	Claims under rights of claim acquired
	as a result of a transaction (claim assignment)	19,513,371	8,696,497	265,045	422,806	172,111	7,836,535	7,282,638	7,232,828
1.5.	Claims under transactions with
	disposition (acquisition) of financial
	assets and granting the contractor the
	right of payment deferment (delivery of
	financial assets)	403,482	0	0	0	0	0	0	0
1.6	Claims for return of funds paid under
	return operations with securities,
	without recognition of acquired
	securities	20,845,254	0	0	0	0	0	1,614	610
1.7	Requirements of the lessor to the
	lessee under financial lease (leasing)
	operations	0	0	0	0	0	0	0	0
	Other credit claims (account 47404)	9,803,305	0	0	0	0	0	0	0
	Other credit claims (account 47423)	37,315	0	0	0	0	0	19,031	19,031
	Overdue claims under letters of credit
	(account 45812)	67,758	67,758			67,758		34,557	34,557
	Amounts paid under guarantees and
	sureties granted (account 60315)	22,627	22,627			22,627	0	11,540	11,540
	Other claims, accounts 461, 471	0
2	Securities	17,287,425	2,523,617	498,502	0	285,329	422,323	1,317,463	1,317,463
3	Other claims	12,609,497	997,986	20,887	53,982	206,322	716,795	2,807,534	2,169,841
	Correspondent accounts	24,717,204	X	X	X	X	X	9,546	9,546
	Claims for acquisition of interest income	62,048,950	4,882,415	337,798	832,040	362,432	3,350,145	X	6,680,018
4	TOTAL:	2,094,562,200	104,256,387	17,674,300	12,577,163	13,083,769	59,603,692	111,973,170	103,053,267

Overdue debt in this table is given as required by the Procedure for Preparation of Form 0409115 (Directive of the Bank of Russia No.2332‐U “On the List, Forms and Procedure for Preparation and Presentation of Credit Institution Accounting Statements to the Central Bank of the Russian Federation”) stating that if only a portion of loan is overdue, total debt under the credit agreement shall be recorded.

The amount of provisions for possible asset losses increased in proportion to the increased amount of overdue debt (up to RUB124,910,130,000), while the overdue debt to provisions ratio remained almost equal to 100%. The amount of provisions for possible loan debt losses increased by 14% up to RUB105,698,590,000. Loan debt quality categories 4 and 5 apply to 81% provisions created. Information on results of classification by quality categories of assets, including loans, loan debt and its equivalent, claims for acquisition of related interest income as well as information on amounts of overdue and restructured debt, estimated and actually created provisions is given in the following table (this information is based on accounting statements form 0409115 “Information on Quality of Credit Institution Assets”):

23

Information on quality of loans, loan debt and its equivalent (loans), claims for acquisition of loan interest income

‘000 RUB

		As of the end of the reporting		As of the end of the previous
		period (for 2010)		year (for 2009)
Item	Indicator		Claims for		Claims for
No.		Loan claims	acquisition of	Loan claims	acquisition of
			interest income		interest income
1	2	3	4	5	6
1	Debt on loans and interest thereon	1,989,185,960	87,347,369	1,977,899,124	62,048,950
	Debt on loans granted to credit institution
2	shareholders (participants) and interests
	thereon
3	Debt on loans granted on preferential
	terms, total, including:
3.1	loans to shareholders (participants)
4	Overdue debt amount	107,364,702	6,081,183	87,155,648	5,248,489
5	Amount of restructured debt	737,489,988		748,419,481
	Specific weight of restructured loans in
5.1	total amount of loans (in percentage
	terms)	37.07		37.84
6	Quality categories:	X	X	X	X
6.1.	I	1,235,231,113	20,178,943	1,121,378,703	11,897,717
6.2	II.	583,576,811	51,476,008	696,814,984	40,570,161
6.3	III.	66,512,573	2,700,219	64,167,723	2,006,559
6.4	IV.	45,079,728	3,668,590	68,119,971	4,558,462
6.5	V	58,785,735	9,323,609	27,417,743	3,016,051
7	Security, total, including:	10,928,391		14,986,052
7.1	Quality category I	2,105,911		3,368,416
7.2	Quality category II	8,822,480		11,617,636
8	Estimated provision for possible losses	115,329,362	X	107,848,173	X
9	Estimated provision with account of
	security	104,400,971	X	92,862,121	X
	Actually created provision for possible
10	losses, total, including by quality
	categories:	105,698,590	13,037,230	92,876,399	6,680,018
10.1	II.	9,207,563	971,775	15,417,205	692,787
10.2	III.	10,951,268	479,798	15,334,872	561,821
10.3	IV.	26,696,314	2,332,359	35,018,708	2,418,949
10.4	V	58,185,070	9,253,298	27,103,418	3,006,461

The overdue debt amount in this table is estimated as the sum of overdue debts on respective balance accounts Nos.324, 325, 458, 459, 51508, 60315 Security as used in this table means the amount of estimated provision which is adjusted based on security of category I and II.

As of 01.01.2011, 95% (RUB699,375,524,000) restructured credits referred to quality categories 1 and 2. As of 01.01.2010, the portion of restructured credits of quality category 1 and 2 was 97% (RUB728,885,384,000).

In order to provide data on restructured debt according to requirements of Directive of the Bank of Russia No.2519-U “On Amendment of Directive of the Bank of Russia dated 08.10.2008 No.2089-U “On the Procedure of Preparation of the Annual Report by Credit Institutions” the Bank used the definition given in Regulation of the Bank of Russia No.254-P “On the Procedure for Creation of Credit Institution Provisions for Possible Losses from Loans, Loan Debt and Its Equivalent”. The restructured loan means a loan for which the borrower agrees to amend material conditions of the initial agreement under which such loan is granted so that after the effective date of such amendments the borrower may fulfill its loan obligations on more favorable terms. For example, it is agreed to amend one or more below conditions of the initial loan agreement:

- extend the terms of return of the principal debt and/or loan interests;
- decrease the interest rate;
- change the currency in which the loan amount is denominated;
- increase the principal debt amount
- change the schedule of redemption of the principal debt and/or loan interests so that the date of at least one payment is extended, while the final debt repayment date remains unchanged.
- change the schedule of redemption of the principal debt and/or loan interests so that amounts of the nearest payments are reduced and amounts of subsequent payments of the principal debt and/or loan interests are increased, while the total debt amount and final debt repayment date remain unchanged;
- change any other material condition of the initial loan agreement to a more favorable for the borrower.

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Restructured credits shall be redeemed according to new transaction conditions.

The Bank’s regulations include regulations on inclusion of the credit risk cost in the cost of credit resources assuming that no preferential loans can be granted.

As for the structure of credits granted by specific industries, increased was the portion of credits for construction (10.6%), transport and communication (4%), small and medium business (6.6%). The portion of credits for trade and other activity types remained at the level of 2009 (50%). Information on concentration of credits granted to borrowers (legal entities and individuals) being residents of the Russian Federation is given in the table below (this information is given based on accounting statements forms 0409115 “Information on Quality of Credit Institution Assets” and 0409302 “Information on Funds Invested and Borrowed”):

Structure of the credit portfolio by industries

Item No.		As of the end of the reporting		As of the end of the previous
		period (for 2010)		year (for 2009)

			Specific		Specific
		Absolute value, ‘000 RUB	weight in the	Absolute value, ‘000 RUB	weight in the
	Indicator		total amount of		total amount of
			credits, in		credits, in
			percentage		percentage
			terms		terms
1	2	3	4	5	6
		1,102,278,696	100%	1,181,334,753	100%
1	Credits to legal entities (including
	individual entrepreneurs), total,
	including credits by types of
	economic activity	1,102,235,058	99.9960%	1,181,284,325	99.9957%
1.1	Extraction of mineral resources	49,520,825	4.4926%	91,602,893	7.7542%
1.2	Processing industries	182,373,814	16.5452%	204,525,222	17.3131%
1.3.	Production and distribution of
	electric energy, gas and water	57,280,117	5.1965%	60,433,081	5.1157%
1.4.	Agriculture, hunting and forestry	10,498,161	0.9524%	10,161,942	0.8602%
1.5.	Construction	116,951,802	10.6100%	105,737,668	8.9507%
1.6	Transport and communication	44,514,816	4.0384%	28,264,870	2.3926%
1.7	Wholesale and retail trade, repair
	of motor vehicles, motorcycles,
	household appliances and
	personal items	222,054,127	20.1450%	319,360,173	27.0338%
1.8	Operations with immovable
	property, lease and rendering of
	services	89,792,478	8.1461%	106,359,770	9.0034%
1.9	Other types of activities	329,248,918	29.8698%	254,838,706	21.5721%
2	Credits to small and medium
	business from the total amount of
	credits granted to legal entities
	and individual entrepreneurs,
	including	72,797,910	6.6043%	56,550,448	4.7870%
2.1	Credits to individual entrepreneurs	1,058,171	0.0960%	1,157,345	0.0980%
3	Credits to individuals, total,
	including credits by types of
	activity:	43,638	0.0040%	50,428	0.0043%
3.1	residential credits, total, including	11,393	0.0010%	16,019	0.0014%
3.2.	mortgage credits	4,984	0.0005%	10,918	0.0009%
3.3.	car credits	0	0.0000%	0	0.0000%
3.4.	other consumer credits	32,245	0.0029%	34,409	0.0029%

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In the period of overcoming of financial crisis consequences, JSC VTB Bank takes into account evaluated creditability of its borrowers, impact of a borrower on other economic activity participants (acceleration/increase of level of business activity) and follows the principle of business social responsibility.

3.3. Market Risk

The level of financial risks accepted by the Bank in the reporting year was much lower than the level of credit risk (less than 20% of Bank’s economic capital). The applicable Bank’s financial risk management system provides for regulation of a net foreign exchange position (Net FX Position), establishment and control of limits for securities operations, interest position monitoring and allows adjusting interest rates for funds borrowed/invested, using floating interest rates. In addition to control of fulfillment of mandatory standards approved by the Bank of Russia, the applicable risk management and control system provides for establishment of higher internal limits and standards depending on specific types of risks and operations. Such limits primarily include:

a)	internal limits for currency risk:

- limits for Net FX Position for the Head Office and branches;

- limits for performance of arbitration conversion operations;

b)	internal limits for interest risk:

- limit for economic capital to cover interest risk;

- arbitration limits to perform operations with derivatives and interest rate limits (future rate agreement (FRA), interest rate future).

c)	internal limits for price risk:

- limits for the scope of a position by types of operations;

- limits for the scope of a position by types of securities issuers.

d)	internal limits for liquidity risk:

- standards for the reserve of highly liquid assets by types of operations in rubles and foreign currencies.

- standards for the reserve of liquid assets by types of operations in rubles and foreign currencies.

26

In 2010, due to considerable impact of risks accepted by subsidiaries of JSC VTB Bank on results of Bank’s activity, special attention was paid within the framework of integration into the VTB Group to implementation of effective procedures of consolidated control over risk concentration.

In particular, in the reporting year activities were accelerated to establish consolidated limits of the VTB Group for large contractors which shall be general for several companies from the Group. Application of such limits ensures proper control and limitation of the concentration level of risks from individual borrowers.

The practice of limiting of individual indicators (in addition to the scope of a position) was also developed to reflect the market risk level.

In addition, the VTB Group applies a mechanism of regular control over industry and country risks which is based on determination of respective consolidated limits for specific countries and industries. As a result of continuous control of such risks and timely application of corrective measures (including revision of country and industry limits) it should be noted that their concentration level in the VTB Group in 2010 was acceptable.

3.4. Operating Risk

JSC VTB Bank implements, on a regular basis, procedures to identify, evaluate and control risks and to take measures aimed at limiting risks.

JSC VTB Bank applies a system of collection and submission of information on detected operating losses from Head Office divisions and branches, including a centralized analytical database of losses. Unified description and sufficient details of information contained in this database allows conducting quantitative evaluation of operating risk indicators, including evaluation by types of individual risk categories and activity areas of JSC VTB Bank, identifying risk sources, taking measures on risk limitation and preparing management reports.

Operating risk which is under continuous and systematic control in JSC VTB Bank did not produce any considerable impact on Bank’s activity results in 2010.

3.5. Liquidity Risk

Basic factors causing liquidity risk of VTB Bank are as follows:
- non-compliance of repayment terms of assets and liabilities;
- possible outflow of clients’ funds from demand accounts;
- early termination of deposits raised.

The Bank manages this risk by maintaining the compliance of the balance sheet structure with all liquidity requirements and ratios (internal and prudential ones) and by implementing continuous control on the part of responsible divisions and collective bodies.

In 2010, a high level of instant and current liquidity was observed in the Bank.

27

Increased liquidity ratio H2 (instant liquidity ratio determines the ratio of the amount of highly liquid Bank’s assets to the amount of demand liabilities; minimum value - 15%) up to 54.0% as of the end of 2010 is caused by considerable increase of free liquidity due to large deposits raised in the last week of December 2010 and increase of demand account balances due to increase of liquidity of the Russia’s banking system as a whole.

Actual current liquidity ratio H3 (current liquidity ratio determines the ratio of liquid assets to liabilities which may be demanded within the nearest 30 days; minimum value - 50%) for 2010 was changed from 86.5% to 110.1%.

Increase of ratio H3 in December is mainly caused by factors which influenced ratio H2 in the same period and by replacement of deposits with the term to maturity up to 30 and funds on demand accounts with funds raised for the period over 30 days.

Considerable improvement of long-term liquidity ratio H4 (long-term liquidity ratio determines the ratio of the sum of credits with the term to maturity over 1 year to the amount of bank capital and liabilities with the term to maturity over 1 year; maximum value - 120%) was observed in December 2010 (decrease down to 71.2%) due to raising of funds for the period over 1 year and early redemption of large long-term credits and decrease of the amount of Bank’s equity funds (capital).

Thus, liquidity ratios demonstrate sufficiently high liquidity caution of the Bank.

3.6. Legal Risk

(no audit was conducted regarding information given in this section)

Legal risk is caused by highly complicated and ambiguously interpreted Russian laws, conflicting court practice allowing adoption of court acts preventing execution of effective court orders. Tax laws are characterized by ambiguous interpretation of some law provisions. Moreover, the experience in practical implementation of rules of Russian tax laws is insufficient and may contribute to increase of tax risks whereby leading to increase of costs of the credit institution being the issuer of securities and owners of securities. In addition, there is a risk of change in tax law rules aggravating the position of specific tax payer groups.

3.7. Risk of Loss of Goodwill

(no audit was conducted regarding information given in this section)

JSC VTB Bank considers as the risk of loss of goodwill the risk of occurrence of losses as a result of decrease of the number of clients (contractors) due to formation of negative public opinion about financial stability of a credit institution, quality of its services or type of activity in general.

From the time of its incorporation (1990) no situations occurred endangering goodwill of JSC VTB Bank during the entire period of its activity. The priority of JSC VTB Bank was and remains performance of high‐quality of bank services with continuous servicing of clients.

28

During last years, JSC VTB Bank demonstrated growth of all basic indicators of banking activity. Successful development of investment and banking activity allowed JSC VTB Bank occupying leading positions in basic segments of the banking services market. Clients of JSC VTB Bank are both governmental institutions and lead Russian companies.

High goodwill of JSC VTB Bank in Russian and international business communities is year on year confirmed by award of various prizes and titles from competent international organizations and publishing offices.

In support of further enhancement of image of JSC VTB Bank as an open, transparent and investor‐oriented company, in April 2009 JSC VTB Bank decided to establish the Consultation Board of Shareholders of JSC VTB Bank. This independent consultative body shall ensure effective communication between JSC VTB Bank and its minorities.

3.8. Strategic Risk

(no audit was conducted regarding information given in this section)

JSC VTB Bank considers as the strategic risk the risk of losses arising out of errors (deficiencies) which are made when making decisions determining the activity and development strategy and which include insufficient accounting of possible threats to Bank’s activity,. improper or insufficiently justified identification of perspective activity areas where the Bank may gain advantage over its competitors, absence or insufficient scope of necessary resources and organizational measures aimed at ensuring achievement of strategic activity goals of JSC VTB Bank.

In order to mitigate strategic risk JSC VTB Bank applies a system of development, implementation and revision/update of the strategy, strategic planning and analysis which complies with the best practice.

As set forth in the Charter of JSC VTB Bank, priority activities of JSC VTB Bank are determined by the Supervisory Board. This activity of the Supervisory Board of JSC VTB Bank is supported by the Strategy and Corporate Development Department which is established to prepare development strategies for each business area and development strategy of the VTB Group as a whole.

The Strategy and Corporate Development Department develops strategies by conducting comprehensive analysis of macroeconomic indicators, indicators of banking sector development and market competitiveness for the business area to be investigated. Strategies are developed in cooperation with competent divisions of JSC VTB Bank; third-party consultants are involved, if necessary. The Strategy and Corporate Development Department evaluates current position of JSC VTB Bank in a specific market segment and achievements for the last 3-5 years.

Then, employees of the Strategy and Corporate Development Department along with experts from other divisions of JSC VTB Bank evaluate possibilities for development of a specific business segment, market development risks and risks associated with competitors’ activity. Strategic goals are defined regarding the market share, volume indicators, income and its structure, and efficiency in a business segment. Priority business areas are identified and recorded which are necessary for successful implementation of the strategy; current and required competitive advantages of JSC VTB Bank are analyzed to achieve target results in a specific business area.

29

The Strategy and Corporate Development Department as the controlling division monitors execution of the strategy and actively participates in development of business plans for specific business areas.

The development strategy of the VTB Group in a specific banking business segment may be revised in the course of implementation of strategic objectives and in case of change of external environment and/or deviation of forecasts from actual results in this segment.

4. Material Changes in the Accounting Policy, Affecting Comparability of Certain Performance Indices of the Credit Institution

(no audit was conducted regarding information given in this section)

4.1. Changes are made in the procedure for recording VAT paid for property acquired as a result of transactions under break-up fee agreements, assignment and pledge agreements: before it is decided to sell or use such property for the own activity, it shall be posted at the acquisition price, net of the value-added tax, on account No.61011 “Non-Current Inventories”; the amount of VAT paid, if any, shall be posted on account No.60310 “Value-Added Tax Paid”.

4.2. According to Directive of the Bank of Russia dated 12.11 2009 No.2332-U “On the List, Forms and Procedure for Preparation and Handover of Credit Institution Accounting Statements to the Central Bank of the Russian Federation”, since 01.01.2010 the following changes are made in the algorithm of estimate of form 0409814 “Cash Flow Statement (disclosed form”) and form 0409808 “Statement of Capital Adequacy Ratio and Amount of Provisions for Doubtful Loans and Other Assets (disclosed form)”:

- indicators of item 3 of form 0409806 “Funds in Credit Institutions” are excluded from estimates under section 1 “Net Cash Received from/Used in Operating Activity” of form 0409814 and included into estimates under section 5 “Inflow/Use of Cash and Cash Equivalents”;

- reserves for claimed interest income from securities investments and for funds placed on correspondent accounts are excluded from estimates under item 4.1 “Actually Created Provisions for Possible Losses from Loans, Loan Debt and Its Equivalent” and section “Reference Information” of form 0409808 and included in estimates under item 4.2 “Actually Created Provisions for Possible Losses from Other Assets with Risk of Losses, and for Other Losses”.

In order to compare data, indicators from column 4 “Cash Flows for the Previous Reporting Period” of form 0409814 and column 3 “Data as of the Beginning of the Reporting Period” of form 0409808 for the year 2010 were recalculated according to Directive of the Bank of Russia dated 12.11 2009 No.2332-U.

30

Effect from recalculation of column 4 “Cash Flows for the Previous Accounting Period” of form 0409814 (‘000 RUB):

Item No./Name	Data of 2009	Data of 2009 (after recalculation)
	(before
	recalculation)
1.2 Increase (decrease) of net cash from operating	(258,193,592)	(451,490,831)
assets and liabilities, total
5.1 Cash and cash equivalents as of the beginning	223,526,047	432,678,734
of the reporting period
5.2 Cash and cash equivalents as of the end of the	99,001,503	118,632,357
reporting period

Effect from recalculation of column 3 “Data as of the Beginning of the Reporting Period” of form 0409808 (‘000 RUB):

Item No./Name	Data of 2009	Data of 2009 (after recalculation)
	(before
	recalculation)
4.1 Actually created provisions for possible losses	100,121,427	100,110,559
from loans, loan debt and its equivalent
4.2 Actually created provisions for possible losses	3,496,324	3,507,192
from other assets with risk of losses, and for other
losses

4.3. According to Directive of the Bank of Russia dated 03.11.2009 No.2324-U “On Amendment of Instruction of the Bank of Russia dated 16.01.2004 No.110-I “On Mandatory Bank Standards, since 01.08.2010 changes were made in the procedure for calculating bank’s equity funds (capital) adequacy ratio (H1) recorded in form 0409808 “Statement of Capital Adequacy Ratio and Amount of Provisions for Doubtful Loans and Other Assets (disclosed form)”. The operating risk amount was included into the denominator of the H1 ratio formula that produces a negative impact on the value of H1 ratio.

5. Balance Item Inventory Summary

(no audit was conducted regarding information given in this section)

According to Directive of the Bank of Russia dated 08.10.2008 No.2089-U “On the Procedure of Preparation of the Annual Report by Credit Institutions” the Bank took necessary measures to ensure timely and high-quality preparation of the annual report at the end of the year.

According to Order of JSC VTB Bank dated 29.10.2010 No.571 inventory check of fixed assets, intangible assets and material inventories as of 01.11.2010 was conducted. Insignificant deviations detected were recorded on respective accounts in the reporting period and did not produce a considerable impact on the Bank’s financial activity result.

According to Order of JSC VTB Bank dated 23.11.2010 No.620, inventory check of all balance sheet items as of 01.12.2010 was conducted, including cash and valuables , settlements for claims and liabilities under banking operations, including claims and liabilities under time transactions, settlements with debtors and creditors, which are posted on balance and offbalance accounts.

31

According to Orders of JSC VTB Bank dated 22.12.2010 No.679 (regarding the Head Office) and dated 23.12.2010 No.686 (regarding branches) the Bank took necessary measures to close the year of 2010 and prepare the annual report, in particular:

- claims and liabilities of the Bank under time transactions as of 01.01.2011 were reconciled to ensure complete recording of Bank’s financial results in the balance sheet. No inconsistencies were detected;

- inventory check was conducted for cash and valuables on cash accounts of the Head Office, branches and additional offices as of 01.01.2011. According to inventory check results, actually available valuables complied with accounting data;

- analytical and synthetic accounting data as of 01.01.2011 were reconciled. No inconsistencies were detected;

- work was performed to ensure that clients acknowledge balances on their accounts opened in the Bank as of 01.01.2011 by 31.01.2011. Work is in progress to ensure that clients acknowledge balances on their accounts opened in JSC VTB Bank.

6. Principles and Methods of Evaluation and Accounting of Certain Balance Items

Bank’s unified methodological accounting bases are stated in the Regulation on Accounting Policy of JSC VTB Bank for the year 2010 which is approved by Bank’s Order No.691 dated 23.12.2009.

Operations with client accounts, property, claims, liabilities, economic and other operations of the Bank are accounted in the currency of the Russian Federation by the method of overall, continuous, documented and interrelated recording on accounts.

Bank’s property is accounted separately from property of other legal entities which is available in the Bank.

Assets and liabilities are accounted at their initial cost as of the date of acquisition or origination.

Operations with foreign currency accounts are performed in compliance with foreign currency law of the Russian Federation subject to recording in the Bank’s balance sheet in rubles at the exchange rate of the Bank of Russia as of the date of transaction. Foreign currency accounts are revaluated as the official exchange rate of the Bank of Russia is changed, and precious metal accounts - as the accounting price of metal to be determined by the Bank of Russia is changed.

Income and expenses are accounted on accrual basis. Financial results of operations (income and expenses) are accounted as they accrue, and not based on the actual receipt or payment of cash (cash equivalents). Income and expenses are accounted within the period to which they refer. Acquisition of income from loans, assets (claims) referred to quality category III is recognized as ascertained.

Fixed assets and intangible assets with the acquisition cost expressed in foreign currency are valuated in rubles by converting the foreign currency amount at the exchange rate set by the Bank of Russia as of the date of Bank’s acquisition of such assets by the right of ownership, operating management or lease agreement. Inventories valued in foreign currency are valued in rubles by converting the foreign currency amount at the exchange rate set by the Bank of Russia as of the date of signing of a document under which valuables are entered in accounts.

32

The cost of fixed assets is redeemed by straight-line accrual of depreciation charges and their writing-off as Bank’s expenses within their standard useful life. Intangible assets are depreciated according to rates calculated by the Bank based on their initial cost and useful life.

According to the Accounting Policy, immovable property is accounted at the recovery cost; for this purpose the Bank performs revaluation of property items. The revaluation decision is taken by Bank’s management based on market price analysis.

Securities are referred to one of the following four categories for initial recognition of investments in securities depending on acquisition purposes:
- “Measured at fair value through profit or loss”;
- “Held to maturity”;
- “Available for sale”;
- “Participation”.

The category of securities “Measured at fair value through profit or loss” includes securities that are acquired to receive profit due to short-term price or dealer margin fluctuations, i.e. securities constitute a part of the portfolio that is actually used to gain short-term profit, and their current (fair) value can be determined reliably.

Securities (debt instruments) are classified as “Held to maturity”, if:
- they are subject to fixed or determined payments;
- they have the fixed maturity date;
- they are not defined by the Bank as securities to be recorded at fair (current) value through profit or loss;
- The Bank has a firm intention and capability to hold the said assets till the maturity date.

Securities are classified as “Available for sale” if they do not belong to the categories of “Measured at fair value through profit or loss” or “Held to maturity”.

If the Bank controls the management of a joint-stock company or exercises significant influence on the said company’s activity, shares of the said company acquired by the Bank are referred to the “Participation” category.

Reclassification of securities to any other category is effected according to criteria stated in the Bank’s Accounting Policy.

The current (fair) value (CFV) of a security is deemed to be the cost at which this securities may be sold to conduct transaction between well-informed independent parties which are willing to conduct such transaction. The CFV of securities sold at the active market is determined based on published quotations of the last demand price at trading floors of MICEX Stock Exchange CJSC and RTS Stock Exchange JSC, foreign stock exchanges and data of Reuters information system.

Securities classified as “Available for sale” which current (fair) value cannot be reliably determined or for which there are signs of their devaluation, a provision is formed for possible losses as set forth in Regulation of the Bank of Russia dated 20.03.2006 No.283-P “On the Procedure for Creation of Provisions for Possible Losses”.

Hold-to maturity liabilities and liabilities not paid when due are not subject to revaluation. Provisions for possible losses are created for investments in such securities (if signs of their devaluation are observed).

33

The procedure for writing off securities of the same issue or securities of the same international security identification number (ISIN) from sub-ledger accounts at the time of disposal (sale) is based on the initial cost of firstly acquired securities (firs-in-first-out method).

Expenses directly related to acquisition of securities are accounted as operating expenses in the month in which such securities were recorded in accounts, provided that the amount of expenses (excluding amounts to be paid to the buyer under the contract) is negligible as compared to the amount to be paid to the buyer under the contract.

Material expenses are expenses to acquire securities which exceed 10% of amounts to be paid to the buyer under the contract (cost of securities with account of accrued interest (coupon) income. Material costs related to acquisition increase the balance sheet value of a security.

If securities are acquired based on reverse operations, the said securities are initially recognized provided all (virtually all) the risks and benefits have been acquired by the Bank. If all (virtually all) the risks and benefits are not transferred to the Bank, securities are considered as acquired without initial recognition.

Securities transferred under return operations are de-recognized, provided that all (virtually all) the risks and benefits were transferred and the Bank decided (concluded an agreement on the relevant terms) to retain the risks and benefits related to ownership of securities prior to their transfer. If the Bank decided (concluded an agreement on the relevant terms) to retain all (virtually all) the risks and benefits, securities are not subject to de-recognition.

Bank’s own shares purchased from shareholders are accounted at their par value.

Third-party bills which are denominated in foreign currency and contain no effective payment clause are recorded on respective accounts in par value currency.

The accrued interest income and accrued discount under third-party bills which are denominated in foreign currency and contain no effective payment clause are accounted in par value currency.

Third-party bills acquired by the Bank which are denominated in the same currency and contain the clause of effective payment in other currency are accounted in liability (payment) currency.

The accrued interest income and accrued discount under third-party bills which are denominated in the same currency and contain the clause of effective payment in other currency are accounted in liability (payment) currency.

Bills which are issued by the Bank at par value in the same currency and contain the clause of effective payment in other currency are accounted in liability (payment) currency. In this case, income and expenses resulting from application of embedded derivatives due to change of the payment currency exchange rate as compared to the par value currency are accounted from the date of transfer of title to the end date of circulation.

7. Information on Events after the Reporting Date

7.1. The Bank’s Accounting Policy and the Regulation on the Procedure for Determination of Events after the Reporting Date and their Recording in the Annual Report of JSC VTB Bank approved by Order dated 29.12.2008 No.1092 determine a methodology for identification and annual report recording of events after the reporting date which confirm conditions of Bank’s activity as of the reporting date. Materiality criteria are also determined for events characterizing Bank’s activity conditions occurred after the reporting date (non-adjusting events) which are determined in the amount equaling at least 0.5% of Bank’s capital.

34

As stated in the Bank’s Accounting Policy, events after the reporting date are posted and recorded in accounts on the balance sheet of the Bank’s Head Office and on balance sheets of Bank’s branches.

7.2. As stated in Directive of the Bank of Russia dated 08.10.2008 No.2089-U “On the Procedure of Preparation of the Annual Report by Credit Institutions”, including orders of JSC VTB Bank dated 22.12.2010 No.679 (regarding the Head Office) and dated 23.12.2010 No.686 (regarding branches), the Bank recorded operations referred to adjusting events after the reporting date to prepare its annual report.

7.3. When preparing the annual report the following events were identified characterizing Bank’s activity conditions occurred after the reporting date.

In February 2011:

- the participating interest of the Russian Federation represented by the Federal Agency for State Property Management in the charter capital of JSC VTB Bank was reduced by 10% and amounted to 75.4978%;

- JSC VTB Bank purchased shares of Bank of Moscow JSC to the amount of RUB92,761,800,000. The participating interest of JSC VTB Bank in the charter capital of Bank of Moscow JSC amounted to 46.48%;

- JSC VTB Bank purchased shares of Capital Insurance Group JSC to the amount of RUB10,238,200,000. The participating interest of JSC VTB Bank in the charter capital of Capital Insurance Group JSC amounted to 25 % plus 1 share of the total number of shares;

- JSC VTB Bank increased its participating interest in the charter capital of Vietnam-Russia Joint Venture Bank up to 50%;

- JSC VTB Bank partially repaid the credit granted by Deutsche Bank Luxembourg S.A. within the issue of Euro-bonds under EMTN program with the maturity date in February 2016, to the amount of EUR195,439,000 (RUB7,843,944,000);

- JSC VTB Bank raised credit from VTB Capital S.A. Luxembourg within the issue of of Euro-bonds under EMTN program No.2 with the maturity date in February 2018, to the amount of USD750,000,000 (RUB21,866,175,000).

In March 2011, JSC VTB Bank purchased shares of VTB Debt Center CJSC within the framework of additional stock issue to the amount of RUB2,825,200,000. The participating interest of JSC VTB Bank in the capital of VTB Debt Center CJSC amounted to 100%.

In March 2011, JSC VTB Bank was reorganized to include Bank VTB North-West JSC. When recording this takeover operation, the Bank recognized expenses in the amount of RUB4,567,102,500 according to Letter of the Bank of Russia dated 27.11.2009 No.156-T “On Accounting of Operations of Reorganization in the Form of Takeover by the Credit Institution”.

35

7.4. In the period after the reporting date the following changes in tax laws became effective.

7.4.1. The procedure was changed to determine maximum expenses in the form of debt liability interest for the purpose of taxation. Maximum amount of interests to be accounted as expenses is determined as follows:

  for debt liabilities in foreign currency - within the refinancing rate of the Bank of Russia multiplied by 0.8;
  for debt liabilities in rubles - within the refinancing rate of the Bank of Russia multiplied by 1.8.

7.4.2. Income from sale of shares or participating interest in charter capitals of Russian companies acquired after 01.01.2011 and sold not earlier than in 5 years from the date of acquisition is subject to imposition of profit tax at the rate of 0 percent (item 4.1 of Article 284.2 of the Tax Code of the Russian Federation).

7.4.3. Participating interest income is subject to imposition of zero tax with regard to any dividends, provided that the participating interest in the charter capital of the company paying income amounts to at least 50 percent, and the period of continuous possession of such participating interest is not less than 365 days, regardless of its cost (sub-item 3, item 3 of Article 284 of the Tax Code of the Russian Federation).

7.4.4. Uncalled dividends are not accounted as income after expiration of the limitation period (sub-item 3.4, item 1 of Article 251 of the Tax Code of the Russian Federation).

7.4.5. Property acquired after January 1, 2011 (fixed assets and intangible assets) is deemed to be depreciable property, provided that its initial cost exceeds RUB40,000 (sub-item 1 of Article 256, item 1 of Article 257 of the Tax Code of the Russian Federation).

7.4.6. The taxpayer may independently specify the useful life of intangible assets in the form of exclusive rights for invention (industrial sample, useful model), for use of computer program, database, topological layout of integrated microcircuits, for selectional achievements and possession of know-how, whereby such useful life may not be less than two years (sub-item 2 of Article 258 of the Tax Code of the Russian Federation).

7.4.7. Losses from use of property transferred to fiduciary management are not accounted for profit taxation, whatever the trustor is a beneficiary or not (item 4.1 of Article 276 of the Tax Code of the Russian Federation).

8. Changes in the Accounting Policy for 2011

(no audit was conducted regarding information given in this section)

8.1. Criteria of materiality of accounting errors and procedure of their statement in accounts are determined as set forth in Directive of the Bank of Russia dated 08.11.20010 No.2514-U “On Amendment of Directive of the Bank of Russia dated March 26, 2007 No.302-P “On the Procedure of Accounting in Credit Institutions Located within the Russian Federation”.

36

The error is considered to be material, if it impacts, either alone or in combination with other errors made for the same reporting period, the Bank’s financial result to the amount equaling at least 0.5% of Bank’s capital as of the reporting date.

The procedure for statement of corrected errors in accounts depends on the period in which such errors are detected and on their materiality. Errors influencing the financial result are corrected either on income and expense accounts or non-retained profit (uncovered loss) accounts depending on the said factors.

8.2. As stated in Directive of the Bank of Russia dated 08.10.2008 No.2089-U “On the Procedure for Preparation of the Annual Report by Credit Institutions” (as amended), the explanatory note to the annual report specifies VTB Group members being Bank’s subsidiaries and affiliates as well as consolidated members of the VTB Group indirectly controlled by the Bank (through its subsidiaries) which produce a considerable impact on VTB Group’s activity (balance sheet total equals not less than 1% of Bank’s balance sheet total).

8.3. Cost criteria are determined to refer property to material inventories: items with the cost over RUB40,000 per unit (net of the value-added tax), regardless the service life, are not accounted as fixed assets.

8.4. The procedure is determined to record amounts of VAT paid under contracts with embedded derivatives on account No.60310 “Value-Added Tax Paid” in case of partial or complete preliminary delivery of property (performance of work, services) on partial prepayment terms: VAT is paid on the advance at the date of posting of property (date of signing of the work, services acceptance certificate), and on the afterpayment in full settlement at the date of final settlement.

8.5. It is determined that participating interests in charter capitals of non-stock resident and non resident companies are recorded in balance accounts Nos.60201-60204 at their acquisition price.

9. Explanatory Note Publication

The Explanatory Note is not published in print media as a part of the annual report. The Explanatory Note will be placed as a part of the annual report on the web-site www.vtb.ru used by the Bank to disclose information, after the annual report is approved by the Bank’s General Shareholders’ Meeting.

President and Chairman of the Management Board	A.L. Kostin
Chief Accountant	O.A. Avdeyeva

37

Totally bound, numbered and sealed 58 sheets.

/signature/

/stamp/

38

Annex 1.2 Annual report for 2011

VTB Bank
(open joint-stock company)
Auditors’ report
on the annual
consolidated financial statements
2011
April 2012

Auditor’s report –
VTB Bank (open joint-stock company)

Content	Page

Auditor’s report	3

Appendices

1. Published annual financial statements of the Bank Group
VTB Bank (open joint-stock company) for 2011 including:

consolidated balance sheet as of January 1, 2012	6

statement of income for 2011	8

cash flow statement for 2011	10

statement of capital adequacy and loan impairment
for bad loans and other assets as of January 1, 2012	12

information on mandatory ratios
as of January 1, 2012	14

explanatory note	16

2

CJSC Ernst & Young Vneshaudit
77 Sadovnicheskaya Nab., bld. 1
Moscow 115035, Russia
Tel.:+7 (495) 705 97 00
+7 (495) 755 9700
Fax: +7 (495) 755 9701
www.ey.com/russia

Independent Auditor’s

Report

To the shareholders of VTB Bank (open joint stock company)

The Audited Entity:

Company name: VTB Bank (open joint stock company)

Entry of state registration of the credit organisation by the Central Bank of the Russian Federation: No. 1000 dated 17 October 1990

Certificate of entry made to the Unified State Register No. 1027739609391, issued by the Ministry of Taxes and Levies of the Russian Federation on 22 November 2002

Address: 29, Bolshaya Morskaya St., St. Petersburg

The Auditor:

Company name: CJSC Ernst & Young Vneshaudit

Main State Registration Number 1027739199333.

Address: 77 bldg 1, Sadovnicheskaya Emb., Moscow 115035, Russia

CJSC Ernst & Young Vneshaudit is a member of Non‐Profit Partnership Audit Chamber of Russia (NPP ACR). CJSC Ernst & Young Vneshaudit is registered in the NPP ACR register of auditors and audit organisations under record number 3027 and included in the controlled copy of the auditors and audit organisations register under main record number 10301017410.

3

We have audited the accompanying Annual Report of VTB Bank (open joint-stock company), which includes: the annual balance sheet as of January 1 2012, the income statement for 2011, the cash flow statement for 2011, the statement of capital adequacy and loan impairment for bad loans and other assets as of January 1 2012, the information on mandatory ratios as of January 1 2012 and the explanatory note (only in terms of points 1.1, 2.1‐2.4, 2.6‐2.7, 3.1‐3.5, 6, 7).

The responsibility of the audited entity for the Annual Report

It is the responsibility of JSC VTB Bank Management to prepare and present the Annual Report in compliance with the accounting procedures applicable under the Russian legislation and to maintain the internal control system needed to prepare the Annual Report free of any material misrepresentation caused by negligence or error.

The responsibility of the Auditor

Our responsibility is to express an opinion on the fairness of the Annual Report based on our audit.

We conducted our audit in accordance with the Federal Standards of Auditing and International Auditing Standards, which imply compliance with ethical principles and obtainment of reasonable assurance that the Annual Report is free from any material misrepresentation.

The audit includes various auditing procedures aimed at gaining evidence to support the amounts and disclosures in the Annual Report. The choice of the auditing procedures is subject to our judgment based on the assessment of risk of material misrepresentations in the Annual Report caused by negligence or error. While assessing the risk, the Auditor shall review the internal control system underpinning the preparation and presentation of the Annual Report in order to select the relative auditing procedure, rather than express opinion of the efficiency of such internal control system. The audit also includes an assessment of compliance with the accounting policy, and a review of the significant estimates derived by the Management of the audited entity; as well as the evaluation of the overall presentation of the Annual Report.

We believe that the audit evidence we have gained provides a reasonable and due basis for our opinion.

4

Opinion

In our opinion, the Annual Report presents fairly, in all material respects, the financial position of VTB Bank (open joint stock company) as of December 31 2011, its financial performance and cash flows for the year 2011 in accordance with the rules regulating the preparation of annual reports in the Russian Federation.

Miscellaneous

Subject to Clause 9 of the Explanatory Notes, JSC VTB Bank Management has decided not to publish the Explanatory Notes within the Annual Report in the mass media in compliance with Directive No. 2172-U of the Bank of Russia as at 20 January 2009 “On Publishing and Disclosing Information on Performance of Lending Institutions and Bank (Consolidated) Groups”. Please note that this Audit Opinion shall be considered together with all forms of annual financial statements and explanatory notes, being an integral part of the Annual Report. The full Annual Report comprising all financial statements and the explanatory notes shall be accessible at the relative page used by the Bank for information disclosure at www.vtb.ru.

The accompanying Annual Report is not intended to present the financial position and financial performance in accordance with accounting and reporting principles or practices generally accepted in countries and jurisdictions other than the Russian Federation. Accordingly, this Annual Report is not designed for those who are not informed about accounting and reporting principles, procedures and practices in the Russian Federation.

/signature/

/stamp/

Andrey V. Sorokin

Partner

ZAO Ernst & Young Vneshaudit

April 6, 2012

5

Banker books
Territory code	Credit institution code
(OKATO)	(OKPO)	Individual state	Registration number	BIC
		registration number	(/item number)
40262563000	00032520	1027739609391	1000	044525187

Consolidated Balance Sheet
(disclosure form)
As of 01.01.2011

Abbreviated name of leading credit institution
JSC VTB Bank

Postal address
119121 Moscow, ul. Plyuschikha, 37

			Form Code 0409806
			Annual
			RUB ‘000
No.	Line item	Data as of the	Data as of the
		reporting date	reporting date of
		(RUB ‘000)	the previous year
			(RUB ‘000)
I. Assets
1	Cash	25,191,760	8,083,515
2	Funds with the Central Bank of the Russian Federation	158,945,660	67,527,861
2.1	Mandatory reserves	32,079,621	10,627,489
3	Due from other credit institutions	44,628,606	57,319,827
4	Net investments into securities at fair value through
	profit or loss	285,456,452	152,489,589
5	Net loans	2,804,629,583	1,883,198,038
6	Net investments into securities and other financial
	assets available-for-sale	589,310,298	419,475,907
6.1	Investments into subsidiaries and associates	351,482,525	250,875,157
7	Net investments into securities held-to-maturity	3,576,783	5,340,232
8	Fixed assets, intangible assets and materials	107,911,984	96,333,717
9	Other assets	151,800,456	94,892,713
10	Total assets	4,171,451,582	2,784,661,399

II. Liabilities
11	Loans, deposits and other funds of the Central Bank of
	the Russian Federation	198,544,975	0
12	Due to other credit institutions	1,148,405,077	750,529,634
13	Funds of clients (non-credit institutions)	1,907,937,588	1,228,392,832
13.1	Individual deposits	13,503,267	10,101,113
14	Financial liabilities at fair value through profit or loss	2,652,612	1,016,188
15	Debt instruments issued	215,069,960	146,476,739
16	Other liabilities	60,310,594	35,780,773
17	Provisions for possible losses on the credit
	commitments and contingencies, for other possible
	losses and for operations with offshore residents	8,759,353	4,396,754
18	Total liabilities	3,541,680,159	2,166,592,920

6

III. Equity
19	Share capital	104,605,413	104,605,413
20	Treasury shares	0	6
21	Share premium	361,901,101	361,901,101
22	Reserve fund	5,230,271	4,549,662
23	Unrealised gain on securities available-for-sale	(7,579,468)	1,590,098
24	Premises revaluation reserve	9,234,410	6,717,369
25	Retained earnings / (accumulated deficit) of the
	previous years	131,973,715	95,362,018
26	Profit / (loss) for the reported period	24,405,981	43,342,824
27	Total equity	629,771,423	618,068,479
IV. Off-balance liabilities
28	Irrevocable commitments	1,598,991,540	952,387,345
29	Guarantees issued	426,216,095	148,952,280
30	Contingent non-credit related commitments	60,537	0
The annual report is available at the Bank’s website: www.vtb.ru.

/signature/

/stamp/

President and Chairman of the Management Board	Andrey.L. Kostin

Chief Accountant	Olga A. Avdeeva

7

Banker books
Territory code	Credit institution code
(OKATO)	(OKPO)	Individual state	Registration number	BIC
		registration number	(/item number)
40262563000	00032520	1027739609391	1000	044525187

Income statement
(disclosure form)
For 2010

Abbreviated name of leading credit institution
JSC VTB Bank

Postal address
119121 Moscow, ul. Plyuschikha, 37

			Form Code 0409807
			Annual
			RUB ‘000
No.	Line item	Data for the	Data for the same
		reporting period	period of the
		(RUB ‘000)	previous year (RUB
			‘000)
1	Total interest income including income from:	199,292,384	192,198,387
1.1	Due from other credit organisations	35,221,620	28,054,737
1.2	Loans to customers (non-credit organisations)	138,254,516	145,516,129
1.3	Financial leasing	0	0
1.4	Investments in securities	25,816,248	18,627,521
2	Total interest expenses including expenses on:	121,930,939	112,756,656
2.1	Due to other credit organisations	47,064,798	42,125,805
2.2	Customer (non-credit organisations) deposits	66,496,111	57,856,287
2.3	Debt securities issued	8,370,030	12,774,564
3	Net interest income	77,361,445	79,441,731
4	Change of provisions for possible losses on loans, other
	similar indebtedness and funds on correspondent
	accounts including:	(12,532,600)	(19,142,789)
4.1	Change of provisions for possible losses on accrued
	interest	(8,957,890)	(6,087,290)
5	Net interest income after provisions for possible losses	64,828,845	60,298,942
6	Gains less losses / (losses net of gains) arising from
	securities at fair value through profit or loss	(23,486,635)	(4,708,045)
7	Gains less losses arising from securities available-for-sale	7,121,931	9,397,138
8	Gains less losses / (losses net of gains) arising from
	securities held-to-maturity	(78,124)	(210)
9	Gains less losses / (losses net of gains) arising from dealing
	in foreign currencies	(13,658,834)	(10,351,770)
10	Foreign exchange translation gains less losses	1,740,759	9,196,554
11	Income from participation in other companies	26,121,766	10,577,334
12	Fee and commission income	12,506,037	10,918,906
13	Fee and commission expense	2,493,040	911,804
14	Change of provisions for possible losses on securities
	available-for-sale	(152,809)	(508,810)

8

15	Change of provisions for possible losses on securities held-
	to-maturity	(5,370)	(1,454,322)
16	Change of provisions for other losses	(4,508,666)	(2,730,341)
17	Other operating income	70,050,923	15,295,876
18	Net income	137,986,783	95,019,448
19	Operating expenses	103,183,370	33,689,955
20	Profit before taxes	34,803,413	61,329,493
21	Accrued / (paid) taxes	10,397,432	17,986,669
22	Profit after taxation	24,405,981	43,342,824
23	Total payments from profit after tax, including:	0	0
23.1	Distribution of dividends among shareholders
	(participants)	0	0
23.2	Assignments for creation and charging of Reserve Fund	0	0
24	Profit for the reported period	24,405,981	43,342,824

The annual report is available at the Bank’s website: www.vtb.ru.

/signature/

/stamp/

President and Chairman of the Management Board	Andrey.L. Kostin

Chief Accountant	Olga A. Avdeeva

9

Banker books
Territory code	Credit institution code
(OKATO)	(OKPO)	Individual state	Registration number	BIC
		registration number	(/item number)
40262563000	00032520	1027739609391	1000	044525187

Cash flow statement
(disclosure form)
For 2010

Abbreviated name of leading credit institution
JSC VTB Bank

Postal address
119121 Moscow, ul. Plyuschikha, 37

			Form Code 0409814
			Annual
			RUB ‘000
No.	Line item	Cash flows for the	Cash flows for the
		reporting period	preceding reporting
		(RUB ‘000)	period
			(RUB ‘000)
1	Net cash from (used in) operating activities
1.1	Total cash from (used in) operating activities before
	changes in operating assets and liabilities, including:	-8,735,257	18,757,691
1.1.1	Interest received	171,985,457	170,381,939
1.1.2	Interest paid	-117,724,828	-110,816,799
1.1.3	Fees and commissions received	12,506,037	10,918,906
1.1.4	Fees and commissions paid	-2,493,040	-911,804
1.1.5	Gains less losses on financial assets at fair value
	through profit or loss, financial assets available-for-
	sale	-16,706,546	-3,233,767
1.1.6	Gains less losses on investment securities held-to-
	maturity	0	0
1.1.7	Gains less losses arising from dealing in foreign
	currency	-17,315,299	-15,468,941
1.1.8	Other operating income received	72,448,127	16,067,117
1.1.9	Operating expense	-99,812,083	-35,607,700
1.1.10	Taxes paid	-11,623,082	-12,571,260
1.2	Total increase (decrease) in net cash from operating
	assets and liabilities, including:	250,007,092	41,337,039
1.2.1	Net increase (decrease) in mandatory cash balances
	with the Central Bank of Russia	-20,356,965	-1,127,461
1.2.2	Net increase (decrease) in investment securities at
	fair value through profit or loss	-124,191,768	90,127,542
1.2.3	Net increase (decrease) in loans to customers	-697,040,270	-131,666,494
1.2.4	Net increase (decrease) in other assets	-39,191,350	-944,825
1.2.5	Net increase (decrease) in loans, deposits and due
	from the Central Bank of Russia	198,544,975	-287,170,904
1.2.6	Net increase (decrease )in due to other credit
	institutions	326,697,414	161,547,386
1.2.7	Net increase (decrease) in customer deposits (non-
	credit institutions)	513,925,515	221,035,904

10

1.2.8	Net increase (decrease) in financial liabilities at fair
	value through profit or loss	1,636,424	-1,016,188
1.2.9	Net increase/decrease in debt securities issued	52,993,017	-7,651,036
1.2.10	Net increase (decrease) in other liabilities	18,990,100	-3,829,261
1.3	Section 1 (items 1.1 + 1.2), total	241,271,835	60,094,730
2	Net cash from (used in) investing activities
2.1	Purchase of securities and other financial assets
	available-for-sale	-465,966,231	-165,200,104
2.2	Proceeds from sale and maturities of securities and
	other financial assets available-for-sale	264,879,097	112,263,828
2.3	Purchase of securities held-to-maturity	146,277	-1,344,390
2.4	Proceeds from redemption of securities held-to-
	maturity	1,670,203	1,269,577
2.5	Purchase of premises and equipment, intangible
	assets and inventories	-6,221,037	-3,350,364
2.6	Proceeds from sale of premises and equipment,
	intangible assets and inventories	829,629	812,775
2.7	Dividends received	25,836,316	5,008,365
2.8	Section 2 (items 2.1 - 2.7), total	-177,825,746	-50,540,313
3	Net cash from (used in) financing activities
3.1	Proceeds from share issue	0	0
3.2	Purchase of treasury shares	0	-6
3.3	Sale of treasury shares	6	0
3.4	Dividends paid	-6,067,431	-6,066,566
3.5	Section 3 (items 3.1 - 3.4), total	-6,067,425	-6,066,572
4	Effect of exchange rate changes on cash and cash
	equivalents	2,436,449	-32,392
5	Increase in cash and cash equivalents	59,815,113	3,455,453
5.1	Cash and cash equivalents at the beginning of the
	year	130,988,602	118,632,357
5.2	Cash and cash equivalents at the end of the year	1,900,803,715	122,087,810

The annual report is available at the Bank’s website: www.vtb.ru.

/signature/

/stamp/

President and Chairman of the Management Board	Andrey.L. Kostin

Chief Accountant	Olga A. Avdeeva

11

Banker books
Territory code	Credit institution code
(OKATO)	(OKPO)	Individual state	Registration number	BIC
		registration number	(/item number)
40262563000	00032520	1027739609391	1000	044525187

Statement of capital adequacy and loan impairment
for bad loans and other assets
(disclosure form)
As of 01.01. 2011

Abbreviated name of leading credit institution
JSC VTB Bank

Postal address
119121 Moscow, ul. Plyuschikha, 37

				Form Code 0409808
				Annual
No.	Line item	Data as of the	Increase (+) /	Data as of the
		reporting date	decrease (−)	reporting date
		of the previous	during the
		year	reporting period
1	Equity (capital), RUB ‘000, including:	529,659,300	(86,384,432)	443,274,868
1.1	Authorised capital, including	104,605,413	0	104,605,413
1.1.1	Face value of registered common shares	104,605,413	0	104,605,413
1.1.2	Face value of registered preferred shares	0	0	0
1.2	Treasury shares	6	(6)	0
1.3	Share premium	361,901,101	0	361,901,101
1.4	Reserve fund	4,549,662	680,609	5,230,271
1.5	Retained earnings:	122,095,639	16,702,227	138,797,866
1.5.1	of the previous years	79,323,628	36,611,693	115,935,321
1.5.2	of the reporting period	42,772,011	(19,909,466)	22,862,545
1.6	Intangible assets	22,306	(949)	21,357
1.7	Subordinated loan (credit, deposit)	200,000,000	8,690,616	208,690,616
1.8	Sources (part of sources) of additional
	capital for creation of which investors
	utilised inappropriate assets	0	0	0
2	Standard capital adequacy ratio, %	10.0	X	10.0
3	Actual capital adequacy ratio, %	22.6	X	11.0
4	Actual provisions for possible losses (RUB
	‘000), including:	129,859,080	32,164,471	162,023,551
4.1	on loans and similar indebtedness	119,473,031	27,047,967	146,520,998
4.2	on other assets liable to risk of losses and for
	other possible losses	6,234,403	925,831	7,160,234
4.3	on credit commitments and contingencies
	recorded on off-balance accounts and
	forward transactions	4,151,646	3,780,932	7,932,578
4.4	on operations with offshore residents	0	409,741	409,741

12

Additional information:
1. Provision charge for / (increase in) possible losses on loans during the
reporting period (RUB ‘000) due to:	61,408,648
1.1. New loans issued	25,860,002
1.2. Changes in loan quality	20,095,053
1.3. Currency translation difference	3,065,065
1.4. Other	12,388,528
2. Recovery of / (decrease in) provisions for possible losses on loans during the
reporting period (RUB ‘000) due to:	50,486,791
2.1. Write-offs	2,253,945
2.2. Repayment of loans	26,723,525
2.3. Changes in loan quality	8,680,052
2.4. Currency translation difference	2,415,924
2.5. Other	10,413,345

/signature/

/stamp/

The annual report is available at the Bank’s website: www.vtb.ru.

President and Chairman of the Management Board	Andrey.L. Kostin

Chief Accountant	Olga A. Avdeeva

13

Banker books
Territory code	Credit institution code
(OKATO)	(OKPO)	Individual state	Registration number	BIC
		registration number	(/item number)
40262563000	00032520	1027739609391	1000	044525187

Information on mandatory ratios
(disclosure form)
As of 01.01. 2011

Abbreviated name of leading credit institution
JSC VTB Bank

Postal address
119121 Moscow, ul. Plyuschikha, 37

			Form Code 0409813 Annual Percentage
No.	Line item	Regulatory	Actual value, %
		value, %	as of the	as of the
			reporting	preceding
			date	reporting date
1	Capital adequacy ratio (N1)	10.0	11.0	22.6
2	Capital adequacy ratio of the non-banking financial institution
	entitled to carry out cash transfers without opening bank
	account (N1.1)
3	Instant liquidity ratio (N2)	15.0	51.4	54.0
4	Current liquidity ratio (N3)	50.0	57.4	110.1
5	Long-term liquidity ratio (N4)	120.0	94.7	71.5
6	The ratio of maximum risk per borrower / group of related		Max 24.0	Max 19.8
	borrowers (N6)	25.0	Min 0.5	Min 0.3
7	Maximum large credit risk ratio (N7)	800.0	432.0	215.8
8	Maximum loans, bank guarantees and sureties granted by the
	bank to its shareholders (N9.1)	50.0	0.0	0.0
9	Aggregate risk by the bank’s insiders (N10.1)	3.0	0.0	0.0
10	Allocation of equity funds (capital) to purchase shares (stake)
	in other legal entities (N12)	25.0	23.2	2.1
11	The ratio of liquid assets with 30-day maturity to NSCA total
	liabilities (N15)
12	Capital adequacy ratio of the non-banking financial institution
	entitled to carry out cash transfers without opening bank
	account (N15.1)
13	Maximum aggregate loans to customers, participating in
	settlements to complete payment (H16)
14	Provision of loans to borrowers granted on behalf and for
	account of NSCA, excluding customers participating in
	settlements (N16.1)
15	The ratio of minimum mortgage-backed loans to equity funds
	(capital) (N17)
16	The ratio of minimum mortgage-backed amount to the
	volume of mortgage-backed bonds issued (N18)
17	Maximum ratio of total liabilities of a credit institution, acting
	as the issuer, to senior debt lenders (in accordance with the
	applicable federal law) with respect to holders of mortgage- backed bonds, to equity funds (capital) (N19)

14

The annual report is available at the Bank’s website: www.vtb.ru.

/signature/

/stamp/

President and Chairman of the Management Board	Andrey.L. Kostin

Chief Accountant	Olga A. Avdeeva

15

Explanatory Note

to the Annual Report of JSC VTB Bank

as of January 1, 2012

16

Contents

Introduction			3

1.	Essential Information on the Bank		3

	1.1.	Bank Profile	5

	1.2.	Operating Environment of the Bank	6

	1.3.	Bank Development Outlook	9

	1.4.	Members of the Supervisory Board and the Management Board of the Bank, Data
		on the President - Chairman of the Management Board of the Bank and Data on
		Their Shareholding in the Bank	11

2.	Essential Information on Financial Position of the Bank		12

	2.1.	Key Performance	12

	2.2.	Information on Transactions with Related Parties	15

	2.3.	Information on Off-Balance Liabilities and Actual Provisions for Possible Losses
		Based Thereon	16

	2.4.	Information on Remuneration to Key Management Personnel	20

	2.5	Planned Dividend Payouts on Shares and Data on Dividend Payout (Net Profit
		Distribution) for Past Years	20

	2.6.	Information on Earnings per Share	21

	2.7.	Data on Accounts Receivable and Payable	21

3.	Brief Overview of Risks Connected with Bank’s Operations		22

	3.1.	Brief Overview of Risk Concentration Lines	22

	3.2.	Credit Risk	25

	3.3.	Market Risk	29

	3.4.	Operational Risk	30

	3.5.	Liquidity Risk	31

	3.6.	Legal Risk	32

	3.7.	Reputational Risk	32

	3.8.	Strategy Risk	32

4.	Material Changes in the Accounting Policy, Affecting Consistency of Performance Indices
	of the Credit Institution	33

5.	Balance Item Inventory Summary	35

6.	Principles and Methods of Evaluation and Accounting of Certain Balance Items	36

7.	Subsequent Events	38

8.	Changes in the Accounting Policy for 2011	40

9.	Explanatory Note Publication	42

2

Introduction

This Explanatory Note is an integral part of the 2011 Annual Report of JSC VTB Bank prepared in accordance with Russian Accounting Standards (hereinafter - the “RAS”), prepared in accordance with Direction No. 2089-Y of the Russian Federation Central Bank (hereinafter - the “Bank of Russia” or “RFCB”) of October 8, 2008 On the Procedure of Preparing Annual Reports by Credit Institutions, version of the Bank of Russia’s Directions No. 2426-Y of April 9, 2010 and No. 2519-Y of November 3, 2010, and does not include consolidated statements of the Bank’s Group. The Explanatory Note uses data of published statement forms prepared in accordance with Bank of Russia’s Directions No. 2089-Y of October 8, 2008 and No. 2332-Y of November 12, 2009 and internal Bank’s statements, taking into account subsequent events.

Figures used in the Explanatory Note refer to years 2011 and 2010, and such figures are consistent and comparable.

1. Essential Information on the Bank

VTB Bank (open joint-stock company) was founded in October 1990. The bank was granted general banking license No. 1000 of March 9, 2007 issued by the Bank of Russia to conduct all types of banking transactions in Russian rubles and foreign currency.

A record about JSC VTB Bank was made to the register of banks participating in the obligatory insurance scheme of January 11, 2005 under number 408.

JSC VTB Bank is assigned with the following ratings:

1. Moody's Investors Service:
Long-term ratings of bank deposits in foreign and local currencies: Baal
Short-term bank deposit rating: P-2
Bank financial strength rating: D-

2. Standard and Poor's:
Long-term ratings of bank liabilities in foreign and local currencies: BBB
Short-term ratings of bank liabilities in foreign and local currencies: A-3
Russian long-term credit rating (national scale): ruAAA

3. Fitch Ratings
Long-term ratings of issuer default in foreign and local currencies: BBB
Short-term foreign currency issuer default rating: F3
Support rating: 2
Financial institution strength rating:
National long-term rating: AAA(rus)

JSC VTB Bank is a major Russian bank having a network of branches and subsidiary offices that cover the whole country. The Bank's regional customer service has one of the most extensive networks among Russian banks. The Bank’s branch network consists of 71 branches.

3

Bank branches are opened in 60 Russian cities (Astrakhan, Arkhangelsk, Barnaul, Belgorod, Blagoveshchensk, Bryansk, Vladivostok, Vladimir, Volgograd, Vologda, Voronezh, Yekaterinburg, Izhevsk, Irkutsk, Yoshkar-Ola, Kazan, Kaliningrad (2 branches), Kaluga, Kemerovo, Kostroma, Krasnodar, Krasnoyarsk, Kursk, Kirov, Lipetsk, Magadan, Murmansk, Nizhny Novgorod, Veliky Novgorod Novosibirsk, Omsk, Oryol, Orenburg, Penza, Perm, Petropavlovsk-Kamchatsky, Petrozavodsk, Pskov, Rostov-on-Don, Ryazan, Samara, Saint-Petersburg (8 branches), Saransk, Saratov, Smolensk, Stavropol, Tambov, Tver, Tomsk, Tula, Tyumen, Ulan-Ude, Ulyanovsk, Ufa, Khabarovsk, Cheboksary, Chelyabinsk, Chita, Yakutsk, Yaroslavl) and 1 branch in the Saint-Petersburg Region. Thus, at the present moment the Bank branches are situated in all the federal districts covering a major part of the country. Besides, 2 branches operate in foreign countries (in New Delhi, India, and Shanghai, China). The Bank opened representative offices for Moscow and the Moscow Region, in China (Beijing), in Italy (Milan).

JSC VTB Bank is the parent company within VTB Group, which includes the following credit and non-credit institutions (residents and non-residents):

Group member	Share in the	Share in the	Country of
	authorized capital of	authorized capital of	registration
	the group member as	the group member as
	at 01.01.2012	at 01.01.2011
Subsidiary credit institutions (including companies indirectly controlled by the Bank)
VTB 24 (closed joint-stock company)	100%	100%	Russia
Open Joint-Stock Company	74.62%	43.18%	Russia
TransCreditBank
Bank of Moscow Joint-Stock Commercial	94.85%	—	Russia
Bank (open joint-stock company)
VTB North-West Joint Stock Company	—	100%	Russia
VTB BANK (Austria) AG	100%	100%	Austria
VTB Bank (Deutschland) AG	100%	100%	Germany
VTB Bank (Armenia) Closed Joint Stock	100%	100%	Armenia
Company
Subsidiary Joint-Stock Company VTB Bank	100%	100%	Kazakhstan
(Kazakhstan)
VTB Bank Public Joint-Stock Company	99.97%	99.97%	Ukraine
Joint Stock Company VTB Bank (Georgia)	96.31%	96.31%	Georgia
VTB Capital plc	95.54%	95.54%	United Kingdom
VTB Bank (France) S.A.	96.22%	87.04%	France
VTB Bank (Belarus) Closed Joint-Stock	71.42%	71.42%	Belarus
Company
BANCO VTB AFRICA, S.A.	66%	66%	Angola
RUSSIAN COMMERCIAL BANK (CYPRUS)	60%	60%	Cyprus
LTD
VTB Bank (Azerbaijan) Open Joint-Stock	51%	51%	Azerbaijan
Company
Subsidiary non-credit institutions (including companies indirectly controlled by the Bank)
Limited Liability Company Insurance	100%	100%	Russia
Company VTB Insurance
VTB Leasing (Open Joint-Stock Company)	100%	100%	Russia
Closed Joint-Stock Company VTB	100%	100%	Russia
Specialized Depository
Closed Joint-Stock Company VTB-Capital	100%	100%	Russia
Closed Joint-Stock Company Holding VTB	100%	100%	Russia
Capital
Limited Liability Company VTB Capital IB	100%	100%	Russia
Holding
Limited Liability Company VTB Factoring	100%	100%	Russia

4

Group member	Share in the	Share in the	Country of
	authorized capital of	authorized capital of	registration
	the group member as	the group member as
	at 01.01.2012	at 01.01.2011
Limited Liability Company VTB Leasing	99.99%	99.99%	Russia
Finance
I.T.C. Consultants (Cyprus) Ltd	100%	100%	Cyprus
VTB LEASING (EUROPE) LIMITED	100%	100%	Cyprus
Closed Joint Stock Company VTB	100%	—	Russia
Registrar
Limited Liability Company Multicarta	100%	100%	Russia
Limited Liability Company VB-Service	100%	100%	Russia
Closed Joint-Stock Company Almaz-Press	100%	100%	Russia
Closed Joint-Stock Company VTB-	100%	100%	Russia
Development
Limited Liability Company VTB Pension	100%	100%	Russia
Administrator
Closed Joint Stock Company VTB Debt	100%	100%	Russia
Centre
Limited Liability Company Russian	100%	100%	Russia
Elevator
Embassy Development Limited	100%	100%	Jersey
Closed Joint Stock Company VTB Arena	77.3%	75%	Russia
Open Joint-Stock Company Hals	51.29%	51.29%	Russia
Development
VTB Capital (Namibia) (Proprietary)	50.33%	50.33%	Namibia
Limited
Limited Liability Company Estate	99.9%	99.9%	Russia
Management
Limited Liability Company VTB	100%	—	Russia
Real estate
Limited Liability Company VTB DC	100%	—	Russia
Associated credit institutions
Vietnam-Russia Joint Venture Bank	50	49%	Vietnam
EVROFINANCE MOSNARBANK JOINT-	26%	35.85%	Russia
STOCK COMMERCIAL BANK (open joint-
stock company)
Interbank Trading House Limited Liability	50	50	Russia
Company
Closed Joint Stock Company Equivalent	50	50	Russia
Closed Joint Stock Company KS Holding	49%	49%	Russia
Open Joint-Stock Company Polief	—	32.5%	Russia
Open Joint-Stock Company Terminal	22.18%	22.18%	Russia
Open Joint-Stock Company Stolichnaya	50	—	Russia
Strakhovaya Gruppa

1.1. Bank Profile

In 2011, the Bank carried out the following activities:

- clearing services (including account opening and servicing, transfers and deposits, foreign-exchange control operations and non-cash conversion operations);
- teller services and money collection;
- online banking;

5

- trade finance (including guarantees, letters of credit, reimbursement, and collection payments);
- bank guarantee transactions;
- deposit and deposit certificate transactions;
- transactions with promissory notes;
- lending (including investment lending);
- structural financing;
- securities transactions;
- derivatives business;
- transactions with precious metals;
- acquiring and bank card transactions;
- custody service;
- brokerage service;
- investment projects arrangement and financing;

1.2. Operating Environment of the Bank

(the information set forth in this section has not been audited)

In 2011 the Russian banking sector grew under the influence of a few factors:

  instability of world financial markets caused mainly by debt crisis aggravation in Europe and apprehensions of that the Greek scenario may be repeated in some peripheral countries of the Euro zone led to significant increase of volatility of the Russian stock and foreign exchange markets;
  despite some ambiguous external economic environment in 2011 the Russian economy demonstrated some growth t consisting in GDP increase by 4.3%, according to preliminary data. Domestic demand contributed to the GDP growth, in particular, growing demand was fixed for credit products by both corporate and retail customers;
  increased competition among Russian banks for good borrowers resulted in significant credit rate decrease in the first six months of 2011, especially, in the corporate segment, where interest rates dropped below the pre-crisis level. However, the growth of credit rates at the end of the year caused by the liquidity crisis shows that growth of lending may slow down in the future;
  in the first six months of 2011 the credit rate drop was compensated for by deposit rate decrease; that situation was oriented to maintain bank margins However, the aggravated situation with liquidity at the end of the year resulted in an increase of deposit rates, as the banks sought to increase the base used to fund active transactions. This increase, in its turn, did not influence significantly bank performance in 2011, but should have a negative influence on the bank interest margin in the future;
  due to gradual improvement of loan portfolio quality and respective reduction of allowances for loss provisions (as well as provisions recovery), banks can demonstrate higher profitability at the end of the year.

6

In 2011 assets of the Russian banking system increased by 23% (compared to 2010),* while in 2010 they only grew by 15% (compared to 2009). At the same time penetration of the banking service sector calculated as total bank assets to GDP grew to 77%.

Growth of the economy and public consumer confidence determined the loan portfolio stable growth - by 28% vs. 13% of annual growth in 2010. Penetration of lending services in relation to GDP grew to 43%.

Retail lending was growing at outstripping rates: the loan portfolio increased by 36%, while loans to non-financial organizations grew by 26% at the end of the year.

In 2011, asset quality improved. On a portfolio basis, the share of overdue loans reduced to 4.8% at the end of the year vs. 5.7% at the end of 2010. In the corporate lending segment, this share reduced to 4.6% from 5.3%, while in the retail sector it increased from 5.2% to 6.9%.

Due to asset quality improvement, banks managed to educe allocations to provisions by the end of 2011, which, in its turn, resulted in reduction of provisions share in the aggregate portfolio to 8.5% from 10.5% in December 2010. The credit risk coverage ratio at the end of 2011 accounted for 179% vs. 186% at the end of 2010, which is a comfortable level for the banking system.

The general capital adequacy ratio (it was 14.7% at January 31, 2011 vs. 18.1% at the end of 2010) proves that the banking system is able to withstand negative factors and support growth of lending in 2012.

Following the results of 2011, the aggregate profit in the sector hit record high - RUR848,216,800,000 vs. RUR573,379,700,000 in 2010 and RUR205,109,700,000 in 2009. Aggregate profit growth in 2011 was also followed by reduction of loss-making banks in the banking system from 81 in 2010 to 50.

In 2011, customer deposits were still the main source of financing of bank activities: their share in the total liability amount totaled 70%, vs. 70% in 2011. Deposit growth accelerated and, since the beginning of the year, has reached 24% (vs. 23% in 2010). Retail deposits growth slowed down to 21%, vs. 31% increment in the previous year. Corporate deposits grew more rapidly than during the previous year, increasing by 26% (against 16% increment in 2010). Meanwhile, the share of customer deposits in GDP increased to 47% vs. 46% in 2010. Despite the significant growth of deposits, outrunning deposits growth contributed to the increase of credit-deposit ratio to 83% from 78% in 2010.

Asset concentration in the Russian banking system has increased. At the end of December 2011, the 20 largest banks accounted for 65.6% of assets (63.7% in 2010). The share of five major banks (OJSC Sberbank of Russia, JSC VTB Bank, Gazprombank (Open Joint-Stock Company), OJSC Russian Agricultural Bank and OJSC Bank of Moscow, the latter, together with CJSC VTB 24 and OJSC TransCreditBank, being a company of the VTB Group ) grew to 46.9% from 44.4% in 2010. Shares of Sberbank and VTB Bank (without their subsidiary banks) changed in terms of total assets and accounted for 25.0% and 9.9% vs. 25.2% and 8.2% in 2010.

____________________

* Hereinafter in item 1.2 of this explanatory note, statistic data are set forth in accordance with the Bank Statistics Bulletin of the Central Bank of the Russian Federation

7

The key competitors of JSC VTB Bank and its subsidiary banks and companies (members of VTB Group) by key business lines are:

- corporate banking; OJSC Sberbank of Russia, OJSC Gazprombank, OJSC Alfa-Bank, and some western banks servicing Russian companies;

- retail banking: Sberbank and subsidiaries of Western banks in Russia providing retail banking services, such as CJSC Raiffeisenbank, JSC JSCB Rosbank, JSC OTP Bank, CJSC JSCB Absolyut Bank, CJSC UniCredit Bank and CJSC CBCitibank;

- investment banking: Russian investment companies (IC Renaissance Capital, IC Troika Dialog, etc.), Russian commercial banks (JSC Alfa-Bank); Russian subsidiaries of Western banks providing investment banking services (Morgan Stanley, JPMorgan, Citibank, Deutsche Bank, Goldman Sachs, etc.).

Despite stiff competition with the above-mentioned banks, JSC VTB Bank and its subsidiary banks and companies have some important competitive advantages, which help to maintain high growth rates and to strengthen their market positions. These are:

1) flexible business model;

2) second-largest Russian banking group;

3) global banking business of JSC VTB Bank and its subsidiary banks and companies within the Group of companies perfectly matching the Russian environment;

4) brand awareness and state participation in equity provide financial stability and growing customer confidence;

5) a vast base of corporate customers and strong relations with leading Russian companies in the economy key sectors;

6) a unique opportunity to provide services to Russian customers all over the world;

7) possibilities for stable growth of assets;

8) an extensive regional branch network;

9) leading positions of the subsidiary bank VTB24 (CJSC) in retail banking, supported by business of subsidiary banks (OJSC Bank of Moscow and TransCreditBank OJSC);

10) integrated investment bank CJSC VTB Capital providing a full range of services in international financial markets;

11) a team of managers with wide experience in the financial sector.

Besides, pursuing of VTB Group strategy till 2013 facilitates optimization of processes and building business processes, targeting highly marginal business segments, as well as winning the leading positions in the sector.

8

1.3. Bank Development Outlook

(the information set forth in this section has not been audited)

In the coming years, JSC VTB Bank plans to actively develop its business and aims to maintain its leading positions in the corporate sector of the Russian banking market.

JSC VTB Bank is a key bank within VTB Group and sets the VTB Group Development strategy in general.

VTB Group efficiently followed the business diversification policy in 2007- 2011, creating three strong business areas, forming an important part of profits: corporate, investment (on the basis of CJSC VTB Capital) and retail businesses (on the basis of CJSC VTB VTB 24), and significantly expanding its foreign network.

In accordance with the 2012-2013 VTB Group Strategy adopted by the JSC VTB Supervisory Board in May 2010, a substantial increase in the Group profitability due to Group revenue structure changes in favor of the more profitable business lines and better stability of financial performance was announced a key objective for 2010-2013.

The business priorities include increase of the share of fee income in the total operating income, funding structure improvement, business focus decrease in a limited number of client segments and focus on operations with major clients (in transactions with both assets and liabilities). The basis of corporate investment business development is work with corporate customers, including attraction of new customers and building of long-term relations with the most promising customers, increase in cross-sales, including investment banking and transaction products, as well as products of financial subsidiaries of the Bank, expansion of the product range and its adaptation to customer needs, and further customer service quality improvement. One of the key objective of JSC VTB Bank for the coming years is to become the main clearing bank for its customers.

The Bank plans to achieve a significant increase of the fee income share in its total income through optimization of the product line and fee product sale system, as well as growth in the number of active customers from corporate and medium business. The above described things will drive qualitative changes in the income structure and increase of corporate investment business efficiency.

JSC VTB Bank’s capital is sufficient to service customers’ needs in significant amounts subject to per-borrower exposure ratio. The bank plans to continue lending to the real sector of economy, while paying special attention to risk management system improvement and building up control over asset quality.

Corporate business dynamic growth is enough for a respective increase in net interest income, as well as fee income due to active proposal of fee products. Comprehensive approaches to fee product sale enhancement based on mutually beneficial relations with customers and tariff policy improvement are followed to ensure steady long-term growth of fee income. 1

Special attention will be paid to optimization of the expense part of JSC VTB Bank’s budget, aimed at financing of priority objectives of business development and infrastructure support. Under the current conditions, objectives of JSC VTB Bank’s operating efficiency improvement come to the fore largely due to automation and optimization of business processes, the IT platform and technologies.

9

VTB Group also considers investment banking business development on the basis of a specialized department of JSC VTB Bank, as well as VTB-Capital, CJSC and VTB Capital Plc. (London), as a key direction in corporate banking. This business line is aimed at maintaining of leading positions and significant increase of earnings through comprehensive service of the existing vast network of major corporate customers.

One of the key VTB Group growth areas is retail banking development on the basis of subsidiary CJSC VTB 24. Significant profit growth is planned due to continued dynamic business development and improvement of its efficiency, as well as increase of the market share and retail banking share in the VTB Group’s portfolio. It means growth of the market share in loans and raised funds, further development of the network in largest cities, increase of the share in the mass segment, remote channels development, effective development in the small business segment, business process optimization in order to increase network productivity and reduction in yield.

Acquisitions of control stakes in major assets of the RF banking sector - OJSC Bank of Moscow and OJSC TransCreditBank - at the end of 2010 and in 2011 became the key events in 2011 for Group business development. These acquisitions are fully consistent with the Group strategy, and businesses of such banks will be gradually integrated in the existing Group businesses.

Acquiring a share in the capital of OJSC TransCreditBank enabled effective use of redundant capital of the Bank due to acquisition of a highly-profitable asset. JSC TransCreditBank is one of the most successful Russian banks in terms of financial return. At the end of 2010 return on equity (ROE) was more than 30%, which is 2 times more than the market average. The transaction will help the Group to strengthen its positions in key segments. As for corporate investment, the long-term cooperation with OJSC Russian Railways and other railway companies contributes to use of synergy from new sources of cross-sales and improved funding base. The VTB Group expands its retail network by 288 TransCreditBank POS and gets access to the unique client base consisting of more than 2 million clients from salary projects, 75% of them being employees of OJSC Russian Railways.

Acquisition of OJSC Bank of Moscow contributes to strengthening of gained positions in the corporate and retail business. The Group’s network in Moscow and the Moscow Region grew 2.5 times, by 135 offices, the customer base expanded by more than 100,000 corporate customers and more than 6,000,000 retail customers.

As for business development of the Bank non-banking financial subsidiaries, those companies plan to create effective, diversified and profitable businesses, achieve and strengthen positions in the respective segments due to product offer development, diversifying of industry and customer segments, development of the regional network and other sales channels.

As for international development, the main objective is effective business development on the markets, where VTB Group already operates. Entry into new markets is not a priority. The key market for VTB Group is the CIS (after Russia). The strategic objective of VTB Group is to become an important player on the CIS market and be able to provide corporate customers of Russia and CIS, as well as their counterparties.

in economic cooperation with Russia and other CIS countries, with services all over the world.

VTB Group continues active development of corporate business in Western Europe within a subgroup on the base of VTB Bank (Austria) AG. The Bank also plans to develop services rendered to corporate customers in some countries of Asia and Africa carrying out joint projects with Russia and developing cooperation in foreign trade transactions (China, India, Angola).

10

Besides, much attention is paid to improvement of VTB Group management system to maximize synergies among various types of business and leverage the advantage of broad geographical presence outside the Russian Federation.

1.4.	Members of the Supervisory Board and the Management Board of the Bank, Data on the President - Chairman of the Management Board of the Bank and Data on Their Shareholding in the Bank

(the information set forth in this section has not been audited)

Information on members of the Supervisory Board of the Bank and data on shareholding by members of the Supervisory Board of bank’s shares within the period from January 1, 2011 to June 3, 2011 (the date of the annual general shareholders meeting) is set forth in the following table:

Shareholding in the
Surname, name and patronymic	Bank as at January
1, 2012 (%)
Aleksey Leonidovich Kudrin (Chairman of the Supervisory Board)	0
Arkady Vladimirovich Dvorkovich	0
Andrey Leonidovich Kostin	0.00183
Aleksey Lvovich Savatyugin	0
Aleskey Valentinovich Ulyukayev	0
Warnig Arthur Matthias	0
Nikolay Mikhaylovich Kropachev	0
Grigory Yurievich Glazkov	0
Mukhadin Abdurakhmanovich Eskindarov	0
Anna Vladislavovna Popova	0
Pavel Mikhailovich Teplukhin	0

Information on members of the Supervisory Board of the Bank and data on shareholding in the Bank by members of the Supervisory Board within the period from June 4, 2011 (the date of the annual general shareholders meeting) to January 1, 2012 is set forth in the following table:

Shareholding in the
Surname, name and patronymic	Bank as at January
1, 2012 (%)
Sergey Konstantinovich Dubinin (Chairman of the Supervisory Board)	0
David Bonderman	0
Andrey Leonidovich Kostin	0.00183
Aleksey Lvovich Savatyugin	0
Aleskey Valentinovich Ulyukayev	0
Warnig Arthur Matthias	0
Nikolay Mikhaylovich Kropachev	0
Grigory Yurievich Glazkov	0
Mukhadin Abdurakhmanovich Eskindarov	0
Ilya Valeryevich Oskolkov	0
Pavel Mikhailovich Teplukhin	0

11

Data as at January 1, 2012 on the person holding office of the sole executive body of the Bank, members of the collective executive body, shareholding in the Bank by the sole executive body and members of the collective executive body are set forth in the following table:

Person holding office of the Bank’s sole executive body of:
Shareholding in the
Surname, name and patronymic	Bank as at January
1, 2012 (%)
President and Chairman of the Management Board Andrey - Leonidovich Kostin	0.00183
Members of the Management Board:
Surname, name and patronymic
Olga Konstantinovna Dergunova	0.00021
Andrey Leonidovich Kostin	0.00183
Andrey Sergeyevich Puchkov	0.00037
Yuri Alekseyevich Soloviev	0.00341
Vasiliy Nikolayevich Titov	0.00049
Herbert Moos	0.00341
Valeriy Vasilyevich Lukianenko	0.00058
Erkin Rakhmatovich Norov	0
Yekaterina Vladimirovna Petlina	0.00002
Viktoria Gennadyevna Vanurina	0
Denis Aleksandrovich Bortnikov	0

2. Essential Information on Financial Position of the Bank

2.1. Key Performance

In 2011 when the world economy showed growth rate slow-down and aggravation of the global environment which destabilized the Russian economy, JSC VTB Bank shifted to growth of qualitative figures focusing on development of those products and business segments that have better profitability. Pursuing the new strategy resulted in changes in the income structure in favor of fee income and increase in the transactions with medium business. On the other hand, the banking system and, in particular, JSC VTB Bank face the need to increase the funding source, together with the structural reorganization.

The decision of the Russian Government to reduce its participation in the banking sector by selling state-owned assets was an important step towards the intensive growth of the Banking sector. This program was initiated by an offer to sell shares of JSC VTB Bank. Leading investors were interested in them. So the State, being the main shareholder of JSC VTB Bank, sold a 10% shareholding totaling RUB95,680,480,000. Therefore, sale of JSC VTB Bank shares became a successful after-the-crisis placement in the Russian market, and somewhat reflected interest of foreign investors in the Russian banking sector in general and JSC VTB Bank in particular.

In 2011 JSC VTB Bank successfully completed a transaction for attraction of the largest syndicated loan for a financial institution in Central and Eastern Europe; the loan amount was USD3,130,000,000 for a period of 3 years and 3 days. The funds raised under the loan were used for general corporate purposes. International banks from 16 countries in North America, Europe and Asia participated in the loan, that proved that the world banking community has exceptional confidence in and shows absolute recognition of the VTB Group business strategy.

12

Despite the high volatility, aggravation of the market conditions, and stiff competition from other issuers, JSC VTB Bank expanded the geography of its placements, and, as a result, in 2011 it issued Eurobonds totaling USD750,000,000, SGD300,000,000 and CHF300,000,000 with a coupon fixed rate of 6.315%, 3.4% and 5% per annum respectively.

In the conditions of financial system growing volatility credit institutions had to rely mainly on internal sources of funding. Customer funds attracted by JSC VTB Bank as at the end of 2011 amounted to RUB1,907,937,588,000 increasing by RUB679,544,756,000 (or 55%) within the year. A major part was formed by fixed deposits of non-state commercial companies and funds deposited by state institutions. The Russian banking sector demonstrated less growth in customer attraction within the year; the increase was 26% reaching RUB14,049 billion.

As a part of cooperation development with corporate clients from the major industries, JSC VTB Bank increased its shareholding in JSC TransCreditBank from 43.18% to 74.53% within year 2011, which strengthened the Group’s position in the market and improved customer servicing.

In March 2011, JSC VTB Bank successfully completed a complex and large-scale reorganization project of Bank VTB North-West JSC takeover. Creation of the North-West Regional Center on the basis of the taken over bank had a positive effect on development of JSC VTB Bank corporate business and improved efficiency of its customer services in the North-West.

The loan portfolio of JSC VTB Bank in 2011 (including discounted bills, before reserve deduction, including banks’ loan debt) amounted to RUR2,928,024,413,000 by the end of 2011 growing by 47% within the year. The corporate loan portfolio grew by RUB620,356,935,000 to RUB2,021,932,059,000. The main borrowers of JSC VTB Bank are industrial and financial groups.

The share of overdue debt in the customer credit portfolio declined by 2.3% (from 7.4% to 5.1%) within the year, that shows results of gradual attaining of objectives set by JSC VTB Bank in the sphere of qualitative business improvement.

VTB Group continues its dynamic development and improved operational efficiency in the sphere of retail business in order to increase the market share and the retail business share in the Group’s portfolio. In 2011 the Group increased its share in the retail segment (about +2% in total), and its absolute figures showing more aggressive growth as compared with the Russian banking system in general (+52% vs. +26% in aggregate), thus, taking the stable second position in the Russian retail banking market.

Based on 2011 results, the net profit of JSC VTB Bank amounted to RUB24,405,981,000 vs. RUB43,342,824,000 in 2010. In 2011 profit before tax amounted to RUR34,803,413,000 vs. RUB61,329,493,000 in 2010. Income tax expense amounted to RUB6,425,474,000 in 2011 vs. RUB13,833,458,000 in 2010. The main part of Bank’s income in 2011 was formed by interest income to the total amount of RUB199,292,384,000 which is 3.7% more than the similar parameter of the previous year; in 2010 interest income amounted to RUB192,198,387,000.

The stable result of fee income in the reported period was due to income from trade finance, their growth rate corresponding to figures of the Bank Business Plan. The share of JSC VTB Bank in the trade finance market is stably over 10%.

13

In 2011 the Bank’s operating network continued its growth and had 161 POS in Russia at the end of the year, including additional offices of direct subordination, thus contributing to the expansion of the sales network and growing volumes of products and services offered to corporate and retail customers.

In spite of the difficult situation in the global economy JSC VTB Bank could demonstrate positive financial results, improved the quality of the loan portfolio, increased its lending and raised funds both due to the clients’ funds and successful placement of securities which proves the outlook of the Bank’s development strategy implementation.

The cautious policy pursued by the Bank both in the sphere of liability base formation and in the investment sphere enabled avoiding events, which could adversely affect financial viability (capital and statutory ratios) of the Bank.

Taking into account the VTB Group development strategy, some major investments were made to capitals of subsidiaries/associated companies in 2011:

- increase in the authorized capital of LLC VTB Pension Administrator by RUB101,999,990,000 (the Bank has 100% ownership of the company);
- acquisition of OJSC Bank of Moscow shares from third parties in the amount of RUB160,101,486,000,acquisition of JSC Bank of Moscow additional issue shares in the amount of RUB101,999,999,000 (VTB Group holds 94.85% of its shares);
- acquisition of JSC TransCreditBank’s shares from its minority shareholders in the amount RUB17,503,245,000 (the share has grown from 43.18% to 74.62%);
- acquisition of JSC Stolichnaya Strakhovaya Gruppa shares from third parties to the amount of RUB10,238,200,000 (25% plus 1 share);
- acquisition of JSC VTB Debt Centre additional issue shares in the amount of RUB2,825,200,000 (the Bank holds 100% of its shares);
- acquisition of CJSC VTB Arena additional issue shares in the amount of RUB2,435,478,000 (the Bank holds 77.3% of its shares);
- acquisition of SJSC VTB Bank (Kazakhstan) additional issue shares in the amount of RUB2,145,400,000 (the Bank holds 100% of its shares);
- incorporation of LLC VTB DC with an authorized capital of RUB10,000,000 (the Bank owns 100% of its authorized capital);

The above investments in capitals of subsidiaries/associated companies resulted in reduction of Bank’s equity (capital) and had an adverse effect on the main capital-related ratios of the Bank given in the table below:

			Actual value as at	Actual value as at
Ratio	Ratio value		01.01.2011	01.01.2012
			(PBSDE)	(PBSDE)
Equity (capital)			529,659,300	443,274,868
Bank capital adequacy ratio (H1)	min	10%	22.6	11.0
Bank long-term liquidity ratio (H4)	max	120%	71.5	94.7
Maximum risk amount per
borrower or group of related
borrowers (H6)	max	25%	19.8	24.0
Maximum amount of major credit
risks (H7)	max	800%	215.8	432.0

The reduction in the Bank capital adequacy ratio (Н1) from 22.6% as at 01.01.2011 to 11.0% as at 01.01.2012 was mainly caused by growing investments in subsidiaries and associated companies and increase in subordinated loans issued in 2011 (from RUB18,483,450,000 to RUB29,779,610,000) to resident companies.

In its turn, takeover of JSC VTB West-North by JSC VTB Bank, effected in March 2011, had some positive effect on the capital and statutory ratios of JSC VTB Bank.

14

2.2. Information on Transactions with Related Parties

Information on related-party operations (transactions), the amount of which as at 01.01.2012 and 01.01.2011 exceeded five percent of the book value of the respective Bank asset or liability items reflected in accounting form 0409806 Balance Sheet (Published Form) is set forth in the following table:

Thousand rubles
Item	Index	Subsidiaries		Associated companies
No.		as at 01.01.2012	as at 01.01.2011	as at 01.01.2012	as at 01.01.2011
I	Operations and transactions
1	Amounts due from credit institutions	19,518,758	—	—	—
2	Loan debt and similar debt, including:	73,531	—	—	—
2.1	overdue debt	73,531	—	—	—
3	Securities, including:	237,275,389	248,462,247	—	—
3.1	held to maturity	471,034	445,736	—	—
3.2.	available for sale	236,804,355	248,016,511	—	—
4	Other	—	—	—	—
5	Customer deposits	—	—	—	—
6	Subordinated loans	65,307,889	48,705,311	—	—
6.1	provided	65,307,889	48,705,311	60	—
7	Debt securities issued	—	—	—	—
8	Provisions for possible losses	891,881		—	—
9	Guarantees and sureties	—	—	—	—
II	Income and expenses
1	Interest income, total, including:	—	31,228	—	—
1.1	From investments in securities	—	31,228	—	—
2	Interest expense	—	—	—	—
3	Net gains from dealing in foreign currencies	—	—	—	—
4	Proceeds from participation in capital of other legal entities	21,846,975	8,183,074	—	—
5	Fee income	—	—	—	—
6	Fee expenses	—	—	—	—
7	Proceeds from sale of fixed assets and other property	—	—	—	—

*	Amounts of transactions are specified for individual related-party transactions exceeding the threshold of 5% of the respective items of Form 0409806.

15

In 2011, JSC VTB Bank concluded no transactions with the key management personnel exceeding the threshold of 5% of the corresponding items of form 0409806.

There were no related-party transactions (except of subsidiaries and associated companies), the amount of which as at 01.01.2012 and 01.01.2011 exceeded five percent of the book value of the respective Bank asset or liability items reflected in accounting form 0409806 Balance Sheet (Published Form).

Transactions with banks and companies of VTB Group are carried out under market conditions and on the basis of mutual economic expediency, therefore they produced no negative impact on financial viability of the Bank in 2011.

Increase in the scope of subordinated loans in 2011 provided to subsidiaries was within the VTB Group strategy aimed to leverage use of capital within the Group.

2.3. Information on Off-Balance Liabilities and Actual Provisions for Possible Losses Based Thereon

Information on off-balance liabilities, time transactions (delivery and delivery-free transactions) and on provisions for possible losses created thereon is given in the table below (this information is based on data of accounting statements form 0409155 “Information on Financial Instruments Recorded on Off-Balance Accounts”), inclusive of PBSDE:

	Thousand rubles
		As at the end of the reporting year (01.01.2012)
		Amount of contingent credit liabilities					Actually formed provisions for possible losses
Item	Types of contingent credit liabilities		including quality categories					including quality categories
No.		Total	II	III	IV	V	Total	II	III	IV	V
1	2	3	4	5	6	7	8	9	10	11	12
1	Credit contingent liabilities, total (item 1.1 + item 1.2 + item 1.3 + item 1.4 + item 1.5), including:	777,216,568	115,180,248	913,980	55,799	1,313,710	2,690,822	1,177,575	171,745	27,792	1,313,710

1.1	Unused credit facilities	340,199,465	68,816,524	864,200	3,299	1,313,710	2,226,784	748,054	163,338	1,682	1,313,710
1.2	Letters of credit	14,305,023	3,719,055	9,757	-	-	15,835	15,833	2	-	-
1.3	Guarantees and sureties issued	412,164,751	41,966,939	40,023	52,500	-	441,455	406,940	8,405	26,110	-
1.4	Avals and bills of acceptance issued	-	-	-	-	-	-	-	-	-	-
1.5	Other instruments	10,547,329	677,730	-	-	-	6,748	6,748	-	-	-

16

Unused credit facilities increased from RUB239,183,650,000 to RUB340,199,465,000, 99.7% of which refer to the first and second quality categories. Provisions for credit facilities provided account for 0.65% of their amount. Provided guarantees and sureties increased from RUB140,047,084,000 to RUB412,164,751,000, 90% of which refer to the first quality category, and 10% - to the second quality category. Provisions for granted guarantees and sureties accounted for 0.11% of the amount of these liabilities.

Total contingent liabilities as at the reporting date amounted to RUB777,216,568,000, over 99% of which refer to the first and second quality categories. Provisions created for contingent liabilities equaled 0.35% of the amount of contingent liabilities.

thousand rubles
		As at the end of the reporting year (01.01.2011)
		Amount of contingent credit liabilities					Actually formed provisions for possible losses
Item			including quality categories					including quality categories
No.	Types of contingent credit liabilities	Total	II	III	IV	V	Total	II	III	IV	V
1	2	13	14	15	16	17	18	19	20	21	22
	Credit contingent liabilities, total (item
	1.1 + item 1.2 + item 1.3 + item 1.4 +	396,525,682	99,785,963	4,795,920	2,057,482	200,001	2,017,001	986,018	597,184	433,798	1
1	item 1.5), including:
1.1	Unused credit facilities	239,183,650	81,193,088	2,206,680	2,057,482	200,001	1,821,410	795,498	592,113	433,798	-
1.2	Letters of credit	10,150,733	680,136	-	-	-	16	16	-	-	-
1.3	Guarantees and sureties issued	140,047,084	15,758,407	2,589,240	-	-	174,179	169,108	5,071	-	-
1.4	Avals and bills of acceptance issued	-	-	-	-	-	-	-	-	-	-
1.5	Other instruments	7,144,215	2,154,332	-	-	-	21,396	21,396	-	-	-

				thousand rubles
		As at the end of the reporting year (01.01.2012)			As at the end of the previous year (01.01.2011)
				Actually formed			Actually formed
Item			Amount of	provisions for		Amount of	provisions for
No.	Time transactions with underlying asset delivery	Amount of claims	liabilities	possible losses	Amount of claims	liabilities	possible losses
1	2	3	4	5	6	7	8
	Forward, total
1	underlying asset included:	291,505,350	271,605,609	542,079	150,839,442	139,771,588	618,233
1.1	foreign currency	250,629,956	230,440,773	542,079	115,738,067	108,041,333	617,544
1.2	precious metals	36,739,872	37,066,511	-	32,582,106	29,245,467	-

17

thousand rubles
		As at the end of the reporting year (01.01.2012)			As at the end of the previous year (01.01.2011)
				Actually formed			Actually formed
Item			Amount of	provisions for		Amount of	provisions for
No.	Time transactions with underlying asset delivery	Amount of claims	liabilities	possible losses	Amount of claims	liabilities	possible losses
1	2	3	4	5	6	7	8
1.3	securities	4,135,522	4,098,325	-	2,519,269	2,484,788	689
2	Option, total, underlying asset included:	153,148,126	150,259,093	46,997	126,861,894	129,358,726	633,746
2.1	foreign currency	91,882,326	88,179,614	38,056	97,489,263	99,075,867	-
2.2	precious metals	17,235,550	19,156,680	-	-	-	-
2.3	securities	44,030,250	42,922,799	8,941	29,372,631	30,282,859	633,746
3	Swap, total, underlying asset included:	548,842,150	553,625,148	4,069,831	234,029,988	233,587,520	453,652
3.1	foreign currency	457,196,250	462,401,730	3,498,710	223,860,274	223,439,586	453,652
3.2.	precious metals	90,680,017	90,257,535	571,121	1,636,182	1,614,402	-
3.3	securities	965,883	965,883	-	8,533,532	8,533,532	-

thousand rubles
		As at the end of the reporting year (01.01.2012)			As at the end of the previous year (01.01.2011)
				Actually formed			Actually formed
Item			Amount of	provisions for		Amount of	provisions for
No.	Futures settlement (delivery-free) transactions	Amount of claims	liabilities	possible losses	Amount of claims	liabilities	possible losses
1	2	3	4	5	6	7	8
	Forward, total
1	underlying asset included:	136,632,728	137,062,921	576,360	76,576,797	77,434,474	429,015
1.1	foreign currency	136,632,728	137,062,921	576,360	76,576,797	77,434,474	429,015
1.2	precious metals	-	-	-	-	-	-
1.3	securities	-	-	-	-	-	-
2	Option, total, underlying asset included:	122,581,320	122,210,093	6,489	194,302,659	190,667,664	-
2.1	foreign currency	57,755,332	57,384,105	6,489	123,195,661	119,560,666	-
2.2	precious metals	-	-	-	-	-	-

18

thousand rubles
		As at the end of the reporting year (01.01.2012)			As at the end of the previous year (01.01.2011)
				Actually formed			Actually formed
Item			Amount of	provisions for		Amount of	provisions for
No.	Futures settlement (delivery-free) transactions	Amount of claims	liabilities	possible losses	Amount of claims	liabilities	possible losses
1	2	3	4	5	6	7	8
2.3	securities	64,825,988	64,825,988	-	71,106,998	71,106,998	-
3	Swap, total, underlying asset included:	99,422,178	110,289,920	-	21,804,455	32,168,116	-
3.1	foreign currency	-	-	-	-	-	-
3.2.	precious metals	-	-	-	-	-	-
3.3	securities	-	-	-	-	-	-
3.4	interest rate	98,424,747	109,323,607	-	21,804,455	32,168,116	-
3.5	others	997,431	966,313	-	-	-	-

Claims by time transactions grew from RUB804,415,000 to RUB1,352,132,000. Ratio of provisions to claims by time transactions grew from 0.27% to 0.39%.

In 2011, JSC VTB Bank did not participate in any court proceedings which may adversely affect Bank’s financial and economic activity.

19

2.4. Information on Remuneration to Key Management Personnel

Information on payment (remuneration) to key management personnel (members of the Management Board and the Supervisory Board of the Bank), as well as data on personnel headcount, including the number of key management personnel, is set forth in the following table:

Item	Types of remuneration	As at 01.01.2012	As at 01.01.2011
No.
1	2	3	4
1	Short-term remuneration, total, including
	(RUB’000):	623,881	182,062
1.1	Salary	607,857	174,398
2	Personnel headcount	12,937	10,154
2.1	Key management personnel headcount	21	23

In 2011, JSC VTB Bank had no liabilities to employees (including key management personnel) associated with their possible participation in the charter capital, including options to shares of JSC VTB Bank.

2.5	Planned Dividend Payouts on Shares and Data on Dividend Payout (Net Profit Distribution) for Past Years

(the information set forth in this section has not been audited)

Shareholders shall have the right to a part of net profit of the Bank in form of dividends. Decision on dividend payment shall be taken by the JSC VTB Bank Annual General Shareholders Meeting, based on recommendations of the Supervisory Board.

The General Shareholders Meeting decides on the amount of dividends per one share, and on terms and form of payment. A dividend amount shall not exceed the amount recommended by the Supervisory Board.

When determining the recommended dividend amount, the Supervisory Board shall take into account net profit gained by the Bank calculated according to the Russian Accounting Standards.

Dividends announced are paid within 60 years from the effective date of the decision made at the General Shareholders Meeting, in rubles, through wire transfer to shareholders’ bank accounts or in cash, as selected by a shareholder.

20

Recommendations for payment of dividends for 2011 will be made at the meeting of the Bank Supervisory Board in 2012 on the base of financial performance for the year ending on December 31, 2011. Amounts of dividends to be paid for the period from 2008 to 2010 are set forth in the table below.

	2008	2009	2010
Net profit of JSC VTB Bank estimated	26,894,373	23,751,846	43,342,824
according to Russian Accounting Standards
(RUB‘000 )
Dividend per ordinary share, rubles	0.000447	0.00058	0.00058
Total dividends paid (RUB‘000)	3,005,690	6,067,114	6,067,114
Dividend payment coefficient (% of net	11.17	25.54	14.00
profit of JSC VTB Bank)

2.6. Information on Earnings per Share

	As at 01.01.2012 or for	As at 01.01.2011 or for
	2011	2010
The amount of base earnings per share	RUB0.0023	RUB0.0041
Bank’s base earnings	RUB24,405,981,000	RUB43,342,824,000
Weighted average quantity of ordinary
outstanding shares used to estimate	10,460,541,308,354 pcs	10,460,541,286,287 pcs
base earnings

2.7. Data on Accounts Receivable and Payable

As set forth in orders of JSC VTB Bank dated 21.12.2011 No.692 (regarding the Head Office) and dated 21.12.2011 No.693 (regarding branches) the accounts receivable and payable were reconciled to completely record Bank’s financial results in the balance sheet.

The total amount of accounts receivable on balance accounts No.474 (except for account No.47427) and No.603 (except for account Nos.60302, 60306, 60310, 60315) equals RUB59,344,758,000 as at 01.01.2012.

The amount of overdue accounts receivable out of the total accounts receivable as at 01.01.2012 equals RUB19,046,441,000, including mainly penalties charged on the overdue principal debt and interests under loan agreements, which shall be collected by orders of arbitration courts.

The total debt from settlements with counterparties of accounts payable on balance accounts No. 474 except for account No.No. 47411, 47425, 47426) and No. 603 (except for account No.No. 60301, 60305, 60309, 60324, 60348) equals RUB28,396,044,000 as at 01.01.2012. There are no overdue accounts payable.

The Bank has taken required actions to settle and minimize suspense amounts.

As at 01.01.2012 amounts on balance sheet account No. 47416 “Suspense amounts received on correspondent accounts” includes unidentified amounts received during the last operational days of 2011.

The balance of account No.47416 amounted to RUB94,679,000. The above amounts do not exceed the time allowed for the Bank’s books.

There are no amounts on balance sheet account No. 47417 “Suspense amounts written off correspondent accounts”.

21

3. Brief Overview of Risks Connected with Various Operations of the Bank

3.1. Brief Overview of Risk Concentration Directions

In the reporting period, the risk management (liquidity, credit, currency, price, interest rate and operational risks) activities were one of the most important components of the Bank’s comprehensive governance system. In accordance with the established procedure, proposals to restrict risks and set limits on the transactions leading to assumption of such risks were subject to consideration and approval by the Bank’s collective bodies: Management Board, Assets and Liabilities Management Committee, Credit Committee, Small Credit Committee, Credit Committee for Moscow Region, as well as Credit Committees of branches.

The credit risk remained the most significant risk to which the Bank’s business was exposed in the reporting year. As of the end of 2011, this risk produced impact on over 93% of the Bank’s economic capital (Capital-at-Risk) which is used to conduct general quantity assessment of all basic risks and internal bank analysis of sufficiency of Bank’s equity funds to cover such risks. The credit risk assumed by the Bank is primarily determined by the existing corporate loan portfolio.

The Bank pays special attention to credit risk control at the portfolio level, first of all, from the perspective of country, regional and industry risk concentrations.

22

According to calculations carried out pursuant to the internal Regulations on the Procedure to Manage Industry, Regional and Country Risks, as at January 01, 2012 the biggest country risk concentration in JSC VTB Bank (by the total of all transactions) fell on the Russian Federation. According to the results of 2011, the share of risks assumed by the Bank in respect of nonresidents has reduced in the total volume of assets due to a reduction in the share of residents of the countries belonging to the “group of developed countries”. The information on assets and liabilities concentrations by country is given in the table below (this information is broken down by items of reporting form 0409806 “Balance Sheet (Published Form)”:

Credit Institution Assets and Liabilities by Groups of Countries

thousand rubles
		Volume of Assets and Liabilities at the end of the reporting year				Volume of Assets and Liabilities at the end of the previous year
				“Group of				“Group of
Item	Types of Assets and Liabilities			Developed	Other			Developed	Other
No.		Russia	CIS	Countries”	countries	Russia	CIS	Countries”	countries
1	2	3	4	5	6	7	8	9	10
I	Assets
1	Amounts due from credit institutions	16,154,725	1,411,595	25,092,728	1,969,558	658,665	197,971	54,884,631	1,578,560
2	Net loans receivable	1,782,260,957	82,094,791	461,583,666	478,690,164	1,164,145,257	76,100,776	318,553,829	324,398,176
3	Net investments in securities, including:	-	-	-	-	-	-	-	-
4	measured at fair value through profit or loss;	260,418,549	5,839,349	18,434,866	763,688	134,500,301	100,191	17,889,097	-
4.1	available for sale	443,996,947	30,246,889	105,939,850	9,126,612	232,757,920	27,397,713	152,574,613	6,745,661
4.2	held to maturity	-	-	3,576,783	-	-	-	5,340,232	-
5	Premises and equipment, intangible assets and inventories	107,911,984	-	-	-	96,333,717	-	-	-
II	Liabilities
6	Amounts due to credit institutions	811,562,402	13,269,342	258,424,229	65,149,104	533,904,641	5,169,339	190,025,245	21,430,409
7	Amounts due to customers (non-credit institutions)	1,573,438,526	111,602	277,883,916	43,000,277	497,015,212	132,618	273,465,157	447,678,732
8	Deposits of individuals	13,121,517	140,005	34,189	207,556	9,674,689	160,548	43,576	222,300

*CIS: Republic of Azerbaijan, Kyrgyz Republic, Republic of Armenia, Belarus, Kazakhstan, Moldova, Tajikistan, Uzbekistan, Republic of Turkmenistan, Ukraine.

*“Group of Developed Countries” Australia, Austrian Republic, Grand Duchy of Luxembourg, Hellenic Republic, Ireland, Italian Republic, Canada, Kingdom of Belgium, Kingdom of Denmark, Kingdom of Spain, Kingdom of the Netherlands, Kingdom of Norway, Kingdom of Sweden, New Zealand, Portuguese Republic, United Kingdom of Great Britain and Northern Ireland, United States of America, Federal Republic of Germany, Republic of Finland, French Republic, Swiss Confederation, Japan.

Regarding regional risks, the main volume thereof falls on such regions as (descending) - Moscow, Saint-Petersburg, Moscow Region, Krasnoyarsk Territory and Sverdlovsk Region. Regarding credit risks on consolidated budget of Russian Federation constituent entities (descending)– Moscow Region, Moscow, Omsk Region, Saratov Region and Nizhny Novgorod Region. The business diversification based on the Bank’s extensive branch network, expansion of business in regional markets as well as effective control over the level of regional risks assumed by the Bank ensure that this type of risk would not have a material impact on JSC VTB Bank financial position.

23

thousand rubles
		Volume of Assets and Liabilities at the end of the		Volume of Assets and Liabilities at the end of the
		reporting year		previous year
			Name of the constituent		Name of the constituent
			entity of the Russian		entity of the Russian
		Name of the constituent	Federation where the	Name of the constituent	Federation where the
		entity of the Russian	amount of the respective	entity of the Russian	amount of the respective
		Federation where the	asset/liability of JSC VTB	Federation where the	asset/liability of JSC VTB
		credit institution is	Bank is over 10% of the	credit institution is	Bank is over 10% of the
Item		registered – Saint-	total amount of this	registered – Saint-	total amount of this
No.		Petersburg	asset/liability – Moscow	Petersburg	asset/liability – Moscow
1	2	3
1	Amounts due from credit institutions	75,202	44,420,991	72,595	57,022,093
2	Net loans receivable	19,888,128	2,258,008,215	158,756,892	1,582,436,823
3	Net investments in securities at fair value through profit or loss	-	285,456,452	-	152,489,589
4	Net investments in securities and other financial assets available for sale	-	580,001,907	9,299,568	419,466,807
5	Net investments in securities held to maturity	-	3,576,783	-	5,340,232
6	Premises and equipment, intangible assets and inventories	112,493	96,581,446	4,860,285	91,707,401
7	Amounts due to customers (non-credit institutions)	23,618,249	1,526,067,806	118,531,183	987,846,733
8	Amounts due to credit institutions	69,539	1,144,241,549	3,985,731	749,218,076
9	Deposits of individuals	67,444	9,187,454	3,042,687	8,841,259

24

3.2. Credit Risk

JSC VTB Bank manages credit risks in the following areas:

- limitation of credit risk through the applicable Bank’s system of limits for decision-making, limits for individual borrowers; such limits are revised on a regular basis by the Bank’s Risk Department, approved by the Credit Committee and comply with standards established by the Bank of Russia:
- coverage of credit risks by security received and insurance of such security, collection of an adequate charge for credit risk and creation of provisions for possible loan losses;
- control of the credit risk level through evaluation of credit risk accepted by the bank for a specific contractor and through regular monitoring of the status of the credit portfolio, individual clients, transactions and pledged property (also by using the borrower ranking system);
- prevention of credit risk at the stage of credit application review and by taking timely measures in case of detection of credit risk factors in the course of monitoring.

In 2011, measures were taken to improve the credit risk management system:

- a number of changes were made in the flow of the Bank’s lending process: the approach to large and medium business lending process was unified, the functions of the Lending Division were revised and detailed, the standard time periods of the Lending Division and expert divisions were optimized, which had an overall impact of reducing the time between transaction initiation and making a decision on the transaction;
- the methods of the Bank client ranking were substantially redesigned on the basis of default statistics and financial position of the Bank clients;
- the main approaches to the Bank’s loan portfolio stress testing were developed;
- the pricing system was further developed in the area of credit risk estimation, the new system uses separate estimations for the expected loss and unexpected loss that the Bank may incur under a loan transaction.

The information on the assets that are overdue and the amount of provisions created for possible losses is given in the table below (this information is provided on the basis of reporting form 0409115 “Information on Credit Institution Assets Quality”), taking into account PBSDE:

								thousand rubles
		As at the end of the reporting year (2012)
			including overdue					Provisions for possible losses
Item				including with periods overdue					Actually
No.	Asset name	Amount	total	up to 30 days	31 to 90 days	91 to 180 days	over 180 days	Estimated	created
1	2	3	4	5	6	7	8	9	10
	Loans, loan debt and similar debt,
1	including:	2,928,024,413	111,260,167	992,261	1,332,422	2,194,619	106,740,865	129,334,253	123,394,830
	Loans (borrowings) granted, deposits
1.1	placed	2,797,396,896	102,732,493	992,261	1,209,602	2,060,166	98,470,464	120,258,966	114,116,272
1.2	Bills discounted	1,920,597	19,922	-	-	-	19,922	75,722	281,866
	Monetary claims under factoring
1.3	transactions	-	-	-	-	-	-	-	-
	Claims for receivables acquired under
1.4	transaction (receivables assignment)	10,947,542	7,312,932	-	122,820	-	7,190,112	6,845,480	6,842,507
	Claims under transactions related to
	disposition (acquisition) of financial
	assets with simultaneously granting the
	right of payment deferral to the
	counterparty (delivery of financial
1.5	assets)	7,311,998	-	-	-	-	-	992,878	992,878
	Claims for return of funds paid under
	operations with securities on a return
	basis, without recognition of acquired
1.6	securities	101,477,534	-	-	-	-	-	-	-
	Lessor’s claims to the lessee under
1.7	financial lease (leasing) transactions	-	-	-	-	-	-	-	-
	Other credit claims (account 47404)	7,753,597	-	-	-	-	-	-	-
	Other credit claims (account 47423)	-	-	-	-	-	-	-	-
	Overdue claims under letters of credit
	(account 45812)	1,194,820	1,194,820	-	-	134,453	1,060,367	1,161,207	1,161,207

25

thousand rubles
		As at the end of the reporting year (2012)
			including overdue					Provisions for possible losses
Item				including with periods overdue					Actually
No.	Asset name	Amount	total	up to 30 days	31 to 90 days	91 to 180 days	over 180 days	Estimated	created
1	2	3	4	5	6	7	8	9	10
	Amounts paid under guarantees and
	suretyships granted (account 60315)	21,429	-	-	-	-	-	-	-
	Other claims, account 461, 471	-	-	-	-	-	-	-	-
2	Securities	81,509,473	3,181,247	-	-	97,074	3,084,173	3,880,100	3,880,100
3	Other claims	24,001,311	684,397	21,571	43,322	13,947	605,557	3,203,321	3,203,200
	Correspondent accounts	50,403,956	x	x	x	x	x	59,581	59,581
	Claims for acquisition of interest
	income	120,574,388	22,527,486	637,846	141,743	146,538	21,601,359	x	23,128,674
4	TOTAL:	3,204,513,541	137,653,297	1,651,678	1,517,487	2,452,178	132,031,954	136,417,674	153,666,385

thousand rubles
		As at the end of the reporting year (2011)
			including overdue					Provisions for possible losses
Item				including with periods overdue					Actually
No.	Asset name	Amount	total	up to 30 days	31 to 90 days	91 to 180 days	over 180 days	Estimated	created
1	2	11	12	13	14	15	16	17	18
	Loans, loan debt and similar debt,
1	including:	1,989,185,960	117,181,226	6,509,167	8,234,157	4,184,215	98,253,687	115,613,936	105,987,922
	Loans (borrowings) granted, deposits
1.1	placed	1,888,871,818	109,043,105	6,509,167	8,177,639	4,184,215	90,172,084	108,401,393	98,858,057
1.2	Bills discounted	107,812	50,779	-	-	-	50,779	50,779	50,779
	Monetary claims under factoring
1.3	transactions	-	-	-	-	-	-	-	-
	Claims for receivables acquired under
1.4	transaction (receivables assignment)	17,589,468	7,926,656	-	14,370	-	7,912,286	7,005,277	6,922,599
	Claims under transactions related to
	disposition (acquisition) of financial
	assets with simultaneously granting the
	right of payment deferral to the
1.5	counterparty (delivery of financial assets)	-	-	-	-	-	-	-	-
	Claims for return of funds paid under
	operations with securities on a return
	basis, without recognition of acquired
1.6	securities	76,108,698	-	-	-	-	-	-	-
	Lessor’s claims to the lessee under
1.7	financial lease (leasing) transactions	-	-	-	-	-	-	-	-
	Other credit claims (account 47404)	6,311,957	-	-	-	-	-	-	-
	Other credit claims (account 47423)	30,821	-	-	-	-	-	15,719	15,719
	Overdue claims under letters of credit
	(account 45812)	130,140	130,140	-	42,148	-	87,992	109,487	109,487
	Amounts paid under guarantees and
	suretyships granted (account 60315)	30,546	30,546	-	-	-	30,546	30,546	30,546
	Other claims, account 461, 471	4,700	-	-	-	-	-	735	735
2	Securities	11,406,786	3,001,448	-	-	525,499	2,475,949	3,279,532	3,279,532
3	Other claims	15,424,423	522,951	22,107	24,416	27,445	448,983	3,295,429	2,937,748
	Correspondent accounts	58,133,047	x	x	x	x	x	2,187	2,187
	Claims for acquisition of interest
	income	87,368,380	8,050,703	177,151	704,438	483,061	6,686,053	x	13,496,528
4	TOTAL:	2,161,518,596	128,756,328	6,708,425	8,963,011	5,220,220	107,864,672	122,191,084	125,703,917

The overdue debt in shown in this table in accordance with the requirements of Procedure for Drawing Up Form 0409115 (Directive No. 2332-U of the Bank of Russia “On the list, forms and procedure for drawing-up and presentation of the reporting forms of credit organizations to the Central Bank of the Russian Federation”), pursuant to which, if a part of a loan is overdue, the whole amount of debt under the loan agreement is to be reflected.

The amount of provisions for possible losses on assets grew proactively as compared with the growth of overdue debt, resulting in their ratio increasing from 98% to 112%. The amount of provisions created for assets increased by 22% to RUB 153,666 389,000. In 2011, 81% of provisions created for loan debt (81% in 2010) and 90% of provisions created for interest income claims (89% in 2010) fall within quality categories 4 and 5. Information on the results of classification by quality categories of loans, loan debt and its equivalent, claims for acquisition of related interest income as well as information on amounts of overdue and restructured debt, estimated and actually created provisions is given in the following table (this information is based on accounting statement form 0409115 “Information on Quality of Credit Institution Assets”), taking into account PBSDE:

26

Information on quality of loans, loan debt and its equivalent (loans), claims for acquisition of loan interest income

thousand rubles
Item No.	Index	As at the end of the reporting		As at the end of the previous
		year (2012)		year (2011)

		Claims under loans	Claims for	Claims under loans	Claims for
			acquisition of		acquisition of
			interest income		interest income
1	2	3	4	5	6
1	Indebtedness on loans and interest
	thereon	2,928,024,413	120,574,388	1,989,185,960	87,368,380
	Indebtedness on loans to shareholders
2	(members) of credit institution and interest
	on such loans	-	-	-	-
3	Indebtedness on loans granted on
	preferential terms, total, including:	-	-	-	-
3.1	to shareholders (members)	-	-	-	-
4	Amount of overdue indebtedness	111,260,167	22,527,486	117,181,226	8,050,703
5	Amount of restructured indebtedness	875,808,265	x	737,489,988
6	Quality categories:	x	x	x	x
6.1	I	2,095,440,823	35,723,527	1,238,813,383	20,167,652
6.2.	II	669,234,617	59,970,444	579,492,656	51,420,093
6.3.	III.	54,240,484	2,414,577	67,014,458	2,351,087
6.4.	IV.	24,285,018	4,569,617	44,120,772	3,466,546
6.5	V	84,823,471	17,896,223	59,744,691	9,963,002
7	Security, total, including:	6,977,780	x	10,268,645	x
7.1.	Quality category I	1,679,159	x	2105,911	x
7.2.	Quality category II	5,298,621	x	8,162,734	x
8	Estimated provisions for possible losses	129,334,253	x	115,613,936	x
9	Estimated provisions with account of
	security	122,356,473	x	105,345,291	x
10	Actual provisions for possible losses, total,
	including by quality categories:	123,394,830	23,128,674	105,987,922	13,496,528
10.1	I	283,056	-	645,015	-
10.2	II	14,109,480	1,702,552	9,163,674	969,972
10.3	III.	9,397,085	678,788	11,019,375	482,367
10.4	IV.	15,503,596	3,017,815	26,178,177	2,141,104
10.5	V	84,101,613	17,729,519	58,981,681	9,903,085

The overdue debt amount in this table is estimated as the sum of overdue debts on respective balance accounts Nos.324, 325, 458, 459, 51508, 60315 Security as used in this table shall mean the amount of estimated provision which is corrected based on security of category I and II.

In order to provide data on restructured debt according to requirements of Direction of the Bank of Russia No.2519-U “On Amendment of Direction of the Bank of Russia dated 08.10.2008 No.2089-U “On the Procedure of Preparation of the Annual Report by Credit Institutions” the Bank used the definition given in Regulation of the Bank of Russia No.254-P “On the Procedure for Creation of Credit Institution Provisions for Possible Losses from Loans, Loan Debt and Its Equivalent”. The restructured loan shall mean a loan for which the borrower agrees to amend material conditions of the initial agreement under which such loan is granted so that after the effective date of such amendments the borrower may fulfill its loan obligations on more favorable terms. For example, it is agreed to amend one or more below conditions of the initial loan agreement:

- extend the terms of return of the principal debt and/or loan interests;
- decrease the interest rate;
- change the currency in which the loan amount is nominated;

27

- increase the principal debt amount;
- change the repayment schedule for principal and/or interest on the loan, resulting in extension of the due date for at least one payment, subject to keeping unchanged the final repayment date for the indebtedness;
- change the repayment schedule for principal and/or interest on the loan, resulting in reduction of nearer payments and increase of more distant payments against repayment of principal and/or interest on the loan, subject to keeping unchanged the total amount of debt and the final repayment date for the indebtedness;
- otherwise change a material condition of the original loan agreement so that it becomes more favorable for the borrower.

As of 01.01.2012, 97% (RUB 846,983,394,000) restructured credits referred to quality categories 1 and 2. As of 01.01.2011, the portion of restructured credits of quality category 1 and 2 was 95% (RUB 699,375,524,000). Restructured credits are repaid in accordance with the new transaction’s terms and conditions.

Regarding the industry structure of loans granted, an increase was observed in the shares of manufacturing (18.2%), realty operations (16.4%), transport and communications (13%). The shares of construction (7.8%), trade (10.7%), and financial intermediation (21.5%) decreased. The information on concentrations of loans granted to the borrowers (both corporates and individuals) resident in the Russian Federation is given in the table below (this information is provided on the basis of accounting statement form 0409115 “Information on Credit Institution Assets Quality” and 0409302 “Information on Funds Placed and Raised):

Industry Structure of Loan Portfolio

Item No.	Index	As at the end of the reporting		As at the end of the previous year
		year (2011)		(2010)
		Absolute value,	Share of total	Absolute value,	Share of total
		thousand rubles	loans, percent	thousand rubles	loans, percent
1	2	3	4	5	6
		1,626,172,369	100.0000%	1,102,278,696	100.0000%
1	Loans to legal entities (including
	individual entrepreneurs), total,
	including by types of activity*:	1,625,899,358	99.9832%	1,102,235,058	99.9960%
1.2	Agriculture, hunting and forestry	16,185,320	0.9953%	10,438,181	0.9470%
1.3	Fishing, fish-farming	1,488,109	0.0915%	422,896	0.0384%
1.4	Mineral extraction	42,026,672	2.5844%	49,520,825
1.5	Manufacturing	295,819,849	18.1912%	182,373,814	16.5452%
1.6	Transport and communications	211,397,628	12.9997%	44,514,816	4.0384%
1.7	Construction	127,298,535	7.8281%	116,951,802	10.6100%
1.8	Production and distribution of electric
	power, gas and water	77,842,431	4.7868%	57,280,117	5.1965%
1.9	Wholesale and retail trade, repair
	motor vehicles, motorbikes,
	household items and personal
	appliance	174,581,253	10.7357%	159,069,262	14.4309%
1.10	Dealing in real estate, rent and
	provision of services	266,642,690	16.3970%	89,792,478	8.1461%
1.11	Financial intermediation	350,078,374	21.5278%	346,111,819	31.3997%
1.12	Other activities	62,538,497	3.8457%	45,759,048	4.1513%
2	Loans to individuals, total,
	including by types:	273,011	0.0168%	43,638	0.0040%

28

Item No.	Index	As at the end of the reporting		As at the end of the previous year
		year (2011)		(2010)
		Absolute value,	Share of total	Absolute value,	Share of total
		thousand rubles	loans, percent	thousand rubles	loans, percent
1	2	3	4	5	6
2.1	housing loans, total, including	28,583	0.0018%	11,393	0.0010%
2.1.1	mortgage loans	23,089	0.0014%	4,984	0.0005%
2.2.	car loans	58,140	0.0036%	0	0.0000%
2.3	other consumer loans	186,288	0.0115%	32,245	0.0029%

  Loans do not include loans to non-residents, governmental authorities and state-financed organizations, REPO transactions and assignment agreements.

The Bank’s regulatory framework provides for inclusion of the value of credit risk in the price of credit resources, which implies that no preferential loans can be granted.

3.3. Market Risk

The Bank carries out conservative policy in respected of the market risks assumed. The level of economic capital to cover such risks in the reporting year did not exceed 10% of the Bank’s equity capital.

The applicable Bank’s financial risk management system provides for regulation of a net foreign exchange position (Net FX Position), establishment and control of limits for securities operation, interest position monitoring and allows adjusting interest rates for funds borrowed/invested, using floating interest rates. Besides monitoring the compliance with mandatory ratios established by the Bank of Russia, the existing risk management and control system provides for more strict internal limits and ratios on types of risks and transactions. Such limits primarily include:

a)	internal limits on currency risk:

- Open Currency Position limits for the Parent Organization and the branches;

- VAR limits broken down by business lines;

- Open Currency Position limits for the trading portfolio broken down by business lines.

b)	internal limits on interest risk:

- economic capital limits to cover interest risk;

- VAR limits broken down by business lines;

- limits on portfolio value sensitivity to interest rate variations (DV01).

c)	internal limits on price risk:

- limits on position value broken down by types of transactions;

- limits on position value broken down by securities issuers;

- limits on delta-equivalent positions (net and gross);

- VAR limits broken down by business lines.

29

3.4. Operational Risk

The operational risk is a risk of loss caused by the human factor, possible imperfection of internal processes or incompliance thereof with legislative requirements, failures of information and technology systems, adverse spontaneous external events.

JSC VTB Bank’s operational risk management system is targeted at preventing possible losses and reducing the probability of business processes interruption, inability to ensure high quality customer service due to personnel mistakes, system failures, internal or external fraud, violation of laws.

In its operational risk management practices, the Bank follows the principles established by regulations of the Bank of Russia, as well as the provisions set out in the documents prepared by the Basel Committee on Banking Supervision. As a framework for operational risk management, the Bank has implemented regular procedures ensuring that the risk is identified, assessed, controlled and restricted. All material risk-related deficiencies identified within the internal control system are subject to thorough analysis, which is the base for the development and implementation of measures to eliminate the causes and sources of risk. For the monitoring and consolidated assessment of operational risk the Bank and its financial subsidiaries have implemented unified mechanisms to collect information on operational risk incidents and the operational loss associated therewith, as well as the key risk and control indicators. This enables conducting a quantitative assessment of operational risk indicators, including broken down by separate risk categories and JSC VTB Bank’s areas of activities, identifying sources of risk, taking measures to limit the same, preparing management reporting.

The key mechanisms to restrict operational risks are:

  an integrated system of current and follow-up internal control covering all the Bank’s divisions and areas of activities;

  setting a strict procedure for executing all basic transactions in internal regulatory and methodological documents;

  accounting and recording of banking transactions made, regular checks of primary documents and accounts of transactions;

  applying the principles of separation and limitation of duties, authorities and responsibility of employees, using double control mechanisms, collective decision-making, setting limits on time periods and volumes of transactions;

  banking automation by using high performance information systems, ongoing monitoring of their functioning and taking prompt measures to eliminate the causes of failures;

  ensuring physical and information security, control of access to bank premises;

  thorough personnel screening, training and professional development.

The above risk limiting measures are supplemented with insurance programs diversified in accordance with the types and volumes of transactions effected. The total volume of Bank’s insurance coverage of professional risks in 2011 amounted to RUB 11,118,446,000 and traditionally included Financial Institution's Blanket Bond insurance (including electronic and computer frauds), insurance of tangible assets while in vaults and in transit, insurance of card business risks, including ATM insurance and insurance of loss from plastic card fraud.

30

The operational risk in JSC VTB Bank was under close and systematic supervision and did not have a material impact on the Bank’s performance in 2011.

3.5. Liquidity Risk

The main factors leading to the emergence of liquidity risk at JSC VTB Bank are:

     - mismatch of assets and liabilities by time to maturity;
     - probable outflow of client funds from demand accounts;
     - early termination of deposits raised.

The Bank manages this risk by maintaining the compliance of the balance sheet structure with all liquidity requirements and ratios (internal and prudential ones) and by implementing continuous control on the part of responsible divisions and collective bodies.

The Bank has in place the following internal limits on liquidity risks:

-	minimum ratios for the stock of high-liquidity assets broken down by transactions in RUB and in foreign currencies;
-	minimum ratios for the stock of liquid assets broken down by transactions in RUB and in foreign currencies;
-	minimum ratio for Treasury Securities Portfolio.

The high value of the instant liquidity ratio (N2) (evaluation of the ratio of high-liquidity assets of the Bank and the amount of its on-demand liabilities, the minimum value is 15%) equal to 51.4% as at 01.01.2012 is connected with the attraction at the end of December 2011 of a number of large client deposits and the growth of balances on demand accounts. A slight decrease in this ratio versus the level of 54.0% as at 01.01.2011 is explained through the general drop of liquidity in the Russian banking system in the second half of 2011.

The actual value of the current liquidity ratio (N3) (reflects the ratio of bank’s liquid assets to the bank’s liabilities maturing within the next 30 days, minimum value – 50%) for 2011 varied from 110.1% to 57.4%. The reduction of the N3 ratio was connected with the increase of the loan portfolio resulting in a decrease in the volume of Bank’s liquid assets. The reduction of ratio was additionally influenced by the fact that, given the instability of financial markets in the second half of 2011, the depositors preferred to invest funds for periods under 30 days.

The growth of N4 long term liquidity ratio (the long-term liquidity ratio determines the ratio of the amount of loans with the maturity of more than 1 year to the amount of the Bank’s capital and the liabilities with time to maturity exceeding 1 year, maximum acceptable value – 120%) in 2011 from 71.5% to 94.7% was due to the growth of long term lending with the concurrent reduction in value of the Bank’s equity capital and transition of a number of issued eurobond issues to the maturity range of under 1 year.

Given the foregoing, the values of liquidity ratios in general prove the Bank’s high liquidity cushion.

31

3.6. Legal Risk

(audit of the information set forth in this section was not carried out)

Legal risk is caused by highly complicated and ambiguously interpreted Russian laws, conflicting court practice allowing adoption of court acts preventing execution of effective court orders. Tax laws are characterized by ambiguous interpretation of some law provisions. Moreover, the experience in practical implementation of rules of Russian tax laws is insufficient and may contribute to increase of tax risks whereby leading to increase of costs of the credit institution being the issuer of securities and owners of securities.

There is also a risk of change of tax legislation worsening the position of these or those taxpayer groups.

3.7. Reputational Risk

(audit of the information set forth in this section was not carried out)

JSC VTB Bank considers reputational risk as the risk of occurrence of losses as a result of decrease of the number of clients (counterparties) due to the formation of a negative public opinion about the credit institution’s financial standing, the quality of its service or the nature of activities on the whole.

Since its incorporation (1990), no situations have occurred endangering the reputation of JSC VTB Bank during the entire period of its activity. A priority task for JSC VTB Bank has always been and currently is to provide highest quality banking services and ensure uninterrupted client service.

Over the last two years JSC VTB Bank showed growth in all key banking performance indicators. Successful development of investment banking allowed JSC VTB Bank to take leading positions in the main banking services market segments. JSC VTB Bank’s clients include both governmental entities and leading Russian companies.

The high business reputation of JSC VTB Bank in Russian and international business communities is from year to year confirmed with several awards and titles granted by respectable international organizations and publications.

In order to further strengthen the image of JSC VTB Bank as an open, transparent, investor oriented company, JSC VTB Bank made a decision in April 2009 to create JSC VTB Bank Shareholder Advisory Council. This independent advisory body is made to ensure effective dialogue between JSC VTB Bank and its minority shareholders.

In 2011, 27 events were held attended by Bank’s minority shareholders, including 5 meetings of the Shareholder Advisory Council (SAC). Throughout the whole year the members of SAC took part in regional seminars as invited experts, answered questions of shareholders concerning the activities of the council. Moreover, the members of SAC took part in Doors Open Days held at Shareholder Relations Centers in Moscow and Saint-Petersburg.

3.8. Strategy Risk

(audit of the information set forth in this section was not carried out)

JSC VTB Bank considers as the strategic risk the risk of losses arising out of errors (deficiencies) which are made when making decisions determining the activity and development strategy and which include insufficient accounting of possible threats to Bank’s activity,. improper or insufficiently justified identification of perspective activity areas where the Bank may gain advantage over its competitors, absence or insufficient scope of necessary resources and organizational measures aimed at ensuring achievement of strategic activity goals of JSC VTB Bank.

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In order to mitigate strategic risk JSC VTB Bank applies a system of development, implementation and revision/update of the strategy, strategic planning and analysis which complies with the best practices.

As set forth in the Charter of JSC VTB Bank, priority activities of JSC VTB Bank shall be determined by the Supervisory Board. In order to enhance transparency of taking strategic decisions and involvement of the Supervisory Board members in development of strategic recommendations the Committee for Strategy and Corporate Governance was established in 2011.

Also, JSC VTB Bank has the Strategy and Corporate Development Department which is established to prepare development strategies for each business area and development strategy of the VTB Group as a whole. The Strategy and Corporate Development Department develops strategies by conducting comprehensive analysis of macroeconomic indicators, indicators of banking sector development and market competitiveness for the business area to be investigated. Strategies are developed in cooperation with competent divisions of JSC VTB Bank, and third-party consultants are involved if necessary. The Strategy and Corporate Development Department evaluates current positions of JSC VTB Bank in specific market segments and achievements for the last 3-5 years.

Then, employees of the Strategy and Corporate Development Department along with experts from other divisions of JSC VTB Bank evaluate possibilities for development of a specific business segment, market development risks and risks associated with competitors’ activity. Strategic goals are defined regarding the market share, volume indicators, income and its structure, and efficiency in a business segment. Priority business areas are identified and recorded which are necessary for successful implementation of the strategy; current and required competitive advantages of JSC VTB Bank are analyzed to achieve target results in a specific business area.

The Strategy and Corporate Development Department as the controlling division monitors execution of the strategy and actively participates in development of business plans for specific business areas.

The development strategy of the VTB Group in a specific banking business segment may be revised in the course of implementation of strategic objectives and in case of change of external environment and/or deviation of forecasts from actual results in this segment.

4.	Material Changes in the Accounting Policy, Affecting Comparability of Certain Performance Indices of the Credit Institution

(audit of the information set forth in this section was not carried out)

4.1. Since October 1, 2011, Directive of the Bank of Russia dated April 20, 2011 No.2613-U “On Amendment of Instruction of the Bank of Russia dated January 16, 2004 No.110-I “On Mandatory Bank Ratios” (hereinafter, Directive 2613-U) and No. 2611-U “On Amendment of Clause 1.3 of Regulation by the Bank of Russia dated 14.11.2007 No. 313-P “On the Procedure of Calculation by Credit Institutions of the Credit Risk Value” have become effective, according to which amendments were made to the procedure of calculation of bank capital adequacy ratio (N1).

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According to the amendments made, a new indicator was introduced in the calculation of N1 ratio for transactions with high risk coefficients (PK indicator, risk coefficients 1.1 and 1.5), increased weights (1.5.) were introduced for futures transactions, off-balance sheet liabilities and financial instruments of the trading portfolio. The introductions of increased risk coefficients had a negative impact on the value of N1 mandatory ratio.

4.2. Cost criteria are determined to refer property to material inventories: items with the cost over RUB40 000 per unit (net of the value-added tax), regardless the service life, are not accounted as fixed assets.

4.3. The procedure is determined to record amounts of VAT paid under contracts with embedded derivatives on account No.60310 “Value-Added Tax Paid” in case of partial or complete preliminary delivery of property (performance of work, services) on partial prepayment terms: VAT is paid on the advance at the date of posting of property (date of signing of the work, services acceptance certificate), and on the afterpayment in full settlement at the date of final settlement.

4.4. It is established that stakes in the capitals of non-joint stock companies, both resident and non-resident, are recognized on balance sheet accounts Nos.60201-60204 at acquisition value.

4.5. In order to determine the current (fair) value of securities and revaluate them using Russian accounting standards, the Bank introduced a regulation entitled “Methodology of Determining the Current (Fair) Value of Securities for the Purposes of Accounting in JSC VTB Bank” approved by Order of JSC VTB Bank dated 28.12.2010 No. 700, which establishes the procedure of using price quotations of the active market, determines the main sources of quotations, specifies the value of material deviation of the active market’s quotations on equity and debt securities, regulates the procedure for interaction between Bank’s divisions in determining the current (fair) value of securities.

For Russian securities traded on the Russian organized market, the prices of MICEX and RTS unaddressed trades (the price of the last trade, demand quotation) are used as the current (fair) value. For foreign securities traded on floors outside the Russian Federation, the prices of foreign exchanges are used (last price, bid price). In the event that a security is traded on several exchanges, its current (fair) value is determined using the quotations of the exchange having the biggest trading volume in this security. If there are no quotations offered for more than 30 calendar days, or there are material changes in quotations (by over 5% for debt securities and by over 20% for equity securities), or a security is not traded on trading floors, then another source of quotations is determined or a reasoned professional judgment is made as to the current (fair) value.

The specific source of quotations for a securities issue (group of securities issues) is determined by a reasoned professional judgment.

In the event that it is impossible to determine a source of quotations for a security, this security is recognized as having no active market, and the current (fair) value is determined by making a reasoned professional judgment. A reasoned professional judgment is made by the initiating division not less frequently then once a month.

4.6. Criteria of materiality of accounting errors and procedure of their statement in accounts are determined as set forth in Directive of the Bank of Russia dated 08.11.2010 No.2514-U “On Amendment of Directive of the Bank of Russia dated March 26, 2007 No.302-P “On the Procedure of Accounting in Credit Institutions Located within the Russian Federation”.

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The error is considered to be material, if it impacts, either alone or in combination with other errors made for the same reporting period, the Bank’s financial result to the amount equaling at least 0.5% of Bank’s capital as of the reporting date.

In accounting, the procedure of reflecting and correcting errors depends on the period in which they are identified and on their materiality. Depending on the said factors, the errors having an impact on the financial result are corrected in correspondence either with income and loss accounts or on retained earnings (uncovered loss) accounts.

4.7. Due to the takeover of JSC VTB Bank North-West by JSC VTB Bank carried out in 2011, the form 0409814 “Cash Flow Statement (disclosed form”) and form 0409808 “Statement of Capital Adequacy Ratio and Amount of Provisions for Doubtful Loans and Other Assets (disclosed form)” is calculated with account of the following details.

4.7.1. Column 3 “Cash flow in the reporting” of form 0409814 is adjusted in terms of the flow of assets and liabilities so that to exclude non-cash turnovers related to the reflection of JSC VTB Bank North-West takeover transactions.

Values of line 5.1 “Cash and its equivalents at the beginning of the reporting year” of column 3 “Cash flow in the reporting period” were adjusted as compared with the values of line 5.2 “Cash and its equivalents at the end of the reporting year” of column 4 “Cash flow in the previous reporting period” by cash in the amount of RUB 8,900,792,000 acquired as a result of JSC VTB Bank North-West takeover.

4.7.2. Values of lines 4.1 “Actually created provisions for possible losses from loans, loan debt and its equivalent”, 4.2 “Actually created provisions for possible losses from other assets with risk of losses, and for other losses” and 4.3 “Actually created provisions for credit-related contingent liabilities reflected on off-balance accounts, and futures transactions” of column 4 “Gain (+) / use (-) for the reporting period” of form 0409808 contain the flows of provisions in a total amount of RUB 17,283,356,000 additionally accrued as a result of Bank VTB North-West takeover.

At the same time, the Section “For Reference” of form 0409808 does not include the provisions for possible losses from loans, loan debt and its equivalent in the amount of RUB 16,126,110,000 created on the books of “VTB North-West” and transferred to the books of JSC VTB Bank in connection with the reorganization in the form of takeover.

5. Balance Item Inventory Summary

(audit of the information set forth in this section was not carried out)

According to Directive of the Bank of Russia dated 08.10.2008 No.2089-U “On the Procedure of Preparation of the Annual Report by Credit Institutions” the Bank took necessary measures to ensure timely and high-quality preparation of the annual report at the end of the year.

According to Order of JSC VTB Bank dated 24.10.2011 No.597 inventory check of fixed assets, intangible assets and material inventories as of 01.11.2011 was conducted. Insignificant deviations detected were recorded on respective accounts in the reporting period and did not produce a considerable impact on the Bank’s financial activity result.

According to Order of JSC VTB Bank dated 24.11.2011 No.642, inventory check of all balance sheet items as of 01.12.2011 was conducted, including cash and valuables , settlements for claims and liabilities under banking operations, including claims and liabilities under time transactions, settlements with debtors and creditors, which are posted on balance and off-balance accounts.

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According to Orders of JSC VTB Bank dated 21.12.2011 No.692 (regarding the Head Organization) and dated 21.12.2011 No.693 (regarding branches) the Bank took necessary measures to close the year of 2011 and prepare the annual report, in particular:

- claims and liabilities of the Bank under time transactions as of 01.01.2012 were reconciled to ensure complete recording of Bank’s financial results in the balance sheet. No inconsistencies were detected;

- inventory check was conducted for cash and valuables on cash accounts of the Lead Organization, branches and additional offices as of 01.01.2012. According to inventory check results, actually available valuables complied with accounting data;

- analytical and synthetic accounting data as of 01.01.2012 were reconciled. No inconsistencies were detected;

- work was performed to ensure that clients acknowledge balances on their accounts opened in the Bank as of 01.01.2012 by 31.01.2012. Work is in progress to ensure that clients acknowledge balances on their accounts opened in JSC VTB Bank.

6. Principles and Methods of Evaluation and Accounting of Certain Balance Items

Bank’s unified methodological accounting bases are stated in the Regulation on Accounting Policy of JSC VTB Bank for the year 2011 which is approved by Bank’s Order No.711 dated 30.12.2010.

Operations with client accounts, property, claims, liabilities, economic and other operations of the Bank are accounted in the currency of the Russian Federation by the method of overall, continuous, documented and interrelated recording on accounts.

Bank’s property is accounted separately from property of other legal entities which is available in the Bank.

Assets and liabilities are accounted at their initial cost as of the date of acquisition or origination.

Operations with foreign currency accounts are performed in compliance with foreign currency law of the Russian Federation subject to recording in the Bank’s balance sheet in rubles at the exchange rate of the Bank of Russia as of the date of transaction. Foreign currency accounts are revaluated as the official exchange rate of the Bank of Russia is changed, and precious metal accounts - as the accounting price of metal to be determined by the Bank of Russia is changed.

Income and expenses are accounted on accrual basis. Financial results of operations (income and expenses) are accounted as they accrue, and not based on the actual receipt or payment of cash (cash equivalents) Income and expenses are accounted within the period to which they refer. Acquisition of income from loans, assets (claims) referred to quality category III is recognized as ascertained.

Fixed assets and intangible assets with the acquisition cost expressed in foreign currency are valuated in rubles by converting the foreign currency amount at the exchange rate set by the Bank of Russia as of the date of Bank’s acquisition of such assets by the right of ownership, operating management or lease agreement. Inventories valued in foreign currency are valued in rubles by converting the foreign currency amount at the exchange rate set by the Bank of Russia as of the date of signing of a document under which valuables are entered in accounts.

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According to the Accounting Policy, real estate is accounted at recovery value, for which purpose the Bank revaluates real properties. A decision to make a revaluation is made by the management of the Bank on the basis of market price analysis.

Securities, depending on the purpose of acquisition, at the moment of initial recognition of investment in securities shall be referred to one of the following four categories:
- “Measured at fair value through profit or loss”;
- “Held to maturity”;
- “Available for sale”;
- “Participation”.

Securities are reclassified into another category in accordance with the criteria set out in the Bank’s Accounting Policy.

Since the first recognition and till the termination of recognition the investments in securities are measured (revaluated) at current (fair) value, or by making provisions. In conditions of active market securities “Measured at fair value through profit or loss” and securities “Available for sale” shall be revaluated on a daily basis according to the Bank’s Regulation “Methodology of Determining the Current (Fair) Value of Securities for the Purposes of Accounting in JSC VTB Bank” approved by Order of JSC VTB Bank dated 28.12.2010 No. 700.

Securities classified as “Available for sale” which current (fair) value can not be reliably determined or for which there are signs of their devaluation, a provision is formed for possible losses as set forth in Regulation of the Bank of Russia dated 20.03.2006 No.283-P “On the Procedure for Creation of Provisions for Possible Losses”.

Debt instruments “Held to maturity” and those which were not redeemed on due date shall not be revaluated. Provisions for possible losses are created for investments in such securities (if signs of their devaluation are observed).

The procedure for writing off the secondary balance sheet accounts of the single-issue securities or securities with the same international security identification code (ISIN) during retirement (realization) of the above shall be determined based on the initial cost of the securities first acquired (FIFO method).

Third-party promissory notes denominated in a foreign currency that were acquired by the Bank and that contain no effective payment clause shall be recorded on the corresponding balance sheet accounts in the currency of par value. Interest income and discount accrued with respect to third-party promissory notes denominated in a foreign currency which contain no effective payment clause shall be recorded in the accounts in the currency of par value.

Third-party promissory notes acquired by the Bank and denominated in one currency while containing the clause on effective payment in another currency shall be recorded in the currency of liability (payment). Interest income and discount accrued with respect to third-party promissory notes denominated in one currency while containing the clause on effective payment in another currency shall be recorded in the accounts in the currency of liability (payment).

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7. Details of Post Balance Sheet Date Events.

7.1. The Bank’s Accounting Policy as well as Regulation on Procedure for Recognition of Post Balance Sheet Date Events and their Recording in Annual Report in JSC VTB Bank approved by Order No. 1092 dated December 29, 2008 determine the methods to identify and reflect in the annual report the post balance sheet date events evidencing the conditions in which the Bank conducted its business and which existed as at the reporting date. Materiality criteria are also determined for events characterizing Bank’s activity conditions occurred after the reporting date (non-adjusting events) which are determined in the amount equaling at least 0.5% of Bank’s capital.

The Bank’s Accounting Policy determines that the post balance sheet date events shall be posted and reflected in accounting on the books of the Bank’s Head Organization and on the books of Bank’s branches.

7.2. As stated in Directive of the Bank of Russia dated 08.10.2008 No.2089-U “On the Procedure of Preparation of the Annual Report by Credit Institutions”, including orders of JSC VTB Bank dated 21.12.2011 No.692 (regarding the Head Office) and dated 21.12.2011 No.693 (regarding branches), the Bank recorded operations referred to adjusting events after the reporting date to prepare its annual report.

7.3. When preparing the annual report the following events were identified characterizing Bank’s activity conditions occurred after the reporting date.
In January 2012 JSC VTB Bank purchased shares of JSC TransCreditBank within the framework of additional stock issue to the amount of RUB 7,586,937,000. The participating interest of JSC VTB Bank in the charter capital of JSC TransCreditBank amounted to 77.78%;

In January 2012 JSC VTB Bank issued the seventh bond tranche to the amount of RUB 10,000,000,000 maturing in January 2015.

In March 2012 JSC VTB Bank issued the third and the fourth bond tranche in a total amount of RUB 10,000,000,000 maturing in March 2015.

In March 2012, on the basis of resolutions by the Supervisory Board and the Management Board of JSC VTB Bank, in connection with the completion of bankruptcy procedure and liquidation of LLC UkrAgroPromHolding, a loan debt of RUB 2,298,677,000 recognized unrecoverable was written off the balance sheet by using the created provision for possible losses from loans.

Moreover, receivables due from LLC UkrAgroPromHolding, a penalty accrued on the overdue loan debt of this counterparty in the amount of RUB 915,726,000 was written off the balance sheet by using the created provision for possible losses.

A subsidiary of the Bank, LLC VTB Pension Administrator, made a proposal (offer) on March 2, 2012 to purchase ordinary registered shares in JSC VTB Bank from the shareholders which purchased the shares within IPO and were the shareholders as at February 1, 2012. The repurchase price was 13.6 kopecks per share, which corresponds to the value of the initial offering of the shares in 2007.

In March 2012, on the basis of resolution by the Bank being the only shareholder of CJSC VTB Debt Center, the legal form of Closed Joint Stock Company VTB Debt Center was changed by way of reorganization into Limited Liability Company VTB Debt Center.

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7.4. Within the period after the reporting date, the following material changes in the tax laws have come into force.

7.4.1. The procedure of tax control over the consistency with the market level of the price of transactions used for taxation purposes have changed. The range of controlled transactions have narrowed. First of all, subject to control are the prices in transactions with related parties and parties registered in offshore territories.

In connection with the said changes, taxpayers are charged with responsibility to give to tax authorities notices of execution of controlled transactions and to submit at the request of tax authorities the documents containing substantiation of consistency of the controlled transaction’s price with the market level.

Also, taxpayers have been vested with new rights. First, largest taxpayers are entitled to enter into pricing agreements with tax authorities. Second, taxpayers may make symmetric adjustments of their tax liabilities for the amounts paid by counterparties under controlled transactions in connection with additional tax assessment based on the market prices.

Moreover, a new type of tax control has been introduced, which is carried out with regard to transactions with related parties (section V.1 of the Tax Code of the Russian Federation). These changes took effect on 01.01.2012.

7.4.2. Since 01.01.2012, the institution of consolidated taxpayers group has been introduced, which represents a voluntary (contract based) association of largest taxpayers without creating a legal entity for a period of at least two calendar years (chapter 3.1 of the Tax Code of the Russian Federation).

The purpose of taxpayers consolidation is to calculate and pay profit taxes for a consolidated taxpayers group with account of the aggregate financial result of the group participants’ business (the taxable profit of all the participants of the group is summed up).

7.4.3. The requirement of availability of registered charter capital of a bank amounting to not less than RUB 500 mn (Article 176.1 Clause 4 of the Tax Code of the Russian Federation) has been excluded from the list of criteria which a credit institution entitled to issue banking guaranties must comply with in order to apply declarative VAT refund.

7.4.4. The compensations to managers, their deputies and chief accountants set by the laws of the Russian Federation and paid on their dismissal, are subject to personal income tax since 01.01.2012 to the extent exceeding the threefold amount of average monthly wages (Article 217 Clause 3 Paragraph 8 of the Tax Code of the Russian Federation).

7.4.5. When paying interest income to individuals on federal equity securities subject to obligatory central storage as well as on other equity securities subject to obligatory central storage, the issue of which underwent state registration after January 01, 2012, the custodian since 01.01.2012 is considered to be the tax agent for personal income tax (Article 214.1 Clause 18 of the Tax Code of the Russian Federation).7.4.6.

         The custodians transferring yield to foreign entities on federal equity securities subject to obligatory central storage as well as on other equity securities subject to obligatory central storage, the issue of which underwent state registration after January 01, 2012, are considered to be the tax agents (Article 310 Clause 1 of the Tax Code of the Russian Federation).

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7.4.7. For the bulk of taxpayers (except for categories entitled to benefits) the common rate of insurance contributions is 30 percent. This rate is applicable to contributions on the amounts of payments not exceeding the maximum size of the base for accrual of contributions (Article 58.1 Part 1 of Federal Law dated 24.07.2009 No. 212-FZ). In 2012 this size in respect of each employee amounts to RUB 512,000 (Decree of the Government of the Russian Federation dated 24.11.2011 No. 974).

7.4.8. The amount of payments on behalf of employees exceeding the maximum size of the base for accrual of insurance contributions is taxable at the rate of 10 percent (Article 8 Part 4 and Article 58.2 Part 1 of Federal Law dated 24.07.2009 No. 212-FZ).

7.4.9. The payments on behalf of foreign citizens temporary residing in the Russian Federation, who have entered into an employment contract for an unlimited period or for a period of not less than 6 months, are subject to accrual of pension contributions (Article 9 Part 1 Clause 15 of Federal Law dated 24.07.2009 No. 212-FZ, Article 7 Clause 1 of Federal Law dated 15.12.2001 No. 167-FZ).

8. Changes in the Accounting Policy for 2012

(audit of the information set forth in this section was not carried out)

8.1. The procedure was established for reflecting derivative financial instruments at fair value.

The procedure for accounting of transactions in various kinds of derivative financial instruments, determining and reflecting their fair value is set forth in certain internal regulations of the Bank in accordance with the procedure established by the Bank of Russia.

The principles of classification of contracts and transactions as derivative financial instruments are approved by Order No. 673 dated December 08, 2011 “On classification of contracts and transactions as derivative financial instruments”.

The methods of determining the fair value of derivative financial instruments for the purposes of accounting in the Bank are determined by Regulation “Methodology of Determining the Fair Value of Derivative Financial Instruments for the Purposes of Accounting in JSC VTB Bank” approved by Order of JSC VTB Bank dated 30.12.2011 No. 730.

For the purposes of accounting, derivative financial instruments are annually revaluated at fair value.

On the first business day of 2012, in connection with the enactment since 01.01.2012 of Regulation by the Bank of Russia dated 04.07.2011 No. 372-P “On the Procedure for Accounting of Derivative Financial Instruments”, the results of revaluation at fair value of derivative financial instruments were allocated to accounts No. 70613 “Income from derivative financial instruments” in the amount of RUB 37,235,772,000 and to accounts N 70614 “Expenses on derivative financial instruments” in the amount of RUB 31,041,440,000, with the total financial result of reflecting derivative financial instruments on the books at fair value making RUB 6,194,332,000; the amount of restored provisions as a result of the change of accounting of these transactions was RUB 4,457,500,000.

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8.2. The procedure was determined for accounting of the real estate being temporarily out of use in core activities as set forth in Directive of the Bank of Russia dated 29.12.2010 No.2553-U “On Amendment of Directive of the Bank of Russia dated March 26, 2007 No.302-P “On the Procedure of Accounting in Credit Institutions Located within the Russian Federation”.

The method of accounting at initial value less accumulated amortization and accumulated impairment losses was approved as the method of accounting for the real estate temporarily not used in core activities after its initial recognition.

Real estate property temporarily not used in core activities shall be subject to impairment test. A professional judgment with regard to existence/non-existence of indicators of impairment of real estate property temporary not used in core activities shall be made by the Committee of JSC VTB Bank for classification and valuation of real estate owned by JSC VTB Bank, according to Regulation on Committee approved by the Management Board of JSC VTB Bank (Minutes No. 53 dated November 29, 2011), based on criteria set out by the “Rules of classification and valuation of real estate owned by JSC VTB Bank”. A professional judgment with regard to existence/non-existence or impairment indicators shall be made no less than annually.

In January and February 2012, on the basis of resolutions by Committee of JSC VTB Bank for classification and valuation of real estate not used in core activities (dated 29.12.2011 and 10.02.2012), the following real properties were transferred to the respective balance sheet accounts:

- to balance sheet account No. 60406 “Land temporarily not used in core activities” – land plots accounted as part of non-current inventories to the amount of RUB 68,240,245,000;

- to balance sheet account No. 60408 “Real estate (except for land) temporarily not used in core activities” – real estate temporarily not used in core activities to the amount of RUB 87,865,000;

- to balance sheet account No. 60409 “Real estate (except for land) temporarily not used in core activities transferred on lease” – real estate temporarily not used in core activities to the amount of RUB 2,032,145,000;

- to balance sheet account No. 60705 “Investments in erection (construction) of real estate properties temporarily not used in core activities” – capital investments in real estate temporarily not used in core activities to the amount of RUB 869,889,000.

8.3. It was determined that in case the period of asset use by the Bank changes significantly, the useful life shall be adjusted based on the expert opinion of specialists. The useful life of intangible asset may be changed starting from January 1 of the year following the year when a decision to adjust the useful life was made. After the change of the intangible asset’s useful life, amortization charges shall be made with regard to remaining useful life.

8.4. It was determined that in case of disposal of acquired property prior to start of its use in banking activity, its lease or putting into operation the amounts of paid VAT shall be recorded on account No. 60310 “Paid value-added tax” prior to such property disposal (transfer of ownership). On the date of such property disposal (transfer of ownership) the amount of VAT paid on value of retiring property shall be written off account No. 60310 in correspondence to account No. 61209 “Retirement (realization) of property” and shall be involved in calculation of VAT originated from spread.

8.5. It was established that the amounts of duly accrued commission fees and penalties, recognized as uncollectable debt and written off the balance sheet shall be recorded within the five year period on off-balance sheet account No. 91803 “Debts written off as a loss” in order to keep in mind their redeemability.

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8.6. It was established that with respect to discounted promissory notes with the maturity “at sight, but no sooner than”, the discount shall accrue evenly based on the actual number of calendar days in accrual period starting from the date following the date of promissory note acquisition and ending with the “no sooner” date plus one year (on the basis of 365 or 366 calendar days in a year).

8.7. It was determined that the valuation of property, works and services acquired with foreign currency through advance payment transfer (100% advance payment) prior to supply of inventories, performance of works and rendering of services upon the receipt of primary accounting documents confirming supply of inventories, performance of works (rendering of services) shall be carried out on the respective accounts of property or accounts of expenses and income related to performance of works (rendering of services) in rubles of the Russian Federation (hereinafter — RF rubles) at the exchange rate of the Bank of Russia effective as of the date of advance payment transfer.

9. Explanatory Note Publication

The Explanatory Note will not be published as part of the annual report in print media. The Explanatory Note will be placed as a part of the annual report on the web-site www.vtb.ru, used by the Bank to disclose information.

President and Chairman of the Management Board	A.L. Kostin

Chief Accountant	O.A. Avdeyeva

Totally bound, numbered and sealed 64
sheets.

/Signed/

/stamp/

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Annex 1.3. Annual Report for 2012

Auditor’s report

on the annual report of

JSC VTB Bank

(open joint-stock company)

2012*

April 2013

Auditor’s report -

VTB Bank (open joint-stock company)

2

3

CJSC Ernst & Young Vneshaudit Sadovnicheskaya Nab., 77, bld. 1 Moscow, 115035, Russia

Tel:	+7 (495) 705 9700	Tel.:	+7 (495) 705 9700
	+7 (495) 755 9700		+7 (495) 755 9700
Fax:	+7 (495) 755 9701	Fax:	+7 (495) 755 9701
www.ey.com		OKPO code: 00139790

Independent auditor’s report

To the shareholders of VTB Bank (open joint-stock company)

We conducted the audit of the attached annual report of VTB Bank (open joint-stock company) consisting of the balance sheet as of January 1, 2013, the income statement for 2012, the cash flow statement for 2012, the statement on capital adequacy ratio, provisions for doubtful loans and other assets as of January 1, 2013, the information on statutory requirements as of January 1, 2013 and the explanatory note (audit of the information contained in the explanatory note was conducted only with regard to Clauses 1.1, 2.1-2.4, 2.6-2.7, 3.1-3.5, 6,7).

Responsibility of the audited entity for the annual report

The management of VTB Bank (open joint-stock company) is responsible for preparation and accuracy of the aforesaid annual report in accordance with the rules of annual report preparation established in the Russian Federation and for the internal control system required for preparation of the annual report not containing any material misstatement as a result of fraud or errors.

Auditor’s responsibility

Our responsibility is to express an opinion on the fairness of this report based on our audit.

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We conducted our audit in accordance with the federal standards on auditing activities and the international standards on auditing. These standards require observance of the applicable ethical norms and planning and conducting the audit in the way providing for reasonable assurance that the report does not contain any material disturbance.

The audit contains the audit procedures aimed at obtaining the audit evidence confirming the numeric values in the annual reporting and disclosure of information in it. Selection of the audit procedures is a subject of the auditor’s judgment based on assessment of risk of material distortion resulted from fraud or errors. In the course of assessment of this risk the auditor reviews the internal control system providing for preparation and accuracy of the annual report in order to select the appropriate audit procedures, but not to express opinion on efficiency of the internal control system. The audit also contain assessment of the appropriateness of the accounting policy and reasonability of the estimated figures obtained by the management and assessment of the annual report provision in general.

We suppose that the audit evidence obtained by us present sufficient and adequate basis for expression of our opinion.

Opinion

in our opinion, the annual report presents fairly, in all material respects, the financial position of VTB Bank (open joint-stock company) as of 1 January 2013, the results of its financial and economic activities and cash flow in 2012 in accordance with the rules of annual report preparation established in the Russian Federation.

Other information

As stated in Clause 9 of the explanatory note, the Bank management decided not to publish the explanatory note as a part of the annual report in the media in accordance with Instruction on Publishing and Submitting Information on Activities of Credit Institutions and Bank (Consolidated) Groups of the Central Bank No. 2172-У of the Russian Federation dd. January 20, 2009. Please note that this auditor’s report on the attached annual report shall be considered together with all the reporting forms and the explanatory note being integral parts of the annual report. The full annual report including all the reporting forms and the explanatory notes will be placed in the web page used by the Bank for disclosure of information at the address www.vtb.ru.

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The attached annual report is not aimed at presentation of the financial position and results of activities in accordance with the accounting principles and practices generally accepted in countries and jurisdictions other than the Russian Federation. Accordingly, this annual report is not designed for those who are not informed about the accounting and reporting principles, procedures and practices in the Russian Federation.

A.V. Sorokin

Partner of

CJSC Ernst & Young Vneshaudit

April 1, 2013

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Information on the audited entity

Name: VTB Bank (open joint-stock company)

Entry of State Registration of the Credit Institution by the Central Bank of the Russian Federation No. 1000 made on 17 October 1990.

Certificate of Entry in the Uniform State Register of Legal Entities No. 1027739609391 issued by the Ministry for Taxes and Levies of the Russian Federation on November 22, 2002

Location: 29 Bolshaya Morskaya Street, Saint-Petersburg 190000

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Information on the auditor

Name: CJSC Ernst & Young Vneshaudit

Individual State Registration No. 1027739199333

Location: 77 Sadovnicheskaya Nab., bldg 1, Moscow 115035, Russia

CJSC Ernst & Young Vneshaudit is a member of Not-Profit Partnership Audit Chamber of Russia (NP AChR). CJSC Ernst & Young Vneshaudit is registered in the register of auditors and auditing organizations of NP AChR under number 3027 and is also included in the check copy of the register of auditors and auditing organizations under entry number 10301017410.

8

Banker books
Territory code	Credit institution (branch) code
(OKATO)	(OKPO)	Individual state	registration number	BIC
		registration number	(/item number)
140262563000	00032520	11027739609391	1000	044525187

BALANCE SHEET

(disclosure form)

as of 01.01.2013

Name of credit institution

VTB Bank (open joint-stock company)

/ JSC VTB Bank

Postal address

119121 Moscow, ul. Plyuschikha, 37

Form Code 0409806

Annual

RUB ‘000

Line No.	Item	As of the reporting date	As of the corresponding reporting date of the previous year
1	2	3	4
	I. ASSETS
1	Cash	44172502	25191760
2	Credit institution’s balances with the Central	113860557	158945660
	Bank of the Russian Federation
2.1	Mandatory reserves	29372940	32079621
3	Amounts due from credit institutions	164173307	44628606

9

Line No.	Item	As of the reporting date	As of the corresponding reporting date of the previous year
1	2	3	4
4	Net investments in securities at fair value	224030478	2854S6452
	through profit or loss
5	Net loans receivable	2903093507	2804629583
6	Net investments in securities and other financial	627584589	589310298
	assets available for sale
6.1	Investments in associates	387559323	351482525
7	Net investments in securities held to maturity	2300605	3576783
8	Premises and equipment, intangible assets and	86068397	107911984
	inventories
9	Other assets	147894055	151800456
10	Total assets	4313177997	4171451582
	II. LIABILITIES
11	Loans, deposits and other amounts due to the	100001128	198544975
	Central Bank of the Russian Federation
12	Amounts due to credit institutions	1234213538	1148405077
13	Amounts due to customers (non-credit	1817774580	1907937588
	institutions)
13.1	Deposits of individuals	11488082	13503267
14	Financial liabilities at fair value through profit or	27526711	2652612
	loss
15	Debt securities issued	420611387	215069960
16	Other liabilities	67385086	60712781
17	Provisions for possible losses under credit-	3335655	8357166
	related commitments, other losses and
	transactions with offshore residents
18	Total liabilities	3670848085	3541680159
	III. EQUITY
19	Shareholders’ (participants’) equity	104605413	104605413
20	Own shares purchased from shareholders	0	0
	(participants)
21	Paid-in capital in excess of par value	361901101	361901101
22	Reserve fund	5230271	5230271
23	Fair value revaluation of available-for-sale	-7910743	-7579468
	securities
24	Revaluation of premises and equipment	13204958	9234410
25	Retained earnings (accumulated deficit) of prior	147203157	131973715
	years

10

Line No.	Item	As of the reporting date	As of the corresponding reporting date of the previous year
1	2	3	4
26	Profit (loss) for the reporting period	18095755	24405981
27	Total equity	642329912	629771423
	IV. OFF-BALANCE SHEET LIABILITIES
28	Irrevocable commitments of the credit	2048120982	1598991540
	institution
29	Guarantees and sureties issued by the credit	434629067	426216095
	institution
30	Non-credit contingent liabilities	0	60537

The annual published consolidated financial statements are available on the Bank’s web page at www.vtb.ru.

President-Chairman of the Management Board	A.L. Kostin

Chief Accountant	O.A. Avdeyeva

11

Banker books
Territory code		Credit institution (branch) code
(OKATO)	(OKPO)	Individual state	registration number	BIC
		registration number	(/item number)
40262563000	00032520	1027739609391	1000	044525187

INCOME STATEMENT

(disclosure form)

as of 2012

Name of credit institution

VTB Bank (open joint-stock company)

/ JSC VTB Bank

Postal address

119121 Moscow, ul. Plyuschikha, 37

Form Code 0409807

Annual

RUB ‘000

			As of the
Line	Item	As of the reporting	corresponding
No.		period	period of the
			previous year
1	2	3	4
1	Interest income, total, including:	230241808	199292384
1.1	Amounts due from credit institutions	48498447	35221620
1.2	Amounts due from customers (non-credit	158343845	138254516
	institutions)
1.3	Financial lease services	0	0

12

			As of the
Line	Item	As of reporting	corresponding
No.		period	period of the
			previous year
1	2	3	4
1.4	Investments in securities	23399516	25816248
2	Interest paid, total, including:	180182644	121930939
2.1	for borrowed funds of credit institutions	70614364	47064798
2.2	Amounts due to customers (non-credit	88085766	66496111
	institutions)
2.3	Debt securities issued	21482514	8370030
3	Net interest income (negative interest margin)	50059164	77361445
4	Change of provisions for losses on loans and	-8365419	-12532600
	similar debts, funds on correspondent accounts
	and accrued interest income, total, including:
4.1	Change of accrued interest income loss	-4276010	-8957890
	provisions
5	Net interest income (negative interest margin)	41693745	64828845
	after creation of loss provisions
6	Net income from financial assets at fair value	-16696008	-23486635
	through profit or loss
7	Net gains from securities available for sale	-3656274	7121931
8	Net gains from securities held to maturity	293	-78124
9	Net gains from foreign currency	6917493	-13658834
10	Net gains from foreign currency revaluation	-2154033	1740759
11	Proceeds from participation in capital of other	27144338	26121766
	legal entities
12	Fee income	15782343	12506037
13	Commission paid	4916959	2493040
14	Change of provisions for losses on securities	-2887891	-152809
	available for sale
15	Change of provisions for losses on securities	143516	-5370
	held to maturity
16	Change of provisions for other losses	-827292	-4508666
17	Other operating income	180467422	70050923
18	Net income (expenses)	241010693	137986783
19	Operating expenses	217126733	103183370
20	Profit (loss) before tax	23883960	34803413
21	Interest accrued (paid)	5788205	10397432
22	Profit (loss) after tax	18095755	24405981
23	Payments at the expense of after-tax profit,	0	0
	total, including:
23.1	Distribution among shareholders (participants)	0	0
	in the form of dividends
23.2	Allowance for reserve fund forming and	0	0
	supplementing
24	Profit (loss) for the reporting period	18095755	24405981

The annual published consolidated financial statements are available on the Bank’s web page at www.vtb.ru.

President-Chairman of the Management Board	A.L. Kostin

Chief Accountant	O.A. Avdeyeva

13

Banker books
Territory code		Credit institution (branch) code
(OKATO)	(OKPO)	Individual state	registration number	BIC
		registration number	(/item number)
40262563000	00032520	1027739609391	1000	044525187

CASH FLOWS STATEMENT

(disclosure form)

as of 2012

Name of credit institution

VTB Bank (open joint-stock company)

/ JSC VTB Bank

Postal address

119121 Moscow, ul. Plyuschikha, 37

Form Code 0409814

Annual

RUB ‘000

		Cash flow as of the	Cash flow as of the
Sl. No.	Item	reporting period	previous reporting
			period
1	2	3	4
1	Net cash from (used for) operating activities
1.1	Cash from (used for) operating activities before
	changes in the operating assets and liabilities,
	total, including:	-19178289	-8735257
1.1.1	Interest received	168811446	171985457
1.1.2	Interest paid	-142942931	-117724828

14

		Cash flow as of the	Cash flow as of the
Sl. No.	Item	reporting period	previous reporting
			period
1	2	3	4
1.1.3	Fees received	15782343	12506037
1.1.4	Fees paid	-4916959	-2493040
1.1.5	Income after expenses on operations with
	financial assets at fair value through profit or
	loss available for sale	-23019243	-16706546
1.1.6	Income after expenses on operations with
	securities held to maturity	0	0
1.1.7	Income after expenses on foreign currency
	operations	-1459194	-17315299
1.1.8	Other operating income	179987784	72448127
1.1.9	Operating expenses	-214412605	-99812083
1.1.10	Tax expenses (recovery)	2991070	-11623082
1.2	Gain (reduction) of net cash from operating
	assets and liabilities, total, including	48153098	250007092
1.2.1	Net gain (reduction) on statutory provisions in
	the Bank of Russia	2706681	-20356965
1.2.2	Net gain (reduction) on investments in
	securities at fair value through profit or loss	106609224	-124191768
1.2.3	Net gain (reduction) on loan indebtedness	-248491094	-679040270
1.2.4	Net gain (reduction) on other assets	21844808	-39191350
1.2.5	Net gain (reduction) on loans, deposits and
	other assets of the Bank of Russia	-98543847	198544975
1.2.6	Net gain (reduction) on assets of other credit
	institutions	114151904	326697414
1.2.7	Net gain (reduction) on assets of customers
	(non-credit institutions)	-51323287	513925515
1.2.8	Net gain (reduction) on financial obligations at
	fair value through profit or loss	-1734123	1636424
1.2.9	Net gain (reduction) on issued debt obligations	205399205	52993017
1.2.10	Net gain (reduction) on other obligations	-2466373	18990100
1.3	Total for section 1 (1.1+1.2)	28974809	241271835
2	Net cash from (used for) investment activities
2.1	Acquisition of securities and other financial
	assets of “available for sale” category	-93706206	-465966231
2.2	Profit from sale and redemption of securities
	and other financial assets of “available for sale”
	category	156239237	265879097
2.3	Acquisition of securities of “held to maturity”
	category	70962	146277
15

		Cash flow as of the	Cash flow as of the
Sl. No.	Item	reporting period	previous reporting
			period
1	2	3	4
2.4	Profit from redemption of securities of “held to
	maturity” category	1170444	1670203
2.5	Acquisition of premises and equipment,
	intangible assets and inventories	-2260666	-6221037
2.6	Gain from sale of premises and equipment,
	intangible assets and inventories	-761227	829629
2.7	Dividends received	25272102	25836316
2.8	Total for section 2 (sum of 2.1 through 2.7)	86024666	-177825746
3	Net cash from (used for) financial activities
3.1	Shareholders’ (participants’) contribution to the
	authorized capital	0	0
3.2	Acquisition of own shares purchased from
	shareholders (participants)	0	0
3.3	Sale of own shares purchased from
	shareholders (participants)	0	6
3.4	Dividends paid	-9205095	-6067431
3.5	Total for section 3 (sum of 3.1 through 3.4)	-9205095	-6067425
4	Influence of foreign exchange rates set by the
	Bank of Russia on cash and its equivalents	-4718792	2436449
5	Gain (use) of cash and its equivalents	101075588	59815113
5.1	Cash and its equivalents at the beginning of the
	reporting year	190803715	130988602
5.2	Cash and its equivalents at the end of the
	reporting year	291879303	190803715

The annual published consolidated financial statements are available on the Bank’s web page at www.vtb.ru.

President-Chairman of the Management Board	A.L. Kostin

Chief Accountant	O.A. Avdeyeva

16

Banker books
Territory code		Credit institution (branch) code
(OKATO)	(OKPO)	Individual state	registration number	BIC
		registration number	(/item number)
40262563000	00032520	1027739609391	1000	044525187

STATEMENT ON CAPITAL ADEQUACY RATIO, PROVISIONS FOR DOUBTFUL LOANS AND OTHER
ASSETS

(disclosure form)

As of 01.01.2013

Name of credit institution

VTB Bank (open joint-stock company)

/ JSC VTB Bank

Postal address

119121 Moscow, ul. Plyuschikha, 37

Form Code 0409808

Annual

		As of the	Gain (+) / use
Line		beginning of	(-) for the	As of the
No.	Item	the reporting	reporting	reporting
		year	period	date
1	2	3	4	5
1	Equity (capital), RUB’000, total, including:	443274868	95923490	539198358
1.1	Authorized capital of the credit institution,
	including:	104605413	0	104605413
1.1.1	Nominal value of registered ordinary shares	104605413	0	104605413
1.1.2	Nominal value of registered preferential
	shares	0	0	0

17

		As of the	Gain (+) / use
Line	Item	beginning of	(-) for the	As of the
No.		the reporting	reporting	reporting
		year	period	date
1	2	3	4	5
1.2	Own shares purchased from shareholders
	(participants)	0	0	0
1.3	Paid-in capital in excess of par value	361901101	0	361901101
1.4	Credit institution reserve fund	5230271	0	5230271
1.5	Financial results of activities taken into
	account for capital calculation:	138797866	24619948	163417814
1.5.1	Previous years	115935321	40299420	156234741
1.5.2	Reporting year	22862545	-15679472	7183073
1.6	Intangible assets	21357	14323	35680
1.7	Subordinated loan (debt, deposit, bonded
	debt)	208690616	111203513	319894129
1.8	Sources (part of sources) of additional
	capital formed by the investors on the basis
	of improper assets	0	0	0
2	Capital adequacy ratio (percentage)	10.0	x	10.0
3	Actual capital adequacy ratio (percentage)	11.0	x	14.4
4	Actual provisions for possible losses (RUB
	‘000), total, including:	162023551	6487918	168511469
4.1	on loans and similar debts	146520998	4100144	150621142
4.2	on other assets subject to loss risks and
	other losses	7160234	7394438	14554672
4.3	on contingent liabilities (loans) on off-
	balance accounts and futures	7932578	-4628504	3304074
4.4	for operations with offshore zone residents	409741	-378160	31581

18

For information

1.	Forming (supplementing) of provisions for possible losses on loans and similar debts within the reporting period (RUB ’000), the total of 51136812, for the following reasons among others:

	1.1.	grant of loans 15270912;

	1.2	loan quality change 24183482;

	1.3	change of official foreign exchange rate set by the Bank of Russia 1776382;

	1.4	other reasons 9906036.

2.	Recovery (reduction) of provisions for possible losses on loans and similar debts within the reporting period (RUB ’000), the total of 47036670, for the following reasons among others:

	2.1	bad loans charge-off 5337791;

	2.2	loan repayment 20268857;

	2.3	loan quality change 8008256;

	2.4	change of official foreign exchange rate set by the Bank of Russia 2256766;

	2.5	other reasons 11165000.

The annual published consolidated financial statements are available on the Bank’s web page at www.vtb.ru.

President-Chairman of the Management Board	A.L. Kostin

Chief Accountant	O.A. Avdeyeva

19

Banker books
Territory code	Credit institution (branch) code
(OKATO)	(OKPO)	Individual state	registration number	BIC
		registration number	(/item number)
40262563000	00032520	1027739609391	1000	044525187

INFORMATION ON STATUTORY RATIOS
(disclosure form)
as of January 1, 2013

Name of credit institution
VTB Bank (open joint-stock company)
/ JSC VTB Bank
Postal address
119121 Moscow, ul. Plyuschikha, 37

			Form Code 0409813 Annual percentage
Line No.	Item	Ratio value	Actual value
			As of the reporting date	As of the previous reporting date

1	2	3	4	5
1	Bank capital adequacy ratio (H1)	10.0	14.4	11.0
2	Capital adequacy ratio of a non-bank credit institution
	entitled to money transfers without opening bank accounts
	and other related bank operations (H1.1)
3	Bank quick liquidity ratio (H2)	15.0	50.7	51.4
4	Bank current liquidity ratio (H2)	50.0	67.0	57.4
5	Bank long-term liquidity ratio (H4)	120	83.8	94.7
6	Maximum risk amount ratio per borrower or group of related borrowers (H6)	25.0	Max 20.8 Min 0.4	Max 24.0 Min 0.5

20

Line No.	Item	Ratio value	Actual value
			As of the reporting date	As of the previous reporting date

1	2	3	4	5
7	Maximum major credit risk ratio (H7)	800.0	293.1	432.0
8	Ratio of maximum loans and bank guarantees offered by	50.0	0.0	0.0
	the bank to its participants (shareholders) (H9.1)
9	Aggregate risk ratio for bank insiders (H10.1)	3.0	0.0	0.0
10	Ratio of bank’s own capital use for acquisition of shares of	25.0	3.1	23.2
	other legal entities (H12)
11	Ratio of liquid assets due within the nearest
	30 calendar days to total NSCA liabilities
	(H15)
12	Capital adequacy ratio of a non-bank credit
	institution entitled to money transfers
	without opening bank accounts and other
	related bank operations (H15.1)
13	Maximum aggregate loan to customers ratio
	(settlement participants subject to
	completion of settlements) (H16)
14	Ratio of NSCA credit granting on its own
	behalf and at its own expense to borrowers
	except for settlement participants (H16.1)
15	Minimum granted mortgage-backed loans to
	equity (capital) ratio (H17)
16	Minimum mortgage pool to mortgage-
	backed bond offering (H18)
17	Maximum ratio of aggregate liabilities of the
	offering credit institution which, as per
	federal laws, have seniority rights as regards
	owners of mortgage-backed bonds, to equity
	(capital) (H19)

The annual published consolidated financial statements are available on the Bank’s web page at www.vtb.ru.

President-Chairman of the Management Board	A.L. Kostin

Chief Accountant	O.A. Avdeyeva

21

Explanatory Note

to the Annual Report of JSC VTB Bank

as of January 1, 2013

22

Contents

Introduction			3

1.	Essential Information on the Bank		3

	1.1.	Bank Profile	6

	1.2.	Economic Environment of Bank Operation	7

	1.3.	Bank Development Prospects	10

	1.4.	Composition of the Supervisory Board and the Managing Board of the Bank, Data on
		the President - Chairman of the Board of the Bank and Data on Their Holding of
		Shares of the Bank	13

2.	Essential Information on Financial Position of the Bank		14

	2.1.	Key Performance	14

	2.2.	Information on Transactions with Parties Related to the Bank	18

	2.3.	Information on Off-Balance Liabilities and Actual Provisions for Possible Losses
		Based Thereon	19

	2.4.	Information on Remuneration of Key Management Personnel	24

	2.5.	Planned Dividend Payouts on Shares and Data on Dividend Payout (Net Profit
		Distribution) for Previous Years	24

	2.6.	Information on Earnings per Share	25

	2.7.	Data on Accounts Receivable and Payable	25

3.	Brief Overview of Risks Connected with Various Operations of the Bank		26

	3.1.	Brief Overview of Risk Concentration Directions	26

	3.2.	Credit Risk	29

	3.3.	Market Risk	35

	3.4.	Operational Risk	35

	3.5.	Liquidity Risk	36

	3.6. Legal Risk	37

	3.7. Tax Risk	38

	3.8. Reputational Risk	38

	3.9. Strategy Risk	39

4.	Material Changes in the Accounting Policy, Affecting Comparability of Certain
	Performance Indices of the Credit Institution	40

5.	Balance Item Inventory Summary	43

6.	Principles and Methods of Evaluation and Accounting of Certain Balance Items	43

7.	Details of Events after the Accounting Date	46

8.	Changes in the Accounting Policy for 2013	49

9.	Explanatory Note Publication	53

2

Introduction

This Explanatory Note is an integral part of the 2012 Annual Report of JSC VTB Bank prepared in accordance with Russian Accounting Standards (hereinafter - the “RAS”), prepared in accordance with Direction No. 2089-U of the Russian Federation Central Bank (hereinafter - the “Bank of Russia”) of October 8, 2008 On the Procedure of Preparing Annual Reports by Credit Institutions, version of the Bank of Russia’s Directions No. 2426-U of April 9, 2010 and No. 2519-U of November 3, 2010, and does not include consolidated statements of the Bank’s Group. The Explanatory Note uses data of published statement forms prepared in accordance with Bank of Russia’s Directions No. 2089-U of October 8, 2008 and No. 2332-U of November 12, 2009 and internal Bank’s statements, taking into account subsequent events.

Figures used in the Explanatory Note refer to years 2012 and 2011, and such figures are consistent and comparable.

1. Essential Information on the Bank

VTB Bank (open joint-stock company) was established in October 1990. The bank was granted general banking license No. 1000 of 31.08.2012 issued by the Bank of Russia to conduct all types of banking transactions in Russian rubles and foreign currency.

JSC VTB Bank entered in the register of banks participating in the obligatory insurance scheme of 11.01.2005 under number 408.

JSC VTB Bank is assigned with the following main ratings of international rating agencies:

1. Moody's Investors Service:
Long-term ratings of bank deposits in foreign and local currencies: Baal
Short-term bank deposit rating: P-2
Bank financial strength rating: D-

2. Standard and Poor's:
Long-term ratings of bank liabilities in foreign and local currencies: BBB
Short-term ratings of bank liabilities in foreign and local currencies: A-2
Russian long-term credit rating (national scale): ruAAA

3. Fitch Ratings
Long-term ratings of issuer default in foreign and local currencies: BBB
Short-term foreign currency issuer default rating: F3
Support rating: 2
Viability rating: bb-
National long-term rating: AAA(rus)

3

JSC VTB Bank is one of the major Russian banks in terms of country-wide coverage with the network of branch and subsidiary offices. The Bank's regional customer service network is one of the most extensive among Russian banks. The banks' branch network counts with 50 branches.

Bank branches are opened in 41 cities of Russia (Arkhangelsk, Barnaul, Belgorod, Vologda, Vladivostok, Vladimir, Voronezh, Yekaterinburg, Yoshkar-Ola, Kazan, Kaliningrad, Kemerovo, Kirov, Krasnodar, Krasnoyarsk, Kursk, Lipetsk, Magadan, Murmansk, Nizhny Novgorod, Veliky Novgorod, Omsk, Oryol, Orenburg, Penza, Perm, Petrozavodsk, Pskov, Saint-Petersburg (7 branches), Smolensk, Stavropol, Tambov, Tomsk, Tula, Ulan-Ude, Ulyanovsk, Ufa, Khabarovsk, Cheboksary, Rostov-on-Don, Yakutsk), 1 branch in the Leningrad Region. Thus, nowadays, the Bank branches situated in all federal districts cover the majority of constituent entities of the Russian Federation. Besides, 2 branches are opened in foreign countries (in New Delhi, India, and Shanghai, China). The Bank opened representative offices for Moscow and the Moscow Region, in China (Beijing), in Italy (Milan).

JSC VTB Bank is the parent organization within VTB Group, which includes the following significant credit and non-credit organizations (residents and non-residents):

Group member name	Percentage of the	Percentage of the	Country of
	authorized capital of	authorized capital of	registration
	the group member as	the group member as
	of 01.01.2013	of 01.01.2012
Subsidiary credit organizations (including companies indirectly controlled by the Bank)
VTB 24 (closed joint-stock company)	100%	100%	Russia
Transcreditbank Open Joint-Stock	99.66%	74.62%	Russia
Company
Bank of Moscow Joint-Stock Commercial	95.52%	94.85%	Russia
Bank (open joint-stock company)
Leto Bank Open Joint-Stock Company	100.00%	100.00%	Russia
(former: Bezhitsa Joint-Stock Commercial
Bank (open joint-stock company))
RUSSIAN NATIONAL COMMERCIAL BANK	98.79%	-	Russia
(open joint-stock company)
VTB BANK (Austria) AG	100.00%	100.00%	Austria
VTB Bank (Deutschland) AG	100.00%	100.00%	Germany
VTB Bank (Armenia) Closed Joint Stock	100.00%	100.00%	Armenia
Company
Subsidiary VTB Bank Joint-Stock Company	100.00%	100.00%	Kazakhstan
(Kazakhstan)
VTB Bank Public Joint-Stock Company	99.97%	99.97%	Ukraine
VTB Bank (Georgia) Joint Stock Company	96.31%	96.31%	Georgia
VTB Capital plc	95.54%	95.54%	Great Britain
VTB Bank (France) S.A.	96.22%	96.22%	France
VTB Bank (Belarus) Closed Joint-Stock	71.42%	71.42%	Belarus
Company
BANCO VTB AFRICA, S.A.	50.10%	66.00%	Angola

4

Group member name	Percentage of the	Percentage of the	Country of
	authorized capital of	authorized capital of	registration
	the group member as	the group member as
	of 01.01.2013	of 01.01.2012
RUSSIAN COMMERCIAL BANK (CYPRUS)	60.00%	60.00%	Cyprus
LTD
VTB Bank (Azerbaijan) Open Joint-Stock	51.00%	51.00%	Azerbaijan
Company
Subsidiary non-credit organizations (including companies indirectly controlled by the Bank)
Limited Liability Company Insurance	100.00%	100.00%	Russia
Company VTB Insurance
VTB-Leasing (open joint-stock company)	100.00%	100.00%	Russia
VTB Specialized Depository Closed Joint-	100.00%	100.00%	Russia
Stock Company
VTB-Capital Closed Joint-Stock Company	100.00%	100.00%	Russia
Holding VTB Capital Closed Joint-Stock	100.00%	100.00%	Russia
Company
Holding VTB Capital IB Limited Liability	100.00%	100.00%	Russia
Company
VTB Factoring Limited Liability Company	100.00%	100.00%	Russia
VTB Leasing Finance Limited Liability	99.99%	99.99%	Russia
Company
I.T.C. Consultants (Cyprus) Ltd	100.00%	100.00%	Cyprus
VTB LEASING (EUROPE) LIMITED	100.00%	100.00%	Cyprus
Closed Joint Stock Company VTB	100.00%	100.00%	Russia
Registrar
Multicarta Limited Liability Company	100.00%	100.00%	Russia
VB-Service Limited Liability Company	100.00%	100.00%	Russia
Almaz-Press Closed Joint-Stock Company	100.00%	100.00%	Russia
VTB-Development Closed Joint-Stock	100.00%	100.00%	Russia
Company
VTB Pension Administrator Limited	100.00%	100.00%	Russia
Liability Company
VTB Debt Centre Closed Joint Stock	-	100.00%	Russia
Company
Russian Elevator Limited Liability	100.00%	100.00%	Russia
Company
Embassy Development Limited	100.00%	100.00%	Jersey
VTB Arena Closed Joint Stock Company	75,00%	77,30%	Russia
Hals Development Open Joint-Stock	51.29%	51.29%	Russia
Company
VTB Capital (Namibia) (Proprietary)	50.33%	50.33%	Namibia
Limited
Estate Management Limited Liability	99.90%	99.90%	Russia
Company
VTB Real Estate Limited Liability	100.00%	100.00%	Russia
Company
VTB DC Limited Liability Company	100.00%	100.00%	Russia
VTB Administrator Limited Liability	100.00%	-	Russia
Company

5

Group member name	Percentage of the	Percentage of the	Country of
	authorized capital of	authorized capital of	registration
	the group member as	the group member as
	of 01.01.2013	of 01.01.2012
VTB Infrastructure Investments Limited	100.00%	-	Russia
Liability Company
VTB ECP Finance Limited	100.00%	-	Ireland
Dinamo-Moscow Football Club Closed	74.00%	76.09%	Russia
Joint Stock Company
Related organizations
Vietnam-Russia Joint Venture Bank	50.00%	50.00%	Vietnam
EVROFINANCE MOSNARBANK JOINT-	25.00%	25.00%	Russia
STOCK COMMERCIAL BANK (open joint-
stock company)
Interbank Trading House Limited Liability	50.00%	50.00%	Russia
Company
Equivalent Closed Joint Stock Company	50.00%	50.00%	Russia
KS Holding Closed Joint Stock Company	49.00%	49.00%	Russia
Terminal Open Joint-Stock Company	-	22.18%	Russia
Stolichnaya Strakhovaya Gruppa Open	50.00%	50.00%	Russia
Joint-Stock Company

1.1. Bank Profile

In 2012, the Bank carried out the following activities:

- settlement service (including account opening and service, transfers and deposits, foreign-exchange control operations and non-cash conversion operations);
- teller services and collection;
- online banking;
- trade finance (including transactions related to letters of credit and guarantee transactions, reimbursement, collection payments);
- deposit and deposit certificate transactions;
- transactions with single-name papers;
- lending (including investment lending);
- trade financing;
- structural financing;
- securities transactions;
- derivatives business;
- transactions with precious metals;
- acquiring and bank card transactions;
- custody service;
- brokerage service;
- investment projects arrangement and financing;

6

1.2. Economic Environment of Bank Operation

(audit of the information set forth in this section was not carried out)

In 2012, growth of the Russian banking sector was influenced by a number of factors:

  Volatility of world finance markets, connected primarily with debt crisis aggravation in Europe and apprehensions of Greek scenario re-occurrence in some other peripheral countries of the Euro zone, caused significant increase of volatility of the Russian stock and foreign exchange markets;

  bank liquidity shortage registered since Quarter 4 of 2011 against the background of global market volatility and emerging problems faced by Russian companies and banks in connection with foreign financing, aggravated, despite some improvements during the first half of the year. This fact, in its turn, determined preservation of high interest rates for financing activities on the interbank market, as well as the growth of rates on customer deposits. Under current conditions, for the purpose to support Russian credit institutions, the Bank of Russia increased the amount of finance provided under REPO transactions, while the Ministry of Finance started active placing of deposits in the banks, thus, enabling to compensate insufficient liquidity in the Russian banking sector;

  despite ambiguous foreign-economic conditions, in 2012, the Russian economy demonstrated relatively good growth (according to data for 9 months, GDP increased by 3.9% in real terms). However, quarterly data indicate growth retardation: in Quarter 3 of 2012 it accounted for 2.9% against 4.0% in Quarter 2. Internal demand was still one of the main GDP growth factors, which fact was consistent with notable increase in demand for credit products by retail customers. At the same time corporate lending growth was not so significant as retail lending growth, but still remained at the level of two-digit values.

  Liquidity crisis and, as the result, funding costs growth for banks caused increase of credit rates both in corporate and retail segments, especially in the second half of the year. Meanwhile, banks registered decline in demand from corporate customers in the second half of the year, which indicates possible lending growth retardation in 2013. Moreover, increase of funding cost produced adverse effect on interest margin of banks during the year;

  Relatively low level of allowances for loss provisions (as well as provisions recovery) in the first half of 2012 against improvement of loan portfolio quality enabled the banks to demonstrate higher profitability at the end of the year. However, risk cost increase trend registered in the second half of the year may produce adverse effect on bank indices in future.

In 2012 assets of the Russian banking system increased by 19% (compared to 2011),* while in 2011 they only grew by 23% (compared to 2010). Meanwhile, penetration of the banking service sector determined as relation of total assets of the banks to GDP grew to 81%†.

____________________

* Hereinafter in item 1.2 of this explanatory note, statistic data are set forth in accordance with the Bank Statistics Bulletin of the Central Bank of the Russian Federation
† Hereinafter the GDP forecast of CJSC VTB Capital as of the end of 2012 is used.

7

Growth of the economy and public consumer confidence determined the stable loan portfolio growth - by 39% vs. 36% of annual growth in 2011. However, corporate portfolio growth slowed down to 13% vs. 26% in 2011, against the background of demand reduction in the second half of the year. Growth of the total portfolio also decreased to 19% vs. 28% in 2011. Meanwhile, penetration of lending services in general in relation to GDP grew to 46% vs. 43% in 2011.

In 2012, asset quality improved. On a portfolio basis, the share of overdue loans reduced to 4.5% at the end of the year against 4.8% at the end of 2011. This share remained unchanged in the corporate segment - 4.6%, while it reduced in the retail segment from 5.2% to 4.0%.

By the end of 2012, the share of provisions in the aggregate portfolio reduced to 7.6% from 8.5% in December 2011. Meanwhile, the credit risk coverage ratio at the end of 2012 accounted for 169% vs. 179% at the end of 2011, which is a comfortable level for the banking system.

Capital adequacy ratio (as of January 1, 2013 it accounted for 13.7%; compared to 14.7% at the end of 2011) decreased due to active lending by the banks, as well as changes in approaches to assessment of operating and credit risks, implemented by the bank of Russia during 2012. However, the current level is higher than the minimum allowed value (10%) and proves that the banking system may withstand negative impacts.

Following the results of 2012, the aggregate profit in the sector hit record high - RUR1,011,888,700,000 against RUR848,216,800,000 in 2011 and RUR573,379,700,000 in 2010. Besides, aggregate profit growth in 2012 was also followed by reduction of loss-making banks in the banking system from 50 in 2011 to 55.

In 2012, customer deposits were still the main source of financing of bank activities: their share in the total liability amount accounted to 68%, against 70% in 2011. Deposit growth slowed down and, since the beginning of the year, has reached 16% (24% in 2011). Retail deposits growth slowed down to 20%, vs. 21% increment in the previous year. Corporate customer deposits growth rate decreased abruptly to 12% year-on-year (vs. growth by 26% in 2011). Meanwhile, the share of customer deposits in GDP increased to 49%, compared to 47% in 2011. Meanwhile, despite the significant growth of deposits, loan portfolio growth and reduction of provisions percentage increased ratio of net profits and deposits to 87% from 83% in 2011.

Asset concentration in the Russian banking system has increased. At the end of September 2012, the 20 largest banks accounted for 66.2% of assets (65.9% in December 2011). Meanwhile, the share of the five largest banks (in 2012 - JSC Sberbank of Russia, JSC VTB Bank, JSC Gazprombank, JSC Rosselkhozbank and CJSC VTB 24) also increased to 50.9% from 46.9% in December 2011. Shares of Sberbank and VTB Bank (without their subsidiary banks) in total assets accounted for 26.8% and 9.1% vs. 25.0% and 9.9% in December 2011.

8

The principal competitors of JSC VTB Bank and its subsidiary banks and companies (members of VTB Group) by key business lines are:

- banking services for corporations: OJSC Sberbank of Russia, OJSC Gazprombank, OJSC Alfa- Bank, and some western banks providing services to Russian companies;

- retail banking: Sberbank and subsidiaries of Western banks in Russia, providing retail banking services, such as CJSC Raiffeisenbank, JSC JSCB Rosbank, JSC OTP Bank, CJSC JSCB Absolyut Bank, CJSC UniCredit Bank and CJSC CBCitibank;

- investment banking: Russian investment companies (IC Sberbank CIB, IC Renaissance Capital, etc.), Russian commercial banks (JSC Alfa-Bank); Russian subsidiaries of Western banks providing investment banking services (Morgan Stanley, JPMorgan, Citibank, Deutsche Bank, Goldman Sachs, etc.).

Despite high competitiveness of the above-mentioned banks, JSC VTB Bank and its subsidiary banks and companies have a number of important competitive advantages, which allow to maintain high growth rates and to strengthen their market positions. These are:

1) flexible business model;

2) second-largest Russian banking group;

3) universal banking business of JSC VTB Bank and its subsidiary banks and companies within the Group of companies perfectly matching the Russian conditions;

4) brand awareness and state participation in equity provide financial stability and growing customer confidence;

5) a vast base of corporate customers and strong relations with leading Russian

6) a unique opportunity to provide services to Russian customers all over the world;

7) possibilities of stable growth of assets;

8) a vast regional branch network;

9) leading positions of the subsidiary bank VTB24 (CJSC) in retail banking, supported by business of subsidiary banks (OJSC Bank of Moscow and Transcreditbank OJSC);

10) integrated investment bank CJSC VTB Capital providing a full range of services in international financial markets;

11) a team of managers with vast experience in the financial sector.

Besides, implementation VTB Group strategy till 2013 enables optimization of processes and building business processes, orienting at highly marginal business segments, as well as at conquest of leading positions in the sector.

9

In March 2013, financial and economic crisis aggravated in the Republic of Cyprus, where Russian Commercial Bank (Cyprus), a subsidiary of JSC VTB Bank, was situated. The Parliament and Government of Cyprus assume measures to prevent default of the country, including certain restrictions on capital flow and restructuring of some largest Cyprian banks. Nowadays, it is difficult to assess possible consequences of all assumed measures. The management of JSC VTB Bank, based on all the available information, thinks that financial and economic crisis in Cyprus will not produce material effect on financial position and business performance of JSC VTB Bank due to the fact that activities of RCB (Cyprus) and its assets, including loan portfolio, are primarily connected with the Russian economy. The management of JSC VTB Bank will keep on following up further development of the situation in Cyprus and assume necessary measures aimed to protect interests of JSC VTB Bank.

1.3. Bank Development Prospects

(audit of the information set forth in this section was not carried out)

In the coming years, JSC VTB Bank plans actively develop its business and aims at preservation of leading positions in the corporate sector of the Russian banking market.

JSC VTB Bank is a key bank within VTB Group and determines the VTB Group Development strategy in general.

VTB Group efficiently implemented the business diversification policy in 2007-2011, creating three strong business areas, forming an important part of profits: corporate, investment (on the basis of CJSC VTB Capital) and retail businesses (on the basis of CJSC VTB VTB 24), and significantly expanding its foreign network.

In accordance with the 2010-2013 VTB Group Strategy adopted by the JSC VTB Bank’s Supervisory Board in May 2010, a substantial increase in the Group profitability due to Group revenue structure changes in favor of the more profitable business lines and better stability of financial performance was announced a key objective for 2010-2013.

The business priorities include increase of the share of fee income in the total operating income, funding structure improvement, business focus decrease in a limited number of client segments and focus on operations with major clients (in transactions with both assets and liabilities). The basis of corporate investment business development is work with corporate customers, including attraction of new customers and building of long-term relations with the most promising customers, cross-selling increase, including investment banking and transaction products, as well as products of financial subsidiaries of the Bank, expansion of product range and its adaptation to customer needs, and further customer service quality improvement. One of the key objective of JSC VTB Bank for the coming years is to become the main settlement bank for its customers.

10

Significant increase of the share of commission income in the total income of JSC VTB Bank is planned by means of product line and commission product sale system optimization, as well as growth in the number of active customers from corporate and medium business - all these factors will enable a qualitative change of the income structure and increase of corporate investment business efficiency.

JSC VTB Bank’s capital enables servicing of customers’ needs in significant amounts subject to per-borrower exposure ratio. The bank plans to continue lending to the real sector of economy, while paying special attention to risk management system improvement and building up control over asset quality.

Corporate business dynamic growth enables respective growth of net interest income, as well as commission income due to active proposal of commission products. Complex approaches to commission product sale enhancement, based on mutually beneficial relations with customers and tariff policy improvement, are implemented to ensure steady long-term growth of commission income.

Special attention will be paid to optimization of the expense part of JSC VTB Bank’s budget, aimed at financing of priority objectives of business development and infrastructure support. Under current conditions, objectives of JSC VTB Bank’s operating efficiency improvement come to the fore largely due to automation and optimization of business processes, the IT platform and technologies.

VTB Group also considers investment banking business development on the basis of a specialized department of JSC VTB Bank, as well as VTB-Capital, CJSC and VTB Capital Plc. (London), as a key direction of corporate banking. This business line is aimed at preservation of leading positions and significant increase of earnings through comprehensive service of the existing vast network of major corporate customers.

One of the key VTB Group growth areas is retail banking development on the basis of subsidiary CJSC VTB 24. Significant profit growth is planned due to continued dynamic business development and improvement of its efficiency, as well as increase of the market share and retail banking share in the VTB Group’s portfolio. It implies growth of the market share in loans and raised funds, further development of the network in largest cities, increase of the share in the mass segment, remote channels development, effective development in the small business segment, business process optimization in order to increase network productivity and reduction in yield.

Acquisitions of control stakes in major assets of the RF banking sector - JSC Bank of Moscow and JSC Transcreditbank at the end of 2010 and in 2011 became the key events in 2011 for Group business development. These acquisitions are fully consistent with the Group strategy, and businesses of such banks will be gradually integrated in the existing Group businesses.

11

Acquiring a share in the capital of JSC Transcreditbank enabled effective use of redundant capital of the Bank due to acquisition of a highly-profitable asset. JSC Transcreditbank is one of the most successful banks in Russia in terms of financial return. Return on equity (ROE) at the end of 2010 accounted for more than 30%, which is 2 times more than the market average. The transaction enables the Group to strengthen positions in key segments. As for corporate investment, the long-term cooperation with OJSC Russian Railways and other railway companies contributes to use of synergy from new sources of cross-sales and improved funding base. The VTB Group expands its retail network by 288 Transcreditbank POS and gets access to the unique client base consisting of more than 2 million clients from salary projects, 75% of them being employees of OJSC Russian Railways.

Acquisition of OJSC Bank of Moscow contributes to strengthening of gained positions in the corporate and retail business. The Group’s network in Moscow and the Moscow Region grew 2.5 times, by 135 offices, the customer base expanded by more than 100,000 corporate customers and more than 6,000,000 retail customers.

As for development of business of non-banking financial subsidiaries of the Bank, it is suggested to build effective, diversified and profitable businesses, achievement and strengthening by companies of positions in the respective segments due to product offer development, diversifying of industry and customer segments, development of the regional network and other sales channels.

As for international development, the main objective is effective business development on the markets, where VTB Group has already operated. Entry to new markets is not a priority. The key market for VTB Group (after Russia) is CIS. the strategic objective of VTB Group is to become an important player on the CIS market and be able to provide corporate customers of Russia and CIS, as well as their counterparties in economic cooperation with Russia and other CIS countries, with services all over the world.

VTB Group continues active development of corporate business in Western Europe within a subgroup on the base of VTB Bank (Austria) AG. The Bank also plans development of services for corporate customers in some countries of Asia and Africa implementing joint projects with Russia developing cooperation in the sphere of foreign trade transactions (China, India, Angola).

Besides, much attention is paid to improvement of VTB Group management system to maximize synergies among various types of business and leverage the advantage of broad geographical presence outside the Russian Federation.

12

1.4.	Composition of the Supervisory Board and the Managing Board of the Bank, Data on the President - Chairman of the Board of the Bank and Data on Their Holding of Shares of the Bank

(audit of the information set forth in this section was not carried out)

Information on composition of the Supervisory Board of the Bank and data on holding by members of the Supervisory Board of bank’s shares within the period from 01.01.2012 to 08.06.2012 (the date of the annual general meeting of shareholders) is set forth in the following table:

surname, name and patronymic	Bank share fraction
as of 01.01.2013
(%)
Sergey Konstantinovich Dubinin (Chairman of the Supervisory Board)	0.00203
David Bonderman	0
Warnig Arthur Matthias	0
Grigory Yurievich Glazkov	0
Andrey Leonidovich Kostin	0,00183
Nikolay Mikhaylovich Kropachev	0
Oskolkov Ilya Valeryevich	0
Aleksey Lvovich Savatyugin	0
Pavel Mikhailovich Teplukhin	0
Aleskey Valentinovich Ulyukayev	0
Mukhadin Abdurakhmanovich Eskindarov	0

Information on composition of the Supervisory Board of the Bank and data on holding by members of the Supervisory Board of bank’s shares within the period from 09.06.2012 to 01.01.2013 is set forth in the following table:

surname, name and patronymic	Bank share fraction
as of 01.01.2013
(%)
Sergey Konstantinovich Dubinin (Chairman of the Supervisory Board)	0.00203
David Bonderman	0
Warnig Arthur Matthias	0
Leonid Aleksandrovich Kazinets	0
Andrey Leonidovich Kostin	0,00183
Nikolay Mikhaylovich Kropachev	0
Leonid Adolfovich Melamed	0
Gennadiy Georgiyevich Melikyan	0
Aleksey Lvovich Savatyugin	0
Aleksey Konstantinovich Uvarov	0
Aleskey Valentinovich Ulyukayev	0

13

Data as of 01.01.2013 on the person holding office of the sole executive body of the Bank, composition of the collective executive body, holding by the sole executive body and members of the collective executive body of Bank’s shares are set forth in the following table:

Person holding office of the sole executive body of the Bank:
surname, name and patronymic	Bank share fraction
as of 01.01.2013
(%)
President and Chairman of the Management Board - Andrey Leonidovich Kostin	0.00183
Personal composition of the Managing Board:
surname, name and patronymic
Andrey Leonidovich Kostin	0,00183
Andrey Sergeyevich Puchkov	0,00037
Yuri Alekseyevich Soloviev	0,00341
Vasiliy Nikolayevich Titov	0,00139
Herbert Moos	0,00341
Mikhail Eduardovich Oseyevskiy	0
Valeriy Vasilyevich Lukianenko	0,00058
Erkin Rakhmatovich Norov	0
Viktoria Gennadyevna Vanurina	0
Denis Aleksandrovich Bortnikov	0
Chaba Laslovich Zentai	0

2. Essential Information on Financial Position of the Bank

2.1. Key Performance

Crisis phenomena in the world economy in 2012 affected Russia as well, causing GDP, industry and investment activities growth retardation. Within the period in question, the main external negative impacts effecting the conditions of the Russian financial market include the lack of high positive dynamics on world primary commodity markets, price fluctuations on the world energy market and debt crisis in euro zone countries. In such conditions, JSC VTB Bank continued developing as the Parent Company of VTB Group, focusing on business value increase through asset structure and quality improvement, risk management system development and operating performance improvement.

The loan portfolio of JSC VTB Bank in 2012 (including discounted bills, loan debts of banks, reverse repo transactions, before reserve deduction) amounted to RUR3,026,054,303,000 by the end of 2012 growing by RUR98,029,890,000 or 3.3% within the year. The corporate loan portfolio grew by RUR80,866,593,000 or 4.0% amounting to RUR2,104,311,711,000. The main borrowers of JSC VTB Bank are Russian industrial and financial groups.

The share of overdue debt in the customer loan portfolio remained at a steady level of about 5% in 2012.

Customer funds attracted by JSC VTB Bank as at the end of 2012 amounted to RUR1,817,774,580,000. A major part was formed by fixed deposits of non-state commercial companies and funds of state institutions.

During the accounting year, the Bank continued effective expansion of funding sources; expansion of debt securities issue, including application of new instruments, became one of the business priorities of the Bank.

14

Placement of various series of securities, diversified by currency and debt capital market geography shall be recognized as effective implementation of the JSC VTB Bank’s eurocommercial paper issue programme. Commercial paper issue enables meeting of shortterm funds requirements, being an alternative funds raising instrument.

Stable growth of retail lending was registered in the Russian banking sector in 2012. Transactions with individuals and small business transactions are mainly concentrated in the Bank’s subsidiary - CJSC VTB 24. Increment of loans to population, provided by CJSC VTB 24, amounted to RUR218,533,674,000 or 37%, as compared to 2011, reaching RUR816,927,424,000, which enabled stable ranking number two on the retail market of Russia. At the end of the year, private borrowings amounted to RUR982,659,352,000, increasing by RUR159,456,100,000 or 19% during the year. Such significant expansion of retail business did not only enable additional financing of JSC VTB Bank, but also receiving of RUR5,000,475,000 of dividends from CJSC VTB 24, while the total amount of dividends from subsidiaries and associated companies, received by the Bank, amounted to RUR23,937,136,000.

Based on 2012 results, the net profit of JSC VTB Bank amounted to RUR18,095,755,000 vs. RUR24,405,981,000 in 2011. In 2012, profit before tax amounted to RUR23,883,960,000 vs. RUR34,803,413,000 in 2011. Income tax expense amounted to RUR334,659,000 in 2012 vs. RUR6,425,474,000 in 2011. The main part of Bank’s income in 2012 was formed by interest income in the total amount of RUR230,241,808,000, which is 15.5% more than the similar index of the previous year; in 2011 interest income amounted to RUR199,292,384,000.

Modification of the regional JSC VTB Bank’s branch network, carried out in 2012 throughout Russia, is aimed to improve Bank’s network performance by centralization of service and operation functions. During 2012, approximately 20 branches of the Bank were transformed to operational offices, which fact will enable further optimization of expenses and create additional possibilities for corporate business growth in the regions and enable enhancing of the Bank’s advantage as a customer-oriented bank.

In the first half of 2012, JSC VTB Bank effectively repurchased shares from minority shareholders of the Bank for the total amount of RUR11.4 billion. This processes produced significant positive social effect.

In 2012, the Bank beat back external challenges by loan portfolio buildup, further application of its unique business model, as well as by solving of issues of new capital and liquidity sources.

Taking into account the strategy of VTB Group development, in 2012, some investments were effected in capitals of subsidiaries/associated companies:

- acquisition of shares of JSC Transcredit bank from third parties for the amount of RUR22,104,431,000, purchase of additional issue shares of JSC Transcreditbank for the amount of RUR7,586,937,000 (the VTB Group’s stake increased from 74.62% to 99.66%);

15

- purchase of additional issue shares of CJSC Holding VTB Capital in the amount of RUR6,200,000,000 (the Bank holds 100.00% of the authorized capital);

- acquisition of shares of CJSC Dinamo-Moscow Football Club from CJSC VTB Arena for the amount of RUR2,952,885,000 (the Bank holds 74.00% of the authorized capital);

- acquisition of shares of OJSC Bank of Moscow from third parties in the amount of RUR1,691,325,000 (the stake of VTB Group increased from 94.85% to 95.52%);

- acquisition of shares of RNCB (JSC) from third parties in the amount of RUR766,708,000 (VTB Group holds 98.79% of the authorized capital);

- foundation of LLC VTB Administrator with authorized capital of RUR90,000, LLC VTB Infrastructure Investments with authorized capital of RUR10,000 and VTB ECP Finance Limited with authorized capital of EUR1 (the Bank holds 100.00% of the authorized capital of each company).

During the second quarter of 2012, associated company JSC Terminal was excluded from VTB Group due to discontinuation of activities through reorganization in form of amalgamation with JSC Sheremetyevo International Airport. As at the moment of discontinuation of activities of JSC Terminal, the Bank held 22.18% of the company’s authorized capital. As the result of such reorganization, the Bank’s stake in the authorized capital of JSC Sheremetyevo International Airport accounted to 3.76%.

In December 2012, as the result of a transaction of shares repurchase by the second shareholder, percentage of shares held by the bank in the capital of BANCO VTB AFRICA, S.A. decreased from 66.00% to 50.10%.

Taking into consideration the demand for debt instruments, in 2012, JSC VTB Bank placed perpetual subordinated bonds for the amount of USD2.25 billion at 9.5% per annum enabling early repayment in 10.5 years. Debut (among Russian issuers) issue of a new hybrid instrument (i.e. combining elements of a and share capitals) enables increase of the volume of the bank’s regulatory capital without dilution of the shareholders’ interests and optimization of standard indicator compliance.

Out of the funds received from placement of perpetual bonds, specialized company VTB Eurasia Limited provided the Bank with two tranches of a subordinated loan with supplementary conditions for the total amount of USD2,250 million in the second half of 2012, which fact produced a positive effect on the capital and statutory ratios of JSC VTB Bank. A part of the subordinated loan with supplementary conditions in the amount of RUR36,541 million (as of January 1, 2013) was made part of sources of basic capital of JSC VTB Bank. The remaining part of the subordinated loan in the amount of RUR31,798 million (as of January 1, 2013) was made part of sources of additional paid-in capital.

16

In October 2012, subordinated euro bonds for the amount of USD1.5 billion were issued. Out of the funds received from placement of bonds, specialized company VTB CAPITAL S.A., LUXEMBOURG provided the bank with a subordinated loan for the amount of USD1.5 billion, whereby further increase of regulatory capital was ensured.

Main capital standards of the Bank are set forth in the following table:

Ratio description	Ratio value		Actual value as of 01.01.2011 (PBSDE)	Actual value as of 01.01.2012 (PBSDE)
Equity (capital)			443 274 868	539 198 358
Bank capital adequacy ratio (H1)	min	10%	11.0	14.4
Bank long-term liquidity ratio (H4)	max	120%	94.7	83.8
Maximum risk amount per
borrower or group of related
borrowers (H6)	max	25%	24.0	20.8
Maximum amount of major credit
risks (H7)	max	800%	432.0	293.1

17

2.2. Information on Transactions with Parties Related to the Bank

Information on operations (transactions) with parties related to the Bank, the amount of which as of 01.01.2013 and 01.01.2012 exceeded five percent of the book value of the respective Bank asset or liability items reflected in accounting form 0409806 Balance Sheet (Published Form) is set forth in the following table:

RUR’000
S/N	Index	Subsidiaries		Related organizations
		as of 01.01.2013	as of 01.01.2012	as of 01.01.2013	as of 01.01.2012
I	Operations and transactions
1	Amounts due from credit institutions	11,619,861	19,518,758	-	-
2	Loan debt and similar debt, including:	-	73,531	-	-
2.1	overdue debt	-	73,531	-	-
3	Securities, including:	287,891,174	237,275,389	-	-
3.1	held to maturity	444,258	471,034	-	-
3.2	available for sale	287,446,916	236,804,355	-	-
4	Other	-	-	-	-
5	Customer deposits	-	-	-	-
6	Subordinated loans	56,260,861	52,305,237	-	-
6.1	provided	56,260,861	52,305,237	-	60
7	Debt securities issued	-	-	-	-
8	Financial liabilities at fair value through profit or loss	3,201,888	-	-	-
9	Provisions for possible losses	674,912	891,881	-	-
10	Guarantees and sureties	-	-	-	-
II	Income and expenses	-
1	Interest yields	-	-	-	-
2	Interest expense	-	-	-	-
3	Net gains from dealing in foreign currencies	-	-	-	-
4	Proceeds from participation in capital of other legal entities	22,210,214	21,846,975	-	-
5	Fee income		-	-	-
6	Commission paid	-	-	-	-
7	Proceeds from sale of fixed assets and other property			-	-

18

For the purposes of capital consumption optimization in VTB Group, in 2012, subsidiaries repaid prior to maturity some subordinated loans provided by the Bank earlier.

In 2012, JSC VTB Bank concluded no transactions with the key management personnel, exceeding the threshold of 5% of the corresponding items of form 0409806.

There were no transactions with other parties related to the Bank (except of subsidiaries and related organizations), the amount of which as of 01.01.2013 and 01.01.2012 exceeded 5 percent of the book value of the respective Bank asset or liability items reflected in accounting form 0409806 Balance Sheet (Published Form).

Transactions with banks and companies entering VTB Group are carried out under market conditions and on the basis of mutual economic expediency, in which connection they produced no negative impact on financial viability of the Bank in 2012.

2.3. Information on Off-Balance Liabilities and Actual Provisions for Possible Losses Based Thereon

Information on off-balance liabilities, time transactions (delivery and delivery-free), derivatives and on actual provisions for possible losses based thereon is set forth in the following tables (this information is based on data of accounting statements form 0409155 “Information on Contingent Credit Liabilities, Time Transactions and derivatives”) with regard to PBSDE:

RUR’000
		As at the end of the reporting year (01.01.2013)
		Amount of contingent credit liabilities					Actually formed reserves for possible losses
			including quality categories					including quality categories
S/N	Types of contingent credit liabilities	Total	II	III	IV	V	Total	II	III	IV	V
1	2	3	4	5	6	7	8	9	10	11	12
1	Credit contingent liabilities, total (item 1.1 + item 1.2 + item 1.3 + item 1.4 + item 1.5), including:	986,677,581	122,920,372	398,507	251,234	853 169	2,377,477	1,324,962	71,217	128,129	853,169
1.1	Unused credit facilities	535,345,781	40,339,532	259,489	29,396	853,169	1,457,978	547,794	42,023	14,992	853,169
1.2	Letters of credit	21,013,996	7,302,911	-	8,237	-	52,705	48,504	-	4,201	-
1.3	Guarantees and sureties issued	416,019,347	75,149,198	139,018	213,601	-	865,507	727,377	29,194	108,936	-
1.4	Avals and bills of acceptance issued	-	-	-	-	-	-	-	-	-	-
1.5	Other instruments	14,298,457	128,731	-	-	-	1,287	1,287	-	-	-

19

Unused credit facilities increased from RUR340,199,465,000 to RUR535,345,781,000, 99.8% of which refer to the first and second quality categories. Provisions for credit facilities provided account for 0.27% of their amount. Provided guarantees and sureties increased from RUR412,164,751,000 to RUR416,019,347,000, 82% of which refer to the first quality category, and 18% - to the second quality category. Provisions for granted guarantees and sureties accounted for 0.21% of the amount of these liabilities.

Total contingent liability as of the reporting date amounted to RUR986,677,581,000, among which over 99% refer to the first and second quality categories. Provisions created for contingent liabilities amount to 0.24% of their amount.

RUR’000
		As at the end of the reporting year (01.01.2012)
		Amount of contingent credit liabilities					Actually formed reserves for possible losses
			including quality categories					including quality categories
S/N	Types of contingent credit liabilities	Total	II	III	IV	V	Total	II	III	IV	V
1	2	3	4	5	6	7	8	9	10	11	12
1	Contingent credit liabilities, total (item 1.1 + item 1.2 + item 1.3 + item 1.4 + item 1.5), including:	777,216,568	115,180,248	913,980	55,799	1,313,710	2,690,822	1,177,575	171,745	27,792	1,313,710
1.1	Unused credit facilities	340,199,465	68,816,524	864,200	3,299	1,313,710	2,226,784	748,054	163,338	1,682	1,313,710
1.2	Letters of credit	14,305,023	3,719,055	9,757	-	-	15,835	15,833	2	-	-
1.3	Guarantees and sureties issued	412,164,751	41,966,939	40,023	52,500	-	441,455	406,940	8,405	26,110	-
1.4	Avals and bills of acceptance issued	-	-	-	-	-	-	-	-	-	-
1.5	Other instruments	10,547,329	677,730	-	-	-	6,748	6,748	-	-	-

20

RUR’000
		As at the end of the reporting year (01.01.2013)			As at the end of the previous year (01.01.2012)
				Actually formed			Actually formed
			Amount of	reserves for		Amount of	reserves for
S/N	Futures	Amount of claims	liabilities	possible losses	Amount of claims	liabilities	possible losses
1	2	3	4	5	6	7	8
1	Forward, total, basis asset included:	56,382,408	57,646,876	261,050	428,138,078	408,668,530	1,118,439
1.1	foreign currency	12,636,646	12,630,673	9,106	387,262,684	367,503,694	1,118,439
1.2	precious metals	35,324,141	36,307,988	-	36,739,872	37,066,511	-
1.3	securities	8,421,621	8,708,215	251,944	4,135,522	4,098,325	-
2	Option, total, basis asset included:	144,496,331	144,496,331	282,923	275,729,446	272,469,186	53,486
2.1	foreign currency	-	-	-	149,637,658	145,563,719	44,545
2.2	precious metals	-	-	-	17,235,550	19,156,680	-
2.3	securities	-	-	-	108,856,238	107,748,787	8,941
2.4	others	144,496,331	144,496,331	282,923	-	-	-
3	Swap, total, basis asset included:	120,314,346	120,248,267	382,624	648,264,328	663,915,068	4,069,831
3.1	foreign currency	120,314,346	120,248,267	382,624	457,196,250	462,401,730	3,498,710
3.2	precious metals	-	-	-	90,680,017	90,257,535	571,121
3.3	securities	-	-	-	965,883	965,883	-
3.4	interest rate	-	-	-	98,424,747	109,323,607	-
3.5	others	-	-	-	997,431	966,313	-

*Since 2012, the procedure for recording on accounts of transactions with derivatives according to the Russian Accounting Standards (Instruction of the bank of Russia No. 2654-U of July 04, 2011) and the procedure for recording of these financial instruments and futures transactions in form 0409155 “Data on contingent credit liabilities, futures transactions and derivatives” (Instruction of the bank of Russia No. 2742-U of December 9, 2011) have been changed. Data on futures transactions for 2011 were recalculated in accordance with new requirements.

21

Data on derivatives for 2012 are set forth in the following table:

Derivatives as at the end of the reporting year (01.01.2013)

RUR’000
		As at the end of the reporting year (01.01.2012)			As at the end of the previous year (01.01.2011)
				Actually formed			Actually formed
			Amount of	reserves for		Amount of	reserves for
S/N	Futures settlement (delivery-free) transactions	Amount of claims	liabilities	possible losses	Amount of claims	liabilities	possible losses
1	2	3	4	5	6	7	8
1	Forward, total, basis asset included:	11,526,048	6,994,277	185,583,504	168,087,830	1,743,729	14,514,977
1.1	foreign currency	11,073,068	6,991,865	185,583,504	152,361,562	1,716,652	14,514,422
1.2	precious metals	1,185	2,412	-	3,924,217	27,077	555
1.3	securities	451,795	-	-	11,802,051	-	-
1.4	derivatives	-	-	-	-	-	-
1.5	Other	-	-	-	-	-	-
2	Option, total, basis asset included:	1,687,130	4,014,555	119,069,211	74,330,603	8,842,332	6,650,537
2.1	foreign currency	1,331,135	3,939,825	70,774,823	49,557,291	3,179,604	5,732,950
2.2	precious metals	52,350	52,350	4,812,779	4,812,779	574,731	569,364
2.3	securities	303,645	22,380	43,481,609	19,960,533	5,087,997	348,223
2.4	derivatives	-	-	-	-	-	-
2.4	Other	-	-	-	-	-	-
3	Futures, total, basis asset included:	-	-	-	-	-	-
3.1	foreign currency	-	-	-	-	-	-
3.2	precious metals	-	-	-	-	-	-
3.3	securities	-	-	-	-	-	-
3.4	derivatives	-	-	-	-	-	-
3.5	others	-	-	-	-	-	-
4	Swap, total, basis asset included:	27,131,309	15,599,390	643,419,461	248,822,865	2,586,690	12,933,498
4.1.	foreign currency	1,501,117	6,373,235	312,516,251	27,890,094	719,366	10,069,385
4.2.	precious metals	610,292	2,744,985	66,198,546	78,065,847	1,867,324	2,864,113
4.3.	interest rate	25,019,900	6,475,197	264,704,664	138,135,317	-	-

22

RUR’000
		As at the end of the reporting year (01.01.2012)			As at the end of the previous year (01.01.2011)
				Actually formed			Actually formed
			Amount of	reserves for		Amount of	reserves for
S/N	Futures settlement (delivery-free) transactions	Amount of claims	liabilities	possible losses	Amount of claims	liabilities	possible losses
1	2	3	4	5	6	7	8
4.4	securities	-	-	-	-	-	-
4.5	derivatives	-	-	-	-	-	-
4.6	others	-	5973	-	4,731,607	-	-
5	Other transactions	-	-	-	-	-	-

In 2012, JSC VTB Bank did not participate in any court proceedings which may produce a considerable impact on financial and economic activity of the Bank.

23

2.4. Information on Remuneration of Key Management Personnel

Information on payment (remuneration) to key management personnel (members of the Managing Board and the Supervisory Board of the Bank), as well as data on personnel number, including the number of key management personnel, is set forth in the following table:

S/N	Types of remuneration	As of 01.01.2012	As of 01.01.2011
1	2	3	4
1	Short-term remuneration, total, including
	(thousand rubles):	1,368,763	623,881
1.1	Salary	1 325 669	607 857
2	Personnel number	12,341	12,937
2.1	number of key management personnel	21	21

In 2012, JSC VTB Bank had no liabilities to employees (including key management personnel) associated with their possible participation in the authorized capital, including options to shares of JSC VTB Bank.

2.5.	Planned Dividend Payouts on Shares and Data on Dividend Payout (Net Profit Distribution) for Previous Years

(audit of the information set forth in this section was not carried out)

Shareholders shall have the right to a part of net profit of the Bank in form of dividends. Decision on dividend payment shall be taken by the annual general meeting of Shareholders of JSC VTB Bank, based on recommendations of the Supervisory Board.

The General Shareholders Meeting decides on the amount of dividends per one share, and on terms and form of payment. A dividend amount shall not exceed the amount recommended by the Supervisory Board.

When determining the recommended dividend amount, the Supervisory Board shall orient at the value of net profit gained by the Bank, calculated according to the Russian accounting standards.

Dividends announced are paid within 60 years from the effective date of the General Shareholders’ decision, in rubles, through wire transfer to shareholders’ bank accounts or in cash, depending on the method selected by a shareholder.

24

Recommendations for payment of dividends for 2012 will be adopted at the meeting of the Supervisory Board of the Bank in 2013 on the base of financial performance for the year ending on December 31, 2012. Amounts of dividends to be paid for the period from 2009 to 2011 are set forth in the table below.

	2009	2010	2011
Net profit of JSC VTB Bank estimated
according to Russian accounting standards	23,751,846	43,342,824	24,405,981
(RUR’000 )
Dividend per ordinary share, rubles	0.00058	0.00058	0.00088
Total dividends paid (RUR’000)	6,067,114	6,067,114	9,205,276
Dividend payment coefficient (% of net	25.54	14.00	37.70
profit of JSC VTB Bank)

2.6. Information on Earnings per Share

	As of 01.01.2013 or for	As of 01.01.2012 or for
	2012	2011
Basic earnings per share	RUR0.0017	RUR0.0023
Basic profit of the Bank	RUR18,095,755,000	RUR24,405,981,000
The weighted average number of
ordinary shares outstanding used for	10,460,541,308,354 pcs	10,460,541,308,354 pcs
calculation was

2.7. Data on Accounts Receivable and Payable

As set forth in orders of JSC VTB Bank dated 21.12.2012 No. 1008 (regarding the Head Office) and dated 25.12.2012 No. 1011 (regarding branches) the accounts receivable and payable were reconciled to completely record Bank’s financial results in the balance sheet.

The total amount of accounts receivable on balance accounts No. 474 (except for account No. 47427) and No. 603 (except for account Nos. 60302, 60306, 60310, 60315) equals RUR60,717,745,000 as of 01.01.2013.

The amount of overdue accounts receivable out of the total accounts receivable as of 01.01.2013 equals RUR20,697,140,000, including mainly penalties charged on the overdue principal debt and interests under loan agreements, which shall be collected by orders of arbitration courts.

The total debt from settlements with counterparties of accounts payable on balance accounts No. 474 (except for account Nos. 47411, 47425, 47426) and No. 603 (except for account Nos. 60301, 60305, 60309, 60324, 60348) equals RUR14,981,285,000 as at 01.01.2013. There are no overdue accounts payable.

The Bank has taken required actions to settle and minimize suspense amounts.

25

As at 01.01.2013, amounts on balance sheet account No. 47416 “Suspense amounts received on correspondent accounts” include unidentified amounts received during the last operational days of 2012.

The balance of account No. 47416 amounted to RUR217,390,000. The above amounts do not exceed the time allowed for the Bank’s books.

There are no amounts on balance sheet account No. 47417 “Suspense amounts written off correspondent accounts”.

3. Brief Overview of Risks Connected with Various Operations of the Bank

3.1. Brief Overview of Risk Concentration Directions

In the reporting period, the risk management (liquidity, credit, currency, price, interest rate and operating risks) activities were one of the most important components of the Bank’s comprehensive governance system. In accordance with the established procedure, proposals to restrict risks and set limits on the transactions leading to assumption of such risks were subject to consideration and approval by the Bank’s collective bodies: Management Board, Assets and Liabilities Management Committee, Credit Committee, Small Credit Committee, Credit Committee for Moscow Region, as well as Credit Committees of branches.

The credit risk remained the most significant risk to which the Bank’s business was exposed in the reporting year. As of the end of 2012, this risk affected over 92% of the Bank’s economic capital (Capital-at-Risk) which is used to conduct general quantity assessment of all basic risks and internal bank analysis of Bank’s equity adequacy to cover such risks. The credit risk assumed by the Bank is primarily determined by the existing corporate loan portfolio.

26

The information on assets and liabilities concentrations by country is given in the table below (this information is broken down by items of accounting statement form 0409806 “Balance Sheet (Published Form)”:

Credit Institution Assets and Liabilities by Groups of Countries

RUR’000
		Volume of Assets and Liabilities at the end of the reporting year				Volume of Assets and Liabilities at the end of the previous year
				“Group of				“Group of
	Types of Assets and Liabilities			Developed	Other			Developed	Other
S/N		Russia	CIS	Countries”	countries***	Russia	CIS	Countries”	countries
1	2	3	4	5	6	7	8	9	10
I	Assets
1	Amounts due from credit institutions	5,598,600	163,642	156,809,438	1,601,627	16,154,725	1,411,595	25,092,728	1,969,558
2	Net loans receivable	2,076,978,295	69,297,119	334,924,057	421,894,038	1,782,260,957	82,094,791	461,583,666	478,690,164
3	Net investments in securities, including:	599,351,930	28,291,241	203,714,973	22,557,528	-	-	-	-
4	measured at fair value through profit or loss	199,158,844	-	22,718,446	2,153,188	260,418,549	5,839,349	18,434,866	763,688
4.1.	available for sale	400,193,086	28,291,241	178,695,922	20,404,340	443,996,947	30,246,889	105,939,850	9,126,612
4.2.	held to maturity	-	-	2,300,605	-	-	-	3,576,783	-
5	Premises and equipment, intangible assets and inventories	86,068,397	-	-	-	107 911 984	-	-	-
II	Liabilities
6	Amounts due to credit institutions	950,946,311	6,966,913	229,540,449	46,759,865	811,562,402	13,269,342	258,424,229	65,149,104
7	Amounts due to customers (non-credit institutions)	1,302,204,545	6,364,135	435,335,842	62,381,976	1,573,438,526	111,602	277,883,916	43,000,277
8	Deposits of individuals	11,085,873	133,677	66,450	202,082	13,121,517	140,005	34,189	207,556

*CIS: Republic of Azerbaijan, Kyrgyz Republic, Republic of Armenia, Belarus, Kazakhstan, Moldova, Tajikistan, Uzbekistan, Republic of Turkmenistan, Ukraine.

**“Group of Developed Countries” Australia, Austrian Republic, Grand Duchy of Luxembourg, Hellenic Republic, Ireland, Italian Republic, Canada, Kingdom of Belgium, Kingdom of Denmark, Kingdom of Spain, Kingdom of the Netherlands, Kingdom of Norway, Kingdom of Sweden, New Zealand, Portuguese Republic, United Kingdom of Great Britain and Northern Ireland, United States of America, Federal Republic of Germany, Republic of Finland, French Republic, Swiss Confederation, Japan.

*** Including Republic of Cyprus, Republic of Singapore, Socialist Republic of Vietnam, People's Republic of China.

27

Regarding regional risks, the main volume thereof falls on such regions as (descending) - Moscow, Saint-Petersburg, the Moscow Region, the Krasnoyarsk Territory and the Sakha Republic (Yakutia). Regarding credit risks on consolidated budgets of Russian Federation constituent entities (descending) - the Udmurt Republic, the Krasnodar territory, the Astrakhan Region, the Saratov Region and the Omsk Region. The business diversification based on the Bank’s extensive branch network, expansion of business in regional markets as well as effective control over the level of regional risks assumed by the Bank ensure that this type of risk would not have a material impact on JSC VTB Bank financial position.

RUR’ 000
		Volume of Assets and Liabilities at the end of the		Volume of Assets and Liabilities at the end of the
		reporting year		previous year
			Name of the constituent		Name of the constituent
			entity of the Russian		entity of the Russian
		Name of the constituent	Federation where the	Name of the constituent	Federation where the
		entity of the Russian	amount of the respective	entity of the Russian	amount of the respective
		Federation where the	asset/liability of JSC VTB	Federation where the	asset/liability of JSC VTB
No.		credit institution is	Bank is over 10% of the	credit institution is	Bank is over 10% of the
Serial		registered – Saint-	total amount of this	registered – Saint-	total amount of this
No.		Petersburg	asset/liability – Moscow	Petersburg	asset/liability – Moscow
1	2	3
1	Amounts due from credit institutions	78 048	163,689,353	75,202	44,420,991
2	Net loans receivable	145,731,439	2,273,724,227	19,888,128	2,258,008,215
3	Net investments in securities at fair value through profit or loss	-	224,788,585	-	285,456,452
4	Net investments in securities and other financial assets available for sale	9,174,568	618,397,711	-	580,001,907
5	Net investments in securities held to maturity	-	2,300,605	-	3,576,783
6	Premises and equipment, intangible assets and inventories	3,972,479	75,377,692	112,493	96,581,446
7	Amounts due to customers (non-credit institutions)	131,286,831	1,498,114,578	23,618,249	1,526,067,806
8	Amounts due to credit institutions	4,869,214	1,228,886,888	69,539	1,144,241,549
9	Deposits of individuals	1,071,895	9,479,593	67,444	9,187,454

28

3.2. Credit Risk

JSC VTB Bank manages credit risks in the following areas:

- limitation of credit risk through the applicable Bank’s system of limits for decision-making, limits for individual borrowers; such limits are revised on a regular basis by the Bank’s Risk Department, approved by the Credit Committee and comply with standards established by the Bank of Russia:
- coverage of credit risks by security received and insurance of such security, collection of an adequate charge for credit risk and creation of provisions for possible loan losses;
- control of the credit risk level through evaluation of credit risk accepted by the bank for a specific contractor and through regular monitoring of the status of the credit portfolio, individual clients, transactions and pledged property (also by using the borrower ranking system);
- prevention of credit risk at the stage of credit application review and by taking timely measures in case of detection of credit risk factors in the course of monitoring.

In 2012, measures were taken to improve the credit risk management system:

- some changes were introduced in the organization of credit process at the Bank: credit processes of corporate and medium business customers were separated, as well as credit processes in the head office and regional offices of the Bank (particularly, regarding corporate banking in the head Office, a project team carries out the work connected with the credit application), Credit Unit functions were reviewed and detailed, bank unit work with customer documents was optimized (the single resource containing documents provided by the customer was introduced), the number of documents to be provided by the customer and the list of necessary expert examinations were reduced, on the whole leading to reduction of time from transaction initiation to taking the decision on the transaction;
- a new approach to establishment of credit risk limits was introduced for banks and non-banking credit institutions;
- the rating system used at the Bank was validated;
- the methods of Bank portfolio stress testing was approved;
- approaches to management of industry, regional and country risks were improved;
- approaches to concentration risk assessment were implemented;
- the system of pricing for transactions with credit risk was further developed - when determining credit risk premiums, the value of regulatory capital allocated for the transaction is taken into consideration;
- powers of the Small Credit Committee were enhanced;
- The committee for credit transaction monitoring was authorized to take decisions on suspension of conclusion of new transactions within the limits and suspension of issue of credit funds under concluded credit transactions (in case of revealed factors of credit risk).

29

Information on overdue assets and on the value of provisions formed for possible losses is set forth in the table below (this information is based on statements according to form 0409115 “Information on Quality of Assets of the Credit Organization”), taking into consideration PBSDE:

RUR’000
		As at the end of the reporting year (2013)
			including overdue					Provisions for possible losses
				including with periods overdue					Actually
S/N	Asset name	Amount	Total	up to 30 days	31 to 90 days	91 to 180 days	over 180 days	Estimated	created
1	2	3	4	5	6	7	8	9	10
1	Loans, loan debt and similar debt, including:	3,026,054,303	125,088,096	3,664,561	668,506	9,276,944	111,478,085	130,569,286	122,960,796
1.1	Loans (borrowings) granted, deposits placed	2,957,224,007	117,256,297	3,637,682	631,755	9,276,944	103,709,916	121,968,043	113,817,117
1.2	Bills discounted	22,667,051	-	-	-	-	-	22,976	565,412
1.3	Monetary claims under factoring transactions	-	-	-	-	-	-	-	-
1.4	Claims for receivables acquired under transaction (receivables assignment)	10,312,384	6,823,320	-	36,751	-	6,786,569	6,633,116	6,633,116
1.5	Claims under transactions related to disposition (acquisition) of financial assets with simultaneously granting the right of payment deferral to the counterparty (delivery of financial assets)	4,844,530	26,879	26,879	-	-	-	961 507	961 507
1.6	Claims for return of funds paid under operations with securities on a return basis, without recognition of acquired securities	7,343,202	-	-	-	-	-	-	-
1.7	Lessor’s claims to the lessee under financial lease (leasing) transactions	-	-	-	-	-	-	-	-
1.8	Other credit claims (account 47404)	22,526,995	-	-	-	-	-	-	-
1.9	Other credit claims (account 47423)	-	-	-	-	-	-	-	-
1.10	Overdue claims under letters of credit (account 45812)	981,600	981,600	-	-	-	981,600	981,600	981,600
1.11	Amounts paid under guarantees and suretyships granted (account 60315)	-	-	-	-	-	-	-	-
1.11	Other claims, account 461, 471	154,534	-	-	-	-	-	2,044	2,044
2	Securities	74,560,511	3,169,723	-	-	-	3,169,723	3,704,313	3,704,313
3	Other claims	14,513,249	657,595	26,770	10,481	12,159	608,185	2,934,489	2,932,092
4	Correspondent accounts	166,285,124	-	x	x	x	x	767	767
5	Claims for acquisition of interest income	143,322,348	27,425,763	114,528	160,449	202,752	26,948,034	x	27,660,403
6	Real estate and other assets not used for banking activities, determined in accordance with the requirements of paragraph 2.7 of Regulations of Bank of Russia N 283-P	79,174,414	-	x	x	x	x	7,917,443	7,917,443
7	TOTAL:	3,503,909,949	156,341,177	3,805,859	839,436	9,491,855	142,204,027	145,126,298	165,175,814

RUR’000
		As at the end of the reporting year (2012)
			including overdue					Provisions for possible losses
				including with periods overdue
						91 to 180	over 180		Actually
S/N	Asset name	Amount	Total	up to 30 days	31 to 90 days	days	days	Estimated	created
1	2	3	4	5	6	7	8	9	10
1	Loans, loan debt and similar debt, including:	2,928,024,413	111,260,167	992,261	1,332,422	2,194,619	106,740,865	129,334,253	123,394,830
1.1	Loans (borrowings) granted, deposits placed	2,797,396,896	102,732,493	992,261	1,209,602	2,060,166	98,470,464	120,258,966	114,116,272
1.2	Bills discounted	1,920,597	19,922	-	-	-	19,922	75,722	281,866
1.3	Monetary claims under factoring transactions	-	-	-	-	-	-	-	-
1.4	Claims for receivables acquired under transaction (receivables assignment)	10,947,542	7,312,932	-	122,820	-	7,190,112	6,845,480	6,842,507

30

RUR’000
		As at the end of the reporting year (2012)
			including overdue					Provisions for possible losses
				including with periods overdue					Actually
S/N	Asset name	Amount	Total	up to 30 days	31 to 90 days	91 to 180 days	over 180 days	Estimated	created
1	2	3	4	5	6	7	8	9	10
1.5	Claims under transactions related to disposition (acquisition) of financial assets with simultaneously granting the right of payment deferral to the counterparty (delivery of financial assets)	7,311,998	-	-	-	-	-	992,878	992,878
1.6	Claims for return of funds paid under operations with securities on a return basis, without recognition of acquired securities	101,477,534	-	-	-	-	-	-	-
1.7	Lessor’s claims to the lessee under financial lease (leasing) transactions	-	-	-	-	-	-	-	-
	Other credit claims (account 47404)	7,753,597	-	-	-	-	-	-	-
	Other credit claims (account 47423)	-	-	-	-	-	-	-	-
	Overdue claims under letters of credit (account 45812)	1,194,820	1,194,820	-	-	134,453	1,060,367	1,161,207	1,161,207
	Amounts paid under guarantees and suretyships granted (account 60315)	21,429	-	-	-	-	-	-	-
	Other claims, account 461, 471	-	-	-	-	-	-	-	-
2	Securities	81,509,473	3,181,247	-	-	97,074	3,084,173	3,880,100	3,880,100
3	Other claims	24,001,311	684,397	21,571	43,322	13,947	605,557	3,203,321	3,203,200
	Correspondent accounts	50,403,956	x	x	x	x	x	59,581	59,581
	Claims for acquisition of interest income	120,574,388	22,527,486	637,846	141,743	146,538	21,601,359	x	23,128,674
4	TOTAL:	3,204,513,541	137,653,297	1,651,678	1,517,487	2,452,178	132,031,954	136,417,674	153,666,385

The overdue debt is set forth in this table in accordance with the requirements of Procedure for Drawing Up Form 0409115 (Directive No. 2332-U of the Bank of Russia “On the list, forms and procedure for drawing-up and presentation of the reporting forms of credit organizations to the Central Bank of the Russian Federation”), pursuant to which, if a part of a loan is overdue, the whole amount of debt under the loan agreement is to be reflected.

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The amount of asset reserves increased by 2.8% up to RUR150,621,199,000, which covers 98.8% of the overdue debt at the end of 2012. In 2012, 84.6% of loan debt provisions (80.7% in 2011) and 90.6% of provisions for interest income claims provisions (89.7% in 2011) refer to quality categories 4 and 5. Information on the results of classification by quality categories of loans, loan debt and its equivalent, claims for acquisition of related interest income as well as information on amounts of overdue and restructured debt, estimated and actually created provisions is given in the following table (this information is based on accounting statement form 0409115 “Information on Quality of Credit Institution Assets”), taking into account PBSDE:

Information on quality of loans, loan debt and its equivalent (loans), claims for acquisition of loan interest income:

	RUR’000
Item No.	Index	As at the end of the reporting year (2013)		As at the end of the reporting year (2012)
		Claims under loans	Claims for acquisition of interest income	Claims under loans	Claims for acquisition of interest income
1	2	3	4	5	6
1	Indebtedness on loans and interest thereon	3,026,054,303	143,322,348	2,928,024,413	120,574,388
2	Debt on loans to shareholders (members) of credit institution and interest on such loans	-	-	-	-
3	Debt on loans granted under preferential terms,	-	-	-	-
3.1	including loans, granted to shareholders (members)	-	-	-	-
4	Amount of overdue debt	125,088,096	27,425,763	111,260,167	22,527,486
5	Amount of restructured debt	804,046,693	x	875 808 265	x
6	Quality categories:	x	x	x	x
6.1	I	2,409,306,378	39,480,300	2,095,440,823	35,723,527
6.2	II	458,143,713	74,130,095	669,234,617	59,970,444
6.3	III	38,332,590	1,248,669	54,240,484	2,414,577
6.4	IV	28,886,784	5,635,142	24,285,018	4,569,617
6.5	V	91,384,838	22,828,142	84,823,471	17,896,223
7	Security, total, including:	8,790,104	x	6,977,780	x
7.1	Quality category I	1,139,056	x	1,679,159	x
7.2	Quality category II	7,651,048	x	5,298,621	x
8	Estimated provisions for possible losses	130,569,286	x	129,334,253	x
9	Estimated provisions with account of security	121,779,182	x	122,356,473	x
10	Actual provisions for possible losses, total, including by quality categories:	122,960,796	27,660,403	123,394,830	23,128,674
10.1	I	974,073	0	283,056	-
10.2	II	11,727,662	2,334,568	14,109,480	1,702,552
10.3	III	6,220,219	254,182	9,397,085	678,788
10.4	IV	14,829,510	2,956,790	15,503,596	3,017,815
10.5	V	89,209,332	22,114,863	84,101,613	17,729,519

The overdue debt amount in this table is estimated as the sum of overdue debts on respective balance accounts Nos. 324, 325, 458, 459, 51508, 60315 Security as used in this table shall mean the amount of estimated provision which is corrected based on security of category I and II.

During 2012, the amount of restructured loans decreased by 8.2% to RUR804,046,693,000 as of 01.01.2013. The amount of actually formed provisions for restructured loans increased by 19.7% to RUR17,829,907,000 as of 01.01.2013. The share of restructured loans, which refer to quality categories 1 and 2, increased from 97.0% to 97.6%. Restructured credits are repaid in accordance with the new transaction conditions.

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In order to provide data on restructured debt according to requirements of Direction of the Bank of Russia No. 2519-U “On Amendment of Direction of the Bank of Russia dated 08.10.2008 No. 2089-U “On the Procedure of Preparation of the Annual Report by Credit Institutions” the Bank used the definition given in Regulation of the Bank of Russia No. 254-P “On the Procedure for Creation of Credit Institution Provisions for Possible Losses from Loans, Loan Debt and Its Equivalent”.

The restructured loan shall mean a loan, for which the borrower agrees to amend material conditions of the initial agreement, for which reason the borrower may fulfill its loan obligations on more favorable terms. For example, it is agreed to amend one or more below conditions of the initial loan agreement:
- extend the terms of return of the principal debt and/or loan interests;
- decrease the interest rate;
- change the currency in which the loan amount is nominated;
- increase the principal debt amount
- change the repayment schedule for principal and/or interest on the loan, resulting in extension of the due date for at least one payment, subject to keeping unchanged the final debt repayment date;
- change the repayment schedule for principal and/or interest on the loan, resulting in reduction of nearer payments and increase of more distant payments against repayment of principal and/or interest on the loan, subject to keeping unchanged the total amount of debt and the final debt repayment date;
- otherwise change a material condition of the original loan agreement so that it becomes more favourable for the borrower.

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Regarding the industry structure of loans granted, an increase was observed in the shares of manufacturing (18.9%), realty operations (16.8%), mining operations (6.0%). The shares of transport and communications (5.3%), trade (8.1%), electric power industry (3.7%) and financial intermediation (27.9%). Information on concentration of credits granted to borrowers (legal entities and individuals) being residents of the Russian Federation is set forth in the following table (this information is based on accounting statements forms 0409115 “Information on Quality of Credit Institution Assets” and 0409302 “Information on Funds Invested and Borrowed”, sector profile is determined in accordance with the main classification of economic activities of enterprises (OKVED) ):

Industry structure of loan portfolio

Item No.	Index	As at the end of the reporting year (2012)		As at the end of the reporting year (2011)
		Absolute value, thousand rubles	Share of total loans, percent	Absolute value, thousand rubles	Share of total loans, percent
1	2	3	4	5	6
		1,844,940,003	100.0000%	1,626,172,369	100.0000%
1	Loans to legal entities (including individual entrepreneurs), total, including by types of activity*:	1,844,698,588	99.9869%	1,625,899,358	99.9832%
1.2	Financial intermediation	514,081,656	27.8644%	461,806,369	28.3984%
1.3	Manufacturing	348,064,535	18.8659%	295,819,849	18.1912%
1.4	Dealing in real estate, rent and provision of services	309,378,094	16.7690%	266,642,690	16.3970%
1.5	Wholesale and retail trade, repair motor vehicles, motorbikes, household items and personal appliance	149,134,877	8.0835%	152,603,099	9.3842%
1.6	Construction	144,603,487	7.8378%	127,298,535	7.8281%
1.7	Mineral extraction	110,296,423	5.9783%	42,026,672	2.5844%
1.8	Transport and communications	96,948,820	5.2548%	121,647,787	7.4806%
1.9	Other activities	84,869,784	4.6001%	62,538,497	3.8457%
1.10	Production and distribution of electric power, gas and water	69,044,699	3.7424%	77,842,431	4.7868%
1.11	Agriculture, hunting and forestry	17,942,546	0.9726%	16,185,320	0.9953%
1.12	Fishing, fish-farming	333,667	0.0181%	1,488,109	0.0915%
2	Retail loans, total, including the following types:	241,415	0.0131%	273,011	0.0168%
2.1	housing loans, total, including	19,748	0.0011%	28,583	0.0018%
2.1.1.	mortgage loans	16,566	0.0009%	23,089	0.0014%
2.2	car loans	53,363	0.0029%	58,140	0.0036%
2.3	other consumer loans	168,304	0.0091%	186,288	0.0115%

  Loans do not include loans to non-residents, governmental authorities and state-financed organizations, REPO transactions and assignment agreements.

The Bank’s regulatory framework provides for inclusion of the value of credit risk in the price of credit resources, which implies that no preferential loans can be granted.

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3.3. Market Risk

The Bank carries out conservative policy in respected of the market risks assumed. The applicable Bank’s financial risk management system provides for regulation of a net foreign exchange position (Net FX Position), establishment and control of limits for securities operations, interest position monitoring and allows adjusting interest rates for funds borrowed/invested, using floating interest rates. Besides monitoring the compliance with mandatory ratios established by the Bank of Russia, the existing risk management and control system provides for more strict internal limits and ratios on types of risks and transactions. Such limits primarily include:

a)	internal limits on currency risk:

	-	Open Currency Position limits for the Parent Organization and the branches;

	-	VAR limits broken down by business lines;

	-	Open Currency Position limits for the trading portfolio broken down by business lines.

b)	internal limits on interest risk:

	-	economic capital limits to cover interest risk;

	-	VAR limits broken down by business lines;

	-	limits on portfolio value sensitivity to interest rate variations (DV01).

c)	internal limits on price risk:

	-	limits on position value broken down by types of transactions;

	-	limits on position value broken down by securities issuers;

	-	limits on delta-equivalent positions (net and gross);

	-	VAR limits broken down by business lines.

3.4. Operational Risk

The operational risk is a risk of loss caused by the human factor, possible imperfection of internal processes or non-compliance thereof with legislative requirements, failures of information and technology systems, adverse spontaneous external events.

JSC VTB Bank’s operational risk management system is targeted at preventing possible losses and reducing the probability of business processes interruption, inability to ensure high quality customer service due to personnel mistakes, system failures, internal or external fraud, violation of laws.

In its operational risk management practices, the Bank follows the principles established by regulations of the Bank of Russia, as well as the provisions set out in the documents prepared by the Basel Committee on Banking Supervision. As a framework for operational risk management, the Bank has implemented regular procedures ensuring that the risk is identified, assessed, controlled and restricted. All material risk-related deficiencies identified within the internal control system are subject to thorough analysis, which is the base for the development and implementation of measures to eliminate the causes and sources of risk. With the view of operating risk monitoring, the Bank has implemented unified mechanisms to collect information on operational risk incidents and the operational loss associated therewith, as well as the key risk and control indicators. This enables conducting a quantitative assessment of operational risk indicators, including broken down by separate risk categories and JSC VTB Bank’s areas of activities, identifying sources of risk, taking measures to limit the same, preparing management reporting.

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The key mechanisms to restrict operational risks are:

  an integrated system of current and follow-up internal control covering all the Bank’s divisions and areas of activities;

  setting a strict procedure for executing all basic transactions in internal regulatory and methodological documents;

  accounting and recording of banking transactions made, regular checks of primary documents and accounts of transactions;

  applying the principles of separation and limitation of duties, authorities and responsibility of employees, using double control mechanisms, collective decision-making, setting limits on time periods and volumes of transactions;

  banking automation by using high performance information systems, ongoing monitoring of their functioning and taking prompt measures to eliminate the causes of failures;

  ensuring physical and information security, control of access to bank premises;

  thorough personnel screening, training and professional development.

The above risk limiting measures are supplemented with insurance programs diversified in accordance with the types and volumes of transactions effected. The total volume of Bank’s insurance coverage of professional risks in 2012 amounted to RUR14,598,013,000 and traditionally included Financial Institution's Blanket Bond insurance (including electronic and computer frauds), insurance of tangible assets while in vaults and in transit, insurance of card business risks, including ATM and cash liquidity insurance and insurance of loss from plastic card fraud. Independent examination of Bank’s business processes carried out in 2012 in order to asses efficiency of control procedures implemented by the Bank confirmed its high risk protection level.

The operational risk in JSC VTB Bank was under close and systematic supervision and did not have a material impact on the Bank’s performance in 2012.

3.5. Liquidity Risk

The main factors leading to the emergence of liquidity risk at JSC VTB Bank are:
     - mismatch of assets and liabilities by time to maturity;
     - probable outflow of client funds from demand accounts;
     - early termination of deposits raised.

The Bank manages this risk by maintaining the compliance of the balance sheet structure with all liquidity requirements and ratios (internal and prudential ones) and by implementing continuous control on the part of responsible divisions and collective bodies.

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The Bank has in place the following internal limits on liquidity risks:
     - minimum ratios for the stock of high-liquidity assets broken down by transactions in RUR and in foreign currencies;
     - minimum ratios for the stock of liquid assets broken down by transactions in RUR and in foreign currencies;
     - minimum ratio for Treasury Securities Portfolio.

The value of the instant liquidity parameter (H2) (provides for evaluation of the ratio of highliquidity assets of the Bank and the amount of its on-demand liabilities, the minimum value is 15%) was 50.7% as of 01.01.2013, which is slightly different from the level of this parameter as of 01.01.2012, equaling 51.4%. Meanwhile, in 2012, the N2 ratio value generally exceeded significantly the minimum value established by CB RF.

The actual value of the current liquidity ratio (N3) (reflects the ratio of bank’s liquid assets to the bank’s liabilities maturing within the next 30 days, minimum value – 50%) for 2012 varied from 57.4% to 67.0%. Improvement of N3 ratio was due to the growth of the value of highliquidity assets with practically unchanged volume of short-term liabilities.

Improvement of N4 long-term liquidity ratio (the long-term liquidity ratio limits the ratio of the sum of loans with the maturity of more than 1 year to the sum of the Bank’s capital and the liabilities with time to maturity exceeding 1 year, maximum acceptable value – 120%) in 2012 from 94.7% to 83.4% was due to equity growth, as well as outrunning growth of long-term liabilities, assuming that the Bank systematically increased long-term lending volumes.

Thus, the values of the liquidity ratios prove high liquidity cushion of the Bank, in general.

3.6. Legal Risk

(audit of the information set forth in this section was not carried out)

Legal risk is caused by highly complicated and ambiguously interpreted applicable Russian laws subject to frequent changes, conflicting court practice allowing adoption of court acts preventing execution of effective court orders. Moreover, the experience in practical implementation of regulations of Russian tax laws is insufficient and may contribute to increase of tax risks whereby leading to increase of costs of the credit institution being the issuer of securities and owners of securities.

In order to mitigate the risks connected with changes in the civil, foreign exchange, tax and antimonopoly laws, JSC VTB Bank carries out thorough work analyzing draft laws and enacted statutes. JSC VTB Bank carries out continuous monitoring of changes introduced in the laws, valuates and forecasts the extent of possible impact of such changes on its activities, in which regard, the probability of risks connected with enacted law amendments is estimated as insignificant.

JSC VTB Bank traces and timely reacts on changes in laws and aims at constructive dialog with regulatory authorities in issues of enforcement of statutory regulations.

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3.7. Tax Risk

(audit of the information set forth in this section was not carried out)

The Bank operates in Russia. Russian tax, foreign exchange and customs laws started developing relatively recently, as compared to the tax laws of some countries with more developed market economy; therefore, currently, the practice of application of some of their provisions is not always customary and stable. Some provisions of the Russian tax, foreign exchange and customs laws in effect at the moment are formulated insufficiently clearly and unambiguously, which fact often results in different interpretation, selective and inconsistent application and frequent and, in some cases, unpredictable changes thereof, which may be retroactive. Meanwhile, some applicable legal acts in the sphere of taxation often contains regulation gaps. Besides, various federal executive bodies (for example, Ministry of Finance of the Russian Federation, Federal Tax Service and its territorial offices) and their representatives often differently interpret some regulations of the laws on taxation, which fact causes certain contradictions and uncertainty. In this regard, interpretation of such laws by the Bank management in relation to transactions and operations of the Bank may be challenged by respective regional or federal authorities at any moment in future. Recent events, which took place in the Russian Federation, demonstrate that, in practice, tax authorities may have more tough attitude , when interpreting and applying various regulations of such laws, carrying out tax inspections and imposing additional tax requirements. As the result, tax authorities may lay claims in respect of transactions and operations of the Bank, which were not challenged previously. As the result, respective authorities may charge significant additional taxes, penalties and fines.

Field checks of correct calculation and payment of taxes by taxpayers, carried out by tax authorities, may cover three calendar years of operation, immediately preceding the year of taking by the tax authority of the decision to carry out the tax inspection.

As of December 31, 2012, the Bank’s executives think that their interpretation of applicable legal norms is justified and the Bank’s attitude towards taxation issues, as well as issues of foreign exchange and customs laws, will be supported by inspecting bodies.

3.8. Reputational Risk

(audit of the information set forth in this section was not carried out)

JSC VTB Bank considers reputational risk as the risk of occurrence of losses as a result of decrease of the number of clients (counterparties) due to the formation of a negative public opinion about the credit institution’s financial standing, the quality of its service or the nature of activities on the whole.

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Since its incorporation (1990), no situations occurred endangering goodwill of JSC VTB Bank during the entire period of its activity. A priority task for JSC VTB Bank has always been and currently is to provide highest quality banking services and ensure uninterrupted client service.

Over the last two years JSC VTB Bank showed growth in all key banking performance indicators. Successful development of investment banking allowed JSC VTB Bank to take leading positions in the main banking services market segments. JSC VTB Bank’s clients include both governmental entities and leading Russian companies.

The high business reputation of JSC VTB Bank in Russian and international business communities is from year to year confirmed with several awards and titles granted by respectable international organizations and publications.

With the view of further branding of JSC VTB Bank as an open, transparent company oriented at investors, since 2009, the Shareholder Advisory Council has functioned in JSC VTB Bank, which is an independent advisory body meant to ensure effective dialog between JSC VTB Bank and its minorities.

In 2012, 30 events involving minority shareholders of the Bank were held, including 4 meetings of the Shareholder Advisory Council, where issues most relevant for minorities were discussed. besides, during the year, Welcome Days for shareholders have been held in Moscow and Saint-Petersburg, as well as workshops in 9 cities of Russia. Maintaining of fixed contact with shareholders proves a high level of transparency of JSC VTB Bank and helps to support a high level of confidence of investors.

3.9. Strategy Risk

(audit of the information set forth in this section was not carried out)

JSC VTB Bank considers as the strategic risk the risk of losses arising out of errors (deficiencies) which are made when making decisions determining the activity and development strategy and which include insufficient accounting of possible threats to Bank’s activity,. improper or insufficiently justified identification of perspective activity areas where the Bank may gain advantage over its competitors, absence or insufficient scope of necessary resources and organizational measures aimed at ensuring achievement of strategic activity goals of JSC VTB Bank.

In order to mitigate strategic risk, JSC VTB Bank applies a system of development, implementation and revision/update of the strategy, strategic planning and analysis, which complies with the best practice.

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As set forth in the Charter of JSC VTB Bank, priority activities of JSC VTB Bank shall be determined by the Supervisory Board. In order to enhance transparency of taking strategic decisions and involvement of the Supervisory Board members in development of strategic recommendations the Committee for Strategy and Corporate Governance was established in 2011.

Also, JSC VTB Bank has the Strategy and Corporate Development Department which is established to prepare development strategies for each business area and development strategy of the VTB Group as a whole.

The Strategy and Corporate Development Department develops strategies by conducting comprehensive analysis of macroeconomic indicators, indicators of banking sector development and market competitiveness for the business area to be investigated. Strategies are developed in cooperation with competent divisions of JSC VTB Bank, and third-party consultants are involved if necessary. The Strategy and Corporate Development Department evaluates current positions of JSC VTB Bank in specific market segments and achievements for the last 3-5 years.

Then, employees of the Strategy and Corporate Development Department along with experts from other divisions of JSC VTB Bank evaluate possibilities for development of a specific business segment, market development risks and risks associated with competitors’ activity. Strategic goals are defined regarding the market share, volume indicators, income and its structure and for efficiency in a business segment. Priority business areas are identified and recorded which are necessary for successful implementation of the strategy; current and required competitive advantages of JSC VTB Bank are analyzed to achieve target results in a specific business area.

The Strategy and Corporate Development Department as the controlling division monitors execution of the strategy and actively participates in development of business plans for specific business areas.

The development strategy of the VTB Group in a specific banking business segment may be revised in the course of implementation of strategic objectives, in case of change of external environment and/or deviation of forecasts from actual results in any banking business segment.

4.	Material Changes in the Accounting Policy, Affecting Comparability of Certain Performance Indices of the Credit Institution

(audit of the information set forth in this section was not carried out)

4.1. Pursuant to Regulation of the Bank of Russia No. 372-P of 04.07.2011 “On the Procedure for Accounting of Derivatives” and Instruction of the Bank of Russia No. 2654-U of 04.07.2011 “On introduction of Changes in Regulation of the Bank of Russia No. 302-P of March 26, 2007 “On the Rules of Accounting in Credit Organizations Located within the Russian Federation””, internal regulatory acts of the Bank established the procedure for accounting of transactions with various types of derivatives, determining and recording of their fair value.

40

4.2. The procedure was determined for accounting of the real estate being temporarily out of use in core activities as set forth in Instruction of the Bank of Russia dated 29.12.20010 No. 2553-U “On Introduction of Changes in Regulation of the Bank of Russia No. 302-P of March 26, 2007 “On the Rules of Accounting in Credit Organizations Located within the Russian Federation”.

The property shall be entered in to accounting as real estate property temporary not used in core activities based on assumption made according to Regulation “On the Committee of JSC VTB Bank for classification and valuation of real estate owned by JSC VTB Bank”, as regards real estate temporarily not used in core activities, approved by the Board of JSC VTB Bank (Minutes No. 53 dated November 29, 2011), based on criteria set out by the “Rules of Classification and Valuation of Real Estate Owned by JSC VTB Bank”, as regards real estate temporarily not used in core activities, enacted by Order of the Bank No. 677 dated December 14, 2011.

4.3. It was established that the amounts of duly accrued commission fees and penalties, recognized as uncollectable debt and written off the balance sheet shall be recorded within the five year period on off-balance sheet account No. 91803 “Debts written off as a loss” in order to keep in mind their redeemability.

4.4. It was established that with respect to discounted promissory notes with the maturity “at sight, but no sooner than”, the discount shall accrue evenly based on the actual number of calendar days in accrual period, starting from the date following the date of promissory note acquisition and ending with the “no sooner” date plus one year (on the basis of 365 or 366 calendar days in a year).

4.5. Instruction of the Bank of Russia No. 2835-U of 18.06.2012 “On introduction of Changes in Instruction of the Bank of Russia No. 2332-U of November 12, 2009 “On the List, Forms and Procedure for Working out and Submission of Accounting Forms of Credit Institutions to the Central Bank of the Russian Federation”” introduces the following changes in the calculation algorithm of form 0409806 “Balance sheet (published form)” from July 30, 2012:

- balance-sheet account 60348 “Reserves for future expenses” is excluded from calculation of item 17 “Provisions for possible losses under contingent non-credit liabilities, other possible losses and transactions with offshore residents”;
- balance-sheet account 60348 “Reserves for future expenses” is included in calculation of item 16 “Other liabilities”.

For the purposes of data comparability figures of column 4 “Data as of the corresponding date of the previous year” of form 0409806 s of 01.01.2013 were recalculated in accordance with current version of Instruction of the Bank of Russia No. 2332-U of 12.11.2009.

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4.6. Starting from July 1, 2012, Regulation of the Bank of Russia No. 215-P of 10.02.2003 “On Methods of Determining Equity of Credit Organizations” was amended so that calculation of equity includes results of transactions with derivatives.

4.7. New Russian laws on transfer pricing, which was enacted as of January 1, 2012, allow tax authorities of Russia to use tax base adjustments and charge additional profit tax amounts, as well as personal income tax, value-added tax and mining tax amounts (in some cases established by Article 105.3 of the Tax Code of the Russian Federation) due and payable in respect of all controlled transactions, if the price used in the transaction is outside of the market price range. The list of controlled transactions includes transactions concluded among affiliates, as well as separate types of transactions with non-affiliated parties, which are equaled to controlled transactions in accordance with provisions of Article 105.14 of the Tax Code of the Russian Federation. Transactions on the internal market are subject to new rules, in case the sum of prices of all transactions among affiliates for 2012 exceeds RUR3 billion. In case of charging additional profit tax amount on the profit of one of the parties to a transaction on the internal market, the other party may perform the corresponding adjustments of its profit tax obligations, based on special notice of symmetrical adjustment, issued by tax authorities.

Rules in the sphere of transfer pricing, applicable in Russia, significantly increased load on the taxpayers as to tax compliance management, as compared to transfer pricing rules effective prior to 2012, in particular, burden of proof of marketability of applicable prices is passed from Russian tax authorities to taxpayers. These rules do not only apply to transactions concluded in 2012, but also to transactions concluded in previous tax periods, if corresponding income and expenses were recognized in 2012 (except of certain types of transactions). Regarding transactions with securities and derivatives, special transfer pricing rules established by articles 280 and 305 of the Tax Code of the Russian Federation shall apply.

In 2012, the Bank determined its tax liabilities arising out of controlled transactions, based on actual prices of the transactions. According to the Bank’s management, the bank fully complies with the transfer pricing rules, and prices used in controlled transactions in 2012 correspond to the market price level.

On account of uncertainty and insufficient practice of application of the transfer pricing laws applicable in Russia, Russian tax authorities may challenge the level of prices used by Russian taxpayers in controlled transactions and charge additional amounts of applicable taxes due and payable, if the said taxpayers including the Bank fail to prove that market prices were used in controlled transactions. Within the time set by the Tax Code f the Russian Federation, the Bank will submit to Russian tax authorities duly filled notice of controlled transactions, supported by corresponding documents on transfer pricing, available to the Bank.

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5. Balance Item Inventory Summary

(audit of the information set forth in this section was not carried out)

According to Direction of the Bank of Russia dated 08.10.2008 No. 2089-U “On the Procedure of Preparation of the Annual Report by Credit Institutions” the Bank took necessary measures to ensure timely and high-quality preparation of the annual report at the end of the year.

According to Order of JSC VTB Bank dated 24.10.2012 No. 766 inventory check of fixed assets, intangible assets and material inventories as of 01.11.2012 was conducted. Insignificant deviations detected were recorded on respective accounts in the reporting period and did not produce a considerable impact on the Bank’s financial activity result.

According to Order of JSC VTB Bank dated 14.11.2012 No. 852, inventory check of all balance sheet items as of 01.12.2012 was conducted, including cash and valuables, settlements for claims and liabilities under banking operations, including claims and liabilities under time transactions, settlements with debtors and creditors, which are posted on balance and offbalance accounts.

According to Orders of JSC VTB Bank dated 21.12.2012 No. 1008 (regarding the Lead Organization) and dated 25.12.2012 No. 1011 (regarding branches) the Bank took necessary measures to close the year of 2012 and prepare the annual report, in particular:

- claims and liabilities of the Bank under time transactions as of 01.01.2013 were reconciled to ensure complete recording of Bank’s financial results in the balance sheet. No inconsistencies were detected;

- inventory check was conducted for cash and valuables on cash accounts of the Lead Organization, branches and additional offices as of 01.01.2013. According to inventory check results, actually available valuables complied with accounting data;

- analytical and synthetic accounting data as of 01.01.2013 were reconciled. No inconsistencies were detected;

- work was performed to ensure that clients acknowledge balances on their accounts opened in the Bank as of 01.01.2013 by 31.01.2013. Work is in progress to ensure that clients acknowledge balances on their accounts opened in JSC VTB Bank.

6. Principles and Methods of Evaluation and Accounting of Certain Balance Items

Bank’s unified methodological accounting bases are stated in the Regulation on Accounting Policy of JSC VTB Bank” for the year 2012 which is approved by Bank’s Order No. 718 dated 30.12.2011.

Operations with client accounts, property, claims, liabilities, economic and other operations of the Bank are accounted in the currency of the Russian Federation by the method of overall, continuous, documented and interrelated recording on accounts.

43

Bank’s property is accounted separately from property of other legal entities which is available in the Bank.

Assets and liabilities are accounted at their initial cost as of the date of acquisition or origination.

Operations with foreign currency accounts are performed in compliance with foreign currency law of the Russian Federation subject to recording in the Bank’s balance sheet in rubles at the exchange rate of the Bank of Russia as of the date of transaction. Foreign currency accounts are re-estimated as the official exchange rate of the Bank of Russia is changed, except of amounts of received and provided advance payments and prepayment for supplied goods, performed work or rendered services, recorded on balance-sheet accounts for accounting of settlements with non-resident organizations for business transactions; precious metal accounts - as the accounting price of metal to be determined by the Bank of Russia is changed.

income and expenses are accounted on accrual basis. Financial results of operations (income and expenses) are accounted as they accrue, and not based on the actual receipt or payment of cash (cash equivalents) Income and expenses are accounted within the period to which they refer. Acquisition of income from loans, assets (claims) referred to quality category III is recognized as ascertained.

Fixed assets and intangible assets with the acquisition cost expressed in foreign currency are valuated in rubles by converting the foreign currency amount at the exchange rate set by the Bank of Russia as of the date of Bank’s acquisition of such assets by the right of ownership, operating management or lease agreement. Inventories valued in foreign currency are valued in rubles by converting the foreign currency amount at the exchange rate set by the Bank of Russia as of the date of signing of a document under which valuables are entered in accounts.

According to the Accounting Policy, real estate is accounted at recovery value, for which purpose the Bank revaluates real properties. A decision to make a revaluation is made by the management of the Bank on the basis of market price analysis.

After initial recognition of real estate temporarily not used in core activities its accounting shall be carried out at initial value less accumulated amortization and accumulated impairment losses.

Real estate property temporarily not used in core activities shall be subject to impairment test. Excess of residual value (initial value less amortization charges and accrued impairment losses) of real estate temporarily not used in core activities over its compensated value (the largest amount that may be received form use or sale of this property (excluding retirement costs)) shall be considered impairment.

Assumption with regard to existence/non-existence or impairment indicators shall be made no less than annually. Assumption of impairment loss shall be recorded on accounts on the basis of Act of Reconciliation between residual and compensated values of real estate temporarily not used in core activities, for which impairment indicators have been identified, and Minutes of the Committee of JSC VTB Bank for classification and valuation of real estate owned by JSC VTB Bank, as regards real estate temporarily not used in core activities.

44

Securities, depending on the purpose of acquisition, at the moment of their initial recognition investments in securities shall be referred to one of the following four categories:
- “Measured at fair value through profit or loss”;
- “Held to maturity”;
- “Available for sale”;
- “Participation”.

Securities are reclassified into another category in accordance with the criteria set out in the Bank’s Accounting Policy.

Since the first recognition and till the termination of recognition the investments in securities are measured (revaluated) at current (fair) value, or by making provisions. In conditions of active market, securities “Measured at fair value through profit or loss” and securities “Available for sale” shall be revaluated on a daily basis according to the Bank’s Regulation “Methodology of Determining the Current (Fair) Value of Securities for the Purposes of Accounting in JSC VTB Bank” approved by Order of JSC VTB Bank dated 28.12.2010 No. 700, subject to amendments brought into force by Order of JSC VTB Bank No. 740 of 30.12.2011 (hereinafter - the “Methodology”).

With respect to securities “Available for sale” whose current (fair) value cannot be determined reliably, or with respect to securities with evident indications of impairment, provisions for possible losses shall be formed according to Regulation No. 283-P of the Central Bank of Russia “On the procedure for making provisions for possible losses” dated March 20, 2006.

Debt instruments “Held to maturity” and those which were not redeemed on due date shall not be revaluated. Provisions for possible losses shall be made with respect to investments in securities (if impairment indicators are present).

The procedure for writing off the secondary balance sheet accounts of the single-issue securities or securities with the same international security identification code (ISIN) during retirement (realization) of the above shall be determined based on the initial cost of the securities first acquired (FIFO method).

Third-party promissory notes denominated in a foreign currency that were acquired by the Bank and that contain no effective payment clause shall be recorded on the corresponding balance sheet accounts in the currency of par value. Interest income and discount accrued with respect to third-party promissory notes denominated in a foreign currency which contain no effective payment clause shall be recorded in the accounts in the currency of par value.

45

Third-party promissory notes acquired by the Bank and denominated in one currency while containing the clause on effective payment in another currency shall be recorded in the currency of liability (payment). Interest income and discount accrued with respect to thirdparty promissory notes denominated in one currency while containing the clause on effective payment in another currency shall be recorded in the accounts in the currency of liability (payment).

Pursuant to Regulation of the Bank of Russia No. 372-P of 04.07.2011 “On the Procedure for Accounting of Derivatives” and Instruction of the Bank of Russia No. 2654-U of 04.07.2011 “On Introduction of Changes in Regulation of the Bank of Russia No. 302-P of March 26, 2007 “On the Rules of Accounting in Credit Organizations Located within the Russian Federation””, internal regulatory acts of the Bank established the procedure for accounting of transactions with various types of derivatives.

Order of the Bank No. 673 of 08.12.2011 “On Classification of Contracts and Transactions as Derivatives” determines classification of contracts and transactions as derivatives. From the date of initial recognition and till termination of such recognition, derivatives shall be daily revaluated at fair value in accordance with the Regulation “Methodology of Determining the Fair Value of Derivative Financial Instruments for the Purposes of Accounting in JSC VTB Bank” approved by Order of the Bank №730 dated 30.12.2011, establishing the procedure for determining the fair value of derivatives to revaluate them according to Russian Accounting Rules in JSC VTB Bank.

7. Details of Events after the Accounting Date

7.1. The Bank’s Accounting Policy as well as Regulation on Procedure for Recognition of Post Balance Sheet Date Events and their Recording in Annual Report in JSC VTB Bank approved by Order No. 1092 dated December 29, 2008 determine the methods to identify and reflect in the annual report the post balance sheet date events (hereinafter PBSDE) evidencing the conditions of Bank operation as of the reporting date. Materiality criteria are also determined for events characterizing Bank’s activity conditions occurred after the reporting date (non-adjusting events) which are determined in the amount equaling at least 0.5% of Bank’s capital.

The Bank’s Accounting Policy determines that the post balance sheet date events shall be posted and reflected in accounting on the books of the Bank’s Head Organization and on the books of Bank’s branches.

7.2. As stated in Directive of the Bank of Russia dated 08.10.2008 No. 2089-U “On the Procedure of Preparation of the Annual Report by Credit Institutions”, including orders of JSC VTB Bank dated 21.12.2012 No. 1008 (regarding the Head Office) and dated 25.12.2012 No. 1011 (regarding branches), the Bank recorded operations referred to adjusting events after the reporting date to prepare its annual report.

The total amount of adjusting PBSDE recorded on accounts 707 “Financial result of the past year” for revenue recognition amounted to RUR978,297,000, for expense recognition-RUR4,422,866,000.

46

As adjusting PBSDE, real estate revaluation was carried out as of January 1, 2013 at the current (replacement) cost by direct recalculation according to prices documented by an assessment organization, subject to additional charging of depreciation, using the conversion rate, and recording in the accounts:
- Increase of book value of the real estate on balance-sheet account 60401 “Fixed assets (except of land)” by the amount of RUR3,120,436,000, on balance account 60404 “Land” - by the amount of RUR612,350,000;
- increment of value of real estate during revaluation on balance-sheet account 10601 “Increment of property value during revaluation” by the amount of RUR3,999,098,000;
- write-down of certain real estate on balance-sheet account 70706 “Expenses on write-down of fixed assets” for the amount of RUR435,888,000; revenue from final appraisal of certain real estate after their write-down on balance-sheet account 70701 “Proceeds from final appraisal of fixed assets after their write-down” for the amount of RUR109,533,000;
- increase of the amount of depreciation of real estate on balance-sheet account 60601 “Depreciation of fixed assets” for the amount of RUR60,044,000.

7.3. When preparing the annual report the following material events were identified characterizing Bank’s activity conditions, which occurred after the reporting date.

In January 2013, JSC VTB Bank raised credit from VTB Capital S.A. Luxembourg within the issue of Euro-bonds under EMTN No. 2 for the amount of RMB1,000,000,000 (RUR4,843,970,000) with the maturity date in October 2015.

In January-February 2013, JSC VTB Bank issued Exchange Bonds series BO-21 and BO-22 for the amount of RUR15,000,000,000 with the maturity date in January 2016 and RUR15,000,000,000 with the maturity date in February 2016, respectively.

In January-March 2013, JSC VTB Bank raised credits from VTB ECP Finance Limited under the urocommercial paper issue programme in the total amount of USD298,377,000 with the maturity date in January-March 2014; for the amount SHF14,356,000 with the maturity date in January 2014; for the amount RUR504,581,000 with the maturity date in February 2014.

In February 2013, based on decisions of the Supervisory Board and the managing Board of JSC VTB Bank, in connection with liquidation of the borrowing organization, loan debt recognized as uncollectable was written off the balance sheet by means of formed provisions for possible losses under loans and similar debts:
- of JSC Blagoveshchenck Distillery for the amount of RUR390,268,000;
- LLC Impex Oil for the amount of RUR169,997,000.

Moreover, receivables - a penalty accrued on the overdue loan debt of such counterparties in the amount was written off the balance sheet by using the created provision for possible losses for the amount of RUR145,706,000 and RUR14,227,000, respectively.

47

7.4. Within the period after the accounting date, the following material changes in the tax laws have come into force:

7.4.1. In case of fixed asset sales earlier than upon expiry of five years from commissioning to an affiliate, the bonus depreciation established in p. 9, Art. 258 of the RF Tax Code is subject to recovery within non-operation income.

7.4.2. Depreciation on depreciable assets, including fixed assets, title to which is subject to state registration in accordance with the laws of the Russian Federation, starts being accrued from the 1st day of the month following the month, when such asset was commissioned, irrespective of its state registration date.

7.4.3. The date of transfer of real estate to the acquirer of such property under a transfer act or another document on property transfer shall constitute the date of real estate sale.

7.4.4. Losses incurred during the effective period of the trust agreement, under which the trustor is not a beneficiary, from use of the property placed into trust shall not be taken into account, when determining the tax base for the profit tax by the trustor and the beneficiary.

7.4.5. Movable property recorded as fixed assets from 01.01.2013 is not recognized as a taxable asset.

7.4.6. The list of individuals exempted from payment of personal income tax from medical treatment and service payment using the funds of the employer, remaining after profit tax payment, is complemented by ex-employees, who retired due to disability or old age.

7.4.7. The employer shall be entitled to provide social tax deduction for amounts of additional premiums to the funded component of the occupational pension, withheld from salary upon application from employees (the ceiling amount is RUR120,000 for the calendar year).

7.4.8. Procedure is determined for fulfillment of duties of a tax agent for personal income tax issues by a depository in respect of yield on federal equity securities subject to obligatory central storage (irrespective of their issue registration date) and on other equity securities subject to obligatory central storage (in respect of issues, state registration of which or assignment of identification number to which are effected after January 1, 2012), paid to foreign organizations acting in the interests of individuals.

In particular, requirements to content of information on each of such individuals, submitted to the depository by a foreign nominal holder authorized by a foreign holder and owner of the depository programme account and time for submission are specified.

In case of failure to submit (partial submission) of information on individuals, the yield on the specified securities shall be subject to taxation at the rate of 30% (p. 3 Art. 224 of the RF Tax Code) without exemptions established by the RF Tax Code, as well as international treaties regulating taxation issues.

48

7.4.9. Procedure is determined for fulfillment of duties of a tax agent by a depository in respect of yield on federal equity securities subject to obligatory central storage irrespective of the issue registration date and on other equity securities subject to obligatory central storage (in respect of issues, state registration of which or assignment of identification number to which are effected after January 1, 2012), paid to foreign organizations acting in the interests of legal entities.

In particular, the list of data on legal entities, which shall form part of information to be disclosed to the depository by a foreign nominal holder authorized by a foreign holder and owner of the depository programme account, is stated.

In case of failure to submit (partial submission) of information on legal entities, the yield on the specified securities shall be subject to taxation at the rate of 30% (p. 3 Art. 224 of the RF Tax Code) without exemptions established by the RF Tax Code, as well as international treaties regulating taxation issues.

7.4.10. Services provided by professional participants on securities, commodity and foreign exchange markets are exempted from VAT.

In particular, VAT is nor imposed on services provided by:
- depositories (including specialized depositories and the Central Depository), registrars, dealers, brokers;
- services provided by the above organizations and directly related to services provided by them within the scope of licensed activities according to the list established by the Government of the Russian Federation;
- services connected with maintenance of prices, demand, supply and/or volume of the initiated trading, provided by market makers.

8. Changes in the Accounting Policy for 2013

(audit of the information set forth in this section was not carried out)

Bank’s Order of 26.12.2012 No. 1046 “On Putting into Force of the Regulations “Accounting Policy of JSC VTB Bank”” approves the “Accounting Policy of JSC VTB Bank” for accounting purposes in accordance with the Russian Accounting Standards since 01.01.2013 (hereinafter - the “Accounting Policy”).

The accounting policy is worked out in accordance with Federal Act of 06.12.2011 No. 402-FZ “On Accounting”, Regulation of the Bank of Russia of 16.07.2012 No. 385-P “On the Rules of Accounting in Credit Organizations Located in the Russian Federation”, effective since 01.01.2013, internal regulatory acts of the Bank.

8.1. Procedure for opening/closing accounts and performance of transactions using accounts for accounting of intrabank requirements and obligations, as well as types of operations on accounts for accounting of intrabank requirements and obligations of distribution (re-distribution) of assets, liabilities, capital are determined by the regulatory act of the Bank “Rules of Building the Settlement System of JSC VTB Bank for Accounting of Settlements among Branches and the head Organization of JSC VTB Bank, Using Accounts of Intrabank Claims and Liabilities in the Currency of the Russian Federation, Foreign Currency and Precious Metals” approved by Order of JSC VTB Bank No. 1055 of 28.12.2012.

49

8.2. Procedure is determined for recording on off-balance accounts of collateral provided by the Bank under concluded credit agreements for fund raising:

- claims with respect to loan agreements transferred as collateral for funds raised shall be recorded on the respective off-balance account in the amount equal to amount of outstanding principal debt under the respective loan agreement.

The balance sheet value of claims with respect to loan agreements transferred as collateral shall be adjusted due to changes (decrease/increase) in principal debt amount under respective loan agreement;

- securities (including notes), precious metals and other property owned by the Bank and transferred as collateral for funds raised, shall be recorded on respective off-balance accounts at the book value as of the date of loan raising;

- foreign currency-denominated securities, as well as precious metals transferred as collateral for funds raised shall be recorded on the appropriate accounts in ruble equivalents at the official rate set by the Bank of Russia (for precious metals — based on the valuation prices set by the Bank of Russia) effective as of the date of raising loan.

8.3. Procedure for recording of accepted credit transaction collateral on off-balance accounts is determined:
Collateral under credit transactions accepted by the Bank shall be recorded on respective off-balance sheet accounts on the effective date of collateral agreements/ acceptance by pledge-holder Bank of the collateral, but nit earlier than the date of issue of a non-recurrent loan, date of recording “drawdown limit” or “outstanding limit” under credit facilities (including granting loans in the form of “overdraft”), on the date of payment under the Bank-issued guarantee/uncovered letter of credit without provision of credit facility/uncovered letter of credit, if loan was not granted to ordering customer and the payment under letter of credit was effected by the Bank from its own funds.

8.4. Procedure is determined for revaluation of funds in foreign currency/precious metals at the official foreign currency/ruble rate / book valuation established by Bank of Russia as of the respective day, in case of opening balance on the last calendar day of the month, which falls on weekend.

8.5. With the view of formation and recording in accounts provisions-estimated non-credit liabilities and contingent non-credit liabilities, regulatory act of the Bank “Rules of Determination and Bookkeeping of provisions - Estimated Non-Credit Liabilities in JSC VTB Bank” approved by Bank’s Order No. 750 of 19.10.2012 is put into force, establishing possible object of non-credit liabilities, principles of recognition and assessment of provisions - estimated non-credit liabilities formed on balance sheet account No. 61501, as well as attributes of a contingent non-credit liability meeting materiality criteria.

50

Non-credit liabilities shall mean:

- payable amounts under disputes not settled by means of letter-of-claim or other pre-action protocol as of the accounting date, as well as under legal proceedings not terminated as of the accounting date, where the Bank defends the suit, decisions on which may be taken in following accounting periods only (property value subject to disposal based on claims raised against the Bank, third-party claims), in accordance with documents submitted to the Bank, including documents from judicial and tax authorities;

- amounts of discrepancies as to payment of penalties (fines), unsettled as of the accounting date, - in accordance with the concluded contracts or regulations of the laws of the Russian Federation;

- amounts payable at sale or termination of any activity of the Bank, closing of branches of the Bank or their transfer to another region - based on settlements performed in accordance with the obligations to lenders, connected with unexecuted contracts, and/or to Bank employees in connection with their forthcoming dismissal;

- amounts payable under other non-credit liabilities.

Objects of non-credit liabilities are divided into:
- Provisions - estimated non-credit liabilities;
- Non-credit contingent liabilities.

Provision - an estimated non-credit liability shall be recognized in accounts, providing all the following conditions are met:
a) the Bank has an outstanding liability (legal and inferred), resulting from some past event;
b) it seems probable that retirement of resources containing economic benefits would be necessary for settlement of the liability;
c) it is possible to carry out reliable estimation of the liability amount. Loss incurring by the Bank, as the result of performance of its obligations, shall be deemed probable, if performance probability exceeds 50%.

Contingent non-credit liability meeting the materiality criterion shall be recognized in the accounts, subject to compliance with one of the following conditions:
- the Bank has doubts as to existence of liability, as existence of Bank's outstanding liability, which may lead to retirement of resources containing economic benefits, requires confirmation; or
- it seems improbable that retirement of resources containing economic benefits would be necessary for settlement of the liability (probability of retirement of the Bank’s resources containing economic benefits for fulfillment of such liability is not more than 50%); or
- it is impossible to carry out adequate estimation of the liability amount, and the amount of such estimation exceeds the accepted materiality level.

51

The index of not less than 0.2% of the Bank’s capital according to form 0409134 as of the previous accounting date is established as the materiality criterion for the amount of the contingent non-credit liability. The amount of the contingent non-credit liability consistent with the materiality criteria shall be taken into account.

8.6. It is definite that the Bank’s treasury shares repurchased from shareholders shall be recorded in accounts at acquisition cost.

8.7. It is definite that promissory notes issued by the Bank which are transferred to the Bank under pledge contract by virtue of pledging endorsement or blank endorsement shall be recorded on Custody accounts from the effective date of the contract through the end date of the contract.

8.8. If there is no active market, securities “Measured at fair value through profit or loss” and securities “Available for sale” shall be revaluated at least once a month (revaluation is mandatory as of the last working day of each month), as well as in case of significant market changes (as of the day following the day of such significant changes) based on grounded assumption according to the Bank’s Regulations “Methods for Determining Current (Fair) Value of Securities for Purposes of Bookkeeping in JSC VTB Bank” approved by Bank’s Orders No. 740 of 30.12.2011 and No. 856 of 16.11.2012.

8.9. It is definite that, in case of liquidation of a debtor legal entity which was declared bankrupt by decision of court of arbitration (based on Certificate of entry in the unified state register of legal entities on liquidation of borrowing legal entity), amounts of duly accrued commission fees and penalties, recognized as uncollectable debt and written off the balance sheet shall not be recorded on off-balance sheet account No. 91803 “Debts written off as a loss”.

8.10. The procedure for bookkeeping account use with the view to reflect activities connected with banknote transactions: if the currencies of claims and liabilities under the banknote transaction coincide - balance-sheet accounts No. 30221, No. 30222 “Outstanding Transfers and Settlements of the Credit Institution” are used, if the currency of claims and liabilities do not coincide - balance-sheet accounts No. 47407, No. 47408 “Settlements under Conversion Transactions, Derivatives and Futures Transactions”.

52

9. Explanatory Note Publication

The Explanatory Note will not be published as part of the annual report in print media. The Explanatory Note will be placed as a part of the annual report on the web-site www.vtb.ru, used by the Bank to disclose information.

President and Chairman of the Management Board	A.L. Kostin

Chief Accountant	O.A. Avdeyeva

53

Totally bound, numbered and sealed 68 sheets. /Signed/ /stamp/

54

Annex 2.1. Turnover balance sheet of accounts of the credit institution for April 2013

                                                                                                                                                                          Bank reporting forms
                                                                                                                                    +--------------+-----------------------------------------+
                                                                                                                                    |Territory Code|   Code of credit institution (branch)   |
                                                                                                                                    |    OKATO     +-----------------+-----------------------+
                                                                                                                                    |              |     OKPO        | Registration number   |
                                                                                                                                    |              |                 |    (/Index number)    |
                                                                                                                                    +--------------+-----------------+-----------------------+
                                                                                                                                    |40262563000   |00032520         |       1000            |
                                                                                                                                    +--------------+-----------------+-----------------------+

           TURNOVER BALANCE SHEET OF ACCOUNTS OF THE CREDIT INSTITUTION
                                  for March 2013

Abbreviated corporate name of the credit institution: OJSC VTB Bank

Postal address:   119121 Moscow, ul. Plyushchikha, 37

                                                                                                                                                                           Form Code 0409101
                                                                                                                                                                             Monthly (Daily)
                                                                                                                                                                    (Quarterly) (Semiannual)

                                                                                                                                                                                 RUB thousand
+-------+--------------------------------------------+-----------------------------------------------------------------------------------------+---------------------------------------------+
|Second |               Opening balances             |                               Turnovers in reporting period                             |               Closing balances              |
|order  |                                            +--------------------------------------------+--------------------------------------------+                                             |
|balance|                                            |                    DR                      |                        CR                  |                                             |
|sheet  +--------------+--------------+--------------+--------------+--------------+--------------+--------------+--------------+--------------+--------------+--------------+---------------+
|account|      RUB     |Foreign curr.,|    Total     |      RUB     |Foreign curr.,|     Total    |      RUB     |Foreign curr.,|     Total    |      RUB     |Foreign curr.,|      Total    |
|number |              | prec. metals |              |              | prec. metals |              |              | prec. metals |              |              | prec. metals |               |
+-------+--------------+--------------+--------------+--------------+--------------+--------------+--------------+--------------+--------------+--------------+--------------+---------------+
|   1   |      2       |       3      |       4      |       5      |       6      |       7      |       8      |       9      |       10     |       11     |       12     |      13       |
+-------+--------------+--------------+--------------+--------------+--------------+--------------+--------------+--------------+--------------+--------------+--------------+---------------+

                       À. Balance sheet accounts
     Assets
|10605           9403474              0        9403474        1797445              0        1797445        1210594              0        1210594        9990325              0        9990325|
|20202           5033902        2686112        7720014       95282917       13968484      109251401       95264921       13314066      108578987        5051898        3340530        8392428|
|20208             35742            320          36062          93622           1252          94874          96237           1565          97802          33127              7          33134|
|20209            959916          13846         973762       97015997        1559975       98575972       97190151        1535685       98725836         785762          38136         823898|
|20302                 0       20312004       20312004              0        5895939        5895939              0        7010678        7010678              0       19197265       19197265|
|20303                 0         705846         705846              0         729255         729255              0         959451         959451              0         475650         475650|
|20305                 0        3784396        3784396              0        6070678        6070678              0        5787923        5787923              0        4067151        4067151|
|20308                 0          57191          57191              0            292            292              0            493            493              0          56990          56990|
|20316                 0        1566531        1566531              0         100629         100629              0          87313          87313              0        1579847        1579847|
|30102          45892662           2821       45895483     3612714670        7065891     3619780561     3609200590        7065306     3616265896       49406742           3406       49410148|

                                                                                        Page 1

|30110           6012080         103183        6115263       52306143        8056519       60362662       52327033        6010572       58337605        5991190        2149130        8140320|
|30114            754062      277300542      278054604      245474237     6406116377     6651590614      240894338     6439928305     6680822643        5333961      243488614      248822575|
|30119                 0         403006         403006              0      162794341      162794341              0      162978435      162978435              0         218912         218912|
|30202          15589380              0       15589380        1730364              0        1730364              0              0              0       17319744              0       17319744|
|30204          13103600              0       13103600              0              0              0         705012              0         705012       12398588              0       12398588|
|30210             67265              0          67265         820794              0         820794         781609              0         781609         106450              0         106450|
|30211                 0          14231          14231              0            371            371              0           6346           6346              0           8256           8256|
|30221             70000         969803        1039803      112375185       10672989      123048174      112445185       10350215      122795400              0        1292577        1292577|
|30233            363992           6246         370238       20857426         107653       20965079       20749331         110694       20860025         472087           3205         475292|
|30235              4500              0           4500        1155877              0        1155877        1158377              0        1158377           2000              0           2000|
|30302         546145591      104318059      650463650     1046108068      202496095     1248604163      989454031      198537950     1187991981      602799628      108276204      711075832|
|30304             51399         204693         256092        8794183         393544        9187727        8828596         518503        9347099          16986          79734          96720|
|30306         245764729        3450722      249215451      290402713        2787698      293190411      223951517         424783      224376300      312215925        5813637      318029562|
|30413           1395319              0        1395319      273064103              0      273064103      267510148              0      267510148        6949274              0        6949274|
|30424           1895440              0        1895440      499798626              0      499798626      499604887              0      499604887        2089179              0        2089179|
|30425             14000           2450          16450              0             84             84              0             54             54          14000           2480          16480|
|30602                 0        3303538        3303538              0        7017775        7017775              0        8134789        8134789              0        2186524        2186524|
|32001             11346              0          11346           1584          72023          73607          12930            584          13514              0          71439          71439|
|32002            550000        8102592        8652592       35990000       41128478       77118478       36540000       49231070       85771070              0              0              0|
|32003            800000        2081238        2881238       10988000      133446713      144434713       11370000      130312545      141682545         418000        5215406        5633406|
|32004                 0        4752255        4752255         720000       39125697       39845697         720000       36948466       37668466              0        6929486        6929486|
|32005          10400000              0       10400000              0              0              0       10000000              0       10000000         400000              0         400000|
|32006          19000000              0       19000000              0              0              0              0              0              0       19000000              0       19000000|
|32007           2640000         667520        3307520              0          22463          22463              0          54561          54561        2640000         635422        3275422|
|32008          34340000              0       34340000              0          40603          40603              0            308            308       34340000          40295       34380295|
|32009          18060000              0       18060000              0              0              0              0              0              0       18060000              0       18060000|
|32101             11046         130699         141745        3040493          14942        3055435        2795251           6206        2801457         256288         139435         395723|
|32102            200000       12799244       12999244        4787000     2827912630     2832699630        4987000     2840711874     2845698874              0              0              0|
|32103          31821100       41048160       72869260       38461100      859031835      897492935       70282200      880946581      951228781              0       19133414       19133414|
|32104         137126738        7411715      144538453       93191717       95573284      188765001      168338737       82403896      250742633       61979718       20581103       82560821|
|32105                 0      163413057      163413057          70000       10296242       10366242              0      111561549      111561549          70000       62147750       62217750|
|32106                 0        1631811        1631811              0         470682         470682              0          36900          36900              0        2065593        2065593|
|32107                 0        6131564        6131564       69993120         213548       70206668              0         330574         330574       69993120        6014538       76007658|
|32108                 0       38699595       38699595       26350000       68170790       94520790              0        2050944        2050944       26350000      104819441      131169441|
|32109                 0       44035378       44035378       10000000       18978272       28978272              0        1402262        1402262       10000000       61611388       71611388|
|32201                 3              0              3              3              0              3              3              0              3              3              0              3|
|32301                 0        1073047        1073047              0          36712          36712              0          23536          23536              0        1086223        1086223|
|32305                 0        9186060        9186060              0         314280         314280              0         201480         201480              0        9298860        9298860|
|32307           4700000       11115133       15815133              0         215630         215630              0        6681333        6681333        4700000        4649430        9349430|

                                                                                        Page 2

|32308          13230200       95756778      108986978              0        3462808        3462808             40        2101745        2101785       13230160       97117841      110348001|
|32309          75186926       89906219      165093145        8000000        2932992       10932992          52614        7910536        7963150       83134312       84928675      168062987|
|32401           3270103              0        3270103              0              0              0              0              0              0        3270103              0        3270103|
|32402                 0         122481         122481              0        2056488        2056488              0         148565         148565              0        2030404        2030404|
|32502                 0              9              9              0         452595         452595              0           5750           5750              0         446854         446854|
|44205           1000000              0        1000000         850000              0         850000        1000000              0        1000000         850000              0         850000|
|44206           2475000              0        2475000        1375000              0        1375000        2165000              0        2165000        1685000              0        1685000|
|44207          39785005              0       39785005       14679409              0       14679409       12820076              0       12820076       41644338              0       41644338|
|44208          44180981              0       44180981        8984000              0        8984000        4024648              0        4024648       49140333              0       49140333|
|44209           3500000              0        3500000              0              0              0              0              0              0        3500000              0        3500000|
|44601                 0              0              0              4              0              4              4              0              4              0              0              0|
|44604            155400              0         155400           4844              0           4844         130000              0         130000          30244              0          30244|
|44605            341756              0         341756         190500              0         190500         220000              0         220000         312256              0         312256|
|44606           2374315         535810        2910125           1531          18332          19863          25000          11752          36752        2350846         542390        2893236|
|44607           8276598         729388        9005986         736800          23763         760563          30000          16217          46217        8983398         736934        9720332|
|44608           4732200        5478515       10210715              0         187408         187408              0         126334         126334        4732200        5539589       10271789|
|44708                 0        6430242        6430242              0         219996         219996              0         141036         141036              0        6509202        6509202|
|44807           3000000              0        3000000              0              0              0        3000000              0        3000000              0              0              0|
|44904                 0              0              0          36000              0          36000              0              0              0          36000              0          36000|
|44905            420933              0         420933          28855              0          28855         169933              0         169933         279855              0         279855|
|44906           1234402              0        1234402         805081              0         805081         361884              0         361884        1677599              0        1677599|
|44907           3173850              0        3173850              0              0              0           8960              0           8960        3164890              0        3164890|
|44908            206543              0         206543              0              0              0              0              0              0         206543              0         206543|
|45103          15130000        2220643       17350643       37580863        3930225       41511088       21933963        4789448       26723411       30776900        1361420       32138320|
|45104              1388              0           1388          13108              0          13108            750              0            750          13746              0          13746|
|45105              4714              0           4714          19934              0          19934            890              0            890          23758              0          23758|
|45106          67253235        4286828       71540063       13630761         146664       13777425        4152165          94024        4246189       76731831        4339468       81071299|
|45107          66855241       32931242       99786483         117509        1104997        1222506         118491         847266         965757       66854259       33188973      100043232|
|45108           9639725       12708756       22348481              0         204549         204549         704888         321070        1025958        8934837       12592235       21527072|
|45201           2169868              0        2169868        7588437              2        7588439        7847545              0        7847545        1910760              2        1910762|
|45203          13845347        3613184       17458531       24980981       13401623       38382604       25681968       13709066       39391034       13144360        3305741       16450101|
|45204          20346497        1065682       21412179        8750023        2356744       11106767       12129778         225122       12354900       16966742        3197304       20164046|
|45205          35111262         183284       35294546       11992218         173883       12166101       11649571         107282       11756853       35453909         249885       35703794|
|45206         138244356       14160510      152404866       41343381        5823014       47166395       42657581        1176012       43833593      136930156       18807512      155737668|
|45207         492584490       89186344      581770834       28095577        9429663       37525240       31000699       16901626       47902325      489679368       81714381      571393749|
|45208         657631099       35522889      693153988       70056866        3297034       73353900       52851619        1953966       54805585      674836346       36865957      711702303|
|45306            490100              0         490100         439500              0         439500         840800              0         840800          88800              0          88800|
|45307           1089271              0        1089271         457480              0         457480         208361              0         208361        1338390              0        1338390|
|45308             96117              0          96117              0              0              0          80158              0          80158          15959              0          15959|
|45401             11197              0          11197          31524              0          31524          39791              0          39791           2930              0           2930|

                                                                                        Page 3

|45403               795              0            795              0              0              0            795              0            795              0              0              0|
|45404              3781              0           3781          40000              0          40000           3781              0           3781          40000              0          40000|
|45405            100307              0         100307          52980              0          52980          50000              0          50000         103287              0         103287|
|45406           1823489              0        1823489        1510425              0        1510425        1494540              0        1494540        1839374              0        1839374|
|45407            910148              0         910148         484586              0         484586         385499              0         385499        1009235              0        1009235|
|45408            334392              0         334392          76251              0          76251          79871              0          79871         330772              0         330772|
|45503                 0              0              0              0           1284           1284              0           1259           1259              0             25             25|
|45507              7401           1878           9279             94             64            158            175            122            297           7320           1820           9140|
|45509                20           1157           1177              7           2506           2513             14           2646           2660             13           1017           1030|
|45510               200              0            200            130              0            130            100              0            100            230              0            230|
|45602                 0         166470         166470              0          87720          87720              0          68596          68596              0         185594         185594|
|45603                 0         677246         677246              0          49446          49446              0         317546         317546              0         409146         409146|
|45604                 0        1082755        1082755              0          71915          71915              0          77679          77679              0        1076991        1076991|
|45605            500583       16123405       16623988         170591         608529         779120              0         370099         370099         671174       16361835       17033009|
|45606          40897043       34844532       75741575              0        1191958        1191958              0         775914         775914       40897043       35260576       76157619|
|45608                 0            186            186              1           1799           1800              0            588            588              1           1397           1398|
|45806           2149998              0        2149998          29343              0          29343              0              0              0        2179341              0        2179341|
|45809            216952              0         216952              0              0              0           7185              0           7185         209767              0         209767|
|45810             58000              0          58000          30000              0          30000          30000              0          30000          58000              0          58000|
|45811            955029              0         955029             86              0             86          11171              0          11171         943944              0         943944|
|45812         100812501        2734325      103546826       10049933        1983602       12033535        9992579        1091774       11084353      100869855        3626153      104496008|
|45814            223495              0         223495           9335              0           9335          44337              0          44337         188493              0         188493|
|45815            192771          32197         224968           4498           1784           6282           5387           1529           6916         191882          32452         224334|
|45816            353887              0         353887              0              0              0              0              0              0         353887              0         353887|
|45817                 1            611            612              0             61             61              0             53             53              1            619            620|
|45902                 0              0              0            114              0            114            114              0            114              0              0              0|
|45906           2225005              0        2225005            383              0            383              0              0              0        2225388              0        2225388|
|45907                 0              0              0              0          92285          92285              0          92285          92285              0              0              0|
|45909             33346              0          33346              0              0              0          25640              0          25640           7706              0           7706|
|45910               600              0            600            600              0            600            600              0            600            600              0            600|
|45911             63185              0          63185              0            306            306              0              0              0          63185            306          63491|
|45912           6062497         359094        6421591        2150662          55002        2205664         465518          28778         494296        7747641         385318        8132959|
|45914              3305              0           3305            139              0            139            139              0            139           3305              0           3305|
|45915              3121            240           3361              1              8              9              6              7             13           3116            241           3357|
|45916             93144          22267         115411              0            762            762              0            488            488          93144          22541         115685|
|45917                 0              5              5              0              0              0              0              0              0              0              5              5|
|46101             71280              0          71280              0              0              0          35580              0          35580          35700              0          35700|
|47002           2822461              0        2822461       37296034              0       37296034       38378438              0       38378438        1740057              0        1740057|
|47101             13132              0          13132          15786              0          15786          11911              0          11911          17007              0          17007|

                                                                                        Page 4

|47105               394              0            394              0              0              0              0              0              0            394              0            394|
|47107              2333              0           2333           2333              0           2333           2333              0           2333           2333              0           2333|
|47301                 0        2369803        2369803              0           9728           9728              0        2379531        2379531              0              0              0|
|47305                 0        2316978        2316978              0          35715          35715              0        2352693        2352693              0              0              0|
|47404                 0       17130275       17130275      352920427      290564754      643485181      352920427      290619565      643539992              0       17075464       17075464|
|47408           4427115        2835493        7262608     6354739998     6772416473    13127156471     6355281476     6774158768    13129440244        3885637        1093198        4978835|
|47410                 0          94106          94106              0          81731          81731              0          30319          30319              0         145518         145518|
|47415            291408              0         291408          11182              0          11182          16201              0          16201         286389              0         286389|
|47417                 5              0              5         615232             20         615252         615237              7         615244              0             13             13|
|47423          22134103         574893       22708996       12336914      488608176      500945090       12109431      488269743      500379174       22361586         913326       23274912|
|47427         108603585       12448610      121052195       16177305        3844364       20021669       17509303        3277091       20786394      107271587       13015883      120287470|
|47431            261716         888222        1149938        1324345          24828        1349173              0          35035          35035        1586061         878015        2464076|
|47801            914913              0         914913         872385              0         872385           5227              0           5227        1782071              0        1782071|
|47802           5350087        4005661        9355748       17164797        1072282       18237079         666754          88467         755221       21848130        4989476       26837606|
|47803              1601              0           1601              0              0              0              0              0              0           1601              0           1601|
|50104          12980008              0       12980008       71112532         603191       71715723       77568494         273193       77841687        6524046         329998        6854044|
|50105            965185              0         965185         941694              0         941694         935420              0         935420         971459              0         971459|
|50106          12609855              0       12609855      124919568              0      124919568      125305704              0      125305704       12223719              0       12223719|
|50107         109996005              0      109996005      313673460              0      313673460      311927764              0      311927764      111741701              0      111741701|
|50109                 0         558228         558228              0         180030         180030              0         267035         267035              0         471223         471223|
|50110            510739        2939348        3450087         318632        2916539        3235171         819039        2599444        3418483          10332        3256443        3266775|
|50118          82013720              0       82013720      416189437              0      416189437      407407515              0      407407515       90795642              0       90795642|
|50121           1050955              0        1050955        1407981              0        1407981        1289912              0        1289912        1169024              0        1169024|
|50208          13885000              0       13885000        3079829              0        3079829        6243308              0        6243308       10721521              0       10721521|
|50209                 0           8192           8192              0           6019           6019              0            288            288              0          13923          13923|
|50210          18201220      110786237      128987457         167707        4212155        4379862         488993        3231896        3720889       17879934      111766496      129646430|
|50211          11949984       13721603       25671587           7592         525626         533218              0         301503         301503       11957576       13945726       25903302|
|50221            553884              0         553884          94751              0          94751         167869              0         167869         480766              0         480766|
|50305                 0          26284          26284              0            899            899              0            577            577              0          26606          26606|
|50310                 0        1857985        1857985              0          67479          67479              0         349433         349433              0        1576031        1576031|
|50311            108754         478460         587214              0          18371          18371              0          11090          11090         108754         485741         594495|
|50505           3169723              0        3169723              0              0              0         158306              0         158306        3011417              0        3011417|
|50605            565609              0         565609        5557460              0        5557460        5401802              0        5401802         721267              0         721267|
|50606          18000250              0       18000250       23960279              0       23960279       25919581              0       25919581       16040948              0       16040948|
|50608                 0        3325237        3325237              0         130286         130286              0          80086          80086              0        3375437        3375437|
|50621           1010717              0        1010717        1098589              0        1098589        1839859              0        1839859         269447              0         269447|
|50705           1285581              0        1285581              0              0              0              0              0              0        1285581              0        1285581|
|50706          57897486              0       57897486         528335              0         528335         532466              0         532466       57893355              0       57893355|
|50707                 0          46988          46988              0           1179           1179              0           1851           1851              0          46316          46316|
|50708                 0       33342267       33342267              0        1200253        1200253              0         757074         757074              0       33785446       33785446|

                                                                                        Page 5

|50718                 0              0              0         532447              0         532447         528335              0         528335           4112              0           4112|
|50721           3118991              0        3118991        1119192              0        1119192        2342278              0        2342278        1895905              0        1895905|
|50905                 2              0              2           3420             14           3434           3418             14           3432              4              0              4|
|51406           1239752              0        1239752         181260              0         181260         180214              0         180214        1240798              0        1240798|
|51407           1098154              0        1098154              0              0              0              0              0              0        1098154              0        1098154|
|51506          20398601              0       20398601         141437              0         141437              0              0              0       20540038              0       20540038|
|51507            109411              0         109411              0              0              0              0              0              0         109411              0         109411|
|52503           9109332        7842687       16952019         754576         809844        1564420        1334765        1119995        2454760        8529143        7532536       16061679|
|52601          38083672              0       38083672       27079078              0       27079078       28553218              0       28553218       36609532              0       36609532|
|60101         146526477              0      146526477              0              0              0              0              0              0      146526477              0      146526477|
|60102          90891708              0       90891708              0              0              0              0              0              0       90891708              0       90891708|
|60103                 0       40214196       40214196              0        1167506        1167506              0         907877         907877              0       40473825       40473825|
|60104                 0          21401          21401              0            393            393              0            307            307              0          21487          21487|
|60202         110679071              0      110679071              0              0              0              0              0              0      110679071              0      110679071|
|60203                 0        2579752        2579752              0          88260          88260              0          56582          56582              0        2611430        2611430|
|60204                 0         154653         154653              0           2449           2449              0           3914           3914              0         153188         153188|
|60302            122997              0         122997         587964              0         587964         596480              0         596480         114481              0         114481|
|60306               257              0            257            938             57            995            985             57           1042            210              0            210|
|60308             36191           6603          42794          29060           3677          32737          25125           5026          30151          40126           5254          45380|
|60310            667841              0         667841         149970              0         149970         152139              0         152139         665672              0         665672|
|60312           4659794              0        4659794        1633595              0        1633595        1174108              0        1174108        5119281              0        5119281|
|60314           1930114         283073        2213187           1492          44690          46182           2817          29261          32078        1928789         298502        2227291|
|60315                 0              0              0           7329           5391          12720           7329           5391          12720              0              0              0|
|60323           1944637          80045        2024682          68201           8208          76409          69867           5993          75860        1942971          82260        2025231|
|60347                 0              0              0       12794670          22021       12816691           3800          22021          25821       12790870              0       12790870|
|60401          45674450              0       45674450        1442012              0        1442012        1234462              0        1234462       45882000              0       45882000|
|60404            670695              0         670695          60577              0          60577          60578              0          60578         670694              0         670694|
|60406          48183201              0       48183201              0              0              0              0              0              0       48183201              0       48183201|
|60407            187686              0         187686              0              0              0              0              0              0         187686              0         187686|
|60408           1757511              0        1757511         139511              0         139511          66526              0          66526        1830496              0        1830496|
|60409           2199580              0        2199580              0              0              0              0              0              0        2199580              0        2199580|
|60701           1884215              0        1884215         297245              0         297245         379754              0         379754        1801706              0        1801706|
|60702               933              0            933              0              0              0              0              0              0            933              0            933|
|60901             81141              0          81141           9869              0           9869              0              0              0          91010              0          91010|
|61002             36687              0          36687           4162              0           4162           3466              0           3466          37383              0          37383|
|61008             66055              0          66055          56736              0          56736          53274              0          53274          69517              0          69517|
|61009            167620              0         167620          59342              0          59342          46548              0          46548         180414              0         180414|
|61010             23716              0          23716            103              0            103            497              0            497          23322              0          23322|
|61011            328636              0         328636              0              0              0              0              0              0         328636              0         328636|

                                                                                        Page 6

|61209                 0              0              0          95621              0          95621          95621              0          95621              0              0              0|
|61210                 0              0              0      144563580              0      144563580      144563580              0      144563580              0              0              0|
|61212                 0              0              0         185673              0         185673         185673              0         185673              0              0              0|
|61213                 0              0              0      162754665              0      162754665      162754665              0      162754665              0              0              0|
|61401             23064           4663          27727              0            160            160           3206           3284           6490          19858           1539          21397|
|61403           1618487            906        1619393         122938            128         123066         194047            334         194381        1547378            700        1548078|
|61601                 0              0              0      481018011              0      481018011      481018011              0      481018011              0              0              0|
|70606          93059420              0       93059420       48245142              0       48245142        2092931              0        2092931      139211631              0      139211631|
|70607           2036263              0        2036263        6717466              0        6717466        6980365              0        6980365        1773364              0        1773364|
|70608         152447829              0      152447829       93093706              0       93093706        2130698              0        2130698      243410837              0      243410837|
|70609           5162135              0        5162135        2458243              0        2458243            416              0            416        7619962              0        7619962|
|70610                 1              0              1             41              0             41              0              0              0             42              0             42|
|70611             12312              0          12312          35233              0          35233              0              0              0          47545              0          47545|
|70614          17710618              0       17710618       34656683              0       34656683       30437022              0       30437022       21930279              0       21930279|
| Total assets (balance)                                                                                                                                                                     |
|             4332888466     1483312629     5816201095    15726421504    18552945372    34279366876    15385757874    18630328720    34016086594     4673552096     1405929281     6079481377|

     Liabilities
|10207         104605413              0      104605413              0              0              0              0              0              0      104605413              0      104605413|
|10601          13200452              0       13200452         143795              0         143795         143782              0         143782       13200439              0       13200439|
|10602         361901101              0      361901101              0              0              0              0              0              0      361901101              0      361901101|
|10603           3672876              0        3672876        2510148              0        2510148        1213943              0        1213943        2376671              0        2376671|
|10701           5230271              0        5230271              0              0              0              0              0              0        5230271              0        5230271|
|10801         147207662              0      147207662              0              0              0             15              0             15      147207677              0      147207677|
|20309                 0        4341586        4341586              0        2506036        2506036              0        2184967        2184967              0        4020517        4020517|
|20310                 0        5910324        5910324              0        2761726        2761726              0        3060322        3060322              0        6208920        6208920|
|20313                 0        1583510        1583510              0        1600510        1600510              0          17000          17000              0              0              0|
|20314                 0        3142322        3142322              0        2899616        2899616              0         154665         154665              0         397371         397371|
|30109          23145816        6955531       30101347      804240605       52439928      856680533      802692751       53637532      856330283       21597962        8153135       29751097|
|30111          14038891        3192239       17231130      932909906       28009115      960919021      925578135       28373101      953951236        6707120        3556225       10263345|
|30116                 0         209138         209138              0          12041          12041              0          11150          11150              0         208247         208247|
|30126               749              0            749              1              0              1              0              0              0            748              0            748|
|30220             87056         487327         574383        3579461       16823787       20403248        3604345       18010040       21614385         111940        1673580        1785520|
|30222           1234795          48435        1283230       31873347       18904703       50778050       32354684       19007653       51362337        1716132         151385        1867517|
|30223           3614682              0        3614682       56710926              0       56710926       56521875              0       56521875        3425631              0        3425631|
|30226                 5              0              5              0              0              0           8612              0           8612           8617              0           8617|
|30232             11316           3334          14650       14668751        1213361       15882112       14668057        1217547       15885604          10622           7520          18142|
|30236                 0          19274          19274           5692        6668069        6673761           5846        6684036        6689882            154          35241          35395|
|30301         546145591      104318059      650463650      989454032      198532430     1187986462     1046108069      202490575     1248598644      602799628      108276204      711075832|
|30303             51399         204693         256092        8828596         518504        9347100        8794183         393545        9187728          16986          79734          96720|
|30305         245764729        3450722      249215451      223951509         424785      224376294      290402705        2787700      293190405      312215925        5813637      318029562|

                                                                                        Page 7

|30601             93121            298          93419        8008370         220036        8228406        7997833         220036        8217869          82584            298          82882|
|30603               712              0            712        1635919              0        1635919        1635919              0        1635919            712              0            712|
|30606             22780           1477          24257         881929             32         881961         863778             51         863829           4629           1496           6125|
|31204                 0              0              0              0              0              0        1000000              0        1000000        1000000              0        1000000|
|31206         100000000              0      100000000              0              0              0              0              0              0      100000000              0      100000000|
|31302          28771000              0       28771000      225589000       38146356      263735356      196818000       38146356      234964356              0              0              0|
|31303          19682000              0       19682000      182222000         929886      183151886      210345000        2479696      212824696       47805000        1549810       49354810|
|31304         104975000              0      104975000      121700000              0      121700000       60775000              0       60775000       44050000              0       44050000|
|31305          77662000              0       77662000       43947000         328900       44275900       87685000       34424720      122109720      121400000       34095820      155495820|
|31306           9290000       18405045       27695045       30000000         436148       30436148       42400000         628823       43028823       21690000       18597720       40287720|
|31307         108410000       11092045      119502045       14000000        5164905       19164905              0         261161         261161       94410000        6188301      100598301|
|31308           3355000      255434541      258789541              0        6091680        6091680              0       28305394       28305394        3355000      277648255      281003255|
|31309         200000000       18786684      218786684              0         421520         421520              0         591241         591241      200000000       18956405      218956405|
|31310                 0          97221          97221              0           4299           4299              0           3286           3286              0          96208          96208|
|31402          14930200              0       14930200      248300200         307870      248608070      233370000         307870      233677870              0              0              0|
|31403                 0        1640542        1640542       59671000        6303899       65974899       77298000        4973319       82271319       17627000         309962       17936962|
|31404                 0              0              0              0         475520         475520              0        1744726        1744726              0        1269206        1269206|
|31405           2059000        4316530        6375530        1800000         714351        2514351              0         191756         191756         259000        3793935        4052935|
|31406                 0        2822876        2822876              0        1749727        1749727         800000         410639        1210639         800000        1483788        2283788|
|31407           8810000       25466481       34276481        2400000        4648013        7048013              0        5941542        5941542        6410000       26760010       33170010|
|31408                 0       36779601       36779601              0         826983         826983              0        1147968        1147968              0       37100586       37100586|
|31409            669213      170504484      171173697              0       11777869       11777869              0        9992974        9992974         669213      168719589      169388802|
|31501             47268              0          47268         114559              0         114559         148135              0         148135          80844              0          80844|
|31601            902561              0         902561         179772              0         179772         128018              0         128018         850807              0         850807|
|31606          30276093              0       30276093         752160              0         752160         809598              0         809598       30333531              0       30333531|
|31608                 0        1224808        1224808              0          26864          26864              0          41904          41904              0        1239848        1239848|
|31609                 0        3368222        3368222              0          73876          73876              0         115236         115236              0        3409582        3409582|
|32015              1151              0           1151            398              0            398          59013              0          59013          59766              0          59766|
|32115             20727              0          20727         151621              0         151621         151848              0         151848          20954              0          20954|
|32311            108861              0         108861              0              0              0           1128              0           1128         109989              0         109989|
|32403           3270103              0        3270103              0              0              0        2030404              0        2030404        5300507              0        5300507|
|32505                 0              0              0              0              0              0         446854              0         446854         446854              0         446854|
|32901          68898956              0       68898956      337047624              0      337047624      344195917              0      344195917       76047249              0       76047249|
|40105                 0         153429         153429              0           3365           3365              0           5276           5276              0         155340         155340|
|40106                 0       17886623       17886623              0       16282589       16282589              0       10433218       10433218              0       12037252       12037252|
|40202                 0              0              0              0            154            154              0            158            158              0              4              4|
|40302            303691         547225         850916         116618          30896         147514         119239          17926         137165         306312         534255         840567|
|40404              4598              0           4598            623              0            623           1023              0           1023           4998              0           4998|
|40502          16235667        2970632       19206299       63882525        3434333       67316858       71731720        3548537       75280257       24084862        3084836       27169698|

                                                                                        Page 8

|40503           2945495        1036101        3981596       58427034         592049       59019083       58224319         626045       58850364        2742780        1070097        3812877|
|40504           1669552              0        1669552       10591682              0       10591682       12150921              0       12150921        3228791              0        3228791|
|40601              1354              0           1354           7790              0           7790           7217              0           7217            781              0            781|
|40602           1519238         390719        1909957        5645228         372304        6017532        5914976         378843        6293819        1788986         397258        2186244|
|40603            172545          17527         190072         798547          23644         822191         759773          21573         781346         133771          15456         149227|
|40701          13581646         814752       14396398      251103587       60501395      311604982      254537516       61046748      315584264       17015575        1360105       18375680|
|40702         256661118      127987182      384648300     2142112502      518206705     2660319207     2149326387      466362918     2615689305      263875003       76143395      340018398|
|40703          13423691         922746       14346437       27499663         355203       27854866       32906642         413307       33319949       18830670         980850       19811520|
|40802           1981156          94248        2075404       11948543         447559       12396102       11778232         420366       12198598        1810845          67055        1877900|
|40804               439              0            439            135              0            135            135              0            135            439              0            439|
|40805               250              0            250              0              0              0              0              0              0            250              0            250|
|40807           2806210       35482520       38288730       16902147        9689839       26591986       16520576        9900990       26421566        2424639       35693671       38118310|
|40809              1054              0           1054              0              0              0              0              0              0           1054              0           1054|
|40813               289              0            289              5              0              5              4              0              4            288              0            288|
|40814              1211              0           1211             37              0             37             37              0             37           1211              0           1211|
|40815                69              0             69              0              0              0              0              0              0             69              0             69|
|40817            816725         406253        1222978         495259         369863         865122         499805         361911         861716         821271         398301        1219572|
|40818                96              0             96              0              0              0              0              0              0             96              0             96|
|40820             16613         202241         218854          11429         110949         122378           9801         130041         139842          14985         221333         236318|
|40821            177136              0         177136        2569400              0        2569400        2585733              0        2585733         193469              0         193469|
|40901           1158419         599497        1757916        1349205        1453699        2802904        1325288        2239305        3564593        1134502        1385103        2519605|
|40902              5984         930479         936463            982         442122         443104           5892         392020         397912          10894         880377         891271|
|40903                 1              0              1              0              0              0              0              0              0              1              0              1|
|40905               253              3            256             42              3             45             30              0             30            241              0            241|
|40906                 0              0              0        8930416              0        8930416        8933585              0        8933585           3169              0           3169|
|40909                 7            183            190              0            138            138              0            120            120              7            165            172|
|40910                 0            230            230              0            234            234              0             72             72              0             68             68|
|40911                 0              0              0          28281            914          29195          28281            914          29195              0              0              0|
|41002                 0              0              0       50000000              0       50000000       59533797              0       59533797        9533797              0        9533797|
|41101          11900000              0       11900000        1100000              0        1100000              0              0              0       10800000              0       10800000|
|41102           6000000              0        6000000        8000000              0        8000000        2000000              0        2000000              0              0              0|
|41103          24100000              0       24100000       19000000              0       19000000        5700000              0        5700000       10800000              0       10800000|
|41104          59599777              0       59599777        2500000              0        2500000       38600000              0       38600000       95699777              0       95699777|
|41502            905970              0         905970       34631752              0       34631752       41190282              0       41190282        7464500              0        7464500|
|41503            405000           1531         406531         360000             33         360033        1610000             52        1610052        1655000           1550        1656550|
|41504            117000           6407         123407          50000           6454          56454        3750000             47        3750047        3817000              0        3817000|
|41505           3959436         271247        4230683              0           6027           6027         516954           8853         525807        4476390         274073        4750463|
|41506            420441          26568         447009              0            583            583           1768            995           2763         422209          26980         449189|
|41602           6820330              0        6820330       61678426              0       61678426       57926396              0       57926396        3068300              0        3068300|
|41603           2000000              0        2000000        2000000              0        2000000              0              0              0              0              0              0|

                                                                                        Page 9

|41604           2619126              0        2619126         800104              0         800104              0              0              0        1819022              0        1819022|
|41605           1171055              0        1171055              0              0              0              0              0              0        1171055              0        1171055|
|41705             24500              0          24500           6000              0           6000           6000              0           6000          24500              0          24500|
|41802              5500              0           5500         240660              0         240660         273915              0         273915          38755              0          38755|
|41803             46500              0          46500          23500              0          23500              0              0              0          23000              0          23000|
|41804              9500              0           9500            500              0            500          15000              0          15000          24000              0          24000|
|41805             31000              0          31000              0              0              0          25000              0          25000          56000              0          56000|
|41902                 0              0              0         585000              0         585000         617000              0         617000          32000              0          32000|
|41904              3000              0           3000              0              0              0              0              0              0           3000              0           3000|
|41905             12000              0          12000              0              0              0              0              0              0          12000              0          12000|
|42002           8340163              0        8340163       13056478              0       13056478       11062265         619924       11682189        6345950         619924        6965874|
|42003           4412597              0        4412597        1366539           1659        1368198        2111361         111246        2222607        5157419         109587        5267006|
|42004           2183564          61239        2244803         157700          62782         220482        1440000          53856        1493856        3465864          52313        3518177|
|42005          25834751         580636       26415387         527500          13694         541194        1000846          77447        1078293       26308097         644389       26952486|
|42006          57077653        5195549       62273202         420000         115808         535808        2466854         180749        2647603       59124507        5260490       64384997|
|42007           6009803              0        6009803              0              0              0              0              0              0        6009803              0        6009803|
|42101               109              0            109              0              0              0              0              0              0            109              0            109|
|42102         110866040         677801      111543841      941221499       31099201      972320700      891487629       31917389      923405018       61132170        1495989       62628159|
|42103          86796201        5510478       92306679       78641371        1381774       80023145       38638638        1642334       40280972       46793468        5771038       52564506|
|42104          97819524       14612764      112432288       11393581        8902141       20295722       33821307        6518533       40339840      120247250       12229156      132476406|
|42105          92053078       12307800      104360878        5130384        1424134        6554518        8703058        2170508       10873566       95625752       13054174      108679926|
|42106          10799721      179884247      190683968        1315652       11612214       12927866        2469369       26207659       28677028       11953438      194479692      206433130|
|42107           3900300              0        3900300              0              0              0              0              0              0        3900300              0        3900300|
|42202            317700              0         317700        4361205              0        4361205        4460405              0        4460405         416900              0         416900|
|42203            626506              0         626506         407706              0         407706         124779              0         124779         343579              0         343579|
|42204           2451777          65422        2517199         780124           2049         782173         317713           3040         320753        1989366          66413        2055779|
|42205           5019631         156410        5176041         133844           7679         141523         643751           6835         650586        5529538         155566        5685104|
|42206            670516         163901         834417         129369           3729         133098           8248           4871          13119         549395         165043         714438|
|42301            351370         534413         885783         434950        9296127        9731077         532816        9306121        9838937         449236         544407         993643|
|42302                 0            132            132              0              3              3              0              5              5              0            134            134|
|42303               118             19            137              0              1              1              0              1              1            118             19            137|
|42304              5105           2007           7112              0             49             49              0             47             47           5105           2005           7110|
|42305              2125           1537           3662             26             35             61             26             44             70           2125           1546           3671|
|42306           4833034        3339812        8172846         160843        1704150        1864993         202836        4396463        4599299        4875027        6032125       10907152|
|42307              2845              0           2845            245              0            245            145              0            145           2745              0           2745|
|42309            769049          26078         795127         152594           6360         158954            536           6571           7107         616991          26289         643280|
|42502            370100              0         370100        3966470          62506        4028976        3924270          88182        4012452         327900          25676         353576|
|42503                 0          12248          12248              0          12304          12304              0             56             56              0              0              0|
|42504             39274         122446         161720              0          86318          86318          47217        6596958        6644175          86491        6633086        6719577|

                                                                                        Page 10

|42505           1361884        5926978        7288862              0         141452         141452          20147         829868         850015        1382031        6615394        7997425|
|42506               359         170294         170653              0          21135          21135              2         643085         643087            361         792244         792605|
|42601              3650          52814          56464           1113          22899          24012           2803          25722          28525           5340          55637          60977|
|42605                23              0             23              0              0              0              0              0              0             23              0             23|
|42606             30784         112454         143238              0          10445          10445            246          10130          10376          31030         112139         143169|
|42609                80             41            121              5              0              5              0              1              1             75             42            117|
|43201                 1              0              1              0              0              0              0              0              0              1              0              1|
|43205                 0            514            514              0             11             11              0             17             17              0            520            520|
|43206                 0          22409          22409              0            944            944              0            753            753              0          22218          22218|
|43501                 4              0              4              0              0              0              0              0              0              4              0              4|
|43601                 1              0              1              1              0              1              0              0              0              0              0              0|
|43701                 3              0              3              0              0              0              0              0              0              3              0              3|
|43702           1052198              0        1052198       20150445              0       20150445       20313702              0       20313702        1215455              0        1215455|
|43705                 0              0              0              0              0              0          43522              0          43522          43522              0          43522|
|43801               236             98            334             10              1             11              4              3              7            230            100            330|
|43802                 0              0              0          10244              0          10244          10244              0          10244              0              0              0|
|43803               230          17574          17804              0          29245          29245              0          29821          29821            230          18150          18380|
|43804             34727          10057          44784          22595           3038          25633          27818           4570          32388          39950          11589          51539|
|43805            159653           3139         162792          17655           2174          19829          17010          39398          56408         159008          40363         199371|
|43806            385841          25315         411156          88467           1614          90081          88221            547          88768         385595          24248         409843|
|43807             37500         727471         764971              0          15957          15957            192          24889          25081          37692         736403         774095|
|43901                 6              0              6              0              0              0              0              0              0              6              0              6|
|43907                 0           3062           3062              0             67             67              0            105            105              0           3100           3100|
|44001                 7            216            223              0              7              7              0              8              8              7            217            224|
|44004           6500000              0        6500000              0              0              0              0              0              0        6500000              0        6500000|
|44005            504581       19290305       19794886              0         711544         711544         280272        4155268        4435540         784853       22734029       23518882|
|44006                 0       47655303       47655303              0        1028670        1028670              0        1292620        1292620              0       47919253       47919253|
|44007                 0      383619777      383619777              0        9742729        9742729              0       14513184       14513184              0      388390232      388390232|
|44215             25081              0          25081          15099              0          15099          15899              0          15899          25881              0          25881|
|44615             23730              0          23730            250              0            250             49              0             49          23529              0          23529|
|44915             87001              0          87001           2887              0           2887           5511              0           5511          89625              0          89625|
|45115            287851              0         287851          53501              0          53501            154              0            154         234504              0         234504|
|45215          20282988              0       20282988        1962664              0        1962664        1021150              0        1021150       19341474              0       19341474|
|45315             12915              0          12915           4669              0           4669           4367              0           4367          12613              0          12613|
|45415              6672              0           6672           1844              0           1844            623              0            623           5451              0           5451|
|45515              2593              0           2593            162              0            162             35              0             35           2466              0           2466|
|45615           1018013              0        1018013           6738              0           6738          38408              0          38408        1049683              0        1049683|
|45818          90267552              0       90267552       10523473              0       10523473        9547423              0        9547423       89291502              0       89291502|
|45918           7252006              0        7252006         341848              0         341848         691952              0         691952        7602110              0        7602110|
|47108              1536              0           1536           1281              0           1281           1771              0           1771           2026              0           2026|

                                                                                        Page 11

|47401               398              0            398       18037182              0       18037182       18037182         935242       18972424            398         935242         935640|
|47403                 0              0              0      480655007              0      480655007      480655007              0      480655007              0              0              0|
|47405              3925            303           4228       38123978       35883020       74006998       38123413       35956674       74080087           3360          73957          77317|
|47407           1538870        2306250        3845120     5663240744     6892223601    12555464345     5662797470     6890386241    12553183711        1095596         468890        1564486|
|47411              3726             87           3813          36981          15759          52740          36868          15713          52581           3613             41           3654|
|47414                 0              0              0           6938              0           6938           6938              0           6938              0              0              0|
|47416             55761          58687         114448       19220358       48224999       67445357       32102029       48369356       80471385       12937432         203044       13140476|
|47422             89110        4009779        4098889       78872536       14723820       93596356       78882896       14806922       93689818          99470        4092881        4192351|
|47425          25436334              0       25436334        4609909              0        4609909        6251426              0        6251426       27077851              0       27077851|
|47426          15588942       34672065       50261007        9983170        3215415       13198585        9555459        6933089       16488548       15161231       38389739       53550970|
|47804           6634832              0        6634832            452              0            452           5877              0           5877        6640257              0        6640257|
|50120           2223147              0        2223147        4079682              0        4079682        3126560              0        3126560        1270025              0        1270025|
|50220            283304              0         283304         400673              0         400673         460733              0         460733         343364              0         343364|
|50319            139553              0         139553              0              0              0            397              0            397         139950              0         139950|
|50507           3169723              0        3169723         158306              0         158306              0              0              0        3011417              0        3011417|
|50620            366631              0         366631         860661              0         860661        1047961              0        1047961         553931              0         553931|
|50719           6027536              0        6027536              6              0              6            188              0            188        6027718              0        6027718|
|50720           9120170              0        9120170         809920              0         809920        1336711              0        1336711        9646961              0        9646961|
|51410            589986              0         589986          25220              0          25220          25220              0          25220         589986              0         589986|
|51510             22976              0          22976              0              0              0              0              0              0          22976              0          22976|
|52005         119988852              0      119988852       20000000              0       20000000              0              0              0       99988852              0       99988852|
|52006          29462113              0       29462113             47              0             47          31308              0          31308       29493374              0       29493374|
|52301            698087          95579         793666       19068462       22782423       41850885       20380577       22821479       43202056        2010202         134635        2144837|
|52302            356153         306202         662355         516276         308948         825224         318796           2746         321542         158673              0         158673|
|52303           5685620         183721        5869341        2826746         184475        3011221        2297147            754        2297901        5156021              0        5156021|
|52304           4284889        6877905       11162794        1279516        6298607        7578123        1166195        1268691        2434886        4171568        1847989        6019557|
|52305          37840606       85454434      123295040       15521945       20725556       36247501        7168130       15766693       22934823       29486791       80495571      109982362|
|52306          55989273      130527670      186516943        6229261        3075683        9304944        2401624       10816944       13218568       52161636      138268931      190430567|
|52307           1040447              0        1040447              0              0              0           1000              0           1000        1041447              0        1041447|
|52401                 0              0              0       20000000              0       20000000       20000000              0       20000000              0              0              0|
|52402                 0              0              0         379000              0         379000         379000              0         379000              0              0              0|
|52403               231              0            231              0              0              0              0              0              0            231              0            231|
|52404                 1              0              1              0              0              0              0              0              0              1              0              1|
|52405                16              0             16              0              0              0              0              0              0             16              0             16|
|52406            151506           8484         159990         258948         925581        1184529         279388         925686        1205074         171946           8589         180535|
|52407                 0              0              0         605900              0         605900         605900              0         605900              0              0              0|
|52501           1735007            100        1735107         984900            101         985001         957377              1         957378        1707484              0        1707484|
|52602          20344197              0       20344197       22801335              0       22801335       20883723              0       20883723       18426585              0       18426585|
|60301            238655              0         238655        1670058              0        1670058        1598299              0        1598299         166896              0         166896|

                                                                                        Page 12

|60305             45994              0          45994        5067279           3931        5071210        5070364           3931        5074295          49079              0          49079|
|60307                60              0             60           1186             88           1274           1800             88           1888            674              0            674|
|60309             83651              0          83651          23083              0          23083          54687              0          54687         115255              0         115255|
|60311             70211              0          70211         293228              0         293228         263872              0         263872          40855              0          40855|
|60313                 0             72             72          24590           7081          31671          24590           7181          31771              0            172            172|
|60320              1424              0           1424             30              0             30              0              0              0           1394              0           1394|
|60322              6544           3096           9640          10437           2296          12733          13729           3088          16817           9836           3888          13724|
|60324           2095794              0        2095794          37343              0          37343          43749              0          43749        2102200              0        2102200|
|60348           6108069              0        6108069        4401915              0        4401915         602352              0         602352        2308506              0        2308506|
|60405          10266285              0       10266285           7280              0           7280          22472              0          22472       10281477              0       10281477|
|60601          10166577              0       10166577         570864              0         570864         691122              0         691122       10286835              0       10286835|
|60602            105880              0         105880          11898              0          11898          14610              0          14610         108592              0         108592|
|60603             69689              0          69689              0              0              0           1826              0           1826          71515              0          71515|
|60706             18358              0          18358          17103              0          17103              0              0              0           1255              0           1255|
|60903             61383              0          61383              0              0              0           6637              0           6637          68020              0          68020|
|61012             44848              0          44848              0              0              0              0              0              0          44848              0          44848|
|61301           2963989           2953        2966942         475791           1389         477180             12            627            639        2488210           2191        2490401|
|61304              7865              0           7865           7216              0           7216           2620              0           2620           3269              0           3269|
|61501             98062              0          98062          18748              0          18748          17789              0          17789          97103              0          97103|
|70601          87707940              0       87707940        2672986              0        2672986       64792360              0       64792360      149827314              0      149827314|
|70602            168194              0         168194        5169793              0        5169793        5049516              0        5049516          47917              0          47917|
|70603         149571098              0      149571098        2188789              0        2188789       87881016              0       87881016      235263325              0      235263325|
|70604           5045772              0        5045772            451              0            451        2543699              0        2543699        7589020              0        7589020|
|70605               191              0            191              0              0              0              0              0              0            191              0            191|
|70613          16877387              0       16877387       35192068              0       35192068       40983733              0       40983733       22669052              0       22669052|
|70713                 0              0              0         758107              0         758107         758107              0         758107              0              0              0|
|70801          18853862              0       18853862         758107              0         758107              0              0              0       18095755              0       18095755|
| Total liabilities (balance)                                                                                                                                                                |
|             3996245256     1819955839     5816201095    14716611383     8150423821    22867035204    14945546746     8184768740    23130315486     4225180619     1854300758     6079481377|
+-------+--------------+--------------+--------------+--------------+--------------+--------------+--------------+--------------+--------------+--------------+--------------+---------------+

                       B. Trust management accounts

     Assets

     Liabilities
+-------+--------------+--------------+--------------+--------------+--------------+--------------+--------------+--------------+--------------+--------------+--------------+---------------+

                       C. Off-balance accounts

     Assets
|90701                36              0             36              5              0              5              5              0              5             36              0             36|
|90703          27159035        5664737       32823772        4290000        1503957        5793957        3501261        2286792        5788053       27947774        4881902       32829676|
|90704                 0              0              0         384959              0         384959         384959              0         384959              0              0              0|
|90705                 0              0              0        2379191        1231136        3610327        2379191        1231136        3610327              0              0              0|

                                                                                        Page 13

|90803          35293911      130755720      166049631        1921667        4473507        6395174        1722826        2867895        4590721       35492752      132361332      167854084|
|90901          38794293        3121089       41915382        7782057         268288        8050345        8440128         251445        8691573       38136222        3137932       41274154|
|90902         180529067       51235779      231764846       24414672        2601554       27016226       23522420        1705970       25228390      181421319       52131363      233552682|
|90907           1783343      109840101      111623444        3511881        9825233       13337114        2172131       14733586       16905717        3123093      104931748      108054841|
|90908             31000       18132978       18163978         641791        8059982        8701773              0        2638971        2638971         672791       23553989       24226780|
|91101                 0           5083           5083              0          19770          19770              0          15651          15651              0           9202           9202|
|91102                 0           4268           4268              0          14811          14811              0          14131          14131              0           4948           4948|
|91104                 0              3              3              0             74             74              0             68             68              0              9              9|
|91202          20470297        1629524       22099821        3693980         501439        4195419        3743888         480434        4224322       20420389        1650529       22070918|
|91203             79211             54          79265         287903          39594         327497         288025          38695         326720          79089            953          80042|
|91207                56              0             56             17              0             17             12              0             12             61              0             61|
|91219             61321        1025861        1087182         420630        2016262        2436892         467454        1928698        2396152          14497        1113425        1127922|
|91220            148866        3805687        3954553         687350       10788434       11475784         457900        9102691        9560591         378316        5491430        5869746|
|91413                 0              0              0        1137477              0        1137477              0              0              0        1137477              0        1137477|
|91414        6473170353      265686215     6738856568      313345402       19889535      333234937      303447385       17306902      320754287     6483068370      268268848     6751337218|
|91416                 0       22766701       22766701              0         360587         360587              0         576246         576246              0       22551042       22551042|
|91417          63442900          12670       63455570         479600            253         479853         580000            444         580444       63342500          12479       63354979|
|91418           6298679       12332943       18631622       17550265        1244012       18794277         185063         340744         525807       23663881       13236211       36900092|
|91501           2777829              0        2777829          29105              0          29105          16855              0          16855        2790079              0        2790079|
|91502             36444              0          36444           6020              0           6020           4576              0           4576          37888              0          37888|
|91506             27807              0          27807              0              0              0              0              0              0          27807              0          27807|
|91603               223              0            223            103             16            119              0              0              0            326             16            342|
|91604          22254290        1162327       23416617        2347408         150095        2497503        2325923          80435        2406358       22275775        1231987       23507762|
|91703                 0           1394           1394              0             48             48              0             30             30              0           1412           1412|
|91704           1387241           7793        1395034         128266            277         128543          84607            182          84789        1430900           7888        1438788|
|91801              2144           7102           9246           2144            243           2387           2144            156           2300           2144           7189           9333|
|91802           5225193          50777        5275970         783360           1749         785109         398554           1128         399682        5609999          51398        5661397|
|91803            398015          15994         414009         186674            544         187218         136487            358         136845         448202          16180         464382|
|99998        2121905153              0     2121905153      545685713              0      545685713      356622308              0      356622308     2310968558              0     2310968558|
| Total assets (balance)                                                                                                                                                                     |
|             9001276707      627264800     9628541507      932097640       62991400      995089040      710884102       55602788      766486890     9222490245      634653412     9857143657|

     Liabilities
|91003                 0              0              0        1025352              0        1025352        1025352              0        1025352              0              0              0|
|91211              8161              0           8161            946              0            946           1150              0           1150           8365              0           8365|
|91311         315116816       76093260      391210076        1980809        2040731        4021540        3410542        2138844        5549386      316546549       76191373      392737922|
|91312         615256052       78953445      694209497       52205332       16422029       68627361       95020132        2274984       97295116      658070852       64806400      722877252|
|91314           3126418        3865334        6991752       43304041        4104076       47408117       41685505         238742       41924247        1507882              0        1507882|
|91315         260041945      121009611      381051556       49672590        9576950       59249540       71704524       16434221       88138745      282073879      127866882      409940761|
|91316         102666902       49809125      152476027       46798801        4700723       51499524       59599318      101199037      160798355      115467419      146307439      261774858|

                                                                                        Page 14

|91317         366392528       16268487      382661015       89606348        8448925       98055273      106601680        8124441      114726121      383387860       15944003      399331863|
|91319         102457504        5154273      107611777       30862045         589009       31451054       38613498        1737168       40350666      110208957        6302432      116511389|
|91507           5683790              0        5683790         408334              0         408334        1001308              0        1001308        6276764              0        6276764|
|91508              1502              0           1502              6              0              6              6              0              6           1502              0           1502|
|99999        7506636354              0     7506636354      400640073              0      400640073      440178818              0      440178818     7546175099              0     7546175099|
| Total liabilities (balance)                                                                                                                                                                |
|             9277387972      351153535     9628541507      716504677       45882443      762387120      858841833      132147437      990989270     9419725128      437418529     9857143657|
+-------+--------------+--------------+--------------+--------------+--------------+--------------+--------------+--------------+--------------+--------------+--------------+---------------+

                       D. Derivatives and term deals

     Assets
|93001          12876467      102722062      115598529      276748374     2077375568     2354123942      285251167     1966907959     2252159126        4373674      213189671      217563345|
|93002          12481772      175304270      187786042      290769472     3165153393     3455922865      298040621     3332344836     3630385457        5210623        8112827       13323450|
|93101                 0              0              0              0          90685          90685              0          90685          90685              0              0              0|
|93102                 0       39558121       39558121              0      348042110      348042110              0      387600231      387600231              0              0              0|
|93201            107025              0         107025        6411359              0        6411359        6197451              0        6197451         320933              0         320933|
|93202           1201170              0        1201170       20771600         392501       21164101       21922854         392501       22315355          49916              0          49916|
|93301           7597800        4874219       12472019       39678019       56206398       95884417       47275819       61080617      108356436              0              0              0|
|93302          10998230       18253138       29251368       47210409       65629674      112840083       39678019       56786728       96464747       18530620       27096084       45626704|
|93303          10627673       16407028       27034701       69336967       43442564      112779531       41104389       43648085       84752474       38860251       16201507       55061758|
|93304          38757521       39873355       78630876        5651396       43960511       49611907       28196451       36255044       64451495       16212466       47578822       63791288|
|93305          10265040      134228925      144493965       10567230       12938462       23505692        5651396       42100078       47751474       15180874      105067309      120248183|
|93306                 0       26391039       26391039       20196359      491383857      511580216       20196359      516225086      536421445              0        1549810        1549810|
|93307            501812      100187047      100688859       23479032      675217622      698696654       18196358      505916233      524112591        5784486      269488436      275272922|
|93308           3700000       50810083       54510083       14551611      183130917      197682528        7197836      180410049      187607885       11053775       53530951       64584726|
|93309           6500000       80818746       87318746        5005147       81774972       86780119        8053775       60744251       68798026        3451372      101849467      105300839|
|93310          59383225      143114267      202497492              0       42758020       42758020        3451372       38139918       41591290       55931853      147732369      203664222|
|93311            637206              0         637206              0              0              0          11807              0          11807         625399              0         625399|
|93406                 0        6895379        6895379              0       15103295       15103295              0       21998674       21998674              0              0              0|
|93407                 0        3447689        3447689              0       51744036       51744036              0       15289090       15289090              0       39902635       39902635|
|93408                 0       11678982       11678982              0        3355391        3355391              0       13454824       13454824              0        1579549        1579549|
|93409                 0        7476560        7476560              0        6195795        6195795              0        3484346        3484346              0       10188009       10188009|
|93410                 0       37486564       37486564              0        2604785        2604785              0        6615040        6615040              0       33476309       33476309|
|93411                 0       52321665       52321665              0        4179544        4179544              0        7498055        7498055              0       49003154       49003154|
|93501             17055              0          17055        1051908         335325        1387233        1068963         335325        1404288              0              0              0|
|93502                 0              0              0        7733577         499792        8233369        1393072         376894        1769966        6340505         122898        6463403|
|93503            320076              0         320076        5690851              0        5690851        6010927              0        6010927              0              0              0|
|93506           1467441         279959        1747400       19689457        1632974       21322431       21156898        1912933       23069831              0              0              0|
|93507           1635948         349238        1985186      141996852        9582431      151579283      111013882        6520679      117534561       32618918        3410990       36029908|
|93508          31905156        1530922       33436078       62518586        3860443       66379029       93029133        5391365       98420498        1394609              0        1394609|
|93509            827015              0         827015        1905597              0        1905597        1582716              0        1582716        1149896              0        1149896|

                                                                                        Page 15

|93510          11516458             43       11516501        1319185              1        1319186        1827867              1        1827868       11007776             43       11007819|
|93801          28053436              0       28053436       29488410              0       29488410       30960133              0       30960133       26581713              0       26581713|
|93802           8981330              0        8981330       14046452              0       14046452       16252262              0       16252262        6775520              0        6775520|
|93803            560098              0         560098        3762507              0        3762507        3937393              0        3937393         385212              0         385212|
| Total assets (balance)                                                                                                                                                                     |
|              260918954     1054009301     1314928255     1119580357     7386591066     8506171423     1118658920     7311519527     8430178447      261840391     1129080840     1390921231|

     Liabilities
|96001         102532407       12791017      115323424     1945731893      302107005     2247838898     2057222422      293682237     2350904659      214022936        4366249      218389185|
|96002         156454305       69573455      226027760     3078227119      926762856     4004989975     2929067279      863268673     3792335952        7294465        6079272       13373737|
|96101                 0         118169         118169              0        2655770        2655770              0        2537601        2537601              0              0              0|
|96102                 0              0              0              0       10966567       10966567              0       10966567       10966567              0              0              0|
|96201                 0              0              0        6283852          62077        6345929        6283852          62077        6345929              0              0              0|
|96202           1837168              0        1837168       19890314          68433       19958747       18053146          68433       18121579              0              0              0|
|96301           4584150        7655050       12239200       60395198       40469410      100864608       55811048       32814360       88625408              0              0              0|
|96302          17933466        9798464       27731930       56111048       33036506       89147554       67624869       42831186      110456055       29447287       19593144       49040431|
|96303          16648202        9761119       26409321       49312690       38622949       87935639       48275563       65163349      113438912       15611075       36301519       51912594|
|96304          40241746       35942154       76183900       35617257       27269207       62886464       46631803        6483463       53115266       51256292       15156410       66412702|
|96305         152035937        9676654      161712591       43491580        5745811       49237391        9846732       10240863       20087595      118391089       14171706      132562795|
|96306           3837966        7740593       11578559       31852548      128486275      160338823       29532807      120745682      150278489        1518225              0        1518225|
|96307          16291910       16707023       32998933      118671766      122016592      240688358      265963282      206443256      472406538      163583426      101133687      264717113|
|96308          37482110       36616746       74098856      108977144       67326872      176304016      100257849       47115673      147373522       28762815       16405547       45168362|
|96309          61532475       21032914       82565389       35722184       18241063       53963247       56719981       19294146       76014127       82530272       22085997      104616269|
|96310          74072557      143055260      217127817       32079914       11277192       43357106       38203132        5886590       44089722       80195775      137664658      217860433|
|96311          54579732              0       54579732        4796154              0        4796154         836115              0         836115       50619693              0       50619693|
|96401                 0              0              0              0        1560769        1560769              0        1560769        1560769              0              0              0|
|96402                 0              0              0              0        1561089        1561089              0        1561089        1561089              0              0              0|
|96406                 0       23161649       23161649              0      394799460      394799460              0      371637811      371637811              0              0              0|
|96407                 0       73056115       73056115              0      373844714      373844714              0      379256193      379256193              0       78467594       78467594|
|96408                 0        6095317        6095317              0       89491991       89491991              0       86868702       86868702              0        3472028        3472028|
|96409                 0        5614808        5614808              0        2575197        2575197              0        8631052        8631052              0       11670663       11670663|
|96410                 0       21056993       21056993              0        5498680        5498680              0        1300444        1300444              0       16858757       16858757|
|96411                 0         789065         789065              0          61771          61771              0          46928          46928              0         774222         774222|
|96501                 0         279959         279959        4806217        1256218        6062435        4806217         976259        5782476              0              0              0|
|96502           1194092         186816        1380908        4815402        1388251        6203653        6774199        1637815        8412014        3152889         436380        3589269|
|96503                 0              0              0        2191687              0        2191687        2191687              0        2191687              0              0              0|
|96506            427764              0         427764       26622543         958976       27581519       26194779         958976       27153755              0              0              0|
|96507            643385          90577         733962       41924411        1082842       43007253       48562002        1393492       49955494        7280976         401227        7682203|
|96508          19059556              0       19059556       33815686              0       33815686       30171428              0       30171428       15415298              0       15415298|
|96509           4998373              0        4998373       13110967              0       13110967        8730178              0        8730178         617584              0         617584|

                                                                                        Page 16

|96510           3759956        7144148       10904104         645306         164644         809950         614566         262783         877349        3729216        7242287       10971503|
|96801          16936113              0       16936113       24708036              0       24708036       22916636              0       22916636       15144713              0       15144713|
|96802           3342513              0        3342513       10244575              0       10244575        9701567              0        9701567        2799505              0        2799505|
|96803           6558307              0        6558307        5016391              0        5016391        5724437              0        5724437        7266353              0        7266353|
| Total liabilities (balance)                                                                                                                                                                |
|              796984190      517944065     1314928255     5795061882     2609359187     8404421069     5896717576     2583696469     8480414045      898639884      492281347     1390921231|
+-------+--------------+--------------+--------------+--------------+--------------+--------------+--------------+--------------+--------------+--------------+--------------+---------------+

                       E. Depositary accounts

     Assets
|98000                                  172818580.0000                                 1753603.0000                                      86.0000                               174572097.0000|
|98010                              2263640679691.0000                           1700370176686.0000                           1748615639651.0000                           2215395216726.0000|
|98035                                       2108.0000                                       0.0000                                       8.0000                                    2100.0000|
| Total liabilities (balance)                                                                                                                                                                |
|                                   2263813500379.0000                           1700371930289.0000                           1748615639745.0000                           2215569790923.0000|

     LIabilities
|98040                              1802524294962.0000                           1739873754500.0000                           1715259702331.0000                           1777910242793.0000|
|98050                                58958512115.0000                               151787716.0000                               117000594.0000                             58923724993.0000|
|98053                                          0.0000                                38151490.0000                                38151490.0000                                       0.0000|
|98055                                  380539952.0000                                  793891.0000                                   50392.0000                               379796453.0000|
|98065                                 2287262329.0000                           1698951432122.0000                           1697027579895.0000                               363410102.0000|
|98070                               399662313498.0000                           1769414433232.0000                           1747744165054.0000                            377992045320.0000|
|98080                                      28488.0000                                     100.0000                                   25100.0000                                   53488.0000|
|98090                                     549035.0000                                20031261.0000                                20000000.0000                                  517774.0000|
| Total liabilities (balance)                                                                                                                                                                |
|                                   2263813500379.0000                           5208450384312.0000                           5160206674856.0000                           2215569790923.0000|
+-------+--------------------------------------------+--------------------------------------------+--------------------------------------------+---------------------------------------------+

Financial Department Deputy Head - Senior Vice-President                                                                       Î.Yu. Gorlinsky

Deputy Chief Accountant                                                                                                        N.À. Dizik

   Stamp

Done by:         Kireychenko I.F.

Telephone:   775-54-54 (ext.1-46-64)

03.04.2013

Reconciliation total of Section A: 44379
Reconciliation total of Section B: 0
Reconciliation total of Section C: 18760
Reconciliation total of Section D: 1
Reconciliation total of Section E: 37618
Program release   (.EXE):  18.03.2010
Declarer version  (.PAK):  15.02.2013

                                                                                        Page 17

Annex 2.2 Income Statement of the Credit Organisation as of 01.04.2013

F102

Banker books
Territory code	Credit institution (branch) code
(OKATO)	(OKPO)	Individual state	Registration number	BIC
		registration number	(/item number)
40262	00032520	1027739609391	1000	044525187

INCOME STATEMENT OF THE CREDIT ORGANIZATION
as of April 01, 2013

Abbreviated corporate name of the credit organization
JSC VTB Bank

Postal address
JSC VTB Bank, 37 Moscow, ul. Plyuschikha, 119121

Form Code 0409102
Quarterly (half-yearly)
RUB thousand
				Amounts
Line No.	Item		Codes	in RUB	in foreign currency and precious metals in ruble equivalents	Total (gr. 4 + gr. 5)
1	2		3	4	5	6

	CHAPTER I. INCOME

	A.	Banking and other transactions

	Section 1.	Interest income on

	1.	Loans issued to

1	Ministry of Finance of the Russian Federation		11101	0	0	0
2	Finance bodies of the constituent entities of the		11102	2097023	0	2097023
	Russian Federation and local authorities
3	State non-budgetary funds of the Russian		11103	0	0	0
	Federation
4	Non-budgetary funds of the constituent entities of		11104	0	0	0
	the Russian Federation and local authorities
5	Financial institutions in federal ownership		11105	0	0	0
6	Commercial organizations in federal ownership		11106	357894	126403	484297
7	Non-commercial organizations in federal ownership		11107	0	91711	91711
8	Financial institutions in state (other than federal)		11108	0	0	0
	ownership
9	Commercial organizations in state (other than		11109	118535	0	118535
	federal) ownership
10	Non-commercial organizations in state (other than		11110	230	0	230
	federal) ownership
11	Non-state financial institutions		11111	2964055	690503	3654558
12	Non-state commercial organizations		11112	31082278	2096861	33179139
13	Non-state non-commercial organizations		11113	19909	0	19909

				Amounts
Line No.	Item		Codes	in RUB	in foreign currency and precious metals in ruble equivalents	Total (gr. 4 + gr. 5)
1	2		3	4	5	6
14	Individual entrepreneurs		11114	94167	0	94167
15	Individuals residents of the Russian Federation		11115	558	393	951
16	Non-resident legal entities		11116	914690	1177914	2092604
17	Non-resident individuals		11117	0	0	0
18	Credit institutions		11118	1716921	40860	1757781
19	Non-resident banks		11119	2824906	1433938	4258844
	Total for codes 11101-11119		0	42191166	5658583	47849749

	2.	Other balances placed with:

1	Ministry of Finance of the Russian Federation		11201	0	0	0
2	Finance bodies of the constituent entities of the		11202	0	0	0
	Russian Federation and local authorities
3	State non-budgetary funds of the Russian		11203	0	0	0
	Federation
4	Non-budgetary funds of the constituent entities of		11204	0	0	0
	the Russian Federation and local authorities
5	Financial institutions in federal ownership		11205	0	0	0
6	Commercial organizations in federal ownership		11206	0	0	0
7	Non-commercial organizations in federal ownership		11207	0	0	0
8	Financial institutions in state (other than federal)		11208	0	0	0
	ownership
9	Commercial organizations in state (other than		11209	0	0	0
	federal) ownership
10	Non-commercial organizations in state (other than		11210	0	0	0
	federal) ownership
11	Non-state financial institutions		11211	52831	0	52831
12	Non-state commercial organizations		11212	1124	0	1124
13	Non-state non-commercial organizations		11213	0	0	0
14	Non-resident legal entities		11214	0	40859	40859
15	Credit institutions		11215	578	0	578
16	Non-resident banks		11216	2672794	2687073	5359867
17	the Central Bank of Russia		11217	0	0	0
	Total for codes 11201-11217		0	2727327	2727932	5455259

	3.	Cash on accounts with

1	the Central Bank of Russia		11301	0	0	0
2	Credit institutions		11302	2809	4	2813
3	Non-resident banks		11303	3928	24480	28408
	Total for codes 11301-11303		0	6737	24484	31221

	4.	Deposits with

1	the Central Bank of the Russian Federation		11401	17014	0	17014
2	Credit institutions		11402	0	4303	4303
3	Non-resident banks		11403	903	791631	792534

				Amounts
Line No.		Item	Codes	in RUB	in foreign currency and precious metals in ruble equivalents	Total (gr. 4 + gr. 5)
1		2	3	4	5	6
		Total for codes 11401-11403	0	17917	795934	813851

	5.	Investments in debt securities (other than
		promissory notes) of

1		the Russian Federation	11501	221842	129	221971
2		constituent entities of the Russian Federation and	11502	45929	0	45929
		local authorities
3		the Central Bank of the Russian Federation	11503	0	0	0
4		credit institutions	11504	840010	0	840010
5		other debt securities	11505	3485765	0	3485765
6		foreign states	11506	0	224	224
7		non-resident banks	11507	488269	2072902	2561171
8		other debt securities of non-residents	11508	121386	216330	337716
		Total for codes 11501-11508	0	5203201	2289585	7492786

	6.	Discounted promissory notes of

1		federal authorities	11601	0	0	0
2		authorities of the constituent entities of the Russian	11602	0	0	0
		Federation and local authorities
3		credit institutions	11603	3034	0	3034
4		Promissory notes of other residents	11604	410623	0	410623
5		government authorities of foreign states	11605	0	0	0
6		local authorities of foreign states	11606	0	0	0
7		non-resident banks	11607	0	0	0
8		Promissory notes of other non-residents	11608	0	0	0
		Total for codes 11601-11608	0	413657	0	413657
		Total for section 1	0	50560005	11496518	62056523

	Section 2.	Other income from banking and other
		transactions

	1.	Proceeds from opening and maintenance of
		bank accounts, payment and clearing services
		to clients

1		Fees for opening and maintenance of bank accounts	12101	148515	1204	149719
2		Fees for payment and clearing services	12102	1078461	196272	1274733
		Total for codes 12101-12102	0	1226976	197476	1424452

	2.	Proceeds from purchase and sale of foreign
		currency with settlement in cash and via bank
		transfer

				Amounts
Line No.	Item		Codes	in RUB	in foreign currency and precious metals in ruble equivalents	Total (gr. 4 + gr. 5)
1	2		3	4	5	6
1	Proceeds from purchase and sale of foreign currency		12201	30920562	x	30920562
	with settlement in cash and via bank transfer
	Total for code 12201		0	30920562	x	30920562

	3.	Proceeds from issue of bank guarantees and
		sureties

1	Proceeds from issue of bank guarantees and		12301	773280	172397	945677
	sureties
	Total for code 12301		0	773280	172397	945677

	4.	Proceeds from other transactions

1	Redemption and realization of acquired claims		12401	11235	x	11235
2	Operations related to property trust management		12402	0	0	0
3	Transactions with precious metals and precious		12403	18153830	x	18153830
	stones
4	Lease of special premises and safe deposits		12404	16925	0	16925
5	Finance lease		12405	0	0	0
6	Advisory and information services		12406	1	0	1
	Total for codes 12401-12406		0	18181991	0	18181991
	Total for section 2		0	51102809	369873	51472682
	Total income for Group A From banking and other
	transactions (Sections 1 – 2)		0	101662814	11866391	113529205

	B.	Operating income

	Section 3.	Gains from transactions with securities
		other than interest, dividends and
		revaluation

	1.	Gains from transactions with acquired
		securities of

1	the Russian Federation		13101	316571	x	316571
2	constituent entities of the Russian Federation and		13102	3646	x	3646
	local authorities
3	the Central Bank of the Russian Federation		13103	1311	x	1311
4	credit institutions		13104	107547	x	107547
5	other securities		13105	5781911	x	5781911
6	foreign states		13106	3	x	3
7	non-resident banks		13107	19585	x	19585
8	Other securities of non-residents		13108	36097	x	36097
	Total for codes 13101-13108		0	6266671		6266671

	2.	Gains from securities issued

				Amounts
Line No.		Item	Codes	in RUB	in foreign currency and precious metals in ruble equivalents	Total (gr. 4 + gr. 5)
1		2	3	4	5	6

1		Gains from securities issued	13201	11911	6140	18051
		Total for code 13201	0	11911	6140	18051
		Total for section 3	0	6278582	6140	6284722

	Section 4.	Income from equity interests in other
		legal entities

	1.	Dividends from investments in shares of

1		credit institutions	14101	0	0	0
2		other organizations	14102	0	0	0
3		non-resident banks	14103	0	0	0
4		other non-resident organizations	14104	0	0	0
		Total for codes 14101-14104	0	0	0	0

	2.	Dividends from investments in shares of
		subsidiaries and associates

1		credit institutions	14201	12790870	0	12790870
2		other organizations	14202	0	0	0
3		non-resident banks	14203	0	0	0
4		other non-resident organizations	14204	0	0	0
		Total for codes 14201-14204	0	12790870	0	12790870

	3.	Income from interests in business entities
		(except joint-stock companies)

1		Credit institutions	14301	0	0	0
2		Non-resident banks	14302	0	0	0
3		Other entities	14303	0	0	0
4		Other non-resident organizations	14304	0	0	0
		Total for codes 14301-14304	0	0	0	0

	4.	Income from interests in subsidiaries and
		associates (other than joint-stock companies)

1		Credit institutions	14401	0	0	0
2		Non-resident banks	14402	0	0	0
3		Other entities	14403	0	0	0
4		Other non-resident organizations	14404	0	0	0
		Total for codes 14401-14404	0	0	0	0
		Total for section 4	0	12790870	0	12790870

				Amounts
Line No.	Item		Codes	in RUB	in foreign currency and precious metals in ruble equivalents	Total (gr. 4 + gr. 5)
1	2		3	4	5	6
	Section 5.	Positive revaluation

	1.	Positive revaluation of securities, amounts in
		foreign currencies, precious metals

1	Securities (balance sheet account No. 70602,		15101	47917	x	47917
	balance sheet account No. 70702 for annual report)
2	Amounts in foreign currency (balance sheet account		15102	235263325	x	235263325
	No. 70603, balance sheet account No. 70703 for
	annual report)
3	Precious metals (balance sheet account No. 70604,		15103	7589020	x	7589020
	balance sheet account No. 70704 for annual report)
	Total for codes 15101-15103		0	242900262	x	242900262

	2.	Income from embedded derivatives, not
		separated from principal agreement (balance
		sheet account No. 70605, balance sheet
		account No. 70705 for annual report):

1	From security rate change		15201	0	x	0
2	From exchange rate change		15202	191	x	191
3	From price index change		15203	0	x	0
4	From change in other variables		15204	0	x	0
	Total for codes 15201-15204		0	191	x	191
	Total for section 5		0	242900453	x	242900453

	Section 6.	Other operating income

	1.	Income on derivatives (balance sheet account
		No. 70613, for execution of the annual
		accounting report - balance sheet account No.
		70713):

1	Income on derivatives		16101	22669052	x	22669052
	Total for code 16101		0	22669052	x	22669052

	2.	Commission fees for

1	Currency transactions		16201	82354	8856	91210
2	Intermediary services under broker’s and similar		16202	23556	1140	24696
	agreements
3	Other operations		16203	1016303	1072289	2088592
	Total for codes 16201-16203		0	1122213	1082285	2204498

	3.	Other operating income related to

1	property lease out		16301	138551	0	138551

				Amounts
Line No.		Item	Codes	in RUB	in foreign currency and precious metals in ruble equivalents	Total (gr. 4 + gr. 5)
1		2	3	4	5	6
2		property disposal (sale)	16302	13855	x	13855
3		additional valuation of premises and equipment	16303	0	x	0
		following their write-down
4		transfer of assets in trust management	16304	0	0	0
5		recovery of amounts of provisions for possible	16305	13764395	x	13764395
		losses, except provisions for non-credit liabilities
6		Other operating income	16306	6183	26553	32736
		Total for codes 16301-16306	0	13922984	26553	13949537
		Total for section 6	0	37714249	1108838	38823087
		Total income for group B Operating income
		(Sections 3–6)		299684154	1114978	300799132

	C.	Other income

	Section 7.	Other income

	1.	Fines, penalties, forfeits related to

1		cash raised and deposited (placed)	17101	381787	55	381842
2		other banking operations and transactions	17102	1265	3797	5062
3		other (business) operations	17103	619	0	619
		Total for codes 17101-17103	0	383671	3852	387523

	2.	Prior year income identified in the reporting
		year related to

1		cash raised and deposited (placed)	17201	1975	57	2032
2		other banking operations and transactions	17202	23349	45659	69008
3		other (business) operations	17203	534863	1	534864
		Total for codes 17201-17203	0	560187	45717	605904

	3.	Other income recorded as other related to

1		assets received free of charge	17301	0	0	0
2		reimbursement of losses incurred including	17302	524	0	524
		insurance compensation from insurers
3		recognition of surpluses of:
		inventories	17303	0	0	0
		cash	17304	8	3	11
4		writing-off of liabilities and unclaimed payables	17305	11659	2203	13862
5		Other income	17306	60047	611	60658
		including: recovery of amounts of provisions for	17307	2616	x	2616
		possible losses, except the provisions for non-credit
		liabilities
		Total for codes 17301-17306	0	72238	2817	75055
		Total for section 7	0	1016096	52386	1068482

				Amounts
Line No.		Item	Codes	in RUB	in foreign currency and precious metals in ruble equivalents	Total (gr. 4 + gr. 5)
1		2	3	4	5	6
		Total for Section 7 (group C Other Income)	0	1016096	52386	1068482
		Total for Chapter I Income (Sections 1 – 7)	10000	402363064	13033755	415396819

		Chapter II. EXPENSES

	A.	Related to banking and other transactions

	Section 1.	Interest expense

	1.	Loans received from:

1		the Central Bank of the Russian Federation	21101	1976247	0	1976247
2		credit institutions	21102	7498868	192274	7691142
3		non-resident banks	21103	366223	2137038	2503261
4		other creditors	21104	0	10579	10579
		Total for codes 21101-21104	0	9841338	2339891	12181229

	2.	Balances on bank accounts of customers – legal
		entities

1		Financial institutions in federal ownership	21201	0	0	0
2		Commercial organizations in federal ownership	21202	84397	154	84551
3		Non-commercial organizations in federal ownership	21203	37402	6165	43567
4		Financial institutions in state (other than federal)	21204	0	0	0
		ownership
5		Commercial organizations in state (other than	21205	1378	0	1378
		federal) ownership
6		Non-commercial organizations in state (other than	21206	333	0	333
		federal) ownership
7		Non-state financial institutions	21207	75226	0	75226
8		Non-state commercial organizations	21208	1239885	140845	1380730
9		Non-state non-commercial organizations	21209	29332	0	29332
10		credit institutions	21210	137142	2501	139643
11		non-resident banks	21211	9143	0	9143
12		Individual entrepreneurs	21212	621	0	621
13		Individual entrepreneurs – non-residents	21213	0	0	0
14		Non-resident legal entities	21214	4885	419	5304
		Total for codes 21201-21214	0	1619744	150084	1769828

	3.	Deposits of legal entities

1		Federal Treasury	21301	755324	0	755324
2		Finance bodies of the constituent entities of the	21302	1855183	0	1855183
		Russian Federation and local authorities
3		State non-budgetary funds of the Russian	21303	0	0	0
		Federation

				Amounts
Line No.	Item		Codes	in RUB	in foreign currency and precious metals in ruble equivalents	Total (gr. 4 + gr. 5)
1	2		3	4	5	6
4	Non-budgetary funds of the constituent entities of		21304	0	0	0
	the Russian Federation and local authorities
5	Financial institutions in federal ownership		21305	0	0	0
6	Commercial organizations in federal ownership		21306	117519	997	118516
7	Non-commercial organizations in federal ownership		21307	157198	0	157198
8	Financial institutions in state (other than federal)		21308	459	0	459
	ownership
9	Commercial organizations in state (other than		21309	2521	7318	9839
	federal) ownership
10	Non-commercial organizations in state (other than		21310	258	0	258
	federal) ownership
11	Non-state financial institutions		21311	2043051	72048	2115099
12	Non-state commercial organizations		21312	7141951	2482145	9624096
13	Non-state non-commercial organizations		21313	164932	3091	168023
14	Non-resident legal entities		21314	21618	72094	93712
15	credit institutions		21315	1684160	3519863	5204023
16	non-resident banks		21316	15181	171115	186296
17	the Central Bank of the Russian Federation		21317	0	0	0
	Total for codes 21301-21317		0	13959355	6328671	20288026

	4.	Other amounts due to legal entities

1	Ministry of Finance of the Russian Federation		21401	0	0	0
2	Finance bodies of the constituent entities of the		21402	0	0	0
	Russian Federation and local authorities
3	State non-budgetary funds of the Russian		21403	0	0	0
	Federation
4	Non-budgetary funds of the constituent entities of		21404	0	0	0
	the Russian Federation and local authorities
5	Financial institutions in federal ownership		21405	0	0	0
6	Commercial organizations in federal ownership		21406	0	1	1
7	Non-commercial organizations in federal ownership		21407	0	0	0
8	Financial institutions in state (other than federal)		21408	0	0	0
	ownership
9	Commercial organizations in state (other than		21409	0	0	0
	federal) ownership
10	Non-commercial organizations in state (other than		21410	0	0	0
	federal) ownership
11	Non-state financial institutions		21411	6788	0	6788
12	Non-state commercial organizations		21412	273	518	791
13	Non-state non-commercial organizations		21413	0	0	0
14	Non-resident legal entities		21414	4262	7038735	7042997
15	credit institutions		21415	0	0	0
16	non-resident banks		21416	14838	83613	98451
17	the Central Bank of the Russian Federation		21417	881712	0	881712
	Total for codes 21401-21417		0	907873	7122867	8030740

				Amounts
Line No.	Item		Codes	in RUB	in foreign currency and precious metals in ruble equivalents	Total (gr. 4 + gr. 5)
1	2		3	4	5	6
	5.	Balances on bank accounts of customers –
		individuals

1	Residents of the Russian Federation		21501	13	0	13
2	Non-residents		21502	0	0	0
	Total for codes 21501-21502		0	13	0	13

	6.	Deposits of customers – individuals

1	Residents of the Russian Federation		21601	103353	37541	140894
2	Non-residents		21602	707	1129	1836
	Total for codes 21601-21602		0	104060	38670	142730

	7.	Other amounts due to customers – individuals

1	Residents of the Russian Federation		21701	0	41	41
2	Non-residents		21702	0	0	0
	Total for codes 21701-21702		0	0	41	41

	8.	Debt securities issued

1	Bonds		21801	2644645	0	2644645
2	Certificates of deposits		21802	0	0	0
3	Saving certificates		21803	0	0	0
4	Promissory notes		21804	2299315	1739791	4039106
	Total for codes 21801-21804		0	4943960	1739791	6683751
	Total for section 1		0	31376343	17720015	49096358

	Section 2.	Other expenses on banking operations
		and other transactions

	1.	Expenses related to purchase and sale of
		foreign currency with settlement in cash and
		via bank transfer

1	Expenses related to purchase and sale of foreign		22101	28255528	x	28255528
	currency with settlement in cash and via bank
	transfer
	Total for code 22101		0	28255528	x	28255528

	2.	Expenses related to other transactions

1	Redemption and realization of claims acquired		22201	0	x	0
2	Property trust management		22202	0	0	0
3	Transactions with precious metals and precious		22203	19389057	x	19389057
	stones

				Amounts
Line No.		Item	Codes	in RUB	in foreign currency and precious metals in ruble equivalents	Total (gr. 4 + gr. 5)
1		2	3	4	5	6
		Total for codes 22201-22203	0	19389057	0	19389057
		Total for section 2	0	47644585	0	47644585
		Total expenses for Group A From banking and other	0	79020928	17720015	96740943
		transactions (Sections 1 - 2)

	B.	Operating expenses

	Section 3.	Expenses related to securities except
		interest, dividends and revaluation

	1.	Expenses related to transactions with acquired
		securities of

1		the Russian Federation	23101	589052	x	589052
2		constituent entities of the Russian Federation and	23102	258	x	258
		local authorities
3		the Central Bank of the Russian Federation	23103	0	x	0
4		credit institutions	23104	186716	x	186716
5		other securities	23105	5398727	x	5398727
6		foreign states	23106	0	x	0
7		non-resident banks	23107	0	x	0
8		Other securities of non-residents	23108	3276	x	3276
9		Expenses of professional participants of the	23109	0	0	0
		securities market related to purchase and sale of
		securities (except for expenses for advisory and
		information services)
		Total for codes 23101-23109	0	6178029	0	6178029

	2.	Expenses related to securities issued

1		Expenses related to securities issued	23201	3690	0	3690
		Total for code 23201	0	3690	0	3690
		Total for section 3	0	6181719	0	6181719

	Section 4.	Negative revaluation

	1.	Negative revaluation of securities, amounts in
		foreign currencies, precious metals

1		Securities (balance sheet account No. 70607,	24101	1773364	x	1773364
		balance sheet account No. 70707 for annual report)
2		Amounts in foreign currency (balance sheet account	24102	243410837	x	243410837
		No. 70608, balance sheet account No. 70708 for
		annual report)
3		Precious metals (balance sheet account No. 70609,	24103	7619962	x	7619962
		balance sheet account No. 70709 for annual report)
		Total for codes 24101-24103	0	252804163	x	252804163

				Amounts
Line No.	Item		Codes	in RUB	in foreign currency and precious metals in ruble equivalents	Total (gr. 4 + gr. 5)
1	2		3	4	5	6

	2.	Expenses related to embedded derivatives, not
		separated from principal agreement (balance
		sheet account No. 70610, balance sheet
		account No. 70710 for annual report):

1	From security rate change		24201	0	x	0
2	From exchange rate change		24202	42	x	42
3	From price index change		24203	0	x	0
4	From change in other variables		24204	0	x	0
	Total for codes 24201-24204		0	42	x	42
	Total for section 4		0	252804205	x	252804205

	Section 5.	Other operating expenses

	1.	Expenses on derivatives (balance sheet account
		No. 70614, for execution of the annual
		accounting report - balance sheet account No.
		70714):

1	Expenses on derivatives		25101	21930279	x	21930279
	Total for code 25101		0	21930279	x	21930279

	2.	Commission fees for

1	Currency transactions		25201	15730	1,200	16930
2	Payment and clearing services and maintenance of		25202	46154	15960	62114
	bank accounts
3	Cash transfers including services of payment and		25203	120862	265270	386132
	settlement systems
4	Guarantees and sureties received		25204	1178	371	1549
5	Intermediary services under broker's and similar		25205	19195	332	19527
	agreements
6	Other operations		25206	26021	933331	959352
	Total for codes 25201-25206		0	229140	1216464	1445604

	3.	Other operating expenses

1	transfer of assets in trust management		25301	0	0	0
2	Allowances for provisions for possible losses, except		25302	26263970	x	26263970
	provisions for non-credit liabilities
3	Other operating expenses		25303	105298	25911	131209
	Total for codes 25301-25303		0	26369268	25911	26395179
	Total for section 5		0	48528687	1242375	49771062

	Section 6.	Expenses to support the functioning of
		a credit institution

				Amounts
Line No.		Item	Codes	in RUB	in foreign currency and precious metals in ruble equivalents	Total (gr. 4 + gr. 5)
1		2	3	4	5	6

	1.	Staff costs

1		Payroll, including bonuses and management	26101	3821581	15206	3836787
		remuneration
2		Taxes and levies accrued on payroll paid by	26102	1391270	0	1391270
		employers in accordance with the legislation of the
		Russian Federation
3		Expenses related to staff relocation (except payroll)	26103	315	0	315
4		Other staff costs	26104	8569	156	8725
		Total for codes 26101-26104	0	5221735	15362	5237097

	2.	Depreciation

1		Premises and equipment, except real estate	26201	433724	x	433724
		temporarily not used in core activities
2		Premises and equipment received in finance lease	26202	0	x	0
3		Intangible assets	26203	2267	x	2267
4		Real estate temporarily not used in core activities	26204	15405	x	15405
		Total for codes 26201-26204	0	451396	x	451396

	3.	Expenses related to maintenance (operation)
		of property and its disposal

1		Expenses related to repair of premises and	26301	24380	221	24601
		equipment and other property
2		Expenses related to maintenance of premises and	26302	226708	482	227190
		equipment and other property (including utilities)
3		Rent fee for leased premises and equipment and	26303	288452	10598	299050
		other property
4		Fees for the right to use intellectual property items	26304	193909	28	193937
5		Write off of inventories	26305	170705	x	170705
6		Write down of premises and equipment	26306	0	x	0
7		Disposal (sale) of property	26307	251963	x	251963
		Total for codes 26301-26307	0	1156117	11329	1167446

	4.	Start-up and administrative costs

1		Staff training and retraining	26401	571	4	575
2		Business trips	26402	37157	7825	44982
3		Security	26403	174880	6	174886
4		Advertising	26404	76289	0	76289
5		Entertainment expenses	26405	13303	556	13859
6		Telecommunication services and information	26406	71301	2351	73652
		systems
7		Litigation and arbitration costs	26407	5010	392	5402
8		Audit	26408	5400	2	5402

				Amounts
Line No.		Item	Codes	in RUB	in foreign currency and precious metals in ruble equivalents	Total (gr. 4 + gr. 5)
1		2	3	4	5	6
9		Publishing of the financial statements	26409	257	0	257
10		Insurance	26410	88723	123	88846
11		Taxes and levies expensed in accordance with the	26411	362169	108208	470377
		legislation of the Russian Federation
12		Other start-up and administrative costs	26412	152822	18960	171782
		Total for codes 26401-26412	0	987882	138427	1126309
		Total for section 6	0	7817130	165118	7982248
		Total expenses for group B Operating expenses
		(Sections 3-6)	0	315331741	1407493	316739234

	C.	Other expenses

	Section 7.	Other expenses

	1.	Fines, penalties, forfeits related to

1		cash raised and deposited (placed)	27101	137	0	137
2		other banking operations and transactions	27102	0	0	0
3		other (business) operations	27103	241	0	241
		Total for codes 27101-27103	0	378	0	378

	2.	Prior year expenses identified in the reporting
		year related to

1		cash raised and deposited (placed)	27201	1771	3	1774
2		other banking operations and transactions	27202	39626	46	39672
3		other (business) operations	27203	90112	1726	91838
		Total for codes 27201-27203	0	131509	1775	133284

	3.	Other expenses recorded as other related to

1		reimbursement of losses incurred	27301	48	0	48
2		writing off shortages of inventories	27302	0	0	0
3		writing off of shortage of cash, false banknotes	27303	0	0	0
4		writing off assets (claims) and uncollected	27304	77	0	77
		receivables
5		Charity and other similar expenses	27305	231748	0	231748
6		Expenses related to sport events, rest, cultural and	27306	5163	0	5163
		educational events and other similar events
7		Extraordinary expenses	27307	0	0	0
8		Other expenses	27308	95035	205	95240
		including: allowances for provisions for non-credit	27309	43354	x	43354
		liabilities
		Total for codes 27301-27308	0	332071	205	332276
		Total for section 7	0	463958	1980	465938

				Amounts
Line No.		Item	Codes	in RUB	in foreign currency and precious metals in ruble equivalents	Total (gr. 4 + gr. 5)
1		2	3	4	5	6
		Total expenses for group C Other expenses (Section 7)	0	463958	1980	465938
		Total expenses for Sections 1 - 7	0	394816627	19129488	413946115
		Profit before tax (code 10000 minus line Total	01000	x	x	1450704
		expenses for Sections 1 - 7)
		Loss before tax (line Total expenses for Sections 1 - 7
		minus code 10000)	02000	x	x	0

	Section 8.	Income tax (balance sheet account No.
		70611, balance sheet account No.
		70711 for annual report)

1		Income tax	28101	47545	x	47545
		Total for section 8	0	47545	x	47545
		Total for Chapter II Expenses (Sections 1 - 8)	20000	394864172	19129488	413993660

		III. FINANCIAL RESULT after tax and its use

	Section 1.	Financial result after tax

1		Profit after tax (code 01000 minus code 28101)	31001	x	x	1403159

2		Loss after tax (code 02000 plus code 28101 or code	31002	x	x	0
		28101 minus code 01000)

	Section 2.	Distributions of profit after tax (balance
		sheet account No. 70612, balance sheet account No.
		70712 for annual report)

1		Distribution among shareholders (participants) in	32001	0	x	0
		the form of dividends

2		Allowance for reserve fund forming and	32002	0	x	0
		supplementing

		Total for section 2	32101	0	x	0

	Section 3.	Result based on the income statement

1		Retained earnings (code 31001 minus 32101)	33001	x	x	1403159

2		Loss (code 31002 plus code 32101 or code 32101	33002	x	x	0
		minus code 31001)

Deputy Head of the Department - Senior	O. Yu. Gorlinskiy

Deputy Chief Accountant	S. V. Lotvin

L.S.

Done by: E. V. Nagoyeva
Telephone: (495)775-54-54 ext.1-46-70

09.04.2013

Control amount of the form: 64371
Program release (.EXE): 18.03.2010
Declarer version (.PAK): 25.09.2012

Annex 2.3 Interim Condensed Consolidated Financial Statements as of September 2012

VTB BANK Interim Condensed Consolidated Financial Statements with Independent Auditors’ Report on Review of Interim Condensed Consolidated Financial Statements 30 September 2012

VTB Bank Interim Condensed Consolidated Financial Statements and Independent Auditors’ Report on Review of Interim Condensed Consolidated Financial Statements

CONTENTS

INDEPENDENT AUDITORS’ REPORT ON REVIEW OF INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Interim Consolidated Statement of Financial Position	1
Interim Consolidated Income Statement	2
Interim Consolidated Statement of Comprehensive Income	3
Interim Consolidated Statement of Cash Flows	4
Interim Consolidated Statement of Changes in Shareholders’ Equity	6

SELECTED NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Principal Activities	7
2.	Operating Environment of the Group	8
3.	Basis of Preparation	8
4.	Adoption of New or Revised Standards and Interpretations	9
5.	Cash and Short-Term Funds	9
6.	Financial Assets at Fair Value through Profit or Loss	9
7.	Financial Assets Pledged under Repurchase Agreements and Loaned Financial Assets	11
8.	Due from Other Banks	11
9.	Loans and Advances to Customers	12
10.	Financial Assets Available-for-Sale	13
11.	Investments in Associates and Joint Ventures	13
12.	Investment Securities Held-to-Maturity	14
13.	Disposal Groups Held for Sale	14
14.	Due to Other Banks	14
15.	Customer Deposits	15
16.	Other Borrowed Funds	15
17.	Debt Securities Issued	15
18.	Subordinated Debt	18
19.	Interest Income and Expense	19
20.	Fee and Commission Income and Expense	19
21.	Staff Costs and Administrative Expenses	20
22.	Allowances for Impairment and Provisions	20
23.	Perpetual Loan Participation Notes	21
24.	Dividends and Retained Earnings	21
25.	Basic and Diluted Earnings per Share	21
26.	Income Tax	22
27.	Share-based Payments	23
28.	Contingencies and Commitments	23
29.	Analysis by Segment	25
30.	Fair Value Hierarchy	30
31.	Related Party Transactions	33
32.	Consolidated Subsidiaries and Business Combinations	34
33.	Capital Management and Capital Adequacy	36
34.	Subsequent Events	36

Independent auditors’ report on review of
interim condensed consolidated financial statements

To the Supervisory Board and Shareholders of VTB Bank:

Introduction

We have reviewed the accompanying interim condensed consolidated financial statements of VTB Bank (“the Bank”) and its subsidiaries (together “the Group”) as at 30 September 2012, comprising of the interim consolidated statement of financial position as at 30 September 2012 and the related interim consolidated income statement and interim consolidated statement of comprehensive income for the three-month and nine-month periods then ended, interim consolidated statements of cash flows and changes in shareholders’ equity for the nine-month period then ended and selected explanatory notes. Management is responsible for the preparation and presentation of these interim condensed consolidated financial statements in accordance with International Accounting Standard 34, Interim Financial Reporting (“IAS 34”). Our responsibility is to express a conclusion on these interim condensed consolidated financial statements based on our review.

Scope of work

We conducted our review in accordance with the International Standard on Review Engagements 2410, Review of Interim Financial Information Performed by the Independent Auditor of the Entity. A review of interim financial information consists of making inquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with International Standards on Auditing and consequently does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.

Conclusion

Based on our review, nothing has come to our attention that causes us to believe that the accompanying interim condensed consolidated financial statements are not prepared, in all material respects, in accordance with IAS 34.

18 December 2012

A member firm of Ernst & Young Global Limited

VTB Bank lnterim Consolidated Statement of Financial Position as at 30 September 2012 (unaudited) (in billions of Russian Roubles)

		30 September	31 December
	Note	2012	2011 (audited)
Assets
Cash and short-term funds	5	568.3	407.0
Mandatory cash balances with central banks		61.8	71.9
Financial assets at fair value through profit or loss	6	528.1	571.5
Financial assets pledged under repurchase agreements and
loaned financial assets	7	391.5	198.6
Due from other banks	8	284.4	424.6
Loans and advances to customers	9	4,461.8	4,301.6
Assets of disposal groups held for sale	13	16.4	10.3
Financial assets available-for-sale	10	161.1	167.7
Investments in associates and joint ventures	11	46.7	32.5
Investment securities held-to-maturity	12	6.9	32.4
Premises and equipment		128.1	116.8
Investment property		143.9	122.5
Intangible assets and goodwill		139.0	141.2
Deferred tax asset		42.9	42.7
Other assets		203.8	148.3
Total assets		7,184.7	6,789.6
Liabilities
Due to other banks	14	720.8	699.7
Customer deposits	15	3,521.8	3,596.7
Liabilities of disposal groups held for sale	13	6.4	8.5
Other borrowed funds	16	841.4	734.6
Debt securities issued	17	939.4	664.5
Deferred tax liability		11.2	10.0
Other liabilities		216.5	209.4
Total liabilities before subordinated debt		6,257.5	5,923.4

Subordinated debt	18	243.0	241.1
Total liabilities		6,500.5	6,164.5
Equity
Share capital		113.1	113.1
Share premium		358.5	358.5
Perpetual loan participation notes	23	30.9	–
Treasury shares		(14.0)	(0.6)
Unrealised gain on financial assets available-for-sale and cash
flow hedge		1.9	7.9
Premises revaluation reserve		11.1	11.4
Currency translation difference		8.7	11.0
Retained earnings		162.0	102.2
Equity attributable to shareholders of the parent		672.2	603.5

Non-controlling interests		12.0	21.6
Total equity		684.2	625.1
Total liabilities and equity		7,184.7	6,789.6

The notes № 1-34 form an integral part of these interim condensed consolidated financial statements	1

VTB Bank Interim Consolidated Income Statement for the Three Months and the Nine Months Ended 30 September 2012 (unaudited) (in billions of Russian Roubles)

		For the three-month		For the nine-month
		period ended		period ended
		30 September		30 September
	Note	2012	2011	2012	2011
Interest income	19	141.5	99.2	400.5	275.8
Interest expense	19	(79.6)	(45.2)	(226.2)	(126.7)
Net interest income		61.9	54.0	174.3	149.1
Provision charge for impairment of debt financial
assets	22	(12.7)	(8.0)	(45.0)	(25.3)
Net interest income after provision for
impairment		49.2	46.0	129.3	123.8
(Losses net of gains) / gains less losses arising
from financial instruments at fair value through
profit or loss		0.6	(15.0)	(3.4)	(5.9)
Gains less losses from available-for-sale financial
assets		1.2	4.5	4.0	4.9
(Losses net of gains) / gains less losses arising
from extinguishment of liability		(1.0)	0.2	(1.9)	0.2
Net recovery of losses on initial recognition of
financial instruments, restructuring and other
gains on loans and advances to customers		0.3	0.2	9.7	10.1
Gains less losses / (losses net of gains) arising
from dealing in foreign currencies		6.4	(15.4)	31.4	10.6
Foreign exchange translation (losses net of gains) /
gains less losses		1.4	6.2	(16.5)	(8.4)
Fee and commission income	20	16.0	11.9	43.2	32.7
Fee and commission expense	20	(3.6)	(2.7)	(9.0)	(5.6)
Share in income of associates and joint ventures		0.8	6.2	1.3	7.7
(Provision charge) / reversal of provision for
impairment of other assets, credit related
commitments and legal claims	22	(0.9)	0.9	(1.0)	(0.6)
Income arising from non-banking activities		19.5	4.3	39.9	13.1
Expenses arising from non-banking activities		(7.8)	(1.4)	(19.5)	(5.9)
Other operating income		1.1	3.9	5.6	7.3
Net non-interest income		34.0	3.8	83.8	60.2
Operating income		83.2	49.8	213.1	184.0

Staff costs and administrative expenses	21	(47.8)	(23.5)	(134.9)	(90.8)
Gains less losses from disposal of subsidiaries and
associates		–	–	1.0	1.5
Profit before taxation		35.4	26.3	79.2	94.7

Income tax expense		(8.8)	(7.3)	(19.0)	(22.1)
Net profit		26.6	19.0	60.2	72.6
Net profit / (loss) attributable to:
Shareholders of the parent		23.4	20.4	56.2	73.8
Non-controlling interests		3.2	(1.4)	4.0	(1.2)
Basic and diluted earnings per share
(expressed in Russian Roubles per share)	25	0.0022	0.0020	0.0053	0.0071

The notes № 1-34 form an integral part of these interim condensed consolidated financial statements	2

VTB Bank Interim Consolidated Statement of Comprehensive Income for the Three Months and the Nine Months Ended 30 September 2012 (unaudited) (in billions of Russian Roubles)

	For the three-month		For the nine-month
	period ended		period ended
	30 September		30 September
	2012	2011	2012	2011
Net profit for the period	26.6	19.0	60.2	72.6
Other comprehensive income (Note 26):
Net result on financial assets available-for-sale, net of tax	(0.8)	(2.2)	(5.5)	1.7
Cash flow hedges, net of tax	(0.1)	0.3	(0.1)	0.1
Effect of changes in tax rates recognised in premises
revaluation reserve	–	–	0.1	–
Actuarial losses net of gains arising from difference between
pension plan assets and obligations	(0.3)	–	(0.3)	–
Share in other comprehensive income of associates	(0.2)	(0.3)	(0.6)	(0.5)
Effect of translation, net of tax	(2.6)	7.6	(2.2)	3.1
Other comprehensive income for the period, net of tax	(4.0)	5.4	(8.6)	4.4
Total comprehensive income for the period	22.6	24.4	51.6	77.0
Total comprehensive income attributable to:
Shareholders of the parent	19.7	25.1	47.8	78.4
Non-controlling interests	2.9	(0.7)	3.8	(1.4)

The notes № 1-34 form an integral part of these interim condensed consolidated financial statements	3

VTB Bank Interim Consolidated Statement of Cash Flows for the Nine Months Ended 30 September 2012 (unaudited) (in billions of Russian Roubles)

		For the nine-month period
		ended 30 September
	Note	2012	2011
Cash flows (used in) / from operating activities
Interest received		393.9	254.5
Interest paid		(194.8)	(125.5)
Loss incurred on operations with financial instruments at fair value through
profit or loss		(30.0)	(2.9)
Gains less losses arising from extinguishment of liability		–	0.2
Income received on dealing in foreign currency		20.8	14.3
Fees and commissions received		41.7	33.8
Fees and commissions paid		(8.8)	(4.5)
Other operating income received		2.0	2.0
Staff costs and administrative expenses paid		(115.1)	(82.7)
Income received from non-banking activities		34.3	11.1
Expenses paid in non-banking activities		(14.8)	(5.7)
Income tax paid		(15.7)	(21.9)
Cash flows from operating activities
before changes in operating assets and liabilities		113.5	72.7

Net decrease / (increase) in operating assets
Net decrease / (increase) in mandatory cash balances with central
banks		10.1	(24.7)
Net increase in restricted cash		(0.3)	(0.1)
Net decrease / (increase) in correspondent accounts in precious metals		3.5	(5.3)
Net decrease / (increase) in financial assets at fair value through profit or
loss		24.2	(262.8)
Net decrease in due from other banks		124.7	47.1
Net increase in loans and advances to customers		(318.5)	(634.4)
Net increase in other assets		(39.0)	(53.0)

Net (decrease) / increase in operating liabilities
Net increase in due to other banks		7.0	143.5
Net (decrease) / increase in customer deposits		(68.2)	779.2
Net increase in debt securities issued other than bonds issued		128.7	67.0
Net (decrease) / increase in other liabilities		(15.3)	33.2
Net cash (used in) / from operating activities		(29.6)	162.4
Cash flows used in investing activities
Dividends and other distributions received		2.4	0.6
Proceeds from sale or maturity of financial assets available-for-sale		43.5	39.8
Purchase of financial assets available-for-sale		(55.7)	(28.3)
Purchase of subsidiaries, net of cash		(2.7)	7.7
Disposal of subsidiaries, net of cash		1.2	(1.1)
Purchase of and contributions to associates and joint ventures		(15.2)	(109.1)
Proceeds from sale of share in associates		–	2.3
Purchase of investment securities held-to-maturity		(1.2)	(0.6)
Proceeds from redemption of investment securities held-to-maturity		2.4	2.0
Purchase of premises and equipment		(17.0)	(21.4)
Proceeds from sale of premises and equipment		7.2	34.6
Purchase of intangible assets		(2.9)	(1.9)
Proceeds from sale of intangible assets		0.4	0.1
Purchase or construction of investment property		(2.5)	(0.3)
Proceeds from sale of investment property		2.0	1.1
Net cash used in investing activities		(38.1)	(74.5)

The notes № 1-34 form an integral part of these interim condensed consolidated financial statements	4

VTB Bank Interim Consolidated Statement of Cash Flows for the Nine Months Ended 30 September 2012 (unaudited) (continued) (in billions of Russian Roubles)

		For the nine-month period
		ended 30 September
	Note	2012	2011
Cash flows from / (used in) financing activities
Dividends paid		(10.7)	(7.3)
Proceeds from issuance of local bonds		67.6	8.5
Repayment of local bonds		(11.8)	(33.2)
Buy-back of local bonds		(8.6)	(9.7)
Proceeds from sale of previously bought-back local bonds		8.7	11.3
Proceeds from issuance of Eurobonds		104.7	35.5
Repayment of Eurobonds		(13.5)	(83.4)
Buy-back of Eurobonds		(57.7)	(26.1)
Proceeds from sale of previously bought-back Eurobonds		63.9	23.7
Proceeds from syndicated loans		4.9	87.3
Repayment of syndicated loans		(2.9)	(31.6)
Buy-back of syndicated loans		–	(4.1)
Proceeds from sale of previously bought-back syndicated loans		5.9	–
Proceeds from other borrowings and funds from local central banks		886.3	50.0
Repayment of other borrowings and funds from local central banks		(799.9)	(54.3)
Buy-back of subordinated debt		(1.1)	(4.5)
Proceeds from sale of previously bought-back subordinated debt		0.8	2.9
Purchase of non-controlling interests in subsidiaries		(13.9)	(17.4)
Proceeds from sale of treasury shares		0.3	0.8
Purchase of treasury shares		(13.7)	(1.7)
Issue of perpetual loan participation notes less transaction costs		32.2	–

Net cash from / (used in) financing activities		241.5	(53.3)
Effect of exchange rate changes on cash and cash equivalents		(8.8)	3.2

Effect of hyperinflation		(0.5)	–
Net increase in cash and cash equivalents		164.5	37.8
Cash and cash equivalents at the beginning of the period		397.5	272.8
Cash and cash equivalents at the end of the period	5	562.0	310.6

The notes № 1-34 form an integral part of these interim condensed consolidated financial statements	5

VTB Bank Interim Consolidated Statement of Changes in Shareholders’ Equity for the Nine Months Ended 30 September 2012 (unaudited) (in billions of Russian Roubles)

	Attributable to shareholders of the parent

					Unrealised
					gain on
					financial
			Perpetual		assets
			loan		available-
			partici-		for-sale and	Premises	Currency			Non-
	Share	Share	pation	Treasury	cash flow	revaluation	translation	Retained		controlling	Total
	capital	premium	notes	shares	hedge	reserve	difference	earnings	Total	interests	equity
Balance at 1 January 2011
(audited)	113.1	358.5	–	(0.3)	4.0	11.4	11.0	56.6	554.3	23.9	578.2
Acquisition of subsidiaries	–	–	–	–	–	–	–	–	–	17.7	17.7
Disposal of subsidiaries	–	–	–	–	–	–	–	–	–	(0.5)	(0.5)
Net result from treasury shares
transactions	–	–	–	(0.7)	–	–	–	–	(0.7)	–	(0.7)
Change of ownership share in
subsidiary	–	–	–	–	–	–	–	1.8	1.8	(1.8)	–
Total comprehensive income for
the period	–	–	–	–	2.0	–	3.0	73.4	78.4	(1.4)	77.0
Transfer of premises revaluation
reserve upon disposal or
depreciation	–	–	–	–	–	(0.2)	–	0.2	–	–	–
Transfer of currency translation
difference upon legal merger
of subsidiary	–	–	–	–	–	–	(2.4)	2.4	–	–	–
Dividends declared	–	–	–	–	–	–	–	(6.1)	(6.1)	(1.2)	(7.3)
Acquisition of non-controlling
interests	–	–	–	–	–	–	–	(7.5)	(7.5)	(9.9)	(17.4)
Obligation to purchase non-
controlling interests	–	–	–	–	–	–	–	(21.9)	(21.9)	–	(21.9)
Balance at 30 September 2011	113.1	358.5	–	(1.0)	6.0	11.2	11.6	98.9	598.3	26.8	625.1
Balance at 1 January 2012
(audited)	113.1	358.5	–	(0.6)	7.9	11.4	11.0	102.2	603.5	21.6	625.1
Net result from treasury shares
transactions(Note 25)	–	–	–	(13.4)	–	–	–	–	(13.4)	–	(13.4)
Total comprehensive income for
the period	–	–	–	–	(5.9)	0.1	(2.3)	55.9	47.8	3.8	51.6
Transfer of premises revaluation
reserve upon disposal or
depreciation	–	–	–	–	–	(0.4)	–	0.4	–	–	–
Share-based payments (Note 27)	–	–	–	–	–	–	–	1.3	1.3	–	1.3
Acquisition of subsidiaries	–	–	–	–	–	–	–	–	–	1.1	1.1
Disposal of subsidiaries	–	–	–	–	–	–	–	–	–	(0.1)	(0.1)
Increase in share capital of
subsidiaries	–	–	–	–	–	–	–	(0.2)	(0.2)	0.8	0.6
Acquisition of non-controlling
interests and other capital
transactions	–	–	–	–	(0.1)	–	–	11.3	11.2	(13.5)	(2.3)
Issuance of perpetual loan
participation notes (Note 23)	–	–	32.5	–	–	–	–	–	32.5	–	32.5
Foreign exchange translation of
perpetual loan participation
notes	–	–	(1.6)	–	–	–	–	1.6	–	–	–
Transaction costs on perpetual
loan participation notes
issuance	–	–	–	–	–	–	–	(0.3)	(0.3)	–	(0.3)
Amounts due on perpetual loan
participation notes (Note 23)	–	–	–	–	–	–	–	(1.0)	(1.0)	–	(1.0)
Tax effect recognised on
perpetual loan participation
notes	–	–	–	–	–	–	–	(0.1)	(0.1)	–	(0.1)
Dividends declared (Note 24)	–	–	–	–	–	–	–	(9.1)	(9.1)	(1.7)	(10.8)
Balance at 30 September 2012	113.1	358.5	30.9	(14.0)	1.9	11.1	8.7	162.0	672.2	12.0	684.2

The notes № 1-34 form an integral part of these interim condensed consolidated financial statements	6

VTB Bank Selected notes to the Interim Condensed Consolidated Financial Statements – 30 September 2012 (in billions of Russian Roubles)

1.	Principal Activities

VTB Bank and its subsidiaries (the “Group”) comprise Russian and foreign commercial banks, and other companies and entities controlled by the Group.

VTB Bank, formerly known as Vneshtorgbank (the “Bank”, or “VTB”), was formed as Russia’s foreign trade bank under the laws of the Russian Federation on 17 October 1990. In 1998, following several reorganizations, VTB was reorganised into an open joint stock company. In October 2006 the Group started re-branding to change its name from Vneshtorgbank to VTB. Simultaneously, the names of some of VTB’s subsidiaries were changed as presented in Note 32. In March 2007 Vneshtorgbank was renamed into “VTB Bank” (open joint-stock company).

On 2 January 1991, VTB received a general banking license (number 1000) from the Central Bank of the Russian Federation (CBR). In addition, VTB holds licenses required for trading and holding securities and engaging in other securities-related activities, including acting as a broker, a dealer and a custodian, and providing asset management and special depositary services. VTB and other Russian Group banks are regulated and supervised by the CBR and the Federal Financial Markets Service. Foreign Group banks operate under the bank regulatory regimes of their respective countries.

On 29 December 2004, the Bank became a member of the obligatory deposit insurance system provided by the State Corporation “Deposit Insurance Agency” (DIA). All Group subsidiary banks in Russia: “Bank VTB 24”, CJSC, “TransCreditBank”, JSC, “Bank of Moscow”, OJSC and “Leto Bank”, OJSC are also members of the obligatory deposit insurance system provided by DIA. The State deposit insurance scheme implies that DIA guarantees repayment of individual deposits up to the maximum total amount of guaranteed payment of RUR 700 thousand with a 100% compensation of deposited amount from 1 October 2008.

On 5 October 2005, VTB re-registered its legal address to 29 Bolshaya Morskaya Street, Saint-Petersburg 190000, Russian Federation. VTB’s Head Office is located in Moscow.

A list of principal subsidiaries included in these interim condensed consolidated financial statements is provided in Note 32.

The Group operates in the corporate and investment banking, retail, real estate and other sectors. Corporate and investment banking include deposit taking and commercial lending in freely convertible currencies and in Russian Roubles, support of clients’ export/import transactions, foreign exchange, securities trading and trading in derivative financial instruments. The Group’s operations are conducted in both Russian and international markets. The Group’s operations are not subject to seasonal fluctuations. The Group conducts its banking business in Russia through VTB as a parent and 5 subsidiary banks with its network of 153 full service branches, including 63 branches of VTB, 8 branches of “Bank VTB 24”, CJSC, 41 branches of “TransCreditBank”, JSC and 41 branches of “Bank of Moscow”, OJSC located in major Russian regions. Within acquisition of “Bank of Moscow”, OJSC the Group has also obtained control over “Bezhitsa-Bank”, OJSC, “Bank Moscow-Minsk”, OJSC and “BM Bank”, Ltd. In February 2012, the Group obtained control over “Russian National Commercial Bank”, OJSC. On August 22, 2012, General Shareholders’ Meeting of “Bezhitsa-Bank”, OJSC approved the change in the name from “Bezhitsa-Bank”, OJSC to “Leto Bank”, OJSC. In September 2012 procedures for registering the new name of “Leto Bank”, OJSC were completed.

The Group operates outside Russia through 15 bank subsidiaries, located in the Commonwealth of Independent States (“CIS”) (Armenia, Ukraine (2 banks), Belarus (2 banks), Kazakhstan and Azerbaijan), Europe (Austria, Cyprus, Germany, France, Great Britain and Serbia), Georgia, Africa (Angola); through 2 representative offices located in Italy and China; through 2 VTB branches in China and India and 2 branches of “VTB Capital”, Plc in Singapore and Dubai. The Group investment banking division also performs broker/dealer operations in the United States of America, securities dealing and financial advisory in Hong Kong and investment banking operations in Bulgaria.

VTB’s majority shareholder is the Russian Federation state, acting through the Federal Property Agency, which holds 75.5% of VTB’s issued shares at 30 September 2012 (31 December 2011: 75.5%).

The number of employees of the Group at 30 September 2012 was 76,528 (31 December 2011: 67,912).

Unless otherwise noted herein, all amounts are expressed in billions of Russian Roubles rounded off to one decimal.

7

VTB Bank Selected notes to the Interim Condensed Consolidated Financial Statements – 30 September 2012 (continued) (in billions of Russian Roubles)

2.	Operating Environment of the Group

Russia continues economic reforms and development of its legal, tax and regulatory frameworks as required by a market economy. The future stability of the Russian economy is largely dependent upon these reforms and developments and the effectiveness of economic, financial and monetary measures undertaken by the government.

The Russian economy is vulnerable to market downturns and economic slowdowns elsewhere in the world. In 2012 the Russian Government continued to take measures to support the economy in order to overcome the consequences of the global financial crisis. Despite some indications of recovery there continues to be uncertainty regarding further economic growth, access to capital and cost of capital, which could negatively affect the Group’s future financial position, results of operations and business prospects.

Also, factors including increased unemployment in Russia, reduced corporate liquidity and profitability, and increased corporate and personal insolvencies may affect the Group’s borrowers’ ability to repay the amounts due to the Group. In addition, changes in economic conditions may result in deterioration in the value of collateral held against loans and other obligations. To the extent that information is available, the Group has reflected revised estimates of expected future cash flows in its impairment assessment.

In 2011 deterioration in economic conditions in Belarus accompanied by considerable devaluation of local currency, high inflation rates and large negative trade balance led Management to consider the Belorussian economy to be hyperinflationary as defined by IAS 29 Financial Reporting in Hyperinflationary Economies with the effect from 1 January 2011.

While management believes it is taking appropriate measures to support the sustainability of the Group’s business in the current circumstances, unexpected further deterioration in the areas described above could negatively affect the Group’s results and financial position in a manner not currently determinable.

3.	Basis of Preparation

General

These interim condensed consolidated financial statements (“financial statements”) have been prepared in accordance with International Accounting Standard (IAS) 34 Interim Financial Reporting. As a result, they do not include all of the information required by International Financial Reporting Standards (IFRS) for a complete set of financial statements. Operating results for the nine-month period ended 30 September 2012 are not necessarily indicative of the results that may be expected for the year ending 31 December 2012. The Bank and its subsidiaries and associates maintain their accounting records in accordance with regulations applicable in their country of registration. These interim condensed consolidated financial statements are based on those accounting books and records, as adjusted and reclassified to comply with International Accounting Standard 34 Interim Financial Reporting.

These interim condensed consolidated financial statements have been prepared under the historical cost convention, as modified by the initial recognition of financial instruments based on fair value, revaluation of premises and investment property, available-for-sale financial assets, and financial instruments categorised as at fair value through profit or loss.

The preparation of financial statements requires management to make estimates and assumptions that affect reported amounts. These estimates are based on information available as of the date of the financial statements. Actual results can differ significantly from such estimates. Judgments and significant estimates in these financial statements are consistent with those applied in the preparation of the Group’s annual financial statements for the year ended 31 December 2011. Income tax expense in respect of the current tax assets and liabilities is recognised based on the income tax rates enacted by the end of the reporting period in relevant tax jurisdictions where the Group is represented. Income tax expense in respect of the deferred tax assets and liabilities is measured at the income tax rates that are expected to apply to the period when deferred assets are realised or liabilities are settled based on the income tax rates officially enacted by the end of the reporting period.

These interim condensed consolidated financial statements should be read in conjunction with the complete consolidated financial statements as of 31 December 2011.

These interim condensed consolidated financial statements are presented in Russian Roubles (RUR), the national currency of the Russian Federation, where the Bank is domiciled.

As at 30 September 2012, the principal closing rate of exchange used for translating balances in US dollars to Russian Roubles was USD 1 to RUR 30.9169 (at 31 December 2011: USD 1 to RUR 32.1961), and the principal closing rate of exchange used for translating balances in Euro was EUR 1 to RUR 39.9786 (at 31 December 2011: EUR 1 to RUR 41.6714).

8

VTB Bank Selected notes to the Interim Condensed Consolidated Financial Statements – 30 September 2012 (continued) (in billions of Russian Roubles)

4.	Adoption of New or Revised Standards and Interpretations

The accounting policies adopted in the preparation of the interim condensed consolidated financial statements are consistent with those followed in the preparation of the Group’s annual financial statements for the year ended 31 December 2011, except for the adoption of new standards and interpretations as of 1 January 2012, noted below:

IFRS 1 First-time Adoption of International Financial Reporting Standards – Amendments: Severe Hyperinflation and Removal of Fixed Dates for First-time Adopters (effective for annual periods beginning on or after 1 July 2011). – The first amendment provides guidance on how an entity should resume presenting financial statements in accordance with IFRSs after a period when the entity was unable to comply with IFRSs because its functional currency was subject to severe hyperinflation. The second amendment replaces references to a fixed date of ‘1 January 2004’ with ‘the date of transition to IFRSs’, thus eliminating the need for companies adopting IFRSs for the first time to restate derecognition transactions that occurred before the date of transition to IFRSs. The amendments do not have any impact on the Group's financial statements.

IFRS 7 Financial Instruments: Disclosures – Amendment: Transfers of Financial Assets (effective for annual periods beginning on or after 1 July 2011). – The amendment was issued in October 2010. It requires additional disclosures in respect of risk exposures arising from transferred financial assets. The amendment includes a requirement to disclose by class of asset the nature, carrying amount and a description of the risks and rewards of financial assets that have been transferred to another party, yet remain on the entity's statement of financial position. Disclosures are also required to enable a user to understand the amount of any associated liabilities, and the relationship between the financial assets and associated liabilities. Where financial assets have been derecognised, but the entity is still exposed to certain risks and rewards associated with the transferred asset, additional disclosure is required to enable the effects of those risks to be understood. The amendment does not have any impact on these financial statements.

IAS 12 Income Taxes – Amendments: Deferred tax: Recovery of underlying assets (effective for annual periods beginning on or after 1 January 2012). – The amendment was issued in December 2010. The amendment clarifies the determination of deferred tax on investment property measured at fair value. The amendment introduces a rebuttable presumption that deferred tax on investment property measured using the fair value model in IAS 40 should be determined on the basis that its carrying amount will be recovered through sale. Furthermore, it introduces the requirement that deferred tax on non-depreciable assets that are measured using the revaluation model in IAS 16 always be measured on a sale basis of the asset. These amendments do not have any impact on the Group's financial statements.

5.	Cash and Short-Term Funds

		30 September
		2012	31 December
		(unaudited)	2011
	Cash on hand	82.4	104.3
	Cash balances with central banks (other than mandatory cash balances)	272.5	197.1

	Correspondent accounts with other banks
	- Russian Federation	27.8	31.2
	- Other countries	185.6	74.4
	Total Cash and short-term funds	568.3	407.0
	Less: correspondent accounts in precious metals	(4.9)	(8.4)

	Less: restricted cash	(1.4)	(1.1)
	Total Cash and cash equivalents	562.0	397.5

6.	Financial Assets at Fair Value through Profit or Loss
	30 September
	2012	31 December
	(unaudited)	2011
Financial assets held for trading	432.6	540.7
Financial assets designated as at fair value through profit or loss	95.5	30.8
Total Financial assets at fair value through profit or loss	528.1	571.5

9

VTB Bank Selected notes to the Interim Condensed Consolidated Financial Statements – 30 September 2012 (continued) (in billions of Russian Roubles)

6.	Financial Assets at Fair Value through Profit or Loss (continued)

Financial assets designated as at fair value through profit or loss are managed on a fair value basis, in accordance with the risk management or investment strategies adopted by each Group member and the information provided to key management personnel.

Financial assets held for trading

	30 September
	2012	31 December
	(unaudited)	2011
Debt securities denominated in USD
Bonds and eurobonds of foreign governments and municipal authorities	26.2	16.0
Eurobonds of Russian companies and banks	14.9	33.4
Bonds and eurobonds of foreign companies and banks	5.0	13.6
Eurobonds of the Russian Federation	0.9	1.4

Debt securities denominated in RUR
Bonds of Russian companies and banks	178.4	200.0
Russian Federal loan bonds (OFZ)	20.8	55.6
Russian municipal bonds	3.2	4.1
Promissory notes of Russian companies and banks	2.1	3.3
Bonds of foreign governments	0.8	0.7
Eurobonds of foreign companies and banks	0.3	0.4
Eurobonds of the Russian Federation	0.1	–

Debt securities denominated in other currencies
Bonds of foreign governments	2.9	4.5
Bonds and eurobonds of foreign companies and banks	0.4	2.3
Eurobonds of Russian companies and banks	0.3	1.1
Russian municipal bonds	0.2	0.5

Equity securities	76.8	124.9

Balances arising from derivative financial instruments	99.3	78.9
Total Financial assets held for trading	432.6	540.7

As at 30 September 2012, bonds of Russian companies and banks are mostly represented by debt securities issued by Russian oil and gas companies, manufacturing, finance, telecommunication companies and banks.

As at 30 September 2012, equity securities are represented by securities issued by Russian metal companies, banks, oil and gas and building construction companies.

Financial assets designated as at fair value through profit or loss

	30 September
	2012	31 December
	(unaudited)	2011
Bonds of foreign companies and banks	31.9	10.9
Trading credit products to foreign companies	31.3	–
Bonds and eurobonds of foreign governments and municipal authorities	13.7	1.4
Bonds and eurobonds of Russian companies and banks	10.9	7.5
Trading credit products to Russian companies	1.6	–

Equity securities	6.1	11.0
Total Financial assets designated as at fair value through profit or loss	95.5	30.8

10

VTB Bank Selected notes to the Interim Condensed Consolidated Financial Statements – 30 September 2012 (continued) (in billions of Russian Roubles)

7.	Financial Assets Pledged under Repurchase Agreements and Loaned Financial Assets

		30 September
		2012	31 December
		(unaudited)	2011
	Financial assets at fair value through profit or loss

	Financial assets held for trading
	Bonds of Russian companies and banks	44.1	2.4
	Eurobonds of Russian companies and banks	8.1	–
	Russian Federal loan bonds (OFZ)	3.8	0.9
	Bonds of foreign governments	1.1	–
	Eurobonds of foreign companies and banks	0.7	–
	Equity securities	1.9	0.1
	Total Financial assets held for trading	59.7	3.4

	Financial assets designated as at fair value through profit or loss
	Eurobonds of Russian companies and banks	0.9	2.9
	Bonds of foreign companies and banks	–	0.8
	Bonds of foreign governments	–	0.5
	Total Financial assets designated as at fair value through profit or loss	0.9	4.2
	Total Financial assets at fair value through profit or loss	60.6	7.6
	Financial assets available-for-sale

	Bonds and eurobonds of Russian companies and banks	6.4	1.3
	Eurobonds of foreign companies and banks	0.9	–
	Bonds of foreign governments	0.2	0.6
	Russian Federal loan bonds (OFZ)	–	0.4
	Total Financial assets available-for-sale	7.5	2.3

	Investment securities held-to-maturity
	Bonds of Russian companies and banks	24.7	–
	Russian municipal bonds	0.2	–
	Total Investment securities held-to-maturity	24.9	–

	Financial assets classified as loans and advances to customers	294.8	188.3

	Financial assets classified as due from other banks	3.7	0.4
	Total Financial assets pledged under repurchase agreements and loaned
	financial assets	391.5	198.6

As at 30 September 2012, bonds of Russian companies and banks included in the above table are mostly represented by debt securities issued by Russian banks, metals industry, finance and oil and gas companies.

As at 30 September 2012, financial assets classified as loans and advances to customers pledged under repurchase agreements are mostly represented by federal loan bonds with debt amortization (OFZ-AD) with the carrying amount of RUR 284.9 billion which were purchased by “Bank of Moscow”, OJSC in September 2011 from proceeds of loan from DIA (31 December 2011: RUR 175.5 billion).

8.	Due from Other Banks

	30 September
	2012	31 December
	(unaudited)	2011
OECD	180.5	204.6
Russia	85.6	171.8
Other countries	20.6	50.8
Total Gross due from other banks	286.7	427.2

Less: Allowance for impairment (Note 22)	(2.3)	(2.6)
Total Due from other banks	284.4	424.6

11

VTB Bank Selected notes to the Interim Condensed Consolidated Financial Statements – 30 September 2012 (continued) (in billions of Russian Roubles)

9.	Loans and Advances to Customers

The table below shows loans and advances to customers by class.

	30 September
	2012	31 December
	(unaudited)	2011
Loans to legal entities
Current activity financing	2,171.4	2,091.9
Project finance and other	1,193.6	1,314.7
Finance leases	252.1	244.1
Reverse sale and repurchase agreements	134.5	115.3
Total Gross loans to legal entities	3,751.6	3,766.0
Loans to individuals
Consumer loans and other	578.6	436.2
Mortgages	351.2	309.0
Car loans	93.6	75.5
Reverse sale and repurchase agreements	3.3	3.4
Total Gross loans to individuals	1,026.7	824.1
Less: Allowance for impairment (Note 22)	(316.5)	(288.5)
Total Loans and advances to customers	4,461.8	4,301.6

Finance leases represent loans to leasing companies and net investment in leases.

As at 30 September 2012, included in gross loans are finance lease receivables of RUR 178.0 billion (31 December 2011: RUR 166.4 billion), equal to the net investment in lease before allowance for impairment.

Economic sector risk concentrations within the customer loan portfolio are as follows:

	30 September 2012		31 December
	(unaudited)		2011
	Amount	%	Amount	%
Individuals	1,026.7	21	824.1	18
Finance	595.3	12	619.6	13
Building construction	584.5	12	530.7	12
Manufacturing	507.3	11	464.3	10
Trade and commerce	410.3	9	357.0	8
Metals	365.5	8	363.2	8
Transport	291.2	6	386.9	8
Oil and gas	208.9	4	119.2	3
Chemical	177.5	4	214.9	5
Energy	157.8	3	145.7	3
Telecommunications and media	120.6	3	69.5	2
Food and agriculture	91.6	2	94.1	2
Government bodies	66.4	1	248.8	5
Coal mining	53.1	1	58.0	1
Aircraft	27.5	1	18.0	–
Other	94.1	2	76.1	2
Total Gross loans and advances to
customers	4,778.3	100	4,590.1	100

Finance industry includes loans issued to holding companies of industrial groups, mergers and acquisitions financing, and loans to leasing, insurance and other non-bank financial companies.

As at 30 September 2012, the total amount of outstanding loans issued by the Group to 10 largest groups of interrelated borrowers comprises RUR 1,022.8 billion or 20.2% of the gross loan portfolio represented by loans and advances to customers and financial assets pledged under repurchase agreement classified as loans to customers (31 December 2011: RUR 1,036.8 billion or 21.7%).

12

VTB Bank Selected notes to the Interim Condensed Consolidated Financial Statements – 30 September 2012 (continued) (in billions of Russian Roubles)

9.	Loans and Advances to Customers (continued)

As at 30 September 2012, loans and advances to customers represented by federal loan bonds with debt amortization (OFZ-AD) purchased in September 2011 by “Bank of Moscow”, OJSC with the carrying amount of RUR 3.4 billion are included in loans to government bodies for the purpose of economic sector risk concentrations disclosure (31 December 2011: RUR 115.4 billion).

As at 30 September 2012, the gross amount of non-performing loans which the Group defines as impaired loans with repayments overdue by over 90 days was RUR 286.2 billion or 5.6% of the aggregate of the gross loan portfolio and loans pledged under repurchase agreements (31 December 2011: RUR 259.1 billion, or 5.4%).

10.	Financial Assets Available-for-Sale

		30 September
		2012	31 December
		(unaudited)	2011
	Equity investments	116.5	135.8
	Bonds of foreign governments	13.4	10.6
	Russian Federal loan bonds (OFZ)	11.3	10.2
	Bonds of Russian companies and banks	9.0	0.4
	Eurobonds of Russian companies and banks	6.3	6.4
	Bonds and eurobonds of foreign companies and banks	2.7	3.7
	Promissory notes of Russian banks	1.9	0.6
	Total Financial assets available-for-sale	161.1	167.7

	As at 30 September 2012, equity investments are represented mostly by shares of Russian metal, manufacturing and finance companies.

11.	Investments in Associates and Joint Ventures

			30 September 2012		31 December
			(unaudited)		2011
	Country of		Carrying	Ownership	Carrying	Ownership
	registration	Activity	amount	percentage	amount	percentage
“Metropolitan Insurance Group”, OJSC	Russia	Insurance	15.5	50.00%	16.0	50.00%
“Lenta Limited (BVI)”	Virgin Islands	Retail	9.0	11.85%	n/a	n/a
“KS Holding”, CJSC	Russia	Insurance	5.9	49.00%	5.7	49.00%
“Russ Out of Home”, BV	Netherlands	Mass media	4.1	35.77%	–	–
“Eurofinance Mosnarbank”, OJSC	Russia	Banking	3.4	25.00%	3.3	25.00%
“Vietnam-Russia Joint Venture Bank”	Vietnam	Banking	2.0	50.00%	2.0	50.00%
“Zapadnaya Gold Mining” Ltd	Russia	Gold mining	1.6	23.08%	n/a	n/a
“Burger King Russia (Cyprus)”, Ltd	Cyprus	Fast food	1.6	48.80%	–	–
“Haberma Enterprises”, Ltd	Cyprus	Real estate	1.4	39.10%	1.2	39.10%
“Thalita Trading”, Ltd	Cyprus	Finance	1.1	50.00%	0.7	50.00%
“Estonian Credit Bank”, JSC	Estonia	Banking	0.5	49.79%	0.2	43.79%
“Gelosa Holdings”, Ltd	Cyprus	Real estate	0.5	21.16%	0.4	21.16%
	Cayman
“VTB Capital I2BF JVC (Cayman)”, Ltd	Islands	Finance	0.1	50.00%	–	–
“Ysmer”, Ltd	Cyprus	Construction	–	50.00%	n/a	n/a
”Hong Hua CIS”, Ltd	Russia	Manufacturing	–	30.00%	–	–
“Finnist Real Estate S.a.r.l.”	Luxembourg	Real estate	–	19.99%	0.5	19.99%
“Izumrudniy Gorod 2000”, Ltd	Russia	Construction	–	50.00%	–	50.00%
“Tagar-City”, Ltd	Russia	Construction	–	50.00%	–	50.00%
“Amiral' B. V.”, Ltd	Russia	Construction	–	50.00%	–	50.00%
“Ilinoza investments limited”, Ltd	Russia	Construction	–	45.00%	–	45.00%
“Interbank Trading House”, Ltd	Russia	Commerce	–	50.00%	–	50.00%
“Automated Banking Technologies”, CJSC	Russia	IT	–	25.86%	–	25.86%
“Hals-Technopark”, CJSC	Russia	Construction	n/a	n/a	1.0	50.00%
“Pension Reserve”, Ltd	Russia	Finance	n/a	n/a	–	19.00%
“Sistemapsys S.a.r.l.”	Luxembourg	Construction	n/a	n/a	1.0	50.00%
“Russian National Commercial Bank”,
OJSC	Russia	Banking	n/a	n/a	0.5	39.80%
Total Investments in associates and
joint ventures			46.7		32.5

13

VTB Bank Selected notes to the Interim Condensed Consolidated Financial Statements – 30 September 2012 (continued) (in billions of Russian Roubles)

11.	Investments in Associates and Joint Ventures (continued)

In the first quarter of 2012, the Group obtained 100% control in “Sistemapsys S.a.r.l.” and 84.91% controlling share in “Russian National Commercial Bank”, OJSC. (Note 32).

In the second quarter of 2012, the Group acquired a share of 48.8% in a joint venture “Burger King Russia (Cyprus)”, Limited with Burger King Worldwide Holdings Inc. and Burger Rus LLC for USD 50 million (RUR 1.6 billion).

In the second quarter of 2012, the Group acquired 100% of shares of JSC “StroyPromObyekt” for RUR 1.0 billion, which owns 50% of shares of “Hals-Technopark”, CJSC a former associate of the Group. After the acquisition the Group owns 100% of shares of “Hals-Technopark” CJSC (Note 32).

In the third quarter of 2012, the Group obtained 100% control in “Pension Reserve”, Ltd by the acquisition of 81.0% share from a related party of the Group for RUR 0.3 billion.

In the third quarter of 2012, the Group increased its share from 9.92% to 23.08% in “Zapadnaya Gold Mining Limited” by additional purchase of shares for USD 32 million (RUR 1.0 billion).

In the third quarter of 2012, the Group obtained significant influence in “Lenta Limited (BVI)” with 11.85% share through representation in the Board of Directors and participation in operating policy decisions.

12.	Investment Securities Held-to-Maturity

		30 September
		2012	31 December
		(unaudited)	2011
	Bonds of Russian companies and banks	8.3	32.8
	Russian municipal bonds	0.3	1.0
	Bonds of foreign governments	0.2	0.5
	Bonds of foreign banks	0.2	–
	Russian Federal loan bonds (OFZ)	–	0.1
	Total Gross investment securities held-to-maturity	9.0	34.4

	Less: Allowance for impairment (Note 22)	(2.1)	(2.0)
	Total Investment securities held-to-maturity	6.9	32.4

13.	Disposal Groups Held for Sale

In September 2011, when acquiring “Bank of Moscow”, OJSC the Group received controlling interest in “BM Bank”, Ltd., located in Kiev, Ukraine. In the fourth quarter of 2011 the Management decided to sell this investment and intends to do it within 12 months. As at 30 September 2012 the negotiations had not been finished. The Group accounted for these investments as a disposal group held for sale under IFRS 5.

In August 2012, the Group has increased its share in a company specializing in electricity distribution to 49.0%. This investment in the associate was classified as a disposal group held for sale in accordance with IFRS 5 as the Management of the Group is intended and committed to the sale plan within the next 12 months, and accounted it at cost.

14.	Due to Other Banks

	30 September
	2012	31 December
	(unaudited)	2011
Term loans and deposits	409.2	369.2
Correspondent accounts and overnight deposits of other banks	279.6	310.6
Sale and repurchase agreements with other banks	32.0	19.9
Total Due to other banks	720.8	699.7

14

VTB Bank Selected notes to the Interim Condensed Consolidated Financial Statements – 30 September 2012 (continued) (in billions of Russian Roubles)

15.	Customer Deposits

		30 September
		2012	31 December
		(unaudited)	2011
	Government bodies
	Current / settlement deposits	67.0	38.0
	Term deposits	435.5	482.1

	Other legal entities
	Current / settlement deposits	693.4	610.8
	Term deposits	981.3	1,296.3

	Individuals
	Current / settlement deposits	270.2	254.7
	Term deposits	1,061.1	906.1

	Sale and repurchase agreements	13.3	8.7
	Total Customer deposits	3,521.8	3,596.7

16.	Other Borrowed Funds

		30 September
		2012	31 December
		(unaudited)	2011
	Funds from local central banks	465.8	365.9
	Syndicated loans	109.6	106.8
	Other borrowings	266.0	261.9
	Total Other borrowed funds	841.4	734.6

As at 30 September 2012 funds from local central banks include payables to local central banks on sale and repurchase agreements in the amount of RUR 342.1 billion (31 December 2011: RUR 159.7 billion) and other funds attracted from local central banks in the amount of RUR 123.7 billion (31 December 2011: RUR 206.2 billion).

In September 2011, “Bank of Moscow”, OJSC received a RUR 294.8 billion loan from the related party DIA at 0.51% p.a. maturing in 10 years under the plan of support of “Bank of Moscow”, OJSC earlier signed by CBR and DIA. The Group recognised the loan initially at fair value. As at 30 September 2012 the carrying amount of the loan of RUR 151.2 billion was included in other borrowings (31 December 2011: RUR 144.4 billion).

In June 2012, the Group received a syndicated loan of EUR 107 million (RUR 4.4 billion) maturing in July 2024 with a floating rate of EURIBOR + 1.6% p.a. guaranteed by a G7 country export credit agency in relation to a construction concession project, in which the Group has a 50% share (with costs capitalization). The Group has recognised the benefits of the below-market interest rate as the government grant in the amount of RUR 0.6 billion. The 50% of the government grant has been recognised upfront in gains on initial recognition of financial instruments as the benefits are not related to the Group’s share in the construction concession project. The remaining 50% of the government grant is deferred and is to be amortised over the expected useful life of the concession.

In August 2012, “Bank VTB 24”, CJSC arranged a structured transaction related to its car loan portfolio in the amount of RUR 14.0 billion through a sale to a special purpose entity, which further attracted funds through secured loan deal in the amount of USD 275 million with the expected maturity in August 2014. The USD loan bears the floating interest rate of monthly LIBOR plus 1.5% p.a. payable monthly. As at 30 September 2012 the carrying amount of the loan of RUR 8.5 billion was included in other borrowings.

17.	Debt Securities Issued

	30 September
	2012	31 December
	(unaudited)	2011
Bonds	593.3	457.5
Promissory notes	346.0	206.1
Deposit certificates	0.1	0.9
Total Debt securities issued	939.4	664.5

15

VTB Bank Selected notes to the Interim Condensed Consolidated Financial Statements – 30 September 2012 (continued) (in billions of Russian Roubles)

17.	Debt securities issued (continued)

						30 September 2012		31 December
			Next	Current	Coupon	(unaudited)		2011
	Issue	Maturity	Put	Coupon	Payment	Outstanding	Carrying	Outstanding	Carrying
Issue	Date	Date	option	Rate, p.a.	Period	Face Value	Value	Face Value	Value
VTB
Eurobonds
Series 8 (EMTN 2)	Aug-10	Aug-12	–	n/a	n/a	n/a	n/a	SGD 400 mln	10.4
Series 6 (EMTN)	Jun-05	Jun-35	Jun-15	6.25%	semi-annually	USD 693 mln	21.7	USD 693 mln	22.0
Series 9 (EMTN)	Feb-06	Feb-16	–	4.25%	annually	EUR 193 mln	7.9	EUR 193 mln	8.3
Series 1 (EMTN 2)	Oct-07	Oct-12	–	6.61%	semi-annually	USD 1,054 mln	33.5	USD 1,054 mln	34.3
Series 3 (EMTN 2)	Dec-07	Nov-12	–	6.85%	semi-annually	RUR 30.0 bln	30.7	RUR 30.0 bln	30.2
Series 4 (EMTN 2)	May-08	May-18	May-13	6.88%	semi-annually	USD 1,706 mln	53.9	USD 1,706 mln	51.9
Series 7 (EMTN 2)	Mar-10	Mar-15	–	6.47%	semi-annually	USD 1,250 mln	38.7	USD 1,250 mln	41.0
Series 9 (EMTN 2)	Aug-10	Aug-13	–	4.00%	annually	CHF 400 mln	13.2	CHF 400 mln	13.8
Series 10 (EMTN 2)	Oct-10	Oct-20	–	6.55%	semi-annually	USD 1,000 mln	31.7	USD 1,000 mln	31.9
Series 11 (EMTN 2)	Dec-10	Dec-13	–	2.95%	semi-annually	CNY 1,000 mln	4.8	CNY 1,000 mln	5.0
Series 12 (EMTN 2)	Feb-11	Feb-18	–	6.32%	semi-annually	USD 750 mln	23.2	USD 750 mln	24.6
Series 13 (EMTN 2)	Jun-11	Jun-14	–	3.40%	semi-annually	SGD 300. mln	7.6	SGD 300. mln	6.6
Series 14 (EMTN 2)	Nov-11	Nov-15	–	5.00%	annually	CHF 300 mln	10.3	CHF 300 mln	10.3
Series 15 (EMTN 2)	Apr-12	Apr-17	–	6.00%	semi-annually	USD 2,000 mln	63.1	n/a	n/a
Series 16 (EMTN 2)	Jun-12	Dec-12	–	1.50%	upon	USD 30 mln	0.9	n/a	n/a
					redemption
Series 17 (EMTN 2)	Jul-12	Jul-15	–	4.00%	semi-annually	SGD 400 mln	10.1	n/a	n/a
Series 18 (EMTN 2)	Aug-12	Aug-14	–	2.90%	semi-annually	USD 45mln	1.4	n/a	n/a
Series 19 (EMTN 2)	Sep-12	Dec-16	–	3.15%	annually	CHF 600 mln	19.6	n/a	n/a
RMBS	Jul-06	May-34	–	1M LIBOR+0.1%	monthly	USD 88 mln	0.5	USD 88 mln	0.5
				1M LIBOR+0.5%
Local bonds
Series 5	Oct-05	Oct-13	–	8.55%	quarterly	RUR 14.3 bln	6.5	RUR 4.3 bln	4.3
Series 6	Jul-06	Jul-16	Jul-13	7.40%	quarterly	RUR 15.0 bln	15.2	RUR 15.0 bln	14.9
Series BO-05	Mar-10	Mar-13	–	7.60%	quarterly	RUR 10.0 bln	10.0	RUR 10.0 bln	10.0
Series BO-02	Mar-10	Mar-13	–	7.60%	quarterly	RUR 5.0 bln	5.0	RUR 5.0 bln	5.0
Series BO-01	Mar-10	Mar-13	–	7.60%	quarterly	RUR 5.0 bln	5.0	RUR 5.0 bln	5.0
Series BO-06	Dec-11	Dec-14	Dec-12	8.50%	quarterly	RUR 10.0 bln	9.6	RUR 10.0 bln	9.7
Series BO-07	Jan-12	Jan-15	Feb-13	7.95%	quarterly	RUR 10.0 bln	10.1	n/a	n/a
Series BO-03	Mar-12	Mar-15	Mar-14	8.00%	quarterly	RUR 5.0 bln	4.9	n/a	n/a
Series BO-04	Mar-12	Mar-15	Mar-14	8.00%	quarterly	RUR 5.0 bln	5.0	n/a	n/a
Series BO-08	Sep-12	Sep-15	Sep-13	7.95%	quarterly	RUR 10.0 bln	9.0	n/a	n/a

"Bank of Moscow", OJSC
Eurobonds
Series 4	May-06	May-13	–	7.34%	semi-annually	USD 500 mln	15.5	USD 500 mln	16.6
Series 7	Mar-10	Mar-15	–	6.70%	semi-annually	USD 750 mln	22.8	USD 750 mln	24.4
Series 8	Sep-10	Sep-13	–	4.50%	annually	CHF 350 mln	11.5	CHF 350 mln	11.8
Series 10	Feb-11	Feb-13	–	4.25%	semi-annually	SGD 150 mln	3.7	SGD 150 mln	3.3
Local bonds
Series 2 2013	Feb-08	Feb-13	–	7.55%	semi-annually	RUR 10.0 bln	4.8	RUR 10.0 bln	4.9

"Bank Moscow-Minsk", OJSC
Local bonds
Series 12	May-11	May-12	–	n/a	n/a	n/a	n/a	BYR 60.0 bln	0.1
Series 13	Jul-11	Jul-12	–	n/a	n/a	n/a	n/a	BYR 100.0 bln	0.4
Series 11	Jan-11	Jan-13	–	7.50%	quarterly	USD 8 mln	0.2	USD 10 mln	0.2

“TransCreditBank”, JSC
Local bonds
Series 2	Jun-07	Jun-12	–	n/a	n/a	n/a	n/a	RUR 0.8 bln	0.7
Series 6	Apr-10	Apr-14	–	8.25%	semi-annually	RUR 4.0 bln	3.7	RUR 4.0 bln	3.7
Series 5	Aug-10	Aug-13	–	7.90%	semi-annually	RUR 3.0 bln	2.8	RUR 3.0 bln	2.8
Series BO-01	Nov-10	Nov-13	–	7.80%	semi-annually	RUR 5.0 bln	5.1	RUR 5.0 bln	4.6

“TransCreditFactoring”, CJSC
Local bonds
Series 1	Jun-09	Jun-12	–	n/a	n/a	n/a	n/a	RUR 1.5 bln	1.5
Series 2	Nov-09	Nov-12	–	12.00%	semi-annually	RUR 1.5 bln	1.6	RUR 1.5 bln	1.5

"FinanceBusinessGroup", LLC
Local bonds
Series BO-01	Jul-10	Jul-13	–	10.00%	semi-annually	RUR 3.0 bln	3.1	RUR 3.0 bln	3.0

"Bank VTB 24", CJSC
Local bonds
Series 2	Feb-08	Feb-13	–	7.75%	semi-annually	RUR 7.5 bln	7.6	RUR 0.0 bln	–
Series 4	Feb-09	Feb-14	Aug-13	8.20%	semi-annually	RUR 5.9 bln	5.9	RUR 1.9 bln	1.9
Series 3	Jun-10	May-13	–	8.00%	semi-annually	RUR 3.9 bln	4.0	RUR 0.0 bln	–
Series 1-IP	Dec-09	Dec-14	–	8.65%	quarterly	RUR 3.9 bln	3.7	RUR 3.6 bln	3.4
Series 2-IP class A	Sep-11	Nov-43	–	9.00%	quarterly	RUR 2.7 bln	2.6	RUR 3.2 bln	3.2
Series 2-IP class B	Sep-11	Nov-43	–	3.00%	quarterly	RUR 1.4 bln	1.3	RUR 1.6 bln	1.4
Series 3-IP class A	Sep-12	Sep-44	–	9.00%	quarterly	RUR 4.0 bln	3.9	n/a	n/a
Series 3-IP class B	Sep-12	Sep-44	–	3.00%	quarterly	RUR 2.0 bln	1.9	n/a	n/a

16

VTB Bank Selected notes to the Interim Condensed Consolidated Financial Statements – 30 September 2012 (continued) (in billions of Russian Roubles)

17.	Debt securities issued (continued)

						30 September 2012		31 December
			Next	Current	Coupon	(unaudited)		2011
	Issue	Maturity	Put	Coupon	Payment	Outstanding	Carrying	Outstanding	Carrying
Issue	Date	Date	option	Rate, p.a.	Period	Face Value	Value	Face Value	Value
“VTB Capital”, Plc
Eurobonds
2011-1002, RUR	Mar-11	Jun-14	–	9.05%	annually	RUR 1.0 bln	1.0	RUR 1.0 bln	1.0
2011-1003, RUR	Apr-11	Jun-14	–	9.50%	annually	RUR 0.5 bln	0.5	RUR 0.5 bln	0.5
2011-1004, RUR	Apr-11	Jun-16	–	9.50%	annually	RUR 0.5 bln	0.5	RUR 0.5 bln	0.5
2011-1006, RUR	Jun-11	Jun-14	–	9.25%	annually	RUR 0.5 bln	0.5	RUR 0.5 bln	0.5
2011-1007, RUR	Jun-11	Sep-14	–	9.25%	annually	RUR 0.5 bln	0.5	RUR 0.5 bln	0.5
2011-1008, RUR	Aug-11	Sep-14	–	11.15%	annually	RUR 0.8 bln	0.8	RUR 0.8 bln	0.8
2016-2, RUR	Sep-11	May-16	–	11.00%	semi-annually	RUR 0.6 bln	0.6	RUR 0.8 bln	0.8
(Structured)
2011-1010, RUR	Sep-11	Dec-15	–	11.60%	annually	RUR 0.5 bln	0.5	RUR 0.5 bln	0.5
2012-1001, TRY	Jan-12	Feb-15	–	0.00%	annually	TRY 28 mln	0.4	n/a	n/a
2012-1002, EUR	Jan-12	Feb-15	–	0.00%	quarterly	EUR 1 mln	–	n/a	n/a
2012-1003, USD	Feb-12	Sep-13	–	6.00%	annually	USD 5 mln	0.2	n/a	n/a
2012-1004, USD	Feb-12	Feb-13	–	0.00%	semi-annually	USD 51 mln	1.6	n/a	n/a
2012-1005, RUR	Feb-12	Sep-15	–	11.90%	annually	RUR 0.7 bln	0.7	n/a	n/a
2012-1008, USD	Mar-12	Apr-13	–	2.75%	semi-annually	USD 15 mln	0.5	n/a	n/a
2012-1010, USD	Mar-12	Jun-15	–	6.45%	annually	USD 5 mln	0.2	n/a	n/a
2012-1012, USD	Apr-12	Jun-15	–	7.20%	annually	USD 5 mln	0.2	n/a	n/a
2012-1013, USD	Apr-12	Jun-15	–	6.20%	annually	USD 2 mln	0.1	n/a	n/a
2012-1014, GBP	Apr-12	Apr-15	–	7.45%	annually	GBP 2.5 mln	0.1	n/a	n/a
2015, TRY	Apr-12	Apr-15	–	11.28%	annually	TRY 300 mln	5.7	n/a	n/a
2012-1022, USD	Sep-12	Sep-14	–	0.00%	quarterly	USD 2.4 mln	0.1	n/a	n/a
2012-1023, USD	Sep-12	Oct-14	–	0.00%	quarterly	USD 1 mln	–	n/a	n/a

"VTB Capital Finance", LLC
Local bonds
Series 11	Jun-12	Jul-15	–	0.10%	semi-annually	RUR 5.0 bln	3.9	n/a	n/a
Series 01	Aug-12	Dec-15	–	0.10%	semi-annually	RUR 1.0 bln	0.8	n/a	n/a

"VTB Leasing Finance", Ltd
Local bonds
Series 1	Nov-07	Nov-14	Nov-13	8.10%	quarterly	RUR 3.1 bln	0.3	RUR 3.5 bln	3.4
Series 2	Jul-08	Jul-15	Jan-13	6.45%	quarterly	RUR 4.6 bln	3.6	RUR 4.8 bln	4.8
Series 3	Jun-09	Jun-16	Sep-13	6.90%	quarterly	RUR 3.1 bln	1.6	RUR 2.3 bln	1.7
Series 4	Jun-09	Jun-16	Mar-13	6.65%	quarterly	RUR 3.1 bln	1.5	RUR 1.9 bln	1.7
Series 7	Dec-09	Nov-16	Jun-14	8.15%	quarterly	RUR 3.5 bln	–	RUR 0.0 bln	–
Series 8	Aug-10	Aug-17	May-13	8.25%	quarterly	RUR 3.8 bln	3.8	RUR 4.6 bln	4.6
Series 9	Aug-10	Aug-17	Feb-14	7.00%	quarterly	RUR 3.8 bln	0.1	RUR 3.4 bln	0.1

"VTB Bank (Austria)", AG
Eurobonds
Private Placement	Apr-11	Apr-13	–	2.63%	semi-annually	EUR 20 mln	0.8	EUR 20 mln	0.8

"VTB Bank", PJSC (Ukraine)
Local bonds

Series E	Jun-11	Jan-15	–	n/a	n/a	n/a	n/a	UAH 300 mln	1.2
Series D	Jun-11	Jan-15	–	n/a	n/a	n/a	n/a	UAH 200 mln	0.8
Series C	Mar-11	Jan-15	–	16.00%	quarterly	UAH 22 mln	0.1	UAH 300 mln	1.2

"VTB Bank (Belarus)", CJSC
Local bonds
Series 8	Feb-11	May-12	–	n/a	n/a	n/a	n/a	USD 3.1 mln	0.1
Series 9	Feb-11	May-12	–	n/a	n/a	n/a	n/a	EUR 2.1 mln	0.1
Series 10	Jun-11	Jun-12	–	n/a	n/a	n/a	n/a	BYR 0.0 bln	–
Series 7	Dec-10	Dec-12	–	10.50%	upon redemption	BYR 7.8 bln	–	BYR 0.0 bln	–

"Bank VTB (Kazakhstan)", JSC
Local bonds
Series 1	Dec-10	Dec-14	–	7.00%	semi-annually	KZT 15.0 bln	3.3	KZT 12.8 bln	2.8
Total Bonds issued							593.3		457.5

17

VTB Bank Selected notes to the Interim Condensed Consolidated Financial Statements – 30 September 2012 (continued) (in billions of Russian Roubles)

18.	Subordinated Debt

On 29 September 2005, OJSC “Industry and Construction Bank” (further renamed to OJSC “Bank VTB North-West” and which had merged with VTB in 2011) issued USD 400 million subordinated Eurobonds due September 2015 with early redemption call option at par on 1 October 2010. The Eurobonds bear interest rate at 6.2% p.a. payable semi-annually. From 1 October 2010 interest rate under the Eurobonds is equal to US Treasury yield increased by 226 b.p. and step-up of 150 b.p. In August 2010 the Group announced a decision not to exercise the redemption option. The transaction was structured as an issue of notes by Or-ICB S.A. (Luxembourg) for the purpose of financing a subordinated loan to OJSC “Bank VTB North-West”. As at 30 September 2012 the carrying amount of this subordinated debt was RUR 10.4 billion (31 December 2011: RUR 11.1 billion).

In October and November 2008, VTB received two subordinated loans of RUR 100 billion each with a rate of 8% p.a. maturing in December 2019 from Vnesheconombank, which is a related party to the Group. As at 31 December 2008 in accordance with IAS 20 Accounting for Government Grants and Disclosure of Government Assistance the Group discounted these loans using an appropriate market rate adjusted for loan premium. In August 2010 the interest rate on these two subordinated loans was reduced from 8% to 6.5% p.a. in accordance with the Federal Law requirements. As at 30 September 2012 the carrying amount of this subordinated debt was RUR 181.2 billion (31 December 2011: RUR 179.7 billion).

Over a period from 2003 to 2009 “TransCreditBank”, JSC received subordinated loans from JSC “RZhD” and its related parties in the aggregate amount of RUR 13.1 billion with interest rates from 9% p.a. to 12.1% p.a. maturing in the period from December 2012 to November 2020. As at 30 September 2012 the carrying amount of this subordinated debt was RUR 14.8 billion (31 December 2011: RUR 14.2 billion).

In July 2009, “TransCreditBank”, JSC received a subordinated loan of RUR 2.9 billion with an interest rate of 8% p.a. maturing in October 2019 from Vnesheconombank. In August 2010 the interest rate on this subordinated loan was reduced from 8% to 6.5% p.a. in accordance with the Federal Law requirements. As at 30 September 2012 the carrying amount of this subordinated debt was RUR 2.9 billion (31 December 2011: RUR 2.9 billion).

In November 2005, “Bank of Moscow”, OJSC issued USD 300 million subordinated Loan Participation Notes due November 2015 bearing interest rate 7.5% p.a. payable semi-annually and with early redemption call option in November 2010, which was not exercised. From 25 November 2010 step-up interest rate was set at 5.967%, equal to 5-year US Treasury yield increased by 306.7 b.p. and step-up of 150 b.p. The transaction was structured as an issue of notes by “Kuznetski Capital” S.A. (Luxembourg) for the purpose of financing a subordinated loan to “Bank of Moscow”, OJSC. As at 30 September 2012 the carrying amount of this subordinated debt was RUR 8.6 billion (31 December 2011: RUR 9.0 billion).

In December 2006, “Bank of Moscow”, OJSC received a subordinated loan of USD 100 million with an interest rate of LIBOR + 2.65% p.a. maturing in December 2016 from Royal Bank of London N.V. (London). As at 30 September 2012 the carrying amount of this subordinated debt was RUR 3.1 billion (31 December 2011: RUR 3.2 billion).

In May 2007, “Bank of Moscow”, OJSC issued USD 400 million subordinated Loan Participation Notes due in May 2017 bearing interest rate 6.807% p.a. payable semi-annually and with prepayment option in May 2012. The step-up interest rate is equal to 5-year US Treasury yield increased by 375 b.p. and step-up of 150 b.p. The transaction was structured as an issue of notes by “Kuznetski Capital” S.A. (Luxembourg) for the purpose of financing a subordinated loan to “Bank of Moscow”, OJSC. In May 2012, “Bank of Moscow”, OJSC decided not to exercise the prepayment option in respect of USD 400 million subordinated Loan Participation Notes maturing in May 2017 and a new coupon interest rate was set at 6.02% p.a. payable semi-annually. As at 30 September 2012 the carrying amount of this subordinated debt was RUR 11.8 billion (31 December 2011: RUR 10.8 billion).

In October 2009, “Bank of Moscow”, OJSC received a subordinated loan of RUR 11.1 billion with an interest rate of 8.0% p.a. maturing in December 2019 from Vnesheconombank. In August 2010 an interest rate on this subordinated loan was reduced to 6.5% p.a. in accordance with the Federal Law requirements. As at 30 September 2012 the carrying amount of this subordinated debt was RUR 10.2 billion (31 December 2011: RUR 10.2 billion).

18

VTB Bank Selected notes to the Interim Condensed Consolidated Financial Statements – 30 September 2012 (continued) (in billions of Russian Roubles)

19.	Interest Income and Expense

		For the three-month period		For the nine-month period
		ended		ended
		30 September (unaudited)		30 September (unaudited)
		2012	2011	2012	2011
	Interest income
	Loans and advances to customers	130.2	89.1	367.4	248.4
	Securities	9.4	8.1	26.0	21.1
	Due from other banks	1.9	2.0	7.1	6.3
	Total Interest income	141.5	99.2	400.5	275.8
	Interest expense
	Customer deposits	(42.0)	(27.8)	(123.9)	(75.0)
	Due to banks and other borrowed funds	(18.7)	(5.0)	(48.8)	(11.9)
	Debt securities issued	(14.2)	(8.2)	(39.3)	(27.4)
	Subordinated debt	(4.7)	(4.2)	(14.2)	(12.4)
	Total Interest expense	(79.6)	(45.2)	(226.2)	(126.7)
	Net interest income	61.9	54.0	174.3	149.1

20.	Fee and Commission Income and Expense

		For the three-month period		For the nine-month period
		ended		ended
		30 September (unaudited)		30 September (unaudited)
		2012	2011	2012	2011
	Commission on settlement transactions	9.6	6.5	25.2	17.2
	Commission on guarantees issued and
	trade finance	2.4	1.7	6.7	4.4
	Commission on cash transactions	2.0	1.3	5.3	3.2
	Commission on operations with securities
	and on capital markets	1.5	1.4	4.0	5.5
	Other	0.5	1.0	2.0	2.4
	Total Fee and commission income	16.0	11.9	43.2	32.7
	Commission on settlement transactions	(1.8)	(1.5)	(5.1)	(3.3)
	Commission on cash transactions	(0.9)	(0.6)	(2.1)	(1.2)
	Other	(0.9)	(0.6)	(1.8)	(1.1)
	Total Fee and commission expense	(3.6)	(2.7)	(9.0)	(5.6)
	Net Fee and commission income	12.4	9.2	34.2	27.1

19

VTB Bank Selected notes to the Interim Condensed Consolidated Financial Statements – 30 September 2012 (continued) (in billions of Russian Roubles)

21.	Staff Costs and Administrative Expenses

		For the three-month period		For the nine-month period
		ended		ended
		30 September (unaudited)		30 September (unaudited)
		2012	2011	2012	2011
	Staff costs	23.8	8.0	65.8	44.4
	Depreciation and other expenses
	related to premises and equipment	4.2	4.0	13.4	11.8
	Defined contribution pension expense	2.1	0.9	7.0	3.8
	Taxes other than on income	2.7	1.7	6.7	4.7
	Leasing and rent expenses	2.2	1.6	6.7	4.5
	Professional services	1.7	1.1	5.0	3.4
	Advertising expenses	1.4	1.1	4.0	3.1
	Impairment, amortisation and other
	expenses related to intangibles, except for
	amortisation of core deposit and customer
	loan intangible	1.2	1.3	4.0	2.8
	Amortisation of core deposit and customer
	loan intangible	1.3	0.1	3.8	0.6
	Payments to deposit insurance system	1.2	0.8	3.5	2.4
	Post and telecommunication expenses	0.8	0.7	2.3	1.8
	Transport expenses	1.0	0.5	2.2	1.3
	Security expenses	0.7	0.4	1.9	1.3
	Charity	0.7	0.4	1.8	1.3
	Insurance of own operations and assets	0.3	0.1	0.5	0.5
	Other	2.5	0.8	6.3	3.1
	Total Staff costs and administrative
	expenses	47.8	23.5	134.9	90.8

22.	Allowances for Impairment and Provisions

The movements in allowances for impairment of due from other banks, loans and advances to customers, investment securities held-to-maturity, credit related commitments, other assets and legal claims were as follows (unaudited):

			Loans and	Investment
		Due from	advances	securities	Credit
		other	to	held-to-	related	Other	Legal
		banks	customers	maturity	commitments	assets	claims	Total
	Balance at 1 January 2011 (audited)	2.9	274.2	2.0	1.6	2.4	0.1	283.2
	Provision / (reversal of provision) for
	impairment during the period	(0.6)	25.9	–	(0.1)	0.8	(0.1)	25.9
	Write-offs	–	(8.6)	–	–	(0.6)	–	(9.2)
	Recoveries of amounts written-off in
	previous period	–	0.1	–	–	–	–	0.1
	Currency translation difference	–	(1.7)	–	–	(0.1)	–	(1.8)
	Acquisition of subsidiary	–	–	–	0.2	–	–	0.2
	Balance at 30 September 2011	2.3	289.9	2.0	1.7	2.5	–	298.4
	Balance at 1 January 2012 (audited)	2.6	288.5	2.0	1.1	2.7	0.9	297.8
	Provision / (reversal of provision) for
	impairment during the period	–	44.9	0.1	(0.2)	1.2	–	46.0
	Write-offs	(0.2)	(12.0)	–	–	(0.5)	–	(12.7)
	Currency translation difference	(0.1)	(4.9)	–	–	–	–	(5.0)
	Balance at 30 September 2012	2.3	316.5	2.1	0.9	3.4	0.9	326.1

Allowances for impairment of assets are deducted from the carrying amounts of the related assets. Provisions for claims, guarantees and credit-related commitments are recorded in liabilities. In accordance with Russian legislation, loans may only be written-off with the approval of the authorised management body and, in certain cases, with the respective decision of the Court.

20

VTB Bank Selected notes to the Interim Condensed Consolidated Financial Statements – 30 September 2012 (continued) (in billions of Russian Roubles)

23.	Perpetual Loan Participation Notes

In August 2012, VTB issued USD 1.0 billion (RUR 32.5 billion) Perpetual Loan Participation Notes. The transaction included the issuance of Perpetual Loan Participation Notes by VTB Eurasia Limited (Ireland), a consolidated special purpose entity, which used the proceeds to provide a subordinated loan to VTB. The Perpetual Loan Participation Notes have an unlimited term and are redeemable at VTB’s option starting from December 2022 at their principal amount. Coupon rate is fixed at 9.5% p.a. and will be reset in 10.5 years and then every 10 years as 10 year US Treasury yield increased by 806.7 b.p. Coupon payments are paid semi-annually from December 2012 and may be cancelled or deferred in accordance with the terms of the notes. Such cancellation or deferral might be mandatory or at the discretion of VTB.

Due to the undefined maturity and optional non-cumulative cancellation of coupon payments, the Group accounts for the Perpetual Loan Participation Notes as an equity instrument and as a Tier I eligible instrument for the purpose of Basel Capital Adequacy Ratio calculation. Further, the CBR approved the inclusion of the subordinated loan in the statutory capital ratio calculation of VTB Bank.

The Group accounts for the USD-denominated Perpetual Loan Participation Notes in the amount of RUR equivalent amount using the foreign exchange rate at the reporting date with foreign exchange translation effects recorded in Retained earnings. Issuance costs were also recorded in Retained earnings. As at 30 September 2012, the carrying amount of the Perpetual Loan Participation Notes is RUR 30.9 billion.

While coupon payments are optional at the discretion of VTB, certain terms in the Perpetual Loan Participation Notes may cause such payments to become mandatory, one of such events being declaration or payment of dividends on ordinary shares within 6 months prior to the coupon payment date.

Amounts due on perpetual loan participation notes at 30 September 2012 were USD 31.7 million (RUR 1.0 billion).

24.	Dividends and Retained Earnings

In June 2012, Annual General Meeting of VTB shareholders declared dividends of RUR 9.2 billion for 2011 (RUR 0.00088 per share), which were paid in July-August 2012 including RUR 0.1 billion to several Group’s subsidiaries. In June 2011, Annual General Meeting of VTB shareholders declared dividends of RUR 6.1 billion for 2010 (RUR 0.00058 per share), which were paid in June-July 2011.

On 31 March 2012, the Annual General Shareholders' Meeting of “VTB Bank (Belarus)”, CJSC shareholders approved dividends of RUR 0.2 billion (BYR 61.8 billion at the exchange rate of RUR 0.0039 per BYR 1.00) for 2011 (RUR 847.03 or BYR 219,647.72 per share). Dividends paid in April 2012 to non-controlling shareholders amounted to RUR 0.1 billion.

In June 2012, “Russian Commercial Bank (Cyprus) Limited” paid final dividends in the amount of USD 100 million for 2011 (RUR 3.2 billion), including USD 40 million (RUR 1.3 billion) attributable to non-controlling shareholders. In July 2011, “Russian Commercial Bank (Cyprus) Limited” paid interim dividends for 2011 in the amount of USD 100 million (RUR 2.8 billion).

On 4 June 2012, the Annual General Shareholders' Meeting of “Bank of Moscow”, OJSC shareholders approved dividends of RUR 5.0 billion for 2011 (RUR 18.4 per share) which were paid in June 2012 including dividends paid to non-controlling shareholders in the amount of RUR 0.2 billion.

In July 2012, the Annual General Shareholders' Meeting of “Banco VTB Africa S.A.” shareholders approved dividends of RUR 0.3 billion (AKZ 1.00 billion at the exchange rate of RUR 0.3453 per AKZ 1.00) for 2011 (RUR 98.92 or AKZ 286.49 per share) including dividends payable to non-controlling shareholders in the amount of RUR 0.1 billion.

25.	Basic and Diluted Earnings per Share

Basic earnings per share are calculated by dividing the net profit or loss attributable to ordinary shareholders of the parent by the weighted average number of ordinary shares in issue during the period, excluding the average number of ordinary shares purchased by the Group and held as treasury shares.

21

VTB Bank Selected notes to the Interim Condensed Consolidated Financial Statements – 30 September 2012 (continued) (in billions of Russian Roubles)

25.	Basic and Diluted Earnings per Share (continued) The Group has no dilutive potential ordinary shares; therefore, the diluted earnings per share are equal to basic earnings per share.

		For the three-month period ended		For the nine-month period ended
		30 September (unaudited)		30 September (unaudited)
		2012	2011	2012	2011
	Net profit attributable to
	shareholders of the parent	23.4	20.4	56.2	73.8
	Amounts due on perpetual loan
	participation notes	(0.8)	–	(0.8)	–
	Total net profit attributable to
	shareholders of the parent	22.6	20.4	55.4	73.8
	Weighted average number of
	ordinary shares in issue	10,337,828,757,449	10,440,688,464,717	10,385,546,370,240	10,461,539,409,590
	Basic and diluted earnings
	per share (expressed in
	Russian Roubles per share)	0.0022	0.0020	0.0053	0.0071

In March 2012, the Group made the voluntary offer to repurchase ordinary shares of the Bank from the shareholders participated in 2007 IPO of the Bank at the price of RUR 0.136 and maximum number of 3,676,471 shares from each eligible shareholder. The offer has expired on 13 April 2012. The payments to eligible shareholders, who accepted the offer were completed in April 2012 and with their heirs were completed till 29 June 2012. As result of this offer the Group has acquired 83,448,797,249 voting shares of the Bank for RUR 11.3 billion.

During the nine-month period ended 30 September 2012 the Bank’s subsidiaries purchased 110,724,822,748 treasury shares. The total number of shares accounted within equity in separate caption “Treasury shares” increased to 120,402,316,747 shares. As a result the number of the outstanding shares at 30 September 2012 amounted to 10,340,139,020,591.

26.

Income Tax

The Group's effective income tax rate for the first nine months of 2012 was 24% (the first nine months of 2011: 23%) which is close to the theoretical tax rate. The effective income tax rate for the nine months of 2012 differs from the theoretical tax rate due to difference associated with non-deductible expenses, effect of changes in unrecognised deferred tax assets and income taxed at different rates.

The following tables provide disclosure of income tax effects relating to each component of other comprehensive income:

		For the three-month period ended
		30 September (unaudited)
		2012			2011
			Tax			Tax
			(expense)/			(expense)/
		Before tax	credit	Net of tax	Before tax	credit	Net of tax
	Unrealised loss on financial assets
	available-for-sale	(1.0)	0.2	(0.8)	(2.4)	0.2	(2.2)
	Cash flow hedges	(0.1)	–	(0.1)	0.3	–	0.3
	Actuarial losses net of gains arising from
	difference between pension plan assets
	and obligations	(0.3)	–	(0.3)	–	–	–
	Share of other comprehensive income of
	associates	(0.2)	–	(0.2)	(0.4)	0.1	(0.3)
	Effect of translation	(2.6)	–	(2.6)	7.6	–	7.6
	Other comprehensive income	(4.2)	0.2	(4.0)	5.1	0.3	5.4

22

VTB Bank Selected notes to the Interim Condensed Consolidated Financial Statements – 30 September 2012 (continued) (in billions of Russian Roubles)

26.	Income Tax (continued)

		For the nine-month period ended
		30 September (unaudited)
		2012			2011
			Tax			Tax
			(expense)/			(expense)/
		Before tax	credit	Net of tax	Before tax	credit	Net of tax
	Unrealised (loss) / gain on financial
	assets available-for-sale	(6.9)	1.4	(5.5)	2.1	(0.4)	1.7
	Cash flow hedges	(0.1)	–	(0.1)	0.1	–	0.1
	Effect of changes in tax rates recognised
	in premises revaluation reserve	0.1	–	0.1	–	–	–
	Actuarial losses net of gains arising from
	difference between pension plan assets
	and obligations	(0.3)	–	(0.3)	–	–	–
	Share of other comprehensive income of
	associates	(0.6)	–	(0.6)	(0.6)	0.1	(0.5)
	Effect of translation	(2.2)	–	(2.2)	3.1	–	3.1
	Other comprehensive income	(10.0)	1.4	(8.6)	4.7	(0.3)	4.4

27.	Share-based Payments

In February 2012, several Group members introduced for their selected employees a share-based remuneration plan. This plan has established a right of those employees to receive common shares (“Shares Plan”) or GDR (“GDRs Plan”) of VTB (depending on the employing entity's country of incorporation) contingent on their service over a specified period of time.

Shares Plan. The vesting conditions envisage that an employee remains in service for a certain vesting period to receive the shares award. The awarded shares vest gradually in three equal instalments over the vesting periods of one, two and three years, subject to employee's continuing employment with the Group during the relevant vesting period. An award, or portion of it, may be forfeited if the employee terminates employment before the end of the relevant vesting period voluntarily or subject to certain other conditions as described in the Plan rules. The number of shares awarded under the Shares Plan was determined by reference to a fixed monetary value communicated to employees on the grant date and a weighted-average market price of shares for 30 days prior to 2 April 2012. As at 30 September 2012 the total value of the award granted under the Shares Plan was RUR 1.3 billion represented by 18.9 billion shares of VTB.

GDRs Plan. Under GDRs Plan the selected employees are granted zero strike price options to purchase GDRs exercisable over ten years from each respective vesting date. The vesting conditions envisage that an employee remains in service for a certain vesting period to receive the GDRs award. The awarded GDRs vest gradually in three equal instalments over the vesting periods of one, two and three years, subject to employee's continuous employment with the Group during the relevant vesting period. An award, or portion of it, may be forfeited if the employee terminates employment before the end of the relevant vesting period voluntarily or subject to certain other conditions as described in the Plan rules. The number of GDRs to receive under zero strike price options awarded was determined by reference to a fixed monetary value communicated to employees on the grant date and a weighted-average market price of GDR for 30 days prior to 2 April 2012. As at 30 September 2012 the total value of the award granted under the GDRs Plan was RUR 1.0 billion represented by 6.8 million of GDRs of VTB. Each GDR contains 2,000 VTB shares.

For the three-month and nine-month period ended 30 September 2012 the Group recognised in Staff costs the amount of RUR 0.4 billion and RUR 1.3 billion, respectively, as expenses related to the above equity-settled share- based payment transactions with a corresponding credit to Retained earnings as the above share-based payments have not vested yet.

28.	Contingencies and Commitments

Legal proceedings. From time to time and in the normal course of business, claims against the Group are received. At the reporting date the Group had several unresolved legal claims. Management is of the opinion that there would be no material outflow of resources and accordingly no material provision has been made in these financial statements.

23

VTB Bank Selected notes to the Interim Condensed Consolidated Financial Statements – 30 September 2012 (continued) (in billions of Russian Roubles)

28.	Contingencies and Commitments (continued)

Tax contingencies. Transfer pricing legislation became effective in the Russian Federation on 1 January 1999. This legislation allows the tax authorities to make transfer pricing adjustments and impose additional tax liabilities in respect of all “controlled” transactions, provided that the transaction price differs from the market price by more than 20 percent. “Controlled” transactions include transactions with related parties, barter transactions, foreign trade transactions and transactions with third (unrelated) parties with significant price fluctuations (i.e., if the price of such transactions differs from the prices on similar transactions by more than 20 percent within a short period of time). In addition, specific transfer pricing rules allow the tax authorities to make transfer pricing adjustments in respect of securities and derivative transactions. There has been no formal guidance as to how some of the rules relating to transfer pricing legislation should apply.

The new transfer pricing rules are effective from 1 January 2012. Compared to the previous Russian transfer pricing rules, the new rules are more technically elaborate and, to a certain extent, better aligned with the international transfer pricing principles developed by the OECD. The list of the “controlled” transactions under the new transfer pricing legislation includes transactions with related parties and certain types of cross-border transactions. The new transfer pricing rules may have a potential impact on tax costs arising from the pricing mechanism applied in “controlled” transactions, in particular, transactions with related parties located in and outside Russia. The price of the “controlled” transactions should be confirmed by functional and benchmarking analysis as well as by the relevant transfer pricing documentation which should be available for the Russian tax authorities.

The tax authorities will have right to accrue additional tax liabilities if the prices under the “controlled” transactions differ from those which would have been used by independent counterparties under similar conditions. However, it is still unclear what effect the new transfer pricing rules may have on the Russian entities of the Group.

The Group also operates in various jurisdictions and includes companies incorporated outside of Russia that are taxed at different rates and under different legislation. Tax liabilities of the Group are determined on the basis that these companies do not have a permanent establishment in Russia and hence are not subject to Russian profits tax except for Russian tax withheld at source (i.e. dividend, interest, certain capital gains, etc.). Russian tax laws do not provide detailed rules on taxation of foreign companies. It is possible that with the evolution of these rules and changes in the approach of the Russian tax authorities, some or all of the foreign companies of the Group may be treated as having a permanent establishment in Russia and thus subject to Russian taxation in a manner broadly similar to the taxation of a Russian legal entity.

The interpretations of the relevant authorities could differ and if the authorities were successful in enforcing their interpretation, additional taxes and related fines and penalties may be assessed, the effect, of which cannot be practicably estimated, but could be significant to the financial condition of the Group. However, based upon Management’s understanding of the tax regulations, Management believes that its interpretation of the relevant tax legislation is reasonable and will be sustainable. Moreover, Management believes that the Group has accrued all applicable taxes.

The Group includes subsidiaries incorporated and operating in various jurisdictions. In some jurisdictions where the Group operates tax, currency and customs legislation as currently in effect is subject to varying interpretations, and changes, which can occur frequently at short notice and may apply retroactively. Based upon its understanding of the applicable tax regulations Management of the Group believes that based upon the best estimates Group subsidiaries have paid or accrued all taxes that are applicable to their operations as of 30 September 2012 in jurisdictions of their incorporation, and complied with all provisions of laws and regulations in the jurisdictions to which the Group is subject. If however the relevant tax authorities differently interpret the applicable tax legislation as applied to the transactions and activity of the Group, the tax position may be challenged; if the authorities were successful in enforcing their interpretation of these regulations, additional taxes, penalties and interest may be assessed, which may affect the financial position of the Group.

Credit related commitments. The primary purpose of these instruments is to ensure that funds are available to a customer as required. Guarantees that represent irrevocable assurances that the Group will make payments in the event that a customer cannot meet its obligations to third parties carry the same credit risk as loans. Documentary and commercial letters of credit (L/Cs), which are written undertakings by the Group on behalf of a customer authorizing a third party to draw drafts on the Group up to a stipulated amount under specific terms and conditions, are collateralised by cash deposits and therefore carry less risk than direct borrowings.

Commitments to extend credit represent unused portions of authorizations to extend credit in the form of loans, guarantees or letters of credit. With respect to credit risk on commitments to extend credit, the Group is potentially exposed to loss in an amount equal to the total unused commitments. However, the likely amount of loss is less than the total unused commitments since most commitments to extend credit are contingent upon customers maintaining specific credit standards and/or the Bank confirming its willingness to extend a loan.

The Group monitors the term to maturity of credit related commitments because longer-term commitments generally have a greater degree of credit risk than shorter-term commitments.

24

VTB Bank Selected notes to the Interim Condensed Consolidated Financial Statements – 30 September 2012 (continued) (in billions of Russian Roubles)

28.

Contingencies and Commitments (continued)

The total outstanding contractual amount of irrevocable undrawn credit lines, letters of credit and guarantees does not necessarily represent future cash requirements, as these financial instruments may expire or terminate without being funded.

Outstanding credit related commitments are as follows:

		30 September
		2012	31 December
		(unaudited)	2011
	Guarantees issued	612.6	510.9
	Undrawn credit lines	40.3	43.1
	Import letters of credit	38.0	35.4
	Commitments to extend credit	10.1	36.7

	Less: provision for impairment on credit related commitments (Note 22)	(0.9)	(1.1)
	Total Credit related commitments	700.1	625.0

The Bank received export letters of credit for further advising to its customers. The total amount of received letters of credit as at 30 September 2012 was RUR 127.6 billion (31 December 2011: RUR 172.8 billion). Commitments under import letters of credit and guarantees are collateralised by customer deposits of RUR 13.4 billion as at 30 September 2012 (31 December 2011: RUR 11.9 billion).

As at 30 September 2012, included in guarantees issued are guarantees issued for a related Russian company of RUR 20.2 billion or 3.3% of guarantees issued. As at 31 December 2011, included in guarantees issued are guarantees issued for a related Russian company of RUR 27.4 billion or 5.4% of the guarantees issued.

Movements in the provision for impairment on credit related commitments are disclosed in Note 22.

Purchase commitments. As at 30 September 2012, the Group had RUR 22.0 billion of outstanding commitments for the purchase of precious metals (31 December 2011: RUR 35.0 billion). As the price of these contracts is linked to the fair value of precious metals at the date of delivery, no gain or loss is recognised on these contracts.

29.

Analysis by Segment

In accordance with IFRS 8, Operating Segments, the Group defined as the major operating segments the global business lines. Majority of the Group’s entities’ activities and resources are allocated and managed and their performance is assessed based on the respective global business line segment information. On this basis, the Group aggregated these operating segments in accordance with IFRS 8 into the following reportable segments: Corporate-Investment banking (CIB) (Investment banking, Loans and Deposits, Transaction banking subsegments), Retail banking and Other.

This segment disclosure is presented on the basis of IFRS compliant data of the global business lines and entities adjusted, where necessary, for intersegment reallocation. Qualitative and quantitative information about operating segments is reported to the appropriate operating decision makers for the purposes of making operating decisions on allocation of resources to the segment and assessment of its performance.

The change in reportable segment composition is mainly caused by the change in the system of the Group management and the integration of activities of certain entities into the global business lines. The united Corporate-Investment Banking function in the Group was established in the first quarter 2011. Additionally following further integration of activities of “TransCreditBank”, JSC, “Bank of Moscow”, OJSC, CIS and Georgia and Europe geographical segments into the Group’s global business lines such as CIB, Retail banking and Other, the data for these subsidiaries and segments is presented within CIB, Retail and Other segments. Comparative information was amended in accordance with the above description.

Revenues disclosed in the note include the following: interest income, fee and commission income, other operating income, income arising from non-banking activities, gains less losses from financial assets available-for-sale, gains less losses arising from financial assets at fair value through profit or loss, gains less losses arising from dealing in foreign currencies together with foreign exchange translation gains less losses, gains less losses arising from extinguishment of liability, gains less losses on initial recognition of financial instruments, restructuring and other gains less losses on loans and advances to customers and share in income of associates and joint ventures. Each element is included in calculation of revenues by each subsegment / segment without subsegments in case it is positive for this subsegment / segment without subsegments. The totals are calculated as sum of the line components.

Intersegment transactions were executed predominantly in the normal course of business.

25

VTB Bank Selected notes to the Interim Condensed Consolidated Financial Statements – 30 September 2012 (continued) (in billions of Russian Roubles)

29.

Analysis by Segment (continued)

Segment information for the reportable segments of the Group at 30 September 2012 (unaudited) consisting of results for the nine months ended 30 September 2012 and other required segment information is set out below:

		Corporate-Investment banking (CIB)							Total before
									inter-	Inter-
		Investment	Loans and	Transaction	Inter-CIB		Retail		segment	segment
		banking	deposits	banking	eliminations	Total CIB	banking	Other	eliminations	eliminations	Total
	For the nine-month period ended 30 September
	2012:

	Revenues from:
	External customers	52.1	270.4	15.3	–	337.8	147.0	40.3	525.1	–	525.1
	Other segments	50.4	51.4	21.3	(98.6)	24.5	37.4	4.9	66.8	(66.8)	–
	Total revenues	102.5	321.8	36.6	(98.6)	362.3	184.4	45.2	591.9	(66.8)	525.1

	Segment income and expense
	Interest income	71.8	298.2	21.2	(87.2)	304.0	152.7	0.8	457.5	(57.0)	400.5
	Interest expense	(67.1)	(221.1)	(3.9)	87.2	(204.9)	(70.6)	(7.4)	(282.9)	56.7	(226.2)
	Net interest income	4.7	77.1	17.3	–	99.1	82.1	(6.6)	174.6	(0.3)	174.3

	Provision charge for impairment of debt financial assets	0.1	(28.1)	–	–	(28.0)	(16.9)	(0.1)	(45.0)	–	(45.0)
	Net interest income after provision for impairment	4.8	49.0	17.3	–	71.1	65.2	(6.7)	129.6	(0.3)	129.3

	Net fee and commission income / (expense)	2.5	1.6	13.1	(0.2)	17.0	21.1	(4.0)	34.1	0.1	34.2
	Other gains less losses arising from financial
	instruments and foreign currencies	6.9	13.5	0.1	0.7	21.2	2.5	–	23.7	(0.4)	23.3
	Share in income of associates and joint ventures	1.7	(0.3)	–	–	1.4	–	(0.1)	1.3	–	1.3
	Other operating income / (expense) items	12.6	(7.6)	–	(0.2)	4.8	1.1	23.1	29.0	(4.0)	25.0

	Net operating income	28.5	56.2	30.5	0.3	115.5	89.9	12.3	217.7	(4.6)	213.1
	Staff costs and administrative expenses	(18.6)	(37.6)	(16.6)	0.2	(72.6)	(54.3)	(11.7)	(138.6)	3.7	(134.9)
	Gains less losses from disposal of subsidiaries and
	associates	1.4	0.1	–	–	1.5	–	(0.5)	1.0	–	1.0

	Segment results: Profit before taxation	11.3	18.7	13.9	0.5	44.4	35.6	0.1	80.1	(0.9)	79.2
	Income tax expense										(19.0)
	Net profit										60.2

26

VTB Bank Selected notes to the Interim Condensed Consolidated Financial Statements – 30 September 2012 (continued) (in billions of Russian Roubles)

29.	Analysis by Segment (continued)

		Corporate-Investment banking (CIB)							Total before
									inter-	Inter-
		Investment	Loans and	Transaction	Inter-CIB		Retail		segment	segment
		banking	deposits	banking	eliminations	Total CIB	banking	Other	eliminations	eliminations	Total
	As at 30 September 2012:

	Cash and short-term funds	12.5	473.1	–	(3.1)	482.5	92.8	8.2	583.5	(15.2)	568.3
	Mandatory reserve deposits with central banks	–	47.3	–	–	47.3	14.5	–	61.8	–	61.8
	Due from other banks	92.5	187.5	–	–	280.0	3.8	0.6	284.4	–	284.4
	Loans and advances to customers	222.0	3,151.0	–	–	3,373.0	1,087.8	0.9	4,461.7	0.1	4,461.8
	Other financial instruments	572.7	495.2	–	(9.3)	1,058.6	27.9	2.4	1,088.9	(1.3)	1,087.6
	Investments in associates and joint ventures	19.4	27.3	–	–	46.7	–	–	46.7	–	46.7
	Other assets items	82.4	278.7	10.5	(0.2)	371.4	53.2	251.0	675.6	(1.5)	674.1
	Net amount of intersegment settlements	–	–	620.6	(620.6)	–	523.7	–	523.7	(523.7)	–
	Segment assets	1,001.5	4,660.1	631.1	(633.2)	5,659.5	1,803.7	263.1	7,726.3	(541.6)	7,184.7

	Due to other banks	33.8	665.2	0.3	–	699.3	25.7	2.3	727.3	(6.5)	720.8
	Customer deposits	526.1	870.2	617.8	(3.1)	2,011.0	1,513.4	4.3	3,528.7	(6.9)	3,521.8
	Other borrowed funds	56.0	737.3	–	–	793.3	44.1	4.0	841.4	–	841.4
	Debt securities issued	190.2	718.3	–	(2.2)	906.3	31.3	2.3	939.9	(0.5)	939.4
	Subordinated debt	–	244.9	–	(1.9)	243.0	–	–	243.0	–	243.0
	Other liabilities items	125.1	52.1	2.1	(4.2)	175.1	15.0	47.2	237.3	(3.2)	234.1
	Net amount of intersegment settlements	4.0	1,018.9	–	(620.6)	402.3	–	121.4	523.7	(523.7)	–
	Segment liabilities	935.2	4,306.9	620.2	(632.0)	5,230.3	1,629.5	181.5	7,041.3	(540.8)	6,500.5

27

VTB Bank Selected notes to the Interim Condensed Consolidated Financial Statements – 30 September 2012 (continued) (in billions of Russian Roubles)

29.	Analysis by Segment (continued)

Comparative segment information for the reportable segments of the Group (unaudited) consisting of results for the nine months ended 30 September 2011 and other required segment information at 31 December 2011 is set out below:

	Corporate-Investment banking (CIB)							Total before
								inter-	Inter-
	Investment	Loans and	Transaction	Inter-CIB		Retail		segment	segment
	banking	deposits	banking	eliminations	Total CIB	banking	Other	eliminations	eliminations	Total
For the nine-month period ended 30 September
2011:
Revenues from:
External customers	37.0	203.3	10.8	–	251.1	99.0	10.3	360.4	–	360.4
Other segments	38.9	27.6	11.6	(65.1)	13.0	23.5	1.5	38.0	(38.0)	–
Total revenues	75.9	230.9	22.4	(65.1)	264.1	122.5	11.8	398.4	(38.0)	360.4
Segment income and expense
Interest income	48.6	193.3	11.5	(47.3)	206.1	102.9	0.6	309.6	(33.8)	275.8
Interest expense	(35.1)	(118.8)	(0.8)	47.3	(107.4)	(47.5)	(5.6)	(160.5)	33.8	(126.7)
Net interest income	13.5	74.5	10.7	–	98.7	55.4	(5.0)	149.1	–	149.1
Provision charge for impairment of debt financial assets	0.2	(17.8)	–	–	(17.6)	(7.6)	(0.1)	(25.3)	–	(25.3)
Net interest income after provision for impairment	13.7	56.7	10.7	–	81.1	47.8	(5.1)	123.8	–	123.8
Net fee and commission income / (expense)	4.4	2.2	9.9	(0.1)	16.4	12.8	(2.2)	27.0	0.1	27.1
Other gains less losses arising from financial
instruments and foreign currencies	(6.0)	15.9	–	0.3	10.2	1.9	(0.7)	11.4	0.1	11.5
Share in income of associates and joint ventures	–	7.8	–	–	7.8	–	(0.1)	7.7	–	7.7
Other operating income / (expense) items	17.8	(8.0)	–	(0.3)	9.5	1.0	5.0	15.5	(1.6)	13.9
Operating income	29.9	74.6	20.6	(0.1)	125.0	63.5	(3.1)	185.4	(1.4)	184.0
Staff costs and administrative expenses	(12.4)	(25.8)	(12.1)	0.4	(49.9)	(36.3)	(6.0)	(92.2)	1.4	(90.8)
Gains less losses from disposal of subsidiaries and
associates	–	1.5	–	–	1.5	–	–	1.5	–	1.5
Segment results: Profit before taxation	17.5	50.3	8.5	0.3	76.6	27.2	(9.1)	94.7	–	94.7
Income tax expense										(22.1)
Net profit										72.6

28

VTB Bank Selected notes to the Interim Condensed Consolidated Financial Statements – 30 September 2012 (continued) (in billions of Russian Roubles)

29.	Analysis by Segment (continued)

	Corporate-Investment banking (CIB)							Total before
								inter-	Inter-
	Investment	Loans and	Transaction	Inter-CIB		Retail		segment	segment
	banking	deposits	banking	eliminations	Total CIB	banking	Other	eliminations	eliminations	Total
As at 31 December 2011:
Cash and short-term funds	13.5	298.8	–	(1.9)	310.4	117.1	3.5	431.0	(24.0)	407.0
Mandatory reserve deposits with central banks	–	59.1	–	–	59.1	12.8	–	71.9	–	71.9
Due from other banks	76.4	338.3	–	–	414.7	9.3	0.6	424.6	–	424.6
Loans and advances to customers	209.5	3,227.3	–	–	3,436.8	857.2	7.6	4,301.6	–	4,301.6
Other financial instruments	613.9	348.9	–	(12.9)	949.9	18.6	2.3	970.8	(0.6)	970.2
Investments in associates and joint ventures	2.8	27.7	–	–	30.5	–	2.0	32.5	–	32.5
Other assets items	31.3	291.0	10.1	(0.1)	332.3	46.8	203.4	582.5	(0.7)	581.8
Net amount of intersegment settlements	201.1	–	510.2	(711.3)	–	478.9	–	478.9	(478.9)	–
Segment assets	1,148.5	4,591.1	520.3	(726.2)	5,533.7	1,540.7	219.4	7,293.8	(504.2)	6,789.6
Due to other banks	20.2	675.8	–	(0.3)	695.7	21.0	–	716.7	(17.0)	699.7
Customer deposits	794.6	946.9	513.3	(1.7)	2,253.1	1,347.4	0.6	3,601.1	(4.4)	3,596.7
Other borrowed funds	55.5	666.6	–	–	722.1	8.3	4.2	734.6	–	734.6
Debt securities issued	102.6	560.2	–	(8.3)	654.5	10.3	0.2	665.0	(0.5)	664.5
Subordinated debt	–	243.8	–	(2.7)	241.1	–	–	241.1	–	241.1
Other liabilities items	88.1	93.5	2.0	(1.5)	182.1	11.2	37.9	231.2	(3.3)	227.9
Net amount of intersegment settlements	–	1,086.9	–	(711.3)	375.6	–	103.3	478.9	(478.9)	–
Segment liabilities	1,061.0	4,273.7	515.3	(725.8)	5,124.2	1,398.2	146.2	6,668.6	(504.1)	6,164.5

29

VTB Bank Selected notes to the Interim Condensed Consolidated Financial Statements – 30 September 2012 (continued) (in billions of Russian Roubles)

30.	Fair Value Hierarchy

The Group classifies fair value measurements of financial instruments using the following fair value hierarchy:

  Level 1: quoted (unadjusted) prices in active markets for identical assets or liabilities;
  Level 2: all inputs in valuation models are directly or indirectly observable;
  Level 3: inputs in valuation models are not based on observable market data.

The following table shows an analysis of financial instruments recorded at fair value by level of the fair value hierarchy as at 30 September 2012 (unaudited):

	Level 1	Level 2	Level 3	Total
Financial assets
Non-derivative financial assets at fair value through
profit or loss
Financial assets held for trading	294.5	37.1	1.7	333.3
Financial assets designated as at fair value
through profit or loss	48.7	37.4	9.4	95.5
Trading derivative financial instruments	23.4	75.5	0.4	99.3
Hedging derivative financial instruments	–	0.4	–	0.4
Financial assets pledged under repurchase
agreements and loaned financial assets
Financial assets held for trading	56.2	3.5	–	59.7
Financial assets designated as at fair value
through profit or loss	0.8	0.1	–	0.9
Financial assets available-for-sale	7.3	0.2	–	7.5
Financial assets available-for-sale	33.9	13.8	113.4	161.1
Financial liabilities
Trading derivative financial instruments	(24.0)	(53.3)	(0.1)	(77.4)
Other financial liabilities	(24.5)	–	–	(24.5)

The following table shows an analysis of financial instruments recorded at fair value by level of the fair value hierarchy as at 31 December 2011:

	Level 1	Level 2	Level 3	Total
Financial assets
Non-derivative financial assets at fair value through
profit or loss
Financial assets held for trading	408.1	52.0	1.7	461.8
Financial assets designated as at fair value
through profit or loss	19.1	1.9	9.8	30.8
Trading derivative financial instruments	10.2	68.0	0.7	78.9
Hedging derivative financial instruments	–	0.5	–	0.5
Financial assets pledged under repurchase
agreements and loaned financial assets
Financial assets held for trading	3.4	–	–	3.4
Financial assets designated as at fair value
through profit or loss	4.1	0.1	–	4.2
Financial assets available-for-sale	1.7	0.6	–	2.3
Financial assets available-for-sale	20.6	97.7	49.4	167.7
Financial liabilities
Trading derivative financial instruments	(9.7)	(71.6)	(0.2)	(81.5)
Other financial liabilities	(8.1)	–	(21.1)	(29.2)

The tables above illustrate the classification of the Group’s financial instruments based on the fair value hierarchy as required for complete sets of financial statements. This classification provides a reasonable basis to illustrate the nature and extent of risks associated with those financial instruments.

30

VTB Bank Selected notes to the Interim Condensed Consolidated Financial Statements – 30 September 2012 (continued) (in billions of Russian Roubles)

30.	Fair Value Hierarchy (continued)

Financial assets at fair value through profit or loss are mainly dependent on the change of input variables used to determine fair value such as interest rates and foreign exchange rates. A significant portion of the available-for-sale financial assets in Level 3 is invested in shares of non-listed companies which are valued based on non-market observable information. Changes in assumptions can lead to adjustments in the fair value of the investment.

Movement in Level 3 financial instruments measured at fair value

A reconciliation of movements in Level 3 of the fair value hierarchy by class of instruments for the period ended 30 September 2012 (unaudited) is as follows:

	Financial assets at fair
	value through profit or loss
		Financial
		assets		Financial
		designated as	Financial	derivative
	Financial	at fair value	assets	assets and	Other
	assets held	through profit	available-	liabilities	financial
	for trading	or loss	for-sale	(net)	liabilities
Fair value at 1 January 2012 (audited)	1.7	9.8	49.4	0.5	(21.1)
Gains less losses / (losses net of gains)
recognised in profit or loss for the period	–	(0.4)	(1.1)	(0.2)	0.8
Gains less losses recognised in other
comprehensive income	–	–	(2.4)	–	–
Initial recognition (purchase or issue)	–	–	8.1	–	–
Derecognition (sale or settlement)	–	–	(5.8)	–	20.3
Transfers into Level 3	–	–	78.9	–	–
Transfers out of Level 3 to other Levels	–	–	(2.0)	–	–
Transfers out of Level 3 due to
reclassification from fair-valued
financial instruments	–	–	(11.7)	–	–
Fair value at 30 September 2012	1.7	9.4	113.4	0.3	–
Unrealised gains less losses
recognised in profit or loss or other
comprehensive income for the
current period for instruments held
at 30 September 2012	–	(0.4)	(4.8)	(0.2)	–

31

VTB Bank Selected notes to the Interim Condensed Consolidated Financial Statements – 30 September 2012 (continued) (in billions of Russian Roubles)

30.	Fair Value Hierarchy (continued)

A reconciliation of movements in Level 3 of the fair value hierarchy by class of instruments for the period ended 30 September 2011 (unaudited) is as follows:

	Financial assets at fair value
	through profit or loss
		Financial
		assets		Financial
		designated as	Financial	derivative
	Financial	at fair value	assets	assets and	Other
	assets held	through profit	available-	liabilities	financial
	for trading	or loss	for-sale	(net)	liabilities
Fair value at 1 January 2011 (audited)	2.8	0.4	22.8	1.0	–
Gains less losses / (losses net of gains)
recognised in profit or loss for the period	–	0.8	4.0	(0.1)	–
Gains less losses recognised in other
comprehensive income	–	–	0.8	–	–
Initial recognition (purchase or issue)	0.3	9.1	19.9	–	21.9
Derecognition (sale or settlement)	(1.2)	–	(9.7)	–	–
Acquisition of subsidiary	2.1	–	7.7	–	–
Transfers out of Level 3 to other Levels	–	(0.4)	(1.6)	–	–
Transfers out of Level 3 due to
reclassification from fair-valued
financial instruments	–	–	(0.3)	–	–
Fair value at 30 September 2011	4.0	9.9	43.6	0.9	21.9
Unrealised gains less losses
recognised in profit or loss or other
comprehensive income for the
current period for instruments held
at 30 September 2011	–	0.8	0.8	(0.1)	–

Transfers between levels

During the period ended 30 September 2012, the financial assets held for trading were transferred from Level 2 to Level 1 in the amount of RUR 1.3 billion as their fair values became determined using market quotes. Previously their fair values were estimated on the market internal model basis.

During the period ended 30 September 2012, the Group transferred financial assets available-for-sale from Level 2 to Level 3 of the fair value hierarchy in the carrying amount of RUR 78.9 billion. The reason for the transfers from Level 2 to Level 3 is that inputs to the valuation models became non-observable and the fair value of the instruments is determined incorporating significant non market-observable inputs.

During the period ended 30 September 2012, the Group transferred financial assets available-for-sale from Level 3 to Level 1 of the fair value hierarchy in the carrying amount of RUR 0.8 billion. The reason for the transfer from Level 3 to Level 1 is the change in the basis of valuation of the fair value due to the appearance of the active market for these instruments.

During the period ended 30 September 2012, the Group transferred financial assets available-for-sale from Level 3 to Level 2 of the fair value hierarchy in the carrying amount of RUR 1.2 billion. The reason for the transfers from Level 3 to Level 2 is that inputs to the valuation models became observable. Prior to transfer, the fair value of the instruments was determined incorporating significant non market-observable inputs.

There have been no significant transfers from Level 1 to Level 2 during the period ended 30 September 2012.

During the period ended 30 September 2011, the Group transferred financial assets designated as at fair value through profit or loss and financial assets available-for-sale from Level 3 to Level 2 of the fair value hierarchy in the carrying amount of RUR 2.0 billion. The reason for the transfers from Level 3 to Level 2 is that inputs to the valuation models became observable. Prior to transfer, the fair value of the instruments was determined incorporating significant non market-observable inputs.

Transfers out of Level 3 due to reclassification from fair-valued financial instruments relate to the recognition of existence of significant influence or control leading to the change in valuation or to the change in classification to the financial instruments categories, that are not valued at fair value under IFRS.

There have been no transfers between Level 1 and Level 2 during the period ended 30 September 2011.

32

VTB Bank Selected notes to the Interim Condensed Consolidated Financial Statements – 30 September 2012 (continued) (in billions of Russian Roubles)

31.	Related Party Transactions

Parties are considered to be related if one party has the ability to control the other party or exercise significant influence over the other party in making financial or operational decisions as defined by IAS 24 Related Party Disclosures. In considering each possible related party relationship, attention is directed to the substance of the relationship, not merely the legal form.

Transactions and balances with related parties comprise transactions and balances with Russian government-related entities (both directly and indirectly) and associates and joint ventures and are stated in the tables below:

Statements of financial position

	30 September 2012		31 December
	(unaudited)		2011
		Associates		Associates
	Government-	and joint	Government-	and joint
	related	ventures	related	ventures
	entities	and other	entities	and other
Assets
Cash and short-term funds	143.8	–	174.4	–
Mandatory cash balances with central banks	53.4	–	58.7	–
Financial assets at fair value through profit or loss	211.0	–	308.0	–
Financial assets pledged under repurchase
agreements and loaned financial assets	374.6	–	191.4	–
Due from other banks	14.1	0.2	97.1	2.1
Loans and advances to customers	670.3	93.4	778.7	27.0
Allowance for loan impairment	(23.2)	(3.9)	(20.3)	(0.6)
Financial assets available-for-sale	24.5	–	19.4	–
Investment securities held-to-maturity	6.6	–	31.6	–
Liabilities
Due to other banks	244.1	1.2	176.0	0.3
Customer deposits	1,131.8	10.4	1,269.7	8.4
Other borrowed funds	661.9	–	558.7	–
Subordinated debt	209.1	–	207.0	–
Other liabilities	32.3	0.3	35.6	0.2
Credit Related Commitments
Guarantees issued	253.6	1.1	238.7	1.6
Undrawn credit lines	0.6	–	1.8	–
Import letters of credit	7.8	–	4.2	–
Commitments to extend credit	5.5	–	0.7	–

Income statements

	For the nine-month period
	ended 30 September
	(unaudited)
	2012	2011
Interest income
Loans and advances to customers	59.3	24.8
Securities	14.1	12.7
Due from other banks	0.9	2.1
Interest expense
Customer deposits	(44.8)	(21.3)
Due to other banks and other borrowed funds	(33.6)	(2.8)
Subordinated debt	(12.8)	(12.0)
(Provision charge) / recovery of provision for impairment	(6.0)	1.9

For the nine month-period ended 30 September 2012, the total remuneration of the directors and key management personnel of the Group including pension contributions amounted to RUR 5.0 billion (30 September 2011: RUR 3.5 billion). Key management personnel include VTB Supervisory Board, VTB Management Board, VTB Statutory Audit Committee and key management of subsidiaries. Loans to the directors and key management personnel as at 30 September 2012 amounted to RUR 1.0 billion (31 December 2011: RUR 0.4 billion). Compensation to key management consists of short-term employee benefits and share-based payments.

33

VTB Bank Selected notes to the Interim Condensed Consolidated Financial Statements – 30 September 2012 (continued) (in billions of Russian Roubles)

32.	Consolidated Subsidiaries and Business Combinations

The principal subsidiaries included in these interim condensed consolidated financial statements are presented in the table below:

			Percentage of ownership
			30 September
		Country of	2012	31 December
Name	Activity	registration	(unaudited)	2011
Subsidiaries:
“VTB Bank (Austria)” AG	Banking	Austria	100.00%	100.00%
“Russian Commercial Bank (Cyprus) Limited”	Banking	Cyprus	60.00%	60.00%
“VTB Bank”, PJSC (Ukraine)	Banking	Ukraine	99.97%	99.97%
“VTB Bank (Armenia)”, CJSC	Banking	Armenia	100.00%	100.00%
“VTB Bank (Georgia)”, JSC	Banking	Georgia	96.31%	96.31%
“VTB Bank (Belarus)”, CJSC	Banking	Belarus	71.42%	71.42%
“Bank VTB 24”, CJSC	Banking	Russia	100.00%	100.00%
“TransCreditBank”, JSC	Banking	Russia	99.66%	74.62%
“Bank of Moscow”, OJSC	Banking	Russia	95.52%	94.85%
“Leto Bank”, OJSC
(former “Bezhitsa-Bank”, OJSC)	Banking	Russia	100.00%	100.00%
“Bank Moscow-Minsk”, OJSC	Banking	Belarus	100.00%	100.00%
“BM Bank”, Ltd	Banking	Ukraine	100.00%	100.00%
“Mosvodokanalbank”, OJSC	Banking	Russia	n/a	65.87%
“Bank of Moscow - Belgrade”, OJSC	Banking	Serbia	100.00%	100.00%
“Russian National Commercial Bank”, OJSC	Banking	Russia	98.78%	n/a
“VTB Bank (Deutschland)”, AG	Banking	Germany	100.00%	100.00%
“Bank VTB (Kazakhstan)”, JSC	Banking	Kazakhstan	100.00%	100.00%
“VTB Bank (Azerbaijan)”, OJSC	Banking	Azerbaijan	51.00%	51.00%
“VTB Bank (France)”, SA	Banking	France	96.22%	96.22%
“VTB Capital”, Plc	Banking	Great Britain	95.54%	95.54%
“Banco VTB Africa S.A.”	Banking	Angola	66.00%	66.00%
	Plastic cards
“Multicarta”, Ltd	(processing)	Russia	100.00%	100.00%
“ITC Consultants (Cyprus)”, Ltd	Finance	Cyprus	100.00%	100.00%
“VB-Service”, Ltd	Commerce	Russia	100.00%	100.00%
“Almaz-Press”, CJSC	Publishing	Russia	100.00%	100.00%
“VTB-Leasing”, OJSC	Leasing	Russia	100.00%	100.00%
“Embassy Development Limited”	Finance	Jersey	100.00%	100.00%
“VTB-Development”, CJSC	Development	Russia	100.00%	100.00%
“VTB Europe Strategic Investments Limited”	Investment	Great Britain	100.00%	100.00%
“Nevsky Property”, Ltd	Property	Cyprus	100.00%	100.00%
“Business-Finance”, Ltd	Finance	Russia	100.00%	100.00%
“VTB Dolgovoi centre”, LLC
(former “VTB Dolgovoi centre”, CJSC)	Finance	Russia	100.00%	100.00%
“VTB DC”, Ltd	Finance	Russia	100.00%	100.00%
“Sistema Leasing 24”, CJSC	Finance	Russia	100.00%	100.00%
“VTB-Capital”, CJSC	Finance	Russia	100.00%	100.00%
“Insurance Company VTB-Insurance”, Ltd	Insurance	Russia	100.00%	100.00%
“VTB-Leasing Ukraine”, Ltd	Leasing	Ukraine	100.00%	100.00%
“Capablue”, Ltd	Leasing	Ireland	100.00%	100.00%
“VTB Leasing (Europe)”, Ltd	Leasing	Cyprus	100.00%	100.00%
“VTB-Leasing Finance”, Ltd	Finance	Russia	99.99%	99.99%
“VTB-Leasing”, Ltd	Leasing	Belarus	99.00%	99.00%
“VTB-Leasing Capital”, Ltd	Finance	Ireland	100.00%	100.00%
“VTB Specialized Depository”, CJSC	Finance	Russia	100.00%	100.00%
“VTB Capital Asset Management”, CJSC	Finance	Russia	19.00%	19.00%
“Holding VTB Capital”, CJSC	Finance	Russia	100.00%	100.00%
“VTB Factoring”, Ltd	Factoring	Russia	100.00%	100.00%
“Financial Assistant”, CJSC	Finance	Russia	100.00%	100.00%
“VTB Registrar”, CJSC	Finance	Russia	100.00%	100.00%
“Hals-Development”, OJSC	Real Estate	Russia	51.24%	51.24%
“M”, CJSC	Real Estate	Russia	100.00%	100.00%
“Sistemapsys S.a.r.l.”	Development	Luxembourg	100.00%	n/a
“Hals-Technopark”, CJSC	Real Estate	Russia	100.00%	n/a
“StroyPromObyekt”, JSC	Real Estate	Russia	100.00%	n/a
“VTB Arena”, CJSC	Real Estate	Russia	75.00%	77.30%
“VTB Real Estate”, LLC	Real Estate	Russia	100.00%	100.00%
“Hotel and Office Complex ”Peking”, OJSC	Real Estate	Russia	100.00%	100.00%
“Citer Invest”, B.V.	Real Estate	Netherlands	50.50%	50.50%
“VTB Pension administrator”, Ltd	Finance	Russia	100.00%	100.00%
“Consolidated companies”, OJSC	Winery	Russia	100.00%	100.00%
“Orenburgskaya burovaya companiya”, Ltd	Oil and gas	Russia	53.30%	n/a
“Pension Reserve”, Ltd	Finance	Russia	100.00%	n/a

34

VTB Bank Selected notes to the Interim Condensed Consolidated Financial Statements – 30 September 2012 (continued) (in billions of Russian Roubles)

32.	Consolidated Subsidiaries and Business Combinations (continued)

In January 2012, the Group obtained 100% control in “Sistemapsys S.a.r.l.” by purchasing additional 50% for RUR 1.3 billion from the third parties which are not related to the Group. As a result of the acquisition the Group recognised goodwill in the amount of RUR 0.7 billion and loss from disposal of associate of RUR 0.4 billion due to the fair valuation of previously held share in the subsidiary.

In February 2012, the Group obtained 84.91% controlling share in “Russian National Commercial Bank”, OJSC by purchasing additional 45.11% for RUR 0.4 billion from the third parties which are not related to the Group. As a result of acquisition the Group recognised an excess of fair value of the acquired net assets over cost in the amount of RUR 0.1 billion in Other operating income and non-controlling interests of RUR 0.2 billion. In June 2012, the Group increased its share in “Russian National Commercial Bank”, OJSC to 96.80%. In August 2012, the Group's interest in the share capital of “Russian National Commercial Bank”, OJSC increased from 96.80% to 98.78%.

In February 2012, CBR registered an additional share issue of “TransCreditBank”, JSC that increased its share capital to RUR 4.3 billion. The Group purchased the whole share issue, representing 334,373,607 shares, at price of RUR 22.69 per share for total amount of RUR 7.6 billion and increased its share in “TransCreditBank”, JSC to 77.86%. As a result of the additional share issue non-controlling interests have increased by RUR 0.3 billion. In September 2012 VTB increased its stake in “TransCreditBank”, JSC to 99.66% from 77.86% by purchasing 571,650,529 ordinary shares at price of RUR 38.67 per share under the purchase agreement with a related party to the Group to acquire a non-controlling interest share in “TransCreditBank”, JSC held by this related party. As a result of the non-controlling interests have decreased by RUR 11.7 billion.

In March 2012, “VTB Dolgovoi centre”, CJSC was reorganised in “VTB Dolgovoi centre”, LLC according to the Group’s decision.

In March 2012, the non-controlling shareholders of “VTB Arena”, CJSC partially exercised their right to buy 33,812 additional shares issued with notional amount of RUR 24,010, which resulted in the increase of non-controlling interests by RUR 0.1 billion and decrease of VTB's ownership in “VTB Arena”, CJSC from 77.3% to 76.91%.

In August 2012, the non-controlling shareholders of “VTB Arena”, CJSC exercised their right to buy 28,177 additional shares issued with notional amount of RUR 24,010, which resulted in the decrease of VTB's ownership in “VTB Arena”, CJSC from 76.91% to 75.00% minus 1 share.

In the second quarter 2012, “VTB Arena”, CJSC has granted debt relief of RUR 1.4 billion to its subsidiary in which non-controlling interests have significant influence which resulted in the increase of non-controlling interests by RUR 0.3 billion.

In April 2012, the Group has increased its share to 94.87% in “Bank of Moscow”, OJSC following its voluntary offer to shareholders of “Bank of Moscow”, OJSC made in March 2012. Only shareholders who held their shares at the date VTB made its acquisition of the Moscow city government’s stake in “Bank of Moscow”, OJSC were eligible. The offer therefore applied to 1,030 shareholders of “Bank of Moscow”, OJSC, holding up to 0.05% of the bank’s shares. Less than 80 shareholders accepted the offer and sold 75,700 shares of “Bank of Moscow”, OJSC for a total consideration of RUR 0.1 billion.

In July 2012, the Group obtained 100% control in former associate “Pension Reserve”, Ltd by purchasing additional 81% of shares from the third parties, which are not related to the Group, for RUR 0.3 billion. As a result of the acquisition the Group recognised goodwill in the amount of RUR 0.2 billion.

In June 2012, the Group increased its ownership share in “Bank of Moscow”, OJSC to 95.52% by purchasing 1,745,965 shares from the non-controlling interests for RUR 1.6 billion which resulted in decreasing of non-controlling interests by RUR 1.5 billion.

In April 2012, the Group acquired 100% of the shares of JSC “StroyPromObyekt” for RUR 1.0 billion, which owns 50% of the shares of “Hals-Technopark”, JSC, a former associate of the Group. After the acquisition the Group owns 100% of the shares of “Hals-Technopark”, JSC.

In June 2012, the Group has increased its share in “Mosvodokanalbank”, OJSC to 92.74% by purchasing additional 26.87% for RUR 0.1 billion. In July 2012, the Group sold a 92.74% interest in the share capital of “Mosvodokanalbank”, OJSC for RUR 0.3 billion.

In September 2012, the Group sold its 96.36% share in “West Bridge”, CJSC to a third party for RUR 1.4 billion and recognised gain from disposal of subsidiary in the amount of RUR 0.1 billion.

In July 2012, the Group acquired 53.30% of the shares of “Orenburgskaya burovaya companiya”,Ltd for RUR 0.9 billion. The prefinal fair values of the acquiree’s identifiable assets of RUR 6.2 billion and liabilities of RUR 4.3 billions were based on results of an independent external appraisal at the acquisition date. The Group recognised a gain of RUR 0.1 billion as excess of the net identifiable assets acquired over the cost of investment.

35

VTB Bank Selected notes to the Interim Condensed Consolidated Financial Statements – 30 September 2012 (continued) (in billions of Russian Roubles)

33.	Capital Management and Capital Adequacy

The CBR requires banks to maintain a minimum capital adequacy ratio of 10.0% of risk-weighted assets, computed based on Russian accounting legislation. As at 30 September 2012 and 31 December 2011 the Bank’s capital adequacy ratio on this basis exceeded the statutory minimum.

The Group’s international risk based capital adequacy ratio, computed in accordance with the Basel Accord guidelines issued in 1988, with subsequent amendments including the amendment to incorporate market risks. These ratios exceeded the minimum ratio of 8.0% recommended by the Basel Accord as disclosed below:

	30 September
	2012	31 December
	(unaudited)	2011
Tier 1 capital
Share capital	113.1	113.1
Share premium	358.5	358.5
Treasury shares	(14.0)	(0.6)
Perpetual loan participation notes	30.9	–
Retained earnings	162.0	102.2
Unrealised gain on financial assets available-for-sale and cash flow hedge	1.9	7.9
Currency translation difference	8.7	11.0
Non-controlling interests	12.0	21.6
Deducted: Goodwill	(105.6)	(104.7)
Total Tier 1 capital	567.5	509.0
Tier 2 capital
Premises revaluation reserve	11.1	11.4
Subordinated debt	231.2	234.0
Total Tier 2 capital	242.3	245.4
Total capital before deductions	809.8	754.4
Deducted: Investments in the capital of other banks and financial institutions	(19.7)	(21.0)
Total capital after deductions	790.1	733.4
Risk-weighted assets
Credit risk	5,188.2	4,684.5
Market risks	934.7	971.4
Total risk-weighted assets	6,122.9	5,655.9
Tier 1 capital ratio to total risk-weighted assets	9.3%	9.0%
Total capital ratio to total risk-weighted assets	12.9%	13.0%

34.	Subsequent Events

In October 2012, "TransCreditBank", JSC fully repaid USD 320 million (RUR 10.0 billion) of the syndicated loan upon maturity.

In October 2012, VTB placed an additional issue of perpetual loan participation notes for the amount of USD 1,250 million (RUR 39.2 billion) (Note 23). This additional issue of perpetual loan participation notes was priced at 100.5% of its nominal value. In December 2012, VTB has paid in full amounts due on perpetual loan participation notes.

In October 2012, VTB issued Series BO-19 and Series BO-20 local stock exchange bonds in the amount of RUR 15.0 billion each maturing in October 2015 with a coupon rate of 8.41% p.a. payable quarterly.

In October 2012, VTB issued USD 35 million (RUR 1.1 billion) Series 20 Eurobonds under EMTN Programme 2 maturing in September 2014 with a coupon rate of 2.75% p.a. payable semi-annually.

In October 2012, VTB issued CNY 1,000 million (RUR 5.0 billion) Series 22 Eurobonds under EMTN Programme 2 maturing in October 2015 with a coupon rate of 4.5% p.a. payable semi-annually.

36

VTB Bank Selected notes to the Interim Condensed Consolidated Financial Statements – 30 September 2012 (continued) (in billions of Russian Roubles)

34.	Subsequent Events (continued)

In October 2012, VTB issued USD 1,500 million (RUR 47.2 billion) Series 21 Subordinated Eurobonds under EMTN Programme 2 maturing in October 2022 with a coupon rate of 6.95% p.a. payable semi-annually.

In October 2012, VTB repaid its Series 1 Eurobonds, which were issued under EMTN Programme 2, with the nominal value of USD 1,200 million (RUR 37.8 billion) upon maturity.

In October 2012, “TransCreditBank”, JSC redeemed a subordinated loan with nominal value of RUR 3.0 billion obtained from “RZhD”, JSC with original maturity in September 2017.

In October 2012, "Bank VTB 24", CJSC placed previously repaid at put option Series 1-IP local bonds in the total amount of RUR 11.1 billion maturing in December 2014 with a coupon rate of 8.65% p.a. payable quarterly.

In October 2012, "Bank VTB 24", CJSC placed previously repaid at put option Series 4 local bonds in the total amount of RUR 2.1 billion maturing in February 2014 with a coupon rate of 8.2% p.a. payable semi-annually.

During October and November 2012, "Bank VTB 24", CJSC placed previously repaid at put option Series 3 local bonds in the total amount of RUR 2.1 billion maturing in May 2013 with a coupon rate of 8% p.a. payable semi-annually.

In November 2012, “VTB Dolgovoi centre”, LLC ceased its operations as a subsidiary of VTB following the legal merger of “VTB Dolgovoi centre”, LLC and “VTB Pension administrator”, Ltd.

In November 2012, VTB repaid its Series 3 Eurobonds, which were issued under EMTN Programme 2, with the nominal value of RUR 30.0 billion upon maturity.

In November 2012 "VTB Capital Finance", LLC issued RUR 1.0 billion local bonds maturing in December 2013 with a floating coupon rate linked to the price of gold payable semi-annually.

In November 2012, "TransCreditFactoring" CJSC , the subsidiary of “TransCreditBank”, JSC, repaid its Series 2 local bonds with the nominal value of RUR 1.5 billion upon maturity.

In December 2012, “TransCreditBank”, JSC redeemed a subordinated loan with nominal value of RUR 0.3 billion obtained from non-state pension fund “Blagosostoyanie” upon maturity.

In December 2012 "VTB Capital Finance", LLC issued RUR 1.0 billion local bonds maturing in January 2014 with a floating coupon rate linked to the MICEX index payable semi-annually.

In December 2012, VTB repaid its Series 16 Eurobonds, which were issued under EMTN Programme 2, with the nominal value of USD 30 million (RUR 0.9 billion) billion upon maturity.

In December 2012, VTB issued AUD 500 million (RUR 16.1 billion) Series 23 Eurobonds under EMTN Programme 2 maturing in December 2017 with a coupon rate of 7.5% p.a.

During the fourth quarter of 2012, VTB issued Series 1-8 and Series 11 under Euro-Commercial Paper Programme (ECP) in the total amount of USD 336.7 million (RUR 10.6 billion) with a tenor up to 1 year.

In December 2012 "VTB Capital Finance", LLC issued RUR 1.0 billion local bonds maturing in June 2014 with a floating coupon rate linked to the price of gold payable semi-annually.

In December 2012 "VTB Capital Finance", LLC issued RUR 1.0 billion local bonds maturing in December 2013 with a floating coupon rate linked to the price of gold and USD-to-RUR exchange rate payable semi-annually.

37

VTB BANK Consolidated Financial Statements and Auditors’ Report For the years ended 31 December 2009 and 2008

VTB Bank Consolidated Financial Statements and Independent Auditor’s Report

CONTENTS

INDEPENDENT AUDITORS’ REPORT

CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	Principal Activities	7
2.	Operating Environment of the Group	7
3.	Basis of Preparation	8
4.	Summary of Principal Accounting Policies	13
5.	Significant Accounting Estimates and Judgements	26
6.	Reclassifications	27
7.	Cash and Short-Term Funds	30
8.	Financial Assets at Fair Value Through Profit or Loss	30
9.	Financial Assets Pledged under Repurchase Agreements and Loaned Financial Assets	32
10.	Due from Other Banks	32
11.	Loans and Advances to Customers	33
12.	Financial Assets Available-for-Sale	35
13.	Investments in Associates	35
14.	Investment Securities Held-to-Maturity	36
15.	Premises and Equipment	36
16.	Investment Property	37
17.	Intangible Assets and Goodwill	38
18.	Other Assets	40
19.	Due to Other Banks	40
20.	Customer Deposits	41
21.	Other Borrowed Funds	41
22.	Debt Securities Issued	42
23.	Subordinated Debt	44
24.	Other Liabilities	45
25.	Share Capital and Reserves	45
26.	Interest Income and Expense	46
27.	Gains Less Losses Arising from Financial Instruments at Fair Value Through Profit or Loss	46
28.	Fee and Commission Income and Expense	46
29.	Other Operating Income	47
30.	Staff Costs and Administrative Expenses	47
31.	Allowances for Impairment and Provisions	47
32.	Income Tax	49
33.	Basic and Diluted Earnings per Share	51
34.	Dividends	52
35.	Contingencies, Commitments and Derivative Financial Instruments	52
36.	Analysis by Segment	56
37.	Financial Risk Management	59
38.	Fair Values of Financial Instruments	85
39.	Related Party Transactions	89
40.	Consolidated Subsidiaries and Associates	91
41.	Business Combination and Disposal of Subsidiaries	93
42.	Capital Management and Capital Adequacy	95
43.	Subsequent Events	96

INDEPENDENT AUDITORS' REPORT

To the Supervisory Board and Shareholders of VTB Bank:

We have audited the accompanying consolidated financial statements of VTB Bank (“the Bank”) and its subsidiaries (together “the Group”), which comprise the consolidated statements of financial position as at 31 December 2009 and 2008, and the consolidated income statements, consolidated statements of comprehensive income, consolidated statements of cash flows and consolidated statements of changes in shareholders’ equity for the years then ended, and a summary of principal accounting policies and other explanatory notes.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with lnternational Financial Reporting Standards. This responsibility includes: designing, implementing and maintaining internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with lnternational Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Group as at 31 December 2009 and 2008, and its financial performance and its cash flows for the years then ended in accordance with lnternational Financial Reporting Standards.

25 March 2010

A member firm of Ernst & Young Global Limited

VTB Bank Consolidated Statements of Financial Position as of 31 December (in billions of Russian Roubles)

	Note	2009	2008
Assets
Cash and short-term funds	7	260.2	416.1
Mandatory cash balances with central banks		23.9	7.6
Financial assets at fair value through profit or loss	8	267.9	170.8
Financial assets pledged under repurchase agreements and
loaned financial assets	9	96.2	44.5
Due from other banks	10	345.6	308.0
Loans and advances to customers	11	2,309.9	2,555.6
Financial assets available-for-sale	12	24.9	23.9
Investments in associates	13	13.9	4.5
Investment securities held-to-maturity	14	11.7	20.7
Premises and equipment	15	65.9	60.8
Investment property	16	79.8	4.3
Intangible assets and goodwill	17	11.9	11.3
Deferred tax asset	32	31.4	9.3
Other assets	18	67.6	60.0
Total assets		3,610.8	3,697.4
Liabilities
Due to other banks	19	287.0	388.7
Customer deposits	20	1,568.8	1,101.9
Other borrowed funds	21	470.9	848.7
Debt securities issued	22	485.7	560.1
Deferred tax liability	32	7.0	5.5
Other liabilities	24	91.2	174.1
Total liabilities before subordinated debt		2,910.6	3,079.0
Subordinated debt	23	195.3	226.3
Total liabilities		3,105.9	3,305.3
Equity
Share capital	25	113.1	75.7
Share premium		358.5	215.8
Treasury shares		(0.4)	(0.4)
Unrealized gain on financial assets available-for-sale and cash
flow hedge		3.4	0.1
Premises revaluation reserve		11.8	14.2
Currency translation difference		13.2	13.1
Retained earnings		2.7	70.9
Equity attributable to shareholders of the parent		502.3	389.4

Non-controlling interests		2.6	2.7
Total equity		504.9	392.1
Total liabilities and equity		3,610.8	3,697.4

The notes № 1-43 form an integral part of these consolidated financial statements	1

VTB Bank Consolidated Income Statements for the Years Ended 31 December (in billions of Russian Roubles)

	Note	2009	2008
Interest income	26	373.7	245.2
Interest expense	26	(221.5)	(131.6)
Net interest income		152.2	113.6
Provision charge for impairment	31	(154.7)	(63.2)
Net interest (expense) / income after provision for impairment		(2.5)	50.4
(Losses net of gains) / gains less losses arising from financial
instruments at fair value through profit or loss	27	(21.3)	4.0
Gains less losses arising from extinguishment of liability	19, 22, 23	14.7	9.5
Gains less losses / (losses net of gains) from available-for-sale
financial assets		1.1	(1.6)
Losses on initial recognition of financial instruments and on loans
restructuring		(19.7)	–
Losses net of gains arising from dealing in foreign currencies		(12.4)	(64.7)
Foreign exchange translation gains less losses		26.6	67.0
Fee and commission income	28	25.5	19.4
Fee and commission expense	28	(4.5)	(3.1)
Share in income of associates		0.3	0.2
Provision charge for impairment of other assets and credit related
commitments	31	(1.7)	(1.5)
Income arising from non-banking activities		2.8	3.2
Other operating income	29	3.0	4.4
Net non-interest income		14.4	36.8
Operating income		11.9	87.2
Staff costs and administrative expenses	30	(76.4)	(67.5)
Expenses arising from non-banking activities		(1.1)	(1.4)
Impairment of goodwill	17, 41	(3.7)	(0.2)
Profit from disposal of subsidiaries and associates	41	1.0	–
(Loss) / profit before taxation		(68.3)	18.1

Income tax recovery / (expense)	32	8.7	(13.5)
Net (loss) / profit		(59.6)	4.6
Net (loss) / profit attributable to:
Shareholders of the parent		(63.4)	4.8
Non-controlling interests		3.8	(0.2)
Basic and diluted earnings per share
(expressed in Russian Roubles per share)	33	(0.00821)	0.00072

The notes № 1-43 form an integral part of these consolidated financial statements	2

VTB Bank Consolidated Statements of Comprehensive Income for the Years Ended 31 December (in billions of Russian Roubles)

	2009	2008
Net (loss) / profit for the period	(59.6)	4.6
Other comprehensive income:
Unrealized gain / (loss) on financial assets available-for-sale, net of tax	3.8	(1.3)
Cash flow hedges, net of tax	(0.4)	(0.8)
Revaluation of premises, net of tax	(1.0)	0.6
Actuarial gains less losses arising from difference between pension plan assets and
obligations	–	(0.5)
Effect of translation, net of tax	0.7	1.7
Reclassification adjustment of currency translation difference due to disposal of
subsidiary (Note 41)	(1.2)	–
Other comprehensive income for the period, net of tax	1.9	(0.3)
Total comprehensive income for the period	(57.7)	4.3
Total comprehensive income attributable to:
Shareholders of the parent	(61.0)	4.7
Non-controlling interests	3.3	(0.4)

The notes № 1-43 form an integral part of these consolidated financial statements	3

VTB Bank Consolidated Statements of Cash Flows for the Years Ended 31 December (in billions of Russian Roubles)

	Note	2009	2008
Cash flows from (used in) operating activities
Interest received		324.1	236.3
Interest paid		(219.1)	(120.2)
Income received / (losses incurred) on operations with financial instruments
at fair value through profit or loss		2.7	(8.0)
Income received from extinguishment of liability		7.4	–
Loss incurred on dealing in foreign currency		(37.4)	(33.2)
Fees and commissions received		25.7	18.5
Fees and commissions paid		(4.0)	(2.7)
Income arising from non-banking activities and other operating income
received		5.7	5.0
Staff costs, administrative expenses and expenses arising from non-
banking activities paid		(65.4)	(59.9)
Income tax paid		(13.2)	(14.6)
Cash flows from operating activities
before changes in operating assets and liabilities		26.5	21.2

Net decrease / (increase) in operating assets
Net (increase) / decrease in mandatory cash balances with central banks		(16.1)	13.1
Net (increase) / decrease in restricted cash		(0.3)	0.7
Net (increase) / decrease in financial assets at fair value
through profit or loss		(216.8)	115.2
Net increase in due from other banks		(17.2)	(23.9)
Net increase in loans and advances to customers		(65.4)	(888.9)
Net decrease / (increase) in other assets		9.8	(18.6)

Net (decrease) / increase in operating liabilities
Net decrease in due to other banks		(67.8)	(20.1)
Net increase in customer deposits		465.3	126.7
Net (decrease) / increase in promissory notes and deposit certificates
issued		(5.5)	66.5
Net (decrease) / increase in other liabilities		(10.5)	7.7
Net cash from (used in) operating activities		102.0	(600.4)
Cash flows from (used in) investing activities
Dividends received		0.2	1.3
Proceeds from sale or maturities of financial assets available-for-sale		69.2	25.7
Purchase of financial assets available-for-sale		(15.6)	(13.6)
Purchase of subsidiaries, net of cash acquired		(0.4)	(0.2)
Share issue to minorities		1.5	–
Decrease of share capital of subsidiaries, paid to minorities		(0.1)	–
Disposal of subsidiaries, net of cash disposed		(0.4)	–
Purchase of / contributions to associates		(4.8)	(0.4)
Purchase of non-controlling interest in subsidiaries		(0.2)	(7.8)
Purchase of investment securities held-to-maturity		(1.4)	(8.3)
Proceeds from redemption of investment securities held-to-maturity		3.4	–
Purchase of premises and equipment		(11.5)	(10.4)
Proceeds from sale of premises and equipment		1.6	2.6
Purchase of intangible assets		(0.8)	(0.8)
Net cash from (used in) investing activities		40.7	(11.9)

The notes № 1-43 form an integral part of these consolidated financial statements	4

VTB Bank Consolidated Statements of Cash Flows for the Years Ended 31 December (continued) (in billions of Russian Roubles)

	Note	2009	2008
Cash flows (used in) from financing activities
Dividends paid		(4.6)	(9.0)
Proceeds from issuance of local bonds		35.9	26.0
Repayment of local bonds		(4.9)	(7.6)
Buy-back of local bonds		(6.9)	(0.2)
Proceeds from sale of previously bought-back local bonds		6.3	–
Proceeds from issuance of Eurobonds		22.2	84.7
Repayment of Eurobonds		(116.4)	(68.8)
Buy-back of Eurobonds		(18.0)	(18.6)
Proceeds from sale of previously bought-back Eurobonds		1.1	–
Proceeds from syndicated loans		–	38.9
Repayment of syndicated loans		(38.4)	(27.2)
Proceeds from other borrowings		1,261.8	699.5
Repayment of other borrowings		(1,617.3)	(47.3)
Proceeds from share issue, less transaction costs		180.1	–
Proceeds from subordinated debt		–	200.0
Repayment of subordinated debt		–	(0.4)
Buy-back of subordinated debt		(6.4)	(3.9)
Proceeds from sale of treasury shares		–	0.1
Net cash (used in) from financing activities		(305.5)	866.2

Effect of exchange rate changes on cash and cash equivalents		6.6	36.0
Net (decrease) / increase in cash and cash equivalents		(156.2)	289.9
Cash and cash equivalents at the beginning of the year	7	415.0	125.1
Cash and cash equivalents at the end of the year	7	258.8	415.0

The notes № 1-43 form an integral part of these consolidated financial statements	5

VTB Bank Consolidated Statements of Changes in Shareholders’ Equity for the Years Ended 31 December 2009 and 2008 (in billions of Russian Roubles)

	Attributable to shareholders of the parent
				Unrealized
				gain on
				financial
				assets
				available-
				for-sale and	Premises	Currency			Non-
	Share	Share	Treasury	cash flow	revaluation	translation	Retained		controlling	Total
	capital	premium	shares	hedge	reserve	difference	earnings	Total	interests	equity
Balance at 1 January 2008	93.5	232.1	(0.5)	2.9	15.2	(25.7)	80.3	397.8	7.2	405.0
Effect of changes in functional
currency	(17.8)	(16.3)	–	(0.7)	(0.8)	37.0	(1.4)	–	–	–

Balance at 1 January 2008	75.7	215.8	(0.5)	2.2	14.4	11.3	78.9	397.8	7.2	405.0

Dividends declared	–	–	–	–	–	–	(9.0)	(9.0)	(0.6)	(9.6)

Treasury shares	–	–	0.1	–	–	–	–	0.1	–	0.1

Acquisition of subsidiaries	–	–	–	–	–	–	–	–	0.1	0.1

Acquisition of non-controlling
interests	–	–	–	–	–	–	(4.3)	(4.3)	(3.5)	(7.8)

Increase in share capital of
subsidiaries	–	–	–	–	–	–	0.1	0.1	(0.1)	–

Total comprehensive income
for the period	–	–	–	(2.1)	0.7	1.8	4.3	4.7	(0.4)	4.3

Transfer of premises
revaluation reserve upon
disposal or depreciation	–	–	–	–	(0.9)	–	0.9	–	–	–
Balance at 31 December
2008	75.7	215.8	(0.4)	0.1	14.2	13.1	70.9	389.4	2.7	392.1
Share issue (Note 25)	37.4	142.7	–	–	–	–	–	180.1	–	180.1

Acquisition of subsidiaries
(Note 41)	–	–	–	–	–	–	–	–	(2.8)	(2.8)

Increase in share capital of
subsidiaries	–	–	–	–	–	–	0.4	0.4	1.0	1.4

Acquisition of non-controlling
interests	–	–	–	–	–	–	(0.2)	(0.2)	–	(0.2)

Total comprehensive income
for the period	–	–	–	3.3	(1.0)	0.1	(63.4)	(61.0)	3.3	(57.7)

Transfer of premises
revaluation reserve upon
disposal or depreciation	–	–	–	–	(1.4)	–	1.4	–	–	–

Dividends declared (Note 34)	–	–	–	–	–	–	(3.0)	(3.0)	(1.6)	(4.6)

Put options over non-
controlling interests (Note
24)	–	–	–	–	–	–	(3.4)	(3.4)	–	(3.4)
Balance at 31 December
2009	113.1	358.5	(0.4)	3.4	11.8	13.2	2.7	502.3	2.6	504.9

6

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

1.	Principal Activities

VTB Bank and its subsidiaries (the “Group”) comprise Russian and foreign commercial banks, and other companies and entities controlled by the Group.

VTB Bank, formerly known as Vneshtorgbank (the “Bank”, or “VTB”), was formed as Russia’s foreign trade bank under the laws of the Russian Federation on 17 October 1990. In 1998, following several reorganisations, VTB was reorganized into an open joint stock company. In October 2006 the Group started re-branding to change its name from Vneshtorgbank to VTB. Simultaneously, the names of some of VTB’s subsidiaries were changed as presented in Note 40. In March 2007, the Bank for Foreign Trade was renamed into “VTB Bank” (open joint-stock company).

On 2 January 1991, VTB received a general banking license (number 1000) from the Central Bank of the Russian Federation (CBR). In addition, VTB holds licenses required for trading and holding securities and engaging in other securities-related activities, including acting as a broker, a dealer and a custodian, and providing asset management and special depositary services. VTB and other Russian Group banks are regulated and supervised by the CBR and the Federal Financial Markets Service. Foreign Group banks operate under the bank regulatory regimes of their respective countries.

On 29 December 2004, the Bank became a member of the obligatory deposit insurance system provided by the State Corporation “Deposit Insurance Agency”. The main retail subsidiary bank - VTB 24, CJSC is also a member of the obligatory deposit insurance system provided by the State Corporation “Deposit Insurance Agency” since 22 February 2005. OJSC “Bank VTB North-West” (former OJSC “Industry & Construction Bank”), a subsidiary acquired at the end of 2005, is also a member of the obligatory deposit insurance system since 11 January 2005. The State deposit insurance scheme implies that the State Corporation “Deposit Insurance Agency” guarantees repayment of individual deposits up to the maximum total amount of guaranteed payment of RUR 700 thousand with a 100% compensation of deposited amount from 1 October 2008.

On 5 October 2005, VTB re-registered its legal address to 29 Bolshaya Morskaya Street, Saint-Petersburg 190000, Russian Federation. VTB’s Head Office is located in Moscow.

A list of major subsidiaries and associates included in these consolidated financial statements is provided in Note 40.

The Group operates predominantly in the commercial banking sector. This includes deposit taking and commercial lending in freely convertible currencies and in Russian Roubles, support of clients’ export/import transactions, foreign exchange, securities trading, and trading in derivative financial instruments. The Group’s operations are conducted in both Russian and international markets. The Group’s operations are not subject to seasonal fluctuations. The Group conducts its banking business in Russia through VTB as a parent and 2 subsidiary banks with its network of 81 full service branches, including 55 branches of VTB, 9 branches of VTB 24 and 17 branches of VTB North-West, located in major Russian regions. The Group operates outside Russia through 12 bank subsidiaries, located in the Commonwealth of Independent States (“CIS”) (Armenia, Ukraine, Belarus, Kazakhstan and Azerbaijan), Europe (Austria, Cyprus, Germany, France and Great Britain), Georgia, Africa (Angola) and through 3 representative offices located in Italy, China and the Kyrgyz Republic and through 2 VTB branches in China and India and 2 branches of “VTB Capital”, Plc in Singapore and Dubai.

VTB’s majority shareholder is the Russian Federation state, acting through the Federal Property Agency, which holds 85.50% of VTB’s issued and outstanding shares at 31 December 2009 (31 December 2008: 77.47%).

The number of employees of the Group at 31 December 2009 was 40,447 (31 December 2008: 41,992).

Unless otherwise noted herein, all amounts are expressed in billions of Russian Roubles rounded off to one decimal.

2.	Operating Environment of the Group

Russia continues economic reforms and development of its legal, tax and regulatory frameworks as required by a market economy. The future stability of the Russian economy is largely dependent upon these reforms and developments and the effectiveness of economic, financial and monetary measures undertaken by the government.

The Russian economy is vulnerable to market downturns and economic slowdowns elsewhere in the world. The global financial crisis has resulted in a decline in the gross domestic product, capital markets instability, significant deterioration of liquidity in the banking sector, increased unemployment in Russia, reduced corporate liquidity and profitability, and increased corporate and personal insolvencies and tighter credit conditions within Russia. While the Russian Government has introduced a range of stabilization measures, including these aimed at providing liquidity to Russian banks and companies, there continues to be uncertainty regarding the access to capital and cost of capital for the Group and its counterparties, which could affect the Group’s financial position, results of operations and business prospects.

7

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

2.	Operating Environment of the Group (continued)

Subject to fluctuations in prices in global and Russian securities markets, the Group may face a significant decrease in the values of securities, which may have a material negative impact on the financial result of the Group. To the extent that information is available, the Group has reflected revised estimates of expected future cash flows in its impairment assessment.

Also, the borrowers of the Group may be affected by the deterioration in liquidity, which could in turn impact their ability to repay the amounts due to the Group. Due to the fall in securities markets, the Group may face a significant decrease in the values of securities pledged as collateral against loans extended by the Group. The Group also bears the risk of adverse effect from the credit related commitments as a result of deterioration in the market situation. To the extent that information is available, the Group has reflected revised estimates of expected future cash flows in its impairment assessment.

While management believes it is taking appropriate measures to support the sustainability of the Group’s business in the current circumstances, unexpected further deterioration in the areas described above could negatively affect the Group’s results and financial position in a manner not currently determinable.

3.	Basis of Preparation General

These consolidated financial statements (“financial statements”) have been prepared in accordance with International Financial Reporting Standards (“IFRS”). The Bank and its subsidiaries and associates maintain their accounting records in accordance with regulations applicable in their country of registration. These financial statements are based on those accounting books and records, as adjusted and reclassified to comply with IFRS.

These financial statements have been prepared under the historical cost convention, as modified by the initial recognition of financial instruments based on fair value, revaluation of premises and investment properties, available-for-sale financial assets, and financial instruments categorized as at fair value through profit or loss. The principal accounting policies applied in the preparation of these financial statements are set out below in Note 4. These policies have been consistently applied to all the periods presented, unless otherwise stated.

The national currency of the Russian Federation, where the Bank is domiciled, is the Russian Rouble (RUR). Historically, for the purpose of preparation of IFRS financial statements, the Management of the Bank selected the United States Dollar (USD) as the functional currency.

In 2007, the Bank performed a re-assessment of its functional currency for the purposes of International Accounting Standard 21 “The Effects of Changes in Foreign Exchange Rates” (IAS 21) due to the following reasons:

  The Rouble share of the Bank’s assets and liabilities is constantly increasing;
  The Bank’s customer base is expanding to include more Russian corporations and individuals, whose revenues are generated in Russian Roubles;
  The Russian Rouble is the currency of the primary economic environment in which the Bank operates.

As a result, the Bank changed the functional currency of the Bank from the USD to the Russian Rouble (RUR) starting from 1 January 2008.

In accordance with IAS 21 “The Effects of Changes in Foreign Exchange Rates”, the change in the functional currency was accounted for prospectively from 1 January 2008.

These financial statements are presented in Russian Roubles (RUR), the national currency of the Russian Federation, where the Bank is domiciled. Historically, for the purpose of presentation of IFRS financial statements, the Management of the Group used the United States Dollar (USD). Starting from 1 January 2009 the Management of the Group has decided to use Russian Roubles as the presentation currency and translated the comparative data for the purpose of these financial statements at the applicable exchange rates in accordance with International Accounting Standard 21 “The Effects of Changes in Foreign Exchange Rates”.

Changes in accounting policies

The accounting policies adopted are consistent with those of the previous financial year, except for the certain new standards and interpretations, which became effective for the Group from 1 January 2009, and certain revised standards, early adopted by the Group, as described below:

IAS 1 “Presentation of Financial Statements” (revised September 2007; effective for annual periods beginning on or after 1 January 2009). The main change in IAS 1 is the replacement of the statement of income by a statement of comprehensive income, which also includes all non-owner changes in equity, such as the revaluation of available-for-sale financial assets. Alternatively, entities are allowed to present two statements: a separate income statement and a statement of comprehensive income.

8

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

3.	Basis of Preparation (continued)

Changes in accounting policies (continued)

The Group has opted to present two separate statements: income statement and statement of comprehensive income. As a result of other changes the Group has presented the statement of financial position previously referred as the balance sheet.

IFRS 7 “Financial Instruments: Disclosures” - Amendment “Improving Disclosures about Financial Instruments” (effective for annual periods beginning on or after 1 January 2009). The amended standard requires additional disclosure about fair value measurement and liquidity risk. Fair value measurements are to be disclosed by source of inputs using a three level hierarchy for each class of financial instrument. In addition, reconciliation between the beginning and ending balance for Level 3 fair value measurements is now required, as well significant transfers between Level 1 and Level 2 fair value measurements. The amendments also clarify the requirements for liquidity risk disclosures. The Group is presenting the fair value measurement disclosures in these financial statements as shown in Note 38 with relative comparative information.

IFRS 8 “Operating segments” (effective for periods beginning on or after 1 January 2009) – The Standard applies to entities whose debt or equity instruments are traded in a public market or that file, or are in the process of filing, their financial statements with a regulatory organization for the purpose of issuing any class of instruments in a public market. IFRS 8 requires an entity to report financial and descriptive information about its operating segments on a similar basis to that used for internal reporting purposes. The Management of the Group has determined the operating segments as shown in Note 36 and presented the revised comparative information.

IAS 23 “Borrowing Costs” (effective for periods beginning on or after 1 January 2009) – A revised IAS 23 was issued in March 2007. The standard has been revised to require capitalization of borrowing costs when such costs relate to a qualifying asset. A qualifying asset is an asset that necessarily takes a substantial period of time to get ready for its intended use or sale. In accordance with the transitional requirements in the Standard, the Group has adopted this as a prospective change. Accordingly, borrowing costs are capitalized on qualifying assets with a commencement date on or after 1 January 2009. No changes have been made for borrowing costs incurred to this date that have been expensed.

IAS 32 “Financial Instruments: Presentation” and IAS 1 “Presentation of Financial Statements” – “Puttable Financial Instruments” (effective for annual periods beginning on or after 1 January 2009) – Amendment was issued in February 2008 and requires certain puttable financial instruments and obligations arising on liquidation to be classified as equity if certain criteria are met. The revised IAS 1 requires disclosure of certain information relating to puttable instruments classified as equity. These amendments had no impact on the financial statements of the Group.

IFRS 3 “Business Combinations” (effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after 1 July 2009) – The revised IFRS 3 allows entities to choose to measure non-controlling interests using the existing IFRS 3 method (proportionate share of the acquiree’s identifiable net assets) or at fair value. The revised IFRS 3 is more detailed in providing guidance on the application of the purchase method to business combinations. The requirement to measure at fair value every asset and liability at each step in a step acquisition for the purposes of calculating a portion of goodwill has been removed. Instead, in a business combination achieved in stages, the acquirer has to remeasure its previously held equity interest in the acquiree at its acquisition-date fair value and recognise the resulting gain or loss, if any, in profit or loss. Acquisition-related costs should be accounted separately from the business combination and therefore recognised as expenses rather than included in goodwill. An acquirer has to recognise at the acquisition date a liability for any contingent purchase consideration. Changes in the value of that liability after the acquisition date are recognised in accordance with other applicable IFRSs, as appropriate, rather than by adjusting goodwill. The revised IFRS 3 brings into its scope business combinations involving only mutual entities and business combinations achieved by contract alone. The Group early adopted revised IFRS 3 from 1 January 2009.

IAS 27 “Consolidated and Separate Financial Statements” (effective for annual periods beginning on or after 1 July 2009) – The revised IAS 27 requires an entity to attribute total comprehensive income to the owners of the parent and to the non-controlling interests (previously “minority interests”) even if this results in the non-controlling interests having a deficit balance (the current standard requires the excess losses to be allocated to the owners of the parent in most cases). The revised standard specifies that changes in a parent’s ownership interest in a subsidiary that do not result in the loss of control must be accounted for as equity transactions – which is in line with current Group accounting policies. It also specifies how an entity should measure any gain or loss arising on the loss of control of a subsidiary. At the date when control is lost, any investment retained in the former subsidiary will have to be measured at its fair value. The Group early adopted the revised IAS 27 from 1 January 2009.

9

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

3.	Basis of Preparation (continued)

Changes in accounting policies (continued)

“Improvements to International Financial Reporting Standards” (issued in May 2008) – In 2007, the International Accounting Standards Board decided to initiate an annual improvements project as a method of making necessary, but non-urgent, amendments to IFRS. The first omnibus of amendments consists of a mixture of substantive changes, clarifications, and changes in terminology in various standards. The substantive changes relate to the following areas: classification as held for sale under IFRS 5 in case of a loss of control over a subsidiary; possibility of presentation of financial instruments held for trading as non-current under IAS 1; accounting for sale of IAS 16 assets, which were previously held for rental and classification of the related cash flows under IAS 7 as cash flows from operating activities; clarification of definition of a curtailment under IAS 19; accounting for below market interest rate government loans in accordance with IAS 20; making the definition of borrowing costs in IAS 23 consistent with the effective interest method; clarification of accounting for subsidiaries held for sale under IAS 27 and IFRS 5; reduction in the disclosure requirements relating to associates and joint ventures under IAS 28 and IAS 31; enhancement of disclosures required by IAS 36; clarification of accounting for advertising costs under IAS 38; amending the definition of the fair value through profit or loss category to be consistent with hedge accounting under IAS 39; introduction of accounting for investment properties under construction in accordance with IAS 40; and reduction in restrictions over manner of determining fair value of biological assets under IAS 41. Further amendments made to IAS 8, 10, 18, 20, 29, 34, 40, 41 and to IFRS 7 represent terminology or editorial changes only, which the IASB believes have no or minimal effect on accounting. The amendments had no material effect on Group’s financial statements except:

  IAS 40 “Investment Property” (and consequential amendments to IAS 16) – Property that is under construction or development for future use as investment property is brought within the scope of the revised IAS 40. Where the fair value model is applied, such property is measured at fair value. Where the fair value of investment property under construction is not reliably measurable, the property is measured at cost until the earlier of the date construction is completed or the date, at which the fair value becomes reliably measurable. The Group applied the amendment prospectively from 1 January 2009.
  IAS 20 “Accounting for Government Grants and Disclosure of Government Assistance” – IAS 20 has been amended to require that loans received from the government that have a below-market rate of interest be recognized and measured in accordance with IAS 39 “Financial Instruments: Recognition and Measurement”. The benefit of the government loan is measured at the inception of the loan as the difference between the cash received and the amount at which the loan is initially recognised in the statement of financial position. This benefit is accounted for in accordance with IAS 20. The amendment is early applied by the Group to government loans received on or after 1 January 2008.
  IAS 16 “Property, Plant and Equipment” (and consequential amendments to IAS 7) – Under the amended standard, entities that routinely sell assets previously held for rental are required to classify such assets as inventories from the point that the assets cease to be leased and become held for sale, while the proceeds from sale are recognised as revenue. The rent and proceeds from sale have to be classified as cash flows from operating activities. The Group amended its accounting policies accordingly.

IFRS 1 “First-time Adoption of IFRS” and IAS 27 “Consolidated and Separate Financial Statements” – “Cost of an Investment in a Subsidiary, Jointly Controlled Entity or Associate” (revised in May 2008; effective for annual periods beginning on or after 1 January 2009) – The amendment allows first-time adopters of IFRS to measure investments in subsidiaries, jointly controlled entities or associates at fair value or at previous GAAP carrying value as deemed cost in the separate financial statements. The amendment also requires distributions from pre-acquisition net assets of investees to be recognized in profit or loss rather than as a recovery of the investment. The amendment has no impact on the Group’s financial statements.

IAS 39 “Financial Instruments: Recognition and Measurement” and IFRIC 9 “Reassessment of Embedded Derivatives” – “Embedded Derivatives” (issued in March 2009) – The amendments clarify that on reclassification of a financial asset out of the ‘at fair value through profit or loss’ category, all embedded derivatives have to be assessed and, if necessary, separately accounted for. The amendment did not have any impact on the Group’s financial statements.

IFRS 2 “Share-based Payments” – “Vesting Conditions and Cancellations” (issued in January 2008, effective for periods beginning on or after 1 January 2009) – Amendment restricts the definition of “vesting condition” to a condition that includes an explicit or implicit requirement to provide services. Any other conditions are non-vesting conditions, which have to be taken into account to determine the fair value of the equity instruments granted. In the case that the award does not vest as the result of a failure to meet a non-vesting condition that is within the control of either the entity or the counterparty, this must be accounted for as a cancellation. The Group has not entered into share-based payment schemes and, therefore, the amendment has no impact on the Group’s financial statements.

10

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

3.	Basis of Preparation (continued)

Changes in accounting policies (continued)

IFRIC 13 “Customer Loyalty Programmes” (effective for annual periods beginning on or after 1 July 2008) – IFRIC Interpretation 13 was issued in June 2007. This Interpretation requires customer loyalty award credits to be accounted for as a separate component of the sales transaction, in which they are granted and therefore part of the fair value of the consideration received is allocated to the award credits and deferred over the period that the award credits are fulfilled. This interpretation has no material impact on the Group's financial statements.

IFRIC 15 “Agreements for the Construction of Real Estate” (effective for annual periods beginning on or after 1 January 2009) – The interpretation applies to the accounting for revenue and associated expenses by entities that undertake the construction of real estate directly or through subcontractors, and provides guidance for determining whether agreements for the construction of real estate are within the scope of IAS 11 or IAS 18. It also provides criteria for determining when entities should recognize revenue on such transactions. This interpretation has no material impact on the Group's financial statements.

IFRIC 16 “Hedges of a Net Investment in a Foreign Operation” (effective for annual periods beginning on or after 1 October 2008) – The interpretation explains which currency risk exposures are eligible for hedge accounting and states that translation from the functional currency to the presentation currency does not create an exposure, to which hedge accounting could be applied. The IFRIC allows the hedging instrument to be held by any entity or entities within a group except the foreign operation that itself is being hedged. The interpretation also clarifies how the gain or loss recycled from the currency translation reserve to profit or loss is calculated on disposal of the hedged foreign operation. Reporting entities apply IAS 39 to discontinue hedge accounting prospectively when their hedges do not meet the criteria for hedge accounting in IFRIC 16. The Group’s financial statements were not affected by application of this interpretation.

IFRIC 18 “Transfers of Assets from Customers” (effective for transfers received on or after 1 July 2009) – The interpretation clarifies the accounting for transfers of assets from customers, namely, the circumstances, in which the definition of an asset is met; the recognition of the asset and the measurement of its cost on initial recognition; the identification of the separately identifiable services (one or more services in exchange for the transferred asset); the recognition of revenue, and the accounting for transfers of cash from customers. IFRIC 18 had no impact on the Group’s financial statements.

The International Financial Reporting Standard for Small and Medium-sized Entities (issued in July 2009) – IFRS for SMEs is a self-contained standard, tailored to the needs and capabilities of smaller businesses. Many of the principles of full IFRS for recognizing and measuring assets, liabilities, income and expense have been simplified, and the number of required disclosures have been simplified and significantly reduced. The IFRS for SMEs may be applied by entities which publish general purpose financial statements for external users and do not have public accountability. The Group is not eligible to apply the IFRS for SMEs due to the public accountability of its banking business.

IFRSs (IASs) and IFRIC interpretations not yet effective

The Group has not early adopted the following IFRSs (IASs) and Interpretations of the International Financial Reporting Interpretations Committee (IFRICs) that have been issued but are not yet effective:

IAS 39 “Financial Instruments: Recognition and Measurement” – “Eligible Hedged Items” (effective for annual periods beginning on or after 1 July 2009) – The amendment to IAS 39 was issued in August 2008. The amendment addresses the designation of a one-sided risk in a hedged item, and designation of inflation as a hedged risk or portion in particular situations. It clarifies that an entity is permitted to designate a portion of the fair value changes or cash flow variability of a financial instrument as hedged item. The amendment is not expected to have an impact on the Group's future financial statements.

IFRIC 17 “Distribution of Non-Cash Assets to Owners” (effective for annual periods beginning on or after 1 July 2009) – The Interpretation clarifies when and how distribution of non-cash assets as dividends to the owners should be recognized. An entity should measure a liability to distribute non-cash assets as a dividend to its owners at the fair value of the assets to be distributed. A gain or loss on disposal of the distributed non-cash assets will be recognized in profit or loss when the entity settles the dividend payable. IFRIC 17 is not applicable to the Group’s operations because it does not distribute non-cash assets to owners.

IFRIC 19 “Extinguishing Financial Liabilities with Equity Instruments” (effective for annual periods beginning on or after 1 July 2010) – The interpretation clarifies the accounting for the transactions when the terms of a financial liability are renegotiated and result in the entity issuing equity instruments to a creditor of the entity to extinguish all or part of the financial liability. IFRIC 19 is not expected to have any material impact on the Group’s financial statements.

11

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

3.	Basis of Preparation (continued)

IFRSs (IASs) and IFRIC interpretations not yet effective (continued)

IAS 32 “Financial Instruments: Presentation” – “Classification of Rights Issues” (effective for annual periods beginning on or after 1 February 2010) – The Amendment was issued in October 2009. It exempts certain rights issues of shares with proceeds denominated in foreign currencies from classification as derivatives. The amendment is not expected to have an impact on the Group's future financial statements.

IFRS 1 “First-time Adoption of International Financial Reporting Standards” (following an Amendment in December 2008, effective for the first IFRS financial statements for a period beginning on or after 1 July 2009) – The revised IFRS 1 retains the substance of its previous version but within a changed structure in order to make it easier for the reader to understand and to better accommodate future changes. The Group concluded that the revised standard does not have any effect on its financial statements.

IFRS 2 “Share-based Payment” – “Group Cash-settled Share-based Payment Transactions” (effective for annual periods beginning on or after 1 January 2010) – The amendment provides a clear basis to determine the classification of share-based payment awards in both consolidated and separate financial statements. The amendment incorporates into the standard the guidance in IFRIC 8 and IFRIC 11, which are withdrawn. The amendment expands on the guidance given in IFRIC 11 to address plans that were previously not considered in the interpretation. The amendment also clarifies the defined terms in the Appendix to the standard. The Group does not expect the amendment to have any material effect on its financial statements.

IFRS 1 “First-time Adoption of International Financial Reporting Standards” – “Additional Exemptions for First-time Adopters” (effective for annual periods beginning on or after 1 January 2010) – The amendments exempt entities using the full cost method from retrospective application of IFRSs for oil and gas assets and also exempt entities with existing leasing contracts from reassessing the classification of those contracts in accordance with IFRIC 4, “Determining Whether an Arrangement Contains a Lease” when the application of their national accounting requirements produced the same result. The Group does not expect the amendments to have any impact on its financial statements.

IAS 24 “Related Party Disclosures” (issued in November 2009 and effective for annual periods beginning on or after 1 January 2011) – IAS 24 was revised in 2009 by: (a) simplifying the definition of a related party, clarifying its intended meaning and eliminating inconsistencies; and by (b) providing a partial exemption from the disclosure requirements for government-related entities. The Group considers the ability of early adoption of the revised standard as it will significantly affect disclosures in the Group’s financial statements as the parent company is controlled by the government.

“Improvements to International Financial Reporting Standards” (issued in April 2009) – The second omnibus of amendments to IFRS 2, IAS 38, IFRIC 9 and IFRIC 16, effective for annual periods beginning on or after 1 July 2009; and amendments to IFRS 5, IFRS 8, IAS 1, IAS 7, IAS 17, IAS 36 and IAS 39, effective for annual periods beginning on or after 1 January 2010). The improvements consist of a mixture of substantive changes and clarifications in the following standards and interpretations: clarification that contributions of businesses in common control transactions and formation of joint ventures are not within the scope of IFRS 2; clarification of disclosure requirements set by IFRS 5 and other standards for non-current assets (or disposal groups) classified as held for sale or discontinued operations; requiring to report a measure of total assets and liabilities for each reportable segment under IFRS 8 only if such amounts are regularly provided to the chief operating decision maker; amending IAS 1 to allow classification of certain liabilities settled by entity’s own equity instruments as non-current; changing IAS 7 such that only expenditures that result in a recognised asset are eligible for classification as investing activities; allowing classification of certain long-term land leases as finance leases under IAS 17 even without transfer of ownership of the land at the end of the lease; providing additional guidance in IAS 18 for determining whether an entity acts as a principal or an agent; clarification in IAS 36 that a cash generating unit shall not be larger than an operating segment before aggregation; supplementing IAS 38 regarding measurement of fair value of intangible assets acquired in a business combination; amending IAS 39 (i) to include in its scope option contracts that could result in business combinations,

(ii) to clarify the period of reclassifying gains or losses on cash flow hedging instruments from equity to profit or loss for the year and (iii) to state that a prepayment option is closely related to the host contract if upon exercise the borrower reimburses economic loss of the lender; amending IFRIC 9 to state that embedded derivatives in contracts acquired in common control transactions and formation of joint ventures are not within its scope; and removing the restriction in IFRIC 16 that hedging instruments may not be held by the foreign operation that itself is being hedged. The Group does not expect the amendments to have any material effect on its financial statements.

12

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

3.	Basis of Preparation (continued)

IFRSs (IASs) and IFRIC interpretations not yet effective (continued)

IFRS 9 “Financial Instruments Part 1: Classification and Measurement” – IFRS 9 was issued in November 2009 and will replace those parts of IAS 39 relating to the classification and measurement of financial assets. Key features are as follows:

  Financial assets are required to be classified into one of the two measurement categories: those to be measured subsequently at fair value, or those to be measured subsequently at amortized cost. The decision is to be made at initial recognition. The classification depends on the entity’s business model for managing its financial instruments and the contractual cash flow characteristics of the instrument.
  An instrument is subsequently measured at amortized cost only if it is a debt instrument and both (i) the objective of the entity’s business model is to hold the asset to collect the contractual cash flows, and (ii) the asset’s contractual cash flows represent only payments of principal and interest (that is, it has only “basic loan features”). All other debt instruments are to be measured at fair value through profit or loss.
  All equity instruments are to be measured subsequently at fair value. Equity instruments that are held for trading will be measured at fair value through profit or loss. For all other equity investments, an irrevocable election can be made at initial recognition, to recognize unrealized and realized fair value gains and losses in other comprehensive income rather than in profit or loss. There is to be no recycling of fair value gains and losses to profit or loss. This election may be made on an instrument-by-instrument basis. Dividends are to be presented in profit or loss, as long as they represent a return on investment.
  While adoption of IFRS 9 is mandatory from 1 January 2013, earlier adoption is permitted.

The Group is considering the implications of the standard, the impact on the Group’s future financial statements and the timing of its adoption by the Group.

4.	Summary of Principal Accounting Policies Subsidiaries

Subsidiaries are those entities, in which the Group has direct or indirect interest of more than one half of the voting rights, or otherwise has power to govern the financial and operating policies so as to obtain benefits from its activities. The existence and effect of potential voting rights that are currently exercisable or currently convertible are considered when assessing whether the Group controls another entity. Subsidiaries are consolidated from the date, on which control is transferred to the Group (acquisition date) and are no longer consolidated from the date when control ceases. All intercompany transactions, balances and unrealized gains on transactions between group companies are eliminated; unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Where necessary, accounting policies for subsidiaries have been changed to ensure consistency with the policies adopted by the Group.

Acquisition of subsidiaries

The acquisition method of accounting is used to account for the acquisition of subsidiaries by the Group. Identifiable assets acquired and liabilities assumed, including contingent liabilities, which are a present obligation and can be measured reliably, are measured initially at their fair values at the acquisition date, irrespective of the extent of any non-controlling interest.

The excess of the aggregate of: i) purchase consideration paid, ii) the amount of any non-controlling interest in the acquiree and iii) acquisition-date fair value of the acquirer’s previously held equity interest in the acquiree (in case of the business combination achieved in stages), over the fair value of the acquiree’s identifiable net assets is recorded as goodwill. If the result of above calculation is negative, the difference is recognized directly in the income statement.

Non-controlling interest is the interest in subsidiaries not attributable, directly or indirectly to the Group. Non-controlling interest at the acquisition date is measured either at fair value or at the non-controlling interest’s proportionate share of the acquiree’s identifiable net assets. This choice is made by the acquirer for each business combination. Non-controlling interest at the subsequent reporting date represents the initially recognized amount of non-controlling interest at the acquisition date and the minorities' portion of movements in other comprehensive income and equity since the date of the combination. Non-controlling interest is presented as a separate component within the Group's equity except for the non-controlling interests in mutual funds under the Group’s control, which are accounted for within Group’s liabilities.

13

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

4.	Summary of Principal Accounting Policies (continued) Subsidiaries (continued)

In a business combination achieved in stages, the acquirer has to remeasure its previously held equity interest in the acquiree at its acquisition-date fair value and recognise the resulting gain or loss, if any, in profit or loss. Acquisition-related costs should be accounted for separately from the business combination and therefore recognized as expenses rather than included in goodwill. An acquirer has to recognize at the acquisition date a liability for any contingent purchase consideration. The Group has early adopted revised IFRS 3 and IAS 27 from 1 January 2009.

Increases in ownership interests in subsidiaries

The differences between the carrying values of net assets attributable to interests in subsidiaries acquired and the consideration given for such increases are charged or credited directly to retained earnings as a capital transaction.

Investments in associates and joint ventures

Associates are entities, in which the Group generally has between 20% and 50% of the voting rights, or is otherwise able to exercise significant influence, but which it does not control or jointly control. Investments in associates are accounted for under the equity method and are initially recognized at cost, including goodwill. Subsequent changes in the carrying value reflect the post-acquisition changes in the Group’s share of net assets of the associate and accumulated goodwill impairment losses, if any. The Group’s share of its associates’ profits or losses is recognized in the income statement, and its share of movements in equity is recognized in equity. However, when the Group’s share of losses in an associate equals or exceeds its interest in the associate, the Group does not recognize further losses, unless the Group is obliged to make further payments to, or on behalf of, the associate.

Unrealized gains on transactions between the Group and its associates are eliminated to the extent of the Group's interest in the associates; unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred.

A joint venture exists where the Group has a contractual arrangement with one or more parties to undertake activities typically, however not necessarily, through entities that are subject to joint control. The Group recognizes interests in a jointly controlled entity using the equity method and applies the same accounting policies as those for investments in associates.

Financial assets

Initial recognition of financial assets

When financial assets are recognized initially, they are measured at fair value, plus, in the case of investments not at fair value through profit or loss, directly attributable transaction costs. The Group determines the classification of its financial assets at initial recognition and subsequently can reclassify financial assets in certain cases as described below.

All regular way purchases and sales of financial assets are recognized on the settlement date i.e. the date that the asset is delivered to or by the Group. Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the period generally established by regulation or convention in the marketplace.

Fair value at initial recognition is best evidenced by the transaction price. A gain or loss on initial recognition is only recorded if there is a difference between fair value and transaction price which can be evidenced by other observable current market transactions in the same instrument or by a valuation technique whose inputs include only data from observable markets.

The Group uses valuation techniques, which are based on discounted cash flow models and other pricing models, to determine the fair value of financial assets that are not traded in an active market. For such assets differences may arise between the fair value at initial recognition, which is considered to be the transaction price, and the amount determined at initial recognition using the valuation technique. Any such differences are not recognized as “day 1” gain or loss but rather are amortized on a straight line basis over the term of the relevant financial asset.

Classification and reclassification of financial assets

Financial assets in the scope of IAS 32 and IAS 39 are classified as either financial assets at fair value through profit or loss, loans and receivables, held-to-maturity investments, or available-for-sale financial assets, as appropriate.

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VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

4.	Summary of Principal Accounting Policies (continued) Financial Assets (continued)

Financial assets at fair value through profit or loss

Financial assets classified as held for trading are included in the category ‘financial assets at fair value through profit or loss’. Financial assets are classified as held for trading if they are acquired for the purpose of selling in the near term. Derivatives are also classified as held for trading unless they are designated as and are effective hedging instruments. Gains or losses on financial assets held for trading are recognized in the income statement.

Financial assets held for trading, are either acquired for generating a profit from short-term fluctuations in price or trader’s margin, or are securities included in a portfolio, in which a pattern of short-term trading exists. The Group may choose to reclassify a non-derivative trading financial asset out of the fair value through profit or loss category if the asset is no longer held for the purpose of selling it in the near term. Financial assets other than loans and receivables are permitted to be reclassified out of fair value through profit or loss category only in rare circumstances arising from a single event that is unusual and highly unlikely to reoccur in the near term. Financial assets classified as trading financial assets that would have met the definition of loans and receivables may be reclassified if the Group has the intention and ability to hold these financial assets for the foreseeable future or until maturity.

Trading securities are carried at fair value. Interest earned on trading securities calculated using the effective interest method is presented in the income statement as interest income. Dividends are included in dividend income within other operating income when the Group’s right to receive the dividend payment is established. All elements of the changes in the fair value are recorded in the income statement as gains less losses from financial assets at fair value through profit or loss in the period, in which they arise.

Other financial assets at fair value through profit or loss are securities designated irrevocably, at initial recognition, into this category. Recognition and measurement of this category of financial assets is consistent with the above policy for trading securities and is in accordance with IAS 39 revised for the fair value option.

The fair value of investments that are actively traded in organized financial markets is determined by reference to quoted market bid prices at the close of business on the reporting date. For investments where there is no active market, fair value is determined using valuation techniques. Such techniques include using recent arm’s length market transactions, reference to the current market value of another instrument, which is substantially the same, discounted cash flow (net present value) analysis, option pricing models and other relevant valuation models.

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are carried at amortized cost using the effective interest method. This cost is computed as the amount initially recognized minus principal repayments, plus or minus the cumulative amortization using the effective interest method of any difference between the initially recognized amount and the maturity amount. This calculation includes all fees and points paid or received between parties to the contract that are an integral part of the effective interest rate, transaction costs and all other premiums and discounts. Gains and losses are recognized in the income statement when the loans and receivables are derecognized or impaired, as well as through the amortization process.

Loans and receivables of acquired subsidiaries are initially recorded in the statement of financial position at their estimated fair value at the date of acquisition.

The Group may change the intention of holding certain loans and receivables for foreseeable future and intend to sell these items. In the above case the Group reclassifies these specific items from loans and receivables to available-for-sale financial assets. These reclassified assets are measured at fair value through other comprehensive income.

Held-to-maturity investments

Quoted non-derivative financial assets with fixed or determinable payments and fixed maturity are classified as held-to-maturity when the Group has the positive intention and ability to hold to maturity. Investments intended to be held for an undefined period are not included in this classification. Held-to-maturity investments are subsequently measured at amortized cost. For investments carried at amortized cost, gains and losses are recognized in the income statement when the investments are redeemed or impaired, as well as through the amortization process.

Held-to-maturity investments of acquired subsidiaries are initially recorded in the statement of financial position at their estimated fair value at the date of acquisition.

15

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

4.	Summary of Principal Accounting Policies (continued)

Financial Assets (continued)

Available-for-sale financial assets

Available-for-sale financial assets are those non-derivative financial assets that are designated as available-for-sale or are not classified in any of the three preceding categories. After initial recognition available-for-sale financial assets are measured at fair value with gains or losses being recognized in other comprehensive income in a separate component of equity until the investment is derecognized or until the investment is determined to be impaired. However, interest calculated using the effective interest method is recognized in the income statement.

When the Group derecognizes available-for sale financial assets, the Group reclassifies the cumulative gain or loss previously recognized in other comprehensive income in a separate component of equity to a separate line in the income statement.

If there is objective evidence that available-for-sale financial asset is impaired the cumulative loss previously recognized in other comprehensive income being the difference between the acquisition cost and the current fair value (less any impairment loss on that asset previously recognized in income statement) – is reclassified from equity to the income statement.

The fair value of investments that are actively traded in active financial markets is determined by reference to quoted market bid prices at the close of business on the reporting date. For investments where there is no active market, fair value is determined using valuation techniques. Such techniques include using recent arm’s length market transactions, reference to the current market value of another instrument, which is substantially the same, and discounted cash flow analysis.

Financial assets classified as available-for-sale that would have met the definition of loans and receivables may be reclassified if the Group has the intention and ability to hold these financial assets for the foreseeable future or until maturity.

Derecognition of financial assets

A financial asset (or, where applicable a part of a financial asset or part of a group of similar financial assets) is derecognized where:

  the rights to receive cash flows from the asset have expired; or
  the Group has transferred its rights to receive cash flows from the asset, or retained the right to receive cash flows from the asset, but has assumed an obligation to pay them in full without material delay to a third party under a ‘pass-through’ arrangement and has no obligation to pay amounts to eventual recipients unless it collects equivalent amounts from the original assets; and
  the Group either (a) has transferred substantially all the risks and rewards of the asset, or (b) has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

Where the Group has transferred its rights to receive cash flows from an asset and has neither transferred nor retained substantially all the risks and rewards of the asset nor transferred control of the asset, the asset is recognized to the extent of the Group’s continuing involvement in the asset. Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay.

Where continuing involvement takes the form of a written and/or purchased option (including a cash-settled option or similar provision) on the transferred asset, the extent of the Group’s continuing involvement is the amount of the transferred asset that the Group may repurchase, except that in the case of a written put option (including a cash-settled option or similar provision) on an asset measured at fair value, the extent of the Group’s continuing involvement is limited to the lower of the fair value of the transferred asset and the option exercise price.

16

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

4.	Summary of Principal Accounting Policies (continued)

Financial Assets (continued)

Restructuring of financial assets

The Group from time to time restructures some of its financial assets. This mostly relates to loans and receivables. The accounting treatment of such restructuring is conducted in 3 basic scenarios:

  If the currency of the loan has been changed the old loan is derecognized and the new loan is recognized. As a result the new loan will be recognized which requires the estimation of a new effective interest rate. If the new effective interest rate is below the market interest rate, the loss on initial recognition is recognized in the reporting period.
  If the loan restructuring is not caused by the financial difficulties of the borrower but the cash flows were renegotiated on the favourable terms for the borrower: in this case the loan is not recognized as impaired. The loan is not derecognised but the new effective interest rate is determined based on the remaining cash flows under the loan agreement till maturity. If the new effective interest rate is below the market rate at the date of restructuring, the new carrying amount is calculated as the fair value of the loan after restructuring, being the present value of the future cash flows discounted using the market rate at the date of restructuring. In this case, the difference between the carrying amount before restructuring and the fair value of the loan after restructuring is recognized as a loss on loans restructuring.
  If the loan is impaired after restructuring, the Group uses the original effective interest rate in respect of new cash flows to estimate the recoverable amount of the loan. The difference between the recalculated present value of the new cash flows taking into account collateral and the carrying amount before restructuring is included in the provision charges for the period.

Securitization of financial assets

As part of its operational activities, the Group securitizes financial assets, generally through the transfer of these assets to special purpose entities that issue debt securities to investors. The transferred securitized assets may qualify for derecognition in full or in part. Interests in the securitized financial assets may be retained by the Group and are primarily classified as loans to customers. Gains or losses on securitizations are based on the carrying amount of the financial assets derecognized and the retained interest, based on their relative fair values at the date of transfer.

Financial liabilities

Financial liabilities in the scope of IAS 32 and IAS 39 are classified as either financial liabilities at fair value through profit or loss, or other financial liabilities, as appropriate. The Group determines the classification of its financial liabilities at initial recognition. When financial liabilities are recognized initially, they are measured at fair value, minus, in the case of financial liabilities not at fair value through profit or loss, directly attributable transaction costs. Other financial liabilities are carried at amortized cost using the effective interest rate method.

Financial liabilities of acquired subsidiaries are initially recorded in the statement of financial position at their estimated fair value at the date of acquisition.

Financial liabilities are classified as financial liabilities at fair value through profit or loss if they are issued for the purpose of repurchasing them in the near term. They normally contain trade financial liabilities or "short" positions in securities. Derivatives with negative fair value are also classified as financial liabilities at fair value through profit or loss. Gains or losses on financial liabilities at fair value through profit or loss are recognized in the income statement.

Derecognition of financial liabilities

A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. Where an existing financial liability is replaced by another from the same creditor on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognized in the income statement.

When a financial liability is repurchased (bought-back) by a certain Group member, it is derecognized. The difference between the carrying value (amortized cost) of a financial liability as of the date of buy-back and the consideration paid is recognized in the income statement as the gain or loss arising from extinguishment of liability.

17

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

4.	Summary of Principal Accounting Policies (continued) Offsetting

Financial assets and liabilities are offset and the net amount is reported in the statement of financial position when there is a legally enforceable right to set off the recognized amounts and there is an intention to settle on a net basis, or to realize the asset and settle the liability simultaneously.

Cash and cash equivalents

Cash and cash equivalents are items, which can be converted into cash within a day. All short-term interbank placements, including overnight placements, are included in due from other banks. Amounts, which relate to funds that are of a restricted nature, are excluded from cash and cash equivalents. Cash and cash equivalents are carried at amortized cost, which approximates fair value.

Mandatory cash balances with central banks

Mandatory cash balances with the CBR and other central banks are carried at amortized cost and represent non-interest bearing mandatory reserve deposits, which are not available to finance the Group’s day-to-day operations and hence are not considered as part of cash and cash equivalents for the purposes of the statement of cash flows.

Due from other banks

Amounts due from other banks are recorded when the Group advances money to counterparty banks with no intention of trading the resulting receivable, which is due on fixed or determinable dates. Amounts due from other banks are carried at amortized cost less allowance for impairment.

Repurchase and reverse repurchase agreements and lending of financial instruments

Sale and repurchase agreements (“repo agreements”) are treated as secured financing transactions. Securities or other financial assets sold under sale and repurchase agreements are not derecognized. The financial assets are not reclassified in the statement of financial position unless the transferee has the right by contract or custom to sell or repledge the financial assets, in which case they are reclassified as financial assets pledged under sale and repurchase agreements (repurchase receivables). The corresponding liability is presented within customer deposits, amounts due to other banks or other borrowed funds.

Financial assets purchased under agreements to resell (“reverse repo agreements”) are recorded as due from other banks or loans and advances to customers, as appropriate.

The difference between the sale and repurchase price is treated as interest income/expense and accrued over the life of repo agreements using the effective interest method.

Financial assets lent to counterparties are retained in the financial statements in their original statement of financial position category unless the counterparty has the right by contract or custom to sell or repledge the financial assets, in which case they are reclassified and presented separately.

Financial assets borrowed are not recorded in the financial statements, unless these are sold to third parties, in which case the purchase and sale are recorded in the income statement within gains less losses arising from financial instruments at fair value through profit or loss. The obligation to return the financial assets (“short position”) is recorded at fair value through profit or loss in other borrowed funds caption of the statement of financial position.

Derivative financial instruments

In the normal course of business, the Group enters into various derivative financial instruments including futures, forwards, swaps and options in the foreign exchange and capital markets. Such financial instruments are primarily held for trading and are initially recognized in accordance with the policy for initial recognition of financial instruments and are subsequently measured at fair value. The fair values are estimated based on quoted market prices or pricing models that take into account the current market and contractual prices of the underlying instruments and other factors. Derivatives are carried as assets when their fair value is positive and as liabilities when it is negative. Gains and losses resulting from these instruments are included in the income statement as gains less losses arising from financial instruments at fair value through profit or loss or gains less losses arising from dealing in foreign currencies, depending on the nature of the instrument.

An embedded derivative is a component of a hybrid (combined) financial instrument that includes both the derivative and a host contract with the effect that some of the cash flows of the combined instrument vary in a similar way to a stand-alone derivative. Derivative instruments embedded in other financial instruments are treated as separate derivatives if their risks and characteristics are not closely related to those of the host contracts and the host contracts are not carried at fair value with unrealized gains and losses reported in the income statement.

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VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

4.	Summary of Principal Accounting Policies (continued) Derivative financial instruments (continued)

Hedge accounting

The Group makes use of derivative instruments to manage exposures to fluctuations both of cash flows from interest received and paid, and of fair values for specifically determined items. As a result, the Group applies hedge accounting for transactions, which meet the specified criteria.

At inception of the hedge relationship, the Group formally documents the relationship between the hedged item and the hedging instrument, including the nature of the risk, the objective and strategy for undertaking the hedge and the method that will be used to assess the effectiveness of the hedging relationship.

Also at the inception of the hedge relationship, a formal assessment is undertaken to ensure the hedging instrument is expected to be highly effective in offsetting the designated risk in the hedged item. Hedges are formally assessed each quarter. A hedge is regarded as highly effective if the changes in fair value or cash flows attributable to the hedged risk during the period, for which the hedge is designated, are expected to offset in a range of 80% to 125%. For situations where that hedged item is a forecast transaction, the Group assesses whether the transaction is highly probable and presents an exposure to variations in cash flows that could ultimately affect the income statement.

Fair value hedges

For designated and qualifying fair value hedges, the change in the fair value of a hedging derivative is recognized in the income statement within “Gains less losses arising from financial instruments at fair value through profit or loss” caption. Meanwhile, the change in the fair value of the hedged item attributable to the risk being hedged is recorded as part of the carrying value of the hedged item and is also recognized in the income statement in “Gains less losses arising from financial instruments at fair value through profit or loss” caption.

If the hedging instrument expires or is sold, terminated or exercised, or where the hedge no longer meets the criteria for hedge accounting, the hedge relationship is terminated. For hedged items recorded at amortized cost, using the effective interest rate method, the difference between the carrying value of the hedged item on termination and the face value is amortized over the remaining term of the original hedge. If the hedged item is derecognized, the unamortized fair value adjustment is recognized immediately in the income statement.

Cash flow hedges

For designated and qualifying cash flow hedges, the effective portion of the gain or loss on the hedging instrument is initially recognized through other comprehensive income directly in equity in the cash flow hedge reserve within “Unrealized gain on financial assets available-for-sale and cash flow hedge” caption. The ineffective portion of the gain or loss on the hedging instrument is recognized immediately in the income statement in “Gains less losses arising from financial instruments at fair value through profit or loss”.

When the hedged cash flow affects the income statement, the gain or loss on the hedging instrument is “recycled” in the corresponding income or expense line of the income statement. When a hedging instrument expires, or is sold, terminated, exercised, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains separately in equity until the forecast transaction occurs. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the income statement in “Gains less losses arising from financial instruments at fair value through profit or loss”.

Promissory notes purchased

Promissory notes purchased are included in trading securities, or in due from other banks, or in loans and advances to customers or in investment securities held-to-maturity, depending on their substance and are recorded, subsequently remeasured and accounted for in accordance with the accounting policies for these categories of assets. When promissory notes are pledged under repurchase agreements and the counterparty has the right to resell them, they are accounted within the relevant section within “Financial assets pledged under repurchase agreements and loaned financial assets”.

Leases

Finance lease – Group as lessor. The Group presents leased assets as lease receivables equal to the net investment in the lease in loans and advances to customers. Finance income is based on a pattern reflecting a constant periodic rate of return on the net investment outstanding and is presented as interest income. Initial direct costs are included in the initial measurement of the lease receivables.

19

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

4.

Summary of Principal Accounting Policies (continued)

Leases (continued)

Operating lease – Group as lessee.Leases of assets, under which the risks and rewards of ownership are effectively retained with the lessor, are classified as operating leases. Lease payments under operating leases are recognized as expenses on a straight-line basis over the lease-term and included into operating expenses.

Allowances for impairment of financial assets

Impairment of financial assets carried at amortized cost

Impairment losses are recognized in profit or loss when incurred as a result of one or more events (“loss events”) that occurred after the initial recognition of the financial asset and which have an impact on the amount or timing of the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated. If the Group determines that no objective evidence exists that impairment was incurred for an individually assessed financial asset, whether significant or not, it includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment. The primary factors that the Group considers in determining whether a financial asset is impaired include its overdue status and realizability of related collateral, if any.

For the purposes of a collective evaluation of impairment, financial assets are grouped on the basis of similar credit risk characteristics within classification categories. Those characteristics are relevant to the estimation of future cash flows for groups of such assets by being indicative of the debtors’ ability to pay all amounts due according to the contractual terms of the assets being evaluated.

Future cash flows in a group of financial assets that are collectively evaluated for impairment are estimated on the basis of the contractual cash flows of the assets and the experience of management in respect of the extent, to which amounts will become overdue as a result of past loss events and the success of recovery of overdue amounts. Past experience is adjusted on the basis of current observable data to reflect the effects of current conditions that did not affect past periods and to remove the effects of past conditions that do not exist currently.

Impairment losses are recognized through an allowance account to reduce the asset’s carrying amount to the present value of expected cash flows (which exclude future credit losses that have not been incurred) discounted at the effective interest rate of the asset. The calculation of the present value of the estimated future cash flows of a collateralized financial asset reflects the cash flows that may result from foreclosure less costs for obtaining and selling the collateral, whether or not foreclosure is probable.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized (such as an improvement in the debtor’s credit rating), the previously recognized impairment loss is reversed by adjusting the allowance account through profit or loss, to the extent that the carrying value of the asset does not exceed its amortized cost at the reversal date.

Uncollectible assets are written-off against the related allowance for impairment after all the necessary procedures to recover the asset have been completed and the amount of the loss has been determined.

Impairment of Available-for-sale financial assets

If an available-for-sale asset is impaired, an amount comprising the difference between its cost (net of any principal payment and amortization) and its current fair value, less any impairment loss previously recognized in the statement on income, is transferred from equity to the income statement. Reversals in respect of equity instruments classified as available-for-sale are not recognized in the income statement, but are rather retained in other comprehensive income in a separate component of equity. Reversals of impairment losses on debt instruments are reversed through the income statement if the increase in fair value of the instrument can be objectively related to an event occurring after the impairment loss was recognized in profit or loss. A significant or prolonged decline in the fair value of an equity instrument classified as available-for-sale below its cost is an additional evidence of impairment of this instrument.

Investment property

Investment property is land or building or a part of building held to earn rental income or for capital appreciation and which is not used by the Group or held for the sale in the ordinary course of business. Property that is being constructed or developed or redeveloped for future use as investment property is also classified as investment property.

Investment property is initially recognized at cost, including transaction costs, and subsequently remeasured at fair value based on its market value. Market value of the Group’s investment property is obtained from reports of independent appraisers, who hold a recognized and relevant professional qualification and who have recent experience in valuation of property of similar location and category.

20

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

4.	Summary of Principal Accounting Policies (continued) Investments property (continued)

Investment property that is being redeveloped for continuing use as investment property or for which the market has become less active continues to be measured at fair value. Earned rental income is recorded in the income statement within income arising from non-banking activities. Gains and losses resulting from changes in the fair value of investment property are recorded in the income statement and presented within income or expense arising from non-banking activities.

Subsequent expenditure is capitalized only when it is probable that future economic benefits associated with it will flow to the Group and the cost can be measured reliably. All other repairs and maintenance costs are expensed when incurred. If an investment property becomes owner-occupied, it is reclassified to premises and equipment, and its carrying amount at the date of reclassification becomes its deemed cost to be subsequently depreciated.

Premises and equipment

Premises and equipment are stated at revalued amounts and cost, respectively, less accumulated depreciation and allowance for impairment where required. Land is stated at revalued amounts. Land has indefinite term of usage and, therefore, is not depreciable. Where the carrying amount of an asset is greater than its estimated recoverable amount, it is written down to its recoverable amount and the difference is recognized in the income statement. The estimated recoverable amount is the higher of an asset’s fair value less costs to sell and its value in use.

Land, premises and equipment of acquired subsidiaries are initially recorded in the statement of financial position at their estimated fair value at the date of acquisition. No accumulated depreciation on the premises and equipment acquired in the business combinations is presented in the financial statements on the date of acquisition.

Land and premises of the Group are subject to revaluation on a regular basis, approximately every three to five years. The frequency of revaluation depends upon the change in the fair values. When the fair value of a revalued asset differs materially from its carrying amount further revaluation is performed. The revaluation is applied simultaneously to the whole class of property to avoid selective revaluation.

Any revaluation surplus is credited to the other comprehensive income and increases land and premises revaluation reserve which is a separate equity section of the statement of financial position, except to the extent that it reverses an impairment of the same asset previously recognized in the income statement, in which case the increase is recognized in the income statement. A revaluation deficit is recognized in the income statement, except the deficit directly offsetting a previous surplus on the same asset is directly offset against the surplus in the asset revaluation reserve for land and premises.

The land and premises revaluation reserve included in equity is transferred directly to retained earnings when the surplus is realized, i.e. on the retirement or disposal of the asset or as the asset is used by the Group; in the latter case, the amount of the surplus realized is the difference between depreciation based on the revalued carrying amount of the asset and depreciation based on the asset’s original cost.

Land and premises have been revalued to market value at 31 December 2009. The revaluation was performed based on the reports of independent appraisers, who hold a recognized and relevant professional qualification and who have recent experience in valuation of assets of similar location and category.

Construction in progress is carried at cost less allowance for impairment, if any. Upon completion, assets are transferred to premises and equipment at their carrying value. Construction in progress is not depreciated until the asset is available for use.

If impaired, land, premises and equipment are written down to the higher of their value in use and fair value less costs to sell. The decrease in carrying amount is charged to income statement to the extent it exceeds the previous revaluation surplus in equity. An impairment loss recognized for an asset in prior years is reversed if there has been a change in the estimates used to determine the asset’s value in use or fair value less costs to sell.

Gains and losses on disposal of land, premises and equipment are determined by reference to their carrying amount and are taken into account in determining profit or loss. Repairs and maintenance are charged to the income statement when the expense is incurred.

21

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

4.	Summary of Principal Accounting Policies (continued) Depreciation

Depreciation is recognized on a straight-line basis over the estimated useful lives of the assets using the following rates:

	Useful life	Depreciation rates
Premises	40 years	2.5% per annum
Equipment	4 – 20 years	5 – 25% per annum

Estimated useful lives and residual values are reassessed annually.

Goodwill

Goodwill acquired in a business combination represents the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognised and is calculated the excess of (a) over (b) below:

(a) the aggregate of:

  the consideration transferred, which generally requires acquisition-date fair value;
  the amount of any non-controlling interest in the acquiree; and
  in a business combination achieved in stages, the acquisition-date fair value of the acquirer’s previously held equity interest in the acquiree.

(b) the net of the acquisition-date amounts of the identifiable assets acquired and the liabilities assumed.

If the above resulting amount is negative, the acquirer has made a gain from a bargain purchase that gain is recognised in profit or loss.

As stated above, the revised IFRS 3, which was early adopted by the Group, allows the acquirer for each business combination to measure any non-controlling interest in the acquiree either at fair value or at the non-controlling interest’s proportionate share of the acquiree’s identifiable net assets. This results in different amount of goodwill or gain from bargain purchase to be recognized in financial statements depending on the choice of the acquirer.

Goodwill on an acquisition of a subsidiary is disclosed in the caption “Intangible assets” of the statement of financial position. Goodwill on an acquisition of an associate is included in the carrying amount of investments in associates. Following initial recognition, goodwill is measured at cost less any accumulated impairment losses, if any.

Goodwill is reviewed for impairment, annually or more frequently if events or changes in circumstances indicate that the carrying amount may be impaired. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group’s cash-generating units, or groups of cash-generating units, that are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities of the Group are assigned to those units or groups of units. Each unit or group of units, to which the goodwill is so allocated:

  represents the lowest level within the Group, at which the goodwill is monitored for internal management purposes; and
  is not larger than an operating segment in accordance with IFRS 8 “Operating Segments”.

Impairment of goodwill is determined by assessing the recoverable amount of the cash-generating unit (group of cash-generating units), to which the goodwill relates. Where the recoverable amount of the cash-generating unit (group of cash-generating units) is less than the carrying amount, an impairment loss is recognized. Where goodwill forms part of a cash-generating unit (group of cash-generating units) and part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed of in this circumstance is measured based on the relative values of the operation disposed of and the portion of the cash-generating unit retained.

22

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

4.	Summary of Principal Accounting Policies (continued) Intangible assets

Intangible assets include computer software, licenses and other identifiable intangible assets, including those acquired in business combinations.

Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is fair value as at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and any accumulated impairment losses. The useful lives of intangible assets are assessed to be either finite or indefinite. Intangible assets with finite lives are amortized over the useful economic lives, which normally do not exceed 5 years, and assessed for impairment whenever there is an indication that the intangible asset may be impaired. Amortization periods and methods for intangible assets with finite useful lives are reviewed at least at each financial year-end.

Intangible assets with indefinite useful lives are not amortized, but are tested for impairment annually or more frequently if events or changes in circumstances indicate that the carrying amount may be impaired either individually or at the cash-generating unit level. The useful life of an intangible asset with an indefinite life is reviewed annually to determine whether indefinite life assessment continues to be supportable.

Core deposit intangible

Core deposit intangible relates to the acquisition of the Group’s subsidiaries and is attributable to the customer demand deposits and stable client base, and is identified as an intangible asset. The identification was based on examination of the subsidiaries’ customer base. It was concluded that the acquired subsidiaries had a well-established and long-dated relationship with its major customers and that demand deposits actual maturity was significantly longer than contract maturity. The useful life of the core deposit intangible was estimated as five years and it is amortized over its useful life using the straight-line method.

Due to other banks

Amounts due to other banks are recorded when money or other assets are advanced to the Group by counterparty banks. The liability is carried at amortized cost using the effective interest method. If the Group purchases its own debt, it is removed from the statement of financial position and the difference between the carrying amount of the liability and the consideration paid is included in gains or losses arising from extinguishment of liability in the income statement.

Customer deposits

Customer deposits are liabilities to individuals, state or corporate customers and are carried at amortized cost using the effective interest method. Customer deposits include both demand and term deposits. Interest expense is recognized in the income statement over the period of deposits using effective interest method.

Debt securities issued

Debt securities issued include promissory notes, certificates of deposit, eurobonds and debentures issued by the Group. Debt securities are stated at amortized cost using the effective interest method. If the Group purchases its own debt securities in issue, they are removed from the statement of financial position and the difference between the carrying amount of the liability the consideration paid is included in gains less losses arising from extinguishment of liability in the income statement.

Other borrowed funds

Other borrowed funds include some specific borrowings, which differ from the above items of liabilities and include syndicated loans, revolving, other credit lines and other specific items. Other borrowed funds are carried at amortized cost using the effective interest method. Interest expense is recognized in the income statement over the period of other borrowed funds using effective interest method.

Taxation

Taxation has been provided for in the financial statements in accordance with taxation legislation currently in force in the respective territories that the Group operates. The income tax charge in the income statement comprises current tax and changes in deferred tax. Current tax is calculated on the basis of the taxable profit for the year, using the tax rates enacted at the reporting date. The income tax charge/credit comprises current tax and deferred tax and is recognized in the income statement except if it is recognized through other comprehensive income directly in equity because it relates to transactions that are also recognized, in the same or a different period, directly in equity.

23

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

4.	Summary of Principal Accounting Policies (continued) Taxation (continued)

Current tax is the amount expected to be paid to or recovered from the taxation authorities in respect of taxable profits or losses for the current and prior periods. Taxable profits or losses are based on estimates if financial statements are authorized prior to filing relevant tax returns. Taxes, other than on income, are recorded within administrative expenses.

Deferred income tax is provided using the balance sheet liability method for tax loss carry forwards and temporary differences arising between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. In accordance with the initial recognition exemption, deferred taxes are not recorded for temporary differences on initial recognition of an asset or a liability in a transaction other than a business combination if the transaction, when initially recorded, affects neither accounting nor taxable profit. Deferred tax liabilities are not recorded for temporary differences on initial recognition of goodwill and subsequently for goodwill, which is not deductible for tax purposes. Deferred income tax is provided on temporary differences arising on investments in subsidiaries, associates and joint ventures, except where the timing of the reversal of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred tax balances are measured at tax rates enacted or substantively enacted by the reporting date, which are expected to apply to the period when the temporary differences will reverse or the tax loss carry forwards will be utilized. Deferred tax assets and liabilities are netted only within the individual companies of the Group, when an entity has a legally enforceable right to set off current tax assets against current tax liabilities; and the deferred tax assets and the deferred tax liabilities relate to income taxes levied by the same taxation authority on the same taxable entity.

Deferred tax assets for deductible temporary differences and tax loss carry forwards are recorded only to the extent that it is probable that future taxable profit will be available, against which the deductions can be utilized.

Provisions for liabilities and charges

Provisions for liabilities and charges are non-financial liabilities of uncertain timing or amount. They are recorded when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate of the amount of the obligation can be made.

Credit related commitments

In the normal course of business, the Group enters into credit related commitments, including letters of credit and guarantees. Financial guarantee contracts are recognized initially at fair value and remeasured at the higher of the amount determined in accordance with IAS 37 “Provisions, Contingent Liabilities and Contingent Assets” and the amount initially recognized less, when appropriate, cumulative amortization recognized in accordance with IAS 18 “Revenue”. Commitments to provide loans at a below-market interest rate are initially recognized at fair value, and subsequently measured at the higher of (i) the unamortized balance of the related fees received and deferred and (ii) the amount determined in accordance with IAS 37 “Provisions, Contingent Liabilities and Contingent Assets”. Specific provisions are recorded against other credit related commitments when losses are considered more likely than not.

Share premium

Share premium represents the excess of contributions over the nominal value of the shares issued.

Dividends

Dividends are recorded as a separate debit caption in equity in the period, in which they are declared. Dividends declared after the reporting date and before the financial statements are authorized for issue are disclosed in the subsequent events note. The statutory accounting reports of the Bank are the basis for profit distribution and other appropriations. Russian legislation identifies the basis of distribution as the current year net profit.

24

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

4.	Summary of Principal Accounting Policies (continued)

Income and expense recognition

Interest income and expense are recognized on an accrual basis calculated using the effective interest method. Loan origination fees for loans issued to customers are deferred (together with related incremental direct costs) and recognized as an adjustment to the effective yield of the loans. Commission fees and other incremental direct costs, related to the issuance of debt securities and other borrowed funds are recognized as an adjustment to the effective yield of the relevant liability. Fees, commissions and other income and expense items are generally recorded on an accrual basis when the service has been provided. Fee and commission income are mostly collected by debiting customers deposits upon provision of services. Portfolio and other management advisory and service fees are recorded based on the applicable service contracts. Asset management fees related to investment funds are recorded over the period the service is provided. The same principle is applied for wealth management, financial planning and custody services that are continuously provided over an extended period of time.

Salary costs

The Group’s contributions to the State and Group pension schemes, social insurance, and obligatory medical insurance funds in respect of its employees are expensed as incurred and included in staff costs within staff costs and administrative expenses. Non-used vacations accrued amounts are also included in staff costs within staff costs and administrative expenses.

The Group recognizes all actuarial gains and losses related to defined benefit plan directly in other comprehensive income.

Foreign currency translation

The Group’s parent Bank changed the functional currency of the Bank from the USD to the Russian Rouble (RUR) with effect from 1 January 2008 (Note 3). Each entity in the Group determines its own functional currency and items included in the financial statements of each entity are measured using that functional currency. Transactions in foreign currencies are initially recorded in the functional currency rate equivalent, translated at the rate of exchange ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency rate of exchange ruling at the reporting date. Gains and losses resulting from the translation of foreign currency transactions are recognized in the income statement as foreign exchange translation gains less losses. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined.

These financial statements are presented in Russian Roubles (RUR), the national currency of the Russian Federation, where the Bank is domiciled. Historically, for the purpose of presentation of IFRS financial statements, the Management of the Group used the United States Dollar (USD). Starting from 1 January 2009 the Management of the Group has decided to use Russian Roubles as the presentation currency and translated the comparative data for the purpose of these financial statements at the applicable exchange rates in accordance with IAS 21 “The Effects of Changes in Foreign Exchange Rates”. As at the reporting date, the assets and liabilities of the entities, whose functional currency is different from the presentation currency of the Group, are translated into RUR at the closing rate of exchange at the reporting date and, their income statements are translated at the weighted average exchange rates for the preceding reporting period. The exchange differences arising on the translation are recognized in other comprehensive income in a separate component of equity. On disposal of a subsidiary or an associate, whose functional currency is different from the presentation currency of the Group, the deferred cumulative amount recognized in equity relating to that particular entity is reclassified to the income statement.

At 31 December 2009, the principal rate of exchange used for translating balances in RUR to USD was USD 1 to RUR 30.2442 (at 31 December 2008: USD 1 to RUR 29.3804) and the principal rate of exchange used for translating balances in Euro (EUR) was EUR 1 to RUR 43.3883 (at 31 December 2008: EUR 1 to RUR 41.4411).

Fiduciary assets

Assets held by the Group in its own name, but for the account of third parties, are not reported in the statement of financial position. Commissions received from such operations are shown within fee and commission income in the income statement.

25

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

4.	Summary of Principal Accounting Policies (continued)

Segment reporting

An operating segment is a distinguishable component of the Group that is engaged in business activities from which it may earn revenues and incur expenses (including revenues and expenses relating to transactions with other components of the same entity), whose operating results are regularly reviewed by the entity’s chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance, and for which discrete financial information is available. Segments with a majority of revenue earned from sales to external customers and whose revenue, net profit (loss) or combined assets are ten per cent or more of all the segments are reported separately (reportable segments). The segments, that are below the above materiality thresholds, but can be aggregated on the basis of their activities, production processes, products or services, should be tested for the meeting the criteria of reportable segments on these aggregated amounts.

In accordance with IFRS 8, “Operating Segments”, the Group defined as the primary operating segments its key business lines. This segment disclosure is presented on the basis of IFRS compliant data on legal entities of the Group adjusted, where necessary, for intersegment reallocation and managerial adjustments.

5.	Significant Accounting Estimates and Judgements

The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below:

The preparation of financial statements requires management to make estimates and assumptions that affect reported amounts. These estimates are based on information available as of the date of the financial statements. Actual results can differ significantly from such estimates.

Allowance for impairment of loans and receivables and on commitments to provide loans

The Group regularly reviews its loans and receivables for impairment on a regular basis. The Group uses its experienced judgement to estimate the amount of any impairment loss in cases where a borrower is in financial difficulties and sufficient historical data relating to similar borrowers is not available. Similarly, the Group estimates changes in future cash flows based on observable data to obtain indication of any adverse change in the payment status of borrowers in a group, or national or local economic conditions that correlate with defaults on assets in the group. Management uses estimates based on historical loss experience for assets with credit risk characteristics and objective evidence of impairment similar to those in the group of loans and receivables. The Group uses its experienced judgement to adjust observable data for a group of loans or receivables to reflect current circumstances.

For the purposes of calculation of loan loss allowances as of 31 December, 2009, the Bank applied the internally approved formalized provisioning methodology, in particular in relation to IBNR (incurred but not reported) losses attributable to collectively assessed portfolios with similar credit risk characteristics, by industry and by borrower creditworthiness class. Historic loss patterns as of 31 December 2009 modelled in accordance with IAS 39 were adjusted to reflect current conditions. Application of the IBNR-loss model used by the Bank displayed decrease of loss concentrations in certain homogeneous loan portfolios due to the improvement of situation in the appropriate industries during the fourth quarter of 2009. Taking into account the short duration of the period as well as internal and external experienced judgement, the Bank generalized that these improvements may not necessarily be indicative of a fundamental improvement of the quality of the loan portfolio. On this basis, the Bank opted to maintain the collective loan loss provisioning rates at the same level as at 30 September 2009 for such loan portfolios that displayed indicators of quality improvement as defined by the methodology used by the Bank. If the previously applied methodology had been used, allowances for impairment of loans and advances as of 31 December 2009 and for the year then ended, would have been lower by RUR 4.6 billion.

Impairment of goodwill

The Group determines whether goodwill is impaired at least on an annual basis. This requires an estimation of the value in use or fair value less cost to sell of the cash-generating units, to which goodwill is allocated. Estimating the value in use requires the Group to make an estimate of the expected future cash flows from the cash-generating unit and also to choose a suitable discount rate in order to calculate the present value of those cash flows. The carrying amount of goodwill at 31 December 2009 was RUR 7.9 billion (31 December 2008: RUR 7.6 billion). More details are provided in Note 17.

26

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

5.	Significant Accounting Estimates and Judgements (continued)

Taxation

Russian tax, currency and customs legislation is subject to varying interpretations, and changes, which can occur frequently, unexpectedly and with retroactive effect. Further, the provisions of Russian tax law applicable to financial instruments (including derivative transactions) are subject to significant uncertainty and lack interpretive guidance. Management's interpretation of such legislation as applied to the transactions and activity of the Group may be challenged by the relevant regional and federal authorities. Trends within the Russian Federation suggest that the tax authorities are taking a more assertive position in their interpretation of the legislation and assessments and, as a result, it is possible that transactions and activities that have not been challenged in the past may be challenged. As such, significant additional taxes, penalties and interest may be assessed. Fiscal periods remain open to review by the authorities in respect of taxes for three calendar years preceding the year of review. Under certain circumstances reviews may cover longer periods.

Transfer pricing legislation became effective in the Russian Federation on 1 January 1999. This legislation allows the tax authorities to make transfer pricing adjustments and impose additional tax liabilities in respect of all “controlled” transactions, provided that the transaction price differs from the market price by more than 20 per cent. “Controlled” transactions include transactions with related parties, barter transactions, foreign trade transactions and transactions with third (unrelated) parties with significant price fluctuations (i.e., if the price of such transactions differs from the prices on similar transactions by more than 20 per cent within a short period of time). In addition, specific transfer pricing rules allow the tax authorities to make transfer pricing adjustments in respect of securities and derivative transactions. There has been no formal guidance as to how some of the rules relating to transfer pricing legislation should apply. It is possible that with the evolution of the interpretation of the transfer pricing rules and the changes in the approach of the Russian tax authorities, additional tax liabilities as a result of transfer pricing adjustments in respect of intercompany and securities transactions may be imposed on certain Russian entities of the Group.

The Group also operates in various jurisdictions and includes companies incorporated outside of Russia that are taxed at different rates and under different legislation. Tax liabilities of the Group are determined on the basis that these companies are not subject to Russian profits tax. Russian tax laws do not provide detailed rules on taxation of foreign companies. It is possible that with the evolution of these rules and changes in the approach of the Russian tax authorities, the non-taxable status of some or all of the foreign companies of the Group may be challenged in Russia.

The interpretations of the relevant authorities could differ and if the authorities were successful in enforcing their interpretation, additional taxes and related fines and penalties may be assessed, the effect, of which cannot be practicably estimated, but could be significant to the financial condition of the Group. However, based upon Management’s understanding of the tax regulations, Management believes that its interpretation of the relevant tax legislation is reasonable and will be sustainable. Moreover, Management believes that the Group has accrued all applicable taxes.

Consolidation of funds

The Group consolidates mutual funds considering the following key factors:

  whether the share owned by the Group provides control over the fund activities giving the Group the ability to change the fund-management company, or whether the Group’s control over the management company provides control over the fund activities giving the Group the ability to retain the controlled fund-management company.

Fair value estimation of unquoted shares

Details of fair value estimation of unquoted shares, classified as financial assets at fair value through profit or loss and financial assets available-for-sale are provided in Note 38. Fair value measurements for each class of financial instruments in accordance with a value hierarchy are disclosed in Note 38.

6.	Reclassifications

Following the amendments to IAS 39 and IFRS 7, “Reclassification of Financial Assets”, the Group reclassified certain financial assets held for trading to loans and advances to customers, due from other banks and investment securities held-to-maturity.

The Asset and Liability Management Committee of VTB acknowledged the occurrence of “rare circumstances” due to the crisis in international financial markets starting from 1 September 2008. The declines in market prices that occurred in the third quarter of 2008 represent a rare event, as they significantly exceeded historical volatilities observed in financial markets.

27

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

6.	Reclassifications (continued)

The Group identified debt instruments previously booked either as held for trading or available-for-sale, which were no longer held for the purpose of selling or repurchasing in the near term, for which the Group has the intention and ability to hold them for the foreseeable future or until maturity and for which markets have become inactive. These debt instruments were reclassified into loans and advances to customers or to amounts due from other banks.

The Group also identified debt instruments previously booked as held for trading, which are traded in active markets and for which the Group has the positive intention and ability to hold them to maturity. These debt instruments were reclassified to investment securities held-to-maturity upon occurrence of “rare circumstances”, i.e. 1 September 2008. The following tables show carrying values and fair values of the reclassified debt securities, which are not pledged under repurchase agreements, in respect of each reclassification date.

	31 December 2009		31 December 2008
	Carrying	Fair	Carrying	Fair
	value	value	value	value
Financial assets held for trading reclassified to due from
other banks	17.1	17.2	9.2	9.3
Financial assets held for trading reclassified to loans and
advances to customers	7.3	6.2	15.3	12.8
Financial assets available-for-sale reclassified to due from
other banks	1.4	1.2	1.8	1.9
Financial assets available-for-sale reclassified to loans and
advances to customers	1.6	1.8	2.1	2.1
Total financial assets reclassified on 1 July 2008	27.4	26.4	28.4	26.1

	31 December 2009		31 December 2008
	Carrying	Fair	Carrying	Fair
	value	value	value	value
Financial assets held for trading reclassified to loans and
advances to customers	–	–	1.5	1.2
Financial assets held for trading reclassified to investment
securities held-to-maturity	10.3	10.2	13.6	12.8
Total financial assets reclassified on 1 September 2008	10.3	10.2	15.1	14.0

	31 December 2009		31 December 2008
	Carrying	Fair	Carrying	Fair
	value	value	value	value
Financial assets held for trading reclassified to due from
other banks	0.1	0.2	2.3	1.7
Financial assets held for trading reclassified to loans and
advances to customers	1.2	1.3	4.0	3.3
Financial assets available-for-sale reclassified to due from
other banks	0.3	0.3	0.3	0.3
Financial assets available-for-sale reclassified to loans and
advances to customers	0.1	0.1	0.1	0.1
Total financial assets reclassified on other dates of
2008	1.7	1.9	6.7	5.4

28

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

6.	Reclassifications (continued)

The following tables show carrying values and fair values of the reclassified debt securities, pledged under repurchase agreements, in respect of each reclassification date.

	31 December 2009		31 December 2008
	Carrying	Fair	Carrying	Fair
	value	value	value	value
Financial assets held for trading reclassified to due from
other banks	–	–	9.5	9.5
Financial assets held for trading reclassified to loans and
advances to customers	–	–	1.7	1.6
Financial assets available-for-sale reclassified to loans and
advances to customers	–	–	0.6	0.6
Total financial assets reclassified on 1 July 2008	–	–	11.8	11.7

	31 December 2009		31 December 2008
	Carrying	Fair	Carrying	Fair
	value	value	value	value
Financial assets held for trading reclassified to due from
other banks	–	–	0.8	0.8
Financial assets held for trading reclassified to loans and
advances to customers	–	–	0.7	0.7
Financial assets held for trading reclassified to investment
securities held-to-maturity	21.2	21.2	18.4	18.1
Total financial assets reclassified on 1 September 2008	21.2	21.2	19.9	19.6

	31 December 2009		31 December 2008
	Carrying	Fair	Carrying	Fair
	value	value	value	value
Financial assets held for trading reclassified to loans and
advances to customers	1.8	1.9	–	–
Total financial assets reclassified on other dates of
2008	1.8	1.9	–	–

Fair value gain or loss that would have been recognized for the year ended 31 December 2009 if the assets had not been reclassified and income or loss recognized for 2009, were as follows:

			Gain /(loss), that
			would have been
			recognized if the
	Interest	Provision	assets had not been
	income	charge	reclassified
Financial assets held for trading reclassified to due from
other banks	0.8	–	0.4
Financial assets held for trading reclassified to loans and
advances to customers	0.6	(0.2)	(0.2)
Financial assets held for trading reclassified to investment
securities held-to-maturity	3.4	–	–
Financial assets available-for-sale reclassified to due from
other banks	–	–	(0.2)
Financial assets available-for-sale reclassified to loans and
advances to customers	–	–	0.2
Total for financial assets reclassified	4.8	(0.2)	0.2

29

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

6.	Reclassifications (continued)

Fair value gain or loss that would have been recognized for the year ended 31 December 2008 if the assets had not been reclassified and income or loss recognized for 2008, were as follows:

			(Loss) / gain, that
			would have been
			recognized if the
	Interest	Provision	assets had not been
	income	charge	reclassified
Financial assets held for trading reclassified to due from
other banks	0.5	(0.2)	0.4
Financial assets held for trading reclassified to loans and
advances to customers	1.0	(0.5)	(3.3)
Financial assets held for trading reclassified to investment
securities held-to-maturity	1.0	(0.1)	(0.8)
Financial assets available-for-sale reclassified to due from
other banks	0.1	–	0.2
Financial assets available-for-sale reclassified to loans and
advances to customers	0.1	–	(0.1)
Total for financial assets reclassified	2.7	(0.8)	(3.6)

7.	Cash and Short-Term Funds

	31 December	31 December
	2009	2008
Cash on hand	52.3	52.6
Cash balances with central banks (other than mandatory reserve deposits)	115.6	229.7

Correspondent accounts with other banks
- Russian Federation	21.5	78.8
- Other countries	70.8	55.0
Total cash and short-term funds	260.2	416.1
Less: restricted cash	(1.4)	(1.1)
Total cash and cash equivalents	258.8	415.0

Restricted cash balances represent the balances on escrow accounts in the amount of nil (31 December 2008: RUR 0.1 billion in freely convertible currencies), and other balances in non-freely convertible currencies in the amount of RUR 1.4 billion (31 December 2008: RUR 1.0 billion). Restricted cash balances were collateralized by amounts due to customers and banks in the amount of RUR 1.0 billion (31 December 2008: RUR 1.0 billion). For the purposes of the consolidated statement of cash flows, restricted cash is not included in cash and cash equivalents.

8.	Financial Assets at Fair Value Through Profit or Loss

	31 December	31 December
	2009	2008
Financial assets held for trading	244.6	142.6
Financial assets designated as at fair value through profit or loss	23.3	28.2
Total financial assets at fair value through profit or loss	267.9	170.8

The financial assets designated as at fair value through profit or loss are managed on a fair value basis, in accordance with the risk management or investment strategies adopted by each Group member and the information provided to key management personnel.

30

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

8.	Financial Assets at Fair Value Through Profit or Loss (continued)

Financial assets held for trading
	31 December	31 December
	2009	2008
Debt securities denominated in USD
Bonds and eurobonds of foreign companies and banks	11.9	6.1
Eurobonds of Russian companies and banks	6.6	0.6
Eurobonds of the Russian Federation	0.1	–

Debt securities denominated in RUR
Bonds of Russian companies and banks	166.9	12.9
Russian municipal bonds	2.1	3.8
Russian Federal loan bonds (OFZ)	1.8	1.3
Promissory notes of Russian companies and banks	1.1	1.1
Eurobonds of foreign companies and banks	1.0	–

Debt securities denominated in other currencies
Eurobonds of Russian companies and banks	1.1	–
Bonds of foreign governments	1.0	0.6

Equity securities	26.0	45.7

Balances arising from derivative financial instruments (Note 35)	25.0	70.5
Total financial assets held for trading	244.6	142.6

At 31 December 2009 bonds of Russian companies and banks are mostly represented by debt securities issued by Russian oil and gas companies, energy, telecommunication, transportation companies and banks.

At 31 December 2009 equity securities are represented by securities issued by Russian metal, energy and construction companies.

Financial assets designated as at fair value through profit or loss

	31 December	31 December
	2009	2008
Bonds of Russian companies and banks	8.2	11.0
Bonds of foreign companies and banks	7.5	8.0
Bonds of foreign governments	2.7	1.6
Equity securities	2.1	7.3
Investments in mutual funds	–	0.2
Russian municipal bonds	–	0.1

Balances arising from derivative financial instruments (Note 35)	2.8	–
Total financial assets designated as at fair value through profit or loss	23.3	28.2

Equity securities in the amount of RUR 2.1 billion at 31 December 2009 (31 December 2008: RUR 6.6 billion) represent structured customer financing transactions whereby market risk is offset via forward sale agreements on the same securities (recorded within derivative instruments). These equity securities are issued by Russian energy companies. Financial assets at fair value through profit or loss – held for trading (positive fair value of derivatives) relating to these transactions are accounted for within Balances arising from derivative financial instruments in the amount of RUR 2.8 billion at 31 December 2009 (31 December 2008: Financial liabilities at fair value through profit and loss in Other liabilities of RUR 2.3 billion (Note 24)).

Financial assets at fair value through profit or loss include the amount of RUR 1.1 billion, which is pledged against other borrowings (Note 21).

Fair value measurements for each class of financial instruments in accordance with a value hierarchy are disclosed in Note 38.

31

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

9.	Financial Assets Pledged under Repurchase Agreements and Loaned Financial Assets

	31 December	31 December
	2009	2008
Financial assets at fair value through profit or loss
Financial assets held for trading
Bonds of Russian companies and banks	59.6	3.7
Eurobonds of Russian companies and banks	0.5	–
Total Financial assets held for trading	60.1	3.7

Financial assets designated as at fair value through profit or loss
Eurobonds of Russian companies and banks	0.4	2.1
Bonds of foreign governments	–	1.9
Total Financial assets designated as at fair value through profit or loss	0.4	4.0
Total Financial assets at fair value through profit or loss	60.5	7.7

Financial assets available-for-sale
Bonds of foreign governments	0.3	0.4
Bonds of foreign companies and banks	–	4.6
Total Financial assets available-for-sale	0.3	5.0

Investment securities held-to-maturity
Bonds of Russian companies and banks	21.2	18.4
Total Investment securities held-to-maturity	21.2	18.4

Financial assets classified as loans and advances to customers	14.2	3.1

Financial assets classified as due from other banks	–	10.3
Total financial assets pledged under repurchase agreements and loaned
financial assets	96.2	44.5

At 31 December 2009 bonds of Russian companies and banks included in the above table are mostly represented by debt securities issued by Russian oil and gas companies, transportation, telecommunication companies and banks.

10.	Due from Other Banks

	31 December	31 December
	2009	2008
Current term placements with other banks	334.6	302.1
Reverse sale and repurchase agreements with other banks	10.7	5.9
Overdue placements	1.6	0.7
Total gross due from other banks	346.9	308.7

Less: Allowance for impairment (Note 31)	(1.3)	(0.7)
Total due from other banks	345.6	308.0

At 31 December 2009, the Group received collateral of securities under reverse sale and repurchase agreements with other banks with fair value of RUR 11.9 billion (31 December 2008: RUR 10.6 billion).

At 31 December 2009, amount included in Due from other banks of RUR 1.0 billion is pledged against issued local mortgage-backed bonds (Note 22) (31 December 2008: nil).

32

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

11.	Loans and Advances to Customers

	31 December	31 December
	2009	2008
Current loans and advances	1,998.4	2,527.5
Reverse sale and repurchase agreements	49.0	58.6
Renegotiated loans and advances	300.5	16.3
Overdue loans and advances	196.9	47.9
Total gross loans and advances to customers	2,544.8	2,650.3
Less: Allowance for impairment (Note 31)	(234.9)	(94.7)
Total loans and advances to customers	2,309.9	2,555.6

For the purposes of the above table, the amount of overdue loans and advances includes overdue portions of loans where the payment of either principal or interest is overdue by one day or more, rather than the entire outstanding amount of the loans.

The table below shows loans and advances to customers by class.

	31 December	31 December
	2009	2008
Loans to legal entities

Finance leases	105.9	114.1
Current activity financing	1,313.2	1,478.9
Reverse sale and repurchase agreements	23.8	58.0
Project finance and other	666.6	612.2
Total loans to legal entities	2,109.5	2,263.2
Loans to individuals

Mortgages	181.7	190.6
Car loans	45.5	40.6
Reverse sale and repurchase agreements	25.2	0.6
Consumer loans and other	182.9	155.3
Total loans to individuals	435.3	387.1
Less: Allowance for impairment (Note 31)	(234.9)	(94.7)
Total loans and advances to customers	2,309.9	2,555.6

Finance leases represent loans to leasing companies and net investment in leases.

At 31 December 2009 finance lease receivables of RUR 97.2 billion equal to the net investment in lease are included in current loans (31 December 2008: RUR 96.2 billion).

The finance lease receivables were as follows:

	31 December	31 December
	2009	2008
Gross investment in leases	131.1	134.8
Less: Unearned finance lease income	(33.9)	(38.6)
Net investment in leases before allowance	97.2	96.2

Less: Allowance for uncollectible finance lease receivables	(10.0)	(0.7)
Net investment in leases	87.2	95.5

At 31 December 2009, the Group has 4 significant lessees represented by two railway and two airline companies with an aggregated net investment in lease of RUR 56.6 billion (31 December 2008: one railway company with an aggregated net investment in lease of RUR 36.0 billion).

33

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

11.	Loans and Advances to Customers (continued)

Future minimum lease payments to be received by the Group were as following:

	31 December	31 December
	2009	2008
Within 1 year	35.6	20.5
From 1 to 5 years	73.2	81.0
More than 5 years	22.3	33.3
Minimum lease payments receivable	131.1	134.8

Net investments in leases were as following:

	31 December	31 December
	2009	2008
Within 1 year	22.4	14.3
From 1 to 5 years	49.7	58.2
More than 5 years	15.1	23.0
Net investment in leases	87.2	95.5

Economic sector risk concentrations within the customer loan portfolio are as follows:

	31 December 2009		31 December 2008
	Amount	%	Amount	%
Individuals	435.3	17	387.1	15
Metals	417.3	16	196.3	7
Finance	359.0	14	492.6	19
Building construction	278.6	11	375.9	14
Manufacturing	219.8	9	196.2	7
Trade and commerce	169.1	7	253.0	10
Transport	141.5	5	146.7	5
Oil and Gas	103.1	4	145.2	5
Energy	88.6	3	62.7	2
Coal mining	73.7	3	69.3	3
Food and agriculture	71.5	3	75.1	3
Government bodies	70.3	3	88.6	3
Chemical	28.6	1	71.5	3
Aircraft	24.0	1	17.7	1
Telecommunications and media	17.9	1	18.5	1
Other	46.5	2	53.9	2
Total gross loans and advances to
customers	2,544.8	100	2,650.3	100

Finance industry includes loans issued to holding companies of industrial groups, mergers and acquisitions financing, and loans to leasing, insurance and other non-bank financial companies.

At 31 December 2009, the total amount of outstanding loans issued by the Group to 10 largest groups of interrelated borrowers comprises RUR 583.0 billion, or 23% of the gross loan portfolio (31 December 2008: RUR 546.9 billion, or 21%).

At 31 December 2009 and 2008, outstanding loans issued under reverse repurchase agreements do not contain any significant concentrations.

At 31 December 2009, the Bank received collateral of securities under reverse sale and repurchase agreements with customers with a fair value of RUR 57.4 billion (31 December 2008: RUR 97.3 billion).

The total amount of pledged loans is RUR 172.3 billion (31 December 2008: RUR 103.6 billion). The loans are pledged against the funds accounted within Other borrowed funds – Other borrowings and Due to other banks captions in Liabilities. Included in the above amount of pledged loans are mortgage loans of RUR 20.8 billion (31 December 2008: nil). At 31 December 2009, the carrying value of mortgage loans pledged against debt securities issued amounted to RUR 14.4 billion (Note 22).

During 2009 interest income on impaired loans, recognized by the Group amounted to RUR 18.4 billion (2008: RUR 4.9 billion).

34

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

12.	Financial Assets Available-for-Sale

	31 December	31 December
	2009	2008
Equity investments	19.3	11.9
Bonds of foreign companies and banks	4.2	9.5
Bonds of foreign governments	1.1	1.1
Russian municipal bonds	–	0.6
Eurobonds of Russian companies and banks	–	0.5
Promissory notes of Russian companies and banks	0.3	0.3
Total financial assets available-for-sale	24.9	23.9

During 2009, the Group recognized a negative revaluation of financial assets available-for-sale in the amount of RUR 2.0 billion (2008: RUR 4.3 billion) before tax, which contains impairment in the amount of RUR 1.0 billion (2008: RUR 3.4 billion), before tax, transferred from equity to the income statement, and a loss on initial recognition of financial instruments of RUR 1.0 billion, booked to the income statement.

13.	Investments in Associates

			31 December 2009		31 December 2008
	Country of		Carrying	Ownership	Carrying	Ownership
	registration	Activity	amount	percentage	amount	percentage
“Eurofinance Mosnarbank”, OJSC	Russia	Banking	4.0	34.83%	3.8	34.83%
“Vietnam-Russia Joint Venture Bank”	Vietnam	Banking	0.9	49.00%	0.7	49.00%
“Interbank Trading House”, Ltd	Russia	Commerce	–	50.00%	–	50.00%
“KS Holding”, CJSC	Russia	Insurance	4.8	49.00%	–	–
“POLIEF”, OJSC	Russia	Chemical	1.1	32.50%	–	–
“Sistemapsys S.A.R.L.”, JCS	Luxembourg	Construction	1.2	50.00%	–	–
“Astanda”, Ltd	Cyprus	Construction	0.4	50.00%	–	–
“Sistema Saraya”, Ltd	Cayman Island	Construction	0.1	50.00%	–	–
“Telecom-Development”, CJSC	Russia	Construction	1.4	50.00%	–	–
“Izumrudniy Gorod 2000”, Ltd	Russia	Construction	–	50.00%	–	–
“Tagar-City”, Ltd	Russia	Construction	–	50.00%	–	–
“Amiral' B. V.”, Ltd	Russia	Construction	–	50.00%	–	–
“Ilinoza investments limited”, Ltd	Russia	Construction	–	45.00%	–	–
Total investments in associates			13.9		4.5

In March 2008, the share capital of Vietnam-Russia Joint Venture Bank was increased. VTB contributed to the capital RUR 0.4 billion retaining a 49% ownership.

As a result of the acquisition of Sistema-Hals the Group has obtained the following investments in associates: Sistemapsys S.A.R.L., Astanda, Sistema Saraya, Telecom-Development, Izumrudniy Gorod 2000, Tagar-City, Amiral’ B. V., Ilinoza investments limited (Note 41).

The following table contains the summarized aggregated financial information on the associates:

	31 December	31 December
	2009	2008
Assets	95.0	64.5
Liabilities	68.3	53.9
Net assets	26.7	10.6
Revenue	30.0	5.6
Net profit	(0.9)	–

The unrecognized share in losses of associates for 2009 and cumulatively at 31 December 2009 was RUR 0.1 billion and RUR 0.8 billion, respectively (31 December 2008: RUR 0.1 billion and RUR 0.7 billion, respectively).

35

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

14.	Investment Securities Held-to-Maturity

	31 December	31 December
	2009	2008
Bonds of Russian companies and banks	11.1	14.8
Eurobonds of Russian companies and banks	2.1	2.5
Bonds of foreign companies and banks	0.4	2.8
Bonds of foreign governments	0.3	0.2
Promissory notes of Russian companies and banks	–	1.7
Total gross investment securities held-to-maturity	13.9	22.0
Less: Allowance for impairment (Note 31)	(2.2)	(1.3)
Total investment securities held-to-maturity	11.7	20.7

Bonds issued by Russian companies and banks are mostly represented by debt securities issued by major Russian banks.

15.	Premises and Equipment

The movements in property and equipment were as follows:

			Construction
	Premises	Equipment	in progress	Total
Net book amount at 31 December 2008	40.6	9.3	10.9	60.8
Cost or revalued amount
Opening balance at 1 January 2009	41.5	16.8	10.9	69.2
Acquisitions of subsidiaries	0.1	0.4	–	0.5
Disposal of subsidiaries	–	(0.1)	–	(0.1)
Additions	0.7	9.3	6.6	16.6
Transfer	4.1	1.1	(5.2)	–
Disposals	(2.5)	(1.0)	(0.4)	(3.9)
Revaluation and impairment	(5.1)	–	(0.4)	(5.5)
Translation difference	(0.9)	–	(0.1)	(1.0)
Closing balance at 31 December 2009	37.9	26.5	11.4	75.8
Accumulated depreciation
Opening balance at 1 January 2009	0.9	7.5	–	8.4
Depreciation charge	1.3	3.1	–	4.4
Disposals	(0.1)	(0.8)	–	(0.9)
Revaluation	(2.3)	–	–	(2.3)
Translation difference	0.2	0.1	–	0.3
Closing balance at 31 December 2009	–	9.9	–	9.9
Net book amount at 31 December 2009	37.9	16.6	11.4	65.9
36

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

15.	Premises and Equipment (continued)

			Construction
	Premises	Equipment	in progress	Total
Net book amount at 31 December 2007	40.0	6.7	2.3	49.0
Cost or revalued amount
Opening balance at 1 January 2008	40.0	12.2	2.3	54.5
Additions	2.4	5.0	10.6	18.0
Transfer	1.5	0.4	(1.9)	–
Disposals	(2.9)	(0.4)	–	(3.3)
Translation difference	0.5	(0.4)	(0.1)	–
Closing balance at 31 December 2008	41.5	16.8	10.9	69.2
Accumulated depreciation
Opening balance at 1 January 2008	–	5.5	–	5.5
Depreciation charge	1.2	2.3	–	3.5
Disposals	(0.2)	(0.6)	–	(0.8)
Translation difference	(0.1)	0.3	–	0.2
Closing balance at 31 December 2008	0.9	7.5	–	8.4
Net book amount at 31 December 2008	40.6	9.3	10.9	60.8

The Transfer caption includes movements from Construction in progress to Premises and Equipment captions upon completion of construction and/or putting of the premises and equipment in use.

Premises of the Group are subject to revaluation on a regular basis. The date of the latest revaluation was 31 December 2009. The Group engaged an independent appraiser to determine the fair value of its premises. Fair value was determined by reference to market-based evidence. The negative revaluation amounted to RUR 2.8 billion. The decrease of the premises’ carrying amount was recognized as operating expenses in the amount of RUR 1.5 billion to the extent it exceeded the previous revaluation surplus in equity, and the amount of RUR 1.3 billion, which were posted to premises revaluation reserve within the shareholders’ equity net of tax in the amount of RUR 0.3 billion.

The Group recognized impairment losses with regard to construction in progress in the amount of RUR 0.4 billion.

If the premises were measured using the cost model, the carrying amounts would be as follows:

	31 December	31 December
	2009	2008
Cost	28.5	23.4
Accumulated depreciation and impairment	2.1	1.9
Net carrying amount	26.4	21.5

16.	Investment Property

	31 December	31 December
	2009	2008
Investment property as at 1 January	4.3	4.1
Acquisitions of subsidiaries (Note 41)	20.0	–
Additions	54.6	–
Reclassified from premises	0.7	–
Reclassified from property held for sale	0.2	–
Revaluation	(0.3)	0.1
Capitalization of borrowing costs	0.3	–
Translation effect	–	0.1
Investment property as at 31 December	79.8	4.3

37

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

16.	Investment property (continued)

At 31 December 2009, as a result of revaluation, investment property decreased by RUR 0.3 billion (in 2008 - increased by RUR 0.1 billion). The valuation was carried out by independent appraisers on the basis of market prices for comparable real estate.

In 2009, the Group’s investment property increased due to property worth of RUR 74.6 billion received mainly from Russian real estate development companies. The Group received directly a property title for land plots worth of RUR 54.0 billion in exchange for settlement of the outstanding loans granted by the Group. Real estate property worth of RUR 20.0 billion increase is a result of acquisition of "Sistema-Hals", OJSC (Note 41). The remaining property of RUR 0.6 billion was obtained through foreclosure of collateral under mortgage loans. The acquired investment properties were valued by an independent, professionally qualified appraiser at fair value at the acquisition date.

As at 31 December 2009, investment property contains the amount of RUR 3.2 billion, which is pledged against Other borrowings within Other borrowed funds (Note 21).

The Group leased out a portion of its investment property under operating lease. Future minimum receivables under non-cancellable operating lease are RUR 0.1 billion to be received in less than 1 year.

In 2009 the Group has recognized rental income as part of income arising from non-banking activities of RUR 0.1 billion and direct operating expenses of RUR 0.1 billion in relation to investment property than generated rental income during 2009.

17.	Intangible Assets and Goodwill

The movements in intangible assets were as follows:

	Core deposit	Computer
	intangible	software	Other rights	Goodwill	Total
Net book amount at 31 December 2008	2.1	1.6	–	7.6	11.3
Cost less impairment
Opening balance at 1 January 2009	5.0	2.7	–	7.6	15.3
Additions	–	0.8	–	–	0.8
Acquisition through business combinations	–	0.1	0.7	4.1	4.9
Disposals	–	(0.2)	–	–	(0.2)
Impairment (Note 41)	–	–	–	(3.7)	(3.7)
Translation difference	–	–	–	(0.1)	(0.1)
Closing balance at 31 December 2009	5.0	3.4	0.7	7.9	17.0
Accumulated amortization
Opening balance at 1 January 2009	2.9	1.1	–	–	4.0
Amortization charge	1.0	0.5	–	–	1.5
Disposals	–	(0.2)	–	–	(0.2)
Translation difference	(0.1)	(0.1)	–	–	(0.2)
Closing balance at 31 December 2009	3.8	1.3	–	–	5.1
Net book amount at 31 December 2009	1.2	2.1	0.7	7.9	11.9

38

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

17.	Intangible Assets and Goodwill (continued)

	Core deposit	Computer
	intangible	software	Goodwill	Total
Net book amount at 31 December 2007	3.2	0.7	7.8	11.7
Cost less impairment
Opening balance at 1 January 2008	5.0	1.4	7.8	14.2
Additions	–	0.9	–	0.9
Acquisition through business combinations	–	0.3	–	0.3
Impairment	–	–	(0.2)	(0.2)
Translation difference	–	0.1	–	0.1
Closing balance at 31 December 2008	5.0	2.7	7.6	15.3
Accumulated amortization
Opening balance at 1 January 2008	1.8	0.7	–	2.5
Amortization charge	1.0	0.3	–	1.3
Translation difference	0.1	0.1	–	0.2
Closing balance at 31 December 2008	2.9	1.1	–	4.0
Net book amount at 31 December 2008	2.1	1.6	7.6	11.3

The carrying amount of goodwill and core deposit intangible allocated to each of the following cash-generating units:

	31 December 2009			31 December 2008
		Carrying			Carrying
	Carrying	amount of		Carrying	amount of
	amount of	core deposit		amount of	core deposit
	goodwill	intangible	Total	goodwill	intangible	Total
“Bank VTB 24”, CJSC	2.1	–	2.1	2.1	–	2.1
“VTB Bank North-West”, OJSC	5.2	0.9	6.1	5.2	1.8	7.0
“VTB Bank (Armenia)” CJSC	0.1	–	0.1	0.1	–	0.1
“Obyedinennaya Depositarnaya companya”, CJSC	–	0.3	0.3	0.1	0.3	0.4
“VTB Bank (Azerbaijan)”, OJSC	0.4	–	0.4	–	–	–
“VTB Asset Management”, CJSC	0.1	–	0.1	0.1	–	0.1
Net book amount	7.9	1.2	9.1	7.6	2.1	9.7

The recoverable amount of Bank VTB North-West at 31 December 2009 was based on the fair value, less costs to sell, of the cash-generating unit, which amounted to RUR 32.9 billion. The recoverable amount of Bank VTB North-West at 31 December 2008 was based on the market quotes of the latest market transactions of its shares, which amounted to RUR 56.7 billion.

As of 31 December 2009, the recoverable amount of “Bank VTB 24”, CJSC has been determined based on a value in use calculation using pretax cash flow projections (adjusted for depreciation) based on financial budgets approved by management covering a four-year period. The discount rate applied to cash flow projections is 11%.

The following describes each key assumption on which management has based its cash flow projections for “Bank VTB 24”, CJSC to undertake impairment testing of goodwill:

  Budgeted interest margin – the basis used to determine the value assigned to the budgeted interest margin is the average interest margin achieved in the year immediately before the budgeted year;
  Volume of the loan and customer deposits market – the basis used relates to the market research projections for the retail Russian market;
  Provision for loan impairment – the basis used relates to the types of retail credit products and the statistics of losses;
  Volume and cost of funding – the basis used relates to the requirements of growing operations based on business plan;
  Volume of other operating expenses and of capital expenditure – the basis used relates to the requirements of growing of present and future offices of the bank.
39

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

17.	Intangible Assets and Goodwill (continued)

The recoverable amount of “Bank VTB 24”, CJSC at 31 December 2008 was based on the fair value, less costs to sell, of the cash-generating unit, which amounted to RUR 82.2 billion.

18.	Other Assets

		31 December	31 December
	Note	2009	2008
Property intended for sale in the ordinary course of business		14.2	–
Equipment purchased for subsequent leasing		13.0	13.0
Taxes recoverable		8.2	8.1
Trade debtors and prepayments		6.1	5.1
Advances issued to leasing equipment suppliers		4.1	8.7
Deferred expenses		2.9	2.4
Amounts in course of settlement		2.6	8.9
Precious metals		2.3	2.1
Leasehold for development and sale		1.5	1.4
Rights of claim to construct and receive the title of ownership of premises under investment contracts and related capitalized
furnishing costs		0.2	0.2
Positive fair value of derivatives (fair value hedges)	35	–	4.4
Positive fair value of derivatives (cash flow hedges)	35	–	2.6
Other assets related to non-banking activities		7.9	–
Other assets		6.0	3.1
Total other assets before allowance for impairment		69.0	60.0
Less: Allowance for impairment	31	(1.4)	–
Total other assets		67.6	60.0

At 31 December 2009 and 2008, equipment purchased for subsequent leasing and advances issued to leasing equipment suppliers represents operations of VTB Leasing.

As at 31 December 2009, included in Property intended for sale in the ordinary course of business is the amount of RUR 1.9 billion, which is pledged against Other borrowings within Other borrowed funds (Note 21).

19.	Due to Other Banks

	31 December	31 December
	2009	2008
Correspondent accounts and overnight deposits of other banks	174.1	116.4
Term loans and deposits	111.6	264.0
Sale and repurchase agreements with other banks	1.3	8.3
Total due to other banks	287.0	388.7

During the second quarter of 2009 the Group redeemed before maturity a term deposit under the request of the third party bank, and recognized a gain of RUR 7.4 billion, which was classified as gains less losses arising from extinguishment of liability.

Financial assets pledged against sale and repurchase agreements are financial assets at fair value through profit or loss and financial assets available-for-sale with a total fair value of RUR 1.7 billion (31 December 2008: RUR 9.0 billion of financial assets available-for-sale and those reclassified to loans and advances to customers with amortized cost of RUR 1.0 billion (Note 9)).

As at 31 December 2009, term loans and deposits in the amount of RUR 4.7 billion (31 December 2008: RUR 13.8 billion) is collateralized with loans to customers in the amount of RUR 4.6 billion (Note 11) (31 December 2008: RUR 14.2 billion).

40

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

20.	Customer Deposits

	31 December	31 December
	2009	2008
Government bodies
Current/settlement deposits	7.7	15.0
Term deposits	101.1	30.2
Other legal entities
Current/settlement deposits	464.5	256.2
Term deposits	515.7	446.4
Individuals
Current/settlement deposits	84.5	84.8
Term deposits	392.0	269.3
Sale and repurchase agreements	3.3	–
Total customer deposits	1,568.8	1,101.9

Included in customer deposits at 31 December 2009 are:

  Restricted deposits amounting to RUR 0.1 billion (31 December 2008: 0.1 billion), where matching deposits were placed by the Group in other balances in non-freely convertible currencies (Note 7).
  Deposits of RUR 9.4 billion (31 December 2008: RUR 9.0 billion) were held as collateral against irrevocable commitments under import letters of credit and guarantees (Note 35).

Economic sector risk concentrations within customer deposits are as follows:

	31 December 2009		31 December 2008
	Amount	%	Amount	%
Individuals	476.5	30	354.1	32
Oil and gas	322.1	21	66.8	6
Finance	133.7	9	184.9	17
Government bodies	108.8	7	45.2	4
Energy	83.6	5	110.6	10
Metals	71.5	5	25.1	2
Manufacturing	68.9	4	54.7	5
Building construction	65.3	4	49.6	5
Telecommunications and media	64.8	4	41.0	4
Trade and commerce	59.6	4	60.3	5
Aircraft	16.2	1	6.7	1
Transport	15.8	1	15.9	1
Chemical	15.1	1	25.9	2
Food and agriculture	15.1	1	8.3	1
Coal mining	3.5	–	5.6	1
Other	48.3	3	47.2	4
Total customer deposits	1,568.8	100	1,101.9	100

21.	Other Borrowed Funds

	31 December	31 December
	2009	2008
Syndicated loans	49.4	85.2
Other borrowings	421.5	763.5
Total other borrowed funds	470.9	848.7

Included in other borrowings are borrowings received by the Group from other banks, mainly OECD based, under non-revolving open credit lines, and funds attracted from central banks.

In June 2008, VTB received a dual tranche syndicated loan in the total amount of USD 1,400 million (RUR 32.9 billion) (Tranche A - USD 1,000 million (RUR 23.5 billion) and Tranche B - USD 400 million (RUR 9.4 billion)) maturing in June 2011 and in December 2009 with floating interest rates of LIBOR + 0.65% and LIBOR + 0.6%, respectively.

41

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

21.	Other Borrowed Funds (continued)

In May 2009, VTB fully repaid a syndicated loan in the total contractual amount of USD 171 million (RUR 5.9 billion). In December 2009 VTB fully repaid Tranche B of a syndicated loan in the total contractual amount of USD 400 million (RUR 12.2 billion). In the fourth quarter 2009 the Group partially repaid part of the Tranche A of the syndicated loan in the total amount of USD 45 million (RUR 1.3 billion).

In 2009 VTB 24 fully repaid a syndicated loan in the total contractual amount of USD 141 million (RUR 4.6 billion).

In July 2009, VTB North-West fully repaid a syndicated loan in the total contractual amount of USD 113 million (RUR 3.8 billion).

In July 2009, VTB (Austria) fully repaid a syndicated loan in the total contractual amount of USD 150 million (RUR 4.7 billion). During 2009 VTB (Austria) partially repaid a syndicated loan in the amount of USD 140 million (RUR 4.6 billion).

In February 2008, VTB (Austria) received a second tranche of a syndicated loan in the amount of USD 100 million (RUR 2.4 billion), maturing in December 2010 at an interest rate of 6M LIBOR + 0.65%. In March 2008, VTB (Austria) received a syndicated loan in the amount of USD 120 million (RUR 2.8 billion), maturing in March 2011 at an interest rate of 6M LIBOR + 1.05%. In June 2008, VTB (Austria) received a syndicated loan in the amount of EUR 85 million (RUR 3.1 billion), maturing in June 2010 at an interest rate of 6M LIBOR + 0.65%.

In the third quarter 2008, VTB (Austria) fully repaid three syndicated loans in the total amount of USD 329 million (RUR 8.3 billion) and partially repaid a syndicated loan in the amount of USD 70 million (RUR 1.8 billion). In October 2008, VTB (France) fully repaid a syndicated loan in the total amount of USD 200 million (RUR 5.2 billion). In the fourth quarter 2008, RCB Ltd fully repaid a syndicated loan in the total amount of USD 85 million (RUR 2.5 billion). In the fourth quarter 2008, VTB partially repaid two syndicated loans in the amount of USD 348 million (RUR 8.7 billion).

Funds attracted from local central banks included in other borrowings comprise RUR 314.8 billion at 31 December 2009 (31 December 2008: RUR 611.6 billion).

Within other borrowings are funds attracted through sale and repurchase agreements in the amount of RUR 85.3 billion at 31 December 2009 (31 December 2008: RUR 29.9 billion). Financial assets pledged against sale and repurchase agreements included in Other borrowed funds are financial assets at fair value through profit or loss with a total fair value of RUR 59.1 billion (31 December 2008: RUR 3.7 billion); loans and advances to customers, investment securities held-to-maturity and due from other banks including those reclassified under amendment to IAS 39 with amortized cost of RUR 14.2 billion, RUR 21.2 billion and nil, respectively (31 December 2008: RUR 2.1 billion, RUR 18.4 billion and RUR 10.3 billion) (Note 9).

The funds attracted from local central banks in the amount of RUR 107.5 billion (31 December 2008: RUR 83.9 billion) are secured by pledged loans to customers of RUR 167.7 billion (31 December 2008: RUR 89.4 billion), including RUR 20.8 billion of pledged mortgage loans of (31 December 2008: nil) (Note 11).

Other borrowings contain the amount of RUR 4.4 billion securitized with a pledge of financial assets at fair value through profit or loss in the amount of RUR 1.1 billion (Note 8), investment property of RUR 3.2 billion (Note 16) and other assets of RUR 1.9 billion (Note 18).

22.	Debt Securities Issued

	31 December	31 December
	2009	2008
Bonds	346.0	408.9
Promissory notes	139.3	150.7
Deposit certificates	0.4	0.5
Total debt securities issued	485.7	560.1

In February 2009, Bank VTB 24 issued local bonds for RUR 8.0 billion with interest rate of 11.85% payable semi-annually and a 1.5-year embedded put option maturing in February 2014.

In March 2009, VTB Bank redeemed the 11th series of Eurobonds in the amount EUR 1,000 million (RUR 45.0 billion) and the 4th series of RUR bonds in the amount of RUR 3 billion at maturity date.

In April 2009, VTB redeemed upon maturity RUR-denominated Eurobonds in the amount of RUR 10.0 billion.

In April 2009, VTB Capital, Plc. redeemed Eurobonds in the amount of USD 500 million upon maturity.

42

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

22.	Debt Securities Issued (continued)

In May 2009 VTB legally cancelled some Eurobonds purchased in 2009 and the fourth quarter of 2008 for the notional amount of RUR 38.3 billion.

In June 2009, the Group arranged a securitization transaction, under which, three tranches of Mortgage-backed amortizing notes were issued for RUR 10.0 billion, RUR 2.0 billion and RUR 2.5 billion respectively with maturity in February 2039 and coupon rate of 10.5% for the first tranche, 11% for the second tranche and the floating coupon for the third tranche. These securities were collateralized with a portfolio of RUR 14.5 billion mortgage loans to individuals secured by residential properties (the loans were not derecognized). These securities were issued through a special purpose entity. At 31 December 2009 VTB 24 is the sole holder of the notes, thus these notes are eliminated in these financial statements.

In June 2009, VTB-Leasing Finance issued series 3 and 4 of local bonds in Russia in the amount of RUR 5.0 billion each due in June 2016 with an interest rate of 14% payable quarterly and a one year put option for the bondholders.

In August 2009, VTB Capital S.A., a Luxembourg based special purpose entity of the Group used for issuance of Eurobonds, issued CHF 750 million (RUR 22.2 billion) Eurobonds under a European Medium Term Note (EMTN) Programme 2 with a fixed rate of 7.5% maturing in August 2011.

In October 2009, “VTB Capital”, Plc redeemed Eurobonds in the amount of USD 500 million (RUR 15.0 billion) upon maturity. In November 2009 VTB redeemed the Series 2 of Eurobonds in the outstanding amount of USD 714 million (RUR 20.7 billion), the securities were issued in August 2007 for USD 800 million under its European Medium Term Notes (EMTN) Programme 2 and were partially legally cancelled in May 2009.

In November 2009, “VTB-Leasing Ukraine”, Ltd made a private placement of USD 789.4 million (RUR 22.7 billion) floating rate Notes due in May 2019. These securities were issued through a special purpose entity. At 31 December 2009 the Group is the sole holder of the notes, thus these notes are eliminated in these consolidated financial statements.

In December 2009, "VTB-Leasing Finance”, Ltd issued RUR 5.0 billion local bonds maturing in November 2016 with a coupon rate of 9.7% p.a. payable quarterly with 1-year put option. In December 2009, VTB 24 redeemed Eurobonds in the amount of USD 500 million (RUR 14.6 billion) upon maturity.

In December 2009, VTB 24 issued RUR 15.0 billion local mortgage-backed bonds maturing in December 2014 with a fixed rate of 9.7% p.a. payable quarterly with 2-year put option. These bonds are secured by mortgage loan portfolio with carrying amount of RUR 14.4 billion (Note 11) and an amount of RUR 1.0 billion within Due from other banks (Note10).

In February 2008, VTB 24 issued RUR 10.0 billion domestic bonds maturing in February 2013 with a coupon rate of 7.7% p.a. paid semi-annually and 1-year put option embedded.

In May 2008, VTB issued USD 2,000 million (RUR 47.1billion) Eurobonds with a fixed rate of 6.875% maturing in 2018, which may be redeemed in May 2013 at the option of note-holders (5-year put option).

In June 2008, VTB issued EUR 1,000 million (RUR 36.9 billion) Eurobonds at a fixed rate of 8.25% maturing in June 2011.

In June 2008, VTB 24 issued RUR 6.0 billion domestic bonds maturing in May 2013 with coupon rate of 8.18% p.a. paid semi-annually and 1-year put option embedded.

In July 2008, VTB-Leasing Finance, LLC issued RUR 10.0 billion domestic bonds with a partial principal redemption from July 2009 finally maturing in July 2015 with a coupon rate of 8.9% p.a. paid quarterly and 1-year put option embedded.

In August 2008, VTB redeemed its USD-denominated Eurobonds Series 10 with notional amount of USD 1,750 million (RUR 41.0 billion) at maturity.

In November 2008, VTB prolonged RUR 30 billion Series 3 bonds until November 2012. The coupon rate increased to 12% p.a. Also the bondholders received an annual put option, executable in November.

In December 2008, VTB redeemed its USD-denominated Eurobonds Series 1 with a notional amount of USD 550 million (RUR 15.3 billion) at maturity.

43

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

22.	Debt Securities Issued (continued)

In December 2008, VTB 24 issued two tranches of Mortgage-backed notes for USD 150 million (RUR 4.4 billion) each with maturity in March 2041 and coupon rate of 7.5% p.a. These securities were collateralized with a portfolio of RUR 14.0 billion mortgage loans to individuals secured by residential properties (the loans were not derecognized). These securities were issued through a special purpose entity. At 31 December 2008, VTB 24 was the sole holder of the notes, thus these notes were eliminated in these consolidated financial statements.

VTB Group members from time to time seek to retire all or part of any of their issued and outstanding debt through open market purchases, privately negotiated transactions or otherwise. Such repurchases or exchanges, if any, depend on prevailing market conditions, VTB's liquidity requirements, contractual restrictions and other factors. The notional amount of Eurobonds bought-back (excluding subordinated debt) by VTB Group during the twelve months ended 31 December 2009 amounted to RUR 20.2 billion (2008: RUR 28.4 billion), which resulted in the recognition of a gain on the extinguishment of debt of RUR 3.3 billion for 2009 (2008: RUR 7.7 billion).

Promissory notes represent notes primarily issued by VTB in the local market, which primarily act as an alternative to customer/bank deposits. At 31 December 2009 promissory notes issued included both discount and interest bearing promissory notes denominated mainly in RUR with maturity ranging from demand to June 2015 (31 December 2008: from demand to June 2015).

23.	Subordinated Debt

On 4 February 2005, VTB Capital S.A., a Luxembourg based special purpose entity of the Group used for issuance of Eurobonds, issued USD 750 million of Eurobonds (with a call option for early repayment on the fifth anniversary of such date) due February 2015, the proceeds of which financed a subordinated loan to VTB. The Eurobonds bear interest at 6.315% per annum payable semi-annually, with an interest rate step-up in 2010. The notional amount of Eurobonds bought-back by VTB Group during the year ended 31 December 2009 amounted to RUR 10.0 billion (2008: RUR 4.1 billion), which resulted in the recognition of a gain on the extinguishment of liability of RUR 3.8 billion for 2009 (2008: RUR 1.3 billion). As of 31 December 2009 the carrying amount of this subordinated debt was RUR 9.7 billion (31 December 2008: RUR 18.1 billion).

On 29 September 2005, OJSC “Industry & Construction Bank” (further renamed to OJSC “Bank VTB North-West”) issued USD 400 million subordinated Eurobonds due September 2015 with early redemption option (1 October 2010; price 100; type call). The Eurobonds bear interest at 6.2% per annum payable semi-annually, with an interest rate step-up in 2010. The transaction was structured as an issue of notes by Or-ICB S.A. (Luxembourg) for the purpose of financing a subordinated loan to the Bank. The notional amount of Eurobonds bought-back by VTB Group during the year ended 31 December 2009 amounted to RUR 0.4 billion (2008: RUR 1.8 billion), which resulted in the recognition of a gain on the extinguishment of liability of RUR 0.2 billion for 2009 (2008: RUR 0.7 billion). As of 31 December 2009 the carrying amount of this subordinated debt was RUR 9.2 billion (31 December 2008: RUR 9.5 billion).

In October and November 2008, VTB received two subordinated loans of RUR 100 billion each with a rate of 8% p.a. maturing in December 2019 from Vnesheconombank (VEB), which is a related party to the Group. As at 31 December 2008 in accordance with IAS 20 “Accounting for Government Grants and Disclosure of Government Assistance” the Group discounted these loans using an appropriate market rate adjusted for loan premium. As of 31 December 2009 the carrying amount of this subordinated debt is RUR 176.4 billion with zero deferred income (31 December 2008: RUR 175.1 billion and RUR 23.6 billion, respectively). The deferred income was accounted for within subordinated debt and was eligible for setting-off against the losses on initial recognition of the loans extended by the Group at preferential interest rates to support operations of Russian companies. During the first quarter of 2009 the amount of the above deferred income was utilized in full.

44

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

24.	Other Liabilities

	31 December	31 December
	2009	2008
Financial liabilities at fair value through profit or loss – held for trading
(negative fair value of derivatives (Note 35))	38.1	120.1
Payable to employees	10.5	8.1
Amounts in course of settlement	5.4	3.6
Liabilities to pay taxes	4.4	3.2
Trade creditors and prepayments received	3.8	4.3
Non-controlling interests in consolidated mutual funds	3.7	3.5
Put options over non-controlling interests	3.4	–
Liabilities on pension plans	1.9	1.5
Obligation to deliver securities	1.7	1.9
Provisions for credit related commitments and legal claims (Note 31)	1.7	1.6
Deferred income	1.2	1.4
Advances received from lessees	0.8	0.8
Provisions on insurance payments	0.5	1.1
Initial recognition of credit related commitments	0.5	–
Dividends payable	0.2	0.2
Financial liabilities at fair value through profit or loss – fair value
hedges (Note 35)	–	21.5
Other liabilities related to non-banking activities	10.0	–
Other liabilities	3.4	1.3
Total other liabilities	91.2	174.1

In accordance with the Russian legislation in December 2009, the Group made the binding offer to repurchase the non-controlling interests of Sistema-Hals in the amount of RUR 3.4 billion. The Group made the relevant accrual in Other liabilities with corresponding entry in equity, as this transaction is defined as an equity transaction.

25.	Share Capital and Reserves

Authorized, issued and fully paid share capital of the Bank comprises:

	31 December 2009		31 December 2008
	Number	Nominal	Number
	of shares	amount	of shares	Nominal amount
Ordinary shares	10,460,541,337,338	113.1	6,724,138,509,019	75.7
Total share capital	10,460,541,337,338	113.1	6,724,138,509,019	75.7

Contributions to the Bank’s share capital were originally made in RUR, foreign currency and gold bullion. All ordinary shares have nominal value of RUR 0.01, rank equally and carry one vote.

In June 2009 at the Annual General Meeting the shareholders authorised the increase of the VTB share capital by 9,000,000,000,000 shares with nominal value of RUR 0.01.

On 25 September 2009, the Central Bank of the Russian Federation registered the results of additional issuance of 3,736,402,828,319 common shares of VTB Bank with a nominal value of RUR 0.01 each at the actual offering price of RUR 0.0482 per share. The proceeds from the additional share issuance amounted to RUR 180.1 billion. Upon finalization of this issuance VTB’s majority shareholder’s share increased to 85.50%.

During 2009 107,100,000 treasury shares were sold by the Group subsidiaries. At 31 December 2009 the number of Treasury shares decreased to 2,777,411,767 shares.

At 31 December 2009 authorized but not issued shares comprise 10,263,597,171,681 shares (2008: 5,000,000,000,000) with a par value of RUR 0.01 each.

At 31 December 2009 and 2008, the reserves included both distributable and non-distributable reserves.

Unrealized gain on financial assets available-for-sale and cash flow hedge includes reserves for accounting for changes in fair values of available-for-sale financial instruments as the balances related to cash flow hedges were fully recycled to the income statement during 2009.

45

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

26.	Interest Income and Expense

		2009	2008
	Interest income
	Financial assets at fair value through profit or loss	16.1	11.6
	Loans and advances to customers	343.9	216.8
	Due from other banks	11.1	14.2
	Securities	2.6	2.6
	Financial assets not at fair value through profit or loss	357.6	233.6
	Total interest income	373.7	245.2

	Interest expense
	Customer deposits	(89.9)	(65.2)
	Debt securities issued	(38.1)	(32.6)
	Due to other banks and other borrowed funds	(74.8)	(29.1)
	Subordinated debt	(18.7)	(4.7)
	Total interest expense	(221.5)	(131.6)
	Net interest income	152.2	113.6

27.	Gains Less Losses Arising from Financial Instruments at Fair Value Through Profit or Loss

		2009	2008
	(Losses net of gains) / gains less losses arising from trading financial
	instruments	(23.8)	6.2

	Gains less losses / (losses net of gains) arising from financial instruments
	designated at fair value through profit or loss	2.5	(2.2)
	Total (losses net of gains) / gains less losses arising from financial
	instruments at fair value through profit or loss	(21.3)	4.0

28.	Fee and Commission Income and Expense

		2009	2008
	Commission on settlement transactions	14.0	10.5
	Commission on guarantees issued and trade finance	4.7	3.7
	Commission on operations with securities	2.2	1.6
	Commission on cash transactions	2.1	2.3
	Other	2.5	1.3
	Total fee and commission income	25.5	19.4

	Commission on settlement transactions	(1.8)	(1.6)
	Commission on cash transactions	(1.0)	(0.7)
	Other	(1.7)	(0.8)
	Total fee and commission expense	(4.5)	(3.1)
	Net fee and commission income	21.0	16.3

46

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

29.	Other Operating Income

		2009	2008
	Fines and penalties received	1.6	0.4
	Dividends received	0.1	1.5
	Income arising from disposal of property	0.1	0.6
	Income arising from operating lease other than investment property	–	0.4
	Investment property revaluation	–	0.3
	Other	1.2	1.2
	Total other operating income	3.0	4.4

30.	Staff Costs and Administrative Expenses

		2009	2008
	Staff costs	37.1	33.7
	Defined contribution pension expense	3.2	2.8
	Depreciation and other expenses related to premises and equipment	8.4	7.7
	Leasing and rent expenses	5.3	4.8
	Taxes other than on income	3.3	3.2
	Professional services	3.3	2.4
	Advertising expenses	2.6	3.5
	Post and telecommunication expenses	1.9	1.7
	Impairment of premises and equipment	1.9	0.1
	Impairment, amortization and other expenses related to intangibles, except for
	amortization of core deposit intangible	1.7	1.2
	Payments to deposit insurance system	1.6	1.4
	Security expenses	1.3	1.2
	Charity	1.1	0.7
	Amortization of core deposit intangible	1.0	1.0
	Transport expenses	0.8	0.4
	Insurance	0.3	0.3
	Other	1.6	1.4
	Total staff costs and administrative expenses	76.4	67.5

31.	Allowances for Impairment and Provisions

The movements in allowances for impairment of due from other banks by classes for 2009 and 2008 were as follows:

	Russia	OECD	Other	Total
31 December 2007	–	–	0.2	0.2
Provision for loan impairment during the period	0.6	–	–	0.6
Write-offs	–	–	(0.1)	(0.1)
31 December 2008	0.6	–	0.1	0.7
Provision for loan impairment during the period	0.2	0.1	0.6	0.9
Disposal of subsidiaries (Note 41)	(0.3)	–	–	(0.3)
31 December 2009	0.5	0.1	0.7	1.3

47

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

31.	Allowances for Impairment and Provisions (continued)

The movements in allowances for impairment of loans and advances to legal entities by class for 2009 and 2008 were as follows:

			Reverse sale
			and
			repurchase
		Current	agreements	Project
	Finance	activity	with legal	finance and
	leases	financing	entities	Other	Total
31 December 2007	0.7	25.3	–	5.2	31.2
Provision for loan impairment
during the period	0.9	36.3	0.1	14.2	51.5
Write-offs	–	(1.8)	–	(0.9)	(2.7)
Currency translation difference	–	0.7	–	(0.5)	0.2
31 December 2008	1.6	60.5	0.1	18.0	80.2
Provision for loan impairment
during the period	11.2	74.8	–	51.0	137.0
Write-offs	(0.4)	(8.6)	–	(1.7)	(10.7)
Currency translation difference	(0.1)	(0.4)	–	(0.2)	(0.7)
Disposal of subsidiaries
(Note 41)	–	–	–	(0.6)	(0.6)
31 December 2009	12.3	126.3	0.1	66.5	205.2

Allowance for finance leases represents allowances for loans to leasing companies and net investment in leases.

The movements in allowances for impairment of loans and advances to individuals by class were as follows:

			Consumer
			loans and
	Mortgages	Car loans	other	Total
31 December 2007	0.3	0.5	4.2	5.0
Provision for loan impairment during the period	0.7	1.9	7.2	9.8
Write-offs	–	–	(0.4)	(0.4)
Currency translation difference	–	–	0.1	0.1
31 December 2008	1.0	2.4	11.1	14.5
Provision for loan impairment during the period	4.6	0.4	10.9	15.9
Write-offs	(0.3)	–	(0.6)	(0.9)
Recoveries of amounts written-off in previous period	0.2	–	0.1	0.3
Currency translation difference	(0.1)	–	–	(0.1)
31 December 2009	5.4	2.8	21.5	29.7

The movements in allowances for other assets and provisions were as follows:

		Investment	Credit
		securities	related
	Other	held-to-	commit-	Legal
	assets	maturity	ments	claims	Total
31 December 2007	–	–	0.1	–	0.1
Reversal of provision for impairment during the
period	–	1.3	1.4	0.1	2.8
31 December 2008	–	1.3	1.5	0.1	2.9
Provision / (recovery of) for impairment during
the period	1.4	0.9	0.3	–	2.6
Currency translation difference	–	–	(0.1)	–	(0.1)
Disposal of subsidiary	–	–	(0.1)	–	(0.1)
31 December 2009	1.4	2.2	1.6	0.1	5.3

48

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

31.	Allowances for Impairment and Provisions (continued)

Allowances for impairment of assets are deducted from the carrying amounts of the related assets. Provisions for claims, guarantees and credit-related commitments are recorded in liabilities. In accordance with Russian legislation, loans may only be written off with the approval of the Supervisory Board and, in certain cases, with the respective decision of the Court.

32.	Income Tax

Income tax recovery and income tax expense comprise the following:

	2009	2008
Current tax expense	14.3	14.3
Deferred taxation movement due to the origination and reversal of temporary
differences	(23.0)	(0.8)
Income tax (recovery) / expense for the year	(8.7)	13.5

The income tax rate applicable to the majority of the Group’s income in 2009 is 20% (2008: 24%). The income tax rate applicable to subsidiaries’ income ranges from 10% to 32% in 2009 (2008: 10% to 32%).

	2009	2008
IFRS (loss) / profit before taxation	(68.3)	18.1
Theoretical tax (recovery) / expense at the applicable statutory rate of each
company within the Group	(14.7)	3.9
Tax effect of items, which are not deductible or assessable for taxation purposes:
- Change in unrecognized deferred taxes	4.3	3.4
- Non-deductible expenses	2.2	3.4
- Unrecognized deferred tax effect related to investments in subsidiaries and
associates	1.2	–
- Adjustments recognized in the period for current tax of prior periods	(0.9)	–
- Income, which is exempt from taxation	(0.3)	(0.2)
- Income taxed at different rates	0.1	0.3
- Income recorded in tax books only	–	1.0
- Effect of change in tax rates	–	0.8
- Translation effect	–	0.2
- Other	(0.6)	0.7
Income tax (recovery) / expense for the year	(8.7)	13.5

49

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

32.	Income Tax (continued)

Differences between IFRS and taxation regulations give rise to certain temporary differences between the carrying amount of certain assets and liabilities for financial reporting purposes and for profits tax purposes. The tax effect of the movement on these temporary differences is recorded at rates from 10% to 32% (2008: from 10% to 32%). The Bank and its subsidiaries have no right to set off current tax assets and tax liabilities between legal entities, so deferred tax assets and deferred tax liabilities are separately assessed for each entity.

		Origination and reversal of				Origination and reversal of
		temporary differences				temporary differences
			Credited/				Credited/
			(charged) to				(charged) to
		Credited/	other	Currency		Credited/	other	Currency
		(charged) to	comprehensive	translation		(charged) to	comprehensive	translation	Business
	2007	profit or loss	income	difference	2008	profit or loss	income	difference	combination	2009
Tax effect of deductible temporary
differences:
Allowances for impairment and provisions for
other losses	3.8	1.6	–	1.5	6.9	14.0	–	(0.1)	–	20.8
Tax losses carried forward	3.0	5.5	(0.5)	1.1	9.1	5.2	–	0.3	–	14.6
Fair value measurement of derivatives	0.3	4.2	0.3	0.4	5.2	(4.4)	–	–	–	0.8
Accrued expenses	2.9	0.3	–	0.6	3.8	2.4	–	–	–	6.2
Fair value of securities	–	–	–	–	–	1.6	(1.0)	0.1		0.7
Fair value of investment property	–	–	–	–	–	0.1	–	–	1.4	1.5
Other	0.6	0.5	(0.1)	0.1	1.1	0.1	0.4	–	–	1.6
Gross deferred tax assets	10.6	12.1	(0.3)	3.7	26.1	19.0	(0.6)	0.3	1.4	46.2
Unrecognized deferred tax assets	–	(3.4)	–	(0.3)	(3.7)	(4.3)	–	(0.2)	–	(8.2)
Gross deferred tax asset	10.6	8.7	(0.3)	3.4	22.4	14.7	(0.6)	0.1	1.4	38.0
Tax effect of taxable temporary differences:
Fair value measurement of securities	(0.3)	(7.3)	(0.6)	(1.1)	(9.3)	9.3	–	–	–	–
Property and equipment	(6.4)	1.3	1.3	(0.8)	(4.6)	(0.4)	0.3	0.8	0.1	(3.8)
Intangible assets	(0.7)	0.5	–	(0.2)	(0.4)	0.1	–	–	–	(0.3)
Net investment in lease	(0.7)	(1.9)	–	(0.4)	(3.0)	0.9	–	–	–	(2.1)
Valuation of advances from customers	(0.1)	(0.2)	–	(0.1)	(0.4)	0.2	–	–	–	(0.2)
Fair value of investment property	–	–	–	–	–	–	–	–	(4.5)	(4.5)
Other	(0.6)	(0.3)	–	–	(0.9)	(1.8)	–	–	–	(2.7)
Gross deferred tax liability	(8.8)	(7.9)	0.7	(2.6)	(18.6)	8.3	0.3	0.8	(4.4)	(13.6)
Deferred tax asset, net	5.3	2.1	0.2	1.7	9.3	20.0	0.5	0.1	1.5	31.4
Deferred tax liability, net	(3.5)	(1.3)	0.2	(0.9)	(5.5)	3.0	(0.8)	0.8	(4.5)	(7.0)

50

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

32.	Income Tax (continued)

In November 2008, the Russian government issued an amendment to the Tax Code relating to change of the corporate income tax rate from 24% to 20% effective from 1 January 2009. This change was accounted in the consolidated financial statements as at 31 December 2008. The effect of change of tax rate amounts to RUR 0.8 billion expense for deferred tax recognized in the income statement and RUR 0.6 billion of benefit from the decrease for deferred tax liability recognized through the statement of changes in shareholders’ equity.

At 31 December 2009 VTB, VTB Bank (Austria), VTB Bank (Deutschland), VTB Capital, Plc and VTB-Leasing had unused tax losses of RUR 24.5 billion (2008: RUR 10.7 billion) for which no deferred tax asset was recognized due to uncertainty that these entities would anticipate to have sufficient future taxable profits against which unused tax losses could be utilized. Losses of VTB Bank (Austria), VTB Bank (Deutschland) and VTB Capital, Plc do not expire. Tax losses of VTB can be utilized during the next 10 years in accordance with the Russian Tax Code requirements.

At 31 December 2009, the aggregate amount of temporary differences associated with investments in subsidiaries and associates for which deferred tax liability has not been recognized amounted to RUR 9.1 billion (31 December 2008: RUR 11.5 billion).

The difference between the theoretical and actual income tax recovery for 2009 and income tax expense for 2008 is mainly attributable to unrecognized deferred tax assets and non-deductible expenses. In 2008 the change in income tax rates in the Russian Federation and income recognized only in tax accounting also contributed to the difference between the theoretical and actual income tax expense.

The following table provides disclosure of income tax effects relating to each component of other comprehensive income for 2009 and 2008:

	2009			2008
		Tax			Tax
		(expense) /			(expense) /
	Before tax	recovery	Net of tax	Before tax	recovery	Net of tax
Unrealized gain / (loss) on financial
assets available-for-sale	4.8	(1.0)	3.8	(1.7)	0.4	(1.3)
Revaluation of premises	(1.3)	0.3	(1.0)	–	0.6	0.6
Actuarial gains less losses arising from
difference between pension plan assets
and obligations	–	–	–	(0.7)	0.2	(0.5)
Cash flow hedges	(0.5)	0.1	(0.4)	(1.1)	0.3	(0.8)
Effect of translation	0.7	–	0.7	2.2	(0.5)	1.7
Reclassification adjustment of currency
translation difference due to disposal of
subsidiary (Note 41)	(1.5)	0.3	(1.2)	–	–	–
Other comprehensive income	2.2	(0.3)	1.9	(1.3)	1.0	(0.3)

The tax effect in relation to revaluation of premises in 2008 represents the adjustment of deferred income tax due to changes in the the corporate income tax rate from 24% to 20% effective from 1 January 2009.

33.	Basic and Diluted Earnings per Share

Basic earnings per share are calculated by dividing the net profit or loss attributable to ordinary shareholders by the weighted average number of ordinary shares in issue during the year, excluding the average number of ordinary shares purchased by the Group and held as treasury shares.

The Group has no dilutive potential ordinary shares; therefore, the diluted earnings per share are equal to basic earning per share.

	2009	2008
Net profit attributable to shareholders of the parent	(63.4)	4.8
Weighted average number of ordinary shares in issue	7,724,555,850,335	6,720,906,862,392
Basic and diluted earnings per share
(expressed in Russian Roubles per share)	(0.00821)	0.00072

51

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

34.	Dividends

In 2008, the VTB Supervisory Board approved the Regulation on VTB Bank Dividend Policy. This document was developed within the framework of improving VTB Group's corporate governance according to the Code of Corporate Conduct recommended by the Federal Commission for Securities Markets (FFMS), VTB Code of Corporate Conduct, and international and Russian best practice in corporate governance.

The Regulation on VTB Bank Dividend Policy states that the proposals on dividend payments are determined by the Supervisory Board taking into consideration the Bank’s financial performance in the appropriate year and other factors and, as a rule, should envisage a dividend payment constituting at least 10 per cent of the Bank’s statutory net profit. The dividend payment is proposed by the VTB Supervisory Board to the General Shareholders’ Meeting. The final decision on dividend payment, including decisions on dividend amount and payout mode, is taken by the General Shareholders’ Meeting.

The amount of dividends to be declared and paid is decided at the VTB’s annual shareholders’ meeting on the basis of VTB’s net profit for the previous fiscal year determined in accordance with Russian Accounting Legislation on a stand-alone basis.

On 29 June 2009, VTB’s annual shareholders’ meeting declared dividends of RUR 3.0 billion for 2008 (RUR 0.000447 per share). Dividends were fully paid in July and August 2009.

On 24 September 2009, the Board of Directors of “Russian Commercial Bank (Cyprus) Limited” declared interim dividends for 2009 of USD 130 million (RUR 3.9 billion at the exchange rate of RUR 30.0004 per USD 1.00) (RUR 468 or USD 15.6 per share), from which RUR 1.6 billion related to non-controlling interests (related party to the Group).

On 26 June 2008, VTB’s annual shareholders’ meeting declared dividends of RUR 9.0 billion for 2007 (RUR 0.00134 per share). Dividends declared by VTB in June 2008, were paid in August 2008.

On 27 June 2008, the annual shareholders' meeting of OJSC "Bank VTB North-West" declared dividends of RUR 4.6 billion for 2007 (RUR 3.65 per share). The dividends were paid in June and July of 2008. Dividends paid to minorities amounted to RUR 0.6 billion.

35.	Contingencies, Commitments and Derivative Financial Instruments

Legal proceedings. From time to time and in the normal course of business, claims against the Group are received. At the reporting date the Group had several unresolved legal claims. Management is of the opinion that there would be no material outflow of resources and accordingly no provision has been made in these consolidated financial statements.

Credit related commitments. The primary purpose of these instruments is to ensure that funds are available to a customer as required. Guarantees that represent irrevocable assurances that the Group will make payments in the event that a customer cannot meet its obligations to third parties carry the same credit risk as loans. Documentary and commercial letters of credit (L/Cs), which are written undertakings by the Group on behalf of a customer authorizing a third party to draw drafts on the Group up to a stipulated amount under specific terms and conditions, are collateralized by cash deposits and therefore carry less risk than direct borrowings.

Commitments to extend credit represent unused portions of authorizations to extend credit in the form of loans, guarantees, or letters of credit. With respect to credit risk on commitments to extend credit, the Group is potentially exposed to loss in an amount equal to the total unused commitments. However, the likely amount of loss is less than the total unused commitments since most commitments to extend credit are contingent upon customers maintaining specific credit standards and/or the Bank confirming its willingness to extend a loan. The Group monitors the term to maturity of credit related commitments because longer-term commitments generally have a greater degree of credit risk than shorter-term commitments.

The total outstanding contractual amount of undrawn credit lines, letters of credit and guarantees does not necessarily represent future cash requirements, as these financial instruments may expire or terminate without being funded.

52

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

35.	Contingencies, Commitments and Derivative Financial Instruments (continued)

Outstanding credit related commitments are as follows:

	31 December 2009	31 December 2008
Guarantees issued	190.6	219.2
Undrawn credit lines	197.0	169.6
Import letters of credit	29.9	49.5
Commitments to extend credit	97.4	112.1

Less: allowance for impairment on credit related commitments (Note 31)	(1.6)	(1.5)
Total credit related commitments	513.3	548.9

The Bank received export letters of credit for further advising to its customers. The total amount of received letters of credit as of 31 December 2009 was RUR 89.4 billion (31 December 2008: RUR 86.2 billion). Commitments under import letters of credit and guarantees are collateralized by customer deposits of RUR 9.4 billion (31 December 2008: RUR 9.0 billion).

At 31 December 2009, included in guarantees issued are guarantees issued for a related company (Russian entity) of RUR 27.3 billion or 14% of the guarantees issued. At 31 December 2008, included in guarantees issued are guarantees issued for a related company (Russian entity) of RUR 27.1 billion or 12% of the guarantees issued.

Movements in the allowance for impairment on credit related commitments are disclosed in Note 31.

Commitments under operating leases. As of 31 December the Group’s commitments under operating leases mainly of premises comprised the following:

Remaining contractual maturity	31 December 2009	31 December 2008
Not later than 1 year	1.8	2.2
Later than 1 year but not later than 5 years	4.9	7.1
Later than 5 years	5.8	7.3
Total operating lease commitments	12.5	16.6

Derivative financial instruments. Foreign exchange and other financial instruments are generally traded in an over-the-counter market with professional market counterparties on standardized contractual terms and conditions.

53

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

35.	Contingencies, Commitments and Derivative Financial Instruments (continued)

The table below includes derivative contracts outstanding at 31 December 2009:

	Negative fair value	Positive fair value
Foreign exchange and precious metals contracts
Forwards	(4.3)	5.0
Futures	(0.4)	1.0
Swaps	(10.7)	2.6
Options
written put	(1.1)	–
purchased put	–	0.7
written call	(1.2)	–
purchased call	–	0.8

Contracts with securities
Forward sale of equity securities	–	2.8
Options
purchased put	–	1.3
written call	(0.7)	–
purchased call	–	0.3

Interest rate contracts
Single Currency interest rate swaps	(12.9)	3.9
Cross Currency interest rate swaps	(4.2)	3.8
Interest rate futures
sell	(0.1)	–
buy	(0.2)	–

Contracts with other basic variables
Sale of credit default swaps	(0.7)	0.1
Purchase of credit default swaps	(0.1)	0.1
Futures on indices
buy	–	0.1
Options on indices
written put on indices	(0.2)	–
purchased put on indices	–	0.3
written call on indices	(0.4)	–
purchased call on indices	–	0.2
Commodity swaps	(0.7)	0.8
Commodity swaptions	(0.1)	0.1

Embedded derivatives on structured instruments
Embedded derivatives on forex instruments	–	3.9
Embedded derivatives on securities instruments	(0.1)	–
Total derivatives	(38.1)	27.8

54

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

35.	Contingencies, Commitments and Derivative Financial Instruments (continued)

The table below includes derivative contracts outstanding at 31 December 2008:

	Negative fair value	Positive fair value
Foreign exchange and precious metals contracts
Forwards	(73.5)	43.8
Futures	–	0.1
Swaps	(9.2)	13.5
Options
written put	(1.6)	–
purchased put	–	0.8
written call	(6.3)	–
purchased call	–	2.0

Contracts with securities
Forward sale of equity securities	(2.3)	–
Options
written call	(8.1)	–

Interest rate contracts
Single Currency interest rate swaps	(2.6)	1.6
Cross Currency interest rate swaps	(11.1)	8.2
Interest rate futures
sell	(0.1)	–
buy	–	0.1

Contracts with other basic variables
Sale of credit default swaps	(2.7)	–
Purchase of credit default swaps	(0.7)	0.1
Options on indices
purchased call on indices	–	0.2
Commodity swaps	(0.1)	0.1

Derivatives held as fair value hedges
Interest rate swaps	(21.5)	4.4

Derivatives held as cash flow hedges
Interest rate swaps	–	2.6

Embedded derivatives on structured instruments
Embedded derivatives on securities instruments	(1.8)	–
Total derivatives	(141.6)	77.5

Cash flow hedges

As at 31 December 2009 the Group has discontinued prospectively the hedge accounting for cash flow hedges as some hedging instruments were terminated and the others were no longer meeting the criteria for application of hedge accounting.

Fair value hedges

As at 31 December 2009 the Group has discontinued prospectively hedge accounting for fair value hedges as some hedging instruments were terminated and others did no longer meet the criteria for application of hedge accounting.

During 2009 the Group derecognized the outstanding fair value hedge instruments, which led to recognition of loss of RUR 17.5 billion in the income statement in the line “(Losses net of gains) / gains less losses arising from financial assets at fair value through profit or loss”. The effect of derecognition of hedges, where hedged items were derecognized, amounted to RUR 11.0 billion, and the effect of derecognition of hedges, where hedging instruments were terminated but hedged items continue to be recognized, or hedges, which became ineffective, amounted to RUR 6.5 billion as at 31 December 2009.

Purchase commitments. As of 31 December 2009 the Group had RUR 14.0 billion of outstanding commitments for the purchase of precious metals (31 December 2008: RUR 8.8 billion). As the price of these contracts is linked to the fair value of precious metals at the date of delivery, no gain or loss is recognized on these contracts.

55

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

36.	Analysis by Segment

Before 1 January 2009 the Group’s primary format for reporting segment information was geographical segments in accordance with IAS 14, “Segment Reporting”. Geographical segment information was based on the geographical location of assets and liabilities and related revenues of entities within the Group. VTB had predominantly one business segment, commercial banking, therefore no business segment disclosure was presented.

In accordance with IFRS 8, "Operating Segments", the Group defined as the primary operating segments its key business lines. This segment disclosure is presented on the basis of IFRS compliant data of legal entities of the Group adjusted, where necessary, for intersegment reallocation and managerial adjustments, which primarily include replacement of valuation model prices on equity securities with the market quotes regardless of whether the markets are active or not. Qualitative and quantitative information about operating segments is reported to the appropriate operating decision makers for the purposes of making operating decisions on allocation of resources to the segment and assessment of its performance. On this basis, the Group aggregated these operating segments in accordance with IFRS 8 into the following reportable segments: Corporate business, Retail business, Investment business, Ukraine and Other.

Revenues disclosed in the note include the following: interest income, fee and commission income, other operating income, income arising from non-banking activities, gains less losses from financial assets available-for-sale, gains less losses arising from financial assets at fair value through profit or loss, gains less losses from dealing in foreign currencies together with foreign exchange translation gains less losses, gains less losses arising from extinguishment of liability and share in income of associates. Each element is included in calculation of revenues by each segment in case it is positive for this segment.

For the purpose of disclosure of the information on geographical areas of the Group non-current assets include the following: investments in associates, premises and equipment, investment property and intangible assets and goodwill.

Intersegment transactions were executed predominantly in the normal course of business.

56

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

36.	Analysis by Segment (continued)

Segment information for the reportable segments of the Group at 31 December 2009 and results for the year ended 31 December 2009 is set out below:

	Corporate business	Retail business	Investment business	Ukraine	Other	Total before intersegment eliminations and adjustments	Intersegment eliminations and adjustments	Total
For the year ended 31 December 2009:

Revenues from:
External customers	287.5	88.4	50.3	16.6	9.9	452.7		452.7
Other segments	30.7	8.9	0.8	–	1.5	41.9	(41.9)	–
Effect recognized on the Group level							5.9	5.9
Total revenues	318.2	97.3	51.1	16.6	11.4	494.6	(36.0)	458.6

Segment income and expense
Interest income	286.8	85.9	19.1	15.1	5.7	412.6	(38.9)	373.6
Interest expense	(184.6)	(42.3)	(19.4)	(9.5)	(4.6)	(260.4)	38.9	(221.5)
Net interest income	102.2	43.6	(0.3)	5.6	1.1	152.2	–	152.2

Provision charge for impairment	(128.4)	(19.7)	(1.5)	(9.4)	(1.1)	(160.1)	5.4	(154.7)

Net interest expense after provision for
impairment	(26.2)	23.9	(1.8)	(3.8)	–	(7.9)	5.4	(2.5)
Gains less losses arising from other financial
instruments	(13.9)	0.5	20.0	–	0.1	6.7	(26.9)	(20.2)
Gains less losses arising from
extinguishment of liability	7.4	–	–	–	–	7.4	7.3	14.7
Losses on initial recognition of financial
instruments and on loans restructuring	(19.4)	(0.3)	–	–	–	(19.7)	–	(19.7)
Losses net of gains arising from dealing in
foreign currencies	(16.2)	(1.0)	3.6	0.6	0.7	(12.3)	(0.1)	(12.4)
Foreign exchange translation gains less
losses	25.4	1.4	0.3	0.2	(0.2)	27.1	(0.5)	26.6
Net fee and commission income	11.0	6.8	2.8	0.6	(0.5)	20.7	0.3	21.0
Share in income of associates	0.3	–	–	–	–	0.3	–	0.3
Provision charge for impairment of other
assets and credit related commitments	(1.3)	(0.1)	(0.4)	–	0.1	(1.7)	–	(1.7)
Other operating income/ (expense)	(1.5)	0.5	4.3	0.1	4.1	7.5	(1.7)	5.8
Operating income	(34.4)	31.7	28.8	(2.3)	4.3	28.1	(16.2)	11.9
Staff costs and administrative expenses	(33.1)	(24.5)	(12.4)	(2.7)	(4.8)	(77.5)	1.1	(76.4)
- of which: depreciation / amortization charge	(2.8)	(1.9)	(0.3)	(0.4)	(0.6)	(6.0)	0.1	(5.9)
Impairment of goodwill	–	–	–	–	(3.7)	(3.7)	–	(3.7)
Profit from disposal of subsidiaries	1.0	–	–	–	–	1.0	–	1.0
Other non-operating expense	–	–	–	–	(1.1)	(1.1)	–	(1.1)
Segment results: (Loss) / Profit before
taxation	(66.5)	7.2	16.4	(5.0)	(5.3)	(53.2)	(15.1)	(68.3)
Income tax recovery								8.7
Net loss								(59.6)
Capital expenditure	13.1	4.1	0.5	0.3	0.8	18.8	(1.4)	17.4
As at 31 December 2009:

Cash and short-term funds	181.8	59.3	11.2	10.6	10.8	273.7	(13.5)	260.2
Mandatory cash balances with central banks	16.0	4.3	1.8	0.9	0.9	23.9	–	23.9
Due from other banks	399.3	158.1	49.0	0.8	2.9	610.1	(264.5)	345.6
Loans and advances to customers	1,905.8	459.7	52.3	85.7	23.2	2,526.7	(216.8)	2,309.9
Other financial instruments	138.8	16.8	255.3	0.4	2.9	414.2	(13.5)	400.7
Investments in associates	10.8	–	–	–	3.1	13.9	–	13.9
Other asset items	171.0	16.4	10.8	5.3	54.9	258.4	(1.8)	256.6
Segment assets	2,823.5	714.6	380.4	103.7	98.7	4,120.9	(510.1)	3,610.8

Due to other banks	356.7	17.1	239.2	68.7	11.6	693.3	(406.3)	287.0
Customer deposits	1,014.3	517.6	9.0	19.5	16.5	1,576.9	(8.1)	1,568.8
Other borrowed funds	398.0	24.2	41.4	0.1	39.7	503.4	(32.5)	470.9
Debt securities issued	443.1	47.3	0.2	0.3	6.3	497.2	(11.5)	485.7
Subordinated debt	210.7	21.1	18.1	6.4	1.5	257.8	(62.5)	195.3
Other liabilities items	45.6	4.6	30.1	0.3	19.1	99.7	(1.5)	98.2
Segment liabilities	2,468.4	631.9	338.0	95.3	94.7	3,628.3	(522.4)	3,105.9

57

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

36.	Analysis by Segment (continued)

Segment information for the reportable segments of the Group at 31 December 2008 and results for the year ended 31 December 2008 is set out below:

	Corporate business	Retail business	Investment business	Ukraine	Other	Total before intersegment eliminations and adjustments	Intersegment eliminations and adjustments	Total
For the year ended 31 December 2008:

Revenues from:
External customers	173.8	61.9	23.0	12.1	9.4	280.2		280.2
Other segments	22.2	2.1	0.2	–	0.9	25.4	(25.4)	–
Effect recognized on the Group level							9.5	9.5
Total revenues	196.0	64.0	23.2	12.1	10.3	305.6	(15.9)	289.7
Segment income and expense
Interest income	178.4	55.5	20.1	9.8	5.1	268.9	(23.7)	245.2
Interest expense	(103.8)	(25.0)	(17.7)	(5.8)	(3.0)	(155.3)	23.7	(131.6)
Net interest income	74.6	30.5	2.4	4.0	2.1	113.6	–	113.6

Provision charge for impairment	(43.1)	(10.3)	(2.8)	(4.8)	(2.2)	(63.2)	–	(63.2)

Net interest income after provision for
impairment	31.5	20.2	(0.4)	(0.8)	(0.1)	50.4	–	50.4
Gains less losses arising from other
financial instruments	2.9	(0.7)	(23.9)	–	–	(21.7)	24.1	2.4
Gains less losses arising from
extinguishment of liability	–	–	–	–	–	–	9.5	9.5
Losses net of gains arising from dealing
in foreign currencies	(67.2)	2.8	(1.3)	0.6	0.4	(64.7)	–	(64.7)
Foreign exchange translation gains less
losses	65.9	0.2	0.2	0.8	(0.1)	67.0	–	67.0
Net fee and commission income	10.1	3.7	0.9	0.8	0.4	15.9	0.4	16.3
Share in income of associates	0.2	–	–	–	–	0.2	–	0.2
Provision charge for impairment of other
assets and credit related commitments	(1.3)	–	–	(0.1)	(0.1)	(1.5)	–	(1.5)
Other operating income/ (expense)	2.8	0.1	1.9	–	4.0	8.8	(1.2)	7.6
Operating income	44.9	26.3	(22.6)	1.3	4.5	54.4	32.8	87.2
Staff costs and administrative expenses	(32.4)	(20.6)	(7.9)	(3.3)	(4.1)	(68.3)	0.8	(67.5)
- of which: depreciation / amortization charge	(2.8)	(1.2)	(0.2)	(0.3)	(0.4)	(4.9)	0.1	(4.8)
Impairment of goodwill	–	–	–	(0.2)	–	(0.2)	–	(0.2)
Other non-operating expenses	–	(0.2)	(0.1)	–	(1.1)	(1.4)	–	(1.4)
Segment results: (Loss) / Profit before
taxation	12.5	5.5	(30.6)	(2.2)	(0.7)	(15.5)	33.6	18.1
Income tax expense								(13.5)
Net profit								4.6
Capital expenditure	12.5	4.2	1.0	1.2	0.6	19.5	(0.6)	18.9
As at 31 December 2008:

Cash and short-term funds	351.0	95.8	3.4	8.2	11.6	470.0	(53.9)	416.1
Mandatory cash balances with central
banks	5.9	0.6	0.2	–	0.9	7.6	–	7.6
Due from other banks	344.9	36.2	97.5	–	12.6	491.2	(183.2)	308.0
Loans and advances to customers	1,964.3	433.2	111.0	91.0	72.9	2,672.4	(116.8)	2,555.6
Other financial instruments	107.3	17.6	111.5	0.4	3.8	240.6	19.3	259.9
Investments in associates	4.5	–	–	–	–	4.5	–	4.5
Other asset items	100.3	14.8	31.0	3.8	9.1	159.0	(13.3)	145.7
Segment assets	2,878.2	598.2	354.6	103.4	110.9	4,045.3	(347.9)	3,697.4

Due to other banks	399.8	29.4	127.9	73.5	54.2	684.8	(296.1)	388.7
Customer deposits	690.1	352.4	13.3	19.3	32.2	1,107.3	(5.4)	1,101.9
Other borrowed funds	655.9	99.0	90.0	0.1	3.7	848.7	–	848.7
Debt securities issued	523.3	37.5	27.0	–	0.3	588.1	(28.0)	560.1
Subordinated debt	233.2	17.9	17.6	2.4	1.3	272.4	(46.1)	226.3
Other liabilities items	135.6	5.0	34.0	0.4	3.8	178.8	0.8	179.6
Segment liabilities	2,637.9	541.2	309.8	95.7	95.5	3,680.1	(374.8)	3,305.3

For the purpose of the above segment disclosure, Corporate business incorporates operations of the Group’s entities in Russia and in Europe, Retail business incorporates operations in Russia.

For the purpose of the above segment disclosure, Other financial instruments incorporate Financial assets at fair value through profit or loss, Financial assets pledged under repurchase agreements and loaned financial assets, Financial assets available-for-sale and Investment securities held-to-maturity.

The column “Intersegment Eliminations and Adjustments” of the above tables in the line “Gains less losses arising from other financial instruments” includes adjustment in the amount of RUR (24.3) billion (2008: RUR 24.3 billion) before tax, which relates to replacement of valuation model prices on equity securities with the market quotes regardless of whether such markets are active or not. Other adjustments are not material.

58

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

36.	Analysis by Segment (continued)

Geographical segment information is based on geographical location of assets and liabilities and related revenues of entities within the Group. Information for the geographical areas of the Group is set out below for the years ended 31 December 2009 and 2008:

	Russia	2009 Other	Total	Russia	2008 Other	Total
Revenues from external customers for the year
ended	369.5	71.9	441.4	244.9	46.6	291.5
Non-current assets as at end of period	155.4	16.1	171.5	64.5	16.4	80.9

37.	Financial Risk Management

The Group is exposed to financial risks, including credit risk and market risks.

The Management Board of VTB has overall responsibility for risk management at VTB. In each subsidiary bank of the Group, risks are managed by the appropriate authorities, predominantly management boards. The organizational structure of subsidiary banks includes a Chief Risk Officer and Risk division responsible for risk management. In non-banking subsidiary companies whose activity implies assumption of financial risks (such as OJSC VTB-Leasing and VTB Factoring Ltd) the general principles of risk management organization are the same as in the Group banks.

In addition to that, on the Group level and within Group companies (including OJSC VTB Bank, its subsidiary banks and above-mentioned non-banking companies) a number of specialized committees and departments are established to coordinate day-to-day risk management activities. On a Group-wide basis, risk management is overseen by the Risk Management Commission (“RMC”) under the Group Management Committee (“GMC”).

Being a collegial cross-entity coordination body, GMC takes decisions in the area of the Group’s risk management policies and procedures based on powers delegated to it, in particular it approves Group-wide standards and approaches. Decisions and recommendations of the GMC taken in a coordinated and consolidated fashion serve as a basis for respective managerial decisions in the members of the Group.

The RMC is one of the specialized commissions under the GMC responsible for development of risk evaluation and management standards, their submission for consideration by the GMC and further implementation, as well as for providing efficient interaction between entities of the Group in this area. RMC is chaired by Chief Risk Officer (“CRO”) of VTB and includes chief risk officers of all subsidiary banks and representatives of VTB units involved in risk control including the Risk Department (“RD”), Internal Control Department and others.

The main tasks set for the RMC include:

  Surveying the risk management systems in VTB’s subsidiary companies;
  Working out and implementation of individual plans in the area of improvement of risk management systems in some subsidiary companies (in particular, banks in CIS), on the basis of methodological and consulting assistance provided by VTB;
  Development of formats and maintaining data flows from subsidiary companies in order to monitor risks on a Group-wide basis, supervision of regular risk management reporting in VTB Group;
  Preparation and discussion of draft basic documents formalizing consolidated risk control processes, including regulations for risk management and control in VTB Group and regulations for establishment and utilization of consolidated limits.

In addition to that, in the area of balance sheet risks (which are taken into account within the Group Asset and Liability Management system) the key role is played by Asset & Liabilities Management Commission (ALMC) under the GMC. It is chaired by Head of VTB Treasury. The various issues with regard to Group liquidity, interest rate risks and foreign exchange risks are discussed and elaborated by ALMC.

Within the process of step-by-step implementation of consolidated credit risk management system, the Group Credit Committee was established at the end of 2008 and began to function from the 1st quarter, 2009.

The RD consists of the following sub-divisions:

  Consolidated risk analysis division;
  Credit risk division;
  Market and operational risks division;
  Credit and mortgage operations division;
  Credit applications analysis service.

59

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

37.	Financial Risk Management (continued)

The Consolidated risk analysis division is responsible for risk management on a Group-wide basis including unification of credit risk policies and procedures, risk management systems enhancement, concept of economic capital in VTB Bank and VTB Group, Group data consolidation, development of consolidated risk control system.

The RD proposes risk limits on various banking operations and prepares recommendations regarding market risk and liquidity risk management for the Asset and Liability Management Committee of VTB (“ALCO”). The RD reports to the ALCO, the VTB’s Credit Committee (“CC”) and the Management Board.

The ALCO establishes major targeted parameters for VTB’s statement of financial position for the purposes of asset and liability management and monitors VTB’s compliance with these targets with the assistance of VTB’s RD. The ALCO, the CC, the RD and the Treasury carry out risk management functions in respect of credit, market (interest rate, currency and price) and liquidity risks.

During 2009 the Concept and framework of consolidated risk management were prepared within VTB Group and approved by GMC and the procedure of Group economic capital (Capital-at-Risk) calculation was fully implemented.

Analysis of financial assets and liabilities by measurement basis

Financial assets and financial liabilities are measured on an ongoing basis either at fair value or at amortized cost. The summary of principal accounting policies in Note 4 describes how the classes of financial instruments are measured, and how income and expenses, including fair value gains and losses, are recognized.

The following tables disclose the carrying amounts of financial assets and liabilities by category as defined in IAS 39 and by lines in the statement of financial position.

As at 31 December 2009:

	Held for trading	Designated at fair value through profit or loss	Held-to- maturity	Loans and receivables	Available- for-sale	Other financial liabilities measured at amortized cost	Total
Financial assets
Cash and short-term funds	–	–	–	260.2	–	–	260.2
Mandatory cash balances with central banks	–	–	–	23.9	–	–	23.9
Financial assets at fair value through profit or loss	244.6	23.3	–	–	–	–	267.9
Financial assets pledged under repurchase agreements and loaned financial assets	60.1	0.4	21.2	14.2	0.3	–	96.2
Due from other banks	–	–	–	345.6	–	–	345.6
Loans and advances to customers	–	–	–	2,309.9	–	–	2,309.9
Financial assets available-for-sale	–	–	–	–	24.9	–	24.9
Investment securities held-to-maturity	–	–	11.7	–	–	–	11.7
Other assets	2.0	–	–	7.1	–	–	9.1
Total financial assets	306.7	23.7	32.9	2,960.9	25.2	–	3,349.4
Financial liabilities
Due to other banks	–	–	–	–	–	287.0	287.0
Customer deposits	–	–	–	–	–	1,568.8	1,568.8
Other borrowed funds	–	–	–	–	–	470.9	470.9
Debt securities issued	–	–	–	–	–	485.7	485.7
Subordinated debt	–	–	–	–	–	195.3	195.3
Other liabilities	41.4	–	–	–	–	27.6	69.0
Total financial liabilities	41.4	–	–	–	–	3,035.3	3,076.7

60

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

37.	Financial Risk Management (continued)

As at 31 December 2008:

							Derivatives
		Designated				Other financial	designated as
		at fair value				liabilities	cash flow
	Held for	through	Held-to-	Loans and	Available-	measured at	hedging
	trading	profit or loss	maturity	receivables	for-sale	amortized cost	instruments	Total
Financial assets
Cash and short-term funds	–	–	–	416.1	–	–	–	416.1
Mandatory cash balances
with central banks	–	–	–	7.6	–	–	–	7.6
Financial assets at fair value
through profit or loss	142.6	28.2	–	–	–	–	–	170.8
Financial assets pledged
under repurchase
agreements and loaned
financial assets	3.7	4.0	18.4	13.4	5.0	–	–	44.5
Due from other banks	–	–	–	308.0	–	–	–	308.0
Loans and advances to
customers	–	–	–	2,555.6	–	–	–	2,555.6
Financial assets
available-for-sale	–	–	–	–	23.9	–	–	23.9
Investment securities
held-to-maturity	–	–	20.7	–	–	–	–	20.7
Other assets	–	–	–	14.1	–	–	7.0	21.1
Total financial assets	146.3	32.2	39.1	3,314.8	28.9	–	7.0	3,568.3
Financial liabilities
Due to other banks	–	–	–	–	–	388.7	–	388.7
Customer deposits	–	–	–	–	–	1,101.9	–	1,101.9
Other borrowed funds	–	–	–	–	–	848.7	–	848.7
Debt securities issued	–	–	–	–	–	560.1	–	560.1
Subordinated debt	–	–	–	–	–	202.7	–	202.7
Other liabilities	120.1	–	–	–	–	26.8	21.5	168.4
Total financial liabilities	120.1	–	–	–	–	3,128.9	21.5	3,270.5

Credit risk

Credit risk is the risk of financial loss if a counterparty fails to meet its contractual obligations. VTB Group’s credit risk exposures arise principally from such types of banking activities as corporate and retail lending, issuance of letters of credit and guarantees, treasury, investment banking and leasing business.

Management of lending activities and credit risk within the Group is based on a combination of the following approaches:

  local credit risk management at Group company level;
  consolidated credit risk management at VTB Group level.

Within the frame of the local credit risk management system, Group companies assume and manage credit risks independently (including insurance, hedging, etc.) within the scope of the established powers and limits with regard to risk indicators, in accordance with the national regulations and the standards of the VTB Group. Group companies are responsible for the results of their lending activity, for the quality of their credit portfolios and for monitoring and control of credit risk concerning their portfolios.

61

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

37.	Financial Risk Management (continued) Credit risk (continued)

Consolidated credit risk management comprises the following functions:

  consideration and approval of Group-wide standards for lending and credit risk management;
  centralized regulation and control by VTB of strategic and other important issues concerning the organization and functioning of lending procedures and management of credit risks related to subsidiaries and the Group as a whole.

Consolidated credit risk management covers the most essential types of assets and off-balance sheet operations of Group companies, which bear credit risk and require control of their concentration within the Group as a whole. In the context of consolidated control and reporting the scope of such operations is defined by the coordinating bodies of the Group.

The key elements of consolidated risk management within the Group are as follows:

  maintenance of a homogeneous credit policy of the VTB Group; harmonizing and streamlining of credit policies of the subsidiaries with the Group’s credit policy;
  establishment of consolidated limits (for common counterparties / groups of connected counterparties, countries, industry sectors) and limits of credit exposure on single counterparties (large Group operations);
  developing of unified principles for formalized borrower assessment (rating systems - for large corporate customers and credit institutions, scoring systems - for retail clients);
  assessment of the economic capital (Capital-at-Risk) necessary to cover credit risks;
  consolidated reporting on credit risks.

The document “The main principles and provisions of VTB Group’s credit policy” (revised in 2009) outlines the basic approaches and standards of risk management and organization for the credit processes in the Group. These principles are to be followed by each bank of the Group as well as selected financial companies of the Group. The Group’s credit policy covers the following issues:

  roles and responsibilities of different committees, departments of VTB and subsidiaries in the area of lending activities and credit risk management, issues concerning the approval and revision of credit policies in VTB companies;
  general approaches and principles of credit risk limit system;
  principles of pricing (interest rate and commission) policies.

Subsidiary banks are required to implement credit risk management infrastructure as well as credit policies and procedures in conformity with VTB Group’s standards.

Credit policies are adopted by each bank of the Group and are subject to regular review, usually once in 1-2 years. The procedure for adopting a credit policy is as follows:

  a draft credit policy and amendments thereto that affect important issues are subject to review and approval by VTB and (for retail risks) VTB24;
  the credit policy and amendments thereto are approved by the Supervisory Board (Board of Directors) of the subsidiary bank;
  VTB may propose amendments to the credit policy of a subsidiary bank as part of centralized regulation and credit risk control for the Group, provided that such amendments do not contradict the regulations in the countries where the Group’s banks are domiciled.

The powers of management and executive bodies of Group companies in terms of credit decision making and execution of lending transactions are determined by their constituent documents and the applicable local legislation.

On a Group-wide basis credit risk management is overseen and coordinated by the following bodies:

  The GMC;
  VTB Group Credit Committee of the GMC (“GCC”);
  The RMC.

62

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

37.	Financial Risk Management (continued) Credit risk (continued)

GCC is a permanently acting collegial working body of the GMC. GCC is chaired by Chief Risk Officer of VTB and includes representatives of VTB units (Risk, Legal, Corporate Banking, Investment Banking, etc.) and selected subsidiary companies. The key tasks of this committee are as follows:

  putting in place efficient mechanisms of credit risk consolidated management at VTB Group;
  setting consolidated limits for the credit risk assumed by the Group;
  consideration of some individual operations and large-scale transactions of Group companies.

In VTB Bank, the selected RD is responsible for credit risk management on a Group-wide basis including credit risk management systems development and Group data consolidation.

With respect to retail credit risks, the Risk analysis department of VTB24 is responsible for direct functional coordination of retail credit risk management across the Group including the following tasks:

  development of systems of retail credit risk limits;
  development of standards for a system of reporting and monitoring of retail credit risks at Group level (methodology and formats);
  consolidation of reports provided by the Group entities regarding retail credit operations;
  monitoring of the performance and management of retail portfolios across the Group.

Credit risk monitoring at the Group level is supported by regular reports submitted by subsidiaries to the RD for evaluation of credit risk exposures on a consolidated basis. The RD reports to the GMC.

The following table discloses the Group’s maximum credit risk exposure:

	31 December	31 December
	2009	2008
Balance sheet exposure

Cash and short-term funds (excluding cash on hand)	206.5	362.4

Debt securities	337.7	125.1
Financial assets held for trading	205.8	27.2
debt securities of Russian banks and companies	175.7	14.6
debt securities of foreign banks and companies	25.1	6.9
debt securities of Russian government and municipal authorities	4.0	5.1
debt securities of foreign government and municipal authorities	1.0	0.6
Financial assets designated at fair value through profit or loss	18.4	20.7
debt securities of Russian banks and companies	8.2	11.0
debt securities of foreign banks and companies	7.5	8.0
debt securities of Russian government and municipal authorities	–	0.1
debt securities of foreign government and municipal authorities	2.7	1.6
Financial assets pledged under repurchase agreements and loaned
financial assets – held for trading	60.1	3.7
debt securities of Russian banks and companies	59.6	3.7
debt securities of Russian government and municipal authorities	0.5	–
Financial assets pledged under repurchase agreements and loaned
financial assets – designated at fair value through profit or loss	0.4	4.0
debt securities of Russian banks and companies	0.4	2.1
debt securities of foreign government and municipal authorities	–	1.9

Financial assets pledged under repurchase agreements and loaned
financial assets – available-for-sale	0.3	5.0
debt securities of foreign banks and companies	–	4.6
debt securities of foreign government and municipal authorities	0.3	0.4
Financial assets pledged under repurchase agreements and loaned
financial assets – classified due from other banks	–	10.3
Financial assets pledged under repurchase agreements and loaned
financial assets – classified as loans and advances to customers	14.2	3.1
Financial assets pledged under repurchase agreements and loaned financial assets – classified as investment securities held-to-
maturity	21.2	18.4

63

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

37.	Financial Risk Management (continued)

Credit risk (continued)

Financial assets available-for-sale	5.6	12.0
debt securities of Russian banks and companies	0.3	0.8
debt securities of foreign banks and companies	4.2	9.5
debt securities of Russian government and municipal authorities	–	0.6
debt securities of foreign government and municipal authorities	1.1	1.1
Investment securities held-to-maturity	11.7	20.7
debt securities of Russian banks and companies	11.0	17.7
debt securities of foreign banks and companies	0.4	2.8
debt securities of foreign government and municipal authorities	0.3	0.2

Due from other banks	345.6	308.0
Russia	69.4	97.1
OECD	269.2	204.4
Other	7.0	6.5

Loans and advances to customers	2,309.9	2,555.6

Loans to legal entities	1,904.3	2,183.0

Financial lease	93.6	112.5
Current activity financing	1,186.9	1,418.4
Reverse sale and repurchase agreements	23.7	57.9
Project finance and other	600.1	594.2

Loans to individuals	405.6	372.6

Mortgages	176.3	189.6
Car loans	42.7	38.2
Reverse sale and repurchase agreements	25.2	0.6
Consumer loans and other	161.4	144.2

Other assets	7.7	21.1
Total balance sheet exposure	3,207.4	3,372.2
Off-balance sheet exposure

Guarantees issued	190.5	218.2
Undrawn credit lines	197.0	169.1
Import letters of credit	28.4	49.5
Commitments to extend credit	97.4	112.1

Exposure arising from credit default swaps
- sale of credit default swaps	35.1	13.3
- purchase of credit default swaps	4.6	23.1
Total off-balance sheet exposure	553.0	585.3
Total maximum exposure to credit risk	3,760.4	3,957.5

Total credit risk exposure

Where financial instruments are recorded at fair value the amounts shown above represent the current credit risk exposure but not the maximum risk exposure that could arise in the future as a result of changes in values.

64

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

37.	Financial Risk Management (continued) Credit quality by class of due from banks

Credit quality of due from banks (gross), which are neither past due nor impaired at 31 December 2009 is presented in the table below:

	Not impaired
	Individually	Collectively
	assessed	assessed
Russia	8.1	62.3
OECD	189.7	79.6
Other countries	2.8	2.9
Total due from other banks (gross) neither past due nor impaired	200.6	144.8

Credit quality of due from banks (gross), which are neither past due nor impaired at 31 December 2008 is presented in the table below:

	Not impaired
	Individually	Collectively
	assessed	assessed
Russia	92.2	5.5
OECD	117.0	87.5
Other countries	4.4	2.1
Total due from other banks (gross) neither past due nor impaired	213.6	95.1

Not impaired individually assessed amounts due from banks are subsequently included in the pools of collectively assessed loans.

Credit quality by class of loans and advances to customers

The credit quality of loans and advances to customers is presented according to five categories:

  Pass – provision rate from 0% to 2%;
  Watch – provision rate from 2% to 5%;
  Substandard – provision rate from 5% to 20%;
  Doubtful – provision rate from 20% to 50%;
  Loss – provision rate from 50% to 100%.

Provision rate represents the weighted ratio of allowance for impairment to gross loans under each pool of loans with similar credit risk or individually impaired loan.

65

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

37.	Financial Risk Management (continued)

Credit quality by class of loans and advances to customers (continued)

The table below shows credit quality by class of loans and advances to customers at 31 December 2009, individually assessed. For individually assessed loans, which were not qualified as impaired, allowance was subsequently provided on a collective basis.

	Not impaired			Impaired
			Sub-
	Pass	Watch	standard	Doubtful	Loss	Total
Loans to legal entities	987.6	278.2	273.5	60.5	193.7	1,793.5

Financial lease	8.6	3.9	21.7	14.1	6.8	55.1
Current activity financing	561.7	165.6	199.8	36.0	115.3	1,078.4
Reverse sale and repurchase
agreements	16.6	–	–	–	–	16.6
Project finance and other	400.7	108.7	52.0	10.4	71.6	643.4

Loans to individuals	3.6	–	–	8.6	0.4	12.6

Mortgages	1.3	–	–	8.5	–	9.8
Car loans	–	–	–	–	0.1	0.1
Consumer loans and other	2.3	–	–	0.1	0.3	2.7
Total loans and advances to
customers individually assessed	991.2	278.2	273.5	69.1	194.1	1,806.1

The table below shows credit quality by class of loans and advances to customers at 31 December 2009, collectively assessed.

			Sub-
	Pass	Watch	standard	Doubtful	Loss	Total
Loans to legal entities	233.8	53.3	16.7	1.3	10.9	316.0

Financial lease	42.4	7.9	0.5	–	–	50.8
Current activity financing	174.8	34.8	13.0	1.3	10.9	234.8
Reverse sale and repurchase
agreements	7.2	–	–	–	–	7.2
Project finance and other	9.4	10.6	3.2	–	–	23.2

Loans to individuals	373.7	2.1	6.5	17.7	22.7	422.7

Mortgages	160.0	0.6	0.3	9.6	1.4	171.9
Car loans	40.5	0.9	1.2	0.6	2.2	45.4
Reverse sale and repurchase
agreements	25.2	–	–	–	–	25.2
Consumer loans and other	148.0	0.6	5.0	7.5	19.1	180.2
Total loans and advances to
customers collectively assessed	607.5	55.4	23.2	19.0	33.6	738.7

66

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

37.	Financial Risk Management (continued)

Credit quality by class of loans and advances to customers (continued)

The table below shows credit quality by class of loans and advances to customers at 31 December 2008, individually assessed. For individually assessed loans, which were not qualified as impaired, allowance was subsequently provided on a collective basis.

	Not impaired			Impaired
			Sub-
	Pass	Watch	standard	Doubtful	Loss	Total
Loans to legal entities	1,533.7	243.0	138.4	25.2	47.9	1,988.2

Financial lease	70.0	2.6	2.0	0.5	0.9	76.0
Current activity financing	902.2	227.6	89.2	17.3	36.4	1,272.7
Reverse sale and repurchase
agreements	50.3	–	–	–	–	50.3
Project finance and other	511.2	12.8	47.2	7.4	10.6	589.2

Loans to individuals	4.3	0.7	0.5	1.1	0.8	7.4

Mortgages	1.7	0.1	0.5	0.7	–	3.0
Car loans	–	–	–	–	0.1	0.1
Consumer loans and other	2.6	0.6	–	0.4	0.7	4.3
Total loans and advances to
customers individually assessed	1,538.0	243.7	138.9	26.3	48.7	1,995.6

The table below shows credit quality by class of loans and advances to customers at 31 December 2008, collectively assessed.

			Sub-
	Pass	Watch	standard	Doubtful	Loss	Total
Loans to legal entities	215.1	51.2	3.8	3.0	1.9	275.0

Financial lease	35.3	1.8	1.0	–	–	38.1
Current activity financing	157.7	43.0	2.0	1.8	1.7	206.2
Reverse sale and repurchase
agreements	7.7	–	–	–	–	7.7
Project finance and other	14.4	6.4	0.8	1.2	0.2	23.0

Loans to individuals	192.8	51.5	130.5	0.8	4.1	379.7

Mortgages	186.3	0.3	0.5	0.5	–	187.6
Car loans	3.3	36.6	0.1	–	0.5	40.5
Reverse sale and repurchase
agreements	0.6	–	–	–	–	0.6
Consumer loans and other	2.6	14.6	129.9	0.3	3.6	151.0
Total loans and advances to
customers collectively assessed	407.9	102.7	134.3	3.8	6.0	654.7

67

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

37.	Financial Risk Management (continued)

Credit quality by class of loans and advances to customers (continued)

Analysis of loans and advances to customers individually impaired by industry at 31 December 2009 and 2008 is presented in the table below.

	31 December	31 December
	2009	2008
Building construction	56.0	12.7
Trade and commerce	46.5	19.4
Oil and gas	45.9	0.3
Food and agriculture	27.0	16.6
Manufacturing	21.6	7.5
Transport	16.0	1.9
Chemical	10.2	3.4
Finance	9.5	1.0
Individuals	9.0	1.9
Metals	8.3	1.9
Coal mining	1.6	0.9
Telecommunications and media	1.4	0.8
Energy	1.2	0.7
Other	9.0	6.0
Total loans and advances to customers individually impaired	263.2	75.0

Ageing analysis (by days of delay in repayment) of past due, but not impaired loans and advances to customers by class at 31 December 2009 is presented in the table below.

					From 181
	From 1 to	From 31 to	From 61 to	From 91 to	days to	More than
	30 days	60 days	90 days	180 days	1 year	1 year	Total
Loans to legal entities	12.6	8.6	1.8	7.2	24.5	0.6	55.3

Financial lease	–	4.2	0.9	3.8	20.8	–	29.7
Current activity financing	11.7	2.4	0.8	3.3	3.3	0.4	21.9
Project finance and other	0.9	2.0	0.1	0.1	0.4	0.2	3.7

Loans to individuals	10.0	1.2	0.6	–	0.1	–	11.9

Mortgages	4.3	1.1	0.6	–	0.1	–	6.1
Car loans	1.0	–	–	–	–	–	1.0
Consumer loans and other	4.7	0.1	–	–	–	–	4.8
Total loans and advances to
customers past due but not
impaired	22.6	9.8	2.4	7.2	24.6	0.6	67.2

Ageing analysis of past due, but not impaired loans and advances to customers by class at 31 December 2008 is presented in the table below.

					From 181
	From 1 to	From 31 to	From 61 to	From 91 to	days to	More than
	30 days	60 days	90 days	180 days	1 year	1 year	Total
Loans to legal entities	28.5	0.9	3.3	3.5	1.3	6.0	43.5

Financial lease	26.2	0.2	2.5	0.9	1.0	0.4	31.2
Current activity financing	2.3	0.7	0.8	2.6	0.3	4.3	11.0
Project finance and other	–	–	–	–	–	1.3	1.3

Loans to individuals	13.1	3.5	2.8	2.4	2.5	3.8	28.1

Mortgages	6.2	1.4	1.3	0.6	0.4	1.1	11.0
Car loans	1.3	0.3	0.2	0.2	0.2	0.4	2.6
Consumer loans and other	5.6	1.8	1.3	1.6	1.9	2.3	14.5
Total loans and advances to
customers past due but not
impaired	41.6	4.4	6.1	5.9	3.8	9.8	71.6

68

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

37.	Financial Risk Management (continued)

Credit quality by class of loans and advances to customers (continued)

The table below shows the carrying amount of rescheduled loans and advances to customers by class.

	31 December 2009			31 December 2008
	Gross	Allowance	Net	Gross	Allowance	Net
Loans to legal entities	283.7	(19.2)	264.5	14.8	(5.4)	9.4

Financial lease	0.4	(0.1)	0.3	–	–	–
Current activity financing	234.1	(16.0)	218.1	9.5	(3.3)	6.2
Project finance and other	49.2	(3.1)	46.1	5.3	(2.1)	3.2

Loans to individuals	16.8	(4.9)	11.9	1.5	(0.3)	1.2

Mortgages	8.0	(2.4)	5.6	1.5	(0.3)	1.2
Car loans	1.4	(0.2)	1.2	–	–	–
Consumer loans and other	7.4	(2.3)	5.1	–	–	–
Total renegotiated loans and advances to
customers	300.5	(24.1)	276.4	16.3	(5.7)	10.6

Collateral and other credit enhancements

The amount and type of collateral accepted by the Group depend on an assessment of the credit risk of the counterparty. Guidelines are implemented regarding the acceptability of types of collateral and valuation parameters.

The main types of collateral obtained for commercial lending are charges over real estate properties, inventory and trade receivables, for retail lending – mortgages over residential properties.

Securities and guarantees are also obtained from counterparties for all types of lending.

It is the Group’s policy to dispose of repossessed properties in an orderly fashion. The proceeds are used to reduce or repay the outstanding claim.

Collateral is taken to enhance an acceptable credit proposal, rather than being used as the sole rationale for any credit approval. Where facilities are approved against security, full details, including the type, value, and the frequency of review of the security must be detailed in the Application for Credit Facility Form. Where practical, the account officer must have seen evidence of the existence of the collateral offered and wherever possible seen the actual collateral for themselves.

The valuation and acceptance of each type and item of collateral may vary depending on individual circumstances. Generally, the Group takes collateral with a view to ensure that an adequate margin is obtained and maintained throughout the term of the facility, where applicable. The appropriate authority responsible for collateral assessment establishes parameters for each individual facility.

Collateral repossessed

During 2009 the Group obtained assets by taking possession in accordance with additional agreements with its borrowers of collateral held as security in exchange for the indebtedness of these borrowers represented as follows:

Carrying value
Nature of assets	at 31 December 2009
Investment property	54.5
Investments in associates	5.9
Other assets	0.4
Total collateral repossessed	60.8

After finalization of transferring procedures these assets were accounted in accordance the Group accounting policies and included in the relevant items in the statement of financial position as at 31 December 2009.

The amount of collateral repossessed by the Group in 2008 was insignificant.

69

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

37.	Financial Risk Management (continued) Geographical concentration

Geographical concentration information is based on geographical location of the Group’s counterparts. As at 31 December 2009 the geographical concentration of the Group’s assets and liabilities is set out below:

			Other
	Russia	OECD	countries	Total
Assets
Cash and short-term funds	178.8	67.4	14.0	260.2
Mandatory cash balances with central banks	14.7	1.0	8.2	23.9
Financial assets at fair value through profit or loss	218.4	38.3	11.2	267.9
Financial assets pledged under repurchase agreements and
loaned financial assets	95.9	–	0.3	96.2
Due from other banks	69.4	269.2	7.0	345.6
Loans and advances to customers	1,780.4	39.7	489.8	2,309.9
Financial assets available-for-sale	15.0	5.9	4.0	24.9
Investments in associates	11.3	1.2	1.4	13.9
Investment securities held-to-maturity	11.0	0.4	0.3	11.7
Premises and equipment	55.3	3.4	7.2	65.9
Investment property	78.9	0.4	0.5	79.8
Intangible assets	10.8	0.5	0.6	11.9
Deferred tax asset	23.3	4.9	3.2	31.4
Other assets	61.2	2.1	4.3	67.6
Total assets	2,624.4	434.4	552.0	3,610.8
Liabilities
Due to other banks	194.5	71.0	21.5	287.0
Customer deposits	1,445.6	20.6	102.6	1,568.8
Other borrowed funds	359.6	96.6	14.7	470.9
Debt securities issued	243.1	240.8	1.8	485.7
Deferred tax liability	–	–	7.0	7.0
Other liabilities	43.1	45.5	2.6	91.2
Subordinated debt	176.4	18.9	–	195.3
Total liabilities	2,462.3	493.4	150.2	3,105.9
Net balance sheet position	162.1	(59.0)	401.8	504.9
Net off-balance sheet position – Credit Related
Commitments	468.5	34.0	10.8	513.3

70

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

37.	Financial Risk Management (continued) Geographical concentration (continued)

As at 31 December 2008 the geographical concentration of the Group’s assets and liabilities is set out below:

			Other
	Russia	OECD	countries	Total
Assets
Cash and short-term funds	349.6	57.0	9.5	416.1
Mandatory cash balances with central banks	2.7	0.6	4.3	7.6
Financial assets at fair value through profit or loss	89.3	74.9	6.6	170.8
Financial assets pledged under repurchase agreements and
loaned financial assets	37.5	6.6	0.4	44.5
Due from other banks	97.1	204.4	6.5	308.0
Loans and advances to customers	1,910.8	25.0	619.8	2,555.6
Financial assets available-for-sale	10.1	10.2	3.6	23.9
Investments in associates	3.8	–	0.7	4.5
Investment securities held-to-maturity	17.6	3.0	0.1	20.7
Premises and equipment	49.0	4.3	7.5	60.8
Investment property	4.3	–	–	4.3
Intangible assets	10.4	0.6	0.3	11.3
Deferred tax asset	4.9	3.7	0.7	9.3
Other assets	37.9	14.0	8.1	60.0
Total assets	2,625.0	404.3	668.1	3,697.4
Liabilities
Due to other banks	194.0	166.4	28.3	388.7
Customer deposits	956.2	31.5	114.2	1,101.9
Other borrowed funds	702.3	131.5	14.9	848.7
Debt securities issued	217.0	341.6	1.5	560.1
Deferred tax liability	4.9	–	0.6	5.5
Other liabilities	29.1	139.0	6.0	174.1
Subordinated debt	198.8	27.5	–	226.3
Total liabilities	2,302.3	837.5	165.5	3,305.3
Net balance sheet position	322.7	(433.2)	502.6	392.1
Net off-balance sheet position – Credit Related
Commitments	481.6	16.8	50.5	548.9

Market risk

Market risk is the risk that the fair value or future cash flows of financial instruments will fluctuate due to changes in market variables such as interest rates, foreign exchange rates, and securities prices. The Group is exposed to market risks, which include securities portfolio price risk, currency risk and interest rate risk.

Interest Rate Risk Exposure and Sensitivity analysis

The Group is exposed to interest rate risk. Interest rate risk is defined as the risk of the decrease of interest income or increase of interest expense resulting from adverse changes of market interest rates.

The Risks Department reports on a monthly basis to the ALCO on interest rate risk exposures and sensitivity analysis. To mitigate interest rate risk, the Treasury manages and hedges VTB’s exposures by entering into interest rate derivative transactions within the limits and parameters set by the ALCO.

71

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

37.	Financial Risk Management (continued)

Interest Rate Risk Exposure and Sensitivity analysis (continued)

As at 31 December 2009 the Group has the following interest rate exposures. Included in the table are Group’s monetary assets and liabilities, categorized by the contractual repricing date.

	On demand	From	From	From	From	From
	and up to	1 month to	3 months to	6 months to	1 year to	3 years to	More than
	1 month	3 months	6 months	1 year	3 years	5 years	5 years	Total
Assets
Correspondent accounts with
other banks	73.9	–	–	–	–	–	–	73.9
Corporate loans and advances to
customers	233.6	229.0	154.2	395.8	356.0	254.8	293.0	1,916.4
Retail loans and advances to
customers	19.0	15.7	14.7	47.8	103.0	61.9	139.1	401.2
Due from other banks	264.9	38.8	7.6	7.4	12.3	0.1	1.4	332.5
Reverse sale and repurchase
agreements	18.5	1.5	–	13.7	–	–	–	33.7
Fixed income (quick assets)	4.4	7.4	16.1	55.4	96.1	53.6	95.7	328.7
Fixed income (non liquid or held-
to-maturity financial assets)	1.9	4.3	2.7	5.4	10.5	1.7	8.3	34.8
Foreign exchange swaps	238.4	125.1	5.8	16.2	12.3	–	–	397.8
Interest rate derivative financial
instruments	80.7	177.0	8.7	22.9	56.3	6.9	3.1	355.6
Other interest earning assets	1.0	–	–	–	–	–	–	1.0
Total assets	936.3	598.8	209.8	564.6	646.5	379.0	540.6	3,875.6
Liabilities
Correspondent accounts and
overnight deposits	163.7	–	–	–	–	–	–	163.7
Current/settlement deposits	370.4	–	–	–	–	–	–	370.4
Term deposits of legal entities and
government bodies	361.6	205.1	82.6	86.5	45.9	3.0	0.6	785.3
Term deposits of individuals	41.3	40.9	38.2	102.2	160.8	2.2	0.1	385.7
Due to other banks	166.5	177.4	42.9	146.0	27.7	14.8	230.1	805.4
Reverse sale and repurchase
agreements	14.5	5.5	–	–	–	–	–	20.0
Promissory notes issued	6.3	27.3	22.9	68.8	5.8	–	–	131.1
Bonds issued	1.1	29.0	45.7	46.5	174.2	49.1	20.1	365.7
Foreign exchange swaps	242.6	128.3	5.7	16.1	12.8	–	–	405.5
Interest rate derivative financial
instruments	13.7	89.5	6.5	31.7	92.0	120.3	3.1	356.8
Other interest bearing liabilities	0.8	2.2	1.1	0.2	0.2	0.3	0.3	5.1
Total liabilities	1,382.5	705.2	245.6	498.0	519.4	189.7	254.3	3,794.7
Net repricing gap	(446.2)	(106.4)	(35.8)	66.6	127.1	189.3	286.3	80.9

72

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

37.	Financial Risk Management (continued)

Interest Rate Risk Exposure and Sensitivity analysis (continued)

As at 31 December 2008 the Group has the following interest rate exposures. Included in the table are Group’s monetary assets and liabilities, categorized by the contractual repricing date.

	On demand	From	From	From	From	From
	and up to	1 month to	3 months to	6 months to	1 year to	3 years to	More than 5
	1 month	3 months	6 months	1 year	3 years	5 years	years	Total
Assets
Correspondent accounts with
other banks	179.9	–	–	–	–	–	–	179.9
Corporate loans and advances to
customers	110.2	283.1	152.2	474.6	422.5	189.8	218.1	1,850.5
Retail loans and advances to
customers	5.3	11.9	12.5	26.3	99.5	73.7	136.0	365.2
Due from other banks	248.5	54.0	12.9	1.8	1.6	0.7	0.7	320.2
Reverse sale and repurchase
agreements	25.3	–	–	32.0	–	–	–	57.3
Fixed income (quick assets)	1.7	17.4	10.7	13.2	39.8	37.1	11.3	131.2
Fixed income (non liquid or held-
to-maturity financial assets)	6.5	8.3	3.0	49.3	12.1	12.0	14.8	106.0
Foreign exchange swaps	734.4	106.6	94.5	42.5	13.7	2.9	–	994.6
Interest rate derivative financial
instruments	84.4	182.9	35.8	46.5	102.0	12.0	4.6	468.2
Other interest earning assets	1.9	3.8	4.9	9.7	35.5	26.4	27.9	110.1
Total assets	1,398.1	668.0	326.5	695.9	726.7	354.6	413.4	4,583.2
Liabilities
Correspondent accounts and
overnight deposits	99.8	–	–	–	–	–	–	99.8
Current/settlement deposits	291.1	–	–	–	–	–	–	291.1
Term deposits of legal entities and
government bodies	152.7	142.7	62.4	99.8	12.8	0.4	1.2	472.0
Term deposits of individuals	34.2	19.5	32.3	66.2	145.4	4.3	0.1	302.0
Due to other banks	145.0	323.2	388.1	67.4	27.8	4.7	201.0	1,157.2
Reverse sale and repurchase
agreements	17.6	0.5	–	–	–	1.8	–	19.9
Promissory notes issued	8.2	31.4	15.2	40.8	48.0	0.3	0.0	143.9
Bonds issued	44.1	106.7	59.9	62.4	118.0	113.0	26.3	530.4
Foreign exchange swaps	765.6	95.4	104.9	46.0	13.2	7.4	–	1,032.5
Interest rate derivative financial
instruments	43.0	122.3	2.6	35.4	92.7	54.0	106.8	456.8
Other interest bearing liabilities	0.7	1.0	1.9	3.2	9.3	5.8	2.9	24.8
Total liabilities	1,602.0	842.7	667.3	421.2	467.2	191.7	338.3	4,530.4
Net repricing gap	(203.9)	(174.7)	(340.8)	274.7	259.5	162.9	75.1	52.8

73

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

37.	Financial Risk Management (continued) Interest rate sensitivity analysis

The interest rate sensitivities set out in the tables below represent an effect on the historical net interest income for a 1 year period in case of parallel shift in all yield curves. The calculations are based upon the Group’s actual interest rate risk exposures at the relevant reporting dates.

Interest rate sensitivity analysis as at 31 December 2009 as an effect on Net interest income is the following.

	Interest rate	Effect on net	Interest rate	Effect on net
Currency	increase, b.p.	interest income	decrease, b.p.	interest income
RUR	300	(11.0)	(200)	7.3
USD	100	1.0	(25)	(0.2)
EUR	100	0.9	(25)	(0.2)
GBP	100	0.1	(25)	–
Other	100	(0.1)	(25)	–
Total		(9.1)		6.9

Interest rate sensitivity analysis as at 31 December 2008 as an effect on Net interest income is the following.

	Interest rate	Effect on net	Interest rate	Effect on net
Currency	increase, b.p.	interest income	decrease, b.p.	interest income
RUR	300	(3.5)	(300)	3.5
USD	100	(0.3)	(100)	0.3
EUR	50	0.2	(50)	(0.2)
GBP	70	–	(70)	–
Other	50	(0.4)	(50)	0.4
Total		(4.0)		4.0

The total interest rate sensitivity, disclosed in the above tables, is attributable to assets and liabilities sensitive to possible changes of interest rates except current/settlement customer accounts. Management considers sensitivity of these accounts to fluctuations of interest rates in the financial market as low, based on historical performance and competitive environment. The Group uses, and has access to, a number of market instruments, including IRS, to manage its interest rate sensitivity and repricing gaps.

Currency risk and VaR analysis

The Group is exposed to currency risk. Currency risk arises from open positions in foreign currencies and adverse movements of market exchange rates that may have a negative impact on financial performance of the Group.

The Group manages its currency risk by seeking to match the currency of its assets with that of its liabilities on a currency-by-currency basis within established limits. For VTB Bank, such limits include internal open currency position (OCP) limits set by the ALCO and regulatory OCP limits set by the CBR.

The Risks Department of VTB performs VaR evaluations, analyses the structure of open currency positions and prepares reports for the ALCO on a monthly basis. The ALCO approves the methodology of the currency risk analysis, management and control procedures and sets limits on open currency positions. The Treasury manages and hedges VTB’s currency positions on a daily basis by entering into foreign exchange spot and forward/option transactions within the limits set by the ALCO. Compliance with these limits and the relevant CBR limits is monitored on a daily basis by the Middle office, which is independent both from Treasury and the RD.

VTB measures its currency risk exposures using VaR measurement of risk. It estimates the largest potential negative effect in pre-tax profit due to changes in value of foreign currency denominated positions over a given holding period for a specified confidence level. The VaR methodology is a statistically defined, probability-based approach that takes into account market volatilities as well as risk diversification by recognizing offsetting positions and correlations between products and markets. Risks can be measured consistently across all markets and products, and risk measures can be aggregated to arrive at a single risk measurement.

74

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

37.	Financial Risk Management (continued) Currency risk and VaR analysis (continued)

The use of VaR has limitations because it is based on historical correlations and volatilities in market prices and assumes that future price movements will follow a statistical distribution. Due to the fact that VaR relies heavily on historical data to provide information and may not clearly predict the future changes and modifications of the risk factors, the probability of large market moves may be underestimated if changes in risk factors fail to align with the normal distribution assumption. Even though positions may change throughout the day, the VaR only represents the risk of the open currency positions at the close of the reporting dates, and it does not account for any losses that may occur beyond the 99% confidence level. The use of ten-day holding period assumes as well that all positions can be liquidated or hedged in 10 day. In practice, the actual effect on profit or loss before tax will differ from the VaR calculation and, in particular, the calculation does not provide a meaningful indication of profits and losses in stressed market conditions.

The VaR model used by the Group is based on the historical simulation approach, which incorporates exchange rates interdependency. When calculating VaR the following parameters and assumptions were used:

  Currency exposures of the Group on the relevant reporting dates;
  Historical data on exchange rates for the last 2 years;
  99% confidence level;
  10 day holding period.

As at 31 December 2009 and 2008, the Group had the following exposures to currency risk, which include balance sheet positions and off-balance sheet foreign currency derivatives positions against RUR (open positions).

	Open positions
Currency	31 December 2009	31 December 2008
USD	(6.6)	(20.7)
EUR	(13.6)	17.1
GBP	(1.1)	(2.7)
CHF	(0.2)	(0.7)
JPY	(0.9)	0.1
UAH	16.0	8.1
AMD	1.6	1.9
GEL	1.8	1.4
BYR	0.9	1.1
AUD	0.8	0.2
AZN	0.8	–
KZT	0.3	–
AOA	0.2	0.2
SGD	0.2	–
XAU	0.2	–
Other	0.1	0.1
Total	0.5	6.1

As at 31 December 2009 and 2008, the Group had the following VaR for its foreign currency positions:

	31 December 2009	31 December 2008
Open currency position	0.5	6.1
Value at Risk	3.4	1.6

The VaR figures above take into account all currencies with exposures over RUR 30.2 million.

Price risk

The Group is exposed to the price risk of its securities portfolio, which is the risk of loss resulting from changes in market quotes of securities.

The RD reports on a monthly basis to the ALCO on price risk exposures and VaR analysis. To mitigate price risk, ALCO sets exposure limits and stop-loss limits for particular equity, transactions types, and assets types. Exposure limits for particular debt securities are set by the Credit Committee.

75

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

37.	Financial Risk Management (continued)

Price risk (continued)

VTB measures its securities portfolio risk exposures using VaR measurement of risk. The basic assumptions applicable to the calculation of VaR for currency risk, as described above, are also applicable for the calculation of VaR for price risk.

Parameters for VaR calculation are following:

  look-back period – 1 year;
  holding period – 10 trading days;
  confidence level – 99%;
  method – historical simulation.

Due to limited liquidity of the Russian market of corporate fixed income instruments (specificity of emerging markets), historical quotes were chosen according to the following methodology.

Original historical data is used for instruments with quotes history at least for 100 days and not more than 10 successive days without quotes and the issue date of the instrument is as early as the reporting year.

Quote history of proxy instruments are used to estimate the VaR for less liquid securities which do not possess aforementioned properties. Proxy instrument should fulfill following criteria:

  proxy instrument should be the same type of financial instruments as original security;
  issuer country and industry of proxy instrument has to be the same as original security and credit rating should be about the rating of the original security;
  currencies of proxy instrument and original security have to coincide;
  the durations of the proxy instrument and the original one should be comparable.

Approximately a half of the portfolio by volume interchanged by proxy instruments for VaR evaluation.

Since 2009 VTB estimates VaR using 10 days holding period.

10 days Value at Risk for 2008 is RUR 38.0 billion, what is two times more than VaR for 2008 with 1 day holding period.

Total 10 days Group’s VaR for 2009 without diversification consists of RUR 28.6 billion (about 13% of fair value of the Group’s portfolio).

For market risk management purposes financial assets held for trading and available for sale reclassified in the third and fourth quarters 2008 into loans and advances to customers in IFRS Group consolidated financial statements were included into the base for VAR calculation. Carrying amount of such financial assets as at 31 December 2009 was RUR 24.6 billion.

For market risk management purposes several overdue financial assets held for trading reclassified in the third quarter 2008 into loans and advances to customers in IFRS Group consolidated financial statements were not included into the base for VAR calculation. Carrying amount of such financial assets as at 31 December 2009 was RUR 1.5 billion.

Financial assets at fair value through profit or loss

	31 December 2009	31 December 2008	31 December 2008
	VaR, 10 days, 99%	VaR, 10 days, 99%	VaR, 1 day, 99%
Debt securities	16.1	9.3	7.1
Equity securities	11.4	21.8	9.6
Credit default swaps	0.4	5.7	1.8
Total	27.9	36.8	18.5

76

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

37.	Financial Risk Management (continued)

Price risk (continued) Financial assets available-for-sale

	31 December 2009	31 December 2008	31 December 2008
	VaR, 10 days, 99%	VaR, 10 days, 99%	VaR, 1 day, 99%
Equity securities	0.5	0.7	0.2
Debt securities	0.2	0.6	0.3
Total	0.7	1.3	0.5

In risk management purposes portfolio VaR is used calculated with diversification effect taken into account. Calculation method is base on the full revaluation of the portfolio using historical simulation with all parameters and proxy instruments which are utilized in calculation of VaR without diversification.

For market risk management purposes financial assets held for trading and available for sale reclassified in the third and fourth quarters 2008 into loans and advances to customers in IFRS Group consolidated financial statements were included into the base for VAR calculation. Carrying amount of such financial assets as at 31 December 2009 was RUR 24.6 billion. For market risk management purposes several overdue financial assets held for trading reclassified in the third quarter 2008 into loans and advances to customers in IFRS Group consolidated financial statements were not included into the base for VAR calculation. Carrying amount of such financial assets as at 31 December 2009 was RUR 1.5 billion.

Due to limited liquidity of the Russian market of corporate fixed income instruments drawbacks of the model with diversification mainly are linked with uncertainty of selecting of proxy instruments, short historical data series (1 year) and also with the back testing methodology for non liquid market is not completely developed, management estimates decreasing of VaR due to diversification effect in 5 times. The significant diversification effect is explained by short positions in equity and equity derivatives.

In 2010 RD plans to bring about VaR evaluation methodology, back testing methodology, and implementation of IT-risk management system using VaR as risk measure applying model of the portfolio full revaluation.

Sensitivity analysis

Sensitivity analysis for illiquid instruments, securities without market quoted prices, was performed to the following market indicators:

  for fixed income securities – volatility of yield curve for similar instruments with the same currency for period of 12 months (or in absence of such instruments, approximations based on expert opinion);
  for stock shares – volatility of main stock indices for period of 12 months (or in absence of such instruments, approximations based on expert opinion).

Interest rate shifts differ from the net interest income sensitivity analysis due to the structure and the maturity of the portfolio used for the illiquid instruments sensitivity analysis.

The Group’s interest rate sensitivity analysis is applicable to all assets and liabilities sensitive to interest rate risk and includes loans and deposits (corporate clients and individuals), bonds, bill, commitments, etc., with the maturities up to 1 year. The illiquid interest rate instruments portfolio consists only of bonds and bills with maturity later than 1 year.

77

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

37.	Financial Risk Management (continued)

Sensitivity analysis (continued) Market value sensitivity figures on debt financial assets were as follows as at 31 December 2009:

			Sensitivity of
	Interest rate		equity (AFS
	increase, basis	Sensitivity of Profit	instruments) before
Currency	points	before taxation	taxation
AMD	800	–	–
BYR	800	–	–
EUR	390	(1.1)	–
GEL	1,306	–	–
JPY	422	–	–
RUR	871	(38.5)	–
SGD	57	–	–
UAH	1,306	–	–
USD	455	–	(0.3)
Total		(39.6)	(0.3)

			Sensitivity of
	Interest rate		equity (AFS
	decrease, basis	Sensitivity of Profit	instruments) before
Currency	points	before taxation	taxation
AMD	800	–	–
BYR	800	–	–
EUR	390	(0.6)	–
GEL	1,306	–	–
JPY	422	–	–
RUR	871	(12.5)	–
SGD	57	–	–
UAH	1,306	–	–
USD	455	–	(0.1)
Total		(13.1)	(0.1)

As at 31 December 2009 market value sensitivity figures on equity financial assets were as follows:

					Sensitivity of	Sensitivity of
				Sensitivity of	equity (AFS	structured
			Index	Profit before	instruments)	investments to
Country	Currency	Index	change	taxation	before taxation	market risk
EU	EUR	FTSE	19.4%	–	–	–
Russia	RUR	RTS	44.6%	0.4	–	5.2
USA	USD	DJ	24.0%	–	–	1.1
				0.4	–	6.3

					Sensitivity of	Sensitivity of
				Sensitivity of	equity (AFS	structured
			Index	Profit before	instruments)	investments to
Country	Currency	Index	change	taxation	before taxation	market risk
EU	EUR	FTSE	(19.4%)	–	–	–
Russia	RUR	RTS	(44.6%)	(0.4)	–	(5.2)
USA	USD	DJ	(24.0%)	–	–	(1.1)
				(0.4)	–	(6.3)

78

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

37.	Financial Risk Management (continued)

Sensitivity analysis (continued)

At 31 December 2008, market value sensitivity of debt financial assets was as follows:

			Sensitivity of
	Interest rate		equity (AFS
	increase, basis	Sensitivity of Profit	instruments) before
Currency	points	before taxation	taxation
AMD	2,500	–	–
BYR	1,000	–	–
CHF	500	–	–
EU	500	–	–
RUR	1,094	(1.7)	(1.4)
SGD	143	–	–
UAH	3,238	–	–
USD	736	(0.5)	(0.5)
Total		(2.2)	(1.9)

			Sensitivity of
	Interest rate		equity (AFS
	decrease, basis	Sensitivity of Profit	instruments) before
Currency	points	before taxation	taxation
AMD	2,500	–	–
BYR	1,000	–	–
CHF	500	–	–
EU	500	–	–
RURF	1,094	0.6	0.6
SGD	143	–	–
UAH	3,238	–	–
USD	736	0.3	0.5
Total		0.9	1.1

At 31 December 2008, market value sensitivity of equity financial assets was as follows:
					Sensitivity of
				Sensitivity of	equity (AFS
				Profit before	instruments)
Country	Currency	Index	Index Change	taxation	before taxation
Switzerland	CHF	SMI	(35%)	–	–
EU	EUR	FTSE	(39%)	–	(0.7)
Russia	RUR	RTS	(65%)	(2.0)	(3.8)
USA	USD	DJ	(43%)	–	(1.4)
Total				(2.0)	(5.9)

Liquidity risk and contractual maturity analysis

Liquidity risk is a risk resulting from inability of the Group to meet in full its obligations when they fall due and without borrowing funds at rates higher than those of market level. The Group’s exposure to liquidity risk arises due to a mismatch of maturities of assets and liabilities.

Liquidity risk management within the Group is carried out at three main levels:

  Each bank of the Group manages its liquidity on an individual basis to meet its commitments and to comply with the requirements of its national regulator. The banks manage their liquidity in line with the recommendations of VTB;
  VTB manages the liquidity of the Group by coordinating the redistribution of funds within the Group through borrowing from and lending to the banks of the Group.

79

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

37.	Financial Risk Management (continued)

Liquidity risk and contractual maturity analysis (continued)

The tools used by the Group for measurement, management and mitigation of liquidity risk include:
  Contractual maturity analysis and cash flow projection (gap analysis) and analysis of deposit base concentration;
  Setting internal limits including minimal amount of highly liquid assets to cover short-term obligations resources on demand/1 day), maturity mismatch limits (gap limits), setting and regular overview of limits on overall funding volume subject to current and projected liquidity levels;
  Allocation and utilization of treasury portfolio of securities to manage short-term liquidity;
  Development of emergency plans (funding contingency plans).

VTB and other banks of the Group are also subject to liquidity requirements set by regulatory authorities, including these set by the CBR in the form of prudential ratios.

The RD analyses the liquidity position of the Group and prepares liquidity forecasts and recommendations for ALCO on a monthly basis or more frequently in connection with substantial capital inflows or outflows. A number of internal liquidity indicators is monitored on a daily basis. VTB’s Treasury manages short-term liquidity on an ongoing basis through its cash position and portfolio of highly liquid securities within the limits approved by the ALCO.

The “inflow” column includes gross amounts to be received by the Group within a certain time basket upon maturities/redemptions of financial instruments (assets/claims). Outflow column includes gross amounts to be repaid by the Group in a certain time basket upon maturities/redemptions of financial instruments (liabilities/obligations). Gap represents the difference between Inflow and Outflow columns. Gap Cumulative column represents the cumulative gap. FX Swap Cumulative column represents the cumulative gaps on foreign exchange swaps. Dynamic Gap (total) Cumulative column represents the cumulative gap including FX Swap Cumulative. Opening balance represents highly liquid assets, which mostly consist of Nostro accounts with other banks.

As at 31 December 2009, VTB Group had the following cash flow by remaining contractual maturities.

						Dynamic Gap
				Gap	FX Swap	(total)
Time Band	Inflow	Outflow	Gap	Cumulative	Cumulative	Cumulative
Rouble positions
Opening balance	–	–	152.5	152.5	–	152.5
Up to 1 month	119.8	(440.6)	(320.8)	(168.3)	(13.9)	(182.2)
From 1 to 3 months	110.7	(305.0)	(194.3)	(362.6)	(4.0)	(366.6)
From 3 months to 1 year	517.1	(435.0)	82.1	(280.5)	(0.7)	(281.2)
From 1 to 3 years	665.0	(241.4)	423.6	143.1	4.8	147.9
More than 3 years	1,254.3	(324.3)	930.0	1,073.1	4.8	1,077.9

Other currency
positions
Opening balance	–	–	59.6	59.6	–	59.6
Up to 1 month	284.0	(213.8)	70.2	129.8	9.7	139.5
From 1 to 3 months	92.9	(140.3)	(47.4)	82.4	(3.7)	78.7
From 3 months to 1 year	380.9	(316.4)	64.5	146.9	(6.8)	140.1
From 1 to 3 years	367.8	(431.8)	(64.0)	82.9	(10.5)	72.4
More than 3 years	361.0	(196.8)	164.2	247.1	(10.5)	236.6

Total
Opening balance	–	–	212.1	212.1	–	212.1
Up to 1 month	403.8	(654.4)	(250.6)	(38.5)	(4.2)	(42.7)
From 1 to 3 months	203.6	(445.3)	(241.7)	(280.2)	(7.7)	(287.9)
From 3 months to 1 year	898.0	(751.4)	146.6	(133.6)	(7.5)	(141.1)
From 1 to 3 years	1,032.8	(673.2)	359.6	226.0	(5.7)	220.3
More than 3 years	1,615.3	(521.1)	1,094.2	1,320.2	(5.7)	1,314.5

In the table above, negative liquidity gaps in RUR in time buckets up to 1 month and from 1 to 3 months at 31 December 2009 are due to maturities of customer deposits and funds borrowed from CBR. The gaps are bridged by new borrowings (including renewal of existing deposits and attraction of new deposits).

80

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

37.	Financial Risk Management (continued)

Liquidity risk and contractual maturity analysis (continued)

VTB Group medium-term liquidity needs are managed through customer deposits and the instruments offered by CBR in the form of repo agreements, collateral-free loans borrowed at auctions and in the form of collateralized loans (against corporate loans or securities) within the limits set up by CBR which allow the Bank to fill the negative medium-term liquidity gaps.

In the third quarter 2009 the Bank VTB issued additional common shares. The proceeds from share issuance had a favourable effect on long term liquidity of the Bank and the Group and helped to early repay high cost borrowings from CBR and Federal Treasury.

During 2009 the Group has been an active participant of anti-crisis program of the Government of the Russian Federation on supporting real sector of the economy. While the newly issued corporate loans during this period typically exceed 1 year, funding instruments offered by CBR are no longer than 1 year. The Bank has access to facilities offered by CBR which allows to borrow necessary resources and thus to bridge the negative gaps up to 1 year.

VTB Group has a number of additional funding facilities available and sufficient to bridge negative liquidity gaps.

The collateral-free borrowing limit set by the CBR for the Russian banks of the Group, VTB, VTB24 and VTB North-West, is based on their RAS regulatory capital multiplied by 1.5 and its unutilized limit exceeded RUR 1,050 billion as of 31 December 2009. Repo and collateralized borrowing capacity is limited by eligible collateral in the form of debt and securities and the discount rates applied by the CBR (from zero for Russian sovereign debt to 50%) and its unutilized limit amounted to approximately RUR 150 billion as of 31 December 2009.

VTB Group also has a range of facilities for borrowing in the interbank market, under which the aggregated amount of available funding was estimated at approximately RUR 90 billion as of 31 December 2009.

Currency mismatches in the structure of liquidity gaps are managed with the use of foreign exchange swaps (FX Swaps).

As at 31 December 2008, VTB Group had the following cash flow by remaining contractual maturities.

						Dynamic Gap
				Gap	FX Swap	(total)
Time Band	Inflow	Outflow	Gap	Cumulative	Cumulative	Cumulative
Rouble positions
Opening balance	–	–	159.9	159.9	–	159.9
Up to 1 month	100.7	(186.4)	(85.7)	74.2	160.8	235.0
From 1 to 3 months	141.7	(300.7)	(159.0)	(84.8)	196.6	111.8
From 3 months to 1 year	633.8	(725.5)	(91.7)	(176.5)	270.3	93.8
From 1 to 3 years	437.2	(159.2)	278.0	101.5	278.4	379.9
More than 3 years	413.1	(364.5)	48.6	150.1	282.5	432.6

Other currency
positions
Opening balance	–	–	220.4	220.4	–	220.4
Up to 1 month	185.2	(186.2)	(1.0)	219.4	(174.6)	44.8
From 1 to 3 months	75.4	(207.2)	(131.8)	87.6	(215.1)	(127.5)
From 3 months to 1 year	403.6	(292.1)	111.5	199.1	(304.3)	(105.2)
From 1 to 3 years	386.5	(293.1)	93.4	292.5	(313.8)	(21.3)
More than 3 years	575.3	(337.1)	238.2	530.7	(319.4)	211.3

Total
Opening balance	–	–	380.3	380.3	–	380.3
Up to 1 month	285.9	(372.6)	(86.7)	293.6	(13.8)	279.8
From 1 to 3 months	217.1	(507.9)	(290.8)	2.8	(18.5)	(15.7)
From 3 months to 1 year	1,037.4	(1,017.6)	19.8	22.6	(34.0)	(11.4)
From 1 to 3 years	823.7	(452.3)	371.4	394.0	(35.4)	358.6
More than 3 years	988.4	(701.6)	286.8	680.8	(36.9)	643.9

81

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

37.	Financial Risk Management (continued)

Liquidity risk and contractual maturity analysis (continued)

As of 31 December, 2008 negative cumulative liquidity gaps in the 1 to 3 months time bucket (RUR 15.7 billion) and in the 3 months to 1 year pool (RUR 11.4 billion) are due to the active role of the Group in anti-crisis measures taken by authorities of the Russian Federation to ensure financial support to the economy through the main national banks. Collateral-free loans from the CBR remain the main source of the Bank’s funding under current circumstances. The maximum term of such borrowing is limited by 6 months whereas corporate loans usually exceed 1 year.

The table below shows cash flows payable under financial liabilities at 31 December 2009 by their remaining contractual maturity.

	On demand	From 1	From	From		Overdue,
	and up to	month to	3 month to	6 months to	More than	maturity
	1 month	3 months	6 months	1 year	1 year	undefined	Total
Non-derivative liabilities
Due to other banks	211.6	20.4	7.0	14.3	65.5	–	318.8
Customer deposits	839.7	232.9	113.6	207.3	256.2	–	1,649.7
Other borrowed funds	95.2	95.6	38.2	164.4	89.4	–	482.8
Debt securities issued	9.6	51.3	68.5	161.1	280.5	–	571.0
Subordinated debt	–	14.1	4.0	17.5	343.6	–	379.2
Other liabilities	21.1	12.7	1.9	5.1	22.5	5.7	69.0

Derivative liabilities
Negative fair value	5.7	7.4	1.5	5.9	17.6	–	38.1

Derivative financial
instruments – gross
settled
Positive fair value of
derivatives
(Inflow)	(65.5)	(39.2)	(12.6)	(40.3)	(17.8)	–	(175.4)
Outflow	64.7	38.0	12.3	36.6	17.2	–	168.8

Negative fair value of
derivatives
(Inflow)	(147.1)	(152.7)	(17.8)	(28.0)	(26.2)	–	(371.8)
Outflow	152.0	157.9	18.5	29.4	28.0	–	385.8

Derivative financial
instruments – net settled
(Inflow)	(1.3)	(4.2)	(0.9)	(3.6)	(11.2)	–	(21.2)
Outflow	0.8	2.2	0.8	4.5	15.8	–	24.1

Credit related
commitments	32.2	73.9	26.3	129.4	253.1	–	514.9
Total	1,426.9	699.0	291.1	769.6	1,371.8	5.7	4,564.1

82

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

37.	Financial Risk Management (continued)

Liquidity risk and contractual maturity analysis (continued)

The table below shows cash flows payable under financial liabilities at 31 December 2008 by their remaining contractual maturity.

	On demand	From 1	From	From		Overdue,
	and up to	month to	3 month to	6 months to	More than	maturity
	1 month	3 months	6 months	1 year	1 year	undefined	Total
Non-derivative liabilities
Due to other banks	173.2	58.3	25.1	82.8	86.6	–	426.0
Customer deposits	516.6	164.3	102.1	186.4	170.1	–	1,139.5
Other borrowed funds	127.0	235.2	388.4	31.9	107.8	–	890.3
Debt securities issued	9.6	38.8	108.4	165.8	319.7	–	642.3
Subordinated debt	–	4.6	4.0	8.8	395.9	–	413.3
Other liabilities	8.1	4.7	2.0	0.4	3.4	8.1	26.7

Derivative liabilities
Negative fair value	17.0	14.1	29.3	30.7	50.5	–	141.6

Derivative financial
instruments – gross
settled
Positive fair value of
derivatives
(Inflow)	(98.7)	(21.6)	(27.8)	(41.5)	(63.9)	–	(253.5)
Outflow	96.3	19.6	27.0	38.6	58.3	–	239.8

Negative fair value of
derivatives
(Inflow)	(161.6)	(19.1)	(43.6)	(38.1)	(58.7)	–	(321.1)
Outflow	165.6	20.9	47.1	41.7	74.3	–	349.6

Derivative financial
instruments – net settled
(Inflow)	(8.3)	(8.6)	(12.7)	(21.8)	(12.5)	–	(63.9)
Outflow	13.0	12.3	25.8	27.1	34.9	–	113.1

Credit related
commitments	52.8	48.9	132.5	85.8	230.4	–	550.4
Total	1,162.2	607.6	862.4	669.3	1,481.4	8.1	4,791.0

A significant portion of liabilities of the Group is represented by customer term deposits and promissory notes, current accounts of corporate and retail customers, bonds, Eurobonds and syndicated loans.

Management believes that although a substantial portion of customer deposits are on demand and mature in less than one month, diversification of these deposits by number and type of depositors, and the past experience of the Group indicates that these deposits provide a long-term and stable source of funding for the Group. Therefore, an essential part of current accounts is considered as stable resources for the purposes of liquidity analysis and management. The stable part of resources on demand is statistically determined for separate currencies and based on the dynamics of the cumulative balances on these accounts.

Also, Management believes that in spite of the fact that part of the Group’s trading securities mature after one year in accordance with the terms of issue, the securities are freely traded on the market and as such securities represent a hedge against potential liquidity risks. Therefore, the Group has included the trading securities in the “on demand and less than one month” category.

Money market instruments (interbank loans and deposits, repurchase agreements) are used for regulation of short-term liquidity and not considered as a source for funding of long-term assets.

83

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

37.	Financial Risk Management (continued)

Liquidity risk and contractual maturity analysis (continued)

VTB manages its liquidity so that for each time band the gap in liquidity in view of planned operations does not exceed a certain internal limit.

The table below shows assets and liabilities at 31 December 2009 by their remaining contractual maturity.

			Overdue,
	Less than	More than	maturity
	1 year	1 year	undefined	Total
Assets
Cash and short-term funds	260.2	–	–	260.2
Mandatory cash balances with central banks	20.8	3.1	–	23.9
Financial assets at fair value through profit or loss	240.9	24.7	2.3	267.9
Financial assets pledged under repurchase agreements
and loaned financial assets	60.6	35.6	–	96.2
Due from other banks	300.6	44.1	0.9	345.6
Loans and advances to customers	762.5	1,471.7	75.7	2,309.9
Financial assets available-for-sale	1.9	3.7	19.3	24.9
Investments in associates	–	–	13.9	13.9
Investment securities held-to-maturity	1.6	10.1	–	11.7
Premises and equipment	–	–	65.9	65.9
Investment property	–	–	79.8	79.8
Intangible assets	–	–	11.9	11.9
Deferred tax asset	–	–	31.4	31.4
Other assets	23.5	26.1	18.0	67.6
Total assets	1,672.6	1,619.1	319.1	3,610.8
Liabilities
Due to other banks	243.6	43.4	–	287.0
Customer deposits	1,351.3	217.5	–	1,568.8
Other borrowed funds	398.2	72.7	–	470.9
Debt securities issued	230.3	255.4	–	485.7
Deferred tax liability	–	–	7.0	7.0
Other liabilities	52.5	31.4	7.3	91.2
Subordinated debt	9.9	185.4	–	195.3
Total liabilities	2,285.8	805.8	14.3	3,105.9
Net total gap	(613.2)	813.3	304.8	504.9
Cumulative total gap	(613.2)	200.1	504.9

84

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

37.	Financial Risk Management (continued)

Liquidity risk and contractual maturity analysis (continued)

The table below shows assets and liabilities at 31 December 2008 by their remaining contractual maturity.

			Overdue,
	Less than	More than	maturity
	1 year	1 year	undefined	Total
Assets
Cash and short-term funds	416.1	–	–	416.1
Mandatory cash balances with central banks	5.2	2.4	–	7.6
Financial assets at fair value through profit or loss	147.0	16.3	7.5	170.8
Financial assets pledged under repurchase agreements
and loaned financial assets	21.6	22.9	–	44.5
Due from other banks	244.3	63.1	0.6	308.0
Loans and advances to customers	1,082.0	1,458.1	15.5	2,555.6
Financial assets available-for-sale	6.9	5.1	11.9	23.9
Investments in associates	–	–	4.5	4.5
Investment securities held-to-maturity	3.5	17.2	–	20.7
Premises and equipment	–	–	60.8	60.8
Investment property	–	–	4.3	4.3
Intangible assets	–	–	11.3	11.3
Deferred tax asset	–	–	9.3	9.3
Other assets	19.7	30.0	10.3	60.0
Total assets	1,946.3	1,615.1	136.0	3,697.4
Liabilities
Due to other banks	314.5	74.2	–	388.7
Customer deposits	942.8	159.1	–	1,101.9
Other borrowed funds	746.4	102.3	–	848.7
Debt securities issued	264.9	295.2	–	560.1
Deferred tax liability	–	–	5.5	5.5
Other liabilities	109.4	54.8	9.9	174.1
Subordinated debt	0.9	225.4	–	226.3
Total liabilities	2,378.9	911.0	15.4	3,305.3
Net total gap	(432.6)	704.1	120.6	392.1
Cumulative total gap	(432.6)	271.5	392.1

38.	Fair Values of Financial Instruments

Fair value is the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation, and is best evidenced by a quoted market price.

The estimated fair values of financial instruments have been determined by the Group using available market information, where it exists, and appropriate valuation methodologies. However, judgement is necessarily required to interpret market data to determine the estimated fair value. While Management has used available market information in estimating the fair value of financial instruments, the market information may not be fully reflective of the value that could be realized in the current circumstances.

Financial instruments carried at fair value. Financial assets at fair value through profit or loss and financial assets available-for-sale are carried in the statement of financial position at their fair value. The Group assesses whether the market is active using the model of market activity tests which is based on the statistics of the existing trading. The model is consistently applied by the Group. For investments that are actively traded in organized financial markets quoted market bid prices at the close of business on the reporting date are used for estimation of fair value. For investments where there is no active market, fair value is determined using valuation techniques.

85

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

38.	Fair Values of Financial Instruments (continued)

Due from other bank and cash and cash equivalents. Management has estimated that at 31 December 2009 and 2008 the fair value of due from other banks and cash and cash equivalents was not materially different from their respective carrying value. This is primarily due to the fact that it is practice to renegotiate interest rates to reflect current market conditions and, therefore, a majority of balances carry interest at rates approximating market interest rates.

Loans and advances to customers. Management has estimated that at 31 December 2009 and 2008 the fair value of loans and advances to customers was not materially different from respective carrying value. Fair value of loans and advances to customers was calculated basing on respective market interest rates as at 31 December 2009.

Borrowings. Management has estimated that at 31 December 2009 and 2008 the fair values of borrowings were not materially different from their respective carrying values. This is primarily due to the fact that it is practice to renegotiate interest rates to reflect current market conditions and, therefore, a majority of balances carry interest at rates approximating market interest rates.

Debt securities issued. The fair values of debt securities were determined by Management on the basis of market quotations.

	31 December 2009		31 December 2008
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value
Financial assets
Cash and short-term funds	260.2	260.2	416.1	415.9
Financial assets at fair value through profit or loss	267.9	267.9	170.8	170.8
Financial assets pledged under repurchase
agreements and loaned financial assets	96.2	96.2	44.5	43.7
Due from other banks	345.6	345.5	308.0	308.1
Russia	69.4	70.0	97.1	97.2
OECD	269.2	268.5	204.4	204.4
Other	7.0	7.0	6.5	6.5
Loans and advances to customers	2,309.9	2,293.6	2,555.6	2,544.8
Loans to legal entities	1,904.2	1,894.6	2,183.0	2,175.1
Loans to individuals	405.7	399.0	372.6	369.7
Financial assets available-for-sale	24.9	24.9	23.9	23.9
Investment securities held-to-maturity	11.7	11.8	20.7	17.8

Financial liabilities
Due to other banks	287.0	287.2	388.7	391.4
Customer deposits	1,568.8	1,548.7	1,101.9	1,094.7
Deposits of legal entities	1,092.3	1,092.3	747.8	754.7
Deposits of individuals	476.5	456.4	354.1	340.0
Other borrowed funds	470.9	465.4	848.7	861.3
Debt securities issued	485.7	525.8	560.1	486.9
Subordinated debt	195.3	195.5	226.3	197.1

The Group uses the following hierarchy for determining and disclosing the fair value of financial instruments by valuation technique:

▶	Level 1: quoted (unadjusted) prices in active markets for identical assets or liabilities;
▶	Level 2: techniques for which all inputs which have a significant effect on the recorded fair value are observable, either directly or indirectly; and
▶	Level 3: techniques which use inputs which have a significant effect on the recorded fair value that are not based on observable market data.

86

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

38.	Fair Values of Financial Instruments (continued)

The following table shows an analysis of financial instruments recorded at fair value by level of the fair value hierarchy as of 31 December 2009:

	Level 1	Level 2	Level 3	Total
Financial assets
Derivative financial instruments	4.0	22.8	1.0	27.8
Financial assets at fair value through profit or
loss
Financial assets held for trading	155.3	64.3	–	219.6
Financial assets designated as at fair
value through profit or loss	13.4	5.5	1.6	20.5
Financial assets pledged under repurchase
agreements and loaned financial assets
Financial assets held for trading	20.8	39.3	–	60.1
Financial assets designated as at fair
value through profit or loss	–	0.4	–	0.4
Financial assets available-for-sale	–	0.3	–	0.3
Financial assets available-for-sale	3.1	3.7	18.1	24.9
Financial liabilities
Derivative financial instruments	(1.5)	(36.6)	–	(38.1)

For financial instruments carried at fair value, the level in the fair value hierarchy into which the fair values are categorised as follows as at 31 December 2008:

	Level 1	Level 2	Level 3	Total
Financial assets
Derivative financial instruments	–	77.5	–	77.5
Financial assets at fair value through profit or
loss
Financial assets held for trading	19.7	10.5	41.9	72.1
Financial assets designated as at fair
value through profit or loss	5.2	15.5	7.5	28.2
Financial assets pledged under repurchase
agreements and loaned financial assets
Financial assets held for trading	3.7	–	–	3.7
Financial assets designated as at fair
value through profit or loss	–	4.0	–	4.0
Financial assets available-for-sale	–	5.0	–	5.0
Financial assets available-for-sale	4.0	10.8	9.1	23.9
Financial liabilities
Derivative financial instruments	(1.7)	(129.5)	(10.4)	(141.6)

87

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

38.	Fair Values of Financial Instruments (continued)

Movement in Level 3 financial instruments measured at fair value

A reconciliation of movements in Level 3 of the fair value hierarchy by class of instruments for the year ended 31 December 2009 is as follows:

	Financial assets at fair value through profit or loss
	Financial assets held for trading	Financial assets designated as at fair value through profit or loss	Financial assets available-for- sale	Financial derivative assets and liabilities (net)
Fair value at 1 January 2009	41.9	7.5	9.1	(10.4)
Gains or losses recognized in profit or loss for the year	(8.2)	(5.7)	(1.6)	3.2
Gains or losses recognized in other comprehensive income	–	–	4.9	–
Purchases	13.0	0.2	6.3	–
Reclassifications	–	–	51.8	–
Issues or origination	–	–	–	1.0
Sales	(16.8)	(0.9)	(52.5)	–
Settlements	–	–	–	8.1
Currency translation difference	–	–	0.1	–
Transfers out of level 3	(29.9)	(2.1)	–	(0.9)
Transfers into level 3	–	2.6	–	–

Fair value at 31 December 2009	–	1.6	18.1	1.0

Unrealized gains less losses recognised in profit or loss or other comprehensive income for the current period for assets held at 31 December 2009	–	(1.2)	3.3	–

Methods and assumptions for financial assets valued using Level 2 and Level 3 financial assets

The fair value of financial assets at fair value through profit or loss, available for sale and derivative financial instruments valued according to Level 2 models was estimated based on DCF (projected cash flows) method using the assumption of future coupon payment and VTB internal interest rate curve. The fair value of structured financial assets was estimated based on stochastic modelling (Level 2 model). Probability models were calibrated using market indicators (currency forward, ITRAX Index). Value at Risk was calculated based on full historical recalculation and Monte-Carlo simulation.

The fair value of financial assets at fair value through profit or loss, available for sale and derivative financial instruments valued according to Level 3 models was estimated based on DCF (discounted cash flows) method and peer based method. Peer based method is based on comparing certain financial ratios or multiples, such as the price to book value, price to earnings, EV/EBITDA, etc., of the equity in question to those of its peers. This type of approach, which is popular as a strategic tool in the financial industry, is mainly statistical and based on historical data.

Main assumptions used in Level 3 models were short-term revenue projections (one year), cost of equity, liquidity discount, cost of debt and net margin fall forecast. The sensitivity to valuation assumptions disclosed below represents by how much the fair value could increase or decrease had management used reasonably possible alternative valuation assumptions that are not based on observable market data.

Sensitivity analysis to changes of key assumptions for financial assets valued using Level 3 models

At 31 December 2009, financial assets available-for-sale for the amount of RUR 18.1 billion were valued based on valuation models by using the peer based valuations model, discounted cash flow method. The assumptions related to projections of discounted cash flows in the model up to 2013 are the following:

-	WACC is 16.9%;
-	Cost of debt is 12%;
-	Net margin is 0.0001% less every next year;
-	Liquidity discount applied to the valuation is 30%;

If the Group had used other reasonably possible alternative assumptions, the fair value of the above equity securities valued based on valuation models, would have been in the range from RUR 17.5 billion to RUR 18.5 billion.

88

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

38.	Fair Values of Financial Instruments (continued)

Transfers between levels

During 2009 the financial assets held for trading for the total amount of RUR 26.4 billion and financial assets designated at fair value through profit or loss for the total amount of RUR 2.1 billion were transferred out of Level 3 to Level 1 as they became actively traded during the year based on the model of market activity test used by the Group and their fair values were consequently determined using market quotes.

During the year, the Group transferred financial assets designated as at fair value through profit or loss from level 2 to level 3 of the fair value hierarchy. The carrying amount of the total assets transferred was RUR 1.3 billion. The cumulative unrealised loss at the time of transfer was RUR 1.3 billion. The reason for the transfers from level 2 to level 3 is that inputs to the valuation models ceased to be observable. Prior to transfer, the fair value of the instruments was determined using observable market transactions or binding broker quotes for the same or similar instruments. Since the transfer, these instruments have been valued using valuation models incorporating significant non market-observable inputs.

The financial assets designated at fair value through profit or loss for the total amount of RUR 3.7 billion were transferred from Level 2 to Level 1 as they became actively traded during the year and fair values were consequently determined using market quotes.

There have been no transfers from Level 1 to Level 2 in 2009.

39.	Related Party Transactions

Parties are considered to be related if one party has the ability to control the other party or exercise significant influence over the other party in making financial or operational decisions as defined by IAS 24 “Related Party Disclosures”. In considering each possible related party relationship, attention is directed to the substance of the relationship, not merely the legal form.

Transactions and balances with related parties comprise transactions and balances with directly and indirectly state-owned entities and associates and are stated in the tables below:

Statements of financial position

	31 December 2009		31 December 2008
	State-owned entities	Associates	State-owned entities	Associates
Assets
Cash and short-term funds	123.5	–	297.2	–
Mandatory cash balances with central banks	14.7	–	2.7	–
Financial assets at fair value through profit or loss	139.9	–	40.0	–
Financial assets pledged under repurchase agreements and loaned financial assets	64.3	–	14.4	–
Due from other banks	29.1	2.5	46.2	2.1
Loans and advances to customers	401.9	7.8	548.2	2.5
Allowance for loan impairment	(14.1)	(5.0)	(4.5)	(1.6)
Financial assets available-for-sale	4.8	0.3	3.7	0.3
Investment securities held-to-maturity	0.6	–	2.3	–

Liabilities
Due to other banks	40.9	0.4	52.8	1.2
Customer deposits	567.2	1.6	230.2	1.6
Other borrowed funds	354.5	–	732.5	–
Subordinated debt	176.4	–	175.1	–

Credit Related Commitments
Guarantees issued	116.5	–	68.1	–
Undrawn credit lines	16.3	–	10.4	–
Import letters of credit	1.6	–	2.0	–
Commitments to extend credit	13.3	0.7	10.1	0.2

89

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

39.	Related Party Transactions (continued)

Income statements

	2009	2008
Interest income
Loans and advances to customers	58.2	33.3
Securities	9.4	5.3
Due from other banks	5.3	4.3
Interest expense
Customer deposits	(39.3)	(26.0)
Due to other banks and other borrowed funds	(60.2)	(9.6)
Subordinated debt	(17.3)	(2.8)

Provision for impairment	(13.0)	(2.4)

For the period ended 31 December 2009, the total remuneration of the directors and key management personnel of the Group including pension contributions amounted to RUR 3.2 billion (31 December 2008: RUR 2.6 billion). Key management personnel include VTB Supervisory Board, VTB Management Board, VTB Statutory Audit Committee and key management of subsidiaries. Loans to the directors and key management personnel as at 31 December 2009 amounted to RUR 0.3 billion (31 December 2008: RUR 0.5 billion).

90

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

40.	Consolidated Subsidiaries and Associates

The principal subsidiaries and associates included in these consolidated financial statements are presented in the table below:

			Percentage of ownership
Name	Activity	Country of registration	31 December 2009	31 December 2008
Subsidiaries:
“VTB Bank (Austria)” AG	Banking	Austria	100.00%	100.00%
“Russian Commercial Bank (Cyprus) Limited”	Banking	Cyprus	60.00%	100.00%
“Russian Commercial Bank Ltd”	Banking	Switzerland	–	100.00%
“VTB Bank”, OJSC (Ukraine)	Banking	Ukraine	99.95%	99.95%
“VTB Bank (Armenia)”, CJSC	Banking	Armenia	100.00%	100.00%
“VTB Bank (Georgia)”, JSC	Banking	Georgia	87.38%	77.57%
“VTB Bank (Belarus)”, CJSC	Banking	Belarus	69.70%	69.65%
“Bank VTB 24”, CJSC	Banking	Russia	100.00%	100.00%
“VTB Bank (Deutschland)”, AG	Banking	Germany	100.00%	100.00%
“Bank VTB (Kazakhstan)”, JSC	Banking	Kazakhstan	100.00%	100.00%
“VTB Bank (Azerbaijan)”, OJSC	Banking	Azerbaijan	51.00%	–
“Bank VTB North-West”, OJSC	Banking	Russia	100.00%	100.00%
“VTB Bank (France)”	Banking	France	87.04%	87.04%
“VTB Capital”, Plc	Banking	Great Britain	95.52%	95.61%
“Banco VTB Africa S.A.”	Banking	Angola	66.00%	66.00%
“VTB Capital (Namibia) (Proprietary) Limited”	Investment Plastic cards	Namibia	50.33%	50.03%
“Multicarta”, Ltd	(processing)	Russia	100.00%	100.00%
“ITC Consultants (Cyprus)”, Ltd	Finance	Cyprus	100.00%	100.00%
“VB-Service”, Ltd	Commerce	Russia	100.00%	100.00%
“Almaz-Press”, CJSC	Publishing	Russia	100.00%	100.00%
“VTB-Leasing”, OJSC	Leasing	Russia	100.00%	100.00%
“Embassy Development Limited”	Finance	Jersey	100.00%	100.00%
“VTB-Development”, CJSC	Development	Russia	100.00%	100.00%
“VTB Europe Strategic Investments Limited”	Investment	Great Britain	95.52%	95.61%
“VTB Europe Finance”, B.V.	Finance	Netherlands	95.52%	95.61%
“Nevsky Property”, Ltd	Property	Cyprus	95.52%	95.61%
“Business-Finance”, Ltd	Finance	Russia	100.00%	100.00%
“VTB Dolgovoi centre”, CJSC	Finance	Russia	100.00%	100.00%
“Sistema Leasing 24”, CJSC	Finance	Russia	100.00%	100.00%
“VTB-Capital”, CJSC	Finance	Russia	100.00%	100.00%
“Insurance Company VTB-Insurance”, Ltd	Insurance	Russia	100.00%	100.00%
“VTB-Leasing Ukraine”, Ltd	Leasing	Ukraine	100.00%	100.00%
“Capablue”, Ltd	Leasing	Ireland	100.00%	100.00%
“VTB Leasing (Europe)”, Ltd	Leasing	Cyprus	100.00%	100.00%
“VTB-Leasing Finance”, Ltd	Finance	Russia	99.99%	99.99%
“VTB-Leasing”, Ltd	Leasing	Belarus	100.00%	100.00%
“VTB-Leasing Capital”, Ltd	Finance	Ireland	100.00%	100.00%
“Obyedinennaya Depositarnaya companya”, CJSC	Finance	Russia	100.00%	100.00%
“VTB Asset Management”, CJSC	Finance	Russia	19.00%	19.00%
“Holding VTB Capital”, CJSC	Finance	Russia	100.00%	–
“VTB Factoring”, Ltd	Factoring	Russia	100.00%	100.00%
“Sistema-Hals”, OJSC	Real Estate	Russia	51.24%	–

Associates:
“Eurofinance Mosnarbank”, OJSC	Banking	Russia	34.83%	34.83%
“Vietnam-Russia Joint Venture Bank”	Banking	Vietnam	49.00%	49.00%
“Interbank Trading House”, Ltd	Commerce	Russia	50.00%	50.00%
“KS Holding”, CJSC	Russia	Insurance	49.00%	–
“Polief”, OJSC	Russia	Chemical	32.50%	–
“Sistemapsys S.A.R.L.”, JSC	Luxembourg	Construction	50.00%	–
“Telecom-Development”, CJSC	Russia	Construction	50.00%	–

91

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

40.	Consolidated Subsidiaries and Associates (continued)

In the first quarter of 2009, Russian Commercial Bank (Cyprus) Limited issued 3,333,333 new shares with a nominal value of EUR 1.71 each totalling RUR 0.2 billion (EUR 5,700,000) of nominal value. The new shares were issued to a private company (related party to the Group) for a total consideration equalling RUR 1.4 billion (USD 39 million, USD 11.71 per share). Upon finalization of the appropriate procedures, the share of this company in the share capital of Russian Commercial Bank (Cyprus) Limited amounted to 40% and the beneficiary owners of this company were the key management personnel and the substantial majority of the employees of Russian Commercial Bank (Cyprus) Limited. The valuation of Russian Commercial Bank (Cyprus) Limited for the purpose of this transaction was performed by an independent appraiser.

In January 2009, the Group acquired a 51% share in AF-Bank, located in Azerbaijan, from an unrelated party for RUR 0.5 billion (USD 16 million). In February 2009, the bank was renamed into VTB Azerbaijan.

In January 2009, VTB Bank (Europe), Plc was renamed to “VTB Capital”, Plc as a part of restructuring the investment business of the Group.

On 30 March 2009, Bank VTB 24 issued 635,703 additional ordinary shares with nominal amount of RUR 1,000 each for RUR 1,717. The total issue amounted to RUR 1,092 million and was fully purchased by the Group.

In March 2009, VTB-Leasing, OJSC issued 51,612 additional ordinary shares with nominal amount of RUR 31,000 each for the total amount of RUR 1,600 million, which was fully purchased by the Group.

In March 2009, VTB acquired shares of “VTB Bank (Georgia)”, JSC from minorities, increasing its share to 84.72%.

In May 2009, VTB increased its ownership in “VTB Bank (Georgia)”, JSC from 84.72% to 86.76% by purchasing 13,341,718 ordinary shares of 15,748,425 ordinary shares for the nominal value of 13,341,718 Georgian lari (RUR 271.7 million).

In August 2009, the Federal Financial Markets Service registered the results of issuance of common shares of a newly established entity “Holding VTB Capital”, CJSC. VTB Group has a 100% ownership of this entity.

On 1 September 2009, the Central Bank of the Russian Federation registered the results of additional issue of common shares of VTB 24 that were fully purchased by VTB Bank. The total number of the additionally issued shares was 16,433,159 with a nominal value of RUR 1,000 each. The actual offering price per share was RUR 1,465 per share.

In September 2009, VTB Bank increased its ownership in “VTB Bank (Georgia)”, JSC from 86.76% to 87.05% by purchasing 2,406,707 newly issued ordinary shares for the nominal value of 2,406,707 Georgian lari (RUR 43.5 million).

On 27 November 2009, the Central Bank of the Russian Federation registered the results of additional issue of common shares of “Bank VTB North-West”, OJSC. The total number of the additionally issued shares is 293,255,132 with a nominal value of RUR 1.00 each at the actual offering price of RUR 20.46 per share. VTB Bank purchased 100% of the new shares issued.

In December 2009, VTB increased its ownership in “VTB Bank (Georgia)”, JSC from 87.05% to 87.38% by purchasing 100% of 2,438,575 ordinary shares issued for the nominal value of 2,438,575 Georgian lari (RUR 44 million).

In December 2009, “Holding VTB Capital”, CJSC issued 3.172 million additional ordinary shares with notional amount of RUR 1,000 each for RUR 3,172 million, which are fully purchased by the Group.

92

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

41.	Business Combination and Disposal of Subsidiaries

In June 2009, VTB sold its 100% stake in Russian Commercial Bank Ltd to a third party which was not related to the Group, for a debt financial instrument with fair value of RUR 3.5 billion. Currency translation difference transferred from equity to income statement amounted to RUR 1.2 billion. The assets and liabilities disposed were as follows:

4 June 2009
Assets
Cash and short-term funds	0.4
Financial assets at fair value through profit or loss	1.2
Due from other banks	4.2
Loans and advances to customers	62.0
Investment securities held-to-maturity	0.5
Premises and equipment	0.3
Other assets	0.1
Total assets	68.7
Liabilities
Due to other banks	(53.5)
Customer deposits	(8.9)
Other borrowed funds	(2.5)
Other liabilities	(0.1)
Total liabilities	(65.0)
Net assets	3.7
Total carrying amount of net assets disposed	3.7

The gain from disposal of subsidiary amounted to RUR 1.0 billion.

In October 2009, VTB Bank received approval from the Federal Antimonopoly Service for the purchase of controlling share in OJSC “Sistema-Hals”, thus obtaining control over Sistema-Hals group of entities (real estate construction and development business) based on the potential voting rights existence. The Group considered the potential voting rights giving current access to economic benefits, thus consolidating 51.24% interest in OJSC “Sistema-Hals”. In December 2009, VTB exercised the call option (abovementioned potential voting right) for RUR 30, which resulted in the increase of the percentage of ownership held by the Group from 19.7% to 51.24%.

93

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

41.	Business Combination and Disposal of Subsidiaries (continued)

The fair value of the identifiable assets and liabilities acquired and goodwill arising as at the acquisition date was:

Fair value
Assets
Cash and short-term funds	0.1
Due from other banks	0.2
Loans and advances to customers	0.5
Financial assets available-for-sale	0.1
Investments in associates	3.1
Premises and equipment	0.1
Investment property	20.0
Property intended for sale in the ordinary course of business	14.1
Intangible assets	0.7
Deferred tax asset	1.4
Other assets related to from non-banking activities	7.3
Total assets	47.6
Liabilities
Other borrowed funds	35.6
Debt securities issued	5.0
Deferred tax liability	4.3
Other liabilities related to non-banking activities	9.7
Total liabilities	54.6
Fair value of identifiable net assets of subsidiary	(7.0)
Goodwill arising from the acquisition:
Consideration paid	–
Fair value of the acquirer’s previously held equity interest in the acquiree	–
Non-controlling interest (proportionate share of the acquiree’s identifiable net assets)	(3.3)

Less: fair value of identifiable net assets of subsidiary	(7.0)
Goodwill arising from the acquisition	3.7

Fair values of identifiable assets and liabilities at the acquisition date were determined by the independent appraiser engaged by the Group.

The Group recognized impairment losses in the full amount of goodwill recognized in OJSC “Sistema-Hals” acquisition due to uncertainty about future cash inflows and economic benefits from this business in the observable future.

The Group considers impracticable to disclose the revenue and profit or loss for 2009 as if the Group had acquired OJSC “Sistema-Hals” on 1 January 2009. This impracticability is due to significant changes in the organizational structure and composition of assets and liabilities of OJSC “Sistema-Hals”, which took place throughout 2009. These changes resulted in the significant difference of the revenue and profit or loss for the first half of 2009 as compared to the second half of 2009. Consequently, the financial results of the acquired subsidiary were significantly impacted by the change of the controlling shareholder, which is difficult to quantify and measure without using a number of significant assumptions some of which could not be supported by measurable evidence. The Group believes that cost of producing the required information based on such assumptions far outweighs its economic benefits, which makes such disclosure impracticable.

94

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

42.	Capital Management and Capital Adequacy

The Group’s policy is to maintain a strong capital base so as to maintain investor, creditor and market confidence and to sustain future development of its business.

Capital adequacy ratio in accordance with CBR requirements

The Central Bank of Russia requires banks to maintain a capital adequacy ratio of 10% of risk-weighted assets, computed based on Russian accounting legislation. The central banks of other countries where the Group members are registered set and monitor their own capital requirements.

As of 31 December 2009 and 2008, the Bank’s capital adequacy ratio on this basis exceeded the statutory minimum and was as follows:

	31 December 2009	31 December 2008
Capital	565.2	397.1

Risk-weighted assets	2,371.6	2,464.4

Capital adequacy ratio	23.8%	16.1%

In line with the guidelines set out by the Basel Capital Accord, CBR regulations envisage sub-allocation of Tier 2 instruments, which meet the definition of subordinated debt, to either upper Tier 2 capital or lower Tier 2 capital. Subordinated debt classified as lower Tier 2 capital should not exceed 50% of Tier 1 capital, and total Tier 2 capital (including upper Tier 2 and lower Tier 2 capital) should not exceed 100% of Tier 1 capital.

In November 2008, the Bank issued two instruments, in the amount of RUR 100 billion each, to a related third party (state owned institution), which was classified as Tier 2 capital upon the regulator’s approval and included in upper Tier 2 capital for the purposes of calculation of capital adequacy in accordance with CBR regulations.

Capital adequacy ratio under the Basel Capital Accord 1988

The Group is also subject to minimum capital requirements established by covenants under liabilities incurred by the Bank. The Group’s international risk based capital adequacy ratio, computed in accordance with the Basel Accord guidelines issued in 1988, with subsequent amendments including the amendment to incorporate market risks, and modified as stated below, as of 31 December 2009 and 2008 was 20.7% and 17.3%, respectively. For the purposes of this calculation, the two subordinated debts issued by the Bank in November 2008, in the amount of RUR 100 billion each (see previous paragraph), were included in the full amount as disclosed in Note 23 in upper Tier 2 capital on the basis of the regulator’s approval and the appropriate regulations set out by the CBR. These ratios exceeded the minimum ratio of 8% recommended by the Basel Accord.

The Group’s capital adequacy ratio, computed on this basis in accordance with the Basel Capital Accord 1988, with subsequent amendments including the amendment to incorporate market risks, as of 31 December 2009 and 2008 was as follows:

	31 December 2009	31 December 2008
Tier 1 capital	485.2	367.9
Tier 2 capital	207.1	243.0
Less: deductions from total capital	(12.2)	(4.5)
Total capital	680.1	606.4
Risk weighted assets	3,284.0	3,511.9

Tier 1 capital ratio	14.8%	10.5%

Capital adequacy ratio	20.7%	17.3%

95

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2009 and 2008 (in billions of Russian Roubles)

43.	Subsequent Events

In February 2010, VTB executed a call option under its USD 750 million subordinated Eurobonds issued in February 2005 (Note 23).

In March 2010, VTB issued USD 1,250 million (RUR 37.3 billion) Series 7 Eurobonds under European Medium Term Notes (EMTN) Programme 2 with maturity in March 2015 and a fixed coupon rate of 6.465% p.a. payable semi-annually.

In February 2010, VTB Capital Plc. issued USD 30 million convertible notes with maturity in July 2010 and a rate of 5.46% payable at maturity.

In February 2010, Bank VTB North-West established a 99.99% subsidiary “Estate Management” Ltd. to manage its non-core real estate assets.

In March 2010, VTB placed Series 1, 2 and 5 of domestic stock exchange bonds for the total amount of RUR 20.0 billion. The securities due March 2013 are issued with a coupon rate of 7.6% payable quarterly.

Within the program of integration of business of VTB North-West into the Group, the Management Board of Bank VTB North-West has approved legal merger with VTB Bank. Further steps in relation to this legal merger are subject to approval of the Supervisory Board and the shareholders of VTB.

In accordance with the Russian legislation in December 2009, the Group made the binding offer to repurchase the non-controlling interests of Sistema-Hals (Note 24 and Note 41), which has expired on 9 March 2010. No shares were offered by Sistema-Hals’s minorities (non-controlling interests’ owners) for repurchase by VTB in accordance with the terms of the shares repurchase offer.

96

VTB BANK Consolidated Financial Statements and Auditors’ Report For the years ended 31 December 2010 and 2009

VTB Bank Consolidated Financial Statements and Independent Auditor’s Report

CONTENTS

INDEPENDENT AUDITORS’ REPORT

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Financial Position		1
Consolidated Income Statements		2
Consolidated Statements of Comprehensive Income		3
Consolidated Statements of Cash Flows		4
Consolidated Statements of Changes in Shareholders’ Equity		6

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	Principal Activities	7
2.	Operating Environment of the Group	7
3.	Basis of Preparation	8
4.	Changes in Accounting Policies	8
5.	Summary of Principal Accounting Policies	11
6.	Significant Accounting Estimates and Judgements	24
7.	Cash and Short-Term Funds	26
8.	Financial Assets at Fair Value Through Profit or Loss	26
9.	Financial Assets Pledged under Repurchase Agreements and Loaned Financial Assets	28
10.	Due from Other Banks	28
11.	Loans and Advances to Customers	29
12.	Financial Assets Available-for-Sale	31
13.	Investments in Associates and Joint Ventures	31
14.	Investment Securities Held-to-Maturity	32
15.	Premises and Equipment	32
16.	Investment Property	33
17.	Intangible Assets and Goodwill	34
18.	Other Assets	36
19.	Due to Other Banks	36
20.	Customer Deposits	37
21.	Other Borrowed Funds	38
22.	Debt Securities Issued	38
23.	Subordinated Debt	40
24.	Other Liabilities	41
25.	Share Capital	42
26.	Interest Income and Expense	42
27.	Gains Less Losses Arising from Financial Instruments at Fair Value Through Profit or Loss	43
28.	Fee and Commission Income and Expense	43
29.	Other Operating Income	43
30.	Staff Costs and Administrative Expenses	44
31.	Allowances for Impairment and Provisions	44
32.	Income Tax	45
33.	Basic and Diluted Earnings per Share	48
34	Dividends	48
35.	Contingencies, Commitments and Derivative Financial Instruments	49
36.	Analysis by Segment	52
37.	Financial Risk Management	55
38.	Fair Values of Financial Instruments	81
39.	Related Party Transactions	86
40.	Consolidated Subsidiaries, Associates and Joint Ventures	87
41.	Capital Management and Capital Adequacy	92
42.	Subsequent Events	93

Independent auditors' report

To the Supervisory Board and Shareholders of VTB Bank:

We have audited the accompanying consolidated financial statements of VTB Bank (“the Bank”) and its subsidiaries (together “the Group”), which comprise the consolidated statements of financial position as at 31 December 2010 and 2009, and the consolidated income statements, consolidated statements of comprehensive income, of cash flows and of changes in shareholders’ equity for the years then ended, and a summary of principal accounting policies and other explanatory information.

Management’s responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Group as at 31 December 2010 and 2009, and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards.

18 April 2011

A member firm of Ernst & Young Global Limited

VTB Bank Consolidated Statements of Financial Position as at 31 December (in billions of Russian Roubles)

	Note	2010	2009
Assets
Cash and short-term funds	7	275.5	260.2
Mandatory cash balances with central banks		26.4	23.9
Financial assets at fair value through profit or loss	8	344.6	267.9
Financial assets pledged under repurchase agreements and
loaned financial assets	9	16.9	96.2
Due from other banks	10	349.9	345.6
Loans and advances to customers	11	2,785.4	2,309.9
Financial assets available-for-sale	12	55.9	24.9
Investments in associates and joint ventures	13	15.7	13.9
Investment securities held-to-maturity	14	34.2	11.7
Premises and equipment	15	113.2	65.9
Investment property	16	102.2	79.8
Intangible assets and goodwill	17	30.5	11.9
Deferred tax asset	32	37.9	31.4
Other assets	18	102.6	67.6
Total assets		4,290.9	3,610.8
Liabilities
Due to other banks	19	397.3	287.0
Customer deposits	20	2,212.9	1,568.8
Other borrowed funds	21	185.7	470.9
Debt securities issued	22	593.1	485.7
Deferred tax liability	32	7.3	7.0
Other liabilities	24	110.9	91.2
Total liabilities before subordinated debt		3,507.2	2,910.6
Subordinated debt	23	205.5	195.3
Total liabilities		3,712.7	3,105.9
Equity
Share capital	25	113.1	113.1
Share premium		358.5	358.5
Treasury shares		(0.3)	(0.4)
Unrealized gain on financial assets available-for-sale and cash
flow hedge		4.0	3.4
Premises revaluation reserve		11.4	11.8
Currency translation difference		11.0	13.2
Retained earnings		56.6	2.7
Equity attributable to shareholders of the parent		554.3	502.3

Non-controlling interests		23.9	2.6
Total equity		578.2	504.9
Total liabilities and equity		4,290.9	3,610.8

The notes № 1-42 form an integral part of these consolidated financial statements	1

VTB Bank Consolidated Income Statements for the Years Ended 31 December (in billions of Russian Roubles)

	Note	2010	2009
Interest income	26	330.5	373.7
Interest expense	26	(159.4)	(221.5)
Net interest income		171.1	152.2
Provision charge for impairment of debt financial assets	31	(51.6)	(154.7)
Net interest income / (expense) after provision for impairment		119.5	(2.5)
Gains less losses / (losses net of gains) arising from financial
instruments at fair value through profit or loss	27	14.8	(21.3)
Gains less losses arising from extinguishment of liability	19, 22, 23	–	14.7
(Losses net of gains) / gains less losses from available-for-sale
financial assets		(0.1)	1.1
Losses on initial recognition of financial instruments and on loans
restructuring		(0.2)	(19.7)
Losses net of gains arising from dealing in foreign currencies		(7.5)	(12.4)
Foreign exchange translation gains less losses		12.1	26.6
Fee and commission income	28	28.8	25.5
Fee and commission expense	28	(4.1)	(4.5)
Share in (loss) / income of associates		(0.7)	0.3
Provision charge for impairment of other assets and credit related
commitments	31	(2.2)	(1.7)
Income arising from non-banking activities		11.0	2.8
Expenses arising from non-banking activities		(7.2)	(1.1)
Other operating income	29	3.1	3.0
Net non-interest income		47.8	13.3
Operating income		167.3	10.8
Staff costs and administrative expenses	30	(95.1)	(76.4)
Impairment of goodwill	17, 40	(1.1)	(3.7)
Profit from disposal of subsidiaries and associates	40	–	1.0
Profit / (loss) before taxation		71.1	(68.3)
Income tax (expense) / recovery	32	(16.3)	8.7
Net profit / (loss)		54.8	(59.6)
Net profit / (loss) attributable to:
Shareholders of the parent		58.2	(63.4)
Non-controlling interests		(3.4)	3.8
Basic and diluted earnings per share
(expressed in Russian Roubles per share)	33	0.00557	(0.00821)

The notes № 1-42 form an integral part of these consolidated financial statements	2

VTB Bank Consolidated Statements of Comprehensive Income for the Years Ended 31 December (in billions of Russian Roubles)

	2010	2009
Net profit / (loss)	54.8	(59.6)
Other comprehensive income:
Net result on financial assets available-for-sale, net of tax	0.6	3.8
Cash flow hedges, net of tax	–	(0.4)
Revaluation of premises, net of tax	–	(1.0)
Actuarial losses net of gains arising from difference between pension plan assets
and obligations	(0.2)	–
Share of other comprehensive income of associates	(0.2)	–
Effect of translation, net of tax	(2.4)	0.7
Reclassification adjustment of currency translation difference due to disposal of
subsidiary	–	(1.2)
Other comprehensive income, net of tax	(2.2)	1.9
Total comprehensive income	52.6	(57.7)
Total comprehensive income attributable to:
Shareholders of the parent	56.3	(61.0)
Non-controlling interests	(3.7)	3.3

The notes № 1-42 form an integral part of these consolidated financial statements	3

VTB Bank Consolidated Statements of Cash Flows for the Years Ended 31 December (in billions of Russian Roubles)

	Note	2010	2009
Cash flows from operating activities
Interest received		302.6	324.1
Interest paid		(158.0)	(219.1)
Income received on operations with financial instruments at fair value
through profit or loss		13.9	2.7
Income received from extinguishment of liability		–	7.4
Loss incurred on dealing in foreign currency		(7.6)	(37.4)
Fees and commissions received		28.3	25.7
Fees and commissions paid		(4.6)	(4.0)
Other operating income received		1.6	5.7
Staff costs, administrative expenses paid and net cash flow arising from
non-banking activities		(78.3)	(65.4)
Income tax paid		(22.8)	(13.2)
Cash flows from operating activities
before changes in operating assets and liabilities		75.1	26.5
Net decrease / (increase) in operating assets
Net increase in mandatory cash balances with central banks		(0.5)	(16.1)
Net decrease / (increase) in restricted cash		0.2	(0.3)
Net decrease / (increase) in financial assets at fair value through profit or
loss		42.8	(216.8)
Net decrease / (increase) in due from other banks		58.4	(17.2)
Net increase in loans and advances to customers		(289.3)	(65.4)
Net (increase) / decrease in other assets		(22.3)	9.8
Net (decrease) / increase in operating liabilities
Net increase / (decrease) in due to other banks		79.8	(67.8)
Net increase in customer deposits		361.5	465.3
Net decrease in debt securities issued		(14.6)	(5.5)
Net increase / (decrease) in other liabilities		7.6	(10.5)
Net cash from operating activities		298.7	102.0
Cash flows (used in) / from investing activities
Dividends received		0.8	0.2
Proceeds from sale or maturities of financial assets available-for-sale		13.3	69.2
Purchase of financial assets available-for-sale		(43.9)	(15.6)
Purchase of subsidiaries, net of cash acquired	40	8.1	(0.4)
Disposal of subsidiaries, net of cash disposed	13	0.2	(0.4)
Contributions to associates and joint ventures	13	(0.6)	(4.8)
Purchase of investment securities held-to-maturity		(0.8)	(1.4)
Proceeds from redemption of investment securities held-to-maturity		1.2	3.4
Purchase of premises and equipment		(31.3)	(11.5)
Proceeds from sale of premises and equipment		2.9	1.6
Purchase of intangible assets		(1.4)	(0.8)
Net cash (used in) / from investing activities		(51.5)	39.5

The notes № 1-42 form an integral part of these consolidated financial statements	4

VTB Bank Consolidated Statements of Cash Flows for the Years Ended 31 December (continued) (in billions of Russian Roubles)

	Note	2010	2009
Cash flows used in financing activities
Dividends paid	34	(6.1)	(4.6)
Proceeds from issuance of local bonds		36.1	35.9
Repayment of local bonds		(30.7)	(4.9)
Buy-back of local bonds		(7.3)	(6.9)
Proceeds from sale of previously bought-back local bonds		3.1	6.3
Proceeds from issuance of Eurobonds		92.4	22.2
Repayment of Eurobonds		(11.5)	(116.4)
Buy-back of Eurobonds		(4.6)	(18.0)
Proceeds from sale of previously bought-back Eurobonds		8.8	1.1
Proceeds from syndicated loans		0.6	–
Repayment of syndicated loans		(14.9)	(38.4)
Proceeds from other borrowings		275.4	1,261.8
Repayment of other borrowings		(562.6)	(1,617.3)
Buy-back of subordinated debt		(0.3)	(6.4)
Proceeds from sale of previously bought-back subordinated debt		0.9	–
Repayment of subordinated debt		(9.3)	–
Proceeds from share issue, less transaction costs		–	180.1
Share issue to minorities	40	0.3	1.5
Decrease of share capital of subsidiaries, paid to minorities		–	(0.1)
Purchase of non-controlling interests in subsidiaries	40	(0.2)	(0.2)
Net cash used in financing activities		(229.9)	(304.3)
Effect of exchange rate changes on cash and cash equivalents		(1.7)	6.6
Net increase / (decrease) in cash and cash equivalents		15.6	(156.2)
Cash and cash equivalents at the beginning of the year	7	258.8	415.0
Cash and cash equivalents at the end of the year	7	274.4	258.8

The notes № 1-42 form an integral part of these consolidated financial statements	5

VTB Bank Consolidated Statements of Changes in Shareholders’ Equity for the Years Ended 31 December 2010 and 2009 (in billions of Russian Roubles)

	Attributable to shareholders of the parent
	Share capital	Share premium	Treasury shares	Unrealized gain on financial assets available- for-sale and cash flow hedge	Premises revaluation reserve	Currency translation difference	Retained earnings	Total	Non- controlling interests	Total equity
Balance at 31 December
2008	75.7	215.8	(0.4)	0.1	14.2	13.1	70.9	389.4	2.7	392.1
Share issue (Note 25)	37.4	142.7	–	–	–	–	–	180.1	–	180.1

Acquisition of subsidiaries
(Note 40)	–	–	–	–	–	–	–	–	(2.8)	(2.8)

Increase in share capital of
subsidiaries	–	–	–	–	–	–	0.4	0.4	1.0	1.4

Acquisition of non-controlling
interests	–	–	–	–	–	–	(0.2)	(0.2)	–	(0.2)

Total comprehensive income
for the period	–	–	–	3.3	(1.0)	0.1	(63.4)	(61.0)	3.3	(57.7)

Transfer of premises
revaluation reserve upon
disposal or depreciation	–	–	–	–	(1.4)	–	1.4	–	–	–

Dividends declared (Note 34)	–	–	–	–	–	–	(3.0)	(3.0)	(1.6)	(4.6)

Put options over non-
controlling interests
(Note 24)	–	–	–	–	–	–	(3.4)	(3.4)	–	(3.4)
Balance at 31 December
2009	113.1	358.5	(0.4)	3.4	11.8	13.2	2.7	502.3	2.6	504.9
Net result from treasury
shares transactions	–	–	0.1	–	–	–	(0.1)	–	–	–

Acquisition of subsidiaries
(Note 40)	–	–	–	–	–	–	–	–	23.2	23.2

Increase in share capital of
subsidiaries (Note 40)	–	–	–	–	–	–	(1.5)	(1.5)	1.9	0.4

Acquisition of non-controlling
interests	–	–	–	–	–	–	(0.1)	(0.1)	(0.1)	(0.2)

Total comprehensive income
for the period	–	–	–	0.6	(0.1)	(2.2)	58.0	56.3	(3.7)	52.6

Transfer of premises
revaluation reserve upon
disposal or depreciation	–	–	–	–	(0.3)	–	0.3	–	–	–

Dividends declared (Note 34)	–	–	–	–	–	–	(6.1)	(6.1)	–	(6.1)

Expiration of put options over
non-controlling interests
(Note 24)	–	–	–	–	–	–	3.4	3.4	–	3.4
Balance at 31 December
2010	113.1	358.5	(0.3)	4.0	11.4	11.0	56.6	554.3	23.9	578.2

The notes № 1-42 form an integral part of these consolidated financial statements	6

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

1.	Principal Activities

VTB Bank and its subsidiaries (the “Group”) comprise Russian and foreign commercial banks, and other companies and entities controlled by the Group.

VTB Bank, formerly known as Vneshtorgbank (the “Bank”, or “VTB”), was formed as Russia’s foreign trade bank under the laws of the Russian Federation on 17 October 1990. In 1998, following several reorganisations, VTB was reorganized into an open joint stock company. In October 2006 the Group started re-branding to change its name from Vneshtorgbank to VTB. Simultaneously, the names of some of VTB’s subsidiaries were changed as presented in Note 40. In March 2007, the Bank for Foreign Trade was renamed into “VTB Bank” (open joint-stock company).

On 2 January 1991, VTB received a general banking license (number 1000) from the Central Bank of the Russian Federation (CBR). In addition, VTB holds licenses required for trading and holding securities and engaging in other securities-related activities, including acting as a broker, a dealer and a custodian, and providing asset management and special depositary services. VTB and other Russian Group banks are regulated and supervised by the CBR and the Federal Financial Markets Service. Foreign Group banks operate under the bank regulatory regimes of their respective countries.

On 29 December 2004, the Bank became a member of the obligatory deposit insurance system provided by the State Corporation “Deposit Insurance Agency”. All Group subsidiary banks in Russia: VTB 24, CJSC; OJSC “Bank VTB North-West” (former OJSC “Industry and Construction Bank”) and TransCreditBank, JSC are also members of the obligatory deposit insurance system provided by the State Corporation “Deposit Insurance Agency”. The State deposit insurance scheme implies that the State Corporation “Deposit Insurance Agency” guarantees repayment of individual deposits up to the maximum total amount of guaranteed payment of RUR 700 thousand with a 100% compensation of deposited amount from 1 October 2008.

On 5 October 2005, VTB re-registered its legal address to 29 Bolshaya Morskaya Street, Saint-Petersburg 190000, Russian Federation. VTB’s Head Office is located in Moscow.

A list of major subsidiaries, associates and joint ventures included in these consolidated financial statements is provided in Note 40.

The Group operates predominantly in the commercial banking sector. This includes deposit taking and commercial lending in freely convertible currencies and in Russian Roubles, support of clients’ export/import transactions, foreign exchange, securities trading, and trading in derivative financial instruments. The Group’s operations are conducted in both Russian and international markets. The Group’s operations are not subject to seasonal fluctuations. The Group conducts its banking business in Russia through VTB as a parent and 3 subsidiary banks with its network of 124 full service branches, including 55 branches of VTB, 9 branches of VTB 24, 17 branches of VTB North-West and 43 branches of TransCreditBank, located in major Russian regions. The Group operates outside Russia through 12 bank subsidiaries, located in the Commonwealth of Independent States (“CIS”) (Armenia, Ukraine, Belarus, Kazakhstan and Azerbaijan), Europe (Austria, Cyprus, Germany, France and Great Britain), Georgia, Africa (Angola) and through 2 representative offices located in Italy and China and through 2 VTB branches in China and India and 2 branches of “VTB Capital”, Plc in Singapore and Dubai.

VTB’s majority shareholder is the Russian Federation state, acting through the Federal Property Agency, which holds 85.50% of VTB’s issued and outstanding shares at 31 December 2010 (31 December 2009: 85.50%).

The number of employees of the Group at 31 December 2010 was 51,781 (31 December 2009: 40,447).

Unless otherwise noted herein, all amounts are expressed in billions of Russian Roubles rounded off to one decimal.

2.	Operating Environment of the Group

Russia continues economic reforms and development of its legal, tax and regulatory frameworks as required by a market economy. The future stability of the Russian economy is largely dependent upon these reforms and developments and the effectiveness of economic, financial and monetary measures undertaken by the government.

The Russian economy is vulnerable to market downturns and economic slowdowns elsewhere in the world. In 2010 the Russian Government continued to take measures to support the economy in order to overcome the consequences of the global financial crisis. Despite some indications of recovery there continues to be uncertainty regarding further economic growth, access to capital and cost of capital, which could negatively affect the Group’s future financial position, results of operations and business prospects.

7

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

2.	Operating Environment of the Group (continued)

Also, factors including increased unemployment in Russia, reduced corporate liquidity and profitability, and increased corporate and personal insolvencies, may affect the Group’s borrowers’ ability to repay the amounts due to the Group. In addition, changes in economic conditions may result in deterioration in the value of collateral held against loans and other obligations. To the extent that information is available, the Group has reflected revised estimates of expected future cash flows in its impairment assessment.

While management believes it is taking appropriate measures to support the sustainability of the Group’s business in the current circumstances, unexpected further deterioration in the areas described above could negatively affect the Group’s results and financial position in a manner not currently determinable.

3.	Basis of Preparation

General

These consolidated financial statements (“financial statements”) have been prepared in accordance with International Financial Reporting Standards (“IFRS”). The Bank and its subsidiaries and associates maintain their accounting records in accordance with regulations applicable in their country of registration. These financial statements are based on those accounting books and records, as adjusted and reclassified to comply with IFRS.

These financial statements have been prepared under the historical cost convention, as modified by the initial recognition of financial instruments based on fair value, revaluation of premises and investment properties, available-for-sale financial assets, and financial instruments categorized as at fair value through profit or loss. The principal accounting policies applied in the preparation of these financial statements are set out below in Note 5. These policies have been consistently applied to all the periods presented, unless otherwise stated.

Historically, for the purpose of preparation of IFRS financial statements, the Management of the Bank used the United States Dollar (USD) as the functional currency. Starting from 1 January 2008 the Bank changed its functional currency from USD to the Russian Rouble (RUR). Starting from 1 January 2009 the Management of the Group has decided to use Russian Roubles as the presentation currency and translated the comparative data for the purpose of these financial statements at the applicable exchange rates in accordance with International Accounting Standard 21 The Effects of Changes in Foreign Exchange Rates.

These financial statements are presented in Russian Roubles (RUR), the national currency of the Russian Federation, where the Bank is domiciled.

4.	Changes in Accounting Policies

The accounting policies adopted are consistent with those of the previous financial year, except for certain new standards and interpretations, which became effective for the Group from 1 January 2010, as described below:

The International Financial Reporting Standard for Small and Medium-sized Entities – The standard was issued in July 2009. IFRS for SMEs is a self-contained standard, tailored to the needs and capabilities of smaller businesses. Many of the principles of full IFRS for recognizing and measuring assets, liabilities, income and expense have been simplified, and the number of required disclosures have been simplified and significantly reduced. The IFRS for SMEs may be applied by entities which publish general purpose financial statements for external users and do not have public accountability. The Group is not eligible to apply the IFRS for SMEs due to the public accountability of its banking business.

IAS 39 Financial Instruments: Recognition and Measurement – Eligible Hedged Items (effective for annual periods beginning on or after 1 July 2009) – The amendment to IAS 39 was issued in August 2008. The amendment addresses the designation of a one-sided risk in a hedged item, and designation of inflation as a hedged risk or portion in particular situations. It clarifies that an entity is permitted to designate a portion of the fair value changes or cash flow variability of a financial instrument as hedged item. The amendment did not have a material impact on the Group's financial statements.

IFRS 1 First-time Adoption of International Financial Reporting Standards (following an Amendment in December 2008, effective for the first IFRS financial statements for a period beginning on or after 1 July 2009) – The revised IFRS 1 retains the substance of its previous version but within a changed structure in order to make it easier for the reader to understand and to better accommodate future changes. The Group concluded that the revised standard does not have any effect on its financial statements.

8

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

4.	Changes in Accounting Policies (continued)

IFRS 2 Share-based Payment – Group Cash-settled Share-based Payment Transactions (effective for annual periods beginning on or after 1 January 2010) – The amendment provides a clear basis to determine the classification of share-based payment awards in both consolidated and separate financial statements. The amendment incorporates into the standard the guidance in IFRIC 8 and IFRIC 11, which are withdrawn. The amendment expands on the guidance given in IFRIC 11 to address plans that were previously not considered in the interpretation. The amendment also clarifies the defined terms in the Appendix to the standard. The amendment did not have any material effect on the Group’s financial statements.

IFRS 1 First-time Adoption of International Financial Reporting Standards – Additional Exemptions for First-time Adopters (effective for annual periods beginning on or after 1 January 2010) – The amendments exempt entities using the full cost method from retrospective application of IFRSs for oil and gas assets and also exempt entities with existing leasing contracts from reassessing the classification of those contracts in accordance with IFRIC 4, Determining Whether an Arrangement Contains a Lease when the application of their national accounting requirements produced the same result. The amendments did not have any impact on the Group’s financial statements.

IFRIC 17 Distribution of Non-Cash Assets to Owners (effective for annual periods beginning on or after 1 July 2009) – The Interpretation clarifies when and how distribution of non-cash assets as dividends to the owners should be recognized. An entity should measure a liability to distribute non-cash assets as a dividend to its owners at the fair value of the assets to be distributed. A gain or loss on disposal of the distributed non-cash assets will be recognized in profit or loss when the entity settles the dividend payable. IFRIC 17 is not applicable to the Group’s operations because it does not distribute non-cash assets to owners.

Improvements to International Financial Reporting Standards (issued in April 2009) – The second omnibus of amendments to IFRS 2, IAS 38, IFRIC 9 and IFRIC 16, effective for annual periods beginning on or after 1 July 2009; and amendments to IFRS 5, IFRS 8, IAS 1, IAS 7, IAS 17, IAS 36 and IAS 39, effective for annual periods beginning on or after 1 January 2010). The improvements consist of a mixture of substantive changes and clarifications in the following standards and interpretations: clarification that contributions of businesses in common control transactions and formation of joint ventures are not within the scope of IFRS 2; clarification of disclosure requirements set by IFRS 5 and other standards for non-current assets (or disposal groups) classified as held for sale or discontinued operations; requiring to report a measure of total assets and liabilities for each reportable segment under IFRS 8 only if such amounts are regularly provided to the chief operating decision maker; amending IAS 1 to allow classification of certain liabilities settled by entity’s own equity instruments as non-current; changing IAS 7 such that only expenditures that result in a recognized asset are eligible for classification as investing activities; allowing classification of certain long-term land leases as finance leases under IAS 17 even without transfer of ownership of the land at the end of the lease; providing additional guidance in IAS 18 for determining whether an entity acts as a principal or an agent; clarification in IAS 36 that a cash generating unit shall not be larger than an operating segment before aggregation; supplementing IAS 38 regarding measurement of fair value of intangible assets acquired in a business combination; amending IAS 39 (i) to include in its scope option contracts that could result in business combinations, (ii) to clarify the period of reclassifying gains or losses on cash flow hedging instruments from equity to profit or loss for the year and (iii) to state that a prepayment option is closely related to the host contract if upon exercise the borrower reimburses economic loss of the lender; amending IFRIC 9 to state that embedded derivatives in contracts acquired in common control transactions and formation of joint ventures are not within its scope; and removing the restriction in IFRIC 16 that hedging instruments may not be held by the foreign operation that itself is being hedged. The amendments did not have any material effect on the Group’s financial statements.

IFRSs (IASs) and IFRIC interpretations not yet effective

The Group has not early adopted the following IFRSs (IASs) and Interpretations of the International Financial Reporting Interpretations Committee (IFRICs) that have been issued but are not yet effective:

IAS 32 Financial Instruments: Presentation – Classification of Rights Issues (effective for annual periods beginning on or after 1 February 2010) – The Amendment was issued in October 2009. It exempts certain rights issues of shares with proceeds denominated in foreign currencies from classification as derivatives. The amendment is not expected to have an impact on the Group's future financial statements.

IAS 24 Related Party Disclosures (effective for annual periods beginning on or after 1 January 2011) – IAS 24 was revised in November 2009 by: (a) simplifying the definition of a related party, clarifying its intended meaning and eliminating inconsistencies; and by (b) providing a partial exemption from the disclosure requirements for government-related entities. The Group considers the future effect on disclosures in the Group’s financial statements as the Bank is controlled by the government.

9

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

4.	Changes in Accounting Policies (continued)

IFRSs (IASs) and IFRIC interpretations not yet effective (continued)

IFRS 7 Financial Instruments: Disclosures – Amendment: Transfers of Financial Assets (effective for annual periods beginning on or after 1 July 2011). – The Amendment was issued in October 2010. It requires additional disclosures in respect of risk exposures arising from transferred financial assets. The amendment includes a requirement to disclose by class of asset the nature, carrying amount and a description of the risks and rewards of financial assets that have been transferred to another party yet remain on the entity's statement of financial position. Disclosures are also required to enable a user to understand the amount of any associated liabilities, and the relationship between the financial assets and associated liabilities. Where financial assets have been derecognized but the entity is still exposed to certain risks and rewards associated with the transferred asset, additional disclosure is required to enable the effects of those risks to be understood. The Group does not expect the amendments to have any material effect on its financial statements.

IFRS 1 First-time Adoption of International Financial Reporting Standards – Amendment: Limited Exemption from Comparative IFRS 7 Disclosures for First-time Adopters (effective for annual periods beginning on or after 1 July 2010). – Existing IFRS preparers were granted relief from presenting comparative information for the new disclosures required by the March 2009 amendments to IFRS 7, Financial Instruments: Disclosures. This amendment to IFRS 1 provides first-time adopters with the same transition provisions as included in the amendment to IFRS 7. The Group does not expect the amendments to have any material effect on its financial statements.

IFRS 1 First-time Adoption of International Financial Reporting Standards – Amendments: Severe Hyperinflation and Removal of Fixed Dates for First-time Adopters (effective for annual periods beginning on or after 1 July 2011). – The first amendment provides guidance on how an entity should resume presenting financial statements in accordance with IFRSs after a period when the entity was unable to comply with IFRSs because its functional currency was subject to severe hyperinflation. The second amendment replaces references to a fixed date of ‘1 January 2004’ with ‘the date of transition to IFRSs’, thus eliminating the need for companies adopting IFRSs for the first time to restate derecognition transactions that occurred before the date of transition to IFRSs. The Group does not expect the amendments to have any material effect on its financial statements.

IAS 12 Income Taxes – Amendments: Deferred Tax: Recovery of Underlying Assets (effective for annual periods beginning on or after 1 January 2012). – The Amendment was issued in December 2010. IAS 12 has been updated to include a rebuttable presumption that deferred tax on investment property measured using the fair value model in IAS 40 should be determined on the basis that its carrying amount will be recovered through sale and a requirement that deferred tax on non-depreciable assets, measured using the revaluation model in IAS 16, should always be measured on a sale basis The Group evaluates the impact of the adoption of this amendment.

IFRS 9 Financial Instruments Part 1: Classification and Measurement – IFRS 9 was issued in November 2009 and will replace those parts of IAS 39 relating to the classification and measurement of financial assets. IFRS 9 was further amended in October 2010 to address the classification and measurement of financial liabilities. Key features are as follows:

  Financial assets are required to be classified into one of the two measurement categories: those to be measured subsequently at fair value, or those to be measured subsequently at amortized cost. The decision is to be made at initial recognition. The classification depends on the entity’s business model for managing its financial instruments and the contractual cash flow characteristics of the instrument.
  An instrument is subsequently measured at amortized cost only if it is a debt instrument and both (i) the objective of the entity’s business model is to hold the asset to collect the contractual cash flows, and (ii) the asset’s contractual cash flows represent only payments of principal and interest (that is, it has only “basic loan features”). All other debt instruments are to be measured at fair value through profit or loss.
  All equity instruments are to be measured subsequently at fair value. Equity instruments that are held for trading will be measured at fair value through profit or loss. For all other equity investments, an irrevocable election can be made at initial recognition, to recognize unrealized and realized fair value gains and losses in other comprehensive income rather than in profit or loss. There is to be no recycling of fair value gains and losses to profit or loss. This election may be made on an instrument-by-instrument basis. Dividends are to be presented in profit or loss, as long as they represent a return on investment.
  Most of the requirements in IAS 39 for classification and measurement of financial liabilities were carried forward unchanged to IFRS 9. The key change is that an entity will be required to present the effects of changes in own credit risk of financial liabilities designated as at fair value through profit or loss in other comprehensive income.
  While adoption of IFRS 9 is mandatory from 1 January 2013, earlier adoption is permitted.

The Group is considering the implications of the standard, the impact on the Group’s future financial statements and the timing of its adoption by the Group.

10

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

4.	Changes in Accounting Policies (continued)

IFRSs (IASs) and IFRIC interpretations not yet effective (continued)

Improvements to International Financial Reporting Standards (issued in May 2010) – The third omnibus of amendments to IFRS 1, IFRS 3, IFRS 7, IAS 1, IAS 27, IAS 34 and IFRIC 13 effective for annual periods beginning on or after 1 January 2011. The improvements consist of a mixture of substantive changes and clarifications in the following standards and interpretations: IFRS 1 was amended (i) to allow previous GAAP carrying value to be used as deemed cost of an item of property, plant and equipment or an intangible asset if that item was used in operations subject to rate regulation, (ii) to allow an event driven revaluation to be used as deemed cost of property, plant and equipment even if the revaluation occurs during a period covered by the first IFRS financial statements and (iii) to require a first-time adopter to explain changes in accounting policies or in the IFRS 1 exemptions between its first IFRS interim report and its first IFRS financial statements; IFRS 3 was amended (i) to require measurement at fair value (unless another measurement basis is required by other IFRS standards) of non-controlling interests that are not present ownership interest or do not entitle the holder to a proportionate share of net assets in the event of liquidation, (ii) to provide guidance on acquiree’s share-based payment arrangements that were not replaced or were voluntarily replaced as a result of a business combination and (iii) to clarify that the contingent considerations from business combinations that occurred before the effective date of revised IFRS 3 (issued in January 2008) will be accounted for in accordance with the guidance in the previous version of IFRS 3; IFRS 7 was amended to clarify certain disclosure requirements, in particular (i) by adding an explicit emphasis on the interaction between qualitative and quantitative disclosures about the nature and extent of financial risks, (ii) by removing the requirement to disclose carrying amount of renegotiated financial assets that would otherwise be past due or impaired, (iii) by replacing the requirement to disclose fair value of collateral by a more general requirement to disclose its financial effect, and (iv) by clarifying that an entity should disclose the amount of foreclosed collateral held at the reporting date and not the amount obtained during the reporting period; IAS 1 was amended to clarify the requirements for the presentation and content of the statement of changes in equity with regard to a reconciliation between the carrying amount at the beginning and the end of the period for each component of equity either in the statement of changes in equity or in the notes to the financial statements; IAS 27 was amended by clarifying the transition rules for amendments to IAS 21, 28 and 31 made by the revised IAS 27 (as amended in January 2008); IAS 34 was amended to add additional examples of significant events and transactions requiring disclosure in a condensed interim financial report, including transfers between the levels of fair value hierarchy, changes in classification of financial assets or changes in business or economic environment that affect the fair values of the entity’s financial instruments; and IFRIC 13 was amended to clarify measurement of fair value of award credits. The Group does not expect the amendments to have any material effect on its financial statements.

IFRIC 14 IAS 19 – The Limit on a Defined Benefit Asset, Minimum Funding Requirements and their Interaction – Amendment: Prepayments of a Minimum Funding Requirement (effective for annual periods beginning on or after 1 January 2011). – This amendment will have a limited impact as it applies only to companies that are required to make minimum funding contributions to a defined benefit pension plan. It removes an unintended consequence of IFRIC 14 related to voluntary pension prepayments when there is a minimum funding requirement. The Group does not expect the amendments to have any material effect on its financial statements.

IFRIC 19 Extinguishing Financial Liabilities with Equity Instruments (effective for annual periods beginning on or after 1 July 2010) – The interpretation clarifies the accounting for the transactions when the terms of a financial liability are renegotiated and result in the entity issuing equity instruments to a creditor of the entity to extinguish all or part of the financial liability. IFRIC 19 is not expected to have any material impact on the Group’s financial statements.

Unless otherwise described above, the new standards and interpretations are not expected to significantly affect the Group’s financial statements.

5.	Summary of Principal Accounting Policies

Subsidiaries

Subsidiaries are those entities, in which the Group has direct or indirect interest of more than one half of the voting rights, or otherwise has power to govern the financial and operating policies so as to obtain benefits from its activities. The existence and effect of potential voting rights that are currently exercisable or currently convertible are considered when assessing whether the Group controls another entity. Subsidiaries are consolidated from the date, on which control is transferred to the Group (acquisition date) and are no longer consolidated from the date when control ceases. All intragroup balances and transactions, including income, expenses, dividends and unrealized gains on transactions between the Group members are eliminated in full; unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Where necessary, accounting policies for subsidiaries have been changed to ensure consistency with the accounting policies adopted by the Group.

11

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

5.	Summary of Principal Accounting Policies (continued)

Subsidiaries (continued)

Acquisition of subsidiaries

The acquisition method of accounting is used to account for the acquisition of subsidiaries by the Group. Identifiable assets acquired and liabilities assumed, including contingent liabilities, which are a present obligation and can be measured reliably, are measured initially at their fair values at the acquisition date, irrespective of the extent of any non-controlling interest.

The excess of the aggregate of: i) purchase consideration paid, ii) the amount of any non-controlling interest in the acquiree and iii) acquisition-date fair value of the acquirer’s previously held equity interest in the acquiree (in case of the business combination achieved in stages), over the fair value of the acquiree’s identifiable net assets is recorded as goodwill. If the result of above calculation is negative, the difference is recognized directly in the income statement.

Non-controlling interest is the interest in subsidiaries not attributable, directly or indirectly to the Group. Non-controlling interest at the acquisition date is measured either at fair value or at the non-controlling interest’s proportionate share of the acquiree’s identifiable net assets. This choice is made by the acquirer for each business combination. Non-controlling interest at the subsequent reporting date represents the initially recognized amount of non-controlling interest at the acquisition date and the non-controlling interest's portion of movements in comprehensive income and equity since the date of the combination. Non-controlling interest is presented as a separate component within the Group's equity except for the non-controlling interests in mutual funds under the Group’s control, which are accounted for within Group’s liabilities.

In a business combination achieved in stages, the acquirer has to remeasure its previously held equity interest in the acquiree at its acquisition-date fair value and recognize the resulting gain or loss, if any, in profit or loss. Acquisition-related costs should be accounted for separately from the business combination and therefore recognized as expenses rather than included in goodwill. An acquirer has to recognize at the acquisition date a liability for any contingent purchase consideration. The Group has early adopted revised IFRS 3 and IAS 27 from 1 January 2009.

Increases in ownership interests in subsidiaries

The differences between the carrying values of net assets attributable to interests in subsidiaries acquired and the consideration given for such increases are charged or credited directly to retained earnings as a capital transaction.

Investments in associates and joint ventures

Associates are entities, in which the Group generally has between 20% and 50% of the voting rights, or is otherwise able to exercise significant influence, but which it does not control or jointly control. Investments in associates are accounted for under the equity method and are initially recognized at cost, including goodwill. Subsequent changes in the carrying value reflect the post-acquisition changes in the Group’s share of net assets of the associate and accumulated goodwill impairment losses, if any. The Group’s share of its associates’ profits or losses is recognized in the income statement, and its share of other comprehensive income is recognized in other comprehensive income of the Group. However, when the Group’s share of losses in an associate equals or exceeds its interest in the associate, the Group does not recognize further losses, unless the Group is obliged to make further payments to, or on behalf of, the associate.

Profits and losses from transactions between the Group and its associates are eliminated to the extent of the Group's interest in the associates.

A joint venture exists where the Group has a contractual arrangement with one or more parties to undertake activities typically, however not necessarily, through entities that are subject to joint control. The Group recognizes interests in a jointly controlled entity using the equity method and applies the same accounting policies as those for investments in associates.

Venture Capital Investments

Investments in companies that are managed as part of the Group’s investment portfolio of securities at fair value through profit and loss and over which the Group may have significant influence are carried at fair value as permitted by IAS 28 which requires investments in associates that are held by venture capital organizations to be excluded from the scope of IAS 28 if these investments are designated upon initial recognition as at fair value through profit or loss or are classified as held for trading and accounted in accordance with IAS 39. These venture capital investments of the Group are classified as financial assets designated as at fair value through profit or loss and accounted accordingly as described below.

12

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

5.	Summary of Principal Accounting Policies (continued)

Financial assets

Initial recognition of financial assets

When financial assets are recognized initially, they are measured at fair value, plus, in the case of investments not at fair value through profit or loss, directly attributable transaction costs. The Group determines the classification of its financial assets at initial recognition and subsequently can reclassify financial assets in certain cases as described below.

Fair value at initial recognition is best evidenced by the transaction price. A gain or loss on initial recognition is only recorded if there is a difference between fair value and transaction price which can be evidenced by other observable current market transactions in the same instrument or by a valuation technique whose inputs include only data from observable markets.

The Group uses valuation techniques, which are based on discounted cash flow models and other pricing models, to determine the fair value of financial assets that are not traded in an active market. For such assets differences may arise between the fair value at initial recognition, which is considered to be the transaction price, and the amount determined at initial recognition using the valuation technique. Any such differences are not recognized as “day 1” gain or loss but rather are amortized on a straight line basis over the term of the relevant financial asset.

Classification and reclassification of financial assets

Financial assets in the scope of IAS 32 and IAS 39 are classified as either financial assets at fair value through profit or loss, loans and receivables, held-to-maturity investments, or available-for-sale financial assets, as appropriate.

Financial assets at fair value through profit or loss:

(a) Financial assets held for trading

Financial assets classified as held for trading are included in the category ‘financial assets at fair value through profit or loss’. Financial assets are classified as held for trading if they are acquired for the purpose of selling in the near term. Derivatives are also classified as held for trading unless they are designated as and are effective hedging instruments. Gains or losses on financial assets held for trading are recognized in the income statement.

Financial assets held for trading, are either acquired for generating a profit from short-term fluctuations in price or trader’s margin, or are securities included in a portfolio, in which a pattern of short-term trading exists. The Group may choose to reclassify a non-derivative trading financial asset out of the fair value through profit or loss category if the asset is no longer held for the purpose of selling it in the near term. Financial assets other than loans and receivables are permitted to be reclassified out of fair value through profit or loss category only in rare circumstances arising from a single event that is unusual and highly unlikely to reoccur in the near term. Financial assets classified as trading financial assets that would have met the definition of loans and receivables may be reclassified if the Group has the intention and ability to hold these financial assets for the foreseeable future or until maturity.

Trading securities are carried at fair value. Interest earned on trading securities calculated using the effective interest method is presented in the income statement as interest income. Dividends are included in dividend income within other operating income when the Group’s right to receive the dividend payment is established. All elements of the changes in the fair value are recorded in the income statement as gains less losses from financial assets at fair value through profit or loss in the period, in which they arise.

(b) Financial assets designated as at fair value through profit or loss

Other financial assets at fair value through profit or loss are securities designated irrevocably, at initial recognition, into this category. Management designates securities into this category only if (a) such classification eliminates or significantly reduces an accounting mismatch that would otherwise arise from measuring assets or liabilities or recognizing the gains and losses on them on different bases; or (b) a group of financial assets, financial liabilities or both is managed and its performance is evaluated on a fair value basis, in accordance with a documented risk management or investment strategy, and information on that basis is regularly provided to and reviewed by the Group’s key management personnel as defined in IAS 24. Recognition and measurement of this category of financial assets is consistent with the above policy for trading securities and is in accordance with IAS 39.

The fair value of investments that are actively traded in organized financial markets is determined by reference to quoted market bid prices at the close of business on the reporting date. For investments where there is no active market, fair value is determined using valuation techniques. Such techniques include using recent arm’s length market transactions, reference to the current market value of another instrument, which is substantially the same, discounted cash flow (net present value) analysis, option pricing models and other relevant valuation models.

13

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

5.	Summary of Principal Accounting Policies (continued)

Financial assets (continued)

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are carried at amortized cost using the effective interest method. This cost is computed as the amount initially recognized minus principal repayments, plus or minus the cumulative amortization using the effective interest method of any difference between the initially recognized amount and the maturity amount. This calculation includes all fees and points paid or received between parties to the contract that are an integral part of the effective interest rate, transaction costs and all other premiums and discounts. Gains and losses are recognized in the income statement when the loans and receivables are derecognized or impaired, as well as through the amortization process.

Loans and receivables of acquired subsidiaries are initially recorded in the statement of financial position at their estimated fair value at the date of acquisition.

The Group may change the intention of holding certain loans and receivables for foreseeable future and intend to sell these items. In the above case the Group reclassifies these specific items from loans and receivables to available-for-sale financial assets. These reclassified assets are measured at fair value through other comprehensive income.

Held-to-maturity investments

Quoted non-derivative financial assets with fixed or determinable payments and fixed maturity are classified as held-to-maturity when the Group has the positive intention and ability to hold to maturity. Investments intended to be held for an undefined period are not included in this category. Held-to-maturity investments are subsequently measured at amortized cost. For investments carried at amortized cost, gains and losses are recognized in the income statement when the investments are disposed or impaired, as well as through the amortization process.

Held-to-maturity investments of acquired subsidiaries are initially recorded in the statement of financial position at their estimated fair value at the date of acquisition.

Available-for-sale financial assets

Available-for-sale financial assets are those non-derivative financial assets that are designated as available-for-sale or are not classified in any of the three preceding categories. After initial recognition available-for-sale financial assets are measured at fair value with gains or losses being recognized in other comprehensive income in a separate component of equity until the investment is derecognized or until the investment is determined to be impaired. However, interest calculated using the effective interest method is recognized in the income statement.

When the Group derecognizes available-for sale financial assets, the Group reclassifies the cumulative gain or loss previously recognized in other comprehensive income in a separate component of equity to a separate line in the income statement.

If there is objective evidence that available-for-sale financial asset is impaired the cumulative loss previously recognized in other comprehensive income being the difference between the acquisition cost and the current fair value (less any impairment loss on that asset previously recognized in income statement) – is reclassified from equity to the income statement.

The fair value of investments that are actively traded in active financial markets is determined by reference to quoted market bid prices at the close of business on the reporting date. For investments where there is no active market, fair value is determined using valuation techniques. Such techniques include using recent arm’s length market transactions, reference to the current market value of another instrument, which is substantially the same, and discounted cash flow analysis.

Financial assets classified as available-for-sale that would have met the definition of loans and receivables may be reclassified if the Group has the intention and ability to hold these financial assets for the foreseeable future or until maturity.

14

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

5.	Summary of Principal Accounting Policies (continued)

Financial assets (continued)

Derecognition of financial assets

A financial asset (or, where applicable a part of a financial asset or part of a group of similar financial assets) is derecognized where:

  the rights to receive cash flows from the asset have expired; or
  the Group has transferred its rights to receive cash flows from the asset, or retained the right to receive cash flows from the asset, but has assumed an obligation to pay them in full without material delay to a third party under a ‘pass-through’ arrangement and has no obligation to pay amounts to eventual recipients unless it collects equivalent amounts from the original assets; and
  the Group either (a) has transferred substantially all the risks and rewards of the asset, or (b) has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

Where the Group has transferred its rights to receive cash flows from an asset and has neither transferred nor retained substantially all the risks and rewards of the asset nor transferred control of the asset, the asset is recognized to the extent of the Group’s continuing involvement in the asset. Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay.

Where continuing involvement takes the form of a written and/or purchased option (including a cash-settled option or similar provision) on the transferred asset, the extent of the Group’s continuing involvement is the amount of the transferred asset that the Group may repurchase, except that in the case of a written put option (including a cash-settled option or similar provision) on an asset measured at fair value, the extent of the Group’s continuing involvement is limited to the lower of the fair value of the transferred asset and the option exercise price.

Restructuring of financial assets

The Group from time to time may restructure some of its financial assets. This mostly relates to loans and receivables. The accounting treatment of such restructuring is conducted in 3 basic scenarios:

  If the currency of the loan has been changed the old loan is derecognized and the new loan is recognized. As a result the new loan will be recognized which requires the estimation of a new effective interest rate. If the new effective interest rate is below the market interest rate, the loss on initial recognition is recognized in the reporting period.
  If the loan restructuring is not caused by the financial difficulties of the borrower but the cash flows were renegotiated on the favorable terms for the borrower: in this case the loan is not recognized as impaired. The loan is not derecognized but the new effective interest rate is determined based on the remaining cash flows under the loan agreement till maturity. If the new effective interest rate is below the market rate at the date of restructuring, the new carrying amount is calculated as the fair value of the loan after restructuring, being the present value of the future cash flows discounted using the market rate at the date of restructuring. In this case, the difference between the carrying amount before restructuring and the fair value of the loan after restructuring is recognized as a loss on loan restructuring.
  If the loan is impaired after being restructured, the Group uses the original effective interest rate in respect of the new cash flows after renegotiation to estimate the recoverable amount of the loan. The difference between the recalculated present value of the new cash flows taking into account collateral and the carrying amount before restructuring is included in the provision charges for debt financial assets for the period.

The Group discloses the carrying amount of the “Renegotiated loans and advances”, which would meet the criterion of being past due (overdue) or impaired unless the terms of these loans are renegotiated.

Securitization of financial assets

As part of its operational activities, the Group securitizes financial assets, generally through the transfer of these assets to special purpose entities that issue debt securities to investors. The transferred securitized assets may qualify for derecognition in full or in part. Interests in the securitized financial assets may be retained by the Group and are primarily classified as loans to customers. Gains or losses on securitizations are based on the carrying amount of the financial assets derecognized and the retained interest, based on their relative fair values at the date of transfer.

15

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

5.	Summary of Principal Accounting Policies (continued)

Financial liabilities

Financial liabilities in the scope of IAS 32 and IAS 39 are classified as either financial liabilities at fair value through profit or loss, or other financial liabilities, as appropriate. The Group determines the classification of its financial liabilities at initial recognition. When financial liabilities are recognized initially, they are measured at fair value, minus, in the case of financial liabilities not at fair value through profit or loss, directly attributable transaction costs. Other financial liabilities are carried at amortized cost using the effective interest rate method.

Financial liabilities of acquired subsidiaries are initially recorded in the statement of financial position at their estimated fair value at the date of acquisition.

Financial liabilities are classified as financial liabilities at fair value through profit or loss if they are issued for the purpose of repurchasing them in the near term. They normally contain trade financial liabilities or "short" positions in securities. Derivatives with negative fair value are also classified as financial liabilities at fair value through profit or loss. Gains or losses on financial liabilities at fair value through profit or loss are recognized in the income statement.

Derecognition of financial liabilities

A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. Where an existing financial liability is replaced by another from the same creditor on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognized in the income statement.

When a financial liability is repurchased (bought-back) by a certain Group member, it is derecognized. The difference between the carrying value (amortized cost) of a financial liability as of the date of buy-back and the consideration paid is recognized in the income statement as the gain or loss arising from extinguishment of liability.

Offsetting

Financial assets and liabilities are offset and the net amount is reported in the statement of financial position when there is a legally enforceable right to set off the recognized amounts and there is an intention to settle on a net basis, or to realize the asset and settle the liability simultaneously.

Cash and cash equivalents

Cash and cash equivalents are items, which can be converted into cash within a day. All short-term interbank placements, including overnight placements, are included in due from other banks. Amounts, which relate to funds that are of a restricted nature, are excluded from cash and cash equivalents. Cash and cash equivalents are carried at amortized cost, which approximates fair value.

Mandatory cash balances with central banks

Mandatory cash balances with the CBR and other central banks are carried at amortized cost and represent non-interest bearing mandatory reserve deposits, which are not available to finance the Group’s day-to-day operations and hence are not considered as part of cash and cash equivalents for the purposes of the statement of cash flows.

Due from other banks

Amounts due from other banks are recorded when the Group advances money to counterparty banks with no intention of trading the resulting receivable, which is due on fixed or determinable dates. Amounts due from other banks are carried at amortized cost less allowance for impairment.

Repurchase and reverse repurchase agreements and lending of financial instruments

Sale and repurchase agreements (“repo agreements”) are treated as secured financing transactions. Securities or other financial assets sold under sale and repurchase agreements are not derecognized. The financial assets are not reclassified in the statement of financial position unless the transferee has the right by contract or custom to sell or repledge the financial assets, in which case they are reclassified as financial assets pledged under sale and repurchase agreements (repurchase receivables). The corresponding liability is presented within customer deposits, amounts due to other banks or other borrowed funds.

Financial assets purchased under agreements to resell (“reverse repo agreements”) are recorded as due from other banks or loans and advances to customers, as appropriate.

16

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

5.	Summary of Principal Accounting Policies (continued)

Repurchase and reverse repurchase agreements and lending of financial instruments (continued)

The difference between the sale and repurchase price is treated as interest income/expense and accrued over the life of repo agreements using the effective interest method.

Financial assets lent to counterparties are retained in the financial statements in their original statement of financial position category unless the counterparty has the right by contract or custom to sell or repledge the financial assets, in which case they are reclassified and presented separately.

Financial assets borrowed are not recorded in the financial statements, unless these are sold to third parties, in which case the purchase and sale are recorded in the income statement within gains less losses arising from financial instruments at fair value through profit or loss. The obligation to return the financial assets (“short position”) is recorded at fair value through profit or loss in other borrowed funds caption of the statement of financial position.

Derivative financial instruments

In the normal course of business, the Group enters into various derivative financial instruments including futures, forwards, swaps and options in the foreign exchange and capital markets. Such financial instruments are primarily held for trading and are initially recognized in accordance with the policy for initial recognition of financial instruments and are subsequently measured at fair value. The fair values are estimated based on quoted market prices or pricing models that take into account the current market and contractual prices of the underlying instruments and other factors. Derivatives are carried as assets when their fair value is positive and as liabilities when it is negative. Gains and losses resulting from these instruments are included in the income statement as gains less losses arising from financial instruments at fair value through profit or loss or gains less losses arising from dealing in foreign currencies, depending on the nature of the instrument.

An embedded derivative is a component of a hybrid (combined) financial instrument that includes both the derivative and a host contract with the effect that some of the cash flows of the combined instrument vary in a similar way to a stand-alone derivative. Derivative instruments embedded in other financial instruments are treated as separate derivatives if their risks and characteristics are not closely related to those of the host contracts and the host contracts are not carried at fair value with unrealized gains and losses reported in the income statement.

Hedge accounting

The Group makes use of derivative instruments to manage exposures to fluctuations both of cash flows from interest received and paid, and of fair values for specifically determined items. As a result, the Group applies hedge accounting for transactions, which meet the specified criteria.

At inception of the hedge relationship, the Group formally documents the relationship between the hedged item and the hedging instrument, including the nature of the risk, the objective and strategy for undertaking the hedge and the method that will be used to assess the effectiveness of the hedging relationship.

Also at the inception of the hedge relationship, a formal assessment is undertaken to ensure the hedging instrument is expected to be highly effective in offsetting the designated risk in the hedged item. Hedges are formally assessed each quarter. A hedge is regarded as highly effective if the changes in fair value or cash flows attributable to the hedged risk during the period, for which the hedge is designated, are expected to offset in a range of 80% to 125%. For situations where that hedged item is a forecast transaction, the Group assesses whether the transaction is highly probable and presents an exposure to variations in cash flows that could ultimately affect the income statement.

Fair value hedges

For designated and qualifying fair value hedges, the change in the fair value of a hedging derivative is recognized in the income statement within “Gains less losses arising from financial instruments at fair value through profit or loss” caption. Meanwhile, the change in the fair value of the hedged item attributable to the risk being hedged is recorded as part of the carrying value of the hedged item and is also recognized in the income statement in “Gains less losses arising from financial instruments at fair value through profit or loss” caption.

If the hedging instrument expires or is sold, terminated or exercised, or where the hedge no longer meets the criteria for hedge accounting, the hedge relationship is terminated. For hedged items recorded at amortized cost, using the effective interest rate method, the difference between the carrying value of the hedged item on termination and the face value is amortized over the remaining term of the original hedge. If the hedged item is derecognized, the unamortized fair value adjustment is recognized immediately in the income statement.

17

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

5.	Summary of Principal Accounting Policies (continued)

Derivative financial instruments (continued)

Cash flow hedges

For designated and qualifying cash flow hedges, the effective portion of the gain or loss on the hedging instrument is initially recognized through other comprehensive income directly in equity in the cash flow hedge reserve within “Unrealized gain on financial assets available-for-sale and cash flow hedge” caption. The ineffective portion of the gain or loss on the hedging instrument is recognized immediately in the income statement in “Gains less losses arising from financial instruments at fair value through profit or loss”.

When the hedged cash flow affects the income statement, the gain or loss on the hedging instrument is “recycled” in the corresponding income or expense line of the income statement. When a hedging instrument expires, or is sold, terminated, exercised, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains separately in equity until the forecast transaction occurs. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the income statement in “Gains less losses arising from financial instruments at fair value through profit or loss”.

Regular way transactions

Regular way transactions are purchases or sales of financial assets that require delivery of assets within the period generally established by regulation or convention in the marketplace. All regular way purchases and sales of financial assets are recognized or derecognized on the contractual settlement date which is the date when the asset is to be delivered to or by the Group. Regular way transactions are not recognized as derivatives because of the short duration of the commitment to deliver financial assets between the trade and settlement date.

Any change in the fair value of the financial assets at fair value through profit or loss to be received during the period between the trade date and the settlement date is recognized in the income statement and for financial assets available for sale is recognized in other comprehensive income for financial assets purchased. For financial assets sold on a regular way basis no changes in fair value is recognized in the income statement or in other comprehensive income between the trade and settlement date. Assets carried at cost or amortized cost are not affected by the change in fair value during the period between the trade and settlement date.

Promissory notes purchased

Promissory notes purchased are included in financial assets at fair value through profit or loss, or in due from other banks, or in loans and advances to customers or in investment securities held-to-maturity, depending on their substance and are recorded, subsequently remeasured and accounted for in accordance with the accounting policies for these categories of assets. When promissory notes are pledged under repurchase agreements and the counterparty has the right to resell them, they are accounted within the relevant section within “Financial assets pledged under repurchase agreements and loaned financial assets”.

Leases

Finance lease – Group as lessor. The Group presents leased assets as lease receivables equal to the net investment in the lease in loans and advances to customers. Finance income is based on a pattern reflecting a constant periodic rate of return on the net investment outstanding and is presented as interest income. Initial direct costs are included in the initial measurement of the lease receivables.

Operating lease – Group as lessee. Leases of assets, under which the risks and rewards of ownership are effectively retained with the lessor, are classified as operating leases. Lease payments under operating leases are recognized as expenses on a straight-line basis over the lease-term and included into operating expenses.

Allowances for impairment of financial assets

Impairment of financial assets carried at amortized cost

Impairment losses are recognized in profit or loss when incurred as a result of one or more events (“loss events”) that occurred after the initial recognition of the financial asset and which have an impact on the amount or timing of the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated. If the Group determines that no objective evidence exists that impairment was incurred for an individually assessed financial asset, whether significant or not, it includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment. The primary factors that the Group considers in determining whether a financial asset is impaired include its overdue status and realizability of related collateral, if any.

18

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

5.	Summary of Principal Accounting Policies (continued)

Allowances for impairment of financial assets (continued)

For the purposes of a collective evaluation of impairment, financial assets are grouped on the basis of similar credit risk characteristics within classification categories. Those characteristics are relevant to the estimation of future cash flows for groups of such assets by being indicative of the debtors’ ability to pay all amounts due according to the contractual terms of the assets being evaluated.

Future cash flows in a group of financial assets that are collectively evaluated for impairment are estimated on the basis of the contractual cash flows of the assets and the experience of management in respect of the extent, to which amounts will become overdue as a result of past loss events and the success of recovery of overdue amounts. Past experience is adjusted on the basis of current observable data to reflect the effects of current conditions that did not affect past periods and to remove the effects of past conditions that do not exist currently.

Impairment losses are recognized through an allowance account to reduce the asset’s carrying amount to the present value of expected cash flows (which exclude future credit losses that have not been incurred) discounted at the effective interest rate of the asset. The calculation of the present value of the estimated future cash flows of a collateralized financial asset reflects the cash flows that may result from foreclosure less costs for obtaining and selling the collateral, whether or not foreclosure is probable.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized (such as an improvement in the debtor’s credit rating), the previously recognized impairment loss is reversed by adjusting the allowance account through profit or loss, to the extent that the carrying value of the asset does not exceed its amortized cost at the reversal date.

Uncollectible assets are written-off against the related allowance for impairment after all the necessary procedures to recover the asset have been completed and the amount of the loss has been determined.

Impairment of Available-for-sale financial assets

If an available-for-sale asset is impaired, an amount comprising the difference between its cost (net of any principal payment and amortization) and its current fair value, less any impairment loss previously recognized in the income statement, is transferred from equity to the income statement. Reversals in respect of equity instruments classified as available-for-sale are not recognized in the income statement, but are rather retained in other comprehensive income in a separate component of equity. Reversals of impairment losses on debt instruments are reversed through the income statement if the increase in fair value of the instrument can be objectively related to an event occurring after the impairment loss was recognized in profit or loss. A significant or prolonged decline in the fair value of an equity instrument classified as available-for-sale below its cost is also objective evidence of impairment of this instrument.

Investment property

Investment property is land or building or a part of building held to earn rental income or for capital appreciation and which is not used by the Group or held for the sale in the ordinary course of business. Property that is being constructed or developed or redeveloped for future use as investment property is also classified as investment property.

Investment property is initially recognized at cost, including transaction costs, and subsequently remeasured at fair value based on its market value. Market value of the Group’s investment property is obtained from reports of independent appraisers, who hold a recognized and relevant professional qualification and who have recent experience in valuation of property of similar location and category.

Investment property that is being redeveloped for continuing use as investment property or for which the market has become less active continues to be measured at fair value. Earned rental income is recorded in the income statement within income arising from non-banking activities. Gains and losses resulting from changes in the fair value of investment property are recorded in the income statement and presented within income or expense arising from non-banking activities.

Subsequent expenditure is capitalized only when it is probable that future economic benefits associated with it will flow to the Group and the cost can be measured reliably. All other repairs and maintenance costs are expensed when incurred. If an investment property becomes owner-occupied, it is reclassified to premises and equipment, and its carrying amount at the date of reclassification becomes its deemed cost to be subsequently depreciated.

19

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

5.	Summary of Principal Accounting Policies (continued)

Premises and equipment

Premises and equipment are stated at revalued amounts and cost, respectively, less accumulated depreciation and allowance for impairment where required. Land is stated at revalued amounts. Land has indefinite term of usage and, therefore, is not depreciable. Where the carrying amount of an asset is greater than its estimated recoverable amount, it is written down to its recoverable amount and the difference is recognized in the income statement. The estimated recoverable amount is the higher of an asset’s fair value less costs to sell and its value in use.

Land, premises and equipment of acquired subsidiaries are initially recorded in the statement of financial position at their estimated fair value at the date of acquisition. No accumulated depreciation on the premises and equipment acquired in the business combinations is presented in the financial statements on the date of acquisition.

Land and premises of the Group are subject to revaluation on a regular basis, approximately every three to five years. The frequency of revaluation depends upon the change in the fair values. When the fair value of a revalued asset differs materially from its carrying amount further revaluation is performed. The revaluation is applied simultaneously to the whole class of property to avoid selective revaluation.

Any revaluation surplus is credited to the other comprehensive income and increases land and premises revaluation reserve which is a separate equity section of the statement of financial position, except to the extent that it reverses an impairment of the same asset previously recognized in the income statement, in which case the increase is recognized in the income statement. A revaluation deficit is recognized in the income statement, except for the deficit directly offsetting a previous surplus on the same asset is directly offset against the surplus in the asset revaluation reserve for land and premises.

The land and premises revaluation reserve included in equity is transferred directly to retained earnings when the surplus is realized, i.e. on the retirement or disposal of the asset or as the asset is used by the Group; in the latter case, the amount of the surplus realized is the difference between depreciation based on the revalued carrying amount of the asset and depreciation based on the asset’s original cost.

Land and premises have were revalued to market value at 31 December 2009. The revaluation was performed based on the reports of independent appraisers, who hold a recognized and relevant professional qualification and who have recent experience in valuation of assets of similar location and category.

At 31 December 2010 the Group has not performed revaluation of land and premises as the fair value of these assets did not differ materially from their carrying amounts.

Construction in progress is carried at cost less allowance for impairment, if any. Upon completion, assets are transferred to premises and equipment at their carrying value. Construction in progress is not depreciated until the asset is available for use.

If impaired, land, premises and equipment are written down to the higher of their value in use and fair value less costs to sell. The decrease in carrying amount is charged to income statement to the extent it exceeds the previous revaluation surplus in equity. An impairment loss recognized for an asset in prior years is reversed if there has been a change in the estimates used to determine the asset’s value in use or fair value less costs to sell.

Gains and losses on disposal of land, premises and equipment are determined by reference to their carrying amount and are taken into account in determining profit or loss. Repairs and maintenance are charged to the income statement when the expense is incurred.

Depreciation

Depreciation is recognized on a straight-line basis over the estimated useful lives of the assets using the following basic rates:

	Useful life	Depreciation rates
Premises	40 years	2.5% per annum
Equipment	4 – 20 years	5% – 25% per annum

Estimated useful lives and residual values are reassessed annually.

20

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

5.	Summary of Principal Accounting Policies (continued)

Goodwill

Goodwill acquired in a business combination represents the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized and is calculated as the excess of (a) over (b) below:

(a)	the aggregate of:

  the consideration transferred, which generally requires acquisition-date fair value;
  the amount of any non-controlling interest in the acquiree; and
  in a business combination achieved in stages, the acquisition-date fair value of the acquirer’s previously held equity interest in the acquiree.

(b)	the net of the acquisition-date amounts of the identifiable assets acquired and the liabilities assumed.

If the above resulting amount is negative, the acquirer has made a gain from a bargain purchase that gain is recognized in profit or loss.

As stated above, the revised IFRS 3, which was early adopted by the Group, allows the acquirer to measure any non-controlling interest in the acquiree either at fair value or at the non-controlling interest’s proportionate share of the acquiree’s identifiable net assets for each business combination. This results in different amount of goodwill or gain from bargain purchase to be recognized in financial statements depending on the choice of the acquirer.

Goodwill on an acquisition of a subsidiary is disclosed in the caption “Intangible assets and goodwill” of the statement of financial position. Goodwill on an acquisition of an associate is included in the carrying amount of investments in associates. Following initial recognition, goodwill is measured at cost less any accumulated impairment losses, if any.

Goodwill is reviewed for impairment, annually or more frequently if events or changes in circumstances indicate that the carrying amount may be impaired. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group’s cash-generating units, or groups of cash-generating units, that are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities of the Group are assigned to those units or groups of units. Each unit or group of units, to which the goodwill is so allocated:

  represents the lowest level within the Group, at which the goodwill is monitored for internal management purposes; and
  is not larger than an operating segment in accordance with IFRS 8 “Operating Segments” before aggregation.

Impairment of goodwill is determined by assessing the recoverable amount of the cash-generating unit (group of cash-generating units), to which the goodwill relates. Where the recoverable amount of the cash-generating unit (group of cash-generating units) is less than the carrying amount, an impairment loss is recognized. Where goodwill forms part of a cash-generating unit (group of cash-generating units) and part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed of in this circumstance is measured based on the relative values of the operation disposed of and the portion of the cash-generating unit retained.

Intangible assets

Intangible assets include computer software, licenses and other identifiable intangible assets, including those acquired in business combinations.

Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is fair value as at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and any accumulated impairment losses. The useful lives of intangible assets are assessed to be either finite or indefinite. Intangible assets with finite lives are amortized over the useful economic lives, which normally do not exceed 5 years, and assessed for impairment whenever there is an indication that the intangible asset may be impaired. Amortization periods and methods for intangible assets with finite useful lives are reviewed at least at each financial year-end.

Intangible assets with indefinite useful lives are not amortized, but are tested for impairment annually or more frequently if events or changes in circumstances indicate that the carrying amount may be impaired either individually or at the cash-generating unit level. The useful life of an intangible asset with an indefinite life is reviewed annually to determine whether indefinite life assessment continues to be supportable.

21

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

5.	Summary of Principal Accounting Policies (continued) Intangible assets (continued)

Core deposit intangible

Core deposit intangible relates to the acquisition of the Group’s subsidiaries and is attributable to the customer demand deposits and stable client base, and is identified as an intangible asset. The identification was based on examination of the subsidiaries’ customer base. It was concluded that the acquired subsidiaries had a well-established and long-dated relationship with its major customers and that demand deposits actual maturity was significantly longer than contract maturity. The useful life of the core deposit intangible was estimated as five years and it is amortized over its useful life using the straight-line method.

Due to other banks

Amounts due to other banks are recorded when money or other financial assets are advanced to the Group by counterparty banks. The liability is carried at amortized cost using the effective interest method. If the Group purchases its own debt, it is removed from the statement of financial position and the difference between the carrying amount of the liability and the consideration paid is included in gains or losses arising from extinguishment of liability in the income statement.

Customer deposits

Customer deposits are liabilities to individuals, state or corporate customers and are carried at amortized cost using the effective interest method. Customer deposits include both demand and term deposits. Interest expense is recognized in the income statement over the period of deposits using effective interest method.

Debt securities issued

Debt securities issued include promissory notes, certificates of deposit, eurobonds and debentures issued by the Group. Debt securities are stated at amortized cost using the effective interest method. If the Group purchases its own debt securities in issue, they are removed from the statement of financial position and the difference between the carrying amount of the liability the consideration paid is included in gains less losses arising from extinguishment of liability in the income statement.

Other borrowed funds

Other borrowed funds include some specific borrowings, which differ from the above items of liabilities and include syndicated loans, revolving, other credit lines and other specific items. Other borrowed funds are carried at amortized cost using the effective interest method. Interest expense is recognized in the income statement over the period of other borrowed funds using effective interest method.

Taxation

Taxation has been provided for in the financial statements in accordance with taxation legislation currently in force in the respective territories that the Group operates. The income tax charge in the income statement comprises current tax and changes in deferred tax. Current tax is calculated on the basis of the taxable profit for the year, using the tax rates enacted at the reporting date. The income tax charge/credit comprises current tax and deferred tax and is recognized in the income statement except if it is recognized through other comprehensive income directly in equity because it relates to transactions that are also recognized, in the same or a different period, directly in equity.

Current tax is the amount expected to be paid to or recovered from the taxation authorities in respect of taxable profits or losses for the current and prior periods. Taxable profits or losses are based on estimates if financial statements are authorized prior to filing relevant tax returns. Taxes, other than on income, are recorded within administrative expenses.

Deferred income tax is provided using the balance sheet liability method for tax loss carry forwards and temporary differences arising between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. In accordance with the initial recognition exemption, deferred taxes are not recorded for temporary differences on initial recognition of an asset or a liability in a transaction other than a business combination if the transaction, when initially recorded, affects neither accounting nor taxable profit. Deferred tax liabilities are not recorded for temporary differences on initial recognition of goodwill and subsequently for goodwill, which is not deductible for tax purposes. Deferred income tax is provided on temporary differences arising on investments in subsidiaries, associates and joint ventures, except where the timing of the reversal of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future.

22

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

5.	Summary of Principal Accounting Policies (continued) Taxation (continued)

Deferred tax balances are measured at tax rates enacted or substantively enacted by the reporting date, which are expected to apply to the period when the temporary differences will reverse or the tax loss carry forwards will be utilized. Deferred tax assets and liabilities are netted only within the individual companies of the Group, when an entity has a legally enforceable right to set off current tax assets against current tax liabilities; and the deferred tax assets and the deferred tax liabilities relate to income taxes levied by the same taxation authority on the same taxable entity.

Deferred tax assets for deductible temporary differences and tax loss carry forwards are recorded only to the extent that it is probable that future taxable profit will be available, against which the deductions can be utilized.

Provisions for liabilities and charges

Provisions for liabilities and charges are non-financial liabilities of uncertain timing or amount. They are recorded when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate of the amount of the obligation can be made.

Credit related commitments

In the normal course of business, the Group enters into credit related commitments, including letters of credit and guarantees. Financial guarantee contracts are recognized initially at fair value and remeasured at the higher of the amount determined in accordance with IAS 37 Provisions, Contingent Liabilities and Contingent Assets and the amount initially recognized less, when appropriate, cumulative amortization recognized in accordance with IAS 18 Revenue. Commitments to provide loans at a below-market interest rate are initially recognized at fair value, and subsequently measured at the higher of (i) the unamortized balance of the related fees received and deferred and (ii) the amount determined in accordance with IAS 37 Provisions, Contingent Liabilities and Contingent Assets. Specific provisions are recorded against other credit related commitments when losses are considered more likely than not.

Share premium

Share premium represents the excess of contributions over the nominal value of the shares issued.

Dividends

Dividends are recorded as a separate debit caption in equity in the period, in which they are declared. Dividends declared after the reporting date and before the financial statements are authorized for issue are disclosed in the subsequent events note. The statutory accounting reports of the Bank are the basis for profit distribution and other appropriations. Russian legislation identifies the basis of distribution as the current year net profit.

Income and expense recognition

Interest income and expense are recognized on an accrual basis calculated using the effective interest method. Loan origination fees for loans issued to customers are deferred (together with related incremental direct costs) and recognized as an adjustment to the effective yield of the loans. Commission fees and other incremental direct costs, related to the issuance of debt securities and other borrowed funds are recognized as an adjustment to the effective yield of the relevant liability. Fees, commissions and other income and expense items are generally recorded on an accrual basis when the service has been provided. Fee and commission income are usually collected by debiting customers deposits upon provision of services. Portfolio and other management advisory and service fees are recorded based on the applicable service contracts. Asset management fees related to investment funds are recorded over the period the service is provided. The same principle is applied for wealth management, financial planning and custody services that are continuously provided over an extended period of time.

Staff costs and related contributions

The Group’s contributions to the State and Group pension schemes, social insurance, and obligatory medical insurance funds in respect of its employees are expensed as incurred and included in staff costs within staff costs and administrative expenses. Non-used vacations accrued amounts are also included in staff costs within staff costs and administrative expenses.

The Group recognizes all actuarial gains and losses related to defined benefit plan directly in other comprehensive income.

23

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

5.	Summary of Principal Accounting Policies (continued) Foreign currency translation

The Group’s parent Bank changed its functional currency Bank from the USD to the Russian Rouble (RUR) with effect from 1 January 2008 (Note 3). Each entity in the Group determines its own functional currency and items included in the financial statements of each entity are measured using that functional currency. Transactions in foreign currencies are initially recorded in the functional currency equivalent, translated at the rate of exchange ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency rate of exchange ruling at the reporting date. Gains and losses resulting from the translation of foreign currency transactions are recognized in the income statement as foreign exchange translation gains less losses. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined.

These financial statements are presented in Russian Roubles (RUR), the national currency of the Russian Federation, where the Bank is domiciled. Historically, for the purpose of presentation of IFRS financial statements, the Management of the Group used the United States Dollar (USD). Starting from 1 January 2009 the Management of the Group has decided to use Russian Roubles as the presentation currency. As at the reporting date, the assets and liabilities of the entities, whose functional currency is different from the presentation currency of the Group, are translated into RUR at the closing rate of exchange at the reporting date and, their income statements are translated at the weighted average exchange rates for the reporting period. The exchange differences arising on the translation are recognized in other comprehensive income in a separate component of equity. On disposal of a subsidiary or an associate, whose functional currency is different from the presentation currency of the Group, the deferred cumulative amount recognized in equity relating to that particular entity is reclassified to the income statement.

At 31 December 2010, the principal rate of exchange used for translating balances in RUR to USD was USD 1 to RUR 30.4769 (at 31 December 2009: USD 1 to RUR 30.2442) and the principal rate of exchange used for translating balances in Euro (EUR) was EUR 1 to RUR 40.3331 (at 31 December 2009: EUR 1 to RUR 43.3883).

Fiduciary assets

Assets held by the Group in its own name, but for the account of third parties, are not reported in the statement of financial position. Commissions received from such operations are shown within fee and commission income in the income statement.

Segment reporting

An operating segment is a distinguishable component of the Group that is engaged in business activities from which it may earn revenues and incur expenses (including revenues and expenses relating to transactions with other components of the same entity), whose operating results are regularly reviewed by the entity’s chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance, and for which discrete financial information is available. Segments with a majority of revenue earned from sales to external customers and whose revenue, net profit (loss) or combined assets are ten percent or more of all the segments are reported separately (reportable segments). The segments, that are below the above materiality thresholds, but can be aggregated on the basis of their activities, production processes, products or services, should be tested for the meeting the criteria of reportable segments on these aggregated amounts.

In accordance with IFRS 8 Operating Segments the Group defined as the operating segments its key business lines. This segment disclosure is presented on the basis of IFRS compliant data on legal entities of the Group adjusted, where necessary, for intersegment reallocation and managerial adjustments.

6.	Significant Accounting Estimates and Judgements

The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below:

The preparation of financial statements requires management to make estimates and assumptions that affect reported amounts. These estimates are based on information available as of the date of the financial statements. Actual results can differ significantly from such estimates.

24

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

6.	Significant Accounting Estimates and Judgements (continued)

Allowance for impairment of loans, receivables and commitments to provide loans

The Group regularly reviews its loans and receivables for impairment on a regular basis. The Group uses its experienced judgement to estimate the amount of any impairment loss in cases where a borrower is in financial difficulties and sufficient historical data relating to similar borrowers is not available. Similarly, the Group estimates changes in future cash flows based on observable data to obtain indication of any adverse change in the payment status of borrowers in a group, or national or local economic conditions that correlate with defaults on assets in the group. Management uses estimates based on historical loss experience for assets with credit risk characteristics and objective evidence of impairment similar to those in the group of loans and receivables. The Group uses its experienced judgement to adjust observable data for a group of loans or receivables to reflect current circumstances.

For the purposes of calculation of loan loss allowances at 31 December 2010 and 2009, the Bank applied the internally approved formalized provisioning methodology for individual assessment of loans and in relation to IBNR (incurred but not reported) losses attributable to collectively assessed portfolios with no signs of individual impairment with similar credit risk characteristics, by industry and by borrower creditworthiness class.

Historic loss patterns as at 31 December 2009 modeled in accordance with IAS 39 were adjusted to reflect current conditions. The IBNR-loss model used by the Bank resulted in lower loss concentrations in certain homogeneous loan portfolios due to the improvements in the analyzed industries during the fourth quarter of 2009. Taking into account the short period of improvements and that these improvements may not be indicative of the fundamental improvements in the quality of loan portfolios the Bank applied the collective loan loss provisioning rates at the same level as at 30 September 2009 in respect of loan portfolios with signs of improvement. If the previously applied methodology had been used, allowances for impairment of loans and advances as at 31 December 2009 and for the year then ended, would have been lower by RUR 4.6 billion.

During 2010 the above-mentioned improvements in the quality of loan portfolios for certain industries were not confirmed, thus proving the applied conservative approach to collective provision rates and as at 31 December 2010 the Bank made no adjustment to historic loss patterns and used the provisioning rates for loan portfolios in accordance the IBNR-loss model’s results at the end of the forth quarter of 2010.

Impairment of goodwill

The Group determines whether goodwill is impaired at least on an annual basis. This requires an estimation of the value in use or fair value less cost to sell of the cash-generating units, to which goodwill is allocated. Estimating the value in use requires the Group to make an estimate of the expected future cash flows from the cash-generating unit and also to choose a suitable discount rate in order to calculate the present value of those cash flows. The carrying amount of goodwill at 31 December 2010 was RUR 19.9 billion (31 December 2009: RUR 7.9 billion) (Note 17).

Taxation

Russian tax, currency and customs legislation is subject to varying interpretations, and changes, which can occur frequently, unexpectedly and with retroactive effect. Further, the provisions of Russian tax law applicable to financial instruments (including derivative transactions) are subject to significant uncertainty and lack interpretive guidance. Management's interpretation of such legislation as applied to the transactions and activity of the Group may be challenged by the relevant regional and federal authorities. Trends within the Russian Federation suggest that the tax authorities are taking a more assertive position in their interpretation of the legislation and assessments and, as a result, it is possible that transactions and activities that have not been challenged in the past may be challenged. As such, significant additional taxes, penalties and interest may be assessed. Fiscal periods remain open to review by the authorities in respect of taxes for three calendar years preceding the year of review. Under certain circumstances reviews may cover longer periods.

Transfer pricing legislation became effective in the Russian Federation on 1 January 1999. This legislation allows the tax authorities to make transfer pricing adjustments and impose additional tax liabilities in respect of all “controlled” transactions, provided that the transaction price differs from the market price by more than 20 percent. “Controlled” transactions include transactions with related parties, barter transactions, foreign trade transactions and transactions with third (unrelated) parties with significant price fluctuations (i.e., if the price of such transactions differs from the prices on similar transactions by more than 20 percent within a short period of time). In addition, specific transfer pricing rules allow the tax authorities to make transfer pricing adjustments in respect of securities and derivative transactions. There has been no formal guidance as to how some of the rules relating to transfer pricing legislation should apply. It is possible that with the evolution of the interpretation of the transfer pricing rules and the changes in the approach of the Russian tax authorities, additional tax liabilities as a result of transfer pricing adjustments in respect of intercompany and securities transactions may be imposed on certain Russian entities of the Group.

25

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

6.	Significant Accounting Estimates and Judgements (continued) Taxation (continued)

The Group also operates in various jurisdictions and includes companies incorporated outside of Russia that are taxed at different rates and under different legislation. Tax liabilities of the Group are determined on the basis that these companies are not subject to Russian profits tax. Russian tax laws do not provide detailed rules on taxation of foreign companies. It is possible that with the evolution of these rules and changes in the approach of the Russian tax authorities, the non-taxable status of some or all of the foreign companies of the Group may be challenged in Russia.

The interpretations of the relevant authorities could differ and if the authorities were successful in enforcing their interpretation, additional taxes and related fines and penalties may be assessed, the effect, of which cannot be practicably estimated, but could be significant to the financial condition of the Group. However, based upon Management’s understanding of the tax regulations, Management believes that its interpretation of the relevant tax legislation is reasonable and will be sustainable. Moreover, Management believes that the Group has accrued all applicable taxes.

Consolidation of funds

The Group consolidates mutual funds considering the following key factors for each fund:

  whether the share owned by the Group provides control over the fund’s activities giving the Group the ability to change the fund-management company, or whether the Group’s control over the management company provides control over the fund’s activities giving the Group the ability to retain the controlled fund-management company.

Fair value estimation of unquoted shares

Details of fair value estimation of unquoted shares, classified as financial assets at fair value through profit or loss and financial assets available-for-sale are provided in Note 38. Fair value measurements for each class of financial instruments in accordance with a value hierarchy are disclosed in Note 38.

7.	Cash and Short-Term Funds

	31 December	31 December
	2010	2009
Cash on hand	70.1	52.3
Cash balances with central banks (other than mandatory reserve deposits)	105.9	115.6

Correspondent accounts with other banks
- Russian Federation	18.4	21.5
- Other countries	81.1	70.8
Total cash and short-term funds	275.5	260.2
Less: restricted cash	(1.1)	(1.4)
Total cash and cash equivalents	274.4	258.8

Restricted cash balances represent the balances in the amount of RUR 1.1 billion (31 December 2009: RUR 1.4 billion) in non-freely convertible currencies. Restricted cash balances were collateralized by amounts due to customers and banks in the amount of RUR 1.1 billion (31 December 2009: RUR 1.0 billion). For the purposes of the consolidated statement of cash flows, restricted cash is not included in cash and cash equivalents.

8.	Financial Assets at Fair Value Through Profit or Loss

	31 December	31 December
	2010	2009
Financial assets held for trading	320.0	244.6
Financial assets designated as at fair value through profit or loss	24.6	23.3
Total financial assets at fair value through profit or loss	344.6	267.9

26

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

8.	Financial Assets at Fair Value Through Profit or Loss (continued)

The financial assets designated as at fair value through profit or loss are managed on a fair value basis, in accordance with the risk management or investment strategies adopted by each Group member and the information provided to key management personnel.

Financial assets held for trading
	31 December	31 December
	2010	2009
Debt securities denominated in USD
Eurobonds of Russian companies and banks	16.1	6.6
Bonds and eurobonds of foreign companies and banks	13.0	11.9
Bonds and eurobonds of foreign governments	5.1	–
Eurobonds of the Russian Federation	1.4	0.1

Debt securities denominated in RUR
Bonds of Russian companies and banks	129.1	166.9
Russian Federal loan bonds (OFZ)	18.7	1.8
Bonds of the Central Bank of the Russian Federation	14.4	–
Russian municipal bonds	2.8	2.1
Eurobonds of foreign companies and banks	0.3	1.0
Promissory notes of Russian companies and banks	0.1	1.1

Debt securities denominated in other currencies
Bonds of foreign governments	3.5	1.0
Bonds and eurobonds of foreign companies and banks	0.8	–
Eurobonds of Russian companies and banks	0.2	1.1

Equity securities	75.6	26.0

Balances arising from derivative financial instruments (Note 35)	38.9	25.0
Total financial assets held for trading	320.0	244.6

At 31 December 2010 bonds of Russian companies and banks are mostly represented by debt securities issued by Russian oil and gas companies, banks, transportation and telecommunication companies.

At 31 December 2010 equity securities are represented by securities issued by Russian banks, oil and gas companies and metals companies.

Financial assets designated as at fair value through profit or loss

	31 December	31 December
	2010	2009
Bonds of foreign companies and banks	8.4	7.5
Equity securities	6.7	2.1
Bonds of foreign governments	4.9	2.7
Bonds and eurobonds of Russian companies and banks	4.6	8.2

Balances arising from derivative financial instruments (Note 35)	–	2.8
Total financial assets designated as at fair value through profit or loss	24.6	23.3

At 31 December 2010 Financial assets at fair value through profit or loss include the amount of RUR 0.6 billion which is pledged against amounts due to other banks (Note 19) (31 December 2009: 1.1 billion pledged against other borrowings (Note 21)).

Fair value measurements for each class of financial instruments in accordance with a value hierarchy are disclosed in Note 38.

27

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

9.	Financial Assets Pledged under Repurchase Agreements and Loaned Financial Assets

	31 December	31 December
	2010	2009
Financial assets at fair value through profit or loss
Financial assets held for trading
Bonds of Russian companies and banks	6.1	59.6
Equity securities	1.2	–
Bonds of foreign companies and banks	0.1	–
Bonds of foreign governments	0.1	–
Eurobonds of Russian companies and banks	–	0.5
Total Financial assets held for trading	7.5	60.1

Financial assets designated as at fair value through profit or loss
Bonds of foreign governments	1.5	–
Eurobonds of Russian companies and banks	1.2	0.4
Bonds of foreign companies and banks	0.7	–
Total Financial assets designated as at fair value through profit or loss	3.4	0.4
Total Financial assets at fair value through profit or loss	10.9	60.5

Financial assets available-for-sale
Bonds of foreign governments	3.0	0.3
Bonds of Russian companies and banks	1.7	–
Total Financial assets available-for-sale	4.7	0.3

Investment securities held-to-maturity
Bonds of Russian companies and banks	–	21.2
Total Investment securities held-to-maturity	–	21.2

Financial assets classified as loans and advances to customers	–	14.2

Financial assets classified as due from other banks	1.3	–
Total financial assets pledged under repurchase agreements and loaned
financial assets	16.9	96.2

At 31 December 2010 bonds of Russian companies and banks included in the above table are mostly represented by debt securities issued by Russian oil and gas companies, transportation, telecommunication companies and banks.

10.	Due from Other Banks

	31 December	31 December
	2010	2009
Current term placements with other banks	285.6	334.6
Reverse sale and repurchase agreements with other banks	64.8	10.7
Overdue placements	2.4	1.6
Total gross due from other banks	352.8	346.9
Less: Allowance for impairment (Note 31)	(2.9)	(1.3)
Total due from other banks	349.9	345.6

At 31 December 2010, the Group received collateral of securities under reverse sale and repurchase agreements with other banks with fair value of RUR 70.2 billion (31 December 2009: RUR 11.9 billion).

At 31 December 2010, amount included in due from other banks of RUR 1.5 billion is pledged against issued local mortgage-backed bonds (Note 22) (31 December 2009: RUR 1.0 billion).

28

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

11.	Loans and Advances to Customers

	31 December	31 December
	2010	2009
Current loans and advances	2,475.0	1,998.4
Reverse sale and repurchase agreements	51.9	49.0
Renegotiated loans and advances	270.4	300.5
Overdue loans and advances	262.3	196.9
Total gross loans and advances to customers	3,059.6	2,544.8
Less: Allowance for impairment (Note 31)	(274.2)	(234.9)
Total loans and advances to customers	2,785.4	2,309.9

For the purposes of the above table, the amount of overdue loans and advances includes overdue portions of loans where the payment of either principal or interest is overdue by one day or more, rather than the entire outstanding amount of the loans.

The table below shows loans and advances to customers by class.

	31 December	31 December
	2010	2009
Loans to legal entities

Current activity financing	1,438.2	1,313.2
Project finance and other	888.9	666.6
Finance leases	142.2	105.9
Reverse sale and repurchase agreements	48.8	23.8
Total loans to legal entities	2,518.1	2,109.5
Loans to individuals

Mortgages	217.2	181.7
Car loans	52.8	45.5
Reverse sale and repurchase agreements	3.1	25.2
Consumer loans and other	268.4	182.9
Total loans to individuals	541.5	435.3
Less: Allowance for impairment (Note 31)	(274.2)	(234.9)
Total loans and advances to customers	2,785.4	2,309.9

Finance leases represent loans to leasing companies and net investment in leases.

At 31 December 2010 finance lease receivables of RUR 116.6 billion equal to the net investment in lease before allowance are included in current loans (31 December 2009: RUR 97.2 billion).

The finance lease receivables were as follows:

	31 December	31 December
	2010	2009
Gross investment in leases	165.0	131.1
Less: Unearned finance lease income	(48.4)	(33.9)
Net investment in leases before allowance	116.6	97.2
Less: Allowance for impairment	(9.5)	(10.0)
Net investment in leases	107.1	87.2

At 31 December 2010, the Group has 4 significant lessees represented by two railway and two airline companies with an aggregated net investment in lease of RUR 60.2 billion (31 December 2009: RUR 56.6 billion).

29

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

11.	Loans and Advances to Customers (continued)

Future minimum lease payments to be received by the Group were as following:

	31 December	31 December
	2010	2009
Within 1 year	40.2	35.6
From 1 to 5 years	93.0	73.2
More than 5 years	31.8	22.3
Minimum lease payments receivable	165.0	131.1

Net investments in leases were as following:

	31 December	31 December
	2010	2009
Within 1 year	28.4	22.4
From 1 to 5 years	60.6	49.7
More than 5 years	18.1	15.1
Net investment in leases	107.1	87.2

Economic sector risk concentrations within the customer loan portfolio are as follows:

	31 December 2010		31 December 2009
	Amount	%	Amount	%
Individuals	541.5	18	435.3	17
Finance	382.3	12	359.0	14
Metals	334.5	11	417.3	16
Building construction	303.2	10	278.6	11
Manufacturing	267.7	9	219.8	9
Trade and commerce	230.6	7	169.1	7
Chemical	226.6	7	28.6	1
Transport	186.2	6	141.5	5
Oil and gas	139.7	4	103.1	4
Government bodies	115.4	4	70.3	3
Energy	97.8	3	88.6	3
Food and agriculture	81.6	3	71.5	3
Coal mining	55.6	2	73.7	3
Telecommunications and media	23.6	1	17.9	1
Aircraft	20.5	1	24.0	1
Other	52.8	2	46.5	2
Total gross loans and advances to
customers	3,059.6	100	2,544.8	100

Finance industry includes loans issued to holding companies of industrial groups, mergers and acquisitions financing, and loans to leasing, insurance and other non-bank financial companies.

At 31 December 2010, the total amount of outstanding loans issued by the Group to 10 largest groups of interrelated borrowers comprises RUR 643.7 billion, or 21% of the gross loan portfolio (31 December 2009: RUR 583.0 billion, or 23%).

At 31 December 2010 and 2009, outstanding loans issued under reverse repurchase agreements do not contain any significant concentrations.

At 31 December 2010, the Group received collateral of securities under reverse sale and repurchase agreements with customers with a fair value of RUR 85.3 billion (31 December 2009: RUR 57.4 billion).

At 31 December 2010, the total amount of pledged loans is RUR 12.3 billion (31 December 2009: RUR 172.3 billion). The loans are pledged against the funds accounted within Other borrowed funds – Other borrowings and Due to other banks captions in Liabilities. Included in the above amount of pledged loans are mortgage loans of RUR 5.0 billion (31 December 2009: RUR 20.8 billion).

30

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

11.	Loans and Advances to Customers (continued)

At 31 December 2010, the carrying value of mortgage loans pledged against debt securities issued amounted to RUR 14.8 billion (31 December 2009: RUR 14.4 billion) (Note 22).

During 2010 interest income on impaired loans, recognized by the Group amounted to RUR 13.4 billion (2009: RUR 18.4 billion).

12.	Financial Assets Available-for-Sale

	31 December	31 December
	2010	2009
Equity investments	28.8	19.3
Bonds of foreign governments	16.4	1.1
Bonds of foreign companies and banks	9.0	4.2
Eurobonds of Russian companies and banks	1.0	–
Bonds of Russian companies and banks	0.4	–
Promissory notes of Russian companies and banks	0.3	0.3
Total financial assets available-for-sale	55.9	24.9

The Group recognized an impairment loss of RUR 0.4 billion before tax, transferred from unrealized gain on financial assets available-for-sale to the income statement, and realized portion of revaluation of available-for-sale financial assets transferred to income statement due to the sale of available-for-sale financial assets of RUR 0.3 billion before tax for the year ended 31 December 2010 (2009: RUR 1.1 billion and RUR 1.9 billion correspondingly).

13.	Investments in Associates and Joint Ventures

			31 December 2010		31 December 2009
	Country of		Carrying	Ownership	Carrying	Ownership
	registration	Activity	amount	percentage	amount	percentage
“Eurofinance Mosnarbank”, OJSC	Russia	Banking	4.3	35.86%	4.0	35.86%
“Vietnam-Russia Joint Venture Bank”	Vietnam	Banking	0.9	49.00%	0.9	49.00%
“KS Holding”, CJSC	Russia	Insurance	4.8	49.00%	4.8	49.00%
“Sistemapsys S.a.r.l.”	Luxembourg	Construction	1.3	50.00%	1.2	50.00%
“POLIEF”, OJSC	Russia	Chemical	1.1	32.50%	1.1	32.50%
“Thalita Trading”, Ltd	Cyprus	Finance	0.9	50.00%	–	57.50%
“Finnist Real Estate S.a.r.l.”	Luxembourg	Real estate	0.8	19.90%	–	–
“Telecom-Development”, CJSC	Russia	Construction	0.6	50.00%	1.4	50.00%
“Hals-Technopark”, Ltd	Russia	Construction	1.0	50.00%	–	100.00%
“Sistema Saraya”, Ltd	Cayman Island	Construction	–	100.00%	0.1	50.00%
“Astanda”, Ltd	Cyprus	Construction	–	100.00%	0.4	50.00%
“Izumrudniy Gorod 2000”, Ltd	Russia	Construction	–	50.00%	–	50.00%
“Tagar-City”, Ltd	Russia	Construction	–	50.00%	–	50.00%
“Amiral’ B. V.”, Ltd	Russia	Construction	–	50.00%	–	50.00%
“Ilinoza investments limited”, Ltd	Russia	Construction	–	45.00%	–	45.00%
“Interbank Trading House”, Ltd	Russia	Commerce	–	50.00%	–	50.00%
Total investments in associates			15.7		13.9

In 2010 the Group sold a 7.5% stake in Thalita Trading, Ltd (a minor former Group’s subsidiary) to a third party which is a related party to the Group, for a consideration of RUR 0.2 billion. The related gain of RUR 0.1 billion is booked in the income statement caption “Profit from disposal of subsidiaries and associates”.

In 2010 the Group made a deemed disposal of “Hals-Technopark”, Ltd (Sistema-Hals’s former 100%-owned subsidiary) decreasing its share to 50%. As a result of loss of control the Group recognized a loss of RUR 0.1 billion booked in the income statement caption “Profit from disposal of subsidiaries and associates”.

In 2010 the Group purchased shares of the additional share issue of Finnist Real Estate S.a.r.l. at the nominal value of RUR 0.6 billion.

31

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

13.	Investments in Associates and Joint Ventures (continued)

The following table contains the summarized aggregated financial information on the associates and joint ventures:

	31 December	31 December
	2010	2009
Assets	130.2	95.0
Liabilities	97.9	68.3
Net assets	32.3	26.7
Revenue	32.5	30.0
Net profit / (loss)	0.2	(0.9)

The unrecognized share in losses of associates for 2010 and cumulatively at 31 December 2010 was RUR 0.1 billion and RUR 0.1 billion, respectively (31 December 2009: RUR 0.1 billion and RUR 0.4 billion, respectively).

14.	Investment Securities Held-to-Maturity

	31 December	31 December
	2010	2009
Bonds of Russian companies and banks	32.6	11.1
Russian municipal bonds	2.4	–
Bonds of foreign governments	0.8	0.3
Bonds of foreign companies and banks	0.4	0.4
Eurobonds of Russian companies and banks	–	2.1
Total gross investment securities held-to-maturity	36.2	13.9
Less: Allowance for impairment (Note 31)	(2.0)	(2.2)
Total investment securities held-to-maturity	34.2	11.7

Bonds issued by Russian companies and banks are mostly represented by debt securities issued by major Russian banks.

15.	Premises and Equipment

The movements in property and equipment were as follows:

				Equipment in
			Construction	operating
	Premises	Equipment	in progress	lease	Total
Net book amount at 31 December 2009	37.9	10.5	11.4	6.1	65.9
Cost or revalued amount
Opening balance at 1 January 2010	37.9	20.3	11.4	6.2	75.8
Acquisitions of subsidiaries (Note 40)	14.0	1.4	–	–	15.4
Additions	2.0	5.5	4.2	29.6	41.3
Transfer	8.9	2.1	(11.0)	–	–
Disposals	(0.2)	(0.9)	(1.5)	(0.8)	(3.4)
Translation difference	(0.3)	(0.2)	–	–	(0.5)
Closing balance at 31 December 2010	62.3	28.2	3.1	35.0	128.6
Accumulated depreciation
Opening balance at 1 January 2010	–	9.8	–	0.1	9.9
Depreciation charge	1.3	3.8	–	1.0	6.1
Disposals	(0.1)	(0.5)	–	–	(0.6)
Closing balance at 31 December 2010	1.2	13.1	–	1.1	15.4
Net book amount at 31 December 2010	61.1	15.1	3.1	33.9	113.2

32

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

15.	Premises and Equipment (continued)

				Equipment in
			Construction	operating
	Premises	Equipment	in progress	lease	Total
Net book amount at 31 December 2008	40.6	9.3	10.9	–	60.8
Cost or revalued amount
Opening balance at 1 January 2009	41.5	16.8	10.9	–	69.2
Acquisitions of subsidiaries (Note 40)	0.1	0.4	–	–	0.5
Disposal of subsidiaries	–	(0.1)	–	–	(0.1)
Additions	0.7	3.1	6.6	6.2	16.6
Transfer	4.1	1.1	(5.2)	–	–
Disposals	(2.5)	(1.0)	(0.4)	–	(3.9)
Revaluation and impairment	(5.1)	–	(0.4)	–	(5.5)
Translation difference	(0.9)	–	(0.1)	–	(1.0)
Closing balance at 31 December 2009	37.9	20.3	11.4	6.2	75.8
Accumulated depreciation
Opening balance at 1 January 2009	0.9	7.5	–	–	8.4
Depreciation charge	1.3	3.0	–	0.1	4.4
Disposals	(0.1)	(0.8)	–	–	(0.9)
Revaluation	(2.3)	–	–	–	(2.3)
Translation difference	0.2	0.1	–	–	0.3
Closing balance at 31 December 2009	–	9.8	–	0.1	9.9
Net book amount at 31 December 2009	37.9	10.5	11.4	6.1	65.9

The Transfer caption includes movements from Construction in progress to Premises and Equipment captions upon completion of construction and/or putting of the premises and equipment in use.

Premises of the Group are subject to revaluation on a regular basis. The date of the latest revaluation was 31 December 2009. The Group engaged an independent appraiser to determine the fair value of its premises. Fair value was determined by reference to market-based evidence. The negative revaluation amounted to RUR 2.8 billion. The decrease of the premises’ carrying amount was recognized as operating expenses through income statement in the amount of RUR 1.5 billion to the extent it exceeded the previous revaluation surplus in equity, and the amount of RUR 1.3 billion, which was posted through other comprehensive income to premises revaluation reserve within the shareholders’ equity net of tax amounted to RUR 0.3 billion. At 31 December 2009 the Group recognized impairment losses with regard to construction in progress in the amount of RUR 0.4 billion.

If the premises were measured using the cost model, the carrying amounts would be as follows:

	31 December	31 December
	2010	2009
Cost	52.9	28.5
Less: Accumulated depreciation and impairment	3.0	2.1
Net carrying amount	49.9	26.4

16.	Investment Property

	2010	2009
Investment property at 1 January	79.8	4.3
Acquisitions of subsidiaries (Note 40)	15.7	20.0
Additions	13.1	54.6
Disposals	(1.7)	–
Reclassified from premises	0.4	0.7
Reclassified to premises	(0.1)	–
Reclassified from property held for sale	1.9	0.2
Reclassified to property held for sale	(7.0)	–
Revaluation	(0.2)	(0.3)
Capitalization of borrowing costs	–	0.3
Other	0.3	–
Investment property at 31 December	102.2	79.8

33

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

16.	Investment Property (continued)

At 31 December 2010, as a result of revaluation, investment property decreased by RUR 0.2 billion (in 2009 - increased by RUR 0.3 billion). The valuation was carried out by independent appraisers on the basis of market prices for comparable real estate.

In 2010 the Group received directly a property title for land plots valued at RUR 11.1 billion (2009: RUR 54.0 billion) and commercial and residential properties valued at RUR 1.2 billion in exchange for settlement of the outstanding loans granted by the Group. The remaining property of RUR 0.8 billion (2009: RUR 0.6 billion) was obtained through foreclosure of collateral under mortgage loans. The acquired investment properties were valued by an independent, professionally qualified appraiser at fair value at the acquisition date.

In 2010, the Group’s investment property increased due to property valued at RUR 15.7 billion received a result of acquisition of “M”, CJSC, “TransCreditBank”, JSC and “VTB Arena”, CJSC (Note 40).

In 2009, the Group’s investment property increased due to property valued at RUR 74.6 billion received mainly from Russian real estate development companies, including real estate property valued at RUR 20.0 billion as a result of acquisition of “Sistema-Hals”, OJSC.

At 31 December 2010, investment property of the amount of RUR 2.2 billion (31 December 2009 RUR 3.2 billion) is pledged against other borrowed funds (Note 21).

The Group leased out a portion of its investment property under operating lease. Future minimum receivables under non-cancellable operating lease are RUR 0.8 billion of which RUR 0.3 billion to be received in less than one year and of which RUR 0.5 billion to be received later than one year and not later than five years (2009: RUR 0.1 billion to be received in less than one year).

In 2010 the Group has recognized rental income as part of income arising from non-banking activities of RUR 0.2 billion (2009: RUR 0.1 billion) and no material direct operating expenses (2009: RUR 0.1 billion) in relation to investment property that generated rental income.

17.	Intangible Assets and Goodwill

The movements in intangible assets were as follows:

	Core deposit	Computer
	intangible	software	Other rights	Goodwill	Total
Net book amount at 31 December 2009	1.2	2.1	0.7	7.9	11.9
Cost less impairment
Opening balance at 1 January 2010	5.0	3.4	0.7	7.9	17.0
Additions	–	1.0	0.4	–	1.4
Acquisition through business combinations
(Note 40)	4.8	0.3	2.4	13.1	20.6
Disposals	–	(0.1)	(0.6)	–	(0.7)
Write-offs through impairment (Note 40)	–	–	–	(1.1)	(1.1)
Closing balance at 31 December 2010	9.8	4.6	2.9	19.9	37.2
Accumulated amortization
Opening balance at 1 January 2010	3.8	1.3	–	–	5.1
Amortization charge	1.0	0.3	0.7	–	2.0
Disposals	–	–	(0.4)	–	(0.4)
Closing balance at 31 December 2010	4.8	1.6	0.3	–	6.7
Net book amount at 31 December 2010	5.0	3.0	2.6	19.9	30.5

34

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

17.	Intangible Assets and Goodwill (continued)

	Core deposit	Computer
	intangible	software	Other rights	Goodwill	Total
Net book amount at 31 December 2008	2.1	1.6	–	7.6	11.3
Cost less impairment
Opening balance at 1 January 2009	5.0	2.7	–	7.6	15.3
Additions	–	0.8	–	–	0.8
Acquisition through business combinations	–	0.1	0.7	4.1	4.9
Disposals	–	(0.2)	–	–	(0.2)
Write-offs through impairment	–	–	–	(3.7)	(3.7)
Translation difference	–	–	–	(0.1)	(0.1)
Closing balance at 31 December 2009	5.0	3.4	0.7	7.9	17.0
Accumulated amortization
Opening balance at 1 January 2009	2.9	1.1	–	–	4.0
Amortization charge	1.0	0.5	–	–	1.5
Disposals	–	(0.2)	–	–	(0.2)
Translation difference	(0.1)	(0.1)	–	–	(0.2)
Closing balance at 31 December 2009	3.8	1.3	–	–	5.1
Net book amount at 31 December 2009	1.2	2.1	0.7	7.9	11.9

The carrying amount of goodwill and core deposit intangible allocated to each of the following cash-generating units:

	31 December 2010			31 December 2009
		Carrying			Carrying
	Carrying	amount of		Carrying	amount of
	amount of	core deposit		amount of	core deposit
	goodwill	intangible	Total	goodwill	intangible	Total
“TransCreditBank”, JSC	7.7	4.8	12.5	–	–	–
“Bank VTB North-West”, OJSC	5.2	–	5.2	5.2	0.9	6.1
“VTB Arena”, OJSC	4.3	–	4.3	–	–	–
“Bank VTB 24”, CJSC	2.1	–	2.1	2.1	–	2.1
“VTB Bank (Azerbaijan)”, OJSC	0.4	–	0.4	0.4	–	0.4
“VTB Specialized Depository”,
CJSC	–	0.2	0.2	–	0.3	0.3
“VTB Bank (Armenia)” CJSC	0.1	–	0.1	0.1	–	0.1
“VTB Asset Management”, CJSC	0.1	–	0.1	0.1	–	0.1
Net book amount	19.9	5.0	24.9	7.9	1.2	9.1

As at 31 December 2010, the recoverable amount of “Bank VTB North-West”, CJSC has been determined based on a value in use calculation using pretax cash flow projections (adjusted for depreciation) based on financial budgets approved by management covering a four-year period. The discount rate applied to cash flow projections is 8%.

The following describes each key assumption on which management has based its cash flow projections for “Bank VTB North-West”, CJSC to undertake impairment testing of goodwill:

  Budgeted interest margin – the basis used to determine the value assigned to the budgeted interest margin is the average interest margin achieved in the year immediately before the budgeted year;
  Volume of the loan and customer deposits market – the basis used relates to market research forecasts for the retail Russian market;
  Provision for loan impairment – the basis used relates statistics of losses for corporate and retail loans;
  Volume and cost of funding – the basis used relates to the requirements of growing operations based on business plan;
  Volume of other operating expenses and of capital expenditure – the basis used relates to the requirements of growing of present and future offices of the “Bank VTB North-West”, CJSC.

35

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

17.	Intangible Assets and Goodwill (continued)

The recoverable amount of “Bank VTB 24”, CJSC at 31 December 2010 was based on the fair value, less costs to sell, of the cash-generating unit, which amounted to RUR 105.6 billion. As at 31 December 2009, the recoverable amount of “Bank VTB 24”, CJSC has been determined based on a value in use calculation using pretax cash flow projections (adjusted for depreciation) based on financial budgets approved by management covering a four-year period. The discount rate applied to cash flow projections is 11%.

18.	Other Assets

		31 December	31 December
	Note	2010	2009
Property intended for sale in the ordinary course of business		20.0	14.2
Amounts in course of settlement		14.8	2.8
Equipment purchased for subsequent leasing		11.7	13.0
Taxes recoverable		9.1	8.2
Trade debtors and prepayments		7.3	6.1
Deferred expenses		6.5	2.9
Advances issued to leasing equipment suppliers		3.4	4.1
Accrued commission income		2.8	1.2
Precious metals		2.2	2.3
Inventories		2.2	0.7
Leasehold for development and sale		1.5	1.5
Positive fair value of derivatives (fair value hedges)	35	0.6	–
Rights of claim to construct and receive the title of ownership of premises under investment contracts and related capitalized
furnishing costs		0.1	0.2
Other assets related to non-banking activities		16.3	7.9
Other		6.5	3.9
Total other assets before allowance for impairment		105.0	69.0
Less: Allowance for impairment	31	(2.4)	(1.4)
Total other assets		102.6	67.6

At 31 December 2010 and 2009, equipment purchased for subsequent leasing and advances issued to leasing equipment suppliers represents operations of VTB Leasing.

At 31 December 2010, included in Property intended for sale in the ordinary course of business is the amount of RUR 1.4 billion (31 December 2009: RUR 1.9 billion), which is pledged against Other borrowings within Other borrowed funds (Note 21).

19.	Due to Other Banks

	31 December	31 December
	2010	2009
Correspondent accounts and overnight deposits of other banks	226.7	174.1
Term loans and deposits	161.6	111.6
Sale and repurchase agreements with other banks	9.0	1.3
Total due to other banks	397.3	287.0

Financial assets pledged against sale and repurchase agreements are financial assets at fair value through profit or loss and financial assets available-for-sale with a total fair value of RUR 11.4 billion (31 December 2009: RUR 1.7 billion) and those classified as due from other banks with amortized cost of RUR 1.3 billion (31 December 2009: nil) (Note 9).

At 31 December 2010, term loans and deposits in the amount of RUR 4.2 billion (31 December 2009: RUR 4.7 billion) is collateralized with loans to customers in the amount of RUR 5.6 billion (Note 11) (31 December 2009: RUR 4.6 billion).

Included in amounts due to other banks at 31 December 2010 are restricted deposits of RUR 0.9 billion (31 December 2009: RUR 0.9 billion), where matching deposits were placed by the Group in other balances in non-freely convertible currencies (Note 7).

36

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

19.	Due to Other Banks (continued)

During the second quarter of 2009 the Group redeemed before maturity a term deposit under the request of the third party bank, and recognized a gain of RUR 7.4 billion, which was classified as gains less losses arising from extinguishment of liability.

At 31 December 2010 term loans and deposits contain the amount of RUR 0.6 billion (31 December 2009: nil) secured with a pledge of financial assets at fair value through profit or loss in the amount of RUR 0.6 billion (31 December 2009: nil) (Note 8).

20.	Customer Deposits

	31 December	31 December
	2010	2009
Government bodies
Current / settlement deposits	14.0	7.7
Term deposits	83.6	101.1
Other legal entities
Current / settlement deposits	475.7	464.5
Term deposits	882.0	515.7
Individuals
Current / settlement deposits	142.6	84.5
Term deposits	605.3	392.0
Sale and repurchase agreements	9.7	3.3
Total customer deposits	2,212.9	1,568.8

Included in customer deposits at 31 December 2010 are:

  Restricted deposits amounting to RUR 0.2 billion (31 December 2009: 0.1 billion), where matching deposits were placed by the Group in other balances in non-freely convertible currencies (Note 7).
  Deposits of RUR 9.6 billion (31 December 2009: RUR 9.4 billion) were held as collateral against irrevocable commitments under import letters of credit and guarantees (Note 35).

Economic sector risk concentrations within customer deposits are as follows:

	31 December 2010		31 December 2009
	Amount	%	Amount	%
Individuals	747.9	34	476.5	30
Oil and gas	407.5	18	322.1	21
Finance	240.2	12	133.7	9
Transport	124.2	6	15.8	1
Building construction	98.8	4	65.3	4
Government bodies	97.6	4	108.8	7
Manufacturing	94.1	4	68.9	4
Trade and commerce	70.3	3	59.6	4
Energy	69.8	3	83.6	5
Telecommunications and media	56.3	3	64.8	4
Metals	29.6	1	71.5	5
Chemical	22.9	1	15.1	1
Food and agriculture	20.5	1	15.1	1
Aircraft	16.7	1	16.2	1
Coal mining	6.7	–	3.5	–
Other	109.8	5	48.3	3
Total customer deposits	2,212.9	100	1,568.8	100

At 31 December 2010 financial assets pledged against sale and repurchase agreements represent financial assets at fair value through profit or loss and financial assets available-for-sale with fair value of RUR 4.2 billion (31 December 2009: nil) (Note 9) and securities received under reverse sale and repurchase agreements with fair value of RUR 8.9 billion (31 December 2009: RUR 3.3 billion).

37

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

21.	Other Borrowed Funds

	31 December	31 December
	2010	2009
Syndicated loans	45.1	49.4
Other borrowings	140.6	421.5
Total other borrowed funds	185.7	470.9

Included in other borrowings are borrowings received by the Group from other banks, mainly OECD based, under non-revolving open credit lines, and funds attracted from central banks.

In the first quarter 2010 VTB (Austria) fully repaid a syndicated loan in the amount of USD 200 million (RUR 6.0 billion). In the second quarter 2010 VTB (Austria) partially repaid a syndicated loan in the amount of EUR 50 million (RUR 1.9 billion). In July 2010 VTB (Austria) received a tranche of syndicated loan in the amount of EUR 15 million (RUR 0.6 billion) with maturity in June 2012 at interest rate of 2.75%.

In February and July 2010 VTB (Austria) fully repaid at maturity two syndicated loan in the amount of USD 70 million (RUR 2.1 billion) and USD 75 million (RUR 2.3 billion), respectively. In September 2010 VTB (Austria) fully repaid a syndicated loan in the amount of USD 80 million (RUR 2.5 billion) at maturity.

In May 2009 VTB fully repaid a syndicated loan in the total amount of USD 171 million (RUR 5.9 billion). In December 2009 VTB fully repaid one tranche of a syndicated loan in the total contractual amount of USD 400 million (RUR 12.2 billion). In the fourth quarter 2009 VTB (Austria) purchased the contact of factoring a part of the second tranche of the syndicated loan in the total amount of USD 45 million (RUR 1.3 billion).

During 2009 VTB 24 fully repaid a syndicated loan in the total amount of USD 141 million (RUR 4.6 billion). In July 2009 VTB North-West fully repaid a syndicated loan in the total amount of USD 113 million (RUR 3.8 billion).

In July 2009 VTB (Austria) fully repaid a syndicated loan in the total contractual amount of USD 150 million (RUR 4.7 billion). During 2009 VTB (Austria) partially repaid a syndicated loan in the amount of USD 140 million (RUR 4.6 billion).

Funds attracted from local central banks included in other borrowings comprise RUR 1.4 billion at 31 December 2010 (31 December 2009: RUR 314.8 billion). The funds attracted from local central banks in the amount of RUR 1.4 billion (31 December 2009: RUR 107.5 billion) are secured by pledged loans and advances to customers of RUR 1.7 billion (31 December 2009: RUR 167.7 billion) (Note 11).

At 31 December 2010 other borrowed funds also contain the amount of RUR 7.3 billion (31 December 2009: RUR 4.4 billion) secured with a pledge of financial assets at fair value through profit or loss in the amount of nil (31 December 2009: RUR 1.1 billion) (Note 8), investment property of RUR 2.2 billion (31 December 2009: RUR 3.2 billion) (Note 16), loans to customers of RUR 5.0 billion (31 December 2009: nil) (Note 11) and other assets of RUR 1.4 billion (31 December 2009: RUR 1.9 billion) (Note 18).

22.	Debt Securities Issued

	31 December	31 December
	2010	2009
Bonds	470.6	346.0
Promissory notes	122.2	139.3
Deposit certificates	0.3	0.4
Total debt securities issued	593.1	485.7

In March 2010, VTB issued USD 1,250 million (RUR 37.3 billion) Series 7 Eurobonds under European Medium Term Notes (EMTN) Programme 2 with maturity in March 2015 and a fixed coupon rate of 6.465% p.a. payable semi-annually.

In March 2010, VTB placed Series 1, 2 and 5 of domestic stock exchange traded bonds for the total amount of RUR 20.0 billion. The securities due March 2013 are issued with a coupon rate of 7.6% p.a. payable quarterly.

In March 2010, VTB redeemed Series 12 Eurobonds under European Medium Term Notes (EMTN) Programme 1 in the outstanding amount of GBP 234 million (RUR 10.4 billion) upon maturity.

38

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

22.	Debt Securities Issued (continued)

In April 2010, Sistema-Hals repaid Series 1 and 2 domestic bonds with notional amount of RUR 5.0 billion under investor put option.

In April 2010, VTB repaid RUR 13.4 billion of Series 5 domestic bonds under investor put option. In the third quarter 2010, VTB placed RUR 2.7 billion of these bonds.

In August 2010, “VTB-Leasing Finance”, Ltd. issued tranches 8 and 9 of local amortizing bonds for RUR 5.0 billion each maturing in August 2017. One tranche bears 6.65% p.a. coupon rate payable quarterly with 1-year investor put option, the other tranche bears 7.05% p.a. coupon rate payable quarterly with 1.5-year put investor option. During 2010 “VTB-Leasing Finance”, Ltd repaid RUR 4.7 billion of the principal amount in accordance with the amortization schedule.

In August 2010, VTB issued SGD 400 million (RUR 8.9 billion) Series 8 Eurobonds under European Medium Term Notes (EMTN) Programme 2 maturing in August 2012 with fixed coupon rate of 4.2% p.a. payable semi-annually.

In August 2010, VTB issued CHF 400 million (RUR 11.6 billion) Series 9 Eurobonds under European Medium Term Notes (EMTN) Programme 2 maturing in August 2013 with fixed coupon rate of 4.0% p.a. payable annually.

In August 2010, “VTB Bank (Belarus)”, CJSC issued BYR 40,000 million (RUR 0.4 billion) local bonds maturing in August 2011 with fixed coupon rate of 10.5%.

In September 2010, Bank VTB 24 repaid Series 4 local bonds with notional amount of RUR 6.1 billion under investor put option.

In October 2010, VTB issued USD 1.0 billion (RUR 30.1 billion) Series 10 Eurobonds under European Medium Term Notes (EMTN) Programme 2 maturing in October 2020 with fixed coupon rate of 6.551% p.a. payable semi-annually.

In October 2010, “VTB Bank (Belarus)”, CJSC redeemed BYR 60,000 million (RUR 0.6 billion) discounting local bonds.

In November 2010 VTB Capital Plc also issued under its EMTN program a UAH 800 million (RUR 3.1 billion) foreign exchange linked note which pays a fixed rate of interest. These securities mature in November 2011.

In December 2010, VTB issued CNY 1,000 million (RUR 4.6 billion) Series 11 Eurobonds under European Medium Term Notes (EMTN) Programme 2 maturing in December 2013 with fixed coupon rate of 2.95% p.a. payable semi-annually.

In December 2010, “Bank VTB (Kazakhstan)”, JSC issued KZT 3,780 million (RUR 0.8 billion) local bonds maturing in December 2014 with fixed coupon rate of 7.0% p.a. payable semi-annually.

In December 2010, “VTB Bank (Belarus)”, CJSC issued BYR 60,000 million (RUR 0.6 billion) discounting local bonds maturing in December 2012 with fixed coupon rate of 10.5%.

“VTB Capital”, Plc has established a USD 5.0 billion European Medium Term Note program. Under the terms of the program “VTB Capital”, Plc is issuing short and medium term notes and structured notes with embedded derivatives, which are mainly linked to Russia / CIS risk. The outstanding amount of the notes is USD 20 million (RUR 0.6 billion) issued at a discount of 3.25% in November 2010 and which mature in May and November 2011.

In February 2009, Bank VTB 24 issued local bonds for RUR 8.0 billion with interest rate of 11.85% payable semi-annually and a 1.5-year embedded put option maturing in February 2014.

In March 2009, VTB Bank redeemed the 11th series of Eurobonds in the amount EUR 1,000 million (RUR 45.0 billion) and the 4th series of RUR bonds in the amount of RUR 3 billion at maturity date.

In April 2009, VTB redeemed upon maturity RUR-denominated Eurobonds in the amount of RUR 10.0 billion.

In April 2009, VTB Capital, Plc. redeemed Eurobonds in the amount of USD 500 million upon maturity.

In May 2009 VTB legally cancelled some Eurobonds purchased in 2009 and the fourth quarter of 2008 for the notional amount of RUR 38.3 billion.

39

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

22.	Debt Securities Issued (continued)

In June 2009, the Group arranged a securitization transaction, under which, three tranches of Mortgage-backed amortizing notes were issued for RUR 10.0 billion, RUR 2.0 billion and RUR 2.5 billion respectively with maturity in February 2039 and coupon rate of 10.5% for the first tranche, 11% for the second tranche and the floating coupon for the third tranche. These securities were collateralized with a portfolio of RUR 14.5 billion mortgage loans to individuals secured by residential properties (the loans were not derecognized). These securities were issued through a special purpose entity. In 2010 the first (senior) tranche of the above notes was partially redeemed (amortized). At 31 December 2010 the outstanding principal amount of the first tranche was RUR 5.9 billion and the amount of collateral was RUR 10.4 billion. At 31 December 2009 and 2010 VTB 24 is the sole holder of the notes, thus these notes are eliminated in these financial statements.

In June 2009, VTB-Leasing Finance issued series 3 and 4 of local bonds in Russia in the amount of RUR 5.0 billion each due in June 2016 with an interest rate of 14% payable quarterly and a one year put option for the bondholders.

In August 2009, VTB Capital S.A., a Luxembourg based special purpose entity of the Group used for issuance of Eurobonds, issued CHF 750 million (RUR 22.2 billion) Eurobonds under a European Medium Term Note (EMTN) Programme 2 with a fixed rate of 7.5% maturing in August 2011.

In October 2009, “VTB Capital”, Plc redeemed Eurobonds in the amount of USD 500 million (RUR 15.0 billion) upon maturity. In November 2009 VTB redeemed the Series 2 of Eurobonds in the outstanding amount of USD 714 million (RUR 20.7 billion), the securities were issued in August 2007 for USD 800 million under its European Medium Term Notes (EMTN) Programme 2 and were partially legally cancelled in May 2009.

In November 2009, “VTB-Leasing Ukraine”, Ltd made a private placement of USD 789.4 million (RUR 22.7 billion) floating rate Notes due in May 2019. These securities were issued through a special purpose entity. At 31 December 2009 the Group is the sole holder of the notes, thus these notes are eliminated in these consolidated financial statements.

In December 2009, “VTB-Leasing Finance”, Ltd issued RUR 5.0 billion local bonds maturing in November 2016 with a coupon rate of 9.7% p.a. payable quarterly with 1-year put option. In December 2009, VTB 24 redeemed Eurobonds in the amount of USD 500 million (RUR 14.6 billion) upon maturity.

In December 2009, VTB 24 issued RUR 15.0 billion local mortgage-backed bonds maturing in December 2014 with a fixed rate of 9.7% p.a. payable quarterly with 2-year put option. These bonds are secured by mortgage loan portfolio with carrying amount of RUR 14.8 billion (Note 11) and an amount of RUR 1.5 billion within Due from other banks (Note 10).

VTB Group members from time to time seek to retire all or part of any of their issued and outstanding debt through open market purchases, privately negotiated transactions or otherwise. Such repurchases or exchanges, if any, depend on prevailing market conditions, VTB's liquidity requirements, contractual restrictions and other factors. During 2010 the Group did not retire any Eurobonds or bonds issued. The notional amount of Eurobonds bought-back (excluding subordinated debt) by the Group during the twelve months of 2009 amounted to RUR 20.2 billion, which resulted in the recognition of a gain on the extinguishment of debt of RUR 3.3 billion for the period.

Promissory notes represent notes primarily issued by VTB in the local market, which primarily act as an alternative to customer/bank deposits. At 31 December 2010 promissory notes issued included both discount and interest bearing promissory notes denominated mainly in RUR with maturity ranging from demand to June 2015 (31 December 2009: from demand to June 2015).

23.	Subordinated Debt

On 4 February 2005, VTB Capital S.A., a Luxembourg based special purpose entity of the Group used for issuance of Eurobonds, issued USD 750 million of Eurobonds (with a call option for early repayment on the fifth anniversary of such date) due February 2015, the proceeds of which financed a subordinated loan to VTB. The Eurobonds bear interest at 6.315% p.a. payable semi-annually, with an interest rate step-up in 2010. The notional amount of Eurobonds bought-back by the Group during the year ended 31 December 2009 amounted to RUR 10.0 billion, which resulted in the recognition of a gain on the extinguishment of liability of RUR 3.8 billion for the period. As at 31 December 2009 the carrying amount of this subordinated debt was RUR 9.7 billion. In February 2010, VTB executed a call option and early repaid these Eurobonds in accordance with the call option provisions.

40

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

23.	Subordinated Debt (continued)

On 29 September 2005, OJSC “Industry and Construction Bank” (further renamed to OJSC “Bank VTB North-West”) issued USD 400 million subordinated Eurobonds due September 2015 with early redemption option (1 October 2010; price 100; type call). The Eurobonds bear interest rate at 6.2% p.a. payable semi-annually. From 1 October 2010 interest rate under the Eurobonds is equal to US Treasury yield increased by 226 b.p. and step-up of 150 b.p. In August 2010 the Group announced a decision not to exercise the redemption option. The transaction was structured as an issue of notes by Or-ICB S.A. (Luxembourg) for the purpose of financing a subordinated loan to OJSC “Bank VTB North-West”. During the year ended 31 December 2010 the Group did not buy-back these subordinated Eurobonds. The notional amount of Eurobonds bought-back by the Group during 2009 amounted to RUR 0.4 billion, which resulted in the recognition of a gain on the extinguishment of liability of RUR 0.2 billion for the period. At 31 December 2010 the carrying amount of this subordinated debt was RUR 10.2 billion (31 December 2009: RUR 9.2 billion).

In October and November 2008, VTB received two subordinated loans of RUR 100 billion each with a rate of 8% p.a. maturing in December 2019 from Vnesheconombank (VEB), which is a related party to the Group. At 31 December 2008 in accordance with IAS 20 “Accounting for Government Grants and Disclosure of Government Assistance” the Group discounted these loans using an appropriate market rate adjusted for loan premium. In August 2010 an interest rate on these two subordinated loans was reduced from 8% to 6.5% p.a. in accordance with the Federal Law requirements. At 31 December 2010 the carrying amount of this subordinated debt is RUR 178.0 billion (31 December 2009: RUR 176.4 billion).

Over a period from 2003 to 2009 “TransCreditBank”, JSC received subordinated loans from JSC "RZhD" and its related parties in the aggregate amount of RUR 13.1 billion with interest rates from 9% p.a. to 12.1% p.a. maturing in the period from December 2012 to January 2020. At 31 December 2010 the carrying amount of these subordinated loans is RUR 14.5 billion which represents the fair value determined on the acquisition date for the consolidation purposes (Note 40).

In July 2009, TransCreditBank, JSC received a subordinated loan of RUR 2.9 billion with an interest rate of 8% p.a. maturing in October 2019 from Vnesheconombank (VEB), which is a related party to the Group. In August 2010 an interest rate on this subordinated loan was reduced from 8% to 6.5% p.a. in accordance with the Federal Law requirements. At 31 December 2010 the carrying amount of this subordinated loan is RUR 2.8 billion, which represents the fair value determined on the acquisition date for the consolidation purposes (Note 40).

24.	Other Liabilities

	31 December	31 December
	2010	2009
Financial liabilities at fair value through profit or loss – held for trading
(negative fair value of derivatives (Note 35))	36.0	38.1
Amounts in course of settlement	17.8	5.4
Payable to employees	14.9	10.5
Liabilities to pay taxes	7.1	4.4
Obligation to deliver securities	4.2	1.7
Trade creditors and prepayments received	4.1	3.8
Liabilities on pension plans	4.0	1.9
Non-controlling interests in consolidated mutual funds	3.7	3.7
Provisions for credit related commitments and legal claims (Note 31)	1.7	1.7
Deferred income	1.1	1.2
Advances received from lessees	0.7	0.8
Provisions on insurance payments	0.5	0.5
Initial recognition of credit related commitments	0.2	0.5
Dividends payable	0.2	0.2
Put options over non-controlling interests	–	3.4
Other liabilities related to non-banking activities	9.4	10.0
Other	5.3	3.4
Total other liabilities	110.9	91.2

In accordance with the Russian legislation in December 2009, the Group made the binding offer to repurchase the non-controlling interests of Sistema-Hals in the amount of RUR 3.4 billion. The Group made the relevant accrual in Other liabilities with corresponding entry in equity, as this transaction is defined as an equity transaction.

41

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

25.	Share Capital

Authorized, issued and fully paid share capital of the Bank comprises:

		31 December 2010		31 December 2009
		Number	Nominal	Number	Nominal
		of shares	amount	of shares	amount
	Ordinary shares	10,460,541,337,338	113.1	10,460,541,337,338	113.1
	Total share capital	10,460,541,337,338	113.1	10,460,541,337,338	113.1

Contributions to the Bank’s share capital were originally made in RUR, foreign currency and gold bullion. All ordinary shares have nominal value of RUR 0.01, rank equally and carry one vote.

In June 2009 at the Annual General Meeting the shareholders authorized the increase of the VTB share capital by 9,000,000,000,000 shares with nominal value of RUR 0.01.

On 25 September 2009, the Central Bank of the Russian Federation registered the results of additional issuance of 3,736,402,828,319 common shares of VTB Bank with a nominal value of RUR 0.01 each at the actual offering price of RUR 0.0482 per share. The proceeds from the additional share issuance amounted to RUR 180.1 billion. Upon finalization of this issuance VTB’s majority shareholder’s share increased to 85.50%.

During 2010 the net change in Group members’ balances of the Bank’s shares increased by 357,608,449 and the number of treasury shares increased to 3,135,020,216. As a result, the number of the outstanding shares at 31 December 2010 amounted to 10,457,406,317,122.

During 2009 107,100,000 treasury shares were sold by the Group subsidiaries. At 31 December 2009 the number of Treasury shares decreased to 2,777,411,767 shares.

At 31 December 2010 authorized but not issued shares comprise 10,263,597,171,681 shares (2009: 10,263,597,171,681) with a par value of RUR 0.01 each.

At 31 December 2010 and 2009, the reserves included both distributable and non-distributable reserves.

Unrealized gain on financial assets available-for-sale and cash flow hedge includes reserves for accounting for changes in fair values of available-for-sale financial instruments as the balances related to cash flow hedges were fully recycled to the income statement during 2009.

26.	Interest Income and Expense

	2010	2009
Interest income
Financial assets at fair value through profit or loss	19.2	16.1
Loans and advances to customers	301.5	343.9
Due from other banks	7.1	11.1
Other financial assets, including securities	2.7	2.6
Financial assets not at fair value through profit or loss	311.3	357.6
Total interest income	330.5	373.7
Interest expense
Customer deposits	(85.9)	(89.9)
Debt securities issued	(40.1)	(38.1)
Subordinated debt	(17.0)	(18.7)
Due to other banks and other borrowed funds	(16.4)	(74.8)
Total interest expense	(159.4)	(221.5)
Net interest income	171.1	152.2

42

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

27.	Gains Less Losses Arising from Financial Instruments at Fair Value Through Profit or Loss

		2010	2009
	Gains less losses / (losses net of gains) arising from trading financial
	instruments	13.9	(23.8)
	Gains less losses arising from financial instruments designated at fair value
	through profit or loss	0.9	2.5
	Total gains less losses / (losses net of gains) arising from financial
	instruments at fair value through profit or loss	14.8	(21.3)

28.	Fee and Commission Income and Expense

	2010	2009
Commission on settlement transactions	15.4	13.2
Commission on operations with securities and capital markets	4.5	4.5
Commission on guarantees issued and trade finance	3.9	4.4
Commission on cash transactions	2.9	2.6
Other	2.1	0.8
Total fee and commission income	28.8	25.5
Commission on settlement transactions	(2.2)	(1.8)
Commission on cash transactions	(1.0)	(1.0)
Other	(0.9)	(1.7)
Total fee and commission expense	(4.1)	(4.5)
Net fee and commission income	24.7	21.0

29.	Other Operating Income

		2010	2009
	Dividends received	0.9	0.1
	Fines and penalties received	0.2	1.6
	Income arising from disposal of property	0.1	0.1
	Other	1.9	1.2
	Total other operating income	3.1	3.0

43

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

30.	Staff Costs and Administrative Expenses

		2010	2009
	Staff costs	47.3	37.1
	Defined contribution pension expense	3.1	3.2
	Depreciation and other expenses related to premises and equipment	11.6	8.4
	Taxes other than on income	5.0	3.3
	Leasing and rent expenses	4.8	5.3
	Professional services	4.7	3.3
	Advertising expenses	4.2	2.6
	Payments to deposit insurance system	2.2	1.6
	Impairment, amortization and other expenses related to intangibles, except for
	amortization of core deposit intangible	2.1	1.7
	Post and telecommunication expenses	2.0	1.9
	Charity	1.5	1.1
	Security expenses	1.3	1.3
	Transport expenses	1.2	0.8
	Amortization of core deposit intangible	1.0	1.0
	Insurance	0.7	0.3
	Impairment of premises and equipment	–	1.9
	Other	2.4	1.6
	Total staff costs and administrative expenses	95.1	76.4

31.	Allowances for Impairment and Provisions

	The movements in allowances for impairment of due from other banks by classes for 2010 and 2009 were as follows:

	Russia	OECD	Other	Total
31 December 2008	0.6	–	0.1	0.7
Provision for loan impairment during the period	0.2	0.1	0.6	0.9
Disposal of subsidiaries	(0.3)	–	–	(0.3)
31 December 2009	0.5	0.1	0.7	1.3
Provision for loan impairment during the period	1.6	–	–	1.6
31 December 2010	2.1	0.1	0.7	2.9

The movements in allowances for impairment of loans and advances to legal entities by class for 2010 and 2009 were as follows:

			Reverse sale and
		Current	repurchase	Project
	Finance	activity	agreements with	finance and
	leases	financing	legal entities	other	Total
31 December 2008	1.6	60.5	0.1	18.0	80.2
Provision for loan impairment
during the period	11.2	74.8	–	51.0	137.0
Write-offs	(0.4)	(8.6)	–	(1.7)	(10.7)
Currency translation difference	(0.1)	(0.4)	–	(0.2)	(0.7)
Disposal of subsidiaries	–	–	–	(0.6)	(0.6)
31 December 2009	12.3	126.3	0.1	66.5	205.2
Provision for / (recovery of) loan
impairment during the period	(0.1)	24.7	–	14.7	39.3
Write-offs	–	(4.5)	–	(4.6)	(9.1)
Recoveries of amounts written-
off in previous period	–	0.7	–	–	0.7
Currency translation difference	–	(0.4)	–	0.7	0.3
31 December 2010	12.2	146.8	0.1	77.3	236.4

44

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

31.	Allowances for Impairment and Provisions (continued)

Allowance for finance leases represents allowances for loans to leasing companies and net investment in leases.

The movements in allowances for impairment of loans and advances to individuals by class were as follows:

			Consumer
			loans and
	Mortgages	Car loans	other	Total
31 December 2008	1.0	2.4	11.1	14.5
Provision for loan impairment during the period	4.6	0.4	10.9	15.9
Write-offs	(0.3)	–	(0.6)	(0.9)
Recoveries of amounts written-off in previous period	0.2	–	0.1	0.3
Currency translation difference	(0.1)	–	–	(0.1)
31 December 2009	5.4	2.8	21.5	29.7
Provision for loan impairment during the period	3.9	0.5	6.5	10.9
Write-offs	(0.1)	(0.1)	(2.8)	(3.0)
Recoveries of amounts written-off in previous period	0.1	–	0.1	0.2
31 December 2010	9.3	3.2	25.3	37.8

The movements in allowances for other assets and provisions were as follows:

			Investment	Credit
			securities	related
		Other	held-to-	commit-
		assets	maturity	ments	Legal claims	Total
	31 December 2008	–	1.3	1.5	0.1	2.9
	Provision for impairment during the
	period	1.4	0.9	0.3	–	2.6
	Currency translation difference	–	–	(0.1)	–	(0.1)
	Disposal of subsidiary	–	–	(0.1)	–	(0.1)
	31 December 2009	1.4	2.2	1.6	0.1	5.3
	Provision for / (recovery of)
	impairment during the period	2.1	(0.2)	–	0.1	2.0
	Currency translation difference	(1.1)	–	–	(0.1)	(1.2)
	31 December 2010	2.4	2.0	1.6	0.1	6.1

Allowances for impairment of assets are deducted from the carrying amounts of the related assets. Provisions for claims, guarantees and credit-related commitments are recorded in liabilities. In accordance with Russian legislation, loans may only be written off with the approval of the authorized management body and, in certain cases, with the respective decision of the Court.

32.	Income Tax

	Income tax expense and income tax recovery comprise the following:

	2010	2009
Current tax expense	24.5	14.3
Deferred taxation movement due to the origination and reversal of temporary
differences	(8.2)	(23.0)
Income tax expense / (recovery) for the year	16.3	(8.7)

45

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

32.	Income Tax (continued)

The income tax rate applicable to the majority of the Group’s income in 2010 is 20% (2009: 20%). The income tax rate applicable to subsidiaries’ income ranges from 10% to 32% in 2010 (2009: 10% to 32%).

	2010	2009
IFRS profit / (loss) before taxation	71.1	(68.3)
Theoretical tax expense / (recovery) at the applicable statutory rate of each
company within the Group	14.1	(14.7)
Tax effect of items, which are not deductible or assessable for taxation purposes:
- Change in unrecognized deferred taxes	(0.4)	4.3
- Non-deductible expenses	2.8	2.2
- Unrecognized deferred tax effect related to investments in subsidiaries,
associates and joint ventures	0.2	1.2
- Adjustments recognized in the period for current tax of prior periods	0.4	(0.9)
- Income, which is exempt from taxation	(0.1)	(0.3)
- Income taxed at different rates	(0.1)	0.1
- Effect of change in tax rates	0.1	–
- Other	(0.7)	(0.6)
Income tax expense / (recovery) for the year	16.3	(8.7)

46

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

32.	Income Tax (continued)

Differences between IFRS and taxation regulations give rise to certain temporary differences between the carrying amount of certain assets and liabilities for financial reporting purposes and for profits tax purposes. The tax effect of the movement on these temporary differences is recorded at rates from 10% to 32% (2009: from 10% to 32%). The Bank and its subsidiaries have no right to set off current tax assets and tax liabilities between legal entities, so deferred tax assets and deferred tax liabilities are separately assessed for each entity.

		Origination and reversal of					Origination and reversal of
		temporary differences					temporary differences
			Credited/					Credited/
			(charged) to					(charged) to
		Credited/	other	Currency			Credited/	other	Currency
		(charged) to	comprehensive	translation	Business		(charged) to	comprehen-	translation	Business
	2008	profit or loss	income	difference	combination	2009	profit or loss	sive income	difference	combination	2010
Tax effect of deductible temporary
differences:
Allowances for impairment and provisions for
other losses	6.9	10.2	–	(0.1)	–	17.0	3.9	–	–	0.5	21.4
Tax losses carried forward	9.1	5.2	–	0.3	–	14.6	0.3	–	(0.2)	–	14.7
Fair value measurement of derivatives	5.2	(4.4)	–	–	–	0.8	(0.4)	–	–	–	0.4
Accrued expenses	3.8	6.2	–	–	–	10.0	3.6	–	–	0.8	14.4
Fair value of securities	–	1.6	(1.0)	0.1	–	0.7	0.1	–	–	0.3	1.1
Fair value of investment property	–	0.1	–	–	1.4	1.5	0.5	–	–	0.5	2.5
Other	1.1	0.1	0.4	–	–	1.6	(0.7)	–	–	0.9	1.8
Gross deferred tax assets	26.1	19.0	(0.6)	0.3	1.4	46.2	7.3	–	(0.2)	3.0	56.3
Unrecognized deferred tax assets	(3.7)	(4.3)	–	(0.2)	–	(8.2)	0.4	–	–	(0.1)	(7.9)
Gross deferred tax asset	22.4	14.7	(0.6)	0.1	1.4	38.0	7.7	–	(0.2)	2.9	48.4
Tax effect of taxable temporary differences:
Fair value measurement of securities	(9.3)	9.3	–	–	–	–	(0.8)	–	–	(0.3)	(1.1)
Property and equipment	(4.6)	(0.4)	0.3	0.8	0.1	(3.8)	(0.2)	–	0.1	(0.3)	(4.2)
Intangible assets	(0.4)	0.1	–	–	–	(0.3)	0.3	–	–	(1.0)	(1.0)
Net investment in lease	(3.0)	0.9	–	–	–	(2.1)	0.6	–	–	–	(1.5)
Valuation of advances from customers	(0.4)	0.2	–	–	–	(0.2)	–	–	–	–	(0.2)
Fair value of investment property	–	–	–	–	(4.5)	(4.5)	(0.5)	–	–	(1.8)	(6.8)
Allowances for impairment and provisions for
other losses	–	–	–	–	–	–	–	–	–	(0.4)	(0.4)
Fair value measurement of derivatives	–	–	–	–	–	–	(0.1)	–	–	(0.4)	(0.5)
Other	(0.9)	(1.8)	–	–	–	(2.7)	1.2	–	–	(0.6)	(2.1)
Gross deferred tax liability	(18.6)	8.3	0.3	0.8	(4.4)	(13.6)	0.5	–	0.1	(4.8)	(17.8)
Deferred tax asset, net	9.3	20.0	0.5	0.1	1.5	31.4	6.0	–	(0.2)	0.7	37.9
Deferred tax liability, net	(5.5)	3.0	(0.8)	0.8	(4.5)	(7.0)	2.2	–	0.1	(2.6)	(7.3)

47

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

32.	Income Tax (continued)

At 31 December 2010 VTB, VTB Bank (Austria), VTB Capital, Plc, VTB Arena and VTB-Leasing had unused tax losses of RUR 29.1 billion (2009: VTB, VTB Bank (Austria), VTB Bank (Deutschland), VTB Capital, Plc and VTB-Leasing – RUR 24.5 billion) for which no deferred tax asset was recognized due to uncertainty that these entities would anticipate to have sufficient future taxable profits against which unused tax losses could be utilized. Losses of VTB Bank (Austria) and VTB Capital, Plc do not expire. Tax losses of VTB can be utilized over the next 8 -10 years in accordance with the Russian Tax Code requirements.

At 31 December 2010, the aggregate amount of temporary differences associated with investments in subsidiaries, associates and joint ventures for which deferred tax liability has not been recognized amounted to RUR 14.2 billion (31 December 2009: RUR 9.1 billion).

The difference between the theoretical and actual income tax expense for 2010 is mainly attributable to non-deductible expenses (for 2009 is mainly attributable to non-deductible expenses and changes in unrecognized deferred tax assets).

The following table provides disclosure of income tax effects relating to each component of other comprehensive income for 2010 and 2009:

		2010			2009
			Tax			Tax
		Before	(expense) /		Before	(expense) /
		tax	recovery	Net of tax	tax	recovery	Net of tax
	Unrealized gain on financial assets
	available-for-sale	0.6	–	0.6	4.8	(1.0)	3.8
	Revaluation of premises	–	–	–	(1.3)	0.3	(1.0)
	Actuarial losses net of gains arising from
	difference between pension plan
	assets and obligations	(0.2)	–	(0.2)	–	–	–
	Cash flow hedges	–	–	–	(0.5)	0.1	(0.4)
	Effect of translation	(2.4)	–	(2.4)	0.7	–	0.7
	Share of other comprehensive income
	of associates	(0.2)	–	(0.2)	–	–	–
	Reclassification adjustment of currency
	translation difference due to disposal
	of subsidiary	–	–	–	(1.5)	0.3	(1.2)
	Other comprehensive income	(2.2)	–	(2.2)	2.2	(0.3)	1.9

33.	Basic and Diluted Earnings per Share

Basic earnings per share are calculated by dividing the net profit or loss attributable to ordinary shareholders by the weighted average number of ordinary shares in issue during the year, excluding the average number of ordinary shares purchased by the Group and held as treasury shares.

The Group has no dilutive potential ordinary shares; therefore, the diluted earnings per share are equal to basic earning per share.

		2010	2009
	Net profit / (loss) attributable to shareholders of the parent	58.2	(63.4)
	Weighted average number of ordinary shares in issue	10,457,975,181,446	7,724,555,850,335
	Basic and diluted earnings per share
	(expressed in Russian Roubles per share)	0.00557	(0.00821)

34.	Dividends

The Regulation on VTB Bank Dividend Policy states that the proposals on dividend payments are made by the Supervisory Board taking into consideration the Bank’s financial performance in the appropriate year and other factors and, as a rule, should envisage a dividend payment constituting at least 10 percent of the Bank’s statutory net profit. The dividend payment is proposed by the VTB Supervisory Board to the General Shareholders’ Meeting. The final decision on dividend payment, including decisions on dividend amount and payout mode, is taken by the General Shareholders’ Meeting.

48

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

34.	Dividends (continued)

The amount of dividends to be declared and paid is decided at the VTB’s annual shareholders’ meeting on the basis of VTB’s net profit for the previous fiscal year determined in accordance with Russian Accounting Legislation on a stand-alone basis.

On 4 June 2010, VTB’s annual shareholders’ meeting declared dividends of RUR 6.1 billion for 2009 (RUR 0.00058 per share). Dividends were fully paid in July and August 2010.

On 29 June 2009, VTB’s annual shareholders’ meeting declared dividends of RUR 3.0 billion for 2008 (RUR 0.000447 per share). Dividends were fully paid in July and August 2009.

On 24 September 2009, the Board of Directors of “Russian Commercial Bank (Cyprus) Limited” declared interim dividends for 2009 of USD 130 million (RUR 3.9 billion at the exchange rate of RUR 30.0004 per USD 1.00) (RUR 468 or USD 15.6 per share), from which RUR 1.6 billion related to non-controlling interests (related party to the Group).

35.	Contingencies, Commitments and Derivative Financial Instruments

Legal proceedings. From time to time and in the normal course of business, claims against the Group are received. At the reporting date the Group had several unresolved legal claims. Management is of the opinion that there would be no material outflow of resources and accordingly no material provision has been made in these consolidated financial statements.

Credit related commitments. The primary purpose of these instruments is to ensure that funds are available to a customer as required. Guarantees that represent irrevocable assurances that the Group will make payments in the event that a customer cannot meet its obligations to third parties carry the same credit risk as loans. Documentary and commercial letters of credit (L/Cs), which are written undertakings by the Group on behalf of a customer authorizing a third party to draw drafts on the Group up to a stipulated amount under specific terms and conditions, are collateralized by cash deposits and therefore carry less risk than direct borrowings.

Commitments to extend credit represent unused portions of authorizations to extend credit in the form of loans, guarantees, or letters of credit. With respect to credit risk on commitments to extend credit, the Group is potentially exposed to loss in an amount equal to the total unused commitments. However, the likely amount of loss is less than the total unused commitments since most commitments to extend credit are contingent upon customers maintaining specific credit standards and/or the Bank confirming its willingness to extend a loan. The Group monitors the term to maturity of credit related commitments because longer-term commitments generally have a greater degree of credit risk than shorter-term commitments.

The total outstanding contractual amount of undrawn credit lines, letters of credit and guarantees does not necessarily represent future cash requirements, as these financial instruments may expire or terminate without being funded.

Outstanding credit related commitments are as follows:

	31 December	31 December
	2010	2009
Guarantees issued	216.5	190.6
Undrawn credit lines	190.3	197.0
Import letters of credit	29.2	29.9
Commitments to extend credit	176.3	97.4

Less: allowance for impairment on credit related commitments (Note 31)	(1.6)	(1.6)
Total credit related commitments	610.7	513.3

The Bank received export letters of credit for further advising to its customers. The total amount of received letters of credit as at 31 December 2010 was RUR 154.0 billion (31 December 2009: RUR 89.4 billion). Commitments under import letters of credit and guarantees are collateralized by customer deposits of RUR 9.6 billion (31 December 2009: RUR 9.4 billion).

At 31 December 2010, included in guarantees issued are guarantees issued for 2 related Russian companies of RUR 48.1 billion or 22% of the guarantees issued. At 31 December 2009, included in guarantees issued are guarantees issued for a related company (Russian entity) of RUR 27.3 billion or 14% of the guarantees issued.

Movements in the allowance for impairment on credit related commitments are disclosed in Note 31.

49

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

35.	Contingencies, Commitments and Derivative Financial Instruments (continued)

Commitments under operating leases. The Group’s commitments under operating leases mainly of premises comprised the following:

	31 December	31 December
Remaining contractual maturity	2010	2009
Not later than 1 year	2.9	1.8
Later than 1 year but not later than 5 years	5.1	4.9
Later than 5 years	3.4	5.8
Total operating lease commitments	11.4	12.5

Derivative financial instruments. Foreign exchange and other financial instruments are generally traded in an over-the-counter market with professional market counterparties on standardized contractual terms and conditions.

The table below includes derivative contracts outstanding at 31 December 2010:

	Negative	Positive
	fair value	fair value
Foreign exchange and precious metals contracts
Forwards	(1.5)	3.0
Futures	(0.5)	0.5
Swaps	(1.8)	9.7
Options
written put	(1.5)	–
purchased put	–	0.5
written call	(1.6)	–
purchased call	–	0.4

Contracts with securities
Forward purchase of Equity Securities	–	0.1
Options
written put	(0.5)	–
purchased put	–	3.3
written call	(3.4)	–
purchased call	–	3.6

Interest Rate contracts
Single Currency Interest Rate swaps	(15.2)	3.9
Cross Currency Interest Rate swaps	(4.7)	8.3
Interest Rate futures
sell	(0.1)	–
buy	(0.2)	–

Contracts with other basic variables
Sale of Credit Default swaps	(0.6)	–
Purchase of Credit Default swaps	–	0.1
Futures on Indices
buy	(0.3)	0.3
Options on Indices
written put	(0.2)	–
purchased put	–	0.2
written call	(0.5)	–
purchased call	–	0.4
Commodity swaps	(2.9)	2.8
Commodity futures
sell	(0.4)	–
buy	–	0.1
Options on Commodities
written call	(0.1)	–
purchased call	–	0.1

Embedded derivatives on structured instruments
Embedded derivatives on forex instruments	–	1.6

Derivatives held as fair value hedges
Interest Rate swaps	–	0.6
Total derivatives	(36.0)	39.5

50

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

35.	Contingencies, Commitments and Derivative Financial Instruments (continued)

The table below includes derivative contracts outstanding at 31 December 2009:

	Negative	Positive
	fair value	fair value
Foreign exchange and precious metals contracts
Forwards	(4.3)	5.0
Futures	(0.4)	1.0
Swaps	(10.7)	2.6
Options
written put	(1.1)	–
purchased put	–	0.7
written call	(1.2)	–
purchased call	–	0.8

Contracts with securities
Forward sale of Equity Securities	–	2.8
Options
purchased put	–	1.3
written call	(0.7)	–
purchased call	–	0.3

Interest Rate contracts
Single Currency Interest Rate swaps	(12.9)	3.9
Cross Currency Interest Rate swaps	(4.2)	3.8
Interest Rate futures
sell	(0.1)	–
buy	(0.2)	–

Contracts with other basic variables
Sale of Credit Default swaps	(0.7)	0.1
Purchase of Credit Default swaps	(0.1)	0.1
Futures on Indices
buy	–	0.1
Options on Indices
written put	(0.2)	–
purchased put	–	0.3
written call	(0.4)	–
purchased call	–	0.2
Commodity swaps	(0.7)	0.8
Commodity swaptions	(0.1)	0.1

Embedded derivatives on structured instruments
Embedded derivatives on forex instruments	–	3.9
Embedded derivatives on securities instruments	(0.1)	–
Total derivatives	(38.1)	27.8

Cash flow hedges

As at 31 December 2009 the Group has discontinued prospectively the hedge accounting for cash flow hedges as some hedging instruments were terminated and the others were no longer meeting the criteria for application of hedge accounting.

Fair value hedges

Fair value hedges are used by the Group to protect it against the changes in the fair value of financial assets and financial liabilities due to movements in interest and currency rates. The financial instruments hedged for interest rate risk and currency risk include debt securities issued. For the year ended 31 December 2010, the Group recognized a net gain of RUR 0.6 billion, representing the gain on the hedging instruments. The net loss on hedged items attributable to the hedged risk amounted to RUR 0.6 billion for the year ended 31 December 2010.

51

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

35.	Contingencies, Commitments and Derivative Financial Instruments (continued)

Fair value hedges (continued)

During 2009 the Group derecognized the outstanding fair value hedge instruments, which led to recognition of loss of RUR 17.5 billion in the income statement in the line “Gains less losses / (losses net of gains) arising from financial instruments at fair value through profit or loss”. The effect of derecognition of hedges, where hedged items were derecognized, amounted to RUR 11.0 billion, and the effect of derecognition of hedges, where hedging instruments were terminated but hedged items continue to be recognized, or hedges, which became ineffective, amounted to RUR 6.5 billion as at 31 December 2009.

Purchase commitments

As at 31 December 2010 the Group had RUR 26.8 billion of outstanding commitments for the purchase of precious metals (31 December 2009: RUR 14.0 billion). As the price of these contracts is linked to the fair value of precious metals at the date of delivery, no gain or loss is recognized on these contracts.

36.	Analysis by Segment

In accordance with IFRS 8, Operating Segments, the Group defined as the primary operating segments its key business lines. This segment disclosure is presented on the basis of IFRS compliant data of legal entities of the Group adjusted, where necessary, for intersegment reallocation and managerial adjustments, which primarily include replacement of valuation model prices on equity securities with the market quotes regardless of whether the markets are active or not. Qualitative and quantitative information about operating segments is reported to the appropriate operating decision makers for the purposes of making operating decisions on allocation of resources to the segment and assessment of its performance. On this basis, the Group aggregated these operating segments in accordance with IFRS 8 into the following reportable segments: Corporate business, Retail business, Investment business, Ukraine and Other. The Group also disclosed TransCreditBank as a separate reportable segment in 2010 as the control was obtained only on 31 December 2010, at which date the Group did not yet allocate TransCreditBank’s transactions and data to other reportable segments. This separate disclosure of TransCreditBank also provides consistent and comparable information for 2009 and 2010 years.

Revenues disclosed in the note include the following: interest income, fee and commission income, other operating income, income arising from non-banking activities, gains less losses from financial assets available-for-sale, gains less losses arising from financial assets at fair value through profit or loss, gains less losses from dealing in foreign currencies together with foreign exchange translation gains less losses, gains less losses arising from extinguishment of liability and share in income of associates. Each element is included in calculation of revenues by each segment in case it is positive for this segment.

For the purpose of disclosure of the information on geographical areas of the Group non-current assets include the following: investments in associates, premises and equipment, investment property and intangible assets and goodwill.

Intersegment transactions were executed predominantly in the normal course of business.

52

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

36.	Analysis by Segment (continued)

Segment information for the reportable segments of the Group at 31 December 2010 and results for the year ended 31 December 2010 is set out below:

					Trans-		Total before
	Corporate	Retail	Investment		Credit-		intersegment	Intersegment
	business	business	business	Ukraine	Bank	Other	eliminations	eliminations	Total
For the year ended 31 December
2010:

Revenues from:
External customers	224.9	99.5	51.7	14.1	–	13.4	403.6	–	403.6
Other segments	27.6	13.7	9.4	–	–	2.3	53.0	(53.0)	–
Total revenues	252.5	113.2	61.1	14.1	–	15.7	456.6	(53.0)	403.6

Segment income and expense
Interest income	233.6	96.6	23.8	12.9	–	4.7	371.6	(41.1)	330.5
Interest expense	(123.9)	(43.0)	(16.7)	(9.5)	–	(7.4)	(200.5)	41.1	(159.4)
Net interest income	109.7	53.6	7.1	3.4	–	(2.7)	171.1	–	171.1

Provision charge for impairment of debt
financial assets	(35.5)	(14.2)	(0.6)	(2.0)	–	(0.7)	(53.0)	1.4	(51.6)

Net interest income after provision for
impairment	74.2	39.4	6.5	1.4	–	(3.4)	118.1	1.4	119.5
Gains less losses / (losses net of gains)
arising from other financial instruments	(5.3)	0.3	19.8	(0.2)	–	–	14.6	0.1	14.7
Losses on initial recognition of financial
instruments and on loans restructuring	0.2	(0.4)	–	–	–	–	(0.2)	–	(0.2)
(Losses net of gains) / gains less losses
arising from dealing in foreign
currencies	(12.6)	0.5	3.4	0.3	–	0.9	(7.5)	–	(7.5)
Foreign exchange translation gains less
losses	9.8	1.3	1.2	0.1	–	–	12.4	(0.3)	12.1
Net fee and commission income	10.5	10.2	4.2	0.7	–	(0.7)	24.9	(0.2)	24.7
Share in (loss) / income of associates	0.3	–	0.4	–	–	(1.4)	(0.7)	–	(0.7)
Provision charge for impairment of other
assets and credit related commitments	(1.5)	–	–	(0.1)	–	(0.6)	(2.2)	–	(2.2)
Other operating income / (expense)	(0.2)	0.9	6.8	–	–	1.7	9.2	(2.3)	6.9
Operating income	75.4	52.2	42.3	2.2	–	(3.5)	168.6	(1.3)	167.3
Staff costs and administrative expenses	(40.4)	(28.8)	(16.9)	(3.5)	–	(7.1)	(96.7)	1.6	(95.1)
- of which: depreciation / amortization
charge	(3.9)	(2.2)	(0.3)	(0.4)	–	(1.3)	(8.1)	–	(8.1)
Impairment of goodwill	–	–	–	–	–	(1.1)	(1.1)	–	(1.1)
Profit from disposal of subsidiaries	–	–	0.1	–	–	(0.1)	–	–	–
Segment results: Profit / (loss) before
taxation	35.0	23.4	25.5	(1.3)	–	(11.8)	70.8	0.3	71.1
Income tax expense									(16.3)
Net profit									54.8
Capital expenditure	36.1	3.0	1.0	1.2	–	1.6	42.9	(0.2)	42.7
As at 31 December 2010:

Cash and short-term funds	158.4	71.4	7.1	7.2	34.9	10.3	289.3	(13.8)	275.5
Mandatory cash balances with central
banks	17.6	5.5	–	0.7	1.9	0.7	26.4	–	26.4
Due from other banks	285.2	304.0	102.2	0.4	64.8	3.7	760.3	(410.4)	349.9
Loans and advances to customers	2,187.5	483.5	82.2	100.6	203.6	32.0	3,089.4	(304.0)	2,785.4
Other financial instruments	130.8	22.9	224.9	10.2	71.4	6.7	466.9	(15.3)	451.6
Investments in associates and joint
ventures	11.1	–	1.7	–	–	2.9	15.7	–	15.7
Other asset items	233.8	18.9	20.0	6.1	27.0	86.9	392.7	(6.3)	386.4
Segment assets	3,024.4	906.2	438.1	125.2	403.6	143.2	5,040.7	(749.8)	4,290.9

Due to other banks	649.0	4.4	258.3	69.3	16.1	11.5	1,008.6	(611.3)	397.3
Customer deposits	1,154.5	727.3	22.7	30.8	276.9	20.2	2,232.4	(19.5)	2,212.9
Other borrowed funds	105.1	11.9	52.0	0.1	9.8	64.9	243.8	(58.1)	185.7
Debt securities issued	517.0	41.0	3.8	0.3	40.7	2.4	605.2	(12.1)	593.1
Subordinated debt	189.1	18.0	18.3	6.4	17.3	1.5	250.6	(45.1)	205.5
Other liabilities items	45.7	9.5	44.3	0.3	4.7	21.6	126.1	(7.9)	118.2
Segment liabilities	2,660.4	812.1	399.4	107.2	365.5	122.1	4,466.7	(754.0)	3,712.7

53

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

36.	Analysis by Segment (continued)

Segment information for the reportable segments of the Group at 31 December 2009 and results for the year ended 31 December 2009 is set out below:

						Total before
						intersegment	Intersegment
						eliminations	eliminations
	Corporate	Retail	Investment			and	and
	business	business	business	Ukraine	Other	adjustments	adjustments	Total
For the year ended 31 December 2009:

Revenues from:
External customers	289.5	88.4	46.7	16.6	9.9	451.1	–	451.1
Other segments	31.0	8.9	4.7	–	1.5	46.1	(46.1)	–
Effect recognized on the Group level							5.9	5.9
Total revenues	320.5	97.3	51.4	16.6	11.4	497.2	(40.2)	457.0

Segment income and expense
Interest income	286.8	85.9	19.1	15.1	5.7	412.6	(38.9)	373.7
Interest expense	(184.6)	(42.3)	(19.4)	(9.5)	(4.6)	(260.4)	38.9	(221.5)
Net interest income	102.2	43.6	(0.3)	5.6	1.1	152.2	–	152.2

Provision charge for impairment of debt
financial assets	(128.4)	(19.7)	(1.5)	(9.4)	(1.1)	(160.1)	5.4	(154.7)
Net interest expense after provision for
impairment	(26.2)	23.9	(1.8)	(3.8)	–	(7.9)	5.4	(2.5)
(Losses net of gains) / Gains less losses
arising from other financial instruments	(13.9)	0.5	20.0	–	0.1	6.7	(26.9)	(20.2)
Gains less losses arising from
extinguishment of liability	7.4	–	–	–	–	7.4	7.3	14.7
Losses on initial recognition of financial
instruments and on loans restructuring	(19.4)	(0.3)	–	–	–	(19.7)	–	(19.7)
(Losses net of gains) / gains less losses
arising from dealing in foreign currencies	(16.2)	(1.0)	3.6	0.6	0.7	(12.3)	(0.1)	(12.4)
Foreign exchange translation gains less
losses / (losses net of gains)	25.4	1.4	0.3	0.2	(0.2)	27.1	(0.5)	26.6
Net fee and commission income	11.0	6.8	2.8	0.6	(0.5)	20.7	0.3	21.0
Share in income of associates	0.3	–	–	–	–	0.3	–	0.3
(Provision charge for) / recovery of
impairment of other assets and credit
related commitments	(1.3)	(0.1)	(0.4)	–	0.1	(1.7)	–	(1.7)
Other operating income / (expense)	(1.5)	0.5	4.3	0.1	3.0	6.4	(1.7)	4.7
Operating income	(34.4)	31.7	28.8	(2.3)	3.2	27.0	(16.2)	10.8
Staff costs and administrative expenses	(33.1)	(24.5)	(12.4)	(2.7)	(4.8)	(77.5)	1.1	(76.4)
- of which: depreciation / amortization
charge	(2.8)	(1.9)	(0.3)	(0.4)	(0.6)	(6.0)	0.1	(5.9)
Impairment of goodwill	–	–	–	–	(3.7)	(3.7)	–	(3.7)
Profit from disposal of subsidiaries	1.0	–	–	–	–	1.0	–	1.0
Segment results: (Loss) / Profit before
taxation	(66.5)	7.2	16.4	(5.0)	(5.3)	(53.2)	(15.1)	(68.3)
Income tax recovery								8.7
Net loss								(59.6)
Capital expenditure	13.1	4.1	0.5	0.3	0.8	18.8	(1.4)	17.4
As at 31 December 2009:

Cash and short-term funds	181.8	59.3	11.2	10.6	10.8	273.7	(13.5)	260.2
Mandatory cash balances with central banks	16.0	4.3	1.8	0.9	0.9	23.9	–	23.9
Due from other banks	399.3	158.1	49.0	0.8	2.9	610.1	(264.5)	345.6
Loans and advances to customers	1,905.8	459.7	52.3	85.7	23.2	2,526.7	(216.8)	2,309.9
Other financial instruments	138.8	16.8	255.3	0.4	2.9	414.2	(13.5)	400.7
Investments in associates and joint ventures	10.8	–	–	–	3.1	13.9	–	13.9
Other asset items	171.0	16.4	10.8	5.3	54.9	258.4	(1.8)	256.6
Segment assets	2,823.5	714.6	380.4	103.7	98.7	4,120.9	(510.1)	3,610.8

Due to other banks	356.7	17.1	239.2	68.7	11.6	693.3	(406.3)	287.0
Customer deposits	1,014.3	517.6	9.0	19.5	16.5	1,576.9	(8.1)	1,568.8
Other borrowed funds	398.0	24.2	41.4	0.1	39.7	503.4	(32.5)	470.9
Debt securities issued	443.1	47.3	0.2	0.3	6.3	497.2	(11.5)	485.7
Subordinated debt	210.7	21.1	18.1	6.4	1.5	257.8	(62.5)	195.3
Other liabilities items	45.6	4.6	30.1	0.3	19.1	99.7	(1.5)	98.2
Segment liabilities	2,468.4	631.9	338.0	95.3	94.7	3,628.3	(522.4)	3,105.9

54

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

36.	Analysis by Segment (continued)

For the purpose of the above segment disclosure, Corporate business incorporates operations of the Group’s entities in Russia and in Europe, Retail business incorporates operations in Russia.

For the purpose of the above segment disclosure, Other financial instruments incorporate Financial assets at fair value through profit or loss, Financial assets pledged under repurchase agreements and loaned financial assets, Financial assets available-for-sale and Investment securities held-to-maturity.

The column “Intersegment Eliminations and Adjustments” of the above table on information for the reportable segments of the Group at 31 December 2009 and results for the year ended 31 December 2009 in the line “(Losses net of gains) / Gains less losses arising from other financial instruments” includes an adjustment of RUR (24.3) billion before tax, which relates to replacement of valuation model prices on equity securities with the market quotes regardless of whether such markets are active or not. Other adjustments are not material.

Geographical segment information is based on geographical location of assets and liabilities and related revenues of entities within the Group. Information for the geographical areas of the Group is set out below for the years ended 31 December 2010 and 2009:

	2010					2009
			Total before	Inter-
			intersegment	segment
	Russia	Other	eliminations	eliminations	Total	Russia	Other	Total
Revenues from external
customers for the year ended	334.7	61.6	396.3	–	396.3	369.5	71.9	441.4
Non-current assets as at end of
period	243.7	18.1	261.8	(0.2)	261.6	155.4	16.1	171.5

37.	Financial Risk Management

The Group is exposed to financial risks, including credit risk, liquidity and market risks.

The Management Board of VTB has overall responsibility for risk management at VTB. In each subsidiary bank of the Group, risks are managed by the appropriate authorities, predominantly management boards. The organizational structure of subsidiary banks includes a Chief Risk Officer and Risk division responsible for risk management. In the subsidiary companies whose activity implies assumption of financial risks (such as “VTB-Leasing”, OJSC and “VTB Factoring”, Ltd) the general principles of risk management organization are the same as in the subsidiary banks.

In addition to that, on the Group level and within the Group members (including VTB, its subsidiary banks and above-mentioned subsidiary companies) a number of risk management committees and departments are established to coordinate day-to-day risk management activities. On a Group-wide basis, risk management is overseen by the Risk Management Commission (“RMC”) under the Group Management Committee (“GMC”).

Being the Group’s management coordination body, GMC takes decisions in the area of the Group’s risk management policies and procedures based on powers delegated to it, in particular it approves Group-wide risk management standards and approaches. Decisions and recommendations of the GMC taken in a coordinated and consolidated way serve as a basis for respective managerial decisions in the members of the Group.

The RMC is one of the specialized commissions under the GMC which is responsible for development of risk evaluation and management standards, their submission for consideration by the GMC and further implementation, as well as for providing efficient interaction between entities of the Group in this area. RMC is chaired by Chief Risk Officer (“CRO”) of VTB and includes chief risk officers of all subsidiary banks and representatives of VTB units involved in risk control including the Risk Department (“RD”), Internal Control Department and others.

The main tasks set for the RMC include:

  Supervising the risk management systems in VTB’s subsidiaries;
  Development and implementation of individual plans to improve risk management systems in subsidiaries (CIS subsidiary banks), on the basis of methodological and consulting support provided by VTB;
  Development of formats and maintaining data flows from subsidiary companies in order to monitor risks on a Group-wide basis, supervision of regular risk management reporting in the Group;
  Preparation and discussion of draft framework documents on consolidated risk control processes, including regulations for risk management and control in the Group and regulations for setting and applying consolidated risk limits.

55

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

37.	Financial Risk Management (continued)

In addition to that, in the area of balance sheet risks (which are taken into account within the Group Asset and Liability Management system) the key role is played by Asset and Liabilities Management Commission (ALMC) under the GMC. It is chaired by Head of VTB Treasury. The various issues with regard to Group liquidity, interest rate risks and foreign exchange risks are discussed and elaborated by ALMC.

Within the process of step-by-step implementation of consolidated credit risk management system, the Group Credit Committee continued working in this area during 2010.

The RD consists of the following sub-divisions:

  Consolidated risk analysis division;
  Credit risk division;
  Market and operational risks division;
  Credit and mortgage operations division;
  Credit applications analysis service.

The Consolidated risk analysis division is responsible for risk management on a Group-wide basis including unification of credit risk policies and procedures, risk management systems enhancement, concept of economic capital in VTB Bank and VTB Group, Group data consolidation, development of consolidated risk control system.

The RD proposes risk limits on various banking operations and prepares recommendations regarding market risk and liquidity risk management for the Asset and Liability Management Committee of VTB (“ALCO”). The RD reports to the ALCO, the VTB’s Credit Committee (“CC”) and the Management Board.

The ALCO establishes major target parameters for VTB’s statement of financial position for the purposes of asset and liability management and monitors VTB’s compliance with these targets with the assistance of VTB’s RD. The ALCO, the CC, the RD and the Treasury carry out risk management functions in respect of credit, market (interest rate, currency and price) and liquidity risks.

During 2010 the unified methodology and procedure of economic capital (Capital-at-Risk) calculation in VTB Group were elaborated, agreed within the Group and approved by GMC in the form of a Group-wide conceptual document. In 2010 the new strategic initiatives to strengthen and enhance Group Risk Management (in accordance with the new Strategy of VTB Group for 2010-2013) were approved by GMC. The step-by-step implementation of these initiatives began in the 4th quarter of 2010. As a result a special Commission under GMC was established to monitor loan portfolios of the Group subsidiaries.

Analysis of financial assets and liabilities by measurement basis

Financial assets and financial liabilities are measured on an ongoing basis either at fair value or at amortized cost. The summary of principal accounting policies in Note 5 describes how the classes of financial instruments are measured, and how income and expenses, including fair value gains and losses, are recognized.

The following tables disclose the carrying amounts of financial assets and liabilities by category as defined in IAS 39 and by lines in the statement of financial position.

56

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

37.	Financial Risk Management (continued)

Analysis of financial assets and liabilities by measurement basis (continued)

As at 31 December 2010:

		Designated				Other financial
		at fair value				liabilities
	Held for	through	Held-to-	Loans and	Available-	measured at
	trading	profit or loss	maturity	receivables	for-sale	amortized cost	Total
Financial assets
Cash and short-term funds	–	–	–	275.5	–	–	275.5
Mandatory cash balances
with central banks	–	–	–	26.4	–	–	26.4
Financial assets at fair
value through profit or
loss	320.0	24.6	–	–	–	–	344.6
Financial assets pledged
under repurchase
agreements and loaned
financial assets	7.5	3.4	–	1.3	4.7	–	16.9
Due from other banks	–	–	–	349.9	–	–	349.9
Loans and advances to
customers	–	–	–	2,785.4	–	–	2,785.4
Financial assets
available-for-sale	–	–	–	–	55.9	–	55.9
Investment securities
held-to-maturity	–	–	34.2	–	–	–	34.2
Other assets	0.8	–	–	34.7	–	–	35.5
Total financial assets	328.3	28.0	34.2	3,473.2	60.6	–	3,924.3
Financial liabilities
Due to other banks	–	–	–	–	–	397.3	397.3
Customer deposits	–	–	–	–	–	2,212.9	2,212.9
Other borrowed funds	–	–	–	–	–	185.7	185.7
Debt securities issued	–	–	–	–	–	593.1	593.1
Subordinated debt	–	–	–	–	–	205.5	205.5
Other liabilities	40.6	–	–	–	–	47.2	87.8
Total financial liabilities	40.6	–	–	–	–	3,641.7	3,682.3

57

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

37.	Financial Risk Management (continued)

Analysis of financial assets and liabilities by measurement basis (continued)

As at 31 December 2009:

		Designated				Other financial
		at fair value				liabilities
	Held for	through	Held-to-	Loans and	Available-	measured at
	trading	profit or loss	maturity	receivables	for-sale	amortized cost	Total
Financial assets
Cash and short-term funds	–	–	–	260.2	–	–	260.2
Mandatory cash balances
with central banks	–	–	–	23.9	–	–	23.9
Financial assets at fair
value through profit or
loss	244.6	23.3	–	–	–	–	267.9
Financial assets pledged
under repurchase
agreements and loaned
financial assets	60.1	0.4	21.2	14.2	0.3	–	96.2
Due from other banks	–	–	–	345.6	–	–	345.6
Loans and advances to
customers	–	–	–	2,309.9	–	–	2,309.9
Financial assets
available-for-sale	–	–	–	–	24.9	–	24.9
Investment securities
held-to-maturity	–	–	11.7	–	–	–	11.7
Other assets	2.0	–	–	7.1	–	–	9.1
Total financial assets	306.7	23.7	32.9	2,960.9	25.2	–	3,349.4
Financial liabilities
Due to other banks	–	–	–	–	–	287.0	287.0
Customer deposits	–	–	–	–	–	1,568.8	1,568.8
Other borrowed funds	–	–	–	–	–	470.9	470.9
Debt securities issued	–	–	–	–	–	485.7	485.7
Subordinated debt	–	–	–	–	–	195.3	195.3
Other liabilities	41.4	–	–	–	–	27.6	69.0
Total financial liabilities	41.4	–	–	–	–	3,035.3	3,076.7

Credit risk

Credit risk is the risk of financial loss if a counterparty fails to meet its contractual obligations. VTB Group’s credit risk exposures arise principally from banking activities such as corporate and retail lending, issuance of letters of credit and guarantees, operations of Treasury, Investment Banking and leasing business.

Management of lending activities and credit risk within the Group is based on a combination of the following approaches:

  local credit risk management at a Group member level;
  consolidated credit risk management at the Group level.

Within the frame of the local credit risk management system, the Group members assume and manage credit risks independently (including insurance, hedging, etc.) in the scope of the established powers and limits with regard to risk indicators, in accordance with the national regulations and the standards of the Group. The Group members are responsible for the results of their lending activity, for the quality of their loan portfolios and for monitoring and control of credit risk level in their portfolios.

Consolidated credit risk management comprises the following functions:

  consideration and approval of the Group-wide standards on lending and credit risk management;
  centralized regulation and control by VTB of strategic and other important matters related to the organization and functioning of lending procedures and credit risk management in subsidiaries and in the Group as a whole.

Consolidated credit risk management covers the main types of assets and off-balance sheet exposures of the Group members, which bear credit risk and require control of their concentration at the Group level. In the context of consolidated control and reporting the scope of such operations is defined by the coordinating bodies of the Group.

58

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

37.	Financial Risk Management (continued) Credit risk (continued)

The key elements of consolidated risk management in the Group are as follows:

  maintenance of a homogeneous credit policy of the VTB Group; harmonizing and streamlining of credit policies of the subsidiaries with the Group’s credit policy;
  establishment of consolidated limits (for counterparties / groups of related counterparties, countries, industry sectors) and limits of credit exposure on individual counterparties (large Group operations);
  developing of common principles for a standard borrower assessment (credit rating systems - for large corporate customers and credit institutions, scoring systems - for retail customers);
  assessment of economic capital (Capital-at-Risk) sufficient to cover credit risks;
  consolidated reporting on credit risks.

The document “The main principles and provisions of VTB Group’s credit policy” outlines the main approaches and standards of risk management and organization of lending operations in the Group. These principles should be complied with by each subsidiary bank and financial companies of the Group. The Group’s credit policy covers the following issues:

  roles and responsibilities of different committees, departments of VTB and subsidiaries in the area of lending and credit risk management;
  matters related to the approval and revision of credit policies in VTB companies;
  general approaches and principles of system of credit risk limits;
  principles of pricing policy (interest rates and commissions).

Subsidiary banks should implement credit risk management system as well as credit policies and procedures in compliance with the Group’s standards.

Credit policies are adopted by each subsidiary bank and are subject to a regular review, usually once in one or two years.

The procedure for adopting a credit policy is as follows:

  a draft credit policy and significant amendments are subject to review and approval by VTB and by Bank VTB 24 in respect of retail credit risks;
  the credit policy and amendments are approved by the Supervisory Board (Board of Directors) of the subsidiary bank;
  VTB may propose amendments to the credit policy of a subsidiary bank as part of centralized regulation and credit risk control for the Group, provided that such amendments are in line with local regulations.

The authorities of management and executive bodies of the Group members in relation to decision making and lending transactions are determined by their constituent documents and applicable statutory legislation.

On a Group-wide basis credit risk management is overseen and coordinated by the following bodies:

  the GMC;
  the RMC;
  VTB Group Credit Committee of the GMC (“GCC”);
  Commission for credit portfolio monitoring in VTB's subsidiaries (“CCPM”).

GCC is a permanent collective decision-making committee of the GMC. GCC is chaired by Chief Risk Officer of VTB and includes representatives of VTB divisions (Risk, Legal, Corporate Banking, Investment Banking, etc.) and selected subsidiary companies. The key tasks of this committee are as follows:

  putting in place efficient mechanisms of credit risk consolidated management at VTB Group;
  setting consolidated limits for the credit risk assumed by the Group;
  consideration of some individual operations and large-scale transactions of Group members.

CCPM is a new collegial decision-making commission which was established at the end of 2010 and will begin its work from the first quarter of 2011. The main purpose of CCPM is to ensure a uniform approach in the following fields:

  risk assessment of credit transactions of Group members;
  identification of potentially bad loans and further actions to be taken in respect of such loans.

59

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

37.	Financial Risk Management (continued)

Credit risk (continued)

CCPM is chaired by Chief Risk Officer of VTB and includes representatives of VTB departments (such as RD, Subsidiary Banks Department and Internal Control Department). It may also include representatives of certain subsidiary companies (for example, “VTB Dolgovoi centre”, CJSC).

In VTB the RD is responsible for credit risk management on a Group-wide basis including development of credit risk management systems and relevant Group data consolidation.

The Risk analysis department of Bank VTB 24 co-ordinates retail credit risk management across the Group and is responsible for:

  developing systems of retail credit risk limits;
  developing standards of reporting and monitoring of retail credit risks at a Group level (methodology and formats);
  consolidating reports of the Group member on retail lending;
  monitoring performance and management of retail loan portfolios across the Group.

In 2010 the Concept of Credit Risk Management in Retail Lending in the Group was developed by Bank VTB 24 and RD and approved by GMC.

Credit risk monitoring at the Group level is supported by regular reporting from subsidiaries to the RD for assessing of credit risk exposures on a consolidated basis. The RD reports to the GMC.

The following table discloses the Group’s maximum credit risk exposure:

	31 December	31 December
	2010	2009
Balance sheet exposure

Cash and short-term funds (excluding cash on hand)	205.4	207.9

Debt securities	306.1	337.7
Financial assets held for trading	211.2	205.8
debt securities of Russian companies and banks	145.5	175.7
debt securities of Russian Federal and municipal authorities	37.3	4.0
debt securities of foreign companies and banks	19.8	25.1
debt securities of foreign government and municipal authorities	8.6	1.0
Financial assets designated at fair value through profit or loss	17.9	18.4
debt securities of foreign companies and banks	8.4	7.5
debt securities of foreign government and municipal authorities	4.9	2.7
debt securities of Russian companies and banks	4.6	8.2
Financial assets pledged under repurchase agreements and loaned
financial assets – held for trading	6.3	60.1
debt securities of Russian companies and banks	6.1	60.1
debt securities of foreign companies and banks	0.1	–
debt securities of foreign government and municipal authorities	0.1	–
Financial assets pledged under repurchase agreements and loaned
financial assets – designated at fair value through profit or loss	3.4	0.4
debt securities of foreign government and municipal authorities	1.5	–
debt securities of Russian companies and banks	1.2	0.4
debt securities of foreign companies and banks	0.7	–
Financial assets pledged under repurchase agreements and loaned
financial assets – available-for-sale	4.7	0.3
debt securities of foreign government and municipal authorities	3.0	0.3
debt securities of Russian companies and banks	1.7	–
Financial assets pledged under repurchase agreements and loaned
financial assets – classified as due from other banks	1.3	–
Financial assets pledged under repurchase agreements and loaned
financial assets – classified as loans and advances to customers	–	14.2
Financial assets pledged under repurchase agreements and loaned
financial assets – classified as investment securities held-to-maturity	–	21.2

60

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

37.	Financial Risk Management (continued)

Credit risk (continued)

	31 December	31 December
	2010	2009
Financial assets available-for-sale	27.1	5.6
debt securities of foreign government and municipal authorities	16.4	1.1
debt securities of foreign companies and banks	9.0	4.2
debt securities of Russian companies and banks	1.7	0.3
Investment securities held-to-maturity	34.2	11.7
debt securities of Russian companies and banks	30.6	11.0
debt securities of Russian government and municipal authorities	2.4	–
debt securities of foreign government and municipal authorities	0.8	0.3
debt securities of foreign companies and banks	0.4	0.4

Due from other banks	349.9	345.6
Russia	174.5	69.4
OECD	163.0	269.2
Other	12.4	7.0

Loans and advances to customers	2,785.4	2,309.9

Loans to legal entities	2,281.7	1,904.3
Current activity financing	1,291.4	1,186.9
Project finance and other	811.6	600.1
Finance leases	130.0	93.6
Reverse sale and repurchase agreements	48.7	23.7

Loans to individuals	503.7	405.6
Mortgages	207.9	176.3
Car loans	49.6	42.7
Reverse sale and repurchase agreements	3.0	25.2
Consumer loans and other	243.2	161.4
Other assets	34.7	7.7
Total balance sheet exposure	3,681.5	3,208.8
Off-balance sheet exposure

Guarantees issued	216.5	190.5
Undrawn credit lines	190.3	197.0
Import letters of credit	27.6	28.4
Commitments to extend credit	176.3	97.4

Exposure arising from credit default swaps
- sale of credit default swaps	50.3	35.1
- purchase of credit default swaps	6.9	4.6
Total off-balance sheet exposure	667.9	553.0
Total maximum exposure to credit risk	4,349.4	3,761.8

Total credit risk exposure

Where financial instruments are recorded at fair value the amounts shown above represent the current credit risk exposure but not the maximum risk exposure that could arise in the future as a result of changes in values.

61

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

37.	Financial Risk Management (continued)

Credit quality by class of due from other banks

Credit quality of due from other banks (gross), which are neither past due nor impaired at 31 December 2010 is presented in the table below:

	Not impaired
	Individually	Collectively
	assessed	assessed
Russia	101.0	73.9
OECD	75.9	87.1
Other countries	4.4	7.8
Total due from other banks (gross) neither past due nor impaired	181.3	168.8

Credit quality of due from other banks (gross), which are neither past due nor impaired at 31 December 2009 is presented in the table below:

	Not impaired
	Individually	Collectively
	assessed	assessed
Russia	8.1	62.3
OECD	189.7	79.6
Other countries	2.8	2.9
Total due from other banks (gross) neither past due nor impaired	200.6	144.8

Not impaired individually assessed amounts due from other banks are subsequently included in the pools of collectively assessed loans.

Credit quality by class of loans and advances to customers

The credit quality of loans and advances to customers is presented according to five categories:

  Pass – provision rate from 0% to 2%;
  Watch – provision rate from 2% to 5%;
  Substandard – provision rate from 5% to 20%;
  Doubtful – provision rate from 20% to 50%;
  Loss – provision rate from 50% to 100%.

Provision rate represents the weighted ratio of allowance for impairment to gross loans under each pool of loans with similar credit risk or individually impaired loan.

The table below shows credit quality by class of loans and advances to customers (gross) at 31 December 2010, individually assessed. For individually assessed loans, which were not qualified as impaired, allowance was subsequently calculated on a collective basis.

	Not impaired			Impaired
			Sub-
	Pass	Watch	standard	Doubtful	Loss	Total
Loans to legal entities	1,074.9	129.2	264.7	55.2	183.9	1,707.9
Finance leases	20.0	34.5	0.2	13.5	8.6	76.8
Current activity financing	451.6	78.9	102.5	32.2	112.3	777.5
Reverse sale and repurchase agreements	16.1	0.4	–	–	–	16.5
Project finance and other	587.2	15.4	162.0	9.5	63.0	837.1

Loans to individuals	6.6	–	0.3	1.3	4.8	13.0
Mortgages	1.3	–	0.3	0.7	4.4	6.7
Car loans	–	–	–	–	0.1	0.1
Consumer loans and other	5.3	–	–	0.6	0.3	6.2
Total loans and advances to
customers individually assessed	1,081.5	129.2	265.0	56.5	188.7	1,720.9

62

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

37.	Financial Risk Management (continued)

Credit quality by class of loans and advances to customers (continued)

The table below shows credit quality by class of loans and advances to customers (gross) at 31 December 2010, collectively assessed.

			Sub-
	Pass	Watch	standard	Doubtful	Loss	Total
Loans to legal entities	479.7	133.3	161.9	22.0	13.3	810.2
Finance leases	54.3	10.6	0.5	–	–	65.4
Current activity financing	359.8	108.1	158.2	21.4	13.2	660.7
Reverse sale and repurchase agreements	32.3	–	–	–	–	32.3
Project finance and other	33.3	14.6	3.2	0.6	0.1	51.8

Loans to individuals	473.6	1.9	9.8	15.9	27.3	528.5
Mortgages	192.7	0.3	2.7	13.2	1.6	210.5
Car loans	48.2	1.1	0.2	0.5	2.7	52.7
Reverse sale and repurchase agreements	3.1	–	–	–	–	3.1
Consumer loans and other	229.6	0.5	6.9	2.2	23.0	262.2
Total loans and advances to
customers collectively assessed	953.3	135.2	171.7	37.9	40.6	1,338.7

The table below shows credit quality by class of loans and advances to customers (gross) at 31 December 2009, individually assessed. For individually assessed loans, which were not qualified as impaired, allowance was subsequently provided on a collective basis.

	Not impaired			Impaired
			Sub-
	Pass	Watch	standard	Doubtful	Loss	Total
Loans to legal entities	987.6	278.2	273.5	60.5	193.7	1,793.5
Finance leases	8.6	3.9	21.7	14.1	6.8	55.1
Current activity financing	561.7	165.6	199.8	36.0	115.3	1,078.4
Reverse sale and repurchase agreements	16.6	–	–	–	–	16.6
Project finance and other	400.7	108.7	52.0	10.4	71.6	643.4

Loans to individuals	3.6	–	–	8.6	0.4	12.6
Mortgages	1.3	–	–	8.5	–	9.8
Car loans	–	–	–	–	0.1	0.1
Consumer loans and other	2.3	–	–	0.1	0.3	2.7
Total loans and advances to
customers individually assessed	991.2	278.2	273.5	69.1	194.1	1,806.1

The table below shows credit quality by class of loans and advances to customers (gross) at 31 December 2009, collectively assessed.
			Sub-
	Pass	Watch	standard	Doubtful	Loss	Total
Loans to legal entities	233.8	53.3	16.7	1.3	10.9	316.0
Finance leases	42.4	7.9	0.5	–	–	50.8
Current activity financing	174.8	34.8	13.0	1.3	10.9	234.8
Reverse sale and repurchase agreements	7.2	–	–	–	–	7.2
Project finance and other	9.4	10.6	3.2	–	–	23.2

Loans to individuals	373.7	2.1	6.5	17.7	22.7	422.7
Mortgages	160.0	0.6	0.3	9.6	1.4	171.9
Car loans	40.5	0.9	1.2	0.6	2.2	45.4
Reverse sale and repurchase agreements	25.2	–	–	–	–	25.2
Consumer loans and other	148.0	0.6	5.0	7.5	19.1	180.2
Total loans and advances to
customers collectively assessed	607.5	55.4	23.2	19.0	33.6	738.7

63

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

37.	Financial Risk Management (continued)

Credit quality by class of loans and advances to customers (continued)

The table below shows credit quality by class of loans and advances (gross) to customers at 31 December 2010, neither past due nor impaired.

	Not impaired			Impaired
			Sub-
	Pass	Watch	standard	Doubtful	Loss	Total
Loans to legal entities	1,549.9	256.9	423.5	20.1	1.3	2,251.7
Finance leases	74.4	41.1	0.7	–	–	116.2
Current activity financing	808.2	185.4	257.8	20.1	1.2	1,272.7
Reverse sale and repurchase agreements	48.4	0.4	–	–	–	48.8
Project finance and other	618.9	30.0	165.0	–	0.1	814.0

Loans to individuals	478.8	1.5	9.4	8.1	10.4	508.2
Mortgages	192.6	–	2.7	5.6	1.1	202.0
Car loans	48.3	1.0	0.2	0.5	0.8	50.8
Reverse sale and repurchase agreements	3.1	–	–	–	–	3.1
Consumer loans and other	234.8	0.5	6.5	2.0	8.5	252.3
Total loans and advances to
customers individually assessed	2,028.7	258.4	432.9	28.2	11.7	2,759.9

The table below shows credit quality by class of loans and advances to customers (gross) at 31 December 2009, neither past due nor impaired.

			Sub-
	Pass	Watch	standard	Doubtful	Loss	Total
Loans to legal entities	1,208.9	329.4	283.3	1.1	2.9	1,825.6
Finance leases	50.5	11.7	18.7	–	–	80.9
Current activity financing	727.1	198.4	209.9	1.1	2.9	1,139.4
Reverse sale and repurchase agreements	23.7	–	–	–	–	23.7
Project finance and other	407.6	119.3	54.7	–	–	581.6

Loans to individuals	377.0	2.0	6.3	14.7	14.9	414.9
Mortgages	161.1	0.6	0.3	6.8	1.1	169.9
Car loans	40.4	0.9	1.2	0.6	1.1	44.2
Reverse sale and repurchase agreements	25.2	–	–	–	–	25.2
Consumer loans and other	150.3	0.5	4.8	7.3	12.7	175.6
Total loans and advances to
customers collectively assessed	1,585.9	331.4	289.6	15.8	17.8	2,240.5

Analysis of loans and advances to customers (gross) individually impaired by economic sector at 31 December 2010 and 2009 is presented in the table below.

	31 December	31 December
	2010	2009
Trade and commerce	56.2	46.5
Building construction	41.7	56.0
Manufacturing	32.4	21.6
Energy	30.3	1.2
Food and agriculture	23.1	27.0
Transport	19.9	16.0
Oil and gas	14.6	45.9
Finance	8.3	9.5
Individuals	6.1	9.0
Coal mining	2.9	1.6
Metals	2.3	8.3
Chemical	1.6	10.2
Telecommunications and media	0.7	1.4
Other	5.1	9.0
Total loans and advances to customers individually impaired	245.2	263.2

64

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

37.	Financial Risk Management (continued)

Credit quality by class of loans and advances to customers (continued)

Ageing analysis (by days of delay in repayment) of past due, but not impaired loans and advances to customers (gross) by class at 31 December 2010 is presented in the table below.

					From 181
	From 1 to	From 31 to	From 61 to	From 91 to	days to	More than
	30 days	60 days	90 days	180 days	1 year	1 year	Total
Loans to legal entities	2.2	2.7	3.2	5.2	21.7	17.7	52.7
Finance leases	0.2	–	–	0.3	16.5	1.2	18.2
Current activity financing	1.8	1.1	2.4	4.6	5.2	15.4	30.5
Project finance and other	0.2	1.6	0.8	0.3	–	1.1	4.0

Loans to individuals	13.0	0.8	1.3	0.7	3.5	19.5	38.8
Mortgages	5.0	0.7	1.2	0.4	1.1	6.0	14.4
Car loans	1.2	–	–	–	0.3	1.5	3.0
Consumer loans and other	6.8	0.1	0.1	0.3	2.1	12.0	21.4
Total loans and advances to
customers past due but not
impaired	15.2	3.5	4.5	5.9	25.2	37.2	91.5

Ageing analysis of past due, but not impaired loans and advances to customers (gross) by class at 31 December 2009 is presented in the table below.

					From 181
	From 1 to	From 31 to	From 61 to	From 91 to	days to	More than
	30 days	60 days	90 days	180 days	1 year	1 year	Total
Loans to legal entities	12.9	8.8	2.3	8.4	28.0	3.0	63.4
Finance leases	–	4.2	0.9	3.8	20.8	–	29.7
Current activity financing	12.0	2.6	1.3	4.5	6.8	2.8	30.0
Project finance and other	0.9	2.0	0.1	0.1	0.4	0.2	3.7

Loans to individuals	10.4	1.8	1.0	0.9	2.8	5.3	22.2
Mortgages	4.3	1.1	0.6	0.3	1.1	1.4	8.8
Car loans	1.1	0.1	0.1	0.1	0.2	0.5	2.1
Consumer loans and other	5.0	0.6	0.3	0.5	1.5	3.4	11.3
Total loans and advances to
customers past due but not
impaired	23.3	10.6	3.3	9.3	30.8	8.3	85.6

For the purposes of the above table, the amount of overdue loans and advances includes the entire outstanding amount of the loans, out of which the current portion amounts to RUR 37.0 billion and overdue portion amounts to RUR 54.5 billion at 31 December 2010 (31 December 2009: RUR 44.5 billion and RUR 41.1 billion correspondingly).

The table below shows the carrying amount of renegotiated loans and advances to customers (gross) by class.

	31 December 2010			31 December 2009
	Gross	Allowance	Net	Gross	Allowance	Net
Loans to legal entities	254.7	(31.3)	223.4	283.7	(19.2)	264.5
Finance leases	1.6	(0.6)	1.0	0.4	(0.1)	0.3
Current activity financing	167.2	(28.4)	138.8	234.1	(16.0)	218.1
Project finance and other	85.9	(2.3)	83.6	49.2	(3.1)	46.1

Loans to individuals	15.7	(4.8)	10.9	16.8	(4.9)	11.9
Mortgages	7.3	(2.1)	5.2	8.0	(2.4)	5.6
Car loans	1.2	(0.3)	0.9	1.4	(0.2)	1.2
Consumer loans and other	7.2	(2.4)	4.8	7.4	(2.3)	5.1
Total renegotiated loans and advances to
customers	270.4	(36.1)	234.3	300.5	(24.1)	276.4

65

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

37.	Financial Risk Management (continued)

Collateral and other credit enhancements

The amount and type of collateral accepted by the Group depends on credit risk assessment of the counterparty. Guidelines are implemented regarding the acceptability of types of collateral and valuation parameters.

The main types of collateral obtained for commercial lending are charges over real estate properties, inventory and trade receivables, for retail lending – mortgages over residential properties.

Securities and guarantees are also obtained from counterparties for all types of lending.

The Group’s policy is to dispose of repossessed properties in an orderly fashion. The proceeds are used to reduce or repay the outstanding claim.

Collateral is taken to enhance an acceptable credit proposal, rather than being used as the sole rationale for any credit approval. Where facilities are approved against security, full details, including the type, value, and the frequency of review of the security must be detailed in the Application for Credit Facility Form. Where practical, the account officer must have seen evidence of the existence of the collateral offered and wherever possible seen the actual collateral for themselves.

The valuation and acceptance of each type and item of collateral may vary depending on individual circumstances. Generally, the Group takes collateral with a view to ensure that an adequate margin is obtained and maintained throughout the term of the facility, where applicable. The appropriate authority responsible for collateral assessment establishes parameters for each individual facility.

Collateral repossessed

During 2010 and 2009 the Group obtained assets by taking possession in accordance with additional agreements with its borrowers of collateral held as security in exchange for the indebtedness of these borrowers. The carrying values of the collateral repossessed during the relevant year are as follows:

Nature of assets	2010	2009
Investment property	13.1	54.5
Premises and equipment	3.6	6.2
Investments in associates and subsidiaries	0.9	5.9
Other assets	1.8	0.4
Total collateral repossessed	19.4	67.0

After finalization of transferring procedures these assets were accounted in accordance with the Group accounting policies and included in the relevant items in the statement of financial position.

66

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

37.	Financial Risk Management (continued)

Geographical concentration

Geographical concentration information is based on geographical location of the Group’s counterparts. As at 31 December 2010 the geographical concentration of the Group’s assets and liabilities is set out below:

	Russia	OECD	Other countries	Total
Assets
Cash and short-term funds	177.8	83.8	13.9	275.5
Mandatory cash balances with central banks	19.0	1.6	5.8	26.4
Financial assets at fair value through profit or loss	283.3	45.4	15.9	344.6
Financial assets pledged under repurchase agreements and
loaned financial assets	11.5	5.0	0.4	16.9
Due from other banks	174.5	163.0	12.4	349.9
Loans and advances to customers	1,919.4	71.9	794.1	2,785.4
Financial assets available-for-sale	26.3	15.7	13.9	55.9
Investments in associates and joint ventures	11.8	2.1	1.8	15.7
Investment securities held-to-maturity	33.0	0.4	0.8	34.2
Premises and equipment	103.1	3.2	6.9	113.2
Investment property	101.4	–	0.8	102.2
Intangible assets	29.2	0.5	0.8	30.5
Deferred tax asset	32.0	4.3	1.6	37.9
Other assets	78.4	10.8	13.4	102.6
Total assets	3,000.7	407.7	882.5	4,290.9
Liabilities
Due to other banks	275.9	81.0	40.4	397.3
Customer deposits	2,045.5	28.0	139.4	2,212.9
Other borrowed funds	63.5	114.7	7.5	185.7
Debt securities issued	251.5	338.9	2.7	593.1
Deferred tax liability	6.3	–	1.0	7.3
Other liabilities	54.3	53.5	3.1	110.9
Subordinated debt	195.3	10.2	–	205.5
Total liabilities	2,892.3	626.3	194.1	3,712.7
Net balance sheet position	108.4	(218.6)	688.4	578.2
Net off-balance sheet position – Credit Related
Commitments	539.7	25.7	45.3	610.7

67

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

37.	Financial Risk Management (continued)

Geographical concentration (continued) As at 31 December 2009 the geographical concentration of the Group’s assets and liabilities is set out below:

	Russia	OECD	Other countries	Total
Assets
Cash and short-term funds	178.8	67.4	14.0	260.2
Mandatory cash balances with central banks	14.7	1.0	8.2	23.9
Financial assets at fair value through profit or loss	218.4	38.3	11.2	267.9
Financial assets pledged under repurchase agreements and
loaned financial assets	95.9	–	0.3	96.2
Due from other banks	69.4	269.2	7.0	345.6
Loans and advances to customers	1,780.4	39.7	489.8	2,309.9
Financial assets available-for-sale	15.0	5.9	4.0	24.9
Investments in associates and joint ventures	11.3	1.2	1.4	13.9
Investment securities held-to-maturity	11.0	0.4	0.3	11.7
Premises and equipment	55.3	3.4	7.2	65.9
Investment property	78.9	0.4	0.5	79.8
Intangible assets	10.8	0.5	0.6	11.9
Deferred tax asset	23.3	4.9	3.2	31.4
Other assets	61.2	2.1	4.3	67.6
Total assets	2,624.4	434.4	552.0	3,610.8
Liabilities
Due to other banks	194.5	71.0	21.5	287.0
Customer deposits	1,445.6	20.6	102.6	1,568.8
Other borrowed funds	359.6	96.6	14.7	470.9
Debt securities issued	243.1	240.8	1.8	485.7
Deferred tax liability	–	–	7.0	7.0
Other liabilities	43.1	45.5	2.6	91.2
Subordinated debt	176.4	18.9	–	195.3
Total liabilities	2,462.3	493.4	150.2	3,105.9
Net balance sheet position	162.1	(59.0)	401.8	504.9
Net off-balance sheet position – Credit Related
Commitments	468.5	34.0	10.8	513.3

Market risk

Market risk is the risk that the fair value or future cash flows of financial instruments will fluctuate due to changes in market variables such as interest rates, foreign exchange rates, securities prices and other basic variables. The Group is exposed to market risks, which include securities portfolio price risk, currency risk and interest rate risk.

Interest rate risk exposure and sensitivity analysis

The Group is exposed to interest rate risk. Interest rate risk is defined as the risk of the decrease of interest income or increase of interest expense resulting from adverse changes of market interest rates.

The RD reports on a monthly basis to the ALCO on interest rate risk exposures and sensitivity analysis. To mitigate interest rate risk, the Treasury manages and hedges VTB’s exposures by entering into interest rate derivative transactions within the limits and parameters set by the ALCO.

68

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

37.	Financial Risk Management (continued)

Interest rate risk exposure and sensitivity analysis (continued)

As at 31 December 2010 the Group has the following interest rate exposures. Included in the table are Group’s monetary assets and liabilities, categorized by the contractual repricing date.

	On demand and up to 1 month	From 1 month to 3 months	From 3 months to 6 months	From 6 months to 1 year	From 1 year to 3 years	From 3 years to 5 years	More than 5 years	Total
Assets
Correspondent accounts with other banks	87.3	–	–	–	–	–	–	87.3
Corporate loans and advances to customers	153.7	335.2	242.7	248.7	634.8	305.3	329.5	2,249.9
Retail loans and advances to customers	8.4	15.6	24.0	60.8	142.6	81.1	161.8	494.3
Due from other banks	222.2	25.9	5.5	14.6	2.6	3.7	1.6	276.1
Reverse sale and repurchase agreements	81.8	8.7	15.3	13.9	0.8	–	–	120.5
Fixed income (quick assets)	1.9	20.2	39.6	30.1	87.9	44.6	13.8	238.1
Fixed income (non liquid or held- to-maturity financial assets)	4.5	12.7	7.5	7.3	15.4	35.9	24.5	107.8
Foreign exchange swaps	317.4	87.4	21.1	32.1	53.0	2.6	18.7	532.3
Interest rate derivative financial instruments	54.1	301.2	17.1	10.1	91.9	73.4	27.5	575.3
Other interest earning assets	1.7	–	–	–	–	–	–	1.7
Total assets	933.0	806.9	372.8	417.6	1,029.0	546.6	577.4	4,683.3
Liabilities
Correspondent accounts and overnight deposits	207.6	–	–	–	–	–	–	207.6
Current/settlement deposits	457.7	–	–	–	–	–	–	457.7
Term deposits of legal entities and government bodies	253.9	255.6	178.7	171.8	161.8	7.1	20.1	1,049.0
Term deposits of individuals	45.9	68.0	63.1	120.9	281.9	18.1	6.6	604.5
Due to other banks	82.0	104.0	59.6	45.5	58.6	22.0	228.6	600.3
Reverse sale and repurchase agreements	13.5	2.5	3.5	1.1	–	–	–	20.6
Promissory notes issued	15.5	39.1	15.9	41.7	8.9	–	0.1	121.2
Bonds issued	1.1	26.2	29.5	119.1	201.1	73.1	30.5	480.6
Foreign exchange swaps	316.6	86.7	21.5	32.0	54.3	2.8	15.2	529.1
Interest rate derivative financial instruments	5.2	292.8	17.2	10.0	127.4	97.3	27.5	577.4
Other interest bearing liabilities	1.3	0.9	0.4	0.1	0.3	0.3	1.5	4.8
Total liabilities	1,400.3	875.8	389.4	542.2	894.3	220.7	330.1	4,652.8
Net repricing gap	(467.3)	(68.9)	(16.6)	(124.6)	134.7	325.9	247.3	30.5

69

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

37.	Financial Risk Management (continued)

Interest rate risk exposure and sensitivity analysis (continued)

As at 31 December 2009 the Group has the following interest rate exposures. Included in the table are Group’s monetary assets and liabilities, categorized by the contractual repricing date.

	On demand and up to 1 month	From 1 month to 3 months	From 3 months to 6 months	From 6 months to 1 year	From 1 year to 3 years	From 3 years to 5 years	More than 5 years	Total
Assets
Correspondent accounts with other banks	73.9	–	–	–	–	–	–	73.9
Corporate loans and advances to customers	233.6	229.0	153.5	391.0	336.4	251.5	293.0	1,888.0
Retail loans and advances to customers	19.0	15.7	14.7	47.8	103.0	61.9	139.1	401.2
Due from other banks	264.9	38.8	7.6	7.4	12.3	0.1	1.4	332.5
Reverse sale and repurchase agreements	18.5	1.5	–	13.7	–	–	–	33.7
Fixed income (quick assets)	4.4	7.4	16.1	55.4	96.1	53.6	95.7	328.7
Fixed income (non liquid or held- to-maturity financial assets)	1.9	4.3	2.7	5.4	10.5	1.7	8.3	34.8
Foreign exchange swaps	238.4	125.1	5.8	16.2	12.3	–	–	397.8
Interest rate derivative financial instruments	80.7	177.0	8.7	22.9	56.3	6.9	3.1	355.6
Other interest earning assets	1.0	–	–	–	–	–	–	1.0
Total assets	936.3	598.8	209.1	559.8	626.9	375.7	540.6	3,847.2
Liabilities
Correspondent accounts and overnight deposits	163.7	–	–	–	–	–	–	163.7
Current/settlement deposits	370.4	–	–	–	–	–	–	370.4
Term deposits of legal entities and government bodies	361.6	205.1	82.6	86.5	45.9	3.0	0.6	785.3
Term deposits of individuals	41.3	40.9	38.2	102.2	160.8	2.2	0.1	385.7
Due to other banks	166.5	177.4	42.9	146.0	27.7	14.8	230.1	805.4
Reverse sale and repurchase agreements	14.5	5.5	–	–	–	–	–	20.0
Promissory notes issued	6.3	27.3	22.9	68.8	5.8	–	–	131.1
Bonds issued	1.1	29.0	45.7	46.5	174.2	49.1	20.1	365.7
Foreign exchange swaps	242.6	128.3	5.7	16.1	12.8	–	–	405.5
Interest rate derivative financial instruments	13.7	89.5	6.5	31.7	92.0	120.3	3.1	356.8
Other interest bearing liabilities	0.8	2.2	1.1	0.2	0.2	0.3	0.3	5.1
Total liabilities	1,382.5	705.2	245.6	498.0	519.4	189.7	254.3	3,794.7
Net repricing gap	(446.2)	(106.4)	(36.5)	61.8	107.5	186.0	286.3	52.5

70

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

37.	Financial Risk Management (continued)

Interest rate sensitivity analysis

The interest rate sensitivities set out in the tables below represent an effect on the historical net interest income for one-year period in case of a parallel shift in all yield curves. The calculations are based on the Group’s actual interest rate risk exposures at the relevant reporting dates.

Interest rate sensitivity analysis as at 31 December 2010 as an effect on net interest income is as follows.

Currency	Interest rate increase, b.p.	Effect on net interest income	Interest rate decrease, b.p.	Effect on net interest income
RUR	100	(2.2)	(75)	1.6
USD	100	0.4	(25)	(0.1)
EUR	100	0.5	(25)	(0.1)
GBP	100	0.1	(25)	–
Other	100	0.1	(25)	–
Total		(1.1)		1.4

Interest rate sensitivity analysis as at 31 December 2009 as an effect on Net interest income is as follows.

Currency	Interest rate increase, b.p.	Effect on net interest income	Interest rate decrease, b.p.	Effect on net interest income
RUR	300	(10.5)	(200)	7.0
USD	100	0.9	(25)	(0.2)
EUR	100	0.8	(25)	(0.2)
GBP	100	0.1	(25)	–
Other	100	(0.1)	(25)	0.4
Total		(8.8)		7.0

The total interest rate sensitivity, disclosed in the above tables, is attributable to assets and liabilities sensitive to possible changes of interest rates except current/settlement customer accounts. Management considers sensitivity of these accounts to fluctuations of interest rates in the financial market, based on historical performance and competitive environment. The Group uses, and has access to, a number of market instruments, including IRS, to manage its interest rate sensitivity and repricing gaps.

Currency risk and VaR analysis

The Group is exposed to currency risk. Currency risk arises from open positions in foreign currencies and adverse movements of market exchange rates that may have a negative impact on financial performance of the Group.

The Group manages its currency risk by seeking to match the currency of its assets with that of its liabilities on a currency-by-currency basis within established limits. For VTB Bank, such limits include internal open currency position (OCP) limits set by the ALCO and regulatory OCP limits set by the CBR.

The RD of VTB performs VaR evaluations, analyses the structure of open currency positions and prepares reports for the ALCO on a monthly basis. The ALCO approves the methodology of the currency risk analysis, management and control procedures and sets limits on open currency positions. The Treasury manages and hedges VTB’s currency positions on a daily basis by entering into foreign exchange spot and forward/option transactions within the limits set by the ALCO. Compliance with these limits and the relevant CBR limits is monitored by the Bank on a daily basis.

VTB measures its currency risk exposures by using VaR approach. It estimates the largest potential negative effect in pre-tax profit due to changes in value of foreign currency denominated positions over a given holding period for a specified confidence level. The VaR methodology is a statistically defined, probability-based approach that takes into account market volatilities as well as risk diversification by recognizing offsetting positions and correlations between products and markets. Risks can be measured consistently across all markets and products, and risk measures can be aggregated to arrive at a single risk measurement.

71

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

37.	Financial Risk Management (continued)

Currency risk and VaR analysis (continued)

The use of VaR has limitations because it is based on historical correlations and volatilities in market prices and assumes that future price movements will follow a statistical distribution. Due to the fact that VaR relies heavily on historical data to provide information and may not clearly predict the future changes and modifications of the risk factors, the probability of large market moves may be underestimated if changes in risk factors fail to align with the normal distribution assumption. Even though positions may change throughout the day, the VaR only represents the risk of the open currency positions at the close of the reporting dates, and it does not account for any losses that may occur beyond the 99% confidence level. The use of ten-day holding period assumes as well that all positions can be liquidated or hedged in 10 business days. In practice, the actual effect on profit or loss before tax will differ from the VaR calculation and, in particular, the calculation does not provide a meaningful indication of profits and losses in stressed market conditions.

The VaR model used by the Group is based on the historical simulation approach, which incorporates exchange rates interdependency. When calculating VaR the following parameters and assumptions were used:

  Currency exposures of the Group on the relevant reporting dates;
  Historical data on exchange rates for the last 2 years;
  99% confidence level;
  10 business days holding period.

The VaR model has been modified since 2009 by using business days instead of calendar days as a holding period. Comparative data as at 31 December 2009 was recalculated to provide a consistent information in these financial statements.

As at 31 December 2010 and 2009, the Group had the following exposures to currency risk, which include balance sheet positions and off-balance sheet foreign currency derivatives positions against RUR (open positions).

	Open positions
Currency	31 December 2010	31 December 2009
USD	(8.2)	(6.6)
EUR	(2.4)	(13.6)
GBP	0.2	(1.1)
CHF	(1.5)	(0.2)
JPY	–	(0.9)
UAH	30.5	16.0
GEL	2.5	1.8
AMD	1.7	1.6
BYR	1.1	0.9
AUD	(0.9)	0.8
AZN	0.9	0.8
TRY	0.6	–
KZT	0.4	0.3
AOA	0.2	0.2
SGD	(0.2)	0.2
XAU	–	0.2
CNY	0.1	–
Other	0.1	0.1
Total	25.1	0.5

As at 31 December 2010 and 2009, the Group had the following VaR for its foreign currency positions:

	31 December 2010	31 December 2009
Open currency position	25.1	0.5
Value at Risk	3.9	4.1

The VaR figures above take into account all currencies with exposures over RUR 100 million.

72

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

37.	Financial Risk Management (continued)

Price risk

The Group is exposed to market risk of its securities portfolio, which is the risk of loss resulting from changes in market quotes of securities.

The RD reports on a monthly basis to the ALCO on price risk exposures and VaR analysis. To mitigate price risk, ALCO sets exposure limits and stop-loss limits for particular equity, transactions types, and assets types. Exposure limits for particular debt securities are set by the Credit Committee.

VTB measures its securities portfolio risk exposures using VaR measurement of risk. The basic assumptions applicable to the calculation of VaR for currency risk, as described above, are also applicable for the calculation of VaR for securities portfolio market risk.

Parameters for VaR calculation are following:

  look-back period – 1 year;
  holding period – 10 trading days;
  confidence level – 99%;
  method – historical simulation.

Due to limited liquidity of the Russian market of corporate fixed income instruments (typical for emerging markets), historical quotes were chosen according to the following methodology.

Original historical data is used for instruments with quotes history at least for 100 days and not more than 10 successive days without quotes and the issue date of the instrument is as early as the reporting year.

Quote history of proxy instruments are used to estimate the VaR for less liquid securities which do not meet those requirements. Proxy instrument should fulfill following criteria:

  proxy instrument should be the same type of financial instruments as original security;
  issuer country and industry of proxy instrument has to be the same as original security and credit rating should be close to the original security rating;
  currencies of proxy instrument and original security have to coincide;
  the durations of the proxy instrument and the original one should be comparable.

Approximately one third of the portfolio by volume was interchanged by proxy instruments for VaR evaluation.

During 2010 the Bank amended its VaR calculation methodology for diversification effect. For comparative purposes the Bank recalculated VAR for 2009 according to a new methodology and disclosed comparative data for 2009 with and without diversification effect.

Total Group’s VaR for 2010 with diversification amounts to RUR 11.9 billion (2009: RUR 6.3 billion).

Financial assets at fair value through profit or loss

	With diversification		Without diversification
	31 December 2010	31 December 2009	31 December 2009
Debt securities	2.4	1.5	16.1
Equity securities	9.7	5.6	11.4
Credit default swaps	–	0.2	0.4
Total	12.1	7.3	27.9

Financial assets available-for-sale

	With diversification		Without diversification
	31 December 2010	31 December 2009	31 December 2009
Debt securities	0.2	0.4	0.2
Equity securities	0.5	0.3	0.5
Total	0.7	0.7	0.7

73

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

37.	Financial Risk Management (continued)

Sensitivity analysis

Sensitivity analysis for low-liquid instruments, non-quoted securities, was performed for the following market indicators:

  for fixed income securities – volatility of yield curve for similar instruments in the same currency for period of 12 months (or in absence of such instruments, approximations based on expert opinion);
  for shares – volatility of main stock exchange indices for period of 12 months (or in absence of such instruments, approximations based on expert opinion).

Interest rate shifts differ from the net interest income sensitivity analysis due to the structure and the maturity of the portfolio used for the low-liquid instruments sensitivity analysis.

The Group’s interest rate sensitivity analysis is applicable to all assets and liabilities sensitive to interest rate.

Market value sensitivity figures on debt financial assets were as follows as at 31 December 2010:

Currency	Interest rate increase, b.p.	Sensitivity of profit before taxation	Sensitivity of equity (AFS instruments) before taxation
AMD	1,825	–	(0.1)
AZN	679	–	–
BYR	800	–	–
EUR	100	(0.5)	–
GEL	2,695	(0.1)	–
KZT	3,863	(0.1)	–
RUR	100	(0.5)	–
UAH	2,859	–	(0.7)
USD	100	(0.4)	(0.1)
Total		(1.6)	(0.9)

Currency	Interest rate decrease, b.p.	Sensitivity of profit before taxation	Sensitivity of equity (AFS instruments) before taxation
AMD	1,825	–	0.1
AZN	679	–	–
BYR	800	–	–
EUR	100	0.1	–
GEL	2,695	0.1	–
KZT	3,863	0.1	–
RUR	100	0.3	–
UAH	2,859	–	0.7
USD	100	0.1	–
Total		0.7	0.8

As at 31 December 2010 market value sensitivity figures on equity financial assets were as follows:

Country	Currency	Index	Index change	Sensitivity of profit before taxation	Sensitivity of equity (AFS instruments) before taxation
EU	EUR	FTSE	18.3%	–	0.2
Russia	RUR	MICEX	23.4%	0.4	4.1
USA	USD	DJ	18.1%	–	0.5
Great Britain	GBP	FTSE100	17.4%	–	–
Ukraine	UAH	PFTS	31.6%	–	0.4
Total				0.4	5.2

74

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

37.	Financial Risk Management (continued)

Sensitivity analysis (continued)

Country	Currency	Index	Index change	Sensitivity of profit before taxation	Sensitivity of equity (AFS instruments) before taxation
EU	EUR	FTSE	(18.3%)	–	(0.2)
Russia	RUR	MICEX	(23.4%)	(0.4)	(4.1)
USA	USD	DJ	(18.1%)	–	(0.5)
Great Britain	GBP	FTSE100	(17.4%)	–	–
Ukraine	UAH	PFTS	(31.6%)	–	(0.4)
Total				(0.4)	(5.2)

At 31 December 2009, market value sensitivity of debt financial assets was as follows:

Currency	Interest rate increase, b.p.	Sensitivity of profit before taxation	Sensitivity of equity (AFS instruments) before taxation
AMD	800	–	–
BYR	800	–	–
EUR	390	(1.1)	–
GEL	1,306	–	–
JPY	422	–	–
RUR	871	(38.5)	–
SGD	57	–	–
UAH	1,306	–	–
USD	455	–	(0.3)
Total		(39.6)	(0.3)

Currency	Interest rate decrease, b.p.	Sensitivity of profit before taxation	Sensitivity of equity (AFS instruments) before taxation
AMD	800	–	–
BYR	800	–	–
EUR	390	(0.6)	–
GEL	1,306	–	–
JPY	422	–	–
RUR	871	(12.5)	–
SGD	57	–	–
UAH	1,306	–	–
USD	455	–	(0.1)
Total		(13.1)	(0.1)

At 31 December 2009, market value sensitivity of equity financial assets was as follows:

Country	Currency	Index	Index change	Sensitivity of profit before taxation	Sensitivity of equity (AFS instruments) before taxation	Sensitivity of structured investments to market risk
EU	EUR	FTSE	19.4%	–	–	–
Russia	RUR	RTS	44.6%	0.4	–	5.2
USA	USD	DJ	24.0%	–	–	1.1
Total				0.4	–	6.3

75

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

37.	Financial Risk Management (continued) Sensitivity analysis (continued)

					Sensitivity of	Sensitivity of
				Sensitivity of	equity (AFS	structured
				profit before	instruments)	investments to
Country	Currency	Index	Index change	taxation	before taxation	market risk
EU	EUR	FTSE	(19.4%)	–	–	–
Russia	RUR	RTS	(44.6%)	(0.4)	–	(5.2)
USA	USD	DJ	(24.0%)	–	–	(1.1)
Total				(0.4)	–	(6.3)

Liquidity risk and contractual maturity analysis

Liquidity risk is a risk resulting from inability of the Group to meet in full its obligations when they fall due and without borrowing funds at rates higher than those of market level. The Group’s exposure to liquidity risk arises due to a mismatch of maturities of assets and liabilities.

Liquidity risk management within the Group is carried out at two main levels:

  Bank/company level: Each bank of the Group manages its liquidity on an individual basis to meet its obligations and to comply with the requirements of its national regulator and standards of the Group.
  Group level: Liquidity of the Group is managed on the basis of centralized control and management of key activities of the Group including:

-     universal policy and approaches to liquidity management, including hedging;
-     integrated methodology of liquidity risk;
-     centralized system of on-going reporting and data warehousing.

The tools used by the Group for measurement, management and mitigation of liquidity risk include:

  Contractual maturity analysis and cash flow projection (gap analysis) and analysis of deposit base concentration;
  Setting internal limits including minimal amount of highly liquid assets to cover short-term obligations resources on demand/1 day), maturity mismatch limits (gap limits), setting and regular overview of limits on overall funding volume subject to current and projected liquidity levels;
  Allocation and utilization of treasury portfolio of securities to manage short-term liquidity;
  Development of emergency plans (funding contingency plans).

VTB and other banks of the Group are also subject to liquidity requirements set by regulatory authorities, including mandatory statutory ratios set by the CBR.

The RD analyses the liquidity position of the Group and prepares liquidity forecasts and recommendations for ALCO on a monthly basis or more frequently in connection with substantial cash inflows or outflows. A number of internal liquidity indicators is monitored on a daily basis. VTB’s Treasury manages short-term liquidity on an ongoing basis through its cash position and portfolio of highly liquid securities within the limits approved by the ALCO.

76

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

37.	Financial Risk Management (continued)

Liquidity risk and contractual maturity analysis (continued)

The Inflow column in the tables below includes gross amounts to be received by the Group within a certain time band upon maturities/redemptions of financial instruments (assets/claims). Outflow column includes gross amounts to be repaid by the Group in a certain time band upon maturities/redemptions of financial instruments (liabilities/obligations except current and settlement accounts). Gap represents the difference between Inflow and Outflow columns. Gap Cumulative column represents the cumulative gap. FX Swap Cumulative column represents the cumulative gaps on foreign exchange swaps. Dynamic Gap (total) Cumulative column represents the cumulative gap including FX Swap Cumulative. Opening balance represents highly liquid assets, which mostly consist of cash and Nostro accounts with other banks.

As at 31 December 2010, VTB Group had the following cash flow by remaining contractual maturities.

						Dynamic Gap
				Gap	FX Swap	(total)
Time Band	Inflow	Outflow	Gap	Cumulative	Cumulative	Cumulative
RUR positions
Opening balance	–	–	158.1	158.1	–	158.1
Up to 1 month	425.2	(499.7)	(74.5)	83.6	(13.2)	70.4
From 1 to 3 months	160.7	(293.7)	(133.0)	(49.4)	(14.6)	(64.0)
From 3 months to 1 year	587.9	(437.5)	150.4	101.0	(25.1)	75.9
From 1 to 3 years	814.8	(465.8)	349.0	450.0	(70.8)	379.2
More than 3 years	1,049.5	(409.3)	640.2	1,090.2	(64.5)	1,025.7

Other currency positions
Opening balance	–	–	117.3	117.3	–	117.3
Up to 1 month	573.9	(613.9)	(40.0)	77.3	14.1	91.4
From 1 to 3 months	209.5	(215.5)	(6.0)	71.3	16.5	87.8
From 3 months to 1 year	439.3	(614.6)	(175.3)	(104.0)	25.9	(78.1)
From 1 to 3 years	964.3	(899.7)	64.6	(39.4)	69.5	30.1
More than 3 years	515.6	(390.4)	125.2	85.8	62.5	148.3

Total
Opening balance	–	–	275.4	275.4	–	275.4
Up to 1 month	999.1	(1,113.6)	(114.5)	160.9	0.9	161.8
From 1 to 3 months	370.2	(509.2)	(139.0)	21.9	1.9	23.8
From 3 months to 1 year	1,027.2	(1,052.1)	(24.9)	(3.0)	0.8	(2.2)
From 1 to 3 years	1,779.1	(1,365.5)	413.6	410.6	(1.3)	409.3
More than 3 years	1,565.1	(799.7)	765.4	1176.0	(2.0)	1,174.0

In the table above, negative liquidity gaps in RUR in the time band 1-3 months and in other currencies in time band from 3 months to 1 year are due to maturities of customer deposits in RUR, USD and EUR. The gaps are bridged by new borrowings including renewal of existing deposits.

VTB Group medium-term liquidity needs are managed through interbank and customer deposits, repurchase agreements and in the form of CBR collateralized loans (secured by corporate loans or securities) which allow the Bank to reduce the negative medium-term liquidity gaps.

VTB Group has a number of additional funding facilities available to bridge negative medium term liquidity gaps such as Eurobonds (EMTN) and domestic stock exchange traded bonds.

Currency mismatches in the structure of liquidity gaps are managed with the use of foreign exchange swaps (FX Swaps).

77

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

37.	Financial Risk Management (continued)

Liquidity risk and contractual maturity analysis (continued)

As at 31 December 2009, VTB Group had the following cash flow by remaining contractual maturities.

						Dynamic Gap
				Gap	FX Swap	(total)
Time Band	Inflow	Outflow	Gap	Cumulative	Cumulative	Cumulative
RUR positions
Opening balance	–	–	152.5	152.5	–	152.5
Up to 1 month	119.8	(440.6)	(320.8)	(168.3)	(13.9)	(182.2)
From 1 to 3 months	110.7	(305.0)	(194.3)	(362.6)	(4.0)	(366.6)
From 3 months to 1 year	517.1	(435.0)	82.1	(280.5)	(0.7)	(281.2)
From 1 to 3 years	665.0	(241.4)	423.6	143.1	4.8	147.9
More than 3 years	1,254.3	(324.3)	930.0	1,073.1	4.8	1,077.9

Other currency positions
Opening balance	–	–	59.6	59.6	–	59.6
Up to 1 month	284.0	(213.8)	70.2	129.8	9.7	139.5
From 1 to 3 months	92.9	(140.3)	(47.4)	82.4	(3.7)	78.7
From 3 months to 1 year	380.9	(316.4)	64.5	146.9	(6.8)	140.1
From 1 to 3 years	367.8	(431.8)	(64.0)	82.9	(10.5)	72.4
More than 3 years	361.0	(196.8)	164.2	247.1	(10.5)	236.6

Total
Opening balance	–	–	212.1	212.1	–	212.1
Up to 1 month	403.8	(654.4)	(250.6)	(38.5)	(4.2)	(42.7)
From 1 to 3 months	203.6	(445.3)	(241.7)	(280.2)	(7.7)	(287.9)
From 3 months to 1 year	898.0	(751.4)	146.6	(133.6)	(7.5)	(141.1)
From 1 to 3 years	1,032.8	(673.2)	359.6	226.0	(5.7)	220.3
More than 3 years	1,615.3	(521.1)	1,094.2	1,320.2	(5.7)	1,314.5

The table below shows cash flows payable under financial liabilities at 31 December 2010 by their remaining contractual maturity.

	On demand	From	From	From		Overdue,
	and up to	1 month to	3 month to	6 months to	More than	maturity
	1 month	3 months	6 months	1 year	1 year	undefined	Total
Non-derivative liabilities
Due to other banks	302.6	17.3	23.4	9.8	89.2	–	442.3
Customer deposits	952.5	303.4	236.2	268.9	542.8	–	2,303.8
Other borrowed funds	2.8	42.6	46.0	25.5	75.8	–	192.7
Debt securities issued	19.5	47.1	44.6	147.5	470.1	–	728.8
Subordinated debt	–	3.6	3.4	8.2	342.3	–	357.5
Other liabilities	18.6	31.2	12.0	31.1	6.0	–	98.9

Derivative liabilities
Negative fair value	4.3	3.6	2.4	6.3	19.4	–	36.0

Derivative financial
instruments – gross settled
Positive fair value of derivatives
(Inflow)	(195.5)	(102.3)	(79.3)	(85.3)	(198.9)	–	(661.3)
Outflow	193.3	96.7	76.0	83.3	185.5	–	634.8

Negative fair value of
derivatives
(Inflow)	(175.0)	(40.2)	(49.3)	(358.0)	(177.1)	–	(799.6)
Outflow	176.8	41.7	50.0	358.9	184.7	–	812.1

Derivative financial
instruments – net settled
(Inflow)	(1.9)	(2.9)	(1.5)	(3.4)	(3.6)	–	(13.3)
Outflow	2.5	2.1	1.7	5.4	11.8	–	23.5

Credit related commitments	54.0	62.1	51.4	132.8	312.0	–	612.3
Total cash flows payable	1,722.6	647.8	544.7	1,071.4	2,220.2	–	6,206.7

78

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

37.	Financial Risk Management (continued)

Liquidity risk and contractual maturity analysis (continued)

The table below shows cash flows payable under financial liabilities at 31 December 2009 by their remaining contractual maturity.

	On demand	From	From	From		Overdue,
	and up to	1 month to	3 month to	6 months to	More than	maturity
	1 month	3 months	6 months	1 year	1 year	undefined	Total
Non-derivative liabilities
Due to other banks	211.6	20.4	7.0	14.3	65.5	–	318.8
Customer deposits	839.7	232.9	113.6	207.3	256.2	–	1,649.7
Other borrowed funds	95.2	95.6	38.2	164.4	89.4	–	482.8
Debt securities issued	9.6	51.3	68.5	161.1	280.5	–	571.0
Subordinated debt	–	14.1	4.0	17.5	343.6	–	379.2
Other liabilities	21.1	12.7	1.9	5.1	22.5	5.7	69.0

Derivative liabilities
Negative fair value	5.7	7.4	1.5	5.9	17.6	–	38.1

Derivative financial
instruments – gross settled
Positive fair value of derivatives
(Inflow)	(65.5)	(39.2)	(12.6)	(40.3)	(17.8)	–	(175.4)
Outflow	64.7	38.0	12.3	36.6	17.2	–	168.8

Negative fair value of
derivatives
(Inflow)	(147.1)	(152.7)	(17.8)	(28.0)	(26.2)	–	(371.8)
Outflow	152.0	157.9	18.5	29.4	28.0	–	385.8

Derivative financial
instruments – net settled
(Inflow)	(1.3)	(4.2)	(0.9)	(3.6)	(11.2)	–	(21.2)
Outflow	0.8	2.2	0.8	4.5	15.8	–	24.1

Credit related commitments	32.2	73.9	26.3	129.4	253.1	–	514.9
Total cash flows payable	1,426.9	699.0	291.1	769.6	1,371.8	5.7	4,564.1

A significant portion of liabilities of the Group is represented by customer term deposits and promissory notes, current accounts of corporate and retail customers, bonds, Eurobonds and syndicated loans.

Management believes that although a substantial portion of customer deposits are on demand and mature in less than one month, diversification of these deposits by number and type of depositors, and the past experience of the Group indicates that these deposits provide a long-term and stable source of funding for the Group. Therefore, an essential part of current accounts is considered as stable resources for the purposes of liquidity analysis and management. The stable part of resources on demand is statistically determined for separate currencies and based on the dynamics of the cumulative balances on these accounts.

Also, Management believes that in spite of the fact that part of the Group’s trading securities mature after one year in accordance with the terms of issue, the securities are freely traded on the market and as such securities represent a hedge against potential liquidity risks. Therefore, the Group has included the trading securities in the “on demand and less than one month” column.

Money market instruments (interbank loans and deposits, direct and reverse sale and repurchase agreements) are used for short-term liquidity management and are not considered as a funding source for long-term assets.

79

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

37.	Financial Risk Management (continued)

Liquidity risk and contractual maturity analysis (continued)

VTB manages its liquidity so that for each time band the liquidity gap in view of planned operations does not exceed a certain internal limit.

The table below shows assets and liabilities at 31 December 2010 by their remaining contractual maturity.

			Overdue,
	Less than	More than	maturity
	1 year	1 year	undefined	Total
Assets
Cash and short-term funds	275.5	–	–	275.5
Mandatory cash balances with central banks	21.9	4.5	–	26.4
Financial assets at fair value through profit or loss	324.1	13.8	6.7	344.6
Financial assets pledged under repurchase agreements
and loaned financial assets	10.6	6.3	–	16.9
Due from other banks	319.6	29.9	0.4	349.9
Loans and advances to customers	778.5	1,932.0	74.9	2,785.4
Financial assets available-for-sale	18.7	8.4	28.8	55.9
Investments in associates and joint ventures	–	–	15.7	15.7
Investment securities held-to-maturity	2.2	32.0	–	34.2
Premises and equipment	–	–	113.2	113.2
Investment property	–	–	102.2	102.2
Intangible assets and goodwill	–	–	30.5	30.5
Deferred tax asset	–	–	37.9	37.9
Other assets	47.7	26.8	28.1	102.6
Total assets	1,798.8	2,053.7	438.4	4,290.9
Liabilities
Due to other banks	342.9	54.4	–	397.3
Customer deposits	1,712.5	500.4	–	2,212.9
Other borrowed funds	114.5	71.2	–	185.7
Debt securities issued	223.2	369.9	–	593.1
Deferred tax liability	–	–	7.3	7.3
Other liabilities	73.8	31.1	6.0	110.9
Subordinated debt	–	205.5	–	205.5
Total liabilities	2,466.9	1,232.5	13.3	3,712.7
Net total gap	(668.1)	821.2	425.1	578.2
Cumulative total gap	(668.1)	153.1	578.2

80

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

37.	Financial Risk Management (continued)

Liquidity risk and contractual maturity analysis (continued)

The table below shows assets and liabilities at 31 December 2009 by their remaining contractual maturity.

			Overdue,
	Less than	More than	maturity
	1 year	1 year	undefined	Total
Assets
Cash and short-term funds	260.2	–	–	260.2
Mandatory cash balances with central banks	20.8	3.1	–	23.9
Financial assets at fair value through profit or loss	240.9	24.7	2.3	267.9
Financial assets pledged under repurchase agreements
and loaned financial assets	60.6	35.6	–	96.2
Due from other banks	300.6	44.1	0.9	345.6
Loans and advances to customers	762.5	1,471.7	75.7	2,309.9
Financial assets available-for-sale	1.9	3.7	19.3	24.9
Investments in associates and joint ventures	–	–	13.9	13.9
Investment securities held-to-maturity	1.6	10.1	–	11.7
Premises and equipment	–	–	65.9	65.9
Investment property	–	–	79.8	79.8
Intangible assets and goodwill	–	–	11.9	11.9
Deferred tax asset	–	–	31.4	31.4
Other assets	23.5	26.1	18.0	67.6
Total assets	1,672.6	1,619.1	319.1	3,610.8
Liabilities
Due to other banks	243.6	43.4	–	287.0
Customer deposits	1,351.3	217.5	–	1,568.8
Other borrowed funds	398.2	72.7	–	470.9
Debt securities issued	230.3	255.4	–	485.7
Deferred tax liability	–	–	7.0	7.0
Other liabilities	52.5	31.4	7.3	91.2
Subordinated debt	9.9	185.4	–	195.3
Total liabilities	2,285.8	805.8	14.3	3,105.9
Net total gap	(613.2)	813.3	304.8	504.9
Cumulative total gap	(613.2)	200.1	504.9

38.	Fair Values of Financial Instruments

Fair value is the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation, and is best evidenced by a quoted market price.

The estimated fair values of financial instruments have been determined by the Group using available market information, where it exists, and appropriate valuation techniques. However, judgement is necessarily required to interpret market data to determine the estimated fair value. While Management has used available market information in estimating the fair value of financial instruments, the market information may not be fully reflective of the value that could be realized in the current circumstances.

Financial instruments carried at fair value. Financial assets at fair value through profit or loss and financial assets available-for-sale are carried in the statement of financial position at their fair value. The Group assesses whether the market is active using the model of market activity tests which is based on the statistics of the existing trading. The model is consistently applied by the Group. For investments that are actively traded in organized financial markets quoted market bid prices at the close of business on the reporting date are used for estimation of fair value. For investments where there is no active market, fair value is determined using valuation techniques.

Due from other bank and cash and cash equivalents. Management has estimated that at 31 December 2010 and 2009 the fair value of due from other banks and cash and cash equivalents was not materially different from their respective carrying value. This is primarily due to the fact that it is practice to renegotiate interest rates to reflect current market conditions and, therefore, a majority of balances carry interest at rates approximating market interest rates.

81

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

38.	Fair Values of Financial Instruments (continued)

Loans and advances to customers. Management has estimated that at 31 December 2010 and 2009 the fair value of loans and advances to customers was not materially different from respective carrying value. Fair value of loans and advances to customers was calculated basing on respective market interest rates as at 31 December 2010.

Borrowings. Management has estimated that at 31 December 2010 and 2009 the fair values of borrowings were not materially different from their respective carrying values. This is primarily due to the fact that it is practice to renegotiate interest rates to reflect current market conditions and, therefore, a majority of balances carry interest at rates approximating market interest rates.

Debt securities issued. The fair values of debt securities were determined by Management on the basis of market quotations.

	31 December 2010		31 December 2009
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value
Financial assets
Cash and short-term funds	275.5	275.5	260.2	260.2
Financial assets at fair value through profit or loss	344.6	344.6	267.9	267.9
Financial assets pledged under repurchase
agreements and loaned financial assets	16.9	16.9	96.2	96.2
Due from other banks	349.9	350.0	345.6	345.5
Russia	174.5	174.6	69.4	70.0
OECD	163.0	163.0	269.2	268.5
Other	12.4	12.4	7.0	7.0
Loans and advances to customers	2,785.4	2,886.8	2,309.9	2,293.6
Loans to legal entities	2,281.7	2,364.2	1,904.2	1,894.6
Loans to individuals	503.7	522.6	405.7	399.0
Financial assets available-for-sale	55.9	55.9	24.9	24.9
Investment securities held-to-maturity	34.2	34.2	11.7	11.8

Financial liabilities
Due to other banks	397.3	397.3	287.0	287.2
Customer deposits	2,212.9	2,237.0	1,568.8	1,548.7
Deposits of legal entities	1,465.0	1,473.9	1,092.3	1,092.3
Deposits of individuals	747.9	763.1	476.5	456.4
Other borrowed funds	185.7	183.3	470.9	465.4
Debt securities issued	593.1	603.2	485.7	525.8
Subordinated debt	205.5	205.1	195.3	195.5

The Group uses the following hierarchy for determining and disclosing the fair value of financial instruments by valuation technique:

  Level 1: quoted (unadjusted) prices in active markets for identical assets or liabilities;
  Level 2: techniques for which all inputs which have a significant effect on the recorded fair value are observable, either directly or indirectly; and
  Level 3: techniques which use inputs which have a significant effect on the recorded fair value that are not based on observable market data.

The following table shows an analysis of financial instruments recorded at fair value by level of the fair value hierarchy as at 31 December 2010:

	Level 1	Level 2	Level 3	Total
Financial assets
Non-derivative financial assets at fair value through profit or loss
Financial assets held for trading	261.1	17.2	2.8	281.1
Financial assets designated as at fair value through profit or loss	23.0	1.2	0.4	24.6
Trading Derivative financial instruments	0.4	37.5	1.0	38.9
Hedging Derivative financial instruments	–	0.6	–	0.6
Financial assets pledged under repurchase agreements and
loaned financial assets
Financial assets held for trading	7.5	–	–	7.5
Financial assets designated as at fair value through profit or loss	1.0	2.4	–	3.4
Financial assets available-for-sale	4.7	–	–	4.7
Financial assets available-for-sale	25.5	7.6	22.8	55.9
Financial liabilities
Trading Derivative financial instruments	(0.6)	(35.4)	–	(36.0)

82

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

38.	Fair Values of Financial Instruments (continued)

For financial instruments carried at fair value, the level in the fair value hierarchy into which the fair values are categorized as follows as at 31 December 2009:

	Level 1	Level 2	Level 3	Total
Financial assets
Non-derivative financial assets at fair value through profit or loss
Financial assets held for trading	155.3	64.3	–	219.6
Financial assets designated as at fair value through profit or loss	13.4	5.5	1.6	20.5
Trading Derivative financial instruments	4.0	22.8	1.0	27.8
Financial assets pledged under repurchase agreements and
loaned financial assets
Financial assets held for trading	20.8	39.3	–	60.1
Financial assets designated as at fair value through profit or loss	–	0.4	–	0.4
Financial assets available-for-sale	–	0.3	–	0.3
Financial assets available-for-sale	3.1	3.7	18.1	24.9
Financial liabilities
Trading Derivative financial instruments	(1.5)	(36.6)	–	(38.1)

Movement in Level 3 financial instruments measured at fair value

A reconciliation of movements in Level 3 of the fair value hierarchy by class of instruments for the year ended 31 December 2010 is as follows:

	Financial assets at fair value
	through profit or loss
		Financial assets
		designated as	Financial	Financial
	Financial	at fair value	assets	derivative
	assets held for	through profit	available-for-	assets and
	trading	or loss	sale	liabilities (net)
Fair value at 1 January 2010	–	1.6	18.1	1.0
Gains or losses recognized in profit or loss for
the year	0.1	(0.5)	–	–
Gains or losses recognized in other
comprehensive income	–	–	0.2	–
Purchases	–	–	1.5	–
Sales	–	(0.7)	–	–
Acquisition of subsidiary	2.7	–	5.4	–
Eliminated at consolidation	–	–	(2.6)	–
Transfers into level 3	–	–	0.2	–
Fair value at 31 December 2010	2.8	0.4	22.8	1.0
Unrealized gains less losses recognized in
profit or loss or other comprehensive
income for the current period for assets
held at 31 December 2010	–	(0.5)	0.2	–

83

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

38.	Fair Values of Financial Instruments (continued)

A reconciliation of movements in Level 3 of the fair value hierarchy by class of instruments for the year ended 31 December 2009 is as follows:

	Financial assets at fair value
	through profit or loss
		Financial assets
		designated as	Financial	Financial
	Financial	at fair value	assets	derivative
	assets held for	through profit	available-for-	assets and
	trading	or loss	sale	liabilities (net)
Fair value at 1 January 2009	41.9	7.5	9.1	(10.4)
Gains or losses recognized in profit or loss for
the year	(8.2)	(5.7)	(1.6)	3.2
Gains or losses recognized in other
comprehensive income	–	–	4.9	–
Purchases	13.0	0.2	6.3	–
Reclassifications	–	–	51.8	–
Issues or origination	–	–	–	1.0
Sales	(16.8)	(0.9)	(52.5)	–
Settlements	–	–	–	8.1
Currency translation difference	–	–	0.1	–
Transfers out of level 3	(29.9)	(2.1)	–	(0.9)
Transfers into level 3	–	2.6	–	–
Fair value at 31 December 2009	–	1.6	18.1	1.0
Unrealized gains less losses recognized in
profit or loss or other comprehensive
income for the current period for assets
held at 31 December 2009	–	(1.2)	3.3	–

Methods and assumptions for financial assets valued using Level 2 and Level 3 financial assets

The fair value of financial assets at fair value through profit or loss, available for sale and derivative financial instruments valued according to Level 2 models was estimated based on DCF (projected cash flows) method using the assumption of future coupon payment and VTB internal interest rate curve. The fair value of structured financial assets was estimated based on stochastic modelling (Level 2 model). Probability models were calibrated using market indicators (currency forward, ITRAX Index). Value at Risk was calculated based on full historical recalculation and Monte-Carlo simulation.

The fair value of financial assets at fair value through profit or loss, available for sale and derivative financial instruments valued according to Level 3 models was estimated based on DCF (discounted cash flows) method and peer based method. Peer based method is based on comparing certain financial ratios or multiples, such as the price to book value, price to earnings, EV/EBITDA, etc., of the equity in question to those of its peers. This type of approach, which is popular as a strategic tool in the financial industry, is mainly statistical and based on historical data. Main assumptions used in Level 3 models were short-term revenue projections (one year), cost of equity, liquidity discount, cost of debt and net margin fall forecast. The sensitivity to valuation assumptions disclosed below represents by how much the fair value could increase or decrease had management used reasonably possible alternative valuation assumptions that are not based on observable market data.

Sensitivity analysis to changes of key assumptions for financial assets valued using Level 3 models

At 31 December 2010, financial assets available-for-sale for the amount of RUR 22.8 billion were valued based on valuation models by using the peer based valuations model and discounted cash flow method. The assumptions related to projections of discounted cash flows in the model up to 2013 were the following:

  WACC is 15.9%;
  Cost of debt is 10%;
  Net margin is 0.0001% less every next year;
  Liquidity discount applied to the valuation is 30%;

If the Group had used other reasonably possible alternative assumptions at 31 December 2010, the fair value of the above equity securities valued based on valuation models, would have been in the range from RUR 21.8 billion to RUR 23.4 billion.

84

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

38.	Fair Values of Financial Instruments (continued)

At 31 December 2009, financial assets available-for-sale for the amount of RUR 18.1 billion were valued based on valuation models by using the peer based valuations model, discounted cash flow method. The assumptions related to projections of discounted cash flows in the model up to 2013 are the following:

  WACC is 16.9%;
  Cost of debt is 12%;
  Net margin is 0.0001% less every next year;
  Liquidity discount applied to the valuation is 30%;

If the Group had used other reasonably possible alternative assumptions at 31 December 2009, the fair value of the above equity securities valued based on valuation models, would have been in the range from RUR 17.5 billion to RUR 18.5 billion.

Other reasonably possible alternative assumptions for 2010 and 2009 are the following:

  Cost of equity from -10% to 10%;
  Cost of debt from -10% to 10%
  Net margin from -10% to 10%;
  ROE from -10% to 10%.

Transfers between levels

During 2010 the financial assets designated at fair value through profit or loss for the total amount of RUR 5.0 billion were transferred from Level 2 to Level 1 as they became actively traded during the year and fair values were consequently determined using market quotes.

There have been no transfers from Level 1 to Level 2 in 2010.

During 2009 the financial assets held for trading for the total amount of RUR 26.4 billion and financial assets designated at fair value through profit or loss for the total amount of RUR 2.1 billion were transferred out of Level 3 to Level 1 as they became actively traded during the year based on the model of market activity test used by the Group and their fair values were consequently determined using market quotes.

During the year, the Group transferred financial assets designated as at fair value through profit or loss from level 2 to level 3 of the fair value hierarchy. The carrying amount of the total assets transferred was RUR 1.3 billion. The cumulative unrealised loss at the time of transfer was RUR 1.3 billion. The reason for the transfers from level 2 to level 3 is that inputs to the valuation models ceased to be observable. Prior to transfer, the fair value of the instruments was determined using observable market transactions or binding broker quotes for the same or similar instruments. Since the transfer, these instruments have been valued using valuation models incorporating significant non market-observable inputs.

The financial assets designated at fair value through profit or loss for the total amount of RUR 3.7 billion were transferred from Level 2 to Level 1 as they became actively traded during the year and fair values were consequently determined using market quotes.

There have been no transfers from Level 1 to Level 2 in 2009.

85

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

39.	Related Party Transactions

Parties are considered to be related if one party has the ability to control the other party or exercise significant influence over the other party in making financial or operational decisions as defined by IAS 24 “Related Party Disclosures”. In considering each possible related party relationship, attention is directed to the substance of the relationship, not merely the legal form.

Transactions and balances with related parties comprise transactions and balances with directly and indirectly state-owned entities and associates and joint ventures and are stated in the tables below:

Statements of financial position

	31 December 2010		31 December 2009
	State-owned	Associates and	State-owned	Associates and
	entities	joint ventures	entities	joint ventures
Assets
Cash and short-term funds	104.8	–	123.5	–
Mandatory cash balances with central banks	19.0	–	14.7	–
Financial assets at fair value through profit or loss	158.6	–	139.9	–
Financial assets pledged under repurchase agreements and loaned financial assets	7.8	–	64.3	–
Due from other banks	81.0	3.7	29.1	2.5
Loans and advances to customers	358.3	12.4	401.9	7.8
Allowance for loan impairment	(14.0)	(1.6)	(14.1)	(5.0)
Financial assets available-for-sale	7.1	0.3	4.8	0.3
Investment securities held-to-maturity	2.5	–	0.6	–

Liabilities
Due to other banks	58.5	1.3	40.9	0.4
Customer deposits	562.3	3.5	567.2	1.6
Other borrowed funds	167.4	–	354.5	–
Subordinated debt	195.3	–	176.4	–

Credit Related Commitments
Guarantees issued	109.8	0.7	116.5	–
Undrawn credit lines	25.6	–	16.3	–
Import letters of credit	2.5	–	1.6	–
Commitments to extend credit	39.2	1.7	13.3	0.7

Income statements

	2010	2009
Interest income
Loans and advances to customers	38.6	58.2
Securities	12.7	9.4
Due from other banks	2.3	5.3
Interest expense
Customer deposits	(23.3)	(39.3)
Due to other banks and other borrowed funds	(6.7)	(60.2)
Subordinated debt	(16.6)	(17.3)

Recovery of / (provision for) impairment	3.5	(13.0)

For the period ended 31 December 2010, the total remuneration of the directors and key management personnel of the Group including pension contributions amounted to RUR 3.8 billion (31 December 2009: RUR 3.2 billion). Key management personnel include VTB Supervisory Board, VTB Management Board, VTB Statutory Audit Committee and key management of subsidiaries. Loans to the directors and key management personnel as at 31 December 2010 amounted to RUR 0.5 billion (31 December 2009: RUR 0.3 billion).

86

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

40.	Consolidated Subsidiaries, Associates and Joint Ventures

The principal subsidiaries, associates and joint ventures included in these consolidated financial statements are presented in the table below:

			Percentage of ownership
		Country of	31 December	31 December
Name	Activity	registration	2010	2009
Subsidiaries:
“VTB Bank (Austria)” AG	Banking	Austria	100.00%	100.00%
“Russian Commercial Bank (Cyprus) Limited”	Banking	Cyprus	60.00%	60.00%
“VTB Bank”, PJSC (Ukraine)	Banking	Ukraine	99.97%	99.96%
“VTB Bank (Armenia)”, CJSC	Banking	Armenia	100.00%	100.00%
“VTB Bank (Georgia)”, JSC	Banking	Georgia	96.31%	87.38%
“VTB Bank (Belarus)”, CJSC	Banking	Belarus	71.42%	69.70%
“Bank VTB 24”, CJSC	Banking	Russia	100.00%	100.00%
“VTB Bank (Deutschland)”, AG	Banking	Germany	100.00%	100.00%
“Bank VTB (Kazakhstan)”, JSC	Banking	Kazakhstan	100.00%	100.00%
“VTB Bank (Azerbaijan)”, OJSC	Banking	Azerbaijan	51.00%	51.00%
“Bank VTB North-West”, OJSC	Banking	Russia	100.00%	100.00%
“VTB Bank (France)”	Banking	France	87.04%	87.04%
“VTB Capital”, Plc	Banking	Great Britain	95.54%	95.54%
“Banco VTB Africa S.A.”	Banking	Angola	66.00%	66.00%
“TransCreditBank”, JSC	Banking	Russia	43.18%	–
“VTB Capital (Namibia) (Proprietary) Limited”	Investment	Namibia	50.33%	50.33%
“Multicarta”, Ltd	Plastic cards
	(processing)	Russia	100.00%	100.00%
“ITC Consultants (Cyprus)”, Ltd	Finance	Cyprus	100.00%	100.00%
“VB-Service”, Ltd	Commerce	Russia	100.00%	100.00%
“Almaz-Press”, CJSC	Publishing	Russia	100.00%	100.00%
“VTB-Leasing”, OJSC	Leasing	Russia	100.00%	100.00%
“Embassy Development Limited”	Finance	Jersey	100.00%	100.00%
“VTB-Development”, CJSC	Development	Russia	100.00%	100.00%
“VTB Europe Strategic Investments Limited”	Investment	Great Britain	100.00%	100.00%
“VTB Europe Finance”, B.V.	Finance	Netherlands	100.00%	100.00%
“Nevsky Property”, Ltd	Property	Cyprus	100.00%	100.00%
“Business-Finance”, Ltd	Finance	Russia	100.00%	100.00%
“VTB Dolgovoi centre”, CJSC	Finance	Russia	100.00%	100.00%
“Sistema Leasing 24”, CJSC	Finance	Russia	100.00%	100.00%
“VTB-Capital”, CJSC	Finance	Russia	100.00%	100.00%
“Insurance Company VTB-Insurance”, Ltd	Insurance	Russia	100.00%	100.00%
“VTB-Leasing Ukraine”, Ltd	Leasing	Ukraine	100.00%	100.00%
“Capablue”, Ltd	Leasing	Ireland	100.00%	100.00%
“VTB Leasing (Europe)”, Ltd	Leasing	Cyprus	100.00%	100.00%
“VTB-Leasing Finance”, Ltd	Finance	Russia	99.99%	99.99%
“VTB-Leasing”, Ltd	Leasing	Belarus	100.00%	100.00%
“VTB-Leasing Capital”, Ltd	Finance	Ireland	100.00%	100.00%
“VTB Specialized Depository”, CJSC	Finance	Russia	100.00%	100.00%
“VTB Asset Management”, CJSC	Finance	Russia	19.00%	19.00%
“Holding VTB Capital”, CJSC	Finance	Russia	100.00%	100.00%
“VTB Factoring”, Ltd	Factoring	Russia	100.00%	100.00%
“Sistema-Hals”, OJSC	Real Estate	Russia	51.24%	51.24%
“M”, CJSC	Real Estate	Russia	100.00%	–
“VTB Arena”, CJSC	Real Estate	Russia	75.00%	–

Associates and joint ventures:
“Eurofinance Mosnarbank”, OJSC	Banking	Russia	35.86%	35.86%
“Vietnam-Russia Joint Venture Bank”	Banking	Vietnam	49.00%	49.00%
“Interbank Trading House”, Ltd	Commerce	Russia	50.00%	50.00%
“KS Holding”, CJSC	Insurance	Russia	49.00%	49.00%
“POLIEF”, OJSC	Chemical	Russia	32.50%	32.50%
“Sistemapsys S.a.r.l.”	Construction	Luxembourg	50.00%	50.00%
“Telecom-Development”, CJSC	Construction	Russia	50.00%	50.00%
“Hals-Technopark”, Ltd	Construction	Russia	50.00%	100.00%
“Thalita Trading”	Finance	Cyprus	50.00%	57.50%
“Finnist Real Estate S.a.r.l.”	Real Estate	Luxembourg	19.90%	–
87

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

40.	Consolidated Subsidiaries, Associates and Joint Ventures (continued)

In February 2010, VTB Bank (Azerbaijan) issued 16,000,000 additional ordinary shares with notional amount of AZN 1.0 each (RUR 37.5) for AZN 16 million (RUR 0.6 billion). The Group purchased 8,160,000 ordinary shares for AZN 8 million (RUR 0.3 billion), thus the ownership share remained unchanged.

In accordance with the Russian legislation in December 2009, upon consolidating 51.24% of “Sistema-Hals”, OJSC shares the Group made the binding offer to repurchase the non-controlling interests of Sistema-Hals, which has expired on 9 March 2010. The Group booked the liability under the offer (put option over non-controlling interests) directly in the equity in the amount of RUR 3.4 billion as at 31 December 2009. No shares were offered by Sistema-Hals’s minorities (non-controlling interests’ owners) for repurchase by VTB in accordance with the terms of the shares repurchase offer. As a result the Group booked a reversal of the above accrual of liability in full.

In April 2010, VTB increased its ownership in “VTB Bank (Belarus)”, CJSC from 69.70% to 71.42% by purchasing 4,826 ordinary shares from minorities for RUR 48.6 million.

In April 2010, the Group gained a 100% ownership share in “M”, CJSC by purchasing the remaining 50% share in “Ekvivalent”, CJSC, the holding company of “M”, CJSC for USD 80 million (RUR 2.3 billion) through “Sistema-Hals”, OJSC subsidiary. In 2008 the Group invested USD 87.5 million in 50% of “Ekvivalent”, CJSC. At acquisition date fair value of the financial asset amounted to RUR 2.3 billion.

The fair values of identifiable assets and liabilities of “M”, CJSC at the acquisition date were as follows:

Fair value
Assets
Investment property	8.1
Deferred tax asset	0.2
Other assets	0.7
Total assets	9.0
Liabilities
Other borrowed funds	2.8
Deferred tax liability	1.3
Other liabilities	0.4
Total liabilities	4.5
Fair value of identifiable net assets of subsidiary	4.5
Goodwill arising from the acquisition:
Consideration paid	2.3
Fair value of the acquirer’s previously held equity interest in the acquiree	2.3
Less: fair value of identifiable net assets of subsidiary	(4.5)
Goodwill arising from the acquisition	0.1

At acquisition date goodwill of RUR 0.1 billion allocated to “M”, CJSC was written-off through an impairment charge, due to uncertainty about future cash inflows and economic benefits from this business in the observable future.

88

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

40.	Consolidated Subsidiaries, Associates and Joint Ventures (continued)

In April 2010, the Group obtained a 100% share in the Group of companies “Russian Elevator” by taking possession in accordance with additional agreements with its borrowers of collateral held as security in exchange for the loans receivable from these borrowers. The fair value of the identifiable assets and liabilities acquired and goodwill arising as at the acquisition date was as follows:

Fair value
Assets
Financial assets available-for-sale	0.1
Premises and equipment	0.6
Total assets	0.7
Liabilities
Other liabilities related to non-banking activities	0.1
Total liabilities	0.1
Fair value of identifiable net assets of subsidiary	0.6
Goodwill arising from the acquisition:
Loans receivable	0.6
Less: fair value of identifiable net assets of subsidiary	(0.6)
Goodwill arising from the acquisition	–

In May 2010, the Group purchased a 50% share in PL Kamelia, OJSC for USD 42.4 million (RUR 1.3 billion), thus obtaining a 100% ownership share in PL Kamelia, OJSC. Previously held 50% share in PL Kamelia, OJSC was received by the Group through acquisition of associates “Astanda”, Ltd and “Sistema Saraya”, Ltd as the holding entities for PL Kamelia, OJSC shares.

The fair values of identifiable assets and liabilities of PL Kamelia, OJSC at the acquisition date were:

Fair value
Assets
Premises and equipment	0.7
Total assets	0.7
Liabilities
Other liabilities related to non-banking activities	–
Total liabilities	–
Fair value of identifiable net assets of subsidiary	0.7
Goodwill arising from the acquisition:
Consideration paid	1.3
Fair value of the acquirer’s previously held equity interest in the acquiree	0.4
Less: fair value of identifiable net assets of subsidiary	(0.7)
Goodwill arising from the acquisition	1.0

At acquisition date goodwill of RUR 1.0 billion allocated to PL Kamelia, OJSC was written-off through an impairment charge due to uncertainty about future cash inflows and economic benefits from this business in the observable future.

In June 2010, VTB increased its ownership in “VTB Bank (Georgia)”, JSC from 87.38% to 90.74% by purchasing 100% of 38,008,734 newly issued ordinary shares for the nominal value of GEL 38 million (RUR 0.6 billion).

89

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

40.	Consolidated Subsidiaries, Associates and Joint Ventures (continued)

In August 2010, VTB increased its ownership in “VTB Bank (Georgia)”, JSC from 90.74% to 96.16% by purchasing from minorities 5.42% (7,730,073 ordinary shares) for USD 4.25 million (RUR 128.5 million).

In July 2010, “Bank VTB (Kazakhstan)”, JSC issued 296,000 additional ordinary shares with nominal value of KZT 10,000 each for KZT 2,960 million (RUR 0.6 billion), which are fully purchased by the Group. The ownership share of 100% remained unchanged.

In September 2010, the Group obtained a 75% less 1 share ownership share in VTB Arena, CJSC, which owned 100% of Petrovsky Park Arena, CJSC and 75% less 1 share in Management Company “Dinamo”, CJSC that owned 68.92% of Football Club “Dinamo”, CJSC. The cash totaling RUR 18.0 billion was contributed to the equity of newly established entity VTB Arena. The fair values of consolidated identifiable assets of VTB Arena, CJSC at the acquisition date were determined by the independent appraiser. The fair values of identifiable liabilities of VTB Arena, CJSC were not materially different from nominal values immediately before the acquisition except for the fair value of financial liability represented by the loan obtained by Petrovsky Park Arena, CJSC from the Bank before the acquisition date.

The Group invested in VTB Arena with the purpose of effective developing the real estate project, that significantly strengthens a positive public image of the Group as a nation-wide brand.

For the purpose of determining goodwill from the acquisition the fair values of identifiable assets and liabilities of VTB Arena, CJSC at the acquisition date were as follows:

Fair value
Assets
Cash and short-term funds	15.5
Investment property	4.6
Premises and equipment	8.1
Intangible assets	2.2
Deferred tax asset	0.3
Other assets	3.8
Total assets	34.5
Liabilities
Due to other banks	11.9
Deferred tax liability	0.4
Other liabilities	2.7
Total liabilities	15.0
Fair value of identifiable net assets of subsidiary	19.5
Goodwill arising from the acquisition:
Consideration paid	18.0
Non-controlling interests (proportionate share of the acquiree’s identifiable net assets)	5.8
Less: fair value of identifiable net assets of subsidiary	(19.5)
Goodwill arising from the acquisition	4.3

The goodwill represents the value of expected benefits from investing in the real estate project. As at 31 December 2010 goodwill was not impaired as the fair value of cash-generating unit to which this goodwill was allocated did not change from the acquisition date. The goodwill will not be deductible for tax purposes in future periods.

The Group does not disclose the revenue and net profit of the Group with VTB Arena for the year ended 31 December 2010 as if the acquisition had occurred on 1 January 2010 as VTB Arena is a newly established entity.

In October 2010, VTB Bank, PJSC (Ukraine) issued 24,870 million additional ordinary shares with nominal value of UAH 2,487 million (RUR 9.4 billion), 99.99% of which were purchased by the Group. As a result VTB’s ownership share in VTB Bank, PJSC (Ukraine) increased from 99.96% to 99.97%.

In November 2010, VTB increased its ownership in “VTB Bank (Georgia)”, JSC from 96.16% to 96.31% by purchasing additionally issued 5,491,266 ordinary shares with nominal value of GEL 1 each for GEL 5.5 million (RUR 95.1 million).

90

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

40.	Consolidated Subsidiaries, Associates and Joint Ventures (continued)

In December 2010, VTB Arena acquired all of 11,227,930 additionally issued shares of Football Club “Dinamo”, CJSC for RUR 6.6 billion. As a result, the ownership share of VTB Arena in Football Club “Dinamo”, CJSC increased to 76.09%. This change in ownership interest resulted in recognition of RUR 1.5 billion reallocation of retained earnings attributable to non-controlling interests, which was accounted for within equity.

In December 2010, “Obyedinennaya Depositarnaya companya”, CJSC was renamed into “VTB Specialized Depository”, CJSC.

At 31 December 2010 VTB acquired 43.18% interest in “TransCreditBank”, JSC. The Group obtained control over “TransCreditBank”, JSC based on the potential voting rights existence on the same date. The Group considered the potential voting rights not giving current access to economic benefits, thus fully consolidating “TransCreditBank”, JSC based on the present ownership interest of 43.18% with 56.82% non-controlling interest.

For the purpose of determining goodwill from the acquisition the fair values of identifiable assets and liabilities of “TransCreditBank”, JSC at the acquisition date were as follows:

Fair value
Assets
Cash and short-term funds	34.9
Mandatory cash balances with central banks	1.9
Financial assets at fair value through profit or loss	62.6
Financial assets pledged under repurchase agreements and loaned financial assets	0.4
Due from other banks	64.8
Loans and advances to customers	203.6
Financial assets available-for-sale	6.0
Investment securities held-to-maturity	2.4
Premises and equipment	6.0
Investment property	3.0
Intangible assets	5.3
Deferred tax asset	0.2
Other assets	4.8
Total assets	395.9
Liabilities
Due to other banks	16.1
Customer deposits	276.9
Other borrowed funds	9.8
Debt securities issued	40.7
Deferred tax liability	1.1
Subordinated debt	17.3
Other liabilities	3.6
Total liabilities	365.5
Fair value of identifiable net assets of subsidiary	30.4
Goodwill arising from the acquisition:
Consideration paid	20.7
Non-controlling interests (proportionate share of the acquiree’s identifiable net assets)	17.4
Less: fair value of identifiable net assets of subsidiary	(30.4)
Goodwill arising from the acquisition	7.7

The gross contractual amounts of loans and advances to customers of “TransCreditBank”, JSC at the acquisition date amounted to RUR 214.4 billion. The estimate of the contractual cash flows not expected to be collected amounted to RUR 11.9 billion.

The Group acquired “TransCreditBank”, JSC implementing its strategy of further increasing its retail and corporate market share and improving profitability through economies of scale.

The goodwill is primarily attributable to the profitability of the acquired business, potential synergies and combined cost savings. The goodwill will not be deductible for tax purposes in future periods.

91

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

40.	Consolidated Subsidiaries, Associates and Joint Ventures (continued)

The Group considers that it is impracticable to disclose the revenue and net profit of the Group with “TransCreditBank”, JSC for the year ended 31 December 2010 as if the acquisition had occurred on 1 January 2010 due to uncertainties associated with factors effecting the income statement including impact of intragroup transactions that might have happened between the Group’s members and “TransCreditBank”, JSC.

Within the program of integration of business of Bank VTB North-West into the Group, the Supervisory Board and the shareholders approved a legal merger of VTB and Bank VTB North-West (Note 42).

41.	Capital Management and Capital Adequacy

The Group’s policy is to maintain a strong capital base so as to maintain investor, creditor and market confidence and to sustain future development of its business.

Capital adequacy ratio in accordance with CBR requirements

The CBR requires banks to maintain a capital adequacy ratio of 10% of risk-weighted assets, computed based on Russian accounting legislation. The central banks of other countries where the Group members are registered set and monitor their own capital requirements.

As at 31 December 2010 and 2009, the Bank’s capital adequacy ratio on this basis exceeded the statutory minimum and was as follows:

	31 December	31 December
	2010	2009
Capital	529.7	565.2
Risk-weighted assets	2,347.7	2,371.6
Capital adequacy ratio	22.6%	23.8%

In line with the guidelines set out by the Basel Capital Accord, CBR regulations envisage sub-allocation of Tier 2 instruments, which meet the definition of subordinated debt, to either upper Tier 2 capital or lower Tier 2 capital. Subordinated debt classified as lower Tier 2 capital should not exceed 50% of Tier 1 capital, and total Tier 2 capital (including upper Tier 2 and lower Tier 2 capital) should not exceed 100% of Tier 1 capital.

In November 2008, the Bank issued two instruments, in the amount of RUR 100.0 billion each, to a related third party (state owned institution), which was classified as Tier 2 capital upon the regulator’s approval and included in upper Tier 2 capital for the purposes of calculation of capital adequacy in accordance with CBR regulations.

Capital adequacy ratio under the Basel Capital Accord 1988

The Group is also subject to minimum capital requirements established by covenants under liabilities incurred by the Bank. The Group’s international risk based capital adequacy ratio, computed in accordance with the Basel Accord guidelines issued in 1988, with subsequent amendments including the amendment to incorporate market risks, and modified as stated below, as at 31 December 2010 and 2009 was 16.8% and 20.9% respectively. For the purposes of this calculation, the two subordinated debts issued by the Bank in November 2008, in the amount of RUR 100.0 billion each (see previous paragraph), were included in the full amount as disclosed in Note 23 in upper Tier 2 capital on the basis of the regulator’s approval and the appropriate regulations set out by the CBR. These ratios exceeded the minimum ratio of 8% recommended by the Basel Accord.

The Group’s capital adequacy ratio, computed on this basis in accordance with the Basel Capital Accord 1988, with subsequent amendments including the amendment to incorporate market risks, as at 31 December 2010 and 2009 was as follows:

	31 December	31 December
	2010	2009
Tier 1 capital	546.9	485.2
Tier 2 capital	214.8	207.1
Less: deductions from total capital	(21.7)	(4.9)
Total capital	740.0	687.4
Risk weighted assets	4,413.2	3,291.3
Tier 1 capital ratio	12.4%	14.7%
Capital adequacy ratio	16.8%	20.9%

92

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2010 and 2009 (in billions of Russian Roubles)

42.	Subsequent Events

In February 2011, the Russian Federation state, acting through the Federal Property Agency, has reduced its share from 85.5% to 75.5% of VTB’s issued and outstanding shares at 31 December 2010 as a result of offering in the form of shares and global depositary receipts.

In January 2011, “Vietnam-Russia Joint Venture Bank” increased its share capital to USD 168.5 million, and VTB increased its share in “Vietnam-Russia Joint Venture Bank” from 49.00% to 50.00% by contribution of USD 53.6 million (RUR 1.6 billion).

In February 2011, VTB purchased 46.48% of “The Bank of Moscow”, OJSC and 25% plus 1 share of “Metropolitan Insurance Group”, OJSC.

In February 2011, the Group entered into the agreement to sell shares of “Eurofinance Mosnarbank”, OJSC, effectively decreasing the Group’s ownership in “Eurofinance Mosnarbank”, OJSC associate to 25% plus 0.5 share. “Eurofinance Mosnarbank”, OJSC was renamed to “Russian-Venezuelan Bank”.

In February 2011, VTB partially redeemed Series 9 Eurobonds in the amount of EUR 195.4 million (RUR 7.8 billion) under investor put option.

In February 2011, VTB issued USD 750 million (RUR 21.9 billion) Series 12 Eurobonds under European Medium Term Notes (EMTN) Programme 2 with maturity in February 2018 and a fixed coupon rate of 6.315% p.a. payable semi-annually.

In February 2011, the Group’s subsidiary was ordered by the local court to conclude agreements with a third party that might result in potential loss of UAH 150 million (RUR 0.6 billion) to the Group. The Group’s subsidiary appealed against the court ruling.

In February 2011, tax authorities imposed a fine of UAH 458 million (RUR 1.8 billion) in relation to the tax loss carried forward of a Group’s subsidiary that was not allowed by the above tax authorities. The management of the Group’s subsidiary believes that the tax losses under dispute are recognized in accordance with the tax law and appealed the tax authorities’ decision.

In February 2011, VTB 24 redeemed domestic bonds in the amount of RUR 10.0 billion under investor put option.

On 28 March 2011, VTB North-West ceased its operations as a subsidiary of VTB following the legal merger of VTB and VTB North-West. As a result of the legal merger the Group recognized the carrying value of the net assets of VTB North-West at the legal merger date and recognized in the income statement the difference between the carrying value of the net assets of VTB North-West and carrying value of VTB’s investment in VTB North-West. As the initial accounting was not completed before the financial statements were authorized for issue the carrying value of the net assets of VTB North-West at the legal merger date and other relevant information would be disclosed in the interim consolidated financial statements of the Group at 31 March 2011.

In March 2011, “VTB Dolgovoi centre”, CJSC, a 100%-owned Group’s subsidiary, issued 2,825.2 million additional ordinary shares with nominal value of RUR 2,825.2 million, which are fully purchased by VTB at par.

93

VTB BANK Consolidated Financial Statements and Auditors’ Report For the years ended 31 December 2011 and 2010

VTB Bank Consolidated Financial Statements and Independent Auditor’s Report

CONTENTS

INDEPENDENT AUDITORS’ REPORT

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Financial Position		1
Consolidated Income Statements		2
Consolidated Statements of Comprehensive Income		3
Consolidated Statements of Cash Flows		4
Consolidated Statements of Changes in Shareholders’ Equity		6

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	Principal Activities	7
2.	Operating Environment of the Group	7
3.	Basis of Preparation	8
4.	Changes in Accounting Policies	8
5.	Summary of Principal Accounting Policies	12
6.	Significant Accounting Estimates and Judgements	25
7.	Cash and Short-Term Funds	26
8.	Financial Assets at Fair Value Through Profit or Loss	26
9.	Financial Assets Pledged under Repurchase Agreements and Loaned Financial Assets	28
10.	Due from Other Banks	28
11.	Loans and Advances to Customers	29
12.	Financial Assets Available-for-Sale	30
13.	Investments in Associates and Joint Ventures	31
14.	Investment Securities Held-to-Maturity	32
15.	Premises and Equipment	32
16.	Investment Property	33
17.	Intangible Assets and Goodwill	34
18.	Other Assets	36
19.	Disposal Group Held for Sale	37
20.	Due to Other Banks	37
21.	Customer Deposits	37
22.	Other Borrowed Funds	38
23.	Debt Securities Issued	39
24.	Subordinated Debt	41
25.	Other Liabilities	42
26.	Share Capital	43
27.	Interest Income and Expense	43
28.	Gains Less Losses Arising from Financial Instruments at Fair Value Through Profit or Loss	44
29.	Fee and Commission Income and Expense	44
30.	Income Arising from Non-Banking Activities and Other Operating Income	44
31.	Staff Costs and Administrative Expenses	45
32.	Allowances for Impairment and Provisions	45
33.	Income Tax	47
34.	Basic and Diluted Earnings per Share	49
35.	Dividends	49
36.	Contingencies, Commitments and Derivative Financial Instruments	50
37.	Analysis by Segment	54
38.	Financial Risk Management	59
39.	Fair Values of Financial Instruments	88
40.	Related Party Transactions	91
41.	Consolidated Subsidiaries	93
42.	Business Combinations and Disposal of Subsidiaries	94
43.	Capital Management and Capital Adequacy	96
44.	Subsequent Events	97

Independent auditors' report

To the Supervisory Board and Shareholders of VTB Bank:

We have audited the accompanying consolidated financial statements of VTB Bank (“the Bank”) and its subsidiaries (together “the Group”), which comprise the consolidated statements of financial position as at 31 December 2011 and 2010, and the consolidated income statements, consolidated statements of comprehensive income, of cash flows and of changes in shareholders’ equity for the years then ended, and a summary of principal accounting policies and other explanatory information.

Management’s responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Group as at 31 December 2011 and 2010, and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards.

25 April 2012

VTB Bank Consolidated Statements of Financial Position as at 31 December (in billions of Russian Roubles)

	Note	2011	2010
Assets
Cash and short-term funds	7	407.0	275.5
Mandatory reserve deposits with central banks		71.9	26.4
Financial assets at fair value through profit or loss	8	571.5	344.6
Financial assets pledged under repurchase agreements and
loaned financial assets	9	198.6	16.9
Due from other banks	10	424.6	349.9
Loans and advances to customers	11	4,301.6	2,785.4
Assets of disposal group held for sale	19	10.3	–
Financial assets available-for-sale	12	167.7	55.9
Investments in associates and joint ventures	13	32.5	15.7
Investment securities held-to-maturity	14	32.4	34.2
Premises and equipment	15	116.8	113.2
Investment property	16	122.5	102.2
Intangible assets and goodwill	17	141.2	30.5
Deferred tax asset	33	42.7	37.9
Other assets	18	148.3	102.6
Total assets		6,789.6	4,290.9
Liabilities
Due to other banks	20	699.7	397.3
Customer deposits	21	3,596.7	2,212.9
Liabilities of disposal group held for sale	19	8.5	–
Other borrowed funds	22	734.6	185.7
Debt securities issued	23	664.5	593.1
Deferred tax liability	33	10.0	7.3
Other liabilities	25	209.4	110.9
Total liabilities before subordinated debt		5,923.4	3,507.2
Subordinated debt	24	241.1	205.5
Total liabilities		6,164.5	3,712.7
Equity
Share capital	26	113.1	113.1
Share premium		358.5	358.5
Treasury shares		(0.6)	(0.3)
Unrealized gain on financial assets available-for-sale and cash
flow hedge		7.9	4.0
Premises revaluation reserve		11.4	11.4
Currency translation difference		11.0	11.0
Retained earnings		102.2	56.6
Equity attributable to shareholders of the parent		603.5	554.3

Non-controlling interests		21.6	23.9
Total equity		625.1	578.2
Total liabilities and equity		6,789.6	4,290.9

The notes № 1 - 44 form an integral part of these consolidated financial statements	1

VTB Bank Consolidated Income Statements for the Years Ended 31 December (in billions of Russian Roubles)

	Note	2011	2010
Interest income	27	416.7	330.5
Interest expense	27	(189.7)	(159.4)
Net interest income		227.0	171.1
Provision charge for impairment of debt financial assets	32	(31.6)	(51.6)
Net interest income after provision for impairment		195.4	119.5
(Losses net of gains) / gains less losses arising from financial
instruments at fair value through profit or loss	28	(30.8)	14.8
Gains less losses / (losses net of gains) from available-for-sale
financial assets	12	4.1	(0.1)
Losses net of gains arising from extinguishment of liability		(0.7)	–
Net recovery of losses / (losses) on initial recognition of financial instruments, restructuring and other gains / (losses) on loans and
advances to customers		20.2	(0.2)
Gains less losses / (losses net of gains) arising from dealing in
foreign currencies		6.1	(7.5)
Foreign exchange translation (losses net of gains) / gains less losses		(6.5)	12.1
Fee and commission income	29	47.4	28.8
Fee and commission expense	29	(8.2)	(4.1)
Share in income / (loss) of associates and joint ventures	13	7.5	(0.7)
Provision charge for impairment of other assets, contingencies and
credit related commitments	32	(1.4)	(2.2)
Income arising from non-banking activities	30	20.4	11.0
Expenses arising from non-banking activities		(9.1)	(7.2)
Other operating income	30	9.2	3.1
Net non-interest income		58.2	47.8
Operating income		253.6	167.3
Staff costs and administrative expenses	31	(141.5)	(95.1)
Impairment of goodwill	17	–	(1.1)
Profit from disposal of subsidiaries and associates		3.4	–
Profit before taxation		115.5	71.1
Income tax expense	33	(25.0)	(16.3)
Net profit		90.5	54.8
Net profit / (loss) attributable to:
Shareholders of the parent		89.4	58.2
Non-controlling interests		1.1	(3.4)
Basic and diluted earnings per share
(expressed in Russian Roubles per share)	34	0.00855	0.00557

The notes № 1 - 44 form an integral part of these consolidated financial statements	2

VTB Bank Consolidated Statements of Comprehensive Income for the Years Ended 31 December (in billions of Russian Roubles)

	2011	2010
Net profit	90.5	54.8
Other comprehensive income:
Net result on financial assets available-for-sale, net of tax	2.7	0.6
Actuarial losses net of gains arising from difference between pension plan
assets and obligations	(0.5)	(0.2)
Share of other comprehensive income of associates and joint ventures	(0.5)	(0.2)
Effect of translation, net of tax	2.4	(2.4)
Other comprehensive income, net of tax	4.1	(2.2)
Total comprehensive income	94.6	52.6
Total comprehensive income attributable to:
Shareholders of the parent	93.7	56.3
Non-controlling interests	0.9	(3.7)

The notes № 1 - 44 form an integral part of these consolidated financial statements	3

VTB Bank Consolidated Statements of Cash Flows for the Years Ended 31 December (in billions of Russian Roubles)

	Note	2011	2010
Cash flows from operating activities
Interest received		382.3	302.6
Interest paid		(176.4)	(158.0)
(Loss incurred) / income received on operations with financial
instruments at fair value through profit or loss		(23.3)	13.9
Income received / (loss incurred) on dealing in foreign currency		10.8	(7.6)
Fees and commissions received		48.0	28.3
Fees and commissions paid		(7.6)	(4.6)
Other operating income received		2.0	1.6
Staff costs, administrative expenses paid		(122.1)	(83.5)
Income received from non-banking activities		17.8	7.0
Expenses paid in non-banking activities		(7.3)	(1.8)
Income tax paid		(28.8)	(22.8)
Cash flows from operating activities before changes in operating
assets and liabilities		95.4	75.1
Net decrease / (increase) in operating assets
Net increase in mandatory reserve deposits with central banks		(37.3)	(0.5)
Net decrease in restricted cash		–	0.2
Net increase in correspondent accounts in precious metals		(6.8)	(1.6)
Net (increase) / decrease in financial assets at fair value through
profit or loss		(159.8)	42.8
Net decrease in due from other banks		11.6	58.4
Net increase in loans and advances to customers		(971.2)	(289.3)
Net increase in other assets		(44.1)	(22.3)

Net (decrease) / increase in operating liabilities
Net increase in due to other banks		232.5	79.8
Net increase in customer deposits		832.7	361.5
Net increase / (decrease) in debt securities issued other than bonds		78.9	(14.6)
Net increase in other liabilities		19.2	7.6
Net cash from operating activities		51.1	297.1
Cash flows used in investing activities
Dividends received		0.8	0.8
Proceeds from sale or redemption of financial assets available-for-sale		58.5	13.3
Purchase of financial assets available-for-sale		(125.6)	(43.9)
Purchase of subsidiaries, net of cash acquired	42	5.8	8.1
Disposal of subsidiaries, net of cash disposed	42	(1.1)	0.2
Purchase of and contributions to associates and joint ventures	13	(109.1)	(0.6)
Proceeds from sale of share in associates and joint ventures		6.6	–
Purchase of investment securities held-to-maturity		(1.2)	(0.8)
Proceeds from redemption of investment securities held-to-maturity		2.3	1.2
Purchase of premises and equipment		(36.9)	(31.3)
Proceeds from sale of premises and equipment		40.1	2.9
Purchase or construction of investment property		(0.3)	–
Proceeds from sale of investment property		1.3	–
Purchase of intangible assets		(2.7)	(1.4)
Proceeds from sale of intangible assets		1.2	–
Net cash used in investing activities		(160.3)	(51.5)

The notes № 1 - 44 form an integral part of these consolidated financial statements	4

VTB Bank Consolidated Statements of Cash Flows for the Years Ended 31 December (continued) (in billions of Russian Roubles)

	Note	2011	2010
Cash flows used in financing activities
Dividends paid	35	(7.3)	(6.1)
Proceeds from issuance of local bonds		21.0	36.1
Repayment of local bonds		(53.9)	(30.7)
Buy-back of local bonds		(16.7)	(33.9)
Proceeds from sale of previously bought-back local bonds		14.9	29.7
Proceeds from issuance of Eurobonds		45.6	92.4
Repayment of Eurobonds		(100.8)	(11.5)
Buy-back of Eurobonds		(35.3)	(64.1)
Proceeds from sale of previously bought-back Eurobonds		33.9	68.3
Proceeds from syndicated loans		87.3	0.6
Repayment of syndicated loans		(43.2)	(14.9)
Buy-back of syndicated loans		(5.9)	–
Proceeds from other borrowings and funds from local central banks		452.3	275.4
Repayment of other borrowings and funds from local central banks		(122.7)	(562.6)
Repayment of subordinated debt		–	(9.3)
Buy-back of subordinated debt		(4.8)	(0.3)
Proceeds from sale of previously bought-back subordinated debt		3.1	0.9
Proceeds from sale of treasury shares		1.3	–
Purchase of treasury shares		(1.6)	–
Share issue to minorities	41	0.2	0.3
Purchase of non-controlling interests in subsidiaries	41	(34.8)	(0.2)
Net cash used in financing activities		232.6	(229.9)
Effect of exchange rate changes on cash and cash equivalents		2.6	(1.7)
Effect of hyperinflation		(1.3)	–
Net increase in cash and cash equivalents		124.7	14.0
Cash and cash equivalents at the beginning of the year	7	272.8	258.8
Cash and cash equivalents at the end of the year	7	397.5	272.8

The notes № 1 - 44 form an integral part of these consolidated financial statements	5

VTB Bank Consolidated Statements of Changes in Shareholders’ Equity for the Years Ended 31 December 2011 and 2010 (in billions of Russian Roubles)

	Attributable to shareholders of the parent
	Share capital	Share premium	Treasury shares	Unrealized gain on financial assets available- for-sale and cash flow hedge	Premises revaluation reserve	Currency translation difference	Retained earnings	Total	Non- controlling interests	Total equity
Balance at 1 January 2010	113.1	358.5	(0.4)	3.4	11.8	13.2	2.7	502.3	2.6	504.9
Net result from treasury
shares transactions	–	–	0.1	–	–	–	(0.1)	–	–	–

Total comprehensive income
for the period	–	–	–	0.6	(0.1)	(2.2)	58.0	56.3	(3.7)	52.6

Transfer of premises
revaluation reserve upon
disposal or depreciation	–	–	–	–	(0.3)	–	0.3	–	–	–

Dividends declared (Note 35)	–	–	–	–	–	–	(6.1)	(6.1)	–	(6.1)

Acquisition of subsidiaries	–	–	–	–	–	–	–	–	23.2	23.2

Increase in share capital of
subsidiaries	–	–	–	–	–	–	(1.5)	(1.5)	1.9	0.4

Acquisition of non-controlling
interests	–	–	–	–	–	–	(0.1)	(0.1)	(0.1)	(0.2)

Expiration of put options over
non-controlling interests	–	–	–	–	–	–	3.4	3.4	–	3.4
Balance at 31 December
2010	113.1	358.5	(0.3)	4.0	11.4	11.0	56.6	554.3	23.9	578.2
Net result from treasury
shares transactions	–	–	(0.3)	–	–	–	–	(0.3)	–	(0.3)

Total comprehensive income
for the period	–	–	–	2.8	–	2.8	88.1	93.7	0.9	94.6

Transfer of premises
revaluation reserve upon
disposal or depreciation	–	–	–	–	(0.2)	–	0.2	–	–	–

Transfer of currency
translation difference upon
legal merger of subsidiary
(Note 41)	–	–	–	–	–	(2.4)	2.4	–	–	–

Dividends declared (Note 35)	–	–	–	–	–	–	(6.1)	(6.1)	(1.2)	(7.3)

Increase in share capital of
subsidiaries (Note 41)	–	–	–	–	–	–	(3.2)	(3.2)	3.4	0.2

Acquisition of subsidiaries
(Note 42)	–	–	–	–	–	–	–	–	17.0	17.0

Disposal of subsidiaries
(Note 42)	–	–	–	–	–	–	–	–	(0.5)	(0.5)

Acquisition of non-controlling
interests (Note 41)	–	–	–	1.1	0.2	(0.4)	(13.9)	(13.0)	(21.9)	(34.9)

Obligation to purchase non-
controlling interests
(Note 25)	–	–	–	–	–	–	(21.9)	(21.9)	–	(21.9)
Balance at 31 December
2011	113.1	358.5	(0.6)	7.9	11.4	11.0	102.2	603.5	21.6	625.1

The notes № 1 - 44 form an integral part of these consolidated financial statements	6

VTB Bank
Notes to the Consolidated Financial Statements – 31 December 2011 and 2010
(in billions of Russian Roubles)

1.	Principal Activities

VTB Bank and its subsidiaries (the “Group”) comprise Russian and foreign commercial banks, and other companies and entities controlled by the Group.

VTB Bank, formerly known as Vneshtorgbank (the “Bank”, or “VTB”), was formed as Russia’s foreign trade bank under the laws of the Russian Federation on 17 October 1990. In 1998, following several reorganizations, VTB was reorganized into an open joint stock company. In October 2006 the Group started re-branding to change its name from Vneshtorgbank to VTB. Simultaneously, the names of some of VTB’s subsidiaries were changed as presented in Note 41. In March 2007, the Bank for Foreign Trade was renamed into “VTB Bank” (open joint-stock company).

On 2 January 1991, VTB received a general banking license (number 1000) from the Central Bank of the Russian Federation (CBR). In addition, VTB holds licenses required for trading and holding securities and engaging in other securities-related activities, including acting as a broker, a dealer and a custodian, and providing asset management and special depositary services. VTB and other Russian Group banks are regulated and supervised by the CBR and the Federal Financial Markets Service. Foreign Group banks operate under the bank regulatory regimes of their respective countries.

On 29 December 2004, the Bank became a member of the obligatory deposit insurance system provided by the State Corporation “Deposit Insurance Agency” (DIA). All Group subsidiary banks in Russia: ’Bank VTB 24”, CJSC, “TransCreditBank”, JSC, “Bank of Moscow”, OJSC, “Mosvodokanalbank”, OJSC and “Bezhitsa-Bank”, OJSC are also members of the obligatory deposit insurance system provided by DIA. The State deposit insurance scheme implies that DIA guarantees repayment of individual deposits up to the maximum total amount of guaranteed payment of RUR 700 thousand with a 100% compensation of deposited amount from 1 October 2008.

On 5 October 2005, VTB re-registered its legal address to 29 Bolshaya Morskaya Street, Saint-Petersburg 190000, Russian Federation. VTB’s Head Office is located in Moscow.

A list of principal subsidiaries included in these consolidated financial statements is provided in Note 41.

The Group operates in the corporate and investment banking, retail, real estate and other segments. Corporate and investment banking include deposit taking and commercial lending in freely convertible currencies and in Russian Roubles, support of clients’ export/import transactions, foreign exchange, securities trading and trading in derivative financial instruments. The Group’s operations are conducted in both Russian and international markets. The Group’s operations are not subject to seasonal fluctuations. The Group conducts its banking business in Russia through VTB as a parent and 5 subsidiary banks with its network of 166 full service branches, including 69 branches of VTB, 8 branches of ’Bank VTB 24”, CJSC, 41 branches of “TransCreditBank”, JSC and 48 branches of “Bank of Moscow”, OJSC located in major Russian regions. Within acquisition of “Bank of Moscow”, OJSC the Group has also obtained control over “Mosvodokanalbank”, OJSC and “Bezhitsa-Bank”, OJSC, “Bank Moscow-Minsk”, OJSC and “BM Bank”, Ltd. In March 2011 VTB North-West ceased its operations as a subsidiary of VTB following the legal merger of VTB and VTB North-West. The Group operates outside Russia through 15 bank subsidiaries, located in the Commonwealth of Independent States (“CIS”) (Armenia, Ukraine (2 banks), Belarus (2 banks), Kazakhstan and Azerbaijan), Europe (Austria, Cyprus, Germany, France, Great Britain and Serbia), Georgia, Africa (Angola); through 2 representative offices located in Italy and China; through 2 VTB branches in China and India and 3 branches of “VTB Capital”, Plc in Singapore, Dubai and Hong Kong.

VTB’s majority shareholder is the Russian Federation state, acting through the Federal Property Agency, which holds 75.5% of VTB’s issued and outstanding shares at 31 December 2011 (31 December 2010: 85.5%).

In February 2011, the Russian Federation state, acting through the Federal Property Agency, reduced its share from 85.5% to 75.5% of VTB’s issued and outstanding shares as a result of offering in the form of shares and global depositary receipts.

The number of employees of the Group at 31 December 2011 was 67,912 (31 December 2010: 51,781).

Unless otherwise noted herein, all amounts are expressed in billions of Russian Roubles rounded off to one decimal.

2.	Operating Environment of the Group

Russia continues economic reforms and development of its legal, tax and regulatory frameworks as required by a market economy. The future stability of the Russian economy is largely dependent upon these reforms and developments and the effectiveness of economic, financial and monetary measures undertaken by the government.

The Russian economy is vulnerable to market downturns and economic slowdowns elsewhere in the world. In 2011 the Russian Government continued to take measures to support the economy in order to overcome the consequences of the global financial crisis. Despite some indications of recovery there continues to be uncertainty regarding further economic growth, access to capital and cost of capital, which could negatively affect the Group’s future financial position, results of operations and business prospects.

7

VTB Bank
Notes to the Consolidated Financial Statements – 31 December 2011 and 2010
(in billions of Russian Roubles)

2.	Operating Environment of the Group (continued)

Also, factors including increased unemployment in Russia, reduced corporate liquidity and profitability and increased corporate and personal insolvencies may affect the Group’s borrowers’ ability to repay the amounts due to the Group. In addition, changes in economic conditions may result in deterioration in the value of collateral held against loans and other obligations. To the extent that information is available, the Group has reflected revised estimates of expected future cash flows in its impairment assessment.

In 2011 deterioration in economic conditions in Belarus accompanied by considerable devaluation of local currency, high inflation rates and large negative trade balance lead Management to consider the Belorussian economy to be hyperinflationary as defined by IAS 29 Financial Reporting in Hyperinflationary Economies with the effect from 1 January 2011.

While management believes it is taking appropriate measures to support the sustainability of the Group’s business in the current circumstances, unexpected further deterioration in the areas described above could negatively affect the Group’s results and financial position in a manner not currently determinable.

3.	Basis of Preparation General

These consolidated financial statements (“financial statements”) have been prepared in accordance with International Financial Reporting Standards (“IFRS”). The Bank and its subsidiaries and associates maintain their accounting records in accordance with regulations applicable in their country of registration. These financial statements are based on those accounting books and records, as adjusted and reclassified to comply with IFRS.

These financial statements have been prepared under the historical cost convention, as modified by the initial recognition of financial instruments based on fair value, the revaluation of premises and investment properties, available-for-sale financial assets, and financial instruments categorized as at fair value through profit or loss. The summary of principal accounting policies applied in the preparation of these financial statements is set out below in Note 5. These policies have been consistently applied to all the periods presented, unless otherwise stated.

These financial statements are presented in Russian Roubles (RUR), the national currency of the Russian Federation, where the Bank is domiciled.

4.	Changes in Accounting Policies

The accounting policies adopted are consistent with those of the previous financial year, except for certain new standards and interpretations, which became effective for the Group from 1 January 2011, as described below:

IAS 24 Related Party Disclosures (effective for annual periods beginning on or after 1 January 2011). – IAS 24 was revised in November 2009 by: (a) simplifying the definition of a related party, clarifying its intended meaning and eliminating inconsistencies; and by (b) providing a partial exemption from the disclosure requirements for government-related entities. The Group has not applied the exemption provided for government-related entities in the revised IAS 24 and disclosed all transactions with government-related entities.

IAS 32 Financial Instruments: Presentation – Classification of Rights Issues (effective for annual periods beginning on or after 1 February 2010). – The Amendment was issued in October 2009. It exempts certain rights issues of shares with proceeds denominated in foreign currencies from classification as derivatives. The amendment does not have any impact on the Group's financial statements.

IFRS 1 First-time Adoption of International Financial Reporting Standards – Amendment: Limited Exemption from Comparative IFRS 7 Disclosures for First-time Adopters (effective for annual periods beginning on or after 1 July 2010). – Existing IFRS preparers were granted relief from presenting comparative information for the new disclosures required by the March 2009 amendments to IFRS 7 Financial Instruments: Disclosures. This amendment to IFRS 1 provides first-time adopters with the same transition provisions as included in the amendment to IFRS 7. The amendment does not have any impact on the Group's financial statements.

IFRIC 14 IAS 19 – The Limit on a Defined Benefit Asset, Minimum Funding Requirements and their Interaction – Amendment: Prepayments of a Minimum Funding Requirement (effective for annual periods beginning on or after 1 January 2011). – This amendment will have a limited impact as it applies only to companies that are required to make minimum funding contributions to a defined benefit pension plan. It removes an unintended consequence of IFRIC 14 related to voluntary pension prepayments when there is a minimum funding requirement. The amendment does not have any impact on the Group's financial statements.

8

VTB Bank
Notes to the Consolidated Financial Statements – 31 December 2011 and 2010
(in billions of Russian Roubles)

4.	Changes in Accounting Policies (continued)

IFRIC 19 Extinguishing Financial Liabilities with Equity Instruments (effective for annual periods beginning on or after 1 July 2010). – IFRIC Interpretation 19 was issued in November 2009. The interpretation clarifies the accounting for the transactions when the terms of a financial liability are renegotiated and result in the entity issuing equity instruments to a creditor of the entity to extinguish all or part of the financial liability. IFRIC 19 does not have any impact on the Group's financial statements.

Improvements to International Financial Reporting Standards (effective for annual periods beginning on or after 1 January 2011). – The improvements were issued in May 2010. The improvements consist of a mixture of substantive changes and clarifications in the following standards and interpretations:

  IFRS 1 was amended (i) to allow previous GAAP carrying value to be used as deemed cost of an item of property, plant and equipment or an intangible asset if that item was used in operations subject to rate regulation, (ii) to allow an event driven revaluation to be used as deemed cost of property, plant and equipment even if the revaluation occurs during a period covered by the first IFRS financial statements and (iii) to require a first-time adopter to explain changes in accounting policies or in the IFRS 1 exemptions between its first IFRS interim report and its first IFRS financial statements;
  IFRS 3 was amended (i) to require measurement at fair value (unless another measurement basis is required by other IFRS standards) of non-controlling interests that are not present ownership interest or do not entitle the holder to a proportionate share of net assets in the event of liquidation, (ii) to provide guidance on acquiree’s share-based payment arrangements that were not replaced or were voluntarily replaced as a result of a business combination and (iii) to clarify that the contingent considerations from business combinations that occurred before the effective date of revised IFRS 3 (issued in January 2008) will be accounted for in accordance with the guidance in the previous version of IFRS 3;
  IFRS 7 was amended to clarify certain disclosure requirements, in particular (i) by adding an explicit emphasis on the interaction between qualitative and quantitative disclosures about the nature and extent of financial risks, (ii) by removing the requirement to disclose carrying amount of renegotiated financial assets that would otherwise be past due or impaired, (iii) by replacing the requirement to disclose fair value of collateral by a more general requirement to disclose its financial effect, and (iv) by clarifying that an entity should disclose the amount of foreclosed collateral held at the reporting date and not the amount obtained during the reporting period;
  IAS 1 was amended to clarify the requirements for the presentation and content of the statement of changes in equity with regard to a reconciliation between the carrying amount at the beginning and the end of the period for each component of equity either in the statement of changes in equity or in the notes to the financial statements;
  IAS 27 was amended by clarifying the transition rules for amendments to IAS 21, 28 and 31 made by the revised IAS 27 (as amended in January 2008);
  IAS 34 was amended to provide additional examples of significant events and transactions requiring disclosure in a condensed interim financial report, including transfers between the levels of fair value hierarchy, changes in classification of financial assets or changes in business or economic environment that affect the fair values of the entity’s financial instruments; and
  IFRIC 13 was amended to clarify measurement of fair value of award credits.

The amendments do not have any material effect on the Group’s financial statements.

The Group has not early adopted the following IFRSs (IASs) and Interpretations of the International Financial Reporting Interpretations Committee (IFRICs) that have been issued but are not yet effective:

IFRS 9 Financial Instruments Part 1: Classification and Measurement. IFRS 9, issued in November 2009, replaces those parts of IAS 39 relating to the classification and measurement of financial assets. IFRS 9 was further amended in October 2010 to address the classification and measurement of financial liabilities. Key features of the standard are as follows:

  Financial assets are required to be classified into two measurement categories: those to be measured subsequently at fair value, and those to be measured subsequently at amortised cost. The decision is to be made at initial recognition. The classification depends on the entity’s business model for managing its financial instruments and the contractual cash flow characteristics of the instrument.
  An instrument is subsequently measured at amortised cost only if it is a debt instrument and both (i) the objective of the entity’s business model is to hold the asset to collect the contractual cash flows, and (ii) the asset’s contractual cash flows represent payments of principal and interest only (that is, it has only “basic loan features”). All other debt instruments are to be measured at fair value through profit or loss.

9

VTB Bank
Notes to the Consolidated Financial Statements – 31 December 2011 and 2010
(in billions of Russian Roubles)

4.	Changes in Accounting Policies (continued)

IFRSs (IASs) and IFRIC interpretations not yet effective (continued)

  All equity instruments are to be measured subsequently at fair value. Equity instruments that are held for trading will be measured at fair value through profit or loss. For all other equity investments, an irrevocable election can be made at initial recognition, to recognize unrealised and realised fair value gains and losses through other comprehensive income rather than profit or loss. There is to be no recycling of fair value gains and losses to profit or loss. This election may be made on an instrument-by-instrument basis. Dividends are to be presented in profit or loss, as long as they represent a return on investment.
  Most of the requirements in IAS 39 for classification and measurement of financial liabilities were carried forward unchanged to IFRS 9. The key change is that an entity will be required to present the effects of changes in own credit risk of financial liabilities designated as at fair value through profit or loss in other comprehensive income.
  While adoption of IFRS 9 is mandatory from 1 January 2015, earlier adoption is permitted.

The Group is considering the implications of the standard, the impact on the Group’s future financial statements and the timing of its adoption by the Group.

IFRS 10 Consolidated Financial Statements (effective for annual periods beginning on or after 1 January 2013). – The standard was issued in May 2011. It replaces all of the guidance on control and consolidation in IAS 27 Consolidated and Separate Financial Statements and SIC-12 Consolidation – Special Purpose Entities. IFRS 10 changes the definition of control so that the same criteria are applied to all entities to determine control. This definition is supported by extensive application guidance. The Group is currently assessing the impact of the amended standard on its financial statements.

IFRS 11 Joint Arrangements (effective for annual periods beginning on or after 1 January 2013). – The standard was issued in May 2011. It replaces IAS 31 Interests in Joint Ventures and SIC-13 Jointly Controlled Entities – Non-Monetary Contributions by Ventures. Changes in the definitions have reduced the number of types of joint arrangements to two: joint operations and joint ventures. The existing policy choice of proportionate consolidation for jointly controlled entities has been eliminated. Equity accounting is mandatory for participants in joint ventures. The Group is currently assessing the impact of the amended standard on its financial statements.

IFRS 12 Disclosure of Interests in Other Entities (effective for annual periods beginning on or after 1 January 2013). – The standard was issued in May 2011. It applies to entities that have an interest in a subsidiary, a joint arrangement, an associate or an unconsolidated structured entity. It replaces the disclosure requirements currently found in IAS 27 Consolidated and Separate Financial Statements, IAS 28 Investments in Associates and IAS 31 Interests in Joint Ventures. IFRS 12 requires entities to disclose information that helps financial statement readers to evaluate the nature, risks and financial effects associated with the entity’s interests in subsidiaries, associates, joint arrangements and unconsolidated structured entities. To meet these objectives, the new standard requires disclosures in a number of areas, including significant judgements and assumptions made in determining whether an entity controls, jointly controls, or significantly influences its interests in other entities, extended disclosures on share of non-controlling interests in group activities and cash flows, summarised financial information of subsidiaries with material non-controlling interests, and detailed disclosures of interests in unconsolidated structured entities. The Group is currently assessing the impact of the standard on its financial statements.

IFRS 13 Fair Value Measurement (effective for annual periods beginning on or after 1 January 2013). – The standard was issued in May 2011. The new standard replaces the fair value measurement guidance contained in individual IFRSs with a single source of fair value measurement guidance. The Group is currently assessing the impact of the standard on its financial statements.

IAS 27 Separate Financial Statements (effective for annual periods beginning on or after 1 January 2013). – The standard was revised in May 2011. Its objective is now to prescribe the accounting and disclosure requirements for investments in subsidiaries, joint ventures and associates when an entity prepares separate financial statements. The guidance on control and consolidated financial statements was replaced by IFRS 10 Consolidated Financial Statements. The Group is currently assessing the impact of the amended standard on its financial statements.

IAS 28 Investments in Associates and Joint Ventures (effective for annual periods beginning on or after 1 January 2013). – The standard was revised in May 2011. The amendment of IAS 28 resulted from the Board’s project on joint ventures. When discussing that project, the Board decided to incorporate the accounting for joint ventures using the equity method into IAS 28 because this method is applicable to both joint ventures and associates. With this exception, other guidance remained unchanged. The Group is currently assessing the impact of the amended standard on its financial statements.

10

VTB Bank
Notes to the Consolidated Financial Statements – 31 December 2011 and 2010
(in billions of Russian Roubles)

4.	Changes in Accounting Policies (continued)

IFRSs (IASs) and IFRIC interpretations not yet effective (continued)

IFRS 1 First-time Adoption of International Financial Reporting Standards – Amendments: Severe Hyperinflation and Removal of Fixed Dates for First-time Adopters (effective for annual periods beginning on or after 1 July 2011). – The first amendment provides guidance on how an entity should resume presenting financial statements in accordance with IFRSs after a period when the entity was unable to comply with IFRSs because its functional currency was subject to severe hyperinflation. The second amendment replaces references to a fixed date of ‘1 January 2004’ with ‘the date of transition to IFRSs’, thus eliminating the need for companies adopting IFRSs for the first time to restate derecognition transactions that occurred before the date of transition to IFRSs. The Group does not expect the amendments to have any material effect on its financial statements.

IFRS 7 Financial Instruments: Disclosures – Amendment: Transfers of Financial Assets (effective for annual periods beginning on or after 1 July 2011). – The amendment was issued in October 2010. It requires additional disclosures in respect of risk exposures arising from transferred financial assets. The amendment includes a requirement to disclose by class of asset the nature, carrying amount and a description of the risks and rewards of financial assets that have been transferred to another party, yet remain on the entity's statement of financial position. Disclosures are also required to enable a user to understand the amount of any associated liabilities, and the relationship between the financial assets and associated liabilities. Where financial assets have been derecognised, but the entity is still exposed to certain risks and rewards associated with the transferred asset, additional disclosure is required to enable the effects of those risks to be understood. The Group is currently assessing the impact of the amended standard on disclosures in its financial statements.

IFRS 7 Financial Instruments: Disclosures – Amendment: Disclosures – Offsetting Financial Assets and Financial Liabilities (effective for annual periods beginning on or after 1 January 2013). – The amendment was issued in December 2011. The amendment requires to include information that will enable users of an entity’s financial statements to evaluate the effect or potential effect of netting arrangements, including rights of set-off associated with the entity’s recognized financial assets and recognized financial liabilities, on the entity’s financial position. The Group is currently assessing the impact of the amended standard on disclosures in its financial statements.

IAS 32 Financial Instruments: Presentation – Amendment: Offsetting Financial Assets and Financial Liabilities (effective for annual periods beginning on or after 1 January 2013). – The amendment was issued in December 2011. The amendment clarifies the meaning of “currently has a legally enforceable right to set-off” and also clarifies the application of the IAS 32 offsetting criteria to settlement systems (such as central clearing house systems) which apply gross settlement mechanisms that are not simultaneous. The Group is currently assessing the impact of the amended standard on disclosures in its financial statements.

IAS 1 Presentation of Financial Statements – Amendment: Presentation of Items of Other Comprehensive Income (effective for annual periods beginning on or after 1 July 2012). – The amendment was issued in June 2011. The amendment requires that an entity present separately items of other comprehensive income that may be reclassified to profit or loss in the future from those that will never be reclassified to profit or loss. Additionally, the amendment changes the title of the statement of comprehensive income to statement of profit or loss and other comprehensive income. The Group expects the amended standard to change presentation of its financial statements, but have no impact on measurement of transactions and balances.

IAS 12 Income Taxes – Amendments: Deferred tax: Recovery of underlying assets (effective for annual periods beginning on or after 1 January 2012). – The amendment was issued in December 2010. The amendment clarifies the determination of deferred tax on investment property measured at fair value. The amendment introduces a rebuttable presumption that deferred tax on investment property measured using the fair value model in IAS 40 should be determined on the basis that its carrying amount will be recovered through sale. Furthermore, it introduces the requirement that deferred tax on non-depreciable assets that are measured using the revaluation model in IAS 16 always be measured on a sale basis of the asset. The Group is currently assessing the impact of the amended standard on its financial statements.

Amendment to IAS 19 Employee Benefits (effective for annual periods beginning on or after 1 January 2013). – The amendment was issued in June 2011. The amendment makes significant changes to the recognition and measurement of defined benefit pension expense and termination benefits, and to the disclosures for all employee benefits. The standard requires recognition of all changes in the net defined benefit liability (asset) when they occur, as follows: (i) service cost and net interest in profit or loss; and (ii) remeasurements in other comprehensive income. The Group is currently assessing the impact of the amended standard on its financial statements.

Currently the Group is analyzing the potential effect of the adoption of these standards and amendments, their influence on the Group and the date of adoption of the standards and amendments.

11

VTB Bank
Notes to the Consolidated Financial Statements – 31 December 2011 and 2010
(in billions of Russian Roubles)

5.	Summary of Principal Accounting Policies

Subsidiaries

Subsidiaries are those entities, in which the Group has direct or indirect interest of more than one half of the voting rights, or otherwise has power to govern the financial and operating policies so as to obtain benefits from its activities. The existence and effect of potential voting rights that are currently exercisable or currently convertible are considered when assessing whether the Group controls another entity. Subsidiaries are consolidated from the date, on which control is transferred to the Group (acquisition date) and are no longer consolidated from the date when control ceases. All intragroup balances and transactions, including income, expenses, dividends and unrealized gains on transactions between the Group members are eliminated in full; unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Where necessary, accounting policies for subsidiaries have been changed to ensure consistency with the accounting policies adopted by the Group.

Acquisition of subsidiaries

The acquisition method of accounting is used to account for the acquisition of subsidiaries by the Group. Identifiable assets acquired and liabilities assumed, including contingent liabilities, which are a present obligation and can be measured reliably, are measured initially at their fair values at the acquisition date, irrespective of the extent of any non-controlling interest.

The excess of the aggregate of: i) purchase consideration paid, ii) the amount of any non-controlling interest in the acquiree and iii) acquisition-date fair value of the acquirer’s previously held equity interest in the acquiree (in case of the business combination achieved in stages), over the fair value of the acquiree’s identifiable net assets is recorded as goodwill. If the result of above calculation is negative, the difference is recognized directly in the income statement.

Non-controlling interest is the interest in subsidiaries not attributable, directly or indirectly to the Group. The Group measures non-controlling interest that represents present ownership interest and entitles the holder to a proportionate share of net assets in the event of liquidation on a transaction by transaction basis, either at: (a) fair value, or (b) the non-controlling interest's proportionate share of net assets of the acquiree. This choice is made by the acquirer for each business combination. Non-controlling interests that are not present ownership interests are measured at fair value. Non-controlling interest at the subsequent reporting date represents the initially recognized amount of non-controlling interest at the acquisition date and the non-controlling interest's portion of movements in comprehensive income and equity since the date of the combination. Non-controlling interest is presented as a separate component within the Group's equity except for the non-controlling interests in mutual funds under the Group’s control, which are accounted for within Group’s liabilities.

In a business combination achieved in stages, the acquirer has to remeasure its previously held equity interest in the acquiree at its acquisition-date fair value and recognize the resulting gain or loss, if any, in profit or loss. Acquisition-related costs should be accounted for separately from the business combination and therefore recognized as expenses rather than included in goodwill. An acquirer has to recognize at the acquisition date a liability for any contingent purchase consideration. The Group has early adopted revised IFRS 3 and IAS 27 from 1 January 2009.

Increases in ownership interests in subsidiaries

The differences between the carrying values of net assets attributable to interests in subsidiaries acquired and the consideration given for such increases are charged or credited directly to retained earnings as a capital transaction.

Investments in associates and joint ventures

Associates are entities, in which the Group generally has between 20% and 50% of the voting rights, or is otherwise able to exercise significant influence, but which it does not control or jointly control. Investments in associates are accounted for under the equity method and are initially recognized at cost, including goodwill. Subsequent changes in the carrying value reflect the post-acquisition changes in the Group’s share of net assets of the associate and accumulated goodwill impairment losses, if any. The Group’s share of its associates’ profits or losses is recognized in the income statement, and its share of other comprehensive income is recognized in other comprehensive income of the Group. However, when the Group’s share of losses in an associate equals or exceeds its interest in the associate, the Group does not recognize further losses, unless the Group is obliged to make further payments to, or on behalf of, the associate.

Profits and losses from transactions between the Group and its associates are eliminated to the extent of the Group's interest in the associates.

A joint venture exists where the Group has a contractual arrangement with one or more parties to undertake activities typically, however not necessarily, through entities that are subject to joint control. The Group recognizes interests in a jointly controlled entity using the equity method and applies the same accounting policies as those for investments in associates.

12

VTB Bank
Notes to the Consolidated Financial Statements – 31 December 2011 and 2010
(in billions of Russian Roubles)

5.	Summary of Principal Accounting Policies (continued)

Investments in associates and joint ventures (continued)

Venture Capital Investments

Investments in companies that are managed as part of the Group’s investment portfolio of securities at fair value through profit and loss and over which the Group may have significant influence are carried at fair value as permitted by IAS 28 which requires investments in associates that are held by venture capital organizations to be excluded from the scope of IAS 28 if these investments are designated upon initial recognition as at fair value through profit or loss or are classified as held for trading and accounted in accordance with IAS 39. These venture capital investments of the Group are classified as financial assets designated as at fair value through profit or loss and accounted accordingly as described below.

Financial assets

Initial recognition of financial assets

When financial assets are recognized initially, they are measured at fair value, plus, in the case of investments not at fair value through profit or loss, directly attributable transaction costs. The Group determines the classification of its financial assets at initial recognition and subsequently can reclassify financial assets in certain cases as described below.

Fair value at initial recognition is best evidenced by the transaction price. A gain or loss on initial recognition is only recorded if there is a difference between fair value and transaction price which can be evidenced by other observable current market transactions in the same instrument or by a valuation technique whose inputs include only data from observable markets.

The Group uses valuation techniques, which are based on discounted cash flow models and other pricing models, to determine the fair value of financial assets that are not traded in an active market. For such assets differences may arise between the fair value at initial recognition, which is considered to be the transaction price, and the amount determined at initial recognition using the valuation technique. Any such differences are not recognized as “day 1” gain or loss but rather are amortized on a straight line basis over the term of the relevant financial asset.

Classification and reclassification of financial assets

Financial assets in the scope of IAS 32 and IAS 39 are classified as either financial assets at fair value through profit or loss, loans and receivables, held-to-maturity investments, or available-for-sale financial assets, as appropriate.

Financial assets at fair value through profit or loss:

(a) Financial assets held for trading

Financial assets classified as held for trading are included in the category ‘financial assets at fair value through profit or loss’. Financial assets are classified as held for trading if they are acquired or generated for the purpose of selling in the near term. Derivatives are also classified as held for trading unless they are designated as and are effective hedging instruments. Gains or losses on financial assets held for trading are recognized in the income statement.

Financial assets held for trading, are either acquired for generating a profit from short-term fluctuations in price or trader’s margin, or are securities included in a portfolio, in which a pattern of short-term trading exists. The Group may choose to reclassify a non-derivative trading financial asset out of the fair value through profit or loss category if the asset is no longer held for the purpose of selling it in the near term. Financial assets other than loans and receivables are permitted to be reclassified out of fair value through profit or loss category only in rare circumstances arising from a single event that is unusual and highly unlikely to reoccur in the near term. Financial assets classified as trading financial assets that would have met the definition of loans and receivables may be reclassified if the Group has the intention and ability to hold these financial assets for the foreseeable future or until maturity.

Non-derivative trading financial assets are carried at fair value. Interest earned on non-derivative debt trading financial assets calculated using the effective interest method is presented in the income statement as interest income. Dividends are included in dividend income within other operating income when the Group’s right to receive the dividend payment is established. All elements of the changes in the fair value are recorded in the income statement as gains less losses from financial assets at fair value through profit or loss in the period, in which they arise.

13

VTB Bank
Notes to the Consolidated Financial Statements – 31 December 2011 and 2010
(in billions of Russian Roubles)

5.	Summary of Principal Accounting Policies (continued)

Financial assets (continued)

(b) Financial assets designated as at fair value through profit or loss

Other financial assets at fair value through profit or loss are those designated irrevocably, at initial recognition, into this category. Management designates financial assets into this category only if (a) such classification eliminates or significantly reduces an accounting mismatch that would otherwise arise from measuring assets or liabilities or recognizing the gains and losses on them on different bases; or (b) a group of financial assets, financial liabilities or both is managed and its performance is evaluated on a fair value basis, in accordance with a documented risk management or investment strategy, and information on that basis is regularly provided to and reviewed by the Group’s key management personnel as defined in IAS 24. Recognition and measurement of this category of financial assets is consistent with the above policy for trading securities and is in accordance with IAS 39.

The fair value of investments that are actively traded in organized financial markets is determined by reference to quoted market bid prices at the close of business on the reporting date. For investments where there is no active market, fair value is determined using valuation techniques. Such techniques include using recent arm’s length market transactions, reference to the current market value of another instrument, which is substantially the same, discounted cash flow (net present value) analysis, option pricing models and other relevant valuation models.

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market and not classified or designated as at fair value through profit or loss upon initial recognition. Such assets are carried at amortized cost using the effective interest method. This cost is computed as the amount initially recognized minus principal repayments, plus or minus the cumulative amortization using the effective interest method of any difference between the initially recognized amount and the maturity amount. This calculation includes all fees and points paid or received between parties to the contract that are an integral part of the effective interest rate, transaction costs and all other premiums and discounts. Gains and losses are recognized in the income statement when the loans and receivables are derecognized or impaired, as well as through the amortization process.

Loans and receivables of acquired subsidiaries are initially recorded in the statement of financial position at their estimated fair value at the date of acquisition.

The Group may change the intention of holding certain loans and receivables for foreseeable future and intend to sell these items. In the above case the Group reclassifies these specific items from loans and receivables to available-for-sale financial assets. These reclassified assets are measured at fair value through other comprehensive income.

Held-to-maturity investments

Quoted non-derivative financial assets with fixed or determinable payments and fixed maturity are classified as held-to-maturity when the Group has the positive intention and ability to hold to maturity. Investments intended to be held for an undefined period are not included in this category. Held-to-maturity investments are subsequently measured at amortized cost. For investments carried at amortized cost, gains and losses are recognized in the income statement when the investments are disposed or impaired, as well as through the amortization process.

Held-to-maturity investments of acquired subsidiaries are initially recorded in the statement of financial position at their estimated fair value at the date of acquisition.

Available-for-sale financial assets

Available-for-sale financial assets are those non-derivative financial assets that are designated as available-for-sale or are not classified in any of the three preceding categories. After initial recognition available-for-sale financial assets are measured at fair value with gains or losses being recognized in other comprehensive income in a separate component of equity until the investment is derecognized or until the investment is determined to be impaired. However, interest calculated using the effective interest method is recognized in the income statement.

When the Group derecognizes available-for sale financial assets, the Group reclassifies the cumulative gain or loss previously recognized in other comprehensive income in a separate component of equity to a separate line in the income statement.

If there is objective evidence that available-for-sale financial asset is impaired the cumulative loss previously recognized in other comprehensive income being the difference between the acquisition cost and the current fair value (less any impairment loss on that asset previously recognized in income statement) – is reclassified from equity to the income statement.

14

VTB Bank
Notes to the Consolidated Financial Statements – 31 December 2011 and 2010
(in billions of Russian Roubles)

5.	Summary of Principal Accounting Policies (continued) Financial assets (continued)

The fair value of investments that are actively traded in active financial markets is determined by reference to quoted current bid prices. For investments where there is no active market, fair value is determined using valuation techniques. Such techniques include using recent arm’s length market transactions, reference to the current market value of another instrument, which is substantially the same, and discounted cash flow analysis.

Financial assets classified as available-for-sale that would have met the definition of loans and receivables may be reclassified if the Group has the intention and ability to hold these financial assets for the foreseeable future or until maturity.

Derecognition of financial assets

A financial asset (or, where applicable a part of a financial asset or part of a group of similar financial assets) is derecognized where:

  the rights to receive cash flows from the asset have expired; or
  the Group has transferred its rights to receive cash flows from the asset, or retained the right to receive cash flows from the asset, but has assumed an obligation to pay them in full without material delay to a third party under a ‘pass-through’ arrangement and has no obligation to pay amounts to eventual recipients unless it collects equivalent amounts from the original assets. The Group either (a) has transferred substantially all the risks and rewards of the asset, or (b) has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

Where the Group has transferred its rights to receive cash flows from an asset and has neither transferred nor retained substantially all the risks and rewards of the asset nor transferred control of the asset, the asset is recognized to the extent of the Group’s continuing involvement in the asset. Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay.

Where continuing involvement takes the form of a written and/or purchased option (including a cash-settled option or similar provision) on the transferred asset, the extent of the Group’s continuing involvement is the amount of the transferred asset that the Group may repurchase, except that in the case of a written put option (including a cash-settled option or similar provision) on an asset measured at fair value, the extent of the Group’s continuing involvement is limited to the lower of the fair value of the transferred asset and the option exercise price.

Restructuring of financial assets

The Group from time to time may restructure some of its financial assets. This mostly relates to loans and receivables. The accounting treatment of such restructuring is conducted in the following basic scenarios:

  If the currency of the loan has been changed the old loan is derecognized and the new loan is recognized. As a result the new loan will be recognized which requires the estimation of a new effective interest rate. If the new effective interest rate is below the market interest rate, the loss on initial recognition is recognized in the reporting period.
  If the loan restructuring is not caused by the financial difficulties of the borrower but the cash flows were renegotiated on the favorable terms for the borrower: in this case the loan is not recognized as impaired. The loan is not derecognized but the new effective interest rate is determined based on the remaining cash flows under the loan agreement till maturity. If the new effective interest rate is below the market rate at the date of restructuring, the new carrying amount is calculated as the fair value of the loan after restructuring, being the present value of the future cash flows discounted using the market rate at the date of restructuring. In this case, the difference between the carrying amount before restructuring and the fair value of the loan after restructuring is recognized as a loss on loan restructuring.
  If the loan is impaired after being restructured, the Group uses the original effective interest rate in respect of the new cash flows after renegotiation to estimate the recoverable amount of the loan. The difference between the recalculated present value of the new cash flows taking into account collateral and the carrying amount before restructuring is included in the provision charges for debt financial assets for the period.

Securitization of financial assets

As part of its operational activities, the Group securitizes financial assets, generally through the transfer of these assets to special purpose entities that issue debt securities to investors. The transferred securitized assets may qualify for derecognition in full or in part. Interests in the securitized financial assets may be retained by the Group and are primarily classified as loans to customers. Gains or losses on securitizations are based on the carrying amount of the financial assets derecognized and the retained interest, based on their relative fair values at the date of transfer.

15

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

5.	Summary of Principal Accounting Policies (continued)

Financial liabilities

Financial liabilities in the scope of IAS 32 and IAS 39 are classified as either financial liabilities at fair value through profit or loss, or other financial liabilities, as appropriate. The Group determines the classification of its financial liabilities at initial recognition. When financial liabilities are recognized initially, they are measured at fair value, minus, in the case of financial liabilities not at fair value through profit or loss, directly attributable transaction costs. Other financial liabilities are carried at amortized cost using the effective interest rate method.

Financial liabilities of acquired subsidiaries are initially recorded in the statement of financial position at their estimated fair value at the date of acquisition.

Financial liabilities are classified as financial liabilities at fair value through profit or loss if they are issued for the purpose of repurchasing them in the near term. They normally contain trade financial liabilities or "short" positions in securities. Derivatives with negative fair value are also classified as financial liabilities at fair value through profit or loss. Gains or losses on financial liabilities at fair value through profit or loss are recognized in the income statement.

The fair value of financial liabilities, classified as financial liabilities at fair value through profit or loss, that are actively traded in organized financial markets is determined by reference to quoted current ask prices. For financial liabilities classified as financial liabilities at fair value through profit or loss, where there is no active market, fair value is determined using valuation techniques. Such techniques include using recent arm’s length market transactions, reference to the current market value of another instrument, which is substantially the same, discounted cash flow (net present value) analysis, option pricing models and other relevant valuation models.

Derecognition of financial liabilities

A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. Where an existing financial liability is replaced by another from the same creditor on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognized in the income statement.

When a financial liability is repurchased (bought-back) by a certain Group member, it is derecognized. The difference between the carrying value (amortized cost) of a financial liability as of the date of buy-back and the consideration paid is recognized in the income statement as the gain or loss arising from extinguishment of liability.

Offsetting

Financial assets and liabilities are offset and the net amount is reported in the statement of financial position when there is a legally enforceable right to set off the recognized amounts and there is an intention to settle on a net basis, or to realize the asset and settle the liability simultaneously.

Cash and cash equivalents

Cash and cash equivalents are items, which can be converted into cash within a day. All short-term interbank placements, including overnight placements, are included in due from other banks. Amounts, which relate to funds that are of a restricted nature, and correspondent accounts in precious metals are excluded from cash and cash equivalents. Cash and cash equivalents are carried at amortized cost, which approximates fair value.

Mandatory reserve deposits with central banks

Mandatory reserve deposits with the CBR and other central banks are carried at amortized cost and represent non-interest bearing deposits, which are not available to finance the Group’s day-to-day operations and hence are not considered as part of cash and cash equivalents for the purposes of the statement of cash flows.

Due from other banks

Amounts due from other banks are recorded when the Group advances money to counterparty banks with no intention of trading the resulting receivable, which is due on fixed or determinable dates. Amounts due from other banks are carried at amortized cost less allowance for impairment.

16

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

5.	Summary of Principal Accounting Policies (continued)

Repurchase and reverse repurchase agreements and lending of financial instruments

Sale and repurchase agreements (“repo agreements”) are treated as secured financing transactions. Securities or other financial assets sold under sale and repurchase agreements are not derecognized. The financial assets are not reclassified in the statement of financial position unless the transferee has the right by contract or custom to sell or repledge the financial assets, in which case they are reclassified as financial assets pledged under sale and repurchase agreements (repurchase receivables). The corresponding liability is presented within customer deposits, amounts due to other banks or other borrowed funds.

Financial assets purchased under agreements to resell (“reverse repo agreements”) are recorded as due from other banks or loans and advances to customers, as appropriate.

The difference between the sale and repurchase price is treated as interest income/expense and accrued over the life of repo agreements using the effective interest method.

Financial assets lent to counterparties are retained in the financial statements in their original statement of financial position category unless the counterparty has the right by contract or custom to sell or repledge the financial assets, in which case they are reclassified and presented separately.

Financial assets borrowed are not recorded in the financial statements, unless these are sold to third parties, in which case obligation to return the financial assets (“short position”) is recorded at fair value through profit or loss in other liabilities in the statement of financial position. The revaluation of this obligation is recorded in the income statement within gains less losses arising from financial instruments at fair value through profit or loss.

Derivative financial instruments

In the normal course of business, the Group enters into various derivative financial instruments including futures, forwards, swaps and options and other instruments in the foreign exchange, capital and commodities markets. Such financial instruments are primarily held for trading and are initially recognized in accordance with the policy for initial recognition of financial instruments and are subsequently measured at fair value. The fair values are estimated based on quoted market prices or pricing models that take into account the current market and contractual prices of the underlying instruments and other factors. Derivatives are carried as assets when their fair value is positive and as liabilities when it is negative. Gains and losses resulting from these instruments are included in the income statement as gains less losses arising from financial instruments at fair value through profit or loss or gains less losses arising from dealing in foreign currencies, depending on the nature of the instrument.

An embedded derivative is a component of a hybrid (combined) financial instrument that includes both the derivative and a host contract with the effect that some of the cash flows of the combined instrument vary in a similar way to a stand-alone derivative. Derivative instruments embedded in other financial instruments are treated as separate derivatives if their risks and characteristics are not closely related to those of the host contracts and the host contracts are not carried at fair value with unrealized gains and losses reported in the income statement.

Hedge accounting

The Group uses derivative instruments to manage exposures to fluctuations both of cash flows from interest received and paid, and of fair values for specifically determined items. As a result, the Group applies hedge accounting for transactions, which meet the specified criteria.

As at inception of the hedge relationship, the Group formally documents the relationship between the hedged item and the hedging instrument, including the nature of the risk, the objective and strategy for undertaking the hedge and the method that will be used to assess the effectiveness of the hedging relationship.

Also at the inception of the hedge relationship, a formal assessment is undertaken to ensure the hedging instrument is expected to be highly effective in offsetting the designated risk in the hedged item. Hedges are formally assessed each quarter. A hedge is regarded as highly effective if the changes in fair value or cash flows attributable to the hedged risk during the period, for which the hedge is designated, are expected to offset in a range of 80% to 125%. For situations where that hedged item is a forecast transaction, the Group assesses whether the transaction is highly probable and presents an exposure to variations in cash flows that could ultimately affect the income statement.

Fair value hedges

For designated and qualifying fair value hedges, the change in the fair value of a hedging derivative is recognized in the income statement within “Gains less losses arising from financial instruments at fair value through profit or loss” caption. Meanwhile, the change in the fair value of the hedged item attributable to the risk being hedged is recorded as part of the carrying value of the hedged item and is also recognized in the income statement in “Gains less losses arising from financial instruments at fair value through profit or loss” caption.

17

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

5.	Summary of Principal Accounting Policies (continued)

Derivative financial instruments (continued)

If the hedging instrument expires or is sold, terminated or exercised, or where the hedge no longer meets the criteria for hedge accounting, the hedge relationship is terminated. For hedged items recorded at amortized cost, using the effective interest rate method, the difference between the carrying value of the hedged item on termination and the face value is amortized over the remaining term of the original hedge. If the hedged item is derecognized, the unamortized fair value adjustment is recognized immediately in the income statement.

Cash flow hedges

For designated and qualifying cash flow hedges, the effective portion of the gain or loss on the hedging instrument is initially recognized through other comprehensive income directly in equity in the cash flow hedge reserve within “Unrealized gain on financial assets available-for-sale and cash flow hedge” caption. The ineffective portion of the gain or loss on the hedging instrument is recognized immediately in the income statement in “Gains less losses arising from financial instruments at fair value through profit or loss”.

When the hedged cash flow affects the income statement, the gain or loss on the hedging instrument is “recycled” in the corresponding income or expense line of the income statement. When a hedging instrument expires, or is sold, terminated, exercised, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains separately in equity until the forecast transaction occurs. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the income statement in “Gains less losses arising from financial instruments at fair value through profit or loss”.

Regular way transactions

Regular way transactions are purchases or sales of financial assets that require delivery of assets within the period generally established by regulation or convention in the marketplace. All regular way purchases and sales of financial assets are recognized or derecognized on the contractual settlement date which is the date when the asset is to be delivered to or by the Group. Regular way transactions are not recognized as derivatives because of the short duration of the commitment to deliver financial assets between the trade and settlement date.

Any change in the fair value of the financial assets at fair value through profit or loss to be received during the period between the trade date and the settlement date is recognized in the income statement and for financial assets available for sale is recognized in other comprehensive income for financial assets purchased. For financial assets sold on a regular way basis no changes in fair value are recognized in the income statement or in other comprehensive income between the trade and settlement date. Assets carried at cost or amortized cost are not affected by the change in fair value during the period between the trade and settlement date.

Promissory notes purchased

Promissory notes purchased are included in financial assets at fair value through profit or loss or in due from other banks or in loans and advances to customers or in investment securities held-to-maturity, depending on their substance and are recorded, subsequently remeasured and accounted for in accordance with the accounting policies for these categories of assets.

Leases

Finance lease – Group as lessor. The Group presents leased assets as lease receivables equal to the net investment in the lease in loans and advances to customers. Finance income is based on a pattern reflecting a constant periodic rate of return on the net investment outstanding and is presented as interest income. Initial direct costs are included in the initial measurement of the lease receivables.

Operating lease – Group as lessee. Leases of assets, under which the risks and rewards of ownership are effectively retained with the lessor, are classified as operating leases. Lease payments under operating leases are recognized as expenses on a straight-line basis over the lease term and included into operating expenses.

Allowances for impairment of financial assets

Impairment of financial assets carried at amortized cost

Impairment losses are recognized in profit or loss when incurred as a result of one or more events (“loss events”) that occurred after the initial recognition of the financial asset and which have an impact on the amount or timing of the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated. If the Group determines that no objective evidence exists that impairment was incurred for an individually assessed financial asset, whether significant or not, it includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment. The primary factors that the Group considers in determining whether a financial asset is impaired include its overdue status and realizability of related collateral, if any.

18

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

5.	Summary of Principal Accounting Policies (continued)

Allowances for impairment of financial assets (continued)

For the purposes of a collective evaluation of impairment, financial assets are grouped on the basis of similar credit risk characteristics within classification categories. Those characteristics are relevant to the estimation of future cash flows for groups of such assets by being indicative of the debtors’ ability to pay all amounts due according to the contractual terms of the assets being evaluated.

Future cash flows in a group of financial assets that are collectively evaluated for impairment are estimated on the basis of the contractual cash flows of the assets and the experience of management in respect of the extent, to which amounts will become overdue as a result of past loss events and the success of recovery of overdue amounts. Past experience is adjusted on the basis of current observable data to reflect the effects of current conditions that did not affect past periods and to remove the effects of past conditions that do not exist currently.

Impairment losses are recognized through an allowance account to reduce the asset’s carrying amount to the present value of expected cash flows (which exclude future credit losses that have not been incurred) discounted at the effective interest rate of the asset. The calculation of the present value of the estimated future cash flows of a collateralized financial asset reflects the cash flows that may result from foreclosure less costs for obtaining and selling the collateral, whether or not foreclosure is probable.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized (such as an improvement in the debtor’s credit rating), the previously recognized impairment loss is reversed by adjusting the allowance account through profit or loss, to the extent that the carrying value of the asset does not exceed its amortized cost at the reversal date.

Uncollectible assets are written-off against the related allowance for impairment after all the necessary procedures to recover the asset have been completed and the amount of the loss has been determined.

Impairment of available-for-sale financial assets

If an available-for-sale asset is impaired, an amount comprising the difference between its cost (net of any principal payment and amortization) and its current fair value, less any impairment loss previously recognized in the income statement, is transferred from equity to the income statement. Reversals in respect of equity instruments classified as available-for-sale are not recognized in the income statement, but are rather retained in other comprehensive income in a separate component of equity. Reversals of impairment losses on debt instruments are reversed through the income statement if the increase in fair value of the instrument can be objectively related to an event occurring after the impairment loss was recognized in profit or loss. A significant or prolonged decline in the fair value of an equity instrument classified as available-for-sale below its cost is also objective evidence of impairment of this instrument.

Non-current assets and disposal group held for sale

Non-current assets (or disposal groups, which may include both non-current and current assets and liabilities) , are classified in the statement of financial position as ‘non-current assets held for sale’ (or as ‘assets of disposal group held for sale’ and ‘liabilities of disposal group held for sale’) if their carrying amount will be recovered principally through a sale transaction, including deconsolidation of a subsidiary holding the assets, within twelve months after the end of the reporting period. Assets (or disposal groups) are reclassified when all of the following conditions are met: (a) the assets are available for immediate sale in their present condition; (b) the Group’s management approved and initiated an active programme to locate a buyer; (c) the assets are actively marketed for a sale at a reasonable price; (d) the sale is expected to occur within one year and (e) it is unlikely that significant changes to the plan to sell will be made or that the plan will be withdrawn. Non-current assets or disposal groups classified as held for sale in the current period’s statement of financial position are not reclassified or re-presented in the comparative statement of financial position to reflect the classification at the end of the current period.

A disposal group represent assets current and/or non-current assets to be disposed of, by sale or otherwise, together as a group in a single transaction, and liabilities directly associated with those assets that will also be transferred in the transaction. Goodwill is included if the disposal group includes an operation within a cash-generating unit to which goodwill has been allocated on acquisition. Non-current assets are assets that include amounts expected to be recovered or collected more than twelve months after the end of the reporting period. If reclassification is required, both the current and non-current portions of an asset are reclassified.

Held for sale disposal groups as a whole are measured at the lower of their carrying amount and fair value less costs to sell. Held for sale premises and equipment and intangible assets are not depreciated or amortised. Reclassified financial instruments, deferred taxes and investment properties held at fair value are not subject to the write down to the lower of their carrying amount and fair value less costs to sell. Reclassified financial instruments, deferred taxes and investment properties held at fair value shall be remeasured in accordance with applicable IFRSs before the fair value less cost to sell of the disposal group is remeasured.

Liabilities directly associated with disposal groups that will be transferred in the disposal transaction are reclassified and presented separately in the statement of financial position.

19

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

5.	Summary of Principal Accounting Policies (continued)

Investment property

Investment property is land or building or a part of building held to earn rental income or for capital appreciation and which is not used by the Group or held for the sale in the ordinary course of business. Property that is being constructed or developed or redeveloped for future use as investment property is also classified as investment property.

Investment property is initially recognized at cost, including transaction costs, and subsequently remeasured at fair value reflecting market conditions at the end of the reporting period. Fair value of the Group’s investment property is determined on the base of various sources including reports of independent appraisers, who hold a recognized and relevant professional qualification and who have recent experience in valuation of property of similar location and category.

Investment property that is being redeveloped for continuing use as investment property or for which the market has become less active continues to be measured at fair value. Earned rental income is recorded in the income statement within income arising from non-banking activities. Gains and losses resulting from changes in the fair value of investment property are recorded in the income statement and presented within income or expense arising from non-banking activities.

Subsequent expenditure is capitalized only when it is probable that future economic benefits associated with it will flow to the Group and the cost can be measured reliably. All other repairs and maintenance costs are expensed when incurred. If an investment property becomes owner-occupied, it is reclassified to premises and equipment, and its carrying amount at the date of reclassification becomes its deemed cost to be subsequently depreciated.

Premises and equipment

Premises and equipment are stated at revalued amounts and cost, respectively, less accumulated depreciation and allowance for impairment where required. Land is stated at revalued amounts. Land has indefinite term of usage and, therefore, is not depreciable. Where the carrying amount of an asset is greater than its estimated recoverable amount, it is written down to its recoverable amount and the difference is recognized in the income statement. The estimated recoverable amount is the higher of an asset’s fair value less costs to sell and its value in use.

Land, premises and equipment of acquired subsidiaries are initially recorded in the statement of financial position at their estimated fair value at the date of acquisition. No accumulated depreciation on the premises and equipment acquired in the business combinations is presented in the financial statements on the date of acquisition.

Land and premises of the Group are subject to revaluation on a regular basis, approximately every three to five years. The frequency of revaluation depends upon the change in the fair values. When the fair value of a revalued asset differs materially from its carrying amount further revaluation is performed. The revaluation is applied simultaneously to the whole class of property to avoid selective revaluation.

Any revaluation surplus is credited to the other comprehensive income and increases land and premises revaluation reserve which is a separate equity section of the statement of financial position, except to the extent that it reverses an impairment of the same asset previously recognized in the income statement, in which case the increase is recognized in the income statement. A revaluation deficit is recognized in the income statement, except for the deficit directly offsetting a previous surplus on the same asset is directly offset against the surplus in the asset revaluation reserve for land and premises.

The land and premises revaluation reserve included in equity is transferred directly to retained earnings when the surplus is realized, i.e. on the retirement or disposal of the asset or as the asset is used by the Group; in the latter case, the amount of the surplus realized is the difference between depreciation based on the revalued carrying amount of the asset and depreciation based on the asset’s original cost.

Land and premises were revalued to market value at 31 December 2009. The revaluation was performed based on the reports of independent appraisers, who hold a recognized and relevant professional qualification and who have recent experience in valuation of assets of similar location and category. As at 31 December 2011 and 2010 the Group has not performed revaluation of land and premises as the fair value of these assets did not differ materially from their carrying amounts.

Construction in progress is carried at cost less allowance for impairment, if any. Upon completion, assets are transferred to premises and equipment at their carrying value. Construction in progress is not depreciated until the asset is available for use.

If impaired, land, premises and equipment are written down to the higher of their value in use and fair value less costs to sell.

The decrease in carrying amount is charged to income statement to the extent it exceeds the previous revaluation surplus in equity. An impairment loss recognized for an asset in prior years is reversed if there has been a change in the estimates used to determine the asset’s value in use or fair value less costs to sell.

20

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

5.	Summary of Principal Accounting Policies (continued)

Premises and equipment (continued)

Gains and losses on disposal of land, premises and equipment are determined by reference to their carrying amount and are taken into account in determining profit or loss. Repairs and maintenance are charged to the income statement when the expense is incurred.

Depreciation

Depreciation is recognized on a straight-line basis over the estimated useful lives of the assets using the following basic annual rates:

	Useful life	Depreciation rates
Premises	40 years	2.5% per annum
Equipment	4 – 20 years	5% – 25% per annum

Estimated useful lives and residual values are reassessed annually.

Goodwill

Goodwill acquired in a business combination represents the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized and is calculated as the excess of (a) over (b) below:

(a)	the aggregate of:

  the consideration transferred, which generally requires acquisition-date fair value;
  the amount of any non-controlling interest in the acquiree; and
  in a business combination achieved in stages, the acquisition-date fair value of the acquirer’s previously held equity interest in the acquiree.

(b)	the net of the acquisition-date amounts of the identifiable assets acquired and the liabilities assumed.

If the above resulting amount is negative, the acquirer has made a gain from a bargain purchase that gain is recognized in profit or loss.

The revised IFRS 3 allows the acquirer to measure any non-controlling interests, which are present ownership interests in the acquiree either at fair value or at the non-controlling interest’s proportionate share of the acquiree’s identifiable net assets for each business combination. This results in different amount of goodwill or gain from bargain purchase to be recognized in financial statements depending on the choice of the acquirer.

Goodwill on an acquisition of a subsidiary is disclosed in the caption “Intangible assets and goodwill” of the statement of financial position. Goodwill on an acquisition of an associate or joint venture is included in the carrying amount of investments in associates and joint ventures. Following initial recognition, goodwill is measured at cost less any accumulated impairment losses, if any.

Goodwill is reviewed for impairment, annually or more frequently if events or changes in circumstances indicate that the carrying amount may be impaired. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group’s cash-generating units, or groups of cash-generating units, that are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities of the Group are assigned to those units or groups of units. Each unit or group of units, to which the goodwill is so allocated:

  represents the lowest level within the Group, at which the goodwill is monitored for internal management purposes; and
  is not larger than an operating segment in accordance with IFRS 8 “Operating Segments” before aggregation.

Impairment of goodwill is determined by assessing the recoverable amount of the cash-generating unit (group of cash-generating units), to which the goodwill relates. Where the recoverable amount of the cash-generating unit (group of cash-generating units) is less than the carrying amount, an impairment loss is recognized. Where goodwill forms a part of a cash-generating unit (group of cash-generating units) and a part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation.

Goodwill disposed of in this circumstance is measured based on the relative values of the operation disposed of and the portion of the cash-generating unit retained.

21

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

5.	Summary of Principal Accounting Policies (continued)

Intangible assets

Intangible assets include licenses, computer software, and other identifiable intangible assets, including those acquired in business combinations.

Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is fair value as at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and any accumulated impairment losses. The useful lives of intangible assets are assessed to be either finite or indefinite. Intangible assets with finite lives are amortized over the useful economic lives, which normally do not exceed 5 years, and assessed for impairment whenever there is an indication that the intangible asset may be impaired. Amortization periods and amortization methods for intangible assets with finite useful lives are reviewed at least at each financial year-end.

Intangible assets with indefinite useful lives are not amortized, but are tested for impairment annually or more frequently if events or changes in circumstances indicate that the carrying amount may be impaired either individually or at the cash-generating unit level. The useful life of an intangible asset with an indefinite life is reviewed annually to determine whether indefinite life assessment continues to be supportable.

Core deposit and loan to customer intangibles

Core deposit and loan to customer intangibles relate to the acquisition of the Group’s subsidiaries and are attributable to the customer demand deposits, loans to customers, stable client base, are identified as an intangible assets. The identification is based on examination of the subsidiaries’ customer base. The core deposit intangible is recognized if it was concluded that the acquired subsidiaries has a well-established and long-dated relationship with its major customers and that demand deposits actual maturity was significantly longer than contract maturity. The loan to customer intangible is determined by applying income approach and calculated as discounted cash-flow from new loans to existing borrowers. The useful life of the core deposit and loan to customer intangibles was estimated from five to eight years and is amortized over its useful life using the straight-line method.

Due to other banks

Amounts due to other banks are recorded when money or other financial assets are advanced to the Group by counterparty banks. The liability is carried at amortized cost using the effective interest method.

Customer deposits

Customer deposits are liabilities to individuals, state or corporate customers and are carried at amortized cost using the effective interest method. Customer deposits include both demand and term deposits. Interest expense is recognized in the income statement over the period of deposits using effective interest method.

Debt securities issued

Debt securities issued include promissory notes, certificates of deposit, eurobonds and debentures issued by the Group. Debt securities are stated at amortized cost using the effective interest method. If the Group purchases its own debt securities in issue, they are removed from the statement of financial position and the difference between the carrying amount of the liability the consideration paid is included in gains less losses arising from extinguishment of liability in the income statement.

Other borrowed funds

Other borrowed funds include some specific borrowings, which differ from the above items of liabilities and include syndicated loans, revolving, other credit lines and other specific items. Other borrowed funds are carried at amortized cost using the effective interest method. Interest expense is recognized in the income statement over the period of other borrowed funds using effective interest method.

Current and deferred tax

Taxation has been provided for in the financial statements in accordance with taxation legislation currently in force in the respective territories that the Group operates. The income tax charge in the income statement comprises current tax and changes in deferred tax. Current tax is calculated on the basis of the taxable profit for the year, using the tax rates enacted at the reporting date. The income tax charge/credit comprises current tax and deferred tax and is recognized in the income statement except if it is recognized through other comprehensive income directly in equity because it relates to transactions that are also recognized, in the same or a different period, directly in equity.

Current tax is the amount expected to be paid to or recovered from the taxation authorities in respect of taxable profits or losses for the current and prior periods. Taxable profits or losses are based on estimates if financial statements are authorized prior to filing relevant tax returns. Taxes, other than on income, are recorded within administrative expenses.

22

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

5.	Summary of Principal Accounting Policies (continued)

Current and deferred tax (continued)

Deferred income tax is provided using the balance sheet liability method for tax loss carry forwards and temporary differences arising between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. In accordance with the initial recognition exemption, deferred taxes are not recorded for temporary differences on initial recognition of an asset or a liability in a transaction other than a business combination if the transaction, when initially recorded, affects neither accounting nor taxable profit. Deferred tax liabilities are not recorded for temporary differences on initial recognition of goodwill and subsequently for goodwill, which is not deductible for tax purposes. Deferred income tax is provided on temporary differences arising on investments in subsidiaries, associates and joint ventures, except where the timing of the reversal of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred tax balances are measured at tax rates enacted or substantively enacted by the reporting date, which are expected to apply to the period when the temporary differences will reverse or the tax loss carry forwards will be utilized. Deferred tax assets and liabilities are netted only within the individual companies of the Group, when an entity has a legally enforceable right to set off current tax assets against current tax liabilities; and the deferred tax assets and the deferred tax liabilities relate to income taxes levied by the same taxation authority on the same taxable entity.

Deferred tax assets for deductible temporary differences and tax loss carry forwards are recorded only to the extent that it is probable that future taxable profit will be available, against which the deductions can be utilized.

Provisions for liabilities and charges

Provisions for liabilities and charges are non-financial liabilities of uncertain timing or amount. They are recorded when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate of the amount of the obligation can be made.

Credit related commitments

In the normal course of business, the Group enters into irrevocable credit related commitments, including letters of credit and guarantees. Financial guarantees represent irrevocable assurances to make payments in the event that a customer cannot meet its obligations to third parties, and carry the same credit risk as loans. Financial guarantee contracts are recognized initially at fair value and remeasured at the higher of the amount determined in accordance with IAS 37 Provisions, Contingent Liabilities and Contingent Assets and the amount initially recognized less, when appropriate, cumulative amortization recognized in accordance with IAS 18 Revenue. Commitments to provide loans at a below-market interest rate are initially recognized at fair value, and subsequently measured at the higher of (i) the unamortized balance of the related fees received and deferred and (ii) the amount determined in accordance with IAS 37 Provisions, Contingent Liabilities and Contingent Assets. Specific provisions are recorded against credit related commitments when losses are considered more likely than not.

Share premium

Share premium represents the excess of contributions over the nominal value of the shares issued.

Dividends

Dividends are recorded as a separate debit caption in equity in the period, in which they are declared. Dividends declared after the reporting date and before the financial statements are authorized for issue are disclosed in the subsequent events note. The statutory accounting reports of the Bank are the basis for profit distribution and other appropriations. Russian legislation identifies the basis of distribution as the current year net profit.

Income and expense recognition

Interest income and expense are recognized on an accrual basis calculated using the effective interest method. Loan origination fees for loans issued to customers are deferred (together with related incremental direct costs) and recognized as an adjustment to the effective yield of the loans. Commission fees and other incremental direct costs, related to the issuance of debt securities and other borrowed funds are recognized as an adjustment to the effective yield of the relevant liability. Fees, commissions and other income and expense items are generally recorded on an accrual basis when the service has been provided. Fee and commission income are usually collected by debiting customers deposits upon provision of services. Portfolio and other management advisory and service fees are recorded based on the applicable service contracts. Asset management fees related to investment funds are recorded over the period the service is provided. The same principle is applied for wealth management, financial planning and custody services that are continuously provided over an extended period of time.

23

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

5.	Summary of Principal Accounting Policies (continued)

Staff costs and related contributions

The Group’s contributions to the State and Group’s social insurance, and obligatory medical insurance funds in respect of its employees are expensed as incurred and included in staff costs within staff costs and administrative expenses. The Group’s contributions to the State and Group pension schemes are included in defined contribution pension expense within staff costs and administrative expenses. Non-used vacations accrued amounts are also included in staff costs within staff costs and administrative expenses.

The Group recognizes all actuarial gains and losses related to defined benefit plan directly in other comprehensive income.

Inflation accounting

If an economy in which a Group’s subsidiary operates is considered to be hyperinflationary as defined by IAS 29 Financial Reporting in Hyperinflationary Economies than this subsidiary applies IAS 29. The standard requires that the financial statements prepared in the currency of a hyperinflationary economy be stated in terms of the measuring unit current at the reporting date.

Foreign currency translation

Each Group member determines its own functional currency and items included in the financial statements of each entity are measured using that functional currency. Transactions in foreign currencies are initially recorded in the functional currency equivalent, translated at the rate of exchange ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency rate of exchange ruling at the reporting date. Gains and losses resulting from the translation of foreign currency transactions are recognized in the income statement as foreign exchange translation gains less losses. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined.

These financial statements are presented in Russian Roubles (RUR), the national currency of the Russian Federation, where the Bank is domiciled. As at the reporting date, the assets and liabilities of the entities, whose functional currency is different from the presentation currency of the Group and is not a currency of hyperinflationary economy, are translated into RUR at the closing rate of exchange at the reporting date and, their income statements are translated into RUR at the average exchange rates for the reporting period. The exchange differences arising on the translation are recognized in other comprehensive income in a separate component of equity (“Currency translation difference”). If the entity’s functional is a currency of hyperinflationary economy, all amounts (assets, liabilities, equity items, income and expenses) of these entities are translated into RUR at the closing rate of exchange at the reporting date; and, before applying this translation method, the entity restates its financial statements in accordance with IAS 29 (see above “Inflation accounting”), except for comparative amounts that are translated into RUR. Differences which arise each period between the closing equity items of the previous year and the opening equity items of the current year presented in RUR, are recognized as an “Effect of translation, net of tax” in other comprehensive income, as to the related equity items. The remaining exchange differences arising on the consolidation are recognized in other comprehensive income in a separate component of equity (“Currency translation difference”).

On disposal of a subsidiary or an associate or joint venture, whose functional currency is different from the presentation currency of the Group, the deferred cumulative amount recognized in equity relating to that particular entity is reclassified to the income statement.

As at 31 December 2011, the principal closing rate of exchange used for translating balances in USD to Russian Roubles was USD 1 to RUR 32.1961 (at 31 December 2010: USD 1 to RUR 30.4769), and the principal closing rate of exchange used for translating balances in Euro was EUR 1 to RUR 41.6714 (at 31 December 2010: EUR 1 to RUR 40.3331).

Fiduciary assets

Assets held by the Group in its own name, but for the account of third parties, are not reported in the statement of financial position. Commissions received from such operations are shown within fee and commission income in the income statement.

24

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

5.	Summary of Principal Accounting Policies (continued)

Segment reporting

An operating segment is a distinguishable component of the Group that is engaged in business activities from which it may earn revenues and incur expenses (including revenues and expenses relating to transactions with other components of the same entity), whose operating results are regularly reviewed by the entity’s chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance, and for which discrete financial information is available. Segments with a majority of revenue earned from sales to external customers and whose revenue, net profit (loss) or combined assets are ten percent or more of all the segments are reported separately (reportable segments). The segments, that are below the above materiality thresholds, but can be aggregated on the basis of their activities, production processes, products or services, should be tested for the meeting the criteria of reportable segments on these aggregated amounts.

In accordance with IFRS 8 Operating Segments the Group defined as the operating segments its global business lines. This segment disclosure is presented on the basis of IFRS compliant data of the global business lines and entities adjusted, where necessary, for intersegment reallocation.

6.	Significant Accounting Estimates and Judgements

The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below:

The preparation of financial statements requires management to make estimates and assumptions that affect reported amounts. These estimates are based on information available as of the date of the financial statements. Actual results can differ significantly from such estimates.

Allowance for impairment of loans, receivables and provision for commitments to provide loans

The Group reviews its loans and receivables and loan commitments for impairment on a regular basis. The Group uses its experienced judgement to estimate the amount of any impairment loss in cases where a borrower is in financial difficulties and sufficient historical data relating to similar borrowers is not available. Similarly, the Group estimates changes in future cash flows based on observable data to obtain indication of any adverse change in the payment status of borrowers in a group, or national or local economic conditions that correlate with defaults on assets in the group. Management uses estimates based on historical loss experience for assets with credit risk characteristics and objective evidence of impairment similar to those in the group of loans and receivables. The Group uses its experienced judgement to adjust observable data for a group of loans or receivables to reflect current circumstances.

For the purposes of calculation of allowances and provisions for impairment of loans and commitments to provide loans at 31 December 2011 and 2010, the Bank applied the internally approved formalized provisioning methodology for loans and commitments to provide loans with signs of individual impairment and collectively assessed loans on portfolio basis with no signs of individual impairment and similar credit risk characteristics.

Impairment of goodwill

The Group determines whether goodwill is impaired at least on an annual basis. This requires an estimation of the value in use or fair value less cost to sell of the cash-generating units, to which goodwill is allocated. Estimating the value in use requires the Group to make an estimate of the expected future cash flows from the cash-generating unit and also to choose a suitable discount rate in order to calculate the present value of those cash flows. The carrying amount of goodwill at 31 December 2011 was RUR 104.7 billion (31 December 2010: RUR 19.9 billion) (Note 17).

Impairment of investments in associates

The Group performs impairment review for its investments in associates where indication of impairment exists at the reporting date. The recoverable amount of investments is determined as their fair value less costs to sell. When the Group’s investments are not quoted in active markets, their fair values are determined using various valuation methods, including valuation multiples and discounted cash flow techniques.

Existence of significant influence in other entities

The Group may have voting rights in other entities approaching to but lower than 20%. In assessing whether the Group has significant influence over such entities, judgment is exercised to determine whether the Group had the power to participate in the financial and operating policy decisions of the investee. The Group’s investments in those entities where the Group has significant influence are detailed in Note 13.

25

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

6.	Significant Accounting Estimates and Judgements (continued)

Taxation

Russian tax, currency and customs legislation is subject to varying interpretations, and changes, which can occur frequently, unexpectedly and with retroactive effect. Further, the provisions of Russian tax law applicable to financial instruments (including derivative transactions) are subject to significant uncertainty and lack interpretive guidance. Management's interpretation of such legislation as applied to the transactions and activity of the Group may be challenged by the relevant regional and federal authorities. Trends within the Russian Federation suggest that the tax authorities are taking a more assertive position in their interpretation of the legislation and assessments and, as a result, it is possible that transactions and activities that have not been challenged in the past may be challenged. As such, significant additional taxes, penalties and interest may be assessed. Fiscal periods remain open to review by the authorities in respect of taxes for three calendar years preceding the year of review. Under certain circumstances reviews may cover longer periods. (Note 36)

Consolidation of funds

The Group consolidates mutual funds considering the following key factors for each fund:

  whether the share owned by the Group provides control over the fund’s activities giving the Group the ability to change the fund-management company, or whether the Group’s control over the management company provides control over the fund’s activities giving the Group the ability to retain the controlled fund-management company.

Fair value estimation of unquoted shares

Details of fair value estimation of unquoted shares, classified as financial assets at fair value through profit or loss and financial assets available-for-sale are provided in Note 39. Assessment of significance of particular fair value measurement input requires management judgment and is disclosed in Note 39.

7.	Cash and Short-Term Funds

	31 December	31 December
	2011	2010
Cash on hand	104.3	70.1
Cash balances with central banks (other than mandatory reserve deposits)	197.1	105.9

Correspondent accounts with other banks
- Russian Federation	31.2	18.4
- Other countries	74.4	81.1
Total cash and short-term funds	407.0	275.5

Less: correspondent accounts in precious metals	(8.4)	(1.6)

Less: restricted cash	(1.1)	(1.1)
Total cash and cash equivalents	397.5	272.8

Restricted cash balances represent the balances in the amount of RUR 1.1 billion (31 December 2010: RUR 1.1 billion) under legal restrictions. Restricted cash balances were collateralized by amounts due to customers and banks in the amount of RUR 1.0 billion (31 December 2010: RUR 1.1 billion). For the purposes of the consolidated statement of cash flows cash represented by restricted cash and correspondent accounts in precious metals are not included in cash and cash equivalents.

8.	Financial Assets at Fair Value Through Profit or Loss

	31 December	31 December
	2011	2010
Financial assets held for trading	540.7	320.0
Financial assets designated as at fair value through profit or loss	30.8	24.6
Total financial assets at fair value through profit or loss	571.5	344.6

26

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

8.	Financial Assets at Fair Value Through Profit or Loss (continued)

The financial assets designated as at fair value through profit or loss are managed on a fair value basis, in accordance with the risk management or investment strategies adopted by each Group member and the information provided to key management personnel.

Financial assets held for trading

	31 December	31 December
	2011	2010
Debt securities denominated in USD
Eurobonds of Russian companies and banks	33.4	16.1
Bonds and eurobonds of foreign governments	16.0	5.1
Bonds and eurobonds of foreign companies and banks	13.6	13.0
Eurobonds of the Russian Federation	1.4	1.4

Debt securities denominated in RUR
Bonds of Russian companies and banks	200.0	129.1
Russian Federal loan bonds (OFZ)	55.6	18.7
Russian municipal bonds	4.1	2.8
Promissory notes of Russian companies and banks	3.3	0.1
Bonds of foreign governments	0.7	–
Eurobonds of foreign companies and banks	0.4	0.3
Bonds of the Central Bank of the Russian Federation	–	14.4

Debt securities denominated in other currencies
Bonds of foreign governments	4.5	3.5
Bonds and eurobonds of foreign companies and banks	2.3	0.8
Eurobonds of Russian companies and banks	1.1	0.2
Russian municipal bonds	0.5	–

Equity securities	124.9	75.6

Balances arising from derivative financial instruments (Note 36)	78.9	38.9
Total financial assets held for trading	540.7	320.0

As at 31 December 2011 bonds of Russian companies and banks are mostly represented by debt securities issued by Russian oil and gas companies, banks, transportation and telecommunication companies.

As at 31 December 2011 equity securities are represented by securities issued by Russian banks, oil and gas companies and metal companies.

Financial assets designated as at fair value through profit or loss

	31 December	31 December
	2011	2010
Equity securities	11.0	6.7
Bonds of foreign companies and banks	10.9	8.4
Bonds and eurobonds of Russian companies and banks	7.5	4.6
Bonds of foreign governments	1.4	4.9
Total financial assets designated as at fair value through profit or loss	30.8	24.6

As at 31 December 2011 Financial assets at fair value through profit or loss include the amount of RUR 1.4 billion which is pledged against amounts due to other banks (Note 20) (31 December 2010: RUR 0.6 billion).

Fair value measurements for each class of financial instruments in accordance with a value hierarchy are disclosed in Note 39.

27

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

9.	Financial Assets Pledged under Repurchase Agreements and Loaned Financial Assets

	31 December	31 December
	2011	2010
Financial assets at fair value through profit or loss
Financial assets held for trading
Bonds of Russian companies and banks	2.4	6.1
Russian Federal loan bonds (OFZ)	0.9	–
Equity securities	0.1	1.2
Bonds of foreign companies and banks	–	0.1
Bonds of foreign governments	–	0.1
Total Financial assets held for trading	3.4	7.5

Financial assets designated as at fair value through profit or loss
Eurobonds of Russian companies and banks	2.9	1.2
Bonds of foreign companies and banks	0.8	0.7
Bonds of foreign governments	0.5	1.5
Total Financial assets designated as at fair value through profit or loss	4.2	3.4

Total Financial assets at fair value through profit or loss	7.6	10.9

Financial assets available-for-sale
Bonds of Russian companies and banks	1.3	1.7
Bonds of foreign governments	0.6	3.0
Russian Federal loan bonds (OFZ)	0.4	–
Total Financial assets available-for-sale	2.3	4.7

Financial assets classified as loans and advances to customers	188.3	–

Financial assets classified as due from other banks	0.4	1.3
Total financial assets pledged under repurchase agreements and loaned
financial assets	198.6	16.9

As at 31 December 2011 bonds of Russian companies and banks included in the above table are mostly represented by debt securities issued by Russian oil and gas companies, transportation, telecommunication companies and banks.

As at 31 December 2011 financial assets classified as loans and advances to customers pledged under repurchase agreements are mostly represented by federal loan bonds with debt amortization (OFZ-AD) with the carrying amount of RUR 175.5 billion which were purchased by “Bank of Moscow”, OJSC in September 2011 from proceeds of loan from DIA (Note 22).

10.	Due from Other Banks

	31 December	31 December
	2011	2010
Russia	171.8	176.6
OECD	204.6	163.1
Other countries	50.8	13.1
Total gross due from other banks	427.2	352.8
Less: Allowance for impairment (Note 32)	(2.6)	(2.9)
Total due from other banks	424.6	349.9

As at 31 December 2011, reverse sale and repurchase agreements with other banks amounted to RUR 78.9 billion (31 December 2010: RUR 64.8 billion). These reverse sale and repurchase agreements with other banks were collateralized by securities with fair value of RUR 82.0 billion (31 December 2010: RUR 70.2 billion).

As at 31 December 2011, amount included in due from other banks of RUR 0.5 billion is pledged against issued local mortgage-backed bonds (31 December 2010: RUR 1.5 billion).

28

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

11.	Loans and Advances to Customers

The table below shows loans and advances to customers by class.

	31 December	31 December
	2011	2010
Loans to legal entities

Current activity financing	2,091.9	1,438.2
Project finance and other	1,314.7	888.9
Finance leases	244.1	142.2
Reverse sale and repurchase agreements	115.3	48.8
Total loans to legal entities	3,766.0	2,518.1
Loans to individuals

Consumer loans and other	436.2	268.4
Mortgages	309.0	217.2
Car loans	75.5	52.8
Reverse sale and repurchase agreements	3.4	3.1
Total loans to individuals	824.1	541.5
Less: Allowance for impairment (Note 32)	(288.5)	(274.2)
Total loans and advances to customers	4,301.6	2,785.4

Finance leases represent loans to leasing companies and net investment in leases. The finance lease receivables were as follows:

	31 December	31 December
	2011	2010
Gross investment in leases	245.5	165.0
Less: Unearned finance lease income	(79.1)	(48.4)
Net investment in leases before allowance	166.4	116.6
Less: Allowance for impairment	(10.3)	(9.5)
Net investment in leases	156.1	107.1

Future minimum lease payments to be received by the Group were as following:

	31 December	31 December
	2011	2010
Within 1 year	50.3	40.2
From 1 to 5 years	141.7	93.0
More than 5 years	53.5	31.8
Minimum lease payments receivable	245.5	165.0

Net investments in leases were as following:

	31 December	31 December
	2011	2010
Within 1 year	44.6	34.0
From 1 to 5 years	95.5	62.9
More than 5 years	26.3	19.7
Net investment in leases	166.4	116.6

29

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

11.	Loans and Advances to Customers (continued)

Economic sector risk concentrations within the customer loan portfolio are as follows:

	31 December 2011		31 December 2010
	Amount	%	Amount	%
Individuals	824.1	18	541.5	18
Finance	619.6	13	382.3	12
Building construction	530.7	12	303.2	10
Manufacturing	464.3	10	267.7	9
Transport	386.9	8	186.2	6
Metals	363.2	8	334.5	11
Trade and commerce	357.0	8	230.6	7
Government bodies	248.8	5	115.4	4
Chemical	214.9	5	226.6	7
Energy	145.7	3	97.8	3
Oil and gas	119.2	3	139.7	4
Food and agriculture	94.1	2	81.6	3
Telecommunications and media	69.5	2	23.6	1
Coal mining	58.0	1	55.6	2
Aircraft	18.0	–	20.5	1
Other	76.1	2	52.8	2
Total gross loans and advances to
customers	4,590.1	100	3,059.6	100

Finance industry includes loans issued to holding companies of industrial groups, mergers and acquisitions financing, and loans to leasing, insurance and other non-bank financial companies.

As at 31 December 2011, the total amount of outstanding loans issued by the Group to 10 largest groups of interrelated borrowers comprises RUR 1,036.8 billion, or 22% of the gross loan portfolio represented by loans and advances to customers and financial assets pledged under repurchase agreement classified as loans to customers (31 December 2010: RUR 643.7 billion, or 21%).

As at 31 December 2011, loans and advances to customers represented by federal loan bonds with debt amortization (OFZ-AD) purchased in September 2011 by “Bank of Moscow”, OJSC with the carrying amount of RUR 115.4 billion are included in loans to government bodies for the purpose of economic sector risk concentrations disclosure.

As at 31 December 2011, the Group received collateral of securities under reverse sale and repurchase agreements with customers with a fair value of RUR 177.0 billion (31 December 2010: RUR 85.3 billion).

As at 31 December 2011, the total amount of pledged loans to corporate customers is RUR 72.3 billion (31 December 2010: RUR 12.3 billion). The loans are pledged against the funds accounted within Other borrowed funds (Note 22) and Due to other banks (Note 20) captions in Liabilities. Included in the above amount of pledged loans are mortgage loans of RUR 5.0 billion (31 December 2010: RUR 5.0 billion).

As at 31 December 2011, the carrying value of mortgage loans pledged against debt securities issued amounted to RUR 8.2 billion (31 December 2010: RUR 14.8 billion).

During 2011 interest income on impaired loans, recognized by the Group amounted to RUR 10.8 billion (2010: RUR 13.4 billion).

12.	Financial Assets Available-for-Sale

	31 December	31 December
	2011	2010
Equity investments	135.8	28.8
Bonds and eurobonds of foreign governments	10.6	16.4
Russian Federal loan bonds (OFZ)	10.2	–
Eurobonds of Russian companies and banks	6.4	1.0
Bonds of foreign companies and banks	3.7	9.0
Promissory notes of Russian companies and banks	0.6	0.3
Bonds of Russian companies and banks	0.4	0.4
Total financial assets available-for-sale	167.7	55.9

30

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

12.	Financial Assets Available-for-Sale (continued)

As at 31 December 2011 equity investments are represented mostly by shares of Russian metal and finance companies.

The Group recognized an impairment loss of RUR 2.1 billion before tax, transferred from unrealized gain on financial assets available-for-sale to the income statement, and realized portion of revaluation of available-for-sale financial assets transferred to income statement due to the sale of available-for-sale financial assets of RUR 6.2 billion before tax for the year ended 31 December 2011 (2010: RUR 0.7 billion and RUR 0.6 billion respectively).

13.	Investments in Associates and Joint Ventures

			31 December 2011		31 December 2010
	Country of		Carrying	Ownership	Carrying	Ownership
	registration	Activity	amount	percentage	amount	percentage
“Metropolitan Insurance Group”, OJSC	Russia	Insurance	16.0	50.00%	–	–
“KS Holding”, CJSC	Russia	Insurance	5.7	49.00%	4.8	49.00%
“Eurofinance Mosnarbank”, OJSC	Russia	Banking	3.3	25.00%	4.3	35.85%
“Vietnam-Russia Joint Venture Bank”	Vietnam	Banking	2.0	50.00%	0.9	49.00%
“Haberma Enterprises”, Ltd	Cyprus	Real estate	1.2	39.10%	–	–
“Sistemapsys S.a.r.l.”	Luxembourg	Construction	1.0	50.00%	1.3	50.00%
“Hals-Technopark”, CJSC	Russia	Construction	1.0	50.00%	1.0	50.00%
“Thalita Trading”, Ltd	Cyprus	Finance	0.7	50.00%	0.9	50.00%
“Finnist Real Estate S.a.r.l.”	Luxembourg	Real estate	0.5	19.99%	0.8	19.99%
“Russian National Commercial Bank”, JSC	Russia	Banking	0.5	39.80%	–	–
“Gelosa Holdings”, Ltd	Cyprus	Real estate	0.4	21.16%	–	–
“Estonian Credit Bank”, JSC	Estonia	Banking	0.2	43.79%	–	–
“Izumrudniy Gorod 2000”, Ltd	Russia	Construction	–	50.00%	–	50.00%
“Tagar-City”, Ltd	Russia	Construction	–	50.00%	–	50.00%
“Amiral' B. V.”, Ltd	Russia	Construction	–	50.00%	–	50.00%
“Ilinoza investments limited”, Ltd	Russia	Construction	–	45.00%	–	45.00%
“Interbank Trading House”, Ltd	Russia	Commerce	–	50.00%	–	50.00%
“Automated Banking Technologies”, CJSC	Russia	IT	–	25.86%	–	–
“Pension Reserve”, Ltd	Russia	Finance	–	19.00%	–	–
“POLIEF”, OJSC	Russia	Chemical	–	–	1.1	32.50%
“Telecom-Development”, CJSC	Russia	Construction	–	–	0.6	50.00%
Total investments in associates and
joint ventures			32.5		15.7

In January 2011, “Vietnam-Russia Joint Venture Bank” increased its share capital to USD 168.5 million, and VTB increased its share in “Vietnam-Russia Joint Venture Bank” from 49.00% to 50.00% by contribution of USD 53.6 million (RUR 1.6 billion).

In February 2011, VTB purchased 46.48% of “Bank of Moscow”, OJSC for RUR 92.8 billion and 25% plus 1 share of “Metropolitan Insurance Group”, OJSC for RUR 10.2 billion. In September 2011, the Group obtained control over “Bank of Moscow”, OJSC and consolidated it in these financial statements (Note 42). The Group recognized RUR 6.4 billion as share in income of associates and joint ventures for the period when “Bank of Moscow”, OJSC was associate of the Group. As a result of consolidation of “Bank of Moscow”, the Group increased its share in “Metropolitan Insurance Group”, OJSC to 50% less 1 share.

In February 2011, the Group entered into the agreement to sell shares of “Eurofinance Mosnarbank”, OJSC, for RUR 2.3 billion effectively decreasing the Group’s ownership in “Eurofinance Mosnarbank”, OJSC associate to 25% plus 0.5 share and recognizing profit before tax of RUR 0.9 billion from partial disposal of the associate.

"Automated Banking Technologies", CJSC, "Pension Reserve", Ltd and "Estonian Credit Bank", JSC represent associates of “Bank of Moscow”, OJSC initially consolidated at 30 September 2011 (Note 42).

In December 2011, the Group acquired a 39.80% share of "Russian National Commercial Bank", JSC as a result of obtaining control by “Bank of Moscow”, OJSC in "Consolidated companies", OJSC (Note 42).

As at 31 December 2011, investment in Associate in the amount of RUR 0.7 billion was pledged against the funds obtained by the other Associate of the Group (31 December 2010: nil).

31

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

13.	Investments in Associates and Joint Ventures (continued)

The following table contains the summarized aggregated financial information on the associates and joint ventures:

	31 December	31 December
	2011	2010
Assets	250.6	130.2
Liabilities	193.9	97.9
Net assets	56.7	32.3
Revenue	57.0	32.5
Net profit	1.2	0.2

The unrecognized share of losses of associates for 2011 and cumulatively at 31 December 2011 was RUR 0.1 billion and RUR 0.2 billion, respectively (31 December 2010: RUR 0.1 billion and RUR 0.1 billion, respectively).

14.	Investment Securities Held-to-Maturity

	31 December	31 December
	2011	2010
Bonds of Russian companies and banks	32.8	32.6
Russian municipal bonds	1.0	2.4
Bonds of foreign governments	0.5	0.8
Russian Federal loan bonds (OFZ)	0.1	–
Bonds of foreign companies and banks	–	0.4
Total gross investment securities held-to-maturity	34.4	36.2
Less: Allowance for impairment (Note 32)	(2.0)	(2.0)
Total investment securities held-to-maturity	32.4	34.2

Bonds of Russian companies and banks are mostly represented by debt securities issued by major Russian banks.

15.	Premises and Equipment

The movements in property and equipment were as follows:

				Equipment in
			Construction	operating
	Premises	Equipment	in progress	lease	Total
Net book amount at 31 December 2010	61.1	15.1	3.1	33.9	113.2
Cost or revalued amount
Opening balance at 1 January 2011	62.3	28.2	3.1	35.0	128.6
Effect of hyperinflation	0.7	0.6	0.2	–	1.5
Acquisitions of subsidiaries (Note 42)	14.0	3.2	3.3	–	20.5
Additions	4.5	6.8	7.8	21.7	40.8
Transfer	(7.8)	(2.8)	0.3	3.2	(7.1)
Disposals	(1.0)	(1.7)	(3.9)	(37.4)	(44.0)
Impairment	–	–	(0.5)	–	(0.5)
Translation difference	(0.5)	(0.6)	(0.2)	0.3	(1.0)
Closing balance at 31 December 2011	72.2	33.7	10.1	22.8	138.8
Accumulated depreciation
Opening balance at 1 January 2011	1.2	13.1	–	1.1	15.4
Effect of hyperinflation	–	0.3	–	–	0.3
Depreciation charge	1.8	4.8	–	1.9	8.5
Disposals	(0.2)	(0.4)	–	(1.5)	(2.1)
Translation difference	–	(0.1)	–	–	(0.1)
Closing balance at 31 December 2011	2.8	17.7	–	1.5	22.0
Net book amount at 31 December 2011	69.4	16.0	10.1	21.3	116.8

32

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

15.	Premises and Equipment (continued)

The Transfer caption in 2011 includes both transfers between the categories of the Premises and equipment, and transfers to / from Property intended for sale in the ordinary course of business in Other assets.

				Equipment in
			Construction	operating
	Premises	Equipment	in progress	lease	Total
Net book amount at 31 December 2009	37.9	10.5	11.4	6.1	65.9
Cost or revalued amount
Opening balance at 1 January 2010	37.9	20.3	11.4	6.2	75.8
Acquisitions of subsidiaries	14.0	1.4	–	–	15.4
Additions	2.0	5.5	4.2	29.6	41.3
Transfer	8.9	2.1	(11.0)	–	–
Disposals	(0.2)	(0.9)	(1.5)	(0.8)	(3.4)
Translation difference	(0.3)	(0.2)	–	–	(0.5)
Closing balance at 31 December 2010	62.3	28.2	3.1	35.0	128.6
Accumulated depreciation
Opening balance at 1 January 2010	–	9.8	–	0.1	9.9
Depreciation charge	1.3	3.8	–	1.0	6.1
Disposals	(0.1)	(0.5)	–	–	(0.6)
Closing balance at 31 December 2010	1.2	13.1	–	1.1	15.4
Net book amount at 31 December 2010	61.1	15.1	3.1	33.9	113.2

Premises of the Group are subject to revaluation on a regular basis. The date of the latest revaluation was 31 December 2009. As at 31 December 2011 and 31 December 2010 the Group analyzed market prices in relation to its premises and concluded that the market value of premises was not materially different from their carrying value and has not performed revaluation.

As at 31 December 2011 the Group recognized impairment loss in the amount of RUR 0.5 billion with regard to construction in progress.

If the premises were measured using the cost model, the carrying amounts would be as follows:

	31 December	31 December
	2011	2010
Cost	62.8	52.9
Less: Accumulated depreciation and impairment	4.4	3.0
Net carrying amount	58.4	49.9

16.	Investment Property

	2011	2010
Investment property at 1 January	102.2	79.8
Acquisitions of subsidiaries	10.7	15.7
Disposal of subsidiaries	(0.6)	–
Additions	4.8	13.1
Disposals	(1.3)	(1.7)
Reclassified to premises	–	(0.1)
Reclassified from premises	–	0.4
Reclassified to property held for sale	(2.1)	(7.0)
Reclassified from property held for sale	0.2	1.9
Revaluation	4.5	(0.2)
Capitalization of expenses	4.1	0.3
Investment property at 31 December	122.5	102.2

33

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

16.	Investment Property (continued)

As at 31 December 2011 investment property was revalued by RUR 4.5 billion (in 2010 – decreased by RUR 0.2 billion). The valuation was carried out by the Group’s internal appraisers and by independent appraisers on the basis of market prices for comparable real estate.

In 2011 the Group received directly a property title for land plots and commercial and residential properties valued at RUR 3.9 billion (2010: RUR 12.3 billion) in exchange for settlement of the outstanding loans granted by the Group. The property of RUR 0.6 billion (2010: RUR 0.8 billion) was obtained through foreclosure of collateral under mortgage loans. The acquired investment properties were valued by an independent, professionally qualified appraiser at fair value at the acquisition date.

In 2011, the Group’s investment property increased due to property valued at RUR 3.3 billion received a result of acquisition of “Bank of Moscow”, OJSC (Note 42). The investment property for the amount of RUR 5.5 billion and RUR 1.9 billion was received by "Hals-Development", OJSC and "TransCreditBank", JSC, respectively, when acquiring subsidiaries.

In 2010, the Group’s investment property increased due to property valued at RUR 15.7 billion received a result of acquisition of “M”, CJSC, “TransCreditBank”, JSC and “VTB Arena”, CJSC (Note 42).

The Group leased out a portion of its investment property under operating lease. Future minimum receivables under non-cancellable operating lease are RUR 2.0 billion (RUR 0.8 billion as of 31 December 2010) of which RUR 0.6 billion to be received in less than one year and of which RUR 1.4 billion to be received later than one year and not later than five years (2010: RUR 0.3 billion and RUR 0.5 billion, respectively).

In 2011 the Group has recognized rental income as part of income arising from non-banking activities of RUR 0.9 billion (2010: RUR 0.2 billion) and direct operating expenses of RUR 0.3 billion (2010: no material direct operating expenses) in relation to investment property that generated rental income.

17.	Intangible Assets and Goodwill

The movements in intangible assets were as follows in 2011:

	Core deposit
	and customer	Computer	Other	Brands and
	loan intangible	software	rights	trademarks	Goodwill	Total
Net book amount at 31 December 2010	5.0	3.0	2.6	–	19.9	30.5
Cost less impairment
Opening balance at 1 January 2011	9.8	4.6	2.9	–	19.9	37.2
Additions	–	2.0	1.6	–	–	3.6
Acquisition through business
combinations (Note 42)	25.4	0.3	0.3	1.5	84.8	112.3
Disposals	–	(0.3)	(0.8)	–	–	(1.1)
Write-offs through impairment	–	–	(0.1)	–	–	(0.1)
Translation difference	–	(0.1)	–	–	–	(0.1)
Transfer	–	–	(0.3)	–	–	(0.3)
Closing balance at 31 December 2011	35.2	6.5	3.6	1.5	104.7	151.5
Accumulated amortization
Opening balance at 1 January 2011	4.8	1.6	0.3	–	–	6.7
Amortization charge	1.9	0.9	1.2	–	–	4.0
Disposals	–	(0.4)	–	–	–	(0.4)
Closing balance at 31 December 2011	6.7	2.1	1.5	–	–	10.3
Netbook amount at 31 December 2011	28.5	4.4	2.1	1.5	104.7	141.2

34

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

17.	Intangible Assets and Goodwill (continued)

The Transfer caption in 2011 includes transfers to Property intended for sale in the ordinary course of business in Other assets.

The movements in intangible assets were as follows in 2010:

	Core deposit
	and customer	Computer
	loan intangible	software	Other rights	Goodwill	Total
Net book amount at 31 December 2009	1.2	2.1	0.7	7.9	11.9
Cost less impairment
Opening balance at 1 January 2010	5.0	3.4	0.7	7.9	17.0
Additions	–	1.0	0.4	–	1.4
Acquisition through business combinations	4.8	0.3	2.4	13.1	20.6
Disposals	–	(0.1)	(0.6)	–	(0.7)
Write-offs through impairment	–	–	–	(1.1)	(1.1)
Closing balance at 31 December 2010	9.8	4.6	2.9	19.9	37.2
Accumulated amortization
Opening balance at 1 January 2010	3.8	1.3	–	–	5.1
Amortization charge	1.0	0.3	0.7	–	2.0
Disposals	–	–	(0.4)	–	(0.4)
Closing balance at 31 December 2010	4.8	1.6	0.3	–	6.7
Net book amount at 31 December 2010	5.0	3.0	2.6	19.9	30.5

The carrying amount of goodwill and core deposit and customer loan intangible allocated to each of the following cash-generating units:

	31 December 2011			31 December 2010
		Carrying			Carrying
		amount of			amount of
		core deposit			core deposit
	Carrying	and customer		Carrying	and customer
	amount of	loan		amount of	loan
	goodwill	intangible	Total	goodwill	intangible	Total
“Bank of Moscow”, OJSC	84.7	24.4	109.1	–	–	–
“TransCreditBank”, JSC	7.7	3.9	11.6	7.7	4.8	12.5
“VTB North-West Regional Center”
(branch) (former “Bank VTB North-
West”, OJSC)	5.2	–	5.2	5.2	–	5.2
“VTB Arena”, CJSC	4.3	–	4.3	4.3	–	4.3
“Bank VTB 24”, CJSC	2.1	–	2.1	2.1	–	2.1
“VTB Bank (Azerbaijan)”, OJSC	0.4	–	0.4	0.4	–	0.4
“VTB Specialized Depository”, CJSC	–	0.2	0.2	–	0.2	0.2
“VTB Bank (Armenia)” CJSC	0.1	–	0.1	0.1	–	0.1
“VTB Asset Management”, CJSC	0.1	–	0.1	0.1	–	0.1
“Citer Invest”, B.V.	0.1	–	0.1	–	–	–
Net book amount	104.7	28.5	133.2	19.9	5.0	24.9

As at 31 December 2011, the recoverable amount of “TransCreditBank”, JSC has been determined based on a fair value of the business, which amounted to RUR 51.4 billion. The fair value was calculated using the market price of “TransCreditBank”, JSC shares.

In March 2011, “Bank VTB North-West”, OJSC ceased its operations as a subsidiary of VTB following the legal merger of VTB and “Bank VTB North-West”. This reorganization was accompanied by formation of a new cash-generating unit VTB North-West Regional Center established on the basis of former the “Bank VTB North-West”, OJSC Head Office. As a result, the Group has reallocated the respective goodwill to the new cash-generated unit. As at 31 December 2011, the recoverable amount of the new cash-generating unit “VTB North-West Regional Center” has been determined based on a value in use calculation using pretax cash flow projections based on financial budgets approved by the Management covering a five-year period, which amounted to RUR 113.0 billion. The discount rate applied to cash flow projections is 9%.

35

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

17.	Intangible Assets and Goodwill (continued)

The goodwill related to “VTB Arena”, CJSC is allocated to the development project of subsidiary as the separate cash-generated unit. The recoverable amount of the development project at 31 December 2011 has been determined based on a value in use calculation using pretax cash flow projections based on financial budgets approved by the Management covering a ten-year period, which amounted to RUR 20.9 billion. The longer period was used to reflect the duration of investment project. The discount rate applied to cash flow projections is 15%.

The calculation of value in use for Group is most sensitive to assumptions in discount rates, terminal capitalization rate, weighted average rent rates for shopping and entertainment centers, prices and sales schedules for apartments, occupancy rates and average prices per room in hotels and apart hotels, etc.

For VTB Arena development project, the estimated recoverable amount is close to its carrying value and, consequently, any adverse change in key assumptions would result in impairment losses, e.g. increase of terminal capitalization rate by 0.75% or increase of the discount rate by 0.5% would lead to a decrease in recoverable amount and recognition of related goodwill impairment loss.

The recoverable amount of “Bank VTB 24”, CJSC at 31 December 2011 has been determined based on a value in use calculation using pretax cash flow projections based on financial budgets approved by the Management covering a five-year period, which amounted to RUR 641.1 billion. The discount rate applied to cash flow projections is 11%.

Management believes that reasonable possible changes in key assumptions used to determine the recoverable amount will not result in an impairment of goodwill, except for that attributable to VTB Arena development project, described above.

18.	Other Assets

	31 December	31 December
	2011	2010
Property intended for sale in the ordinary course of business	34.3	20.0
Other assets related to non-banking activities	27.7	16.3
Precious metals	19.9	2.2
Tax prepayments	17.8	9.1
Trade debtors and prepayments	9.2	7.3
Equipment purchased for subsequent leasing	8.5	11.7
Amounts in course of settlement	8.3	14.8
Deferred expenses	5.8	6.5
Advances issued to leasing equipment suppliers	4.9	3.4
Accrued commission income	3.8	2.8
Inventories	2.8	2.2
Leasehold for development and sale	1.6	1.5
Positive fair value of derivatives (fair value hedges) (Note 36)	0.5	0.6
Rights of claim to construct and receive the title of ownership of premises under investment contracts and related capitalized
furnishing costs	0.4	0.1
Other	5.5	6.5
Total other assets before allowance for impairment	151.0	105.0
Less: Allowance for impairment (Note 32)	(2.7)	(2.4)
Total other assets	148.3	102.6

As at 31 December 2011 and 2010, equipment purchased for subsequent leasing and advances issued to leasing equipment suppliers represents operations of VTB Leasing.

As at 31 December 2011, included in Property intended for sale in the ordinary course of business is the amount of RUR 1.4 billion (31 December 2010: RUR 1.4 billion), which is pledged against Other borrowings within Other borrowed funds (Note 22).

36

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

19.	Disposal Group Held for Sale

In September 2011, when acquiring "Bank of Moscow", OJSC the Group received controlling interest in "BM Bank", Ltd., located in Kiev, Ukraine. In the fourth quarter of 2011 the Management decided to sell these investments and intends to do it within 12 months, as of 31 December 2011 the negotiations had not been finished. The Group accounted for these investments as a disposal group held for sale under IFRS 5. The Bank has calculated fair values of the received assets and liabilities at the acquisition date amounting to RUR 10.3 billion and RUR 8.5 billion, respectively. These investments are included in “Corporate-Investment banking” and “Retail banking” segments (Note 37).

20.	Due to Other Banks

	31 December	31 December
	2011	2010
Term loans and deposits	369.2	161.6
Correspondent accounts and overnight deposits of other banks	310.6	226.7
Sale and repurchase agreements with other banks	19.9	9.0
Total due to other banks	699.7	397.3

Included in amounts due to other banks at 31 December 2011 are restricted deposits of RUR 1.0 billion (31 December 2010: RUR 0.9 billion), where matching deposits were placed by the Group in other balances in non- freely convertible currencies (Note 7).

As at 31 December 2011 term loans and deposits contain the amount of RUR 1.4 billion (31 December 2010: RUR 0.6 billion) secured with a pledge of financial assets at fair value through profit or loss in the amount of RUR 1.4 billion (31 December 2010: RUR 0.6 billion) (Note 8).

Financial assets pledged against sale and repurchase agreements are financial assets at fair value through profit or loss and financial assets available-for-sale with a total fair value of RUR 8.1 billion (31 December 2010: RUR 11.4 billion), and those classified as due from other banks and loans and advances to customers with amortized cost of RUR 13.2 billion (31 December 2010: RUR 1.3 billion) (Note 9).

As at 31 December 2011, term loans and deposits in the amount of RUR 1.9 billion (31 December 2010: RUR 4.2 billion) are collateralized with loans to customers in the amount of RUR 2.0 billion (Note 11) (31 December 2010: RUR 5.6 billion).

As at 31 December 2011 financial assets pledged against sale and repurchase agreements with other banks were also represented by financial assets received under reverse sale and repurchase agreements in the total amount of RUR 5.9 billion (31 December 2010: nil).

21.	Customer Deposits

	31 December	31 December
	2011	2010
Government bodies
Current / settlement deposits	38.0	14.0
Term deposits	482.1	83.6

Other legal entities
Current / settlement deposits	610.8	475.7
Term deposits	1,296.3	882.0

Individuals
Current / settlement deposits	254.7	142.6
Term deposits	906.1	605.3

Sale and repurchase agreements	8.7	9.7
Total customer deposits	3,596.7	2,212.9

As at 31 December 2011 deposits of RUR 11.9 billion (31 December 2010: RUR 9.6 billion) were held as collateral against irrevocable commitments under import letters of credit and guarantees (Note 36).

37

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

21.	Customer Deposits (continued)

Economic sector risk concentrations within customer deposits are as follows:

	31 December 2011		31 December 2010
	Amount	%	Amount	%
Individuals	1,161.4	32	747.9	34
Government bodies	520.1	14	97.6	4
Oil and gas	348.1	10	407.5	18
Finance	319.9	10	240.2	12
Transport	258.2	7	124.2	6
Building construction	190.3	5	98.8	4
Manufacturing	153.8	4	94.1	4
Trade and commerce	118.4	4	70.3	3
Telecommunications and media	86.3	2	56.3	3
Energy	80.6	2	69.8	3
Metals	79.9	2	29.6	1
Food and agriculture	25.1	1	20.5	1
Chemical	20.5	1	22.9	1
Aircraft	13.6	–	16.7	1
Coal mining	10.1	–	6.7	–
Other	210.4	6	109.8	5
Total customer deposits	3,596.7	100	2,212.9	100
As at 31 December 2011 financial assets pledged against sale and repurchase agreements represent financial assets at fair value through profit or loss and financial assets available-for-sale with fair value of RUR 0.2 billion (31 December 2010: RUR 4.2 billion) (Note 9) and securities received under reverse sale and repurchase agreements with fair value of RUR 9.0 billion (31 December 2010: RUR 8.9 billion).

22.	Other Borrowed Funds

	31 December	31 December
	2011	2010
Funds from local central banks	365.9	1.4
Syndicated loans	106.8	45.1
Other borrowings	261.9	139.2
Total other borrowed funds	734.6	185.7

As at 31 December 2011 funds from local central banks include payables to local central banks on sale and repurchase agreements in amount of RUR 159.7 billion (31 December 2010: nil) and other funds attracted from local central banks in amount of RUR 206.2 billion (31 December 2010: RUR 1.4 billion).

As at 31 December 2011 financial assets pledged under the sale and repurchase agreements with local central banks are financial assets with a total carrying amount of RUR 177.2 billion (31 December 2010: nil), which comprised of both the financial assets available-for-sale with fair value of RUR 1.7 billion (31 December 2010: nil), and pledged financial assets classified as loans and advances to customers of RUR 175.5 billion (31 December 2010: nil) (Note 9). As at 31 December 2011 financial assets pledged against sale and repurchase agreements with local central banks are also represented by Bonds of foreign governments received under reverse sale and repurchase agreements with non-banking customers of RUR 0.3 billion (31 December 2010: nil).

As at 31 December 2011 other funds attracted from local central banks contain the amount of RUR 6.3 billion (31 December 2010: RUR 1.4 billion) secured by pledged loans to customers in the amount of RUR 13.6 billion (31 December 2010: RUR 1.7 billion) (Note 11).

In June 2011, VTB fully repaid USD 1.0 billion (RUR 28.3 billion) of Tranche A of a dual tranche syndicated loan upon maturity.

In July 2011, VTB received a syndicated loan in the total amount of USD 3,130 million (RUR 87.3 billion) maturing in July 2014 with a floating interest rate of LIBOR + 1.3% p.a. payable semi-annually. As at 31 December 2011 the Group bought back RUR 6.3 billion from the syndicated loan participants, which resulted in the recognition of a gain on the extinguishment of debt of RUR 0.4 billion for the period.

38

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

22.	Other Borrowed Funds (continued)

In December 2011 “Bank of Moscow”, OJSC fully repaid a syndicated loan in the amount of USD 348.8 million (RUR 10.9 billion).

In the first quarter 2011 “VTB Bank (Austria)” AG fully repaid a syndicated loan in the amount of USD 120 million (RUR 3.5 billion). In the fourth quarter 2011 “VTB Bank (Austria)” AG fully repaid a syndicated loan in the amount of EUR 15 million (RUR 0.6 billion).

In the first quarter 2010 “VTB Bank (Austria)” AG fully repaid a syndicated loan in the amount of USD 200 million (RUR 6.0 billion). In the second quarter 2010 “VTB Bank (Austria)” AG partially repaid a syndicated loan in the amount of EUR 50 million (RUR 1.9 billion). In July 2010 “VTB Bank (Austria)” AG received a tranche of syndicated loan in the amount of EUR 15 million (RUR 0.6 billion) with maturity in June 2012 at interest rate of 2.75%.

In February and July 2010 “VTB Bank (Austria)” AG fully repaid at maturity two syndicated loan in the amount of USD 70 million (RUR 2.1 billion) and USD 75 million (RUR 2.3 billion), respectively. In September 2010 “VTB Bank (Austria)” AG fully repaid a syndicated loan in the amount of USD 80 million (RUR 2.5 billion) at maturity.

In September 2011 “Bank of Moscow”, OJSC received a RUR 294.8 billion loan from the related party DIA at 0.51% per annum maturing in 10 years under the plan of support of “Bank of Moscow”, OJSC earlier signed by CBR and DIA. The Group recognized the loan initially at fair value. As at 31 December 2011 the carrying amount of the loan of RUR 144.4 billion was included in Other borrowings. This loan was securitized with a pledge of loans to customers with carrying amount of RUR 51.7 billion. (Note 11)

As at 31 December 2011 other borrowed funds also contain other borrowings in the amount of RUR 6.7 billion (31 December 2010: RUR 7.3 billion) securitized with a pledge of loans to customers of RUR 5.0 billion (31 December 2010: 5.0) (Note 11), other assets of RUR 1.4 billion (31 December 2010: RUR 1.4 billion) (Note 18) and investment property of nil (31 December 2010: RUR 2.2 billion).

23.	Debt Securities Issued

	31 December	31 December
	2011	2010
Bonds	457.5	470.6
Promissory notes	206.1	122.2
Deposit certificates	0.9	0.3
Total debt securities issued	664.5	593.1

In February 2011, VTB issued USD 750 million (RUR 21.9 billion) Series 12 Eurobonds under European Medium Term Notes (EMTN) Programme 2 with maturity in February 2018 and a fixed coupon rate of 6.315% p.a. payable semi-annually.

In February 2011, VTB partially redeemed Series 9 Eurobonds in the amount of EUR 195 million (RUR 7.8 billion) under investor put option.

In February 2011, “Bank VTB 24”, CJSC redeemed local bonds in the amount of RUR 10.0 billion under investor put option.

In April 2011, “VTB Bank (Austria)” AG issued a private placement of Eurobonds in the amount of EUR 20 million (RUR 0.8 billion) maturing in April 2013 with a coupon rate of 2.806% p.a. payable semi-annually.

In June 2011, VTB issued SGD 300 million (RUR 6.8 billion) Series 13 Eurobonds under European Medium Term Notes (EMTN) Programme 2 with maturity in June 2014 and a fixed coupon rate of 3.4% p.a. payable semi-annually.

In June 2011, VTB redeemed Series 5 Eurobonds under EMTN Programme 2 in the outstanding amount of EUR 900 million (RUR 36.4 billion) upon maturity.

In June 2011, “Bank VTB 24”, CJSC redeemed Series 3 local bonds in the amount of RUR 6.0 billion under investor put option.

In June 2011, a subsidiary of “TransCreditBank”, JSC redeemed RUR 3.0 billion of Series 2 local bonds upon maturity.

39

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

23.	Debt Securities Issued (continued)

In June 2011, “TransCreditBank”, JSC redeemed its Eurobonds in the outstanding amount of USD 303 million (RUR 8.4 billion) upon maturity.

In June 2011, “VTB-Leasing Finance”, Ltd. redeemed Series 3 local bonds in the amount of RUR 1.7 billion and Series 4 local bonds in the amount of RUR 2.0 billion under investor put option.

During 2011 “VTB-Leasing Finance”, Ltd. partially redeemed nominal value of Series 1, 2, 3, 4, 7, 8 and 9 of local bonds in the total amount of RUR 5.0 billion.

In July 2011, “TransCreditBank”, JSC redeemed RUR 5.0 billion of Series 3 local bonds upon maturity.

In 2011 “VTB Capital”, Plc issued notes under EMTN Program in the amount of RUR 5.0 billion at a fixed rates ranging from 9.05% p.a. to 11.6% p.a. maturing from June 2014 till June 2016.

In September 2011, “Bank VTB 24”, CJSC issued RUR-nominated amortizing mortgage-backed Series A bonds in the nominal amount of RUR 3.3 billion at a fixed rate of 9.0% and Series B bonds in the nominal amount of RUR 1.7 billion at a fixed rate of 3.0% with both bonds maturing in 2043.

During first half of 2011 “VTB Bank”, PJSC (Ukraine) issued bonds in total amount of RUR 2.8 billion with maturity up to 2015 and a fixed coupon rate of 12% p.a.

In August 2011, VTB redeemed Series 6 Eurobonds under EMTN Programme 2 in the total amount of CHF 750 million (RUR 29.2 billion) upon maturity.

In October 2011, “Bank VTB 24”, CJSC redeemed upon maturity Series 1 local bonds in the amount of RUR 6.0 billion.

In October 2011, VTB redeemed Series 4 Eurobonds in the amount of USD 450 million (RUR 14.1 billion).

In November 2011, VTB issued CHF 300 million (RUR 10.0 billion) Series 14 Eurobonds under EMTN Programme 2 with maturity in November 2015 and a fixed coupon rate of 5% p.a. payable annually.

In November 2011, “Bank VTB (Kazakhstan)”, JSC issued additional tranches in the amount of KZT 9,005 million (RUR 1.9 billion) of local bonds maturing in December 2014 with fixed coupon rate of 7.0% p.a. payable semi- annually.

In December 2011, VTB placed Series 6 of domestic stock exchange traded bonds for the total amount of RUR 10.0 billion. The securities due December 2014 are issued with a coupon rate of 8.0% p. a. payable quarterly.

In December 2011, “Bank VTB 24”, CJSC partially redeemed local mortgage-backed bonds in the amount of RUR 11.4 billion under investor put option. The quarterly payable rate of the bonds maturing in December 2014 is to be fixed by the issuer for the remaining coupon payments periods.

In December 2011, “VTB Bank (Austria)” AG redeemed private placement of USD-denominated Eurobonds in the amount of USD 55 million (RUR 1.7 billion) upon maturity.

During 2011, “VTB Capital”, Plc redeemed Eurobonds in the outstanding amount of UAH 800 million (RUR 3.1 billion) upon maturity.

“VTB Capital”, Plc has established a USD 5.0 billion European Medium Term Note program. Under the terms of the program “VTB Capital”, Plc is issuing short and medium term notes and structured notes with embedded derivatives, which are mainly linked to Russia / CIS risk. The outstanding amount of the notes as at 31 December 2010 of USD 20 million (RUR 0.6 billion) issued at a discount of 3.25% was redeemed upon maturity in May and November 2011.

In March 2010, VTB issued USD 1,250 million (RUR 37.3 billion) Series 7 Eurobonds under EMTN Programme 2 with maturity in March 2015 and a fixed coupon rate of 6.465% p.a. payable semi-annually.

In March 2010, VTB placed Series 1, 2 and 5 of domestic stock exchange traded bonds for the total amount of RUR 20.0 billion. The securities due March 2013 are issued with a coupon rate of 7.6% p.a. payable quarterly.

In March 2010, VTB redeemed Series 12 Eurobonds under EMTN Programme 1 in the outstanding amount of GBP 234 million (RUR 10.4 billion) upon maturity.

In April 2010, “Hals-Development”, OJSC repaid Series 1 and 2 domestic bonds with notional amount of RUR 5.0 billion under investor put option.

40

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

23.	Debt Securities Issued (continued)

In April 2010, VTB repaid RUR 13.4 billion of Series 5 domestic bonds under investor put option. In the third quarter 2010, VTB placed RUR 2.7 billion of these bonds.

In August 2010, “VTB-Leasing Finance”, Ltd. issued tranches 8 and 9 of local amortizing bonds for RUR 5.0 billion each maturing in August 2017. One tranche bears 6.65% p.a. coupon rate payable quarterly with 1-year investor put option, the other tranche bears 7.05% p.a. coupon rate payable quarterly with 1.5-year put investor option. During 2010 “VTB-Leasing Finance”, Ltd repaid RUR 4.7 billion of the principal amount in accordance with the amortization schedule.

In August 2010, VTB issued SGD 400 million (RUR 8.9 billion) Series 8 Eurobonds under EMTN Programme 2 maturing in August 2012 with fixed coupon rate of 4.2% p.a. payable semi-annually.

In August 2010, VTB issued CHF 400 million (RUR 11.6 billion) Series 9 Eurobonds under EMTN Programme 2 maturing in August 2013 with fixed coupon rate of 4.0% p.a. payable annually.

In August 2010, “VTB Bank (Belarus)”, CJSC issued BYR 40,000 million (RUR 0.4 billion) local bonds maturing in August 2011 with fixed coupon rate of 10.5%.

In September 2010, “Bank VTB 24”, CJSC repaid Series 4 local bonds with notional amount of RUR 6.1 billion under investor put option.

In October 2010, VTB issued USD 1.0 billion (RUR 30.1 billion) Series 10 Eurobonds under EMTN Programme 2 maturing in October 2020 with fixed coupon rate of 6.551% p.a. payable semi-annually.

In October 2010, “VTB Bank (Belarus)”, CJSC redeemed BYR 60,000 million (RUR 0.6 billion) discounting local bonds.

In November 2010, “VTB Capital”, Plc also issued under its EMTN program a UAH 800 million (RUR 3.1 billion) foreign exchange linked note which pays a fixed rate of interest. These securities mature in November 2011.

In December 2010, VTB issued CNY 1,000 million (RUR 4.6 billion) Series 11 Eurobonds under EMTN Programme 2 maturing in December 2013 with fixed coupon rate of 2.95% p.a. payable semi-annually.

In December 2010, “Bank VTB (Kazakhstan)”, JSC issued KZT 3,780 million (RUR 0.8 billion) local bonds maturing in December 2014 with fixed coupon rate of 7.0% p.a. payable semi-annually.

In December 2010, “VTB Bank (Belarus)”, CJSC issued BYR 60,000 million (RUR 0.6 billion) discounting local bonds maturing in December 2012 with fixed coupon rate of 10.5%.

VTB Group members from time to time seek to retire all or part of any of their issued and outstanding debt through open market purchases, privately negotiated transactions or otherwise. Such repurchases or exchanges, if any, depend on prevailing market conditions, VTB's liquidity requirements, contractual restrictions and other factors. During 2011 and 2010 the Group did not retire any Eurobonds or bonds issued.

Promissory notes represent notes primarily issued by VTB in the local market, which primarily act as an alternative to customer/bank deposits. As at 31 December 2011 promissory notes issued included both discount and interest bearing promissory notes denominated mainly in RUR with maturity ranging from demand to June 2015 (31 December 2010: from demand to June 2015).

24.	Subordinated Debt

On 29 September 2005, OJSC “Industry and Construction Bank” (further renamed to OJSC “Bank VTB North-West”) issued USD 400 million subordinated Eurobonds due September 2015 with early redemption call option on 1 October 2010 at par. The Eurobonds bear interest rate at 6.2% p.a. payable semi-annually. From 1 October 2010 interest rate under the Eurobonds is equal to US Treasury yield increased by 226 b.p. and step-up of 150 b.p. In August 2010 the Group announced a decision not to exercise the redemption option. The transaction was structured as an issue of notes by Or-ICB S.A. (Luxembourg) for the purpose of financing a subordinated loan to OJSC “Bank VTB North-West”. As at 31 December 2011 the carrying amount of this subordinated debt was RUR 11.1 billion (31 December 2010: RUR 10.2 billion).

In October and November 2008, VTB received two subordinated loans of RUR 100 billion each with a rate of 8% p.a. maturing in December 2019 from Vnesheconombank (VEB), which is a related party to the Group. As at 31 December 2008 in accordance with IAS 20 Accounting for Government Grants and Disclosure of Government Assistance the Group discounted these loans using an appropriate market rate adjusted for loan premium. In August 2010 an interest rate on these two subordinated loans was reduced from 8% to 6.5% p.a. in accordance with the Federal Law requirements. As at 31 December 2011 the carrying amount of this subordinated debt was RUR 179.7 billion (31 December 2010: RUR 178.0 billion).

41

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

24.	Subordinated Debt (continued)

Over a period from 2003 to 2009 “TransCreditBank”, JSC received subordinated loans from JSC “RZD” and its related parties in the aggregate amount of RUR 13.1 billion with interest rates from 9% p.a. to 12.1% p. a. maturing in the period from December 2012 to November 2020. As at 31 December 2011 the carrying amount of this subordinated debt was RUR 14.2 billion. As at 31 December 2010 the carrying amount of these subordinated loans was RUR 14.5 billion which represented the fair value determined on the acquisition date for the consolidation purposes.

In July 2009, “TransCreditBank”, JSC received a subordinated loan of RUR 2.9 billion with an interest rate of 8% p.a. maturing in October 2019 from Vnesheconombank (VEB), which is a related party to the Group. In August 2010 an interest rate on this subordinated loan was reduced from 8% to 6.5% p.a. in accordance with the Federal Law requirements. As at 31 December 2011 the carrying amount of this subordinated debt was RUR 2.9 billion. As at 31 December 2010 the carrying amount of this subordinated loan was RUR 2.8 billion, which represented the fair value determined on the acquisition date for the consolidation purposes.

In November 2005, “Bank of Moscow”, OJSC issued USD 300 million subordinated Loan Participation Notes due November 2015 bearing interest rate 7.5% p.a. payable semi-annually and with early redemption call option in November 2010, which was not exercised. From 25 November 2010 step-up interest rate was set at 5.967%, equal to 5-year US Treasury yield increased by 306.7 b.p. and step-up of 150 b.p. The transaction was structured as an issue of notes by “Kuznetski Capital” S.A. (Luxembourg) for the purpose of financing a subordinated loan to “Bank of Moscow”, OJSC. As at 31 December 2011 the carrying amount of this subordinated debt was RUR 9.0 billion.

In December 2006, “Bank of Moscow”, OJSC received a subordinated loan of USD 100 million with an interest rate of LIBOR + 2.65% p.a. maturing in December 2016 from Royal Bank of London N.V. (London). As at 31 December 2011 the carrying amount of this subordinated debt was RUR 3.2 billion.

In May 2007, “Bank of Moscow”, OJSC issued USD 400 million subordinated Loan Participation Notes due in May 2017 bearing interest rate 6.807% p.a. payable semi-annually and with early redemption call option in May 2012. The step-up interest rate is equal to 5-year US Treasury yield increased by 375 b.p. and step-up of 150 b.p. The transaction was structured as an issue of notes by “Kuznetski Capital” S.A. (Luxembourg) for the purpose of financing a subordinated loan to “Bank of Moscow”, OJSC. As at 31 December 2011 the carrying amount of this subordinated debt was RUR 10.8 billion.

In October 2009, “Bank of Moscow”, OJSC received a subordinated loan of RUR 11.1 billion with an interest rate of 8.0% p.a. maturing in December 2019 from Vnesheconombank (VEB), which is a related party to the Group. In August 2010 an interest rate on this subordinated loan was reduced to 6.5% p.a. in accordance with the Federal Law requirements. As at 31 December 2011 the carrying amount of this subordinated debt was RUR 10.2 billion.

25.	Other Liabilities

	31 December	31 December
	2011	2010
Financial liabilities at fair value through profit or loss – held for trading
(negative fair value of derivatives (Note 36))	81.5	36.0
Amounts in course of settlement	29.8	18.2
Obligation to purchase non-controlling interests	21.1	–
Payable to employees	16.6	14.9
Other liabilities related to non-banking activities	13.5	9.4
Trade creditors and prepayments received	10.5	2.6
Obligation to deliver securities	8.1	4.2
Insurance reserves	5.8	2.0
Liabilities to pay taxes	5.1	7.1
Non-controlling interests in consolidated mutual funds	4.2	3.7
Liabilities on pension plans	2.2	4.0
Provisions for credit related commitments and legal claims (Note 32)	2.0	1.7
Advances received from lessees	1.5	0.7
Deferred income	1.2	1.1
Dividends payable	0.2	0.2
Other	6.1	5.1
Total other liabilities	209.4	110.9

42

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

25.	Other liabilities (continued)

As at 30 September 2011 the Group recognized obligation to purchase non-controlling interests of RUR 21.9 billion as a financial liability arising from a forward purchase agreement with a related party to the Group to acquire a non- controlling interest share in “TransCreditBank”, JSC held by this related party. In accordance with the forward purchase agreement the settlement amount to be paid by the Group in the future period is calculated in accordance with a formula specified in the forward purchase agreement. The determination of the fair value is based on discounted cash flows method, and key assumptions take into consideration the expected performance of “TransCreditBank”, JSC and the discount factor.

The Group continues to recognize non-controlling interests in “TransCreditBank”, JSC over which the forward purchase agreement is concluded as the non-controlling shareholder has a present ownership interest in the underlying shares. As at 31 December 2011 the carrying amount of obligation to purchase non-controlling interests was RUR 21.1 billion.

26.	Share Capital

Authorized, issued and fully paid share capital of the Bank comprises:

	31 December 2011		31 December 2010
	Number	Nominal	Number	Nominal
	of shares	amount	of shares	amount
Ordinary shares	10,460,541,337,338	113.1	10,460,541,337,338	113.1
Total share capital	10,460,541,337,338	113.1	10,460,541,337,338	113.1

Contributions to the Bank’s share capital were originally made in RUR, foreign currency and gold bullion. All ordinary shares have nominal value of RUR 0.01, rank equally and carry one vote.

During 2011 the net change in Group members’ balances of the Bank’s shares increased by 6,542,473,783 and the number of treasury shares increased to 9,677,493,999. As a result, the number of the outstanding shares at 31 December 2011 amounted to 10,450,863,843,339.

During 2010 the net change in Group members’ balances of the Bank’s shares increased by 357,608,449 and the number of treasury shares increased to 3,135,020,216. As a result, the number of the outstanding shares at 31 December 2010 amounted to 10,457,406,317,122.

As at 31 December 2011 authorized but not issued shares comprise 10,263,597,171,681 shares (2010: 10,263,597,171,681) with a par value of RUR 0.01 each.

As at 31 December 2011 and 2010, the reserves included both distributable and non-distributable reserves.

27.	Interest Income and Expense

	2011	2010
Interest income
Financial assets at fair value through profit or loss	28.3	19.2
Loans and advances to customers	376.7	301.5
Due from other banks	8.8	7.1
Other financial assets, including securities	2.9	2.7
Financial assets not at fair value through profit or loss	388.4	311.3
Total interest income	416.7	330.5
Interest expense
Customer deposits	(112.6)	(85.9)
Debt securities issued	(36.8)	(40.1)
Due to other banks and other borrowed funds	(23.1)	(16.4)
Subordinated debt	(17.2)	(17.0)
Total interest expense	(189.7)	(159.4)
Net interest income	227.0	171.1

43

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

28.	Gains Less Losses Arising from Financial Instruments at Fair Value Through Profit or Loss

	2011	2010
(Losses net of gains) / gains less losses arising from trading financial
instruments	(23.8)	13.9
(Losses net of gains) / gains less losses arising from financial instruments
designated as at fair value through profit or loss	(6.0)	0.9
Losses net of gains from financial obligation to purchase non-controlling
interests (Note 25)	(1.0)	–
Total (losses net of gains) / gains less losses arising from financial
instruments at fair value through profit or loss	(30.8)	14.8

29.	Fee and Commission Income and Expense

	2011	2010
Commission on settlement transactions	24.8	15.4
Commission on guarantees issued and trade finance	6.6	3.9
Commission on operations with securities and capital markets	5.9	4.5
Commission on cash transactions	5.3	2.9
Other	4.8	2.1
Total fee and commission income	47.4	28.8
Commission on settlement transactions	(5.0)	(2.2)
Commission on cash transactions	(1.9)	(1.0)
Other	(1.3)	(0.9)
Total fee and commission expense	(8.2)	(4.1)
Net fee and commission income	39.2	24.7

30.	Income Arising from Non-Banking Activities and Other Operating Income Income arising from non-banking activities for 2011 and 2010 was as follows:

	2011	2010
Operating lease and rental income	5.8	2.1
Net insurance premium earned	5.6	2.3
Revaluation of investment property	4.5	0.2
Sale of property intended for sale in the ordinary course of business	0.1	3.8
Other	4.4	2.6
Total income arising from non-banking activities	20.4	11.0

Other operating income for 2011 and 2010 was as follows:

	2011	2010
Income arising from disposal of property	4.4	0.1
Dividends received	0.9	0.9
Fines and penalties received	0.8	0.2
Other	3.1	1.9
Total other operating income	9.2	3.1

44

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

31.	Staff Costs and Administrative Expenses

	2011	2010
Staff costs	69.2	47.3
Defined contribution pension expense	5.4	3.1
Depreciation and other expenses related to premises and equipment	16.9	11.6
Taxes other than on income	7.3	5.0
Leasing and rent expenses	6.6	4.8
Advertising expenses	5.8	4.2
Professional services	5.3	4.7
Impairment, amortization and other expenses related to intangibles, except for
amortization of core deposit intangible	4.3	2.1
Payments to deposit insurance system	3.5	2.2
Post and telecommunication expenses	2.8	2.0
Transport expenses	2.3	1.2
Charity	1.9	1.5
Security expenses	1.9	1.3
Amortization of core deposit and customer loan intangibles	1.9	1.0
Insurance	0.5	0.7
Other	5.9	2.4
Total staff costs and administrative expenses	141.5	95.1

32.	Allowances for Impairment and Provisions

The movements in allowances for impairment of due from other banks by classes for 2011 and 2010 were as follows:

	Russia	OECD	Other	Total
31 December 2009	0.5	0.1	0.7	1.3
Provision for impairment during the period	1.6	–	–	1.6
31 December 2010	2.1	0.1	0.7	2.9
(Reversal of provision) / provision for
impairment during the period	(0.3)	(0.1)	0.1	(0.3)
31 December 2011	1.8	–	0.8	2.6

The movements in allowances for impairment of loans and advances to legal entities by class for 2011 and 2010 were as follows:

			Reverse sale
		Current	and repurchase	Project
	Finance	activity	agreements with	finance and
	leases	financing	legal entities	other	Total
31 December 2009	12.3	126.3	0.1	66.5	205.2
Provision for impairment /
(reversal of provision) during
the period	(0.1)	24.7	–	14.7	39.3
Write-offs	–	(4.5)	–	(4.6)	(9.1)
Recoveries of amounts written-
off in previous period	–	0.7	–	–	0.7
Currency translation difference	–	(0.4)	–	0.7	0.3
31 December 2010	12.2	146.8	0.1	77.3	236.4
Provision for impairment /
(reversal of provision) during
the period	4.8	(4.9)	(0.1)	21.1	20.9
Write-offs	(0.6)	(9.3)	–	(2.2)	(12.1)
Recoveries of amounts written-
off in previous period	–	–	–	0.1	0.1
Currency translation difference	0.1	0.6	–	(2.2)	(1.5)
Reclassification to assets of
disposal group held for sale	–	–	–	(0.1)	(0.1)
31 December 2011	16.5	133.2	–	94.0	243.7

45

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

32.	Allowances for Impairment and Provisions (continued)

Allowance for finance leases represents allowances for loans to leasing companies and net investment in leases.

The movements in allowances for impairment of loans and advances to individuals by class for 2011 and 2010 were as follows:

			Consumer
			loans and
	Mortgages	Car loans	other	Total
31 December 2009	5.4	2.8	21.5	29.7
Provision for impairment during the period	3.9	0.5	6.5	10.9
Write-offs	(0.1)	(0.1)	(2.8)	(3.0)
Recoveries of amounts written-off in previous
period	0.1	–	0.1	0.2
31 December 2010	9.3	3.2	25.3	37.8
Provision for impairment / (reversal of provision)
during the period	(0.6)	0.5	11.1	11.0
Write-offs	(0.3)	–	(4.1)	(4.4)
Recoveries of amounts written-off in previous
period	–	–	0.1	0.1
Currency translation difference	0.1	–	0.2	0.3
31 December 2011	8.5	3.7	32.6	44.8

The movements in allowances for impairment of other assets and investment securities held-to-maturity and provisions for credit related commitments and legal claims were as follows:

		Investment
		securities
		held-to-	Credit related
	Other assets	maturity	commitments	Legal claims	Total
31 December 2009	1.4	2.2	1.6	0.1	5.3
Provision for impairment /
(reversal of provision) during
the period	2.1	(0.2)	–	0.1	2.0
Currency translation difference	(1.1)	–	–	(0.1)	(1.2)
31 December 2010	2.4	2.0	1.6	0.1	6.1
Provision for impairment /
(reversal of provision) during
the period	1.3	–	(0.7)	0.8	1.4
Write-offs	(1.0)	–	–	–	(1.0)
Acquisition of subsidiary	–	–	0.2	–	0.2
31 December 2011	2.7	2.0	1.1	0.9	6.7

Allowances for impairment of assets are deducted from the carrying amounts of the related assets. Provisions for claims, guarantees and credit-related commitments are recorded in liabilities. In accordance with Russian legislation, loans may only be written-off with the approval of the authorized management body and, in certain cases, with the respective decision of the Court.

46

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

33.	Income Tax

Income tax expense and income tax recovery comprise the following:

	2011	2010
Current tax expense	24.1	24.5
Deferred taxation movement due to the origination and reversal of temporary
differences	0.9	(8.2)
Income tax expense for the year	25.0	16.3

The income tax rate applicable to the majority of the Group’s income in 2011 is 20% (2010: 20%). The income tax rate applicable to subsidiaries’ income ranges from 10% to 32% in 2011 (2010: 10% to 32%).

	2011	2010
IFRS profit before taxation	115.5	71.1
Theoretical tax expense at the applicable statutory rate of each company
within the Group	24.9	14.1
Tax effect of items, which are not deductible or assessable for taxation purposes:
- Change in unrecognized deferred taxes	(1.9)	(0.4)
- Non-deductible expenses	4.4	2.8
- Unrecognized deferred tax effect related to investments in subsidiaries and
associates	–	0.2
- Adjustments recognized in the period for current tax of prior periods	0.3	0.4
- Income, which is exempt from taxation	(0.2)	(0.1)
- Income taxed at different rates	(3.8)	(0.1)
- Income recorded in tax books only	0.1	–
- Effect of change in tax rates	0.2	0.1
- Other	1.0	(0.7)
Income tax expense for the year	25.0	16.3

The difference between the theoretical and actual income tax expense for 2011 is mainly attributable to non-deductible expenses and income taxed at different rates (for 2010 is mainly attributable to non-deductible expenses).

47

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

33.	Income Tax (continued)

Differences between IFRS and taxation regulations give rise to certain temporary differences between the carrying amount of certain assets and liabilities for financial reporting purposes and for profits tax purposes. The tax effect of the movement on these temporary differences is recorded at rates from 10% to 32% (2010: from 10% to 32%). The Bank and its subsidiaries have no right to set off current tax assets and tax liabilities between legal entities, so deferred tax assets and deferred tax liabilities are separately assessed for each entity.

		Origination and reversal of				Origination and reversal of
		temporary differences				temporary differences
							Credited/
							(charged) to
		Credited/	Currency			Credited/	other	Currency	Disposal
Origination and reversal of temporary		(charged) to	translation	Business		(charged) to	comprehensive	translation	Group held	Business
differences	2009	profit or loss	difference	combination	2010	profit or loss	income	difference	for sale	combination	2011
Tax effect of deductible temporary
differences:
Fair value of loans acquired through
business combinations	–	–	–	0.5	0.5	(3.3)	–	–	–	31.8	29.0
Allowances for impairment and provisions
for other losses	16.8	3.1	–	–	19.9	0.7	–	0.1	–	–	20.7
Tax losses carried forward	14.6	0.3	(0.2)	–	14.7	(2.5)	–	0.1	–	5.5	17.8
Fair value measurement of derivatives	0.8	(0.4)	–	–	0.4	–	–	–	–	–	0.4
Accruals	10.2	4.4	–	0.8	15.4	4.3	–	–	–	0.7	20.4
Fair value of securities	0.7	0.1	–	0.3	1.1	0.5	(0.8)	–	–	5.8	6.6
Fair value of investment property	1.5	0.5	–	0.5	2.5	1.3	–	–	–	0.6	4.4
Other	1.6	(0.7)	–	0.9	1.8	2.9	–	0.1	(0.5)	2.3	6.6
Gross deferred tax assets	46.2	7.3	(0.2)	3.0	56.3	3.9	(0.8)	0.3	(0.5)	46.7	105.9
Unrecognized deferred tax assets	(8.2)	0.4	–	(0.1)	(7.9)	1.9	–	–	–	(1.4)	(7.4)
Gross deferred tax asset	38.0	7.7	(0.2)	2.9	48.4	5.8	(0.8)	0.3	(0.5)	45.3	98.5
Tax effect of taxable temporary
differences:
Fair value measurement of securities	–	(0.8)	–	(0.3)	(1.1)	0.6	–	–	–	(1.6)	(2.1)
Property and equipment	(3.8)	(0.2)	0.1	(0.3)	(4.2)	(1.9)	–	–	–	(1.7)	(7.8)
Intangible assets	(0.3)	0.3	–	(1.0)	(1.0)	0.4	–	–	–	(5.4)	(6.0)
Net investment in lease	(2.1)	0.6	–	–	(1.5)	0.7	–	–	–	–	(0.8)
Fair value of investment property	(4.5)	(0.5)	–	(1.8)	(6.8)	(3.2)	–	–	–	(0.7)	(10.7)
Allowances for impairment and provisions
for other losses	–	–	–	(0.4)	(0.4)	0.3	–	–	–	–	(0.1)
Fair value measurement of derivatives	–	(0.1)	–	(0.4)	(0.5)	(1.6)	–	–	–	–	(2.1)
Other borrowed funds	–	–	–	–	–	0.7	–	–	–	(30.4)	(29.7)
Other	(2.9)	1.2	–	(0.6)	(2.3)	(2.7)	–	(0.2)	–	(1.3)	(6.5)
Gross deferred tax liability	(13.6)	0.5	0.1	(4.8)	(17.8)	(6.7)	–	(0.2)	–	(41.1)	(65.8)
Deferred tax asset, net	31.4	6.0	(0.2)	0.7	37.9	0.5	(0.8)	(0.1)	(0.5)	5.7	42.7
Deferred tax liability, net	(7.0)	2.2	0.1	(2.6)	(7.3)	(1.4)	–	0.2	–	(1.5)	(10.0)

48

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

33.	Income Tax (continued)

As at 31 December 2011 VTB, “VTB Arena”, CJSC, “VTB Bank (Austria)” AG and “VTB Bank (Georgia)”, JSC had unused tax losses of RUR 23.1 billion (2010: VTB, “VTB Capital”, Plc and “VTB Bank (Georgia)”, JSC – RUR 29.1 billion) for which no deferred tax asset was recognized due to uncertainty that these entities would anticipate to have sufficient future taxable profits against which unused tax losses could be utilized. Tax losses of VTB incurred in 2008-2009 can be utilized over next 7-8 years in accordance with the Russian Tax Code requirements. Losses of “VTB Bank (Austria)” AG and “VTB Capital”, Plc do not expire.

As at 31 December 2011, the aggregate amount of temporary differences associated with investments in subsidiaries, associates and joint ventures for which deferred tax liability has not been recognized amounted to RUR 17.7 billion (31 December 2010: RUR 14.2 billion).

The following table provides disclosure of income tax effects relating to each component of other comprehensive income for 2011 and 2010:

	2011			2010
		Tax			Tax
	Before	(expense)/		Before	(expense)/
	tax	recovery	Net of tax	tax	recovery	Net of tax
Net result on financial assets available-
for-sale, net of tax	3.5	(0.8)	2.7	0.6	–	0.6
Actuarial losses net of gains arising from
difference between pension plan
assets and obligations	(0.5)	–	(0.5)	(0.2)	–	(0.2)
Share of other comprehensive income
of associates and joint ventures	(0.5)	–	(0.5)	(0.2)	–	(0.2)
Effect of translation	2.4	–	2.4	(2.4)	–	(2.4)
Other comprehensive income	4.9	(0.8)	4.1	(2.2)	–	(2.2)

34.	Basic and Diluted Earnings per Share

Basic earnings per share are calculated by dividing the net profit or loss attributable to ordinary shareholders by the weighted average number of ordinary shares in issue during the year, excluding the average number of ordinary shares purchased by the Group and held as treasury shares.

The Group has no dilutive potential ordinary shares; therefore, the diluted earnings per share are equal to basic earning per share.

	2011	2010
Net profit attributable to shareholders of the parent	89.4	58.2
Weighted average number of ordinary shares in issue	10,458,649,872,302	10,458,002,643,882
Basic and diluted earnings per share
(expressed in Russian Roubles per share)	0.00855	0.00557

35.	Dividends

The Regulation on VTB’s Dividend Policy states that the proposals on dividend payments are made by the Supervisory Board taking into consideration the Bank’s financial performance in the appropriate year and other factors and, as a rule, should envisage a dividend payment constituting at least 10 percent of the Bank’s statutory net profit. The dividend payment is proposed by the VTB Supervisory Board to the General Shareholders’ Meeting. The final decision on dividend payment, including decisions on dividend amount and payout mode, is taken by the General Shareholders’ Meeting.

The amount of dividends to be declared and paid is decided at the VTB’s annual shareholders’ meeting on the basis of VTB’s net profit for the previous fiscal year determined in accordance with Russian Accounting Legislation on a stand-alone basis.

In June 2011 the annual general meeting of VTB shareholders declared dividends in the amount of RUR 6.1 billion for 2010 (RUR 0.00058 per share). In June 2010 the annual general meeting of VTB shareholders declared dividends of RUR 6.1 billion for 2009 (RUR 0.00058 per share).

In July 2011 “Russian Commercial Bank (Cyprus) Limited” paid interim dividends in the amount of USD 100 million (RUR 2.8 billion), including USD 40 million (RUR 1.1 billion) attributable to non-controlling shareholders.

49

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

36.	Contingencies, Commitments and Derivative Financial Instruments

Legal proceedings. From time to time and in the normal course of business, claims against the Group are received. As at the reporting date the Group had several unresolved legal claims. Management is of the opinion that there would be no material outflow of resources and accordingly no material provision has been made in these consolidated financial statements.

Tax contingencies. Transfer pricing legislation became effective in the Russian Federation on 1 January 1999. This legislation allows the tax authorities to make transfer pricing adjustments and impose additional tax liabilities in respect of all “controlled” transactions, provided that the transaction price differs from the market price by more than 20 percent. “Controlled” transactions include transactions with related parties, barter transactions, foreign trade transactions and transactions with third (unrelated) parties with significant price fluctuations (i.e., if the price of such transactions differs from the prices on similar transactions by more than 20 percent within a short period of time). In addition, specific transfer pricing rules allow the tax authorities to make transfer pricing adjustments in respect of securities and derivative transactions. There has been no formal guidance as to how some of the rules relating to transfer pricing legislation should apply.

The new transfer pricing rules became effective from 1 January 2012. Compared to the previous Russian transfer pricing rules, the new rules are more technically elaborate and, to a certain extent, better aligned with the international transfer pricing principles developed by the OECD. The list of the “controlled” transactions under the new transfer pricing legislation includes transactions with related parties and certain types of cross-border transactions. The new transfer pricing rules may have a potential impact on tax costs arising from the pricing mechanism applied in “controlled” transactions, in particular, transactions with related parties located in and outside of Russia. The price of the “controlled” transactions should be confirmed by functional and benchmarking analysis as well as by the relevant transfer pricing documentation which should be available for the Russian tax authorities.

The tax authorities will have right to accrue additional tax liabilities if the prices under the “controlled” transactions differ from those which would have been used by independent counterparties under similar conditions. However, it is still unclear what effect the new transfer pricing rules may have on the Russian entities of the Group.

The Group also operates in various jurisdictions and includes companies incorporated outside of Russia that are taxed at different rates and under different legislation. Tax liabilities of the Group are determined on the basis that these companies do not have a permanent establishment in Russia and hence are not subject to Russian profits tax except for Russian tax withheld at source (i.e. dividend, interest, certain capital gains, etc.). Russian tax laws do not provide detailed rules on taxation of foreign companies. It is possible that with the evolution of these rules and changes in the approach of the Russian tax authorities, some or all of the foreign companies of the Group may be treated as having a permanent establishment in Russia and thus subject to Russian taxation in a manner broadly similar to the taxation of a Russian legal entity.

The interpretations of the relevant authorities could differ and if the authorities were successful in enforcing their interpretation, additional taxes and related fines and penalties may be assessed, the effect, of which cannot be practicably estimated, but could be significant to the financial condition of the Group. However, based upon Management’s understanding of the tax regulations, Management believes that its interpretation of the relevant tax legislation is reasonable and will be sustainable. Moreover, Management believes that the Group has accrued all applicable taxes.

The Group includes subsidiaries incorporated and operating in various jurisdictions. In some jurisdictions where the Group operates tax, currency and customs legislation as currently in effect is subject to varying interpretations, and changes, which can occur frequently at short notice and may apply retroactively. Based upon its understanding of the applicable tax regulations Management of the Group believes that based upon the best estimates Group subsidiaries have paid or accrued all taxes that are applicable to their operations as of 31 December 2011, in jurisdictions of their incorporation, and complied with all provisions of laws and regulations in the jurisdictions to which the Group is subject. If however the relevant tax authorities differently interpret the applicable tax legislation as applied to the transactions and activity of the Group, the tax position may be challenged; if the authorities were successful in enforcing their interpretation of these regulations, additional taxes, penalties and interest may be assessed, which may affect the financial position of the Group.

The Russian Ministry of Finance on its official website placed a draft of Federal Law which defines the conditions of exemption for companies reside in Russia from the tax agent’s obligations in case such companies pay income to foreign companies which issue Eurobonds. Such draft appeared due to the Russian Ministry of Finance opinion that special purpose entities set up in Ireland to issue Eurobonds are not eligible for the benefits of the double tax treaty between Ireland and Russia with regard to interest payments. If this view were to be enforced by the Russian tax authorities (and potentially applied to other structured entities set up for issuing bonds from any foreign jurisdiction other than Ireland), the Group may face a fine at 20% of tax not withheld on interest paid on Eurobonds for the period of 2011 and for prior periods and late payment interest. If such Federal Law is adopted as proposed by the Russian Ministry of Finance, the tax contingency will be fully remediated for 2011 and prior periods. At the moment the draft of the Law is in the State Duma and is planned to be adopted during 2012 year. Management believes its tax position with respect to the Eurobonds is sustainable and the resolution of this contingency will not have a material effect on the consolidated financial statements of the Group.

50

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

36.	Contingencies, Commitments and Derivative Financial Instruments (continued)

Credit related commitments. The primary purpose of these instruments is to ensure that funds are available to a customer as required. Guarantees that represent irrevocable assurances that the Group will make payments in the event that a customer cannot meet its obligations to third parties carry the same credit risk as loans. Documentary and commercial letters of credit (L/Cs), which are written undertakings by the Group on behalf of a customer authorizing a third party to draw drafts on the Group up to a stipulated amount under specific terms and conditions, are collateralized by cash deposits and therefore carry less risk than direct borrowings.

Commitments to extend credit represent unused portions of authorizations to extend credit in the form of loans, guarantees or letters of credit. With respect to credit risk on commitments to extend credit, the Group is potentially exposed to loss in an amount equal to the total unused commitments. However, the likely amount of loss is less than the total unused commitments since most commitments to extend credit are contingent upon customers maintaining specific credit standards and/or the Bank confirming its willingness to extend a loan. The Group monitors the term to maturity of credit related commitments because longer-term commitments generally have a greater degree of credit risk than shorter-term commitments.

The total outstanding contractual amount of irrevocable undrawn credit lines, letters of credit and guarantees does not necessarily represent future cash requirements, as these financial instruments may expire or terminate without being funded.

Outstanding credit related commitments are as follows:

	31 December	31 December
	2011	2010
Guarantees issued	510.9	216.5
Undrawn credit lines	43.1	21.5
Letters of credit	35.4	28.6
Commitments to extend credit	36.7	–

Less: provision for impairment on credit related commitments (Note 32)	(1.1)	(1.6)
Total credit related commitments	625.0	265.0

The Bank has received export letters of credit for further advising to its customers. The total amount of received letters of credit as at 31 December 2011 is RUR 172.8 billion (31 December 2010: RUR 154.0 billion). Commitments under import letters of credit and guarantees are collateralized by customer deposits of RUR 11.9 billion (31 December 2010: RUR 9.6 billion).

As at 31 December 2011, included in guarantees issued are guarantees issued for a Russian company of RUR 27.4 billion or 5% of the guarantees issued. As at 31 December 2010, included in guarantees issued are guarantees issued for 2 related Russian companies of RUR 48.1 billion or 22% of the guarantees issued.

Commitments under operating leases. The Group’s commitments under operating leases mainly of premises comprised the following:

	31 December	31 December
Remaining contractual maturity	2011	2010
Not later than 1 year	3.5	2.9
Later than 1 year but not later than 5 years	6.2	5.1
Later than 5 years	3.7	3.4
Total operating lease commitments	13.4	11.4

Derivative financial instruments. Foreign exchange and other financial instruments are generally traded in an over-the-counter market with professional market counterparties on standardized contractual terms and conditions.

51

VTB Bank
Notes to the Consolidated Financial Statements – 31 December 2011 and 2010
(in billions of Russian Roubles)

36.	Contingencies, Commitments and Derivative Financial Instruments (continued)

The table below includes derivative contracts outstanding at 31 December 2011:

	Positive	Negative
	fair value	fair value
Foreign exchange and precious metals contracts
Forwards	5.5	(2.6)
Futures	3.6	(1.6)
Swaps	12.8	(16.5)
Options
written put	–	(2.4)
purchased put	2.2	–
written call	–	(1.6)
purchased call	0.8	–

Contracts with securities
Forward purchase of Debt Securities	0.2	(0.2)
Forward sale of Equity Securities	0.1	–
Futures sale of Equity Securities	–	(0.1)

Options
written put	–	(0.6)
purchased put	3.5	–
written call	–	(0.9)
purchased call	1.2	–

Interest Rate contracts
Single Currency Interest Rate swaps	11.9	(23.2)
Cross Currency Interest Rate swaps	23.3	(18.2)
Swaptions
buy	0.1	–
sell	0.1	(0.1)
Interest Rate futures
sell	–	(0.1)

Contracts with other basic variables
Sale of Credit Default swaps	8.5	(0.8)
Purchase of Credit Default swaps	1.2	(9.5)
Options on Indexes
written put	–	(1.1)
purchased put	1.1	–
written call	–	(0.3)
purchased call	0.2	–
Commodity swaps	1.6	(1.7)
Commodity futures
sell	0.6	–

Embedded derivatives on structured instruments
Embedded derivatives on forex instruments	0.4	–

Derivatives held as fair value hedges
Interest Rate swaps	0.5	–
Total derivatives	79.4	(81.5)

52

VTB Bank
Notes to the Consolidated Financial Statements – 31 December 2011 and 2010
(in billions of Russian Roubles)

36.	Contingencies, Commitments and Derivative Financial Instruments (continued)

The table below includes derivative contracts outstanding at 31 December 2010:

	Positive	Negative
	fair value	fair value
Foreign exchange and precious metals contracts
Forwards	3.0	(1.5)
Futures	0.5	(0.5)
Swaps	9.7	(1.8)
Options
written put	–	(1.5)
purchased put	0.5	–
written call	–	(1.6)
purchased call	0.4	–

Contracts with securities
Forward purchase of Equity Securities	0.1	–
Options
written put	–	(0.5)
purchased put	3.3	–
written call	–	(3.4)
purchased call	3.6	–

Interest Rate contracts
Single Currency Interest Rate swaps	3.9	(15.2)
Cross Currency Interest Rate swaps	8.3	(4.7)
Interest Rate futures
sell	–	(0.1)
buy	–	(0.2)

Contracts with other basic variables
Sale of Credit Default swaps	–	(0.6)
Purchase of Credit Default swaps	0.1	–
Futures on Indices
buy	0.3	(0.3)
Options on Indices
written put	–	(0.2)
purchased put	0.2	–
written call	–	(0.5)
purchased call	0.4	–
Commodity swaps	2.8	(2.9)
Commodity futures
sell	–	(0.4)
buy	0.1	–
Options on Commodities
written call	–	(0.1)
purchased call	0.1	–

Embedded derivatives on structured instruments
Embedded derivatives on forex instruments	1.6	–

Derivatives held as fair value hedges
Interest Rate swaps	0.6	–
Total derivatives	39.5	(36.0)

Purchase commitments. As at 31 December 2011 the Group had RUR 21.1 billion of outstanding commitments for the purchase of precious metals (31 December 2010: RUR 26.8 billion). As the price of these contracts is linked to the fair value of precious metals at the date of delivery, no gain or loss is recognized on these contracts.

53

VTB Bank
Notes to the Consolidated Financial Statements – 31 December 2011 and 2010
(in billions of Russian Roubles)

37.	Analysis by Segment

In accordance with IFRS 8, Operating Segments, the Group defined as the major operating segments the global business lines. Majority of the Group’s entities’ activities and resources are allocated and managed and their performance is assessed based on the respective global business line segment information. These operating segments represented by the global business lines are accompanied by entity based segments of those Group’s entities that have not yet been integrated into the global business lines as of the reporting date. On this basis, the Group aggregated these operating segments in accordance with IFRS 8 into the following reportable segments: Corporate-Investment banking (CIB) (Investment banking, Loans and Deposits, Transaction banking subsegments), Retail banking, CIS and Georgia, and Other.

This segment disclosure is presented on the basis of IFRS compliant data of the global business lines and entities adjusted, where necessary, for intersegment reallocation. Qualitative and quantitative information about operating segments is reported to the appropriate operating decision makers for the purposes of making operating decisions on allocation of resources to the segment and assessment of its performance.

The change in reportable segment composition is mainly caused by the change in the system of the Group management and the integration of activities of certain entities into the global business lines. The united Corporate-Investment Banking function in the Group was established in the first quarter 2011, which resulted in the combination of Corporate business and Investment business reportable segments data presented in 2010 annual consolidated financial statements into the one Corporate-Investment banking (CIB) segment with further subdivision to 3 subsegments as described above. Additionally following the further integration of activities of “TransCreditBank”, JSC, “VTB Bank”, PJSC (Ukraine) and “Bank of Moscow”, OJSC into the Group’s global business lines such as CIB and Retail banking, the data for these subsidiaries is presented within CIB, Retail and Other segments starting from the second (“TransCreditBank”, JSC) and the third quarter 2011 (“VTB Bank”, PJSC (Ukraine) and “Bank of Moscow”, OJSC).

Revenues disclosed in the note include the following: interest income, fee and commission income, other operating income, income arising from non-banking activities, gains less losses from financial assets available-for-sale, gains less losses arising from financial assets at fair value through profit or loss, gains less losses from dealing in foreign currencies together with foreign exchange translation gains less losses, gains less losses arising from extinguishment of liability, recovery of losses on initial recognition of financial instruments and loans restructuring and other gains / (losses) on loans and advances to customers and share in income of associates. Each element is included in calculation of revenues by each subsegment / segment without subsegments in case it is positive for this subsegment / segment without subsegments. The totals are calculated as sum of the line components.

Intersegment transactions were executed predominantly in the normal course of business.

54

VTB Bank
Notes to the Consolidated Financial Statements – 31 December 2011 and 2010
(in billions of Russian Roubles)

37.	Analysis by Segment (continued)

Segment information for the reportable segments of the Group at 31 December 2011 and results for the year ended 31 December 2011 is set out below:

	Corporate-Investment banking (CIB)								Total before
									Inter-	Inter-
	Investment	Loans and	Transaction	Inter-CIB		Retail	CIS and		segment	segment
	banking	deposits	banking	eliminations	Total CIB	banking	Georgia	Other	eliminations	eliminations	Total
For the year ended 31 December 2011:

Revenues from:
External customers	45.2	311.5	15.6	–	372.3	140.0	2.8	18.0	533.1	–	533.1
Other segments	51.0	41.2	15.9	(88.4)	19.7	34.8	–	2.4	56.9	(56.9)	–
Total revenues	96.2	352.7	31.5	(88.4)	392.0	174.8	2.8	20.4	590.0	(56.9)	533.1

Segment income and expense
Interest income	62.5	303.8	15.8	(65.0)	317.1	146.3	2.3	1.1	466.8	(50.1)	416.7
Interest expense	(48.3)	(177.8)	(3.8)	65.0	(164.9)	(67.1)	(0.8)	(6.7)	(239.5)	49.8	(189.7)
Net interest income	14.2	126.0	12.0	–	152.2	79.2	1.5	(5.6)	227.3	(0.3)	227.0

(Provision charge) / reversal of provision for impairment of
debt financial assets	0.1	(19.5)	–	–	(19.4)	(11.5)	(0.3)	(0.3)	(31.5)	(0.1)	(31.6)
Net interest income after provision for impairment	14.3	106.5	12.0	–	132.8	67.7	1.2	(5.9)	195.8	(0.4)	195.4

(Losses net of gains) / gains less losses arising from other
financial instruments	(19.6)	(7.4)	–	0.3	(26.7)	(0.2)	–	(0.1)	(27.0)	0.3	(26.7)
Gains less losses arising from extinguishment of liability	–	(0.7)	–	–	(0.7)	–	–	–	(0.7)	–	(0.7)
Net recovery of losses / (losses) on initial recognition of
financial instruments, restructuring and other gains /
(losses) on loans and advances to customers	–	19.4	–	–	19.4	0.8	–	–	20.2	–	20.2
Gains less losses / (losses net of gains) arising from
dealing in foreign currencies	(7.0)	9.8	–	–	2.8	2.8	0.2	0.3	6.1	–	6.1
Foreign exchange translation (losses net of gains) / gains
less losses	(0.4)	(5.9)	–	–	(6.3)	(0.2)	–	–	(6.5)	–	(6.5)
Net fee and commission income / (expense)	5.4	3.9	14.0	(0.1)	23.2	18.3	0.2	(2.6)	39.1	0.1	39.2
Share in income / (loss) of associates and joint ventures	0.3	7.5	–	–	7.8	–	–	(0.3)	7.5	–	7.5
(Provision charge) / reversal of provision for impairment of
other assets and credit related commitments	–	(1.3)	–	–	(1.3)	(0.1)	(0.1)	0.1	(1.4)	–	(1.4)
Other operating income / (expense)	23.4	(10.4)	–	(0.2)	12.8	1.3	0.1	8.6	22.8	(2.3)	20.5

Operating income	16.4	121.4	26.0	–	163.8	90.4	1.6	0.1	255.9	(2.3)	253.6
Staff costs and administrative expenses	(16.7)	(58.9)	(6.8)	0.2	(82.2)	(51.6)	(1.4)	(8.6)	(143.8)	2.3	(141.5)
- of which: depreciation / amortization charge	(0.4)	(7.3)	(0.2)	–	(7.9)	(3.0)	(0.2)	(1.4)	(12.5)	–	(12.5)
Profit from disposal of subsidiaries and associates	1.3	1.5	–	–	2.8	–	–	0.6	3.4	–	3.4

Segment results: Profit before taxation	1.0	64.0	19.2	0.2	84.4	38.8	0.2	(7.9)	115.5	–	115.5
Income tax expense											(25.0)
Net profit											90.5
Capital expenditure	0.5	36.4	0.2	–	37.1	4.7	0.3	2.3	44.4	–	44.4

55

VTB Bank
Notes to the Consolidated Financial Statements – 31 December 2011 and 2010
(in billions of Russian Roubles)

37.	Analysis by Segment (continued)

	Corporate-Investment banking (CIB)								Total before
									Inter-	Inter-
	Investment	Loans and	Transaction	Inter-CIB		Retail	CIS and		segment	segment
	banking	deposits	banking	eliminations	Total CIB	banking	Georgia	Other	eliminations	eliminations	Total
As at 31 December 2011:

Cash and short-term funds	13.5	303.6	–	(1.4)	315.7	107.7	1.7	6.0	431.1	(24.1)	407.0
Mandatory reserve deposits with central banks	–	56.3	–	–	56.3	13.8	1.6	0.2	71.9	–	71.9
Due from other banks	68.1	345.6	–	–	413.7	9.3	1.0	0.6	424.6	–	424.6
Loans and advances to customers	200.8	3,222.9	–	–	3,423.7	851.3	17.2	9.4	4,301.6	–	4,301.6
Other financial instruments	537.0	420.5	–	(9.1)	948.4	18.5	1.3	2.6	970.8	(0.6)	970.2
Investments in associates and joint ventures	2.8	27.7	–	–	30.5	–	–	2.0	32.5	–	32.5
Other assets items	30.3	319.2	1.2	(0.3)	350.4	32.5	2.8	196.8	582.5	(0.7)	581.8
Net amount of intersegment settlements	237.6	–	504.1	(741.7)	–	446.3	–	–	446.3	(446.3)	–
Segment assets	1,090.1	4,695.8	505.3	(752.5)	5,538.7	1,479.4	25.6	217.6	7,261.3	(471.7)	6,789.6

Due to other banks	23.5	671.0	–	(0.3)	694.2	20.8	1.7	0.1	716.8	(17.1)	699.7
Customer deposits	759.6	1,027.6	504.7	(1.2)	2,290.7	1,298.5	10.3	1.5	3,601.0	(4.3)	3,596.7
Other borrowed funds	55.2	664.6	–	–	719.8	8.3	2.3	4.2	734.6	–	734.6
Debt securities issued	98.9	560.4	–	(4.8)	654.5	10.3	–	0.2	665.0	(0.5)	664.5
Subordinated debt	–	243.8	–	(2.7)	241.1	–	–	–	241.1	–	241.1
Other liabilities items	68.9	121.2	0.1	(1.5)	188.7	6.1	0.3	36.3	231.4	(3.5)	227.9
Net amount of intersegment settlements	–	1,087.1	–	(741.7)	345.4	–	6.1	94.8	446.3	(446.3)	–
Segment liabilities	1,006.1	4,375.7	504.8	(752.2)	5,134.4	1,344.0	20.7	137.1	6,636.2	(471.7)	6,164.5

56

VTB Bank
Notes to the Consolidated Financial Statements – 31 December 2011 and 2010
(in billions of Russian Roubles)

37.	Analysis by Segment (continued)

Segment information for the reportable segments of the Group at 31 December 2010 and results for the year ended 31 December 2010 is set out below:

	Corporate-Investment banking (CIB)								Total before
									Inter-	Inter-
	Investment	Loans and	Transaction	Inter-CIB		Retail	CIS and		segment	segment
	banking	deposits	banking	eliminations	Total CIB	banking	Georgia	Other	eliminations	eliminations	Total
For the year ended 31 December 2010:

Revenues from:
External customers	50.8	224.9	9.8	–	285.5	102.6	2.4	11.6	402.1	–	402.1
Other segments	41.2	23.1	11.4	(67.7)	8.0	16.1	–	1.4	25.5	(25.5)	–
Total revenues	92.0	248.0	21.2	(67.7)	293.5	118.7	2.4	13.0	427.6	(25.5)	402.1

Segment income and expense
Interest income	53.5	242.1	11.2	(58.5)	248.3	101.4	1.9	0.8	352.4	(21.9)	330.5
Interest expense	(43.3)	(140.4)	(2.6)	58.5	(127.8)	(47.2)	(0.9)	(5.4)	(181.3)	21.9	(159.4)
Net interest income	10.2	101.7	8.6	–	120.5	54.2	1.0	(4.6)	171.1	–	171.1

(Provision charge) / reversal of provision for impairment
of debt financial assets	(1.0)	(35.2)	–	–	(36.2)	(14.9)	(0.5)	–	(51.6)	–	(51.6)
Net interest income after provision for impairment	9.2	66.5	8.6	–	84.3	39.3	0.5	(4.6)	119.5	–	119.5

Gains less losses / (losses net of gains) arising from
other financial instruments	19.7	(5.5)	–	–	14.2	0.3	–	0.2	14.7	–	14.7
Net recovery of losses / (losses) on initial recognition of
financial instruments, restructuring and other gains /
(losses) on loans and advances to customers	–	0.2	–	–	0.2	(0.4)	–	–	(0.2)	–	(0.2)
(Losses net of gains) / gains less losses arising from
dealing in foreign currencies	3.7	(12.4)	–	–	(8.7)	0.6	0.2	0.4	(7.5)	–	(7.5)
Foreign exchange translation gains less losses	1.2	9.5	–	–	10.7	1.3	–	–	12.0	0.1	12.1
Net fee and commission income / (expense)	2.8	2.2	9.3	(0.1)	14.2	11.3	0.2	(1.2)	24.5	0.2	24.7
Share in (loss) / income of associates and joint ventures	0.4	0.2	–	–	0.6	–	–	(1.3)	(0.7)	–	(0.7)
Provision charge for impairment of other assets and
credit related commitments	–	(1.6)	–	–	(1.6)	–	–	(0.6)	(2.2)	–	(2.2)
Other operating income / (expense)	10.0	(6.5)	–	(0.2)	3.3	1.1	0.1	3.8	8.3	(1.4)	6.9

Operating income	47.0	52.6	17.9	(0.3)	117.2	53.5	1.0	(3.3)	168.4	(1.1)	167.3
Staff costs and administrative expenses	(16.3)	(39.1)	(3.6)	0.4	(58.6)	(32.3)	(1.1)	(4.3)	(96.3)	1.2	(95.1)
- of which: depreciation / amortization charge	(0.4)	(4.5)	–	–	(4.9)	(2.3)	(0.1)	(0.8)	(8.1)	–	(8.1)
Impairment of goodwill	–	–	–	–	–	–	–	(1.1)	(1.1)	–	(1.1)
Profit from disposal of subsidiaries and associates	0.1	–	–	–	0.1	–	–	(0.1)	–	–	–

Segment results: Profit before taxation	30.8	13.5	14.3	0.1	58.7	21.2	(0.1)	(8.8)	71.0	0.1	71.1
Income tax expense											(16.3)
Net profit											54.8
Capital expenditure	0.6	38.1	–	–	38.7	2.9	0.2	0.9	42.7	–	42.7

57

VTB Bank
Notes to the Consolidated Financial Statements – 31 December 2011 and 2010
(in billions of Russian Roubles)

37.	Analysis by Segment (continued)

	Corporate-Investment banking (CIB)								Total before
									Inter-	Inter-
	Investment	Loans and	Transaction	Inter-CIB		Retail	CIS and		segment	segment
	banking	deposits	banking	eliminations	Total CIB	banking	Georgia	Other	eliminations	eliminations	Total
As at 31 December 2010:

Cash and short-term funds	5.1	198.4	–	(2.2)	201.3	78.4	1.6	3.5	284.8	(9.3)	275.5
Mandatory reserve deposits with central banks	–	19.8	–	–	19.8	6.0	0.6	–	26.4	–	26.4
Due from other banks	82.6	245.6	–	–	328.2	21.0	0.6	0.1	349.9	–	349.9
Loans and advances to customers	132.1	2,078.6	(0.1)	–	2,210.6	559.8	11.3	3.7	2,785.4	–	2,785.4
Other financial instruments	282.5	147.3	–	(5.1)	424.7	22.9	1.5	3.3	452.4	(0.8)	451.6
Investments in associates and joint ventures	1.7	11.1	–	–	12.8	–	–	2.9	15.7	–	15.7
Other assets items	22.6	192.7	1.4	(0.2)	216.5	24.0	2.5	148.4	391.4	(5.0)	386.4
Net amount of intersegment settlements	304.2	–	336.9	(641.1)	–	241.7	–	–	241.7	(241.7)	–
Segment assets	830.8	2,893.5	338.2	(648.6)	3,413.9	953.8	18.1	161.9	4,547.7	(256.8)	4,290.9

Due to other banks	8.1	389.8	–	–	397.9	4.4	1.1	–	403.4	(6.1)	397.3
Customer deposits	580.7	502.1	338.0	(2.2)	1,418.6	787.7	8.3	0.7	2,215.3	(2.4)	2,212.9
Other borrowed funds	52.0	115.0	–	–	167.0	11.9	0.9	5.9	185.7	–	185.7
Debt securities issued	76.4	479.0	–	(3.4)	552.0	41.0	–	0.3	593.3	(0.2)	593.1
Subordinated debt	–	205.9	–	(0.4)	205.5	–	–	–	205.5	–	205.5
Other liabilities items	44.2	50.0	0.2	(1.4)	93.0	9.9	0.3	21.2	124.4	(6.2)	118.2
Net amount of intersegment settlements	–	821.1	–	(641.1)	180.0	–	2.8	58.9	241.7	(241.7)	–
Segment liabilities	761.4	2,562.9	338.2	(648.5)	3,014.0	854.9	13.4	87.0	3,969.3	(256.6)	3,712.7

58

VTB Bank
Notes to the Consolidated Financial Statements – 31 December 2011 and 2010
(in billions of Russian Roubles)

37.	Analysis by Segment (continued)

Geographical segment information is based on geographical location of entities within the Group. Information for the geographical areas of the Group is set out below for the years ended 31 December 2011 and 2010:

	2011					2010
			Total					Total
			before					before
			inter-	inter-				inter-	inter-
			segment	segment				segment	segment
			elimina-	elimina-				elimina-	elimina-
	Russia	Other	tions	tions	Total	Russia	Other	tions	tions	Total
Revenues from
external customers
for the year ended	434.8	74.3	509.1	–	509.1	334.7	61.6	396.3	–	396.3
Non-current assets as
at end of period	391.9	21.3	413.2	(0.2)	413.0	243.7	18.1	261.8	(0.2)	261.6

38.	Financial Risk Management

The Group is exposed to financial risks, including credit, liquidity and market risks.

The Management Board of VTB has overall responsibility for risk management at VTB. In each subsidiary bank of VTB risks are managed by the appropriate authorities, predominantly Supervisory Board (Board of Directors) and Management Board. The standard organizational structure of subsidiary banks includes a Chief Risk Officer and Risk division responsible for risk management. In the subsidiary financial companies whose activity implies assumption of financial risks (such as “VTB Leasing”, OJSC, “VTB Factoring” Ltd, “VTB Capital”, Plc and “VTB Capital Holding”, CJSC) the general principles of risk management organization are the same as in the subsidiary banks.

In addition to that, on the Group level and within the Group members (including VTB, its subsidiary banks and above-mentioned subsidiary companies) a number of the collective bodies and units are established to coordinate day-to-day consolidated risk management activities. On a Group level risk management is overseen by the Group Management Committee (“GMC”).

Being a high-level Group’s management coordination body, GMC considers the regular consolidated risk reports of the Group and takes decisions in the area of the Group’s risk management policies and procedures based on powers delegated to it, in particular it approves Group-wide risk management standards and approaches. Decisions and recommendations of the GMC taken in a coordinated and consolidated way serve as a basis for respective managerial decisions in the entities of the Group.

The Risk Management Commission (“RMC”) is one of the specialized commissions under the GMC which is responsible for preparing drafts of approaches and procedures within the Group in respect of risk evaluation and management, their submission for approval by the GM and further implementation, as well as for providing efficient interaction between entities of the Group in this area. RM is chaired by Group Chief Risk Officer (the Senior Vice-President of VTB who is responsible for the Group-wide risk management) and includes chief risk officers of subsidiary banks / financial companies and representatives of VTB’s units involved in consolidated risk control (Risk Dept., Financial Dept., Internal Control Dept. and others).

The main tasks set for the RMC include:

  Regular supervising the risk management systems in VTB’s subsidiaries and review of the current profile and level of risks in VTB Group;
  Development and increase in the quality of risk management in the Group on the basis of applying and sharing best practices, methodological and consulting support, implementation of unified risk management standards;
  Maintaining information gathering / interaction among the Group companies in the field of risk management, establishment and development of formats and procedures with respect to regular analytical reporting on the Group risks;
  Preparation and discussion of draft basic documents in the field of consolidated risk control (including Group consolidated risk management concepts, basic principles and provisions of Group credit policies, regulations for setting and applying consolidated risk limits, calculation of Group Capital-at-Risk, etc.);
  The further professional and other necessary training of key staff in the field of risk management.

59

VTB Bank
Notes to the Consolidated Financial Statements – 31 December 2011 and 2010
(in billions of Russian Roubles)

38.	Financial Risk Management (continued)

In addition to that, in the area of balance sheet risks (which are taken into account within the Group Asset and Liability Management system) the key role is played by Asset and Liabilities Management Commission (“ALMC”) under the GMC. It is chaired by Head of VTB Treasury. The various issues with regard to Group liquidity, interest rate risks and foreign exchange risks are discussed and elaborated by ALMC.

Within the process of the realization of the Group-wide policy for credit risk concentration control, the Group Credit Committee continued working in this area during 2011.

In VTB the Risk Department (“RD”) is responsible for independent financial risks management (in respect of liquidity risk –jointly with Treasury). As at the end of 2011 RD consisted of the following sub-divisions:

  Consolidated risk analysis division;
  Credit risk division;
  Market and operational risks division;
  Credit applications analysis service.

The functions of Consolidated risk analysis division in the area of risk management on a Group-wide basis include unification of risk policies and procedures, participation in implementation of the concept of “economic capital” in VTB Bank and VTB Group, Group data consolidation, development of consolidated risk control system and support of activities of appropriate Group coordination bodies. Market and operational risks division participates in consolidated risk management in respect of market and operational risks.

The RD proposes risk limits on various banking operations and prepares recommendations regarding market risk and liquidity risk management for the Asset and Liability Management Committee of VTB (“ALCO”). The RD reports to the ALCO, the VTB’s Credit Committee (“CC”) and the Management Board.

The ALCO establishes major target parameters for VTB’s statement of financial position for the purposes of asset and liability management and monitors VTB’s compliance with these targets with the assistance of VTB’s RD. The ALCO, the CC, the RD and the Treasury carry out risk management functions in respect of credit, market (interest rate, currency and price) and liquidity risks.

During 2011 the VTB continued to work on development and strengthening of the Group risk management (in accordance with the VTB Group development strategy for 2010-2013), particularly, the VTB Management Board decided to reorganize during 2012 Consolidated risk analysis division and establish a new Risk strategy and methodology division.

Analysis of financial assets and liabilities by measurement basis

Financial assets and financial liabilities are measured on an ongoing basis either at fair value or at amortized cost. The summary of principal accounting policies in Note 5 describes how the classes of financial instruments are measured, and how income and expenses, including fair value gains and losses, are recognized.

The following tables disclose the carrying amounts of financial assets and liabilities by category as defined in IAS 39 and by lines in the statement of financial position.

60

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

38.	Financial Risk Management (continued)

Analysis of financial assets and liabilities by measurement basis (continued)

As at 31 December 2011:

		Designated
		as at fair				Financial	Other
		value				liabilities	financial
		through				measured	liabilities
	Held for	profit or	Held-to-	Loans and	Available-	at amortized	measured
	trading	loss	maturity	receivables	for-sale	cost	at fair value	Total
Financial assets
Cash and short-term funds	–	–	–	407.0	–	–	–	407.0
Mandatory cash balances
with central banks	–	–	–	71.9	–	–	–	71.9
Financial assets at fair value
through profit or loss	540.7	30.8	–	–	–	–	–	571.5
Financial assets pledged
under repurchase
agreements and loaned
financial assets	3.4	4.2	–	188.7	2.3	–	–	198.6
Due from other banks	–	–	–	424.6	–	–	–	424.6
Loans and advances to
customers	–	–	–	4,301.6	–	–	–	4,301.6
Financial assets
available-for-sale	–	–	–	–	167.7	–	–	167.7
Investment securities
held-to-maturity	–	–	32.4	–	–	–	–	32.4
Other financial assets	0.2	0.5	–	16.8	–	–	–	17.5
Total financial assets	544.3	35.5	32.4	5,410.6	170.0	–	–	6,192.8
Financial liabilities
Due to other banks	–	–	–	–	–	699.7	–	699.7
Customer deposits	–	–	–	–	–	3,596.7	–	3,596.7
Other borrowed funds	–	–	–	–	–	734.6	–	734.6
Debt securities issued	–	–	–	–	–	664.5	–	664.5
Subordinated debt	–	–	–	–	–	241.1	–	241.1
Other financial liabilities	90.0	–	–	–	–	38.5	21.1	149.6
Total financial liabilities	90.0	–	–	–	–	5,975.1	21.1	6,086.2

61

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

38.	Financial Risk Management (continued)

Analysis of financial assets and liabilities by measurement basis (continued)

As at 31 December 2010:

		Designated				Financial
		as at fair				liabilities
		value				measured
		through		Loans		at
	Held for	profit or	Held-to-	and	Available-	amortized
	trading	loss	maturity	receivables	for-sale	cost	Total
Financial assets
Cash and short-term funds	–	–	–	275.5	–	–	275.5
Mandatory cash balances with central
banks	–	–	–	26.4	–	–	26.4
Financial assets at fair value through
profit or loss	320.0	24.6	–	–	–	–	344.6
Financial assets pledged under
repurchase agreements and loaned
financial assets	7.5	3.4	–	1.3	4.7	–	16.9
Due from other banks	–	–	–	349.9	–	–	349.9
Loans and advances to customers	–	–	–	2,785.4	–	–	2,785.4
Financial assets available-for-sale	–	–	–	–	55.9	–	55.9
Investment securities held-to-maturity	–	–	34.2	–	–	–	34.2
Other financial assets	0.2	0.6	–	21.1	–	–	21.9
Total financial assets	327.7	28.6	34.2	3,459.6	60.6	–	3,910.7
Financial liabilities
Due to other banks	–	–	–	–	–	397.3	397.3
Customer deposits	–	–	–	–	–	2,212.9	2,212.9
Other borrowed funds	–	–	–	–	–	185.7	185.7
Debt securities issued	–	–	–	–	–	593.1	593.1
Subordinated debt	–	–	–	–	–	205.5	205.5
Other financial liabilities	40.6	–	–	–	–	24.9	65.5
Total financial liabilities	40.6	–	–	–	–	3,619.4	3,660.0

Credit risk

Credit risk is the risk of financial loss if a counterparty fails to meet its contractual obligations. VTB Group’s credit risk exposures arise principally from banking activities such as corporate and retail lending, issuance of letters of credit and guarantees, operations of Treasury, Investment Banking and leasing business.

Credit risk management within the Group is based on a combination of the following approaches:

  local credit risk management at the level of individual Group members;
  consolidated credit risk management at the Group level.

Within the frame of the local credit risk management system, the Group members assume and manage credit risks independently (including insurance, hedging, etc.) in the scope of the established powers and limits with regard to risk indicators, in accordance with the national regulations and the standards of the Group. The Group members are responsible for the results of their lending activity, for the quality of their loan portfolios and for monitoring and control of credit risk level in their portfolios.

As per the “VTB Group Consolidated Risk Management Concept”, adopted by the GMC, the consolidated credit risk management comprises the following functions:

  consideration and approval of the Group-wide strategy, policies, unified basic principles and approaches related to the lending / investment activities and credit risk management;
  control of the current credit risk level on a consolidated basis and elaboration of the necessary measures to mitigate risks (potential losses).

Consolidated credit risk management covers the main types of assets and off-balance sheet exposures of the Group members, which bear credit risk and require control of their concentration at the Group level. In the context of consolidated control and reporting the scope of such operations is defined by the coordinating bodies of the Group.

62

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

38.	Financial Risk Management (continued) Credit risk (continued)

The key elements of consolidated credit risk management in the Group are as follows:

  periodic review of the credit risk policies of the VTB Group, harmonizing and streamlining of credit policies of the subsidiaries with the Group’s credit policy;
  setting of consolidated limits, portfolio limits (including limits on common counterparties / groups of related counterparties, countries, industry sectors), internal indicative limitations of large credit exposure, etc.;
  optimization and unifying within the Group credit procedures and methods of credit risk assessment (credit rating systems - for corporate customers and credit institutions, scoring systems – for retail customers);
  assessment of economic capital (Capital-at-Risk) sufficient to cover Group credit risks;
  consolidated analytical reporting on credit risks.

“The basic principles and provisions of VTB Group credit policies”, which are adopted and periodically revised by the GMC, outline the main approaches and standards of risk management and organization of credit operations in the Group. These principles should be complied with by each subsidiary bank and financial companies of the Group. The Group’s credit policy covers, particularly, the following areas:

  roles and responsibilities of different committees, departments of VTB in the area of Group lending and credit risk management;
  matters related to the approval and revision of credit policies in VTB subsidiary banks;
  general approaches to credit risk management (limits, risk planning, monitoring, provisioning, reporting etc.);
  principles of pricing policy (interest rates and commissions) and others.

Subsidiary banks should implement credit risk management system as well as credit policies and procedures in compliance with the Group’s standards.

Credit risk policies are adopted by each subsidiary bank and are subject to a regular review, usually once in one or two years.

The general (typical) procedure for adopting a credit policy is as follows:

  a draft credit policy or significant amendments are subject to the preliminary consideration and approval by VTB and by “Bank VTB 24”, CJSC (in respect of retail credit risks);
  the credit policy and amendments should be approved by the Supervisory Board (Board of Directors) of the subsidiary bank;
  VTB may propose amendments to the credit policy of a subsidiary bank as part of centralized regulation and credit risk control for the Group, provided that such amendments are in line with local regulations.

The authorities of management and executive bodies of the Group members in relation to decision making and lending transactions are determined by their constituent documents and applicable statutory legislation.

On a Group-wide basis credit risk management is overseen and coordinated by the following bodies:

  the GMC;
  the RMC;
  the VTB Group Credit Committee (“GCC”);
  the VTB Group Risk Escalation Committee (“GREC”).

GCC is a permanent collective decision-making committee under the GMC. GCC is chaired by Group Chief Risk Officer (the Senior Vice-President of VTB who is responsible for the group-wide risk management) and includes representatives of VTB departments / divisions (Risk, Legal, Corporate & Investment Banking, etc.). The key tasks of this committee are as follows:

  putting in place efficient mechanisms of credit risk consolidated management at VTB Group;
  setting consolidated limits for the credit risk assumed by the Group;
  consideration of some individual operations and large-scale transactions of Group members.

Additionally the VTB Group Risk Escalation Committee under the GMC was established in 2011. GREC is chaired by CEO and includes some senior executive managers of VTB. The main purpose of this committee is the consideration and making final decisions on deals, which have been declined by the GCC or exceed its authorities.

63

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

38.	Financial Risk Management (continued)

Credit risk (continued)

In VTB the RD is responsible for credit risk management on a Group-wide basis including development of credit risk management systems and relevant Group data consolidation.

The Risk analysis department of Bank VTB24 co-ordinates retail credit risk management across the Group and is responsible for:

  developing systems of retail credit risk limits;
  developing standards of monitoring and reporting of retail credit risks (methodology and formats);
  consolidating reports on retail lending of the Group;
  monitoring performance and management of retail loan portfolios across the Group.

The VTB subsidiary banks, which engage in retail credit granting, apply the Concept (basic statements) of retail credit risk management in the Group, developed by Bank VTB24 and approved by the GMC.

Credit risk monitoring at the Group level is supported by regular reporting from subsidiaries to the RD for assessing of credit risk exposures on a consolidated basis. The RD reports to the GMC.

The following table discloses the Group’s maximum credit risk exposure:

	31 December	31 December
	2011	2010
Balance sheet exposure

Cash and short-term funds (excluding cash on hand)	302.7	205.4

Debt securities	623.6	306.1
Financial assets held for trading	341.0	211.2
debt securities of Russian companies and banks	237.8	145.5
debt securities of Russian Federal and municipal authorities	61.6	37.3
debt securities of foreign government and municipal authorities	21.2	8.6
debt securities of foreign companies and banks	20.4	19.8

Financial assets designated as at fair value through profit or loss	19.8	17.9
debt securities of foreign companies and banks	10.9	8.4
debt securities of Russian companies and banks	7.5	4.6
debt securities of foreign government and municipal authorities	1.4	4.9

Financial assets pledged under repurchase agreements and loaned
financial assets – held for trading	3.3	6.3
debt securities of Russian companies and banks	2.4	6.1
debt securities of Russian Federal and municipal authorities	0.9	–
debt securities of foreign companies and banks	–	0.1
debt securities of foreign government and municipal authorities	–	0.1

Financial assets pledged under repurchase agreements and loaned
financial assets – designated as at fair value through profit or loss	4.2	3.4
debt securities of Russian companies and banks	2.9	1.2
debt securities of foreign companies and banks	0.8	0.7
debt securities of foreign government and municipal authorities	0.5	1.5

Financial assets pledged under repurchase agreements and loaned
financial assets – available-for-sale	2.3	4.7
debt securities of Russian companies and banks	1.3	1.7
debt securities of foreign government and municipal authorities	0.6	3.0
debt securities of Russian Federal and municipal authorities	0.4	–

Financial assets pledged under repurchase agreements and loaned
financial assets – classified as due from other banks	0.4	1.3

Financial assets pledged under repurchase agreements and loaned
financial assets – classified as loans and advances to customers	188.3	–
64

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

38.	Financial Risk Management (continued)

Credit risk (continued)
	31 December	31 December
	2011	2010
Financial assets available-for-sale	31.9	27.1
debt securities of foreign government and municipal authorities	10.6	16.4
debt securities of Russian Federal and municipal authorities	10.2	–
debt securities of Russian companies and banks	7.4	1.7
debt securities of foreign companies and banks	3.7	9.0

Investment securities held-to-maturity	32.4	34.2
debt securities of Russian companies and banks	30.8	30.6
debt securities of Russian government and municipal authorities	1.1	2.4
debt securities of foreign government and municipal authorities	0.5	0.8
debt securities of foreign companies and banks	–	0.4

Due from other banks	424.6	349.9
OECD	204.6	163.0
Russia	170.0	174.5
Other	50.0	12.4

Loans and advances to customers	4,301.6	2,785.4

Loans to legal entities	3,522.3	2,281.7

Current activity financing	1,958.7	1,291.4
Project finance and other	1,220.7	811.6
Finance leases	227.6	130.0
Reverse sale and repurchase agreements	115.3	48.7

Loans to individuals	779.3	503.7

Mortgages	300.5	207.9
Car loans	71.8	49.6
Reverse sale and repurchase agreements	3.4	3.1
Consumer loans and other	403.6	243.1

Exposure arising from credit default swaps	9.7	0.1
sale of credit default swaps	8.5	–
purchase of credit default swaps	1.2	0.1

Other financial assets	16.8	21.1
Total balance sheet exposure	5,679.0	3,668.0
Off-balance sheet exposure

Guarantees issued	510.9	216.5
Undrawn credit lines	43.1	21.5
Import letters of credit	34.3	27.0
Commitments to extend credit	36.7	–
Total off-balance sheet exposure	625.0	265.0
Total maximum exposure to credit risk	6,304.0	3,933.0

Total credit risk exposure

Where financial instruments are recorded at fair value the amounts shown above represent the current credit risk exposure but not the maximum risk exposure that could arise in the future as a result of changes in values.

65

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

38.	Financial Risk Management (continued)

Credit quality by class of due from other banks and financial assets classified as due from other banks pledged under repurchase agreements

Credit quality of due from other banks and financial assets classified as due from other banks pledged under repurchase agreements (gross) neither past due nor impaired, which are neither past due nor impaired at 31 December 2011 is presented in the table below:

	Not impaired
	Individually	Collectively
	assessed	assessed
Due from other banks	261.7	162.9
Russia	120.7	49.3
OECD	100.9	103.7
Other countries	40.1	9.9

Financial assets classified as due from other banks pledged under
repurchase agreements	0.4	–
Russia	0.4	–
Total due from other banks and financial assets classified as due from other banks pledged under repurchase agreements (gross) neither past
due nor impaired	262.1	162.9

Credit quality of due from other banks and financial assets classified as due from other banks pledged under repurchase agreements (gross) neither past due nor impaired, which are neither past due nor impaired at 31 December 2010 is presented in the table below:

	Not impaired
	Individually	Collectively
	assessed	assessed
Due from other banks	181.3	168.8
Russia	101.0	73.9
OECD	75.9	87.1
Other countries	4.4	7.8

Financial assets classified as due from other banks pledged under
repurchase agreements	1.3	–
Russia	1.3	–
Total due from other banks and financial assets classified as due from other banks pledged under repurchase agreements (gross) neither past
due nor impaired	182.6	168.8

Not impaired individually assessed amounts due from other banks are subsequently included in the pools of collectively assessed loans.

Credit quality by class of loans and advances to customers

The credit quality of loans and advances to customers is presented according to five categories:

  Pass – provision rate from 0% to 2%;
  Watch – provision rate from 2% to 5%;
  Substandard – provision rate from 5% to 20%;
  Doubtful – provision rate from 20% to 50%;
  Loss – provision rate from 50% to 100%.

Provision rate represents the weighted ratio of allowance for impairment to gross loans under each pool of loans with similar credit risk or individually impaired loan.

66

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

38.	Financial Risk Management (continued)

Credit quality by class of loans and advances to customers and financial assets classified as loans and advances to customers pledged under repurchase agreements (continued)

The table below shows credit quality by class of loans and advances to customers and financial assets classified as loans and advances to customers pledged under repurchase agreements (gross) at 31 December 2011, individually assessed. For individually assessed loans, which were not qualified as impaired, allowance was subsequently calculated on a collective basis.

	Not impaired			Impaired
			Sub-
	Pass	Watch	standard	Doubtful	Loss	Total
Loans to legal entities	1,445.2	271.6	258.2	29.6	203.0	2,207.6
Finance leases	74.7	23.7	3.7	10.7	10.4	123.2
Current activity financing	509.8	140.6	136.9	16.0	107.8	911.1
Reverse sale and repurchase
agreements	57.8	–	–	–	–	57.8
Project finance and other	802.9	107.3	117.6	2.9	84.8	1,115.5

Financial assets classified as loans
and advances to customers pledged
under repurchase agreements	188.3	–	–	–	–	188.3
Current activity financing	188.3	–	–	–	–	188.3

Loans to individuals	4.6	–	–	1.0	6.1	11.7
Mortgages	0.8	–	–	0.1	5.5	6.4
Car loans	–	–	–	–	0.3	0.3
Consumer loans and other	3.8	–	–	0.9	0.3	5.0
Total loans and advances to
customers and financial assets
classified as loans and advances to
customers pledged under
repurchase agreements individually
assessed	1,638.1	271.6	258.2	30.6	209.1	2,407.6

The table below shows credit quality by class of loans and advances to customers and financial assets classified as loans and advances to customers pledged under repurchase agreements (gross) at 31 December 2011, collectively assessed.

			Sub-
	Pass	Watch	standard	Doubtful	Loss	Total

Loans to legal entities	1,172.6	269.8	104.5	1.1	10.4	1,558.4
Finance leases	114.6	5.8	0.5	–	–	120.9
Current activity financing	834.8	249.8	84.8	1.1	10.3	1,180.8
Reverse sale and repurchase
agreements	57.5	–	–	–	–	57.5
Project finance and other	165.7	14.2	19.2	–	0.1	199.2

Loans to individuals	741.6	4.2	14.1	17.0	35.5	812.4
Mortgages	284.2	0.2	3.3	13.2	1.7	302.6
Car loans	69.7	1.6	0.1	0.3	3.5	75.2
Reverse sale and repurchase
agreements	3.4	–	–	–	–	3.4
Consumer loans and other	384.3	2.4	10.7	3.5	30.3	431.2
Total loans and advances to
customers collectively assessed	1,914.2	274.0	118.6	18.1	45.9	2,370.8

67

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

38.	Financial Risk Management (continued)

Credit quality by class of loans and advances to customers (continued)

The table below shows credit quality by class of loans and advances to customers (gross) at 31 December 2010, individually assessed. For individually assessed loans, which were not qualified as impaired, allowance was subsequently calculated on a collective basis.

	Not impaired			Impaired
			Sub-
	Pass	Watch	standard	Doubtful	Loss	Total
Loans to legal entities	1,074.9	129.2	264.7	55.2	183.9	1,707.9
Finance leases	20.0	34.5	0.2	13.5	8.6	76.8
Current activity financing	451.6	78.9	102.5	32.2	112.3	777.5
Reverse sale and repurchase
agreements	16.1	0.4	–	–	–	16.5
Project finance and other	587.2	15.4	162.0	9.5	63.0	837.1

Loans to individuals	6.6	–	0.3	1.3	4.8	13.0
Mortgages	1.3	–	0.3	0.7	4.4	6.7
Car loans	–	–	–	–	0.1	0.1
Consumer loans and other	5.3	–	–	0.6	0.3	6.2
Total loans and advances to
customers individually assessed	1,081.5	129.2	265.0	56.5	188.7	1,720.9

The table below shows credit quality by class of loans and advances to customers (gross) at 31 December 2010, collectively assessed.

			Sub-
	Pass	Watch	standard	Doubtful	Loss	Total
Loans to legal entities	479.7	133.3	161.9	22.0	13.3	810.2
Finance leases	54.3	10.6	0.5	–	–	65.4
Current activity financing	359.8	108.1	158.2	21.4	13.2	660.7
Reverse sale and repurchase
agreements	32.3	–	–	–	–	32.3
Project finance and other	33.3	14.6	3.2	0.6	0.1	51.8

Loans to individuals	473.6	1.9	9.8	15.9	27.3	528.5
Mortgages	192.7	0.3	2.7	13.2	1.6	210.5
Car loans	48.2	1.1	0.2	0.5	2.7	52.7
Reverse sale and repurchase
agreements	3.1	–	–	–	–	3.1
Consumer loans and other	229.6	0.5	6.9	2.2	23.0	262.2
Total loans and advances to
customers collectively assessed	953.3	135.2	171.7	37.9	40.6	1,338.7

68

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

38.	Financial Risk Management (continued)

Credit quality by class of loans and advances to customers (continued)

The table below shows credit quality by class of loans and advances to customers and financial assets classified as loans and advances to customers pledged under repurchase agreements (gross) at 31 December 2011, neither past due nor impaired.

			Sub-
	Pass	Watch	standard	Doubtful	Loss	Total
Loans to legal entities	2,613.4	539.8	354.2	0.5	0.1	3,508.0
Finance leases	189.4	29.0	4.1	–	–	222.5
Current activity financing	1,343.0	389.3	218.3	0.5	0.1	1,951.2
Reverse sale and repurchase
agreements	115.2	–	–	–	–	115.2
Project finance and other	965.8	121.5	131.8	–	–	1,219.1

Financial assets classified as loans
and advances to customers
pledged under repurchase
agreements	188.3	–	–	–	–	188.3
Current activity financing	188.3	–	–	–	–	188.3

Loans to individuals	743.7	3.9	13.0	7.0	12.9	780.5
Mortgages	283.9	0.1	2.7	3.5	1.3	291.5
Car loans	69.9	1.5	0.1	0.3	0.7	72.5
Reverse sale and repurchase
agreements	3.4	–	–	–	–	3.4
Consumer loans and other	386.5	2.3	10.2	3.2	10.9	413.1
Total loans and advances to
customers and financial assets
classified as loans and advances to
customers pledged under
repurchase agreements	3,545.4	543.7	367.2	7.5	13.0	4,476.8

The table below shows credit quality by class of loans and advances (gross) to customers at 31 December 2010, neither past due nor impaired.

			Sub-
	Pass	Watch	standard	Doubtful	Loss	Total
Loans to legal entities	1,549.9	256.9	423.5	20.1	1.3	2,251.7
Finance leases	74.4	41.1	0.7	–	–	116.2
Current activity financing	808.2	185.4	257.8	20.1	1.2	1,272.7
Reverse sale and repurchase
agreements	48.4	0.4	–	–	–	48.8
Project finance and other	618.9	30.0	165.0	–	0.1	814.0

Loans to individuals	478.8	1.5	9.4	8.1	10.4	508.2
Mortgages	192.6	–	2.7	5.6	1.1	202.0
Car loans	48.3	1.0	0.2	0.5	0.8	50.8
Reverse sale and repurchase
agreements	3.1	–	–	–	–	3.1
Consumer loans and other	234.8	0.5	6.5	2.0	8.5	252.3
Total loans and advances to
customers	2,028.7	258.4	432.9	28.2	11.7	2,759.9

69

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

38.	Financial Risk Management (continued)

Credit quality by class of loans and advances to customers (continued)

Analysis of loans and advances to customers (gross) individually impaired by economic sector at 31 December 2011 and 2010 is presented in the table below.

	31 December	31 December
	2011	2010
Trade and commerce	47.6	56.2
Building construction	47.0	41.7
Oil and gas	46.3	44.2
Manufacturing	25.5	32.4
Food and agriculture	24.7	23.1
Transport	16.1	19.9
Finance	7.3	8.3
Individuals	7.1	6.1
Metals	6.1	2.3
Chemical	2.6	1.6
Telecommunications and media	1.3	0.7
Energy	0.8	0.7
Coal mining	0.7	2.9
Other	6.6	5.1
Total loans and advances to customers individually impaired	239.7	245.2

Ageing analysis (by days of delay in repayment) of past due, but not impaired loans and advances to customers (gross) by class at 31 December 2011 is presented in the table below.

					From 181
	From 1 to	From 31 to	From 61 to	From 91 to	days to	More than
	30 days	60 days	90 days	180 days	1 year	1 year	Total
Loans to legal entities	10.0	1.8	4.8	12.2	4.8	7.3	40.9
Finance leases	5.6	0.1	0.9	0.6	0.8	1.3	9.3
Current activity financing	3.6	0.9	0.5	3.1	0.4	4.4	12.9
Project finance and other	0.8	0.8	3.4	8.5	3.6	1.6	18.7

Loans to individuals	17.8	1.5	1.2	0.2	0.1	0.7	21.5
Mortgages	4.8	1.0	1.1	0.1	–	0.2	7.2
Car loans	1.7	0.1	–	–	–	0.1	1.9
Consumer loans and other	11.3	0.4	0.1	0.1	0.1	0.4	12.4
Total loans and advances to
customers past due but not
impaired	27.8	3.3	6.0	12.4	4.9	8.0	62.4

Ageing analysis (by days of delay in repayment) of past due, but not impaired loans and advances to customers (gross) by class at 31 December 2010 is presented in the table below.

					From 181
	From 1 to	From 31 to	From 61 to	From 91 to	days to	More than
	30 days	60 days	90 days	180 days	1 year	1 year	Total
Loans to legal entities	2.2	2.7	3.2	5.2	21.7	17.7	52.7
Finance leases	0.2	–	–	0.3	16.5	1.2	18.2
Current activity financing	1.8	1.1	2.4	4.6	5.2	15.4	30.5
Project finance and other	0.2	1.6	0.8	0.3	–	1.1	4.0

Loans to individuals	13.0	0.8	1.3	0.7	3.5	19.5	38.8
Mortgages	5.0	0.7	1.2	0.4	1.1	6.0	14.4
Car loans	1.2	–	–	–	0.3	1.5	3.0
Consumer loans and other	6.8	0.1	0.1	0.3	2.1	12.0	21.4
Total loans and advances to
customers past due but not
impaired	15.2	3.5	4.5	5.9	25.2	37.2	91.5

70

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

38.	Financial Risk Management (continued)

Credit quality by class of loans and advances to customers (continued)

For the purposes of the above table, the amount of past due loans and advances includes the entire outstanding amount of the loans, out of which the current portion amounts to RUR 0.5 billion and overdue portion amounts to RUR 61.9 billion at 31 December 2011 (31 December 2010: RUR 37.0 billion and RUR 54.5 billion correspondingly).

Collateral and other credit enhancements

Exposure to credit risk is managed, in part, by obtaining collateral and guarantees issued by state authorities, entities and individuals.

The amount and type of collateral accepted by the Group depends on credit risk assessment of the counterparty. Guidelines are implemented regarding the acceptability of types of collateral and valuation parameters.

Collateral received by the Group from borrowers as a result of loan settlement is usually represented by real estate, inventory and trade receivables.

Securities and guarantees are also obtained from counterparties for all types of lending.

The list of acceptable forms of credit support is subject to periodical review. Different forms of credit support may be used in combination. In cases when a loan is secured by guarantees received, the Group performs an analysis of the guarantor’s financial performance, except for the state authorities.

The Group has a set of requirements applicable to each form of credit support. The value of the pledged property is determined by reference to its market value taking into account a liquidity margin. The value of the assets determined for these purposes must be sufficient to recover principal, interest, commissions and expenses related to the enforcement of the pledge. A liquidity margin related to different types of pledges varies from 15% to 70%.

The valuation and acceptance of each type and item of collateral may vary depending on individual circumstances. Generally, the Group takes collateral with a view to ensure that an adequate margin is obtained and maintained throughout the term of the facility, where applicable. The appropriate department responsible for collateral assessment establishes parameters for each individual facility.

In cases where a loan is secured by a pledge, the borrower is required to insure such assets and name the Group as the beneficiary of the insurance policy. The Group takes a complex approach to pledged assets insured. It depends on the level of risk involved in the loan operation, the borrower's financial condition and the risk of loss of the pledged property.

Collateral is taken to enhance an acceptable credit proposal, rather than being used as the sole rationale for any credit approval. Where facilities are approved against security, full details, including the type, value, and the frequency of review of the security should be detailed in the Application for Credit Facility Form. Where practical, an bank officer conducts inspection the physical existence of collateral offered.

The Group reassesses the fair value of pledged property with frequency stated for each form of pledge and, if necessary, requires additional collateral or other acceptable forms of credit support.

The financial effect of collateral is presented below by disclosing the gross carrying value of the customer loan portfolio values separately for (i) those loans where collateral and other credit enhancements are equal to or exceed carrying value of the loan ("over-collateralized") and (ii) those loans where collateral and other credit enhancements are less than the carrying value of the loan or where credit support obtained is not considered by the Group as a sufficient for credit risk mitigation ("under-collateralized").

The Group treated “over–collateralized” loans as loans for which a credit risk is minimized nearly in full as at the reporting date. As to “under-collateralized” loans the Group estimates a percentage of credit risk mitigated by obtaining a credit support in range from 0% to 75% of carrying value of the loan.

71

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

38.	Financial Risk Management (continued)

Collateral and other credit enhancements (continued) The effect of collateral at 31 December 2011 and 2010 by class is presented below:

	31 December 2011		31 December 2010
	over-	under-	over-	under-
	collateralized	collateralized	collateralized	collateralized
Loans to legal entities	2,311.3	1,454.7	1,617.8	900.3
Financial lease	205.8	38.3	101.2	41.0
Current activity financing	1,348.4	743.5	860.5	577.7
Reverse sale and repurchase
agreements	115.3	–	48.8	–
Project finance and other	641.8	672.9	607.3	281.6

Loans to individuals	727.4	96.7	484.7	56.8
Mortgage	305.2	3.8	211.6	5.6
Car loans	75.3	0.2	52.4	0.4
Reverse sale and repurchase
agreements	3.4	–	3.1	–
Consumer loans and other	343.5	92.7	217.6	50.8
Total loans and advances to
customers	3,038.7	1,551.4	2,102.5	957.1

The Group’s policy is to dispose of repossessed properties in accordance with the established internal and legal procedures. The proceeds are used to reduce or repay the outstanding claim.

Collateral repossessed

During 2011 and 2010 the Group obtained assets by taking possession in accordance with additional agreements with its borrowers of collateral held as security in exchange for the indebtedness of these borrowers. The carrying values and the nature of assets received as the collateral repossessed during the relevant year are as follows:

	2011	2010
Investment property	4.5	13.1
Financial assets at fair value through profit or loss	0.6	–
Premises and equipment	–	3.6
Investments in associates and subsidiaries	–	0.9
Other assets	3.7	1.8
Total collateral repossessed during the period	8.8	19.4

After finalization of transferring procedures these assets were accounted in accordance with the Group accounting policies and included in the relevant items in the statement of financial position.

The table below shows carrying amount and the nature of the assets obtained and held as at the reporting date:

	31 December	31 December
	2011	2010
Investment property	72.4	68.9
Investments in associates	5.9	5.9
Premises and equipment	4.8	8.6
Other assets	2.2	0.9
Financial assets at fair value through profit or loss	0.6	–
Total collateral repossessed	85.9	84.3

72

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

38.	Financial Risk Management (continued)

Geographical concentration

Geographical concentration information is based on geographical location of the Group’s counterparts. As at 31 December 2011 the geographical concentration of the Group’s assets and liabilities is set out below:

			Other
	Russia	OECD	countries	Total
Assets
Cash and short-term funds	307.7	80.5	18.8	407.0
Mandatory cash balances with central banks	58.3	2.5	11.1	71.9
Financial assets at fair value through profit or
loss	461.6	68.5	41.4	571.5
Financial assets pledged under repurchase
agreements and loaned financial assets	196.6	0.2	1.8	198.6
Due from other banks	170.0	204.6	50.0	424.6
Loans and advances to customers	3,112.4	164.4	1,024.8	4,301.6
Assets of disposal group held for sale	–	–	10.3	10.3
Financial assets available-for-sale	142.2	11.7	13.8	167.7
Investments in associates and joint ventures	26.5	1.5	4.5	32.5
Investment securities held-to-maturity	31.9	–	0.5	32.4
Premises and equipment	103.2	3.1	10.5	116.8
Investment property	118.6	–	3.9	122.5
Intangible assets	139.6	0.6	1.0	141.2
Deferred tax asset	32.6	3.2	6.9	42.7
Other assets	127.0	7.3	14.0	148.3
Total assets	5,028.2	548.1	1,213.3	6,789.6
Liabilities
Due to other banks	440.3	164.5	94.9	699.7
Customer deposits	3,331.8	78.1	186.8	3,596.7
Liabilities of disposal group held for sale	–	–	8.5	8.5
Other borrowed funds	570.5	152.0	12.1	734.6
Debt securities issued	299.5	358.0	7.0	664.5
Deferred tax liability	9.1	–	0.9	10.0
Other liabilities	100.4	103.5	5.5	209.4
Subordinated debt	207.0	34.1	–	241.1
Total liabilities	4,958.6	890.2	315.7	6,164.5
Net balance sheet position	69.6	(342.1)	897.6	625.1
Net off-balance sheet position – Credit Related
Commitments	537.2	23.9	63.9	625.0

73

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

38.	Financial Risk Management (continued)

Geographical concentration (continued)

Geographical concentration information is based on geographical location of the Group’s counterparts. As at 31 December 2010 the geographical concentration of the Group’s assets and liabilities is set out below:

			Other
	Russia	OECD	countries	Total
Assets
Cash and short-term funds	177.8	83.8	13.9	275.5
Mandatory cash balances with central banks	19.0	1.6	5.8	26.4
Financial assets at fair value through profit or loss	283.3	45.4	15.9	344.6
Financial assets pledged under repurchase
agreements and loaned financial assets	11.5	5.0	0.4	16.9
Due from other banks	174.5	163.0	12.4	349.9
Loans and advances to customers	1,919.4	71.9	794.1	2,785.4
Financial assets available-for-sale	26.3	15.7	13.9	55.9
Investments in associates and joint ventures	11.8	2.1	1.8	15.7
Investment securities held-to-maturity	33.0	0.4	0.8	34.2
Premises and equipment	103.1	3.2	6.9	113.2
Investment property	101.4	–	0.8	102.2
Intangible assets	29.2	0.5	0.8	30.5
Deferred tax asset	32.0	4.3	1.6	37.9
Other assets	78.4	10.8	13.4	102.6
Total assets	3,000.7	407.7	882.5	4,290.9
Liabilities
Due to other banks	275.9	81.0	40.4	397.3
Customer deposits	2,045.5	28.0	139.4	2,212.9
Other borrowed funds	63.5	114.7	7.5	185.7
Debt securities issued	251.5	338.9	2.7	593.1
Deferred tax liability	6.3	–	1.0	7.3
Other liabilities	54.3	53.5	3.1	110.9
Subordinated debt	195.3	10.2	–	205.5
Total liabilities	2,892.3	626.3	194.1	3,712.7
Net balance sheet position	108.4	(218.6)	688.4	578.2
Net off-balance sheet position – Credit Related
Commitments	229.8	12.7	22.5	265.0

74

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

38.	Financial Risk Management (continued)

Market risk

Market risk is the risk that the fair value or future cash flows of financial instruments will fluctuate due to changes in market variables such as interest rates, foreign exchange rates, securities prices and other basic variables. The Group is exposed to market risks, which include securities portfolio price risk, currency risk and interest rate risk.

Interest rate risk exposure and sensitivity analysis

The Group is exposed to interest rate risk. Interest rate risk is defined as the risk of the decrease of interest income/increase of interest expense resulting from adverse changes of market interest rates.

The RD presents to the ALCO on a monthly basis a sensitivity analysis of the Group and of individual banks of the Group, including assets and liabilities, net present value sensitivity, VaR, CaR, Earnings-at-Risk and Net Interest Income analysis. To mitigate the interest rate risk the ALCO set up CaR limitations to cover interest rate risk of the Group as well as individual banks of the Group.

To mitigate interest rate risk the Treasury manages and hedges VTB’s exposures by entering into interest rate derivative transactions within the limits and parameters set by the ALCO.

As at 31 December 2011 the Group has the following interest rate exposures based on information provided internally to key management personnel. Included in the table are Group’s monetary assets and liabilities, categorized by the contractual repricing date.

	On demand	From	From	From	From	From
	and up to	1 month to	3 months to	6 months	1 year to	3 years to	More than
	1 month	3 months	6 months	to 1 year	3 years	5 years	5 years	Total
Assets
Correspondent accounts with
other banks	94.9	–	–	–	–	–	–	94.9
Corporate loans and advances to
customers	396.7	497.6	430.2	411.2	871.6	462.7	119.4	3,189.4
Retail loans and advances to
customers	14.1	21.2	29.6	60.2	251.3	157.0	232.7	766.1
Due from other banks	305.2	18.9	10.3	9.6	38.8	5.7	5.1	393.6
Reverse sale and repurchase
agreements	64.8	50.7	1.3	31.1	–	–	–	147.9
Fixed income (quick assets)	0.6	5.4	86.4	14.5	45.4	51.6	49.1	253.0
Fixed income (low liquid or held-
to-maturity financial assets)	15.2	12.0	8.1	37.0	25.5	69.2	340.0	507.0
Foreign exchange swaps	552.5	161.2	58.8	54.6	58.4	34.0	19.7	939.2
Interest rate derivative financial
instruments	54.7	463.2	17.5	74.7	197.1	81.1	55.1	943.4
Other interest earning assets	0.2	–	1.0	–	–	–	–	1.2
Total assets	1,498.9	1,230.2	643.2	692.9	1,488.1	861.3	821.1	7,235.7
Liabilities
Correspondent accounts and
overnight deposits	262.2	8.0	2.7	6.3	6.3	9.8	–	295.3
Current/settlement deposits	723.3	0.3	0.3	0.2	–	–	–	724.1
Term deposits of legal entities and
government bodies	818.7	433.6	149.1	222.0	150.3	8.6	312.9	2,095.2
Term deposits of individuals	67.2	105.2	123.2	166.3	383.5	31.2	12.9	889.5
Due to other banks	323.9	108.9	235.6	95.3	86.0	19.4	242.6	1,111.7
Reverse sale and repurchase
agreements	21.5	161.4	0.5	–	–	–	–	183.4
Promissory notes issued	6.0	28.0	72.3	55.9	2.9	33.4	0.8	199.3
Bonds issued	2.6	7.2	9.0	104.5	175.2	120.4	61.0	479.9
Foreign exchange swaps	550.6	162.0	62.1	55.1	52.2	29.2	16.1	927.3
Interest rate derivative financial
instruments	8.0	481.8	19.7	64.1	299.6	28.7	54.4	956.3
Other interest bearing liabilities	1.7	0.9	0.4	0.1	0.9	1.0	2.7	7.7
Total liabilities	2,785.7	1,497.3	674.9	769.8	1,156.9	281.7	703.4	7,869.7
Net repricing gap	(1,286.8)	(267.1)	(31.7)	(76.9)	331.2	579.6	117.7	(634.0)

75

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

38.	Financial Risk Management (continued)

Interest rate risk exposure and sensitivity analysis (continued)

As at 31 December 2010 the Group has the following interest rate exposures based on information provided internally to key management personnel. Included in the table are Group’s monetary assets and liabilities, categorized by the contractual repricing date.

	On demand	From	From	From	From	From
	and up to	1 month to	3 months to	6 months	1 year to	3 years to	More than
	1 month	3 months	6 months	to 1 year	3 years	5 years	5 years	Total
Assets
Correspondent accounts with
other banks	87.3	–	–	–	–	–	–	87.3
Corporate loans and advances to
customers	153.7	335.2	242.7	248.7	634.8	305.3	329.5	2,249.9
Retail loans and advances to
customers	8.4	15.6	24.0	60.8	142.6	81.1	161.8	494.3
Due from other banks	222.2	25.9	5.5	14.6	2.6	3.7	1.6	276.1
Reverse sale and repurchase
agreements	81.8	8.7	15.3	13.9	0.8	–	–	120.5
Fixed income (quick assets)	1.9	20.2	39.6	30.1	87.9	44.6	13.8	238.1
Fixed income (low liquid or held-
to-maturity financial assets)	4.5	12.7	7.5	7.3	15.4	35.9	24.5	107.8
Foreign exchange swaps	317.4	87.4	21.1	32.1	53.0	2.6	18.7	532.3
Interest rate derivative financial
instruments	54.1	301.2	17.1	10.1	91.9	73.4	27.5	575.3
Other interest earning assets	1.7	–	–	–	–	–	–	1.7
Total assets	933.0	806.9	372.8	417.6	1,029.0	546.6	577.4	4,683.3
Liabilities
Correspondent accounts and
overnight deposits	207.6	–	–	–	–	–	–	207.6
Current/settlement deposits	457.7	–	–	–	–	–	–	457.7
Term deposits of legal entities and
government bodies	253.9	255.6	178.7	171.8	161.8	7.1	20.1	1,049.0
Term deposits of individuals	45.9	68.0	63.1	120.9	281.9	18.1	6.6	604.5
Due to other banks	82.0	104.0	59.6	45.5	58.6	22.0	228.6	600.3
Reverse sale and repurchase
agreements	13.5	2.5	3.5	1.1	–	–	–	20.6
Promissory notes issued	15.5	39.1	15.9	41.7	8.9	–	0.1	121.2
Bonds issued	1.1	26.2	29.5	119.1	201.1	73.1	30.5	480.6
Foreign exchange swaps	316.6	86.7	21.5	32.0	54.3	2.8	15.2	529.1
Interest rate derivative financial
instruments	5.2	292.8	17.2	10.0	127.4	97.3	27.5	577.4
Other interest bearing liabilities	1.3	0.9	0.4	0.1	0.3	0.3	1.5	4.8
Total liabilities	1,400.3	875.8	389.4	542.2	894.3	220.7	330.1	4,652.8
Net repricing gap	(467.3)	(68.9)	(16.6)	(124.6)	134.7	325.9	247.3	30.5

76

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

38.	Financial Risk Management (continued)

Interest rate sensitivity analysis

The interest rate sensitivities set out in the tables below represent an effect on the historical net interest income for one-year period in case of a parallel shift in all yield curves. The calculations are based on the Group’s actual interest rate risk exposures at the relevant reporting dates.

Interest rate sensitivity analysis as at 31 December 2011 as an effect on net interest income is as follows.

	Interest rate	Effect on net	Interest rate	Effect on net
Currency	increase, b.p.	interest income	decrease, b.p.	interest income
RUR	249	(19.6)	(249)	19.6
USD	15	(0.1)	(15)	0.1
EUR	15	0.2	(15)	(0.2)
GBP	17	–	(17)	–
Other	15	(0.1)	(15)	0.1
Total		(19.6)		19.6

Interest rate sensitivity analysis as at 31 December 2010 as an effect on net interest income is as follows.

	Interest rate	Effect on net	Interest rate	Effect on net
Currency	increase, b.p.	interest income	decrease, b.p.	interest income
RUR	100	(2.2)	(75)	1.6
USD	100	0.4	(25)	(0.1)
EUR	100	0.5	(25)	(0.1)
GBP	100	0.1	(25)	–
Other	100	0.1	(25)	–
Total		(1.1)		1.4

The total interest rate sensitivity, disclosed in the above tables, is attributable to assets and liabilities sensitive to possible changes of interest rates except current/settlement customer accounts. Management considers sensitivity of these accounts to fluctuations of interest rates in the financial market as low based on historical performance and competitive environment. The Group uses, and has access to, a number of market instruments, including IRS, to manage its interest rate sensitivity and repricing gaps.

Currency risk and VaR analysis

The Group is exposed to currency risk. Currency risk arises from open positions in foreign currencies and adverse movements of market exchange rates that may have a negative impact on financial performance of the Group.

The Group manages its currency risk by seeking to match the currency of its assets with that of its liabilities on a currency-by-currency basis within established limits. For VTB Bank, such limits include internal VaR limits for open currency position (OCP) and stop-loss limits set by the ALCO for trading operations and regulatory OCP limits set by the CBR.

The RD of VTB performs VaR evaluations, analyses the structure of open currency positions and prepares reports for the ALCO on a monthly basis. The ALCO approves the methodology of the currency risk analysis, management and control procedures and sets limits on open currency positions. The Treasury manages and hedges VTB’s currency positions on a daily basis by entering into foreign exchange spot and forward/option transactions within the limits set by the ALCO. Compliance with these limits and the relevant CBR limits is monitored by the Bank on a daily basis.

VTB measures its currency risk exposures by using VaR approach. It estimates the largest potential negative effect in pre-tax profit due to changes in value of foreign currency denominated positions over a given holding period for a specified confidence level. The VaR methodology is a statistically defined, probability-based approach that takes into account market volatilities as well as risk diversification by recognizing offsetting positions and correlations between products and markets. Risks can be measured consistently across all markets and products, and risk measures can be aggregated to arrive at a single risk measurement.

77

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

38.

Financial Risk Management (continued)

Currency risk and VaR analysis (continued)

The use of VaR has limitations because it is based on historical correlations and volatilities in market prices and assumes that future price movements will follow a statistical distribution. Due to the fact that VaR relies heavily on historical data to provide information and may not clearly predict the future changes and modifications of the risk factors, the probability of large market moves may be underestimated if changes in risk factors fail to align with the normal distribution assumption. Even though positions may change throughout the day, the VaR only represents the risk of the open currency positions at the close of the reporting dates, and it does not account for any losses that may occur beyond the 99% confidence level. The use of ten-day holding period assumes as well that all positions can be liquidated or hedged in 10 business days. In practice, the actual effect on profit or loss before tax will differ from the VaR calculation and, in particular, the calculation does not provide a meaningful indication of profits and losses in stressed market conditions.

The VaR model used by the Group is based on the historical simulation approach, which incorporates exchange rates interdependency. When calculating VaR the following parameters and assumptions were used:

  Currency exposures of the Group on the relevant reporting dates;
  Historical data on exchange rates for the last 2 years;
  99% confidence level;
  10 business days holding period.

As at 31 December 2011 and 2010, the Group had the following exposures to currency risk, which include balance sheet positions and off-balance sheet foreign currency derivatives positions against RUR (open positions).

	Open positions
	31 December	31 December
Currency	2011	2010
USD	(27.1)	(8.2)
EUR	1.1	(2.4)
GBP	4.2	0.2
CHF	(16.9)	(1.5)
JPY	(0.8)	–
UAH	41.9	30.5
GEL	2.7	2.5
A98	2.4	–
AMD	1.6	1.7
AZN	0.9	0.9
SGD	0.8	(0.2)
SEK	(0.7)	–
RSD	0.7	–
CNY	(0.6)	0.1
TRY	–	0.6
BYR	0.5	1.1
AOA	0.4	0.2
HKD	0.3	–
AUD	(0.3)	(0.9)
NOK	0.2	–
KZT	(0.2)	0.4
A99	(0.1)	–
Other	0.1	0.1
Total	11.1	25.1

As at 31 December 2011 and 2010, the Group had the following VaR for its foreign currency positions:

	31 December	31 December
	2011	2010
Open currency position	11.1	25.1
Value at Risk	1.0	3.9

The VaR figures above take into account all currencies with exposures over RUR 100 million.

78

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

38.	Financial Risk Management (continued)

Price risk

The Group is exposed to market risk of its securities portfolio, which is the risk of loss resulting from changes in market quotes of securities.

The RD reports on a weekly basis to the ALCO on price risk exposures and VaR analysis. To mitigate price risk ALCO sets exposure limits, VAR-limits and stop-loss limits for particular equity, transactions types and assets types. Exposure limits for particular debt securities are set by the Credit Committee.

VTB measures its securities portfolio risk exposures using VaR measurement of risk. The basic assumptions applicable to the calculation of VaR for currency risk, as described above, are also applicable for the calculation of VaR for securities portfolio market risk.

Parameters for VaR calculation are following:

  look-back period – 1 year;
  holding period – 10 trading days;
  confidence level – 99%;
  method – historical simulation.

Due to limited liquidity of the Russian market of corporate fixed income instruments (typical for emerging markets), historical quotes were chosen according to the following methodology.

Original historical data is used for instruments with quotes history at least for 100 days and not more than 10 successive days without quotes and the issue date of the instrument is as early as the reporting year.

Quote history of proxy instruments are used to estimate the VaR for less liquid securities which do not meet those requirements. Proxy instrument should fulfill following criteria:

  proxy instrument should be the same type of financial instruments as original security;
  issuer country and industry of proxy instrument has to be the same as original security and credit rating should be close to the original security rating;
  currencies of proxy instrument and original security have to coincide;
  the durations of the proxy instrument and the original one should be comparable.

Approximately one fourth of the portfolio by volume was interchanged by proxy instruments for VaR evaluation.

During 2011 the Bank enhanced its Risk valuation software through the implementation of Kamakura Risk Manager.

Total Group’s VaR for 2011 with diversification amounts to RUR 19.0 billion (2010: RUR 11.9 billion).

Financial assets at fair value through profit or loss

	31 December	31 December
	2011	2010
Debt securities	4.1	2.4
Equity securities	14.3	9.7
Commodities	3.0	–
Portfolio of financial assets at fair value through profit or loss	14.6	12.1

Financial assets available-for-sale

	31 December	31 December
	2011	2010
Debt securities	0.9	0.2
Equity securities	5.6	0.5
Portfolio of financial assets available-for-sale	5.0	0.5

79

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

38.	Financial Risk Management (continued) Sensitivity analysis

Sensitivity analysis for low-liquid instruments, non-quoted securities was performed for the following market indicators:

  for fixed income securities – volatility of yield curve for similar instruments in the same currency for period of 12 months (or in absence of such instruments, approximations based on expert opinion);
  for shares – volatility of main stock exchange indices for period of 12 months (or in absence of such instruments, approximations based on expert opinion).

Interest rate shifts differ from the net interest income sensitivity analysis due to the structure and the maturity of the portfolio used for the low-liquid instruments sensitivity analysis.

The Group’s interest rate sensitivity analysis is applicable to all assets and liabilities sensitive to interest rate.

Market value sensitivity figures on debt financial assets were as follows as at 31 December 2011:

			Sensitivity of
		Sensitivity of	equity (AFS
	Interest rate	profit before	instruments)
Currency	increase, b.p.	taxation	before taxation
AMD	657	–	(0.0)
EUR	15	(0.0)	(0.0)
RUR	249	(0.1)	(0.0)
UAH	1,528	(0.0)	–
USD	15	(0.0)	(0.0)
Total		(0.1)	(0.0)

			Sensitivity of
		Sensitivity of	equity (AFS
	Interest rate	profit before	instruments)
Currency	decrease, b.p.	taxation	before taxation
AMD	657	–	0.0
EUR	15	0.0	0.0
RUR	249	0.1	0.0
UAH	358	0.0	–
USD	15	0.0	0.0
Total		0.1	0.0

As at 31 December 2011 market value sensitivity figures on equity financial assets were as follows:

					Sensitivity of
				Sensitivity of	equity (AFS
				profit before	instruments)
Country	Currency	Index	Index change	taxation	before taxation
Russia	RUR	MICEX	48.22%	(1.1)	43.9
USA	USD	S&P 500	29.73%	1.3	0.2
Great Britain	GBP	FTSE100	28.27%	0.9	0.0
Total				1.1	44.1

					Sensitivity of
				Sensitivity of	equity (AFS
				profit before	instruments)
Country	Currency	Index	Index change	taxation	before taxation
Russia	RUR	MICEX	(48.22%)	1.1	(43.9)
USA	USD	S&P 500	(29.73%)	(1.3)	(0.2)
Great Britain	GBP	FTSE100	(28.27%)	(0.9)	(0.0)
Total				(1.1)	(44.1)

80

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

38.	Financial Risk Management (continued)

Sensitivity analysis (continued) Market value sensitivity figures on debt financial assets were as follows as at 31 December 2010:

			Sensitivity of
		Sensitivity of	equity (AFS
	Interest rate	profit before	Instruments)
Currency	increase, b.p.	taxation	before taxation
AMD	1,825	–	(0.1)
AZN	679	(0.0)	–
BYR	800	(0.0)	(0.0)
EUR	100	(0.5)	(0.0)
GEL	2,695	(0.1)	–
KZT	3,863	(0.1)	–
RUR	100	(0.5)	(0.0)
UAH	2,859	–	(0.7)
USD	100	(0.4)	(0.1)
Total		(1.6)	(0.9)

			Sensitivity of
		Sensitivity of	equity (AFS
	Interest rate	profit before	instruments)
Currency	decrease, b.p.	taxation	before taxation
AMD	1,825	–	0.1
AZN	679	0.0	–
BYR	800	0.0	0.0
EUR	100	0.1	0.0
GEL	2,695	0.1	–
KZT	3,863	0.1	–
RUR	100	0.3	0.0
UAH	2,859	–	0.7
USD	100	0.1	0.0
Total		0.7	0.8

As at 31 December 2010 market value sensitivity figures on equity financial assets were as follows:

					Sensitivity of
				Sensitivity of	equity (AFS
				profit before	instruments)
Country	Currency	Index	Index change	taxation	before taxation
EU	EUR	FTSE	18.3%	(0.0)	0.2
Russia	RUR	MICEX	23.4%	0.4	4.1
USA	USD	DJ	18.1%	(0.0)	0.5
Great Britain	GBP	FTSE100	17.4%	0.0	–
Ukraine	UAH	PFTS	31.6%	0.0	0.4
Total				0.4	5.2

					Sensitivity of
				Sensitivity of	equity (AFS
				profit before	instruments)
Country	Currency	Index	Index change	taxation	before taxation
EU	EUR	FTSE	(18.3%)	0.0	(0.2)
Russia	RUR	MICEX	(23.4%)	(0.4)	(4.1)
USA	USD	DJ	(18.1%)	0.0	(0.5)
Great Britain	GBP	FTSE100	(17.4%)	(0.0)	–
Ukraine	UAH	PFTS	(31.6%)	(0.0)	(0.4)
Total				(0.4)	(5.2)

81

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

38.	Financial Risk Management (continued)

Liquidity risk and contractual maturity analysis

Liquidity risk is a risk resulting from inability of the Group to meet in full its obligations when they fall due and without borrowing funds at rates higher than market rates. The Group’s exposure to liquidity risk arises due to a mismatch of maturities of assets and liabilities.

Liquidity risk management within the Group is carried out at two main levels:

  Bank/company level: Each bank / company of the Group manages its liquidity on an individual basis to meet its obligations and to comply with the requirements of its national regulator and standards of the Group.
  Group level: Liquidity of the Group is managed on the basis of centralized control and management of key activities of the Group including:

- universal policy and approaches to liquidity management, including hedging; - integrated methodology of liquidity risk; - centralized system of on-going reporting and data warehousing.

The tools used by VTB for measurement, management and mitigation of liquidity risk include: Contractual maturity analysis(gap analysis) and cash flow forecasts including:
- planned transactions; - forecasted roll-over of clients’ funds (deposits and promissory notes); - possible outflow of unstable “on-demand” funds (clients’ current accounts);

  Analysis of deposit base concentration;
  Stress-test analysis;
  Setting of internal liquidity indicators/limits, including (1) the minimum amount of highly liquid assets to cover possible outflow of resources on demand/one day and other short-term liabilities (up to 30 days); (2) Treasury portfolio limits which are monitored on a daily basis;
  Allocation and utilization of securities from Treasury portfolio, which provide financing from the CBR through reverse repo operations and help manage short-term liquidity; and
  Development of emergency plans (funding contingency plans).

VTB and other banks of the Group are also subject to liquidity requirements set by regulatory authorities, including those set by the CBR in the form of prudential ratios.

The RD analyses the liquidity position of the Group and prepares liquidity forecasts and recommendations for ALCO on a monthly basis. VTB’s Treasury manages short-term liquidity on an ongoing basis through its cash position and portfolio of highly liquid securities and prepares information on short-term liquidity of the Bank and reports to the ALCO on a weekly basis.

The Inflow column in the tables below includes gross amounts to be received by the Group within a certain time band upon maturities/redemptions of financial instruments (assets/claims). Outflow column includes gross amounts to be repaid by the Group in a certain time band upon maturities/redemptions of financial instruments (liabilities/obligations except current and settlement accounts). Gap represents the difference between Inflow and Outflow columns. Gap Cumulative column represents the cumulative gap. FX Swap Cumulative column represents the cumulative gaps on foreign exchange swaps. Dynamic Gap (total) Cumulative column represents the cumulative gap including FX Swap Cumulative. Opening balance represents highly liquid assets, which mostly consist of cash and Nostro accounts with other banks.

82

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

38.	Financial Risk Management (continued)

Liquidity risk and contractual maturity analysis (continued) As at 31 December 2011, VTB Group had the following cash flow by remaining contractual maturities.

						Dynamic Gap
				Gap	FX Swap	(total)
Time Band	Inflow	Outflow	Gap	Cumulative	Cumulative	Cumulative
RUR positions
Opening balance	–	–	285.9	285.9	–	285.9
Up to 1 month	358.8	(879.9)	(521.1)	(235.2)	105.5	(129.7)
From 1 to 3 months	228.3	(717.5)	(489.2)	(724.4)	98.5	(625.9)
From 3 months to 1 year	1,009.4	(678.0)	331.4	(393.0)	101.4	(291.6)
From 1 to 3 years	1,396.8	(486.9)	909.9	516.9	40.5	557.4
More than 3 years	1,852.6	(891.0)	961.6	1,478.5	10.1	1,488.6

Other currency positions
Opening balance	–	–	150.8	150.8	–	150.8
Up to 1 month	609.8	(745.4)	(135.6)	15.2	(108.1)	(92.9)
From 1 to 3 months	213.8	(227.7)	(13.9)	1.3	(101.3)	(100.0)
From 3 months to 1 year	888.7	(951.2)	(62.5)	(61.2)	(106.7)	(167.9)
From 1 to 3 years	1,278.0	(1,178.1)	99.9	38.7	(46.6)	(7.9)
More than 3 years	811.5	(639.1)	172.4	211.1	(8.8)	202.3

Total
Opening balance	–	–	436.7	436.7	–	436.7
Up to 1 month	968.6	(1,625.3)	(656.7)	(220.0)	(2.6)	(222.6)
From 1 to 3 months	442.1	(945.2)	(503.1)	(723.1)	(2.8)	(725.9)
From 3 months to 1 year	1,898.1	(1,629.2)	268.9	(454.2)	(5.3)	(459.5)
From 1 to 3 years	2,674.8	(1,665.0)	1,009.8	555.6	(6.1)	549.5
More than 3 years	2,664.1	(1,530.1)	1,134.0	1,689.6	1.3	1,690.9

Management believes that in spite of a substantial portion of customer accounts being on demand or short-term, diversification of these deposits by number and type of depositors, and the past experience of the Group would indicate that these customer accounts provide a long-term and stable source of funding for the Group. Also portfolios of Treasury and Trading securities could be used for short-term liquidity management through reverse sale and repurchase operations.

VTB Group medium-term liquidity needs are managed through interbank and customer deposits (new borrowings and renewal of existing deposits), repurchase agreements and in the form of CBR collateralized loans (against corporate loans or securities) which allow the Bank to reduce the negative medium-term liquidity gaps.

VTB Group has a number of additional funding facilities available to bridge negative medium term liquidity gaps such as Eurobonds (EMTN) and domestic stock exchange traded bonds.

Currency mismatches in the structure of liquidity gaps are managed with the use of foreign exchange swaps (FX Swaps).

83

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

38.	Financial Risk Management (continued)

Liquidity risk and contractual maturity analysis (continued) As at 31 December 2010, VTB Group had the following cash flow by remaining contractual maturities.

						Dynamic Gap
				Gap	FX Swap	(total)
Time Band	Inflow	Outflow	Gap	Cumulative	Cumulative	Cumulative
RUR positions
Opening balance	–	–	158.1	158.1	–	158.1
Up to 1 month	425.2	(499.7)	(74.5)	83.6	(13.2)	70.4
From 1 to 3 months	160.7	(293.7)	(133.0)	(49.4)	(14.6)	(64.0)
From 3 months to 1 year	587.9	(437.5)	150.4	101.0	(25.1)	75.9
From 1 to 3 years	814.8	(465.8)	349.0	450.0	(70.8)	379.2
More than 3 years	1,049.5	(409.3)	640.2	1,090.2	(64.5)	1,025.7

Other currency positions
Opening balance	–	–	117.3	117.3	–	117.3
Up to 1 month	573.9	(613.9)	(40.0)	77.3	14.1	91.4
From 1 to 3 months	209.5	(215.5)	(6.0)	71.3	16.5	87.8
From 3 months to 1 year	439.3	(614.6)	(175.3)	(104.0)	25.9	(78.1)
From 1 to 3 years	964.3	(899.7)	64.6	(39.4)	69.5	30.1
More than 3 years	515.6	(390.4)	125.2	85.8	62.5	148.3

Total
Opening balance	–	–	275.4	275.4	–	275.4
Up to 1 month	999.1	(1,113.6)	(114.5)	160.9	0.9	161.8
From 1 to 3 months	370.2	(509.2)	(139.0)	21.9	1.9	23.8
From 3 months to 1 year	1,027.2	(1,052.1)	(24.9)	(3.0)	0.8	(2.2)
From 1 to 3 years	1,779.1	(1,365.5)	413.6	410.6	(1.3)	409.3
More than 3 years	1,565.1	(799.7)	765.4	1176.0	(2.0)	1,174.0

The table below shows undiscounted cash flows payable under financial liabilities and credit-related commitments at 31 December 2011 by their remaining contractual maturity.

	On demand	From	From	From
	and up to	1 month to	3 month to	6 months	More than
	1 month	3 months	6 months	to 1 year	1 year	Total
Non-derivative liabilities
Due to other banks	474.8	68.8	29.4	96.1	66.9	736.0
Customer deposits	1,921.5	461.0	221.8	520.9	571.2	3,696.4
Other borrowed funds	76.8	192.0	170.8	18.0	467.4	925.0
Debt securities issued	8.3	44.7	87.8	155.5	534.6	830.9
Subordinated debt	0.1	3.7	3.6	8.9	375.3	391.6
Other liabilities	22.7	8.3	1.1	36.0	–	68.1
Total cash flows payable under
non-derivative liabilities	2,504.2	778.5	514.5	835.4	2,015.4	6,648.0
Derivative liabilities
Negative fair value	9.3	8.2	8.1	6.7	49.2	81.5

Derivative financial instruments –
gross settled
Positive fair value of derivatives
(Inflow)	(165.5)	(161.8)	(61.6)	(72.2)	(358.9)	(820.0)
Outflow	165.0	156.7	58.0	65.9	317.0	762.6

Negative fair value of derivatives
(Inflow)	(303.8)	(150.8)	(105.5)	(104.6)	(481.5)	(1,146.2)
Outflow	309.7	155.9	111.7	109.7	518.4	1,205.4

Derivative financial instruments –
net settled
(Inflow)	(2.2)	(3.2)	(1.4)	(4.6)	(10.1)	(21.5)
Outflow	3.0	3.2	1.9	1.6	12.6	22.3

Credit related commitments	626.1	–	–	–	–	626.1

84

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

38.	Financial Risk Management (continued)

Liquidity risk and contractual maturity analysis (continued)

The table below shows undiscounted cash flows payable under financial liabilities and credit-related commitments at 31 December 2010 by their remaining contractual maturity.

	On demand	From	From	From
	and up to	1 month to	3 month to	6 months	More than
	1 month	3 months	6 months	to 1 year	1 year	Total
Non-derivative liabilities
Due to other banks	302.6	17.3	23.4	9.8	89.2	442.3
Customer deposits	952.5	303.4	236.2	268.9	542.8	2,303.8
Other borrowed funds	2.8	42.6	46.0	25.5	75.8	192.7
Debt securities issued	19.5	47.1	44.6	147.5	470.1	728.8
Subordinated debt	–	3.6	3.4	8.2	342.3	357.5
Other liabilities	13.5	3.6	6.7	5.7	–	29.5
Total cash flows payable	1,290.9	417.6	360.3	465.6	1,520.2	4,054.6
Derivative liabilities
Negative fair value	4.3	3.6	2.4	6.3	19.4	36.0

Derivative financial instruments –
gross settled
Positive fair value of derivatives
(Inflow)	(195.5)	(102.3)	(79.3)	(85.3)	(198.9)	(661.3)
Outflow	193.3	96.7	76.0	83.3	185.5	634.8

Negative fair value of derivatives
(Inflow)	(175.0)	(40.2)	(49.3)	(358.0)	(177.1)	(799.6)
Outflow	176.8	41.7	50.0	358.9	184.7	812.1

Derivative financial instruments –
net settled
(Inflow)	(1.9)	(2.9)	(1.5)	(3.4)	(2.7)	(12.4)
Outflow	2.5	2.1	1.7	5.4	11.8	23.5

Credit related commitments	266.6	–	–	–	–	266.6

A significant portion of liabilities of the Group is represented by customer term deposits and promissory notes, current accounts of corporate and retail customers, bonds, Eurobonds and syndicated loans.

Management believes that although a substantial portion of customer deposits are on demand and mature in less than one month, diversification of these deposits by number and type of depositors, and the past experience of the Group indicates that these deposits provide a long-term and stable source of funding for the Group. Therefore, an essential part of current accounts is considered as stable resources for the purposes of liquidity analysis and management. The stable part of resources on demand is statistically determined for separate currencies and based on the dynamics of the on these cumulative balances accounts.

85

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

38.	Financial Risk Management (continued)

Current and non-current assets and liabilities

Assets or liabilities are classified as current if they are expected to be recovered or settled within 12 months after the reporting date.

The table below shows assets and liabilities at 31 December 2011 by their remaining contractual maturity.

			Overdue,
	Less than	More than	maturity
	1 year	1 year	undefined	Total
Assets
Cash and short-term funds	407.0	–	–	407.0
Mandatory cash balances with central banks	60.1	11.8	–	71.9
Financial assets at fair value through profit or loss	550.9	8.7	11.9	571.5
Financial assets pledged under repurchase
agreements and loaned financial assets	2.1	196.5	–	198.6
Due from other banks	400.0	24.3	0.3	424.6
Loans and advances to customers	1,390.7	2,838.1	72.8	4,301.6
Assets of disposal group held for sale	10.3	–	–	10.3
Financial assets available-for-sale	9.9	22.0	135.8	167.7
Investments in associates and joint ventures	–	–	32.5	32.5
Investment securities held-to-maturity	30.8	1.6	–	32.4
Premises and equipment	–	–	116.8	116.8
Investment property	–	–	122.5	122.5
Intangible assets and goodwill	–	–	141.2	141.2
Deferred tax asset	–	–	42.7	42.7
Other assets	71.3	48.8	28.2	148.3
Total assets	2,933.1	3,151.8	704.7	6,789.6
Liabilities
Due to other banks	660.2	39.5	–	699.7
Customer deposits	2,967.0	629.7	–	3,596.7
Liabilities of disposal group held for sale	8.5	–	–	8.5
Other borrowed funds	447.0	287.6	–	734.6
Debt securities issued	264.8	399.7	–	664.5
Deferred tax liability	–	–	10.0	10.0
Other liabilities	150.6	49.6	9.2	209.4
Subordinated debt	0.3	240.8	–	241.1
Total liabilities	4,498.4	1,646.9	19.2	6,164.5

Management believes that although equity securities included in financial assets held for trading category have no contractual maturity these equity securities could be sold in less than one year and therefore they are included in respective contractual maturity category. Debt securities included in financial assets held for trading category are also classified as instruments with contractual maturity less than one year as Management believes that these debt securities could be sold in less than one year and it has no intentions to hold these debt securities until maturity.

86

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

38.	Financial Risk Management (continued)

Current and non-current assets and liabilities (continued) The table below shows assets and liabilities at 31 December 2010 by their remaining contractual maturity.

			Overdue,
	Less than	More than	maturity
	1 year	1 year	undefined	Total
Assets
Cash and short-term funds	275.5	–	–	275.5
Mandatory cash balances with central banks	21.9	4.5	–	26.4
Financial assets at fair value through profit or loss	324.1	13.8	6.7	344.6
Financial assets pledged under repurchase
agreements and loaned financial assets	10.6	6.3	–	16.9
Due from other banks	319.6	29.9	0.4	349.9
Loans and advances to customers	778.5	1,932.0	74.9	2,785.4
Financial assets available-for-sale	18.7	8.4	28.8	55.9
Investments in associates and joint ventures	–	–	15.7	15.7
Investment securities held-to-maturity	2.2	32.0	–	34.2
Premises and equipment	–	–	113.2	113.2
Investment property	–	–	102.2	102.2
Intangible assets and goodwill	–	–	30.5	30.5
Deferred tax asset	–	–	37.9	37.9
Other assets	47.7	26.8	28.1	102.6
Total assets	1,798.8	2,053.7	438.4	4,290.9
Liabilities
Due to other banks	342.9	54.4	–	397.3
Customer deposits	1,712.5	500.4	–	2,212.9
Other borrowed funds	114.5	71.2	–	185.7
Debt securities issued	223.2	369.9	–	593.1
Deferred tax liability	–	–	7.3	7.3
Other liabilities	73.8	31.1	6.0	110.9
Subordinated debt	–	205.5	–	205.5
Total liabilities	2,466.9	1,232.5	13.3	3,712.7

87

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

39.	Fair Values of Financial Instruments

The following table presents a fair value of financial instruments in comparison with its carrying amount as at 31 December 2011 and 2010:

	31 December 2011		31 December 2010
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value
Financial assets
Cash and short-term funds	407.0	407.0	275.5	275.5
Financial assets at fair value through profit or loss	571.5	571.5	344.6	344.6
Financial assets pledged under repurchase
agreements and loaned financial assets	198.6	198.6	16.9	16.9
Due from other banks	424.6	424.6	349.9	350.0
Russia	170.0	170.1	174.5	174.6
OECD	204.6	204.4	163.0	163.0
Other	50.0	50.1	12.4	12.4
Loans and advances to customers	4,301.6	4,339.0	2,785.4	2,886.8
Loans to legal entities	3,522.3	3,550.4	2,281.7	2,364.2
Loans to individuals	779.3	788.6	503.7	522.6
Financial assets available-for-sale	167.7	167.7	55.9	55.9
Investment securities held-to-maturity	32.4	31.8	34.2	34.2
Other financial assets	17.5	17.5	21.9	21.9

Financial liabilities
Due to other banks	699.7	703.6	397.3	397.3
Customer deposits	3,596.7	3,577.8	2,212.9	2,237.0
Deposits of legal entities	2,435.3	2,433.8	1,465.0	1,473.9
Deposits of individuals	1,161.4	1,144.0	747.9	763.1
Other borrowed funds	734.6	725.7	185.7	183.3
Debt securities issued	664.5	652.3	593.1	603.2
Subordinated debt	241.1	238.5	205.5	205.1
Other financial liabilities	149.6	149.6	65.5	65.5

The Group uses the following hierarchy for determining and disclosing the fair value of financial instruments by valuation technique:

  Level 1: quoted (unadjusted) prices in active markets for identical assets or liabilities;
  Level 2: techniques for which all inputs which have a significant effect on the recorded fair value are observable, either directly or indirectly; and
  Level 3: techniques which use inputs which have a significant effect on the recorded fair value that are not based on observable market data.

The following table shows an analysis of financial instruments recorded at fair value by level of the fair value hierarchy as at 31 December 2011:

	Level 1	Level 2	Level 3	Total
Financial assets
Non-derivative financial assets at fair value through
profit or loss
Financial assets held for trading	408.1	52.0	1.7	461.8
Financial assets designated as at fair value
through profit or loss	19.1	1.9	9.8	30.8

Trading Derivative financial instruments	10.2	68.0	0.7	78.9

Hedging Derivative financial instruments	–	0.5	–	0.5

Financial assets pledged under repurchase
agreements and loaned financial assets
Financial assets held for trading	3.4	–	–	3.4
Financial assets designated as at fair value
through profit or loss	4.1	0.1	–	4.2
Financial assets available-for-sale	1.7	0.6	–	2.3

Financial assets available-for-sale	20.6	97.7	49.4	167.7

Financial liabilities
Trading Derivative financial instruments	(9.7)	(71.6)	(0.2)	(81.5)

Other financial liabilities	–	–	(21.1)	(21.1)
88

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

39.	Fair Values of Financial Instruments (continued)

The following table shows an analysis of financial instruments recorded at fair value by level of the fair value hierarchy as at 31 December 2010:

	Level 1	Level 2	Level 3	Total
Financial assets
Non-derivative financial assets at fair value through
profit or loss
Financial assets held for trading	261.1	17.2	2.8	281.1
Financial assets designated as at fair value
through profit or loss	23.0	1.2	0.4	24.6

Trading Derivative financial instruments	0.4	37.5	1.0	38.9

Hedging Derivative financial instruments	–	0.6	–	0.6

Financial assets pledged under repurchase
agreements and loaned financial assets
Financial assets held for trading	7.5	–	–	7.5
Financial assets designated as at fair value
through profit or loss	1.0	2.4	–	3.4
Financial assets available-for-sale	4.7	–	–	4.7

Financial assets available-for-sale	25.5	7.6	22.8	55.9
Financial liabilities
Trading Derivative financial instruments	(0.6)	(35.4)	–	(36.0)

Financial assets at fair value through profit or loss are mainly dependent on the change of input variables used to determine fair value, such as interest rates and foreign exchange rates. A significant portion of the available-for-sale financial assets in Level 3 is invested in shares of a non-listed companies which are valued based on non-market observable information. Changes in assumptions can lead to adjustments in the fair value of the investment.

Movement in Level 3 financial instruments measured at fair value

A reconciliation of movements in Level 3 of the fair value hierarchy by class of instruments for the year ended 31 December 2011 is as follows:

	Financial assets at fair value
	through profit or loss
		Financial
		assets
		designated as	Financial	Financial
	Financial	at fair value	assets	derivative	Other
	assets held	through profit	available-for-	assets and	financial
	for trading	or loss	sale	liabilities (net)	liabilities
Fair value at 1 January 2011	2.8	0.4	22.8	1.0	–
Gains less losses / (losses net of
gains) recognized in profit or loss for
the year	–	2.5	2.4	(0.5)	(1.0)
Losses net of gains recognized in
other comprehensive income	–	–	(0.1)	–	–
Initial recognition (purchase or issue)	0.3	9.1	29.9	–	(21.9)
Derecognition (sale or settlement)	(1.2)	(1.8)	(11.3)	–	1.8
Acquisition of subsidiary	2.1	–	7.7	–	–
Transfers into level 3	–	–	0.2	–	–
Transfers out of level 3	(2.3)	(0.4)	(2.2)	–	–
Fair value at 31 December 2011	1.7	9.8	49.4	0.5	(21.1)
Unrealized gains less losses /
(losses net of gains) recognized
in profit or loss or other
comprehensive income for the
current period for assets and
liabilities held at 31 December
2011	–	2.4	(1.6)	0.5	(1.0)

89

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

39.	Fair Values of Financial Instruments (continued)

Movement in Level 3 financial instruments measured at fair value (continued)

A reconciliation of movements in Level 3 of the fair value hierarchy by class of instruments for the year ended 31 December 2010 is as follows:

	Financial assets at fair value
	through profit or loss
		Financial
		assets
		designated as	Financial	Financial
	Financial	at fair value	assets	derivative
	assets held for	through profit	available-for-	assets and
	trading	or loss	sale	liabilities (net)
Fair value at 1 January 2010	–	1.6	18.1	1.0
Losses net of gains recognized in profit or loss
for the year	–	(0.5)	–	–
Gains less losses recognized in other
comprehensive income	–	–	0.2	–
Initial recognition (purchase or issue)	0.3	–	2.0	–
Derecognition (sale or settlement)	(0.3)	(0.7)	(0.5)	–
Acquisition of subsidiary	2.7	–	5.4	–
Eliminated at consolidation	–	–	(2.6)	–
Transfers into level 3	0.1	–	0.2	–
Fair value at 31 December 2010	2.8	0.4	22.8	1.0
Unrealized gains less losses recognized in
profit or loss or other comprehensive
income for the current period for assets
and liabilities held at 31 December 2010	–	(0.5)	0.2	–

Methods and assumptions for Level 2 and Level 3 financial assets

The fair value of financial assets at fair value through profit or loss, available for sale and derivative financial instruments valued according to Level 2 models was estimated based on DCF (projected cash flows) method using the assumption of future coupon payment and recent transactions prices. The fair value of structured financial assets was estimated based on stochastic modeling (Level 2 model). Probability models were calibrated using market indicators (currency forward, ITRAX Index). Value at Risk was calculated based on full historical recalculation and Monte-Carlo simulation.

The fair value of financial assets at fair value through profit or loss, available for sale and derivative financial instruments valued according to Level 3 models was estimated based on DCF (discounted cash flows) method and peer based method. Peer based method is based on comparing certain financial ratios or multiples, such as the price to book value, price to earnings, EV/EBITDA, etc., of the equity in question to those of its peers. This type of approach, which is popular as a strategic tool in the financial industry, is mainly statistical and based on historical data. Main assumptions used in Level 3 models were short-term revenue projections (one year), cost of equity, liquidity discount, cost of debt and net margin fall forecast. The sensitivity to valuation assumptions disclosed below represents by how much the fair value could increase or decrease had management used reasonably possible alternative valuation assumptions that are not based on observable market data.

Sensitivity analysis to changes of key assumptions for financial instruments valued using Level 3 models

As at 31 December 2011, financial assets available-for-sale for the amount of RUR 49.4 billion were valued based on valuation models by using the peer based valuations, discounted cash flow or combinations of these two methods and others. The assumptions related to projections of discounted cash flows in the model up to 2015 were in the following range:

WACC is 10.1-17.6%; Terminal Growth rate is 2-5%; Liquidity discount applied to the valuation is 0-33%.

90

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

39.	Fair Values of Financial Instruments (continued)

Sensitivity analysis to changes of key assumptions for financial instruments valued using Level 3 models (continued)

If the Group had used other reasonably possible alternative assumptions at 31 December 2011, the fair value of the above equity securities valued based on valuation models, would have been in the range from RUR 43.6 billion to RUR 58.3 billion.

As at 31 December 2010, financial assets available-for-sale for the amount of RUR 22.8 billion were valued based on valuation models by using the peer based valuations model and discounted cash flow method. The average assumptions related to projections of discounted cash flows in the model up to 2013 were the following:

WACC is 15.9%; Cost of debt is 10%; Net margin is 0.0001% less every next year; Liquidity discount applied to the valuation is 30%.

If the Group had used other reasonably possible alternative assumptions at 31 December 2010, the fair value of the above equity securities valued based on valuation models, would have been in the range from RUR 21.8 billion to RUR 23.4 billion.

Transfers between levels

During the period ended 31 December 2011 the Group transferred financial assets designated as at fair value through profit or loss and financial assets available-for-sale from Level 3 to Level 2 of the fair value hierarchy in the carrying amount of RUR 2.3 billion. The remaining amount of RUR 0.3 billion was reclassified to investments in associates. The Group transferred financial assets held for trading from Level 3 to Level 2 in the amount of RUR 2.3 billion. The reason for the transfers from Level 3 to Level 2 is that inputs to the valuation models became observable. Prior to transfer, the fair value of the instruments was determined incorporating significant non market- observable inputs.

During the period ended 31 December 2011 the financial assets held for trading were transferred from Level 1 to Level 2 in the amount of RUR 11.2 billion as they became estimated on the market internal model basis. Previously their fair values were determined using market quotes.

There have been no transfers from Level 2 to Level 1 during the period ended 31 December 2011.

During 2010 the financial assets designated as at fair value through profit or loss for the total amount of RUR 5.0 billion were transferred from Level 2 to Level 1 as they became actively traded during the year and fair values were consequently determined using market quotes.

There have been no transfers between Level 1 and Level 2 in 2010.

40.	Related Party Transactions

Parties are considered to be related if one party has the ability to control the other party or exercise significant influence over the other party in making financial or operational decisions as defined by IAS 24 Related Party Disclosures. In considering each possible related party relationship, attention is directed to the substance of the relationship, not merely the legal form. A government-related entity is an entity that is controlled, jointly controlled or significantly influenced by a government.

91

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

40.	Related Party Transactions (continued)

Transactions and balances with related parties comprise transactions and balances with Russian government-related entities and associates and joint ventures and are stated in the tables below:

Statements of financial position

	31 December 2011		31 December 2010
	Government-	Associates and	Government-	Associates and
	related entities	joint ventures	related entities	joint ventures
Assets
Cash and short-term funds	174.4	–	104.8	–
Mandatory reserve deposits with central banks	58.7	–	19.0	–
Financial assets at fair value through profit or loss	308.0	–	164.2	–
Financial assets pledged under repurchase
agreements and loaned financial assets	191.4	–	9.0	–
Due from other banks	97.1	2.1	82.8	3.7
Loans and advances to customers	778.7	27.0	391.7	12.4
Allowance for loan impairment	(20.3)	(0.6)	(16.9)	(1.6)
Financial assets available-for-sale	19.4	–	8.3	0.3
Investment securities held-to-maturity	31.6	–	32.7	–

Liabilities
Due to other banks	176.0	0.3	75.5	1.3
Customer deposits	1,276.5	8.4	565.8	3.5
Other borrowed funds	558.7	–	170.2	–
Subordinated debt	207.0	–	195.3	–
Other liabilities	35.6	0.2	1.1	–

Credit Related Commitments
Guarantees issued	238.7	1.6	137.7	0.7
Undrawn credit lines	1.8	–	4.5	–
Import letters of credit	4.2	–	2.8	–

Income statements

	2011	2010
Interest income
Loans and advances to customers	39.8	40.5
Securities	18.4	15.5
Due from other banks	3.0	2.3

Interest expense
Customer deposits	(36.3)	(23.5)
Due to other banks and other borrowed funds	(9.2)	(7.0)
Subordinated debt	(16.4)	(16.6)

(Provision for) / recovery of impairment	(2.4)	3.4

For the period ended 31 December 2011, the total remuneration of the key management personnel of the Group including pension contributions amounted to RUR 5.7 billion (31 December 2010: RUR 3.8 billion). Key management personnel include VTB Supervisory Board, VTB Management Board, VTB Statutory Audit Committee and key management of subsidiaries. Loans to the key management personnel as at 31 December 2011 amounted to RUR 0.4 billion (31 December 2010: RUR 0.5 billion). Compensation to key management personnel primarily consists of short term employee benefits.

92

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

41.	Consolidated Subsidiaries

The principal subsidiaries, associates and joint ventures included in these consolidated financial statements are presented in the table below:

			Percentage of ownership
		Country of	31 December	31 December
Name	Activity	registration	2011	2010
“VTB Bank (Austria)” AG	Banking	Austria	100.00%	100.00%
“Russian Commercial Bank (Cyprus) Limited”	Banking	Cyprus	60.00%	60.00%
“VTB Bank”, PJSC (Ukraine)	Banking	Ukraine	99.97%	99.97%
“VTB Bank (Armenia)”, CJSC	Banking	Armenia	100.00%	100.00%
“VTB Bank (Georgia)”, JSC	Banking	Georgia	96.31%	96.31%
“VTB Bank (Belarus)”, CJSC	Banking	Belarus	71.42%	71.42%
“Bank VTB 24”, CJSC	Banking	Russia	100.00%	100.00%
“TransCreditBank”, JSC	Banking	Russia	74.62%	43.18%
“Bank of Moscow”, OJSC	Banking	Russia	94.85%	–
“Bezhitsa-Bank”, OJSC	Banking	Russia	100.00%	–
“Bank Moscow-Minsk”, OJSC	Banking	Belarus	100.00%	–
“BM Bank”, Ltd	Banking	Ukraine	100.00%	–
“Mosvodokanalbank”, OJSC	Banking	Russia	65.87%	–
“Bank of Moscow - Belgrade”, OJSC	Banking	Serbia	100.00%	–
“VTB Bank (Deutschland)”, AG	Banking	Germany	100.00%	100.00%
“Bank VTB (Kazakhstan)”, JSC	Banking	Kazakhstan	100.00%	100.00%
“VTB Bank (Azerbaijan)”, OJSC	Banking	Azerbaijan	51.00%	51.00%
“Bank VTB North-West”, OJSC	Banking	Russia	n/a	100.00%
“VTB Bank (France)”	Banking	France	96.22%	87.04%
“VTB Capital”, Plc	Banking	Great Britain	95.54%	95.54%
“Banco VTB Africa S.A.”	Banking	Angola	66.00%	66.00%
“VTB Capital (Namibia) (Proprietary)”, Ltd	Investment	Namibia	50.33%	50.33%
“Multicarta”, Ltd	Plastic cards
	(processing)	Russia	100.00%	100.00%
“ITC Consultants (Cyprus)”, Ltd	Finance	Cyprus	100.00%	100.00%
“VB-Service”, Ltd	Commerce	Russia	100.00%	100.00%
“Almaz-Press”, CJSC	Publishing	Russia	100.00%	100.00%
“VTB-Leasing”, OJSC	Leasing	Russia	100.00%	100.00%
“Embassy Development Limited”	Development	Jersey	100.00%	100.00%
“VTB-Development”, CJSC	Development	Russia	100.00%	100.00%
“VTB Europe Strategic Investments Limited”	Investment	Great Britain	100.00%	100.00%
“Nevsky Property”, Ltd	Property	Cyprus	100.00%	100.00%
“Business-Finance”, Ltd	Finance	Russia	100.00%	100.00%
“VTB Dolgovoi centre”, CJSC	Finance	Russia	100.00%	100.00%
“VTB DC”, Ltd	Finance	Russia	100.00%	–
“Sistema Leasing 24”, CJSC	Finance	Russia	100.00%	100.00%
“VTB-Capital”, CJSC	Finance	Russia	100.00%	100.00%
“Insurance Company VTB-Insurance”, Ltd	Insurance	Russia	100.00%	100.00%
“VTB-Leasing Ukraine”, Ltd	Leasing	Ukraine	100.00%	100.00%
“Capablue”, Ltd	Leasing	Ireland	100.00%	100.00%
“VTB Leasing (Europe)”, Ltd	Leasing	Cyprus	100.00%	100.00%
“VTB-Leasing Finance”, Ltd	Finance	Russia	99.99%	99.99%
“VTB-Leasing”, Ltd	Leasing	Belarus	99.00%	100.00%
“VTB-Leasing Capital”, Ltd	Finance	Ireland	100.00%	100.00%
“VTB Specialized Depository", CJSC	Finance	Russia	100.00%	100.00%
“VTB Capital Asset Management”, CJSC	Finance	Russia	19.00%	19.00%
“Holding VTB Capital”, CJSC	Finance	Russia	100.00%	100.00%
“VTB Factoring”, Ltd	Factoring	Russia	100.00%	100.00%
“Financial Assistant”, CJSC	Finance	Russia	100.00%	–
“VTB Registrar”, CJSC	Finance	Russia	100.00%	20.00%
“Hals-Development”, OJSC	Real Estate	Russia	51.24%	51.24%
“M”, CJSC	Real Estate	Russia	100.00%	100.00%
“VTB Arena”, CJSC	Real Estate	Russia	77.30%	75.00%
“VTB Real Estate”, LLC	Real Estate	Russia	100.00%	–
“Hotel and Office Complex ”Peking”, OJSC	Real Estate	Russia	100.00%	–
“Citer Invest”, B.V.	Real Estate	Netherlands	50.50%	–
“Pensionny Administator”, Ltd	Finance	Russia	100.00%	–
‘VTB Pension Fund’, NPF	Pension fund	Russia	100.00%	100.00%
"Consolidated companies", OJSC	Winery	Russia	100.00%	–

In January 2011, Management Company “Dinamo”, CJSC sold its 50.92% stake in Football Club “Dinamo”, CJSC to Petrovsky Park Arena, CJSC. In July 2011 the Group renegotiated the investment agreements between co-investors (including Football Club “Dinamo”, CJSC) and developer Management Company “Dinamo”, CJSC and materially finalized the Project concept. As a result of these transactions and other reallocations between subsidiaries of "VTB Arena", CJSC non-controlling interest decreased by RUR 1.1 billion.

93

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

41.	Consolidated Subsidiaries (continued)

In March 2011, “VTB Dolgovoi centre”, CJSC, a 100%-owned Group’s subsidiary, issued 2,825.2 million additional ordinary shares with nominal value of RUR 2,825.2 million, which are fully purchased by VTB at par.

In March 2011, “Bank VTB North-West”, OJSC ceased its operations as a subsidiary of VTB following the legal merger of VTB and “Bank VTB North-West”, OJSC. As a result of the legal merger RUR 2.4 billion of currency translation difference was transferred to the retained earnings.

In June 2011, “Bank VTB (Kazakhstan)”, JSC issued 1,100,000 additional ordinary shares with nominal value of KZT 10,000 each for KZT 11 billion (RUR 2.1 billion), which were fully purchased by the Group.

In July and August 2011, the Group increased its ownership share in "TransCreditBank", JSC from 43.18% to 74.48% by purchasing 715,694,742 shares from the non-controlling interests for RUR 17.4 billion including 6,957,836 shares purchased under the binding offer.

In November 2011, the Group increased its ownership share in "TransCreditBank", JSC from 74.48% to 74.62% by purchasing 3,186,312 shares from the non-controlling interests for RUR 0.1 billion.

In December 2011, the Group increased its stake in “VTB Bank (France)” to 96.22%, receiving 15,275 shares of “VTB Bank (France)” from the Central Bank of the Russian Federation. This transfer was executed under the deal signed in 2006, which was subject to successful completion of the legal suit in relation to these shares between the Central Bank of the Russian Federation and the previous shareholder.

In December 2011, "VTB Arena", CJSC issued 135,248 additional ordinary shares with notional amount of RUR 24,010 each for the total amount of RUR 3.2 billion. 101,436 of these shares were purchased by the Group, which resulted in the increase of VTB's ownership in "VTB Arena", CJSC from 75% to 77.3%. The non-controlling shareholders can exercise their right to buy the remaining part of shares till August 2012.

In December 2011, "VTB Dolgovoi centre", CJSC purchased 20,967,789 shares of "Bank of Moscow", OJSC from non-controlling shareholders which are related parties to the Group for RUR 17.3 billion. Also in December 2011 "Bank of Moscow", OJSC placed an additional share issue of 100 million shares at RUR 1,111 per share. The transaction has been made in line with financial support program of “Bank of Moscow”, OJSC. The Group has acquired share totally worth about RUR 102 billion. As a result of these transactions, the Group’s stake in “Bank of Moscow”, OJSC has increased to 94.85%.

42.	Business Combinations and Disposal of Subsidiaries

In March 2011, the Group acquired a 100% ownership share in OJSC “Hotel and Office Complex “Peking” for RUR 1.7 billion which was equal to the fair value of the identifiable net assets at the acquisition date.

In April 2011, VTB established a 100% subsidiary “VTB Real Estate”, LLC to manage its investment property projects.

In May 2011, the Group purchased 80% of shares of “VTB Registrar”, CJSC (former “Central United Registrar” CJSC) for USD 4.5 million (RUR 0.1 billion) increasing its share to 100% in “VTB Registrar”, CJSC.

In June 2011, the Group sold its 51% stake in “TCB Capital”, CJSC (a subsidiary of “TransCreditBank”, JSC) for RUR 0.4 billion to a third party. As at the date of disposal the net assets of “TCB Capital”, CJSC amounted to RUR 0.9 billion and cash items disposed amounted to RUR 1.5 billion.

In June 2011, the Group purchased 50.5% of shares of “Citer Invest”, B.V. for USD 45.6 million (RUR 1.3 billion). As at the date of acquisition the fair value of the net assets was RUR 2.4 billion and the share of non-controlling interest in the net assets of the acquired company was RUR 1.2 billion. As a result of the acquisition the Group recognized goodwill of RUR 0.1 billion.

In October 2011, the Group purchased 100% share in Closed Investment Real Estate Fund Aruji Real Estate 1 for RUR 2.1 billion which was equal to the fair value of the identifiable net assets at the acquisition date.

On 30 September 2011, the Group obtained control in “Bank of Moscow”, OJSC increasing its share to 80.57% through a 100% subsidiary of the Group “VTB Dolgovoi centre”, CJSC. “VTB Dolgovoi centre”, CJSC acquired “Bank of Moscow”, OJSC shares from the third parties, which are not related to the Group, and the Group’s associate. The transaction was done in accordance with the General Agreement on measures for financial support of “Bank of Moscow”, OJSC which was signed in July 2011 by “Bank of Moscow”, OJSC, DIA and the Group companies. The Group acquired “Bank of Moscow”, OJSC implementing its strategy of further increasing its retail and corporate market share and improving profitability through economies of scale.

94

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

42.	Business Combinations (continued)

The goodwill is primarily attributable to the profitability of the acquired business, potential synergies and combined cost savings. The goodwill will not be deductible for tax purposes in future periods. The non-controlling interest has been recognized as a proportion of net assets acquired.

The initial accounting for this business combination had not been completed as at 30 September 2011 because the valuation of loans and advances to customers had not yet been finalized. When finalized, the fair value of loans and advances to customers at the acquisition date decreased by RUR 5.1 billion with a related increase in deferred tax asset of RUR 1.0 billion, increase in goodwill by RUR 3.3 billion and decrease of non-controlling interest by RUR 0.8 billion respectively.

The gross contractual amounts of loans and advances to customers of “Bank of Moscow”, OJSC at the acquisition date amounted to RUR 918.7 billion. The estimate of the contractual cash flows which are not expected to be collected amounted to RUR 273.7 billion.

The amounts of revenues and net profit of "Bank of Moscow", OJSC since the acquisition date included in the consolidated statement of comprehensive income of the Group are RUR 41.7 billion and RUR 7.5 billion, respectively. Revenues were calculated in accordance with methodology applied in analysis by segment disclosure.

For the purpose of determining goodwill from the acquisition the fair values of identifiable assets and liabilities of “Bank of Moscow”, OJSC based on results of both an independent external appraisal and management considerations, at the acquisition date were as follows:

Fair value
Assets
Cash and short-term funds	61.1
Mandatory reserve deposits with central banks	8.2
Financial assets at fair value through profit or loss	16.8
Financial assets pledged under repurchase agreements and loaned financial assets	13.1
Due from other banks	78.5
Loans and advances to customers	648.2
Financial assets available-for-sale	18.6
Investments in associates	6.0
Investment securities held-to-maturity	0.2
Premises and equipment	14.8
Investment property	3.3
Intangible assets (including core deposit and customer loan intangible)	26.9
Deferred tax asset	5.7
Other assets	11.1
Total assets	912.5

Liabilities
Due to other banks	47.1
Customer deposits	513.1
Other borrowed funds	153.9
Debt securities issued	75.8
Deferred tax liability	0.1
Subordinated debt	36.0
Other liabilities	6.1
Total liabilities	832.1
Fair value of identifiable net assets of subsidiary	80.4
Goodwill arising from the acquisition:
Consideration paid	50.2
Non-controlling interests (proportionate share of the acquiree’s identifiable net assets)	15.7
Fair value of the acquirer's previously held interest in the acquiree	99.2

Less: fair value of identifiable net assets of subsidiary	(80.4)
Goodwill arising from the acquisition	84.7

95

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

42.	Business Combinations (continued)

In December 2011 the Group obtained control in several interrelated companies by acquiring a 100% ownership share in "Consolidated companies", OJSC including: "Kornet", OJSC (94.2%), "Moscow Inter- Republic Winery", OJSC (94.1%), "Inter-Republican Winery Trading House Limited", OJSC (95.6%).

The valuation of assets and liabilities, except for brands and trademarks, was carried out by the Group’s internal appraisers. The valuation of brands and trademarks was carried out by independent appraisers.

The fair values of identifiable assets and liabilities of this group of companies at the acquisition date were as follows:

Fair value
Assets
Investments in associates and joint ventures	0.5
Premises and equipment	3.5
Intangible assets (brands and trademarks)	0.5
Other assets	1.2
Total assets	5.7
Liabilities
Due to other banks	1.6
Customer deposits	0.5
Deferred tax liability	0.4
Other liabilities	3.1
Total liabilities	5.6
Fair value of identifiable net assets of subsidiary	0.1
Goodwill arising from the acquisition:
Consideration paid	0.0
Non-controlling interests (proportionate share of the acquiree’s identifiable net assets)	0.1

Less: fair value of identifiable net assets of subsidiary	(0.1)
Goodwill arising from the acquisition	–

If the acquisition of the OJSC “Consolidated companies” had taken place at the beginning of the year, the net profit of the Group and operating income would not have been materially different.

43.	Capital Management and Capital Adequacy

The Group’s policy is to maintain a strong capital base so as to maintain investor, creditor and market confidence and to sustain future development of its business.

Capital adequacy ratio in accordance with CBR requirements

The CBR requires Russian banks to maintain a minimum capital adequacy ratio of 10% of risk-weighted assets, determined in accordance with CBR’s requirements. In other countries the Group members comply with the regulatory capital requirements of the local central banks or other supervisory authorities.

During 2010 and 2011 the Bank’s capital adequacy ratio in accordance with CBR requirements exceeded the minimum level and as at 31 December 2011 and 2010 was as follows:

	31 December	31 December
	2011	2010
Capital	443.3	529.7
Risk-weighted assets	4,017.9	2,347.7
Capital adequacy ratio	11.0%	22.6%

96

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

43.	Capital Management and Capital Adequacy (continued)

Capital adequacy ratio in accordance with the Basel Capital Accord 1988

The Group’s objectives when managing capital is also to maintain a sufficient capital base to achieve a capital adequacy ratio based on the Basel Accord above 8%. The Group’s international risk based capital adequacy ratio, computed in accordance with the Basel Accord guidelines issued in 1988, with subsequent amendments including the amendment to incorporate market risks, and modified as stated below, during 2010 and 2011 exceeded the minimum required level and as at 31 December 2011 and 2010 was 13.0% and 16.8% respectively.

The components of computation of capital adequacy ratio were as follows:

	31 December	31 December
	2011	2010
Tier 1 capital	509.0	546.9
Tier 2 capital	245.4	214.8
Less: deductions from total capital	(21.0)	(21.7)
Total capital	733.4	740.0
Risk weighted assets	5,655.9	4,413.2
Tier 1 capital ratio	9.0%	12.4%
Capital adequacy ratio	13.0%	16.8%

44.	Subsequent Events

In February 2012, CBR registered an additional share issue of “TransCreditBank”, JSC that increased its share capital to RUR 2.6 billion. The Group purchased 334,373,607 shares of the additional issue at price of RUR 22.69 per share and increased its share in “TransCreditBank”, JSC to 77.86%.

In March 2012 “VTB Dolgovoi centre”, CJSC was reorganized in “VTB Dolgovoi centre”, LLC according to the Group’s decision.

In the first quarter of 2012, “Bank VTB 24”, CJSC placed previously bought-back Series 2 RUR-denominated bonds in the total amount of RUR 6.6 billion.

In February 2012 a number of VTB Group entities introduced to its selected employees the equity-based remuneration plan (the “Plan”). The Plan represents a contingent right of those employees to receive common shares (“Shares Plan”) or GDRs (“GDRs Plan”) of VTB Bank (depending on the employing entity’s country of incorporation) after a specified period of time. The vesting conditions envisage that an employee remains in service for three years to receive the full amount of the shares award. The awarded shares vest gradually in three equal installments over the vesting periods of approximately one, two and three years, subject to employee’s continuous employment with the Group during the relevant vesting period. An award, or portion of it, may be forfeited if the employee terminates employment before the end of the relevant vesting period voluntarily or subject to certain other conditions as described in the Plan rules.

The total value of the award granted subsequent to the reporting date and up to the date of approval of these financial statements comprised RUR 1.4 bln for the Shares Plan and USD 0.03 bln. (ca. RUR 1.0 bln) for the GDRs Plan. The number of shares and GDRs granted under the Plan comprised 19.6 mln shares and 7.1 mln GDRs, respectively.

In March 2012, the Group made an offer to repurchase ordinary shares of the Bank from the shareholders participated in 2007 IPO of the Bank at the price of RUR 0.136 and maximum number of 3,676,471 shares from one eligible shareholder. The offer has expired on 13 April 2012. The payments to eligible shareholders, who has accepted the offer, will be executed by the end of April 2012 and will be finally completed in June 2012.

In January 2012, the Group obtained 100% control in "Sistemapsys S.a.r.l." by purchasing additional 50% for RUR 1.3 billion.

In January 2012, VTB placed RUR 10 billion series BO-07 local bond issue maturing in 2015 with 7.95% p.a coupon rate and 1 year put option.

In March 2012, VTB placed RUR 10 billion series BO-03 and BO-04 local bond issue maturing in 2015 with 8% p.a. coupon rate and 2 years put option.

97

VTB Bank Notes to the Consolidated Financial Statements – 31 December 2011 and 2010 (in billions of Russian Roubles)

44.	Subsequent Events (continued)

In April 2012, VTB placed USD 1.5 billion Series 15 Eurobonds under EMTN Programme 2 with maturity in 2017 and a fixed coupon rate of 6% p.a.

In February 2012, “VTB Bank”, PJSC (Ukraine) bought back Series C bonds in total amount of UAH 277.6 million (RUR 1.0 billion).

In the first quarter 2012 “VTB Capital”, Plc has issued short and medium term notes in the outstanding amount of USD 219.6 million (RUR 6.5 billion) under USD 5.0 billion EMTN programme maturing in 2012, 2013 and 2015.

In February 2012, the Group obtained 84.91% controlling share in "Russian National Commercial Bank", OJSC by purchasing additional 45.11% for RUR 0.4 billion from the third parties which are not related to the Group.

In March 2012, the Group made a voluntary offer to purchase ordinary shares of “Bank of Moscow”, OJSC from selected current shareholders of “Bank of Moscow”, OJSC at the price RUR 1,108.65 per share. Maximum number of shares to be purchased by the Group from these selected current shareholders should not exceed the number of shares owned by these selected current shareholders at the date when the Group has purchased 46.48% “Bank of Moscow”, OJSC in February 2011. The offer has expired on 15 April 2012. At the moment the Group is analyzing the number of offer acceptances received and the results of the offer. The Group expects that the share of non-controlling interests acquired as the result of the offer would not exceed 0.03% of total number of shares of “Bank of Moscow”, OJSC.

98

Annex 4.1. Accounting Policy of JSC VTB Bank for 2009

1

Accounting Policy of JSC VTB Bank for 2009

ORDER of JSC VTB Bank
dated December 18, 2008 No. 1062

On enactment of Regulation
“Accounting Policy of JSC VTB Bank”

According to Federal Law “On Accounting” dated November 21, 1996 No. 129-FZ,

IT IS HEREBY ORDERED:

1.	To put into effect, starting from January 1, 2009, Regulation “Accounting Policy of JSC VTB Bank” according to the Annex hereto.

2.	Heads of structural subdivisions of the Parent Organization, managers and chief accountants of JSC VTB Bank branches shall ensure performance of the tasks, procedures and requirements set out in the Regulation specified in item 1 hereof.

3.	To consider orders No. 949 “On enactment of Regulation “Accounting Policy of JSC VTB Bank” dated November 26, 2007, No. 1070 dated December 28, 2007 “On Amendment No. 1 to Regulation “Accounting Policy of JSC VTB Bank” enacted by Order No. 949 of JSC VTB Bank dated November 26, 2007”, No. 1070/1 dated December 28, 2007 “On Amendment No. 2 to Regulation “Accounting Policy of JSC VTB Bank” enacted by Order No. 949 of JSC VTB Bank dated November 26, 2007”, No. 1097 dated December 29, 2007 “On Amendment No. 3 to Regulation “Accounting Policy of JSC VTB Bank” enacted by Order No. 949 of JSC VTB Bank dated November 26, 2007” to be void.

President-Chairman of the Board	A.L. Kostin

2

Annex
to Order by JSC VTB Bank
dated December 18, 2008 No. 1062

REGULATION

“Accounting Policy of JSC VTB Bank”

Moscow
2008

3

1. GENERAL PROVISIONS

1.1. The notion of Accounting Policy, its objectives and tasks

1.1.1. Regulation “Accounting Policy of JSC VTB Bank” (hereinafter – the “Accounting Policy”) is an internal normative act of JSC VTB Bank” (hereinafter – the “Bank”) constituting the data on a selected total of accounting methods with respect to all directions of the Bank’s activities.

1.1.2. The main objective of the Bank’s Accounting Policy is to determine the unified total of accounting methods including the following:
the methods for primary observation and registration of financial and business activities for the purpose of their recording in the accounts;
the techniques for organization of document flow and accounting information processing;
the methods for grouping and accounting of financial and business activities, the methods of bookkeeping accounts application;
the methods for summarization of the Bank’s activities;
other accounting principles, ways, techniques and methods.

1.1.3. The Bank’s Accounting Policy aims at solving the following objectives:
formation of detailed, accurate and substantive data on the Bank’s activities and its property status;
keeping of detailed, complete and accurate accounts of all the banking operations, availability and flow of assets and liabilities, utilization of material and financial resources;
timely prevention of negative events, detection and mobilization of internal reserves for ensuring the Bank’s financial stability, prevention of negative results of the Bank’s activities;
organization of accounting records and accounting process ensuring fast and fair customer service, timely and accurate recording of banking operations in the accounts and reports, proper execution of documents, prevention of errors and illegal acts in the course of accounting transactions.

1.1.4. The Bank’s Accounting Policy is an integral element of the system for normative regulation of accounting.

1.2. Procedure for accounting policy application and changes

1.2.1. The Bank’s Accounting Policy shall be approved by order of the Bank’s President – Chairman of the Board. The adopted Accounted Policy shall be applied consistently from year to year. Changes in the Accounting Policy can be made in the following cases:
changes are made in the applicable Russian Federation laws or in the normative acts of accounting regulating authorities, the Bank develops new methods of accounting,
the Bank’s operational environment changes materially.

The Bank’s Chief Accountant (an official authorized by the Chief Accountant) shall be responsible for timely implementation of changes. Approval of accounting methods with respect to new banking products and/or activities materially different from the previous ones or arising in the Bank’s practice for the first time shall not constitute changes in the Accounting Policy.

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1.2.2. The provisions of this Accounting Policy shall be mandatory for all the structural subdivisions of the Parent Organization and the Bank’s branches located in the Russian Federation and abroad.

1.2.3. The Bank’s internal normative acts (organizational, technological, administrative) determining accounting and document flow standards shall constitute supplements to the Bank’s Accounting Policy. The Bank’s previously developed normative documents shall apply to the extent they do not contradict the Accounting Policy.

Operations whose peculiarities are set out in Instructions, Regulations or Rules enacted by orders of the Bank shall be accounted for according to the said normative acts.

1.3. Normative References

The Accounting Policy shall be formed according to the requirements of:
Federal Law “On Banks and Banking Activity” dated December 2, 1990 No. 395-1;
Federal Law “On Accounting” dated November 21, 1996 No. 129-FZ;
Russian Federation Civil Code;
Regulation by the Bank of Russia “On the rules of accounting in credit organizations located on the territory of the Russian Federation” dated March 26, 2007 No. 302-P (hereinafter – the “Rules”);
other legislative acts of the Russian Federation, normative acts of the Bank of Russia and the Russian Federation Ministry of Finance.

1.4. Accounting Principles

The following basic principles and provisions used by the Bank in the accounting records shall be determined by this Accounting Policy:

1.4.1. Going Concern
The principle assumes that the Bank will continually function in the near future, that there exist no intention or need for liquidation or material reduction in the Bank’s activities. s to liquidate Принцип предполагает, что Банк будет непрерывно осуществлять свою деятельность в обозримом будущем, отсутствуют намерения и необходимость ликвидации или существенного сокращения его деятельности.

1.4.2. Consistency of Accounting Rules
The Accounting Policy shall be applied consistently, from one year to another. The Bank shall be governed by the same accounting rules on a permanent basis, except for cases of material changes in the Bank’s activities or in the Russian Federation laws applicable to the Bank’s activities. If no such changes are adopted, comparability of data for the reporting period and the previous period shall be ensured.

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1.4.3. Separation of Property
The Bank’s property and liabilities shall exist separately from the property and liabilities of its shareholders, trustors, from the property of customers and other parties.

1.4.4. Prudence
Assets and liabilities, income and expenses shall be valued and recorded reasonably, with sufficient prudence, so that not to transfer the current risks, potentially dangerous for the Bank’s financial position, to the next periods.
The Bank’s Accounting Policy stipulates that expenses and liabilities shall be recognized more willingly than possible income and assets, without creating any hidden reserves (deliberate understatement of assets and income and overstatement of liabilities and expenses).

1.4.5. Timely Recording of Operations
Operations shall be recorded in the accounts on the day they are executed (the documents are received), unless otherwise stipulated by the Bank of Russia normative acts and by this Accounting Policy.

1.4.6. Separate Recording of Assets and Liabilities
According to this principle, assets and liabilities accounts shall be valued separately and shall be recorded in expanded form.

1.4.7. Valuation of Assets and Liabilities
Assets shall be entered in the accounts at their initial cost. Subsequently, according to the Rules and other normative acts of the Bank of Russia, the Bank’s assets shall be measured (revaluated) at fair (current) value, or by making provisions for possible losses.
Liabilities shall be recorded in the accounts under the contractual terms, for the purpose of controlling their complete and timely discharge. In cases stipulated by the Rules and other normative acts of the Bank of Russia, liabilities shall also be revaluated at current (fair) value.
The provisions of this subparagraph shall not apply to revaluation of funds in foreign currencies and precious metals described in Annex 2 to the Accounting Policy.

1.4.8. Recording of Income and Expenses on Accrual Basis
Financial results of operations (income and expenses) shall be recorded in the accounts as they accrue, and not based on the fact of cash (cash equivalents) receipt or payment.
Income and expenses shall be recorded in the accounts within the period to which they refer.

1.4.9. Continuity of Incoming Balance
The balances on the balance sheet and off-balance sheet accounts at the start of the current reporting period shall correspond to the balances at the end of the previous period.

1.4.10. Priority of Content over Form
Accounting operations shall be recorded according to their economic content, and not their legal form.

1.4.11. Transparency
The reports shall accurately reflect the Bank’s operations, shall be clear for a knowledgeable user and shall avoid ambiguity in reflecting the Bank’s position.

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1.4.12. Balance Sheet and Reports Preparation in Consolidated Format
The Bank shall prepare a consolidated balance sheet and consolidated reports for the credit organization in general. The daily accounting balance sheets used in the Bank’s work shall be drawn up based on secondary accounts.

1.4.13. Recording of Operations on Off-balance Sheet Accounts
Valuables and documents recorded in balance sheet accounts shall not be recorded in off-balance sheet accounts, except as otherwise provided in the normative acts of the Bank of Russia and in the Accounting Policy.

1.4.14. Consistency of Accounting Data
It is provided that analytical accounting data shall correspond to the turnovers and balances on synthetic accounts for each day, and the accounting report figures shall correspond to both synthetic and analytical accounting data.

1.5. Organization of Accounting in the Bank

1.5.1. The Bank’s manager shall be responsible for organization of accounting and compliance with the Russian Federation laws in the course of financial and business operations.

1.5.2. The Bank’s Chief Accountant shall be responsible for development of the Accounting Policy, maintaining accounting records and timely presentation of full and accurate accounting reports.

1.5.3. The Chief Accountant shall ensure control over compliance of the performed financial and business transactions with the Russian Federation laws, over property flow and discharge of liabilities and claims.

1.5.4. The Chief Accountant’s requirements regarding documentary support of financial and business operations and regarding provision of the necessary documents and information to the subdivisions that keep the accounting records shall be mandatory for all of the Bank’s employees.
No settlement or cash documents, financial or credit liabilities drawn up in documentary form shall be considered effective or accepted for execution, unless they are signed by the Chief Accountant or the officials authorized by the Chief Accountant.

1.5.5. The Bank’s reporting

1.5.5.1. The Bank shall prepare and present its reports based on the data of the Parent Organization and branches as well as the consolidated reports for the credit organization in general, according to the requirements of the applicable normative acts of the Bank of Russia.
A daily consolidated balance sheet shall be formed by consolidating the balance sheets provided by the Parent Organization and branches in automatic mode, in the ABS. The terms for presentation of reports by branches for consolidation purposes shall be regulated by the Bank’s Order No. 549 dated June 30, 2008 “On the procedure for data presentation by branches of JSC VTB Bank and structural subdivisions of the Parent Organization of JSC VTB Bank to the Central Accounting Department for statutory reports preparation” and by Order No. 565 dated July 7, 2008 “On the procedure for reporting data presentation by foreign branches of JSC VTB Bank to the Central Accounting Department for statutory reports preparation”. Chief accountants of branches shall be responsible for accuracy of the accounting balance sheets submitted by the branches to the Parent Organization for consolidation purposes.
Consolidated balance sheet of a credit organization shall be submitted to the territorial office of the Bank of Russia on the reporting dates in electronic form and in hard copy according to the established schedule.

7

1.5.5.2. Accounting reports shall be prepared by the Bank based on synthetic and analytical accounting data. The main requirements to preparation of reports include completeness of filling-in, accuracy of the reported data and timely presentation of reports. If the Bank of Russia introduces any changes in the reporting forms, the changed forms shall be presented starting from the next reporting date after the corresponding changes have been introduced, unless otherwise determined by the normative acts of the Bank of Russia.

For the reporting purposes, a reporting year shall mean a calendar year – from January 1 to December 31, both dates inclusive. The reports shall include all the operations recorded in the accounts during the reporting year, taking into consideration the post balance sheet date events applied and determined according to the procedure set out in the normative document of the Bank of Russia. The Annual Accounting Report shall be drawn up no later than June 1 of the year following the reporting one.

1.5.5.3. The Bank’s reports shall be signed by the President and Chief Accountant of the Bank (branch), or by their substitutes (acting members) in due order according to the law, or by their assistants as well as by other officials with the administrative functions whose signatures have been agreed with the territorial offices of the Bank of Russia and duly submitted to subdivisions of the Bank of Russia. The persons signing and endorsing the reports shall be responsible for their accuracy, completeness and timely presentation.

1.5.5.4. The accuracy of the Bank’s annual reports shall be subject to approval by the Auditor’s opinion.

1.5.6. The Bank’s Annual Report

1.5.6.1. The Bank’s Annual Report shall be drawn up according to the requirements of the normative act of the Bank of Russia on preparation of the annual reports.

Taking into account the requirements of the Russian Federation laws regarding joint-stock companies, of the Bank’s Charter and the terms of audit inspection, the period for preparation of the annual report for 2008 shall be determined as starting from the first working day of the new year and until April 15, 2009.

For the purpose of compiling complete and accurate information on the results of the Bank’s activity for the reporting year, the annual accounting report shall be drawn up taking into account the post balance sheet date events according to an internal normative document of the Bank.

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1.5.6.2. The annual accounting report shall include the following reporting forms prepared according to Directive No. 1376-U of the Bank of Russia “On the list, forms and procedure for drawing-up and presentation of the reporting forms of credit organizations to the Central Bank of the Russian Federation”:

Accounting Balance Sheet (the published form);
Income Statement (the published form);
Cash Flows Statement;
Statement on Capital Adequacy Ratio, Provisions for Doubtful Loans and Other Assets;
Information on Statutory Requirements;
Auditor’s Opinion on the Annual Accounting Report prepared in accordance with the requirements of Federal Law “On banks and banking activity”, with the federal rules (standards) of audit activity approved by the Russian Federation Government according to Article 9 of Federal Law “On audit activity”;
Explanatory Notes.

1.5.6.3. The annual report for 2008 shall be drawn up based on the following synthetic accounting registers:
- Annual Accounting Balance Sheet as of January 1, 2009;
- Turnover Balance Sheet for accounts for the year;
- Income Statement taking into account post balance sheet date events;
- Summary Turnover Balance Sheet recording post balance sheet date events.

1.5.6.4. A post balance sheet date event (hereinafter – PBSDE) shall mean a fact of the Bank’s activity which occurs within the period between the reporting date and the date of annual report preparation and which influences, or may influence, the Bank’s financial position.

PBSDE confirming that the Bank’s operational conditions in the reporting year existed as of the reporting date (corrective PBSDE) shall be recorded in the accounts.

The events confirming that the Bank’s operational conditions occurred after the reporting date (non-corrective PBSDE) shall not be recorded in the accounts, but shall be disclosed in Explanatory Notes to the Annual Report if the said events affect valuation of the balance sheet items by the amount equivalent to at least 0.5% of the capital as of the reporting date.

1.5.6.5. PBSDE shall be entered and recorded in the balance sheet of the Parent Organization and in the balance sheets of the Bank’s branches within the period established by orders of the Parent Organization and branches regarding the work mode and the procedure for rendering services to customers of JSC VTB Bank and performing works aimed at closing the reporting year during the period of Annual Report preparation.

1.5.6.6. PBSDE shall be recorded in the accounts based on the memorial slips marked as “PBSDE” which are drawn up based on the appropriate primary accounting documents. Operations on PBSDE recording shall be subject to additional control by Chief Accountant or his assistant in the Parent Organization and by chief accountants of the Bank’s branches; the said control shall be exercised by checking and endorsing the memorial slips marked as “PBSDE”.

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Memorial slips marked as “PBSDE” shall be drawn up in two copies. The first copies of memorial slips, with the appropriate documents attached, shall be placed in the daily accounting records, while the second copies shall be placed with PBSDE turnover balance sheets in a separate folder “Annual Report for 2008”, following control signature of the Chief Accountant (Chief Accountant Deputy) in the Parent Organization, and in the branches the said copies shall be placed with PBSDE turnover balance sheets in a separate folder after they have been signed by Chief Accountant of the branch.

The folder “Annual Report for 2008” in the Parent Organization and the folders with PBSDE turnover balance sheets, along with memorial slips marked as “PBSDE”, in the Bank’s branches shall be stored on a permanent basis.

2. RULES OF DOCUMENT FLOW AND ACCOUNTING INFORMATION PROCESSING TECHNOLOGY.

2.1. The Bank’s accounting records are software-based and are kept using the Automated Banking System of the Bank’s Parent Organization and automated systems of the branches (hereinafter – “ABS”).

2.2. With respect to the operations that are accounted for using separately developed software, analytical accounting records shall be kept in the said software, with the total amounts recorded in the Bank’s balance sheet in the consolidated ledger accounts. The procedure for numbering of the ledger accounts recorded in the said software of the Parent Organization shall correspond to the procedure for forming consolidated ledger accounts opened in the ABS of the Parent Organization.

The Bank branches shall independently determine the procedure for keeping analytical accounting records in specific software, based on the technological features of the current software and in compliance with the main Accounting Policies and regulations determined in the corresponding normative acts of the Bank of Russia and the Bank.

2.3. The Bank shall account for its property, financial and business operations by means of double-entry recoding in the interrelated accounts included in the working Chart of Bookkeeping Accounts (hereinafter – the “Bank’s Chart of Accounts”) approved by a separate order of the Bank.

The Bank’s branches shall use the Bank’s Chart of Accounts. The branches shall not be allowed to use any accounts that are not included in the Bank’s Chart.

In the Bank’s Chart of Accounts, the balance sheet secondary accounts shall be determined as only asset or only liability accounts, or without account determination. The Bank’s daily balance sheet shall not have any balances on accounts without account determination in the Bank’s Chart of Accounts as of the end of the day.

2.4. The primary accounting documents confirming the fact of operation performance shall serve as bases for making records in the accounting ledgers.

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When accounting operations are carried out, the debit and credit amounts are automatically recorded in the ledger accounts and in all the related registers.

2.5. The forms of specific primary accounting records based on the balance sheet items and the unified forms for accounting of tangible assets, works performed (services rendered) in the course of the Bank’s business operations and capital construction works shall be approved by separate orders of the Bank.

The forms of primary documents for cash operations shall be approved by Instruction “On the procedure for cash operations in JSC VTB Bank” enacted by Order of the Bank No. 682 dated August 1, 2005.

2.6. The procedure of document flow in the Bank shall be determined by the rules of document flow established in the Bank.

2.7. The duration of transaction time in subdivisions of the Parent Organization shall be determined by order of the Bank, while branches shall determine the said time independently, based on orders of the branches.

Transaction time shall mean the period of time within the working day established by the Bank for rendering services to customers (legal entities and individuals).

Transaction day shall mean a period of time within the working day including transaction time and the time for recording the daily operations, taking into account the Bank’s processing of the last tour of payments received in rubles and the nostro account statements.

Working days shall mean calendar days, except for days off and holidays established by the federal laws, as well as days off transferred to working days by resolution of the Russian Federation Government. On the territory of certain constituent entities of the Russian Federation days off and holidays established by the said entities shall be added to the days off and holidays established by the federal laws.

2.8. Settlement documents, including those regarding transfer (write-off, crediting) of funds accepted from customers during the transaction time, shall be drawn up and recorded in the accounts on the very same day, unless otherwise provided by the contract signed between the Bank and its customer. The funds that have been written off the customers’ accounts according to their instructions and that are to be transferred as intended on the dates other than the dates of making entries in the customers’ accounts (considering the dates of payment transfer, currency valuation, document acceptance for out-of-town settlements by branches of the Bank of Russia etc.) shall be recorded in the appropriate outstanding accounts until the date of funds transfer.

2.9. Opening and closing of ledger accounts shall be recorded in Current Accounts Register.

Current Accounts Registers shall be kept in the structural subdivisions of the Bank’s Parent Organization if their activities include opening, maintenance and closing of ledger accounts, as well as in the Bank’s branches, their supplementary and transaction offices.

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Several Current Accounts Registers may be kept, with mandatory continuous numbering of each sheet in all the Registers.

Current Accounts Register shall be kept in electronic format, with application of certain measures for information protection from unauthorized access. Separate sheets shall be opened in the Current Accounts Register for each secondary account number and name. On the 1st day of each year following the reporting one, the Current Accounts Register shall be printed out and shall include the accounts current as of January 1st.
The sheets of the Current Accounts Register shall be compared to the list of opened and closed accounts and then stitched, numbered, bound, sealed and signed in the Parent Organization – by the manager and the authorized accountant of the corresponding structural subdivision / supplementary office, by the manager/assistant manager and the chief accountant/assistant chief accountant of a branch.

The Current Accounts Registers formed in structural subdivisions of the Parent Organization shall be signed and then sent to the Bank’s Central Accounting Department.

During the year, the electronic Current Accounts Register may be printed out upon specific requests.

The lists of open and closed ledger accounts shall be made, printed out and filed in a separate record on a daily basis and shall be stored in the corresponding structural subdivision of the Parent Organization and in the Bank’s branches.

2.10. Formation of accounting registers, the procedure and frequency of their printouts, and the procedure for forming daily accounting records shall be subject to Regulation “On the procedure for reconciliation of analytical and synthetic accounting data and formation of daily accounting records with respect to balance sheet and off-balance sheet accounts, custody accounts, futures transaction accounts in JSC VTB Bank” enacted by Order of the Bank No. 588 dated September 6, 2002.

2.11. Ledger accounts with respect to customer and correspondent accounts shall be software-based and shall be formed after the transaction day is over.

2.12. Ledger accounts shall be printed out as operations are conducted.

2.13. Statements of customer accounts shall be printed out:

for accounts of legal entities, including banks (if SWIFT/Telex system is not available in the banks), - as the operations are conducted on the account;

for accounts of individuals – upon the customer’s request;

for accounts of bank card settlements – according to the card account agreement.

2.14. Statements of ledger accounts of correspondent banks (if SWIFT/Telex system is available in the banks) and of the Bank’s branches shall not be printed out, but sent via the SWIFT/Telex system on the following working day after an operation was conducted with respect to an account.

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2.15. The list of balances for placed (raised) funds (according to the form set out in Annex 7 to the Rules) shall be formed on a daily basis and shall be printed out as necessary, but at least once per month, as of the first day of the month following the reporting one.

2.16. As necessary, the structural subdivisions of the Parent Organization and the branches shall print out the lists of balances (according to the form set out in Annex 6 to the Rules) broken down by primary accounts, secondary accounts and ledger accounts.

2.17. The list of balances (according to the form set out in Annex 6 to the Rules) for balance sheet and off-balance sheet accounts, accounts of Chapter D “Futures transactions” and Chapter E, primary accounts, secondary accounts and ledger accounts of the Parent Organization and branches shall be printed out annually as of January 1st.

2.18. Synthetic accounting registers for the Parent Organization, for each branch and for the Bank in general shall be formed and printed out on a daily basis according to Regulation “On the procedure for reconciliation of analytical and synthetic accounting data and formation of daily accounting records with respect to balance sheet and off-balance sheet accounts, custody accounts, futures transaction accounts in JSC VTB Bank” enacted by Order of the Bank No. 588 dated September 6, 2002.

2.19. The Bank shall store the primary accounting records, accounting registers and reports according to the procedure established by the Bank’s normative acts.

If the appropriate software is available, accounting records shall be stored as electronic databases (files, directories) formed using computing devices, ensuring the possibility for printing out of hard copies of accounting records based on the established forms.

If records are transferred to archives, they shall be drawn up in compliance with the requirements set out in the “Instruction on records management in JSC Vneshtorgbank” enacted by Order of the Bank No. 320 dated October 30, 2000.

2.20. The procedure for storage of agreements on credit, leasing and renting operations shall be determined in the “Rules on storage in the vaults of the Parent Organization and branches of JSC Vneshtorgbank of the original counterparts of credit agreements and related contracts signed with individuals” enacted by Order of the Bank No. 945 dated December 25, 2002 and in Instruction “On the procedure for recording and storage of the original counterparts of contracts and agreements in the Parent Organization of Vneshtorgbank” enacted by Order of the Bank No. 169 dated March 28, 2001.

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3. ACCOUNTING OF BUSINESS OPERATIONS

This section shall determine the procedure for accounting of business operations. In accounting of business operations, the Bank shall be governed by the normative acts of the Bank of Russia. If no normative acts of the Bank of Russia are available with respect to a specific issue of organization and maintenance of business operations accounting, the Bank shall be governed by the main principles set out in the documents of the Russian Federation Ministry of Finance and the Tax Code of the Russian Federation.

The acquired property (including fixed assets and intangible assets), works and services shall be recorded in the accounts at their acquisition cost, excluding the amount of VAT paid at acquisition, which amount shall be referred to expenses according to paragraph 5, Article 170 of the Russian Federation Tax Code.

3.1. Fixed Assets and Intangible Assets

3.1.1. Fixed Assets include the property which has a useful life of over 12 months, is beneficially owned by the Bank and used by the Bank as the facilities for rendering services, organizational management and in cases stipulated by sanitary-hygienic, technical-operational and other special technical norms and requirements. ), as well as land plots owned by the Bank and capital investments in leased buildings, structures and other fixed assets, if, according to the lease terms, the said capital investments are owned by the Bank.

Fixed assets shall also include:

- capital investments in leased fixed assets, if, according to the lease terms, the said capital investments are owned by the lessee;
- land plots owned by the Bank.

3.1.2. Facilities valued under 20,000 rubles (VAT excluded), irrespective of their useful life, shall not be recorded as fixed assets.

3.1.3. Alarm and telecommunication facilities (not included in the cost of the building during construction) shall be recorded as fixed assets or inventories, depending on their cost.

3.1.4 Fixed assets shall be accounted for at their initial cost in rubles at the moment of their purchase or other acquisition, unless otherwise provided by the normative acts of the Bank of Russia and by other normative and legal acts of the Russian Federation.

The initial cost of the property acquired for a fee, including used property, shall mean the amount of actual costs of construction (building), making (production), acquisition, delivery and finishing-up of property so that it is fit for use.

The actual costs of construction (building), making (production), acquisition, delivery and finishing-up of property so that it is fit for use shall include:
- amounts paid under the contract to the supplier (seller) and the amounts paid for delivery and storage of property (directly related to acquisition) and for finishing-up of property so that it is fit for use;
- amounts paid for works under construction contract and other contracts (including amounts paid for preparation of design and estimate documentation, for mounting, assembly and installation);
- amounts paid for information and consulting services (including those provided by realtors) connected to acquisition of property;
- excise duties;
- customs duties, customs fees and other charges and payments directly related to acquisition of property;
- fees paid to brokerage organizations (other persons) through which the property has been acquired;
- representation (in full) and travel (within the limits set by the laws) expenses directly related to acquisition of property;
- expenses on certification or valuation of property (including the materials used in creation of property) carried out in connection with the acquisition, construction (building), making (production) of the property;
- other costs directly related to acquisition, construction (building), making (production) of the property.

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The initial cost of property received as contributions to the Bank’s authorized capital shall constitute the monetary value of the said property agreed by the founders (shareholders) and determined according to the procedure set out in the Bank’s Charter. The Bank’s expenses on delivery of items and their finishing-up so that they are fit for use shall be referred to increase in the initial cost of items.

The initial cost of property received under a gift contract or in other cases of free acquisition as well as under contracts stipulating discharge of obligations (payment) in non-monetary resources shall constitute the market price of the property determined according to provisions of Article 40 of the Russian Federation Tax Code as of the date when the said fixed assets are recorded in the accounts. The expenses on delivery of the said fixed assets and their finishing-up so that they are fit for use shall be referred to an increase in their value.

The initial cost of property that had been leased and then bought out from the landlord shall mean the purchase price stipulated by the rent (leasing) contract and the act of transfer and acceptance, or the price under the act of transfer and acceptance in accordance with the landlord’s balance sheet value of the facility (if the contract does not specify the purchase price).

3.1.5. The property acquired as a result of transactions under settlement or pledge agreements before the Bank makes a decision as to disposal of the said property or its use in own activities shall be accounted for at acquisition price, including VAT paid, on account No. 61011 “Non-current inventories”.

When non-current inventories are directed for use in own activities, their cost shall be determined taking into account their market value determined according to provisions of Article 40 of the Russian Federation Tax Code. The difference between the balance sheet cost of non-current inventories and their market value shall be recorded in the Bank’s income and expense accounts.

3.1.6. Fixed assets shall be accounted for in rubles (rounded only upward). Each unit of fixed assets shall be rounded separately. The rounded amount in kopecks shall be referred to a separate ledger account of the Bank’s income.

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3.1.7. Changes in the initial cost of fixed assets are allowed in cases of extension, further equipping, reconstruction, technical upgrading, modernization, revaluation or partial liquidation of the appropriate items.

The expenses on extension, further equipping, modernization, reconstruction and technical upgrading of a fixed asset, immediately after the above works are completed, shall increase the initial cost of the asset if the above works increase (improve) the initially approved normative performance indices for the fixed asset (its useful life, capacity, quality of use, etc.).

In case of replacement of certain parts of equipment, vehicles and other fixed assets which accompanies modernization or technical upgrading and which does not result in an improvement (increase) of the initially approved normative performance indices for the fixed asset, the cost of works performed and spare parts installed shall be written off to repair expenses.

In case of improvement (increase) of the initially approved normative performance indices for the fixed asset due to replacement of certain parts which accompanies modernization or technical upgrading, the cost of asset shall increase by the cost of the new spare part and the replacement works. In this case, the old spare part fit for future use shall be posted to account No. 610 at the price of possible use (realization) determined by an independent appraiser or by the Bank’s specialists on property valuation, in correspondence to income account No. 70601 (symbol 16306).

Replacement of the inoperable (broken) component of equipment, vehicles and other fixed assets shall always constitute repairs of the said items, that is why the costs arising, irrespective of the changes in the initially approved normative performance indices, shall be recorded as fixed assets repair expenses.

During further equipping of fixed assets, the new parts shall be accounted for in the following order:
- as separate items, if the initially approved normative performance indices for the fixed asset do not improve (increase) (for instance, alarm system installed on a car);
- as increase in the asset’s value (along with other expenses on further equipping) if the initially approved normative performance indices for the asset improve (increase).

3.1.8. The Bank shall revaluate real estate property according to the Russian Federation laws and by resolution of the Bank’s management (but not more frequently than once a year, as of January 1 of the year following the reporting one) at its current (replacement) cost by means of direct recalculation based on the market prices confirmed documentarily by an independent appraiser organization and additional calculation of amortization using the recalculation factor.

If a decision is made to revaluate certain groups of similar assets, subsequently the said assets shall be revalued on a regular basis so that their value in the accounting records and reports shall not differ materially from their current (replacement) cost.

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Certain groups of similar fixed assets, including those recorded in the balance sheets of the Bank’s branches, shall be revaluated in the balance sheet of the Bank’s Parent Organization and in the balance sheets of branches; the said revaluation shall be recorded as a PBSDE.

In case of retirement or disposal of fixed assets in the Parent Organization, the revaluation amount shall be transferred to a separate ledger account of balance sheet account No. 10801 “Undistributed Profit”. In case of retirement or disposal of fixed assets held by the branch, the revaluation amount shall be transferred by the branch to the Parent Organization, to a separate ledger account of balance sheet account No. 10801 “Undistributed Profit” through accounts for inter-branch settlements with respect to own operations.

Land plots and environmental facilities (water, subsoil and other nature resources) shall not be subject to revaluation.

3.1.9. Intangible assets include acquired and/or created by the Bank results of intellectual activity and other intellectual property items (exclusive rights to the above) used in performance of works, provision of services or for administration purposes for a long time (over 12 months), irrespective of their cost.

For an item to be recognized as an intangible asset for accounting purposes, all of the following conditions must be met:
the item must be capable of bringing economic benefits (income);
duly executed documents must be available confirming the existence of the intangible asset and/or the owner’s exclusive right to the results of intellectual activity or the means of individualization - patents, certificates, other protective documents, agreement on assignment (acquisition) of patent or trademark;
availability of documents confirming transfer of exclusive right without a contract;
restriction of access by other persons to the said economic benefits (hereinafter –control over the item);
the possibility of item separation from other assets (asset identification);
lack of tangible physical form of the item;
initial cost of the item can be determined accurately.

In particular, intangible assets include the following:
exclusive right of the patent holder to the invention, industrial sample, useful model;
exclusive right of the author and other right holder to use computer software, database etc.;
exclusive right to trademark or service mark.

Intangible assets shall be accounted for at their initial cost, determined as follows:
for items acquired for a fee – based on the actual expenses on acquisition of items and their bringing into serviceable condition, excluding VAT;

for items received free of charge – at the market price of the intangible asset determined according to the provisions of Article 40 of the Russian Federation Tax Code as of the date when intangible assets are recorded in accounts. The expenses on delivery of the above assets and their finishing-up so that they are fit for use shall be referred to increase in their cost;

for items created using own resources – based on the actual production costs accounted for as expenses, excluding VAT and other taxes.

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The initial cost of intangible assets at which they are recorded in the accounts shall not be subject to change, except for cases stipulated by the Russian Federation laws and by the Rules.

3.1.10. If a fixed or intangible asset is acquired, the date when the ownership right to the said asset is transferred to the Bank shall be considered the accounting recognition date for the said asset.

In case real estate property is subject to state registration, the said asset shall be recognized in the accounts only if the transfer of documents for state registration of rights to the said real estate and transactions with it is confirmed.

The date of the Bank’s acquisition of fixed assets based on ownership right or operational management shall be determined according to the transfer and acceptance acts, acceptance consignment notes, documents confirming the filing of documents for state registration or other documents set out by the Russian Federation laws or agreements.

3.1.11. Fixed and intangible assets valued in foreign currency during acquisition (including costs of their acquisition, construction, production and replacement) shall be valued in rubles by means of converting the foreign currency using the exchange rate set by the Bank of Russia as of the date of asset recognition by the Bank, with the said date determined according to the documents listed in paragraph 3.1.5 of the Accounting Policy.

3.1.12. The property (works, services) which was acquired under a contract with application of embedded derivatives inseparable from the main contract (hereinafter – IED) and which had been fully paid for in the Russian Federation currency shall be recorded in the accounts in the amount of the payment made in the Russian Federation currency.

In case of full or partial advance delivery (within the framework of the contract) of property (works, services) under IED contract, the cost of the property (works, services) acquired in the Russian Federation currency shall be determined as the total of advance payments in RF currency recorded on account No. 60312 or No. 60314 and the accounts payable in the Russian Federation currency, calculated according to IED as of the date of property delivery (acceptance of works or services).

3.1.13. Fixed and intangible assets shall be accounted for in the Bank according to Instruction “On the procedure of fixed assets, intangible assets and inventories accounting” enacted by Order of the Bank No. 692 dated August 7, 2003.

3.1.14. Analytical accounting of fixed and intangible assets shall be carried out within special software according to the procedure set out in paragraph 2.2 of the Accounting Policy broken down by inventory items.

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An inventory item of fixed assets shall mean an item with all the fixtures and fittings, or a separate structurally autonomous item designated to perform specific independent functions, or an autonomous set of structurally interconnected objects constituting a unified whole and designated to perform certain work. Each object included in the set can function only as part of the set, not independently.

If an item has several parts with various useful lives, each part shall be accounted for as an independent inventory item. Replacement of each part shall be recorded as retirement and acquisition of an independent inventory item.

3.2. Procedure for accrual of amortization of fixed and intangible assets

3.2.1. The costs of fixed assets and intangible assets with a certain useful life shall be redeemed by accrual, using straight-line method, of amortization charges and their writing-off as the Bank’s expenses within the standard useful life of assets.

3.2.2. The useful life of fixed assets received prior to January 1, 2002 shall be determined according to “Uniform norms of amortization charges for complete recovery of fixed assets of the USSR economy”, approved by Decree No. 1072 of the Council of Ministers of the USSR dated October 22, 1990.

3.2.3. The useful life of fixed assets received from January 1, 2002 to January 1, 2004 shall be determined according to “Classification of fixed assets included in amortization groups” (hereinafter – the “Classification”) approved by Decree No. 1 of the Russian Federation Government “On classification of fixed assets included in amortization groups” dated January 1, 2002. The useful life shall be determined when the facility is put into operation and shall be based on the maximum useful life for the corresponding amortization group.

3.2.4. The useful life of fixed assets received after January 1, 2004 (except for real estate property) shall be determined according to the Classification. The useful life shall be determined when the facility is put into operation and shall be based on the minimum useful life for the corresponding amortization group plus one month.

With respect to fixed assets that are not mentioned in the Classification, the useful life shall be determined by the Bank according to the technical specifications and recommendations of manufacturers.

The useful life of real estate property shall be determined according to the Classification for each property item individually, based on decision of the Committee on commissioning and use of tangible assets acquired according to the procedure established in the Bank.

The useful life (amortization rate) of fixed assets that were operated by former owners shall be calculated based on the minimum (and in case the actual operating life is exceeded – based on the maximum) useful life established for the appropriate group in fixed assets Classification, less the number of months when the said property was operated by former owners.

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The period during which a fixed asset was operated by former owners shall be confirmed documentarily by the act of transfer and acceptance approved by manager of the transferring organization and by the Bank’s authorized person as well as by technical documentation for the item (technical passport of a building, vehicle registration certificate, certificate on technical condition etc.).

If the period of actual operation of the fixed asset by former owners is equal to or exceeds the maximum useful life established for the appropriate group in fixed assets Classification, or if the above-mentioned documents regarding the acquired used fixed asset are unavailable, the useful life of the said asset shall be determined by the Bank taking into account the following:
expected operating life of the asset in the Bank in accordance with the expected productivity or capacity;
expected physical depreciation;
normative, legal and other restrictions as to the use of the said asset, including the safety requirements and other factors, but no less than 13 months.

3.2.5. Amortization charges accrual shall be suspended with respect to fixed assets undergoing reconstruction and modernization (at least for 12 months) and fixed assets put into storage (at least for 3 months). If an asset is removed from storage, amortization shall accrue according to the procedure that was effective prior to putting the asset into storage. Decision on putting a facility into storage (removal from storage) shall be executed as order of the Bank’s Parent Organization (branch).

3.2.6. With respect to reconstructed or modernized fixed assets whose residual value is equal to zero and whose useful life has expired, amortization shall accrue based on the reconstruction/modernization costs and the new useful life established for the given group according to the Classification and the Accounting Policy.

3.2.7. With respect to housing facilities, amortization shall not accrue for balance sheet accounts. With respect to housing facilities, depreciation shall accrue, which shall be recorded on off-balance sheet account No. 91211 “Depreciation of housing facilities and land improvement facilities”. Depreciation shall accrue according to the same procedure as amortization.

3.2.8. Amortization charges with respect to fixed and intangible assets with a specific useful life shall accrue starting from the first day of the month following the month when the said assets were put into operation.

3.2.9. With respect to revaluated fixed assets, amortization shall accrue starting from January 1st of the reporting year, based on the replacement cost of assets and taking into account the revaluation carried out.

3.2.10. With respect to retired fixed assets, amortization accrual shall cease starting from the first day of the month following the month when the retirement took place.

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3.2.11. Amortization charges shall accrue until full redemption of the cost of asset, or until the asset is written off the Bank’s balance sheet.

With respect to intangible assets amortization accrual shall cease starting from the first day of the month following the month when the decision was made to sell the intangible asset.

3.2.13. With respect to intangible assets, amortization shall accrue according to the rates calculated by the Bank based on the initial cost and useful life of the corresponding intangible asset.

Unless otherwise set out in the Accounting Policy, the estimated useful life of an intangible asset shall serve as the basis for establishing the amortization rates.

The useful life of such intangible assets as rights of use, patents etc. may be equal to the validity periods of the said assets determined by the agreements.

If no information on the useful life of intangible assets is provided in the primary documents, the useful life shall be determined according to the technical specifications and recommendations of the manufacturers with a view to a ten-year period, but no longer than the period of the Bank’s activity, and shall be approved by the committees on commissioning of facilities, with the membership of such committees approved by order of the Bank.

The Bank shall annually check whether the useful life of intangible assets needs adjustment. In case the period of asset use by the Bank changes significantly, the useful life shall be adjusted based on the expert opinion of specialists. The useful life of an asset may be changed starting from January 1 of the year following the year when a decision to adjust the useful life was made.

3.2.14. Intangible assets whose useful life cannot be determined reliably shall be considered intangible assets with undetermined useful life. No amortization shall accrue with respect to intangible assets with undetermined useful life that were recorded in the accounts starting from January 1, 2009.

With respect to intangible assets with undetermined useful life, the Bank shall annually review the factors confirming the impossibility to determine reliably the useful life of the said assets. If the said factors cease, the Bank shall determine the useful life and the amortization mode. The intangible asset’s useful life and amortization mode shall be applied starting from January 1 of the year following the year when the decision was adopted to set the useful life and to accrue amortization.

3.2.15. During the reporting year, the amortization charges with respect to fixed and intangible assets shall accrue on a monthly basis and shall be equal to 1/12 of the annual amount.

3.2.16. The maximum amount of amortization accrued shall be equal to the balance sheet value of a facility/item (or the replacement cost, if the facility has been revalued).

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3.3. Procedure for accounting of capital investment costs

3.3.1. Capital investments include the costs of construction (building), making (production) and acquisition of fixed and intangible assets as well as the costs of extension, further equipping, modernization, reconstruction and technical upgrading of fixed assets.

3.3.2. Prior to commissioning, the capital investment facilities shall not be included as part of fixed assets and intangible assets. The costs related to the above facilities, VAT excluding, shall be recorded as capital investments on account No. 60701 “Investments in construction (building), making (production) and acquisition of fixed assets and intangible assets”.

3.3.3. The commissioning acts for completed facilities shall specify the value characteristics for each fixed or intangible asset entered in the books, or the amounts of increased value for a fixed asset that was entered in the books earlier, but has been reconstructed, modernized, rebuilt etc.

3.3.4. Capital investments shall be accounted for in the Bank according to Instruction “On the procedure of fixed assets, intangible assets and inventories accounting” enacted by Order of the Bank No. 692 dated August 7, 2003, Regulation “Accounting of capital investments related to construction, reconstruction and modernization of fixed assets. Accounting of costs related to capital repairs” enacted by Order of the Bank No. 796 dated September 27, 2004.

3.3.5. Analytical accounting of capital investments shall be carried out in separate software (for each fixed assets item) according to the procedure set out in paragraph 2.2 of the Accounting Policy.

3.3.6. Capital investments related to permanent improvements of leased property shall be recorded, until the facility commissioning, on the Bank’s balance sheet account No. 607 “Investments in building (construction), making (production) and acquisition of fixed assets and intangible assets” on separate ledger accounts opened for each facility.

3.3.7. If under the terms of lease contract the capital investments in leased fixed assets do not constitute the Bank’s property and are not subject to compensation by the landlord, following completion of capital works and based on the commissioning act, the costs shall be written off:
as deferred expenses, if the amount of capital investment costs exceeds 5,000,000 rubles, with subsequent staged writing-off within the lease contract term;
non-recurrently, as the Bank’s expenses, if the amount of capital investment costs does not exceed 5,000,000 rubles.

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3.4. Accounting of inventories

3.4.1. The following tangible assets (except for those recorded as fixed assets) used for provision of services, for administrative, business and social needs shall be recorded as inventories:

items valued at no more than 20,000 rubles (VAT excluded) per unit as of their acquisition dates, irrespective of their useful lives;
items with a useful life of up to one year, irrespective of their value;
spare parts;
materials;
special clothing and footwear;
fixtures and fittings;
stationery;
publications;
non-current inventories;
returnable containers.

3.4.2. Inventories shall be referred to this or that kind depending on their use and technical features, according to the Russian Federation laws and the Bank’s Chart of Accounts.

Non-current inventories shall include the property acquired by the Bank as a result of transactions based on settlement or pledge agreements before the Bank adopts a decision as to disposal of the said property or its use in own activities.

3.4.3. Inventories shall be accounted for at their actual value determined based on the actual acquisition costs, excluding VAT paid to suppliers.

Returnable containers shall be accounted for based on their collateral value.

3.4.4. Inventories valued in foreign currency shall be valued in rubles by means of converting the foreign currency amount using the exchange rate set by the Bank of Russia as of the date of the document on which asset recognition in the accounts is based.

3.4.5. The inventories received by the Bank shall be taken on charge in the warehouse and shall be recorded on the corresponding inventory accounts.

The inventories which have been obtained during disassembly of reconstructed facilities and which are fit for further use or disposal shall also be taken on charge in the warehouse and recorded in the accounts. The inventories which have been obtained during disassembly of reconstructed facilities and which are fit for further use or disposal shall be valued based on the market value, determined according to Article 40 of the Russian Federation Tax Code, with the valuation performed by the initiating subdivision.

Tangible assets shall be taken on charge, transferred for operation or written off based on the acts executed, signed and approved according to the procedure established in the Bank.

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3.4.6. Inventories (except for non-current ones) shall be written off as the Bank’s expenses according to the following procedure:
publications, including periodicals and reference books, - based on the Act of handing over for operation, irrespective of the cost;
stationery – based on material requisitions submitted to the warehouse by the Bank’s subdivisions, irrespective of the cost;
equipment, computers, office machines, video and audio devices, furniture, special banking equipment valued below the established norm for fixed assets (VAT excluded) – based on duly executed Commissioning Acts;
other inventories that are not mentioned above – based on duly executed Commissioning Acts or Acts for consumables/inventories write-off, or Acts on issue of advertising and souvenir products.

3.4.7. Inventories valued from 1,001 to 20,000 rubles (inclusive) per unit (VAT excluded) commissioned based on Commissioning Acts shall be accounted for as off-system, broken down by separate items and materially responsible persons. The said inventories shall be written off the off-system records based on Write-Off Acts due to unsuitability for further operation because of defects, loss of commercial qualities etc.

3.4.8. Similar (identical) inventories acquired at different prices and written-off at commissioning shall be valued at their unit prices.

3.4.9. Property shall be written off the non-current inventories account only if the said property is disposed of, or if a decision has been made to allocate the property acquired under settlement or pledge agreements for use in own activities. Fixed and intangible assets allocated for use in own activities shall be accounted for as operations involving building (construction), making (production) of fixed and intangible assets; inventories shall be transferred to the accounts according to their characteristics.

3.4.10. Inventories shall be accounted for in the Bank according to Instruction “On the procedure of fixed assets, intangible assets and inventories accounting” enacted by Order of the Bank No. 692 dated August 7, 2003.

3.5. Accounting of deferred income and expenses

3.5.1. Ledger accounts for deferred income and loss from business operations shall be opened on balance sheet accounts No. 61304 and No. 61403, accordingly, taking into account the following.
If the amounts are referred to deferred income (expense) accounts, a calendar year shall constitute a reporting period. For recording the amounts referred to the current reporting period on deferred income (expense) accounts, a calendar month shall be set as the time interval for the purpose of uniform recording of the said amounts in the income (expense) accounts of the current reporting period.

Analytical records shall be maintained broken down by each Contract.

3.5.2. Deferred income shall include lump sums received for works and services in the current period (its current time interval) but referring to the future period and (or) subsequent time intervals of the current reporting period:
received rent payments;
received lease payments;
amounts for information and consulting services;
other similar proceeds.

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The said amounts shall be evenly recorded as the Bank’s income, no later than the last working day of each time interval (i.e., each calendar month) within the period to which they refer. In this case, no additional primary supporting documents confirming the fact of income receipt shall be required.

3.5.3. Deferred expenses shall include lump sums paid for works and services in the current period (its current time interval) but referring to the future period and (or) subsequent time intervals of the current reporting period:
amounts paid for subscription to periodicals;
expenses on information and consulting services;
advertising expenses;
rent amounts (lease payments) for property leased (received for leasing) by the Bank;
subscription fees for use of telephone, telecommunication and other communication channels;
amounts of insurance premiums (contributions) paid under insurance agreements with the duration of several calendar months;
capital investments in property leased (received for leasing) which are not owned by the Bank-lessee and are not subject to compensation by the landlord, if the said amounts meet the conditions set out in paragraph 3.3.7 of this section;
expenses on support (including modification, update) of software products (databases) for which the Bank holds exclusive rights of use;
expenses on acquisition of licenses (except for perpetual licenses);
fees paid under license (sublicense) agreements for the right to use the results of intellectual activity and other intellectual property;
other similar lump payments made for works and services in the current period (its current time interval) but referring to the future periods and (or) subsequent time intervals of the current reporting period.

The said amounts shall be evenly recorded as the Bank’s expenses, no later than the last working day of each time interval (i.e., each calendar month) within the period to which they refer. In this case, no additional primary supporting documents confirming the fact of expenses incurred shall be required.

Expenses on software products, software product licenses and software databases which the Bank acquires but holds no exclusive rights to shall be recorded as deferred expenses based on commissioning act, with subsequent staged writing-off as the Bank’s expenses within the useful life and taking into account the principle of evenness, provided the contract terms allow to determine the said useful life.

If the contract terms do not allow to determine the useful life of a software product, the expenses shall be recognized evenly within the expected useful life set by the Committee on facility commissioning starting from the commissioning date.

Software products, licenses for specific types of the Bank’s activity, for the rights to use software products, databases for software products etc. which are no longer used and for which the Bank does not hold exclusive rights, shall be written off at residual value according to the Act for termination of use executed in optional form by the subdivision responsible for operation of the said software products, databases etc., irrespective of the remaining useful life.

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3.5.4. The VAT amounts with respect to software products and databases, for which the Bank does not hold exclusive rights, shall be written off as the Bank’s non-recurrent expense as of the date of signing the commissioning act.

3.5.5. Deferred income and expenses received or paid by the Bank in foreign currencies shall be recorded on the appropriate foreign currency accounts No. 61304, 61403 as well as on income and expense accounts in ruble equivalent based on the official exchange rate set by the Bank of Russia as of the date of writing-off (recognition on income or expense accounts).

3.6 Settlements with the budget on taxes and levies

3.6.1. According to Article 19 of the Russian Federation Tax Code, branches shall discharge the Bank’s liabilities with respect to taxes and levies at their respective locations, except for VAT and organizations profit tax, which shall be paid to the federal budget.

3.6.2. For the purpose of recording the amounts of accrued taxes and levies (including the state duty and the insurance contributions to mandatory pension insurance fund) and making settlements with the budget and extra-budgetary funds, the Bank’s authorized persons shall open ledger accounts for each tax and levy on balance sheet accounts No. 60301 and No. 60302 in the balance sheet of the Bank’s Parent Organization.

3.6.3. Authorized persons shall open ledger accounts for settlements with the budget and extra-budgetary funds for each tax and levy (except for VAT and organizations profit tax) on balance sheet accounts No. 60301 and No. 60302 in the balance sheets of the Bank’s branches.
The accrued taxes and levies paid by the branches shall be recorded on expense account No. 70606 (symbols 26102, 26411) in the balance sheets of the Bank’s branches.

3.6.4. Ledger accounts shall be closed if changes are introduced in the Russian Federation Tax Code and other normative legal acts.

3.6.5. Settlements with the budget with respect to organizations profit tax

3.6.5.1. Organizations profit tax shall accrue for the Bank in general. Organizations profit tax shall be calculated and paid by monthly advance payments adjusted for the actual result based on the quarterly calculations on accrued total basis beginning from the year start (advance payment settlements). The amount of tax accrued as due to the budget shall be recorded during the reporting year on account No. 70611 “Profit tax”, and during the PBSDE period – on account No. 70711 “Profit tax” in correspondence to account No. 60301 “Settlements on taxes and levies” in the balance sheet of the Bank’s Parent Organization.

Settlements involving advance payments to the federal budget and the tax amounts accrued based on the results of the tax period shall be recorded in the balance sheet of the Bank’s Parent Organization.

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Settlements involving advance payments and the tax amounts accrued based on the results of the tax period and due to the revenue side of the budgets in the constituent entities of the Russian Federation shall be recorded in the balance sheets of the Bank’s Parent Organization and its branches.

3.6.5.2. Settlements between the Bank’s Parent Organization and its branches with respect to organizations profit tax shall be performed using accounts for settlements with branches No. 30301 and 30302 “Settlements with branches located in the Russian Federation” regarding own operations in correspondence to the accounts for settlements on taxes and levies opened in the balance sheet of the Bank’s Parent Organization, and to cash accounts opened in the balance sheets of branches.

3.6.5.3. When the Bank receives income from a source located outside the Russian Federation in a state that has an inter-governmental Double Taxation Treaty signed with the RF, the amount of tax withheld from the Bank’s income by the income source, based on the documents confirming income tax payment by the Bank on the territory of the said state, shall be recorded on expense account No. 70606, income statement symbol 26411.

3.6.5.4. Tax on income received by foreign organizations from sources in the Russian Federation shall be calculated and withheld by the Bank’s Parent Organization and branches during each payment of income in the currency of income payment. The amounts of taxes withheld from income of foreign organizations shall be transferred by the Bank to the federal budget in the Russian Federation currency based on the official exchange rate set for the currency by the Bank of Russia as of the date of tax transfer, along with payment of income.

3.6.5.5. Settlements with the federal budget with respect to payment of tax on income received by foreign organizations from sources in the Russian Federation shall be recorded in the balance sheet of the Bank’s Parent Organization.
Settlements between branches and the Bank’s Parent Organization regarding accrual and withholding of tax on income received by foreign organizations from sources in the Russian Federation shall be made using accounts for settlements with branches No. 30301 and 30302 “Settlements with branches located in the Russian Federation” regarding own operations in correspondence to the accounts for settlements with foreign organizations opened in the balance sheets of branches and accounts for settlements on taxes and levies opened in the balance sheet of the Bank’s Parent Organization.

3.6.6. Settlements with the budget with respect to VAT

3.6.6.1. Income from operations subject to VAT and exempt from VAT shall be recorded on separate accounts in the Bank’s balance sheet.

The amount of VAT received by the Bank's Parent Organization and its branches shall be paid to the budget in full according to paragraph 5, Article 170 of the Russian Federation Tax Code.

VAT payments to the budget shall be made in a centralized manner for the Bank in general (including its separate subdivisions) at the location of the Bank’s Parent Organization.

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3.6.6.2. Received VAT shall be recorded on balance sheet account No. 60309 “VAT received”.

Balances on accounts of VAT received recorded in the balance sheets of the Bank’s branches shall be transferred to the balance sheet of the Bank’s Parent Organization based on accounts for inter-branch settlements on own operations on a monthly basis, no later than the 10th day of the month following the reporting one.

3.6.6.3. VAT amounts paid during acquisition of property (including fixed and intangible assets), property rights, works and services shall be recorded on balance sheet account No. 60310 “VAT paid”.

Amounts of VAT paid shall be recorded on account No. 60310 in correspondence to accounts for settlements with suppliers (customers, contractors) at the moment the received tangible assets are recognized in accounts or works performed (services rendered) are accepted.

The actual amounts of VAT paid shall be shall be recorded on expense account No. 70606 (symbol 26411) upon receipt of the Supporting Documents (transfer and acceptance acts, consignment notes and waybills) and the duly executed invoice from the Counterparty-supplier according to the following procedure:
for fixed and intangible assets – non-recurrently, in full, after the said items are put into operation;
for inventories – as they are put into operation, used or retired;
for works performed and services rendered, the costs of which do not constitute capital expenses – as the cost of services rendered and works performed are written off as expenses, except for cases of expense recognition on deferred expense accounts according to the procedure set by paragraph 3.5.4 of this Accounting Policy.

3.7. Procedure for property allocation to branches

3.7.1. Property (fixed assets, inventories, intangible assets) recorded on the appropriate balance sheet accounts shall be transferred by the Bank’s Parent Organization to balance sheets of branches based on the Bank’s administrative documents.

Receivables for acquired fixed assets, intangible assets and inventories may be transferred to balance sheets of branches without execution of an administrative document by the Bank, based on a contract with the supplier or an act of transfer and acceptance.

Transfer and acceptance of fixed and intangible assets shall be executed as a corresponding act, where a separate act of transfer and acceptance shall be drawn up for each property item transferred. A single transfer and acceptance act may be executed for a group of similar fixed assets with the same features and accounting parameters.

In case of inventories transfer, a general act may be executed by materially responsible officials of the receiving and the transferring parties specifying the information with respect to each item transferred. The act on transfer and acceptance of tangible assets shall be approved by the Bank’s President-Chairman of the Board, or by any other authorized official of the Bank.

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3.7.2. Operations involving transfer and acceptance of property shall be recorded in due order on accounts of inter-branch settlements with respect to own operations, based on the act of transfer and acceptance and the transfer notice signed by the branch according to the Rules of the Bank’s settlement system.

3.7.3. Property transferred from a branch balance sheet to the Parent Organization’s balance sheet shall be transferred according to the same procedure as above.

3.7.4. Property (fixed assets, inventories, intangible assets) paid for by the Parent Organization for the newly opened branches shall be transferred to the balance sheet of the Bank’s branch based on property transfer and acceptance acts and the Act of settlements reconciliation. The said Act shall be signed by the Bank’s Chief Accountant (Chief Accountant Deputy) and by Manager of the branch, and shall be approved by the Bank’s authorized official.

Settlements shall be reconciled based on the primary documents (contracts, invoices, consignment notes, acts of transfer and acceptance etc.) which shall be stored at the Bank’s Parent Organization.

3.8. Inventory counts procedure. Procedure for property writing-off and disposal

3.8.1. For the purpose of ensuring the accuracy of accounting data, the timely and high-quality preparation of the annual report, based on the Bank’s order, the Bank shall perform inventory counts of property, settlements on claims and liabilities with respect to banking operations and transactions, claims and liabilities with respect to futures transactions, settlements with debtors and creditors.

Inventory counts shall be performed to detect the actual availability of property and the non-recorded items subject to taxation; to compare the actually available property with the accounting data; to check the completeness of liabilities recording in the accounts.

3.8.2. Inventory counts of property, financial liabilities, payables and receivables shall be carried out annually, prior to preparation of the annual accounting report. The procedure and terms of inventory counts shall be determined by the Bank’s order, based on which the Bank’s branches issue the appropriate administrative documents.

Besides, inventory counts shall be performed in the following cases:
if the Bank’s property is leased (in case of purchase or sale the inventory count of transferred, purchase or sold tangible assets shall be performed);
if the officials responsible for safe-keeping of tangible assets change their positions (inventory count shall be performed on the day of assets transfer and acceptance);
if facts of theft, abuse or impairment of assets have been detected;
in case of a fire or a natural disaster;
if the Bank or its branches are reorganized or liquidated;
by resolution of the Bank’s management.

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Inventory counts of specific types of assets shall be performed with the periodicity stipulated by the Bank’s normative acts.

3.8.3. Inspections of valuables in the cash vaults and cash desks of the Bank shall be performed according to Instruction “On the procedure of cash operations in JSC VTB Bank” enacted by Order of the Bank No. 682 dated August 1, 2005, at least once in six month and as of January 1st of each year.
Besides, inspections shall be performed in the following cases:
if the officials responsible for safekeeping of valuables change their positions (including temporary changes);
in other cases, at the discretion of the Bank’s President-Chairman of the Board (branch manager).

3.8.4. Based on inventory count results, certain steps shall be taken to reconcile the detected inconsistencies:
Surplus property shall be recognized in the reporting year, and the corresponding amounts shall be recorded on income accounts or accounts receivable (payable), if the said surpluses have been caused by accounting errors detected in the course of inventory count;
any deficiencies of property and property impaired in excess of the rates of natural loss shall be referred to the guilty persons in the amounts of deficiencies detected and in correspondence to the accounts for salary settlements with employees, for settlements with employees on accountable amounts, or to the account for settlements with other debtors. If no guilty persons can be determined, the deficient amounts and the cost of impaired assets shall be written off as the Bank’s expenses on the date when the decision to write off the said amounts is made.

3.8.5. The fact that property is unfit for further use, or that it is impossible or inefficient to recover the said property, shall be determined by the Committee for inspection of the technical condition of inventories acting on the basis of Regulation “On the Committee for inspection of the technical condition of inventories” enacted by Order of the Bank No. 398 dated June 10, 2002.

Fixed assets and intangible assets shall be written off according to Regulation “On the Committee for review of requests by structural subdivisions and branches of JSC VTB Bank regarding writing off the balance sheet or deregistration from off-balance sheet records of the uncollectible debts, deficiencies and losses of inventories” enacted by Order of the Bank No. 14 dated January 19, 2001.

3.8.6. The Bank may dispose of excess and unnecessary (unused) tangible assets.

Tangible assets shall be disposed of (sold) based on the following:
by resolution of the Bank’s President-Chairman of the Board, or his assistant (the resolution shall be executed as the Bank’s order). The assets shall be sold at contract price, taking into account the market value determined by an independent appraiser, charging the buyer with the taxes established by the Russian Federation laws;
by resolution of the authorized person based on the appropriate administrative document of the Bank, in case when foreign representative offices dispose of fixed assets and inventories located in the business premises (offices) of the foreign representative offices, with the balance sheet value of the items sold not exceeding the amounts equivalent to USD 10,000 per item. The items shall be sold at contract price, taking into account the market value determined by an independent appraiser.

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4. ACCOUNTING OF OPERATIONS ON RAISING (PLACEMENT) OF MONETARY FUNDS AND THEIR REPAYMENT (REDEMPTION)

4.1. The relations between the Bank and its customers (legal entities and individuals, including banks) shall be determined by contracts and agreements concluded according to the requirements of the Civil Code of the Russian Federation (sections 42, 44, 45).

The Bank’s relations with foreign contractor banks shall be formalized according to international banking practices and international laws.

4.2. Raising (placement) of monetary funds shall be carried out by the Bank in compliance with the requirements of the Russian Federation laws, both in the Russian Federation currency and foreign currencies.

The total minimum and maximum terms for raising and placement of funds, the interest rate scale and the list of currencies in which funds are raised and placed shall be determined according to Regulation “On the procedure for setting the interest rates for raised funds and loans by Vneshtorgbank” enacted by Order of the Bank No. 148 dated March 22, 2002.

4.3. The decision on credit risk acceptance by the Bank shall be made by the Bank’s Credit Committee functioning based on Regulation “On Credit Committee of JSC VTB Bank” enacted by Order of the Bank No. 833 dated October 11, 2004, and by the Bank’s Small Credit Committee acting on the basis of Regulation “On Small Credit Committee of JSC VTB Bank” enacted by Order of the Bank No. 736 dated August 17, 2005; by the Moscow Region Credit Committee acting on the basis of Regulation “On the Moscow Region Credit Committee of JSC VTB Bank” enacted by Order of the Bank No. 113 dated February 19, 2008.

Credit committees of the Bank’s branches shall operate according to Standard Regulation on Credit Committee of the Bank’s Branch, enacted by order of the Bank.

4.4. The main procedures and order of actions by the Bank’s management bodies, subdivisions and officials in case of the Bank’s acceptance of customer credit risks (except for banks and financial institutions) shall be carried out according to the Rules on Lending to Corporate Customers by JSC Vneshtorgbank (The General Credit Procedure of JSC Vneshtorgbank) enacted by Order of the Bank No. 355 dated May 5, 2006.

4.5. Operations involving raising (placement) of monetary funds, including lending, shall be carried out according to the Bank’s normative acts.

4.6. Analytical records of funds placed (provided) on loan accounts shall be maintained for each agreement concluded (with respect to credit lines – for each tranche). If the actual dates for placement of separate parts (tranches) of the loan granted fall on the same time interval, the said separate parts (tranches) of the loan may be recorded on one ledger account of the corresponding secondary balance sheet account in the procedure of recording the funds placed (provided) on the above loan accounts.

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4.7. With respect to loans, loan indebtedness and similar debts referred to quality categories I- III, the interest income shall be deemed certain.

4.8. Operations involving referring the interest accrued on raised (placed) funds to the Bank’s expenses (income) shall be recorded based on accrual method. Interest shall be paid (received) on the dates specified by the corresponding agreements.

4.9. If interest is accrued on agreements concluded with the Russian Federation residents, the actual number of calendar days for which the funds are raised or placed shall be taken into account. In this case, the actual number of calendar days per year – 365 or 366 – shall be taken as the basis for accrual.

Agreements concluded with foreign contractors for raising (placement) of monetary funds may specify any basis for interest accrual (360 or 365/366 days), as agreed by the parties, or may determine the laws of which party shall govern the interest accrual under the agreement. If the agreement concluded with a foreign contractor contains no basis for interest accrual, nor any reference to the governing laws in interest accrual, the interest shall accrue based on the actual number of calendar days per year – 365 or 366 days.

4.10. Interest accrued and paid shall be accounted for according to Instruction “On the procedure for accrual, payment/collection and accounting of interest on operations related to raising and placement of funds” enacted by Order of the Bank No. 436 dated June 5, 2006.

4.11. Accrual (additional accrual) of interest on funds placed on balance sheet accounts or off-balance sheet accounts with respect to loans of the corresponding quality categories shall be carried out for the period starting from the date following the date of credit provision, or from the date following the date of last interest accrual, and until the last calendar day of the month, taking into account the last non-working days of the month, or until the date when interest was duly paid under the agreement, or until the date of early payment of interest, or until the date of full repayment of debt under the loan agreement, inclusive.

The amount of interest income received in foreign currency with respect to loans of quality categories I-III shall be recorded on income accounts based on the exchange rate set by the Bank of Russia on each date of income recognition:
1) on the last working day of the month,
2) on the date of interest payment under the agreement (settlement date), including the date of early payment of interest.

The amount of interest income received in foreign currency with respect to loans of quality categories IV and V shall be recorded on income accounts based on the exchange rate set by the Bank of Russia on each date of the actual payment of interest.

In case of a decrease in the quality of a loan or asset (claim) and their reclassification from quality categories I-III into categories IV or V, i.e., into the quality category where income is not deemed certain, the amounts of claims for interest on the loan recorded on balance sheet accounts as of reclassification date, including the amounts on interest arrears accounts, shall not be subject to writing-off. Claims for interest (due and (or) past due) shall still be recorded on the appropriate balance sheet accounts and shall be redeemed in order of priority under the agreement. Further accrual of interest starting from the date following the reclassification date shall be recorded on off-balance sheet accounts.

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In case of an increase in the quality of a loan or asset (claim) and their reclassification from quality categories IV-V into categories I-III, i.e., into the quality category where there is no uncertainty as to income, the interest accrued on off-balance sheet accounts shall be written off and recorded in the balance sheet accounts by means of accounting entries, and additional interest due as of reclassification date, inclusively, shall accrue. Further accrual of interest shall be recorded on balance sheet accounts.

4.12. One calendar month shall be established as the time interval for recording the amounts of deferred interest received by the Bank on the Bank’s income accounts.
If the interest amounts are received by the Bank prior to the period to which the said amounts refer, or in case the amount transferred by the borrower as interest on loan exceeds the interest due for the current calendar month, the above amounts shall be recorded on account No. 61301 “Deferred income from lending operations”, provided the Bank does not return the said amounts to customers according to the agreement terms. If, under the agreement terms, the excess amounts shall be returned to customers, the said amounts shall be recorded as payables on the account of liabilities on other operations until the said amounts are returned.

4.13. The interest amounts paid by the Bank prior to the period to which the said amounts refer shall be recorded on account No. 61401 “Deferred expenses on lending operations”. If, according to agreement terms, the excess amounts shall be returned to the Bank, until their return the said amounts shall be recorded as receivables on the account of claims on other operations.

4.14. In cases when a fixed-term or other deposit (other than call deposit) is returned to the depositor on his demand prior to expiry of the fixed term or prior to the occurrence of the circumstances stipulated in the bank account (deposit) agreement, the interest on the said account (deposit) shall be paid at the rate specified in the agreement or in the addendum to fixed-term deposit agreement.

4.15. Analytical records with respect to off-balance sheet accounts No. 91411 “Securities transferred as collateral for funds raised”, No. 91412 “Property transferred as collateral for funds raised, except for securities and precious metals”, No. 91413 “Precious metals transferred as collateral for funds raised” shall be maintained based on each pledge contract.

The balance sheet value of securities (including promissory notes), property and precious metals transferred as collateral for funds raised shall be recorded on accounts No. 91411, 91412 and 91413 as of the date of pledge contract.

The value of foreign currency-denominated securities and property as well as the precious metals transferred as collateral for funds raised shall be recorded on the appropriate accounts in ruble equivalents based on the official rates set by the Bank of Russia (for precious metals – based on the valuation prices set by the Bank of Russia) effective as of the date of pledge contract.

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In this case, if the securities transferred as collateral are recorded on balance sheet accounts at their current (fair) value, the results of revaluation of the said securities shall be recorded on account No. 91411 at least once a month (on the last working day).

The balance sheet value of claims with respect to loan agreements transferred as collateral for funds raised shall be recorded in the amount equal to the principal debt amount, interest claims and other payments stipulated by the loan agreement. The balance sheet value of claims with respect to loan agreements transferred as collateral shall not be adjusted due to changes in the debt amount under the loan agreement.

4.16. Analytical accounting with respect to off-balance sheet accounts No. 91414 “Guarantees and sureties received” shall be determined in the Instruction “On the procedure for accounting of collateral in the form of pledge and surety for loans granted to legal entities, individuals, non-corporate entrepreneurs and guarantees issued” enacted by Order of the Bank No. 1193 dated December 30, 2005.

4.17. Collateral accepted as pledge shall be recorded on off-balance sheet account No. 913 in the amount of pledge determined by the appropriate contract. The value of property accepted as collateral with respect to credit transactions may be specified in foreign currency in the pledge contracts.

5. SPECIFIC ELEMENTS OF ACCOUNTING WITH RESPECT TO OPERATIONS WITH SECURITIES (DEBT INSTRUMENTS)

5.1. Criteria and procedures of initial recognition (derecognition) during reverse operations with securities.

Reverse operations shall include operations performed on the terms of maturity, collectibility and reward basis.

Reverse operations include securities borrowing operations.

Acquisition (transfer) of title to securities with respect to reverse operations may either serve as the basis for initial recognition (derecognition) of securities, or not.

In the process of acquisition/transfer of securities with respect to reverse operations the Bank shall evaluate the acquisition/keeping of risks and benefits related to ownership of the said securities.

The risks related to securities ownership include: the risk of price changes, the risk of debtor insolvency, the liquidity risk etc.

The benefits related to securities ownership include: capability of the security to bring future economic benefits (income) to the Bank in the form of interest, dividends or increase in value (as the difference between the security sale (redemption) price and its purchase price, as a result of security exchange, its use in discharge of the Bank’s obligations, increase in its current market value etc.).

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If securities are acquired based on reverse operations, the said securities shall be initially recognized provided all (virtually all) the risks and benefits have been acquired by the Bank. If all (virtually all) the risks and benefits are not transferred to the Bank, the securities shall be considered as acquired without initial recognition.

If securities are transferred based on reverse operations, the said securities shall be derecognized provided all (virtually all) the risks and benefits have been transferred and the Bank has made a decision (concluded an agreement on the relevant terms) to retain the risks and benefits related to securities ownership prior to their transfer. If the Bank has made a decision (concluded an agreement on the relevant terms) to retain all (virtually all) the risks and benefits, the securities shall not be derecognized.

5.2. Criteria for classification of security investments according to the categories determined by the Bank of Russia.

Depending on the purpose of acquisition, at the moment of their initial recognition investments in securities shall be referred to one of the following four categories:

“Measured at fair value through profit or loss”;

“Held to maturity”;

“Available for sale”;

“Participation”.

Depending on the acquisition purposes, securities with the same state registration number or issue identification number, or the same international identification code ISIN, as well as securities of the same issuer which do not constitute equity securities nor securities without ISIN code, may be simultaneously accounted for in different categories.

5.2.1. The category of securities “Measured at fair value through profit or loss” shall include securities that are acquired to receive profit due to short-term price or dealer margin fluctuations, i.e., the securities constitute part of the portfolio that is actually used to receive short-term profit, while the current (fair) value of the said securities can be determined reliably.

5.2.2. Securities (debt instruments) shall be classified as “Held to maturity”, if:

they have fixed or determined payments;

they have fixed maturity date;

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they are not defined by the Bank as securities subject to be recorded at fair (current) value through profit or loss;

the Bank has a firm intention and capability to hold the said assets until maturity date.

Equity securities may not be referred to the category of “held to maturity”.

During initial recognition, securities may not be referred to “Held to maturity” category if within two previous years the Bank has reclassified (including reclassification for sale) securities from “Held to maturity” category contrary to the terms set out in subparagraphs a), b), c), paragraph 5.3.3 of the Accounting Policy.

5.2.3. Securities shall be classified as “Available for sale” if they do not belong to the categories of “Measured at fair value through profit or loss” or “Held to maturity”.

5.2.4. If the Bank controls the management of a joint-stock company or exercises significant influence on the said company’s activity, the shares of the said company acquired by the Bank shall be referred to the “Participation” category.

The Bank is deemed to exercise significant influence on / to control the activity of a joint-stock company, if the Bank is able, directly or indirectly (through a third party):

to determine the decisions adopted by the company’s management bodies;

to determine the terms of business conducted by the company due to the Bank’s participation in the company’s authorized capital and (or) under the agreement concluded between the legal entities included in the banking/consolidated group;

to appoint the joint-stock company’s sole executive body and (or) over a half of its collegiate executive body members;

to determine the election of over a half of the company’s board of directors (supervisory board) members.

5.3. Criteria used in reclassification of securities into another category (including materiality criteria for the purpose of disposing of debt instruments “Held to maturity”).

5.3.1. The securities which, at the moment of their acquisition, are classified as “Measured at fair value through profit or loss” cannot be reclassified into any other category.

5.3.2. The debt instruments which, at the moment of their acquisition, are classified as “Available for sale” may be referred to the category “Held to maturity” if the Bank’s intentions with respect to the said instruments meet the criteria for referring the assets to “Held to maturity” category.

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5.3.3. If the Bank’s intentions or abilities change, the Bank shall be entitled to reclassify the debt instruments referred to “Held to maturity” category into the “Available for sale” category, provided at least one of the following conditions is complied with:

a) reclassification is due to an event that was beyond the Bank’s control (a force majeure event that could not have been prevented by the Bank);

b) reclassification for the purpose of disposal less than three months before the maturity date;

c) reclassification for the purpose of disposal within the reporting year of 10% or less of the total value of debt instruments “Held to maturity” as of the year start.

The events that are beyond the Bank’s control may include the following:

a serious impairment of the security issuer’s creditworthiness;

changes in tax laws significantly affecting the terms of taxation of the interest income on debt instruments referred to “Held to maturity” category;

reorganization of the Bank (merger, accession, separation, extraction, transformation) or retirement of a significant part of the Bank’s assets (such as selling a part of the Bank’s business) resulting in the need to sell the assets “Held to maturity”, for instance, to maintain the risks of the Bank’s operations at a certain level;

significant changes in the applicable laws or in the requirements of the supervisory authorities with respect to investment structure, or the maximum volume of this or that investment type, resulting in the need to sell the assets referred to “Held to maturity” category;

significant changes in the capital adequacy ratio forcing the Bank to sell the assets referred to “Held to maturity” category;

a significant increase in the level of risk assigned to the asset by supervisory authorities for the purpose of calculating capital adequacy ratio, or any other significant change in the normative requirements preventing the Bank from holding the asset until its maturity.

If any of the terms set out in subparagraphs a), b), c), paragraph 5.3.3 of the Accounting Policy are not complied with, the Bank shall reclassify all the debt securities referred to “Held to maturity” category into the category “Available for sale”, with the ban to form the “Held to maturity” category within two years following the year of the said reclassification.

Upon expiry of the two-year ban to refer assets to “Held to maturity” category, the Bank shall be entitled to refer newly acquired assets, as well as assets referred to “Available for sale” category, to the category “Held to maturity”.

5.4. Methods for determining the current (fair) value of securities based on securities types and information sources.

5.4.1. The current (fair) value (CFV) of a security shall constitute the amount for which the security may be sold in an arm’s length transaction between knowledgeable, willing parties.

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5.4.2. Reliability of CFV determination shall mean the accurate price of a security determined using the objective information and based on the methods set out in this section.

Besides, reliability of CFV determination by professional opinion of a responsible employee shall mean assurance of the specialist accepting the professional opinion in the fact that the said valuation corresponds fully to the price at which the security can be sold in the market.

5.4.3. Price quotations at the active market shall constitute the basis for determining CFV.

For the purpose of determining CFV of the securities quoted on the active market, the Bank shall apply the published price quotations of the trading floors at CJSC “Moscow Interbank Currency Exchange”, OJSC “RTS Stock Exchange”, foreign stock exchanges, and the data provided by Reuters information system.

Securities quotations shall be accepted as the price quotations on the active market in the following order:
“Bid price”. Bid price quotation shall mean the price at which the quoting party undertakes to conclude a securities purchase contract;
“Last trade price”. Last trade price shall mean the price of the most recent transaction;
“Ask price/Offer price”. Ask price/Offer price shall mean the price at which the quoting party undertakes to conclude a securities sale contract.

5.4.4. If all the quotations – “Bid price”, “Last trade price”, “Ask price/Offer price” – are unavailable for the current trading day, the said quotations for the previous trading days shall be accepted for determining CFV in the order set out in p. 5.4.3, provided the said quotations were provided no sooner than within the last 30 trading days.

If no quotations have been available for over 30 trading days, it is considered that information on CFV of a security on the active market is unavailable.

5.4.5. If units of a mutual investment fund (MIF) are not quoted on the active market or if there are no quotations set for transactions with units of MIF on the active market, the CFV of the said units shall be determined based on the information on the net asset value of MIF published according to the procedure established by the laws.

5.4.6. If no information is available at the active market for a security, the CFV of the said security shall be determined by means of a professional opinion of a responsible employee based on the valuation model approved by the Bank’s Asset and Liability Management Committee (ALMC) or agreed with the Risks Department with subsequent review at the next meeting of ALMC.

A professionally motivated opinion of a responsible employee shall be duly executed and signed by the said employee who has determined CFV and by the official who has checked the said opinion.

The Bank’s order shall determine the list of employees entitled to form professional opinions interpreting the market information for the purpose of determining CFV. The persons responsible for checking the objectivity of the formed professional opinions shall also be determined.

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5.5. Periodicity of securities revaluation.

Securities “Measured at fair value through profit or loss” and securities “Available for sale” whose current (fair) value can be determined reliably shall be revaluated on a daily basis according to paragraphs 5.4.3. - 5.4.4 of the Accounting Policy. In case there is no information on the active market, the said securities shall be revaluated at least once per quarter (revaluation is mandatory as of the last working day of each quarter) based on a professionally motivated opinion of a responsible employee according to paragraph 5.4.6 of the Accounting Policy.

No materiality criterion for changes in CFV shall be established with respect to making decisions regarding the need to conduct revaluation.

With respect to securities “Available for sale” whose current (fair) value cannot be determined reliably, or with respect to securities with evident indications of impairment, provisions for possible losses shall be formed according to Regulation No. 283-P of the Central Bank of Russia “On the procedure for making provisions for possible losses” dated March 20, 2006.

Debt instruments “Held to maturity” and those which were not redeemed on due date shall not be revaluated. Provisions for possible losses shall be made with respect to investments in securities (if impairment indicators are present).

5.6. Method for valuation of the retiring (realized) securities.

The procedure for writing off the secondary balance sheet accounts of the single-issue securities or securities with the same international security identification code (ISIN) during retirement (realization) of the above shall be determined based on the initial cost of the securities first acquired (hereinafter – FIFO method).

FIFO method implies recording of the securities retirement (realization) in the order in which the securities of the said issue were entered in the secondary balance sheet account. The value of retired (realized) securities shall include the value of the securities that were the first to be recorded. The value of the remaining securities shall constitute the value of the securities that were the last to be recorded.

During retirement (realization) of a part of same-issue securities that were acquired as a block, investments in the retired (realized) securities of the said block shall be written off as costs of the retiring (realized) securities in proportion to their quantity.

5.7. Cost accounting.

Costs shall be subdivided into:
costs that are directly related to acquisition and realization of specific securities;
costs that are not directly related to acquisition and realization of specific securities.

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The costs directly related to acquisition and realization of specific securities shall include:

expenses on registration services (services of registrars, settlement and clearing centers and international clearing centers, related to registration of transfer of ownership to securities);

fees paid to agents (brokerage and other organizations);

fees paid to organizations ensuring completion and execution of transactions (trade organizers, trading floors etc.).

The costs that are not directly related to acquisition and realization of securities shall include:

expenses on service fees paid to specialized organizations and other persons for consulting and information services (services of consulting firms, information agencies, information services rendered by trade organizers and trading floors);

expenses on service fees paid to organizations carrying out auxiliary activities involving securities valuation, legal services etc.;

levies, duties etc. charged according to foreign legislation.

If the costs directly related to securities acquisition (except for the amounts paid to the seller under the contract) are immaterial as compared to the amount paid to the seller under the contract, the said costs shall be recognized as operating expenses in the month when the said securities were entered in the accounts.

The costs related to securities acquisition shall be deemed material if they exceed 10% of the amounts paid to the seller under the contract (the cost of securities taking into account accumulated Coupon Interest Income, hereinafter - CII). Material costs related to acquisition shall increase the balance sheet value of a security. In this case, the costs related to securities acquisition shall be recorded on separate ledger accounts opened in the balance sheet accounts for investments in securities.

Preliminary costs incurred prior to the moment of securities acquisition shall be recorded in the secondary balance sheet account No. 50905 “Preliminary costs of securities acquisition” and, on the date of security acquisition, the said costs shall be recorded as operating expenses (if they are immaterial) or as increase in the balance sheet value of the security (on a separate ledger account) (if the costs are material). If the Bank decides not to acquire the securities, the preliminary costs shall be recorded as operating expenses on the day the said decision is made.

The costs that are not directly related to acquisition and realization of specific securities shall be recorded directly as operating expenses in the appropriate symbols of the Income Statement.

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5.8. The date of operations on securities acquisition/retirement shall mean the date when the security ownership is transferred, as determined according to Article 29 of Federal Law No. 39-FZ “On Securities Market” dated April 22, 1996, or according to the terms of the contract (transaction) in cases stipulated by the Russian Federation laws.

If the date of securities ownership transfer and the date of receiving the primary documents do not coincide, the operations shall be entered in the accounts using the corresponding exchange rate (cross rate) of the Bank of Russia on the date of ownership transfer.

In case of security redemption, the retirement date shall mean the day when the issuer discharges its obligations with respect to security redemption.

Operations on securities acquisition/retirement shall be recorded in the accounts either on the day when primary documents are received confirming the transfer of rights to the security, provided the primary documents are received by the Bank by 7.30 pm of the current day (if the primary documents are received after 7.30 pm of the current day, they shall be recorded in the Bank’s balance sheet on the following day); or on the day when the terms of the contract (transaction) determining the transfer of rights are fulfilled.

5.9. Operations with securities shall be accounted for according to Instruction “On the procedure for conducting operations with securities” enacted by Order No. 1076 dated December 29, 2007.

Analytical records with respect to accounts on investments in securities shall be maintained according to the Bank’s normative act on operations with securities.

5.10. Depositary accounting of securities shall be performed in pieces and in the par value amounts according to “Instruction on depositary operations conducted by JSC Vneshtorgbank” enacted by Order of the Bank No. 677 dated November 29, 2001 and “The terms of depositary activities” enacted by Order of the Bank No. 748 dated September 20, 2007.

5.11. The Bank’s treasury shares repurchased from shareholders shall be recorded in accounts at par value.

5.12. Operations with third-party promissory notes shall be accounted for according to Instruction “On the procedure for accounting of operations with third-party promissory notes beneficially owned by JSC VTB Bank” enacted by Order No. 811 dated September 10, 2007.

Third-party promissory notes denominated in a foreign currency that were acquired by the Bank and that contain no effective payment clause shall be recorded on the corresponding balance sheet accounts in the currency of par value.

Interest income and discount accrued with respect to third-party promissory notes denominated in a foreign currency which contain no effective payment clause shall be recorded in the accounts in the currency of par value.

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Third-party promissory notes acquired by the Bank and denominated in one foreign currency while containing the clause on effective payment in another currency shall be recorded in the currency of liability (payment).

Interest income and discount accrued with respect to third-party promissory notes denominated in a foreign currency while containing the clause on effective payment in another currency shall be recorded in the accounts in the currency of liability (payment).

If the currency of the contract price (transaction amount) of the promissory notes acquired (realized) differs from the payment currency and if the date of ownership transfer occurs earlier than the settlement date, or if the discounted promissory notes denominated in one currency contain the clause on effective payment in another currency, the arising exchange rate differences shall be recorded in the accounts according to the procedure and within the periods set out in Annex 2 to the Accounting Policy, using the accounts of income and expenses from the use of embedded derivatives inseparable from the principal contract (hereinafter – inseparable embedded derivatives, IED).

If a promissory note is acquired at a price lower than its par value, the difference between the par value and the purchase price (the discount amount) shall accrue evenly within the period of promissory note circulation.
With respect to discounted promissory notes with the maturity “at sight, but no sooner than”, the discount shall accrue evenly based on the actual number of calendar days starting from the promissory note acquisition date and ending with the “no sooner” date of promissory note maturity, both dates inclusive.

5.13. The procedure for conducting and executing operations with the Bank’s promissory notes shall be determined in Instruction “On the procedure for conducting operations with promissory notes of JSC VTB Bank” enacted by Order of the Bank No. 480 dated June 21, 2006.

Foreign-currency denominated promissory notes issued by the Bank that contain no effective payment clause shall be recorded in the currency of par value of the notes.

Promissory notes issued by the Bank with a par value denominated in one currency and containing a clause on effective payment in another currency shall be accounted for in the currency of liability (payment). In this case, income and expenses arising from the use of IED due to changes in exchange rate of the payment currency with respect to par value currency shall be recorded in the accounts starting from the date of ownership transfer and until the maturity date.

For the purpose of recording the amounts of discount accrued for the Bank’s own promissory notes with the maturity “at sight, but no sooner than”, the said amounts shall be calculated on the last working day of each calendar month and on the “no sooner” date based on the actual number of calendar days for which the discount is accrued, divided by the number of days starting from the note issue date and ending with the “no sooner” date, both dates inclusive.

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5.14. Securities and promissory notes received by the Bank as collateral for loans granted, guarantees issued and other funds placed shall be recorded in the appropriate off-balance sheet accounts as the amount of collateral accepted according to pledge contract terms.

6. SPECIFIC ELEMENTS OF SETTLEMENT OPERATIONS ACCOUNTING

6.1. The Bank shall conduct settlement operations in the Russian Federation currency according to Regulations of the Bank of Russia No. 2-P “On non-cash settlements in the Russian Federation” dated October 3, 2002 and No. 222-P “On the procedure for non-cash settlements by individuals in the Russian Federation” dated April 1, 2003.

6.2. The procedure for settlement operations in the Russian Federation currency shall be regulated by the “Rules on formation of the settlement system in JSC VTB Bank for settlement operations with respect to inter-branch settlement accounts and cash redistribution accounts in the Russian Federation currency” enacted by Order of the Bank No. 498 dated September 4, 2001.

Settlements between branches via the settlement system of JSC VTB Bank shall be carried out through the Parent Organization.

6.3. Non-cash settlements in the Russian Federation currency between legal entities in the Russian Federation territory as well as the formats, the procedure for filling-in and execution of settlement documents shall be regulated by Instruction “On the forms of non-cash settlements and the procedure for their application” enacted by Order of the Bank No. 708 dated December 17, 2001.

6.4. Non-cash settlements in the Russian Federation currency and in the Russian Federation territory with respect to nostro and loro correspondent accounts shall be carried out by the Bank and its branches according to Instruction “On the procedure for domestic settlements by Vneshtorgbank in the Russian Federation currency via the correspondent accounts network” enacted by Order of the Bank No. 621 dated November 16, 2001.

The Bank’s branches shall be entitled to duly open correspondent accounts with other credit organizations (branches) and to conduct operations with respect to the said accounts.

Relations between the Bank (branch) and other credit organizations (branches) while making settlements on correspondent accounts shall be regulated by the Russian Federation laws and the correspondent account agreement signed between the parties.

The amounts received on the correspondent accounts of the Bank (branch) shall be entered in the corresponding ledger accounts of customers and the Bank (branch).

Unidentified amounts which cannot be entered in the appropriate accounts when they are received shall be recorded on balance sheet account No. 47416 “Suspense amounts received on correspondent accounts”. Analytical accounting allows opening of several ledger accounts for balance sheet account No. 47416 “Suspense amounts received on correspondent accounts”.

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Unidentified amounts that have been written off the correspondent accounts because the said amounts cannot be entered in the appropriate accounts shall be recorded on balance sheet account No. 47417 “Suspense amounts written off correspondent accounts”. Analytical accounting allows opening of several ledger accounts for balance sheet account No. 47417 “Suspense amounts written off correspondent accounts”.

Outstanding settlements shall be recorded on balance sheet accounts No. 30221, No. 30222 “Outstanding settlements of the bank”, No. 30220 “Customer funds with respect to outstanding settlement operations”, No. 30223 “Customer funds with respect to outstanding settlement operations for settlements through branches of the Bank of Russia”.

6.5. The procedure for transfers by individuals without bank account opening shall be regulated by Instruction “On the procedure for transfers by individuals without bank account opening” enacted by Order of the Bank No. 525 dated June 16, 2005.

6.6. The Bank shall perform international settlement operations according to the generally accepted international rules and business practices.

The procedure for international settlements by the Bank with respect to customer operations, including operations by correspondent banks, shall be regulated by Instruction “On the settlement procedure for operations related to export and import of goods, works and services” enacted by Order of the Bank No. 1097 dated December 30, 2004.

7. SPECIFIC ELEMENTS OF ACCOUNTING WITH RESPECT TO OPERATIONS WITH FOREIGN CURRENCY AND PRECIOUS METALS

7.1. Operations with respect to foreign currency accounts in the Bank shall be conducted in compliance with the Russian Federation laws, according to the normative acts of the Bank of Russia, normative acts of the Bank, the terms of contracts and agreements signed as well as the business rules and practices.

7.2. The procedure for purchase and sale of currency, conversion operations and operations with the Bank’s precious metals shall be determined by the normative acts of the Bank.

7.3. Analytical accounting of foreign currency operations shall be carried out depending on the software functionalities, either with double denomination both in foreign currency and in rubles based on the official exchange rate of the Bank of Russia on the date the operation is entered in the Bank’s accounts, or in a foreign currency; operations with precious metals shall be accounted for based on the precious metal types (codes) in rubles and in accounting units of net (for gold) or ligature (for silver, platinum and palladium) weight; operations with coins and commemorative medals shall be accounted for in rubles and in pieces. Synthetic accounting records of the said operations shall be maintained in rubles.

7.4. The Bank’s assets and liabilities in precious metals (excluding precious metals in the form of coins and commemorative medals) and balances on off-balance sheet accounts shall be recorded in the Bank’s balance sheet based on the valuation prices of affined precious metals (gold, silver, platinum, palladium).

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7.5. Income and expenses from revaluation of funds in foreign currency and precious metals shall be recorded separately for each foreign currency/precious metal code, according to the procedure set out in Annex 2 to the Accounting Policy.

7.6. With respect to operations of foreign currency purchase and sale in exchange for rubles as well as conversion operations with counterparty banks, the amounts of claims and liabilities regarding the amounts due (payable) in the corresponding currencies shall be recorded in balance sheet accounts No. 47407 and No. 47408 “Settlements on conversion and futures transactions” in mutual correspondence.

Analytical records of futures transactions on balance sheet accounts No. 47407 and No. 47408 “Settlements on conversion and futures transactions” shall be maintained in the Bank’s Parent Organization for each counterparty, ensuring exogenous accounting in the electronic database for each transaction and currency type, and in the Bank’s branches - for each counterparty and currency type.

7.7. Settlements with customers on foreign currency purchase and sale operations using balance sheet account No. 47405 “Settlements with customers on foreign currency purchase and sale” shall be recorded upon the condition of advance cash deposit or the condition of transaction performance for “next day”.

7.8. With respect to transactions involving purchase and sale of precious metals, the transaction amount shall be recorded in balance sheet accounts No. 47407 and No. 47408 “Settlements on conversion and futures transactions” in the currency of settlements.

7.9. The Bank’s currency-denominated claims with respect to a credit organization whose license has been revoked shall be accounted for in rubles based on the exchange rate set by the Bank of Russia and effective on the day the said license was revoked. The Bank shall convert its currency-denominated claims into rubles by transferring the balances from accounts with the corresponding currency code to similar accounts in the Russian Federation currency using the exchange rate set on the date the license of the credit organization was revoked. Claims with respect to currency debt converted into rubles shall not be subject to revaluation.

7.10. The Bank’s currency-denominated claims with respect to a non-credit organization which has been found bankrupt by a court and which is undergoing bankruptcy proceedings shall be determined in rubles using the exchange rate set by the Bank of Russia as of the moment when the arbitration court has recognized the debtor as insolvent (bankrupt). The Bank’s claims included in the Creditors’ Register and denominated in rubles using the exchange rate as of the date when the corresponding decision was made by the court shall be recorded in the Bank’s balance sheet by transferring the balances from accounts with the corresponding currency code to the similar accounts in the Russian Federation currency. Claims with respect to currency debt converted into rubles shall not be subject to revaluation.

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7.11. Below is the procedure for accounting the exchange rate differences arising due to conversion of the currency-denominated claims to counterparty which are recorded in the balance sheet, recognized by the arbitration court and included in the Creditors’ Register. If the date established for conversion (termination of asset revaluation in foreign currency) and the date of the actual conversion of currency debt into rubles fall within the current calendar year, the difference between the ruble equivalents (on the date established for conversion and on the date the conversion was actually carried out) shall be recorded on accounts for income and expenses from revaluation of foreign currency accounts.

If the date established for conversion and the date of the actual conversion fall within different calendar years, the difference between the ruble equivalents shall be recorded on accounts for income and expenses of past years detected in the reporting year.

8. PROCEDURE FOR FORMATION AND UTILIZATION OF RESERVES

8.1. Provisions for possible losses on loans and similar debts

8.1.1. According to Regulation No. 254-P of the Bank of Russia “On the procedure for making provisions for possible losses on loans, loan debts and similar debts by credit institutions” dated March 26, 2004, the Bank shall make provisions for possible losses with respect to the funds loaned (placed); the said provisions shall be made in the order established by the Bank of Russia and for the purpose of covering the possible losses due to the borrowers’ failure to repay the funds received.

Making and utilization of provisions, classification of loans and similar debts, adjustment of provisions and accounting of the corresponding operations shall be carried out according to Instruction “On the procedure for making provisions for possible losses on loans and similar debts in JSC VTB Bank” enacted by Order of the Bank No. 645 dated August 17, 2007.

8.1.2. Provisions for loan indebtedness accounted for in the balance sheets of the Bank’s branches shall be made by the branches independently.

8.2. Provisions for possible losses

8.2.1. The Bank shall form, adjust and restore the provisions for possible losses according to Regulation No. 283-P of the Central Bank of Russia “On the procedure for making provisions for possible losses by credit organizations” dated March 20, 2006 and according to Instruction “On the procedure for making provisions for possible losses in JSC VTB Bank” enacted by Order of the Bank No. 210 dated April 4, 2007.

8.2.2. Provisions for possible losses on operations accounted for in the balance sheets of the Bank’s branches shall be made by the branches independently.

8.3. Provisions for operations with offshore zone residents

8.3.1. Provisions for the Bank’s operations with offshore zone residents shall be made according to Directive of the Bank of Russia No. 1584-U “On making and amount of provisions for possible losses on operations of credit organizations with offshore zone residents” dated June 22, 2005 and according to Instruction “On the procedure for making provisions for operations with offshore zone residents in JSC Vneshtorgbank” enacted by Order of the Bank No. 988 dated November 9, 2005.

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8.3.2. The Bank’s branches shall independently form, adjust and restore provisions for operations with offshore zone residents accounted for in the balance sheets of the branches.

8.4. Mandatory reserves

8.4.1. The Bank shall form mandatory reserves according to the procedure established by Regulation of the Bank of Russia No. 255-P “On mandatory reserves of credit organizations” dated March 29, 2004.

8.4.2. The amount of mandatory reserves shall be calculated by the Bank’s Parent Organization as of the 1st day of the month following the reporting one; the said reserves shall be calculated for the Bank in general, including only the branches located in the Russian Federation territory.

8.4.3. The Bank’s foreign branches shall comply with the reserve requirements according to the laws of their respective countries and according to the procedure and norms established by the competent authorities in the countries where the branches are located. If it is impossible for a foreign branch to submit the documents confirming compliance with the reserve requirements according to the procedure and standards set by competent authorities in the country where the branch is located, the data submitted by the said foreign branch shall be included in calculation of mandatory reserves.

8.4.4. Mandatory reserves shall be formed in the Russian Federation currency by means of transferring the monetary funds from the Bank’s correspondent account.

8.5. Reserves for future expenses

8.5.1. The Bank shall form, on a monthly basis, the reserves for future expenses on payment of the annual compensation to employees; the said reserves shall be equal to 1/12 of the compensation amount based on the work results for 2009, as planned in the Bank’s Budget.

8.5.2. The reserve for future expenses shall be made on the last working day of each month.

8.5.3. The reserves for future expenses shall be made in the Russian Federation currency.

8.5.4. Branches shall independently form the reserves for future expenses on compensation based on the work results for 2009, according to the Bank’s Budget.

8.6. Insurance contributions to the fund for mandatory insurance of deposits

8.6.1. The Bank shall make insurance contributions to the fund for mandatory insurance of deposits according to the procedure established by Federal Law No. 177-FZ dated December 23, 2003 “On insurance of deposits held by individuals in the Russian Federation banks”.

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8.6.2. The Bank’s Parent Organization shall calculate the amounts of insurance contributions as of the 1st day of each month following the reporting quarter; the said amounts shall be calculated for the Bank in general, including the branches.

8.6.3. Insurance contributions to the fund for mandatory insurance of deposits shall be made in the Russian Federation currency by means of transferring the funds from the Bank’s correspondence account.

9. ACCOUNTING OF OTHER OPERATIONS

9.1. Accounting of acquisition of rights to claim discharge of monetary obligations from third parties (cession)

9.1.1. The Bank may acquire rights to claim discharge of monetary obligations from third parties based on the following types of contracts initially concluded by third parties:
contracts for provision (placement) of funds secured by mortgage. The rights of claim acquired under the said contracts shall be recorded on account No. 47801 “Rights of claim under contracts for provision (placement) of funds secured by mortgage”;
other contracts for provision (placement) of monetary funds The rights of claim acquired under the said contracts shall be recorded on account No. 47802 “Rights of claim under contracts for provision (placement) of monetary funds”;
factoring agreements. The rights of claim acquired under the said contracts shall be recorded on account No. 47803 “Rights of claim acquired under factoring agreements”.

Analytical records with respect to balance sheet account No. 478 “Investments in acquired rights of claim” shall be maintained for each contract, including each mortgage.

9.1.2. The date when rights to claim discharge of monetary obligations are acquired (transferred) shall mean the date when the contract for acquisition of rights of claim is concluded, unless another date is determined by the contract.

The date of disposal of the acquired right of claim shall mean the date when the said right is assigned to other persons (realization date) determined by the transaction terms, or the date when the debtor (borrower) discharges its obligations.

In case of advance payments (payments made before the rights of claim under all types of the above-mentioned contracts are transferred to the Bank), the monetary funds transferred as payment for the acquired rights of claim shall be recorded in the balance sheet of the acquiring Bank on account No. 47402 “Settlements with customers on factoring and forfeiting operations”. If the date of rights transfer under the above-mentioned contracts occurs, the advance payments shall be transferred to the corresponding ledger accounts of balance sheet account No. 478.

In case of advance delivery (payment made after the rights of claim under all types of the above-mentioned contracts have been transferred to the Bank), the Bank’s liability to transfer monetary funds under the contracts concluded shall be recorded on account No. 47401 “Settlements with customers on factoring and forfeiting operations”.

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If the date of rights transfer and the date of payment for the above rights coincide, accounting records shall be made without using accounts No. 47401 (47402) by means of direct postings to account No. 478 in correspondence to cash accounts.

A right of claim shall be accounted for in the amount of its actual acquisition costs (hereinafter – acquisition price). In addition to the cost of right of claim determined by the terms of the above transactions, the acquisition price shall also include the fees (if any) paid for the services rendered by outside organizations and related to acquisition and registration of the said rights. The above expenses shall be recorded in the accounts on the acquisition date determined by the transaction terms.

9.1.3. Simultaneously with making entries to account No. 478, the nominal value of acquired rights of claim shall be recorded on account No. 91418 “Nominal value of acquired rights of claim”.

The nominal value of acquired rights of claim shall correspond to the total scope of acquired rights of claim under the initially concluded contract between the borrower and the creditor (the assigning party). The nominal (total) value of the acquired rights of claim recorded on account No. 91418 shall not include the expenses on service fees of outside organizations (for instance, notarization and state registration).

According to the terms of claim assignment agreements, the nominal value of acquired rights of claim may not correspond to the amount of cash allocated for acquisition of the said rights and recorded on account No. 478.

Analytical records with respect to off-balance sheet account No. 91418 “Nominal value of acquired rights of claim” shall be maintained broken down by contracts, and within each contract records can be kept broken down to the borrower’s liabilities (the principal debt, overdue principal debt, interest (due, past due), commissions, penalties).

9.1.4. Interest under the terms of initial loan agreements shall accrue in due order for interest accrual under agreements signed by the Bank for provision (placement) of funds according to the quality category of loan debt. Interest shall accrue on the amount of the acquired rights of claim with respect to principal debt (on the unpaid principal balance under the initial agreement between the borrower and the assigning party as of the date of assignment) starting from the day following the date of rights acquisition.

Interest under initial loan agreements shall be recorded in the Bank’s balance sheet taking into account the peculiarities set out in section 4 of this Accounting Policy.

9.1.5. Provisions for possible losses on loans with respect to acquired rights to claim discharge of monetary obligations from third parties shall be formed on account No. 47804 “Provisions for possible losses” according to the established procedure. Ledger accounts for account No. 47804 shall be opened for each debtor, broken down by initial agreements concluded by the assigning party.

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9.1.6. Operations involving the debtor’s discharge of the rights of claim acquired by the Bank and recorded on account No. 478, or operations on further resale of the said rights to other persons, shall be recorded on balance sheet account No. 61212 “Retirement (realization) and discharge of the acquired rights of claim”.
Operations involving the Bank’s realization of rights of claim under the initial agreements for provision (placement) of funds shall be recorded on balance sheet account No. 61209 “Retirement (realization) of property”.

9.2. Procedure for forming financial results

9.2.1. On the first working day of 2009, following drawing-up of the daily balance for January 1, 2009, the balances on income and expense accounts recorded on account No. 706 “Financial result of the current year” shall be transferred to account No. 707 “Financial result of the past year”, which constitutes the first PBSDE entry.
If any undistributed profit is available, the balances recorded on ledger accounts of account No. 70501 “Allocation of profit for the reporting year” shall be transferred to account No. 70711 “Profit tax” in the amount of taxes transferred to the budget at the expense of profit.

Post balance sheet date events shall be recorded on account No. 707 “Financial result of the past year” (excluding account No. 70712 “Payments out of profit after tax”).

9.2.2. Income and expenses of the current year 2009 shall be accounted for based on accrued total method starting from the beginning of the year and shall be recorded on balance sheet account No. 706 “Financial result of the current year”. Financial result of the Bank’s activities during the reporting year shall be determined by drawing-up the “Income Statement”.

9.2.3. On the day determined by order of the Bank for preparation of the annual accounting report, the balances on the accounts of financial result for the past year in Parent Organization and branches shall be transferred to balance sheet account of profit (loss) of the past year No. 70801 (70802) by making accounting entries reflecting post balance sheet date events.

The balances transferred by the branches from accounts of financial result of the past year to the balance sheet of the Bank’s Parent Organization shall be recorded in the balance sheets of branches as PBSDE entries in correspondence to the accounts for settlements with branches, opened for conducting the Bank’s own operations; in the balance sheet of the Bank’s Parent Organization – as entries made for specific ledger accounts of the branches’ financial results of the past year in correspondence to the accounts for settlements with branches on own operations. Simultaneously, in the balance sheet of the Bank’s Parent Organization the balances from specific ledger accounts of the branches’ financial results of the past year shall be transferred by means of PBSDE entries to balance sheet account of profit (loss) of the past year No. 70801 (70802).

9.2.4. Income and expenses on bookkeeping accounts during the reporting year shall be recorded according to the procedure set out in the Bank’s internal normative acts and in Annex 1 hereto.

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9.2.5. The procedure for determining income and expenses for profit taxation purposes and the procedure for accrual and payment of specific taxes and levies shall be established by Accounting Policy for Taxation Purposes of JSC VTB Bank and by the Bank’s normative acts issued for the purpose of compliance with the Russian Federation laws on taxes and levies.

9.2.6. The Bank’s income and expenses in foreign currencies shall be recorded in the income and expense accounts in rubles based on the exchange rate of the Bank of Russia effective on the date of income and expense recognition.

9.3. Distribution of profit, formation and use of the Bank’s funds

9.3.1. Profit shall be distributed by the Bank, including distribution for payment of dividends and replenishment of reserve fund, based on resolution of the annual General Meeting of Shareholders according to the results of the financial year in strict compliance with the approved financial result, allocation and distribution of profit for the reporting year.

9.3.2. The amount of profit retained at the Bank’s disposal by resolution of the annual General Meeting of Shareholders shall be transferred from account No. 70801 to account No. 10801 within two working days after drawing-up the minutes of the annual General Meeting of Shareholders.

If there are losses based on the results of the Bank’s activity, the balance from account No. 70802 “Loss of the past year” shall be transferred to account No. 10901 “Uncovered loss”.

9.3.3. The amounts of undistributed profit retained at the Bank’s disposal by resolution of the Annual Meeting of Shareholders and the uncovered loss recorded in the Bank’s annual accounting report for the corresponding year shall be recorded on balance sheet accounts opened in the balance sheet of the Parent Organization: accounts No. 10801 “Undistributed Profit” and No. 10901 “Uncovered Loss”, accordingly.

In analytical accounting, the following separate ledger accounts shall be maintained for balance sheet account No. 10801 “Undistributed Profit”:
profit retained at the Bank’s disposal by resolution of the Annual Meeting of Shareholders;
increases in the value of fixed assets at their retirement;
transferred balances of account “Accumulation Fund”;
transferred balances of account “Material and Technical Base Development Fund”;
transferred balances of account “Fund of Exchange Rate Differences on Revaluation of the Bank’s Equity”;
transferred balances of account “Social and Industrial Development Fund”.

In analytical accounting, one ledger account shall be maintained for balance sheet account No. 10901 “Uncovered Loss”.

9.3.4. Budget planning and control of budget implementation, including cost estimate planning and control, shall be carried out by the Finance Department.

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9.3.5. The procedure for forming and using the Bank’s Reserve Fund according to the requirements of Federal Law No. 208-FZ dated December 26, 1995 “On Joint-Stock Companies” shall be determined by Regulation on Reserve Fund approved in due order.

Allocations to the Reserve Fund shall be made by resolution of the General Meeting of the Bank’s Shareholders.

The Bank’s Reserve Fund shall be formed (replenished) at the expense of the Bank’s profit.

9.3.6. The Reserve Fund amounts shall be recorded on balance sheet account No. 10701 “Reserve Fund”. Analytical records shall contain one ledger account for balance sheet account No. 10701 “Reserve Fund”.

10. ORGANIZATION OF INTERNAL CONTROL OVER THE BANK’S OPERATIONS

10.1. The Bank’s internal control bodies shall be responsible for internal control organization. The Internal Control Department shall be responsible for coordination of work aimed at ensuring internal control.

Internal control shall be exercised by the Bank’s structural subdivisions that are vested with full or partial control functions as well as by individual employees by virtue of their job responsibilities according to “Regulation on internal control organization in JSC Vneshtorgbank” enacted by Order of the Bank No. 513 dated July 2, 2004.

Follow-up control in all sectors of accounting and transactional work shall be exercised by the Central Accounting Department by means of preparing the Bank’s normative acts on follow-up control issues.

The timeliness and accuracy of accounting operations recording shall be ensured by operating workers (responsible employees) which have drawn up and signed the document and have recorded the operation in the Bank’s balance sheet.

10.2. Current and follow-up control of operations in the Bank shall be carried out according to the internal instruction regulating the procedure for organization of current and follow-up control over accounting and cash operations in JSC VTB Bank.

The procedure for reconciliation of analytical and synthetic accounting data shall be established by Regulation “On the procedure for reconciliation of analytical and synthetic accounting data and formation of daily accounting records with respect to balance sheet and off-balance sheet accounts, custody accounts, futures transaction accounts in JSC VTB Bank” enacted by Order of the Bank No. 588 dated September 6, 2002.

10.3. Control over the state of accounts payable and receivable shall be exercised according to Instruction “On the procedure for internal control over accounts receivable and payable and control over the settlement funds in JSC Vneshtorgbank” enacted by Order of the Bank No. 613 dated July 15, 2003.

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10.4. The documents with respect to operations requiring additional control shall bear, apart from the signature of the responsible employee who has drawn up the document, the signature of a specially appointed employee (inspector) whose duties include exercising control over the said operations, and, if the need arises, the said documents shall bear the signatures of other officials. In certain cases, the signatures shall be attested by a seal (stamp).

A set of specimen signatures of the operating workers (responsible employees) of the Parent Organization’s subdivision/branch and of the employees exercising additional control shall be stored by the manager of the operational subdivision/branch. Managers of the Parent Organization’s operational subdivisions/chief accountant of each branch shall be responsible for ensuring safekeeping of signature specimens and shall make prompt changes in the specimen signatures due to employee hiring, firing and change of positions.

10.5. Errors in accounting records shall be corrected the moment they are detected. Erroneous entries shall be corrected, depending on the time they are detected and the accounting registers, according to the following procedure.

10.5.1. Errors detected by accountants and inspectors before transaction day is closed shall be corrected as follows:

- if the document has been posted (executed) and may be cancelled according to the processing terms – by deleting the erroneous entry and forming a new, correct one;

- if the document has been posted (executed) and may not be cancelled according to the processing terms (for instance, after payment operations have been posted, SWIFT message has been formed, funds have been written off the Bank’s correspondent account and in other cases when erroneous entries of the current day may not be cancelled according to the processing terms) – by drawing-up a corrective memorial slip and executing a new document with the correct details.

10.5.2. Erroneous entries detected on the following day, or during the reporting year, shall be corrected on the day they are detected and a corrective memorial slip shall be drawn up. The documents regarding corrective (reversing) accounting entries shall be signed by Chief Accountant (or his Deputy), or by an authorized person duly vested with the said signature right.

10.5.3. Erroneous entries in income and expense accounts shall be corrected according to the procedure established in Annex 1 to the Accounting Policy.

10.5.4. If funds have to be written off the customer accounts in order to correct the erroneous entries, the Bank shall obtain the customers’ written consent to do so, unless otherwise stipulated by the account agreement. Funds shall be written off the customer’s account in due order of payments. If no funds are available on the customer’s account, they may be written off the accounts of other debtors. The Bank shall take mandatory steps to recover the said funds.

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10.5.5. In case of correction of the erroneous entries which included balance sheet account 20202 “Cash of credit organizations” and primary balance sheet account 301 “Correspondent accounts” as offset accounts it is allowed to make corrective entries without participation of the above accounts, so that to exclude additional turnovers and prevent inconsistencies between the accounting and the reporting data.

President – Chairman of the Board
JSC VTB Bank	A.L. Kostin

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Annex 1
to Regulation “Accounting Policy of JSC VTB Bank”
enacted by Order of JSC VTB Bank
dated December 18, 2008 No.1062

MAIN PRINCIPLES FOR RECOGNITION AND RECORDING OF INCOME AND EXPENSE AMOUNTS IN THE ACCOUNTS OF JSC VTB BANK

1. General Provisions

1.1. These principles contain the procedure for recognition and recording of certain types of income and expenses in the accounts, unless otherwise stipulated in specific normative acts of the Bank.

1.2. For the purposes of this document, the terms and definitions below shall have the following meanings.

Future Year shall mean the calendar year following the Current Year when the Contract execution continues.

Compensation shall mean the Bank’s costs and expenses subject to compensation (reimbursement, refund) by the Counterparty.

Date of Supporting Documents Receipt shall mean the date when the document was received, certified by an internal stamp for registration of incoming accounting documents.

Recognition Date shall mean the date of recording in the accounts the income received or expenses incurred from performance of works (provision of services), including income and expenses from banking operations and other transactions as well as operating and other income and expenses, such as commission fees and commission charges.

Accounts Receivable shall mean the total of debts (cash, property) due to the Bank from debtor Counterparties.

Contracts shall mean contracts on the Bank’s financial and business activities (contracts for purchase and sale of property, performance of works, provision of services, lease (sublease) contracts, bank account agreements, bank deposit agreements (including those signed with credit organizations), loan agreements, agreements for transactions with financial assets and other contracts) signed between the Bank and the Counterparty. If a Contract stipulates that several types of services shall be rendered (several types of work performed, other transactions executed), then each type of services, works and transactions shall be viewed as performed under a separate Contract.

Staged work delivery contract shall mean a Contract to be performed within several months which stipulates acceptance of works performed (services rendered) as each stage is completed, with drawing-up and signing of the Supporting Documents.

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Commission Fee shall mean the Bank’s income in the form of fees for operations, transactions and services as well as for intermediary services under brokerage Contracts, commission and mandate Contracts, agency Contracts and other similar Contracts.

Commission Charge shall mean the Bank’s expense in the form of payments charged from the Bank for operations, transactions, services rendered to the Bank, including expenses related to support of the Bank’s activities, and in the form of payments charged from the Bank for rendering intermediary services under brokerage Contracts, commission and mandate Contracts, agency Contracts or other similar Contracts.

Counterparty shall mean the other party to a Contract (customer, respondent bank, buyer, seller, receiver, consumer etc.).

Accounts Payable shall mean the funds that were raised by the Bank on a temporary basis for settlements with respect to assets sold, works performed and services rendered.

Deferment of payment shall mean the Contract provision according to which the customer (buyer) shall pay for a service or work in full or in part in some time after the work or service was completed by the Contractor in due time under the Contract.

Supporting Documents shall mean primary documents that have been executed in compliance with the law, confirm the fact of work or service completion, serve as the basis to recognize the income received or expenses incurred (for instance, the act of transfer and acceptance of works performed, the act of services rendered, the Contractor’s reports etc.), and contain all the required details allowing to determine the substance and nature of the services rendered (works performed).

The principle for uniform recognition of income and expenses based on the number of days of Contract performance – in order to calculate the income or expense amount for a specific month of Contract performance / Current Year / Future Year, the total income or expense amount under the Contract shall be divided by the number of calendar days of the Contract duration and shall be multiplied by the number of calendar days of Contract duration within a specific month / Current Year / Future Year.

The principle for uniform recognition of income and expenses based on the number of months of Contract performance – in order to calculate the income or expense amount per month of Contract performance, the total income or expense amount under the Contract shall be divided by the number of months of the Contract duration.

Advance payment for a service (work) shall mean a Contract provision stipulating that the buyer shall pay for the service or work in full or in part prior to the Contractor’s performance of the work or service in due time, as specified in the Contract.

Tariffs shall mean the list of possible amounts and rates of fees for the operations conducted by the Bank under instructions of individuals and legal entities, including credit organizations, stipulated by the Catalogue of tariffs for services rendered by the Bank as well as by other Contracts establishing the said Tariffs.

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Current Year shall mean the calendar year when a Contract was concluded and when Contract performance started.

1.3. Income and expenses shall be recognized and recorded based on the prudence principle.

1.4. Lump sums received (paid) that are subject to recording as income (expenses) in the subsequent periods shall be recorded in the Bank’s balance sheet as deferred income (expenses).

The time interval for recording the amounts on accounts of deferred income (expenses) shall constitute one calendar month. The amounts of deferred income and expenses for the corresponding calendar month shall be recorded on accounts of deferred income and expenses within the last five working days of the month. If deferred income and expenses are recorded, correspondingly, as income and expenses during the time intervals to which they refer, no additional primary supporting documents are needed to prove that income has been acquired or expenses incurred, i.e., to prove the fact of income and expenses recognition.

2. Income Recognition Rules

2.1. Income Recognition Principles

2.1.1. Income shall be recognized in accounts provided all of the following conditions are met:
a) the Bank’s right to receive the said income arises from a specific Contract or is confirmed in any other appropriate way;
b) the income amount may be determined;
c) there is no uncertainty as to income receipt;
d) as a result of a specific operation on delivery (realization) of asset, performance of works, provision of services, the ownership to the asset delivered has been transferred from the Bank to the buyer, or the work has been accepted by the customer, or the service has been rendered.

2.1.2. Interest income from operations involving placement (provision) of cash and precious metals, from acquired debt instruments (including third-party promissory notes), from securities lending operations as well as income from provision of other assets for a fee and on the temporary use basis (possession and use) shall be recognized by the Bank provided all of the conditions specified in subparagraphs “a”-“c”, paragraph 2.1.1 hereof are complied with.

Lack or availability of uncertainty as to acquisition of the said income shall be recognized by the Bank based on estimated quality of loans, loan debt or similar debts (hereinafter – the “loan”) or the estimated level of risk of possible losses with respect to the appropriate asset (claim):
- for loans and assets (claims) referred by the Bank to quality categories I-III, income acquisition shall be recognized as positive (the probability of income acquisition is unconditional and (or) high);

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- for loans and assets (claims) referred by the Bank to quality categories IV and V, income acquisition shall be recognized as uncertain (problematic or uncollectible income).

2.1.3. Income from operations involving asset delivery (realization), performance of works or provision of services shall be recognized by the Bank if all of the conditions specified in subparagraphs “a”, “b” and “d”, paragraph 2.1.1 hereof are complied with.

Income from specific operations of asset delivery (realization) shall be recognized in the Bank’s accounts on the date when ownership to the said delivered (realized) assets is transferred, irrespective of the contractual payment terms (advance, down payment, deferment, installments).

2.1.4. If at least one of the conditions listed in paragraph 2.1.1 hereof is not satisfied with respect to cash or other assets that have been actually received by the Bank, a liability (including liability in the form of Accounts Payable), and not income, shall be recognized in the accounts.

2.1.5. The amounts received (collected) which are to be transferred in favour of third parties shall not be recognized as income.

2.2. Income Recognition Date

Depending on the type (nature) of operations conducted by the Bank, the Income Recognition Date shall mean:

2.2.1. The date when ownership to assets delivered (realized) is transferred – for income from specific operations of asset delivery (realization).

2.2.2. The date when work is accepted (service rendered) - for income from specific operations involving performance of works (rendering of services). The date of work acceptance (provision of service) shall be determined under the Contract signed (including the settlement date), or as the last working day of the month, or as the Date of receipt (drawing-up) of Supporting Documents, irrespective of the contractual payment terms.

2.2.3. The date when a court decision becomes effective, or the date when monetary funds are actually received, or the date when the debtor provides a written confirmation:
with respect to income in the form of forfeits (fines, penalties) and (or) other sanctions for breach of contractual or debt obligations;
with respect to loss (damage) compensation amounts.

2.2.4. The date when documents confirming the income are detected (received, settled and (or) found):
for income from writing-off liabilities, including unclaimed Accounts Payable;
for income from recording of cash and property surpluses;
for income from cash received with respect to claims and accounts receivable that were written off as expenses in the past years;
for other income of non-recurrent, random nature.

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2.2.5. The earlier of the two dates: delivery date or settlement date, for the following transactions concluded:

purchase and sale of foreign currency for rubles in cash and non-cash forms (including futures transactions);
purchase and sale of a foreign currency in exchange for another foreign currency) in cash and non-cash forms (including futures transactions).

2.2.6. The date of ownership transfer with respect to operations on:
retirement (realization) of precious metals and precious stones (including futures transactions);
retirement (realization) of the Bank’s property.

2.2.7. Revaluation date – for income in the form of positive revaluation due to changes in the official foreign currency exchange rates/valuation prices for precious metals/ basic variables for claims and liabilities revaluated using IED:
funds in foreign currencies;
precious metals;
claims and liabilities revaluated using IED.

2.2.8. The date fixed by the Contract – for income from operations related to conclusion and performance of settlement (non-delivery) futures transactions (including progress payments in the form of variation margin).

2.2.9. The date of claim retirement, which shall mean the date when the right of claim is transferred to other parties (realization date) determined by the transaction terms, or the date when a debtor (borrower) discharges its obligations.

2.2.10. The date of declaration (including open publication) – for income in the form of dividends based on share participation in the activities of other organizations.

2.3. Peculiarities of income recognition and accounting, depending on the contractual payment terms:

2.3.1. Income from operations received by the Bank on Recognition Date shall be recorded on income accounts.

2.3.2. Monetary funds received by the Bank prior to Recognition Date (for instance, under a Contract with the provision of Advance Payment for a service) shall be recognized in accounts on the day they are received:

as Accounts Payable, if the Contract provides for monthly or staged drawing-up of Supporting Documents, and shall be referred to income accounts when Recognition Date occurs;

as deferred income, if the contract does not provide for drawing-up of Supporting Documents, or if a single Supporting Document is drawn up for the total Contract amount at Contract start, and shall be referred to income accounts on the dates determined by paragraph 1.4 of this Annex.

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2.3.3. If the income Recognition Date arrives under concluded Contracts with the provision for Payment Deferment, or if the funds are not received from the Counterparty, the Bank shall record the recognized income and the Accounts Receivable.

2.4. Peculiarities of income recognition with respect to Contracts performed within several months (income for services rendered for several months).

Income form provision of services, including Commission Fee, shall be recognized and recorded in the accounts:

2.4.1. for Contracts without staged delivery of works (services) – on the last working day of the month and on the date of Contract expiry, taking into account the Principle for uniform recognition of income and expenses based on the number of days/months of Contract performance, or based on the actual scope of rendered services, or based on the actual cost of the service rendered during the specific month according to the Contract terms.

2.4.2. for Contracts with staged delivery of works (services) – on the date Supporting Documents are received from the Counterparty, in the amount determined by the Supporting Documents.

2.5. Income from operations of asset delivery (realization) shall be determined as the difference between the balance sheet value of assets and the costs of asset retirement (delivery) in the established cases, and the proceeds from sale, and shall be recognized in accounts on the date when ownership to the said delivered (realized) assets is transferred, irrespective of the contractual payment terms.

2.6. Currency income from performance of works and provision of services shall be recorded on income accounts in ruble equivalents of the corresponding foreign currency amount, based on the official exchange rate of the Bank of Russia on the Date of Income Recognition.

If, for any reasons, the Supporting Documents serving as the basis for recording the operation in the accounts and (or) for determining the Income Recognition Date are accounted for on a later date, the differences between revaluation of foreign currency funds on the accounting date and on the Recognition Date shall be recorded in correspondence to the accounts for income/expenses from revaluation of foreign currency funds.

2.7. If the Bank is entitled to directly debit funds from the Counterparty’s account, and if, on the date the Contractor is to pay a fee to the Bank under the Contract, no funds are received towards the said fee and no funds are available on the Counterparty’s account, the Bank shall draw up a settlement document for collection of debt from the Counterparty and shall place the said document in the file of outstanding settlement documents (account No. 90902).

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3. Expense Recognition Rules

3.1. Expense Recognition Principles

3.1.1. Expense shall be recognized in the Bank’s accounts provided the following conditions are met:
a) the expense is made (arises) according to a specific Contract, requirements of legislative or other normative acts, or business practices;
b) the expense amount may be determined;
c) there is no uncertainty with respect to the expense.

3.1.2. The Bank shall acknowledge that if the Bank acts as a customer (receiver, consumer, buyer) with respect to any works and services, the uncertainty regarding the above shall be removed starting from the Date of work or service acceptance by the Bank.

3.1.3. Expenses on specific operations of assets delivery (realization) shall be recognized in the Bank’s accounts on the date ownership to the assets delivered (realized) is transferred, irrespective of the contractual payment terms (advance, down payment, deferment, installments).

3.1.4. If any of the conditions listed in subparagraphs of paragraph 3.1.1 hereof is not met with respect to any cash actually paid or assets delivered, only the corresponding asset (or claim, including claim in the form of Accounts Receivable), and not expense, shall be recognized in the Bank’s accounts.

3.1.5. The costs and expenses subject to compensation to the Bank according to specific contract terms shall not be recognized as the Bank’s expenses and shall be recorded as Accounts Receivable.

Compensations regarding services of individual nature and banking operations shall be recorded on account receivable No. 47423 “Claims with respect to other operations”; compensations regarding business operations - on accounts No. 60312 “Settlements with suppliers, contractors and customers” and No. 60314 “Settlements with non-resident organizations on business operations”; compensations regarding other operations – on account No. 60323 “Settlements with other debtors”.

The costs of services which cannot be identified as related to specific Counterparties (for instance, mail bills, DHL bills) shall be recognized as the Bank’s expenses.

3.2. Expense Recognition Date

Depending on the type (nature) of operations conducted by the Bank, the Expense Recognition Date shall mean:
3.2.1. The date when ownership to assets delivered (realized) is transferred – for expenses on specific operations of asset delivery (realization).

3.2.2. The date when work is accepted (service rendered) - for expenses on specific operations involving performance of works (provision of services). The date of work acceptance (provision of service) shall be determined under the Contract signed (including the settlement date), or as the last working day of the month, or as the Date of receipt (drawing-up) of Supporting Documents, irrespective of the contractual payment terms.

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3.2.3. The earlier of the two dates: delivery date or settlement date with respect to transactions:
on purchase and sale of a foreign currency for rubles in cash and non-cash forms (including futures transactions);
on purchase and sale of a foreign currency in exchange for another foreign currency in cash and non-cash forms (including futures transactions).

The date of ownership transfer with respect to operations:
on retirement (realization) of precious metals and stones (including futures transactions);
on retirement (realization) of the Bank’s property.

3.2.5. The date of claim retirement, which shall mean the date when right of claim is transferred to other parties (realization date) determined by the transaction terms, or the date when a debtor (borrower) discharges its obligations.

3.2.6. The date fixed by the Contract for payment of expenses on operations related to conclusion and performance of settlement (non-delivery) futures transactions (including progress payments in the form of variation margin).

3.2.7. The date when salary funds are calculated – for salary expenses.

3.2.8. The date falling on one of the last five working days in a month – for expenses on amortization of fixed and intangible assets.

3.2.9. The date of taxes and levies calculation, but no later than the corresponding payment date - for taxes and levies.

3.2.10. The date of advance report approval – for travel and representation expenses.

3.2.11. The date when monetary funds are actually paid, or when a court decision becomes effective:
with respect to expenses in the form of forfeits (fines, penalties) and (or) other sanctions for breach of contractual or debt obligations;
with respect to loss (damage) compensation amounts.

3.2.12. The date when documents are detected (received, settled and (or) found) confirming the expenses:
on writing-off uncollected Accounts Receivable;
on writing-off property or cash deficiencies1;
resulting from force-majeure circumstances in business activity (a natural disaster, a fire, an accident, nationalization of property etc.);
charity and other similar expenses;
other expenses of non-recurrent, random nature.

____________________

1 including writing-off according to the procedure stipulated by Instruction “On the procedure of cash operations in JSC VTB Bank” enacted by Order of the Bank No. 682 dated August 1, 2005.

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3.2.13. Revaluation date – for expenses in the form of negative revaluation due to changes in the official foreign currency exchange rates/valuation prices for precious metals/ basic variables for claims and liabilities revaluated using IED:
funds in foreign currencies;
precious metals;
claims and liabilities revaluated using IED.

3.3 The peculiarities of expense recognition, depending on the contractual payment terms.

3.3.1. Expenses, including Commission Charges, paid (transferred) by the Bank on the Recognition Date shall be recorded on expense account.

3.3.2. Advance Payments made by the Bank under Contracts containing the provisions for Advance Payments shall be recognized in the corresponding accounts:
as Accounts Receivable, if the Contract provides for monthly or staged drawing-up of Supporting Documents prior to Expense Recognition Date;
as deferred expenses, if the contract does not provide for drawing-up of Supporting Documents, or if a single Supporting Document is drawn up for the total Contract amount at Contract start; the said expenses shall be referred to expense accounts according to paragraph 1.4 of this Annex.

3.3.3. If the Expense Recognition Date arrives under Contracts concluded with the provision for Payment Deferment, the Bank shall record the recognized expenses and Accounts Payable.

3.4. Peculiarities of expense recognition with respect to Contracts performed within several months. Expenses shall be recorded in the accounts as follows:

3.4.1. for Contracts without staged delivery of works (services) – on the last working day of the month and on the date of Contract expiry, taking into account the Principle for uniform recognition of income and expenses based on the number of days/months of Contract performance, or based on the actual scope of works performed or services rendered, or the specific cost of service (work) performed during the specific month, according to the Contract terms.

3.4.2. for Contracts with staged delivery of works – on the date Supporting Documents are received, in the amount determined by the Supporting Documents.

3.5. Peculiarities of recognition of certain expense types.

3.5.1. Salary expenses, including quarterly bonuses and compensations, shall be recorded on expense accounts as they accrue. In this regard, the amounts of accrued vacation allowances transferred from one month to another shall be recognized as expenses in proportion to the number of days in each month.

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3.5.2. Expenses on all types of fixed assets repairs shall be recognized based on Supporting Documents, as the tangible assets used for the repairs are written off and as the acts for transfer and acceptance of works performed are signed.

3.5.3. Expenses on utilities and other services rendered under the Contracts which do not provide for execution of Supporting Documents shall be recorded in the accounts on the last working day of the month based on calculations, certificates, readings of counters, norms etc.

3.5.4. VAT amounts paid shall be recorded as expenses if the cash has actually been transferred to the Counterparty, but no sooner than the Expense Recognition Date under the Contract, provided the corresponding invoices are available. Invoices only are insufficient without the Supporting Documents where the appropriate VAT amounts are shown in separate lines.

3.6. Expenses on specific operations of asset delivery (sale) shall be determined as the difference between the balance sheet value of assets, costs related to retirement (sale) of assets in the established cases, and the proceeds from selling; the said expenses shall be recognized in accounts on the date when ownership to the said delivered (sold) assets is transferred, irrespective of the contractual payment terms.

3.7. The Recognition Date for expenses in the form of forfeits (fines, penalties) and other sanctions for default or improper performance of contractual terms shall mean the Date the appropriate amounts are recognized by the Bank (the date of actual payment of funds transferred as forfeits), or the date when the court decision on collection of the said amounts from the Bank becomes effective.

3.8. Currency expenses on works performed and services rendered shall be recorded on expense accounts in ruble equivalents of the corresponding foreign currency amount, based on the official exchange rate on the Expense Recognition Date.

If, for any reasons, the Supporting Documents serving as the basis for recording the operation in the accounts and (or) for determining the Expense Recognition Date are accounted for on a later date, the differences between revaluation of foreign currency funds on the accounting date and on the Recognition Date (realization date) shall be reversed in correspondence to accounts for revaluation of foreign currency funds.

3.9. The cost of state duty with respect to statements of claim submitted to judicial bodies shall be recorded on account No. 60312 “Settlements with suppliers, contractors and customers”.
Based on an effective decision of the court regarding compensation by a party to the proceedings of the state duty amount paid by the Bank, the Bank’s state duty costs shall be transferred to account No. 60323 “Settlements with other debtors”.
If the court decision is not in favour of the Bank, the state duty costs shall be recognized as expenses on the date when the court decision takes effect.

3.10. According to Article 106 of the Arbitration Procedure Code of the Russian Federation, the litigation expenses related to proceedings in the court of arbitration shall include the amounts payable to experts, witnesses, translators, expenses related to on-site inspection of evidence, service fees of attorneys and other persons providing legal aid (representatives) as well as other expenses incurred by the parties to the case in connection to the arbitration proceedings.

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Legal and arbitration expenses incurred by the Bank while referring to judicial bodies shall be recognized as expenses if a judicial act sets out that the Bank is a defeated party in the case. In this case, the date of legal expense recognition shall constitute the date when the court decision becomes effective.

If a judicial act rules that the other party to the case shall compensate the Bank’s legal expenses, the amount of legal expenses specified in the effective judicial act shall be recorded on account No. 60323 “Settlements with other debtors” until the said amount is collected (written off). Control over collection of accounts receivable shall be exercised according to the requirements set out in Regulation No. 283-P of the Central Bank of Russia “On the procedure for making provisions for possible losses by credit organizations” dated March 20, 2006 and in Instruction “On the procedure for making provisions for possible losses” enacted by Order No. 210 dated April 4, 2007.

4. Correction of erroneous entries in income and expense accounts.

4.1. Erroneous entries in income and expense accounts may constitute:
incorrect correspondence of accounts (including incorrect income/expense symbol);
incorrect entry amount.

4.2. Corrective entries shall be made by means of:
a reversing entry – corrections are made in the total amount by reversing entries in all the accounts where the initial operation was recorded;
a corrective entry – correction within the limits of the excessively (insufficiently) posted amount, or if the erroneous entry means that only one of the accounts participating in the posting is incorrect and a reversing entry is made only in this account.

4.3. Erroneous entries in income and expense accounts detected in the course of current operations (prior to concluding the daily balance sheet) shall be corrected by canceling the accounting entries, both in case of incorrect amounts and incorrect correspondence. If, under data processing terms, the posting of entries cannot be cancelled, the erroneous entries shall be corrected by reversing the erroneous entry and making a new, correct one.

4.4. Erroneous entries in income and expense accounts detected after the balance sheet has been concluded but within the reporting year shall be corrected by means of:
a reversing entry;
a corrective entry.

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4.5. Erroneous entries in income and expense accounts made in the previous reporting year and detected during the period from January 1 of the new year to the date of preparing the annual accounting report shall be corrected according to the following procedure:

if the erroneous entry refers to a post balance sheet date event, corrections in the accounting records shall be made as PBSDE according to a specific internal normative document of the Bank;

other erroneous entries shall be corrected according to the procedure set out in paragraph 4.6 hereof.

4.6. An erroneous entry in income and expense accounts made in the previous reporting year and detected after the annual report was prepared, or made in the earlier reporting periods shall be corrected by making a corrective entry:
on income account (symbol “income of past years detected in the current year”), if the said amount was entered in expense account before;
on expense account (symbol “expenses of past years detected in the current year”), if the said amount was entered in income account before.

5. Income and expense accounting on accrual basis.

5.1. Income accounting on accrual basis.

5.1.1. Recognized income shall be recorded in ledger accounts opened according to the Bank’s established procedure for application of income and expense accounts.

5.1.2. If the Contract terms stipulate that the Bank shall receive down payments (advance) for works performed (services rendered), or in the case specified in paragraph 2.1.3 hereof, the cash received shall be recognized as Accounts Payable and shall be recorded in the appropriate accounts, depending on the nature of works performed (services rendered). Accounts Payable shall be maintained broken down by contracts, types of operations (commissions) and types of currencies (payment currencies).

Cash received as advance and down payments for banking operations specified in Article 5 of Federal Law “On banks and banking activity” shall be recorded on accounts No. 47422 “Liabilities with respect to other operations”. Analytical accounting of the said operations shall be maintained in ledger accounts opened for each Counterparty or each type of operations.

The amounts of advances and down payments received from beneficiaries (buyers, customers) for business operations shall be recorded on accounts No. 60311 “Settlements with suppliers, contractors and customers” and No. 60313 “Settlements with non-resident organizations on business operations”. Analytical records shall contain ledger accounts opened for each Counterparty.

Cash received as payments for other business operations shall be recorded on account No. 60322 “Settlements with other creditors”. Analytical records shall contain ledger accounts opened for each Counterparty.

5.1.3. If the Contract terms stipulate that the Bank shall provide Payment Deferment to the Counterparty, Accounts Receivable shall be recorded in balance sheet accounts on the Income Recognition Date, depending on the nature of works performed (services rendered) in correspondence to the income accounts. Accounts Receivable shall be maintained in the currency of the Contract (Tariff) or in the payment currency, if the Account Receivable is subject to IED under the Contract terms. Accounts Receivable shall be broken down by contracts and types of operations (commissions).

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If income from banking activities and penalties from banking operations accrue, Accounts Receivable shall be recorded on account No. 47423 “Claims with respect to other operations”. Analytical records shall contain ledger accounts opened for each Counterparty or each type of operations.

If income accrues with respect to business operations (services rendered, works performed), Accounts Payable shall be recorded on accounts No. 60312 “Settlements with suppliers, contractors and customers” and No. 60314 “Settlements with non-resident organizations on business operations”. Analytical records shall contain ledger accounts opened for each Counterparty.

If income accrues with respect to other business operations as well as penalties (forfeits, fines) with respect to other operations, Accounts Receivable shall be recorded on account No. 60323 “Settlements with other debtors”. Analytical records shall contain ledger accounts opened for each Counterparty.

5.1.4. In case the Contract does not provide for drawing-up of Supporting Documents, or if a single Supporting Document is drawn up for the total Contract amount at Contract start, the received (acquired) non-recurrent amounts of commission fee for the total Contract amount shall be recorded on account No. 61304 “Deferred income from other operations” and shall be recorded as income in subsequent months according to paragraph 3.5.2 of the Accounting Policy. Analytical accounts shall be maintained for each Contract.

5.2. Expense accounting on accrual basis

5.2.1. Recognized expenses shall be recorded in ledger accounts opened according to the Bank’s established procedure for application of income and expense accounts.

5.2.2. If the Contract terms stipulate that the Bank shall transfer down payments (advance) for works performed or services rendered in favour of the Bank, or in the case specified in paragraph 3.1.4 hereof, the cash transferred shall be recognized as Accounts Receivable and shall be recorded in the appropriate accounts, depending on the nature of works performed (services rendered). Accounts Receivable shall be maintained in payment currency.

Cash paid to other counterparties for conducting banking operations specified in Article 5 of Federal Law “On banks and banking activity” shall be recorded on accounts No. 47423 “Claims with respect to other operations”. Analytical records shall contain ledger accounts opened for each Counterparty or each type of operations.

The amounts of advances and down payments made to suppliers and contractors, transferred as payments for business operations shall be recorded on accounts No. 60312 “Settlements with suppliers, contractors and customers” and No. 60314 “Settlements with non-resident organizations on business operations”. Analytical records shall contain ledger accounts opened for each Counterparty.

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Cash transferred as payments for other business operations, including payment of penalties, shall be recorded on account No. 60323 “Settlements with other debtors”. Analytical records shall contain ledger accounts opened for each Counterparty.

The advance amounts paid towards future accruals of salaries or towards specific labor contracts (agreements) shall be recorded on account No. 60306 “Salary settlements with employees”. Analytical records shall contain ledger accounts opened for each employee, including the persons who are not employed by the Bank but have performed works based on specific civil law contracts (agreements).

The amounts of accountable cash paid to employees, the amounts transferred to an employee who is outside of the Bank for business purposes; the amounts of cash and other tangible assets deficiencies arising due to cash miscalculations, theft and other abusive practices of the Bank’s employees shall be recorded on account No. 60308 “Settlements with employees with respect to accountable amounts”. Analytical records shall contain ledger accounts opened for each employee who receives accountable cash, and for designated purposes of the accountable amounts, as well as for each employee of the Bank who has caused a deficiency in cash and other valuables.

5.2.3. If the Contract terms stipulate that the Bank shall receive Payment Deferment, Accounts Payable shall be recorded on the Expense Recognition Date in correspondence to the expense accounts, depending on the nature of works performed (services rendered). Accounts Payable shall be maintained in the currency of the Contract (Tariff) or in the payment currency, if the Account Payable is subject to IED under the Contract terms.

Expenses that accrue on payments to Counterparties for services rendered (works performed) in the course of banking operations on terms of Payment Deferment as well as expenses that accrue on penalties (fines, forfeits) with respect to banking operations shall be recorded as Accounts Payable on account No. 47422 “Liabilities with respect to other operations”. Analytical records of the said operations shall contain ledger accounts opened for each Counterparty or each type of operations.

The costs of accepted works and services due to suppliers and contractors shall be recorded on accounts No. 60311 “Settlements with suppliers, contractors and customers” and No. 60313 “Settlements with non-resident organizations on business operations”. Analytical records shall contain ledger accounts opened for each Counterparty.

If expenses accrue with respect to other business operations and penalties (fines, forfeits), Accounts Payable shall be recorded on account No. 60322 “Settlements with other creditors”. Analytical records shall contain ledger accounts opened for each Counterparty.

The amounts of accrued salaries, including accruals for the first half of the month, bonuses and other payments stipulated by the law, shall be recorded on account No. 60305 “Salary settlements with employees”. Analytical records shall contain ledger accounts opened for each employee, including the persons who are not employed by the Bank but have performed works based on specific civil law contracts (agreements).

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In case the Contract does not provide for drawing-up of Supporting Documents, or if a single Supporting Document is drawn up for the total Contract amount at Contract start, the paid non-recurrent commission charges subject to recording as deferred expenses shall be recorded on account No. 61403 “Deferred expenses on other operations” and shall be recorded as expenses in subsequent months according to paragraph 3.5.3 of the Bank’s Accounting Policy. Analytical accounts shall be maintained for each Contract.

5.3. Correction of erroneous entries in income and expense accounts.

5.3.1. Below are the examples of correction of erroneous entries in income and expense accounts within the reporting year, if the said entries are detected after the balance sheet has been prepared.

Causes of erroneous entries	Correction methods	Correction of erroneous entry in the credit side of account	Correction of erroneous entry in the debit side of account
Wrong correspondence of accounts
An error in the choice of income or expense ledger account	Reversing entry	Debit of income account (erroneous) Credit of income account (correct)	Debit of expense account (correct) Credit of expense account (erroneous)
An error in the choice of ledger account of Counterparty / Accounts Receivable / Accounts Payable	Reversing entry	Debit of income account Credit of Counterparty’s account / Accounts Payable (erroneous) Debit of Counterparty’s account / Accounts Payable Credit of income account (correct)	Debit of Counterparty’s account / Accounts Receivable (erroneous) Credit of expense account Debit of expense account Credit of Counterparty’s account / Accounts Receivable (correct)
An error in the transaction amount
Less than due income amount was received, expense amount was not recorded	Corrective entry for the difference in amounts	Debit of Counterparty’s account / Accounts Payable Credit of income account	Debit of expense account Credit of Counterparty’s account / Accounts Receivable
Surplus income amount was received, surplus expense amount was recorded	Corrective entry for the difference in amounts	Debit of income account Credit of Counterparty’s account / Accounts Payable	Debit of Counterparty’s account / Accounts Receivable Credit of expense account

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5.3.2. Below are the examples of corrections of erroneous entries in income and expense accounts made in the previous reporting year and detected after the annual report was prepared.

Causes of erroneous entries	Correction methods	Correction of erroneous entry in the income account	Correction of erroneous entry in the expense account
Less than due income was received or expense amount was not recorded	Corrective entry for the difference in amounts	Debit of Counterparty’s account / Accounts Payable Credit of income account, symbol based on economic substance of the transaction	Debit of expense account, symbol based on economic substance of the transaction Credit of Counterparty’s account / Accounts Receivable
Surplus income amount was received or surplus expense amount was recorded	Corrective entry for the difference in amounts	Debit of expense account, symbol “expenses of past years detected in the current year” Credit of Counterparty’s account / Accounts Payable	Debit of Counterparty’s account / Accounts Receivable Credit of income account, symbol “income of past years detected in the current year”

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Annex 2
to Regulation “Accounting Policy of JSC VTB Bank” enacted by Order of JSC VTB Bank dated December 18, 2008 No. 1062

PROCEDURE FOR RECORDING INCOME AND EXPENSES FROM REVALUATION OF FOREIGN CURRENCY FUNDS AND PRECIOUS METALS, ASSETS (CLAIMS) AND LIABILITIES CONTAINING INSEPARABLE EMBEDDED DERIVATIVES (IED), CLAIMS AND LIABILITIES WITH RESPECT TO SETTLEMENT (NON-DELIVERY) TRANSACTIONS AND OPENING THE APPROPRIATE ACCOUNTS IN JSC VTB BANK.

1. Revaluation of foreign currency funds

1.1. Revaluation of foreign currency funds shall be carried out according to paragraph 1.17, Part I “General Provisions” of the Rules.

1.2. Revaluation of foreign currency funds shall be carried out in automatic mode at the start of transaction day before operations are recorded in accounts. Incoming balances on ledger accounts at the day start shall be subject to revaluation. At the end of transaction day, foreign currency accounts shall be valuated additionally.

1.3. Analytical accounting data denominated in foreign currency shall be converted into rubles (foreign currency funds shall be revaluated) by multiplying the foreign currency amount by the official exchange rate set for the said currency against ruble by the Bank of Russia (hereinafter – the official exchange rate).

1.4. Foreign currency accounts in the Bank’s balance sheet shall be revaluated on the Bank’s working days based on the official exchange rates set for foreign currencies against ruble by the Bank of Russia for the given day. A daily balance sheet for January 1 shall be made based on the official exchange rates valid as of December 31.

1.5. Recording of revaluation of foreign currency accounts in Chapter “A” “Balance sheet accounts” in the Chart of Accounts of the Rules.

1.5.1. Positive revaluation of foreign currency funds shall be recorded based on the accrued total since the year start in balance sheet account No. 70603, the negative revaluation shall be recorded in balance sheet account No. 70608. On the first working day of the new year, following drawing-up of the accounting balance sheet for January 1, the balances from the accounts specified above shall be transferred to accounts for recording the financial result of the past year. Positive revaluation shall be transferred to balance sheet account No. 70703, and negative revaluation - to balance sheet account No.70708. On the day when the annual accounting report is prepared, the balances on the accounts of financial result for the past year shall be transferred to the account of profit (loss) of the past year.

1.5.2. Income from the said operations shall be recorded in the Income Statement (hereinafter – IS) under symbol 15102, and expenses – under symbol 24102.

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1.5.3. Revaluation shall be carried out and recorded in the accounts separately for each foreign currency code. Separate ledger accounts for recording revaluation of foreign currency funds shall be opened taking into account the following peculiarities.

Income and expenses from revaluation of the currencies whose official exchange rates against ruble are set by the Bank of Russia on a daily basis (on the Bank’s working days) shall be recorded on separate ledger accounts in the ABS of the Parent Organization/branches. Ledger accounts shall be opened for each of the currency codes:
for recording revaluation of foreign currency accounts, except for accounts on operations with securities denominated in foreign currencies;
for recording revaluation of accounts on operations with securities denominated in foreign currencies.

For the purpose of recording income and expenses from revaluation of currencies whose official exchange rates against ruble are set by the Bank of Russia on a monthly basis and the currencies used in the Russian Federation banking system under inter-governmental agreements (the clearing currencies), the above currencies are classified in groups. Revaluation of accounts denominated in the said currencies shall be recorded in ABS of the Parent Organization/branches on ledger accounts opened for a currency group (2 ledger accounts per each group):
for recording revaluation of foreign currency accounts, except for accounts on operations with securities denominated in foreign currencies;
for recording revaluation of accounts on operations with securities denominated in foreign currencies.

The results of revaluation of the currencies whose official exchange rates against ruble are set by the Bank of Russia on a monthly basis and the currencies used in the Russian Federation banking system under inter-governmental agreements (the clearing currencies), broken down by currency codes, for any set period of time shall be recorded in the cumulative list.

1.5.4. The chart of ledger accounts for revaluation of foreign currency funds and the account numbers based on the codes of revaluated currencies are provided in Annex 1 hereto.

1.5.5. Positive revaluation shall be determined and recorded in the accounts as follows:
1) increase in the ruble equivalent of assets and claims – debit of asset account; credit of No. 70603;
2) decrease in the ruble equivalent of liabilities – debit of liability account; credit of No. 70603.

1.5.6. Negative revaluation shall be determined and recorded in the accounts as follows:
1) decrease in the ruble equivalent of assets and claims – debit of No. 70608; credit of asset account;
2) increase in the ruble equivalent of liabilities – debit of No. 70608; credit of liability account.

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1.6. Recording of foreign currency accounts revaluation in Chapter “C” “Off-balance sheet accounts” in the Chart of Accounts of the Rules.

1.6.1. Off-balance sheet accounts for claims and liabilities in foreign currency shall be revaluated due to changes in the official exchange rate of the Bank of Russia. Off-balance sheet accounts No. 99998 and No. 99999 shall be maintained in rubles and shall not be revaluated.

1.6.2. If the official foreign currency exchange rates against ruble increase, revaluation of off-balance sheet accounts shall be recorded as follows:
1) for off-balance sheet liability accounts – debit of No. 99998; credit of the said accounts;
2) for off-balance sheet asset accounts – debit of the said accounts; credit of No. 99999.

1.6.3. If the official foreign currency exchange rates against ruble drop, revaluation of off-balance sheet accounts shall be recorded as follows:
1) for off-balance sheet liability accounts - debit of the said accounts; credit of No. 99998;
2) for off-balance sheet asset accounts – debit of No. 99999; credit of the said accounts.

2. Revaluation of precious metals

2.1. Revaluation of precious metals shall be carried out according to paragraph 1.18, Part I “General Provisions” of the Rules.

2.2. Revaluation of precious shall be carried out at the start of transaction day before any operations are recorded in the account (accounts). Incoming balances on ledger accounts at the day start shall be subject to revaluation. At the end of transaction day, precious metals accounts shall be valuated additionally.

2.3. Analytical accounting data denominated in accounting units of precious metals weight shall be converted into rubles (precious metals shall be revaluated) by multiplying the quantity of a precious metal, recorded in analytical ledger accounts under the appropriate code, by the valuation price set for the said metal by the Bank of Russia on a daily basis.

2.4. Precious metal accounts in the Bank’s balance sheet shall be revaluated on the Bank’s working days based on changes in the valuation price for the metal set by the Bank of Russia. A daily balance sheet for January 1 shall be made based on the valuation price for the corresponding affined precious metal valid as of December 31.

2.5. Recording of revaluation of precious metals accounts in Chapter “A” “Balance sheet accounts” in the Chart of Accounts of the Rules.

2.5.1. Positive revaluation of precious metals shall be recorded based on the accrued total since the year start in balance sheet account No. 70604, the negative revaluation shall be recorded in balance sheet account No. 70609. On the first working day of the new year, following drawing-up of the accounting balance sheet for January 1, the balances on the accounts specified above shall be transferred to accounts for recording the financial result of the past year. Positive revaluation shall be transferred to balance sheet account No. 70704, and negative revaluation - to balance sheet account No.70709. On the day when the annual accounting report is prepared, the balances from the accounts of financial result of the past year shall be transferred to the account of profit (loss) of the past year.

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2.5.2. Income from the said operations shall be recorded in the Income Statement under symbol 15103, expenses – under symbol 24103.

2.5.3. Revaluation shall be carried out and recorded in the accounts separately for each precious metal code, i.e., a separate ledger account shall be opened for each precious metal code.

The chart of ledger accounts for revaluation of precious metals and the account numbers based on the codes of revaluated metals are provided in Annex 2 hereto.

2.5.4. Positive revaluation shall be determined and recorded in the accounts as follows:
1) increase in the ruble equivalent of assets and claims – debit of asset account; credit of No. 70604;
2) decrease in the ruble equivalent of liabilities – debit of liability account; credit of No. 70604.

2.5.5. Negative revaluation shall be determined and recorded in the accounts as follows:
1) decrease in the ruble equivalent of assets and claims – debit of No. 70609; credit of asset account;
2) increase in the ruble equivalent of liabilities – debit of No. 70609; credit of liability account.

2.6. Recording of precious metals accounts revaluation in Chapter “C” “Off-balance sheet accounts” in the Chart of Accounts of the Rules.

2.6.1. Off-balance sheet accounts for claims and liabilities in precious metals shall be revaluated due to changes in valuation prices for precious metals.

2.6.2. Revaluation of off-balance sheet accounts due to increase in valuation prices for precious metals shall be recorded as follows:
1) for off-balance sheet liability accounts – debit of No. 99998; credit of the said accounts;
2) for off-balance sheet asset accounts – debit of the said accounts; credit of No. 99999.

2.6.3. Revaluation of off-balance sheet accounts due to decrease in valuation prices for precious metals shall be recorded as follows:
1) for off-balance sheet liability accounts – debit of the said accounts; credit of No. 99998;
2) for off-balance sheet asset accounts – debit of No. 99999; credit of the said accounts.

3. Revaluation (recalculation) of assets (claims) and liabilities containing IED

3.1. The Bank’s income and expenses shall be determined taking into account the differences related to the use of IED.

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3.2. Assets, claims and (or) liabilities whose particular value (cost) is determined using IED shall be subject to mandatory revaluation (recalculation) on the last working day of each month, on the day of the event terminating the accrual period, and on the day when payment claims or liabilities are discharged.

Incoming balances on ledger accounts determined using IED at the day start shall be subject to revaluation. At the end of transaction day, the accounts determined using IED shall be valuated additionally.

Revaluation of the accounts determined using IED, performed on the last working day of each month and on the day of the event terminating the accrual period, shall be carried out at the start of a transaction day before any operations are recorded in the accounts.

Revaluation of the accounts determined using IED, performed on the day when payment claims or obligations are discharged, shall be carried out before any operations are recorded in the accounts for payment claims or liabilities.

3.3. If, under contract terms, the particular value of a claim (the cost of asset) or a liability is determined using two or more IED, revaluation (recalculation) shall be performed for each IED. No adding or offsetting of the revaluation (recalculation) results for different IED shall be allowed.

3.4. If, under the terms of purchase and sale contracts (contracts for works or services), the amount of proceeds (the cost of works, services) is determined using IED, the differences related to the said use of IED shall accrue starting from the date of transferring ownership to the asset delivered (the date of work acceptance or service provision) and until the date when the actual payment is made, or until the date of the event terminating the accrual period, both dates inclusive. In this case, the amount of liability (payment) or claim (payment) under the purchase and sale contract (contract for works or services) shall be subject to revaluation due to the use of IED.

3.5. Recording of revaluation of the accounts determined using IED, Chapter “A” “Balance sheet accounts” in the Chart of Accounts of the Rules.

3.5.1. Income from the use of IED shall be recorded based on the accrued total since the year start in balance sheet account No. 70605. Expenses from the use of IED shall be recorded in balance sheet account No. 70610. On the first working day of the new year 2009, following drawing-up of the accounting balance sheet for January 1, the balances from the accounts specified above shall be transferred to accounts for recording the financial result of the past year. Income shall be transferred to balance sheet account No. 70705, and expenses - to balance sheet account No.70710. On the day when the annual accounting report for 2008 is prepared, the balances from the accounts of financial result of the past year shall be transferred to the account of profit (loss) of the past year.

3.5.2. Income from using changes in security price as IED shall be recorded in the Income Statement under symbol 15201, expenses – under symbol 24201.

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3.5.3. Income from using changes in currency exchange rate as IED shall be recorded in the Income Statement under symbol 15202, expenses – under symbol 24202.

3.5.4. Income from using changes in price index as IED shall be recorded in the Income Statement under symbol 15203, expenses – under symbol 24203.

3.5.5. Income from using changes in other variables as IED shall be recorded in the Income Statement under symbol 15204, expenses – under symbol 24204.

3.5.6. Analytical records of accounts for IED revaluation shall be broken down by derivatives. The chart of ledger accounts for IED revaluation and the account numbers are provided in Annex 3 hereto.

3.5.7. Positive revaluation of accounts containing IED shall be determined and recorded as follows:
1) increase in the amount of claims (cost of assets) – debit of asset account for IED claim; credit of No. 70605;
2) decrease in the amount of liabilities at regular revaluation (recalculation) or at discharge, as compared to the previous revaluation (accounting date) – debit of liability account for IED liability; credit of No. 70605.

3.5.8. Negative revaluation of accounts containing IED shall be determined and recorded as follows:
1) decrease in the amount of claims (cost of assets) – debit of No. 70610; credit of asset account for IED claim;
2) increase in the amount of liabilities at regular revaluation or at discharge, as compared to the previous revaluation (accounting date) – debit of No. 70610; credit of liability account for IED liability.

3.6. If the price (transaction amount) of the third-party promissory notes acquired (sold) under a purchase and sale contract differs from the payment currency and if the date of ownership transfer occurs sooner than the settlement date, the claims (liabilities) with respect to cash delivery shall be subject to revaluation using IED, with the positive revaluation recorded on balance sheet account No. 70605 (symbol 15202) and the negative evaluation – on balance sheet account No. 70610 (symbol 24202) in correspondence to accounts No. 47407 or No. 47408 “Settlements on conversion and futures transactions”.

3.6.1. If third-party promissory notes discounted by the Bank with par value in one currency contain the effective payment clause in a different currency, the income and expenses arising from the use of IED due to changes in the rate of payment currency against the rate of par value currency of the promissory notes shall be recorded starting from the date when the promissory notes are recognized in the accounts, no sooner than the last working day of each month, and on the date of promissory notes retirement (selling).

3.6.1.1. Positive revaluation of discounted promissory notes containing IED shall be recorded in the accounts as follows:
Debit of discounted promissory notes account;
Credit of 70605, symbol 15202.
Debit of “Accrued interest income” / “Accrued discount”;
Credit of 70605, symbol 15202.

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3.6.1.2. Negative revaluation of discounted promissory notes containing IED shall be recorded in the accounts as follows:
Debit of No. 70610, symbol 24202;
Credit of discounted promissory notes account.

Debit of 70610, symbol 24202;
Credit of “Accrued interest income” / “Accrued discount”

During adjustment of accrued interest/discount, IED shall not be adjusted.

3.7. If promissory notes issued by the Bank with par value in one currency contain the effective payment clause in a different currency, the income and expenses arising from the use of IED due to changes in the rate of payment currency against the rate of par value currency shall be recorded in accounts starting from the date of ownership transfer:

3.7.1. Positive revaluation of discounted promissory notes containing IED shall be recorded in the accounts as follows:

Debit of discounted promissory notes account;
Credit of 70605, symbol 15202;

Debit of account no. 52501 “Interest liabilities on securities issued”,
Credit of 70605, symbol 15202;
or
Debit of 70610, symbol 24202,
Credit of 52503 “Discount on securities issued”.

3.7.2. Negative revaluation of discounted promissory notes containing IED shall be recorded in the accounts as follows:

Debit of No. 70610, symbol 24202,
Credit of issued promissory notes account;

Debit of 70610, symbol 24202,
Credit of 52501 “Interest liabilities on securities issued”;
or
Debit of 52503 “Discount on securities issued”,
Credit of 70605, symbol 15202.

4. Recording of financial assets on accounts of Chapter “D”, “Futures Transactions” in the Chart of Accounts of the Rules

Accounts “Unrealized exchange rate differences” shall be opened for recording unrealized exchange rate differences arising from revaluation of claims and (or) liabilities with respect to futures transactions involving purchase and sale of foreign currency, precious metals and securities recorded on accounts of Chapter “D” “Futures transactions”.

77

For accounting purposes, paired ledger accounts (asset and liability) for recording unrealized income and expenses on transactions concluded shall be opened in accounts “Unrealized exchange rate differences”.

Analytical records on “Unrealized exchange rate differences” accounts shall be maintained broken down by financial assets subject to revaluation, i.e., by types of foreign currencies; by types of precious metals; by types, issues and par values of securities for the concluded contracts (transactions).
In this case, the results of revaluation of claims and liabilities with respect to concluded contracts (transactions) shall be recorded in extensive form; no balancing of revaluation results for different financial assets, claims and liabilities shall be allowed.

4.1. Recording of foreign currency accounts revaluation in Chapter “D” “Futures transactions”

4.1.1. Claims and (or) liabilities in foreign currency shall be subject to revaluation:
on transaction day – for the amount of the difference between the transaction exchange rate (price) and the official exchange rate;
on the day of official rate change – for the amount of difference between the last official exchange rate and the newly established one.

4.1.2. The following accounts shall be used for recording unrealized exchange rate differences arising from foreign currency revaluation:
No. 93801 “Unrealized exchange rate differences from foreign currency revaluation” (asset);
No. 96801 “Unrealized exchange rate differences from foreign currency revaluation” (liability).

4.2. Recording of precious metals accounts revaluation in Chapter “D” “Futures transactions”

4.2.1. Claims and (or) liabilities in precious metals shall be subject to revaluation:
on transaction day – for the amount of the difference between the transaction price and the valuation price for the metal;
on the day of valuation price change – for the amount of difference between the last valuation price and the newly established one.

4.2.2. The following accounts shall be used for recording unrealized exchange rate differences arising from precious metals revaluation:
No. 93901 “Unrealized exchange rate differences from precious metals revaluation” (asset);
No. 96901 “Unrealized exchange rate differences from precious metals revaluation” (liability).

4.3. Recording of securities revaluation on accounts of Chapter “D” “Futures transactions”

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4.3.1. Claims and (or) liabilities with respect to concluded futures transactions for purchase and sale of securities shall be subject to revaluation due to changes in the market (stock exchange) prices for securities:
on transaction day – for the amount of the difference between the transaction price and the market (stock exchange) price for securities used for revaluation purposes;
on the day of changes in the market (stock exchange) prices – for the amount of difference between the last market (stock exchange) price used for revaluation purposes and the newly established market (stock exchange) price.

4.3.2. The following accounts shall be used for recording unrealized exchange rate differences arising from revaluation of claims/liabilities with respect to securities:
No. 94001 “Unrealized exchange rate differences from securities revaluation” (asset);
No. 97001 “Unrealized exchange rate differences from securities revaluation” (liability).

5. Revaluation of claims and liabilities with respect to settlement non-delivery transactions of Chapter “D” “Futures Transactions” in the Chart of Accounts of the Rules

5.1. For the purposes hereof, a settlement (non-delivery) futures transaction shall mean a futures transaction whose subjects include receipt or payment of cash resulting from changes in the interest rate, market (stock exchange) price of securities, currency exchange rate, price index or other variables with respect to the specified asset (underlying asset), provided the transaction terms do not stipulate delivery of the said underlying asset.

5.2. Liabilities arising from purchase and sale transactions shall be recorded on liability accounts, and claims – on asset accounts. Claims and (or) liabilities under settlement (non-delivery) futures transactions shall be recorded on accounts for cash delivery claims and liabilities in correspondence to accounts for unrealized exchange rate differences from revaluation of claims and liabilities with respect to settlement (non-delivery) futures transactions.

5.3. Claims and (or) liabilities regarding financial assets with the market or officially quoted prices (exchange rates, interest rates, indices or other variables) shall be recorded on accounts based on the said prices (rates, variables) and shall be subject to revaluation:

on transaction day – for the amount of the difference between the transaction rate (price) and the official rate, valuation price for precious metals, market (stock exchange) price for securities, interest rate, index or other variable, as of the transaction date;

on the Bank’s working day in case of changes in the official rates, valuation prices for precious metals, market (stock exchange) prices for securities, interest rates, indices or other variables – for the amount of the difference between the last official rate (market price, valuation price for precious metals, or other variable) and the newly established official rate (market price, valuation price for precious metals, or other variable).

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5.4. Accounts “Unrealized exchange rate differences” are used for recording exchange rate differences arising from revaluation of claims and liabilities regarding settlement (non-delivery) futures transactions:

No. 95001 “Unrealized exchange rate differences from claims and liabilities revaluation due to interest rate change” (asset);

No. 95002 “Unrealized exchange rate differences from claims and liabilities revaluation due to changes in market prices (price indices) of securities” (asset);

No. 95003 “Unrealized exchange rate differences from claims and liabilities revaluation due to exchange rate changes” (asset);

No. 95004 “Unrealized exchange rate differences from claims and liabilities revaluation due to changes in price indices (securities excluding)” (asset);

No. 95005 “Unrealized exchange rate differences from claims and liabilities revaluation due to changes in other variables” (asset);

No. 97101 «“Unrealized exchange rate differences from claims and liabilities revaluation due to interest rate change” (liability);

No. 97102 “Unrealized exchange rate differences from claims and liabilities revaluation due to changes in market prices (price indices) of securities” (liability);

No. 97103 “Unrealized exchange rate differences from claims and liabilities revaluation due to exchange rate changes” (liability);

No. 97104 “Unrealized exchange rate differences from claims and liabilities revaluation due to changes in price indices (securities excluding)” (liability);

No. 97105 “Unrealized exchange rate differences from claims and liabilities revaluation due to changes in other variables” (liability).

5.5. For accounting purposes and for recording unrealized income and expenses from transactions concluded, each subdivision of the Bank shall open paired ledger accounts in rubles (asset and liability) on accounts “Unrealized exchange rate differences” on the day the transaction is recorded on accounts of Chapter “D” “Futures transactions”. In this case, analytical records shall provide information on the amount of claims and liabilities for each settlement (non-delivery) futures transaction.

5.6. At the end of a transaction day, unrealized exchange rate differences arising from revaluation of claims and liabilities with respect to settlement (non-delivery) futures transactions may remain only on one ledger account of the two accounts opened: either the asset (expense) or the liability (income) account.

5.7. Each transaction day shall start with an entry made in the account for unrealized exchange rate differences where the balance remains (one out of the specified paired accounts for revaluation of claims and liabilities with respect to settlement (non-delivery) futures transactions). At the end of a transaction day, if any debit balance arises on the liability ledger account, or a credit balance arises on the asset ledger account, the said balance shall be transferred to the appropriate paired account by making the appropriate entry.

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5.8. Revaluation shall be determined and recorded as follows:

if there is a balance on account No. 971 in the morning:
1) increase in cash delivery claims – debit of cash delivery claims account; credit of No. 971;
2) decrease in cash delivery liabilities – debit of cash delivery liabilities account; credit of No. 971;
3) increase in cash delivery liabilities – debit of No. 971; credit of cash delivery liabilities account;
4) decrease in cash delivery claims – debit of No. 971; credit of cash delivery claims account;

if there is a balance on account No. 950 in the morning:
1) increase in cash delivery claims – debit of cash delivery claims account; credit of No. 950;
2) decrease in cash delivery liabilities – debit of cash delivery liabilities account; credit of No. 950;
3) increase in cash delivery liabilities – debit of No. 950; credit of cash delivery liabilities account;
4) decrease in cash delivery claims – debit of No. 950; credit of cash delivery claims account.

5.9. If the negative revaluation amount exceeds the positive revaluation amount recorded on balance sheet account No. 971 and if the Bank’s liability arises with respect to cash delivery:

the negative revaluation amount within the limits of the positive one shall be written off the cash delivery claims account in correspondence to balance sheet account No. 971;

the amount by which the negative revaluation exceeds the positive one shall be recorded as credit of the cash delivery liabilities account in correspondence to balance sheet account No. 950.

If the positive revaluation amount exceeds the negative revaluation amount recorded on balance sheet account No. 950 and if the Bank’s claims arise with respect to cash delivery:

the positive revaluation amount within the limits of the negative one shall be written off the cash delivery liabilities account in correspondence to balance sheet account No. 950;

the amount by which the positive revaluation exceeds the negative one shall be recorded as debit of the cash delivery claims account in correspondence to balance sheet account No. 971.

81

Annex 1
to the Procedure for recording income and expenses from revaluation of foreign currency funds and precious metals, assets (claims) and liabilities containing inseparable embedded derivatives (IED), claims and liabilities with respect to settlement (non-delivery) transactions and opening the appropriate accounts in JSC VTB Bank.

(Annex 2
to Regulation “Accounting Policy of JSC VTB Bank” enacted by Order of JSC VTB Bank dated December 18, 2008 No. 1062

The chart of ledger accounts for revaluation of foreign currency funds and the account numbers based on the codes of revaluated currencies

Positive revaluation accounts:

No. 70603 810 K NNNN 15102 VV* “Income from revaluation of funds in (name of foreign currency or currency group)”
No. 70603 810 K NNNN 15102 VV** “Income from revaluation of accounts for operations with securities denominated in (name of foreign currency or currency group)”

Negative revaluation accounts:

No. 70608 810 K NNNN 24102 VV* “Expenses from revaluation of funds in (name of foreign currency or currency group)”
No. 70608 810 K NNNN 24102 VV** “Expenses from revaluation of accounts for operations with securities denominated in (name of foreign currency or currency group)”

where,
 Κ is a security key.
NNNN is the structural subdivision number.
VV* and VV** are the item numbers of ledger income and expense accounts based on codes of revaluated currencies or currency groups (shown below in the list of revaluated currencies).

The list of revaluated currencies and the item numbers of ledger income and expense revaluation accounts

Currency codes		Item numbers of	Item numbers of
based on the All-		ledger accounts	ledger accounts for
Russian Currency		for revaluation of	revaluation of
Classifier and	Currency name	foreign currency	foreign currency
Clearing Currency		accounts,	accounts for
Classifier		excluding	operations with
		accounts for	foreign currency-
		operations with	denominated
		foreign currency-	securities
		denominated	VV***
securities
VV**

82

The currencies with official exchange rates against ruble set by the Bank of Russia on a daily basis (on working days)
036	Australian Dollar	1	51
124	Canadian Dollar	2	52
156	Chinese Yuan	3	53
208	Danish Krone	4	54
352	Iceland Krone	5	55
392	Japanese Yen	6	56
398	Kazakhstan Tenge	7	57
578	Norwegian Krone	8	58
702	Singapore Dollar	9	59
752	Swedish Krone	10	60
756	Swiss Franc	11	61
826	UK Pound Sterling	12	62
840	US Dollar	13	63
949	New Turkish Lire	14	64
960	SDR (Special Drawing Rights)	15	65
974	Byelorussian Ruble	16	66
978	Euro	17	67
980	Ukrainian Hryvnia	18	68
250	French Franc*	96	-
276	Deutschemark*	97	-
380	Italian Lire*	98	-
246	Finnish Mark*	99	-
The currencies with official exchange rates against ruble set by the Bank of Russia on a monthly basis
012	Algerian Dinar	20	70
032	Argentinean Peso
050	Bangladeshi Taka
051	Armenian Dram
096	Brunei Dollar
191	Croatian Kuna
192	Cuban Peso
196	Cyprus Pound
203	Czech Krona
233	Estonian Krone
344	Hong Kong Dollar
____________________

* Currency revaluation shall be performed according to the procedure set out in Bank of Russia Regulation No. 286-P dated April 18, 2006 “On setting and publishing of the official foreign currency exchange rates against ruble by the Russian Federation Central Bank”.

83

348	Hungarian Forint
356	Indian Rupee
360	Indonesian Rupee
364	Iranian Rial
368	Iraqi Dinar
376	New Israeli Shekel
410	South Korean Won
414	Kuwaiti Dinar
417	Kyrgyz Som
422	Lebanese Pound
428	Latvian Lat
440	Lithuanian Lit
458	Malaysian Ringgit
470	Maltese Lira
480	Mauritian Rupee
496	Mongolian Tugrik
498	Moldovan Leu
504	Moroccan Dirham
516	Namibian Dollar
524	Nepal Rupee
554	New Zealand Dollar
566	Nigerian Naira
586	Pakistani Rupee
682	Saudi Arabian Riyal
703	Slovak Krone
704	Vietnamese Dong
710	South African Rand
760	Syrian Pound
764	Thai Bath
784	Dirham UAE
795	Turkmen Manat
807	Republic of Macedonia Dinar
818	Egyptian Pound
860	Uzbek Sum
894	Zambian Kwacha
944	Azerbaijan Manat
946	New Romanian Lei
950	CFA Frank BEAC
971	Afghan Afghani
972	Tajik Somoni
973	Angolan Kwanza
975	Bulgarian Lev
981	Georgian Lari
985	Polish Zloty
986	Brazilian Real

84

Inter-government agreement currencies (clearing currencies) used in the Russian Federation banking system
A50	US Dollars for settlements	30	80
with RPC under agreement as
of 1995
C16	Finnish Mark
C44	US Dollars for current
settlements with India
(“ESCROW” – US Dollars)
C45	Indian Rupee for clearing
settlements
C57	GB Pounds for clearing with
Syria
C82	Rubles for clearing with
Finland
C84	US Dollars for clearing with
Afghanistan
C97	GB Pounds for clearing with
Egypt
E52	Rubles for transfers in
inconvertible currencies of
developing countries
E70	US Dollars for clearing
settlements with Bangladesh
H98	US Dollars for clearing with
Finland
K10	Czechoslovak Kronas
P43	Rubles paid in USD for
clearing with Cuba
P55	Rubles paid in Swiss Francs
for clearing with PRC
P60	US Dollars for clearing with
Laos
P62	US Dollars for clearing with
Vietnam
P69	US Dollars for clearing with
Yugoslavia
T30	Rubles transferred for
delivery of exported goods
and services for settlements in
transferable rubles
T31	Rubles for settlements with
Vietnam, Cuba and Mongolia
T62	Transferable rubles for
settlements with Vietnam

85

T63	Transferable rubles for
settlements with Hungary
T78	Transferable rubles for
settlements with GDR
T92	Transferable rubles for
settlements with
Czechoslovakia
T93	Transferable rubles for
settlements with Bulgaria
T94	Transferable rubles for
settlements with Mongolia
T95	Transferable rubles for
settlements with Romania
T99	Transferable rubles for
settlements with Poland

86

Annex 2
to the Procedure for recording income and expenses from revaluation of foreign currency funds and precious metals, assets (claims) and liabilities containing inseparable embedded derivatives (IED), claims and liabilities with respect to settlement (non-delivery) transactions and opening the appropriate accounts in JSC VTB Bank.

(Annex 2
to Regulation “Accounting Policy of JSC VTB Bank” enacted by Order of JSC VTB Bank dated December 18, 2008 No. 1062)

The chart of ledger accounts for precious metals revaluation and the account numbers based on the codes of revaluated precious metals

Positive revaluation accounts:

No. 70604 810 K NNNN 15103 98 “Positive revaluation of precious metals – gold in grams”
No. 70604 810 K NNNN 15103 99 “Positive revaluation of precious metals – silver in grams”
No. 70604 810 K NNNN 15103 76 “Positive revaluation of precious metals – platinum in grams”
No. 70604 810 K NNNN 15103 33 “Positive revaluation of precious metals – palladium in grams”

Negative revaluation accounts:

No. 70609 810 K NNNN 24103 98 “Negative revaluation of precious metals – gold in grams”
No. 70609 810 K NNNN 24103 99 “Negative revaluation of precious metals – silver in grams”
No. 70609 810 K NNNN 24103 76 “Negative revaluation of precious metals – platinum in grams”
No. 70609 810 K NNNN 24103 33 “Negative revaluation of precious metals – palladium in grams”

where
Κ is a security key.
NNNN is the structural subdivision number.

Annex 3
to the Procedure for recording income and expenses from revaluation of foreign currency funds and precious metals, assets (claims) and liabilities containing inseparable embedded derivatives (IED), claims and liabilities with respect to settlement (non-delivery) transactions and opening the appropriate accounts in JSC VTB Bank.

(Annex 2
to Regulation “Accounting Policy of JSC VTB Bank” enacted by Order of JSC VTB Bank dated December 18, 2008 No. 1062)

The chart of ledger accounts for revaluation of embedded derivatives inseparable from the principal contract, and the account numbers

Positive revaluation accounts:

No. 70605 810 K NNNN 15201 21 “Income from IED use, from changes in securities price, exempt from VAT”
No. 70605 810 K NNNN 15202 21 “Income from IED use, from changes in currency exchange rate, exempt from VAT”
No. 70605 810 K NNNN 15203 21 “Income from IED use, from changes in price index, exempt from VAT”
No. 70605 810 K NNNN 15204 21 “Income from IED use, from changes in other variables, exempt from VAT”

Negative revaluation accounts:

No. 70610 810 K NNNN 24201 01 “Expenses from IED use, from changes in securities price”
No. 70610 810 K NNNN 24202 01 “Expenses from IED use, from changes in currency exchange rate”
No. 70610 810 K NNNN 24202 02 “Expenses from IED use, from changes in currency exchange rate, disregarded for taxation purposes”
No. 70610 810 K NNNN 24203 01 “Expenses from IED use, from changes in price index”
No. 70610 810 K NNNN 24204 01 “Expenses from IED use, from changes in other variables, subject to taxation”
No. 70610 810 K NNNN 24204 02 “Expenses from IED use, from changes in other variables, disregarded for taxation purposes”

where,
Κ is a security key,
NNNN is the structural subdivision number

Amendments to Regulation for "Accounting Policy of JSC VTB Bank” for 2009

Decree No. 1110
of JSC VTB Bank dated December 31, 2008

On Amendments to Regulation for “Accounting Policy of JSC VTB Bank” put into force by Decree No. 1062 of the Bank dated December 18, 2008

In pursuance of Federal Law No. 129-FZ “On Accounting” dated November 21, 1996,

I HEREBY ORDER:

1. THAT Amendments to Regulation for “Accounting Policy of JSC VTB Bank” put into force by Decree No. 1062 of the Bank dated December 18, 2008 be put into force as per the annex hereto.

2. THAT heads of subdivisions of the Directing Agency, managers and chief accountants of branches of JSC VTB Bank bring this Decree to notice of employees and ensure observance of its requirements.

President-Chairman of the Board
A.L. Kostin

Annex to Decree No. 1110 of JSC VTB Bank dated December 31, 2008

Amendments to Regulation for “Accounting Policy of JSC VTB Bank” put into force by
Decree No. 1062 of the Bank dated December 18, 2008 (hereinafter referred to as the Regulation)

1. Clause 3.4.7 of the Regulation to be revised as follows:

“3.4.7. Material assets valued at more than 10,000 rubles but less than 20,000 rubles (both inclusive) per unit (exclusive of value-added tax) put into operation subject to commissioning certificates shall be accounted for extrasystematically broken down by individual items and accountable officers. The discarding of such material assets from extrasystemic accounting due to impossibility of further operation for the reasons of failure, loss of commercial quality, etc. shall be performed subject to a certificate of unserviceability.

Besides, extrasystematic accounting shall be kept related to the following property valued from 1,001 rubles to 10,000 rubles (both inclusive) (exclusive of value-added tax): safe boxes, upholstered furniture, tables, chairs, armchairs, sets of kitchen furniture, wardrobes, bed boxes, cashier equipment, plastic card equipment, calculators. In order to exercise control over integrity of the property, the above list may be supplemented subject to a separate decree of the Bank”.

President-Chairman of the Board of JSC VTB Bank
A.L. Kostin

Annex
to Decree No. 324 of JSC VTB Bank dated June 24, 2009

Amendments to Regulation for “Accounting Policy of JSC VTB Bank” put into force by
Decree No. 1062 of the Bank dated December 18, 2008 (hereinafter referred to as the Regulation)

Supplement section 4 of the Regulation with clause 4.18 shall be worded as follows:

4.18. Accounting of the participation credit granted to VTB Bank (France), the rights whereto have been acquired by the Bank under an assignment contract with the Bank of Russia, shall be carried out on personal accounts of balance account No. 32309 “Other Placed Funds in Non-Resident Banks for a Period of over 3 Years to the Amount of the Sum of the Recovered Credit Equal to the Amount of Debt Itemized on the Balance Sheet of VTB Bank (France) in US dollars, euros and Swiss francs.

No interest shall be accrued on the participation credit debt amount, unless otherwise set forth in relevant agreements between the parties.

Personal accounts of off-balance sheet account No. 91418 “Par value of Acquired Rights of Claim” shall reflect the difference between the total amount of the participation credit and the recovered amount of the credit in US dollars, euros and Swiss francs.

Along with recovery of the participation credit amount, amounts of positive performance of VTB Bank (France) shall be increased with the relevant sums of the participation credit debt to be reflected in personal accounts of balance sheet account No. 32309 in correspondence with income account No. 70601 “Income”, character 17306 “Other expenses”. Concurrently, the newly recovered amounts of the participation credit shall be relevantly written off the personal accounts of off-balance sheet account No. 91418.

In case of loss of VTB Bank (France) according to the results of a fiscal year to be met by a decrease in participation credit liabilities, the participation credit debt shall be relevantly decreased to be reflected in the personal accounts of balance sheet account No. 32309 in correspondence with income account No. 70606 “Income”, character 27308 “Other Expenses”. Concurrently, the written off amounts of the participation credit shall be relevantly recovered on personal accounts of off-balance sheet account No. 91418.

Participation credit debt shall be redeemed by a money transfer to the Bank correspondent account. Concurrently, the redeemed amounts of the participation credit shall be relevantly written off the personal accounts of off-balance sheet account No. 91418.

The amounts of the participation credit debt accounted for in balance sheet account No. 32309 shall be used to make a reserve for possible debt losses in compliance with clause 8.1 hereof”.

President-Chairman of the Board of JSC VTB Bank
A.L. KOSTIN

Seal:
VTB Bank (open joint-stock company)
President-Chairman of the Board
Administration of Documentary Assurance and Control
Moscow
Saint Petersburg

Annex 4.2. Accounting policy of JSC VTB Bank for 2010

Annex to Decree No. 691 of JSC VTB Bank dated December 23, 2009

REGULATION

Accounting Policy of JSC VTB Bank

In the version of Order No. 729 of JSC VTB Bank dd. December 31, 2009

CONTENTS

1. GENERAL PROVISIONS
1.1. The notion of Accounting Policy, its objectives and tasks
1.2. Procedure for accounting policy application and changes
1.3. Normative References
1.4. Accounting Principles
1.5. Organization of Accounting in the Bank

2. RULES OF DOCUMENT FLOW AND ACCOUNTING INFORMATION PROCESSING TECHNOLOGY.

3. ACCOUNTING OF BUSINESS OPERATIONS
3.1. Fixed Assets and Intangible Assets
3.2. Procedure for accrual of amortization of fixed and intangible assets
3.3. Procedure for accounting of capital investment costs
3.4. Accounting of inventories
3.5. Accounting of deferred income and expenses
3.6 Settlements with the budget on taxes and levies
3.7. Procedure for property allocation to branches
3.8. Inventory counts procedure. Procedure for property writing-off and disposal

4. ACCOUNTING OF OPERATIONS ON RAISING (PLACEMENT) OF MONETARY FUNDS AND THEIR REPAYMENT (REDEMPTION). ACCOUNTING OF COLLATERAL FOR FUNDS PLACED

5. SPECIFIC ELEMENTS OF ACCOUNTING WITH RESPECT TO OPERATIONS WITH SECURITIES (DEBT INSTRUMENTS)

6. SPECIFIC ELEMENTS OF SETTLEMENT OPERATIONS ACCOUNTING

7. SPECIFIC ELEMENTS OF ACCOUNTING WITH RESPECT TO OPERATIONS WITH FOREIGN CURRENCY AND PRECIOUS METALS

8. PROCEDURE FOR FORMING RESERVES FOR POSSIBLE LOSSES, MANDATORY RESERVES, RESERVES FOR FUTURE EXPENSES, AND INSURANCE CONTRIBUTIONS

9. ACCOUNTING OF OTHER OPERATIONS
9.1. Accounting of acquisition of rights to claim discharge of monetary obligations from third parties (cession)
9.2. Procedure for forming financial results
9.3. Distribution of profit, creation and use of the Bank’s funds
9.4. Accounting of authorized capital

10. ORGANIZATION OF INTERNAL CONTROL OVER THE BANK’S OPERATIONS

Annex 1
MAIN PRINCIPLES FOR RECOGNITION AND RECORDING OF INCOME AND EXPENSE AMOUNTS IN THE ACCOUNTS OF JSC VTB BANK
1. General provisions
2. Income Recognition Rules
3. Expense Recognition Rules
4. Correction of erroneous entries in income and expense accounts
5. Income and expense accounting on accrual basis

Annex 2

PROCEDURE FOR RECORDING INCOME AND EXPENSES FROM REVALUATION OF FOREIGN CURRENCY FUNDS AND PRECIOUS METALS, ASSETS (CLAIMS) AND LIABILITIES CONTAINING INSEPARABLE EMBEDDED DERIVATIVES (IED), CLAIMS AND LIABILITIES WITH RESPECT TO SETTLEMENT (NON-DELIVERY) TRANSACTIONS AND OPENING THE APPROPRIATE ACCOUNTS IN JSC VTB BANK
1. Revaluation of foreign currency funds
2. Revaluation of precious metals
3. Revaluation (recalculation) of assets (claims) and liabilities containing IED
4. Recording of financial assets on accounts of Chapter “D”, “Futures Transactions” in the Chart of Accounts of the Rules
5. Revaluation of claims and liabilities with respect to settlement non-delivery transactions of Chapter “D” “Futures Transactions” in the Chart of Accounts of the Rules
The chart of ledger accounts for revaluation of foreign currency funds and the account numbers based on the codes of revaluated currencies
The chart of ledger accounts for precious metals revaluation and the account numbers based on the codes of revaluated precious metals
The chart of ledger accounts for revaluation of embedded derivatives inseparable from the principal contract, and the account numbers

1. GENERAL PROVISIONS

1.1. The notion of Accounting Policy, its objectives and tasks
1.1.1. Regulation “Accounting Policy of JSC VTB Bank” (hereinafter — the “Accounting Policy”) is an internal normative act of JSC VTB Bank” (hereinafter — the “Bank”) constituting a total of accounting methods with respect to all directions of the Bank’s activities.

1.1.2. The main objective of the Bank’s Accounting Policy is to determine the unified total of accounting methods including the following
- the methods for primary observation and registration of financial and business activities for the purpose of their recording in the accounts;
- the techniques for organization of document flow and accounting information processing;
- the methods for grouping and accounting of financial and business activities, the methods of bookkeeping accounts application;
- the methods for summarization of the Bank’s activities;
- other accounting principles, ways, techniques and methods.

1.1.3. The Bank’s Accounting Policy aims at solving the following objectives:
- formation of detailed, accurate and substantive data on the Bank’s activities and its property status;
- keeping of detailed, complete and accurate accounts of all the banking operations, availability and flow of assets and liabilities, utilization of material and financial resources;
- timely prevention of negative events, detection and mobilization of internal reserves for ensuring the Bank’s financial stability, prevention of negative results of the Bank’s activities;
- organization of accounting records and accounting process ensuring fast and fair customer service, timely and accurate recording of banking operations in the accounts and reports, proper execution of documents, prevention of errors and illegal acts in the course of accounting transactions.

1.1.4. The Bank’s Accounting Policy is an integral element of the system for normative regulation of accounting.

1.2. Procedure for accounting policy application and changes
1.2.1. The Bank’s Accounting Policy shall be approved by order of the Bank’s President — Chairman of the Board. The adopted Accounted Policy shall be applied consistently from year to year. Changes in the Accounting Policy can be made in the following cases:
- changes are made in the applicable Russian Federation laws or in the normative acts of accounting regulating authorities,
- the Bank develops new methods of accounting,
- the Bank’s operational environment changes materially.

The Bank’s Chief Accountant (an official authorized by the Chief Accountant) shall be responsible for timely implementation of changes. Approval of accounting methods with respect to new types of banking products and/or activities materially different from the previous ones or arising in the Bank’s practice for the first time shall not constitute changes in the Accounting Policy.

1.2.2. The provisions of this Accounting Policy shall be mandatory for all the structural subdivisions of the Parent Organization, internal structural subdivisions of the Bank’s Parent Organization (branches) and the Bank’s branches located in the Russian Federation and abroad.

1.2.3. The Bank’s internal normative acts determining accounting and document flow standards shall constitute supplements to the Bank’s Accounting Policy.

The Bank’s previously developed normative acts shall apply to the extent they do not contradict the Accounting Policy.
Operations whose peculiarities are set out in other normative acts of the Bank shall be accounted for according to the said normative acts.

1.3. Normative References
The Accounting Policy shall be formed according to the requirements of:
- Russian Federation Civil Code;
- Federal Law “On Banks and Banking Activity” dated December 2, 1990 No. 395-1;
- Federal Law “On Accounting” dated November 21, 1996 No. 129-FZ;
- Regulation by the Bank of Russia “On the rules of accounting in credit organizations located on the territory of the Russian Federation” dated March 26, 2007 No. 302-P (hereinafter — the “Rules”);
- other legislative acts of the Russian Federation, normative acts of the Bank of Russia and the Russian Federation Ministry of Finance.

1.4. Accounting Principles
The following basic principles and provisions used by the Bank in the accounting records shall be determined by this Accounting Policy:

1.4.1. Going Concern
The principle assumes that the Bank will continually function in the near future, that there exist no intention or need for liquidation or material reduction in the Bank’s activities.

1.4.2. Consistency of Accounting Rules
The Accounting Policy shall be applied consistently, from one year to another. The Bank shall be governed by the same accounting rules on a permanent basis, except for cases of material changes in the Bank’s activities or in the Russian Federation laws applicable to the Bank’s activities. If no such changes are adopted, comparability of data for the reporting period and the previous period shall be ensured.

1.4.3. Separation of Property
The property owned by the Bank and the Bank’s liabilities shall be recorded separately from the property and liabilities of its shareholders, trustors, from the property of customers and other parties.

1.4.4. Prudence
Assets and liabilities, income and expenses shall be valued and recorded reasonably, with sufficient prudence, so that not to transfer the current risks, potentially dangerous for the Bank’s financial position, to the next periods.
The Bank’s Accounting Policy stipulates that expenses and liabilities shall be recognized more willingly than possible income and assets, without creating any hidden reserves (deliberate understatement of assets and income and overstatement of liabilities and expenses).

1.4.5. Timely Recording of Operations
Operations shall be recorded in the accounts on the day they are executed (the documents are received), unless otherwise stipulated by the Bank of Russia normative acts and by this Accounting Policy.

1.4.6. Separate Recording of Assets and Liabilities
According to this principle, assets and liabilities accounts shall be valued separately and shall be recorded in expanded form.

1.4.7. Valuation of Assets and Liabilities
Assets shall be entered in the accounts at their initial cost.

Subsequently, according to the Rules and other normative acts of the Bank of Russia, the Bank’s assets shall be measured (revaluated) at fair (current) value, or by making provisions for possible losses.
Liabilities shall be recorded in the accounts under the contractual terms, for the purpose of controlling their complete and timely discharge. In cases stipulated by the Rules and other normative acts of the Bank of Russia, liabilities shall also be revaluated at current (fair) value.
The provisions of this subparagraph shall not apply to revaluation of funds in foreign currencies and precious metals described in Annex 2 to the Accounting Policy.

1.4.8. Recording of Income and Expenses on Accrual Basis
Financial results of operations (income and expenses) shall be recorded in the accounts as they accrue, and not based on the fact of cash (cash equivalents) receipt or payment.
Income and expenses shall be recorded in the accounts within the period to which they refer.

1.4.9. Continuity of Incoming Balance
The balances on the balance sheet and off-balance sheet accounts at the start of the current reporting period shall correspond to the balances at the end of the previous period.

1.4.10. Priority of Content over Form
Accounting operations shall be recorded according to their economic content, and not their legal form.

1.4.11. Transparency
The reports shall accurately reflect the Bank’s operations, shall be clear for a knowledgeable user and shall avoid ambiguity in reflecting the Bank’s position.

1.4.12. Balance Sheet and Reports Preparation in Consolidated Format
The Bank shall prepare a consolidated balance sheet and consolidated reports for the credit organization in general. The daily accounting balance sheets used in the Bank’s work shall be drawn up based on secondary accounts.

1.4.13. Recording of Operations on Off-balance Sheet Accounts
Valuables and documents recorded in balance sheet accounts shall not be recorded in off-balance sheet accounts, except as otherwise provided in the normative acts of the Bank of Russia and in the Accounting Policy.

1.4.14. Consistency of Accounting Data
It is provided that analytical accounting data shall correspond to the turnovers and balances on synthetic accounts for each day, and the accounting report figures shall correspond to both synthetic and analytical accounting data.

1.5. Organization of Accounting in the Bank
1.5.1. The Bank’s manager shall be responsible for organization of accounting and compliance with the Russian Federation laws in the course of financial and business operations.

1.5.2. The Bank’s Chief Accountant shall be responsible for development of the Accounting Policy, maintaining accounting records and timely presentation of full and accurate accounting reports.

1.5.3. The Chief Accountant shall ensure control over compliance of the performed financial and business transactions with the Russian Federation laws, over property flow and discharge of liabilities and claims.

1.5.4. The Chief Accountant’s requirements regarding documentary support of financial and business operations and regarding provision of the necessary documents and information to the subdivisions that keep the accounting records shall be mandatory for all of the Bank’s employees.

No settlement or cash documents, financial or credit liabilities drawn up in documentary form shall be considered effective or accepted for execution, unless they are signed by the Chief Accountant or the officials authorized by the Chief Accountant.

1.5.5. The Bank’s accounting reporting.
1.5.5.1. The Bank shall prepare and present its reports based on the data of the Parent Organization and branches as well as the consolidated reports for the Bank in general, according to the requirements of normative acts of the Bank of Russia.
The dates for presentation of reports submitted by the branches to the Parent Organization for consolidation purposes shall be subject to normative acts of the Bank. Chief accountants of branches shall be responsible for accuracy of reports submitted by the branches to the Bank of Russia and the Parent Organization for consolidation purposes.
Presentation of reports by the Parent Organization and branches to the territorial institutions of the Bank of Russia at the balance sheet dates shall be made according to the procedure and on the dates specified by the normative acts of the Bank of Russia.

1.5.5.2. Accounting reports shall be prepared by the Bank based on synthetic and analytical accounting data. The main requirements to preparation of reports include completeness of filling-in, accuracy of the reported data and timely presentation of reports.
For the reporting purposes, a reporting year shall mean a calendar year — from January 1 to December 31, both dates inclusive. The reports shall include all the operations recorded in the accounts during the reporting year, taking into consideration the post balance sheet date events applied and determined according to the procedure set out by the Bank of Russia. The Annual Accounting Report shall be drawn up no later than June 1 of the year following the reporting one.

1.5.5.3. The Bank’s accounting reports shall be signed by the President and Chief Accountant of the Bank (branch), or by persons acting for them in due order according to the law, or by their assistants as well as by other officials with the administrative functions whose signatures have been agreed with the territorial offices of the Bank of Russia and duly submitted to subdivisions of the Bank of Russia. The persons signing and endorsing the reports shall be responsible for their accuracy, completeness and timely presentation.

1.5.5.4. The accuracy of the Bank’s annual reports shall be subject to approval by auditing organization.

1.5.6. The Bank’s Annual Report
1.5.6.1. The Bank’s Annual Report shall be drawn up according to the requirements of the normative act of the Bank of Russia on preparation of the annual reports.
Taking into account the requirements of the Russian Federation laws regarding joint-stock companies, of the Bank’s Charter and the terms of audit inspection, the period for preparation of the annual report for 2009 shall be determined as starting from the first working day of the new year and until April 15, 2010.
For the purpose of compiling complete and accurate information on the results of the Bank’s activity for the reporting year, the annual accounting report shall be drawn up taking into account the post balance sheet date events according to normative act of the Bank.

1.5.6.2. Annual Report shall include the following reporting forms:
- Accounting Balance Sheet (the published form);
- Income Statement (the published form);
- Cash Flows Statement;
- Statement on Capital Adequacy Ratio, Provisions for
Doubtful Loans and Other Assets;
- Information on Statutory Requirements;

- Auditor’s Opinion on the Annual Accounting Report prepared in accordance with the requirements of Federal Law “On banks and banking activity”, with the federal rules (standards) of audit activity approved by the Russian Federation Government according to Federal Law No. 307 FZ “On audit activity” dated December 30, 2008;
- explanatory note.

1.5.6.3. The annual report for 2009 shall be drawn up based on the following synthetic accounting registers:
- Annual Accounting Balance Sheet as of January 1, 2010;
- Turnover Balance Sheet for accounts for the year;
- Income Statement taking into account post balance sheet date events;
- Summary Turnover Balance Sheet recording post balance sheet date events.

1.5.6.4. A post balance sheet date event (hereinafter — PBSDE) shall mean a fact of the Bank’s activity which occurs within the period between the reporting date and the date of annual report preparation and which influences, or may influence, the Bank’s financial position.
PBSDE confirming that the Bank’s operational conditions in the reporting year existed as of the reporting date (corrective PBSDE) shall be recorded in the accounts.
The events confirming that the Bank’s operational conditions occurred after the reporting date (non-corrective PBSDE) shall not be recorded in the accounts, but shall be disclosed in Explanatory Notes to the Annual Report if the said events affect valuation of the balance sheet items by the amount equivalent to at least 0.5% of the capital as of the reporting date.

1.5.6.5. PBSDE shall be entered and recorded in the balance sheet of the Parent Organization and in the balance sheets of the Bank’s branches within the period established by orders of the Parent Organization and branches regarding the work mode and the procedure for rendering services to customers of JSC VTB Bank and performing works aimed at closing the reporting year during the period of Annual Report preparation according to Regulation on Procedure for Recognition of Post Balance Sheet Date Events and their Recording in Annual Report in JSC VTB Bank enacted by Order No. 1092 dated December 29, 2008.

2. RULES OF DOCUMENT FLOW AND ACCOUNTING INFORMATION PROCESSING TECHNOLOGY.
2.1. The Bank’s accounting records are software-based and are kept using the Automated Banking System of the Bank’s Parent Organization and automated banking systems of the branches (hereinafter — “ABS”).

2.2. With respect to the operations that are accounted for using separately developed software, analytical accounting records shall be kept in the said software, with the total amounts recorded in the Bank’s balance sheet in the separate or consolidated ledger accounts. The procedure for numbering of the ledger accounts recorded in the said software of the Parent Organization shall correspond to the procedure for forming consolidated ledger accounts opened in the ABS of the Parent Organization.

2.3. The Bank shall account for its property, financial and business operations by means of double-entry recoding in the interrelated accounts included in the working Chart of Bookkeeping Accounts (hereinafter — the “Bank’s Chart of Accounts”) enacted by a separate order of the Bank.
The Bank’s branches shall use the Bank’s Chart of Accounts. The branches shall not be allowed to use any accounts that are not included in the Bank’s Chart.
In the Bank’s Chart of Accounts, the balance sheet secondary accounts shall be determined as only asset or only liability accounts, or without account determination. The Bank’s daily balance sheet shall not have any balances on accounts without account determination in the Bank’s Chart of Accounts as of the end of the day.

2.4. The primary accounting documents confirming the fact of operation performance shall serve as bases for making records in the accounting ledgers.
When accounting operations are carried out, the debit and credit amounts are automatically recorded in the ledger accounts and in all the related registers.

2.5. The forms of specific primary accounting records based on the balance sheet items and the unified forms for accounting of tangible assets, works performed (services rendered) in the course of the Bank’s business operations and capital construction works shall be approved by separate orders of the Bank.
The forms of primary documents for cash operations shall be approved by Instruction “On the procedure for cash operations in JSC VTB Bank “ enacted by Order of the Bank No. 682 dated August 1, 2005.

2.6. Settlement documents with respect to operations in the currency of the Russian Federation (hereinafter — the Russian Federation currency) related to transferring/writing-off funds to customers/from the customers’ accounts shall be drawn up according to forms set forth by normative acts of the Bank of Russia.
Settlement documents with respect to operations in foreign currency related to transferring/writing-off funds to customers, contractors/from the customers’ accounts shall be drawn up according to forms stipulated by normative acts of the Bank of Russia for non-cash settlements, as well as forms of documents stipulated by internal normative acts of the Bank. Operations in foreign currency on customer accounts opened with Bank’s branches abroad, conducted in connection with writing-off of Bank fees, interest for use of allowed credits, payment of interest for raised funds shall be completed using memorial slips.

If there is no correspondence of accounts in primary accounting documents under which an operation subject to recording was filed, then accounting entry shall be recorded as memorial slip according to form OKUD 0401108 (hereinafter — the memorial slip).

The memorial slip may be drawn up in hard copy or in electronic form. The memorial slip may be generated by the means of software while processing accounting and operational information.
The memorial slip may be drawn up in electronic form on the basis of primary accounting documents executed in hard copy.
The memorial slip generated in the electronic format shall be signed with equivalents of a handwritten signature of the employee of the Parent Company/branch division having executed the memorial slip and the employee having exercised additional control over correctness of the operation and execution of the memorial slip.

While drawing up memorial slip empty fields may be used for filling out the following values as may depend on nature of operation:
- field (5) - for filling out number of pages at the first page of multipage memorial slip,
- field (9a) - for filling out sum of foreign currency/grams of precious metals specifying symbol code of foreign currency/precious metal;
- field (14) - for filling out cash transaction code according to Directive No. 2332-U of the Bank of Russia “On the list, forms and procedure for drawing-up and presentation of the reporting forms of credit organizations to the Central Bank of the Russian Federation” dated November 12, 2009;
- field (15) - for filling out value date;
- field (20) - for filling out details which allow to unambiguously identify electronic document.

Numbering of memorial slips shall be made based on facilities of software used.
Drawing up operations on accounts of Balance Sheet Chapter “E” shall be made with the use of memorial slips approved by “Instruction on depositary operations”, enacted by Order of the Bank No. 443 dated August 17, 2009.

Cash operations of acceptance/withdrawal of valuables recorded on off-balance sheet accounts shall be reflected with the use of acceptance/withdrawal memorial slips according to forms stipulated by Instruction “On the procedure for cash operations in JSC VTB Bank” enacted by Order No. 682 dated August 1, 2005.

2.7. Document flow procedure in the Bank shall follow the Regulation “On the rules of settlement and cash document flow in JSC VTB Bank” enacted by Order No. 289 dated April 13, 2004.
Document flow procedure with regard to particular kinds of operations (operations with plastic cards, currency exchange operations, credit operations, operations with securities and others) shall be set forth by the respective normative acts of the Bank.

2.8. The duration of transaction time in subdivisions of the Parent Organization shall be determined by order of the Bank, while branches shall determine the said time independently, based on orders of the branches.
Transaction time shall mean the period of time within the working day established by the Bank for rendering services to customers (legal entities and individuals).
Transaction day shall mean a period of time within the working day including transaction time and the time for recording the daily operations, taking into account the Bank’s processing of the last tour of payments received in rubles and the nostro account statements, preparation of daily balance sheet.
Working days shall mean calendar days, except for days off and holidays established by the federal laws, as well as days off transferred to working days by decree of the Russian Federation Government. On the territory of certain constituent entities of the Russian Federation days off and holidays established by the said entities shall be added to the days off and holidays established by the federal laws.

2.9. Settlement documents, including those regarding transfer (write-off, crediting) of funds accepted from customers during the transaction time, shall be drawn up and recorded in the accounts on the very same day, unless otherwise provided by the contract signed between the Bank and its customer. The funds that have been written off the customers’ accounts according to their instructions and that are to be transferred as intended on the dates other than the dates of making entries in the customers’ accounts (considering the dates of payment transfer, currency valuation, document acceptance for out-of-town settlements by branches of the Bank of Russia etc.) shall be recorded in the appropriate outstanding accounts until the date of funds transfer.

2.10. Opening and closing of ledger accounts shall be recorded in Current Accounts Register.
Current Accounts Registers shall be kept in the structural subdivisions of the Bank’s Parent Organization if their activities include opening, maintenance and closing of ledger accounts, as well as in the Bank’s branches, their supplementary and transaction offices.
Several Current Accounts Registers may be kept, with mandatory continuous numbering of each sheet in all the Registers.
Current Accounts Register shall be kept in electronic form subject to application of certain measures for information protection from unauthorized access and its signing by handwritten signature analogues: in the Parent Organization — of the manager and the authorized accountant of the corresponding structural subdivision, in the branch — of the manager/assistant manager of the branch and the chief accountant/assistant chief accountant. Separate sheets shall be opened in the Current Accounts Register for each secondary account number and name.
On the 1st day of each year following the reporting one, the Current Accounts Register shall be printed out and shall include the accounts current as of January 1st.

The sheets of the Current Accounts Register shall be numbered, bound, sealed and signed in the Parent Organization — by the manager and the authorized accountant of the corresponding structural subdivision, in the branch — by the manager/assistant manager and the chief accountant/assistant chief accountant.
The Current Accounts Registers formed in structural subdivisions of the Parent Organization shall be signed and then sent to the Bank’s Central Accounting Department.
During the year, the electronic Current Accounts Register (or its certain sheets) may be printed out upon specific requests.

Separate lists of current and closed accounts shall be prepared in electronic form on a daily basis which shall be signed by handwritten signature analogues: in the Parent Organization — of the manager and the authorized accountant of the corresponding structural subdivision, in the branch — of the manager/assistant manager of the branch and the chief accountant/assistant chief accountant.

2.11. Formation of accounting registers, the procedure and frequency of their printouts, and the procedure for forming daily accounting records shall be subject to Regulation “On the procedure for reconciliation of analytical and synthetic accounting data and formation of daily accounting records with respect to balance sheet and off-balance sheet accounts, custody accounts, futures transaction accounts in JSC VTB Bank” enacted by Order of the Bank No. 588 dated September 6, 2002.

2.12. Ledger accounts shall be formed by means of software using the Bank’s ABS, kept in the form of electronic databases, they may be printed out in order to be stored in hard copy or stored in electronic form (without their printing out) in accordance with the procedure set forth by the normative act of the Bank of Russia “On storage in credit organization of certain electronic documents related to drawing up accounting, settlement and cash operations in the process of organization of accounting.

2.13. Ledger accounts of operations (transactions), which primary accounting documents are subject to storage over ten years, shall be printed out and stored in hard copy. Ledger accounts related to such operations shall be printed out upon their occurrence, no later than the next working day following performance of the operation, and transfer for storage shall be made according to the procedure set forth by the normative act of the Bank.

2.14. The procedure for issuance of ledger account statements to customers and frequency thereof shall be set forth based on applications of customers under bank account agreements or in accordance with agreements entered into, in hard copy or in electronic form (via channels of communications or using various information media).

Ledger account statements of individuals shall be printed out upon the customer’s request.

Ledger account statements with regard to bank accounts of the customers for the last working day of the year (as of January 1 of the year following the reporting year) as well as in other cases provided by the laws of the Russian Federation shall be issued to the customers in hard copy.

2.15. Statements of ledger accounts of the Bank’s branches shall not be printed out, but sent to the branches via the SWIFT system on the following working day after an operation was conducted using an interbranch settlement account.

2.16. The lists of balances of accounts of the credit institution (according to the form set out in Annex 6 to the Rules) are generated daily in the electronic format. As necessary, the structural subdivisions of the Parent Organization and the branches shall print out the lists of balances of accounts of the credit institution (according to the form set out in Annex 6 to the Rules) broken down by primary accounts, secondary accounts and ledger accounts.

2.17. The list of balances (according to the form set out in Annex 6 to the Rules) for balance sheet and off-balance sheet accounts, accounts of Chapter D “Futures transactions” and Chapter E, primary accounts, secondary accounts and ledger accounts of the Parent Organization and branches shall be printed out annually as of January 1st.

2.18 Synthetic accounting registers for the Parent Organization, for each branch and for the Bank in general shall be formed and printed out on a daily basis according to Regulation “On the procedure for reconciliation of analytical and synthetic accounting data and formation of daily accounting records with respect to balance sheet and off-balance sheet accounts, custody accounts, futures transaction accounts in JSC VTB Bank” enacted by Order of the Bank No. 588 dated September 6, 2002.

2.19. The Bank shall store the primary accounting records, accounting registers and reports according to the procedure established by the Bank’s normative acts.
Accounting documents, accounting registers and registers of accounting statements for which standard period of storage is over 10 years, shall be printed out and stored in hard copy. If records are transferred to archives, they shall be drawn up in compliance with the requirements set out in the “Instruction on records management in JSC VTB Bank” enacted by Order of the Bank No. 320 dated October 30, 2000.

2.20. The procedure for storage of agreements on credit, leasing and renting operations shall be determined in the “Rules on storage in the vaults of the Parent Organization and branches of JSC Vneshtorgbank of the original counterparts of credit agreements and related contracts signed with individuals” enacted by Order of the Bank No. 945 dated December 25, 2002 and in Instruction “On the procedure for recording and storage of the original counterparts of contracts and agreements in JSC VTB Bank” enacted by Order of the Bank No. 169 dated March 28, 2001.

3. ACCOUNTING OF BUSINESS OPERATIONS

This section shall determine the procedure for accounting of business operations. In accounting of business operations, the Bank shall be governed by the normative acts of the Bank of Russia. If no normative acts of the Bank of Russia are available with respect to a specific issue of organization and maintenance of business operations accounting, the Bank shall be governed by the main principles and rules set out in the normative acts of the Russian Federation Ministry of Finance and the Tax Code of the Russian Federation (hereinafter — the Tax Code).
The acquired property (including fixed assets and intangible assets), works and services shall be recorded in the accounts at their acquisition cost, excluding the amount of VAT paid at acquisition, which amount shall be referred to expenses according to paragraph 5, Article 170 of the Russian Federation Tax Code.

3.1. Fixed Assets and Intangible Assets
3.1.1. Fixed Assets include the property which has a useful life of over 12 months, is beneficially owned by the Bank and used by the Bank as the facilities for rendering services, organizational management and in cases stipulated by sanitary-hygienic, technical-operational and other special technical norms and requirements.
Fixed assets shall also include:
- capital investments in leased fixed assets, if, according to the lease terms, the said capital investments are owned by the lessee;
- land plots owned by the Bank.

3.1.2. Facilities valued under 20,000 rubles (VAT excluded), irrespective of their useful life, shall not be recorded as fixed assets.

3.1.3. Alarm and telecommunication facilities (not included in the cost of the building during construction) shall be recorded as fixed assets or inventories, depending on their cost.

3.1.4 Fixed assets shall be accounted for at their initial cost in rubles at the moment of their purchase or other acquisition, unless otherwise provided by the normative acts of the Bank of Russia and by other normative and legal acts of the Russian Federation.
The initial cost of the property acquired for a fee, including used property, shall mean the amount of actual costs of construction (building), making (production), acquisition, delivery and finishing-up of property so that it is fit for use.
The actual costs of construction (building), making (production), acquisition, delivery and finishing-up of property so that it is fit for use shall include:
- amounts paid under the contract to the supplier (seller) and the amounts paid for delivery and storage of property (directly related to acquisition) and for finishing-up of property so that it is fit for use;
- amounts paid for works under construction contract and other contracts (including amounts paid for preparation of design and estimate documentation, for mounting, assembly and installation);
- amounts paid for information and consulting services (including those provided by realtors) connected to acquisition of property;
- excise duties;
- customs duties, customs fees and other charges and payments directly related to acquisition of property;
- fees paid to brokerage organizations (other persons) directly related to property acquisition;
- representation (in full) and travel (within the limits set by the laws) expenses directly related to acquisition of property;
- expenses on certification or valuation of property (including the materials used in creation of property) carried out in connection with the acquisition, construction (building), making (production) of the property;
- other costs directly related to acquisition, construction (building), making (production) of the property.

The initial cost of property received as contributions to the Bank’s authorized capital shall constitute the monetary value of the said property agreed by the founders (shareholders) and determined according to the procedure set out in the Bank’s Charter. The Bank’s expenses on delivery of items and their finishing-up so that they are fit for use shall be referred to increase in the initial cost of items.
The initial cost of property received under a gift contract or in other cases of free acquisition as well as under contracts stipulating discharge of obligations (payment) in non-monetary resources shall constitute the market price of the property determined according to provisions of Article 40 of the Russian Federation Tax Code as of the date when the said fixed assets are recorded in the accounts. The expenses on delivery of the said fixed assets and their finishing-up so that they are fit for use shall be referred to an increase in their value.
The initial cost of property that had been leased and then bought out from the landlord shall mean the purchase price stipulated by the rent (leasing) contract and the act of transfer and acceptance, or the price under the act of transfer and acceptance in accordance with the landlord’s balance sheet value of the facility (if the contract does not specify the purchase price).

3.1.5. Property acquired as a result of transactions under break-up fee agreements, assignment and pledge agreements: before it is decided to sell or use such property for the own activity, it shall be posted at the acquisition price, excluding the value-added tax, on account No.61011 “Non-Current Inventories”; the amount of VAT paid, if any, shall be posted on account No.60310 “Value-Added Tax Paid”.

When non-current inventories are directed for use in own activities, their cost shall be determined taking into account their market value according to provisions of Article 40 of the Russian Federation Tax Code. The difference between the balance sheet cost of non-current inventories and their market value shall be recorded in the Bank’s income and expense accounts.

3.1.6. Fixed assets shall be accounted for in rubles (rounded only upward). Each unit of fixed assets shall be rounded separately. The rounded amount in kopecks shall be referred to a separate ledger account of the Bank’s income.

3.1.7. Changes in the initial cost of fixed assets are allowed in cases of extension, further equipping, reconstruction, technical upgrading, modernization, revaluation or partial liquidation of the appropriate items.
The expenses on extension, further equipping, modernization, reconstruction and technical upgrading of a fixed asset, immediately after the above works are completed, shall increase the initial cost of the asset if the above works increase (improve) the initially approved normative performance indices for the fixed asset (its useful life, capacity, quality of use, etc.).
In case of replacement of certain parts of equipment, vehicles and other fixed assets which accompanies modernization or technical upgrading and which does not result in an improvement (increase) of the initially approved normative performance indices for the fixed asset, the cost of works performed and spare parts installed shall be written off to repair expenses.
In case of improvement (increase) of the initially approved normative performance indices for the fixed asset due to replacement of certain parts which accompanies modernization or technical upgrading, the cost of asset shall increase by the cost of the new spare part and the replacement works. In this case, the old spare part fit for future use shall be posted to account No. 610 at the price of possible use (realization) determined by an independent appraiser or by the Bank’s specialists on property valuation, in correspondence to income account No. 70601 symbol of profit and loss statement (hereinafter — PLS symbol) 16306).
Replacement of the inoperable (broken) component of equipment, vehicles and other fixed assets shall always constitute repairs of the said items, that is why the costs arising, irrespective of the changes in the initially approved normative performance indices, shall be recorded as fixed assets repair expenses.
During further equipping of fixed assets, the new parts shall be accounted for in the following order:
- as separate items, if the initially approved normative performance indices for the fixed asset do not improve (increase) (for instance, alarm system installed on a car);
- as increase in the asset’s value (along with other expenses on further equipping) if the initially approved normative performance indices for the asset improve (increase).

3.1.8. The Bank shall revaluate real estate property according to the Russian Federation laws and by resolution of the Bank’s management (but not more frequently than once a year, as of January 1 of the year following the reporting one) at its current (replacement) cost by means of direct recalculation based on the market prices confirmed documentarily by an independent appraiser organization and additional calculation of amortization using the recalculation factor.
If a decision is made to revaluate certain groups of similar assets, subsequently the said assets shall be revalued on a regular basis so that their value in the accounting records and reports shall not differ materially from their current (replacement) cost.
Certain groups of similar fixed assets, including those recorded in the balance sheets of the Bank’s branches, shall be revaluated in the balance sheet of the Bank’s Parent Organization and in the balance sheets of branches; the said revaluation shall be recorded as a PBSDE.
In case of retirement or disposal of fixed assets in the Parent Organization, the revaluation amount shall be transferred to a separate ledger account of balance sheet account No. 10801 “Undistributed Profit”. In case of retirement or disposal of fixed assets held by the branch, the revaluation amount shall be transferred by the branch to the Parent Organization, to a separate ledger account of balance sheet account No. 10801 “Undistributed Profit” through accounts for inter-branch settlements with respect to own operations.

Land plots and environmental facilities (water, subsoil and other nature resources) shall not be subject to revaluation.

3.1.9. Intangible assets include acquired and/or created by the Bank results of intellectual activity and other intellectual property items (exclusive rights to the above) used in performance of works, provision of services or for administration purposes for a long time (over 12 months), irrespective of their cost.
For an item to be recognized as an intangible asset for accounting purposes, all of the following conditions must be met:
- the item must be capable of bringing economic benefits (income);
- duly executed documents must be available confirming the existence of the intangible asset and/or the owner’s exclusive right to the results of intellectual activity or the means of individualization - patents, certificates, other protective documents, agreement on assignment (acquisition) of patent or trademark;
- availability of documents confirming transfer of exclusive right without a contract;
- restriction of access by other persons to the said economic benefits (control over the item);
- the possibility of item separation from other assets (asset identification);
- lack of tangible physical form of the item;
- initial cost of the item can be determined accurately.

In particular, intangible assets include the following:
- exclusive right of the patent holder to the invention, industrial sample, useful model;
- exclusive right of the author and other right holder to use computer software, database etc.;
- exclusive right to trademark or service mark.

Intangible assets shall be accounted for at their initial cost, determined as follows:
- for items acquired for a fee — based on the actual expenses on acquisition of items and their bringing into serviceable condition, excluding VAT;
- for items received free of charge — at the market price of the intangible asset determined according to the provisions of Article 40 of the Russian Federation Tax Code as of the date when intangible assets are recorded in accounts. The expenses on delivery of the above assets and their finishing-up so that they are fit for use shall be referred to increase in their cost;
- for items created using own resources — based on the actual production costs accounted for as expenses, excluding VAT and other taxes.

The initial cost of intangible assets at which they are recorded in the accounts shall not be subject to change, except for cases stipulated by the Russian Federation laws and by the Rules.

3.1.10. If a fixed or intangible asset is acquired, the date when the ownership right to the said asset is transferred to the Bank shall be considered the accounting recognition date for the said asset.
In case real estate property is subject to state registration, the said asset shall be recognized in the accounts only if the transfer of documents for state registration of rights to the said real estate and transactions with it is confirmed.
The date of the Bank’s acquisition of fixed assets based on ownership right or operational management shall be determined according to the transfer and acceptance acts, acceptance consignment notes, documents confirming the filing of documents for state registration or other documents stipulated by the Russian Federation laws or agreements.

3.1.11. Fixed and intangible assets valued in foreign currency during acquisition (including costs of their acquisition, construction, production and replacement) shall be valued in rubles by means of converting the foreign currency using the exchange rate set by the Bank of Russia as of the date of asset recognition by the Bank, with the said date determined according to the documents listed in paragraph 3.1.10 of the Accounting Policy.

3.1.12. The property (works, services) which was acquired under a contract containing terms of application of embedded derivatives inseparable from the main contract (hereinafter — IED) and which had been fully paid for in the Russian Federation currency shall be recorded in the accounts in the amount of the payment made in the Russian Federation currency.

If cost of inventories (works, services) is set forth by the contract in foreign currency, and the settlements are carried out on terms of 100-percent advance payment in rubles of the Russian Federation (hereinafter — RF rubles) at the exchange rate as of the date of payment and on terms of provision by the contractor of primary confirmation documents, invoices drawn up in foreign currency, then the respective operations shall be recorded on accounts in RF rubles, including on account No. 60310, based on the exchange rate the payments have been made at; no revaluation of balances of receivables accounts shall be made.

In case of full or partial advance delivery (within the framework of the contract) of property (works, services) under IED contracts on terms of partial advance payment, the cost of the property (works, services) acquired in the Russian Federation currency shall be determined as the total of advance payments in RF currency recorded on account No. 60312 or No. 60314 and the accounts payable in the Russian Federation currency, calculated according to IED as of the date of property delivery (acceptance of works, services).
On the date of supply of property (acceptance of works, services) the Bank’s balance shall reflect accounts payable to the amount of additional payment to final settlement. If the date of supply of property (acceptance of works, services) is inconsistent with the date of transfer of funds, then the amount of accounts payable shall be revaluated using IED.

3.1.13. Fixed and intangible assets shall be accounted for in the Bank according to Instruction “On the procedure of fixed assets, intangible assets and inventories accounting in JSC VTB Bank” enacted by Order of the Bank No. 490 dated September 2, 2009.

3.1.14. Analytical accounting of fixed assets, intangible assets, non-current inventories, amounts of fixed assets revaluation shall be carried out within special software according to the procedure set out in paragraph 2.2 of the Accounting Policy broken down by inventory items.
An inventory item of fixed assets shall mean an item with all the fixtures and fittings, or a separate structurally autonomous item designated to perform specific independent functions, or an autonomous set of structurally interconnected objects constituting a unified whole and designated to perform certain work. Each object included in the set can function only as part of the set, not independently.
If an item has several parts with various useful lives, each part shall be accounted for as an independent inventory item. Replacement of each part shall be recorded as retirement and acquisition of an independent inventory item.

3.2. Procedure for accrual of amortization of fixed and intangible assets
3.2.1. The costs of fixed assets and intangible assets with a certain useful life shall be redeemed by accrual, using straight-line method, of amortization charges and their writing-off as the Bank’s expenses within the standard useful life of assets.

3.2.2. The useful life of fixed assets received prior to January 1, 2002 shall be determined according to “Uniform norms of amortization charges for complete recovery of fixed assets of the USSR economy”, approved by Decree No. 1072 of the Council of Ministers of the USSR dated October 22, 1990.

3.2.3. The useful life of fixed assets received from January 1, 2002 to January 1, 2004 shall be determined according to “Classification of fixed assets included in amortization groups” (hereinafter — the “Classification”) approved by Decree No. 1 of the Russian Federation Government “On classification of fixed assets included in amortization groups” dated January 1, 2002. The useful life shall be determined when the facility is put into operation and shall be based on the maximum useful life for the corresponding amortization group.

3.2.4. The useful life of fixed assets received after January 01012004 (except for real estate property) shall be determined according to the Classification. The useful life shall be determined when the facility is put into operation and shall be based on the minimum useful life for the corresponding amortization group increased by one month.
With respect to fixed assets that are not mentioned in the Classification, the useful life shall be determined by the Bank according to the technical specifications and recommendations of manufacturers, as well as according to Instruction “On the procedure for amortization accrual with respect to fixed assets and intangible assets used in JSC VTB Bank” enacted by Order No. 266 dated May 13, 2009.
The useful life of real estate property shall be determined according to the Classification for each property item individually, based on decision of the Committee on commissioning and use of tangible assets acquired according to the procedure established in the Bank.
The useful life (amortization rate) of fixed assets that were operated by former owners shall be calculated based on the minimum (and in case the actual operating life is exceeded — based on the maximum) useful life established for the appropriate group in fixed assets Classification, less the number of months when the said property was operated by former owners.
The period during which a fixed asset was operated by former owners shall be confirmed documentarily by the act of transfer and acceptance approved by manager of the transferring organization and by the Bank’s authorized person as well as by technical documentation for the item (technical passport of a building, vehicle registration certificate, certificate on technical condition etc.).
If the period of actual operation of the fixed asset by former owners is equal to or exceeds the maximum useful life established for the appropriate group in fixed assets Classification, or if the above-mentioned documents regarding the acquired used fixed asset are unavailable, the useful life of the said asset shall be determined by the Bank taking into account the following:
- expected operating life of the asset in the Bank in accordance with the expected productivity or capacity;
- expected physical depreciation;
- normative, legal and other restrictions as to the use of the said asset, including the safety requirements and other factors, but no less than 13 months.

3.2.5. Amortization charges accrual shall be suspended with respect to fixed assets undergoing reconstruction and modernization (at least for 12 months) and fixed assets put into storage (at least for 3 months). If an asset is removed from storage, amortization shall accrue according to the procedure that was effective prior to putting the asset into storage. Decision on putting a facility into storage (removal from storage) shall be executed as order of the Bank’s Parent Organization (branch).

3.2.6. With respect to reconstructed or modernized fixed assets whose residual value is equal to zero and whose useful life has expired, amortization shall accrue based on the reconstruction/modernization costs and the new useful life established for the given group according to the Classification and the Accounting Policy.

3.2.7. With respect to housing facilities, amortization shall not accrue for balance sheet accounts. With respect to housing facilities, depreciation shall accrue, which shall be recorded on off-balance sheet account No. 91211 “Depreciation of housing facilities and land improvement facilities”. Depreciation shall accrue according to the same procedure as amortization.

3.2.8. Amortization charges with respect to fixed and intangible assets with a specific useful life shall accrue starting from the first day of the month following the month when the said assets were put into operation.

3.2.9. With respect to revaluated fixed assets, amortization shall accrue starting from January 1st of the reporting year, based on the replacement cost of assets and taking into account the revaluation carried out.

3.2.10. With respect to retired fixed assets, amortization accrual shall cease starting from the first day of the month following the month when the retirement took place.

3.2.11. Amortization charges shall accrue until full redemption of the cost of asset, or until the asset is written off the Bank’s balance sheet.
With respect to intangible assets amortization accrual shall cease starting from the first day of the month following the month when the decision was made to sell the intangible asset.

3.2.12. With respect to intangible assets, amortization shall accrue according to the rates calculated by the Bank based on the initial cost and useful life of the corresponding intangible asset.
Unless otherwise set out in the Accounting Policy, the estimated useful life of an intangible asset shall serve as the basis for establishing the amortization rates.
The useful life of such intangible assets as rights of use, patents etc. may be equal to the validity periods of the said assets determined by the agreements.
If no information on the useful life of intangible assets is provided in the primary documents, the useful life shall be determined according to the technical specifications and recommendations of the manufacturers with a view to a ten-year period, but no longer than the period of the Bank’s activity, and shall be approved by the committees on commissioning of facilities, with the membership of such committees approved by order of the Bank.
The Bank shall annually check whether the useful life of intangible assets needs adjustment. In case the period of asset use by the Bank changes significantly, the useful life shall be adjusted based on the expert opinion of specialists. The useful life of intangible asset may be changed starting from January 1 of the year following the year when a decision to adjust the useful life was made.

3.2.13. Intangible assets whose useful life cannot be determined reliably shall be considered intangible assets with undetermined useful life. No amortization shall accrue with respect to intangible assets with undetermined useful life that were recorded in the accounts starting from January 1, 2009.
With respect to intangible assets with undetermined useful life, the Bank shall annually review the factors confirming the impossibility to determine reliably the useful life of the said assets. If the said factors cease, the Bank shall determine the useful life of intangible asset and the amortization procedure. The intangible asset’s useful life and amortization mode shall be applied starting from January 1 of the year following the year when the decision was adopted to set the useful life and to accrue amortization.

3.2.14. During the reporting year, the amortization charges with respect to fixed and intangible assets shall accrue on a monthly basis and shall be equal to 1/12 of the annual amount.

3.2.15. The maximum amount of amortization accrued shall be equal to the balance sheet value of a facility/item (or the replacement cost, if the facility has been revalued).

3.3. Procedure for accounting of capital investment costs
3.3.1. Capital investments include the costs of construction (building), making (production) and acquisition of fixed and intangible assets as well as the costs of extension, further equipping, modernization, reconstruction and technical upgrading of fixed assets.

3.3.2. Prior to commissioning, the capital investment facilities shall not be included as part of fixed assets and intangible assets. The costs related to the above facilities, VAT excluding, shall be recorded as capital investments on account No. 60701 “Investments in construction (building), making (production) and acquisition of fixed assets and intangible assets” and No. 60702 “Equipment for installation”.

Account No. 60702 “Equipment for installation” shall reflect equipment to be installed, which is put into operation only after assembly of its parts and basing on foundation or poles and other bearing constructions of buildings and structures. Such equipment shall include control and measuring apparatus or other apparatus to be mounted as a part of equipment being installed. Classification of equipment to be mounted shall be made based on opinion of installation technicians or based on contracts being entered into with third parties organizations on equipment installation.
If under supply agreement mounting, installation, adjustment and other works related to installation of acquired equipment are performed by third party organization prior to transfer of equipment to the Bank, then expenses connected with acquisition of equipment and its installation shall be recorded on account No. 60701 based on the act of transfer and acceptance of works, expenses shall not be recorded on account No. 60702.

3.3.3. The commissioning acts for completed facilities shall specify the value characteristics for each fixed or intangible asset entered in the books, or the amounts of increased value for a fixed asset that was entered in the books earlier, but has been reconstructed, modernized, rebuilt etc.

3.3.4. Capital investments shall be accounted for in the Bank according to Instruction “On the procedure of fixed assets, intangible assets and inventories accounting in JSC VTB Bank” enacted by Order of the Bank No. 490 dated September 2, 2009, Regulation “Accounting of capital investments related to construction, reconstruction and modernization of fixed assets. Accounting of costs related to capital repairs” enacted by Order of the Bank No. 796 dated September 27, 2004.

3.3.5. Analytical accounting of capital investments shall be carried out in separate software (for each fixed assets item) according to the procedure set out in paragraph 2.2 of the Accounting Policy.

3.3.6. Capital investments related to permanent improvements of leased property shall be recorded, until the facility commissioning, on the Bank’s balance sheet account No. 607 “Investments in building (construction), making (production) and acquisition of fixed assets and intangible assets” on separate ledger accounts opened for each facility.

3.3.7. If under the terms of lease contract the capital investments in leased fixed assets do not constitute the Bank’s property and are not subject to compensation by the landlord, following completion of capital works and based on the commissioning act, the costs shall be written off:
- as deferred expenses, if the amount of capital investment costs exceeds 5,000,000 rubles, with subsequent staged writing-off within the lease contract term;
- non-recurrently, as the Bank’s expenses, if the amount of capital investment costs does not exceed 5,000,000 rubles.

3.4. Accounting of inventories
3.4.1. The following tangible assets (except for those recorded as fixed assets) used for provision of services, for administrative, business and social needs shall be recorded as inventories:
- items valued at no more than 20,000 rubles (VAT excluded) per unit as of their acquisition dates, irrespective of their useful lives;
- items with a useful life of up to one year, irrespective of their value;
- spare parts;
- materials;
- special clothing and footwear;
- fixtures and fittings;
- stationery;
- publications;
- non-current inventories;
- returnable containers.

3.4.2. Inventories shall be referred to this or that kind depending on their use and technical features, according to the Russian Federation laws and the Bank’s Chart of Accounts.
Non-current inventories shall include the property acquired by the Bank as a result of transactions based on settlement or pledge agreements before the Bank adopts a decision as to disposal of the said property or its use in own activities.

3.4.3. Inventories shall be accounted for at their actual value determined based on the actual acquisition costs, excluding VAT paid to suppliers.
Returnable containers shall be accounted for based on their collateral value.

3.4.4. Inventories valued in foreign currency shall be valued in rubles by means of converting the foreign currency amount using the exchange rate set by the Bank of Russia as of the date of the document on which asset recognition in the accounts is based.

3.4.5. The inventories received by the Bank shall be taken on charge in the warehouse and shall be recorded on the corresponding inventory accounts.
The inventories which have been obtained during disassembly of reconstructed facilities and which are fit for further use or disposal shall also be taken on charge in the warehouse and recorded in the accounts. The inventories which have been obtained during disassembly of reconstructed facilities and which are fit for further use or disposal shall be valued based on the market value, determined according to Article 40 of the Russian Federation Tax Code, with the valuation performed by the initiating subdivision.
Tangible assets shall be taken on charge, transferred for operation or written off based on the acts executed, signed and approved according to the procedure established in the Bank.

3.4.6. Inventories (except for non-current ones) shall be written off as the Bank’s expenses according to the following procedure:
- tangible assets spent for maintenance and repair of buildings, equipment and fixtures – based on material requisition submitted by the Bank’s subdivisions and respective Acts;
- publications, including periodicals and reference books, - based on the Act of handing over for operation, irrespective of the cost;
- stationery, materials for money packaging, paper, blank forms, cartridges, cassets, diskettes and other consumables – based on material requisitions submitted to the warehouse by the Bank’s subdivisions, irrespective of the cost;
- advertizing materials, promotional items – based on Acts of issuance of advertizing and promotional materials;

- equipment, computers, office machines, video and audio devices, furniture, special banking equipment valued below the established norm for fixed assets (VAT excluded) — based on duly executed Commissioning Acts;
- other inventories not mentioned above valued up to 1000 rubles (inclusively) per item (exclusive of value-added tax) – based on material requisition submitted by the Bank’s subdivisions;
- other inventories that are not mentioned above valued at more than 1001 rubles but less than 20000 rubles (both inclusively) per unit (exclusive of value-added tax) – based on duly executed Commissioning Acts or Acts for consumables/inventories write-off.

3.4.7. Material assets valued at more than 10,000 rubles but less than 20,000 rubles (both inclusive) per unit (exclusive of value-added tax) put into operation subject to commissioning certificates shall be accounted for extrasystematically broken down by individual items and accountable officers. The discarding of such material assets from extrasystemic accounting due to impossibility of further operation for the reasons of failure, loss of commercial quality, etc. shall be performed subject to a certificate of unserviceability.
Besides, extrasystematic accounting shall be kept related to the following property valued from 1,001 rubles to 10,000 rubles (both inclusive) (exclusive of value-added tax): safe boxes, upholstered furniture, tables, chairs, armchairs, sets of kitchen furniture, wardrobes, bed boxes, cashier equipment, plastic card equipment, calculators. In order to exercise control over integrity of the property, the above list may be supplemented subject to a separate decree of the Bank.

3.4.8. Similar (identical) inventories acquired at different prices and written-off at commissioning shall be valued at their unit prices.

3.4.9. Property shall be written off the non-current inventories account only if the said property is disposed of, or if a decision has been made to allocate the property acquired under settlement, assignment or pledge agreements for use in own activities. Fixed and intangible assets allocated for use in own activities shall be accounted for as operations involving building (construction), making (production) of fixed and intangible assets; inventories shall be transferred to the accounts according to their characteristics.

3.4.10. Inventories shall be accounted for in the Bank according to Instruction “On the procedure of fixed assets, intangible assets and inventories accounting in JSC VTB Bank” enacted by Order of the Bank No. 490 dated September 2, 2009.

3.5. Accounting of deferred income and expenses
3.5.1. Ledger accounts for deferred income and expenses as related to recording of interest income/expenses, for commission fees/charges related to lending operations shall be opened on balance sheet accounts No. 61301 “Deferred income from lending operations” and No. 61401 “Deferred expenses on lending operations” respectively. Ledger accounts for deferred income and expenses from business operations and other operations shall be opened on balance sheet accounts No. 61304 “Deferred income from other operations” and No. 61403 “Deferred expenses on other operations” respectively.

If the amounts are referred to deferred income (expense) accounts, a calendar year shall constitute a reporting period. For recording the amounts referred to the current reporting period on deferred income (expense) accounts, a calendar month shall be set as the time interval for the purpose of uniform recording of the said amounts in the income (expense) accounts of the current reporting period.
Analytical records shall be maintained broken down by each contract.

3.5.2. Deferred income shall include lump sums received for works and services in the current reporting period (its current time interval) but referring to the future period and (or) subsequent time intervals of the current reporting period:
- received rent payments;
- received lease payments;
- amounts for information and consulting services;
- amounts of commission fees under loan agreements for long-term services (fund management fee, support fee, commitment fee);
- other similar proceeds received for works and services in the current period (its current time interval) but referring to the future periods and (or) subsequent time intervals of the current reporting period.

The said amounts shall be evenly recorded as the Bank’s income, no later than the last working day of each time interval (i.e., each calendar month) within the period to which they refer. In this case, no additional primary supporting documents confirming the fact of income receipt shall be required.

3.5.3. Deferred expenses shall include lump sums paid for works and services in the current period (its current time interval) but referring to the future period and (or) subsequent time intervals of the current reporting period:
- amounts paid for subscription to periodicals;
- expenses on information and consulting services;
- advertising expenses;
- rent amounts (lease payments) for property leased (received for leasing) by the Bank;
- subscription fees for use of telephone, telecommunication and other communication channels;
- amounts of insurance premiums (contributions) paid under insurance agreements with the duration of several calendar months;
- capital investments in property leased (received for leasing) which are not owned by the Bank-lessee and are not subject to compensation by the landlord, if the said amounts meet the conditions set out in paragraph 3.3.7 of this section;
- expenses on support (including modification, update) of software products (databases) for which the Bank holds exclusive rights of use;
- expenses on acquisition of licenses (except for perpetual licenses);
- fees paid under license (sublicense) agreements for the right to use the results of intellectual activity and other intellectual property;
- other similar lump payments made for works and services in the current period (its current time interval) but referring to the future periods and (or) subsequent time intervals of the current reporting period.

The said amounts shall be evenly recorded as the Bank’s expenses, no later than the last working day of each time interval (i.e., each calendar month) within the period to which they refer. In this case, no additional primary supporting documents confirming the fact of expenses incurred shall be required.
Expenses on software products, databases, software product licenses and software databases which the Bank acquires but holds no exclusive rights to shall be recorded as deferred expenses based on commissioning act, with subsequent staged writing-off as the Bank’s expenses within the useful life and taking into account the principle of evenness, provided the contract terms allow to determine the said useful life.
Deferred expenses as related to paid non-recurring fees for works on adaptation and modification of used computer software and databases which results will be used within the operation period of software product or database shall be recorded on account No. 61403 and recognized as part of expenses within the remaining useful life of such software product or database.

If the contract terms do not allow to determine the useful life of a software product, the expenses shall be recognized evenly within the expected useful life set by the Committee on facility commissioning but no more than five years starting from the commissioning date.

Software products, licenses for specific types of the Bank’s activity, for the rights to use software products, databases for software products etc. which are no longer used and for which the Bank does not hold exclusive rights, shall be written off at residual value according to the act for termination of use executed in optional form by the subdivision responsible for operation of the said software products, databases etc., irrespective of the remaining useful life.

3.5.4. Deferred income received by the Bank in foreign currencies shall be recorded on the appropriate foreign currency accounts No. 61301, 61304 and posted to income accounts in ruble equivalent based on the official exchange rate set by the Bank of Russia as of the date of writing-off (recognition on income accounts).

Deferred expenses on acquisition of rights of use of computer software and databases under agreements with right holder (under license agreements) made in foreign currency shall be recorded on account No. 61403 in RF rubles on the official exchange rate of the Bank of Russia as of the date of work or service acceptance with further recognition on expenses account evenly within the set period.

Deferred expenses as related to paid non-recurring fees in foreign currency for support of software programs including their modification and update, databases shall be recorded on account 61403 in RF rubles on the official exchange rate of the Bank of Russia as of the date of payment with further recognition on expenses account evenly within the set period.

3.6 Settlements with the budget on taxes and levies
3.6.1. According to Article 19 of the Russian Federation Tax Code, branches of the Bank which are located on the territory of the Russian Federation shall discharge the Bank’s liabilities with respect to payment of advances and amounts of profit tax to the budgets in the constituent entities of the Russian Federation at their locations and at locations of their structural separate subdivisions; of tax on income earned by foreign organizations from the sources in the Russian Federation.

Repayment of profit tax following the results of operation of representative offices and branches located outside the Russian Federation shall be made by the Parent Organization at its location.

3.6.2. For the purpose of recording the amounts of accrued taxes and levies (including the insurance contributions to mandatory pension insurance fund) and making settlements with the budget and extra-budgetary funds, ledger accounts shall be opened for each tax and levy on balance sheet accounts No. 60301 and No. 60302 in the balance sheet of the Bank’s Parent Organization.

3.6.3. Ledger accounts shall be opened for settlements with the budget and extra-budgetary funds for each tax and levy (except for VAT and organizations profit tax) on balance sheet accounts No. 60301 and No. 60302 in the balance sheets of the Bank’s branches.
The accrued taxes and levies paid by the branches shall be recorded on expense account No. 70606, and within PBSDE period - on account 70706 (PLS symbols 26102, 26411) in the balance sheets of the Bank’s branches.

3.6.4. Ledger accounts shall be closed if changes are introduced in the Russian Federation Tax Code and other normative legal acts.

3.6.5. Settlements with the budget with respect to organizations profit tax

3.6.5.1. Organizations profit tax shall accrue for the Bank in general. Organizations profit tax shall be calculated and paid by monthly advance payments adjusted for the actual result based on the quarterly calculations on accrued total basis beginning from the year start (advance payment settlements). The amount of tax accrued as due to the budget shall be recorded during the reporting year on account No. 70611 “Profit tax”, and during the PBSDE period — on account No. 70711 “Profit tax” in correspondence to account No. 60301 “Settlements on taxes and levies” in the balance sheet of the Bank’s Parent Organization. Settlements involving advance payments to the federal budget and the tax amounts accrued based on the results of the tax period shall be recorded in the balance sheet of the Bank’s Parent Organization.
Settlements involving advance payments and the tax amounts accrued based on the results of the tax period and due to the revenue side of the budgets in the constituent entities of the Russian Federation at the location of branches and their structural subdivisions shall be recorded in the balance sheets of the Bank’s Parent Organization and its branches.

3.6.5.2. Settlements between the Bank’s Parent Organization and its branches with respect to organizations profit tax shall be performed using accounts for settlements with branches No. 30301 and 30302 “Settlements with branches located in the Russian Federation” regarding own operations in correspondence to the accounts for settlements on taxes and levies opened in the balance sheet of the Bank’s Parent Organization, and to cash accounts opened in the balance sheets of branches.

3.6.5.3. When the Bank receives income from a source located outside the Russian Federation in a state that has an inter-governmental Double Taxation Treaty signed with the RF, the amount of tax withheld from the Bank’s income by the income source, based on the documents confirming income tax payment by the Bank on the territory of the said state, shall be recorded on expense account No. 70606, income statement symbol 26411.

3.6.5.4. Settlements with the federal budget with respect to payment of tax on income received by foreign organizations from sources in the Russian Federation shall be recorded in the balance sheets of the Parent Organization and branches. Payment to the budget of tax on income received by foreign organizations shall be made by the Parent Organization and branches individually at their locations.

3.6.6. Settlements with the budget with respect to VAT
3.6.6.1. Income from operations subject to VAT and exempt from VAT shall be recorded on separate accounts in the Bank’s balance sheet.
The amount of VAT received by the Bank’s Parent Organization and its branches shall be paid to the budget in full according to paragraph 5, Article 170 of the Russian Federation Tax Code.
VAT payments to the budget shall be made in a centralized manner for the Bank in general (including its separate subdivisions) at the location of the Bank’s Parent Organization.

3.6.6.2. Received VAT shall be recorded on balance sheet account No. 60309 “VAT received”.
Balances on accounts of VAT received recorded in the balance sheets of the Bank’s branches shall be transferred to the balance sheet of the Bank’s Parent Organization on interbranch settlement accounts on a quarterly basis on the dates set forth by Instruction governing the procedure for calculation and payment of value-added tax of JSC VTB Bank.

3.6.6.3. VAT amounts paid during acquisition of property (including fixed and intangible assets), property rights, works and services shall be recorded on balance sheet account No. 60310 “VAT paid”.
Amounts of VAT paid shall be recorded on account No. 60310 in correspondence to accounts for settlements with suppliers (customers, contractors) at the moment the received tangible assets are recognized in accounts or works performed (services rendered) are accepted.

The actual amounts of VAT paid shall be shall be recorded on expense account No. 70606 (PLS symbol 26411) upon receipt of the Supporting Documents (transfer and acceptance acts, consignment notes and waybills) and the duly executed invoice from the Counterparty-supplier according to the following procedure:
- for fixed and intangible assets — non-recurrently, in full, after putting the said items into operation in banking activity, in case of partial putting into operation of fixed assets items (for investment projects) the amount of VAT paid shall be written off in respective proportion;
- for inventories — as they are put into operation, used or retired;
- for works performed and services rendered, the expenses on which do not constitute capital expenses, including for expenses recorded on account No. 61403 - as the costs of services rendered and works performed are written off as expenses (except for expenses on capital investments in leased property which may not be recognized as the property of the leaseholder Bank and these expenses are not subject to compensation by the lessor; as well as expenses on software products acquired by the Bank, including expenses on their adaptation and modification, licenses for the right to use the software products and databases for such products, for which the Bank does not have exclusive rights).
For capital investments in leased property which may not be recognized as the property of the leaseholder Bank and are not compensated by the lessor, as well as expenses on software products acquired by the Bank, licenses for the right to use the software products and databases for such products, for which the Bank does not have exclusive rights, paid VAT shall be non-recurrently written-off account No. 60310 for expenses in full on the date of putting into operation.

In other cases when invoice is available the VAT paid on costs of paid services recorded on account No. 61403 shall be evenly recognized as expenses together with writing off for expenses of costs from account No. 61403. At that the amount of paid VAT shall be determined by means of calculation in proportion to amount of costs written off account No. 61403.

In case of acquisition for cash of goods, works, services without specifying VAT amount in payment documents or subject to tax clause that cost includes VAT at the determined rate but the rate value is not specified, there is no invoice available, then VAT amount shall not be recognized on account No. 60310 but recorded as a part of costs related to acquisition of goods, works, services recorded on the respective accounts.

3.7. Procedure for property allocation to branches
3.7.1. Property (fixed assets, inventories, intangible assets) recorded on the appropriate balance sheet accounts shall be transferred by the Bank’s Parent Organization to balance sheets of branches based on the Bank’s administrative documents.
Receivables for acquired fixed assets, intangible assets and inventories may be transferred to balance sheets of branches without execution of an administrative document by the Bank, based on a contract with the supplier or an act of transfer and acceptance.
Transfer and acceptance of fixed and intangible assets shall be executed as a corresponding act, where a separate act of transfer and acceptance shall be drawn up for each property item transferred. A single transfer and acceptance act may be executed for a group of similar fixed assets with the same features and accounting parameters.
In case of inventories transfer, a general act may be executed by materially responsible officials of the receiving and the transferring parties specifying the information with respect to each item transferred. The act on transfer and acceptance of tangible assets shall be approved by the Bank’s President-Chairman of the Board, or by any other authorized official of the Bank.

3.7.2. Operations involving transfer and acceptance of property shall be recorded in due order on accounts of inter-branch settlements with respect to own operations, based on the act of transfer and acceptance and the transfer notice signed by the branch according to the Rules of the Bank’s settlement system.

3.7.3. Property transferred from a branch balance sheet to the Parent Organization’s balance sheet shall be transferred according to the same procedure as set forth in clauses 3.7.1 – 3.7.2 of the Accounting Policy.

3.7.4. Property (fixed assets, inventories, intangible assets) paid for by the Parent Organization for the newly opened branches shall be transferred to the balance sheet of the Bank’s branch based on property transfer and acceptance acts and the Act of settlements reconciliation. The said Act shall be signed by the Bank’s Chief Accountant (Chief Accountant Deputy) and by Manager of the branch, and shall be approved by the Bank’s authorized official.
Settlements shall be reconciled based on the primary documents (contracts, invoices, consignment notes, acts of transfer and acceptance etc.) which shall be stored at the Bank’s Parent Organization.

3.8. Inventory counts procedure. Procedure for property writing-off and disposal
3.8.1. For the purpose of ensuring the accuracy of accounting data, the timely and high-quality preparation of the annual report, based on the Bank’s order, the Bank shall perform inventory counts of property, settlements on claims and liabilities with respect to banking operations and transactions, claims and liabilities with respect to futures transactions, settlements with debtors and creditors.
Inventory counts shall be performed to detect the actual availability of property and the non-recorded items subject to taxation; to compare the actually available property with the accounting data; to check the completeness of liabilities recording in the accounts.

3.8.2. Inventory counts of property, financial liabilities, payables and receivables shall be carried out annually, prior to preparation of the annual accounting report. The procedure and terms of inventory counts shall be determined by the Bank’s order, based on which the Bank’s branches issue the appropriate administrative documents.
Besides, inventory counts shall be performed in the following cases:
- if the Bank’s property is leased (in case of purchase or sale the inventory count of transferred, purchase or sold tangible assets shall be performed);
- if the officials responsible for safe-keeping of tangible assets change their positions (inventory count shall be performed on the day of assets transfer and acceptance);
- if facts of theft, abuse or impairment of assets have been detected;
- in case of a fire or a natural disaster;
- if the Bank or its branches are reorganized or liquidated;
- by resolution of the Bank’s management.

Inventory counts of specific types of assets shall be performed with the periodicity stipulated by the Bank’s normative acts.

3.8.3. Inspections of valuables in the cash vaults and cash desks of the Bank shall be performed according to Instruction “On the procedure of cash operations in JSC VTB Bank” enacted by Order of the Bank No. 682 dated August 1, 2005, at least once in six month and as of January 1st of each year. Besides, inspections shall be performed in the following cases:
- if the officials responsible for safekeeping of valuables change their positions (including temporary changes);
- in other cases, at the discretion of the Bank’s President-Chairman of the Board (branch manager).

3.8.4. Based on inventory count results, certain steps shall be taken to reconcile the detected inconsistencies:
- Surplus property shall be recognized in the reporting year, and the corresponding amounts shall be recorded on income accounts or accounts receivable (payable), if the said surpluses have been caused by accounting errors detected in the course of inventory count;
- Any deficiencies of property and property damage shall be referred to the guilty persons in the amounts of deficiencies detected and in correspondence to the accounts for salary settlements with employees, for settlements with employees on accountable amounts, or to the account for settlements with other debtors.
If no guilty persons can be determined, the deficient amounts and the cost of impaired assets shall be written off as the Bank’s expenses on the date when the decision to write off the said amounts is made.

3.8.5. The fact that property is unfit for further use, or that it is impossible or inefficient to recover the said property, shall be determined by the Committee for inspection of the technical condition of inventories acting on the basis of Regulation “On the Committee for inspection of the technical condition of inventories” enacted by Order of the Bank No. 398 dated June 10, 2002.
Fixed assets and intangible assets shall be written off according to Regulation “On the Committee for review of requests by structural subdivisions and branches of JSC VTB Bank regarding writing off the balance sheet or deregistration from off-balance sheet records of the uncollectible debts, deficiencies and losses of inventories” enacted by Order of the Bank No. 14 dated January 19, 2001.

3.8.6. The Bank may dispose of excess and unnecessary (unused) tangible assets. Tangible assets shall be disposed of (sold) based on the following:
- by resolution of the Bank’s President-Chairman of the Board, or his assistant (the resolution shall be executed as the Bank’s order). The assets shall be sold at contract price, taking into account the market value determined by an independent appraiser, charging the buyer with the taxes established by the Russian Federation laws;
- by resolution of the authorized person based on the appropriate administrative document of the Bank, in case when foreign representative offices dispose of fixed assets and inventories located in the business premises (offices) of the foreign representative offices, with the balance sheet value of the items sold not exceeding the amounts equivalent to USD 10,000 per item. The items shall be sold at contract price, taking into account the market value determined by an independent appraiser.

4. ACCOUNTING OF OPERATIONS ON RAISING (PLACEMENT) OF MONETARY FUNDS AND THEIR REPAYMENT (REDEMPTION). ACCOUNTING OF COLLATERAL FOR FUNDS PLACED

4.1. The relations between the Bank and its customers (legal entities and individuals, including banks) shall be determined by contracts and agreements concluded according to the requirements of the Civil Code of the Russian Federation (sections 42, 44, 45).
The Bank’s relations with foreign contractor banks shall be formalized according to international banking practices and international laws.

4.2. Raising (placement) of monetary funds shall be carried out by the Bank in compliance with the requirements of the Russian Federation laws, both in the Russian Federation currency and foreign currencies.
The total minimum and maximum terms for raising and placement of funds, the interest rate scale and the list of currencies in which funds are raised and placed shall be determined according to Regulation “On the procedure for setting the interest rates for raised funds and loans by JSC VTB Bank” enacted by Order of the Bank No. 148 dated March 22, 2002.

4.3. The decision on credit risk acceptance by the Bank shall be made by the Bank’s Credit Committee functioning based on Regulation “On Credit Committee of JSC VTB Bank” enacted by Order of the Bank No. 624 dated November 17, 2009, and by the Bank’s Small Credit Committee acting on the basis of Regulation “On Small Credit Committee of JSC VTB Bank” enacted by Order of the Bank No. 634 dated November 24, 2009; by the Moscow Region Credit Committee acting on the basis of Regulation “On the Moscow Region Credit Committee of JSC VTB Bank” enacted by Order of the Bank No. 113 dated February 19, 2008.
Credit committees of the Bank’s branches shall operate according to Standard Regulation on Credit Committee of the Bank’s Branch, enacted by order of the Bank.

4.4. The main procedures and order of actions by the Bank’s management bodies, subdivisions and officials in case of the Bank’s acceptance of customer credit risks (except for banks and financial institutions) shall be carried out according to the Rules on Lending to Corporate Customers by JSC VTB Bank (The General Credit Procedure of JSC VTB Bank) enacted by Order of the Bank No. 355 dated May 5, 2006.

4.5. Operations involving raising (placement) of monetary funds, including lending, shall be carried out according to the Bank’s normative acts.

4.6. Analytical records of funds placed (provided) on loan accounts shall be maintained for each agreement concluded (with respect to credit lines — for each tranche). If the actual dates for placement of separate parts (tranches) of the loan granted fall on the same time interval, the said separate parts (tranches) of the loan may be recorded on one ledger account of the corresponding secondary balance sheet account in the procedure of recording the funds placed (provided) on the above loan accounts.

4.7. With respect to loans, loan indebtedness and similar debts referred to quality categories I- III, the interest income shall be deemed certain.

4.8. Operations involving referring the interest accrued on raised (placed) funds to the Bank’s expenses (income) shall be recorded based on accrual method. Interest shall be paid (received) on the dates specified by the corresponding agreements.

4.9. If interest is accrued on agreements concluded with the Russian Federation residents, the actual number of calendar days for which the funds are raised or placed shall be taken into account. In this case, the actual number of calendar days per year — 365 or 366 — shall be taken as the basis for accrual.
Agreements concluded with foreign contractors for raising (placement) of monetary funds may specify any basis for interest accrual (including 360 or 365/366 days), as agreed by the parties, or may determine the laws of which party shall govern the interest accrual under the agreement. If the agreement concluded with a foreign contractor contains no basis for interest accrual, nor any reference to the governing laws in interest accrual, the interest shall accrue based on the actual number of calendar days per year — 365 or 366 days.

4.10. Interest accrued and paid shall be accounted for according to Instruction “On the procedure for accrual, payment/collection of interest on operations related to raising and placement of monetary funds” enacted by Order of the Bank No. 403 dated July 30, 2009.

4.11. Accrual (additional accrual) of interest on funds placed on balance sheet accounts or off-balance sheet accounts with respect to loans of the corresponding quality categories shall be carried out for the period starting from the date following the date of credit provision, or from the date following the date of last interest accrual, and until the last calendar day of the month, taking into account the last non-working days of the month, or until the date when interest was duly paid under the agreement, or until the date of early payment of interest, or until the date of full repayment of debt under the loan agreement, inclusive.
The amount of interest income received in foreign currency with respect to loans of quality categories I-III shall be recorded on income accounts based on the exchange rate set by the Bank of Russia on each date of income recognition:
1) on the last working day of the month;

2) on the date of interest payment under the agreement (settlement date), including the date of early payment of due interest for current month.

The amount of interest income received in foreign currency with respect to loans of quality categories IV and V shall be recorded on income accounts based on the exchange rate set by the Bank of Russia on each date of the actual payment of interest.
In case of a decrease in the quality of a loan or asset (claim) and their reclassification from quality categories I-III into categories IV or V, i.e., into the quality category where income is not deemed certain, accrual (additional accrual) of interest on balance sheet accounts shall be made on the reclassification date for the period starting from the date after the date of the latest accrual (recognition) up to the date of reclassification of quality category inclusively. Amounts of claims for interest on the loan recorded on balance sheet accounts as of reclassification date, including the amounts on interest arrears accounts, shall not be subject to writing-off. Claims for interest (due and (or) past due) shall still be recorded on the appropriate balance sheet accounts and shall be redeemed in order of priority under the agreement.
Further accrual of interest starting from the date following the reclassification date shall be recorded on off-balance sheet accounts.
In case of an increase in the quality of a loan or asset (claim) and their reclassification from quality categories IV-V into categories I-III, i.e., into the quality category where there is no uncertainty as to income, the interest accrued on off-balance sheet accounts shall be written off and recorded in the balance sheet accounts by means of accounting entries, and additional interest due as of reclassification date, inclusively, shall accrue. Further accrual of interest shall be recorded on balance sheet accounts.

4.12. One calendar month shall be established as the time interval for recording the amounts of deferred interest received by the Bank on the Bank’s income accounts.
If the interest amounts are received by the Bank prior to the period to which the said amounts refer, or in case the amount transferred by the borrower as interest on loan exceeds the interest due for the current calendar month, the above amounts shall be recorded on account No. 61301 “Deferred income from lending operations”, provided the Bank does not return the said amounts to customers according to the agreement terms.
Interest amounts received in foreign currency shall be recorded on account No. 61301 prior to date of interest income recognition in respective payment currency. Writing off to income account (recognition of interest income) shall be made on the official exchange rate of the Bank of Russia as of the last working day of the month or as of the date of interest payment under agreement including as of the final loan repayment date depending on which date comes first.
If, under the agreement terms, the excess amounts shall be returned to customers, the said amounts shall be recorded as payables on the account of liabilities on other operations until the said amounts are returned.

4.13. The interest amounts paid by the Bank prior to the period to which the said amounts refer shall be recorded on account No. 61401 “Deferred expenses on lending operations”. Interest amounts paid in foreign currency shall be recorded on account No. 61401 prior to date of interest expense recognition in respective payment currency.
If, according to agreement terms, the excess amounts shall be returned to the Bank, until their return the said amounts shall be recorded as receivables on the account of claims on other operations.

4.14. In case of liquidation of debtor legal entity (debtor bank), creditor bank shall raise claims in due order to liquidation committee concerning all liabilities of debtor legal entity (debtor bank) including interest liabilities, and suspend further interest accrual on funds allocated to debtor starting from the date of making by the meeting of shareholders (participants) or authorized body of debtor legal entity a decision on voluntary liquidation and appointment of liquidation committee.

If an individual registered as individual entrepreneur acts as the borrower under loan agreement, then termination of entrepreneurial activity and making an entry into state register upon application of individual of decision on termination of entrepreneurial activity shall not constitute reason for suspension of interest accrual with respect to loan granted.

In case of liquidation of debtor legal entity (debtor bank) under bankruptcy proceedings according to the Russian Federation laws, the creditor bank shall suspend further iinterest accrual starting from the date of adoption by the court of arbitration of decision on bankruptcy of legal entity and on bankruptcy proceedings.

4.15. Analytical records with respect to off-balance sheet accounts No. 91411 “Securities transferred as collateral for funds raised”, No. 91412 “Property transferred as collateral for funds raised, except for securities and precious metals”, No. 91413 “Precious metals transferred as collateral for funds raised” shall be maintained based on each pledge contract. The balance sheet value of securities (including promissory notes), property and precious metals transferred as collateral for funds raised shall be recorded on accounts No. 91411, 91412 and 91413 as of the date of pledge contract.
The value of foreign currency-denominated securities and property as well as the precious metals transferred as collateral for funds raised shall be recorded on the appropriate accounts in ruble equivalents based on the official rate set by the Bank of Russia (for precious metals — based on the valuation prices set by the Bank of Russia) effective as of the date of pledge contract.
In this case, if the securities transferred as collateral are recorded on balance sheet accounts at their current (fair) value, the results of revaluation of the said securities shall be recorded on account No. 91411 at least once a month (on the last working day).
The balance sheet value of claims with respect to loan agreements transferred as collateral for funds raised shall be recorded in the amount equal to the principal debt amount, interest claims and other payments stipulated by the loan agreement. The balance sheet value of claims with respect to loan agreements transferred as collateral shall not be adjusted due to changes in the debt amount under the loan agreement.

4.16. Analytical accounting with respect to off-balance sheet account No. 91414 “Guarantees and sureties received” shall be carried out in accordance with normative acts of the Bank governing accounting of collateral accepted to secure loans granted to legal entities and individuals acting as individual entrepreneurs, as well as issued guarantees. Security in the form of a surety shall be recorded on account No. 91414 on the date of the surety agreement.
Analytical accounting of sureties shall be carried out broken down by concluded agreements and providers of surety.

4.17. Collateral accepted as pledge shall be recorded on off-balance sheet account No. 913 in the amount of pledge determined by the appropriate contract. In pledge contracts the value of property accepted as collateral with respect to credit transactions may be specified in foreign currency, at that collateral shall be recorded in respective foreign currency on the respective off-balance sheet accounts No. 913.
Analytical accounting of collateral shall be carried out broken down by types of collateral and pledge contracts.

Accounting of precious metals encumbered and put into storage in vaults of the Bank shall be carried out using account No. 91204 “Precious metals of customers in custody” in accounting units of net (for gold) or ligature (for silver, platinum and palladium) weight in ruble equivalent at official price of the Bank of Russia similar to the procedure for storage under custody agreements of precious metals owned by the customers established by Instruction “On the procedure of acceptance, storage, withdrawal and recording precious metals in vaults of JSC VTB Bank” enacted by Order No. 537 dated August 15, 2002.
Accounting of certified securities including promissory notes issued by the Bank, encumbered and put in vault of the Bank shall be carried out using off-balance sheet account No. 91202 “Various valuables and documents” at nominal value of securities.

4.18. Accounting of the participation credit granted to VTB Bank (France), the rights whereto have been acquired by the Bank under an assignment contract with the Bank of Russia, shall be carried out on personal accounts of balance account No. 32309 “Other Placed Funds in Non-Resident Banks for a Period of over 3 Years to the Amount of the Sum of the Recovered Credit Equal to the Amount of Debt Itemized on the Balance Sheet of VTB Bank (France) in US dollars, euros and Swiss francs.
No interest shall be accrued on the participation credit debt amount, unless otherwise set forth in relevant agreements between the parties.
Personal accounts of off-balance sheet account No. 91418 “Par value of Acquired Rights of Claim” shall reflect the difference between the total amount of the participation credit and the recovered amount of the credit in US dollars, euros and Swiss francs.
Along with recovery of the participation credit amount, amounts of positive performance of VTB Bank (France) shall be increased with the relevant sums of the participation credit debt to be reflected in personal accounts of balance sheet account No. 32309 in correspondence with income account No. 70601 “Income”, PLS character 17306 “Other expenses”.
Concurrently, the newly recovered amounts of the participation credit shall be relevantly written off the personal accounts of off-balance sheet account No. 91418.
In case of loss of VTB Bank (France) according to the results of a fiscal year to be met by a decrease in participation credit liabilities, the participation credit debt shall be relevantly decreased to be reflected in the personal accounts of balance sheet account No. 32309 in correspondence with income account No. 70606 “Income”, PLS character 27308 “Other Expenses”. Concurrently, the written off amounts of the participation credit shall be relevantly recovered on personal accounts of off-balance sheet account No. 91418.
Participation credit debt shall be redeemed by a money transfer to the Bank correspondent account. Concurrently, the redeemed amounts of the participation credit shall be relevantly written off the personal accounts of off-balance sheet account No. 91418.
The amounts of the participation credit debt accounted for in balance sheet account No. 32309 shall be used to make a reserve for possible debt losses in compliance with clause 8.1 of Accounting Policy.

4.19. Funds raised for deposit under bank deposit agreement entered into with individual acting as individual entrepreneur shall be recorded using balance sheet primary account No. 421 “Deposits of non-state commercial organizations”.
Funds raised as a guarantee fee under safe deposit box rental agreement and other agreements with provision for allocation in the Bank of monetary funds by individuals acting as individual entrepreneurs as collateral on certain kinds of operations (transactions), shall be recorded on balance sheet primary account No. 438 “Other raised funds of non-state commercial organizations”.

4.20. If time deposit raised under time deposit contract concluded with legal entity (other than credit organization), individual entrepreneur or individual having own private practice is renewed by entering into supplementary agreement to time deposit contract for the same period as deposit was raised initially, then accounting shall be carried out without change of secondary account for raised deposit, unless otherwise provided by time deposit contract.

5. SPECIFIC ELEMENTS OF ACCOUNTING WITH RESPECT TO OPERATIONS WITH SECURITIES (DEBT INSTRUMENTS)

5.1. Criteria and procedures of initial recognition (derecognition) during reverse operations with securities
Reverse operations shall include operations performed on the terms of maturity, collectibility and reward basis.
Reverse operations include securities borrowing operations.
Acquisition (transfer) of title to securities with respect to reverse operations may either serve as the basis for initial recognition (derecognition) of securities, or not.

In the process of acquisition/transfer of securities with respect to reverse operations the Bank shall evaluate the acquisition/keeping of risks and benefits related to ownership of the said securities.
The risks related to securities ownership include: the risk of price changes, the risk of debtor insolvency, the liquidity risk etc.
The benefits related to securities ownership include: capability of the security to bring future economic benefits (income) to the Bank in the form of interest, dividends or increase in value (as the difference between the security sale (redemption) price and its purchase price, as a result of security exchange, its use in discharge of the Bank’s obligations, increase in its current market value etc.).
If securities are acquired based on reverse operations, the said securities shall be initially recognized provided all (virtually all) the risks and benefits have been acquired by the Bank. If all (virtually all) the risks and benefits are not transferred to the Bank, securities are considered as acquired without initial recognition.
Securities transferred under return operations are de-recognized, provided that all (virtually all) the risks and benefits were transferred and the Bank decided (concluded an agreement on the relevant terms) to retain the risks and benefits related to ownership of securities prior to their transfer. If the Bank has made a decision (concluded an agreement on the relevant terms) to retain all (virtually all) the risks and benefits, the securities shall not be derecognized.

5.2. Criteria for classification of security investments according to the categories determined by the Bank of Russia
Depending on the purpose of acquisition, at the moment of their initial recognition investments in securities shall be referred to one of the following four categories:
- “Measured at fair value through profit or loss”;
- “Held to maturity”;
- “Available for sale”;
- “Participation”.

Depending on the acquisition purposes, securities with the same state registration number or issue identification number, or the same international identification code ISIN, as well as securities of the same issuer which do not constitute equity securities nor securities without ISIN code, may be simultaneously accounted for in different categories.

5.2.1. The category of securities “Measured at fair value through profit or loss” shall include securities that are acquired to receive profit due to short-term price or dealer margin fluctuations, i.e., the securities constitute part of the portfolio that is actually used to receive short-term profit, while the current (fair) value of the said securities can be determined reliably.

5.2.2. Securities (debt instruments) shall be classified as “Held to maturity”, if:
- they have fixed or determined payments;
- they have fixed maturity date;
- they are not defined by the Bank as securities subject to be recorded at fair (current) value through profit or loss;

The Bank has a firm intention and capability to hold the said assets until maturity date.
Equity securities may not be referred to the category of “held to maturity”.
During initial recognition, securities may not be referred to “Held to maturity” category if within two previous years the Bank has reclassified (including reclassification for sale) securities from “Held to maturity” category contrary to the terms set out in subparagraphs a), b), c), paragraph 5.3.3 of the Accounting Policy.

5.2.3. Securities shall be recognized as “Available for sale” if they were not classified under the categories of “Measured at fair value through profit or loss” or “Held to maturity”.

5.2.4. If the Bank controls the management of a joint-stock company or exercises significant influence on the said company’s activity, the shares of the said company acquired by the Bank shall be referred to the “Participation” category.
The Bank is deemed to exercise significant influence on / to control the activity of a joint-stock company, if the Bank is able, directly or indirectly (through a third party):
- to determine the decisions adopted by the company’s management bodies;
- to determine the terms of business conducted by the company due to the Bank’s participation in the company’s authorized capital and (or) under the agreement concluded between the legal entities included in the banking/consolidated group;
- to appoint the joint-stock company’s sole executive body and (or) over a half of its collegiate executive body members;
- to determine the election of over a half of the company’s board of directors (supervisory board) members.

5.3. Criteria used in reclassification of securities into another category (including materiality criteria for the purpose of disposing of debt instruments “Held to maturity”)
5.3.1. The securities which, at the moment of their acquisition, are classified as “Measured at fair value through profit or loss” cannot be reclassified into any other category.

5.3.2. The debt instruments which, at the moment of their acquisition, are classified as “Available for sale” may be referred to the category “Held to maturity” if the Bank’s intentions with respect to the said instruments meet the criteria for referring the assets to “Held to maturity” category.

5.3.3. If the Bank’s intentions or abilities change, the Bank shall be entitled to reclassify the debt instruments referred to “Held to maturity” category into the “Available for sale” category, provided at least one of the following conditions is complied with:
a) reclassification is due to an event that was beyond the Bank’s control (a force majeure event that could not have been prevented by the Bank);
b) reclassification for the purpose of disposal less than three months before the maturity date;
c) reclassification for the purpose of disposal within the reporting year of 10% or less of the total value of debt instruments “Held to maturity” as of the year start.

The events that are beyond the Bank’s control may include the following:
- a serious impairment of the security issuer’s creditworthiness;
- changes in tax laws significantly affecting the terms of taxation of the interest income on debt instruments referred to “Held to maturity” category;
- reorganization of the Bank (merger, accession, separation, extraction, transformation) or retirement of a significant part of the Bank’s assets (such as selling a part of the Bank’s business) resulting in the need to sell the assets “Held to maturity”, for instance, to maintain the risks of the Bank’s operations at a certain level;
- significant changes in the applicable laws or in the requirements of the supervisory authorities with respect to investment structure, or the maximum volume of this or that investment type, resulting in the need to sell the assets referred to “Held to maturity” category;
- significant changes in the capital adequacy ratio forcing the Bank to sell the assets referred to “Held to maturity” category;

- a significant increase in the level of risk assigned to the asset by supervisory authorities for the purpose of calculating capital adequacy ratio, or any other significant change in the normative requirements preventing the Bank from holding the asset until its maturity.

If any of the terms set out in subparagraphs a), b), c), paragraph 5.3.3 of the Accounting Policy are not complied with, the Bank shall reclassify all the debt securities referred to “Held to maturity” category into the category “Available for sale”, with the ban to form the “Held to maturity” category within two years following the year of the said reclassification.
Upon expiry of the two-year ban to refer assets to “Held to maturity” category, the Bank shall be entitled to refer newly acquired assets, as well as assets referred to “Available for sale” category, to the category “Held to maturity”.

5.4. The current (fair) value (hereinafter — CFV) of a security shall constitute the amount for which the security may be sold in an arm’s length transaction between knowledgeable, willing parties.
CFV of securities shall be determined according to methods for determining current (fair) value approved by separate normative act of the Bank.

5.5. Periodicity of securities revaluation
In conditions of active market securities “Measured at fair value through profit or loss” and securities “Available for sale” shall be revaluated on a daily basis according to methods for determining current (fair) value approved by separate normative act of the Bank. If there is no active market, securities “Measured at fair value through profit or loss” and securities “Available for sale” shall be revaluated at least once a month (revaluation is mandatory as of the last working day of each month) based on grounded assumption according to methods for determining current (fair) value approved by separate normative act of the Bank.

No materiality criterion for changes in CFV shall be established with respect to making decisions regarding the need to conduct revaluation.
With respect to securities “Available for sale” whose current (fair) value cannot be determined reliably, or with respect to securities with evident indications of impairment, provisions for possible losses shall be formed according to Regulation No. 283-P of the Central Bank of Russia “On the procedure for making provisions for possible losses” dated March 20, 2006.
Debt instruments “Held to maturity” and those which were not redeemed on due date shall not be revaluated. Provisions for possible losses shall be made with respect to investments in securities (if impairment indicators are present).

5.6. Method for valuation of the retiring (realized) securities
The procedure for writing off the secondary balance sheet accounts of the single-issue securities or securities with the same international security identification code (ISIN) during retirement (realization) of the above shall be determined based on the initial cost of the securities first acquired (hereinafter — FIFO method).
FIFO method implies recording of the securities retirement (realization) in the order in which the securities of the said issue were entered in the secondary balance sheet account. The value of retired (realized) securities shall include the value of the securities that were the first to be recorded. The value of the remaining securities shall constitute the value of the securities that were the last to be recorded.
During retirement (realization) of a part of same-issue securities that were acquired as a block, investments in the retired (realized) securities of the said block shall be written off as costs of the retiring (realized) securities in proportion to their quantity.

5.7. Cost accounting
Costs shall be subdivided into:
- costs that are directly related to acquisition and realization of specific securities;
- costs that are not directly related to acquisition and realization of specific securities.

The costs directly related to acquisition and realization of specific securities shall include:
- expenses on registration services (services of registrars, settlement and clearing centers and international clearing centers, related to registration of transfer of ownership to securities);
- fees paid to agents (brokerage and other organizations);
- fees paid to organizations ensuring completion and execution of transactions (trade organizers, trading floors etc.).

The costs that are not directly related to acquisition and realization of securities shall include:
- expenses on service fees paid to specialized organizations and other persons for consulting and information services (services of consulting firms, information agencies, information services rendered by trade organizers and trading floors);
- expenses on service fees paid to organizations carrying out auxiliary activities involving securities valuation, legal services etc.;
- levies, duties etc. charged according to foreign legislation.

If the costs directly related to securities acquisition (except for the amounts paid to the seller under the contract) are immaterial as compared to the amount paid to the seller under the contract, the said costs shall be recognized as operating expenses in the month when the said securities were entered in the accounts.
The costs related to securities acquisition shall be deemed material if they exceed 10% of the amounts paid to the seller under the contract (the cost of securities taking into account accumulated Coupon Interest Income, hereinafter - CII). Material costs related to acquisition shall increase the balance sheet value of a security. In this case, the costs related to securities acquisition shall be recorded on separate ledger accounts opened in the balance sheet accounts for investments in securities.
Preliminary costs incurred prior to the moment of securities acquisition shall be recorded in the secondary balance sheet account No. 50905 “Preliminary costs of securities acquisition” and, on the date of security acquisition, the said costs shall be recorded as operating expenses (if they are immaterial) or as increase in the balance sheet value of the security (on a separate ledger account) (if the costs are material). If the Bank decides not to acquire the securities, the preliminary costs shall be recorded as operating expenses on the day the said decision is made.
The costs that are not directly related to acquisition and realization of specific securities shall be recorded directly as operating expenses in the appropriate symbols of the Profit and Loss Statement.

5.8. The date of operations on securities acquisition/retirement shall mean the date when the security ownership is transferred, as determined according to Article 29 of Federal Law No. 39-FZ “On Securities Market” dated April 22, 1996, or according to the terms of the contract (transaction) in cases stipulated by the Russian Federation laws.
If the date of securities ownership transfer and the date of receiving the primary documents do not coincide, the operations shall be entered in the accounts using the corresponding exchange rate (cross rate) of the Bank of Russia on the date of ownership transfer.
In case of security redemption, the retirement date shall mean the day when the issuer discharges its obligations with respect to security redemption.
Operations on securities acquisition/retirement shall be recorded in the accounts either on the day when primary documents are received confirming the transfer of rights to the security, provided the primary documents are received by the Bank by 9.30 pm of the current day (if the primary documents are received after 9.30 pm of the current day, they shall be recorded in the Bank’s balance sheet on the following day); or on the day when the terms of the contract (transaction) determining the transfer of rights are fulfilled.

5.9. Operations with securities shall be accounted for according to Instruction “On the procedure for conducting operations with securities” enacted by Order No. 1076 dated December 29, 2007.
Analytical records with respect to accounts on investments in securities shall be maintained according to the Bank’s normative act on operations with securities.

5.10. Depositary accounting of securities shall be performed in pieces according to “Instruction on depositary operations” enacted by Order of the Bank No. 443 dated August 17, 2009 and “The terms of depositary activities” enacted by Order of the Bank No. 748 dated September 20, 2007.

5.11. The Bank’s treasury shares repurchased from shareholders shall be recorded in accounts at par value.

5.12. Operations with third-party promissory notes shall be accounted for according to Instruction “On the procedure for accounting of operations with third-party promissory notes beneficially owned by JSC Vneshtorgbank” enacted by Order No. 811 dated September 10, 2003.
Third-party promissory notes denominated in a foreign currency that were acquired by the Bank and that contain no effective payment clause shall be recorded on the corresponding balance sheet accounts in the currency of par value.
Interest income and discount accrued with respect to third-party promissory notes denominated in a foreign currency which contain no effective payment clause shall be recorded in the accounts in the currency of par value.
Third-party promissory notes acquired by the Bank and denominated in one currency while containing the clause on effective payment in another currency shall be recorded in the currency of liability (payment).
Interest income and discount accrued with respect to third-party promissory notes denominated in one currency while containing the clause on effective payment in another currency shall be recorded in the accounts in the currency of liability (payment).
If the currency of the contract price (transaction amount) of the promissory notes acquired (realized) differs from the payment currency and if the date of ownership transfer occurs earlier than the settlement date, or if the discounted promissory notes denominated in one currency contain the clause on effective payment in another currency, the arising exchange rate differences shall be recorded in the accounts according to the procedure and within the periods set out in Annex 2 to the Accounting Policy, using the accounts of income and expenses from the use of embedded derivatives inseparable from the principal contract (hereinafter — inseparable embedded derivatives, IED).
If a promissory note is acquired at a price lower than its par value, the difference between the par value and the purchase price (the discount amount) shall accrue evenly within the period of promissory note circulation.
With respect to discounted promissory notes with the maturity “at sight, but no sooner than”, the discount shall accrue evenly based on the actual number of calendar days starting from the promissory note acquisition date and ending with the “no sooner” date of promissory note maturity, both dates inclusive.

5.13. The procedure for conducting and executing operations with the Bank’s promissory notes shall be determined in Instruction “On the procedure for conducting operations with promissory notes of JSC VTB Bank” enacted by Order of the Bank No. 480 dated June 21, 2006.
Foreign-currency denominated promissory notes issued by the Bank that contain no effective payment clause shall be recorded in the currency of par value of the notes.
Promissory notes issued by the Bank with a par value denominated in one currency and containing a clause on effective payment in another currency shall be accounted for in the currency of liability (payment). In this case, income and expenses arising from the use of IED due to changes in exchange rate of the payment currency with respect to par value currency shall be recorded in the accounts starting from the date of ownership transfer and until the maturity date.

For the purpose of recording the amounts of discount accrued for the Bank’s issued non-interest-bearing notes with the maturity “at sight, but no sooner than”, the said amounts shall be calculated on the last working day of each calendar month and on the “no sooner” date based on the actual number of calendar days in the respective period divided by the number of days in the period starting from the note issue date and ending with the “no sooner” date, both dates inclusive.

5.14. Securities and promissory notes received by the Bank as collateral for loans granted, guarantees issued and other funds placed shall be recorded in the appropriate off-balance sheet accounts as the amount of collateral accepted according to pledge contract terms.

6. SPECIFIC ELEMENTS OF SETTLEMENT OPERATIONS ACCOUNTING

6.1. The Bank shall conduct settlement operations in the Russian Federation currency according to Regulations of the Bank of Russia No. 2-P “On non-cash settlements in the Russian Federation” dated October 3, 2002 and No. 222-P “On the procedure for non-cash settlements by individuals in the Russian Federation” dated April 1, 2003.

6.2. The procedure for settlement operations using interbranch settlement accounts shall be regulated by the “Rules on formation of the settlement system in JSC VTB Bank for settlement operations with respect to interbranch settlement accounts and cash redistribution accounts in the Russian Federation currency” enacted by Order of the Bank No. 498 dated September 4, 2001.
Settlements between branches via the settlement system of JSC VTB Bank shall be carried out through the Parent Organization.

6.3. Non-cash settlements in the Russian Federation currency between legal entities in the Russian Federation territory as well as the formats, the procedure for filling-in and execution of settlement documents shall be regulated by Instruction “On the forms of non-cash settlements and the procedure for their application” enacted by Order of the Bank No. 708 dated December 17, 2001.
Settlements under letters of credit on the territory of the Russian Federation which involve legal entities (residents and non-residents) and individuals being individual entrepreneurs shall be made in accordance with Instruction “On the procedure for conducting operations under letters of credit in rubles used for making settlements between legal entities on the territory of the Russian Federation” enacted by Order No. 1204 dated December 30, 2005.

6.4. Non-cash settlements in the Russian Federation currency and in the Russian Federation territory with respect to nostro and loro correspondent accounts shall be carried out by the Bank and its branches according to Instruction “On the procedure for domestic settlements by Vneshtorgbank in the Russian Federation currency via the correspondent accounts network” enacted by Order of the Bank No. 621 dated November 16, 2001.
The procedure for settlement operations in the currency of the Russian Federation and foreign currencies via resident credit institutions, non-resident banks, and non-banking credit institutions which the Bank has correspondent relationships in accordance with the signed contracts/agreements/
letters of exchange is regulated by the Instruction “On the procedure for conducting settlement operations through the system of correspondent accounts and interbranch settlement accounts of JSC VTB Bank” enacted by Order No. 321 dated June 22, 2009.

The Bank’s branches shall be entitled to duly open correspondent accounts with other credit organizations (branches) and to conduct operations with respect to the said accounts.
Relations between the Bank (branch) and other credit organizations (branches) while making settlements on correspondent accounts shall be regulated by the Russian Federation laws and the correspondent account agreement signed between the parties.

The amounts received on the correspondent accounts of the Bank (branch) shall be entered in the corresponding ledger accounts of customers and the Bank (branch).
Unidentified amounts which cannot be entered in the appropriate accounts when they are received shall be recorded on balance sheet account No. 47416 “Suspense amounts received on correspondent accounts”. Analytical accounting allows opening of several ledger accounts for balance sheet account No. 47416 “Suspense amounts received on correspondent accounts”.
Unidentified amounts that have been written off the correspondent accounts because the said amounts cannot be entered in the appropriate accounts shall be recorded on balance sheet account No. 47417 “Suspense amounts written off correspondent accounts”.
Analytical accounting allows opening of several ledger accounts for balance sheet account No. 47417 “Suspense amounts written off correspondent accounts”.
Outstanding settlements shall be recorded on balance sheet accounts No. 30221, No. 30222 “Outstanding settlements of the bank”, No. 30220 “Customer funds with respect to outstanding settlement operations”, No. 30223 “Customer funds with respect to outstanding settlement operations for settlements through branches of the Bank of Russia”.

6.5. The procedure for transfers by individuals without bank account opening shall be regulated by Instruction “On the procedure for transfers by individuals without bank account opening” enacted by Order of the Bank No. 525 dated June 16, 2005.

6.6. The Bank shall perform international settlement operations according to the generally accepted international rules and business practices.
The procedure for international settlements by the Bank with respect to customer operations, including operations by correspondent banks related to export and import of goods, works and services, shall be regulated by Instruction “On the settlement procedure for operations related to export and import of goods, works and services” enacted by Order of the Bank No. 1097 dated December 30, 2004.

7. SPECIFIC ELEMENTS OF ACCOUNTING WITH RESPECT TO OPERATIONS WITH FOREIGN CURRENCY AND PRECIOUS METALS

7.1. Operations with respect to foreign currency accounts in the Bank shall be conducted in compliance with the Russian Federation laws, according to the normative acts of the Bank of Russia, normative acts of the Bank, the terms of contracts signed as well as the business rules and practices.

7.2. The procedure for purchase and sale of currency, conversion operations and operations with the Bank’s precious metals shall be determined by the normative acts of the Bank.

7.3. Analytical accounting of foreign currency operations shall be carried out with double denomination both in foreign currency and in RF rubles based on the official exchange rate of the Bank of Russia; operations with precious metals shall be accounted for based on the precious metal types (codes) in accounting units of net (for gold) or ligature (for silver, platinum and palladium) weight and in RF rubles; operations with coins and commemorative medals shall be accounted for in RF rubles and in pieces. Synthetic accounting records of the said operations shall be maintained in Russian rubles.

7.4. The Bank’s assets and liabilities in precious metals (excluding precious metals in the form of coins and commemorative medals) and balances on off-balance sheet accounts shall be recorded in the Bank’s balance sheet based on the valuation prices of the Bank of Russia of affined precious metals (gold, silver, platinum, palladium).

7.5. Income and expenses from revaluation of funds in foreign currency and precious metals shall be recorded separately for each foreign currency/precious metal code, according to the procedure set out in Annex 2 to the Accounting Policy.

7.6. With respect to operations of foreign currency purchase and sale in exchange for rubles as well as conversion operations with counterparty banks, the amounts of claims and liabilities regarding the amounts due (payable) in the corresponding currencies shall be recorded in balance sheet accounts No. 47407 and No. 47408 “Settlements on conversion and futures transactions” in mutual correspondence.
Analytical records of futures transactions on balance sheet accounts No. 47407 and No. 47408 “Settlements on conversion operations, derivatives and futures transactions” shall be maintained in the Parent Organization and the Bank branches for each counterparty and type of currency, ensuring exogenous accounting in used software for each transaction, in the Bank’s branches - for each transaction.

7.7. Operations of foreign currency purchase and sale in exchange for rubles under instructions of customers except for credit organizations shall be carried out under instruction for foreign currency purchase/sale together by direct posting to customers’ accounts and accounts for recording of income/expenses from sales and purchase of foreign currencies with execution of a memorial slip, provided that operations are performed to the day and the Bank is entitled to debit funds from current account of the customer opened with the Bank.

Settlements with customers on foreign currency purchase and sale operations on terms of advance cash deposit or the condition of “tomorrow-next” transaction performance shall be recorded using balance sheet account No. 47405 “Settlements with customers on foreign currency purchase and sale”.
Conversion operation of foreign currency purchase and sale using funds deposited on account No. 47405 shall be recorded by accounting entries in correspondence with accounts of the customers and accounts for recording of income/expenses from sales and purchase of foreign currencies with execution of a memorial slip.

7.8. With respect to transactions involving purchase and sale of precious metals, the transaction amount shall be recorded in balance sheet accounts No. 47407 and No. 47408 “Settlements on conversion and futures transactions” in the currency of settlements.

7.9. Recording of operations on banknote transactions shall be made using the following accounts:
- No. 47422 “Bank’s liabilities with respect to other operations”, No. 47423 “Bank’s claims with respect to other operations”. Ledger accounts of analytical records shall be opened for each counterparty.
- No. 47407, 47408 “Settlements on conversion operations and futures transactions”. Ledger accounts in analytical accounting shall be opened for each counterparty and type of currency, ensuring exogenous accounting in used software for each transaction in the Parent Organization and Bank’s branches.

For purchase (sales) of a foreign currency in cash for the currency of the same kind (code) of currencies in a cashless form accounts No. 47407 and 47408 as well as accounts of Chapter G “Futures Transactions” of the Chart of Accounts are not applied. In this case accounts No. 47422 (47423) are used.
For purchase (sales) of a foreign currency in cash for any other cashless foreign currency and cashless RUB accounts No. 47407, 47408 are used with recording of the transaction on accounts of Chapter G “Futures Transactions” in case the date of the transaction and the date of settlement do not coincide.

7.10. The Bank’s currency-denominated claims with respect to a credit organization whose license has been revoked shall be accounted for in Russian rubles based on the exchange rate set by the Bank of Russia and effective on the day the said license was revoked. The Bank shall convert its currency-denominated claims into Russian rubles by transferring the balances from accounts with the corresponding currency code to similar accounts in the Russian Federation currency using the exchange rate set on the date the license of the credit organization was revoked. Claims with respect to currency debt converted into rubles shall not be subject to revaluation.

7.11. The Bank’s currency-denominated claims with respect to a non-credit organization which has been found bankrupt by a court and which is undergoing bankruptcy proceedings shall be determined in Russian rubles using the exchange rate set by the Bank of Russia as of the moment when the arbitration court has recognized the debtor as insolvent (bankrupt). The Bank’s claims included in the Creditors’ Register and denominated in Russian rubles using the exchange rate as of the date when the corresponding decision was made by the court shall be recorded in the Bank’s balance sheet in Russian rubles by transferring the balances from accounts with the corresponding currency code to the similar accounts in the Russian Federation currency. Claims with respect to currency debt converted into rubles shall not be subject to revaluation.

7.12. Below is the procedure for accounting income/expenses related to revaluation of foreign currency accounts arising due to conversion of the currency-denominated claims to counterparty which are recorded in the balance sheet, recognized by the arbitration court and included in the Creditors’ Register.
If the date established for conversion (termination of asset revaluation in foreign currency) and the date of the actual conversion of currency debt into Russian rubles fall within the current calendar year, the difference between the ruble equivalents (on the date established for conversion and on the date the conversion was actually carried out) shall be recorded on accounts for income and expenses from revaluation of foreign currency accounts.
If the date established for conversion and the date of the actual conversion fall within different calendar years, the difference between the ruble equivalents as related to expired reporting year (as of the date established for conversion and as of the date of annual report preparation), shall be recorded on accounts for income and expenses of past years detected in the reporting year on other banking operations and transactions.

8. PROCEDURE FOR FORMING RESERVES FOR POSSIBLE LOSSES, MANDATORY RESERVES, RESERVES FOR FUTURE EXPENSES, AND INSURANCE CONTRIBUTIONS

8.1. Provisions for possible losses on loans and similar debts
8.1.1. According to Regulation No. 254-P of the Bank of Russia “On the procedure for making provisions for possible losses on loans, loan debts and similar debts by credit institutions” dated March 26, 2004, the Bank shall make provisions for possible losses on loans, loan debts and similar debts (hereinafter — loans) for the purpose of covering the possible losses due to the borrowers’ failure to repay the funds received.
Making and utilization of provisions, classification of loans and similar debts, adjustment of provisions and accounting of the corresponding operations shall be carried out according to Instruction “On the procedure for making provisions for possible losses on loans and similar debts in JSC VTB Bank” enacted by Order of the Bank No. 424 dated August 07, 2009.

8.1.2. Provisions for loan indebtedness accounted for in the balance sheets of the Bank’s branches shall be made by the branches independently.

8.2. Provisions for possible losses
8.2.1. The Bank shall form, adjust and restore the provisions for possible losses according to Regulation No. 04.04.2007-P of the Bank of Russia “On the procedure for making provisions for possible losses by credit organizations” dated March 20, 283 and according to Instruction “On the procedure for making provisions for possible losses in JSC VTB Bank” enacted by Order of the Bank No. 210 dated April 4, 2007.

8.2.2. Provisions for possible losses on operations accounted for in the balance sheets of the Bank’s branches shall be made by the branches independently.

8.3. Provisions for operations with offshore zone residents
8.3.1. Provisions for the Bank’s operations with offshore zone residents shall be made according to Directive of the Bank of Russia No. 1584-U “On making and amount of provisions for possible losses on operations of credit organizations with offshore zone residents” dated June 22, 2005 and according to Instruction “On the procedure for making provisions for operations with offshore zone residents in JSC Vneshtorgbank” enacted by Order of the Bank No. 988 dated November 9, 2005.

8.3.2. The Bank’s branches shall independently form, adjust and restore provisions for operations with offshore zone residents accounted for in the balance sheets of the branches.

8.4. Mandatory reserves
8.4.1. The Bank shall make allocations to mandatory reserves according to the procedure established by Regulation of the Bank of Russia No. 342-P “On mandatory reserves of credit organizations” dated August 07, 2009.

8.4.2. The amount of mandatory reserves shall be calculated by the Bank’s Parent Organization as of the 1st day of the month following the reporting one; the said reserves shall be calculated for the Bank in general, including only the branches located in the Russian Federation territory.

8.4.3. The Bank’s foreign branches shall comply with the reserve requirements according to the laws of their respective countries and according to the procedure and norms established by the competent authorities in the countries where the branches are located.
If it is impossible for a foreign branch to submit the documents confirming compliance with the reserve requirements according to the procedure and standards set by competent authorities in the country where the branch is located, the data submitted by the said foreign branch shall be included in calculation of mandatory reserves.

8.4.4. The Bank shall make allocations to mandatory reserves in the Russian Federation currency by means of transferring the monetary funds from the Bank’s correspondent account.

8.5. Reserves for future expenses
8.5.1. The Bank shall form, on a monthly basis, the reserves for future expenses on payment of the annual compensation to employees; the said reserves shall be equal to 1/12 of the compensation amount based on the work results for 2010, as planned in the Bank’s Budget.

8.5.2. The reserve for future expenses shall be made on the last working day of each month.

8.5.3. The reserves for future expenses shall be made in the Russian Federation currency.

8.5.4. Branches shall independently form the reserves for future expenses on compensation based on the work results for 2010, according to the Bank’s budget.

8.6. Insurance contributions to the fund for mandatory insurance of deposits
8.6.1. The Bank shall make insurance contributions to the fund for mandatory insurance of deposits according to the procedure established by Federal Law No. 177-FZ dated December 23, 2003 “On insurance of deposits held by individuals in the Russian Federation banks”.

8.6.2. The Bank’s Parent Organization shall calculate the amounts of insurance contributions as of the 1st day of each month following the reporting quarter; the said amounts shall be calculated for the Bank in general, including the branches.

8.6.3. Insurance contributions to the fund for mandatory insurance of deposits shall be made in the Russian Federation currency by means of transferring the funds from the Bank’s correspondence account.

9. ACCOUNTING OF OTHER OPERATIONS

9.1. Accounting of acquisition of rights to claim discharge of monetary obligations from third parties (cession)
9.1.1. The Bank may acquire rights to claim discharge of monetary obligations from third parties based on the following types of contracts initially concluded by third parties:
- contracts for provision (placement) of funds secured by mortgage. The rights of claim acquired under the said contracts shall be recorded on account No. 47801 “Rights of claim under contracts for provision (placement) of funds secured by mortgage”;
- other contracts for provision (placement) of monetary funds. The rights of claim acquired under the said contracts shall be recorded on account No. 47802 “Rights of claim under contracts for provision (placement) of monetary funds”;
- factoring agreements. The rights of claim acquired under the said contracts shall be recorded on account No. 47803 “Rights of claim acquired under factoring agreements”.

Analytical records with respect to balance sheet account No. 478 “Investments in acquired rights of claim” shall be maintained for each contract, including each mortgage.

9.1.2. The date when rights to claim discharge of monetary obligations are acquired (transferred) shall mean the date when the contract for acquisition of rights of claim is concluded, unless another date is determined by the contract.
The date of disposal of the acquired right of claim shall mean the date when the said right is assigned to other persons (realization date) determined by the transaction terms, or the date when the debtor (borrower) discharges its obligations.

In case of advance payments (payments made before the rights of claim under all types of the above-mentioned contracts are transferred to the Bank), the monetary funds transferred as payment for the acquired rights of claim shall be recorded in the balance sheet of the acquiring Bank on account No. 47402 “Settlements with customers on factoring and forfeiting operations”. If the date of rights transfer under the above-mentioned contracts occurs, the advance payments shall be transferred to the corresponding ledger accounts of balance sheet account No. 478.

In case of advance delivery (payment made after the rights of claim under all types of the above-mentioned contracts have been transferred to the Bank), the Bank’s liability to transfer monetary funds under the contracts concluded shall be recorded on account No. 47401 “Settlements with customers on factoring and forfeiting operations”.
If the date of rights transfer and the date of payment for the above rights coincide, accounting records shall be made without using accounts No. 47401 (47402) by means of direct postings to account No. 478 in correspondence to cash accounts.
A right of claim shall be accounted for in the amount of its actual acquisition costs (hereinafter — acquisition price). In addition to the cost of right of claim determined by the terms of the above transactions, the acquisition price shall also include the fees (if any) paid for the services rendered by outside organizations and related to acquisition and registration of the said rights. The above expenses shall be recorded in the accounts on the acquisition date determined by the transaction terms.

9.1.3. Simultaneously with making entries to account No. 478, the nominal value of acquired rights of claim shall be recorded on account No. 91418 “Nominal value of acquired rights of claim”.
The nominal value of acquired rights of claim shall correspond to the total scope of acquired rights of claim under the initially concluded contract between the borrower and the creditor (the assigning party). The nominal (total) value of the acquired rights of claim recorded on account No. 91418 shall not include the expenses on service fees of outside organizations (for instance, notarization and state registration).

According to the terms of claim assignment agreements, the nominal value of acquired rights of claim may not correspond to the amount of cash allocated for acquisition of the said rights and recorded on account No. 478.
Analytical records with respect to off-balance sheet account No. 91418 “Nominal value of acquired rights of claim” shall be maintained broken down by contracts, and within each contract records can be kept broken down to the borrower’s liabilities (the principal debt, overdue principal debt, interest (due, past due), commissions, penalties).

9.1.4. Interest under the terms of initial loan agreements shall accrue in due order for interest accrual under agreements signed by the Bank for provision (placement) of funds according to the quality category of loan debt. Interest shall accrue on the amount of the acquired rights of claim with respect to principal debt (on the unpaid principal balance under the initial agreement between the borrower and the assigning party as of the date of assignment) starting from the day following the date of rights acquisition.
Interest under initial loan agreements shall be recorded in the Bank’s balance sheet taking into account the peculiarities set out in section 4 of this Accounting Policy.

9.1.5. Provisions for possible losses on loans with respect to acquired rights to claim discharge of monetary obligations from third parties shall be formed on account No. 47804 “Provisions for possible losses” according to the established procedure. Ledger accounts for account No. 47804 shall be opened for each debtor, broken down by initial agreements concluded by the assigning party.

9.1.6. Operations involving the debtor’s discharge of the rights of claim acquired by the Bank and recorded on account No. 478, or operations on further resale of the said rights to other persons, shall be recorded on balance sheet account No. 61212 “Retirement (realization) and discharge of the acquired rights of claim”.
Operations involving the Bank’s realization of rights of claim under the initial agreements for provision (placement) of funds shall be recorded on balance sheet account No. 61209 “Retirement (realization) of property”.

9.2. Procedure for forming financial results
9.2.1. On the first working day of 2010, following drawing-up of the daily balance for January 1, 2010, the balances on income and expense accounts recorded on account No. 706 “Financial result of the current year” shall be transferred to account No. 707 “Financial result of the past year”, which constitutes the first PBSDE entry.
Post balance sheet date events shall be recorded on account No. 707 “Financial result of the past year” (excluding account No. 70712 “Payments out of profit after tax”).

9.2.2. Income and expenses of the current year 2010 shall be accounted for based on accrued total method starting from the beginning of the year and shall be recorded on balance sheet account No. 706 “Financial result of the current year”. Financial result of the Bank’s activities during the reporting year shall be determined by drawing-up the “Income Statement”.

9.2.3. On the day determined by order of the Bank for preparation of the annual accounting report, the balances on the accounts of financial result for the past year in Parent Organization and branches shall be transferred to balance sheet account of profit (loss) of the past year No. 70801 (70802) by making accounting entries reflecting post balance sheet date events.
The balances transferred by the branches from accounts of financial result of the past year to the balance sheet of the Bank’s Parent Organization shall be recorded in the balance sheets of branches as PBSDE entries in correspondence to the accounts for settlements with branches, opened for conducting the Bank’s own operations; in the balance sheet of the Bank’s Parent Organization — as entries made for specific ledger accounts of the branches’ financial results of the past year in correspondence to the accounts for settlements with branches on own operations. Simultaneously, in the balance sheet of the Bank’s Parent Organization the balances from specific ledger accounts of the branches’ financial results of the past year shall be transferred by means of PBSDE entries to balance sheet account of profit (loss) of the past year No. 70801 (70802).

9.2.4. Income and expenses on bookkeeping accounts during the reporting year shall be recorded according to the procedure set out in the Bank’s internal normative acts and in Annex 1 hereto.

9.2.5. The procedure for determining income and expenses for profit taxation purposes and the procedure for accrual and payment of specific taxes and levies shall be established by Accounting Policy for Taxation Purposes of JSC VTB Bank and by the Bank’s normative acts issued for the purpose of compliance with the Russian Federation laws on taxes and levies.

9.2.6. The Bank’s income and expenses in foreign currencies shall be recorded in the income and expense accounts in rubles based on the exchange rate of the Bank of Russia effective on the date of income and expense recognition.

9.3. Distribution of profit, creation and use of the Bank’s funds
9.3.1. Profit shall be distributed by the Bank, including distribution for payment of dividends and replenishment of reserve fund, based on resolution of the annual General Meeting of Shareholders according to the results of the financial year in strict compliance with the approved financial result, allocation and distribution of profit for the reporting year.

9.3.2. The amount of profit retained at the Bank’s disposal by resolution of the annual General Meeting of Shareholders shall be transferred from account No. 70801 to account No. 10801 within two working days after drawing-up the minutes of the annual General Meeting of Shareholders.
If there are losses based on the results of the Bank’s activity, the balance from account No. 70802 “Loss of the past year” shall be transferred to account No. 10901 “Uncovered loss”.

9.3.3. The amounts of undistributed profit retained at the Bank’s disposal by resolution of the Annual Meeting of Shareholders and the uncovered loss recorded in the Bank’s annual accounting report for the corresponding year shall be recorded on balance sheet accounts opened in the balance sheet of the Parent Organization: accounts No. 10801 “Undistributed Profit” and No. 10901 “Uncovered Loss”, accordingly.
In analytical accounting, the following separate ledger accounts shall be maintained for balance sheet account No. 10801 “Undistributed Profit”:
- profit retained at the Bank’s disposal by resolution of the Annual Meeting of Shareholders;
- increases in the value of fixed assets at their retirement;
- transferred balances of account “Accumulation Fund”;
- transferred balances of account “Material and Technical Base Development Fund”;
- transferred balances of account “Fund of Exchange Rate Differences on Revaluation of the Bank’s Equity”;
- transferred balances of account “Social and Industrial Development Fund”.

In analytical accounting, one ledger account shall be maintained for balance sheet account No. 10901 “Uncovered Loss”.

9.3.4. Budget planning and control of the Bank’s budget implementation, including cost estimate planning and control, shall be carried out by the Finance Department.

9.3.5. The procedure for forming and using the Bank’s Reserve Fund according to the requirements of Federal Law No. 208-FZ dated December 26, 1995 “On Joint-Stock Companies” shall be determined by Regulation on Reserve Fund approved in due order.
Allocations to the Reserve Fund shall be made by resolution of the General Meeting of the Bank’s Shareholders.
The Bank’s Reserve Fund shall be formed (replenished) at the expense of the Bank’s profit.

9.3.6. The Reserve Fund amounts shall be recorded on balance sheet account No. 10701 “Reserve Fund”. Analytical records shall contain one ledger account for balance sheet account No. 10701 “Reserve Fund”.

9.4. Accounting of authorized capital
9.4.1. Authorized capital of the Bank shall be recorded at nominal value of shares in RF currency on account No. 10207 “Authorized capital of credit organizations incorporated as a joint-stock company”. Two ledger accounts “Shareholders being federal executive bodies” and “Other shareholders” shall be maintained on the balance sheet of the Parent Organization.
Information on shareholders owning shares of the Bank shall be provided by the registrar on the basis of concluded agreement on maintaining the register of shareholders of the Bank.

9.4.2. In case of a change in the amount of the Banks authorized capital the following accounts opened on the balance sheet of the Parent Organization of the Bank:
- No. 10501 "Own shares purchased from shareholders”. Analytical records on account No. 10501 are kept on the types of shares;
- No. 10601 “Increment to the value of the property in the course of revaluation”;
- No. 10602 “Paid-in capital in excess of par value” Analytical records on account No. 10602 are kept on ledger accounts for recording income from sales of shares for each additional issue;
- No. 10801 “Non-distributed profit”;
- No. 30208 Accumulation accounts of credit institution for issue of shares”. Analytical records on account No. 30208 are kept on one ledger account opened in the currency of the Russian Federation;
- No. 60322 “Settlements with other lenders”. Analytical records on account No. 60322 is kept on each purchaser of shares;

9.4.3. Account No. 60320 “Settlements with shareholders (participants) on dividends” shall be used for the purposes of accrual and payment of dividends to shareholders. Analytical accounting with respect to account No. 60320 shall be carried out broken down by each shareholder except for shareholders owning fractional shares, for such shareholders the Bank shall maintain consolidated accounts.
Ledger accounts for account No. 60320 shall be maintained on the balance sheet of the Parent Organization and branches which make settlements with shareholders in respect of dividends payment.

10. ORGANIZATION OF INTERNAL CONTROL OVER THE BANK’S OPERATIONS

10.1. The Bank’s internal control bodies shall be responsible for internal control organization. The Internal Control Department shall be responsible for coordination of work aimed at ensuring internal control.
Internal control shall be exercised by the Bank’s structural subdivisions that are vested with full or partial control functions as well as by individual employees by virtue of their job responsibilities according to “Regulation on internal control organization in JSC Vneshtorgbank” enacted by Order of the Bank No. 513 dated July 2, 2004.
Follow-up control in all sectors of accounting and transactional work shall be exercised by the Central Accounting Department by means of preparing the Bank’s normative acts on follow-up control issues.

The timeliness and accuracy of accounting operations recording shall be ensured by operating workers (responsible employees) which have drawn up and signed the document and have recorded the operation in the Bank’s balance sheet.

10.2. Current and follow-up control of operations in the Bank shall be carried out according to Instruction “On the procedure for organization of current and follow-up control over accounting and cash operations in JSC VTB Bank” enacted by Order of the Bank No. 110 dated February 26, 2009.
The procedure for reconciliation of analytical and synthetic accounting data shall be established by Regulation “On the procedure for reconciliation of analytical and synthetic accounting data and formation of daily accounting records with respect to balance sheet and off-balance sheet accounts, custody accounts, futures transaction accounts in JSC VTB Bank” enacted by Order of the Bank No. 588 dated September 6, 2002.

10.3. Control over the state of accounts payable and receivable shall be exercised according to Instruction “On the procedure for internal bank control over accounts receivable and payable and control over the settlement funds in JSC VTB Bank” enacted by Order of the Bank No. 613 dated July 15, 2003.

10.4. The documents with respect to operations requiring additional control shall bear, apart from the signature of the responsible employee who has drawn up the document, the signature of a specially appointed employee (inspector) whose duties include exercising control over the said operations, and, if the need arises, the said documents shall bear the signatures of other officials. In certain cases, the signatures shall be attested by a seal (stamp).
A set of specimen signatures of the operating workers (responsible employees) of the Parent Organization’s subdivision/branch and of the employees exercising additional control shall be stored by the manager of the Parent Organization’s operational subdivision/chief accountant of the branch. Managers of the Parent Organization’s operational subdivisions/chief accountant of each branch shall be responsible for ensuring safekeeping of signature specimens and shall make prompt changes in the specimen signatures due to employee hiring, firing and change of positions.

10.5. Errors in accounting records shall be corrected the moment they are detected. Erroneous entries shall be corrected, depending on the time they are detected and the accounting registers, according to the following procedure.
10.5.1. Errors detected by accountants and inspectors before transaction day is closed shall be corrected as follows:
- if the document has been posted (executed) and may be cancelled according to the processing terms — by deleting the erroneous entry and forming a new, correct one;
- if the document has been posted (executed) and may not be cancelled according to the processing terms (for instance, after payment operations have been posted, SWIFT message has been formed, funds have been written off the Bank’s correspondent account and in other cases when erroneous entries of the current day may not be cancelled according to the processing terms) — by drawing-up a corrective memorial slip and executing a new document with the correct details.

10.5.2. Erroneous entries detected upon closing of the banking day, shall be corrected on the day they are detected and a corrective memorial slip shall be drawn up. The documents regarding corrective (reversing) accounting entries shall be signed by Chief Accountant (or his Deputy), or by an authorized person duly vested with the said signature right.

10.5.3. Erroneous entries in income and expense accounts shall be corrected according to the procedure established in Annex 1 to the Accounting Policy.

10.5.4. If funds have to be written off the customer accounts in order to correct the erroneous entries, the Bank shall obtain the customers’ written consent to do so, unless otherwise stipulated by the account agreement. Funds shall be written off the customer’s account in due order of payments. If no funds are available on the customer’s account, they may be written off the accounts of other debtors. The Bank shall take mandatory steps to recover the said funds.

10.5.5. In case of correction of the erroneous entries which included balance sheet account No. 20202 “Cash of credit organizations” and primary balance sheet account No. 301 “Correspondent accounts” as offset accounts it is allowed to make corrective entries without participation of the above accounts, so that to exclude additional turnovers and prevent inconsistencies between the accounting and the reporting data.

President — Chairman of the Board
JSC VTB Bank
A. L. Kostin

Annex 1
to Regulation “Accounting Policy of JSC VTB Bank” enacted by Order of JSC VTB Bank No. 691 dated December 23, 2009

MAIN PRINCIPLES FOR RECOGNITION AND RECORDING OF INCOME
AND EXPENSE AMOUNTS IN THE ACCOUNTS OF JSC VTB BANK

1. General provisions
1.1. These principles determine the procedure for recognition and recording of certain types of income and expenses in the accounts, unless otherwise stipulated in specific normative acts of the Bank.

1.2. For the purposes of this document, the terms and definitions below shall have the following meanings.

Future Year shall mean the calendar year following the Current Year when the Contract execution continues.

Compensation shall mean the Bank’s costs and expenses subject to compensation (reimbursement, refund) by the Counterparty.

Date of Supporting Documents Receipt shall mean the date when the document was received, certified by an internal stamp for registration of incoming accounting documents.

Recognition Date shall mean the date of recording in the accounts the income received or expenses incurred from performance of works (provision of services), including income and expenses from banking operations and other transactions as well as operating and other income and expenses, such as commission fees and commission charges.

Accounts Receivable shall mean the total of claims (cash, property) which the Bank has against debtor Counterparties.

Contract shall mean contract related to the Bank’s financial and business activities (i.e. contracts for purchase and sale of property, performance of works, provision of services, lease (sublease) contracts, bank account agreements, bank deposit agreements (including those signed with credit organizations), loan agreements, agreements for transactions with financial assets and other contracts) signed between the Bank and the Counterparty. If a contract stipulates that several types of services shall be rendered (several types of work performed, other transactions executed), then each type of services, works and transactions shall be viewed as performed under a separate contract.

Staged work delivery contract shall mean a Contract to be performed within several months which stipulates acceptance of works performed (services rendered) as each stage is completed, with drawing-up and signing of the Supporting Documents.

Commission Fee shall mean the Bank’s income in the form of fees for operations, services as well as for intermediary services under Commission and Mandate Contracts, Agency Contracts and other similar Contracts.

Commission Charge shall mean the Bank’s expense in the form of payments charged from the Bank for operations, transactions, services rendered to the Bank, including expenses related to support of the Bank’s activities, and in the form of payments charged from the Bank for rendering intermediary services under commission and mandate Contracts, agency Contracts or other similar Contracts.

Counterparty shall mean the other party to a Contract (customer, respondent bank, buyer, seller, receiver, consumer etc.).

Accounts Payable shall mean the funds that were raised by the Bank on a temporary basis for settlements with respect to assets sold, works performed and services rendered, amount of repayment obligations to creditor Counterparty.

Deferment of payment shall mean the Contract provision according to which the Counterparty (buyer) shall pay for a service or work in full or in part in some time after the work or service was completed by the Contractor in due time under the Contract.

Supporting Documents shall mean primary documents that have been executed in compliance with the law, confirm the fact of work or service completion, serve as the basis to recognize the income received or expenses incurred (for instance, the act of transfer and acceptance of works performed, the act of services rendered, the Contractor’s reports etc.), and contain all the required details allowing to determine the substance and nature of the services rendered (works performed).

The principle for uniform recognition of income and expenses of Contract performance, the total cost of services under the Contract shall be divided by number of months of the Contract duration and in order to calculate amount of income or expense per one day of incomplete month, the total cost of services per one month of the Contract duration shall be divided by number of calendar days of such month unless otherwise specified in the Accounting Policy or other normative acts of the Bank.

Advance payment for a service (work) shall mean a Contract provision stipulating that the Counterparty (buyer) shall pay for the service or work in full or in part prior to the Contractor’s performance of the work or service in due time, as specified in the Contract.

Tariffs shall mean the list of possible amounts and rates of fees for the operations conducted by the Bank under instructions of individuals and legal entities, including credit organizations, stipulated by the Catalogue of tariffs for services rendered by the Bank approved by the Bank’s Order as well as by other Contracts establishing the said Tariffs.

Current Year shall mean the calendar year when a Contract was concluded and when Contract performance started.

1.3. Income and expenses shall be recognized and recorded based on the prudence principle.

1.4. Lump sums received (paid) that are subject to recording as income (expenses) in the subsequent periods shall be recorded in the Bank’s balance sheet as deferred income (expenses).
The time interval for recording the amounts on accounts of deferred income (expenses) shall constitute one calendar month. The amounts of deferred income and expenses for the corresponding calendar month shall be recorded on accounts of deferred income and expenses within the last five working days of the month. If deferred income and expenses are recorded, correspondingly, as income and expenses during the time intervals to which they refer, no additional primary supporting documents are needed to prove that income has been acquired or expenses incurred, i.e., to prove the fact of income and expenses recognition.

2. Income Recognition Rules
2.1. Income Recognition Principles
2.1.1. Income shall be recognized in accounts provided all of the following conditions are met:
the Bank’s right to receive the said income arises from a specific Contract or is confirmed in any other appropriate way;
the income amount may be determined;
there is no uncertainty as to income receipt;
as a result of a specific operation on delivery (realization) of asset, performance of works, provision of services, the ownership to the asset delivered has been transferred from the Bank to the buyer, or the work has been accepted by the customer, or the service has been rendered.

2.1.2. Interest income from operations involving placement (provision) of cash and precious metals, from acquired debt instruments (including third-party promissory notes), from securities lending operations as well as income from provision of other assets for a fee and on the temporary use basis (possession and use) shall be recognized by the Bank provided all of the conditions specified in subparagraphs “a”-“c”, paragraph 2.1.1 hereof are complied with.

Lack or availability of uncertainty as to acquisition of the said income shall be recognized by the Bank based on estimated quality of loans, loan debt or similar debts (hereinafter — the “loan”) or the estimated level of risk of possible losses with respect to the appropriate asset (claim):
- for loans and assets (claims) referred by the Bank to quality categories I-III, income acquisition shall be recognized as positive (the probability of income acquisition is unconditional and (or) high);
- for loans and assets (claims) referred by the Bank to quality categories IV and V, income acquisition shall be recognized as uncertain (problematic or uncollectible income).

2.1.3. Income from operations involving asset delivery (realization), performance of works or provision of services shall be recognized by the Bank if all of the conditions specified in subparagraphs “a”, “b” and “d”, paragraph 2.1.1 hereof are complied with.
Income from specific operations of asset delivery (realization) shall be recognized in the Bank’s accounts on the date when ownership to the said delivered (realized) assets is transferred, irrespective of the contractual payment terms (advance, down payment, deferment, installments).

2.1.4. If at least one of the conditions listed in paragraph 2.1.1 hereof is not satisfied with respect to cash or other assets that have been actually received by the Bank, a liability (including liability in the form of Accounts Payable), and not income, shall be recognized in the accounts.

2.1.5. The amounts received (collected) which are to be transferred in favour of third parties shall not be recognized as income.

2.2. Income Recognition Date.
Depending on the type (nature) of operations conducted by the Bank, the Income Recognition Date shall mean:
2.2.1. The date when ownership to assets delivered (realized) is transferred — for income from specific operations of asset delivery (realization).

2.2.2. The date when work is accepted (service rendered) - for income from specific operations involving performance of works (rendering of services). The date of work acceptance (provision of service) shall be determined under the Contract signed (including the settlement date), or as the last working day of the month, or as the Date of receipt (drawing-up) of Supporting Documents, irrespective of the contractual payment terms.

2.2.3. The date when a court decision becomes effective, or the date when monetary funds are actually received, or the date when the debtor provides a written confirmation:
- with respect to income in the form of forfeits (fines, penalties) and (or) other sanctions for breach of contractual or debt obligations;
- with respect to loss (damage) compensation amounts.

2.2.4. The date when documents confirming the income are detected (received, settled and (or) found):
- for income from writing-off liabilities, including unclaimed Accounts Payable;
- for income from recording of cash and property surpluses;
- for income from cash received with respect to claims and accounts receivable that were written off as expenses in the past years;
- for other income of non-recurrent, random nature.

2.2.5. The earlier of the two dates: delivery date or settlement date, for the following transactions concluded:
- on purchase and sale of a foreign currency for Russian rubles in cash and non-cash forms (including futures transactions);
- purchase and sale of a foreign currency in exchange for another foreign currency) in cash and non-cash forms (including futures transactions).

2.2.6. The date of ownership transfer with respect to operations on:
- retirement (realization) of precious metals and precious stones (including futures transactions);
- retirement (realization) of the Bank’s property.

2.2.7. Revaluation date — for income in the form of positive revaluation due to changes in the official foreign currency exchange rates/valuation prices for precious metals/ basic variables for claims and liabilities revaluated using IED:
- funds in foreign currencies;
- precious metals;
- claims and liabilities revaluated using IED.

2.2.8. The date fixed by the Contract — for income from operations related to conclusion and performance of settlement (non-delivery) futures transactions (including progress payments in the form of variation margin).

2.2.9. The date of claim retirement, which shall mean the date when the right of claim is transferred to other parties (realization date) determined by the transaction terms, or the date when a debtor (borrower) discharges its obligations.

2.2.10. The date of declaration (including open publication) — for income in the form of dividends based on share participation in the activities of other organizations.

2.3. Peculiarities of income recognition and accounting, depending on the contractual payment terms.
2.3.1. Income from operations received by the Bank on Recognition Date shall be recorded on income accounts.

2.3.2. Monetary funds received by the Bank prior to Recognition Date (for instance, under a Contract with the provision of Advance Payment for a service) shall be recognized in accounts on the day they are received:
- as Accounts Payable, if the Contract provides for monthly or staged drawing-up of Supporting Documents, and shall be referred to income accounts when Recognition Date occurs;
- as deferred income, if the contract does not provide for drawing-up of Supporting Documents, or if a single Supporting Document is drawn up for the total Contract amount at Contract start, and shall be referred to income accounts on the dates determined by paragraph 1.4 of this Annex.

2.3.3. If the income Recognition Date arrives under concluded Contracts with the provision for Payment Deferment, or if the funds are not received from the Counterparty, the Bank shall record the recognized income and the Accounts Receivable.

2.4. Peculiarities of income recognition with respect to Contracts performed within several months (income for services rendered for several months).
Income from provision of services, including Commission Fee, shall be recognized and recorded in the accounts:
2.4.1. for Contracts without staged delivery of works (services) — on the last working day of the month and on the date of Contract expiry, taking into account the Principle for uniform recognition of income and expenses based on the number of days/months of Contract performance, or based on the actual scope of rendered services, or based on the actual cost of the service rendered during the specific month according to the Contract terms.

2.4.2. for Contracts with staged delivery of works (services) — on the date Supporting Documents are received from the Counterparty, in the amount determined by the Supporting Documents.

2.5. Income from operations of asset delivery (realization) shall be determined as the difference between the balance sheet value of assets and the costs of asset retirement (delivery) in the established cases, and the proceeds from sale, and shall be recognized in accounts on the date when ownership to the said delivered (realized) assets is transferred, irrespective of the contractual payment terms.

2.6. Currency income from performance of works and provision of services shall be recorded on income accounts in ruble equivalents of the corresponding foreign currency amount, based on the official exchange rate of the Bank of Russia on the Date of Income Recognition.
If, for any reasons, the Supporting Documents serving as the basis for recording the operation in the accounts and (or) for determining the Income Recognition Date are accounted for on a later date, the differences between revaluation of foreign currency funds on the accounting date and on the Recognition Date shall be recorded in correspondence to the accounts for income/expenses from revaluation of foreign currency funds.

2.7. If the Bank is entitled to directly debit funds from the Counterparty’s account, and if, on the date the Contractor is to pay a fee to the Bank under the Contract, no funds are received towards the said fee and no funds are available on the Counterparty’s account, the Bank shall draw up a settlement document for collection of debt from the Counterparty and shall place the said document in the file of outstanding settlement documents (account No. 90902) on or prior to the next business day.

3. Expense Recognition Rules
3.1. Expense Recognition Principles
3.1.1. Expense shall be recognized in the Bank’s accounts provided the following conditions are met:
a) the expense is made (arises) according to a specific Contract, requirements of legislative or other normative acts, or business practices;
b) the expense amount may be determined;
c) there is no uncertainty with respect to the expense.

3.1.2. The Bank shall acknowledge that if the Bank acts as a customer (receiver, consumer, buyer) with respect to any works and services, the uncertainty regarding the above shall be removed starting from the Date of work or service acceptance by the Bank.

3.1.3. Expenses on specific operations of assets delivery (realization) shall be recognized in the Bank’s accounts on the date ownership to the assets delivered (realized) is transferred, irrespective of the contractual payment terms (advance, down payment, deferment, installments).

3.1.4. If any of the conditions listed in subparagraphs of paragraph 3.1.1 hereof is not met with respect to any cash actually paid or assets delivered, only the corresponding asset (or claim, including claim in the form of Accounts Receivable), and not expense, shall be recognized in the Bank’s accounts.

3.1.5. The costs and expenses subject to compensation to the Bank according to specific contract terms shall not be recognized as the Bank’s expenses and shall be recorded as Accounts Receivable.
Compensations regarding services of individual nature and banking operations shall be recorded on account receivable No. 47423 “Claims with respect to other operations”; compensations regarding business operations - on accounts No. 60312 “Settlements with suppliers, contractors and customers” and No. 60314 “Settlements with non-resident organizations on business operations”; compensations regarding other operations — on account No. 60323 “Settlements with other debtors”.
The costs of services which cannot be identified as related to specific Counterparties (for instance, mail bills, DHL bills) shall be recognized as the Bank’s expenses.

3.2. Expense Recognition Date
Depending on the type (nature) of operations conducted by the Bank, the Expense Recognition Date shall mean:
3.2.1. The date when ownership to assets delivered (realized) is transferred — for expenses on specific operations of asset delivery (realization).

3.2.2. The date when work is accepted (service rendered) - for expenses on specific operations involving performance of works (provision of services). The date of work acceptance (provision of service) shall be determined under the Contract signed (including the settlement date), or as the last working day of the month, or as the Date of receipt (drawing-up) of Supporting Documents, irrespective of the contractual payment terms.

3.2.3. The earlier of the two dates: delivery date or settlement date with respect to transactions:
- on purchase and sale of a foreign currency for rubles in cash and non-cash forms (including futures transactions);
- purchase and sale of a foreign currency in exchange for another foreign currency) in cash and non-cash forms (including futures transactions).

3.2.4. The date of ownership transfer with respect to operations on:
- on retirement (realization) of precious metals and stones (including futures transactions);
- retirement (realization) of the Bank’s property.

3.2.5. The date of claim retirement, which shall mean the date when the right of claim is transferred to other parties (realization date) determined by the transaction terms, or the date when a debtor (borrower) discharges its obligations.

3.2.6. The date fixed by the Contract for payment of expenses on operations related to conclusion and performance of settlement (non-delivery) futures transactions (including progress payments in the form of variation margin).

3.2.7. The date when salary funds are calculated — for salary expenses.

3.2.8. The date falling on one of the last five working days in a month — for expenses on amortization of fixed and intangible assets.

3.2.9. The date of taxes and levies calculation, but no later than the corresponding payment date - for taxes and levies.

3.2.10. The date of advance report approval — for travel and representation expenses.

3.2.11. The date when monetary funds are actually paid, or effective date of a court decision or determination on including the debtor’s liabilities in the scheduled creditor’s register under bankruptcy proceedings:
- with respect to expenses in the form of forfeits (fines, penalties) and (or) other sanctions for breach of contractual or debt obligations;
- with respect to loss (damage) compensation amounts.

3.2.12. The date when documents are detected (received, settled and (or) found) confirming the expenses:
- on writing-off uncollected Accounts Receivable;
- on writing-off property or cash deficiencies1;
- resulting from force-majeure circumstances in business activity (a natural disaster, a fire, an accident, nationalization of property etc.);
- charity and other similar expenses;
- other expenses of non-recurrent, random nature.

3.2.13. Revaluation date — for expenses in the form of negative revaluation due to changes in the official foreign currency exchange rates/valuation prices for precious metals/ basic variables for claims and liabilities revaluated using IED:
- funds in foreign currencies;
- precious metals;
- claims and liabilities revaluated using IED.

3.3. The peculiarities of expense recognition, depending on the contractual payment terms
3.3.1. Expenses, including Commission Charges, paid (transferred) by the Bank on the Recognition Date shall be recorded on expense account.

3.3.2. Advance Payments made by the Bank under Contracts containing the provisions for Advance Payments shall be recognized in the corresponding accounts:
- as Accounts Receivable, if the Contract provides for monthly or staged drawing-up of Supporting Documents prior to Expense Recognition Date;
- as deferred expenses, if the contract does not provide for drawing-up of Supporting Documents, or if a single Supporting Document is drawn up for the total Contract amount at Contract start; the said expenses shall be referred to expense accounts according to paragraph 1.4 of this Annex.

3.3.3. If the Expense Recognition Date arrives under Contracts concluded with the provision for Payment Deferment, the Bank shall record the recognized expenses and Accounts Payable."

____________________

1 including writing-off according to the procedure stipulated by Instruction “On the procedure of cash operations in JSC VTB Bank” enacted by Order of the Bank No. 682 dated August 1, 2005.

3.4. Peculiarities of expense recognition with respect to Contracts performed within several months. Expenses shall be recorded in the accounts as follows:
3.4.1. for Contracts without staged delivery of works (services) — on the last working day of the month and on the date of Contract expiry, taking into account the Principle for uniform recognition of income and expenses based on the number of days/months of Contract performance, or based on the actual scope of works performed or services rendered, or the specific cost of service (work) performed during the specific month, according to the Contract terms.

3.4.2. for Contracts with staged delivery of works — on the date Supporting Documents are received, in the amount determined by the Supporting Documents.

3.5. Peculiarities of recognition of certain expense types
3.5.1. Salary expenses, including quarterly bonuses and compensations, shall be recorded on expense accounts as they accrue. In this regard, the amounts of accrued vacation allowances transferred from one month to another shall be recognized as expenses in proportion to the number of days in each month.

3.5.2. Expenses on all types of fixed assets repairs shall be recognized based on Supporting Documents, as the tangible assets used for the repairs are written off and as the acts for transfer and acceptance of works performed are signed.

3.5.3. Expenses on utilities and other services rendered under the Contracts which do not provide for execution of Supporting Documents shall be recorded in the accounts on the last working day of the month based on calculations, certificates, readings of counters, norms etc.

3.5.4. VAT amounts paid shall be recorded as expenses if the cash has actually been transferred to the Counterparty, but no sooner than the Expense Recognition Date under the Contract, provided the corresponding invoices are available. Invoices only are insufficient without the Supporting Documents where the appropriate VAT amounts are shown in separate lines.

3.6. Expenses on specific operations of asset delivery (sale) shall be determined as the difference between the balance sheet value of assets, costs related to retirement (sale) of assets in the established cases, and the proceeds from selling; the said expenses shall be recognized in accounts on the date when ownership to the said delivered (sold) assets is transferred, irrespective of the contractual payment terms.

3.7. The Recognition Date for expenses in the form of forfeits (fines, penalties) and other sanctions for default or improper performance of contractual terms shall mean the Date the appropriate amounts are recognized by the Bank (the date of actual payment of funds transferred as forfeits), or the date when the court decision on collection of the said amounts from the Bank becomes effective.

3.8. Currency expenses on works performed and services rendered shall be recorded on expense accounts in ruble equivalents of the corresponding foreign currency amount, based on the official exchange rate on the Expense Recognition Date.
If, for any reasons, the Supporting Documents serving as the basis for recording the operation in the accounts and (or) for determining the Expense Recognition Date are accounted for on a later date, the differences between revaluation of foreign currency funds on the accounting date and on the Recognition Date (realization date) shall be reversed in correspondence to accounts for revaluation of foreign currency funds.

3.9. The cost of state duty with respect to statements of claim submitted to judicial bodies shall be recorded on account No. 60312 “Settlements with suppliers, contractors and customers”.
Based on an effective decision of the court regarding compensation by a party to the proceedings of the state duty amount paid by the Bank, the Bank’s state duty costs shall be transferred to account No. 60323 “Settlements with other debtors”.
If the court decision is not in favour of the Bank, the state duty costs shall be recognized as expenses on the date when the court decision takes effect.

3.10. According to Article 106 of the Arbitration Procedure Code of the Russian Federation, the litigation expenses related to proceedings in the court of arbitration shall include the amounts payable to experts, witnesses, translators, expenses related to on-site inspection of evidence, service fees of attorneys and other persons providing legal aid (representatives) as well as other expenses incurred by the parties to the case in connection to the arbitration proceedings.

Legal and arbitration expenses incurred by the Bank while referring to judicial bodies shall be recognized as expenses if a judicial act sets out that the Bank is a defeated party in the case. In this case, the date of legal expense recognition shall constitute the date when the court decision becomes effective. If a judicial act rules that the other party to the case shall compensate the Bank’s legal expenses, the amount of legal expenses specified in the effective judicial act shall be recorded on account No. 60323 “Settlements with other debtors” until the said amount is collected (written off). Control over collection of accounts receivable shall be exercised according to the requirements set out in Regulation No. 283-P of the Central Bank of Russia “On the procedure for making provisions for possible losses by credit organizations” dated March 20, 2006 and in Instruction “On the procedure for making provisions for possible losses” enacted by Order No. 210 dated April 4, 2007.

4. Correction of erroneous entries in income and expense accounts
4.1. Erroneous entries in income and expense accounts may constitute:
- incorrect correspondence of accounts (including incorrect income/expense symbol of PLS);
- incorrect entry amount.

4.2. Corrective entries shall be made by means of:
- a reversing entry — corrections are made in the total amount by reversing entries in all the accounts where the initial operation was recorded;
- a corrective entry — correction within the limits of the insufficiently posted amount, or if the erroneous entry means that only one of the accounts participating in the posting is incorrect and a reversing entry is made only in this account.

4.3. Erroneous entries in income and expense accounts detected in the course of current operations (prior to concluding the daily balance sheet) shall be corrected by canceling the accounting entries, both in case of incorrect amounts and incorrect correspondence. If, under data processing terms, the posting of entries cannot be cancelled, the erroneous entries shall be corrected by reversing the erroneous entry and making a new, correct one.

4.4. Erroneous entries in income and expense accounts detected after the balance sheet has been concluded but within the reporting year shall be corrected by means of:
- a reversing entry;
- a corrective entry.

4.5. Erroneous entries in income and expense accounts made in the previous reporting year or in the earlier reporting periods and detected during the period from January 01 of the new year to the date of preparing the annual accounting report shall be corrected according to the following procedure:
- if the erroneous entry of the previous reporting year refers to a post balance sheet date event, corrections in the accounting records shall be made as PBSDE according to a specific regulatory act of the Bank;
- erroneous entries of the earlier reporting periods which refer to a post balance sheet date event, corrections in the accounting records shall be made as PBSDE in income accounts using the PLS symbols “Income of past years detected in the current year” if the amount was previously recorded in the expense account, in expense accounts using the PLS symbols “Expenses of past years detected in the current year” if the amount was previously recorded in the income account.

4.6. An erroneous entry in income and expense accounts made in the previous reporting year or in the earlier reporting periods and detected after the annual report was prepared, shall be corrected by making a corrective entry:
- on income account (PLS symbol “income of past years detected in the current year”), if the said amount was entered in expense account before;
- on expense account (PLS symbol “expenses of past years detected in the current year”), if the said amount was entered in income account before.

4.7. Examples of correction of erroneous entries in income and expense accounts
4.7.1. Examples of correction of erroneous entries in income and expense accounts within the reporting year, if the said entries are detected after the balance sheet has been prepared.

Causes of erroneous	Correction	Correction of erroneous	Correction of erroneous
entries	methods	entry in the credit side of	entry in the debit side of
		account	account
Wrong correspondence of accounts
An error in the choice	Reversing	Debit of income account	Debit of expense account
of income or expense	entry	(erroneous)	(correct)
ledger account		Credit of income account	Credit of expense account
		(correct)	(erroneous)
An error in the choice	Reversing	Debit of income account	Debit of Counterparty’s
of ledger account of	entry	Credit of Counterparty’s	account / Accounts
Counterparty /		account / Accounts	Receivable
Accounts Receivable		Payable (erroneous)	(erroneous)
/ Accounts Payable			Credit of expense account
Debit of Counterparty’s
account / Accounts
		Payable	Debit of expense account
		Credit of income account	Credit of Counterparty’s
		(correct)	account / Accounts
Receivable (correct)
An error in the transaction amount
Less than due income	Corrective	Debit of Counterparty’s	Debit of expense account
amount was received,	entry for the	account / Accounts	Credit of Counterparty’s
expense amount was	difference in	Payable	account / Accounts
not recorded	amounts	Credit of income account	Receivable
Surplus income	Corrective	Debit of income account	Debit of Counterparty’s
amount was received,	entry for the	Credit of Counterparty’s	account / Accounts
surplus expense	difference in	account / Accounts	Receivable
amount was recorded	amounts	Payable	Credit of expense account

4.7.2. Examples of corrections of erroneous entries in income and expense accounts made in the previous reporting year or earlier and detected after the annual report was prepared.

Causes of	Correction methods	Correction of	Correction of
erroneous entries		erroneous entry in the	erroneous entry in the
		income account	expense account
Less than due	Corrective entry for	Debit of	Debit of expense
income was	the difference in	Counterparty’s	account
received or expense	amounts	account / Accounts	symbol based on
amount was not		Payable	economic
recorded		Credit of income	substance of the
		account	transaction
		symbol based on	Credit of
		economic	Counterparty’s account
		substance of the	/ Accounts Receivable
transaction
Surplus income	Corrective entry for	Debit of expense	Debit of Counterparty’s
amount was	the difference in	account, symbol	account / Accounts
received or surplus	amounts	“expenses of past	Receivable
expense amount		years detected in the	Credit of income
was recorded		current year”	account, symbol
		Credit of	“income of past years
		Counterparty’s	detected in the current
		account / Accounts	year”
Payable

5. Income and expense accounting on accrual basis
5.1. Income accounting on accrual basis.
5.1.1. Recognized income shall be recorded in ledger accounts opened according to the Bank’s established procedure for application of income and expense accounts.

5.1.2. If the Contract terms stipulate that the Bank shall receive down payments (advance) for works performed (services rendered), or in the case specified in paragraph 2.1.4 hereof, the cash received shall be recognized as Accounts Payable and shall be recorded in the appropriate accounts, depending on the nature of works performed (services rendered). Accounts Payable shall be maintained broken down by Counterparties (contracts), types of operations (commissions) and types of currencies (payment currencies).
- Cash received as advance and down payments for banking operations specified in Article 5 of Federal Law “On banks and banking activity” shall be recorded on accounts No. 47422 “Liabilities with respect to other operations”. Analytical accounting of the said operations shall be maintained in ledger accounts opened for each Counterparty (contract) or each type of operations.
- The amounts of advances and down payments received from beneficiaries (buyers, customers) for business operations shall be recorded on accounts No. 60311 “Settlements with suppliers, contractors and customers” and No. 60313 “Settlements with non-resident organizations on business operations”. Analytical records shall contain ledger accounts opened for each Counterparty, analytical accounting may be carried out broken down by agreements.
- Cash received as payments for other business operations shall be recorded on account No. 60322 “Settlements with other creditors”. Analytical records shall contain ledger accounts opened for each Counterparty.

5.1.3. If the Contract terms stipulate that the Bank shall provide Payment Deferment to the Counterparty, Accounts Receivable shall be recorded in balance sheet accounts on the Income Recognition Date, depending on the nature of works performed (services rendered) in correspondence to the income accounts. Accounts Receivable shall be maintained in the currency of the Contract (Tariff) or in the payment currency, if the Account Receivable is subject to IED under the Contract terms. Accounts Receivable shall be broken down by contracts and types of operations (commissions).
- If income from banking activities and penalties from banking operations accrue, Accounts Receivable shall be recorded on account No. 47423 “Claims with respect to other operations”. Analytical accounting shall be maintained in ledger accounts opened for each Counterparty (contract) or each type of operations, as for credit operations analytical accounting may be maintained broken down by claims and payment of fees to the Bank.
If income accrues with respect to business operations (services rendered, works performed), Accounts Payable shall be recorded on accounts No. 60312 “Settlements with suppliers, contractors and customers” and No. 60314 “Settlements with non-resident organizations on business operations”. Analytical records shall contain ledger accounts opened for each Counterparty, analytical accounting may be carried out broken down by agreements.
- If income accrues with respect to other business operations as well as penalties (forfeits, fines) with respect to other operations, Accounts Receivable shall be recorded on account No. 60323 “Settlements with other debtors”. Analytical records shall contain ledger accounts opened for each Counterparty.

5.1.4. If income recognition date is the same as the date of actual payment, then the use of Accounts Receivable is not mandatory.

5.1.5. In case the Contract does not provide for drawing-up of Supporting Documents, or if a single Supporting Document is drawn up for the total Contract amount at Contract start, as well as in case of prepayment for long-term services, the received (acquired) non-recurrent amounts of commission fee for the total Contract amount shall be recorded on account No. 61301 “Deferred income from lending operations” with respect to credit operations, on account No. 61304 “Deferred income from other operations” with respect to business operations and other operations and shall be recorded as income in subsequent months according to paragraph 3.5.2 of the Accounting Policy. Analytical records shall be maintained broken down by each Contract.

5.2. Expense accounting on accrual basis
5.2.1. Recognized expenses shall be recorded in ledger accounts opened according to the Bank’s established procedure for application of income and expense accounts.

5.2.2. If the Contract terms stipulate that the Bank shall transfer down payments (advance) for works performed or services rendered in favour of the Bank, or in the case specified in paragraph 3.1.4 hereof, the cash transferred shall be recognized as Accounts Receivable and shall be recorded in the appropriate accounts, depending on the nature of works performed (services rendered). Accounts Receivable shall be maintained in payment currency.

- Cash paid to other counterparties for conducting banking operations specified in Article 5 of Federal Law “On banks and banking activity” shall be recorded on accounts No. 47423 “Claims with respect to other operations”. Analytical records shall contain ledger accounts opened for each Counterparty (contract) or each type of operations.
The amounts of advances and down payments made to suppliers and contractors, transferred as payments for business operations shall be recorded on accounts No. 60312 “Settlements with suppliers, contractors and customers” and No. 60314 “Settlements with non-resident organizations on business operations”. Analytical records shall contain ledger accounts opened for each Counterparty, analytical accounting may be carried out broken down by agreements.
- Cash transferred as payments for other business operations, including payment of penalties, shall be recorded on account No. 60323 “Settlements with other debtors”. Analytical records shall contain ledger accounts opened for each Counterparty.
- The advance amounts paid towards future accruals of salaries or towards specific labor contracts (agreements) shall be recorded on account No. 60306 “Salary settlements with employees”.
Analytical records shall contain ledger accounts opened for each employee, including the persons who are not employed by the Bank but have performed works based on specific civil law contracts (agreements).
- The amounts of accountable cash paid to employees, the amounts transferred to an employee who is outside of the Bank for business purposes; the amounts of cash and other tangible assets deficiencies arising due to cash miscalculations, theft and other abusive practices of the Bank’s employees shall be recorded on account No. 60308 “Settlements with employees with respect to accountable amounts”. Analytical records shall contain ledger accounts opened for each employee who receives accountable cash, and for designated purposes of the accountable amounts, as well as for each employee of the Bank who has caused a deficiency in cash and other valuables.

5.2.3. If the Contract terms stipulate that the Bank shall receive Payment Deferment, Accounts Payable shall be recorded on the Expense Recognition Date in correspondence to the expense accounts, depending on the nature of works performed (services rendered). Accounts Payable shall be maintained in the currency of the Contract (Tariff) or in the payment currency, if the Account Payable is subject to IED under the Contract terms.
- Expenses that accrue on payments to Counterparties for services rendered (works performed) in the course of banking operations on terms of Payment Deferment as well as expenses that accrue on penalties (fines, forfeits) with respect to banking operations shall be recorded as Accounts Payable on account No. 47422 “Liabilities with respect to other operations”. Analytical accounting of the said operations shall be maintained in ledger accounts opened for each Counterparty (contract) or each type of operations.
- The costs of accepted works and services due to suppliers and contractors shall be recorded on accounts No. 60311 “Settlements with suppliers, contractors and customers” and No. 60313 “Settlements with non-resident organizations on business operations”. Analytical records shall contain ledger accounts opened for each Counterparty, analytical accounting may be carried out broken down by agreements.
- If expenses accrue with respect to other business operations and penalties (fines, forfeits), Accounts Payable shall be recorded on account No. 60322 “Settlements with other creditors”. Analytical records shall contain ledger accounts opened for each Counterparty.
- The amounts of accrued salaries, including accruals for the first half of the month, bonuses and other payments stipulated by the law, shall be recorded on account No. 60305 “Salary settlements with employees”. Analytical records shall contain ledger accounts opened for each employee, including the persons who are not employed by the Bank but have performed works based on specific civil law contracts (agreements).
- In case the Contract does not provide for drawing-up of Supporting Documents, or if a single Supporting Document is drawn up for the total Contract amount at Contract start, the paid non-recurrent commission charges subject to recording as deferred expenses shall be recorded on account No. 61403 “Deferred expenses on other operations” and shall be recorded as expenses in subsequent months according to paragraph 3.5.3 of the Bank’s Accounting Policy. Analytical records shall be maintained broken down by each Contract.

5.2.4. If expenses recognition date is the same as the date of actual payment, then the use of Accounts Payable is not mandatory.

Annex 2
to Regulation “Accounting Policy of JSC VTB Bank” enacted by Order of JSC VTB Bank No. 691 dated December 23, 2009

PROCEDURE FOR RECORDING INCOME AND EXPENSES FROM REVALUATION OF FOREIGN CURRENCY FUNDS AND PRECIOUS METALS, ASSETS (CLAIMS) AND LIABILITIES CONTAINING INSEPARABLE EMBEDDED DERIVATIVES (IED), CLAIMS AND LIABILITIES WITH RESPECT TO SETTLEMENT (NON-DELIVERY) TRANSACTIONS AND OPENING THE APPROPRIATE ACCOUNTS IN JSC VTB BANK

1. Revaluation of foreign currency funds
1.1. Revaluation of foreign currency funds shall be carried out according to paragraph 1.17, Part I “General Provisions” of the Rules.

1.2. Revaluation of foreign currency funds shall be carried out in automatic mode at the start of transaction day before operations are recorded in accounts. Incoming balances on ledger accounts at the day start shall be subject to revaluation. At the end of transaction day, foreign currency accounts shall be valuated additionally.

1.3. Analytical accounting data denominated in foreign currency shall be converted into rubles (foreign currency funds shall be revaluated) by multiplying the foreign currency amount by the official exchange rate set for the said currency against ruble by the Bank of Russia (hereinafter — the official exchange rate).

1.4. Foreign currency accounts in the Bank’s balance sheet shall be revaluated on the Bank’s working days based on the official exchange rates set for foreign currencies against ruble by the Bank of Russia for the given day. A daily balance sheet for January 1 shall be made based on the official exchange rates valid as of December 31.

1.5. Recording of revaluation of foreign currency accounts in Chapter “A” “Balance sheet accounts” in the Chart of Accounts of the Rules
1.5.1. Positive revaluation of foreign currency funds shall be recorded based on the accrued total since the year start in balance sheet account No. 70603, the negative revaluation shall be recorded in balance sheet account No. 70608. On the first working day of the new year, following drawing-up of the accounting balance sheet for January 1, the balances on the accounts specified above shall be transferred to accounts for recording the financial result of the past year. Positive revaluation shall be transferred to balance sheet account No. 70703, and negative revaluation - to balance sheet account No.70708. On the day when the annual accounting report is prepared, the balances on the accounts of financial result for the past year shall be transferred to the account of profit (loss) of the past year.

1.5.2. Income from the said operations shall be recorded in the Income Statement (hereinafter — IS) under symbol 15102, and expenses — under symbol 24102.

1.5.3. Revaluation shall be carried out and recorded in the accounts separately for each foreign currency code. Separate ledger accounts for recording revaluation of foreign currency funds shall be opened taking into account the following peculiarities.
Income and expenses from revaluation of the currencies whose official exchange rates against ruble are set by the Bank of Russia on a daily basis (on the Bank’s working days) shall be recorded on separate ledger accounts in the ABS of the Parent Organization/branches. Ledger accounts shall be opened for each of the currency codes:
- for recording revaluation of foreign currency accounts, except for accounts on operations with securities denominated in foreign currencies;
- for recording revaluation of accounts on operations with securities denominated in foreign currencies.

For the purpose of recording income and expenses from revaluation of currencies whose official exchange rates against ruble are set by the Bank of Russia on a monthly basis and the currencies used in the Russian Federation banking system under inter-governmental agreements (the clearing currencies), the above currencies are classified in groups. Revaluation of accounts denominated in the said currencies shall be recorded in ABS of the Parent Organization/branches on ledger accounts opened for a currency group (2 ledger accounts per each group):
- for recording revaluation of foreign currency accounts, except for accounts on operations with securities denominated in foreign currencies;
- for recording revaluation of accounts on operations with securities denominated in foreign currencies.

The results of revaluation of the currencies whose official exchange rates against ruble are set by the Bank of Russia on a monthly basis and the currencies used in the Russian Federation banking system under inter-governmental agreements (the clearing currencies), broken down by currency codes, for any set period of time shall be recorded in the cumulative list.

1.5.4. The chart of ledger accounts for revaluation of foreign currency funds and the account numbers based on the codes of revaluated currencies are provided in Annex 1 hereto.

1.5.5. Positive revaluation shall be determined and recorded in the accounts as follows:
increase in the ruble equivalent of assets and claims — debit of asset account; credit of No. 70603;
decrease in the ruble equivalent of liabilities — debit of liability account; credit of No. 70603.

1.5.6. Negative revaluation shall be determined and recorded in the accounts as follows:
decrease in the ruble equivalent of assets and claims — debit of No. 70608; credit of asset account;
increase in the ruble equivalent of liabilities — debit of No. 70608; credit of liability account.

1.6. Recording of foreign currency accounts revaluation in Chapter “C” “Off-balance sheet accounts” in the Chart of Accounts of the Rules.
1.6.1. Off-balance sheet accounts for claims and liabilities in foreign currency shall be revaluated due to changes in the official exchange rate of the Bank of Russia. Off-balance sheet accounts No. 99998 and No. 99999 shall be maintained in rubles and shall not be revaluated.

1.6.2. If the official foreign currency exchange rates against ruble increase, revaluation of off-balance sheet accounts shall be recorded as follows:
for off-balance sheet liability accounts — debit of No. 99998; credit of the said accounts;
for off-balance sheet asset accounts — debit of the said accounts; credit of No. 99999.

1.6.3. If the official foreign currency exchange rates against ruble drop, revaluation of off-balance sheet accounts shall be recorded as follows:
for off-balance sheet liability accounts - debit of the said accounts; credit of No. 99998;
for off-balance sheet asset accounts — debit of No. 99999; credit of the said accounts.

2. Revaluation of precious metals
2.1. Revaluation of precious metals shall be carried out according to paragraph 1.18, Part I “General Provisions” of the Rules.

2.2. Revaluation of precious shall be carried out at the start of transaction day before any operations are recorded in the account (accounts). Incoming balances on ledger accounts at the day start shall be subject to revaluation. At the end of transaction day, precious metals accounts shall be valuated additionally.

2.3. Analytical accounting data denominated in accounting units of precious metals weight shall be converted into rubles (precious metals shall be revaluated) by multiplying the quantity of a precious metal, recorded in analytical ledger accounts under the appropriate code, by the valuation price set for the said metal by the Bank of Russia on a daily basis.

2.4. Precious metal accounts in the Bank’s balance sheet shall be revaluated on the Bank’s working days based on changes in the valuation price for the metal set by the Bank of Russia. A daily balance sheet for January 1 shall be made based on the valuation price for the corresponding affined precious metal valid as of December 31.

2.5. Recording of revaluation of precious metals accounts in Chapter “A” “Balance sheet accounts” in the Chart of Accounts of the Rules.
2.5.1. Positive revaluation of precious metals shall be recorded based on the accrued total since the year start in balance sheet account No. 70604, the negative revaluation shall be recorded in balance sheet account No. 70609. On the first working day of the new year, following drawing-up of the accounting balance sheet for January 1, the balances on the accounts specified above shall be transferred to accounts for recording the financial result of the past year. Positive revaluation shall be transferred to balance sheet account No. 70704, and negative revaluation - to balance sheet account No.70709. On the day when the annual accounting report is prepared, the balances on the accounts of financial result for the past year shall be transferred to the account of profit (loss) of the past year.

2.5.2. Income from the said operations shall be recorded in the Income Statement under symbol 15103, expenses — under symbol 24103.

2.5.3. Revaluation shall be carried out and recorded in the accounts separately for each precious metal code, i.e., a separate ledger account shall be opened for each precious metal code.
The chart of ledger accounts for revaluation of precious metals and the account numbers based on the codes of revaluated metals are provided in Annex 2 hereto.

2.5.4. Positive revaluation shall be determined and recorded in the accounts as follows:
1) increase in the ruble equivalent of assets and claims — debit of asset account; credit of No. 70604;
2) decrease in the ruble equivalent of liabilities — debit of liability account; credit of No. 70604.

2.5.5. Negative revaluation shall be determined and recorded in the accounts as follows:
1) decrease in the ruble equivalent of assets and claims — debit of No. 70609; credit of asset account;
2) increase in the ruble equivalent of liabilities — debit of No. 70609; credit of liability account.

2.6. Recording of precious metals accounts revaluation in Chapter “C” “Off-balance sheet accounts” in the Chart of Accounts of the Rules.
2.6.1. Off-balance sheet accounts for claims and liabilities in precious metals shall be revaluated due to changes in valuation prices for precious metals.

2.6.2. Revaluation of off-balance sheet accounts due to increase in valuation prices for precious metals shall be recorded as follows:
for off-balance sheet liability accounts — debit of No. 99998; credit of the said accounts;
for off-balance sheet asset accounts — debit of the said accounts; credit of No. 99999.

2.6.3. Revaluation of off-balance sheet accounts due to decrease in valuation prices for precious metals shall be recorded as follows:
for off-balance sheet liability accounts - debit of the said accounts; credit of No. 99998;
for off-balance sheet asset accounts — debit of No. 99999; credit of the said accounts.

3. Revaluation (recalculation) of assets (claims) and liabilities containing IED
3.1. The Bank’s income and expenses shall be determined taking into account the differences related to the use of IED.

3.2. Assets, claims and (or) liabilities whose particular value (cost) is determined using IED shall be subject to mandatory revaluation (recalculation) on the last working day of each month, on the day of the event terminating the accrual period, and on the day when payment claims or liabilities are discharged.
Incoming balances on ledger accounts determined using IED at the day start shall be subject to revaluation. At the end of transaction day, the accounts determined using IED shall be valuated additionally.
Revaluation of the accounts determined using IED, performed on the last working day of each month and on the day of the event terminating the accrual period, shall be carried out at the start of a transaction day before any operations are recorded in the accounts.
Revaluation of the accounts determined using IED, performed on the day when payment claims or obligations are discharged, shall be carried out before any operations are recorded in the accounts for payment claims or liabilities.

3.3. If, under contract terms, the particular value of a claim (the cost of asset) or a liability is determined using two or more IED, revaluation (recalculation) shall be performed for each IED. No adding or offsetting of the revaluation (recalculation) results for different IED shall be allowed.

3.4. If, under the terms of purchase and sale contracts (contracts for works or services), the amount of proceeds (the cost of works, services) is determined using IED, the differences related to the said use of IED shall accrue starting from the date of transferring ownership to the asset delivered (the date of work acceptance or service provision) and until the date when the actual payment is made, or until the date of the event terminating the accrual period, both dates inclusive. In this case, the amount of liability (payment) or claim (payment) under the purchase and sale contract (contract for works or services) shall be subject to revaluation due to the use of IED.
3.5. Recording of revaluation of the accounts determined using IED, Chapter “A” “Balance sheet accounts” in the Chart of Accounts of the Rules.
3.5.1. Income from the use of IED shall be recorded based on the accrued total since the year start in balance sheet account No. 70605. Expenses from the use of IED shall be recorded in balance sheet account No. 70610. On the first working day of the new year, following drawing-up of the accounting balance sheet for January 1, the balances on the accounts specified above shall be transferred to accounts for recording the financial result of the past year. Income shall be transferred to balance sheet account No. 70705, and expenses - to balance sheet account No. 70710. On the day when the annual accounting report for 2009 is prepared, the balances from the accounts of financial result of the past year shall be transferred to the account of profit (loss) of the past year.

3.5.2. Income from using changes in security price as IED shall be recorded in the Income Statement under symbol 15201, expenses — under symbol 24201.

3.5.3. Income from using changes in currency exchange rate as IED shall be recorded in the Income Statement under symbol 15202, expenses — under symbol 24202.

3.5.4. Income from using changes in price index as IED shall be recorded in the Income Statement under symbol 15203, expenses — under symbol 24203.

3.5.5. Income from using changes in other variables as IED shall be recorded in the Income Statement under symbol 15204, expenses — under symbol 24204.

3.5.6. Analytical records of accounts for IED revaluation shall be broken down by derivatives. The chart of ledger accounts for IED revaluation and the account numbers are provided in Annex 3 hereto.

3.5.7. Positive revaluation of accounts containing IED shall be determined and recorded as follows:
1) increase in the amount of claims (cost of assets)
debit of asset account for IED claim; credit of No. 70605;
2) decrease in the amount of liabilities at regular revaluation (recalculation) or at discharge, as compared to the previous revaluation (accounting date)
debit of liability account for IED liability; credit of No. 70605;

3.5.8. Negative revaluation of accounts containing IED shall be determined and recorded as follows:
1) decrease in the amount of claims (cost of assets)
debit No. 70610; credit of asset account for IED claim;
2) increase in the amount of liabilities at regular revaluation or at discharge, as compared to the previous revaluation (accounting date)
debit No. 70610; credit of liability account for IED liability;

3.6. If the price (transaction amount) of the third-party promissory notes acquired (sold) under a purchase and sale contract differs from the payment currency and if the date of ownership transfer occurs sooner than the settlement date, the claims (liabilities) with respect to cash delivery shall be subject to revaluation using IED, with the positive revaluation recorded on balance sheet account No. 70605 (symbol 15202) and the negative evaluation — on balance sheet account No. 70610 (symbol 24202) in correspondence to accounts No. 47407 or No. 47408 “Settlements on conversion and futures transactions”.
3.6.1. If third-party promissory notes discounted by the Bank with par value in one currency contain the effective payment clause in a different currency, the income and expenses arising from the use of IED due to changes in the rate of payment currency against the rate of par value currency of the promissory notes shall be recorded starting from the date when the promissory notes are recognized in the accounts, no sooner than the last working day of each month, and on the date of promissory notes retirement (selling).

3.6.1.1. Positive revaluation of discounted promissory notes containing IED shall be recorded in the accounts as follows:
Debit of discounted promissory notes account;
Credit of 70605, symbol 15202.

Debit of “Accrued interest income” / “Accrued discount”;
Credit of 70605, symbol 15202.

3.6.1.2. Negative revaluation of discounted promissory notes containing IED shall be recorded in the accounts as follows:
Debit of No. 70610, symbol 24202;
Credit of discounted promissory notes account.

Debit of 70610, symbol 24202;
Credit of “Accrued interest income” / “Accrued discount”

During adjustment of accrued interest/discount, IED shall not be adjusted.

3.7. If promissory notes issued by the Bank with par value in one currency contain the effective payment clause in a different currency, the income and expenses arising from the use of IED due to changes in the rate of payment currency against the rate of par value currency shall be recorded in accounts starting from the date of ownership transfer.
3.7.1. Positive revaluation of discounted promissory notes containing IED shall be recorded in the accounts as follows:
Debit of discounted promissory notes account;
Credit of 70605, symbol 15202;

Debit of account no. 52501 “Interest liabilities on securities issued”,
Credit of 70605, symbol 15202;
or
Debit of 70610, symbol 24202,
Credit of 52503 “Discount on securities issued”.

3.7.2. Negative revaluation of discounted promissory notes containing IED shall be recorded in the accounts as follows:
Debit of 70610, symbol 24202,
Credit of issued promissory notes account;

Debit of 70610, symbol 24202,
Credit of 52501 “Interest liabilities on securities issued”;
or
Debit of 52503 “Discount on securities issued”,
Credit of 70605, symbol 15202.

4. Recording of financial assets on accounts of Chapter “D”, “Futures Transactions” in the Chart of Accounts of the Rules
Accounts “Unrealized exchange rate differences” shall be opened for recording unrealized exchange rate differences arising from revaluation of claims and (or) liabilities with respect to futures transactions involving purchase and sale of foreign currency, precious metals and securities recorded on accounts of Chapter “D” “Futures transactions”.
For accounting purposes, paired ledger accounts (asset and liability) for recording unrealized income and expenses on transactions concluded shall be opened in accounts “Unrealized exchange rate differences”.
Analytical records on “Unrealized exchange rate differences” accounts shall be maintained broken down by financial assets subject to revaluation, i.e., by types of foreign currencies; by types of precious metals; by types, issues and par values of securities for the concluded contracts (transactions).
In this case, the results of revaluation of claims and liabilities with respect to concluded contracts (transactions) shall be recorded in extensive form; no balancing of revaluation results for different financial assets, claims and liabilities shall be allowed.

4.1. Recording of foreign currency accounts revaluation in Chapter “D” “Futures transactions”
4.1.1. Claims and (or) liabilities in foreign currency shall be subject to revaluation:
- on transaction day — for the amount of the difference between the transaction exchange rate (price) and the official exchange rate;
- on the day of official rate change — for the amount of difference between the last official exchange rate and the newly established one.

4.1.2. The following accounts shall be used for recording unrealized exchange rate differences arising from foreign currency revaluation:
- No. 93801 “Unrealized exchange rate differences from foreign currency revaluation” (asset);
- No. 96801 “Unrealized exchange rate differences from foreign currency revaluation” (liability).

4.2. Recording of precious metals accounts revaluation in Chapter “D” “Futures transactions”
4.2.1. Claims and (or) liabilities in precious metals shall be subject to revaluation:
- on transaction day — for the amount of the difference between the transaction price and the valuation price for the metal;
- on the day of valuation price change — for the amount of difference between the last valuation price and the newly established one.

4.2.2. The following accounts shall be used for recording unrealized exchange rate differences arising from precious metals revaluation:
- No. 93901 “Unrealized exchange rate differences from precious metals revaluation” (asset);
- No. 96901 “Unrealized exchange rate differences from precious metals revaluation” (liability).

4.3. Recording of securities revaluation on accounts of Chapter “D” “Futures transactions”
4.3.1. Claims and (or) liabilities with respect to concluded futures transactions for purchase and sale of securities shall be subject to revaluation due to changes in the market (stock exchange) prices for securities:
- on transaction day — for the amount of the difference between the transaction price and the market (stock exchange) price for securities used for revaluation purposes;
- on the day of changes in the market (stock exchange) prices — for the amount of difference between the last market (stock exchange) price used for revaluation purposes and the newly established market (stock exchange) price.

4.3.2. The following accounts shall be used for recording unrealized exchange rate differences arising from revaluation of claims/liabilities with respect to securities:
- No. 94001 “Unrealized exchange rate differences from securities revaluation” (asset);
- No. 97001 “Unrealized exchange rate differences from securities revaluation” (liability).

5. Revaluation of claims and liabilities with respect to settlement non-delivery transactions of Chapter “D” “Futures Transactions” in the Chart of Accounts of the Rules
5.1. For the purposes hereof, a settlement (non-delivery) futures transaction shall mean a futures transaction whose subjects include receipt or payment of cash resulting from changes in the interest rate, market (stock exchange) price of securities, currency exchange rate, price index or other variables with respect to the specified asset (underlying asset), provided the transaction terms do not stipulate delivery of the said underlying asset.

5.2. Liabilities arising from purchase and sale transactions shall be recorded on liability accounts, and claims — on asset accounts. Claims and (or) liabilities under settlement (non-delivery) futures transactions shall be recorded on accounts for cash delivery claims and liabilities in correspondence to accounts for unrealized exchange rate differences from revaluation of claims and liabilities with respect to settlement (non-delivery) futures transactions.

5.3. Claims and (or) liabilities regarding financial assets with the market or officially quoted prices (exchange rates, interest rates, indices or other variables) shall be recorded on accounts based on the said prices (rates, variables) and shall be subject to revaluation:
- on transaction day — for the amount of the difference between the transaction rate (price) and the official rate, valuation price for precious metals, market (stock exchange) price for securities, interest rate, index or other variable, as of the transaction date;
- on the Bank’s working day in case of changes in the official rates, valuation prices for precious metals, market (stock exchange) prices for securities, interest rates, indices or other variables — for the amount of the difference between the last official rate (market price, valuation price for precious metals, or other variable) and the newly established official rate (market price, valuation price for precious metals, or other variable).

5.4. Accounts “Unrealized exchange rate differences” are used for recording exchange rate differences arising from revaluation of claims and liabilities regarding settlement (non-delivery) futures transactions:
- No. 95001 “Unrealized exchange rate differences from claims and liabilities revaluation due to interest rate change” (asset);
- No. 95002 “Unrealized exchange rate differences from claims and liabilities revaluation due to changes in market prices (price indices) of securities” (asset);
- No. 95003 “Unrealized exchange rate differences from claims and liabilities revaluation due to exchange rate changes” (asset);
- No. 95004 “Unrealized exchange rate differences from claims and liabilities revaluation due to changes in price indices (securities excluding)” (asset);
- No. 95005 “Unrealized exchange rate differences from claims and liabilities revaluation due to changes in other variables” (asset);
- No. 97101 «“Unrealized exchange rate differences from claims and liabilities revaluation due to interest rate change” (liability);
- No. 97102 “Unrealized exchange rate differences from claims and liabilities revaluation due to changes in market prices (price indices) of securities” (liability);
- No. 97103 “Unrealized exchange rate differences from claims and liabilities revaluation due to exchange rate changes” (liability);
- No. 97104 “Unrealized exchange rate differences from claims and liabilities revaluation due to changes in price indices (securities excluding)” (liability);
- No. 97105 “Unrealized exchange rate differences from claims and liabilities revaluation due to changes in other variables” (liability).

5.5. For accounting purposes and for recording unrealized income and expenses from transactions concluded, each subdivision of the Bank shall open paired ledger accounts in rubles (asset and liability) on accounts “Unrealized exchange rate differences” on the day the transaction is recorded on accounts of Chapter “D” “Futures transactions”. In this case, analytical records shall provide information on the amount of claims and liabilities for each settlement (non-delivery) futures transaction.

5.6. At the end of a transaction day, unrealized exchange rate differences arising from revaluation of claims and liabilities with respect to settlement (non-delivery) futures transactions may remain only on one ledger account of the two accounts opened: either the asset (expense) or the liability (income) account.

5.7. Each transaction day shall start with an entry made in the account for unrealized exchange rate differences where the balance remains (one out of the specified paired accounts for revaluation of claims and liabilities with respect to settlement (non-delivery) futures transactions). At the end of a transaction day, if any debit balance arises on the liability ledger account, or a credit balance arises on the asset ledger account, the said balance shall be transferred to the appropriate paired account by making the appropriate entry.

5.8. Revaluation shall be determined and recorded as follows:
- if there is a balance on account No. 971 in the morning:
1) increase in cash delivery claims — debit of cash delivery claims account; credit of No. 971;
2) decrease in cash delivery liabilities — debit of cash delivery liabilities account; credit of No. 971;
3) increase in cash delivery liabilities — debit of No. 971; credit of cash delivery liabilities account;
4) decrease in cash delivery claims — debit of No. 971; credit of cash delivery claims account;

- if there is a balance on account No. 950 in the morning:
1) increase in cash delivery claims — debit of cash delivery claims account; credit of No. 950;
2) decrease in cash delivery liabilities — debit of cash delivery liabilities account; credit of No. 950;
3) increase in cash delivery liabilities — debit of No. 950; credit of cash delivery liabilities account;
4) decrease in cash delivery claims — debit of No. 950; credit of cash delivery claims account.

5.9. If the negative revaluation amount exceeds the positive revaluation amount recorded on balance sheet account No. 971 and if the Bank’s liability arises with respect to cash delivery:
- the negative revaluation amount within the limits of the positive one shall be written off the cash delivery claims account in correspondence to balance sheet account No. 971;
- the amount by which the negative revaluation exceeds the positive one shall be recorded as credit of the cash delivery liabilities account in correspondence to balance sheet account No. 950.

If the positive revaluation amount exceeds the negative revaluation amount recorded on balance sheet account No. 950 and if the Bank’s claims arise with respect to cash delivery:
- the positive revaluation amount within the limits of the negative one shall be written off the cash delivery liabilities account in correspondence to balance sheet account No. 950;
- the amount by which the positive revaluation exceeds the negative one shall be recorded as debit of the cash delivery claims account in correspondence to balance sheet account No. 971.

Annex 1

to the Procedure for recording income and expenses from revaluation of foreign currency funds and precious metals, assets (claims) and liabilities containing inseparable embedded derivatives (IED), claims and liabilities with respect to settlement (non-delivery) transactions and opening the appropriate accounts in JSC VTB Bank (Annex 2 to Regulation “Accounting Policy of JSC VTB Bank” enacted by Order of JSC VTB Bank dated December 23, 2009 No. 691)

(In the version of Amendments No. 1 the to Regulation “Accounting Policy of JSC VTB Bank” enacted by Order of JSC VTB Bank No. 729 dated December 31, 2009)

The chart of ledger accounts for revaluation of foreign currency funds and the account numbers based on the codes of revaluated currencies

Positive revaluation accounts:

No. 70603 810 K NNNN 15102 VV* “Income from revaluation of funds in (name of foreign currency or currency group)”
No. 70603 810 K NNNN 15102 VV** “Income from revaluation of accounts for operations with securities denominated in (name of foreign currency or currency group)”

Negative revaluation accounts:

No. 70608 810 K NNNN 24102 VV* “Expenses from revaluation of funds in (name of foreign currency or currency group)”
No. 70608 810 K NNNN 24102 VV** “Expenses from revaluation of accounts for operations with securities denominated in (name of foreign currency or currency group)”

where:
K is a security key.
NNNN is the structural subdivision number.
VV* and VV** are the item numbers of ledger income and expense accounts based on codes of revaluated currencies (shown below in the list of revaluated currencies).

The list of revaluated currencies and the item numbers of ledger income and expense revaluation accounts

		Item numbers of
		ledger accounts for	Item numbers of
Currency codes		revaluation of	ledger accounts for
based on the All-		foreign currency	revaluation of foreign
Russian Currency	Currency name	accounts, excluding	currency accounts for
Classifier and		accounts for	operations with
Clearing Currency		operations with	foreign currency-
Classifier		foreign currency-	denominated
		denominated	securities
		securities	VV**
		VV*
036	Australian Dollar	1	51
124	Canadian Dollar	2	52
156	Chinese Yuan	3	53
208	Danish Krone	4	54
352	Iceland Krone	5	55

392	Japanese Yen	6	56
398	Kazakhstan Tenge	7	57
578	Norwegian Krone	8	58
702	Singapore Dollar	9	59
752	Swedish Krone	10	60
756	Swiss Franc	11	61
826	UK Pound Sterling	12	62
840	US Dollar	13	63
949	Turkish Lire	14	64
960	SDR (Special Drawing Rights)	15	65
974	Byelorussian Ruble	16	66
978	Euro	17	67
980	Ukrainian Hryvnia	18	68
250	French Franc*	96	-
276	Deutschemark*	97	-
380	Italian Lire*	98	-
246	Finnish Mark*	99	-
051	Armenian Dram	19	69
203	Czech Krona	21
348	Hungarian Forint	22
356	Indian Rupee	23
410	South Korean Won	24
417	Kyrgyz Som	25
440	Lithuanian Lit	26
498	Moldovan Leu	27
710	South African Rand	28
934	New Turkmen Manat	29
860	Uzbek Sum	31
944	Azerbaijan Manat	33	71
946	New Romanian Lei	34
972	Tajik Somoni	35
975	Bulgarian Lev	36
985	Polish Zloty	37	75
986	Brazilian Real	38
012	Algerian Dinar	39
233	Estonian Krone	40
428	Latvian Lat	41
516	Namibian Dollar	42	72
554	New Zealand Dollar	43
818	Egyptian Pound	44
973	Angolan Kwanza	45	73
981	Georgian Lari	46	74
192	Cuban Peso	47
496	Mongolian Tugrik	48
760	Syrian Pound	49
971	Afghan Afghani	81
784	Dirham (UAE)	82
364	Iranian Rial	83
Inter-government agreement currencies (clearing currencies) used in the Russian Federation banking system
A50	US Dollars for settlements with RPC	30	80
	under agreement as of 1995
C16	Finnish Mark
C44	US Dollars for current settlements
	with India (“ESCROW” — US
	Dollars)
C45	Indian Rupee for clearing
	settlements
C57	GB Pounds for clearing with Syria
C82	Rubles for clearing with Finland
____________________

* Currency revaluation shall be performed according to the procedure set out in Bank of Russia Regulation No. 286-P dated April 18, 2006 “On setting and publishing of the official foreign currency exchange rates against ruble by the Russian Federation Central Bank”.

C84	US Dollars for clearing with
Afghanistan
C97	GB Pounds for clearing with Egypt
E52	Rubles for transfers in inconvertible
currencies of developing countries
E70	US Dollars for clearing settlements
with Bangladesh
H98	US Dollars for clearing with Finland
K10	Czechoslovak Kronas
P43	Rubles paid in USD for clearing with
Cuba
P55	Rubles paid in Swiss Francs for
clearing with PRC
P60	US Dollars for clearing with Laos
P62	US Dollars for clearing with Vietnam
P69	US Dollars for clearing with
Yugoslavia
T30	Rubles transferred for delivery of
exported goods and services for
settlements in transferable rubles
T31	Rubles for settlements with
Vietnam, Cuba and Mongolia
T62	Transferable rubles for settlements
with Vietnam
T63	Transferable rubles for settlements
with Hungary
T78	Transferable rubles for settlements
with GDR
T92	Transferable rubles for settlements
with Czechoslovakia
T93	Transferable rubles for settlements
with Bulgaria
T94	Transferable rubles for settlements
with Mongolia
T95	Transferable rubles for settlements
with Romania
T99	Transferable rubles for settlements
with Poland

Annex 2

to the Procedure for recording income and expenses from revaluation of foreign currency funds and precious metals, assets (claims) and liabilities containing inseparable embedded derivatives (IED), claims and liabilities with respect to settlement (non-delivery) transactions and opening the appropriate accounts in JSC VTB Bank (Annex 2 to Regulation “Accounting Policy of JSC VTB Bank” enacted by Order of JSC VTB Bank dated December 23, 2009 No. 691)

The chart of ledger accounts for precious metals revaluation and the account numbers based on the codes of revaluated precious metals

Positive revaluation accounts:

No. 70604 810 K NNNN 15103 98 “Positive revaluation of precious metals — gold in grams”
No. 70604 810 K NNNN 15103 99 “Positive revaluation of precious metals — silver in grams”
No. 70604 810 K NNNN 15103 76 “Positive revaluation of precious metals — platinum in grams”
No. 70604 810 K NNNN 15103 33 “Positive revaluation of precious metals — palladium in grams”

Negative revaluation accounts:

No. 70609 810 K NNNN 24103 98 “Negative revaluation of precious metals — gold in grams”
No. 70609 810 K NNNN 24103 99 “Negative revaluation of precious metals — silver in grams”
No. 70609 810 K NNNN 24103 76 “Negative revaluation of precious metals — platinum in grams”
No. 70609 810 K NNNN 24103 33 “Negative revaluation of precious metals — palladium in grams”

where:
K is a security key.
NNNN is the structural subdivision number.

Annex 3

to the Procedure for recording income and expenses from revaluation of foreign currency funds and precious metals, assets (claims) and liabilities containing inseparable embedded derivatives (IED), claims and liabilities with respect to settlement (non-delivery) transactions and opening the appropriate accounts in JSC VTB Bank. (Annex 2 to Regulation “Accounting Policy of JSC VTB Bank” enacted by Order of JSC VTB Bank dated December 23, 2009 No. 691)

The chart of ledger accounts for revaluation of embedded derivatives inseparable from the principal contract, and the account numbers

Positive revaluation accounts:

No. 70605 810 K NNNN 15201 21 “Income from IED use, from changes in securities price, exempt from VAT”
No. 70605 810 K NNNN 15202 21 “Income from IED use, from changes in currency exchange rate, exempt from VAT”
No. 70605 810 K NNNN 15203 21 “Income from IED use, from changes in price index, exempt from VAT”
No. 70605 810 K NNNN 15204 21 “Income from IED use, from changes in other variables, exempt from VAT”

Negative revaluation accounts:

No. 70610 810 K NNNN 24201 01 “Expenses from IED use, from changes in securities price”
No. 70610 810 K NNNN 24202 01 “Expenses from IED use, from changes in currency exchange rate”
No. 70610 810 K NNNN 24202 02 “Expenses from IED use, from changes in currency exchange rate, disregarded for taxation purposes”
No. 70610 810 K NNNN 24203 01 “Expenses from IED use, from changes in price index”
No. 70610 810 K NNNN 24204 01 “Expenses from IED use, from changes in other variables, subject to taxation”
No. 70610 810 K NNNN 24204 02 “Expenses from IED use, from changes in other variables, disregarded for taxation purposes”

where:
K is a security key.
NNNN is the structural subdivision number.

Annex 4.3 Accounting policy of JSC VTB Bank for 2011

Annex
to Decree No. 711 of JSC VTB Bank
dated December 31, 2010

REGULATION

Accounting Policy of JSC VTB Bank

CONTENTS

1. GENERAL PROVISIONS
1.1. The notion of Accounting Policy, its objectives and tasks
1.2. Procedure for accounting policy application and changes
1.3. Normative References
1.4. Accounting Principles
1.5. Organization of Accounting in the Bank

2. RULES OF DOCUMENT FLOW AND ACCOUNTING INFORMATION PROCESSING TECHNOLOGY.

3. ACCOUNTING OF BUSINESS OPERATIONS
3.1. Fixed Assets and Intangible Assets
3.2. Procedure for accrual of amortization of fixed and intangible assets
3.3. Procedure for accounting of capital investment costs
3.4. Accounting of inventories
3.5. Accounting of deferred income and expenses
3.6. Settlements with the budget on taxes and levies
3.7. Procedure for property allocation to branches
3.8. Inventory counts procedure. Procedure for property writing-off and disposal

4. ACCOUNTING OF OPERATIONS ON RAISING (PLACEMENT) OF MONETARY FUNDS AND THEIR REPAYMENT (REDEMPTION). ACCOUNTING OF COLLATERAL FOR FUNDS PLACED

5. SPECIFIC ELEMENTS OF ACCOUNTING WITH RESPECT TO OPERATIONS WITH SECURITIES (DEBT INSTRUMENTS)

6. SPECIFIC ELEMENTS OF SETTLEMENT OPERATIONS ACCOUNTING

7. SPECIFIC ELEMENTS OF ACCOUNTING WITH RESPECT TO OPERATIONS WITH FOREIGN CURRENCY AND PRECIOUS METALS

8. PROCEDURE FOR FORMING RESERVES FOR POSSIBLE LOSSES, MANDATORY RESERVES, RESERVES FOR FUTURE EXPENSES, AND INSURANCE CONTRIBUTIONS

9. ACCOUNTING OF OTHER OPERATIONS
9.1. Accounting of acquisition of rights to claim discharge of monetary obligations from third parties (cession)
9.2. Accounting of participatory interest in the authorized capital of nonstock companies
9.3. Procedure for reflecting derivative financial instruments at fair value.
9.4. Procedure for forming financial results
9.5. Distribution of profit, creation and use of the Bank’s funds
9.6. Accounting of authorized capital

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10. ORGANIZATION OF INTERNAL CONTROL OVER THE BANK’S OPERATIONS

Annex 1
MAIN PRINCIPLES FOR RECOGNITION AND RECORDING OF INCOME AND EXPENSE AMOUNTS IN THE ACCOUNTS OF JSC VTB BANK
1. General provisions
2. Income Recognition Rules
3. Expense Recognition Rules
4. Correction of erroneous entries in income and expense accounts
5. Income and expense accounting on accrual basis

Annex 2
PROCEDURE FOR RECORDING INCOME AND EXPENSES FROM REVALUATION OF FOREIGN CURRENCY FUNDS AND PRECIOUS METALS, ASSETS (CLAIMS) AND LIABILITIES CONTAINING INSEPARABLE EMBEDDED DERIVATIVES (IED), CLAIMS AND LIABILITIES WITH RESPECT TO SETTLEMENT (NON-DELIVERY) TRANSACTIONS AND OPENING THE APPROPRIATE ACCOUNTS IN JSC VTB BANK
1. Revaluation of foreign currency funds
2. Revaluation of precious metals
3. Revaluation (recalculation) of assets (claims) and liabilities containing IED
4. Recording of financial assets on accounts of Chapter “D”, “Futures Transactions” in the Chart of Accounts of the Rules
5. Revaluation of claims and liabilities with respect to settlement non-delivery transactions of Chapter “D” “Futures Transactions” in the Chart of Accounts of the Rules

The chart of ledger accounts for revaluation of foreign currency funds and the account numbers based on the codes of revaluated currencies

The chart of ledger accounts for precious metals revaluation and the account numbers based on the codes of revaluated precious metals

The chart of ledger accounts for revaluation of embedded derivatives inseparable from the principal contract, and the account numbers

3

1. GENERAL PROVISIONS
1.1. The notion            of Accounting Policy, its objectives and tasks
1.1.1. Regulation “Accounting Policy of JSC VTB Bank” (hereinafter — the “Accounting Policy”) is an internal normative act of JSC VTB Bank” (hereinafter — the “Bank”) constituting a total of accounting methods with respect to all directions of the Bank’s activities.

1.1.2. The main objective of the Bank’s Accounting Policy is to determine the unified total of accounting methods including the following
- the methods for primary observation and registration of financial and business activities for the purpose of their recording in the accounts;
- the techniques for organization of document flow and accounting information processing;
- the methods for grouping and accounting of financial and business activities, the methods of bookkeeping accounts application;
- the methods for summarization of the Bank’s activities;
- other accounting principles, ways, techniques and methods.

1.1.3. The Bank’s Accounting Policy aims at solving the following objectives:
- formation of detailed, accurate and substantive data on the Bank’s activities and its property status;
- keeping of detailed, complete and accurate accounts of all the banking operations, availability and flow of assets and liabilities, utilization of material and financial resources;
- timely prevention of negative events, detection and mobilization of internal reserves for ensuring the Bank’s financial stability, prevention of negative results of the Bank’s activities;
- organization of accounting records and accounting process ensuring fast and fair customer service, timely and accurate recording of banking operations in the accounts and reports, proper execution of documents, prevention of errors and illegal acts in the course of accounting transactions.

1.1.4. The Bank’s Accounting Policy is an integral element of the system for normative regulation of accounting.

1.2. Procedure for accounting policy application and changes
1.2.1. The Bank’s Accounting Policy shall be approved by order of the Bank’s President — Chairman of the Board. The adopted Accounted Policy shall be applied consistently from year to year. Changes in the Accounting Policy can be made in the following cases:
- changes are made in the applicable Russian Federation laws or in the normative acts of accounting regulating authorities,
- the Bank develops new methods of accounting,
- the Bank’s operational environment changes materially.

The Bank’s Chief Accountant (an official authorized by the Chief Accountant) shall be responsible for timely implementation of changes. Approval of accounting methods with respect to new types of banking products and/or activities materially different from the previous ones or arising in the Bank’s practice for the first time shall not constitute changes in the Accounting Policy.

1.2.2. The provisions of this Accounting Policy shall be mandatory for all the structural subdivisions of the Parent Organization, internal structural subdivisions of the Bank’s Parent Organization (branches) and the Bank’s branches located in the Russian Federation and abroad.

1.2.3. The Bank’s internal normative acts determining accounting and document flow standards shall constitute supplements to the Bank’s Accounting Policy.

4

The Bank’s previously developed normative acts shall apply to the extent they do not contradict the Accounting Policy.
Operations whose peculiarities are set out in other normative acts of the Bank shall be accounted for according to the said normative acts.

1.3. Normative References
The Accounting Policy shall be formed according to the requirements of:
- Russian Federation Civil Code;
- Federal Law “On Banks and Banking Activity” dated December 2, 1990 No. 395-1;
- Federal Law “On Accounting” dated November 21, 1996 No. 129-FZ;
- Regulation by the Bank of Russia “On the rules of accounting in credit organizations located on the territory of the Russian Federation” dated March 26, 2007 No. 302-P (hereinafter — the “Rules”);
- other legislative acts of the Russian Federation, normative acts of the Bank of Russia and the Russian Federation Ministry of Finance.

1.4. Accounting Principles
The following basic principles and provisions used by the Bank in the accounting records shall be determined by this Accounting Policy:

1.4.1. Going Concern
The principle assumes that the Bank will continually function in the near future, that there exist no intention or need for liquidation or material reduction in the Bank’s activities.

1.4.2. Consistency of Accounting Rules
The Accounting Policy shall be applied consistently, from one year to another. The Bank shall be governed by the same accounting rules on a permanent basis, except for cases of material changes in the Bank’s activities or in the Russian Federation laws applicable to the Bank’s activities. If no such changes are adopted, comparability of data for the reporting period and the previous period shall be ensured.

1.4.3. Separation of Property
The property owned by the Bank and the Bank’s liabilities shall be recorded separately from the property and liabilities of its shareholders, trustors, from the property of customers and other parties.

1.4.4. Prudence
Assets and liabilities, income and expenses shall be valued and recorded reasonably, with sufficient prudence, so that not to transfer the current risks, potentially dangerous for the Bank’s financial position, to the next periods.
The Bank’s Accounting Policy stipulates that expenses and liabilities shall be recognized more willingly than possible income and assets, without creating any hidden reserves (deliberate understatement of assets and income and overstatement of liabilities and expenses).

1.4.5. Timely Recording of Operations
Operations shall be recorded in the accounts on the day they are executed (the documents are received), unless otherwise stipulated by the Bank of Russia normative acts and by this Accounting Policy.

1.4.6. Separate Recording of Assets and Liabilities
According to this principle, assets and liabilities accounts shall be valued separately and shall be recorded in expanded form.

1.4.7. Valuation of Assets and Liabilities
Assets shall be entered in the accounts at their initial cost.

5

Subsequently, according to the Rules and other normative acts of the Bank of Russia, the Bank’s assets shall be measured (revaluated) at fair (current) value, or by making provisions for possible losses.
Liabilities shall be recorded in the accounts under the contractual terms, for the purpose of controlling their complete and timely discharge. In cases stipulated by the Rules and other normative acts of the Bank of Russia, liabilities shall also be revaluated at current (fair) value.
The provisions of this subparagraph shall not apply to revaluation of funds in foreign currencies and precious metals described in Annex 2 to the Accounting Policy.

1.4.8. Recording of Income and Expenses on Accrual Basis
Financial results of operations (income and expenses) shall be recorded in the accounts as they accrue, and not based on the fact of cash (cash equivalents) receipt or payment.
Income and expenses shall be recorded in the accounts within the period to which they refer.

1.4.9. Continuity of Incoming Balance
The balances on the balance sheet and off-balance sheet accounts at the start of the current reporting period shall correspond to the balances at the end of the previous period.

1.4.10. Priority of Content over Form
Accounting operations shall be recorded according to their economic content, and not their legal form.

1.4.11. Transparency
The reports shall accurately reflect the Bank’s operations, shall be clear for a knowledgeable user and shall avoid ambiguity in reflecting the Bank’s position.

1.4.12. Balance Sheet and Reports Preparation in Consolidated Format
The Bank shall prepare a consolidated balance sheet and consolidated reports for the credit organization in general. The daily accounting balance sheets used in the Bank’s work shall be drawn up based on secondary accounts.

1.4.13. Recording of Operations on Off-balance Sheet Accounts
Valuables and documents recorded in balance sheet accounts shall not be recorded in off-balance sheet accounts, except as otherwise provided in the normative acts of the Bank of Russia and in the Accounting Policy.

1.4.14. Consistency of Accounting Data
It is provided that analytical accounting data shall correspond to the turnovers and balances on synthetic accounts for each day, and the accounting report figures shall correspond to both synthetic and analytical accounting data.

1.5. Organization of Accounting in the Bank
1.5.1. The Bank’s manager shall be responsible for organization of accounting and compliance with the Russian Federation laws in the course of financial and business operations.

1.5.2. The Bank’s Chief Accountant shall be responsible for development of the Accounting Policy, maintaining accounting records and timely presentation of full and accurate accounting reports.

1.5.3. The Chief Accountant shall ensure control over compliance of the performed financial and business transactions with the Russian Federation laws, over property flow and discharge of liabilities and claims.

1.5.4. The Chief Accountant’s requirements regarding documentary support of financial and business operations and regarding provision of the necessary documents and information to the subdivisions that keep the accounting records shall be mandatory for all of the Bank’s employees.

6

No settlement or cash documents shall be considered effective or accepted for execution, unless they are signed by the Chief Accountant or the officials authorized by the Chief Accountant.

1.5.5. The Bank’s accounting reporting.
1.5.5.1. The Bank shall prepare and present its reports based on the data of the Parent Organization and branches as well as the consolidated reports for the Bank in general, according to the requirements of normative acts of the Bank of Russia.
The dates for presentation of reports submitted by the branches to the Parent Organization for consolidation purposes shall be subject to normative acts of the Bank. Chief accountants of branches shall be responsible for accuracy of reports submitted by the branches to the Bank of Russia and the Parent Organization for consolidation purposes.
Presentation of reports by the Parent Organization and branches to the territorial institutions of the Bank of Russia at the banalnce sheet dates shall be made according to the procedure and on the dates specified by the normative acts of the Bank of Russia.

1.5.5.2. Accounting reports shall be prepared by the Bank based on synthetic and analytical accounting data. The main requirements to preparation of reports include completeness of filling-in, accuracy of the reported data and timely presentation of reports.
For the reporting purposes, a reporting year shall mean a calendar year — from January 1 to December 31, both dates inclusive. The reports shall include all the operations recorded in the accounts during the reporting year, taking into consideration the post balance sheet date events applied and determined according to the procedure set out by the Bank of Russia. The Annual Accounting Report shall be drawn up no later than June 1 of the year following the reporting one.

1.5.5.3. The Bank’s accounting reports shall be signed by the President and Chief Accountant of the Bank (branch), or by persons acting for them in due order according to the law, or by their assistants as well as by other officials with the administrative functions whose signatures have been agreed with the territorial offices of the Bank of Russia and duly submitted to subdivisions of the Bank of Russia. The persons signing and endorsing the reports shall be responsible for their accuracy, completeness and timely presentation.

1.5.5.4. The accuracy of the Bank’s annual reports shall be subject to approval by auditing organization.

1.5.6. The Bank’s Annual Report
1.5.6.1. The Bank’s Annual Report shall be drawn up according to the requirements of the normative act of the Bank of Russia on preparation of the annual reports.
Taking into account the requirements of the Russian Federation laws regarding joint-stock companies, of the Bank’s Charter and the terms of audit inspection, the period for preparation of the annual report for 2010 shall be determined as starting from the first working day of the new year and until April 15, 2011.
For the purpose of compiling complete and accurate information on the results of the Bank’s activity for the reporting year, the annual accounting report shall be drawn up taking into account the post balance sheet date events according to normative act of the Bank.

1.5.6.2. Annual Report shall include the following reporting forms:
- Accounting Balance Sheet (the published form);
- Income Statement (the published form);
- Cash Flows Statement;
- Statement on Capital Adequacy Ratio, Provisions for
Doubtful Loans and Other Assets;
- Information on Statutory Requirements;

7

- Auditor’s Opinion on the Annual Accounting Report prepared in accordance with the Federal Law No. 307-FZ dated December 30, 2008 “On audit activity”;
- explanatory note.

As stated in Directive of the Bank of Russia dated 08.10.2008 No.2089-U “On the Procedure for Preparation of the Annual Report by Credit Institutions” (as amended), the explanatory note to the annual report specifies VTB Group members being Bank’s subsidiaries and affiliates as well as consolidated members of the VTB Group indirectly controlled by the Bank (through its subsidiaries) which produce a considerable impact on VTB Group’s activity (balance sheet total equals not less than 1% of Bank’s balance sheet total).

1.5.6.3. The annual report for 2010 shall be drawn up based on the following synthetic accounting registers:
- Annual Accounting Balance Sheet as of January 1, 2011;
- Turnover Balance Sheet for accounts for the year;
- Income Statement taking into account post balance sheet date events;
- Summary Turnover Balance Sheet recording post balance sheet date events.

1.5.6.4. A post balance sheet date event (hereinafter — PBSDE) shall mean a fact of the Bank’s activity which occurs within the period between the reporting date and the date of annual report preparation specified in clause 1.5.6.1 of this Accounting Policy and which influences, or may influence, the Bank’s financial position.

PBSDE confirming that the Bank’s operational conditions in the reporting year existed as of the reporting date (corrective PBSDE) shall be recorded in the accounts.
The events confirming that the Bank’s operational conditions occurred after the reporting date (non-corrective PBSDE) shall not be recorded in the accounts, but shall be disclosed in Explanatory Notes to the Annual Report if the said events affect valuation of the balance sheet items by the amount equivalent to at least 0.5% of the capital as of the reporting date.

1.5.6.5. PBSDE shall be entered and recorded in the balance sheet of the Parent Organization and in the balance sheets of the Bank’s branches within the period established by orders of the Parent Organization and branches regarding the work mode and the procedure for rendering services to customers of JSC VTB Bank and performing works aimed at closing the reporting year during the period of Annual Report preparation according to Regulation on Procedure for Recognition of Post Balance Sheet Date Events and their Recording in Annual Report in JSC VTB Bank enacted by Order No. 1092 dated December 29, 2008.

2. RULES OF DOCUMENT FLOW AND ACCOUNTING INFORMATION PROCESSING TECHNOLOGY.
2.1. The Bank’s accounting records are software-based and are kept using the Automated Banking System of the Bank’s Parent Organization and Host-Based ABS “New Athena” of the branches of the Bank (hereinafter — “ABS”).
2.2. With respect to the operations that are accounted for using separately developed software, analytical accounting records shall be kept in the said software, with the total amounts recorded in the Bank’s balance sheet in the separate or consolidated ledger accounts.
2.3. The Bank shall account for its property, financial and business operations by means of double-entry recoding in the interrelated accounts included in the working Chart of Bookkeeping Accounts (hereinafter — the “Bank’s Chart of Accounts”) enacted by a separate order of the Bank.
The Bank’s branches shall use the Bank’s Chart of Accounts. The branches shall not be allowed to use any accounts that are not included in the Bank’s Chart.
In the Bank’s Chart of Accounts, the balance sheet secondary accounts shall be determined as only asset or only liability accounts, or without account determination. The Bank’s daily balance sheet shall not have any balances on accounts without account determination in the Bank’s Chart of Accounts as of the end of the day.

8

2.4. The primary accounting documents confirming the fact of operation performance shall serve as bases for making records in the accounting ledgers.
When accounting operations are carried out, the debit and credit amounts are automatically recorded in the ledger accounts and in all the related registers.

2.5. The forms of specific primary accounting records based on the balance sheet items and the unified forms for accounting of tangible assets, works performed (services rendered) in the course of the Bank’s business operations and capital construction works shall be approved by separate orders of the Bank.
The forms of primary documents for cash operations shall be approved by Instruction “On the procedure for cash operations in JSC VTB Bank “ enacted by Order of the Bank No. 682 dated August 1, 2005.

2.6. Settlement documents with respect to operations in the currency of the Russian Federation (hereinafter — the Russian Federation currency) related to transferring/writing-off funds to customers, counterparties/from the customers’ accounts shall be drawn up according to forms set forth by normative acts of the Bank of Russia.
Settlement documents with respect to operations in foreign currency related to transferring/writing-off funds to customers, counterparties/from the customers’ accounts shall be drawn up according to forms stipulated by normative acts of the Bank of Russia for non-cash settlements, as well as forms of documents stipulated by internal normative acts of the Bank.
Operations in foreign currency on customer accounts opened with Bank’s branches abroad, conducted in connection with writing-off of Bank fees, interest for use of allowed credits, payment of interest for raised funds shall be completed using memorial slips.

If there is no correspondence of accounts in primary accounting documents under which an operation subject to recording was filed, then accounting entry shall be recorded as memorial slip according to form OKUD 0401108 (hereinafter — the memorial slip).

The memorial slip may be drawn up in hard copy or in electronic form. The memorial slip may be generated by the means of software while processing accounting and operational information.
The memorial slip may be drawn up in electronic form on the basis of primary accounting documents executed in hard copy.

While drawing up memorial slip empty fields may be used for filling out the following values as may depend on nature of operation:
- field (5) - for filling out number of pages at the first page of multipage memorial slip,
- field (9a) - for filling out sum of foreign currency/grams of precious metals specifying symbol code of foreign currency/precious metal;
- field (14) - for filling out cash transaction code according to Directive No. 2332-U of the Bank of Russia “On the list, forms and procedure for drawing-up and presentation of the reporting forms of credit organizations to the Central Bank of the Russian Federation” dated November 12, 2009;
- field (15) - for filling out value date;
- field (20) - for filling out details which allow to unambiguously identify electronic document.

Numbering of memorial slips shall be made based on settings of software used.
Drawing up operations on accounts of Balance Sheet Chapter “E” shall be made with the use of memorial slips approved by “Instruction on depositary operations”, enacted by Order of the Bank No. 443 dated August 17, 2009.
Cash operations of acceptance/withdrawal of valuables recorded on off-balance sheet accounts shall be reflected with the use of acceptance/withdrawal memorial slips according to forms stipulated by Instruction “On the procedure for cash operations in JSC VTB Bank” enacted by Order No. 682 dated August 1, 2005.

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2.7. Document flow procedure in the Bank shall follow the Regulation “On the rules of settlement and cash document flow in JSC VTB Bank” enacted by Order No. 289 dated April 13, 2004.
Document flow procedure with regard to particular kinds of operations (operations with plastic cards, currency exchange operations, credit operations, operations with securities and others) shall be set forth by the respective normative acts of the Bank.

2.8. The duration of transaction time in subdivisions of the Parent Organization shall be determined by order of the Bank, while branches shall determine the said time independently, based on orders of the branches.
Transaction time shall mean the period of time within the working day established by the Bank for rendering services to customers (legal entities and individuals).
Transaction day shall mean a period of time within the working day including transaction time and the time for recording the daily operations, taking into account the Bank’s processing of the last tour of payments received in rubles and the nostro account statements, preparation of daily balance sheet.
Working days shall mean calendar days, except for days off and holidays established by the federal laws, as well as days off transferred to working days by decree of the Russian Federation Government. On the territory of certain constituent entities of the Russian Federation days off and holidays established by the said entities shall be added to the days off and holidays established by the federal laws.

2.9. Settlement documents, including those regarding transfer (write-off, crediting) of funds accepted from customers during the transaction time, shall be drawn up and recorded in the accounts on the very same day, unless otherwise provided by the contract signed between the Bank and its customer. The funds that have been written off the customers’ accounts according to their instructions and that are to be transferred as intended on the dates other than the dates of making entries in the customers’ accounts (considering the dates of payment transfer, currency valuation, document acceptance for out-of-town settlements by branches of the Bank of Russia etc.) shall be recorded in the appropriate outstanding accounts until the date of funds transfer.

2.10. Opening and closing of ledger accounts shall be recorded in Current Accounts Register.
Current Accounts Registers shall be kept in the structural subdivisions of the Bank’s Parent Organization if their activities include opening, maintenance and closing of ledger accounts, as well as in the Bank’s branches.
Several Current Accounts Registers may be kept, with mandatory continuous numbering of each sheet in all the Registers.
Current Accounts Register shall be kept in electronic form subject to application of certain measures for information protection from unauthorized access and its signing by handwritten signature analogues: in the Parent Organization — of the manager and the authorized accountant of the corresponding structural subdivision, in the branch — of the manager/assistant manager of the branch and the chief accountant/assistant chief accountant. Separate sheets shall be opened in the Current Accounts Register for each secondary account number and name.
On the 1st day of each year following the reporting one, the Current Accounts Register shall be printed out and shall include the accounts current as of January 1st.

The sheets of the Current Accounts Register shall be numbered, bound, sealed and signed in the Parent Organization — by the manager and the authorized accountant of the corresponding structural subdivision, in the branch — by the manager/assistant manager and the chief accountant/assistant chief accountant.

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The Current Accounts Registers formed in structural subdivisions of the Parent Organization shall be signed and then sent to the Bank’s Central Accounting Department.
During the year, the electronic Current Accounts Register (or its certain sheets) may be printed out upon specific requests.

Separate lists of current and closed accounts shall be prepared in electronic form on a daily basis which shall be signed by handwritten signature analogues: in the Parent Organization — of the manager and the authorized accountant of the corresponding structural subdivision, in the branch — of the manager/
assistant manager of the branch and the chief accountant/assistant chief accountant.

2.11. Formation of accounting registers with respect to the Parent Organization, each branch and formation of consolidated accounting registers with respect to the entire Bank, the procedure and frequency of their printouts, and the procedure for forming daily accounting records shall be subject to Regulation “On the procedure for reconciliation of analytical and synthetic accounting data and formation of daily accounting records with respect to balance sheet and off-balance sheet accounts, custody accounts, futures transaction accounts in JSC VTB Bank” enacted by Order of the Bank No. 588 dated September 6, 2002.

2.12. Ledger accounts shall be formed by means of software using the Bank’s ABS, kept in the form of electronic databases, they may be printed out in order to be stored in hard copy or stored in electronic form (without their printing out) in accordance with the procedure set forth by the normative act of the Bank of Russia “On storage in credit organization of certain electronic documents related to drawing up accounting, settlement and cash operations (hereinafter — DEF (documents in electronic form)) in the process of organization of accounting” and by normative act of the Bank stipulating the requirements for organization of storage of DEF.

2.13. Ledger accounts of operations (transactions), which primary accounting documents are subject to storage over ten years, shall be printed out and stored in hard copy. Ledger accounts related to such operations shall be printed out upon their occurrence, no later than the next working day following performance of the operation, and transfer for storage shall be made according to the procedure set forth by the normative act of the Bank.

2.14. The procedure for issuance of ledger account statements to customers and frequency thereof shall be set forth based on applications of customers under bank account agreements or in accordance with agreements entered into, in hard copy or in electronic form (via channels of communications or using various information media).

Ledger account statements of individuals shall be printed out upon the customer’s request.

Ledger account statements with regard to bank accounts of the customers for the last working day of the year (as of January 1 of the year following the reporting year) as well as in other cases provided by the laws of the Russian Federation shall be issued to the customers in hard copy.

2.15. Statements of ledger accounts of the Bank’s branches shall not be printed out, but sent to the branches via the SWIFT system on the following working day after an operation was conducted using an interbranch settlement account.

2.16. The Bank shall store the primary accounting records, accounting registers and reports according to the procedure established by the Bank’s normative acts.
Such documents shall be stored in electronic form in accordance with normative act of the Bank stipulating the requirements for organization of storage of DEF, also setting forth the procedure for formation and storage of DEF, specific list of DEF, their storage periods.

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Accounting documents, accounting registers and registers of accounting statements for which standard period of storage is over 10 years, shall be printed out and stored in hard copy. If records are transferred to archives, they shall be drawn up in compliance with the requirements set out in the “Instruction on records management in JSC VTB Bank” enacted by Order of the Bank No. 320 dated October 30, 2000.

2.17. The procedure for storage of agreements on credit, leasing and renting operations shall be determined in the “Rules on storage in the vaults of the Parent Organization and branches of JSC Vneshtorgbank of the original counterparts of credit agreements and related contracts signed with individuals” enacted by Order of the Bank No. 945 dated December 25, 2002 and in Instruction “On the procedure for recording and storage of the original counterparts of contracts and agreements in JSC VTB Bank” enacted by Order of the Bank No. 169 dated March 28, 2001.

3. ACCOUNTING OF BUSINESS OPERATIONS

This section shall determine the procedure for accounting of business operations. In accounting of business operations, the Bank shall be governed by the normative acts of the Bank of Russia. If no normative acts of the Bank of Russia are available with respect to a specific issue of organization and maintenance of business operations accounting, the Bank shall be governed by the main principles and rules set out in the normative acts of the Russian Federation Ministry of Finance and the Tax Code of the Russian Federation (hereinafter — the Tax Code).
The acquired property (including fixed assets and intangible assets), works and services shall be recorded in the accounts at their acquisition cost, excluding the amount of VAT paid at acquisition, which amount shall be referred to expenses according to paragraph 5, Article 170 of the Russian Federation Tax Code.

3.1. Fixed Assets and Intangible Assets
3.1.1. Fixed Assets include the property which has a useful life of over 12 months, is beneficially owned by the Bank and used by the Bank as the facilities for rendering services, organizational management and in cases stipulated by sanitary-hygienic, technical-operational and other special technical norms and requirements.
Fixed assets shall also include:
- capital investments in leased fixed assets, if, according to the lease terms, the said capital investments are owned by the lessee;
- land plots owned by the Bank.

3.1.2. Facilities valued under 40000 rubles (VAT excluded), irrespective of their useful life, shall not be recorded as fixed assets.

3.1.3. Alarm and telecommunication facilities (not included in the cost of the building during construction) shall be recorded as fixed assets or inventories, depending on their cost.

3.1.4 Fixed assets shall be accounted for at their initial cost in rubles at the moment of their purchase or other acquisition, unless otherwise provided by the normative acts of the Bank of Russia and by other normative and legal acts of the Russian Federation.
The initial cost of the property acquired for a fee, including used property, shall mean the amount of actual costs of construction (building), making (production), acquisition, delivery and finishing-up of property so that it is fit for use.
The actual costs of construction (building), making (production), acquisition, delivery and finishing-up of property so that it is fit for use shall include:
- amounts paid under the contract to the supplier (seller) and the amounts paid for delivery and storage of property (directly related to acquisition) and for finishing-up of property so that it is fit for use;

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- amounts paid for works under construction contract and other contracts (including amounts paid for preparation of design and estimate documentation, for mounting, assembly and installation);
- amounts paid for information and consulting services (including those provided by realtors) connected to acquisition of property;
- excise duties;
- customs duties, customs fees and other charges and payments directly related to acquisition of property;
- fees paid to brokerage organizations (other persons) directly related to property acquisition;
- representation (in full) and travel (within the limits set by the laws) expenses directly related to acquisition of property;
- expenses on certification or valuation of property (including the materials used in creation of property) carried out in connection with the acquisition, construction (building), making (production) of the property;
- other costs directly related to acquisition, construction (building), making (production) of the property.

The initial cost of property received as contributions to the Bank’s authorized capital shall constitute the monetary value of the said property agreed by the founders (shareholders) and determined according to the procedure set out in the Bank’s Charter. The Bank’s expenses on delivery of items and their finishing-up so that they are fit for use shall be referred to increase in the initial cost of items.
The initial cost of property received under a gift contract or in other cases of free acquisition as well as under contracts stipulating discharge of obligations (payment) in non-monetary resources shall constitute the market price of the property determined according to provisions of Article 40 of the Russian Federation Tax Code as of the date when the said fixed assets are recorded in the accounts. The expenses on delivery of the said fixed assets and their finishing-up so that they are fit for use shall be referred to an increase in their value.
The initial cost of property that had been leased and then bought out from the landlord shall mean the purchase price stipulated by the rent (leasing) contract and the act of transfer and acceptance, or the price under the act of transfer and acceptance in accordance with the landlord’s balance sheet value of the facility (if the contract does not specify the purchase price).

3.1.5. Property acquired as a result of transactions under break-up fee agreements, assignment and pledge agreements: before it is decided to sell or use such property for the own activity, it shall be posted at the acquisition price, excluding the value-added tax, on account No.61011 “Non-Current Inventories”; the amount of VAT paid, if any, shall be posted on account No.60310 “Value-Added Tax Paid”.
When non-current inventories are directed for use in own activities, their cost shall be determined taking into account their market value according to provisions of Article 40 of the Russian Federation Tax Code. The difference between the balance sheet cost of non-current inventories and their market value shall be recorded in the Bank’s income and expense accounts.

3.1.6. Fixed assets shall be accounted for in rubles (rounded only upward). Each unit of fixed assets shall be rounded separately. The rounded amount in kopecks shall be referred to a separate ledger account of the Bank’s income.

3.1.7. Changes in the initial cost of fixed assets are allowed in cases of extension, further equipping, reconstruction, technical upgrading, modernization, revaluation or partial liquidation of the appropriate items.
The expenses on extension, further equipping, modernization, reconstruction and technical upgrading of a fixed asset, immediately after the above works are completed, shall increase the initial cost of the asset if the above works increase (improve) the initially approved normative performance indices for the fixed asset (its useful life, capacity, quality of use, etc.).

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In case of replacement of certain parts of equipment, vehicles and other fixed assets which accompanies modernization or technical upgrading and which does not result in an improvement (increase) of the initially approved normative performance indices for the fixed asset, the cost of works performed and spare parts installed shall be written off to repair expenses.
In case of improvement (increase) of the initially approved normative performance indices for the fixed asset due to replacement of certain parts which accompanies modernization or technical upgrading, the cost of asset shall increase by the cost of the new spare part and the replacement works. In this case, the old spare part fit for future use shall be posted to account No. 610 at the price of possible use (realization) determined by an independent appraiser or by the Bank’s specialists on property valuation, in correspondence to income account No. 70601 symbol of profit and loss statement (hereinafter — PLS symbol) 16306).
Replacement of the inoperable (broken) component of equipment, vehicles and other fixed assets shall always constitute repairs of the said items, that is why the costs arising, irrespective of the changes in the initially approved normative performance indices, shall be recorded as fixed assets repair expenses.
During further equipping of fixed assets, the new parts shall be accounted for in the following order:
- as separate items, if the initially approved normative performance indices for the fixed asset do not improve (increase) (for instance, alarm system installed on a car);
- as increase in the asset’s value (along with other expenses on further equipping) if the initially approved normative performance indices for the asset improve (increase).

3.1.8. The Bank shall revaluate real estate property according to the Russian Federation laws and by resolution of the Bank’s management (but not more frequently than once a year, as of January 1 of the year following the reporting one) at its current (replacement) cost by means of direct recalculation based on the market prices confirmed documentarily by an independent appraiser organization and additional calculation of amortization using the recalculation factor.
If a decision is made to revaluate certain groups of similar assets, subsequently the said assets shall be revalued on a regular basis so that their value in the accounting records and reports shall not differ materially from their current (replacement) cost.
Certain groups of similar fixed assets, including those recorded in the balance sheets of the Bank’s branches, shall be revaluated in the balance sheet of the Bank’s Parent Organization and in the balance sheets of branches; the said revaluation shall be recorded as a PBSDE.
In case of retirement or disposal of fixed assets in the Parent Organization, the revaluation amount shall be transferred to a separate ledger account of balance sheet account No. 10801 “Undistributed Profit”. In case of retirement or disposal of fixed assets held by the branch, the revaluation amount shall be transferred by the branch to the Parent Organization, to a separate ledger account of balance sheet account No. 10801 “Undistributed Profit” through accounts for inter-branch settlements with respect to own operations.
Land plots and environmental facilities (water, subsoil and other nature resources) shall not be subject to revaluation.

3.1.9. Intangible assets include acquired and/or created by the Bank results of intellectual activity and other intellectual property items (exclusive rights to the above) used in performance of works, provision of services or for administration purposes for a long time (over 12 months), irrespective of their cost.
For an item to be recognized as an intangible asset for accounting purposes, all of the following conditions must be met:
- the item must be capable of bringing economic benefits (income);
- duly executed documents must be available confirming the existence of the intangible asset and/or the owner’s exclusive right to the results of intellectual activity or the means of individualization - patents, certificates, other protective documents, agreement on assignment (acquisition) of patent or trademark;

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- availability of documents confirming transfer of exclusive right without a contract;
- restriction of access by other persons to the said economic benefits (control over the item);
- the possibility of item separation from other assets (asset identification);
- lack of tangible physical form of the item;
- initial cost of the item can be determined accurately.

In particular, intangible assets include the following:
- exclusive right of the patent holder to the invention, industrial sample, useful model;
- exclusive right of the author and other right holder to use computer software, database etc.;
- exclusive right to trademark or service mark.

Intangible assets shall be accounted for at their initial cost, determined as follows:
- for items acquired for a fee — based on the actual expenses on acquisition of items and their bringing into serviceable condition, excluding VAT;
- for items received free of charge — at the market price of the intangible asset determined according to the provisions of Article 40 of the Russian Federation Tax Code as of the date when intangible assets are recorded in accounts. The expenses on delivery of the above assets and their finishing-up so that they are fit for use shall be referred to increase in their cost;
- for items created using own resources — based on the actual production costs accounted for as expenses, excluding VAT and other taxes.

The initial cost of intangible assets at which they are recorded in the accounts shall not be subject to change, except for cases stipulated by the Russian Federation laws and by the Rules.

3.1.10. If a fixed or intangible asset is acquired, the date when the ownership right to the said asset is transferred to the Bank shall be considered the accounting recognition date for the said asset.
In case real estate property is subject to state registration, the said asset shall be recognized in the accounts only if the transfer of documents for state registration of rights to the said real estate and transactions with it is confirmed.
The date of the Bank’s acquisition of fixed assets based on ownership right or operational management shall be determined according to the transfer and acceptance acts, acceptance consignment notes, documents confirming the filing of documents for state registration or other documents stipulated by the Russian Federation laws or agreements.

3.1.11. Fixed and intangible assets valued in foreign currency during acquisition (including costs of their acquisition, construction, production and replacement) shall be valued in rubles by means of converting the foreign currency using the exchange rate set by the Bank of Russia as of the date of asset recognition by the Bank, with the said date determined according to the documents listed in paragraph 3.1.10 of the Accounting Policy.

3.1.12. The property (works, services) which was acquired under a contract containing terms of application of embedded derivatives inseparable from the main contract (hereinafter — IED) and which had been fully paid for in the Russian Federation currency shall be recorded in the accounts in the amount of the payment made in the Russian Federation currency.

If cost of inventories (works, services) is set forth by the contract in foreign currency, and the settlements are carried out on terms of 100-percent advance payment in rubles of the Russian Federation (hereinafter — RF rubles) at the exchange rate as of the date of payment and on terms of provision by the contractor of primary confirmation documents, invoices drawn up in foreign currency, then the respective operations shall be recorded on accounts in RF rubles, including on account No. 60310, based on the exchange rate the payments have been made at; no revaluation of balances of receivables accounts shall be made.

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In case of full or partial advance delivery (within the framework of the contract) of property (works, services) under IED contracts on terms of partial advance payment, the cost of the property (works, services) acquired in the Russian Federation currency shall be determined as the total of advance payments in RF currency recorded on account No. 60312 or No. 60314 and the accounts payable in the Russian Federation currency, calculated according to IED as of the date of property delivery (acceptance of works, services).
On the date of supply of property (acceptance of works, services) the Bank’s balance shall reflect accounts payable to the amount of additional payment to final settlement. If the date of supply of property (acceptance of works, services) is inconsistent with the date of transfer of funds, then the amount of accounts payable shall be revaluated using IED.

3.1.13. Fixed and intangible assets shall be accounted for in the Bank according to Instruction “On the procedure of fixed assets, intangible assets and inventories accounting in JSC VTB Bank” enacted by Order of the Bank No. 490 dated September 2, 2009.

3.1.14. Analytical accounting of fixed assets, intangible assets, non-current inventories, amounts of fixed assets revaluation shall be carried out within special software according to the procedure set out in paragraph 2.2 of the Accounting Policy broken down by inventory items.
An inventory item of fixed assets shall mean an item with all the fixtures and fittings, or a separate structurally autonomous item designated to perform specific independent functions, or an autonomous set of structurally interconnected objects constituting a unified whole and designated to perform certain work. Each object included in the set can function only as part of the set, not independently.
If an item has several parts with various useful lives, each part shall be accounted for as an independent inventory item. Replacement of each part shall be recorded as retirement and acquisition of an independent inventory item.

3.2. Procedure for accrual of amortization of fixed and intangible assets
3.2.1. The costs of fixed assets and intangible assets with a certain useful life shall be redeemed by accrual, using straight-line method, of amortization charges and their writing-off as the Bank’s expenses within the standard useful life of assets.

3.2.2. The useful life of fixed assets received prior to January 1, 2002 shall be determined according to “Uniform norms of amortization charges for complete recovery of fixed assets of the USSR economy”, approved by Decree No. 1072 of the Council of Ministers of the USSR dated October 22, 1990.

3.2.3. The useful life of fixed assets received from January 1, 2002 to January 1, 2004 shall be determined according to “Classification of fixed assets included in amortization groups” (hereinafter — the “Classification”) approved by Decree No. 1 of the Russian Federation Government “On classification of fixed assets included in amortization groups” dated January 1, 2002. The useful life shall be determined when the facility is put into operation and shall be based on the maximum useful life for the corresponding amortization group.

3.2.4. The useful life of fixed assets received after January 01012004 (except for real estate property) shall be determined according to the Classification. The useful life shall be determined when the facility is put into operation and shall be based on the minimum useful life for the corresponding amortization group increased by one month.

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With respect to fixed assets that are not mentioned in the Classification, the useful life shall be determined by the Bank according to the technical specifications and recommendations of manufacturers, as well as according to Instruction “On the procedure for amortization accrual with respect to fixed assets and intangible assets used in JSC VTB Bank” enacted by Order No. 266 dated May 13, 2009.
The useful life of real estate property shall be determined according to the Classification for each property item individually, based on decision of the Committee on commissioning and use of tangible assets acquired according to the procedure established in the Bank.
The useful life (amortization rate) of fixed assets that were operated by former owners shall be calculated based on the minimum (and in case the actual operating life is exceeded — based on the maximum) useful life established for the appropriate group in fixed assets Classification, less the number of months when the said property was operated by former owners.
The period during which a fixed asset was operated by former owners shall be confirmed documentarily by the act of transfer and acceptance approved by manager of the transferring organization and by the Bank’s authorized person as well as by technical documentation for the item (technical passport of a building, vehicle registration certificate, certificate on technical condition etc.).
If the period of actual operation of the fixed asset by former owners is equal to or exceeds the maximum useful life established for the appropriate group in fixed assets Classification, or if the above-mentioned documents regarding the acquired used fixed asset are unavailable, the useful life of the said asset shall be determined by the Bank taking into account the following:
- expected operating life of the asset in the Bank in accordance with the expected productivity or capacity;
- expected physical depreciation;
- normative, legal and other restrictions as to the use of the said asset, including the safety requirements and other factors, but no less than 13 months.

3.2.5. Amortization charges accrual shall be suspended with respect to fixed assets undergoing reconstruction and modernization (at least for 12 months) and fixed assets put into storage (at least for 3 months). If an asset is removed from storage, amortization shall accrue according to the procedure that was effective prior to putting the asset into storage. Decision on putting a facility into storage (removal from storage) shall be executed as order of the Bank’s Parent Organization (branch).

3.2.6. With respect to reconstructed or modernized fixed assets whose residual value is equal to zero and whose useful life has expired, amortization shall accrue based on the reconstruction/modernization costs and the new useful life established for the given group according to the Classification and the Accounting Policy.

3.2.7. With respect to housing facilities, amortization shall not accrue for balance sheet accounts. With respect to housing facilities, depreciation shall accrue, which shall be recorded on off-balance sheet account No. 91211 “Depreciation of housing facilities and land improvement facilities”. Depreciation shall accrue according to the same procedure as amortization.

3.2.8. Amortization charges with respect to fixed and intangible assets with a specific useful life shall accrue starting from the first day of the month following the month when the said assets were put into operation.

3.2.9. With respect to revaluated fixed assets, amortization shall accrue starting from January 1st of the reporting year, based on the replacement cost of assets and taking into account the revaluation carried out.

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3.2.10. With respect to retired fixed assets, amortization accrual shall cease starting from the first day of the month following the month when the retirement took place.

3.2.11. Amortization charges shall accrue until full redemption of the cost of asset, or until the asset is written off the Bank’s balance sheet.
With respect to intangible assets amortization accrual shall cease starting from the first day of the month following the month when the decision was made to sell the intangible asset.

3.2.12. With respect to intangible assets, amortization shall accrue according to the rates calculated by the Bank based on the initial cost and useful life of the corresponding intangible asset.
Unless otherwise set out in the Accounting Policy, the estimated useful life of an intangible asset shall serve as the basis for establishing the amortization rates.
The useful life of such intangible assets as rights of use, patents etc. may be equal to the validity periods of the said assets determined by the agreements.
If no information on the useful life of intangible assets is provided in the primary documents, the useful life shall be determined according to the technical specifications and recommendations of the manufacturers with a view to a ten-year period, but no longer than the period of the Bank’s activity, and shall be approved by the committees on commissioning of facilities, with the membership of such committees approved by order of the Bank.
The Bank shall annually check whether the useful life of intangible assets needs adjustment. In case the period of asset use by the Bank changes significantly, the useful life shall be adjusted based on the expert opinion of specialists. The useful life of intangible asset may be changed starting from January 1 of the year following the year when a decision to adjust the useful life was made.

3.2.13. Intangible assets whose useful life cannot be determined reliably shall be considered intangible assets with undetermined useful life. No amortization shall accrue with respect to intangible assets with undetermined useful life that were recorded in the accounts starting from January 1, 2009.
With respect to intangible assets with undetermined useful life, the Bank shall annually review the factors confirming the impossibility to determine reliably the useful life of the said assets. If the said factors cease, the Bank shall determine the useful life of intangible asset and the amortization procedure. The intangible asset’s useful life and amortization mode shall be applied starting from January 1 of the year following the year when the decision was adopted to set the useful life and to accrue amortization.

3.2.14. During the reporting year, the amortization charges with respect to fixed and intangible assets shall accrue on a monthly basis and shall be equal to 1/12 of the annual amount.

3.2.15. The maximum amount of amortization accrued shall be equal to the balance sheet value of a facility/item (or the replacement cost, if the facility has been revalued).

3.3. Procedure for accounting of capital investment costs
3.3.1. Capital investments include the costs of construction (building), making (production) and acquisition of fixed and intangible assets as well as the costs of extension, further equipping, modernization, reconstruction and technical upgrading of fixed assets.

3.3.2. Prior to commissioning, the capital investment facilities shall not be included as part of fixed assets and intangible assets. The costs related to the above facilities, VAT excluding, shall be recorded as capital investments on account No. 60701 “Investments in construction (building), making (production) and acquisition of fixed assets and intangible assets” and No. 60702 “Equipment for installation”.

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Account No. 60702 “Equipment for installation” shall reflect equipment to be installed, which is put into operation only after assembly of its parts and basing on foundation or poles and other bearing constructions of buildings and structures. Such equipment shall include control and measuring apparatus or other apparatus to be mounted as a part of equipment being installed. Classification of equipment to be mounted shall be made based on opinion of installation technicians or based on contracts being entered into with third parties organizations on equipment installation.
If under supply agreement mounting, installation, adjustment and other works related to installation of acquired equipment are performed by third party organization prior to transfer of equipment to the Bank, then expenses connected with acquisition of equipment and its installation shall be recorded on account No. 60701 based on the act of transfer and acceptance of works, expenses shall not be recorded on account No. 60702.

3.3.3. The commissioning acts for completed facilities shall specify the value characteristics for each fixed or intangible asset entered in the books, or the amounts of increased value for a fixed asset that was entered in the books earlier, but has been reconstructed, modernized, rebuilt etc.

3.3.4. Capital investments shall be accounted for in the Bank according to Instruction “On the procedure of fixed assets, intangible assets and inventories accounting in JSC VTB Bank” enacted by Order of the Bank No. 490 dated September 2, 2009, Regulation “Accounting of capital investments related to construction, reconstruction and modernization of fixed assets. Accounting of costs related to capital repairs” enacted by Order of the Bank No. 796 dated September 27, 2004.

3.3.5. Analytical accounting of capital investments shall be carried out in separate software (for each fixed assets item) according to the procedure set out in paragraph 2.2 of the Accounting Policy.

3.3.6. Capital investments related to permanent improvements of leased property shall be recorded, until the facility commissioning, on the Bank’s balance sheet account No. 607 “Investments in building (construction), making (production) and acquisition of fixed assets and intangible assets” on separate ledger accounts opened for each facility.

3.3.7. If under the terms of lease contract the capital investments in leased fixed assets do not constitute the Bank’s property and are not subject to compensation by the landlord, following completion of capital works and based on the commissioning act, the costs shall be written off:
- as deferred expenses, if the amount of capital investment costs exceeds 5,000,000 rubles, with subsequent staged writing-off within the lease contract term;
- non-recurrently, as the Bank’s expenses, if the amount of capital investment costs does not exceed 5,000,000 rubles.

3.4. Accounting of inventories
3.4.1. The following tangible assets (except for those recorded as fixed assets) used for provision of services, for administrative, business and social needs shall be recorded as inventories:
- items valued at no more than 40,000 rubles (VAT excluded) per unit as of their acquisition dates, irrespective of their useful lives;
- items with a useful life of up to one year, irrespective of their value;
- spare parts;
- materials;
- special clothing and footwear;
- fixtures and fittings;

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- stationery;
- publications;
- non-current inventories;
- returnable containers.

3.4.2. Inventories shall be referred to this or that kind depending on their use and technical features, according to the Russian Federation laws and the Bank’s Chart of Accounts.
Non-current inventories shall include the property acquired by the Bank as a result of transactions based on settlement or pledge agreements before the Bank adopts a decision as to disposal of the said property or its use in own activities.

3.4.3. Inventories shall be accounted for at their actual value determined based on the actual acquisition costs, excluding VAT paid to suppliers.
Returnable containers shall be accounted for based on their collateral value subject to the terms of agreements.

3.4.4. Inventories valued in foreign currency shall be valued in rubles by means of converting the foreign currency amount using the exchange rate set by the Bank of Russia as of the date of the document on which asset recognition in the accounts is based.

3.4.5. The inventories received by the Bank shall be taken on charge in the warehouse and shall be recorded on the corresponding inventory accounts.
The inventories which have been obtained during disassembly of reconstructed facilities and which are fit for further use or disposal shall also be taken on charge in the warehouse and recorded in the accounts. The inventories which have been obtained during disassembly of reconstructed facilities and which are fit for further use or disposal shall be valued based on the market value, determined according to Article 40 of the Russian Federation Tax Code, with the valuation performed by the initiating subdivision.
Tangible assets shall be taken on charge, transferred for operation or written off based on the acts executed, signed and approved according to the procedure established in the Bank.

3.4.6. Inventories (except for non-current ones) shall be written off as the Bank’s expenses according to the following procedure:
- tangible assets spent for maintenance and repair of buildings, equipment and fixtures – based on material requisition submitted by the Bank’s subdivisions and respective Acts;
- publications, including periodicals and reference books, - based on the Act of handing over for operation, irrespective of the cost;
- stationery, materials for money packaging, paper, blank forms, cartridges, cassettes, diskettes and other consumables – based on material requisitions submitted to the warehouse by the Bank’s subdivisions, irrespective of the cost;
- advertising materials, promotional items – based on Acts of issuance of advertising and promotional materials;
- equipment, computers, office machines, video and audio devices, furniture, special banking equipment valued below the established norm for fixed assets (VAT excluded) — based on duly executed Commissioning Acts;
- other inventories not mentioned above valued up to 1000 rubles (inclusively) per item (exclusive of value-added tax) – based on material requisition submitted by the Bank’s subdivisions;
- other inventories that are not mentioned above valued at more than 1001 rubles but less than 40000 rubles (both inclusively) per unit (exclusive of value-added tax) – based on duly executed Commissioning Acts or Acts for consumables/inventories write-off.

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3.4.7. Inventories valued at more than 10,000 rubles but less than 40,000 rubles (both inclusive) per unit (exclusive of value-added tax) put into operation subject to commissioning certificates shall be accounted for extrasystematically broken down by individual items and accountable officers. The discarding of such material assets from extrasystemic accounting due to impossibility of further operation for the reasons of failure, loss of commercial quality, etc. shall be performed subject to a certificate of unserviceability.
Besides, extrasystematic accounting shall be kept related to the following property valued from 1,001 rubles to 10,000 rubles (both inclusive) (exclusive of value-added tax): safe boxes, upholstered furniture, tables, chairs, armchairs, sets of kitchen furniture, wardrobes, bed boxes, cashier equipment, plastic card equipment, calculators. In order to exercise control over integrity of the property, the above list may be supplemented subject to a separate decree of the Bank.

3.4.8. Similar (identical) inventories acquired at different prices and written-off at commissioning shall be valued at their unit prices.

3.4.9. Property shall be written off the non-current inventories account only if the said property is disposed of, or if a decision has been made to allocate the property acquired under settlement, assignment or pledge agreements for use in own activities. Fixed and intangible assets allocated for use in own activities shall be accounted for as operations involving building (construction), making (production) of fixed and intangible assets; inventories shall be transferred to the accounts according to their characteristics.

3.4.10. Inventories shall be accounted for in the Bank according to Instruction “On the procedure of fixed assets, intangible assets and inventories accounting in JSC VTB Bank” enacted by Order of the Bank No. 490 dated September 2, 2009.

3.5. Accounting of deferred income and expenses
3.5.1. Ledger accounts for deferred income and expenses as related to recording of interest income/expenses, for commission fees/charges related to lending operations shall be opened on balance sheet accounts No. 61301 “Deferred income from lending operations” and No. 61401 “Deferred expenses on lending operations” respectively. Ledger accounts for deferred income and expenses from business operations and other operations shall be opened on balance sheet accounts No. 61304 “Deferred income from other operations” and No. 61403 “Deferred expenses on other operations” respectively.

If the amounts are referred to deferred income (expense) accounts, a calendar year shall constitute a reporting period. For recording the amounts referred to the current reporting period on deferred income (expense) accounts, a calendar month shall be set as the time interval for the purpose of uniform recording of the said amounts in the income (expense) accounts of the current reporting period.
Analytical records shall be maintained broken down by each contract.

3.5.2. Deferred income shall include lump sums received for works and services in the current reporting period (its current time interval) but referring to the future period and (or) subsequent time intervals of the current reporting period:
- received rent payments;
- received lease payments;
- amounts for information and consulting services;
- amounts of commission fees under loan agreements for long-term services (fund management fee, support fee, commitment fee);
- other similar proceeds received for works and services in the current period (its current time interval) but referring to the future periods and (or) subsequent time intervals of the current reporting period.

The said amounts shall be evenly recorded as the Bank’s income, no later than the last working day of each time interval (i.e., each calendar month) within the period to which they refer and on the agreement completion date.

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Recognition of income as commission fees under loan agreements for long-term services shall be made in accordance with Instruction “On the procedure for accounting of commissions under loan agreements”, enacted by Order No. 590 dated November 09, 2010. In this case, no additional primary supporting documents confirming the fact of income recognition shall be required.

3.5.3. Deferred expenses shall include lump sums paid for works and services in the current period (its current time interval) but referring to the future period and (or) subsequent time intervals of the current reporting period:
- amounts paid for subscription to newspapers, magazines;
- expenses on information and consulting services;
- advertising expenses;
- rent amounts (lease payments) for property leased (received for leasing) by the Bank;
- subscription fees for use of telephone, telecommunication and other communication channels;
- amounts of insurance premiums (contributions) paid under insurance agreements with the duration of several calendar months;
- capital investments in property leased (received for leasing) which are not owned by the Bank-lessee and are not subject to compensation by the landlord, if the said amounts meet the conditions set out in paragraph 3.3.7 of this section;
- expenses on support (including modification, update) of software products (databases) for which the Bank holds exclusive rights of use;
- expenses on acquisition of licenses (except for perpetual licenses);
- fees paid under license (sublicense) agreements for the right to use the results of intellectual activity and other intellectual property;
- other similar lump payments made for works and services in the current period (its current time interval) but referring to the future periods and (or) subsequent time intervals of the current reporting period.

The said amounts shall be evenly recorded as the Bank’s expenses, no later than the last working day of each time interval (i.e., each calendar month) within the period to which they refer. In this case, no additional primary supporting documents confirming the fact of expenses incurred shall be required.

Expenses on software products, databases, software product licenses and software databases which the Bank acquires but holds no exclusive rights to shall be recorded as deferred expenses based on commissioning act, with subsequent staged writing-off as the Bank’s expenses within the useful life and taking into account the principle of evenness, provided the contract terms allow to determine the said useful life.
Deferred expenses as related to paid non-recurring fees for works on adaptation and modification of used computer software and databases which results will be used within the operation period of software product or database shall be recorded on account No. 61403 and recognized as part of expenses within the remaining useful life of such software product or database.

If the contract terms do not allow to determine the useful life of a software product, the expenses shall be recognized evenly within the expected useful life set by the Committee on facility commissioning but no more than five years starting from the commissioning date.

Software products, licenses for the rights to use software products, databases for software products etc. which are no longer used and for which the Bank does not hold exclusive rights, shall be written off at residual value according to the act for termination of use executed in optional form by the subdivision responsible for operation of the said software products, databases etc., irrespective of the remaining useful life.

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3.5.4. Deferred income received by the Bank in foreign currencies shall be recorded on the appropriate foreign currency accounts No. 61301, 61304 and posted to income accounts in ruble equivalent based on the official exchange rate set by the Bank of Russia as of the date of writing-off (recognition on income accounts).

Deferred expenses on acquisition of rights of use of computer software and databases under agreements with right holder (under license agreements) made in foreign currency shall be recorded on account No. 61403 in RF rubles on the official exchange rate of the Bank of Russia as of the date of work or service acceptance with further recognition on expenses account evenly within the set period.

Deferred expenses as related to paid non-recurring fees in foreign currency for support of software programs (including their modification and update), databases shall be recorded on account 61403 in RF rubles on the official exchange rate of the Bank of Russia as of the date of payment with further recognition on expenses account evenly within the set period.

3.6 Settlements with the budget on taxes and levies
3.6.1. According to Article 19 of the Russian Federation Tax Code, branches of the Bank which are located on the territory of the Russian Federation shall discharge the Bank’s liabilities with respect to payment of advances and amounts of profit tax to the budgets in the constituent entities of the Russian Federation at their locations and at locations of their structural separate subdivisions; of tax on income earned by foreign organizations from the sources in the Russian Federation.

Repayment of profit tax following the results of operation of representative offices and branches located outside the Russian Federation shall be made by the Parent Organization at its location.

3.6.2. For the purpose of recording the amounts of accrued taxes and levies (including the insurance contributions to mandatory pension insurance fund) and making settlements with the budget and extra-budgetary funds, ledger accounts shall be opened for each tax and levy on balance sheet accounts No. 60301 and No. 60302 in the balance sheet of the Bank’s Parent Organization.

3.6.3. Ledger accounts shall be opened for settlements with the budget and extra-budgetary funds for each tax and levy (except for VAT and organizations profit tax) on balance sheet accounts No. 60301 and No. 60302 in the balance sheets of the Bank’s branches.
The accrued taxes and levies paid by the branches shall be recorded on expense account No. 70606, and within PBSDE period - on account 70706 (PLS symbols 26102, 26411) in the balance sheets of the Bank’s branches.

3.6.4. Ledger accounts shall be closed if changes are introduced in the Russian Federation Tax Code and other normative legal acts.

3.6.5. Settlements with the budget with respect to organizations profit tax
3.6.5.1. Organizations profit tax shall accrue for the Bank in general. Organizations profit tax shall be calculated and paid by monthly advance payments adjusted for the actual result based on the quarterly calculations on accrued total basis beginning from the year start (advance payment settlements). The amount of tax accrued as due to the budget shall be recorded during the reporting year on account No. 70611 “Profit tax”, and during the PBSDE period — on account No. 70711 “Profit tax” in correspondence to account No. 60301 “Settlements on taxes and levies” in the balance sheet of the Bank’s Parent Organization.
Settlements involving advance payments to the federal budget and the tax amounts accrued based on the results of the tax period shall be recorded in the balance sheet of the Bank’s Parent Organization. Settlements involving advance payments and the tax amounts accrued based on the results of the tax period and due to the revenue side of the budgets in the constituent entities of the Russian Federation at the location of branches and their structural subdivisions shall be recorded in the balance sheets of the Bank’s Parent Organization and its branches.

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3.6.5.2. Settlements between the Bank’s Parent Organization and its branches with respect to organizations profit tax shall be performed using accounts for settlements with branches No. 30301 and 30302 “Settlements with branches located in the Russian Federation” regarding own operations in correspondence to the accounts for settlements on taxes and levies opened in the balance sheet of the Bank’s Parent Organization, and to cash accounts opened in the balance sheets of branches.

3.6.5.3. When the Bank receives income from a source located outside the Russian Federation in a state that has an inter-governmental Double Taxation Treaty signed with the RF, the amount of tax withheld from the Bank’s income by the income source, based on the documents confirming income tax payment by the Bank on the territory of the said state, shall be recorded on expense account No. 70606, income statement symbol 26411.

3.6.5.4. Settlements with the federal budget with respect to payment of tax on income received by foreign organizations from sources in the Russian Federation shall be recorded in the balance sheets of the Parent Organization and branches. Payment to the budget of tax on income received by foreign organizations shall be made by the Parent Organization and branches individually at their locations.

3.6.6. Settlements with the budget with respect to VAT
3.6.6.1. Income from operations subject to VAT and exempt from VAT shall be recorded on separate accounts in the Bank’s balance sheet.
The amount of VAT received by the Bank’s Parent Organization and its branches shall be paid to the budget in full according to paragraph 5, Article 170 of the Russian Federation Tax Code.
VAT payments to the budget shall be made in a centralized manner for the Bank in general (including its separate subdivisions) at the location of the Bank’s Parent Organization.

3.6.6.2. Received VAT shall be recorded on balance sheet account No. 60309 “VAT received”.
Balances on accounts of VAT received recorded in the balance sheets of the Bank’s branches shall be transferred to the balance sheet of the Bank’s Parent Organization on interbranch settlement accounts on a quarterly basis on the dates set forth by Instruction governing the procedure for calculation and payment of value-added tax of JSC VTB Bank.

3.6.6.3. VAT amounts paid during acquisition of property (including fixed and intangible assets), property rights, works and services shall be recorded on balance sheet account No. 60310 “VAT paid”.

Amounts of VAT paid shall be recorded on account No. 60310 in correspondence to accounts for settlements with suppliers (customers, contractors) at the moment the received tangible assets are recognized in accounts or works performed (services rendered) are accepted, except for agreements with IED in case of partial or complete advance (under agreement) supply of property (performance of works, rendering of services) on terms of partial early payment.

Recording of amounts of VAT paid under contracts with embedded derivatives on account No.60310 in case of partial or complete preliminary delivery of property (performance of work, services) on partial prepayment terms: VAT is paid on the advance at the date of posting of property (date of signing of the work, services acceptance certificate), and on the afterpayment in full settlement at the date of final settlement.

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The actual amounts of VAT paid shall be shall be recorded on expense account No. 70606 (PLS symbol 26411) upon receipt of the Supporting Documents (transfer and acceptance acts, consignment notes and waybills) and the duly executed invoice from the Counterparty-supplier according to the following procedure:
- for fixed and intangible assets — non-recurrently, in full, after putting the said items into operation in banking activity, in case of partial putting into operation of fixed assets items (for investment projects) the amount of VAT paid shall be written off in respective proportion;
- for inventories — as they are put into operation, used or retired;
- for works performed and services rendered, the expenses on which do not constitute capital expenses, including for expenses recorded on account No. 61403 - as the costs of services rendered and works performed are written off as expenses (except for expenses on capital investments in leased property which may not be recognized as the property of the leaseholder Bank and these expenses are not subject to compensation by the lessor; as well as expenses on software products acquired by the Bank, including expenses on their adaptation and modification, licenses for the right to use the software products and databases for such products, for which the Bank does not have exclusive rights).
For capital investments in leased property which may not be recognized as the property of the leaseholder Bank and are not compensated by the lessor, as well as expenses on software products acquired by the Bank, licenses for the right to use the software products and databases for such products, for which the Bank does not have exclusive rights, paid VAT shall be non-recurrently written-off account No. 60310 for expenses in full on the date of putting into operation.

In other cases when invoice is available the VAT paid on costs of paid services recorded on account No. 61403 shall be evenly recognized as expenses together with writing off for expenses of costs from account No. 61403. At that the amount of paid VAT shall be determined by means of calculation in proportion to amount of costs written off account No. 61403.

In case of acquisition for cash of goods, works, services without specifying VAT amount in payment documents or subject to tax clause that cost includes VAT at the determined rate but the rate value is not specified, there is no invoice available, then VAT amount shall not be recognized on account No. 60310 but recorded as a part of costs related to acquisition of goods, works, services recorded on the respective accounts.

3.7. Procedure for property allocation to branches
3.7.1. Property (fixed assets, inventories, intangible assets) recorded on the appropriate balance sheet accounts shall be transferred by the Bank’s Parent Organization to balance sheets of branches based on the Bank’s administrative documents.
Receivables for acquired fixed assets, intangible assets and inventories may be transferred to balance sheets of branches without execution of an administrative document by the Bank, based on a contract with the supplier or an act of transfer and acceptance.
Transfer and acceptance of fixed and intangible assets shall be executed as a corresponding act, where a separate act of transfer and acceptance shall be drawn up for each property item transferred. A single transfer and acceptance act may be executed for a group of similar fixed assets with the same features and accounting parameters.
In case of inventories transfer, a general act may be executed by materially responsible officials of the receiving and the transferring parties specifying the information with respect to each item transferred. The act on transfer and acceptance of tangible assets shall be approved by the Bank’s President-Chairman of the Board, or by any other authorized official of the Bank.

3.7.2. Operations involving transfer and acceptance of property shall be recorded in due order on accounts of inter-branch settlements with respect to own operations, based on the act of transfer and acceptance and the transfer notice signed by the branch according to the Rules of the Bank’s settlement system.

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3.7.3. Property transferred from a branch balance sheet to the Parent Organization’s balance sheet shall be transferred according to the same procedure as set forth in clauses 3.7.1 – 3.7.2 of the Accounting Policy.

3.7.4. Property (fixed assets, inventories, intangible assets) paid for by the Parent Organization for the newly opened branches shall be transferred to the balance sheet of the Bank’s branch based on property transfer and acceptance acts and the Act of settlements reconciliation. The said Act shall be signed by the Bank’s Chief Accountant (Chief Accountant Deputy) and by Manager of the branch, and shall be approved by the Bank’s authorized official.
Settlements shall be reconciled based on the primary documents (contracts, invoices, consignment notes, acts of transfer and acceptance etc.) which shall be stored at the Bank’s Parent Organization.

3.8. Inventory counts procedure. Procedure for property writing-off and disposal
3.8.1. For the purpose of ensuring the accuracy of accounting data, the timely and high-quality preparation of the annual report, based on the Bank’s order, the Bank shall perform inventory counts of property, settlements on claims and liabilities with respect to banking operations and transactions, claims and liabilities with respect to futures transactions, settlements with debtors and creditors.
Inventory counts shall be performed to detect the actual availability of property and the non-recorded items subject to taxation; to compare the actually available property with the accounting data; to check the completeness of liabilities recording in the accounts.

3.8.2. Inventory counts of property, financial liabilities, payables and receivables shall be carried out annually, prior to preparation of the annual accounting report. The procedure and terms of inventory counts shall be determined by the Bank’s order, based on which the Bank’s branches issue the appropriate administrative documents.
Besides, inventory counts shall be performed in the following cases:
- if the Bank’s property is leased (in case of purchase or sale the inventory count of transferred, purchase or sold tangible assets shall be performed);
- if the officials responsible for safe-keeping of tangible assets change their positions (inventory count shall be performed on the day of assets transfer and acceptance);
- if facts of theft, abuse or impairment of assets have been detected;
- in case of a fire or a natural disaster;
- if the Bank or its branches are reorganized or liquidated;
- by resolution of the Bank’s management.

Inventory counts of specific types of assets shall be performed with the periodicity stipulated by the Bank’s normative acts.

3.8.3. Inspections of valuables in the cash vaults and cash desks of the Bank shall be performed according to Instruction “On the procedure of cash operations in JSC VTB Bank” enacted by Order of the Bank No. 682 dated August 1, 2005, at least once in six month and as of January 1st of each year. Besides, inspections shall be performed in the following cases:
- if the officials responsible for safekeeping of valuables change their positions (including temporary changes);
- in other cases, at the discretion of the Bank’s President-Chairman of the Board (branch manager).

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3.8.4. Based on inventory count results, certain steps shall be taken to reconcile the detected inconsistencies:
- Surplus property shall be recognized in the reporting year, and the corresponding amounts shall be recorded on income accounts or accounts receivable (payable), if the said surpluses have been caused by accounting errors detected in the course of inventory count;
- Any deficiencies of property and property damage shall be referred to the guilty persons in the amounts of deficiencies detected and in correspondence to the accounts for salary settlements with employees, for settlements with employees on accountable amounts, or to the account for settlements with other debtors.
If no guilty persons can be determined, the deficient amounts and the cost of impaired assets shall be written off as the Bank’s expenses on the date when the decision to write off the said amounts is made.

3.8.5. The fact that property is unfit for further use, or that it is impossible or inefficient to recover the said property, shall be determined by the Committee for inspection of the technical condition of inventories acting on the basis of Regulation “On the Committee for inspection of the technical condition of inventories” enacted by Order of the Bank No. 398 dated June 10, 2002.
Fixed assets and intangible assets shall be written off according to Regulation “On the Committee for review of requests by structural subdivisions and branches of JSC VTB Bank regarding writing off the balance sheet or deregistration from off-balance sheet records of the uncollectible debts, deficiencies and losses of inventories” enacted by Order of the Bank No. 14 dated January 19, 2001.

3.8.6. The Bank may dispose of excess and unnecessary (unused) tangible assets. Tangible assets shall be disposed of (sold) based on the following:
- by resolution of the Bank’s President-Chairman of the Board, or his assistant (the resolution shall be executed as the Bank’s order). The assets shall be sold at contract price, taking into account the market value determined by an independent appraiser, charging the buyer with the taxes established by the Russian Federation laws;
- by resolution of the authorized person based on the appropriate administrative document of the Bank, in case when foreign representative offices dispose of fixed assets and inventories located in the business premises (offices) of the foreign representative offices, with the balance sheet value of the items sold not exceeding the amounts equivalent to USD 10,000 per item. The items shall be sold at contract price, taking into account the market value determined by an independent appraiser.

4. ACCOUNTING OF OPERATIONS ON RAISING (PLACEMENT) OF MONETARY FUNDS AND THEIR REPAYMENT (REDEMPTION). ACCOUNTING OF COLLATERAL FOR FUNDS PLACED

4.1. The relations between the Bank and its customers (legal entities and individuals, including banks) shall be determined by contracts and agreements concluded according to the requirements of the Civil Code of the Russian Federation (sections 42, 44, 45).
The Bank’s relations with foreign contractor banks shall be formalized according to international banking practices and international laws.

4.2. Raising (placement) of monetary funds shall be carried out by the Bank in compliance with the requirements of the Russian Federation laws, both in the Russian Federation currency and foreign currencies.
The total minimum and maximum terms for raising and placement of funds, the interest rate scale and the list of currencies in which funds are raised and placed shall be determined according to Regulation “On the procedure for setting the interest rates for raised funds and loans by JSC VTB Bank” enacted by Order of the Bank No. 148 dated March 22, 2002.

4.3. The decision on credit risk acceptance by the Bank shall be made by the Bank’s Credit Committee functioning based on Regulation “On Credit Committee of JSC VTB Bank” enacted by Order of the Bank No. 624 dated November 17, 2009, and by the Bank’s Small Credit Committee acting on the basis of Regulation “On Small Credit Committee of JSC VTB Bank” enacted by Order of the Bank No. 634 dated November 24, 2009; by the Moscow Region Credit Committee acting on the basis of Regulation “On the Moscow Region Credit Committee of JSC VTB Bank” enacted by Order of the Bank No. 113 dated February 19, 2008.

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Credit committees of the Bank’s branches shall operate according to Standard Regulation on Credit Committee of the Bank’s Branch, enacted by order of the Bank.

4.4. The main procedures and order of actions by the Bank’s management bodies, subdivisions and officials in case of the Bank’s acceptance of customer credit risks (except for banks and financial institutions) shall be carried out according to the Rules on Lending to Corporate Customers by JSC VTB Bank (The General Credit Procedure of JSC VTB Bank) enacted by Order of the Bank No. 355 dated May 5, 2006.

4.5. Operations involving raising (placement) of monetary funds, including lending, shall be carried out according to the Bank’s normative acts.

4.6. Analytical records of funds placed (provided) on loan accounts shall be maintained for each agreement concluded (with respect to credit lines — for each tranche). If the actual dates for placement of separate parts (tranches) of the loan granted fall on the same time interval, the said separate parts (tranches) of the loan may be recorded on one ledger account of the corresponding secondary balance sheet account in the procedure of recording the funds placed (provided) on the above loan accounts.

4.7. With respect to loans, loan indebtedness and similar debts referred to quality categories I-III, the interest income shall be deemed certain.

4.8. Operations involving referring the interest accrued on raised (placed) funds to the Bank’s expenses (income) shall be recorded based on accrual method. Interest shall be paid (received) on the dates specified by the corresponding agreements.

4.9. If interest is accrued on agreements concluded with the Russian Federation residents, the actual number of calendar days for which the funds are raised or placed shall be taken into account. In this case, the actual number of calendar days per year — 365 or 366 — shall be taken as the basis for accrual.
Agreements concluded with foreign contractors for raising (placement) of monetary funds may specify any basis for interest accrual (including 360 or 365/366 days), as agreed by the parties, or may determine the laws of which party shall govern the interest accrual under the agreement. If the agreement concluded with a foreign contractor contains no basis for interest accrual, nor any reference to the governing laws in interest accrual, the interest shall accrue based on the actual number of calendar days per year — 365 or 366 days.

4.10. Interest accrued and paid shall be accounted for according to Instruction “On the procedure for accrual, payment/collection of interest on operations related to raising and placement of monetary funds” enacted by Order of the Bank No. 403 dated July 30, 2009.

4.11. Accrual (additional accrual) of interest on funds placed on balance sheet accounts or off-balance sheet accounts with respect to loans of the corresponding quality categories shall be carried out for the period starting from the date following the date of credit provision, or from the date following the date of last interest accrual, and until the last calendar day of the month, taking into account the last non-working days of the month, or until the date when interest was duly paid under the agreement, or until the date of early payment of interest, or until the date of full repayment of debt under the loan agreement, inclusive.
The amount of interest income received in foreign currency with respect to loans of quality categories I-III shall be recorded on income accounts based on the exchange rate set by the Bank of Russia on each date of income recognition:
1) on the last working day of the month;

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2) on the date of interest payment under the agreement (settlement date), including the date of early payment of due interest for current month.

The amount of interest income received in foreign currency with respect to loans of quality categories IV and V shall be recorded on income accounts based on the exchange rate set by the Bank of Russia on each date of the actual payment of interest.
In case of a decrease in the quality of a loan or asset (claim) and their reclassification from quality categories I-III into categories IV or V, i.e., into the quality category where income is not deemed certain, accrual (additional accrual) of interest on balance sheet accounts shall be made on the reclassification date for the period starting from the date after the date of the latest accrual (recognition) up to the date of reclassification of quality category inclusively. Amounts of claims for interest on the loan recorded on balance sheet accounts as of reclassification date, including the amounts on interest arrears accounts, shall not be subject to writing-off. Claims for interest (due and (or) past due) shall still be recorded on the appropriate balance sheet accounts and shall be redeemed in order of priority under the agreement.
Further accrual of interest starting from the date following the reclassification date shall be recorded on off-balance sheet accounts.
In case of an increase in the quality of a loan or asset (claim) and their reclassification from quality categories IV-V into categories I-III, i.e., into the quality category where there is no uncertainty as to income, the interest accrued on off-balance sheet accounts shall be written off and recorded in the balance sheet accounts by means of accounting entries, and additional interest due as of reclassification date, inclusively, shall accrue. Further accrual of interest shall be recorded on balance sheet accounts.

4.12. One calendar month shall be established as the time interval for recording the amounts of deferred interest received by the Bank on the Bank’s income accounts.
If the interest amounts are received by the Bank prior to the period to which the said amounts refer, or in case the amount transferred by the borrower as interest on loan exceeds the interest due for the current calendar month, the above amounts shall be recorded on account No. 61301 “Deferred income from lending operations”, provided the Bank does not return the said amounts to customers according to the agreement terms.
Interest amounts received in foreign currency shall be recorded on account No. 61301 prior to date of interest income recognition in respective payment currency. Writing off to income account (recognition of interest income) shall be made on the official exchange rate of the Bank of Russia as of the last working day of the month or as of the date of interest payment under agreement including as of the final loan repayment date depending on which date comes first.
If, under the agreement terms, the excess amounts shall be returned to customers, the said amounts shall be recorded as payables on the account of liabilities on other operations until the said amounts are returned.

4.13. The interest amounts paid by the Bank prior to the period to which the said amounts refer shall be recorded on account No. 61401 “Deferred expenses on lending operations”. Interest amounts paid in foreign currency shall be recorded on account No. 61401 prior to date of interest expense recognition in respective payment currency.
If, according to agreement terms, the excess amounts shall be returned to the Bank, until their return the said amounts shall be recorded as receivables on the account of claims on other operations.

4.14. In case of liquidation of debtor legal entity (debtor bank), creditor bank shall raise claims in due order to liquidation committee concerning all liabilities of debtor legal entity (debtor bank) including interest liabilities, and suspend further interest accrual on funds allocated to debtor starting from the date of making by the meeting of shareholders (participants) or authorized body of debtor legal entity a decision on voluntary liquidation and appointment of liquidation committee.

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If an individual registered as individual entrepreneur acts as the borrower under loan agreement, then termination of entrepreneurial activity and making an entry into state register upon application of individual of decision on termination of entrepreneurial activity shall not constitute reason for suspension of interest accrual with respect to loan granted.

In case of liquidation of debtor legal entity (debtor bank) under bankruptcy proceedings according to the Russian Federation laws, the creditor bank shall suspend further interest accrual starting from the date of adoption by the court of arbitration of decision on bankruptcy of legal entity and on bankruptcy proceedings.

4.15. Analytical records of securities, precious metals and property transferred as collateral for funds raised with respect to off-balance sheet accounts No. 91411 “Securities transferred as collateral for funds raised”, No. 91412 “Property transferred as collateral for funds raised, except for securities and precious metals”, No. 91413 “Precious metals transferred as collateral for funds raised” shall be maintained based on each pledge contract.
The balance sheet value of securities (including promissory notes), property and precious metals transferred as collateral for funds raised shall be recorded on accounts No. 91411, 91412 and 91413 as of the date of pledge contract.
The value of foreign currency-denominated securities and property as well as the precious metals transferred as collateral for funds raised shall be recorded on the appropriate accounts in ruble equivalents based on the official rate set by the Bank of Russia (for precious metals — based on the valuation prices set by the Bank of Russia) effective as of the date of pledge contract.
In this case, if the securities transferred as collateral are recorded on balance sheet accounts at their current (fair) value, the results of revaluation of the said securities shall be recorded on account No. 91411 at least once a month (on the last working day).
The balance sheet value of claims with respect to loan agreements transferred as collateral for funds raised shall be recorded in the amount equal to the principal debt amount, interest claims and other payments stipulated by the loan agreement. The balance sheet value of claims with respect to loan agreements transferred as collateral shall not be adjusted due to changes in the debt amount under the loan agreement.

4.16. Analytical accounting with respect to off-balance sheet account No. 91414 “Guarantees and sureties received” shall be carried out in accordance with normative acts of the Bank governing accounting of collateral accepted to secure loans granted to legal entities and individuals acting as individual entrepreneurs, as well as issued guarantees.
Analytical accounting of sureties shall be carried out broken down by concluded agreements and providers of surety.

4.17. Collateral accepted as pledge shall be recorded on off-balance sheet account No. 913 in the amount of pledge determined by the appropriate contract. In pledge contracts the value of property accepted as collateral with respect to credit transactions may be specified in foreign currency, at that collateral shall be recorded in respective foreign currency on the respective off-balance sheet accounts No. 913.
Analytical accounting of collateral shall be carried out broken down by types of collateral and pledge contracts.

Accounting of precious metals encumbered and put into storage in vaults of the Bank shall be carried out using account No. 91204 “Precious metals of customers in custody” in accounting units of net (for gold) or ligature (for silver, platinum and palladium) weight in ruble equivalent at official price of the Bank of Russia similar to the procedure for storage under custody agreements of precious metals owned by the customers established by Instruction “On the procedure of acceptance, storage, withdrawal and recording precious metals in vaults of JSC VTB Bank” enacted by Order No. 537 dated August 15, 2002.
Accounting of certified securities including promissory notes issued by the Bank, encumbered and put in vault of the Bank shall be carried out using off-balance sheet account No. 91202 “Various valuables and documents” at nominal value of securities.

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4.18. Accounting of the participation credit granted to VTB Bank (France), the rights whereto have been acquired by the Bank under an assignment contract with the Bank of Russia, shall be carried out on personal accounts of balance account No. 32309 “Other Placed Funds in Non-Resident Banks for a Period of over 3 Years to the Amount of the Sum of the Recovered Credit Equal to the Amount of Debt Itemized on the Balance Sheet of VTB Bank (France) in US dollars, euros and Swiss francs.
No interest shall be accrued on the participation credit debt amount, unless otherwise set forth in relevant agreements between the parties.
Personal accounts of off-balance sheet account No. 91418 “Par value of Acquired Rights of Claim” shall reflect the difference between the total amount of the participation credit and the recovered amount of the credit in US dollars, euros and Swiss francs.
Along with recovery of the participation credit amount, amounts of positive performance of VTB Bank (France) shall be increased with the relevant sums of the participation credit debt to be reflected in personal accounts of balance sheet account No. 32309 in correspondence with income account No. 70601 “Income”, PLS character 17306 “Other expenses”. Concurrently, the newly recovered amounts of the participation credit shall be relevantly written off the personal accounts of off-balance sheet account No. 91418.
In case of loss of VTB Bank (France) according to the results of a fiscal year to be met by a decrease in participation credit liabilities, the participation credit debt shall be relevantly decreased to be reflected in the personal accounts of balance sheet account No. 32309 in correspondence with income account No. 70606 “Income”, PLS character 27308 “Other Expenses”. Concurrently, the written off amounts of the participation credit shall be relevantly recovered on personal accounts of off-balance sheet account No. 91418.
Participation credit debt shall be redeemed by a money transfer to the Bank correspondent account. Concurrently, the redeemed amounts of the participation credit shall be relevantly written off the personal accounts of off-balance sheet account No. 91418.
The amounts of the participation credit debt accounted for in balance sheet account No. 32309 shall be used to make a reserve for possible debt losses in compliance with clause 8.1 of Accounting Policy.

4.19. Funds raised for deposit under bank deposit agreement entered into with individual acting as individual entrepreneur shall be recorded using balance sheet primary account No. 421 “Deposits of non-state commercial organizations”.
Funds raised as a guarantee fee under safe deposit box rental agreement and other agreements with provision for allocation in the Bank of monetary funds by individuals acting as individual entrepreneurs as collateral on certain kinds of operations (transactions), shall be recorded on balance sheet primary account No. 438 “Other raised funds of non-state commercial organizations”.

4.20. If time deposit raised under time deposit contract concluded with legal entity (other than credit organization), individual entrepreneur or individual having own private practice is renewed by entering into supplementary agreement to time deposit contract for the same period as deposit was raised initially, then accounting shall be carried out without change of secondary account for raised deposit, unless otherwise provided by time deposit contract.

5. SPECIFIC ELEMENTS OF ACCOUNTING WITH RESPECT TO OPERATIONS WITH SECURITIES (DEBT INSTRUMENTS)

5.1. Criteria and procedures of initial recognition (derecognition) during reverse operations with securities
Reverse operations shall include operations performed on the terms of maturity, collectibility and reward basis.
Reverse operations include securities borrowing operations.
Acquisition (transfer) of title to securities with respect to reverse operations may either serve as the basis for initial recognition (derecognition) of securities, or not.
In the process of acquisition/transfer of securities with respect to reverse operations the Bank shall evaluate the acquisition/keeping of risks and benefits related to ownership of the said securities.

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The risks related to securities ownership include: the risk of price changes, the risk of debtor insolvency, the liquidity risk etc.
The benefits related to securities ownership include: capability of the security to bring future economic benefits (income) to the Bank in the form of interest, dividends or increase in value (as the difference between the security sale (redemption) price and its purchase price, as a result of security exchange, its use in discharge of the Bank’s obligations, increase in its current market value etc.).
If securities are acquired based on reverse operations, the said securities shall be initially recognized provided all (virtually all) the risks and benefits have been acquired by the Bank. If all (virtually all) the risks and benefits are not transferred to the Bank, securities are considered as acquired without initial recognition.
Securities transferred under return operations are de-recognized, provided that all (virtually all) the risks and benefits were transferred and the Bank decided (concluded an agreement on the relevant terms) to retain the risks and benefits related to ownership of securities prior to their transfer. If the Bank has made a decision (concluded an agreement on the relevant terms) to retain all (virtually all) the risks and benefits, the securities shall not be derecognized.

5.2. Criteria for classification of security investments according to the categories determined by the Bank of Russia
Depending on the purpose of acquisition, at the moment of their initial recognition investments in securities shall be referred to one of the following four categories:
- “Measured at fair value through profit or loss”;
- “Held to maturity”;
- “Available for sale”;
- “Participation”.

Depending on the acquisition purposes, securities with the same state registration number or issue identification number, or the same international identification code ISIN, as well as securities of the same issuer which do not constitute equity securities nor securities without ISIN code, may be simultaneously accounted for in different categories.

5.2.1. The category of securities “Measured at fair value through profit or loss” shall include securities that are acquired to receive profit due to short-term price or dealer margin fluctuations, i.e., the securities constitute part of the portfolio that is actually used to receive short-term profit, while the current (fair) value of the said securities can be determined reliably.

5.2.2. Securities (debt instruments) shall be classified as “Held to maturity”, if:
- they have fixed or determined payments;
- they have fixed maturity date;
- they are not defined by the Bank as securities subject to be recorded at fair (current) value through profit or loss;

The Bank has a firm intention and capability to hold the said assets until maturity date. Equity securities may not be referred to the category of “held to maturity”.
During initial recognition, securities may not be referred to “Held to maturity” category if within two previous years the Bank has reclassified (including reclassification for sale) securities from “Held to maturity” category contrary to the terms set out in subparagraphs a), b), c), paragraph 5.3.3 of the Accounting Policy.

5.2.3. Securities shall be recognized as “Available for sale” if they were not classified under the categories of “Measured at fair value through profit or loss” or “Held to maturity”.

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5.2.4. If the Bank controls the management of a joint-stock company or exercises significant influence on the said company’s activity, the shares of the said company acquired by the Bank shall be referred to the “Participation” category.
The Bank is deemed to exercise significant influence on / to control the activity of a joint-stock company, if the Bank is able, directly or indirectly (through a third party):
- to determine the decisions adopted by the company’s management bodies;
- to determine the terms of business conducted by the company due to the Bank’s participation in the company’s authorized capital and (or) under the agreement concluded between the legal entities included in the banking/consolidated group;
- to appoint the joint-stock company’s sole executive body and (or) over a half of its collegiate executive body members;
- to determine the election of over a half of the company’s board of directors (supervisory board) members.

5.3. Criteria used in reclassification of securities into another category (including materiality criteria for the purpose of disposing of debt instruments “Held to maturity”)
5.3.1. The securities which, at the moment of their acquisition, are classified as “Measured at fair value through profit or loss” cannot be reclassified into any other category.

5.3.2. The debt instruments which, at the moment of their acquisition, are classified as “Available for sale” may be referred to the category “Held to maturity” if the Bank’s intentions with respect to the said instruments meet the criteria for referring the assets to “Held to maturity” category.

5.3.3. If the Bank’s intentions or abilities change, the Bank shall be entitled to reclassify the debt instruments referred to “Held to maturity” category into the “Available for sale” category, provided at least one of the following conditions is complied with:
a) reclassification is due to an event that was beyond the Bank’s control (a force majeure event that could not have been prevented by the Bank);
b) reclassification for the purpose of disposal less than three months before the maturity date;
c) reclassification for the purpose of disposal within the reporting year of 10% or less of the total value of debt instruments “Held to maturity” as of the year start.

The events that are beyond the Bank’s control may include the following:
- a serious impairment of the security issuer’s creditworthiness;
- changes in tax laws significantly affecting the terms of taxation of the interest income on debt instruments referred to “Held to maturity” category;
- reorganization of the Bank (merger, accession, separation, extraction, transformation) or retirement of a significant part of the Bank’s assets (such as selling a part of the Bank’s business) resulting in the need to sell the assets “Held to maturity”, for instance, to maintain the risks of the Bank’s operations at a certain level;
- significant changes in the applicable laws or in the requirements of the supervisory authorities with respect to investment structure, or the maximum volume of this or that investment type, resulting in the need to sell the assets referred to “Held to maturity” category;
- significant changes in the capital adequacy ratio forcing the Bank to sell the assets referred to “Held to maturity” category;
- a significant increase in the level of risk assigned to the asset by supervisory authorities for the purpose of calculating capital adequacy ratio, or any other significant change in the normative requirements preventing the Bank from holding the asset until its maturity.

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If any of the terms set out in subparagraphs a), b), c), paragraph 5.3.3 of the Accounting Policy are not complied with, the Bank shall reclassify all the debt securities referred to “Held to maturity” category into the category “Available for sale”, with the ban to form the “Held to maturity” category within two years following the year of the said reclassification.
Upon expiry of the two-year ban to refer assets to “Held to maturity” category, the Bank shall be entitled to refer newly acquired assets, as well as assets referred to “Available for sale” category, to the category “Held to maturity”.

5.4. The current (fair) value (hereinafter — CFV) of a security shall constitute the amount for which the security may be sold in an arm’s length transaction between knowledgeable, willing parties.
CFV of securities shall be determined according to methods for determining current (fair) value approved by separate normative act of the Bank.

5.5. Periodicity of securities revaluation
In conditions of active market securities “Measured at fair value through profit or loss” and securities “Available for sale” shall be revaluated on a daily basis according to methods for determining current (fair) value approved by separate normative act of the Bank. If there is no active market, securities “Measured at fair value through profit or loss” and securities “Available for sale” shall be revaluated at least once a month (revaluation is mandatory as of the last working day of each month) based on grounded assumption according to methods for determining current (fair) value approved by separate normative act of the Bank.

No materiality criterion for changes in CFV shall be established with respect to making decisions regarding the need to conduct revaluation.
With respect to securities “Available for sale” whose current (fair) value cannot be determined reliably, or with respect to securities with evident indications of impairment, provisions for possible losses shall be formed according to Regulation No. 283-P of the Central Bank of Russia “On the procedure for making provisions for possible losses” dated March 20, 2006.
Debt instruments “Held to maturity” and those which were not redeemed on due date shall not be revaluated. Provisions for possible losses shall be made with respect to investments in securities (if impairment indicators are present).

5.6. Method for valuation of the retiring (realized) securities
The procedure for writing off the secondary balance sheet accounts of the single-issue securities or securities with the same international security identification code (ISIN) during retirement (realization) of the above shall be determined based on the initial cost of the securities first acquired (hereinafter — FIFO method).
FIFO method implies recording of the securities retirement (realization) in the order in which the securities of the said issue were entered in the secondary balance sheet account. The value of retired (realized) securities shall include the value of the securities that were the first to be recorded. The value of the remaining securities shall constitute the value of the securities that were the last to be recorded.
During retirement (realization) of a part of same-issue securities that were acquired as a block, investments in the retired (realized) securities of the said block shall be written off as costs of the retiring (realized) securities in proportion to their quantity.

5.7. Cost accounting
Costs shall be subdivided into:
- costs that are directly related to acquisition and realization of specific securities;
- costs that are not directly related to acquisition and realization of specific securities.

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The costs directly related to acquisition and realization of specific securities shall include:
- expenses on registration services (services of registrars, settlement and clearing centers and international clearing centers, related to registration of transfer of ownership to securities);
- fees paid to agents (brokerage and other organizations);
- fees paid to organizations ensuring completion and execution of transactions (trade organizers, trading floors etc.).

The costs that are not directly related to acquisition and realization of securities shall include:
- expenses on service fees paid to specialized organizations and other persons for consulting and information services (services of consulting firms, information agencies, information services rendered by trade organizers and trading floors);
- expenses on service fees paid to organizations carrying out auxiliary activities involving securities valuation, legal services etc.;
- levies, duties etc. charged according to foreign legislation.

If the costs directly related to securities acquisition (except for the amounts paid to the seller under the contract) are immaterial as compared to the amount paid to the seller under the contract, the said costs shall be recognized as operating expenses in the month when the said securities were entered in the accounts.
The costs related to securities acquisition shall be deemed material if they exceed 10% of the amounts paid to the seller under the contract (the cost of securities taking into account accumulated Coupon Interest Income, hereinafter - CII). Material costs related to acquisition shall increase the balance sheet value of a security. In this case, the costs related to securities acquisition shall be recorded on separate ledger accounts opened in the balance sheet accounts for investments in securities.
Preliminary costs incurred prior to the moment of securities acquisition shall be recorded in the secondary balance sheet account No. 50905 “Preliminary costs of securities acquisition” and, on the date of security acquisition, the said costs shall be recorded as operating expenses (if they are immaterial) or as increase in the balance sheet value of the security (on a separate ledger account) (if the costs are material). If the Bank decides not to acquire the securities, the preliminary costs shall be recorded as operating expenses on the day the said decision is made.
The costs that are not directly related to acquisition and realization of specific securities shall be recorded directly as operating expenses in the appropriate symbols of the Profit and Loss Statement.

5.8. The date of operations on securities acquisition/retirement shall mean the date when the security ownership is transferred, as determined according to Article 29 of Federal Law No. 39-FZ “On Securities Market” dated April 22, 1996, or according to the terms of the contract (transaction) in cases stipulated by the Russian Federation laws.
If the date of securities ownership transfer and the date of receiving the primary documents do not coincide, the operations shall be entered in the accounts using the corresponding exchange rate (cross rate) of the Bank of Russia on the date of ownership transfer.
In case of security redemption, the retirement date shall mean the day when the issuer discharges its obligations with respect to security redemption.
Operations on securities acquisition/retirement shall be recorded in the accounts either on the day when primary documents are received confirming the transfer of rights to the security, provided the primary documents are received by the Bank by 9.30 pm of the current day (if the primary documents are received after 9.30 pm of the current day, they shall be recorded in the Bank’s balance sheet on the following day); or on the day when the terms of the contract (transaction) determining the transfer of rights are fulfilled.

5.9. Operations with securities shall be accounted for according to Instruction “On the procedure for conducting operations with securities” enacted by Order No. 1076 dated December 29, 2007.

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Analytical records with respect to accounts on investments in securities shall be maintained according to the Bank’s normative act on operations with securities.

5.10. Depositary accounting of securities shall be performed in pieces according to “Instruction on depositary operations” enacted by Order of the Bank No. 443 dated August 17, 2009 and “The terms of depositary activities” enacted by Order of the Bank No. 748 dated September 20, 2007.

5.11. The Bank’s treasury shares repurchased from shareholders shall be recorded in accounts at par value.

5.12. Operations with third-party promissory notes shall be accounted for according to Instruction “On the procedure for accounting of operations with third-party promissory notes beneficially owned by JSC VTB Bank” enacted by Order No. 258 dated May 25, 2010.
Third-party promissory notes denominated in a foreign currency that were acquired by the Bank and that contain no effective payment clause shall be recorded on the corresponding balance sheet accounts in the currency of par value.
Interest income and discount accrued with respect to third-party promissory notes denominated in a foreign currency which contain no effective payment clause shall be recorded in the accounts in the currency of par value.
Third-party promissory notes acquired by the Bank and denominated in one currency while containing the clause on effective payment in another currency shall be recorded in the currency of liability (payment).
Interest income and discount accrued with respect to third-party promissory notes denominated in one currency while containing the clause on effective payment in another currency shall be recorded in the accounts in the currency of liability (payment).
If the currency of the contract price (transaction amount) of the promissory notes acquired (realized) differs from the payment currency and if the date of ownership transfer occurs earlier than the settlement date, or if the discounted promissory notes denominated in one currency contain the clause on effective payment in another currency, the arising exchange rate differences shall be recorded in the accounts according to the procedure and within the periods set out in Annex 2 to the Accounting Policy, using the accounts of income and expenses from the use of embedded derivatives inseparable from the principal contract (hereinafter — inseparable embedded derivatives, IED).
If a promissory note is acquired at a price lower than its par value, the difference between the par value and the purchase price (the discount amount) shall accrue evenly within the period of promissory note circulation.
With respect to discounted promissory notes with the maturity “at sight, but no sooner than”, the discount shall accrue evenly based on the actual number of calendar days starting from the promissory note acquisition date and ending with the “no sooner” date of promissory note maturity, both dates inclusive.

5.13. The procedure for conducting and executing operations with the Bank’s promissory notes shall be determined in Instruction “On the procedure for conducting operations with promissory notes of JSC VTB Bank” enacted by Order of the Bank No. 480 dated June 21, 2006.
Foreign-currency denominated promissory notes issued by the Bank that contain no effective payment clause shall be recorded in the currency of par value of the notes.
Promissory notes issued by the Bank with a par value denominated in one currency and containing a clause on effective payment in another currency shall be accounted for in the currency of liability (payment). In this case, income and expenses arising from the use of IED due to changes in exchange rate of the payment currency with respect to par value currency shall be recorded in the accounts starting from the date of ownership transfer and until the maturity date.
For the purpose of recording the amounts of discount accrued for the Bank’s issued non-interest-bearing notes with the maturity “at sight, but no sooner than”, the said amounts shall be calculated on the last working day of each calendar month and on the “no sooner” date based on the actual number of calendar days in the respective period divided by the number of days in the period starting from the note issue date and ending with the “no sooner” date, both dates inclusive.

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5.14. Securities and promissory notes received by the Bank as collateral for loans granted, guarantees issued and other funds placed shall be recorded in the appropriate off-balance sheet accounts as the amount of collateral accepted according to pledge contract terms.

6. SPECIFIC ELEMENTS OF SETTLEMENT OPERATIONS ACCOUNTING

6.1. The Bank shall conduct settlement operations in the Russian Federation currency according to Regulations of the Bank of Russia No. 2-P “On non-cash settlements in the Russian Federation” dated October 3, 2002 and No. 222-P “On the procedure for non-cash settlements by individuals in the Russian Federation” dated April 1, 2003.

6.2. The procedure for settlement operations using interbranch settlement accounts shall be regulated by the “Rules on formation of the settlement system in JSC VTB Bank for settlement operations with respect to interbranch settlement accounts and cash redistribution accounts in the Russian Federation currency” enacted by Order of the Bank No. 498 dated September 4, 2001.
Settlements between branches via the settlement system of JSC VTB Bank shall be carried out through the Parent Organization. Making settlements between branches on mutual interbranch settlement accounts of shall be allowed according to Order of JSC VTB Bank.

6.3. Non-cash settlements in the Russian Federation currency between legal entities in the Russian Federation territory as well as the formats, the procedure for filling-in and execution of settlement documents shall be regulated by Instruction “On the forms of non-cash settlements and the procedure for their application” enacted by Order of the Bank No. 708 dated December 17, 2001.
Settlements under letters of credit on the territory of the Russian Federation which involve legal entities (residents and non-residents) and individuals being individual entrepreneurs shall be made in accordance with Instruction “On the procedure for conducting operations under letters of credit in rubles used for making settlements between legal entities on the territory of the Russian Federation” enacted by Order No. 1204 dated December 30, 2005.

6.4. Non-cash settlements in the Russian Federation currency and in the Russian Federation territory with respect to nostro and loro correspondent accounts shall be carried out by the Bank and its branches according to Instruction “On the procedure for domestic settlements by Vneshtorgbank in the Russian Federation currency via the correspondent accounts network” enacted by Order of the Bank No. 621 dated November 16, 2001.
The procedure for conducting settlement operations in RF currency and in foreign currencies through resident credit organizations, non-resident banks and non-bank credit organizations with which the Bank has established correspondent relationships by virtue of signed contracts/agreements/
letters of exchange, shall be governed by the Instruction “On the procedure for conducting settlement operations through the system of correspondent accounts and interbranch settlement accounts of JSC VTB Bank” enacted by Order No. 321 dated June 22, 2009.

The Bank’s branches shall be entitled to duly open correspondent accounts with other credit organizations (branches) and to conduct operations with respect to the said accounts.
Relations between the Bank (branch) and other credit organizations (branches) while making settlements on correspondent accounts shall be regulated by the Russian Federation laws and the correspondent account agreement signed between the parties.

The amounts received on the correspondent accounts of the Bank (branch) shall be entered in the corresponding ledger accounts of customers and the Bank (branch).

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Unidentified amounts which cannot be entered in the appropriate accounts when they are received shall be recorded on balance sheet account No. 47416 “Suspense amounts received on correspondent accounts”. Analytical accounting allows opening of several ledger accounts for balance sheet account No. 47416 “Suspense amounts received on correspondent accounts”.
Unidentified amounts that have been written off the correspondent accounts because the said amounts cannot be entered in the appropriate accounts shall be recorded on balance sheet account No. 47417 “Suspense amounts written off correspondent accounts”.
Analytical accounting allows opening of several ledger accounts for balance sheet account No. 47417 “Suspense amounts written off correspondent accounts”.
Outstanding settlements shall be recorded on balance sheet accounts No. 30221, No. 30222 “Outstanding settlements of the bank”, No. 30220 “Customer funds with respect to outstanding settlement operations”, No. 30223 “Customer funds with respect to outstanding settlement operations for settlements through branches of the Bank of Russia”.

6.5. The procedure for transfers by individuals without bank account opening shall be regulated by Instruction “On the procedure for transfers by individuals without bank account opening” enacted by Order of the Bank No. 525 dated June 16, 2005.

6.6. The Bank shall perform international settlement operations according to the generally accepted international rules and business practices.
The procedure for international settlements by the Bank with respect to customer operations, including operations by correspondent banks related to export and import of goods, works and services, shall be regulated by Instruction “On the settlement procedure for operations related to export and import of goods, works and services” enacted by Order of the Bank No. 1097 dated December 30, 2004.

7. SPECIFIC ELEMENTS OF ACCOUNTING WITH RESPECT TO OPERATIONS WITH FOREIGN CURRENCY AND PRECIOUS METALS

7.1. Operations with respect to foreign currency accounts in the Bank shall be conducted in compliance with the Russian Federation laws, according to the normative acts of the Bank of Russia, normative acts of the Bank, the terms of contracts signed as well as the business rules and practices.

7.2. The procedure for purchase and sale of currency, conversion operations and operations with the Bank’s precious metals shall be determined by the normative acts of the Bank.

7.3. Analytical accounting of foreign currency operations shall be carried out with double denomination both in foreign currency and in RF rubles based on the official exchange rate of the Bank of Russia; operations with precious metals shall be accounted for based on the precious metal types (codes) in accounting units of net (for gold) or ligature (for silver, platinum and palladium) weight and in RF rubles; operations with coins and commemorative medals shall be accounted for in RF rubles and in pieces. Synthetic accounting records of the said operations shall be maintained in Russian rubles.

7.4. The Bank’s assets and liabilities in precious metals (excluding precious metals in the form of coins and commemorative medals) and balances on off-balance sheet accounts shall be recorded in the Bank’s balance sheet based on the valuation prices of the Bank of Russia of affined precious metals (gold, silver, platinum, palladium).

7.5. Income and expenses from revaluation of funds in foreign currency and precious metals shall be recorded separately for each foreign currency/precious metal code, according to the procedure set out in Annex 2 to the Accounting Policy.

7.6. With respect to operations of foreign currency purchase and sale in exchange for rubles as well as conversion operations with counterparty banks, the amounts of claims and liabilities regarding the amounts due (payable) in the corresponding currencies shall be recorded in balance sheet accounts No. 47407 and No. 47408 “Settlements on conversion and futures transactions” in mutual correspondence.

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Analytical records of futures transactions on balance sheet accounts No. 47407 and No. 47408 “Settlements on conversion operations and futures transactions” shall be maintained in the Parent Organization for each counterparty and type of currency, ensuring exogenous accounting in used software for each transaction, in the Bank’s branches - for each transaction.

7.7. Operations of foreign currency purchase and sale in exchange for rubles under instructions of customers except for credit organizations shall be carried out under instruction for foreign currency purchase/sale together by direct posting to customers’ accounts, provided that operations are performed to the day and the Bank is entitled to debit funds from current account of the customer opened with the Bank.

Settlements with customers on foreign currency purchase and sale operations on terms of advance cash deposit or the condition of “tomorrow-next” transaction performance shall be recorded using balance sheet account No. 47405 “Settlements with customers on foreign currency purchase and sale”.
Conversion operation of foreign currency purchase and sale using funds deposited on account No. 47405 shall be recorded by accounting entries in correspondence with accounts of the customers.

7.8. With respect to transactions involving purchase and sale of precious metals, the transaction amount shall be recorded in balance sheet accounts No. 47407 and No. 47408 “Settlements on conversion and futures transactions” in the currency of settlements.

7.9. Recording of operations on banknote transactions shall be made using the following accounts:
- No. 47422 “Bank’s liabilities with respect to other operations”, No. 47423 “Bank’s claims with respect to other operations”. Ledger accounts of analytical records shall be opened for each counterparty.
- No. 47407, 47408 “Settlements on conversion operations and futures transactions”. Ledger accounts in analytical accounting shall be opened for each counterparty and type of currency, ensuring exogenous accounting in used software for each transaction in the Parent Organization and Bank’s branches, and for each transaction in Bank’s branches.

Accounts No. 47407 and 47408 as well as accounts of Chapter D “Futures Transactions” of the Chart of Accounts shall not be used to purchase (sell) a foreign currency in cash for the currency of the same kind (code) for currencies in a cashless form. In this case accounts No. 47422 (47423) are used.
For purchase (sales) of a foreign currency in cash for any other cashless foreign currency and cashless RUB accounts No. 47407, 47408 are used with recording of the transaction on accounts of Chapter D “Futures Transactions” in case the date of the transaction and the date of settlement do not coincide.

7.10. The Bank’s currency-denominated claims with respect to a credit organization whose license has been revoked shall be accounted for in Russian rubles based on the exchange rate set by the Bank of Russia and effective on the day the said license was revoked. The Bank shall convert its currency-denominated claims into Russian rubles by transferring the balances from accounts with the corresponding currency code to similar accounts in the Russian Federation currency using the exchange rate set on the date the license of the credit organization was revoked. Claims with respect to currency debt converted into rubles shall not be subject to revaluation.

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7.11. The Bank’s currency-denominated claims with respect to a non-credit organization which has been found bankrupt by a court and which is undergoing bankruptcy proceedings shall be determined in Russian rubles using the exchange rate set by the Bank of Russia as of the moment when the arbitration court has recognized the debtor as insolvent (bankrupt). The Bank’s claims included in the Creditors’ Register and denominated in Russian rubles using the exchange rate as of the date when the corresponding decision was made by the court shall be recorded in the Bank’s balance sheet in Russian rubles by transferring the balances from accounts with the corresponding currency code to the similar accounts in the Russian Federation currency. Claims with respect to currency debt converted into rubles shall not be subject to revaluation.

7.12. Below is the procedure for accounting income/expenses related to revaluation of foreign currency accounts arising due to conversion of the currency-denominated claims to counterparty which are recorded in the balance sheet, recognized by the arbitration court and included in the Creditors’ Register.
If the date established for conversion (termination of asset revaluation in foreign currency) and the date of the actual conversion of currency debt into Russian rubles fall within the current calendar year, the difference between the ruble equivalents (on the date established for conversion and on the date the conversion was actually carried out) shall be recorded on accounts for income and expenses from revaluation of foreign currency accounts.
If the date established for conversion and the date of the actual conversion fall within different calendar years, the difference between the ruble equivalents as related to expired reporting year (as of the date established for conversion and as of the date of annual report preparation), shall be recorded on accounts for income and expenses of past years detected in the reporting year on other banking operations and transactions.

8. PROCEDURE FOR FORMING RESERVES FOR POSSIBLE LOSSES, MANDATORY RESERVES, RESERVES FOR FUTURE EXPENSES, AND INSURANCE CONTRIBUTIONS

8.1. Provisions for possible losses on loans and similar debts
8.1.1. According to Regulation No. 254-P of the Bank of Russia “On the procedure for making provisions for possible losses on loans, loan debts and similar debts by credit institutions” dated March 26, 2004, the Bank shall make provisions for possible losses on loans, loan debts and similar debts (hereinafter — loans) for the purpose of covering the possible losses due to the borrowers’ failure to repay the funds received.
Making and utilization of provisions, classification of loans and similar debts, adjustment of provisions and accounting of the corresponding operations shall be carried out according to Instruction “On the procedure for making provisions for possible losses on loans and similar debts in JSC VTB Bank” enacted by Order of the Bank No. 424 dated August 07, 2009.

8.1.2. Provisions for loan indebtedness accounted for in the balance sheets of the Bank’s branches shall be made by the branches independently.

8.2. Provisions for possible losses
8.2.1. The Bank shall form, adjust and restore the provisions for possible losses according to Regulation No. 283-P of the Bank of Russia “On the procedure for making provisions for possible losses by credit organizations”
dated March 20, 2006 and according to Instruction “On the procedure for making provisions for possible losses in JSC VTB Bank” enacted by Order of the Bank No. 210 dated April 4, 2007.

8.2.2. Provisions for possible losses on operations accounted for in the balance sheets of the Bank’s branches shall be made by the branches independently.

8.3. Provisions for operations with offshore zone residents
8.3.1. Provisions for the Bank’s operations with offshore zone residents shall be made according to Directive of the Bank of Russia No. 1584-U “On making and amount of provisions for possible losses on operations of credit organizations with offshore zone residents” dated June 22, 2005 and according to Instruction “On the procedure for making provisions for operations with offshore zone residents in JSC Vneshtorgbank” enacted by Order of the Bank No. 988 dated November 9, 2005.

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8.3.2. The Bank’s branches shall independently form, adjust and restore provisions for operations with offshore zone residents accounted for in the balance sheets of the branches.

8.4. Mandatory reserves
8.4.1. The Bank shall make allocations to mandatory reserves according to the procedure established by Regulation of the Bank of Russia No. 342-P “On mandatory reserves of credit organizations” dated August 07, 2009.

8.4.2. The amount of mandatory reserves shall be calculated by the Bank’s Parent Organization as of the 1st day of the month following the reporting one.

The Bank’s foreign branches shall comply with the reserve requirements according to the laws of their respective countries and according to the procedure and norms established by the competent authorities in the countries where the branches are located.
If it is impossible for a foreign branch to submit the documents confirming compliance with the reserve requirements according to the procedure and standards set by competent authorities in the country where the branch is located, the data submitted by the said foreign branch shall be included in calculation of mandatory reserves.

8.4.3. The Bank shall make allocations to mandatory reserves in the Russian Federation currency by means of transferring the monetary funds from the Bank’s correspondent account.

8.5. Reserves for future expenses
8.5.1. The Bank shall form, on a monthly basis, the reserves for future expenses on payment of the annual compensation to employees; the said reserves shall be equal to 1/12 of the compensation amount based on the work results for 2011, as planned in the Bank’s Budget.

8.5.2. The reserve for future expenses shall be made on the last working day of each month.

8.5.3. The reserves for future expenses shall be made in the Russian Federation currency.

8.5.4. Branches shall independently form the reserves for future expenses on compensation based on the work results for 2011, according to the Bank’s Budget except for branches located on the territory of foreign countries. Reserves for future expenses on compensation based on the work results for 2011 for branches located on the territory of foreign countries shall be formed on the balance sheet of the Bank’s Parent Organization.

8.6. Insurance contributions to the fund for mandatory insurance of deposits
8.6.1. The Bank shall make insurance contributions to the fund for mandatory insurance of deposits according to the procedure established by Federal Law No. 177-FZ dated December 23, 2003 “On insurance of deposits held by individuals in the Russian Federation banks”.

8.6.2. The Bank’s Parent Organization shall calculate the amounts of insurance contributions as of the 1st day of each month following the reporting quarter; the said amounts shall be calculated for the Bank in general, including the branches.

8.6.3. Insurance contributions to the fund for mandatory insurance of deposits shall be made in the Russian Federation currency by means of transferring the funds from the Bank’s correspondence account.

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9. ACCOUNTING OF OTHER OPERATIONS

9.1. Accounting of acquisition of rights to claim discharge of monetary obligations from third parties (cession)
9.1.1. The Bank may acquire rights to claim discharge of monetary obligations from third parties based on the following types of contracts initially concluded by third parties:
- contracts for provision (placement) of funds secured by mortgage. The rights of claim acquired under the said contracts shall be recorded on account No. 47801 “Rights of claim under contracts for provision (placement) of funds secured by mortgage”;
- other contracts for provision (placement) of monetary funds. The rights of claim acquired under the said contracts shall be recorded on account No. 47802 “Rights of claim under contracts for provision (placement) of monetary funds”;
- factoring agreements. The rights of claim acquired under the said contracts shall be recorded on account No. 47803 “Rights of claim acquired under factoring agreements”.

Analytical records with respect to balance sheet account No. 478 “Investments in acquired rights of claim” shall be maintained for each contract, including each mortgage.

9.1.2. The date when rights to claim discharge of monetary obligations are acquired (transferred) shall mean the date when the contract for acquisition of rights of claim is concluded, unless another date is determined by the contract.
The date of disposal of the acquired right of claim shall mean the date when the said right is assigned to other persons (realization date) determined by the transaction terms, or the date when the debtor (borrower) discharges its obligations.

In case of advance payments (payments made before the rights of claim under all types of the above-mentioned contracts are transferred to the Bank), the monetary funds transferred as payment for the acquired rights of claim shall be recorded in the balance sheet of the acquiring Bank on account No. 47402 “Settlements with customers on factoring and forfeiting operations”. If the date of rights transfer under the above-mentioned contracts occurs, the advance payments shall be transferred to the corresponding ledger accounts of balance sheet account No. 478.

In case of advance delivery (payment made after the rights of claim under all types of the above-mentioned contracts have been transferred to the Bank), the Bank’s liability to transfer monetary funds under the contracts concluded shall be recorded on account No. 47401 “Settlements with customers on factoring and forfeiting operations”.
If the date of rights transfer and the date of payment for the above rights coincide, accounting records shall be made without using accounts No. 47401 (47402) by means of direct postings to account No. 478 in correspondence to cash accounts.
A right of claim shall be accounted for in the amount of its actual acquisition costs (hereinafter — acquisition price). In addition to the cost of right of claim determined by the terms of the above transactions, the acquisition price shall also include the fees (if any) paid for the services rendered by outside organizations and related to acquisition and registration of the said rights. The above expenses shall be recorded in the accounts on the acquisition date determined by the transaction terms.

9.1.3. Simultaneously with making entries to account No. 478, the nominal value of acquired rights of claim shall be recorded on account No. 91418 “Nominal value of acquired rights of claim”.
The nominal value of acquired rights of claim shall correspond to the total scope of acquired rights of claim under the initially concluded contract between the borrower and the creditor (the assigning party). The nominal (total) value of the acquired rights of claim recorded on account No. 91418 shall not include the expenses on service fees of outside organizations (for instance, notarization and state registration).
According to the terms of claim assignment agreements, the nominal value of acquired rights of claim may not correspond to the amount of cash allocated for acquisition of the said rights and recorded on account No. 478.

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Analytical records with respect to off-balance sheet account No. 91418 “Nominal value of acquired rights of claim” shall be maintained broken down by contracts, and within each contract records can be kept broken down to the borrower’s liabilities (the principal debt, overdue principal debt, interest (due, past due), commissions, penalties).

9.1.4. Interest under the terms of initial loan agreements shall accrue in due order for interest accrual under agreements signed by the Bank for provision (placement) of funds according to the quality category of loan debt. Interest shall accrue on the amount of the acquired rights of claim with respect to principal debt (on the unpaid principal balance under the initial agreement between the borrower and the assigning party as of the date of assignment) starting from the day following the date of rights acquisition.
Interest under initial loan agreements shall be recorded in the Bank’s balance sheet taking into account the peculiarities set out in section 4 of this Accounting Policy.

9.1.5. Provisions for possible losses on loans with respect to acquired rights to claim discharge of monetary obligations from third parties shall be formed on account No. 47804 “Provisions for possible losses” according to the established procedure. Ledger accounts for account No. 47804 shall be opened for each debtor, broken down by initial agreements concluded by the assigning party.

9.1.6. Operations involving the debtor’s discharge of the rights of claim acquired by the Bank and recorded on account No. 478, or operations on further resale of the said rights to other persons, shall be recorded on balance sheet account No. 61212 “Retirement (realization) and discharge of the acquired rights of claim”.
Operations involving the Bank’s realization of rights of claim under the initial agreements for provision (placement) of funds shall be recorded on balance sheet account No. 61209 “Retirement (realization) of property”.

9.2. Accounting of participatory interest in the authorized capital of nonstock companies
9.2.1 It is established that stakes in the capitals of non-joint stock companies, both resident and non-resident, are recognized on balance sheet accounts Nos. 60201-60204 at acquisition value.

9.3. The procedure was established for reflecting derivative financial instruments at fair value.
For the purposes of this Accounting Policy the term “Derivative Financial Instrument (hereafter - “Derivative”) shall be determined in accordance with Article 2 of the Federal Law No. 39-FZ “On the Securities Market” dated April 22, 1996.

The fair value of derivative financial instrument shall mean an amount for which claims or liabilities fixed in a respective contract that is a derivative financial instrument may be purchased or assigned in an arm’s length transaction between knowledgeable, willing parties.

The procedure for accounting of transactions in derivative financial instruments, determining and reflecting their fair values is determined in a certain regulation of the Bank in accordance with the procedure established by the Bank of Russia.

9.4. Procedure for forming financial results
9.4.1. On the first working day of 2011, following drawing-up of the daily balance for January 1, 2011, the balances on income and expense accounts recorded on account No. 706 “Financial result of the current year” shall be transferred to account No. 707 “Financial result of the past year”, which constitutes the first PBSDE entry.
Post balance sheet date events shall be recorded on account No. 707 “Financial result of the past year” (excluding account No. 70712 “Payments out of profit after tax”).

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9.4.2. Income and expenses of the current year 2011 shall be accounted for based on accrued total method starting from the beginning of the year and shall be recorded on balance sheet account No. 706 “Financial result of the current year”. Financial result of the Bank’s activities during the reporting year shall be determined by drawing-up the “Income Statement”.

9.4.3. On the day determined by order of the Bank for preparation of the annual accounting report, the balances on the accounts of financial result for the past year in Parent Organization and branches shall be transferred to balance sheet account of profit (loss) of the past year No. 70801 (70802) by making accounting entries reflecting post balance sheet date events.
The balances transferred by the branches from accounts of financial result of the past year to the balance sheet of the Bank’s Parent Organization shall be recorded in the balance sheets of branches as PBSDE entries in correspondence to the accounts for settlements with branches, opened for conducting the Bank’s own operations; in the balance sheet of the Bank’s Parent Organization — as entries made for specific ledger accounts of the branches’ financial results of the past year in correspondence to the accounts for settlements with branches on own operations. Simultaneously, in the balance sheet of the Bank’s Parent Organization the balances from specific ledger accounts of the branches’ financial results of the past year shall be transferred by means of PBSDE entries to balance sheet account of profit (loss) of the past year No. 70801 (70802).

9.4.4. Income and expenses on bookkeeping accounts during the reporting year shall be recorded according to the procedure set out in the Bank’s internal normative acts and in Annex 1 hereto.

9.4.5. The procedure for determining income and expenses for profit taxation purposes and the procedure for accrual and payment of specific taxes and levies shall be established by Accounting Policy for Taxation Purposes of JSC VTB Bank and by the Bank’s normative acts issued for the purpose of compliance with the Russian Federation laws on taxes and levies.

9.4.6. The Bank’s income and expenses in foreign currencies shall be recorded in the income and expense accounts in rubles based on the exchange rate of the Bank of Russia effective on the date of income and expense recognition.

9.5. Distribution of profit, creation and use of the Bank’s funds
9.5.1. Profit shall be distributed by the Bank, including distribution for payment of dividends and replenishment of reserve fund, based on resolution of the annual General Meeting of Shareholders according to the results of the financial year in strict compliance with the approved financial result, allocation and distribution of profit for the reporting year.

9.5.2. The amount of profit retained at the Bank’s disposal by resolution of the annual General Meeting of Shareholders shall be transferred from account No. 70801 to account No. 10801 within two working days after drawing-up the minutes of the annual General Meeting of Shareholders.
If there are losses based on the results of the Bank’s activity, the balance from account No. 70802 “Loss of the past year” shall be transferred to account No. 10901 “Uncovered loss”.

9.5.3. The amounts of undistributed profit retained at the Bank’s disposal by resolution of the Annual Meeting of Shareholders and the uncovered loss recorded in the Bank’s annual accounting report for the corresponding year shall be recorded on balance sheet accounts opened in the balance sheet of the Parent Organization: accounts No. 10801 “Undistributed Profit” and No. 10901 “Uncovered Loss”, accordingly.
In analytical accounting, the following separate ledger accounts shall be maintained for balance sheet account No. 10801 “Undistributed Profit”:
- profit retained at the Bank’s disposal by resolution of the Annual Meeting of Shareholders;
- amounts of revaluation of fixed assets at their retirement;

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- transferred balances of account “Accumulation Fund”;
- transferred balances of account “Material and Technical Base Development Fund”;
- transferred balances of account “Fund of Exchange Rate Differences on Revaluation of the Bank’s Equity”;
- transferred balances of account “Social and Industrial Development Fund”.

In analytical accounting, one ledger account shall be maintained for balance sheet account No. 10901 “Uncovered Loss”.

9.5.4. The procedure for forming and using the Bank’s Reserve Fund according to the requirements of Federal Law No. 208-FZ dated December 26, 1995 “On Joint-Stock Companies” shall be determined by Regulation on Reserve Fund approved in due order.
Allocations to the Reserve Fund shall be made by resolution of the General Meeting of the Bank’s Shareholders.
The Bank’s Reserve Fund shall be formed (replenished) at the expense of the Bank’s profit.

9.5.5. The Reserve Fund amounts shall be recorded on balance sheet account No. 10701 “Reserve Fund”. Analytical records shall contain one ledger account for balance sheet account No. 10701 “Reserve Fund”.

9.6. Accounting of authorized capital
9.6.1. Authorized capital of the Bank shall be recorded at nominal value of shares in RF currency on account No. 10207 “Authorized capital of credit organizations incorporated as a joint-stock company”. Two ledger accounts “Shareholders being federal executive bodies” and “Other shareholders” shall be maintained on the balance sheet of the Parent Organization.
Information on shareholders owning shares of the Bank shall be provided by the registrar on the basis of concluded agreement on maintaining the register of shareholders of the Bank.

9.6.2. In case of a change in the amount of the Banks authorized capital the following accounts opened on the balance sheet of the Parent Organization of the Bank shall be used:
- No. 10501 “Treasury shares purchased from shareholders”. Analytical records on account No. 10501 are kept on the types of shares;
- No. 10601 “Increment to the value of the property in the course of revaluation”;
- № 10602 “Paid-in capital in excess of par value” Analytical records on account No. 10602 are kept on ledger accounts for recording income from sales of shares for each additional issue;
- No. 10801 “Non-distributed profit”;
- No. 30208 “Accumulation accounts of credit institutions for issue of shares”. Analytical records on account No. 30208 are kept on one ledger account opened in the currency of the Russian Federation;
- No. 60322 “Settlements with other lenders”. Analytical records on account No. 60322 are kept on each purchaser of shares.

9.6.3. Account No. 60320 “Settlements with shareholders (participants) on dividends” shall be used for the purposes of accrual and payment of dividends to shareholders. Analytical accounting with respect to account No. 60320 shall be carried out broken down by each shareholder except for shareholders owning fractional shares, for such shareholders the Bank shall maintain consolidated accounts.
Ledger accounts for account No. 60320 shall be maintained on the balance sheet of the Parent Organization and branches which make settlements with shareholders in respect of dividends payment.

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10. ORGANIZATION OF INTERNAL CONTROL OVER THE BANK’S OPERATIONS

10.1. The Bank’s internal control bodies shall be responsible for internal control organization. The Internal Control Department shall be responsible for coordination of work aimed at ensuring internal control.
Internal control shall be exercised by the Bank’s structural subdivisions that are vested with full or partial control functions as well as by individual employees by virtue of their job responsibilities according to “Regulation on internal control organization in JSC Vneshtorgbank” enacted by Order of the Bank No. 513 dated July 2, 2004.
Follow-up control in all sectors of accounting and transactional work shall be exercised by the Central Accounting Department by means of preparing the Bank’s normative acts on follow-up control issues.
The timeliness and accuracy of accounting operations recording shall be ensured by responsible employees which have drawn up and signed the primary accounting document and have recorded the operation in the Bank’s balance sheet.

10.2. Current and follow-up control of operations in the Bank shall be carried out according to Instruction “On the procedure for organization of current and follow-up control over accounting and cash operations in JSC VTB Bank” enacted by Order of the Bank No. 110 dated February 26, 2009.
The procedure for reconciliation of analytical and synthetic accounting data shall be established by Regulation “On the procedure for reconciliation of analytical and synthetic accounting data and formation of daily accounting records with respect to balance sheet and off-balance sheet accounts, custody accounts, futures transaction accounts in JSC VTB Bank” enacted by Order of the Bank No. 588 dated September 6, 2002.

10.3. Control over the state of accounts payable and receivable shall be exercised according to Instruction “On the procedure for internal bank control over accounts receivable and payable and control over the settlement funds in JSC VTB Bank” enacted by Order of the Bank No. 613 dated July 15, 2003.

10.4. The documents with respect to operations requiring additional control shall bear, apart from the signature of the responsible employee who has drawn up the document, the signature of a specially appointed employee (inspector) whose duties include exercising control over the said operations, and, if the need arises, the said documents shall bear the signatures of other officials. In certain cases, the signatures shall be attested by a seal (stamp).
A set of specimen signatures of the operating workers (responsible employees) of the Parent Organization’s subdivision/branch and of the employees exercising additional control shall be stored by the manager of the Parent Organization’s operational subdivision/chief accountant of the branch. Managers of the Parent Organization’s operational subdivisions/chief accountant of each branch shall be responsible for ensuring safekeeping of signature specimens and shall make prompt changes in the specimen signatures due to employee hiring, firing and change of positions.

10.5. Erroneous (wrong) recording (non-recording) of operations (transactions) on accounts (hereinafter — the error) shall be corrected on the day when they were detected.

Errors may be caused by the following reasons:
- improper application of Russian Federation laws on accounting and (or) normative legal acts on accounting;
- improper application of the Accounting Policy;
- inaccurate calculations;
- wrong classification or appraisal of business activities;
- wrong use of information available as of the date of making entries;
- unfair conduct of the Bank’s officials.

Discrepancies or gaps in recording financial and business activities in accounting detected due to acquisition of new information, which was not available at the moment of recording (non-recording) of such financial and business activities in accounting shall not be considered errors.

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Income/expenses arising while recording operations related to previous reporting periods based on primary documents which for some reason were submitted to reporting subdivisions after the date of making annual report for respective reporting year, shall be recorded on account No. 706 “Financial result of the current year” in PLS symbols relating to income and expenses for the previous years detected in the reporting year.

10.5.1. The error is considered to be material, if it impacts, either alone or in combination with other errors made for the same reporting period, the Bank’s financial result to the amount equaling at least 0.5% of Bank’s capital as of the reporting date.

10.5.2. Erroneous entries shall be corrected, depending on the time they are detected and the nature of error, according to the following procedure.
Errors detected by responsible employees and/or inspectors before transaction day is closed shall be corrected as follows:
- if the document has been posted (executed) and may be cancelled according to the processing terms — by deleting the erroneous entry and forming a new, correct one;
- if the document has been posted (executed) and may not be cancelled according to the processing terms (for instance, after payment operations have been posted, SWIFT message has been formed, funds have been written off the Bank’s correspondent account and in other cases when erroneous entries of the current day may not be cancelled according to the processing terms) — by drawing-up a corrective memorial slip and executing a new document with the correct details.

Erroneous entries detected after signing daily balance sheet shall be corrected on the date of detection by reversing entries on accounts where erroneous entries were made (reversal posting) together with drawing up a corrective memorial slip and posting correct accounting entry together with drawing up memorial slip with correct details. Erroneous entry corrected by reversal posting shall be specifically marked in registers. At the same time corrections shall be made to all related accounting registers.

If it is impossible to make corrections in accounting records (related to customers’ accounts, internal bank accounts, cash accounts, while recording settlement operations and other operations) by reversal posting (correction) with respect to wrong entry, one memorial slip shall be drawn up which refers to account where corrective entry was made and from where funds shall be debited and transferred to the right account.

10.5.3. If funds have to be written off the customer accounts in order to correct the erroneous entries, this shall be done in accordance with the procedure provided for by the bank account agreement. In order to write funds off the customer accounts in order to correct the erroneous entries, the customers’ written consent shall be obtained to do so, unless otherwise stipulated by the bank account agreement.
Funds shall be written off the customers’ accounts in due order of payments.
If no funds are available on the customer’s account, the erroneous entry may be corrected by the decision of an authorized person of the Bank using account for settlements with other debtors. The Bank shall take mandatory steps to recover funds on the said account.

10.5.4. Corrective memorial slips shall be drawn up in hard copy according to form OKUD 0401108 in four counterparts the first of which shall be placed to daily accounting records, the second and the third counterparts shall be issued to the customers related to debit and credit entry and the fourth counterpart shall be left in memorial slip register.

Corrective memorial slips shall be signed by responsible employee, inspector, chief accountant (on his/her instruction - by assistant chief accountant or by an authorized person duly vested with the said signature right).

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Memorial slip register shall be kept by chief accountant (his/her assistant or authorized person vested with the right to sign corrective memorial slips).

Corrective memorial slips shall have numbering scheme dedicated from other documents.

It shall be shown in the text of corrective memorial slip when and with respect to which document an erroneous entry occurred, and if corrective memorial slip was originated from the customer’s request, then a reference shall be made to such a request. Unless otherwise is performed by software of the Bank while drawing up corrective memorial slips, the fourth counterpart of corrective memorial slip shall be endorsed with a note indicating the person due to the fault of which the erroneous entry occurred, job title and last name of responsible employee and person who controlled erroneous entry. Customer requests originating drawing up of corrective memorial slips shall be kept in daily accounting records as annexes to such corrective memorial slips.

10.5.5. Erroneous entries in income and expense accounts shall be corrected according to the procedure established in clause 4 of Annex 1 to the Accounting Policy.

President - Chairman of the Management Board
JSC VTB Bank
A. L. Kostin

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Annex 1
to Regulation “Accounting Policy of JSC VTB Bank” enacted by Order of JSC VTB Bank No. 711 dated December 31, 2010

MAIN PRINCIPLES FOR RECOGNITION AND RECORDING OF INCOME
AND EXPENSE AMOUNTS IN THE ACCOUNTS OF JSC VTB BANK

1. General provisions
1.1. These principles determine the procedure for recognition and recording of certain types of income and expenses in the accounts, unless otherwise stipulated in specific normative acts of the Bank.

1.2. For the purposes of this document, the terms and definitions below shall have the following meanings.

Future Year shall mean the calendar year following the Current Year when the Contract execution continues.

Compensation shall mean the Bank’s costs and expenses subject to compensation (reimbursement, refund) by the Counterparty.

Date of Supporting Documents Receipt shall mean the date when the document was received, certified by an internal stamp for registration of incoming accounting documents.

Recognition Date shall mean the date of recording in the accounts the income received or expenses incurred from performance of works (provision of services), including income and expenses from banking operations and other transactions as well as operating and other income and expenses, such as commission fees and commission charges.

Accounts Receivable shall mean the total of claims (cash, property) which the Bank has against debtor Counterparties.

Contract shall mean contract related to the Bank’s financial and business activities (i.e. contracts for purchase and sale of property, performance of works, provision of services, lease (sublease) contracts, bank account agreements, bank deposit agreements (including those signed with credit organizations), loan agreements, agreements for transactions with financial assets and other contracts) signed between the Bank and the Counterparty. If a contract stipulates that several types of services shall be rendered (several types of work performed, other transactions executed), then each type of services, works and transactions shall be viewed as performed under a separate contract.

Staged work delivery contract shall mean a Contract to be performed within several months which stipulates acceptance of works performed (services rendered) as each stage is completed, with drawing-up and signing of the Supporting Documents.

Commission Fee shall mean the Bank’s income in the form of fees for operations, services as well as for intermediary services under Commission and Mandate Contracts, Agency Contracts and other similar Contracts.

Commission Charge shall mean the Bank’s expense in the form of payments charged from the Bank for operations, transactions, services rendered to the Bank, including expenses related to support of the Bank’s activities, and in the form of payments charged from the Bank for rendering intermediary services under commission and mandate Contracts, agency Contracts or other similar Contracts.

Counterparty shall mean the other party to a Contract (customer, respondent bank, buyer, seller, receiver, consumer etc.).

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Accounts Payable shall mean the funds that were raised by the Bank on a temporary basis for settlements with respect to assets sold, works performed and services rendered, amount of repayment obligations to creditor Counterparty.

Deferment of payment shall mean the Contract provision according to which the Counterparty (buyer) shall pay for a service or work in full or in part in some time after the work or service was completed by the Contractor in due time under the Contract.

Supporting Documents shall mean primary documents that have been executed in compliance with the law, confirm the fact of work or service completion, serve as the basis to recognize the income received or expenses incurred (for instance, the act of transfer and acceptance of works performed, the act of services rendered, the Contractor’s reports etc.), and contain all the required details allowing to determine the substance and nature of the services rendered (works performed).

The principle for uniform recognition of income and expenses of Contract performance -for calculation of a income of expense amount for one month of Contract performance, the total cost of services under the Contract shall be divided by number of months of the Contract duration and in order to calculate amount of income or expense per one day of incomplete month, the total cost of services per one month of the Contract duration shall be divided by number of calendar days of such month unless otherwise specified in the Accounting Policy or other normative acts of the Bank.

Advance payment for a service (work) shall mean a Contract provision stipulating that the Counterparty (buyer) shall pay for the service or work in full or in part prior to the Contractor’s performance of the work or service in due time, as specified in the Contract.

Tariffs shall mean the list of possible amounts and rates of fees for the operations conducted by the Bank under instructions of individuals and legal entities, including credit organizations, stipulated by the Catalogue of tariffs for services rendered by the Bank approved by the Bank’s Order as well as by other Contracts establishing the said Tariffs.

Current Year shall mean the calendar year when a Contract was concluded and when Contract performance started.

1.3. Income and expenses shall be recognized and recorded based on the prudence principle.

1.4. Lump sums received (paid) that are subject to recording as income (expenses) in the subsequent periods shall be recorded in the Bank’s balance sheet as deferred income (expenses).
The time interval for recording the amounts on accounts of deferred income (expenses) shall constitute one calendar month. The amounts of deferred income and expenses for the corresponding calendar month shall be recorded on accounts of deferred income and expenses within the last five working days of the month. If deferred income and expenses are recorded, correspondingly, as income and expenses during the time intervals to which they refer, no additional primary supporting documents are needed to prove that income has been acquired or expenses incurred, i.e., to prove the fact of income and expenses recognition.

2. Income Recognition Rules
2.1. Income Recognition Principles
2.1.1. Income shall be recognized in accounts provided all of the following conditions are met:
the Bank’s right to receive the said income arises from a specific Contract or is confirmed in any other appropriate way;
the income amount may be determined;
there is no uncertainty as to income receipt;
as a result of a specific operation on delivery (realization) of asset, performance of works, provision of services, the ownership to the asset delivered has been transferred from the Bank to the buyer, or the work has been accepted by the customer, or the service has been rendered.

2.1.2. Interest income from operations involving placement (provision) of cash and precious metals, from acquired debt instruments (including third-party promissory notes), from securities lending operations as well as income from provision of other assets for a fee and on the temporary use basis (possession and use) shall be recognized by the Bank provided all of the conditions specified in subparagraphs “a”-“c”, paragraph 2.1.1 hereof are complied with.

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Lack or availability of uncertainty as to acquisition of the said income shall be recognized by the Bank based on estimated quality of loans, loan debt or similar debts (hereinafter — the “loan”) or the estimated level of risk of possible losses with respect to the appropriate asset (claim):
- for loans and assets (claims) referred by the Bank to quality categories I-III, income acquisition shall be recognized as positive (the probability of income acquisition is unconditional and (or) high);
- for loans and assets (claims) referred by the Bank to quality categories IV and V, income acquisition shall be recognized as uncertain (problematic or uncollectible income).

2.1.3. Income from operations involving asset delivery (realization), performance of works or provision of services shall be recognized by the Bank if all of the conditions specified in subparagraphs “a”, “b” and “d”, paragraph 2.1.1 hereof are complied with.
Income from specific operations of asset delivery (realization) shall be recognized in the Bank’s accounts on the date when ownership to the said delivered (realized) assets is transferred, irrespective of the contractual payment terms (advance, down payment, deferment, installments).

2.1.4. If at least one of the conditions listed in paragraph 2.1.1 hereof is not satisfied with respect to cash or other assets that have been actually received by the Bank, a liability (including liability in the form of Accounts Payable), and not income, shall be recognized in the accounts.

2.1.5. The amounts received (collected) which are to be transferred in favour of third parties shall not be recognized as income.

2.2. Income Recognition Date.
Depending on the type (nature) of operations conducted by the Bank, the Income Recognition Date shall mean:
2.2.1. The date when ownership to assets delivered (realized) is transferred — for income from specific operations of asset delivery (realization).

2.2.2. The date when work is accepted (service rendered) - for income from specific operations involving performance of works (rendering of services). The date of work acceptance (provision of service) shall be determined under the Contract signed (including the settlement date), or as the last working day of the month, or as the Date of receipt (drawing-up) of Supporting Documents, irrespective of the contractual payment terms.

2.2.3. The date when a court decision becomes effective, or the date when monetary funds are actually received, or the date when the debtor provides a written confirmation:
- with respect to income in the form of forfeits (fines, penalties) and (or) other sanctions for breach of contractual or debt obligations;
- with respect to loss (damage) compensation amounts.

2.2.4. The date when documents confirming the income are detected (received, settled and (or) found):
- for income from writing-off liabilities, including unclaimed Accounts Payable;
- for income from recording of cash and property surpluses;
- for income from cash received with respect to claims and accounts receivable that were written off as expenses in the past years;
- for other income of non-recurrent, random nature.

2.2.5. The earlier of the two dates: delivery date or settlement date, for the following transactions concluded:
- on purchase and sale of a foreign currency for Russian rubles in cash and non-cash forms (including futures transactions);
- purchase and sale of a foreign currency in exchange for another foreign currency) in cash and non-cash forms (including futures transactions).

2.2.6. The date of ownership transfer with respect to operations on:
- retirement (realization) of precious metals and precious stones (including futures transactions);
- retirement (realization) of the Bank’s property.

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2.2.7. Revaluation date — for income in the form of positive revaluation due to changes in the official foreign currency exchange rates/valuation prices for precious metals/ basic variables for claims and liabilities revaluated using IED:
- funds in foreign currencies;
- precious metals;
- claims and liabilities revaluated using IED.

2.2.8. The date fixed by the Contract — for income from operations related to conclusion and performance of settlement (non-delivery) futures transactions (including progress payments in the form of variation margin).

2.2.9. The date of claim retirement, which shall mean the date when the right of claim is transferred to other parties (realization date) determined by the transaction terms, or the date when a debtor (borrower) discharges its obligations.

2.2.10. The date of declaration (including open publication) — for income in the form of dividends based on share participation in the activities of other organizations.

2.3. Peculiarities of income recognition and accounting, depending on the contractual payment terms.
2.3.1. Income from operations received by the Bank on Recognition Date shall be recorded on income accounts.

2.3.2. Monetary funds received by the Bank prior to Recognition Date (for instance, under a Contract with the provision of Advance Payment for a service) shall be recognized in accounts on the day they are received:
- as Accounts Payable, if the Contract provides for monthly or staged drawing-up of Supporting Documents, and shall be referred to income accounts when Recognition Date occurs;
- as deferred income, if the contract does not provide for drawing-up of Supporting Documents, or if a single Supporting Document is drawn up for the total Contract amount at Contract start, and shall be referred to income accounts on the dates determined by paragraph 1.4 of this Annex.

2.3.3. If the income Recognition Date arrives under concluded Contracts with the provision for Payment Deferment, or if the funds are not received from the Counterparty, the Bank shall record the recognized income and the Accounts Receivable.

2.4. Peculiarities of income recognition with respect to Contracts performed within several months (income for services rendered for several months).
Income form provision of services, including Commission Fee, shall be recognized and recorded in the accounts:
2.4.1. for Contracts without staged delivery of works (services) — on the last working day of the month and on the date of Contract expiry, and for credit operations - also on the date of fee payment in accordance with the schedule, final credit repayment (if such date is earlier than the last business day of the month ), taking into account the Principle for uniform recognition of income and expenses based on the number of days/months of Contract performance, or based on the actual scope of rendered services, or based on the actual cost of the service rendered during the specific month according to the Contract terms.

2.4.2. for Contracts with staged delivery of works (services) — on the date Supporting Documents are received from the Counterparty, in the amount determined by the Supporting Documents.

2.5. Income from operations of asset delivery (realization) shall be determined as the difference between the balance sheet value of assets and the costs of asset retirement (delivery) in the established cases, and the proceeds from sale, and shall be recognized in accounts on the date when ownership to the said delivered (realized) assets is transferred, irrespective of the contractual payment terms.

2.6. Currency income from performance of works and provision of services shall be recorded on income accounts in ruble equivalents of the corresponding foreign currency amount, based on the official exchange rate of the Bank of Russia on the Date of Income Recognition.
If, for any reasons, the Supporting Documents serving as the basis for recording the operation in the accounts and (or) for determining the Income Recognition Date are accounted for on a later date, the differences between revaluation of foreign currency funds on the accounting date and on the Recognition Date shall be recorded in correspondence to the accounts for income/expenses from revaluation of foreign currency funds.

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2.7. If the Bank is entitled to directly debit funds from the Counterparty’s account, and if, on the date when the Contractor is to pay a fee to the Bank under the Contract, no funds are received towards the said fee and no funds are available on the Counterparty’s account, the Bank shall draw up a settlement document for collection of debt from the Counterparty and shall place the said document in the file of outstanding settlement documents (account No. 90902) on or prior to the next business day.

3. Expense Recognition Rules
3.1. Expense Recognition Principles
3.1.1. Expense shall be recognized in the Bank’s accounts provided the following conditions are met:
a) the expense is made (arises) according to a specific Contract, requirements of legislative or other normative acts, or business practices;
b) the expense amount may be determined;
c) there is no uncertainty with respect to the expense.

3.1.2. The Bank shall acknowledge that if the Bank acts as a customer (receiver, consumer, buyer) with respect to any works and services, the uncertainty regarding the above shall be removed starting from the Date of work or service acceptance by the Bank.

3.1.3. Expenses on specific operations of assets delivery (realization) shall be recognized in the Bank’s accounts on the date ownership to the assets delivered (realized) is transferred, irrespective of the contractual payment terms (advance, down payment, deferment, installments).

3.1.4. If any of the conditions listed in subparagraphs of paragraph 3.1.1 hereof is not met with respect to any cash actually paid or assets delivered, only the corresponding asset (or claim, including claim in the form of Accounts Receivable), and not expense, shall be recognized in the Bank’s accounts.

3.1.5. The costs and expenses subject to compensation to the Bank according to specific contract terms shall not be recognized as the Bank’s expenses and shall be recorded as Accounts Receivable.
Compensations regarding services of individual nature and banking operations shall be recorded on account receivable No. 47423 “Claims with respect to other operations”; compensations regarding business operations - on accounts No. 60312 “Settlements with suppliers, contractors and customers” and No. 60314 “Settlements with non-resident organizations on business operations”; compensations regarding other operations — on account No. 60323 “Settlements with other debtors”.
The costs of services which cannot be identified as related to specific Counterparties (for instance, mail bills, DHL bills) shall be recognized as the Bank’s expenses.

3.2. Expense Recognition Date
Depending on the type (nature) of operations conducted by the Bank, the Expense Recognition Date shall mean:
3.2.1. The date when ownership to assets delivered (realized) is transferred — for expenses on specific operations of asset delivery (realization).

3.2.2. The date when work is accepted (service rendered) - for expenses on specific operations involving performance of works (provision of services). The date of work acceptance (provision of service) shall be determined under the Contract signed (including the settlement date), or as the last working day of the month, or as the Date of receipt (drawing-up) of Supporting Documents, irrespective of the contractual payment terms.

3.2.3. The earlier of the two dates: delivery date or settlement date with respect to transactions:
- on purchase and sale of a foreign currency for Russian rubles in cash and non-cash forms (including futures transactions);
- purchase and sale of a foreign currency in exchange for another foreign currency) in cash and non-cash forms (including futures transactions).

3.2.4. The date of ownership transfer with respect to operations on:
- retirement (realization) of precious metals and precious stones (including futures transactions);
- retirement (realization) of the Bank’s property.

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3.2.5. The date of claim retirement, which shall mean the date when the right of claim is transferred to other parties (realization date) determined by the transaction terms, or the date when a debtor (borrower) discharges its obligations.

3.2.6. The date fixed by the Contract for payment of expenses on operations related to conclusion and performance of settlement (non-delivery) futures transactions (including progress payments in the form of variation margin).

3.2.7. The date when salary funds are calculated — for salary expenses.

3.2.8. The date falling on one of the last five working days in a month — for expenses on amortization of fixed and intangible assets.

3.2.9. The date of taxes and levies calculation, but no later than the corresponding payment date - for taxes and levies.

3.2.10. The date of advance report approval — for travel and representation expenses. Reports with regard to representation expenses incurred in cash by employees of the Bank which are to be compensated, shall be submitted within three working days after such representation event.

3.2.11. The date when monetary funds are actually paid, or effective date of a court decision or determination on including the debtor’s liabilities in the scheduled creditor’s register under bankruptcy proceedings:
- with respect to expenses in the form of forfeits (fines, penalties) and (or) other sanctions for breach of contractual or debt obligations;
- with respect to loss (damage) compensation amounts.

3.2.12. The date when documents are detected (received, settled and (or) found) confirming the expenses:
- on writing-off uncollected Accounts Receivable;
- on writing-off property or cash deficiencies1;
- resulting from force-majeure circumstances in business activity (a natural disaster, a fire, an accident, nationalization of property etc.);
- charity and other similar expenses;
- other expenses of non-recurrent, random nature.

3.2.13. Revaluation date — for expenses in the form of negative revaluation due to changes in the official foreign currency exchange rates/valuation prices for precious metals/ basic variables for claims and liabilities revaluated using IED:
- funds in foreign currencies;
- precious metals;
- claims and liabilities revaluated using IED.

3.3. The peculiarities of expense recognition, depending on the contractual payment terms
3.3.1. Expenses, including Commission Charges, paid (transferred) by the Bank on the Recognition Date shall be recorded on expense account.

3.3.2. Advance Payments made by the Bank under Contracts containing the provisions for Advance Payments shall be recognized in the corresponding accounts:
- as Accounts Receivable, if the Contract provides for monthly or staged drawing-up of Supporting Documents prior to Expense Recognition Date;
- as deferred expenses, if the contract does not provide for drawing-up of Supporting Documents, or if a single Supporting Document is drawn up for the total Contract amount at Contract start; the said expenses shall be referred to expense accounts according to paragraph 1.4 of this Annex.
____________________

1 including writing-off according to the procedure stipulated by Instruction “On the procedure of cash operations in JSC VTB Bank” enacted by Order of the Bank No. 682 dated August 1, 2005.

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3.3.3. If the Expense Recognition Date arrives under Contracts concluded with the provision for Payment Deferment, the Bank shall record the recognized expenses and Accounts Payable.

3.4. Peculiarities of expense recognition with respect to Contracts performed within several months. Expenses shall be recorded in the accounts as follows:
3.4.1. for Contracts without staged delivery of works (services) — on the last working day of the month and on the date of Contract expiry, taking into account the Principle for uniform recognition of income and expenses based on the number of days/months of Contract performance, or based on the actual scope of works performed or services rendered, or the specific cost of service (work) performed during the specific month, according to the Contract terms.

3.4.2. for Contracts with staged delivery of works — on the date Supporting Documents are received, in the amount determined by the Supporting Documents.

3.5. Peculiarities of recognition of certain expense types
3.5.1. Salary expenses, including quarterly bonuses and compensations, shall be recorded on expense accounts as they accrue. In this regard, the amounts of accrued vacation allowances transferred from one month to another shall be recognized as expenses in proportion to the number of days in each month.

3.5.2. Expenses on all types of fixed assets repairs shall be recognized based on Supporting Documents, as the tangible assets used for the repairs are written off and as the acts for transfer and acceptance of works performed are signed.

3.5.3. Expenses on utilities and other services rendered under the Contracts which do not provide for execution of Supporting Documents shall be recorded in the accounts on the last working day of the month based on calculations, certificates, readings of counters, norms etc.

3.5.4. VAT amounts paid shall be recorded as expenses if the cash has actually been transferred to the Counterparty, but no sooner than the Expense Recognition Date under the Contract, provided the corresponding invoices are available. Invoices only are insufficient without the Supporting Documents where the appropriate VAT amounts are shown in separate lines.

3.6. Expenses on specific operations of asset delivery (sale) shall be determined as the difference between the balance sheet value of assets, costs related to retirement (sale) of assets in the established cases, and the proceeds from selling; the said expenses shall be recognized in accounts on the date when ownership to the said delivered (sold) assets is transferred, irrespective of the contractual payment terms.

3.7. The Recognition Date for expenses in the form of forfeits (fines, penalties) and other sanctions for default or improper performance of contractual terms shall mean the Date the appropriate amounts are recognized by the Bank (the date of actual payment of funds transferred as forfeits), or the date when the court decision on collection of the said amounts from the Bank becomes effective.

3.8. Currency expenses on works performed and services rendered shall be recorded on expense accounts in ruble equivalents of the corresponding foreign currency amount, based on the official exchange rate on the Expense Recognition Date.
If, for any reasons, the Supporting Documents serving as the basis for recording the operation in the accounts and (or) for determining the Expense Recognition Date are accounted for on a later date, the differences between revaluation of foreign currency funds on the accounting date and on the Recognition Date (realization date) shall be reversed in correspondence to accounts for revaluation of foreign currency funds.

3.9. The cost of state duty with respect to statements of claim submitted to judicial bodies shall be recorded on account No. 60312 “Settlements with suppliers, contractors and customers”.
Based on an effective decision of the court regarding compensation by a party to the proceedings of the state duty amount paid by the Bank, the Bank’s state duty costs shall be transferred to account No. 60323 “Settlements with other debtors”.
If the court decision is not in favour of the Bank, the state duty costs shall be recognized as expenses on the date when the court decision takes effect.

3.10. According to Article 106 of the Arbitration Procedure Code of the Russian Federation, the litigation expenses related to proceedings in the court of arbitration shall include the amounts payable to experts, witnesses, translators, expenses related to on-site inspection of evidence, service fees of attorneys and other persons providing legal aid (representatives) as well as other expenses incurred by the parties to the case in connection to the arbitration proceedings.

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Legal and arbitration expenses incurred by the Bank while referring to judicial bodies shall be recognized as expenses if a judicial act sets out that the Bank is a defeated party in the case. In this case, the date of legal expense recognition shall constitute the date when the court decision becomes effective. If a judicial act rules that the other party to the case shall compensate the Bank’s legal expenses, the amount of legal expenses specified in the effective judicial act shall be recorded on account No. 60323 “Settlements with other debtors” until the said amount is collected (written off). Control over collection of accounts receivable shall be exercised according to the requirements set out in Regulation No. 283-P of the Central Bank of Russia “On the procedure for making provisions for possible losses by credit organizations” dated March 20, 2006 and in Instruction “On the procedure for making provisions for possible losses” enacted by Order No. 210 dated April 4, 2007.

4. Correction of erroneous entries in income and expense accounts

4.1. Erroneous entries in income and expense accounts may constitute:
- incorrect correspondence of accounts (including incorrect income/expense symbol of PLS);
- incorrect entry amount.

4.2. Errors affecting accounts for income and expenses shall be corrected by reversing the erroneous entry (reversal posting) together with drawing up corrective memorial slip and posting correct accounting entry based on new memorial slip.
If it is impossible to make corrections in accounting records by reversing the erroneous entry (in case of correspondence to accounts of the customers, cash accounts, or in case of recording settlement operations and other operations), one memorial slip shall be drawn up which refers to account where corrective entry was made and from where funds shall be debited and transferred to the right account.

4.3. Correction of errors related to income and expense accounts shall be made on the date of their detection.

4.3.1. Erroneous entries related to operations in the current year detected within the reporting year (within the period from January 01 to December 31) after signing daily balance sheet, shall be corrected together with recording operations on account No. 706 “Financial result of the current year” in PLS symbols based on economic substance of operations:

4.3.2. Erroneous entries related to operations in the reporting year, detected after the end of reporting year within the period of PBSDE operations before the date of annual report preparation, shall be corrected together with recording operations on account No. 707 “Financial result of the past year” in PLS symbols based economic substance of operations in accordance with the procedure for recording PBSDE operations in accordance with normative act of the Bank on annual report preparation;

4.3.3. Non-material erroneous entries related to operations of previous years (year before the reporting year), detected after the end of reporting year within the period of PBSDE operations before the date of annual report preparation, shall be corrected together with recording operations in accordance with the procedure for recording PBSDE operations on account No. 707 “Financial result of the past year” in PLS symbols as related to income and expenses of the previous years, detected in the reporting year;

4.3.4. Non-material erroneous entries related to operations in the reporting year as well as operations of previous years (year before the reporting year), detected within the period after the date of annual report preparation, shall be corrected together with recording on account No. 706 “Financial result of the current year” in PLS symbols as related to income and expenses of the previous years, detected in the reporting year.

4.3.5. 10801. Material erroneous entries related to operations of year before the reporting year, detected after the end of reporting year within the period of PBSDE operations before the date of annual report preparation, shall be corrected together with recording operations on account No. 10901 “Undistributed Profit” (No. 10901 “Uncovered Loss”) in correspondence to accounts to be corrected.

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At the same time in accordance with clauses 9-13 of Accounting Regulation “Correction of errors in accounting and reporting” approved by Order of the Russian Federation Ministry of Finance No. 63n dated June 28, 2010 the Bank shall perform retrospective recalculation of comparative figures presented in annual reports where respective error occurred.

4.3.6. Material erroneous entries related to the reporting year and (or) year before the reporting year, detected after the date of annual report preparation but before the date of its approval in accordance with the procedure provided by the laws of the Russian Federation, shall result in revision of annual report.
For such purposes an entry shall be made in order to recover balances of analytical accounts of account No. 707 “Financial result of the past year” formed before transfer of such balances to account No. 708 “Profit (loss) of the previous year”. Further correction of material error of the reporting year shall be made in accordance with the procedure set out in clause 4.3.3. of this Annex. Material error of the year before the reporting year shall be corrected in accordance with the procedure set out in clause 4.3.5 of this Annex.

4.3.7. Material erroneous entries related to previous years, detected in the current year after approval of annual report for the respective year, shall be corrected together with recording operations on account No. 10801 “Undistributed Profit” (No. 10901 “Uncovered Loss”) in correspondence to accounts to be corrected.

4.4. Examples of correction of errors in income and expense accounts of the Bank during the period of annual report preparation and after annual report preparation.

4.4.1. Examples of correction of non-material errors in income and expense accounts of the Bank related to operations in the reporting year, after the end of reporting year within the period of PBSDE operations before the date of annual report preparation (shall be recorded on account No. 707 using PBSDE turnovers)

Causes of non-material	Correction of non-material	Correction of non-material error
errors	error related to income account	related to expenses account
An error in the choice of	Debit of income account	Debit of expense account
income or expense ledger	(erroneous)	(correct)
account (incorrect	Credit of income account	(PLS symbol based on
correspondence of accounts	(correct)	economic substance)
	(PLS symbol based on	Credit of expense account
	economic substance)	(erroneous)
An error in the choice of	Debit of income account (PLS	Debit of Counterparty’s account
ledger account of	symbol based on economic	/ Receivables / Payables
Counterparty / Accounts	substance)	Account
Receivable / Accounts	Credit of Counterparty’s	(erroneous)
Payable	account / Receivables /	Credit of expenses account
	Payables Account (erroneous)	(PLS symbol based on
economic substance)
Debit of Counterparty’s
	account / Receivables /	Debit of expense account
	Payables Account	(PLS symbol based on
	(correct)	economic substance)
	Credit of income account	Credit of Counterparty’s account
	(PLS symbol based on	/ Receivables / Payables
	economic substance)	Account (correct)
Surplus income	Debit of income account	Debit of Counterparty’s account
amount was recognized	(PLS symbol based on	/ Receivables / Payables
(accrued)/surplus expense	economic substance)	Account
amount was recorded		Credit of expenses account
(an error in the transaction	Credit of Counterparty’s	(PLS symbol based on
amount)	account / Receivables /	economic substance)
Payables Account

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4.4.2. Examples of correction of non-material errors in income and expense accounts of the Bank related to operations of previous years (year before the reporting year), detected after the end of reporting year within the period of PBSDE operations before the date of annual report preparation (shall be recorded on account No. 707 using PBSDE turnovers)

Causes of non-material	Correction of non-material	Correction of non-material error
errors	error related to income account	related to expenses account
Surplus income	Debit of expense account (PLS	Debit of Counterparty’s account
amount was recognized	symbol “expenses of past	/ Receivables / Payables
(accrued)/surplus expense	years detected in the current	Account
amount was recorded	year”)	Credit of expense account (PLS
	Credit of Counterparty’s	symbol “income of past years
	account / Receivables /	detected in the current year”)
Payables Account

4.4.3. Corrections of non-material errors in income and expense accounts of the Bank related to operations in the reporting year as well as operations of previous years (year before the reporting year), detected within the period after the date of annual report preparation (shall be recorded on account No. 706 using turnovers of the current year)

Causes of non-material	Correction of non-material	Correction of non-material error
errors	error related to income account	related to expenses account
Surplus income	Debit of expense account (PLS	Debit of Counterparty’s account
amount was recognized	symbol “expenses of past	/ Receivables / Payables
(accrued)/surplus expense	years detected in the current	Account
amount was recorded	year”)	Credit of expense account (PLS
(an error in the transaction	Credit of Counterparty’s	symbol “income of past years
amount)	account / Receivables /	detected in the current year”)
Payables Account

4.4.4. Examples of correction of material errors in income and expense accounts of the Bank related to operations of previous years (year before the reporting year), detected within the period after the end of reporting year before the date of annual report preparation

4.4.4.1. In case of detection of material error in recording operations on the balance sheet of the Parent Organization

Causes of material errors	Correction of material error	Correction of material error
	related to income account	related to expenses account
Amount of income/expenses	Debit of Receivables /	Debit of account No. 10801
is not recorded or recorded	Payables	(10901)
at a lower value than it had	Account or other account*	Credit of Receivables /
to	Credit of account No. 10801	Payables
	(10901)	Account or other account*

4.4.4.2. In case of detection of material error in recording operations on the balance sheet of the Bank’s branch

Causes of material errors	Correction of material error	Correction of material error
	related to income account	related to expenses account
Amount of income/expenses	In the balance sheet of the	In the balance sheet of the
is not recorded or recorded	Bank’s branch	Bank’s branch
at a lower value than it had	Debit of Receivables /	Debit of account No. 30301
to	Payables	for own operations
	Account or other account*	Credit of Receivables /
	Credit of account No. 30301	Payables
	for own operations	Account or other account*
	In the balance sheet of the	In the balance sheet of the
	Parent Bank	Parent Bank
	Debit of account No. 30302	Debit of account No. 10801
	for own operations	(10901)
	Credit of account No. 10801	Credit of account No. 30302
	(10901)	for own operations

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4.4.5. Correction of material errors in income and expense accounts of the Bank related to operations of the reporting year detected after the end of reporting year after the date of annual report preparation and before the date of approval of the report in accordance with the procedure provided by the law, shall be made in accordance with the procedure set out in clause 4.4.1 of this Annex.

4.4.6. Correction of material errors in income and expense accounts of the Bank related to operations of previous years (year before the reporting year), detected after the end of reporting year within the period after the date of annual report preparation and before the date of its approval in accordance with the procedure provided by the law, shall be made in accordance with the procedure set out in clause 4.4.4 of this Annex.

4.4.7. Correction of material errors in income and expense accounts of the Bank related to operations of previous years, detected in the current year after approval of annual report for the respective year, shall be made on the day of detection of errors in accordance with the procedure set out in clause 4.4.4 of this Annex on account No. 10801 (10901).

4.5. Correction of non-material errors in income and expense accounts occurred while recording operations related to foreign currency accounts, shall be made with regard to ruble equivalent of the accounting entry amount in foreign currency on the exchange rate of the Bank of Russia effective as of the respective value date (date of income and expense recognition).

In the course of correction of errors committed in reporting period the difference between ruble equivalent of corrective entry of foreign currency amount on the exchange rate of the Bank of Russia as of the reporting date (December 31 of the reporting year) and the respective value date in the reporting year shall be recorded by PBSDE turnovers using accounts for revaluation of funds in foreign currency No. 70703/70708; the difference between ruble equivalent of corrective entry of foreign currency amount on the exchange rate of the Bank of Russia as of the reporting date (December 31 of the reporting period) and the respective date of corrective entry in the current year shall be recorded by turnovers of the current year using accounts for revaluation of funds in foreign currency No. 70603/70608;

5. Income and expense accounting on accrual basis
5.1. Income accounting on accrual basis.
5.1.1. Recognized income shall be recorded in ledger accounts opened according to the Bank’s established procedure for application of income and expense accounts.

5.1.2. If the Contract terms stipulate that the Bank shall receive down payments (advance) for works performed (services rendered), or in the case specified in paragraph 2.1.4 hereof, the cash received shall be recognized as Accounts Payable and shall be recorded in the appropriate accounts, depending on the nature of works performed (services rendered). Accounts Payable shall be maintained broken down by Counterparties (contracts), types of operations (commissions) and types of currencies (payment currencies).
Cash received as advance and down payments for banking operations specified in Article 5 of Federal Law “On banks and banking activity” shall be recorded on accounts No. 47422 “Liabilities with respect to other operations”. Analytical accounting of the said operations shall be maintained in ledger accounts opened for each Counterparty (contract) or each type of operations.
- The amounts of advances and down payments received from beneficiaries (buyers, customers) for business operations shall be recorded on accounts No. 60311 “Settlements with suppliers, contractors and customers” and No. 60313 “Settlements with non-resident organizations on business operations”. Analytical records shall contain ledger accounts opened for each Counterparty, analytical accounting may be carried out broken down by agreements.
- Cash received as payments for other business operations shall be recorded on account No. 60322 “Settlements with other creditors”. Analytical records shall contain ledger accounts opened for each Counterparty.

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5.1.3. If the Contract terms stipulate that the Bank shall provide Payment Deferment to the Counterparty, Accounts Receivable shall be recorded in balance sheet accounts on the Income Recognition Date, depending on the nature of works performed (services rendered) in correspondence to the income accounts. Accounts Receivable shall be maintained in the currency of the Contract (Tariff) or in the payment currency, if the Account Receivable is subject to IED under the Contract terms. Accounts Receivable shall be broken down by contracts and types of operations (commissions).
- If income from banking activities and penalties from banking operations accrue, Accounts Receivable shall be recorded on account No. 47423 “Claims with respect to other operations”. Analytical accounting shall be maintained in ledger accounts opened for each Counterparty (contract) or each type of operations, as for credit operations analytical accounting may be maintained broken down by claims and payment of fees to the Bank.
If income accrues with respect to business operations (services rendered, works performed), Accounts Payable shall be recorded on accounts No. 60312 “Settlements with suppliers, contractors and customers” and No. 60314 “Settlements with non-resident organizations on business operations”. Analytical records shall contain ledger accounts opened for each Counterparty, analytical accounting may be carried out broken down by agreements.
- If income accrues with respect to other business operations as well as penalties (forfeits, fines) with respect to other operations, Accounts Receivable shall be recorded on account No. 60323 “Settlements with other debtors”. Analytical records shall contain ledger accounts opened for each Counterparty.

5.1.4. If income recognition date is the same as the date of actual payment, then the use of Accounts Receivable is not mandatory.

5.1.5. In case the Contract does not provide for drawing-up of Supporting Documents, or if a single Supporting Document is drawn up for the total Contract amount at Contract start, as well as in case of prepayment for long-term services, the received (acquired) non-recurrent amounts of commission fee for the total Contract amount shall be recorded on account No. 61301 “Deferred income from lending operations” with respect to credit operations, on account No. 61304 “Deferred income from other operations” with respect to business operations and other operations and shall be recorded as income in subsequent months according to paragraph 3.5.2 of the Accounting Policy. Analytical records shall be maintained broken down by each Contract.

5.2. Expense accounting on accrual basis
5.2.1. Recognized expenses shall be recorded in ledger accounts opened according to the Bank’s established procedure for application of income and expense accounts.

5.2.2. If the Contract terms stipulate that the Bank shall transfer down payments (advance) for works performed or services rendered in favour of the Bank, or in the case specified in paragraph 3.1.4 hereof, the cash transferred shall be recognized as Accounts Receivable and shall be recorded in the appropriate accounts, depending on the nature of works performed (services rendered). Accounts Receivable shall be maintained in payment currency.
- Cash paid to other counterparties for conducting banking operations specified in Article 5 of Federal Law “On banks and banking activity” shall be recorded on accounts No. 47423 “Claims with respect to other operations”. Analytical records shall contain ledger accounts opened for each Counterparty (contract) or each type of operations.
The amounts of advances and down payments made to suppliers and contractors, transferred as payments for business operations shall be recorded on accounts No. 60312 “Settlements with suppliers, contractors and customers” and No. 60314 “Settlements with non-resident organizations on business operations”. Analytical records shall contain ledger accounts opened for each Counterparty, analytical accounting may be carried out broken down by agreements.
- Cash transferred as payments for other business operations, including payment of penalties, shall be recorded on account No. 60323 “Settlements with other debtors”. Analytical records shall contain ledger accounts opened for each Counterparty.
- The advance amounts paid towards future accruals of salaries or towards specific labor contracts (agreements) shall be recorded on account No. 60306 “Salary settlements with employees”.
Analytical records shall contain ledger accounts opened for each employee, including the persons who are not employed by the Bank but have performed works based on specific civil law contracts (agreements).

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- The amounts of accountable cash paid to employees, the amounts transferred to an employee who is outside of the Bank for business purposes; the amounts of cash and other tangible assets deficiencies arising due to cash miscalculations, theft and other abusive practices of the Bank’s employees shall be recorded on account No. 60308 “Settlements with employees with respect to accountable amounts”. Analytical records shall contain ledger accounts opened for each employee who receives accountable cash, and for designated purposes of the accountable amounts, as well as for each employee of the Bank who has caused a deficiency in cash and other valuables.

5.2.3. If the Contract terms stipulate that the Bank shall receive Payment Deferment, Accounts Payable shall be recorded on the Expense Recognition Date in correspondence to the expense accounts, depending on the nature of works performed (services rendered). Accounts Payable shall be maintained in the currency of the Contract (Tariff) or in the payment currency, if the Account Payable is subject to IED under the Contract terms.
- Expenses that accrue on payments to Counterparties for services rendered (works performed) in the course of banking operations on terms of Payment Deferment as well as expenses that accrue on penalties (fines, forfeits) with respect to banking operations shall be recorded as Accounts Payable on account No. 47422 “Liabilities with respect to other operations”. Analytical accounting of the said operations shall be maintained in ledger accounts opened for each Counterparty (contract) or each type of operations.
- The costs of accepted works and services due to suppliers and contractors shall be recorded on accounts No. 60311 “Settlements with suppliers, contractors and customers” and No. 60313 “Settlements with non-resident organizations on business operations”. Analytical records shall contain ledger accounts opened for each Counterparty, analytical accounting may be carried out broken down by agreements.
- If expenses accrue with respect to other business operations and penalties (fines, forfeits), Accounts Payable shall be recorded on account No. 60322 “Settlements with other creditors”. Analytical records shall contain ledger accounts opened for each Counterparty.
- The amounts of accrued salaries, including accruals for the first half of the month, bonuses and other payments stipulated by the law, shall be recorded on account No. 60305 “Salary settlements with employees”. Analytical records shall contain ledger accounts opened for each employee, including the persons who are not employed by the Bank but have performed works based on specific civil law contracts (agreements).
- In case the Contract does not provide for drawing-up of Supporting Documents, or if a single Supporting Document is drawn up for the total Contract amount at Contract start, the paid non-recurrent commission charges subject to recording as deferred expenses shall be recorded on account No. 61403 “Deferred expenses on other operations” and shall be recorded as expenses in subsequent months according to paragraph 3.5.3 of the Bank’s Accounting Policy. Analytical records shall be maintained broken down by each Contract.

5.2.4. If expenses recognition date is the same as the date of actual payment, then the use of Accounts Payable is not mandatory.

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Annex 2
to Regulation “Accounting Policy of JSC VTB Bank” enacted by Order of JSC VTB Bank No. 711 dated December 31, 2010

PROCEDURE FOR RECORDING INCOME AND EXPENSES FROM REVALUATION OF FOREIGN CURRENCY FUNDS AND PRECIOUS METALS, ASSETS (CLAIMS) AND LIABILITIES CONTAINING INSEPARABLE EMBEDDED DERIVATIVES (IED), CLAIMS AND LIABILITIES WITH RESPECT TO SETTLEMENT (NON-DELIVERY) TRANSACTIONS AND OPENING THE APPROPRIATE ACCOUNTS IN JSC VTB BANK

1. Revaluation of foreign currency funds
1.1. Revaluation of foreign currency funds shall be carried out according to paragraph 1.17, Part I “General Provisions” of the Rules.

1.2. Revaluation of foreign currency funds shall be carried out in automatic mode at the start of transaction day before operations are recorded in accounts. Opening balances of ledger accounts, except for amounts or received and issued advances and down payments for supplied goods, performed works and rendered services, which are recorded on balance sheet accounts for settlements with non-resident organizations with respect to business operations, shall be subject to revaluation. At the end of transaction day, foreign currency accounts shall be valuated additionally.

1.3. Analytical accounting data denominated in foreign currency shall be converted into rubles (foreign currency funds shall be revaluated) by multiplying the foreign currency amount by the official exchange rate set for the said currency against ruble by the Bank of Russia (hereinafter — the official exchange rate).

1.4. Foreign currency accounts in the Bank’s balance sheet shall be revaluated on the Bank’s working days based on the official exchange rates set for foreign currencies against ruble by the Bank of Russia for the given day. A daily balance sheet for January 1 shall be made based on the official exchange rates valid as of December 31.

1.5. Recording of revaluation of foreign currency accounts in Chapter “A” “Balance sheet accounts” in the Chart of Accounts of the Rules
1.5.1. Positive revaluation of foreign currency funds shall be recorded based on the accrued total since the year start in balance sheet account No. 70603, the negative revaluation shall be recorded in balance sheet account No. 70608. On the first working day of the new year, following drawing-up of the accounting balance sheet for January 1, the balances on the accounts specified above shall be transferred to accounts for recording the financial result of the past year. Positive revaluation shall be transferred to balance sheet account No. 70703, and negative revaluation - to balance sheet account No.70708. On the day when the annual accounting report is prepared, the balances on the accounts of financial result for the past year shall be transferred to the account of profit (loss) of the past year.

1.5.2. Income from the said operations shall be recorded in the Income Statement (hereinafter — IS) under symbol 15102, and expenses — under symbol 24102.

1.5.3. Revaluation shall be carried out and recorded in the accounts separately for each foreign currency code. Separate ledger accounts for recording revaluation of foreign currency funds shall be opened taking into account the following peculiarities.
Income and expenses from revaluation of the currencies whose official exchange rates against ruble are set by the Bank of Russia on a daily basis (on the Bank’s working days) shall be recorded on separate ledger accounts in the ABS of the Parent Organization/branches. Ledger accounts shall be opened for each of the currency codes:
- for recording revaluation of foreign currency accounts, except for accounts on operations with securities denominated in foreign currencies;
- for recording revaluation of accounts on operations with securities denominated in foreign currencies.

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For the purpose of recording income and expenses from revaluation of currencies whose official exchange rates against ruble are set by the Bank of Russia on a monthly basis and the currencies used in the Russian Federation banking system under inter-governmental agreements (the clearing currencies), the above currencies are classified in groups. Revaluation of accounts denominated in the said currencies shall be recorded in ABS of the Parent Organization/branches on ledger accounts opened for a currency group (2 ledger accounts per each group):
- for recording revaluation of foreign currency accounts, except for accounts on operations with securities denominated in foreign currencies;
- for recording revaluation of accounts on operations with securities denominated in foreign currencies.

The results of revaluation of the currencies whose official exchange rates against ruble are set by the Bank of Russia on a monthly basis and the currencies used in the Russian Federation banking system under inter-governmental agreements (the clearing currencies), broken down by currency codes, for any set period of time shall be recorded in the cumulative list.

1.5.4. The chart of ledger accounts for revaluation of foreign currency funds and the account numbers based on the codes of revaluated currencies are provided in Annex 1 hereto.

1.5.5. Positive revaluation shall be determined and recorded in the accounts as follows:
1) increase in the ruble equivalent of assets and claims — debit of asset account; credit of No. 70603;
2) decrease in the ruble equivalent of liabilities — debit of liability account; credit of No. 70603.

1.5.6. Negative revaluation shall be determined and recorded in the accounts as follows:
1) decrease in the ruble equivalent of assets and claims — debit of No. 70608; credit of asset account;
2) increase in the ruble equivalent of liabilities — debit of No. 70608; credit of liability account.

1.6. Recording of foreign currency accounts revaluation in Chapter “C” “Off-balance sheet accounts” in the Chart of Accounts of the Rules.
1.6.1. Off-balance sheet accounts for claims and liabilities in foreign currency shall be revaluated due to changes in the official exchange rate of the Bank of Russia. Off-balance sheet accounts No. 99998 and No. 99999 shall be maintained in rubles and shall not be revaluated.

1.6.2. If the official foreign currency exchange rates against ruble increase, revaluation of off-balance sheet accounts shall be recorded as follows:
1) for off-balance sheet liability accounts — debit of No. 99998; credit of the said accounts;
2) for off-balance sheet asset accounts — debit of the said accounts; credit of No. 99999.

1.6.3. If the official foreign currency exchange rates against ruble drop, revaluation of off-balance sheet accounts shall be recorded as follows:
1) for off-balance sheet liability accounts - debit of the said accounts; credit of No. 99998;
2) for off-balance sheet asset accounts — debit of No. 99999; credit of the said accounts.

2. Revaluation of precious metals
2.1. Revaluation of precious metals shall be carried out according to paragraph 1.18, Part I “General Provisions” of the Rules.

2.2. Revaluation of precious shall be carried out at the start of transaction day before any operations are recorded in the account (accounts). Incoming balances on ledger accounts at the day start shall be subject to revaluation. At the end of transaction day, precious metals accounts shall be valuated additionally.

2.3. Analytical accounting data denominated in accounting units of precious metals weight shall be converted into rubles (precious metals shall be revaluated) by multiplying the quantity of a precious metal, recorded in analytical ledger accounts under the appropriate code, by the valuation price set for the said metal by the Bank of Russia on a daily basis.

2.4. Precious metal accounts in the Bank’s balance sheet shall be revaluated on the Bank’s working days based on changes in the valuation price for the metal set by the Bank of Russia. A daily balance sheet for January 1 shall be made based on the valuation price for the corresponding affined precious metal valid as of December 31.

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2.5. Recording of revaluation of precious metals accounts in Chapter “A” “Balance sheet accounts” in the Chart of Accounts of the Rules.
2.5.1. Positive revaluation of precious metals shall be recorded based on the accrued total since the year start in balance sheet account No. 70604, the negative revaluation shall be recorded in balance sheet account No. 70609. On the first working day of the new year, following drawing-up of the accounting balance sheet for January 1, the balances on the accounts specified above shall be transferred to accounts for recording the financial result of the past year. Positive revaluation shall be transferred to balance sheet account No. 70704, and negative revaluation - to balance sheet account No.70709. On the day when the annual accounting report is prepared, the balances on the accounts of financial result for the past year shall be transferred to the account of profit (loss) of the past year.

2.5.2. Income from the said operations shall be recorded in the Income Statement under symbol 15103, expenses — under symbol 24103.

2.5.3. Revaluation shall be carried out and recorded in the accounts separately for each precious metal code, i.e., a separate ledger account shall be opened for each precious metal code.
The chart of ledger accounts for revaluation of precious metals and the account numbers based on the codes of revaluated metals are provided in Annex 2 hereto.

2.5.4. Positive revaluation shall be determined and recorded in the accounts as follows:
1) increase in the ruble equivalent of assets and claims — debit of asset account; credit of No. 70604;
2) decrease in the ruble equivalent of liabilities — debit of liability account; credit of No. 70604.

2.5.5. Negative revaluation shall be determined and recorded in the accounts as follows:
1) decrease in the ruble equivalent of assets and claims — debit of No. 70609; credit of asset account;
2) increase in the ruble equivalent of liabilities — debit of No. 70609; credit of liability account.

2.6. Recording of precious metals accounts revaluation in Chapter “C” “Off-balance sheet accounts” in the Chart of Accounts of the Rules.
2.6.1. Off-balance sheet accounts for claims and liabilities in precious metals shall be revaluated due to changes in valuation prices for precious metals.

2.6.2. Revaluation of off-balance sheet accounts due to increase in valuation prices for precious metals shall be recorded as follows:
1) for off-balance sheet liability accounts — debit of No. 99998; credit of the said accounts;
2) for off-balance sheet asset accounts — debit of the said accounts; credit of No. 99999.

2.6.3. Revaluation of off-balance sheet accounts due to decrease in valuation prices for precious metals shall be recorded as follows:
1) for off-balance sheet liability accounts - debit of the said accounts; credit of No. 99998;
2) for off-balance sheet asset accounts — debit of No. 99999; credit of the said accounts.

3. Revaluation (recalculation) of assets (claims) and liabilities containing IED
3.1. The Bank’s income and expenses shall be determined taking into account the differences related to the use of IED.

3.2. Assets, claims and (or) liabilities whose particular value (cost) is determined using IED shall be subject to mandatory revaluation (recalculation) on the last working day of each month, on the day of the event terminating the accrual period, and on the day when payment claims or liabilities are discharged.
Incoming balances on ledger accounts determined using IED at the day start shall be subject to revaluation. At the end of transaction day, the accounts determined using IED shall be valuated additionally.
Revaluation of the accounts determined using IED, performed on the last working day of each month and on the day of the event terminating the accrual period, shall be carried out at the start of a transaction day before any operations are recorded in the accounts.

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Revaluation of the accounts determined using IED, performed on the day when payment claims or obligations are discharged, shall be carried out before any operations are recorded in the accounts for payment claims or liabilities.

3.3. If, under contract terms, the particular value of a claim (the cost of asset) or a liability is determined using two or more IED, revaluation (recalculation) shall be performed for each IED. No adding or offsetting of the revaluation (recalculation) results for different IED shall be allowed.

3.4. If, under the terms of purchase and sale contracts (contracts for works or services), the amount of proceeds (the cost of purchased property, performed works, rendered services) is determined using IED, the differences related to the said use of IED shall accrue starting from the date of transferring ownership to the asset delivered (the date of acceptance of property, performed works or the date of service provision) and until the date when the actual payment is made, or until the date of the event terminating the accrual period, both dates inclusive. In this case, the amount of liability (payment) or claim (payment) under the purchase and sale contract (contract for works or services) shall be subject to revaluation due to the use of IED.

3.5. Recording of revaluation of the accounts determined using IED, Chapter “A” “Balance sheet accounts” in the Chart of Accounts of the Rules.
3.5.1. Income from the use of IED shall be recorded based on the accrued total since the year start in balance sheet account No. 70605. Expenses from the use of IED shall be recorded in balance sheet account No. 70610. On the first working day of the new year, following drawing-up of the accounting balance sheet for January 1, the balances on the accounts specified above shall be transferred to accounts for recording the financial result of the past year. Income shall be transferred to balance sheet account No. 70705, and expenses - to balance sheet account No.70710. On the day when the annual accounting report for 2009 is prepared, the balances from the accounts of financial result of the past year shall be transferred to the account of profit (loss) of the past year.

3.5.2. Income from using changes in security price as IED shall be recorded in the Income Statement under symbol 15201, expenses — under symbol 24201.

3.5.3. Income from using changes in currency exchange rate as IED shall be recorded in the Income Statement under symbol 15202, expenses — under symbol 24202.

3.5.4. Income from using changes in price index as IED shall be recorded in the Income Statement under symbol 15203, expenses — under symbol 24203.

3.5.5. Income from using changes in other variables as IED shall be recorded in the Income Statement under symbol 15204, expenses — under symbol 24204.

3.5.6. Analytical records of accounts for IED revaluation shall be broken down by derivatives. The chart of ledger accounts for IED revaluation and the account numbers are provided in Annex 3 hereto.

3.5.7. Positive revaluation of accounts containing IED shall be determined and recorded as follows:
1) increase in the amount of claims (cost of assets) —
debit of asset account for IED claim; credit of No. 70605;
2) decrease in the amount of liabilities at regular revaluation (recalculation) or at discharge, as compared to the previous revaluation (accounting date) — debit of liability account for IED liability; credit of No. 70605.
debit of liability account for IED liability; credit of No. 70605;

3.5.8. Negative revaluation of accounts containing IED shall be determined and recorded as follows:
1) decrease in the amount of claims (cost of assets) —
debit No. 70610; credit of asset account for IED claim; 70610;
2) increase in the amount of liabilities at regular revaluation or at discharge, as compared to the previous revaluation (accounting date) — debit of liability account for IED liability; credit of No. 70605.
debit No. 70610; credit of liability account for IED liability;

3.6. If the price (transaction amount) of the third-party promissory notes acquired (sold) under a purchase and sale contract differs from the payment currency and if the date of ownership transfer occurs sooner than the settlement date, the claims (liabilities) with respect to cash delivery shall be subject to revaluation using IED, with the positive revaluation recorded on balance sheet account No. 70605 (symbol 15202) and the negative evaluation — on balance sheet account No. 70610 (symbol 24202) in correspondence to accounts No. 47407 or No. 47408 “Settlements on conversion and futures transactions”.

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3.6.1. If third-party promissory notes discounted by the Bank with par value in one currency contain the effective payment clause in a different currency, the income and expenses arising from the use of IED due to changes in the rate of payment currency against the rate of par value currency of the promissory notes shall be recorded starting from the date when the promissory notes are recognized in the accounts, no sooner than the last working day of each month, and on the date of promissory notes retirement (selling).

3.6.1.1. Positive revaluation of discounted promissory notes containing IED shall be recorded in the accounts as follows:
Debit of discounted promissory notes account;
Credit of 70605, symbol 15202.

Debit of “Accrued interest income” / “Accrued discount”;
Credit of 70605, symbol 15202.

3.6.1.2. Negative revaluation of discounted promissory notes containing IED shall be recorded in the accounts as follows:
Debit of No. 70610, symbol 24202;
Credit of discounted promissory notes account.

Debit of 70610, symbol 24202;
Credit of “Accrued interest income” / “Accrued discount”

During adjustment of accrued interest/discount, IED shall not be adjusted.

3.7. If promissory notes issued by the Bank with par value in one currency contain the effective payment clause in a different currency, the income and expenses arising from the use of IED due to changes in the rate of payment currency against the rate of par value currency shall be recorded in accounts starting from the date of ownership transfer.

3.7.1. Positive revaluation of discounted promissory notes containing IED shall be recorded in the accounts as follows:
Debit of discounted promissory notes account
Credit of 70605, symbol 15202

Debit of account no. 52501 “Interest liabilities on securities issued”
Credit of 70605, symbol 15202
or
Debit of 70610, symbol 24202;
Credit of 52503 “Discount on securities issued”.

3.7.2. Negative revaluation of discounted promissory notes containing IED shall be recorded in the accounts as follows:
Debit of 70610, symbol 24202;
Credit of issued promissory notes account

Debit of 70610, symbol 24202;
Credit of 52501 “Interest liabilities on securities issued”
or
Debit of 52503 “Discount on securities issued”
Credit of 70605, symbol 15202.

4. Recording of financial assets on accounts of Chapter “D”, “Futures Transactions” in the Chart of Accounts of the Rules
Accounts “Unrealized exchange rate differences” shall be opened for recording unrealized exchange rate differences arising from revaluation of claims and (or) liabilities with respect to futures transactions involving purchase and sale of foreign currency, precious metals and securities recorded on accounts of Chapter “D” “Futures transactions”.

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For accounting purposes, paired ledger accounts (asset and liability) for recording unrealized income and expenses separately for revaluation of claims and liabilities on transactions concluded shall be opened in accounts “Unrealized exchange rate differences”.
Analytical records on “Unrealized exchange rate differences” accounts shall be maintained broken down by financial assets subject to revaluation, i.e., by types of transactions: delivery and non-delivery; within delivery and non-delivery transactions by types of transactions: forward, option, swap, by types of foreign currencies; by types of precious metals; by types, issues and par values of securities for the concluded contracts (transactions), and separately for claims and liabilities within each transaction.
In this case, the results of revaluation of claims and liabilities with respect to concluded contracts (transactions) shall be recorded in extensive form; no balancing of revaluation results for different transactions, and claims and liabilities for each transaction shall be allowed.

4.1. Recording of foreign currency accounts revaluation in Chapter “D” “Futures transactions”
4.1.1. Claims and (or) liabilities in foreign currency shall be subject to revaluation:
- on transaction day — for the amount of the difference between the transaction exchange rate (price) and the official exchange rate;
- on the day of official rate change — for the amount of difference between the last official exchange rate and the newly established one.

4.1.2. The following accounts shall be used for recording unrealized exchange rate differences arising from foreign currency revaluation:
- No. 93801 “Unrealized exchange rate differences from foreign currency revaluation” (asset);
- No. 96801 “Unrealized exchange rate differences from foreign currency revaluation” (liability).

4.2. Recording of precious metals accounts revaluation in Chapter “D” “Futures transactions”
4.2.1. Claims and (or) liabilities in precious metals shall be subject to revaluation:
- on transaction day — for the amount of the difference between the transaction price and the valuation price for the metal;
- on the day of valuation price change — for the amount of difference between the last valuation price and the newly established one.

4.2.2. The following accounts shall be used for recording unrealized exchange rate differences arising from precious metals revaluation:
- No. 93901 “Unrealized exchange rate differences from precious metals revaluation” (asset);
- No. 96901 “Unrealized exchange rate differences from precious metals revaluation” (liability).

4.3. Recording of securities revaluation on accounts of Chapter “D” “Futures transactions”
4.3.1. Claims and (or) liabilities with respect to concluded futures transactions for purchase and sale of securities shall be subject to revaluation due to changes in the market (stock exchange) prices for securities:
- on transaction day — for the amount of the difference between the transaction price and the market (stock exchange) price for securities used for revaluation purposes;
- on the day of changes in the market (stock exchange) prices — for the amount of difference between the last market (stock exchange) price used for revaluation purposes and the newly established market (stock exchange) price.

4.3.2. The following accounts shall be used for recording unrealized exchange rate differences arising from revaluation of claims/liabilities with respect to securities:
- No. 94001 “Unrealized exchange rate differences from securities revaluation” (asset);
- No. 97001 “Unrealized exchange rate differences from securities revaluation” (liability).

5. Revaluation of claims and liabilities with respect to settlement non-delivery transactions of Chapter “D” “Futures Transactions” in the Chart of Accounts of the Rules
5.1. For the purposes hereof, a settlement (non-delivery) futures transaction shall mean a futures transaction whose subjects include receipt or payment of cash resulting from changes in the interest rate, market (stock exchange) price of securities, currency exchange rate, price index or other variables with respect to the specified asset (underlying asset), provided the transaction terms do not stipulate delivery of the said underlying asset.

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5.2. Liabilities arising from purchase and sale transactions shall be recorded on liability accounts, and claims — on asset accounts. Claims and (or) liabilities under settlement (non-delivery) futures transactions shall be recorded on accounts for cash delivery claims and liabilities in correspondence to accounts for unrealized exchange rate differences from revaluation of claims and liabilities with respect to settlement (non-delivery) futures transactions.

5.3. Claims and (or) liabilities regarding financial assets with the market or officially quoted prices (exchange rates, interest rates, indices or other variables) shall be recorded on accounts based on the said prices (rates, variables) and shall be subject to revaluation:
- on transaction day — for the amount of the difference between the transaction rate (price) and the official rate, valuation price for precious metals, market (stock exchange) price for securities, interest rate, index or other variable, as of the transaction date;
- on the Bank’s working day in case of changes in the official rates, valuation prices for precious metals, market (stock exchange) prices for securities, interest rates, indices or other variables — for the amount of the difference between the last official rate (market price, valuation price for precious metals, or other variable) and the newly established official rate (market price, valuation price for precious metals, or other variable).

5.4. Accounts “Unrealized exchange rate differences” are used for recording exchange rate differences arising from revaluation of claims and liabilities regarding settlement (non-delivery) futures transactions:
- No. 95001 “Unrealized exchange rate differences from claims and liabilities revaluation due to interest rate change” (asset);
- No. 95002 “Unrealized exchange rate differences from claims and liabilities revaluation due to changes in market prices (price indices) of securities” (asset);
- No. 95003 “Unrealized exchange rate differences from claims and liabilities revaluation due to exchange rate changes” (asset);
- No. 95004 “Unrealized exchange rate differences from claims and liabilities revaluation due to changes in price indices (securities excluding)” (asset);
- No. 95005 “Unrealized exchange rate differences from claims and liabilities revaluation due to changes in other variables” (asset);
- No. 97101 «“Unrealized exchange rate differences from claims and liabilities revaluation due to interest rate change” (liability);
- No. 97102 “Unrealized exchange rate differences from claims and liabilities revaluation due to changes in market prices (price indices) of securities” (liability);
- No. 97103 “Unrealized exchange rate differences from claims and liabilities revaluation due to exchange rate changes” (liability);
- No. 97104 “Unrealized exchange rate differences from claims and liabilities revaluation due to changes in price indices (securities excluding)” (liability);
- No. 97105 “Unrealized exchange rate differences from claims and liabilities revaluation due to changes in other variables” (liability).

5.5. For accounting purposes and for recording of unrealized income and expenses separately from revaluation of claims and liabilities from transactions concluded, each subdivision of the Bank shall open paired ledger accounts in rubles (asset and liability) on accounts “Unrealized exchange rate differences” on the day the transaction is recorded on accounts of Chapter “D” “Futures transactions”. In this case, analytical records shall provide information on the amount of claims and liabilities for each settlement (non-delivery) futures transaction.

5.6. At the end of a transaction day, unrealized exchange rate differences arising from revaluation of claims and liabilities with respect to settlement (non-delivery) futures transactions may remain only on one ledger account of the two accounts opened for revaluation of claims or liabilities: either the asset (expense) or the liability (income) account. In this case, no balancing of results of revaluation of claims and liabilities with respect to different transactions and within each transaction shall be allowed in respect of claims and liabilities.

5.7. Each transaction day shall start with an entry made in the account for unrealized exchange rate differences where the balance remains (one out of the specified paired accounts for revaluation of claims and liabilities with respect to settlement (non-delivery) futures transactions). At the end of a transaction day, if any debit balance arises on the liability ledger account, or a credit balance arises on the asset ledger account, the said balance shall be transferred to the appropriate paired account by making the appropriate entry.

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5.8. Revaluation shall be determined and recorded as follows:
- if there is a balance on account No. 971 in the morning:
1) increase in cash delivery claims — debit of cash delivery claims account; credit of No. 971;
2) decrease in cash delivery liabilities — debit of cash delivery liabilities account; credit of No. 971;
3) increase in cash delivery liabilities — debit of No. 971; credit of cash delivery liabilities account;
4) decrease in cash delivery claims — debit of No. 971; credit of cash delivery claims account;

- if there is a balance on account No. 950 in the morning:
1) increase in cash delivery claims — debit of cash delivery claims account; credit of No. 950;
2) decrease in cash delivery liabilities — debit of cash delivery liabilities account; credit of No. 950;
3) increase in cash delivery liabilities — debit of No. 950; credit of cash delivery liabilities account;
4) decrease in cash delivery claims — debit of No. 950; credit of cash delivery claims account.

5.9. If the negative revaluation amount exceeds the positive revaluation amount recorded on balance sheet account No. 971 and if the Bank’s liability arises with respect to cash delivery:
- the negative revaluation amount within the limits of the positive one shall be written off the cash delivery claims account in correspondence to balance sheet account No. 971;
- the amount by which the negative revaluation exceeds the positive one shall be recorded as credit of the cash delivery liabilities account in correspondence to balance sheet account No. 950.

If the positive revaluation amount exceeds the negative revaluation amount recorded on balance sheet account No. 950 and if the Bank’s claims arise with respect to cash delivery:
- the positive revaluation amount within the limits of the negative one shall be written off the cash delivery liabilities account in correspondence to balance sheet account No. 950;
- the amount by which the positive revaluation exceeds the negative one shall be recorded as debit of the cash delivery claims account in correspondence to balance sheet account No. 971.

69

Annex 1

to the Procedure for recording income and expenses from revaluation of foreign currency funds and precious metals, assets (claims) and liabilities containing inseparable embedded derivatives (IED), claims and liabilities with respect to settlement (non-delivery) transactions and opening the appropriate accounts in JSC VTB Bank (Annex 2 to Regulation “Accounting Policy of JSC VTB Bank” enacted by Order of JSC VTB Bank dated December 31, 2010 No. 711)

The chart of ledger accounts for revaluation of foreign currency funds and the account numbers based on the codes of revaluated currencies

Positive revaluation accounts:

No. 70603 810 K NNNN 15102 VV* “Income from revaluation of funds in (name of foreign currency or currency group)”
No. 70603 810 K NNNN 15102 VV** “Income from revaluation of accounts for operations with securities denominated in (name of foreign currency or currency group)”
No. 70603 810 K NNNN 15102 70 “Income from revaluation of accounts on operations with securities denominated in other foreign currencies”.

Negative revaluation accounts:

No. 70608 810 K NNNN 24102 VV* “Expenses from revaluation of funds in (name of foreign currency or currency group)”
No. 70608 810 K NNNN 24102 VV** “Expenses from revaluation of accounts for operations with securities denominated in (name of foreign currency or currency group)”
No. 70608 810 K NNNN 15102 70 “Expenses from revaluation of accounts on operations with securities denominated in other foreign currencies”,

where
K is a security key,
NNNN is the structural subdivision number,
VV* and VV** are the item numbers of ledger income and expense accounts based on codes of revaluated currencies (shown below in the list of revaluated currencies).

The list of revaluated currencies and the item numbers of ledger income and expense revaluation accounts

		Item numbers of
		ledger accounts for	Item numbers of
		revaluation of	ledger accounts for
Currency codes		foreign currency	revaluation of foreign
based on the All-		accounts, excluding	currency accounts for
Russian Currency	Currency name	accounts for	operations with
Classifier and		operations with	foreign currency-
Clearing Currency		foreign currency-	denominated
Classifier		denominated	securities
		securities	VV**
		VV*
036	Australian Dollar	1	51
124	Canadian Dollar	2	52
156	Chinese Yuan	3	53
208	Danish Krone	4	54
352	Iceland Krone	5	55

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392	Japanese Yen	6	56
398	Kazakhstan Tenge	7	57
578	Norwegian Krone	8	58
702	Singapore Dollar	9	59
752	Swedish Krone	10	60
756	Swiss Franc	11	61
826	UK Pound Sterling	12	62
840	US Dollar	13	63
949	Turkish Lire	14	64
960	SDR (Special Drawing Rights)	15	65
974	Byelorussian Ruble	16	66
978	Euro	17	67
980	Ukrainian Hryvnia	18	68
250	French Franc*	96	-
276	Deutschemark*	97	-
380	Italian Lire*	98	-
246	Finnish Mark*	99	-
051	Armenian Dram	19	69
203	Czech Krona	21
348	Hungarian Forint	22
356	Indian Rupee	23
410	South Korean Won	24
417	Kyrgyz Som	25
440	Lithuanian Lit	26
498	Moldovan Leu	27
710	South African Rand	28
934	New Turkmen Manat	29
860	Uzbek Sum	31
944	Azerbaijan Manat	33	71
946	New Romanian Lei	34
972	Tajik Somoni	35
975	Bulgarian Lev	36
985	Polish Zloty	37	75
986	Brazilian Real	38
012	Algerian Dinar	39
233	Estonian Krone	40
428	Latvian Lat	41
516	Namibian Dollar	42	72
554	New Zealand Dollar	43
818	Egyptian Pound	44
973	Angolan Kwanza	45	73
981	Georgian Lari	46	74
192	Cuban Peso	47
496	Mongolian Tugrik	48
760	Syrian Pound	49
971	Afghan Afghani	81
784	Dirham (UAE)	82
364	Iranian Rial	83
Inter-government agreement currencies (clearing currencies) used in the Russian Federation banking system
A50	US Dollars for settlements with RPC	30	80
	under agreement as of 1995
C16	Finnish Mark
C44	US Dollars for current settlements
	with India (“ESCROW” — US
	Dollars)
C45	Indian Rupee for clearing
	settlements
C57	GB Pounds for clearing with Syria
C82	Rubles for clearing with Finland
____________________

* Currency revaluation shall be performed according to the procedure set out in Bank of Russia Regulation No. 286-P dated April 18, 2006 “On setting and publishing of the official foreign currency exchange rates against ruble by the Russian Federation Central Bank”.

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C84	US Dollars for clearing with
Afghanistan
C97	GB Pounds for clearing with Egypt
E52	Rubles for transfers in inconvertible
currencies of developing countries
E70	US Dollars for clearing settlements
with Bangladesh
H98	US Dollars for clearing with Finland
K10	Czechoslovak Kronas
P43	Rubles paid in USD for clearing with
Cuba
P55	Rubles paid in Swiss Francs for
clearing with PRC
P60	US Dollars for clearing with Laos
P62	US Dollars for clearing with Vietnam
P69	US Dollars for clearing with
Yugoslavia
T30	Rubles transferred for delivery of
exported goods and services for
settlements in transferable rubles
T31	Rubles for settlements with
Vietnam, Cuba and Mongolia
T62	Transferable rubles for settlements
with Vietnam
T63	Transferable rubles for settlements
with Hungary
T78	Transferable rubles for settlements
with GDR
T92	Transferable rubles for settlements
with Czechoslovakia
T93	Transferable rubles for settlements
with Bulgaria
T94	Transferable rubles for settlements
with Mongolia
T95	Transferable rubles for settlements
with Romania
T99	Transferable rubles for settlements
with Poland

72

Annex 2

to the Procedure for recording income and expenses from revaluation of foreign currency funds and precious metals, assets (claims) and liabilities containing inseparable embedded derivatives (IED), claims and liabilities with respect to settlement (non-delivery) transactions and opening the appropriate accounts in JSC VTB Bank (Annex 2 to Regulation “Accounting Policy of JSC VTB Bank” enacted by Order of JSC VTB Bank dated December 31, 2010 No. 711)

The chart of ledger accounts for precious metals revaluation and the account numbers based on the codes of revaluated precious metals

Positive revaluation accounts:

No. 70604 810 K NNNN 15103 98 “Positive revaluation of precious metals — gold in grams”
No. 70604 810 K NNNN 15103 99 “Positive revaluation of precious metals — silver in grams”
No. 70604 810 K NNNN 15103 76 “Positive revaluation of precious metals — platinum in grams”
No. 70604 810 K NNNN 15103 33 “Positive revaluation of precious metals — palladium in grams”

Negative revaluation accounts:

No. 70609 810 K NNNN 24103 98 “Negative revaluation of precious metals — gold in grams”
No. 70609 810 K NNNN 24103 99 “Negative revaluation of precious metals — silver in grams”
No. 70609 810 K NNNN 24103 76 “Negative revaluation of precious metals — platinum in grams”
No. 70609 810 K NNNN 24103 33 “Negative revaluation of precious metals — palladium in grams”,

where
K is a security key,
NNNN is the structural subdivision number.

73

Annex 3

to the Procedure for recording income and expenses from revaluation of foreign currency funds and precious metals, assets (claims) and liabilities containing inseparable embedded derivatives (IED), claims and liabilities with respect to settlement (non-delivery) transactions and opening the appropriate accounts in JSC VTB Bank (Annex 2 to Regulation “Accounting Policy of JSC VTB Bank” enacted by Order of JSC VTB Bank dated December 31, 2010 No. 711)

The chart of ledger accounts for revaluation of embedded derivatives inseparable from the principal contract, and the account numbers

Positive revaluation accounts:

No. 70605 810 K NNNN 15201 21 “Income from IED use, from changes in securities price, exempt from VAT”
No. 70605 810 K NNNN 15202 21 “Income from IED use, from changes in currency exchange rate, exempt from VAT”
No. 70605 810 K NNNN 15203 21 “Income from IED use, from changes in price index, exempt from VAT”
No. 70605 810 K NNNN 15204 21 “Income from IED use, from changes in other variables, exempt from VAT”

Negative revaluation accounts:

No. 70610 810 K NNNN 24201 01 “Expenses from IED use, from changes in securities price”
No. 70610 810 K NNNN 24202 01 “Expenses from IED use, from changes in currency exchange rate”
No. 70610 810 K NNNN 24202 02 “Expenses from IED use, from changes in currency exchange rate, disregarded for taxation purposes”
No. 70610 810 K NNNN 24203 01 “Expenses from IED use, from changes in price index”
No. 70610 810 K NNNN 24204 01 “Expenses from IED use, from changes in other variables, subject to taxation”
No. 70610 810 K NNNN 24204 02 “Expenses from IED use, from changes in other variables, disregarded for taxation purposes”,

where
K is a security key,
NNNN is the structural subdivision number.

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Annex 4.4. Accounting policy of JSC VTB Bank for 2012

Annex
to Decree No. 718 of JSC VTB Bank
dated December 30, 2011

REGULATION

Accounting Policy of JSC VTB Bank

CONTENTS

1. GENERAL PROVISIONS
1.1. The notion of Accounting Policy, its objectives and tasks
1.2. Procedure for accounting policy application and changes
1.3. Normative References
1.4. Accounting Principles
1.5. Organization of Accounting in the Bank

2. RULES OF DOCUMENT FLOW AND ACCOUNTING INFORMATION PROCESSING TECHNOLOGY.

3. ACCOUNTING OF BUSINESS OPERATIONS
3.1. Fixed Assets and Intangible Assets
3.2. Procedure for accrual of amortization of fixed and intangible assets
3.3. Procedure for accounting of capital investment costs
3.4. Accounting of inventories
3.5. Accounting of deferred income and expenses
3.6. Settlements with the budget on taxes and levies
3.7. Procedure for property allocation to branches
3.8. Inventory counts procedure. Procedure for property writing-off and disposal
3.9. Real estate property temporarily not used in core activities

4. ACCOUNTING OF OPERATIONS ON RAISING (PLACEMENT) OF MONETARY FUNDS AND THEIR REPAYMENT (REDEMPTION). ACCOUNTING OF COLLATERAL FOR FUNDS PLACED

5. SPECIFIC ELEMENTS OF ACCOUNTING WITH RESPECT TO OPERATIONS WITH SECURITIES (DEBT INSTRUMENTS) AND DERIVATIVES

6. SPECIFIC ELEMENTS OF SETTLEMENT OPERATIONS ACCOUNTING

7. SPECIFIC ELEMENTS OF ACCOUNTING WITH RESPECT TO OPERATIONS WITH FOREIGN CURRENCY AND PRECIOUS METALS

8. PROCEDURE FOR FORMING RESERVES FOR POSSIBLE LOSSES, MANDATORY RESERVES, RESERVES FOR FUTURE EXPENSES, AND INSURANCE CONTRIBUTIONS

9. ACCOUNTING OF OTHER OPERATIONS
9.1. Accounting of acquisition of rights to claim discharge of monetary obligations from third parties (cession)
9.2. Accounting of participatory interest in the authorized capital of nonstock companies
9.3. Procedure for recognition of contingent non-credit liabilities
9.4. Procedure for forming financial results
9.5. Distribution of profit, creation and use of the Bank’s funds
9.6. Accounting of authorized capital

10. ORGANIZATION OF INTERNAL CONTROL OVER THE BANK’S OPERATIONS

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Annex 1
MAIN PRINCIPLES FOR RECOGNITION AND RECORDING OF INCOME AND EXPENSE AMOUNTS IN THE ACCOUNTS OF JSC VTB BANK
1. General provisions
2. Income Recognition Rules
3. Expense Recognition Rules
4. Correction of erroneous entries in income and expense accounts
5. Income and expense accounting on accrual basis

Annex 2
PROCEDURE FOR RECORDING INCOME AND EXPENSES FROM REVALUATION OF FOREIGN CURRENCY FUNDS AND PRECIOUS METALS, ASSETS (CLAIMS) AND LIABILITIES CONTAINING INSEPARABLE EMBEDDED DERIVATIVES (IED)
1. Revaluation of foreign currency funds
2. Revaluation of precious metals
3. Revaluation (recalculation) of assets (claims) and liabilities containing IED
4. Recording of revaluation of financial assets on accounts of Chapter “D”, “Derivatives and Futures Transactions” in the Chart of Accounts of the Rules

Annex 3

CERTAIN PECULIARITIES OF NUMBERING OF LEDGER ACCOUNTS OPENED IN THE BALANCE SHEET OF PARENT ORGANIZATION AND THE BANK’S BRANCHES (other than those within the area of responsibility of North-Western regional centre of JSC VTB Bank).

1. Peculiarities of numbering of ledger accounts opened with the Bank’s branches.
2. Peculiarities of opening ledger accounts used for recording fair value of derivatives.
3. Peculiarities of opening ledger accounts opened in the balance sheet accounts No. 70613 “Income on derivatives”, No. 70614 “Expenses on derivatives”.

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1. GENERAL PROVISIONS

1.1. The notion of Accounting Policy, its objectives and tasks
1.1.1. Regulation “Accounting Policy of JSC VTB Bank” (hereinafter — the “Accounting Policy”) is an internal normative act of JSC VTB Bank” (hereinafter — the “Bank”) constituting a total of accounting methods with respect to all directions of the Bank’s activities.

1.1.2. The main objective of the Bank’s Accounting Policy is to determine the unified total of accounting methods including the following
- the methods for primary observation and registration of financial and business activities for the purpose of their recording in the accounts;
- the techniques for organization of document flow and accounting information processing;
- the methods for grouping and accounting of financial and business activities, the methods of bookkeeping accounts application;
- the methods for summarization of the Bank’s activities;
- other accounting principles, ways, techniques and methods.

1.1.3. The Bank’s Accounting Policy aims at solving the following objectives:
- formation of detailed, accurate and substantive data on the Bank’s activities and its property status;
- keeping of detailed, complete and accurate accounts of all the banking operations, availability and flow of assets and liabilities, utilization of material and financial resources;
- timely prevention of negative events, detection and mobilization of internal reserves for ensuring the Bank’s financial stability, prevention of negative results of the Bank’s activities;
- organization of accounting records and accounting process ensuring fast and fair customer service, timely and accurate recording of banking operations in the accounts and reports, proper execution of documents, prevention of errors and illegal acts in the course of accounting transactions.

1.1.4. The Accounting Policy is an integral element of the system for normative regulation of the Bank’s accounting.

1.2. Procedure for accounting policy application and changes
1.2.1. The Bank’s Accounting Policy shall be approved by order of the Bank’s President — Chairman of the Board. The adopted Accounted Policy shall be applied consistently from year to year. Changes in the Accounting Policy can be made in the following cases:
- changes are made in the applicable Russian Federation laws or in the normative acts of accounting regulating authorities,
- the Bank develops new methods of accounting,
- the Bank’s operational environment changes materially.

The Bank’s Chief Accountant (an official authorized by the Chief Accountant) shall be responsible for timely implementation of changes. Approval of accounting methods with respect to new types of banking products and/or activities materially different from the previous ones or arising in the Bank’s practice for the first time shall not constitute changes in the Accounting Policy.

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1.2.2. The provisions of this Accounting Policy shall be mandatory for all the structural subdivisions of the Parent Organization, internal structural subdivisions of the Bank’s Parent Organization (branches) and the Bank’s branches located in the Russian Federation and abroad.

1.2.3. The Bank’s internal normative acts determining accounting and document flow standards shall constitute supplements to the Bank’s Accounting Policy.
The Bank’s previously developed normative acts shall apply to the extent they do not contradict the Accounting Policy.
Operations whose peculiarities are set out in other normative acts of the Bank shall be accounted for according to the said normative acts.

1.3. Normative References
The Accounting Policy shall be formed according to the requirements of:
- Russian Federation Civil Code;
- Federal Law “On Banks and Banking Activity” dated December 2, 1990 No. 395-1;
- Federal Law “On Accounting” dated November 21, 1996 No. 129-FZ;
- Regulation by the Bank of Russia “On the rules of accounting in credit organizations located on the territory of the Russian Federation” dated March 26, 2007 No. 302-P (hereinafter — the “Rules”);
- other legislative acts of the Russian Federation, normative acts of the Bank of Russia and the Russian Federation Ministry of Finance.

1.4. Accounting Principles
The following basic principles and provisions used by the Bank in the accounting records shall be determined by this Accounting Policy:

1.4.1. Going Concern
The principle assumes that the Bank will continually function in the near future, that there exist no intention or need for liquidation or material reduction in the Bank’s activities.

1.4.2. Consistency of Accounting Rules
The Accounting Policy shall be applied consistently, from one year to another. The Bank shall be governed by the same accounting rules on a permanent basis, except for cases of material changes in the Bank’s activities or in the Russian Federation laws applicable to the Bank’s activities. If no such changes are adopted, comparability of data for the reporting period and the previous period shall be ensured.

1.4.3. Separation of Property
The property owned by the Bank and the Bank’s liabilities shall be recorded separately from the property and liabilities of its shareholders, trustors, from the property of customers and other parties.

1.4.4. Prudence
Assets and liabilities, income and expenses shall be valued and recorded reasonably in the accounting, with sufficient prudence, so that not to transfer the current risks, potentially dangerous for the Bank’s financial position, to the next periods.
The Bank’s Accounting Policy stipulates that expenses and liabilities shall be recognized more willingly than possible income and assets, without creating any hidden reserves (deliberate understatement of assets and income and overstatement of liabilities and expenses).

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1.4.5. Timely Recording of Operations
Operations shall be recorded in the accounts on the day they are executed (the documents are received), unless otherwise stipulated by the Bank of Russia normative acts and by this Accounting Policy.

1.4.6. Separate Recording of Assets and Liabilities
According to this principle, assets and liabilities accounts shall be valued separately and shall be recorded in expanded form.

1.4.7. Valuation of Assets and Liabilities
Assets shall be entered in the accounts at their initial cost.
Subsequently, according to the Rules and other normative acts of the Bank of Russia, the Bank’s assets shall be measured (revaluated) at fair (current) value, or by making provisions for possible losses.
Liabilities shall be recorded in the accounts under the contractual terms, for the purpose of controlling their complete and timely discharge. In cases stipulated by the Rules and other normative acts of the Bank of Russia, liabilities shall also be revaluated at current (fair) value.
The provisions of this subparagraph shall not apply to revaluation of funds in foreign currencies and precious metals described in Annex 2 to the Accounting Policy.

1.4.8. Recording of Income and Expenses on Accrual Basis
Financial results of operations (income and expenses) shall be recorded in the accounts as they accrue, and not based on the fact of cash (cash equivalents) receipt or payment.
Income and expenses shall be recorded in the accounts within the period to which they refer.

1.4.9. Continuity of Incoming Balance
The balances on the balance sheet and off-balance sheet accounts at the start of the current reporting period shall correspond to the balances at the end of the previous period.

1.4.10. Priority of Content over Form
Accounting operations shall be recorded according to their economic content, and not their legal form.

1.4.11. Transparency
The reports shall accurately reflect the Bank’s operations, shall be clear for a knowledgeable user and shall avoid ambiguity in reflecting the Bank’s position.

1.4.12. Balance Sheet and Reports Preparation in Consolidated Format
The Bank shall prepare a consolidated balance sheet and consolidated reports for the credit organization in general. The daily accounting balance sheets used in the Bank’s work shall be drawn up based on secondary accounts.

1.4.13. Recording of Operations on Off-balance Sheet Accounts
Valuables and documents recorded in balance sheet accounts shall not be recorded in off-balance sheet accounts, except as otherwise provided in the normative acts of the Bank of Russia and in the Accounting Policy.

1.4.14. Consistency of Accounting Data
It is provided that analytical accounting data shall correspond to the turnovers and balances on synthetic accounts for each day, and the accounting report figures shall correspond to both synthetic and analytical accounting data.

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1.5. Organization of Accounting in the Bank
1.5.1. The Bank’s manager shall be responsible for organization of accounting and compliance with the Russian Federation laws in the course of financial and business operations.

1.5.2. The Bank’s Chief Accountant shall be responsible for development of the Accounting Policy, maintaining accounting records and timely presentation of full and accurate accounting reports.

1.5.3. The Chief Accountant shall ensure control over compliance of the performed financial and business transactions with the Russian Federation laws, over property flow and discharge of liabilities and claims.

1.5.4. The Chief Accountant’s requirements regarding documentary support of financial and business operations and regarding provision of the necessary documents and information to the subdivisions that keep the accounting records shall be mandatory for all of the Bank’s employees.
No settlement or cash documents shall be considered effective or accepted for execution, unless they are signed by the Chief Accountant or the officials authorized by the Chief Accountant.

1.5.5. The Bank’s accounting reporting.
1.5.5.1. The Bank shall prepare and present its reports based on the data of the Parent Organization and branches as well as the consolidated reports for the Bank in general, according to the requirements of normative acts of the Bank of Russia.
The dates for presentation of reports submitted by the branches to the Parent Organization for consolidation purposes shall be subject to normative acts of the Bank. Chief accountants of branches shall be responsible for accuracy of reports submitted by the branches to the Bank of Russia and the Parent Organization for consolidation purposes.
Presentation of reports by the Parent Organization and branches to the territorial institutions of the Bank of Russia at the balance sheet dates shall be made according to the procedure and on the dates specified by the normative acts of the Bank of Russia.

1.5.5.2. Accounting reports shall be prepared by the Bank based on synthetic and analytical accounting data. The main requirements to preparation of reports include completeness of filling-in, accuracy of the reported data and timely presentation of reports.
For accounting reporting purposes, a reporting year shall mean a calendar year — from January 1 to December 31, both dates inclusive. Accounting reports shall include all the operations recorded in the accounts during the reporting year, taking into consideration the post balance sheet date events applied and determined according to the procedure set out by the Bank of Russia. The Annual Accounting Report shall be drawn up no later than June 1 of the year following the reporting one.

1.5.5.3. The Bank’s accounting reports shall be signed by the President and Chief Accountant of the Bank (branch), or by persons acting for them in due order according to the law, or by their assistants as well as by other officials with the administrative functions whose signatures have been agreed with the territorial offices of the Bank of Russia and duly submitted to subdivisions of the Bank of Russia. The persons signing and endorsing the reports shall be responsible for their accuracy, completeness and timely presentation.

1.5.5.4. The accuracy of the Bank’s annual reports shall be subject to approval by auditing organization.

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1.5.6. The Bank’s Annual Report
1.5.6.1. The Bank’s Annual Report shall be drawn up according to the requirements of the normative act of the Bank of Russia on preparation of the annual reports.
Taking into account the requirements of the Russian Federation laws regarding joint-stock companies, of the Bank’s Charter and the terms of audit inspection, the period for preparation of the annual report for 2011 shall be determined as starting from the first working day of the new year and until April 06, 2012.
For the purpose of compiling complete and accurate information on the results of the Bank’s activity for the reporting year, the annual accounting report shall be drawn up taking into account the post balance sheet date events according to normative act of the Bank.

1.5.6.2. Annual Report shall include the following reporting forms:
- Accounting Balance Sheet (the published form);
- Income Statement (the published form);
- Cash Flows Statement (the published form);
- Statement on Capital Adequacy Ratio, Provisions for
Doubtful Loans and Other Assets (the published form);
- Information on Statutory Requirements (the published form);
- Auditor’s Opinion on the Annual Accounting Report prepared in accordance with the Federal Law No. 307-FZ dated December 30, 2008 “On audit activity”;
- explanatory note.
As stated in Directive of the Bank of Russia dated 08.10.2008 No. 2089-U “On the Procedure for Preparation of the Annual Report by Credit Institutions” (as amended), the explanatory note to the annual report specifies VTB Group members being Bank’s subsidiaries and affiliates as well as consolidated members of the VTB Group indirectly controlled by the Bank (through its subsidiaries) which produce a considerable impact on VTB Group’s activity (balance sheet total equals not less than 1% of Bank’s balance sheet total).

1.5.6.3. The annual report for 2011 shall be drawn up based on the following synthetic accounting registers:
- Annual Accounting Balance Sheet as of January 1, 2012;
- Turnover Balance Sheet for accounts for the year;
- Income Statement taking into account post balance sheet date events;
- Summary Turnover Balance Sheet recording post balance sheet date events.

1.5.6.4. A post balance sheet date event (hereinafter — PBSDE) shall mean a fact of the Bank’s activity which occurs within the period between the reporting date and the date of annual report preparation specified in clause 1.5.6.1 of this Accounting Policy and which influences, or may influence, the Bank’s financial position.

PBSDE confirming that the Bank’s operational conditions in the reporting year existed as of the reporting date (corrective PBSDE) shall be recorded in the accounts.
The events confirming that the Bank’s operational conditions occurred after the reporting date (non-corrective PBSDE) shall not be recorded in the accounts, but shall be disclosed in Explanatory Notes to the Annual Report if the said events affect valuation of the balance sheet items by the amount equivalent to at least 0.5% of the capital as of the reporting date.

8

1.5.6.5. PBSDE shall be entered and recorded in the balance sheet of the Parent Organization and in the balance sheets of the Bank’s branches within the period established by orders of the Parent Organization and branches regarding the work mode and the procedure for rendering services to customers of JSC VTB Bank and performing works aimed at closing the reporting year during the period of Annual Report preparation according to Regulation on Procedure for Recognition of Post Balance Sheet Date Events and their Recording in Annual Report in JSC VTB Bank enacted by Order No. 1092 dated December 29, 2008.

2. RULES OF DOCUMENT FLOW AND ACCOUNTING INFORMATION PROCESSING TECHNOLOGY.
2.1. The Bank’s accounting records are software-based and are kept using the Automated Banking System of the Bank’s Parent Organization and Host-Based ABS “New Athena” and Tool DataBase Management System “New Athena” of the branches of the Bank (hereinafter — “ABS”).

2.2. With respect to the operations that are accounted for using separately developed software, analytical accounting records shall be kept in the said software, with the total amounts recorded in the Bank’s balance sheet in the separate or consolidated ledger accounts.

2.3. The Bank shall account for its property, financial and business operations by means of double-entry recoding in the interrelated accounts included in the working Chart of Bookkeeping Accounts (hereinafter — the “Bank’s Chart of Accounts”) enacted by a separate order of the Bank.
The Bank’s branches shall use the Bank’s Chart of Accounts. The branches shall not be allowed to use any accounts that are not included in the Bank’s Chart.
In the Bank’s Chart of Accounts, the balance sheet secondary accounts shall be determined as only asset or only liability accounts, or without account determination. The Bank’s daily balance sheet shall not have any balances on accounts without account determination in the Bank’s Chart of Accounts as of the end of the day.

2.4. The primary accounting documents confirming the fact of operation performance shall serve as bases for making records in the accounting ledgers.
When accounting operations are carried out, the debit and credit amounts are automatically recorded in the ledger accounts and in all the related registers.

2.5. The forms of specific primary accounting records based on the balance sheet items and the unified forms for accounting of tangible assets, works performed (services rendered) in the course of the Bank’s business operations and capital construction works shall be approved by separate orders of the Bank.
The forms of primary documents for cash operations shall be approved by Instruction “On the procedure for cash operations in JSC VTB Bank “ enacted by Order of the Bank No. 682 dated August 1, 2005.

2.6. Settlement documents with respect to operations in the currency of the Russian Federation (hereinafter — the Russian Federation currency) related to transferring/writing-off funds to customers, counterparties/from the customers’ accounts shall be drawn up according to forms set forth by normative acts of the Bank of Russia.

Settlement documents with respect to operations in foreign currency related to transferring/writing-off funds to customers, counterparties/from the customers’ accounts shall be drawn up according to forms stipulated by normative acts of the Bank of Russia for non-cash settlements, as well as forms of documents stipulated by internal normative acts of the Bank.

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If the Bank (the Bank’s branch) acts as payer or recipient, settlement operations on bank accounts, deposit accounts (deposits) in the Russian Federation currency opened with the Bank (branches of the Bank) may be recorded as warrant according to form OKUD (All-Russia Classifier of Management Documentation) 0401067 (hereinafter — the warrant) unless otherwise stipulated by normative acts of the Bank of Russia, of the Bank or by standalone agreements with customers of the Bank1.

The warrant may be drawn up in hard copy or in electronic form. The warrant may be generated by the means of software while processing accounting and operational information.
The warrant may be drawn up in electronic form on the basis of primary accounting documents executed in hard copy.

If there is no correspondence of accounts in primary accounting documents under which an operation subject to recording was filed, then accounting entry shall be recorded as memorial slip according to form OKUD 0401108 (hereinafter — the memorial slip).

The memorial slip may be drawn up in hard copy or in electronic form. The memorial slip may be generated by the means of software while processing accounting and operational information.
The memorial slip may be drawn up in electronic form on the basis of primary accounting documents executed in hard copy.

While drawing up memorial slip empty fields may be used for filling out the following values as may depend on nature of operation:
- field (5) - for filling out number of pages at the first page of multipage memorial slip,
- field (9a) - for filling out sum of foreign currency/grams of precious metals specifying symbol code of foreign currency/precious metal;
- field (14) - for filling out cash transaction code according to Directive No. 2332-U of the Bank of Russia “On the list, forms and procedure for drawing-up and presentation of the reporting forms of credit organizations to the Central Bank of the Russian Federation” dated November 12, 2009;
- field (15) - for filling out value date;
- field (20) - for filling out details which allow to unambiguously identify electronic document.

Numbering of memorial slips shall be made based on settings of software used. Drawing up operations on accounts of Balance Sheet Chapter “E” shall be made with the use of memorial slips approved by “Instruction on depositary operations”, enacted by Order of the Bank No. 443 dated August 17, 2009.

Cash operations of acceptance/withdrawal of valuables recorded on off-balance sheet accounts shall be reflected with the use of acceptance/withdrawal memorial slips according to forms stipulated by Instruction “On the procedure for cash operations in JSC VTB Bank” enacted by Order No. 682 dated August 1, 2005.

2.7. Document flow procedure in the Bank shall follow the Regulation “On the rules of settlement and cash document flow in JSC VTB Bank” enacted by Order No. 289 dated April 13, 2004.

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1 Because of differences in adjustability of software used in the Bank’s subdivisions (hereinafter – SW) the warrants method is applied as it is deployed in each particular SW.

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Document flow procedure with regard to particular kinds of operations (operations with plastic cards, conversion operations, credit operations, operations with securities and others) shall be set forth by the respective normative acts of the Bank.

2.8. The duration of transaction time in subdivisions of the Parent Organization shall be determined by order of the Bank, while branches shall determine the said time independently, based on orders of the branches.
Transaction time shall mean the period of time within the working day established by the Bank for rendering services to customers (legal entities and individuals).
Transaction day shall mean a period of time within the working day including transaction time and the time for recording the daily operations, taking into account the Bank’s processing of the last tour of payments received in rubles and the nostro account statements, preparation of daily balance sheet.

2.9. Settlement documents, including those regarding transfer (write-off, crediting) of funds accepted from customers during the transaction time, shall be drawn up and recorded in the accounts on the very same day, unless otherwise provided by the contract signed between the Bank and its customer. The funds that have been written off the customers’ accounts according to their instructions and that are to be transferred as intended on the dates other than the dates of making entries in the customers’ accounts (considering the dates of payment transfer, currency valuation, document acceptance for out-of-town settlements by branches of the Bank of Russia etc.) shall be recorded in the appropriate outstanding accounts until the date of funds transfer.

2.10. Opening and closing of ledger accounts shall be recorded in Current Accounts Register.
Current Accounts Registers shall be kept in the structural subdivisions of the Bank’s Parent Organization if their activities include opening, maintenance and closing of ledger accounts, as well as in the Bank’s branches.
Several Current Accounts Registers may be kept, with mandatory continuous numbering of each sheet in all the Registers.
Current Accounts Register shall be kept in electronic form subject to application of certain measures for information protection from unauthorized access and its signing by handwritten signature analogues: in the Parent Organization — of the manager and the authorized accountant of the corresponding structural subdivision, in the branch — of the manager/assistant manager of the branch and the chief accountant/assistant chief accountant. Separate sheets shall be opened in the Current Accounts Register for each secondary account number and name.
On the 1st day of each year following the reporting one, the Current Accounts Register shall be printed out and shall include the accounts current as of January 1st.

The sheets of the Current Accounts Register shall be numbered, bound, sealed and signed in the Parent Organization — by the manager and the authorized accountant of the corresponding structural subdivision, in the branch — by the manager/assistant manager and the chief accountant/assistant chief accountant.
The Current Accounts Registers formed in structural subdivisions of the Parent Organization shall be signed and then sent to the Bank’s Central Accounting Department.
During the year, the electronic Current Accounts Register (or its certain sheets) may be printed out upon specific requests.

Separate lists of current and closed accounts shall be prepared in electronic form on a daily basis which shall be signed by handwritten signature analogues: in the Parent Organization — of the manager and the authorized accountant of the corresponding structural subdivision, in the branch — of the chief accountant or the assistant chief accountant.

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If there is no opportunity for storage of lists of current and closed accounts in electronic form they shall be printed, signed by the manager/assistant manager, chief accountant or assistant chief accountant and stored in hard copy.

2.11. Formation of accounting registers with respect to the Parent Organization, each branch and formation of consolidated accounting registers with respect to the entire Bank, the procedure and frequency of their printouts, and the procedure for forming daily accounting records shall be subject to Regulation “On the procedure for reconciliation of analytical and synthetic accounting data and formation of daily accounting records with respect to balance sheet and off-balance sheet accounts, custody accounts, futures transaction accounts in JSC VTB Bank” enacted by Order of the Bank No. 588 dated September 6, 2002.

2.12. Ledger accounts shall be formed by means of software using the Bank’s ABS, kept in the form of electronic databases, they may be printed out in order to be stored in hard copy or stored in electronic form (without their printing out) in accordance with the procedure set forth by the normative act of the Bank of Russia “On storage in credit organization of certain electronic documents related to drawing up accounting, settlement and cash operations (hereinafter — DEF (documents in electronic form)) in the process of organization of accounting” and by normative act of the Bank stipulating the requirements for organization of storage of DEF.

2.13. Ledger accounts of operations (transactions), which primary accounting documents are subject to storage over ten years, shall be printed out and stored in hard copy. Ledger accounts related to such operations shall be printed out upon their occurrence, no later than the next working day following performance of the operation, and transfer for storage shall be made according to the procedure set forth by the normative act of the Bank.

2.14. The procedure for issuance of ledger account statements to customers and frequency thereof shall be set forth based on applications of customers under bank account agreements or in accordance with agreements entered into, in hard copy or in electronic form (via channels of communications or using various information media).

Ledger account statements of individuals shall be printed out upon the customer’s request.

Ledger account statements with regard to bank accounts of the customers for the last working day of the year (as of January 1 of the year following the reporting year) as well as in other cases provided by the laws of the Russian Federation shall be issued to the customers in hard copy.

2.15. Statements of ledger accounts of the Bank’s branches shall not be printed out, but sent to the branches via the SWIFT system on the following working day after an operation was conducted using an interbranch settlement account.

2.16. The Bank shall store the primary accounting records, accounting registers and reports according to the procedure established by the Bank’s normative acts. Such documents shall be stored in electronic form in accordance with normative act of the Bank stipulating the requirements for organization of storage of DEF, also setting forth the procedure for formation and storage of DEF, specific list of DEF, their storage periods.

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Accounting documents, accounting registers and registers of accounting statements for which standard period of storage is over 10 years, shall be printed out and stored in hard copy. If records are transferred to archives, they shall be drawn up in compliance with the requirements set out in the “Instruction on records management in JSC VTB Bank” enacted by Order of the Bank No. 320 dated October 30, 2000.

2.17. The procedure for storage of agreements on credit, leasing and renting operations shall be determined in the “Rules on storage in the vaults of the Parent Organization and branches of JSC Vneshtorgbank of the original counterparts of credit agreements and related contracts signed with individuals” enacted by Order of the Bank No. 945 dated December 25, 2002 and in Instruction “On the procedure for centralized recording, storage and organization of use of the original counterparts of contracts and agreements entered into by JSC VTB Bank” approved by Order of the Bank No. 11 dated January 20, 2011.

3. ACCOUNTING OF BUSINESS OPERATIONS

This section shall determine the procedure for accounting of business operations. In accounting of business operations, the Bank shall be governed by the normative acts of the Bank of Russia. If no normative acts of the Bank of Russia are available with respect to a specific issue of organization and maintenance of business operations accounting, the Bank shall be governed by the main principles and rules set out in the normative acts of the Russian Federation Ministry of Finance and the Tax Code of the Russian Federation (hereinafter — the Tax Code).

The acquired property (including fixed assets and intangible assets), works and services shall be recorded in the accounts at their acquisition cost, excluding the amount of VAT paid at acquisition.

3.1. Fixed Assets and Intangible Assets
3.1.1. Fixed Assets include the property which has a useful life of over 12 months, is beneficially owned by the Bank and used by the Bank as the facilities for rendering services, organizational management and in cases stipulated by sanitary-hygienic, technical-operational and other special technical norms and requirements.
Fixed assets shall also include:
- capital investments in leased fixed assets, if, according to the lease terms, the said capital investments are owned by the lessee;
- land plots owned by the Bank.

3.1.2. Facilities valued under 40 000 rubles (VAT excluded), irrespective of their useful life, shall not be recorded as fixed assets.

3.1.3. Alarm and telecommunication facilities (not included in the cost of the building during construction) shall be recorded as fixed assets or inventories, depending on their cost.

3.1.4 Fixed assets shall be accounted for at their initial cost in rubles at the moment of their purchase or other acquisition, unless otherwise provided by the normative acts of the Bank of Russia and by other normative and legal acts of the Russian Federation.
The initial cost of the property acquired for a fee, including used property, shall mean the amount of actual costs of construction (building), making (production), acquisition, delivery and finishing-up of property so that it is fit for use.

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The actual costs of construction (building), making (production), acquisition, delivery and finishing-up of property so that it is fit for use shall include:
- amounts paid under the contract to the supplier (seller) and the amounts paid for delivery and storage of property (directly related to acquisition) and for finishing-up of property so that it is fit for use;
- amounts paid for works under construction contract and other contracts (including amounts paid for preparation of design and estimate documentation, for mounting, assembly and installation);
- amounts paid for information and consulting services (including those provided by realtors) connected to acquisition of property;
- excise duties;
- customs duties, customs fees and other charges and payments directly related to acquisition of property;
- fees paid to brokerage organizations (other persons) directly related to property acquisition;
- representation (in full) and travel (within the limits set by the laws) expenses directly related to acquisition of property;
- expenses on certification or valuation of property (including the materials used in creation of property) carried out in connection with the acquisition, construction (building), making (production) of the property;
- other costs directly related to acquisition, construction (building), making (production) of the property.
The initial cost of property received as contributions to the Bank’s authorized capital shall constitute the monetary value of the said property agreed by the founders (shareholders) and determined according to the procedure set out in the Bank’s Charter. The Bank’s expenses on delivery of items and their finishing-up so that they are fit for use shall be referred to increase in the initial cost of items.
The initial cost of property received under a gift contract or in other cases of free acquisition as well as under contracts stipulating discharge of obligations (payment) in non-monetary resources shall constitute the market price of the property determined according to provisions of Article 105.3 of the Russian Federation Tax Code as of the date when the said fixed assets are recorded in the accounts. The expenses on delivery of the said fixed assets and their finishing-up so that they are fit for use shall be referred to an increase in their value.
The initial cost of property that had been leased and then bought out from the landlord shall mean the purchase price stipulated by the rent (leasing) contract and the act of transfer and acceptance, or the price under the act of transfer and acceptance in accordance with the landlord’s balance sheet value of the facility (if the contract does not specify the purchase price).

3.1.5. The property acquired as a result of transactions under settlement or pledge agreements before making a decision in accordance with established procedure as to disposal of the said property, its use in own activities or conversion into real estate temporarily not used in core activities as well as facilities previously classified as real estate temporarily not used in core activities which value has been transferred from respective accounts while making decision as to its disposal, shall be recorded on account No. 61011 “Non-Current Inventories”; the amount of VAT paid, if any, shall be posted on account No. 60310 “Value-Added Tax Paid”.
When non-current inventories are directed for use in own activities, their cost shall be determined taking into account their market value according to provisions of Article 105.3 of the Russian Federation Tax Code. The difference between the balance sheet cost of non-current inventories and their market value shall be recorded in the Bank’s income and expense accounts.

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Conversion of non-current inventories into real estate property temporarily not used in core activities shall be made at acquisition cost.

The property facilities previously classified as real estate temporarily not used in core activities which value has been transferred from respective accounts while making decision as to its disposal, shall be recorded on account No. 61011 “Non-Current Inventories” at residual value.

3.1.6. Fixed assets shall be accounted for in rubles (rounded only upward). Each unit of fixed assets shall be rounded separately. The rounded amount in kopecks shall be referred to a separate ledger account of the Bank’s income.

3.1.7. Changes in the initial cost of fixed assets are allowed in cases of extension, further equipping, reconstruction, technical upgrading, modernization, revaluation or partial liquidation of the appropriate items.
The expenses on extension, further equipping, modernization, reconstruction and technical upgrading of a fixed asset, immediately after the above works are completed, shall increase the initial cost of the asset if the above works increase (improve) the initially approved normative performance indices for the fixed asset (its useful life, capacity, quality of use, etc.).
In case of replacement of certain parts of equipment, vehicles and other fixed assets which accompanies modernization or technical upgrading and which does not result in an improvement (increase) of the initially approved normative performance indices for the fixed asset, the cost of works performed and spare parts installed shall be written off to repair expenses.
In case of improvement (increase) of the initially approved normative performance indices for the fixed asset due to replacement of certain parts which accompanies modernization or technical upgrading, the cost of asset shall increase by the cost of the new spare part and the replacement works. In this case, the old spare part fit for future use shall be posted to account No. 610 at the price of possible use (realization) determined by an independent appraiser or by the Bank’s specialists on property valuation, in correspondence to income account No. 70601 symbol of profit and loss statement (hereinafter — PLS symbol) 16306.
Replacement of the inoperable (broken) component of equipment, vehicles and other fixed assets shall always constitute repairs of the said items, that is why the costs arising, irrespective of the changes in the initially approved normative performance indices, shall be recorded as fixed assets repair expenses.
During further equipping of fixed assets, the new parts shall be accounted for in the following order:
- as separate items, if the initially approved normative performance indices for the fixed asset do not improve (increase) (for instance, alarm system installed on a car);
- as increase in the asset’s value (along with other expenses on further equipping) if the initially approved normative performance indices for the asset improve (increase).

3.1.8. The Bank shall revaluate real estate property according to the Russian Federation laws and by resolution of the Bank’s management no more often than once a year at the reporting year-end, as of January 1 of the year following the reporting one) at its current (replacement) cost by means of direct recalculation based on the market prices confirmed documentarily by an independent appraiser organization and additional calculation of amortization using the recalculation factor.
If a decision is made to revaluate certain groups of similar assets, subsequently the said assets shall be revalued on a regular basis so that their value in the accounting records and reports shall not differ materially from their current (replacement) cost.

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Certain groups of similar fixed assets, including those recorded in the balance sheets of the Bank’s branches, shall be revaluated in the balance sheet of the Bank’s Parent Organization and in the balance sheets of branches; the said revaluation shall be recorded as a PBSDE.
In case of retirement or disposal of fixed assets in the Parent Organization, the revaluation amount shall be transferred to a separate ledger account of balance sheet account No. 10801 “Undistributed Profit”. In case of retirement or disposal of fixed assets held by the branch, the revaluation amount shall be transferred by the branch to the Parent Organization, to a separate ledger account of balance sheet account No. 10801 “Undistributed Profit” through accounts for inter-branch settlements.

3.1.9. Intangible assets include acquired and/or created by the Bank results of intellectual activity and other intellectual property items (exclusive rights to the above) used in performance of works, provision of services or for administration purposes for a long time (over 12 months), irrespective of their cost.
For an item to be recognized as an intangible asset for accounting purposes, all of the following conditions must be met:
- the item must be capable of bringing economic benefits (income);
- duly executed documents must be available confirming the existence of the intangible asset and/or the owner’s exclusive right to the results of intellectual activity or the means of individualization - patents, certificates, other protective documents, agreement on assignment (acquisition) of patent or trademark;
- availability of documents confirming transfer of exclusive right without a contract;
- restriction of access by other persons to the said economic benefits (control over the item);
- the possibility of item separation from other assets (asset identification);
- lack of tangible physical form of the item;
- initial cost of the item can be determined accurately.

In particular, intangible assets include the following:
- exclusive right of the patent holder to the invention, industrial sample, useful model;
- exclusive right of the author and other right holder to use computer software, database etc.;
- exclusive right to trademark or service mark.

Intangible assets shall be accounted for at their initial cost, determined as follows:
- for items acquired for a fee — based on the actual expenses on acquisition of items and their bringing into serviceable condition, excluding VAT;
- for items received free of charge — at the market price of the intangible asset determined according to the provisions of Article 105.3 of the Russian Federation Tax Code as of the date when intangible assets are recorded in accounts. The expenses on delivery of the above assets and their finishing-up so that they are fit for use shall be referred to increase in their cost;
- for items created using own resources — based on the actual production costs accounted for as expenses, excluding VAT and other taxes.

The initial cost of intangible assets at which they are recorded in the accounts shall not be subject to change, except for cases stipulated by the Russian Federation laws and by the Rules.

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3.1.10. If a fixed or intangible asset is acquired, the date when the ownership right to the said asset is transferred to the Bank shall be considered the accounting recognition date for the said asset.
The date of the Bank’s acquisition of fixed assets based on ownership right or operational management shall be determined according to the transfer and acceptance acts, acceptance consignment notes, documents confirming the filing of documents for state registration or other documents stipulated by the Russian Federation laws or agreements.
Date of recognition of real estate acquired as compensation for termination of contract or under a pledge contract shall be determined the date of ownership state registration confirmed by a certificate of the ownership state registration.

3.1.11. Valuation of property, works and services acquired with foreign currency through advance payment transfer (100% advance payment) prior to supply of inventories, performance of works and rendering of services upon the receipt of primary accounting documents confirming supply of inventories, performance of works (rendering of services) shall be carried out on the respective accounts of property or accounts of expenses and income related to performance of works (rendering of services) in rubles of the Russian Federation (hereinafter — RF rubles) at the exchange rate of the Bank of Russia effective as of the date of advance payment transfer.
If partial payment in the form of advance payment and final settlement after the receipt of inventories, performance of works (rendering of services) are stipulated by the terms and conditions of property supply (acquisition) contract, then the cost of property, amount of income (expenses) shall be reflected in the accounting records:
as related to advance payment - in RF rubles at the exchange rate of the Bank of Russia effective as of the date of advance payment transfer;
as related to the remaining part - at the exchange rate of the Bank of Russia as of the date of property ownership rights transfer or at the date of recognition of expenses (income) related to performance of works (rendering of services).

3.1.12. The property (works, services) which was acquired under a contract containing terms of application of embedded derivatives inseparable from the main contract (hereinafter — IED) and which had been fully paid for in the Russian Federation currency shall be recorded in the accounts in the amount of the payment made in the Russian Federation currency.

If cost of inventories (works, services) is set forth by the contract in foreign currency, and the settlements are carried out on terms of 100-percent advance payment in rubles of the Russian Federation (hereinafter — RF rubles) at the exchange rate as of the date of payment and on terms of provision by the contractor of primary confirmation documents, invoices drawn up in foreign currency, then the respective operations shall be recorded on accounts in RF rubles, including on account No. 60310, based on the exchange rate the payments have been made at; no revaluation of balances of receivables accounts shall be made.

In case of full or partial advance delivery (within the framework of the contract) of property (works, services) under IED contracts on terms of partial advance payment, the cost of the property (works, services) acquired in the Russian Federation currency shall be determined as the total of advance payments in RF currency recorded on account No. 60312 or No. 60314 and the accounts payable in the Russian Federation currency, calculated according to IED as of the date of property delivery (acceptance of works, services).
On the date of supply of property (acceptance of works, services) the Bank’s balance shall reflect accounts payable to the amount of additional payment to final settlement. If the date of supply of property (acceptance of works, services) is inconsistent with the date of transfer of funds, then the amount of accounts payable shall be revaluated using IED.

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3.1.13. Fixed and intangible assets shall be accounted for in the Bank according to Instruction “On the procedure for accounting in JSC VTB Bank of fixed assets, intangible assets, inventories, real estate temporarily not used in core activities and capital investments” enacted by Order of the Bank No. 490 dated September 02, 2009.

3.1.14. Analytical accounting of fixed assets, intangible assets, non-current inventories, amounts of fixed assets revaluation, real estate temporarily not used in core activities shall be carried out within special software according to the procedure set out in paragraph 2.2 of the Accounting Policy broken down by inventory items.
An inventory item of fixed assets shall mean an item with all the fixtures and fittings, or a separate structurally autonomous item designated to perform specific independent functions, or an autonomous set of structurally interconnected objects constituting a unified whole and designated to perform certain work. Each object included in the set can function only as part of the set, not independently.
If an item has several parts with various useful lives, each part shall be accounted for as an independent inventory item. Replacement of each part shall be recorded as retirement and acquisition of an independent inventory item.

3.2. Procedure for accrual of amortization of fixed and intangible assets
3.2.1. The costs of fixed assets and intangible assets with a certain useful life shall be redeemed by accrual, using straight-line method, of amortization charges and their writing-off as the Bank’s expenses within the standard useful life of assets.

3.2.2. The useful life of fixed assets received prior to January 1, 2002 shall be determined according to “Uniform norms of amortization charges for complete recovery of fixed assets of the USSR economy”, approved by Decree No. 1072 of the Council of Ministers of the USSR dated October 22, 1990.

3.2.3. The useful life of fixed assets received from January 1, 2002 to January 1, 2004 shall be determined according to “Classification of fixed assets included in amortization groups” (hereinafter — the “Classification”) approved by Decree No. 1 of the Russian Federation Government “On classification of fixed assets included in amortization groups” dated January 1, 2002. The useful life shall be determined when the facility is put into operation and shall be based on the maximum useful life for the corresponding amortization group.

3.2.4. The useful life of fixed assets received after January 01012004 (except for real estate property) shall be determined according to the Classification. The useful life shall be determined when the facility is put into operation and shall be based on the minimum useful life for the corresponding amortization group increased by one month.
With respect to fixed assets that are not mentioned in the Classification, the useful life shall be determined by the Bank according to the technical specifications and recommendations of manufacturers, as well as according to Instruction “On the procedure for amortization accrual with respect to fixed assets and intangible assets used in JSC VTB Bank” enacted by Order No. 266 dated May 13, 2009.
The useful life of real estate property shall be determined according to the Classification for each property item individually, based on decision of the Committee on commissioning and use of tangible assets acquired according to the procedure established in the Bank.
The useful life (amortization rate) of fixed assets that were operated by former owners shall be calculated based on the minimum (and in case the actual operating life is exceeded — based on the maximum) useful life established for the appropriate group in fixed assets Classification, less the number of months when the said property was operated by former owners.

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The period during which a fixed asset was operated by former owners shall be confirmed documentarily by the act of transfer and acceptance approved by manager of the transferring organization and by the Bank’s authorized person as well as by technical documentation for the item (technical passport of a building, vehicle registration certificate, certificate on technical condition etc.).
If the period of actual operation of the fixed asset by former owners is equal to or exceeds the maximum useful life established for the appropriate group in fixed assets Classification, or if the above-mentioned documents regarding the acquired used fixed asset are unavailable, the useful life of the said asset shall be determined by the Bank taking into account the following:
- expected operating life of the asset in the Bank in accordance with the expected productivity or capacity;
- expected physical depreciation;
- normative, legal and other restrictions as to the use of the said asset, including the safety requirements and other factors, but no less than 13 months.

3.2.5. Amortization charges accrual shall be suspended with respect to fixed assets undergoing reconstruction and modernization (at least for 12 months) and fixed assets put into storage (at least for 3 months). If an asset is removed from storage, amortization shall accrue according to the procedure that was effective prior to putting the asset into storage. Decision on putting a facility into storage (removal from storage) shall be executed as order of the Bank’s Parent Organization (branch).

3.2.6. With respect to reconstructed or modernized fixed assets whose residual value is equal to zero and whose useful life has expired, amortization shall accrue based on the reconstruction/modernization costs and the new useful life established for the given group according to the Classification and the Accounting Policy.

3.2.7. With respect to housing facilities, amortization shall not accrue for balance sheet accounts. With respect to housing facilities, depreciation shall accrue, which shall be recorded on off-balance sheet account No. 91211 “Depreciation of housing facilities and land improvement facilities”. Depreciation shall accrue according to the same procedure as amortization.

3.2.8. Amortization charges with respect to fixed and intangible assets with a specific useful life shall accrue starting from the first day of the month following the month when the said assets were put into operation.

3.2.9. With respect to revaluated fixed assets, amortization shall accrue starting from January 1st of the reporting year, based on the replacement cost of assets and taking into account the revaluation carried out.

3.2.10. With respect to retired fixed assets, amortization accrual shall cease starting from the first day of the month following the month when the retirement took place.

3.2.11. Amortization charges shall accrue until full redemption of the cost of asset, or until the asset is written off the Bank’s balance sheet.
With respect to intangible assets amortization accrual shall cease starting from the first day of the month following the month when the decision was made to sell the intangible asset.

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3.2.12. With respect to intangible assets, amortization shall accrue according to the rates calculated by the Bank based on the initial cost and useful life of the corresponding intangible asset.
Unless otherwise set out in the Accounting Policy, the estimated useful life of an intangible asset shall serve as the basis for establishing the amortization rates.
The useful life of such intangible assets as rights of use, patents etc. may be equal to the validity periods of the said assets determined by the agreements.
If no information on the useful life of intangible assets is provided in the primary documents, the useful life shall be determined according to the technical specifications and recommendations of the manufacturers with a view to a ten-year period, but no longer than the period of the Bank’s activity, and shall be approved by the committees on commissioning of facilities, with the membership of such committees approved by order of the Bank.
The Bank shall annually check whether the useful life of intangible assets needs adjustment. In case the period of asset use by the Bank changes significantly, the useful life shall be adjusted based on the expert opinion of specialists. The useful life of intangible asset may be changed starting from January 1 of the year following the year when a decision to adjust the useful life was made. After the change of the intangible asset’s useful life, amortization charges shall be made with regard to remaining useful life.

3.2.13. Intangible assets whose useful life cannot be determined reliably shall be considered intangible assets with undetermined useful life. No amortization shall accrue with respect to intangible assets with undetermined useful life that were recorded in the accounts starting from January 1, 2009.
With respect to intangible assets with undetermined useful life, the Bank shall annually review the factors confirming the impossibility to determine reliably the useful life of the said assets. If the said factors cease, the Bank shall determine the useful life of intangible asset and the amortization procedure. The intangible asset’s useful life and amortization mode shall be applied starting from January 1 of the year following the year when the decision was adopted to set the useful life and to accrue amortization.

3.2.14. During the reporting year, the amortization charges with respect to fixed and intangible assets shall accrue on a monthly basis and shall be equal to 1/12 of the annual amount.

3.2.15. The maximum amount of amortization accrued shall be equal to the balance sheet value of a facility/item (or the replacement cost, if the facility has been revalued).

3.3. Procedure for accounting of capital investment costs
3.3.1. Capital investments include the costs of construction (building), making (production) and acquisition of fixed and intangible assets as well as the costs of extension, further equipping, modernization, reconstruction and technical upgrading of fixed assets.

3.3.2. Prior to commissioning, the capital investment facilities shall not be included as part of fixed assets and intangible assets. The costs related to the above facilities, VAT excluding, shall be recorded as capital investments on account No. 60701 “Investments in construction (building), making (production) and acquisition of fixed assets and intangible assets” and No. 60702 “Equipment for installation”.

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Account No. 60702 “Equipment for installation” shall reflect equipment to be installed, which is put into operation only after assembly of its parts and basing on foundation or poles and other bearing constructions of buildings and structures. Such equipment shall include control and measuring apparatus or other apparatus to be mounted as a part of equipment being installed. Classification of equipment to be mounted shall be made based on opinion of installation technicians or based on contracts being entered into with third parties organizations on equipment installation.
If under supply agreement mounting, installation, adjustment and other works related to installation of acquired equipment are performed by third party organization prior to transfer of equipment to the Bank, then expenses connected with acquisition of equipment and its installation shall be recorded on account No. 60701 based on the act of transfer and acceptance of works, expenses shall not be recorded on account No. 60702.

Expenses of credit organization connected with erection (construction) of facilities intended for transfer to temporary possession and use or to temporary use under one or several lease contracts, except for financial lease (leasing) shall be recorded on account No. 60705 “Investments to erection (construction) of real estate properties temporarily not used in operating activities”.

3.3.3. The commissioning acts for completed facilities shall specify the value characteristics for each fixed or intangible asset entered in the books, or the amounts of increased value for a fixed asset that was entered in the books earlier, but has been reconstructed, modernized, rebuilt etc.

3.3.4. Capital investments shall be accounted for in the Bank according to Instruction “On the procedure for accounting in JSC VTB Bank of fixed assets, intangible assets, inventories, real estate temporarily not used in core activities and capital investments” enacted by Order of the Bank No. 490 dated September 02, 2009, Regulation “Accounting of capital investments related to construction, reconstruction and modernization of fixed assets. Accounting of costs related to capital repairs” enacted by Order of the Bank No. 796 dated September 27, 2004.

3.3.5. Analytical accounting of capital investments shall be carried out in separate software (for each fixed assets item) according to the procedure set out in paragraph 2.2 of the Accounting Policy.

3.3.6. Capital investments related to permanent improvements of leased property shall be recorded, until the facility commissioning, on the Bank’s balance sheet account No. 607 “Investments in building (construction), making (production) and acquisition of fixed assets and intangible assets” on separate ledger accounts opened for each facility.

3.3.7. If under the terms of lease contract the capital investments in leased fixed assets do not constitute the Bank’s property and are not subject to compensation by the landlord, following completion of capital works and based on the commissioning act, the costs shall be written off:
- as deferred expenses, if the amount of capital investment costs exceeds 5,000,000 rubles, with subsequent staged writing-off within the lease contract term;
- non-recurrently, as the Bank’s expenses, if the amount of capital investment costs does not exceed 5,000,000 rubles.

3.4. Accounting of inventories
3.4.1. The following tangible assets (except for those recorded as fixed assets) used for provision of services, for administrative, business and social needs shall be recorded as inventories:
- items valued at no more than 40,000 rubles (VAT excluded) per unit as of their acquisition dates, irrespective of their useful lives;

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- items with a useful life of up to one year, irrespective of their value;
- spare parts;
- materials;
- special clothing and footwear;
- fixtures and fittings;
- stationery;
- publications;
- non-current inventories;
- returnable containers.
3.4.2. Inventories shall be referred to this or that kind depending on their use and technical features, according to the Russian Federation laws and the Bank’s Chart of Accounts.
Non-current inventories shall include the property acquired by the Bank as a result of transactions under settlement or pledge agreements before making a decision by the Bank as to disposal of the said property or its use in own activities or conversion into real estate temporarily not used in core activities as well as facilities previously classified as real estate temporarily not used in core activities which value has been transferred from respective accounts while making decision as to its disposal.

3.4.3. Inventories shall be accounted for at their actual value determined based on the actual acquisition costs, excluding VAT paid to suppliers.
Returnable containers shall be accounted for based on their collateral value subject to the terms of agreements.

3.4.4. Valuation of inventories acquired in foreign currency shall be made in RF rubles according to the procedure set forth by clause 3.1.11 of this Accounting Policy. Inventories valued in foreign currency under the contract but acquired with RF rubles shall be valued in RF rubles by means of converting the foreign currency amount using the exchange rate set by the Bank of Russia as of the date of the document on which asset recognition in the accounts is based according to the procedure set forth by clause 3.1.12 of this Accounting Policy.

3.4.5. The inventories received by the Bank shall be taken on charge in the warehouse and shall be recorded on the corresponding inventory accounts.
The inventories which have been obtained during disassembly of reconstructed facilities and which are fit for further use or disposal shall also be taken on charge in the warehouse and recorded in the accounts. The inventories which have been obtained during disassembly of reconstructed facilities and which are fit for further use or disposal shall be valued based on the market value, determined according to Article 105.3 of the Russian Federation Tax Code, with the valuation performed by the initiating subdivision.
Tangible assets shall be taken on charge, transferred for operation or written off based on the acts executed, signed and approved according to the procedure established in the Bank.

3.4.6. Inventories (except for non-current ones) shall be written off as the Bank’s expenses according to the following procedure:
- tangible assets spent for maintenance and repair of buildings, equipment and fixtures – based on material requisition submitted by the Bank’s subdivisions and respective Acts;

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- publications, including periodicals (except newspapers and magazines) and reference books, - based on the Act of handing over for operation, irrespective of the cost;
- stationery, materials for money packaging, paper, blank forms, cartridges, cassettes, diskettes and other consumables – based on material requisitions submitted to the warehouse by the Bank’s subdivisions, irrespective of the cost;
- advertising materials, promotional items – based on Acts of issuance of advertising and promotional materials;
- equipment, computers, office machines, video and audio devices, furniture, special banking equipment valued below the established norm for fixed assets (VAT excluded) — based on duly executed Commissioning Acts;
- other inventories not mentioned above valued up to 1000 rubles (inclusively) per item (exclusive of value-added tax) – based on material requisition submitted by the Bank’s subdivisions;
- other inventories that are not mentioned above valued at more than 1001 rubles but less than 20000 rubles (both inclusively) per unit (exclusive of value-added tax) – based on duly executed Commissioning Acts or Acts for consumables/inventories write-off.

3.4.7. Inventories valued at more than 10,000 rubles but less than 40,000 rubles (both inclusive) per unit (exclusive of value-added tax) put into operation subject to commissioning certificates shall be accounted for extrasystematically broken down by individual items and accountable officers.
Besides, extrasystematic accounting shall be kept related to the following property valued from 1,001 rubles to 10,000 rubles (both inclusive) (exclusive of value-added tax): safe boxes, upholstered furniture, tables, chairs, armchairs, sets of kitchen furniture, wardrobes, bed boxes, cashier equipment, plastic card equipment, calculators. In order to exercise control over integrity of the property, the above list may be supplemented subject to a separate decree of the Bank.
The discarding of these inventories from extrasystemic accounting due to impossibility of further operation for the reasons of failure, loss of commercial quality, etc. shall be performed subject to a certificate of unserviceability.

3.4.8. Similar (identical) inventories acquired at different prices and written-off at commissioning shall be valued at their unit prices.

3.4.9. Property shall be written off the non-current inventories account if the said property is disposed of, or if a decision has been made to allocate the property acquired under settlement or assignment or pledge agreements for use in own activities or for conversion into real estate temporarily not used in core activities.

Unserviceable assets recorded on the account of non-current reserves until taking a decision on sale or use of such assets in own business shall be duly derecognized in connection with impossibility of its recovery and use in accordance with its purpose.

3.4.10. Inventories shall be accounted for in the Bank according to Instruction “On the procedure for accounting in JSC VTB Bank of fixed assets, intangible assets, inventories, real estate temporarily not used in core activities and capital investments” enacted by Order of the Bank No. 490 dated September 02, 2009.

3.5. Accounting of deferred income and expenses
3.5.1. Ledger accounts for deferred income and expenses as related to recording of interest income/expenses, for commission fees/charges related to lending operations shall be opened on balance sheet accounts No. 61301 “Deferred income from lending operations” and No. 61401 “Deferred expenses on lending operations” respectively.

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Ledger accounts for deferred income and expenses from business operations and other operations shall be opened on balance sheet accounts No. 61304 “Deferred income from other operations” and No. 61403 “Deferred expenses on other operations” respectively.

If the amounts are referred to deferred income (expense) accounts, a calendar year shall constitute a reporting period. For recording the amounts referred to the current reporting period on deferred income (expense) accounts, a calendar month shall be set as the time interval for the purpose of uniform recording of the said amounts in the income (expense) accounts of the current reporting period.
Analytical records shall be maintained broken down by each contract.

3.5.2. Deferred income shall include lump sums received for works and services in the current reporting period (its current time interval) but referring to the future period and (or) subsequent time intervals of the current reporting period:
- received rent payments;
- received lease payments;
- amounts for information and consulting services;
- amounts of commission fees under loan agreements for long-term services (fund management fee, support fee, commitment fee);
- other similar proceeds received for works and services in the current period (its current time interval) but referring to the future periods and (or) subsequent time intervals of the current reporting period.

The said amounts shall be evenly recorded as the Bank’s income, no later than the last working day of each time interval (i.e., each calendar month) within the period to which they refer and on the agreement completion date.
Recognition of income as commission fees under loan agreements for long-term services shall be made in accordance with Instruction “On the procedure for accounting of commissions under loan agreements”, enacted by Order No. 590 dated November 09, 2010. In this case, no additional primary supporting documents confirming the fact of income recognition shall be required.

3.5.3. Deferred expenses shall include lump sums paid for works and services in the current period (its current time interval) but referring to the future period and (or) subsequent time intervals of the current reporting period:
- amounts paid for subscription to newspapers, magazines;
- expenses on information and consulting services;
- advertising expenses;
- rent amounts (lease payments) for property leased (received for leasing) by the Bank;
- subscription fees for use of telephone, telecommunication and other communication channels;
- amounts of insurance premiums (contributions) paid under insurance agreements with the duration of several calendar months;
- capital investments in property leased (received for leasing) which are not owned by the Bank-lessee and are not subject to compensation by the landlord, if the said amounts meet the conditions set out in paragraph 3.3.7 of this section;
- expenses on support (including modification, update) of software products (databases) for which the Bank holds exclusive rights of use;
- expenses on acquisition of licenses (except for perpetual licenses);

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- fees paid under license (sublicense) agreements for the right to use the results of intellectual activity and other intellectual property;
- other similar lump payments made for works and services in the current period (its current time interval) but referring to the future periods and (or) subsequent time intervals of the current reporting period.

The said amounts shall be evenly recorded as the Bank’s expenses, no later than the last working day of each time interval (i.e., each calendar month) within the period to which they refer. In this case, no additional primary supporting documents confirming the fact of expenses incurred shall be required.

Expenses on software products, databases, software product licenses and software databases which the Bank acquires but holds no exclusive rights to shall be recorded as deferred expenses based on commissioning act, with subsequent staged writing-off as the Bank’s expenses within the useful life and taking into account the principle of evenness, provided the contract terms allow to determine the said useful life.
Deferred expenses as related to paid non-recurring fees for works on adaptation and modification of used computer software and databases which results will be used within the operation period of software product or database shall be recorded on account No. 61403 and recognized as part of expenses within the remaining useful life of such software product or database.

If the contract terms do not allow to determine the useful life of a software product, the expenses shall be recognized evenly within the expected useful life set by the Committee on facility commissioning but no more than five years starting from the commissioning date.

Software products, licenses for specific types of the Bank’s activity, for the rights to use software products, databases for software products etc. which are no longer used and for which the Bank does not hold exclusive rights, shall be written off at residual value according to the act for termination of use executed in optional form by the subdivision responsible for operation of the said software products, databases etc., irrespective of the remaining useful life.

3.5.4. Deferred income received by the Bank in foreign currencies shall be recorded on the appropriate foreign currency accounts No. 61301, 61304 and posted to income accounts in ruble equivalent based on the official exchange rate set by the Bank of Russia as of the date of writing-off (recognition on income accounts).

Deferred expenses on acquisition of rights of use of computer software and databases under agreements with right holder (under license agreements) made in foreign currency shall be recorded on account No. 61403 in RF rubles on the official exchange rate of the Bank of Russia:
- on the date of payment in advance (100% advance payment);
or
- on the date of transfer of advance payment (as related to advance payment in rubles on the official exchange rate of the Bank of Russia effective as of the date of prepayment transfer) and on the date of acceptance of performed works, rendered services (as related to the remaining part on the official exchange rate of the Bank of Russia) with further recognition on expenses account evenly within the set period.

Deferred expenses as related to paid non-recurring fees in foreign currency for support of software programs (including their modification and update), databases shall be recorded on account 61403 in RF rubles on the official exchange rate of the Bank of Russia as of the date of payment with further recognition on expenses account evenly within the set period.

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3.6 Settlements with the budget on taxes and levies
3.6.1. According to Article 19 of the Russian Federation Tax Code, branches of the Bank which are located on the territory of the Russian Federation shall discharge the Bank’s liabilities with respect to payment of advances and amounts of profit tax to the budgets in the constituent entities of the Russian Federation at their locations and at locations of their structural separate subdivisions; of tax on income earned by foreign organizations from the sources in the Russian Federation.

Repayment of profit tax following the results of operation of representative offices and branches located outside the Russian Federation shall be made by the Parent Organization at its location.

3.6.2. For the purpose of recording the amounts of accrued taxes and levies (including the insurance contributions to mandatory pension insurance fund) and making settlements with the budget and extra-budgetary funds, ledger accounts shall be opened for each tax and levy on balance sheet accounts No. 60301 and No. 60302 in the balance sheet of the Bank’s Parent Organization.

3.6.3. Ledger accounts shall be opened for settlements with the budget and extra-budgetary funds for each tax and levy (except for VAT and organizations profit tax) on balance sheet accounts No. 60301 and No. 60302 in the balance sheets of the Bank’s branches.
The accrued taxes and levies paid by the branches shall be recorded on expense account No. 70606, and within PBSDE period - on account 70706 (PLS symbols 26102, 26411) in the balance sheets of the Bank’s branches.

3.6.4. Ledger accounts shall be closed if changes are introduced in the Russian Federation Tax Code and other normative legal acts.

3.6.5. Settlements with the budget with respect to organizations profit tax
3.6.5.1. Organizations profit tax shall accrue for the Bank in general. Organizations profit tax shall be calculated and paid by monthly advance payments adjusted for the actual result based on the quarterly calculations on accrued total basis beginning from the year start (advance payment settlements). The amount of tax accrued as due to the budget shall be recorded during the reporting year on account No. 70611 “Profit tax”, and during the PBSDE period — on account No. 70711 “Profit tax” in correspondence to account No. 60301 “Settlements on taxes and levies” in the balance sheet of the Bank’s Parent Organization.
Settlements involving advance payments to the federal budget and the tax amounts accrued based on the results of the tax period shall be recorded in the balance sheet of the Bank’s Parent Organization. Settlements involving advance payments and the tax amounts accrued based on the results of the tax period and due to the revenue side of the budgets in the constituent entities of the Russian Federation at the location of branches and their structural subdivisions shall be recorded in the balance sheets of the Bank’s Parent Organization and its branches.

3.6.5.2. Settlements between the Bank’s Parent Organization and its branches with respect to organizations profit tax shall be performed using accounts for settlements with branches No. 30301 and 30302 “Settlements with branches located in the Russian Federation” in correspondence to the accounts for settlements on taxes and levies opened in the balance sheet of the Bank’s Parent Organization, and to cash accounts opened in the balance sheets of branches.

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3.6.5.3. When the Bank receives income from a source located outside the Russian Federation in a state that has an inter-governmental Double Taxation Treaty signed with the RF, the amount of tax withheld from the Bank’s income by the income source, based on the documents confirming income tax payment by the Bank on the territory of the said state, shall be recorded on expense account No. 70606, income statement symbol 26411.

3.6.5.4. Settlements with the federal budget with respect to payment of tax on income received by foreign organizations from sources in the Russian Federation shall be recorded in the balance sheets of the Parent Organization and branches. Payment to the budget of tax on income received by foreign organizations shall be made by the Parent Organization and branches individually at their locations.

3.6.6. Settlements with the budget with respect to VAT
3.6.6.1. Income from operations subject to VAT and exempt from VAT shall be recorded on separate accounts in the Bank’s balance sheet.
The amount of VAT received by the Bank’s Parent Organization and its branches shall be paid to the budget in full according to paragraph 5, Article 170 of the Russian Federation Tax Code.
VAT payments to the budget shall be made in a centralized manner for the Bank in general (including its separate subdivisions) at the location of the Bank’s Parent Organization.

3.6.6.2. Received VAT shall be recorded on balance sheet account No. 60309 “VAT received”.
Balances on accounts of VAT received recorded in the balance sheets of the Bank’s branches shall be transferred to the balance sheet of the Bank’s Parent Organization on interbranch settlement accounts on a quarterly basis on the dates set forth by Instruction governing the procedure for calculation and payment of value-added tax of JSC VTB Bank.

3.6.6.3. VAT amounts paid during acquisition of property (including fixed and intangible assets), property rights, works and services shall be recorded on balance sheet account No. 60310 “VAT paid”.

Amounts of VAT paid shall be recorded on account No. 60310 in correspondence to accounts for settlements with suppliers (customers, contractors) at the moment the received tangible assets are recognized in accounts or works performed (services rendered) are accepted, except for agreements with IED in case of partial or complete advance (under agreement) supply of property (performance of works, rendering of services) on terms of advance payment.

In case of partial or complete advance supply of property (performance of works, rendering of services) on terms of advance payment, amounts of VAT paid under agreements with IED shall be recorded on account No. 60310 in the amount of VAT paid on amount of advance payment and in the amount of VAT paid on amount of additional payment to final settlement on final settlement date.

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The actual amounts of VAT paid shall be recorded on expense account No. 70606 (PLS symbol 26411) upon receipt of the Supporting Documents (transfer and acceptance acts, consignment notes and waybills) and the duly executed invoice from the Counterparty-supplier according to the following procedure:
- for fixed and intangible assets — non-recurrently, in full, after putting the said items into operation in banking activity, in case of partial putting into operation of fixed assets items (for investment projects) the amount of VAT paid shall be written off in respective proportion;
- in the process of conversion of real estate properties temporarily not used in core activities to leased real estate properties temporarily non used in core activities;
- for inventories — as they are put into operation, used or retired (except for disposal);
- for works performed and services rendered, the expenses on which do not constitute capital expenses, including for expenses recorded on account No. 61403 - as the costs of services rendered and works performed are written off as expenses (except for expenses on capital investments in leased property which may not be recognized as the property of the leaseholder Bank and these expenses are not subject to compensation by the lessor; as well as expenses on software products acquired by the Bank, including expenses on their adaptation and modification, licenses for the right to use the software products and databases for such products, for which the Bank does not have exclusive rights).
For capital investments in leased property which may not be recognized as the property of the leaseholder Bank and are not compensated by the lessor, as well as expenses on software products acquired by the Bank, licenses for the right to use the software products and databases for such products, for which the Bank does not have exclusive rights, paid VAT shall be non-recurrently written-off account No. 60310 for expenses in full on the date of putting into operation.

In other cases when invoice is available the VAT paid on costs of paid services recorded on account No. 61403 shall be evenly recognized as expenses together with writing off for expenses of costs from account No. 61403. At that the amount of paid VAT shall be determined by means of calculation in proportion to amount of costs written off account No. 61403.

In case of disposal of acquired property prior to start of its use in banking activity, its lease or putting into operation the amounts of paid VAT shall be recorded on account No. 60310 “Paid value-added tax” prior to such property disposal (transfer of ownership). On the date of such property disposal (transfer of ownership) the amount of VAT paid on value of retiring property shall be written off account No. 60310 in correspondence to account No. 61209 “Retirement (realization) of property” and shall be involved in calculation of VAT originated from spread.

In case of acquisition for cash of goods, works, services without specifying VAT amount in payment documents or subject to tax clause that cost includes VAT at the determined rate but the rate value is not specified, there is no invoice available, then VAT amount shall not be recognized on account No. 60310 but recorded as a part of costs related to acquisition of goods, works, services recorded on the respective accounts.

3.7. Procedure for property allocation to branches
3.7.1. Property (fixed assets, inventories, intangible assets) recorded on the appropriate balance sheet accounts shall be transferred by the Bank’s Parent Organization to balance sheets of branches based on the Bank’s administrative documents.
Receivables for acquired fixed assets, intangible assets and inventories may be transferred to balance sheets of branches without execution of an administrative document by the Bank, based on a contract with the supplier or an act of transfer and acceptance.
Transfer and acceptance of fixed and intangible assets shall be executed as a corresponding act, where a separate act of transfer and acceptance shall be drawn up for each property item transferred. A single transfer and acceptance act may be executed for a group of similar fixed assets with the same features and accounting parameters.

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In case of inventories transfer, a general act may be executed by materially responsible officials of the receiving and the transferring parties specifying the information with respect to each item transferred. The act on transfer and acceptance of tangible assets shall be approved by the Bank’s President-Chairman of the Board, or by any other authorized official of the Bank.

3.7.2. Operations involving transfer and acceptance of property shall be recorded in due order based on the act of transfer and acceptance and the transfer notice signed by the branch according to the Rules on formation of the settlement system of JSC VTB Bank for settlement transactions on interbranch settlement accounts and funds redistribution accounts in RF currency, foreign currency and precious metals on interbranch settlement accounts.

3.7.3. Property transferred from a branch balance sheet to the Parent Organization’s balance sheet shall be transferred according to the same procedure as set forth in clauses 3.7.1 – 3.7.2 of the Accounting Policy.

3.7.4. Property (fixed assets, inventories, intangible assets) paid for by the Parent Organization for the newly opened branches shall be transferred to the balance sheet of the Bank’s branch based on property transfer and acceptance acts and the Act of settlements reconciliation. The said Act shall be signed by the Bank’s Chief Accountant (Chief Accountant Deputy) and by Manager of the branch, and shall be approved by the Bank’s authorized official.
Settlements shall be reconciled based on the primary documents (contracts, invoices, consignment notes, acts of transfer and acceptance etc.) which shall be stored at the Bank’s Parent Organization.

3.8. Inventory counts procedure. Procedure for property writing-off and disposal
3.8.1. For the purpose of ensuring the accuracy of accounting data, the timely and high-quality preparation of the annual report, based on the Bank’s order, the Bank shall perform inventory counts of property, settlements on claims and liabilities with respect to banking operations and transactions, claims and liabilities with respect to futures transactions, settlements with debtors and creditors.
Inventory counts shall be performed to detect the actual availability of property and the non-recorded items subject to taxation; to compare the actually available property with the accounting data; to check the completeness of liabilities recording in the accounts.

3.8.2. Inventory counts of property, financial liabilities, payables and receivables shall be carried out annually, prior to preparation of the annual accounting report. The procedure and terms of inventory counts shall be determined by the Bank’s order, based on which the Bank’s branches issue the appropriate administrative documents. Besides, inventory counts shall be performed in the following cases:
- if the Bank’s property is leased (in case of purchase or sale the inventory count of transferred, purchase or sold tangible assets shall be performed);
- if the officials responsible for safe-keeping of tangible assets change their positions (inventory count shall be performed on the day of assets transfer and acceptance);
- if facts of theft, abuse or impairment of assets have been detected;
- in case of a fire or a natural disaster;
- if the Bank or its branches are reorganized or liquidated;
- by resolution of the Bank’s management.

Inventory counts of specific types of assets shall be performed with the periodicity stipulated by the Bank’s normative acts.

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3.8.3. Inspections of valuables in the cash vaults and cash desks of the Bank shall be performed according to Instruction “On the procedure of cash operations in JSC VTB Bank” enacted by Order of the Bank No. 682 dated August 1, 2005, at least once in six month and as of January 1st of each year. Besides, inspections shall be performed in the following cases:
- if the officials responsible for safekeeping of valuables change their positions (including temporary changes);
- in other cases, at the discretion of the Bank’s President-Chairman of the Board (branch manager) or another authorized person.

3.8.4. Based on inventory count results, certain steps shall be taken to reconcile the detected inconsistencies:
- Surplus property shall be recognized in the reporting year, and the corresponding amounts shall be recorded on income accounts or accounts receivable (payable), if the said surpluses have been caused by accounting errors detected in the course of inventory count;
- Any deficiencies of property and property damage shall be referred to the guilty persons in the amounts of deficiencies detected and in correspondence to the accounts for salary settlements with employees, for settlements with employees on accountable amounts, or to the account for settlements with other debtors.
If no guilty persons can be determined, the deficient amounts and the cost of impaired assets shall be written off as the Bank’s expenses on the date when the decision to write off the said amounts is made.

3.8.5. The fact that property is unfit for further use, or that it is impossible or inefficient to recover the said property, shall be determined by the Committee
- in the Parent Organization - by the Committee for inspection of the technical condition of inventories acting on the basis of Regulation “On the Committee for inspection of the technical condition of inventories” enacted by Order of the Bank No. 398 dated June 10, 2002, by the Committee for review of acts on writing off the balance sheet of value of inventories which became unserviceable acting on the basis of Order of the Bank No. 439 dated May 19, 2005;
- in the branches of the Bank - by the committee which composition and responsibilities shall be set out by normative acts and administrative documents of the branches.

Fixed assets, intangible assets and non-current reserves shall be written off according to Regulation “On the Committee for review of requests by structural subdivisions and branches of JSC VTB Bank regarding writing off the balance sheet or deregistration from off-balance sheet records of the uncollectible debts, deficiencies and losses of inventories” enacted by Order of the Bank No. 14 dated January 19, 2001.

3.8.6. The Bank may dispose of excess and unnecessary (unused) tangible assets. Tangible assets shall be disposed of (sold) based on the following:
- by resolution of the Bank’s President-Chairman of the Board, or his assistant (the resolution shall be executed as the Bank’s order). The assets shall be sold at contract price, taking into account the market value determined by an independent appraiser, charging the buyer with the taxes established by the Russian Federation laws;
- by resolution of the authorized person based on the appropriate administrative document of the Bank, in case when foreign representative offices dispose of fixed assets and inventories located in the business premises (offices) of the foreign representative offices, with the balance sheet value of the items sold not exceeding the amounts equivalent to USD 10,000 per item. The items shall be sold at contract price, taking into account the market value determined by an independent appraiser.

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3.9. Real estate property temporarily not used in core activities.

3.9.1. Property (part of property) (land or building or part of building or both) owned by the Bank (acquired in the course of carrying out charter activities) and intended for receipt of rent payments (except for payments under finance lease agreements), income from increase in value of such property or both but not for use as the facilities for rendering services or for administrative purposes, which disposal is not planned by the Bank for one year from the moment of classification as real estate shall be considered real estate temporarily not used in core activities.

3.9.2. In case when one part of real estate property is used for receipt of rent payment (except for payments under financial lease agreements) or increase in value of such property and another part is used for rendering services or administrative purposes the Bank shall record such parts separately (real estate temporarily not used in core activities and fixed asset respectively) only if such parts may be disposed of independently of one another.
If the parts of real estate property may not be disposed of individually such property shall be considered as real estate temporarily not used in core activities only if only its insignificant part less than twenty (20) percent of total area of this real estate property owned by the Bank is intended for rendering services, managing the Bank, as well as in cases provided for by sanitary-hygienic, technical-operational and other special technical norms and requirements.

3.9.3. The following are real estate properties temporarily not used in core activities:
- land plots which purpose is not determined;
- building transferred to temporary possession and use or to temporary use under one or several lease contracts, except for financial lease (leasing);
- building intended for transfer to temporary possession and use or to temporary use under one or several lease contracts, except for financial lease (leasing);
- facilities under erection (construction) or reconstruction intended for transfer to temporary possession and use or to temporary use under one or several lease contracts, except for financial lease (leasing).

3.9.4. The property shall be entered in to accounting as real estate property temporary not used in core activities based on assumption made according to Regulation “On the Committee of JSC VTB Bank for classification and valuation of real estate owned by JSC VTB Bank” as related to real estate temporarily not used in core activities approved by the Board of JSC VTB Bank (Minutes No. 53 dated November 29, 2011), based on criteria set out by the “Rules of classification and valuation of real estate owned by JSC VTB Bank” as related to real estate temporarily not used in core activities enacted by Order of the Bank No. 677 dated December 14, 2011.

3.9.5. After initial recognition of real estate temporarily not used in core activities its accounting shall be carried out at initial value less accumulated amortization and accumulated impairment losses.

Selected accounting method used for recording of real estate temporarily not used in core activities shall be applied sequentially to all real estate temporarily not used in core activities.
Conversion of properties between categories of real estate temporarily not used in core activities into or from fixed assets or non-current inventories shall not result in balance sheet value change of conversed properties.

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3.9.6 Real estate property temporarily not used in core activities shall be subject to impairment test.

Excess of residual value (initial value less amortization charges and accrued impairment losses) of real estate temporarily not used in core activities over its compensated value (the largest amount that may be received form use or sale of this property (excluding retirement costs)) shall be considered impairment.

The procedure for making assumption with regard to existence/non-existence of indicators of impairment of real estate property temporary not used in core activities shall be carried out according to Regulation “On the Committee of JSC VTB Bank for classification and valuation of real estate owned by JSC VTB Bank” as related to real estate temporarily not used in core activities approved by the Board of JSC VTB Bank (Minutes No. 53 dated November 29, 2011), based on criteria set out by the “Rules of classification and valuation of real estate owned by JSC VTB Bank” as related to real estate temporarily not used in core activities.

Assumption with regard to existence/non-existence or impairment indicators shall be made no less than annually.

Assumption of impairment loss shall be recorded on accounts on the basis of Act of Reconciliation between residual and compensated values of real estate temporarily not used in core activities, for which impairment indicators have been identified, and Minutes of the Committee of JSC VTB Bank for classification and valuation of real estate owned by JSC VTB Bank, as regards real estate temporarily not used in core activities.

Following recognition of impairment, amortization charges shall be made with regard to decrease of balance sheet value by impairment value during the remaining useful life.

3.9.7 The useful life of real estate property temporarily not used in core activities shall be determined according to the Classification for each property item individually, based on decision of the Committee on commissioning and use of tangible assets acquired according to the procedure established in the Bank. Accrual of amortization shall be made during useful life of property.

3.9.8. Retirement or partial liquidation of real estate property temporarily not used in core activities shall be made according to the standard procedure set out for properties with the use of balance sheet account No. 61209 “Retirement (realization) of property”.

3.9.9. Real estate temporarily not used in core activities shall be accounted for according to Instruction “On the procedure for accounting in JSC VTB Bank of fixed assets, intangible assets, inventories, real estate temporarily not used in core activities and capital investments” enacted by Order of the Bank No. 490 dated September 02, 2009.

4. ACCOUNTING OF OPERATIONS ON RAISING (PLACEMENT) OF MONETARY FUNDS AND THEIR REPAYMENT (REDEMPTION). ACCOUNTING OF COLLATERAL FOR FUNDS PLACED

4.1. The relations between the Bank and its customers (legal entities and individuals, including banks) shall be determined by contracts and agreements concluded according to the requirements of the Civil Code of the Russian Federation (sections 42, 44, 45).

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The Bank’s relations with foreign contractor banks shall be formalized according to international banking practices and international laws.

4.2. Raising (placement) of monetary funds shall be carried out by the Bank in compliance with the requirements of the Russian Federation laws, both in the Russian Federation currency and foreign currencies.
The total minimum and maximum terms for raising and placement of funds, the interest rate scale and the list of currencies in which funds are raised and placed shall be determined according to Regulation “On the procedure for setting the interest rates for raised funds by JSC VTB Bank” enacted by Order of the Bank No. 543 dated September 30, 2011 and Regulation “On the procedure for setting the interest rates for loans in JSC VTB Bank” enacted by Order of the Bank No. 542 dated September 30, 2011.

4.3. The decision on credit risk acceptance by the Bank shall be made by the Bank’s Credit Committee functioning based on Regulation “On Credit Committee of JSC VTB Bank” enacted by Order of the Bank No. 624 dated November 17, 2009, and by the Bank’s Small Credit Committee acting on the basis of Regulation “On Small Credit Committee of JSC VTB Bank” enacted by Order of the Bank No. 634 dated November 24, 2009; by the Moscow Region Credit Committee acting on the basis of Regulation “On the Moscow Region Credit Committee of JSC VTB Bank” enacted by Order of the Bank No. 113 dated February 19, 2008.
Credit committees of the Bank’s branches shall operate according to Standard Regulation on Credit Committee of the Bank’s Branch, enacted by order of the Bank.

4.4. The main procedures and order of actions by the Bank’s management bodies, subdivisions and officials in case of the Bank’s acceptance of customer credit risks (except for banks and financial institutions) shall be carried out according to the Instruction “On the Procedure for Lending to Corporate Customers used by JSC VTB Bank” (The Credit Procedure of JSC VTB Bank) enacted by Order of the Bank No. 210 dated April 14, 2011.

4.5. Operations involving raising (placement) of monetary funds, including lending, shall be carried out according to the Bank’s normative acts.

4.6. Analytical records of funds placed (provided) on loan accounts shall be maintained for each agreement concluded (with respect to credit lines — for each tranche). If the actual dates for placement of separate parts (tranches) of the loan granted fall on the same time interval, the said separate parts (tranches) of the loan shall be recorded on one ledger account of the corresponding secondary balance sheet account in the procedure of recording the funds placed (provided) on the above loan accounts.

4.7. With respect to loans, loan indebtedness and similar debts referred to quality categories I-III, the interest income shall be deemed certain.

4.8. Operations involving referring the interest accrued on raised (placed) funds to the Bank’s expenses (income) shall be recorded based on accrual method. Interest shall be paid (received) on the dates specified by the corresponding agreements.

4.9. If interest is accrued on agreements concluded with the Russian Federation residents, the actual number of calendar days for which the funds are raised or placed shall be taken into account. In this case, the actual number of calendar days per year — 365 or 366 — shall be taken as the basis for accrual.
Agreements concluded with foreign contractors for raising (placement) of monetary funds may specify any basis for interest accrual (including 360 or 365/366 days), as agreed by the parties, or may determine the laws of which party shall govern the interest accrual under the agreement. If the agreement concluded with a foreign contractor contains no basis for interest accrual, nor any reference to the governing laws in interest accrual, the interest shall accrue based on the actual number of calendar days per year — 365 or 366 days.

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4.10. Interest accrued and paid shall be accounted for according to Instruction “On the procedure for accrual, payment/collection of interest on operations related to raising and placement of monetary funds” enacted by Order of the Bank No. 403 dated July 30, 2009.

4.11. Accrual (additional accrual) of interest on funds placed on balance sheet accounts or off-balance sheet accounts with respect to loans of the corresponding quality categories shall be carried out for the period starting from the date following the date of credit provision, or from the date following the date of last interest accrual, and until the last calendar day of the month, taking into account the last non-working days of the month, or until the date when interest was duly paid under the agreement, or until the date of early payment of interest, or until the date of full repayment of debt under the loan agreement, inclusive.
The amount of interest income received in foreign currency with respect to loans of quality categories I-III shall be recorded on income accounts based on the exchange rate set by the Bank of Russia on each date of income recognition:
1) on the last working day of the month;
2) on the date of interest payment under the agreement (settlement date), including the date of early payment of due interest for current month.

The amount of interest income received in foreign currency with respect to loans of quality categories IV and V shall be recorded on income accounts based on the exchange rate set by the Bank of Russia on each date of the actual payment of interest.
In case of a decrease in the quality of a loan or asset (claim) and their reclassification from quality categories I-III into categories IV or V, i.e., into the quality category where income is not deemed certain, accrual (additional accrual) of interest on balance sheet accounts shall be made on the reclassification date for the period starting from the date after the date of the latest accrual (recognition) up to the date of reclassification of quality category inclusively. Amounts of claims for interest on the loan recorded on balance sheet accounts as of reclassification date, including the amounts on interest arrears accounts, shall not be subject to writing-off. Claims for interest (due and (or) past due) shall still be recorded on the appropriate balance sheet accounts and shall be redeemed in order of priority under the agreement.
Further accrual of interest starting from the date following the reclassification date shall be recorded on off-balance sheet accounts.
In case of an increase in the quality of a loan or asset (claim) and their reclassification from quality categories IV-V into categories I-III, i.e., into the quality category where there is no uncertainty as to income, the interest accrued on off-balance sheet accounts shall be written off and recorded in the balance sheet accounts by means of accounting entries, and additional interest due as of reclassification date, inclusively, shall accrue on balance sheet accounts. Further accrual of interest shall be recorded on balance sheet accounts.

4.12. One calendar month shall be established as the time interval for recording the amounts of deferred interest received by the Bank on the Bank’s income accounts.
If the interest amounts are received by the Bank prior to the period to which the said amounts refer, or in case the amount transferred by the borrower as interest on loan exceeds the interest due for the current calendar month, the above amounts shall be recorded on account No. 61301 “Deferred income from lending operations”, provided the Bank does not return the said amounts to customers according to the agreement terms.

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Interest amounts received in foreign currency shall be recorded on account No. 61301 prior to date of interest income recognition in respective payment currency. Writing off to income account (recognition of interest income) shall be made on the official exchange rate of the Bank of Russia as of the last working day of the month or as of the date of interest payment under agreement including as of the final loan repayment date depending on which date comes first.
If, under the agreement terms, the excess amounts shall be returned to customers, the said amounts shall be recorded as payables on the account of liabilities on other operations until the said amounts are returned.

4.13. The interest amounts paid by the Bank prior to the period to which the said amounts refer shall be recorded on account No. 61401 “Deferred expenses on lending operations”. Interest amounts paid in foreign currency shall be recorded on account No. 61401 prior to date of interest expense recognition in respective payment currency.
If, according to agreement terms, the excess amounts shall be returned to the Bank, until their return the said amounts shall be recorded as receivables on the account of claims on other operations.

4.14. In case of liquidation of debtor legal entity (debtor bank), creditor bank shall raise claims in due order to liquidation committee concerning all liabilities of debtor legal entity (debtor bank) including interest liabilities, and suspend further interest accrual on funds allocated to debtor starting from the date of making by the meeting of shareholders (participants) or authorized body of debtor legal entity a decision on voluntary liquidation and appointment of liquidation committee.

If an individual registered as individual entrepreneur acts as the borrower under loan agreement, then termination of entrepreneurial activity and making an entry into state register upon application of individual of decision on termination of entrepreneurial activity shall not constitute reason for suspension of interest accrual with respect to loan granted.

In case of liquidation of debtor legal entity (debtor bank) under bankruptcy proceedings according to the Russian Federation laws, the creditor bank shall suspend further interest accrual starting from the date of adoption by the court of arbitration of decision on bankruptcy of legal entity and on bankruptcy proceedings.

The amounts of duly accrued commission fees and penalties, recognized as uncollectable debt and written off the balance sheet shall be recorded within the five year period on off-balance sheet account No. 91803 “Debts written off as a loss” in order to keep in mind their redeemability.

4.15. Analytical records of securities, precious metals and property transferred as collateral for funds raised with respect to off-balance sheet accounts No. 91411 “Securities transferred as collateral for funds raised”, No. 91412 “Property transferred as collateral for funds raised, except for securities and precious metals”, No. 91413 “Precious metals transferred as collateral for funds raised” shall be maintained based on each pledge contract.
The balance sheet value of securities (including promissory notes), property and precious metals transferred as collateral for funds raised shall be recorded on accounts No. 91411, 91412 and 91413 as of the date of pledge contract.
The value of foreign currency-denominated securities and property as well as the precious metals transferred as collateral for funds raised shall be recorded on the appropriate accounts in ruble equivalents based on the official rate set by the Bank of Russia (for precious metals — based on the valuation prices set by the Bank of Russia) effective as of the date of pledge contract.

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In this case, if the securities transferred as collateral are recorded on balance sheet accounts at their current (fair) value, the results of revaluation of the said securities shall be recorded on account No. 91411 at least once a month (on the last working day).
The balance sheet value of claims with respect to loan agreements transferred as collateral for funds raised shall be recorded on account No. 91412 in the amount equal to the principal debt amount, interest claims and other payments stipulated by the loan agreement. The balance sheet value of claims with respect to loan agreements transferred as collateral shall not be adjusted due to changes in the debt amount under the loan agreement.

4.16. Analytical accounting with respect to off-balance sheet account No. 91414 “Guarantees and sureties received” shall be carried out in accordance with normative acts of the Bank governing accounting of collateral accepted to secure loans granted to legal entities and individuals acting as individual entrepreneurs, as well as issued guarantees.
Analytical accounting of received sureties shall be carried out broken down by concluded agreements and providers of surety.

4.17. Collateral accepted as pledge shall be recorded on off-balance sheet account No. 913 in the amount of pledge determined by the appropriate contract. In pledge contracts the value of property accepted as collateral with respect to credit transactions may be specified in foreign currency, at that collateral shall be recorded in respective foreign currency on the respective off-balance sheet accounts No. 913.
Analytical accounting of collateral shall be carried out broken down by types of collateral and pledge contracts.

Accounting of precious metals encumbered and put into storage in vaults of the Bank shall be carried out using account No. 91204 “Precious metals of customers in custody” in accounting units of net (for gold) or ligature (for silver, platinum and palladium) weight in ruble equivalent at official price of the Bank of Russia similar to the procedure for storage under custody agreements of precious metals owned by the customers established by Instruction “On the procedure of acceptance, storage, withdrawal and recording precious metals in vaults of JSC VTB Bank” enacted by Order No. 537 dated August 15, 2002.

Accounting of certified securities accepted as pledge prior to commencement date of pledge (encumbrance) agreement and put in vault of the Bank shall be carried out using off-balance sheet account No. 91202 “Various valuables and documents” at nominal value of securities.

Accounting of promissory notes issued by the Bank, encumbered and put in vault of the Bank before the date of pledge creation under acts of transfer and acceptance shall be carried out using off-balance sheet account No. 91202 “Various valuables and documents” at nominal value of securities.

At the commencement date of pledge agreement, securities shall be transferred from account No. 91202 to account No. 98070 “Encumbered securities” of Chapter “E” “Custody accounts” in pieces.

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4.18. Accounting of the participation credit granted to VTB Bank (France), the rights whereto have been acquired by the Bank under an assignment contract with the Bank of Russia, shall be carried out on personal accounts of balance account No. 32309 “Other Placed Funds in Non-Resident Banks for a Period of over 3 Years to the Amount of the Sum of the Recovered Credit Equal to the Amount of Debt Itemized on the Balance Sheet of VTB Bank (France) in US dollars, euros and Swiss francs. No interest shall be accrued on the participation credit debt amount, unless otherwise set forth in relevant agreements between the parties.
Personal accounts of off-balance sheet account No. 91418 “Par value of Acquired Rights of Claim” shall reflect the difference between the total amount of the participation credit and the recovered amount of the credit in US dollars, euros and Swiss francs.
Along with recovery of the participation credit amount, amounts of positive performance of VTB Bank (France) shall be increased with the relevant sums of the participation credit debt to be reflected in personal accounts of balance sheet account No. 32309 in correspondence with income account No. 70601 “Income”, PLS character 17306 “Other expenses”. Concurrently, the newly recovered amounts of the participation credit shall be relevantly written off the personal accounts of off-balance sheet account No. 91418.
In case of loss of VTB Bank (France) according to the results of a fiscal year to be met by a decrease in participation credit liabilities, the participation credit debt shall be relevantly decreased to be reflected in the personal accounts of balance sheet account No. 32309 in correspondence with income account No. 70606 “Income”, PLS character 27308 “Other Expenses”. Concurrently, the written off amounts of the participation credit shall be relevantly recovered on personal accounts of off-balance sheet account No. 91418.
Participation credit debt shall be redeemed by a money transfer to the Bank correspondent account. Concurrently, the redeemed amounts of the participation credit shall be relevantly written off the personal accounts of off-balance sheet account No. 91418.
The amounts of the participation credit debt accounted for in balance sheet account No. 32309 shall be used to make a reserve for possible debt losses in compliance with clause 8.1 of Accounting Policy.

4.19. Funds raised for deposit under bank deposit agreement entered into with individual acting as individual entrepreneur shall be recorded using balance sheet primary account No. 421 “Deposits of non-state commercial organizations”. Funds raised as a guarantee fee under safe deposit box rental agreement and other agreements with provision for allocation in the Bank of monetary funds by individuals acting as individual entrepreneurs as collateral on certain kinds of operations (transactions), shall be recorded on balance sheet primary account No. 438 “Other raised funds of non-state commercial organizations”.

4.20. If time deposit raised under time deposit contract concluded with legal entity (other than credit organization), individual entrepreneur or individual having own private practice is renewed by entering into supplementary agreement to time deposit contract for the same period as deposit was raised initially, then accounting shall be carried out without change of secondary account for raised deposit, unless otherwise provided by time deposit contract.

5. SPECIFIC ELEMENTS OF ACCOUNTING WITH RESPECT TO OPERATIONS WITH SECURITIES (DEBT INSTRUMENTS) AND DERIVATIVES

5.1. Criteria and procedures of initial recognition (derecognition) during reverse operations with securities
Reverse operations shall include operations performed on the terms of maturity, collectibility and reward basis.
Reverse operations include securities borrowing operations.

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Acquisition (transfer) of title to securities with respect to reverse operations may either serve as the basis for initial recognition (derecognition) of securities, or not.
In the process of acquisition/transfer of securities with respect to reverse operations the Bank shall evaluate the acquisition/keeping of risks and benefits related to ownership of the said securities.
The risks related to securities ownership include: the risk of price changes, the risk of debtor insolvency, the liquidity risk etc.
The benefits related to securities ownership include: capability of the security to bring future economic benefits (income) to the Bank in the form of interest, dividends or increase in value (as the difference between the security sale (redemption) price and its purchase price, as a result of security exchange, its use in discharge of the Bank’s obligations, increase in its current market value etc.).
If securities are acquired based on reverse operations, the said securities shall be initially recognized provided all (virtually all) the risks and benefits have been acquired by the Bank. If all (virtually all) the risks and benefits are not transferred to the Bank, securities are considered as acquired without initial recognition.
Securities transferred under return operations are de-recognized, provided that all (virtually all) the risks and benefits were transferred and the Bank decided (concluded an agreement on the relevant terms) to retain the risks and benefits related to ownership of securities prior to their transfer. If the Bank has made a decision (concluded an agreement on the relevant terms) to retain all (virtually all) the risks and benefits, the securities shall not be derecognized.

5.2. Criteria for classification of security investments according to the categories determined by the Bank of Russia
Depending on the purpose of acquisition, at the moment of their initial recognition investments in securities shall be referred to one of the following four categories:
- “Measured at fair value through profit or loss”;
- “Held to maturity”;
- “Available for sale”;
- “Participation”.

Depending on the acquisition purposes, securities with the same state registration number or issue identification number, or the same international identification code ISIN, as well as securities of the same issuer which do not constitute equity securities nor securities without ISIN code, may be simultaneously accounted for in different categories.

5.2.1. The category of securities “Measured at fair value through profit or loss” shall include securities that are acquired to receive profit due to short-term price or dealer margin fluctuations, i.e., the securities constitute part of the portfolio that is actually used to receive short-term profit, while the current (fair) value of the said securities can be determined reliably.

5.2.2. Securities (debt instruments) shall be classified as “Held to maturity”, if:
- they have fixed or determined payments;
- they have fixed maturity date;
- they are not defined by the Bank as securities subject to be recorded at fair (current) value through profit or loss;

The Bank has a firm intention and capability to hold the said assets until maturity date. Equity securities may not be referred to the category of “Held to maturity”.

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During initial recognition, securities may not be referred to “Held to maturity” category if within two previous years the Bank has reclassified (including reclassification for sale) securities from “Held to maturity” category contrary to the terms set out in subparagraphs a), b), c), paragraph 5.3.3 of the Accounting Policy.

5.2.3. Securities shall be recognized as “Available for sale” if they were not classified under the categories of “Measured at fair value through profit or loss” or “Held to maturity”.

5.2.4. If the Bank controls the management of a joint-stock company or exercises significant influence on the said company’s activity, the shares of the said company acquired by the Bank shall be referred to the “Participation” category.
The Bank is deemed to exercise significant influence on / to control the activity of a joint-stock company, if the Bank is able, directly or indirectly (through a third party):
- to determine the decisions adopted by the company’s management bodies;
- to determine the terms of business conducted by the company due to the Bank’s participation in the company’s authorized capital and (or) under the agreement concluded between the legal entities included in the banking/consolidated group;
- to appoint the joint-stock company’s sole executive body and (or) over a half of its collegiate executive body members;
- to determine the election of over a half of the company’s board of directors (supervisory board) members.

5.3. Criteria used in reclassification of securities into another category (including materiality criteria for the purpose of disposing of debt instruments “Held to maturity”)
5.3.1. The securities which, at the moment of their acquisition, are classified as “Measured at fair value through profit or loss” cannot be reclassified into any other category.

5.3.2. The debt instruments which, at the moment of their acquisition, are classified as “Available for sale” may be referred to the category “Held to maturity” if the Bank’s intentions with respect to the said instruments meet the criteria for referring the assets to “Held to maturity” category.

5.3.3. If the Bank’s intentions or abilities change, the Bank shall be entitled to reclassify the debt instruments referred to “Held to maturity” category into the “Available for sale” category, provided at least one of the following conditions is complied with:
a) reclassification is due to an event that was beyond the Bank’s control (a force majeure event that could not have been prevented by the Bank);
b) reclassification for the purpose of disposal less than three months before the maturity date;
c) reclassification for the purpose of disposal within the reporting year of 10% or less of the total value of debt instruments “Held to maturity” as of the year start.

The events that are beyond the Bank’s control may include the following:
- a serious impairment of the security issuer’s creditworthiness;
- changes in tax laws significantly affecting the terms of taxation of the interest income on debt instruments referred to “Held to maturity” category;
- reorganization of the Bank (merger, accession, separation, extraction, transformation) or retirement of a significant part of the Bank’s assets (such as selling a part of the Bank’s business) resulting in the need to sell the assets “Held to maturity”, for instance, to maintain the risks of the Bank’s operations at a certain level;

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- significant changes in the applicable laws or in the requirements of the supervisory authorities with respect to investment structure, or the maximum volume of this or that investment type, resulting in the need to sell the assets referred to “Held to maturity” category;
- significant changes in the capital adequacy ratio forcing the Bank to sell the assets referred to “Held to maturity” category;
- a significant increase in the level of risk assigned to the asset by supervisory authorities for the purpose of calculating capital adequacy ratio, or any other significant change in the normative requirements preventing the Bank from holding the asset until its maturity.

If any of the terms set out in subparagraphs a), b), c), paragraph 5.3.3 of the Accounting Policy are not complied with, the Bank shall reclassify all the debt securities referred to “Held to maturity” category into the category “Available for sale”, with the ban to form the “Held to maturity” category within two years following the year of the said reclassification.
Upon expiry of the two-year ban to refer assets to “Held to maturity” category, the Bank shall be entitled to refer newly acquired assets, as well as assets referred to “Available for sale” category, to the category “Held to maturity”.

5.4. The current (fair) value (hereinafter — CFV) of a security shall constitute the amount for which the security may be sold in an arm’s length transaction between knowledgeable, willing parties.
CFV of securities shall be determined according to methods for determining current (fair) value approved by separate normative act of the Bank.

5.5. Periodicity of securities revaluation
In conditions of active market securities “Measured at fair value through profit or loss” and securities “Available for sale” shall be revaluated on a daily basis according to methods for determining current (fair) value approved by separate normative act of the Bank. If there is no active market, securities “Measured at fair value through profit or loss” and securities “Available for sale” shall be revaluated at least once a month (revaluation is mandatory as of the last working day of each month) based on grounded assumption according to methods for determining current (fair) value approved by separate normative act of the Bank.

No materiality criterion for changes in CFV shall be established with respect to making decisions regarding the need to conduct revaluation.
With respect to securities “Available for sale” whose current (fair) value cannot be determined reliably, or with respect to securities with evident indications of impairment, provisions for possible losses shall be formed according to Regulation No. 283-P of the Central Bank of Russia “On the procedure for making provisions for possible losses” dated March 20, 2006.
Debt instruments “Held to maturity” and those which were not redeemed on due date shall not be revaluated. Provisions for possible losses shall be made with respect to investments in securities (if impairment indicators are present).

5.6. Method for valuation of the retiring (realized) securities
The procedure for writing off the secondary balance sheet accounts of the single-issue securities or securities with the same international security identification code (ISIN) during retirement (realization) of the above shall be determined based on the initial cost of the securities first acquired (hereinafter — FIFO method).
FIFO method implies recording of the securities retirement (realization) in the order in which the securities of the said issue were entered in the secondary balance sheet account. The value of retired (realized) securities shall include the value of the securities that were the first to be recorded. The value of the remaining securities shall constitute the value of the securities that were the last to be recorded.

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During retirement (realization) of a part of same-issue securities that were acquired as a block, investments in the retired (realized) securities of the said block shall be written off as costs of the retiring (realized) securities in proportion to their quantity.

5.7. Cost accounting
Costs shall be subdivided into:
- costs that are directly related to acquisition and realization of specific securities;
- costs that are not directly related to acquisition and realization of specific securities.

The costs directly related to acquisition and realization of specific securities shall include:
- expenses on registration services (services of registrars, settlement and clearing centers and international clearing centers, related to registration of transfer of ownership to securities);
- fees paid to agents (brokerage and other organizations);
- fees paid to organizations ensuring completion and execution of transactions (trade organizers, trading floors etc.).

The costs that are not directly related to acquisition and realization of securities shall include:
- expenses on service fees paid to specialized organizations and other persons for consulting and information services (services of consulting firms, information agencies, information services rendered by trade organizers and trading floors);
- expenses on service fees paid to organizations carrying out auxiliary activities involving securities valuation, legal services etc.;
- levies, duties etc. charged according to foreign legislation.

If the costs directly related to securities acquisition (except for the amounts paid to the seller under the contract) are immaterial as compared to the amount paid to the seller under the contract, the said costs shall be recognized as operating expenses in the month when the said securities were entered in the accounts.
The costs related to securities acquisition shall be deemed material if they exceed 10% of the amounts paid to the seller under the contract (the cost of securities taking into account accumulated Coupon Interest Income, hereinafter - CII). Material costs related to acquisition shall increase the balance sheet value of a security. In this case, the costs related to securities acquisition shall be recorded on separate ledger accounts opened in the balance sheet accounts for investments in securities.
Preliminary costs incurred prior to the moment of securities acquisition shall be recorded in the secondary balance sheet account No. 50905 “Preliminary costs of securities acquisition” and, on the date of security acquisition, the said costs shall be recorded as operating expenses (if they are immaterial) or as increase in the balance sheet value of the security (on a separate ledger account) (if the costs are material). If the Bank decides not to acquire the securities, the preliminary costs shall be recorded as operating expenses on the day the said decision is made.
The costs that are not directly related to acquisition and realization of specific securities shall be recorded directly as operating expenses in the appropriate symbols of the Profit and Loss Statement.

5.8. The date of operations on securities acquisition/retirement shall mean the date when the security ownership is transferred, as determined according to Article 29 of Federal Law No. 39-FZ “On Securities Market” dated April 22, 1996, or according to the terms of the contract (transaction) in cases stipulated by the Russian Federation laws. If the date of securities ownership transfer and the date of receiving the primary documents do not coincide, the operations shall be entered in the accounts using the corresponding exchange rate (cross rate) of the Bank of Russia on the date of ownership transfer.

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In case of security redemption, the retirement date shall mean the day when the issuer discharges its obligations with respect to security redemption.
Operations on securities acquisition/retirement shall be recorded in the accounts either on the day when primary documents are received confirming the transfer of rights to the security, provided the primary documents are received by the Bank by 9.30 pm of the current day (if the primary documents are received after 9.30 pm of the current day, they shall be recorded in the Bank’s balance sheet on the following day); or on the day when the terms of the contract (transaction) determining the transfer of rights are fulfilled.

5.9. Operations with securities shall be accounted for according to Instruction “On the procedure for conducting operations with securities” enacted by Order No. 1076 dated December 29, 2007.
Analytical records with respect to accounts on investments in securities shall be maintained according to the Bank’s normative act on operations with securities.

5.10. Depositary accounting of securities shall be performed in pieces according to “Instruction on depositary operations” enacted by Order of the Bank No. 443 dated August 17, 2009 and “The terms of depositary activities” enacted by Order of the Bank No. 748 dated September 20, 2007.

5.11. The Bank’s treasury shares repurchased from shareholders shall be recorded in accounts at par value.

5.12. Operations with third-party promissory notes shall be accounted for according to Instruction “On the procedure for accounting of operations with third-party promissory notes beneficially owned by JSC VTB Bank” enacted by Order No. 258 dated May 25, 2010.
Third-party promissory notes denominated in a foreign currency that were acquired by the Bank and that contain no effective payment clause shall be recorded on the corresponding balance sheet accounts in the currency of par value.
Interest income and discount accrued with respect to third-party promissory notes denominated in a foreign currency which contain no effective payment clause shall be recorded in the accounts in the currency of par value.
Third-party promissory notes acquired by the Bank and denominated in one currency while containing the clause on effective payment in another currency shall be recorded in the currency of liability (payment).
Interest income and discount accrued with respect to third-party promissory notes denominated in one currency while containing the clause on effective payment in another currency shall be recorded in the accounts in the currency of liability (payment).
If the currency of the contract price (transaction amount) of the promissory notes acquired (realized) differs from the payment currency and if the date of ownership transfer occurs earlier than the settlement date, or if the discounted promissory notes denominated in one currency contain the clause on effective payment in another currency, the arising exchange rate differences shall be recorded in the accounts according to the procedure and within the periods set out in Annex 2 to the Accounting Policy, using the accounts of income and expenses from the use of embedded derivatives inseparable from the principal contract (hereinafter — inseparable embedded derivatives, IED).

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If a promissory note is acquired at a price lower than its par value, the difference between the par value and the purchase price (the discount amount) shall accrue evenly within the period of promissory note circulation.
With respect to discounted promissory notes with the maturity “at sight, but no sooner than”, the discount shall accrue evenly based on the actual number of calendar days in accrual period starting from the date following the date of promissory note acquisition and ending with the “no sooner” date plus one year (on the basis of 365 or 366 calendar days in a year).

5.13. The procedure for conducting and executing operations with the Bank’s promissory notes shall be determined in Instruction “On the procedure for conducting operations with promissory notes of JSC VTB Bank” enacted by Order of the Bank No. 480 dated June 21, 2006.
Foreign-currency denominated promissory notes issued by the Bank that contain no effective payment clause shall be recorded in the currency of par value of the notes.
Promissory notes issued by the Bank with a par value denominated in one currency and containing a clause on effective payment in another currency shall be accounted for in the currency of liability (payment). In this case, income and expenses arising from the use of IED due to changes in exchange rate of the payment currency with respect to par value currency shall be recorded in the accounts starting from the date of ownership transfer and until the maturity date.
Amounts of discount/interest accrued for issued promissory notes of the Bank with the maturity “at sight, but no sooner than” shall be recorded in the accounts on the last working day of each calendar month as well as simultaneously with transfer of face value of promissory note to account No. 52406 evenly within the period of promissory note circulation.

Period of circulation starts from the date following the date of drawing up (issuance) of promissory note and ends on the date set out in promissory note with the “no sooner” clause plus one year (on the basis of 365 or 366 calendar days in a year) from the date set out in promissory note as “no sooner”.

5.14. Securities and promissory notes received by the Bank as collateral for loans granted, guarantees issued and other funds placed shall be recorded on the appropriate off-balance sheet accounts as the amount of collateral specified under pledge contract according to the Instruction “On the procedure for accounting of collateral in the form of pledge, guarantees and sureties for loans granted by JSC VTB Bank and guarantees issued” approved by Order of the Bank No. 671 dated December 16, 2010.

5.15. Derivatives
5.15.1 In order to fulfill the requirements of Federal Law No. 39-FZ “On Securities Market” dated April 22, 1996 and Regulation “On types of derivatives” enacted by Order of the Federal Service for Financial Markets No. 10-13/pz-n dated March 04, 2010, the Bank established classification of contracts and transactions as derivatives by Order No. 673 dated December 08, 2011 “On classification of contracts and transactions as derivatives”.
Procedure for calculation of fair value of derivatives for the purpose of their daily revaluation shall be governed by separate normative act of the Bank.

5.15.2. Accounting of derivatives shall be governed by internal normative acts of the Bank. Analytical accounting of derivatives shall be carried out on separate ledger accounts of balance sheet accounts No. 52601 “Derivatives from which raising economic benefits is expected”, No. 52602 “Derivatives from which decrease in economic benefits is expected” in RF currency with respect to types of derivatives broken down by each contract or portion of derivative circulated on regulated market, determined by specification of such derivative or by other documents.

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6. SPECIFIC ELEMENTS OF SETTLEMENT OPERATIONS ACCOUNTING

6.1. The Bank shall conduct settlement operations in the Russian Federation currency according to Regulations of the Bank of Russia No. 2-P “On non-cash settlements in the Russian Federation” dated October 3, 2002 and No. 222-P “On the procedure for non-cash settlements by individuals in the Russian Federation” dated April 1, 2003.

6.2. The procedure for settlement operations using interbranch settlement accounts shall be regulated by the “Rules on formation of the settlement system in JSC VTB Bank for settlement operations with respect to interbranch settlement accounts and funds redistribution accounts in the Russian Federation currency, foreign currencies and precious metals” enacted by Order of the Bank No. 240 dated April 27, 2011.

Settlements between branches via the settlement system of JSC VTB Bank shall be carried out through the Parent Organization. Making settlements between branches on mutual interbranch settlement accounts shall be allowed according to Order of JSC VTB Bank.

6.3. Non-cash settlements in the Russian Federation currency between legal entities in the Russian Federation territory as well as the formats, the procedure for filling-in and execution of settlement documents shall be regulated by Instruction “On the forms of non-cash settlements and the procedure for their application” enacted by Order of the Bank No. 708 dated December 17, 2001.
Settlements under letters of credit on the territory of the Russian Federation which involve legal entities (residents and non-residents) and individuals being individual entrepreneurs shall be made in accordance with Instruction “On the procedure for conducting operations under letters of credit in rubles used for making settlements between legal entities on the territory of the Russian Federation” enacted by Order No. 1204 dated December 30, 2005.

6.4. Non-cash settlements in the Russian Federation currency and in the Russian Federation territory with respect to nostro and loro correspondent accounts shall be carried out by the Bank and its branches according to Instruction “On the procedure for domestic settlements by Vneshtorgbank in the Russian Federation currency via the correspondent accounts network” enacted by Order of the Bank No. 621 dated November 16, 2001.
The procedure for conducting settlement operations in RF currency and in foreign currencies through resident credit organizations, non-resident banks and non-bank credit organizations with which the Bank has established correspondent relationships by virtue of signed contracts/agreements/letters of exchange, shall be governed by the Instruction “On the procedure for conducting settlement operations through the system of correspondent accounts and interbranch settlement accounts of JSC VTB Bank” enacted by Order No. 321 dated June 22, 2009.

The Bank’s branches shall be entitled to duly open correspondent accounts with other credit organizations (branches) and to conduct operations with respect to the said accounts.
Relations between the Bank (branch) and other credit organizations (branches) while making settlements on correspondent accounts shall be regulated by the Russian Federation laws and the correspondent account agreement signed between the parties.

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The amounts received on the correspondent accounts of the Bank (branch) shall be entered in the corresponding ledger accounts of customers and the Bank (branch).
Unidentified amounts which cannot be entered in the appropriate accounts when they are received shall be recorded on balance sheet account No. 47416 “Suspense amounts received on correspondent accounts”. Analytical accounting allows opening of several ledger accounts for balance sheet account No. 47416 “Suspense amounts received on correspondent accounts”.
Unidentified amounts that have been written off the correspondent accounts because the said amounts cannot be entered in the appropriate accounts shall be recorded on balance sheet account No. 47417 “Suspense amounts written off correspondent accounts”.
Analytical accounting allows opening of several ledger accounts for balance sheet account No. 47417 “Suspense amounts written off correspondent accounts”.
Outstanding settlements shall be recorded on balance sheet accounts No. 30221, No. 30222 “Outstanding settlements of the bank”, No. 30220 “Customer funds with respect to outstanding settlement operations”, No. 30223 “Customer funds with respect to outstanding settlement operations for settlements through branches of the Bank of Russia”.

6.5. The procedure for transfers by individuals without bank account opening shall be regulated by Instruction “On the procedure for transfers by individuals without bank account opening” enacted by Order of the Bank No. 525 dated June 16, 2005.

6.6. The Bank shall perform international settlement operations according to the generally accepted international rules and business practices.
The procedure for international settlements by the Bank with respect to customer operations, including operations by correspondent banks related to export and import of goods, works and services, shall be regulated by Instruction “On the settlement procedure for operations related to export and import of goods, works and services” enacted by Order of the Bank No. 1097 dated December 30, 2004.

7. SPECIFIC ELEMENTS OF ACCOUNTING WITH RESPECT TO OPERATIONS WITH FOREIGN CURRENCY AND PRECIOUS METALS

7.1. Operations with respect to foreign currency accounts in the Bank shall be conducted in compliance with the Russian Federation laws, according to the normative acts of the Bank of Russia, normative acts of the Bank, the terms of contracts signed as well as the business rules and practices.

7.2. The procedure for purchase and sale of currency, conversion operations and operations with the Bank’s precious metals shall be determined by the normative acts of the Bank.

7.3. Analytical accounting of foreign currency operations shall be carried out with double denomination both in foreign currency and in RF rubles based on the official exchange rate of the Bank of Russia; operations with precious metals shall be accounted for based on the precious metal types (codes) in accounting units of net (for gold) or ligature (for silver, platinum and palladium) weight and in RF rubles; operations with coins and commemorative medals shall be accounted for in RF rubles and in pieces. Synthetic accounting records of the said operations shall be maintained in Russian rubles.

7.4. The Bank’s assets and liabilities in precious metals (excluding precious metals in the form of coins and commemorative medals) and balances on off-balance sheet accounts shall be recorded in the Bank’s balance sheet based on the valuation prices of the Bank of Russia of affined precious metals (gold, silver, platinum, palladium).

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7.5. Income and expenses from revaluation of funds in foreign currency and precious metals shall be recorded separately for each foreign currency/precious metal code, according to the procedure set out in Annex 2 to the Accounting Policy.

7.6. With respect to operations of foreign currency purchase and sale in exchange for rubles as well as conversion operations with counterparty banks, the amounts of claims and liabilities regarding the amounts due (payable) in the corresponding currencies shall be recorded in balance sheet accounts No. 47407 and No. 47408 “Settlements on conversion transactions, derivative financial instruments and futures transactions” in mutual correspondence.
Analytical records of futures transactions on balance sheet accounts No. 47407 and No. 47408 “Settlements on conversion operations, derivatives and futures transactions” shall be maintained in the Parent Organization for each counterparty and type of currency, ensuring exogenous accounting in used software for each transaction, in the Bank’s branches - for each transaction.

7.7. Operations of foreign currency purchase and sale in exchange for rubles under instructions of customers except for credit organizations shall be carried out under instruction for foreign currency purchase/sale together by direct posting to customers’ accounts, provided that operations are performed to the day and the Bank is entitled to debit funds from current account of the customer opened with the Bank.

Settlements with customers on foreign currency purchase and sale operations on terms of advance cash deposit or the condition of “tomorrow-next” transaction performance shall be recorded using balance sheet account No. 47405 “Settlements with customers on foreign currency purchase and sale”.
Conversion operation of foreign currency purchase and sale using funds deposited on account No. 47405 shall be recorded by accounting entries in correspondence with accounts of the customers.

7.8. With respect to transactions involving purchase and sale of precious metals, the transaction amount shall be recorded in balance sheet accounts No. 47407 and No. 47408 “Settlements on conversion operations, derivatives and futures transactions” in the currency of settlements.

7.9. Recording of operations on banknote transactions shall be made using the following accounts:

- No. 47422 “Bank’s liabilities with respect to other operations”, No. 47423 “Bank’s claims with respect to other operations”. Ledger accounts of analytical records shall be opened for each counterparty.
- No. 47407, No. 47408 “Settlements on conversion operations, derivatives and futures transactions”. Ledger accounts in analytical accounting shall be opened for each counterparty and type of currency, ensuring exogenous accounting in used software for each transaction in the Parent Organization and Bank’s branches, and for each transaction in Bank’s branches.

Accounts No. 47407 and No. 47408 as well as accounts of Chapter D “Derivative Financial Instruments and Futures Transactions” of the Chart of Accounts shall not be used to purchase (sell) a foreign currency in cash for the currency of the same kind (code) for currencies in a cashless form. In this case accounts No.No. 47422 (47423) are used.

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For purchase (sales) of a foreign currency in cash for any other cashless foreign currency and cashless RUB accounts No. 47407, No. 47408 are used with recording of the transaction on accounts of Chapter D “Derivative Financial Instruments And Futures Transactions” in case the date of the transaction and the date of settlement do not coincide.

7.10. The Bank’s currency-denominated claims with respect to a credit organization whose license has been revoked shall be accounted for in Russian rubles based on the exchange rate set by the Bank of Russia and effective on the day the said license was revoked. The Bank shall convert its currency-denominated claims into Russian rubles by transferring the balances from accounts with the corresponding currency code to similar accounts in the Russian Federation currency using the exchange rate set on the date the license of the credit organization was revoked. Claims with respect to currency debt converted into rubles shall not be subject to revaluation.

7.11. The Bank’s currency-denominated claims with respect to a non-credit organization which has been found bankrupt by a court and which is undergoing bankruptcy proceedings shall be determined in Russian rubles using the exchange rate set by the Bank of Russia as of the moment when the arbitration court has recognized the debtor as insolvent (bankrupt). The Bank’s claims included in the Creditors’ Register and denominated in Russian rubles using the exchange rate as of the date when the corresponding decision was made by the court shall be recorded in the Bank’s balance sheet in Russian rubles by transferring the balances from accounts with the corresponding currency code to the similar accounts in the Russian Federation currency. Claims with respect to currency debt converted into rubles shall not be subject to revaluation.

7.12. Below is the procedure for accounting income/expenses related to revaluation of foreign currency accounts arising due to conversion of the currency-denominated claims to counterparty which are recorded in the balance sheet, recognized by the arbitration court and included in the Creditors’ Register.
If the date established for conversion (termination of asset revaluation in foreign currency) and the date of the actual conversion of currency debt into Russian rubles fall within the current calendar year, the difference between the ruble equivalents (on the date established for conversion and on the date the conversion was actually carried out) shall be recorded on accounts for income and expenses from revaluation of foreign currency accounts.
If the date established for conversion and the date of the actual conversion fall within different calendar years, the difference between the ruble equivalents as related to expired reporting year (as of the date established for conversion and as of the date of annual report preparation), shall be recorded on accounts for income and expenses of past years detected in the reporting year on other banking operations and transactions.

8. PROCEDURE FOR FORMING RESERVES FOR POSSIBLE LOSSES, MANDATORY RESERVES, RESERVES FOR FUTURE EXPENSES, AND INSURANCE CONTRIBUTIONS

8.1. Provisions for possible losses on loans and similar debts
8.1.1. According to Regulation No. 254-P of the Bank of Russia “On the procedure for making provisions for possible losses on loans, loan debts and similar debts by credit institutions” dated March 26, 2004, the Bank shall make provisions for possible losses on loans, loan debts and similar debts (hereinafter — loans) for the purpose of covering the possible losses due to the borrowers’ failure to repay the funds received.
Making and utilization of provisions, classification of loans and similar debts, adjustment of provisions and accounting of the corresponding operations shall be carried out according to Instruction “On the procedure for making provisions for possible losses on loans and similar debts in JSC VTB Bank” enacted by Order of the Bank No. 424 dated August 07, 2009.

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8.1.2. Provisions for loan indebtedness accounted for in the balance sheets of the Bank’s branches shall be made by the branches independently.

8.2. Provisions for possible losses
8.2.1. The Bank shall form, adjust and restore the provisions for possible losses according to Regulation No. 283-P of the Central Bank of Russia “On the procedure for making provisions for possible losses by credit organizations” dated March 20, 2006 and according to Instruction “On the procedure for making provisions for possible losses in JSC VTB Bank” enacted by Order of the Bank No. 210 dated April 4, 2007.

8.2.2. Provisions for possible losses on operations accounted for in the balance sheets of the Bank’s branches shall be made by the branches independently.

8.3. Provisions for operations with offshore zone residents
8.3.1. Provisions for the Bank’s operations with offshore zone residents shall be made according to Directive of the Bank of Russia No. 1584-U “On making and amount of provisions for possible losses on operations of credit organizations with offshore zone residents” dated June 22, 2005 and according to Instruction “On the procedure for making provisions for possible losses on operations with offshore zone residents in JSC VTB Bank” enacted by Order of the Bank No. 390 dated July 14, 2011.

8.3.2. The Bank’s branches shall independently form, adjust and restore provisions for operations with offshore zone residents accounted for in the balance sheets of the branches.

8.4. Mandatory reserves
8.4.1. The Bank shall make allocations to mandatory reserves according to the procedure established by Regulation of the Bank of Russia No. 342-P “On mandatory reserves of credit organizations” dated August 07, 2009.

8.4.2. The amount of mandatory reserves shall be calculated by the Bank’s Parent Organization as of the 1st day of the month following the reporting one.

The Bank’s foreign branches shall comply with the reserve requirements according to the laws of their respective countries and according to the procedure and norms established by the competent authorities in the countries where the branches are located.
If it is impossible for a foreign branch to submit the documents confirming compliance with the reserve requirements according to the procedure and standards set by competent authorities in the country where the branch is located, the data submitted by the said foreign branch shall be included in calculation of mandatory reserves.

8.4.3. The Bank shall make allocations to mandatory reserves in the Russian Federation currency by means of transferring the monetary funds from the Bank’s correspondent account.

8.5. Reserves for future expenses
8.5.1. The Bank shall form, on a monthly basis, the reserves for future expenses on payment of the annual compensation to employees; the said reserves shall be equal to 1/12 of the compensation amount based on the work results for 2012, as planned in the Bank’s Budget.

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8.5.2. The reserve for future expenses shall be made on the last working day of each month.

8.5.3. The reserves for future expenses shall be made in the Russian Federation currency.

8.5.4. Branches shall independently form the reserves for future expenses on compensation based on the work results for 2012, according to the Bank’s Budget except for branches located on the territory of foreign countries. Reserves for future expenses on compensation based on the work results for 2012 for branches located on the territory of foreign countries shall be formed on the balance sheet of the Bank’s Parent Organization.

8.6. Insurance contributions to the fund for mandatory insurance of deposits
8.6.1. The Bank shall make insurance contributions to the fund for mandatory insurance of deposits according to the procedure established by Federal Law No. 177-FZ dated December 23, 2003 “On insurance of deposits held by individuals in the Russian Federation banks”.

8.6.2. The Bank’s Parent Organization shall calculate the amounts of insurance contributions as of the 1st day of each month following the reporting quarter; the said amounts shall be calculated for the Bank in general, including the branches.

8.6.3. Insurance contributions to the fund for mandatory insurance of deposits shall be made in the Russian Federation currency by means of transferring the funds from the Bank’s correspondence account.

9. ACCOUNTING OF OTHER OPERATIONS

9.1. Accounting of acquisition of rights to claim discharge of monetary obligations from third parties (cession)
9.1.1. The Bank may acquire rights to claim discharge of monetary obligations from third parties based on the following types of contracts initially concluded by third parties:
- contracts for provision (placement) of funds secured by mortgage. The rights of claim acquired under the said contracts shall be recorded on account No. 47801 “Rights of claim under contracts for provision (placement) of funds secured by mortgage”;
- other contracts for provision (placement) of monetary funds. The rights of claim acquired under the said contracts shall be recorded on account No. 47802 “Rights of claim under contracts for provision (placement) of monetary funds”;
- factoring agreements. The rights of claim acquired under the said contracts shall be recorded on account No. 47803 “Rights of claim acquired under factoring agreements”.

Analytical records with respect to balance sheet account No. 478 “Investments in acquired rights of claim” shall be maintained for each primary contract, including each mortgage.

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9.1.2. The date when rights to claim discharge of monetary obligations are acquired (transferred) shall mean the date when the contract for acquisition of rights of claim is concluded, unless another date is determined by the contract.
The date of disposal of the acquired right of claim shall mean the date when the said right is assigned to other persons (realization date) determined by the transaction terms, or the date when the debtor (borrower) discharges its obligations.

In case of advance payments (payments made before the rights of claim under all types of the above-mentioned contracts are transferred to the Bank), the monetary funds transferred as payment for the acquired rights of claim shall be recorded in the balance sheet of the acquiring Bank on account No. 47402 “Settlements with customers on factoring and forfeiting operations”. If the date of rights transfer under the above-mentioned contracts occurs, the advance payments shall be transferred to the corresponding ledger accounts of balance sheet account No. 478.

In case of advance delivery (payment made after the rights of claim under all types of the above-mentioned contracts have been transferred to the Bank), the Bank’s liability to transfer monetary funds under the contracts concluded shall be recorded on account No. 47401 “Settlements with customers on factoring and forfeiting operations”.
If the date of rights transfer and the date of payment for the above rights coincide, accounting records shall be made without using accounts No. 47401 (47402) by means of direct postings to account No. 478 in correspondence to cash accounts.
A right of claim shall be accounted for in the amount of its actual acquisition costs (hereinafter — acquisition price). In addition to the cost of right of claim determined by the terms of the above transactions, the acquisition price shall also include the fees (if any) paid for the services rendered by outside organizations and related to acquisition and registration of the said rights. The above expenses shall be recorded in the accounts on the acquisition date determined by the transaction terms.

9.1.3. Simultaneously with making entries to account No. 478, the nominal value of acquired rights of claim shall be recorded on account No. 91418 “Nominal value of acquired rights of claim”.
The nominal value of acquired rights of claim shall correspond to the total scope of acquired rights of claim under the initially concluded contract between the borrower and the creditor (the assigning party). The nominal (total) value of the acquired rights of claim recorded on account No. 91418 shall not include the expenses on service fees of outside organizations (for instance, notarization and state registration).
According to the terms of claim assignment agreements, the nominal value of acquired rights of claim may not correspond to the amount of cash allocated for acquisition of the said rights and recorded on account No. 478.
Analytical records with respect to off-balance sheet account No. 91418 “Nominal value of acquired rights of claim” shall be maintained broken down by contracts, and within each contract records can be kept broken down to the borrower’s liabilities (the principal debt, overdue principal debt, interest (due, past due), commissions, penalties).

9.1.4. Interest under the terms of initial loan agreements shall accrue in due order for interest accrual under agreements signed by the Bank for provision (placement) of funds according to the quality category of loan debt. Interest shall accrue on the amount of the acquired rights of claim with respect to principal debt (on the unpaid principal balance under the initial agreement between the borrower and the assigning party as of the date of assignment) starting from the day following the date of rights acquisition.
Interest under initial loan agreements shall be recorded in the Bank’s balance sheet taking into account the peculiarities set out in section 4 of this Accounting Policy.

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9.1.5. Provisions for possible losses on loans with respect to acquired rights to claim discharge of monetary obligations from third parties shall be formed on account No. 47804 “Provisions for possible losses” according to the established procedure. Ledger accounts for account No. 47804 shall be opened for each debtor, broken down by initial agreements concluded by the assigning party.

9.1.6. Operations involving the debtor’s discharge of the rights of claim acquired by the Bank and recorded on account No. 478, or operations on further resale of the said rights to other persons, shall be recorded on balance sheet account No. 61212 “Retirement (realization) and discharge of the acquired rights of claim”.
Operations involving the Bank’s realization of rights of claim under the initial agreements for provision (placement) of funds shall be recorded on balance sheet account No. 61209 “Retirement (realization) of property”. Analytical accounting of account No. 61209 shall be maintained in ledger accounts broken down by each primary contract.

9.2. Accounting of participatory interest in the authorized capital of nonstock companies
9.2.1 It is established that stakes in the capitals of non-joint stock companies, both resident and non-resident, are recognized on balance sheet accounts No.No. 60201-60204 at acquisition value.

9.3. Non-credit contingent liabilities
9.3.1. Non-credit contingent liabilities are recorded on the off-balance account No. 91318 “Non-credit contingent liabilities”. Contingent non-credit liabilities may be as follows:
     - court proceedings, where the Bank is the respondent, not completed as at the balance sheet date;
     - unsettled disagreements on unpaid fines for violation of the mandatory provisions standard;
     - claims unsettled as of the balance sheet date (including those filed by fiscal authorities);
     - unpaid penalties (fines);
     - amounts payable in connection with business reorganization (closing of activities, transferring offices to other regions etc.)

Records on account No. 91318 are recognized on the basis of a memo giving a summary on an event(s) that may result in Bank’s liabilities connected with a future decrease in economic benefits in connection with retirement of assets (a transaction or a contract, its number and date, the counterparty, counterparty’s claim), assessment of possibility for consequences in the form of future contingent liability or expense, Bank’s contingent liabilities as of the date of their detection.
Such memo shall be signed by the manager of the department where the memo was drawn up and filed in a separate folder.
Provisions for off-balance account No. 91318 shall be recorded on balance sheet account No. 61501 "Provisions for non-credit contingent liabilities”.

9.4. Procedure for forming financial results
9.4.1. On the first working day of 2012, following drawing-up of the daily balance for January 1, 2012, the balances on income and expense accounts recorded on account No. 706 “Financial result of the current year” shall be transferred to account No. 707 “Financial result of the past year”, which constitutes the first PBSDE entry.
Post balance sheet date events shall be recorded on account No. 707 “Financial result of the past year” (excluding account No. 70712 “Payments out of profit after tax”).

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9.4.2. Income and expenses of the current year 2012 shall be accounted for based on accrued total method starting from the beginning of the year and shall be recorded on balance sheet account No. 706 “Financial result of the current year”. Financial result of the Bank’s activities during the reporting year shall be determined by drawing-up the “Income Statement”.

9.4.3. On the day determined by order of the Bank for preparation of the annual accounting report, the balances on the accounts of financial result for the past year in Parent Organization and branches shall be transferred to balance sheet account of profit (loss) of the past year No. 70801 (70802) by making accounting entries reflecting post balance sheet date events.
The balances transferred by the branches from accounts of financial result of the past year to the balance sheet of the Bank’s Parent Organization shall be recorded in the balance sheets of branches as PBSDE entries in correspondence to the accounts for settlements with branches, opened for conducting the Bank’s own operations; in the balance sheet of the Bank’s Parent Organization — as entries made for specific ledger accounts of the branches’ financial results of the past year in correspondence to the accounts for settlements with branches. Simultaneously, in the balance sheet of the Bank’s Parent Organization the balances from specific ledger accounts of the branches’ financial results of the past year shall be transferred by means of PBSDE entries to balance sheet account of profit (loss) of the past year No. 70801 (70802).

9.4.4. Income and expenses on bookkeeping accounts during the reporting year shall be recorded according to the procedure set out in the Bank’s internal normative acts and in Annex 1 hereto.

9.4.5. The procedure for determining income and expenses for profit taxation purposes and the procedure for accrual and payment of specific taxes and levies shall be established by Accounting Policy for Taxation Purposes of JSC VTB Bank and by the Bank’s normative acts issued for the purpose of compliance with the Russian Federation laws on taxes and levies.

9.4.6. The Bank’s income and expenses in foreign currencies shall be recorded in the income and expense accounts in rubles based on the exchange rate of the Bank of Russia effective on the date of income and expense recognition.

9.5. Distribution of profit, creation and use of the Bank’s funds
9.5.1. Profit shall be distributed by the Bank, including distribution for payment of dividends and replenishment of reserve fund, based on resolution of the annual General Meeting of Shareholders according to the results of the financial year in strict compliance with the approved financial result, allocation and distribution of profit for the reporting year.

9.5.2. The amount of profit retained at the Bank’s disposal by resolution of the annual General Meeting of Shareholders shall be transferred from account No. 70801 to account No. 10801 within two working days after drawing-up the minutes of the annual General Meeting of Shareholders.
If there are losses based on the results of the Bank’s activity, the balance from account No. 70802 “Loss of the past year” shall be transferred to account No. 10901 “Uncovered loss”.

9.5.3. The amounts of undistributed profit retained at the Bank’s disposal by resolution of the Annual Meeting of Shareholders and the uncovered loss recorded in the Bank’s annual accounting report for the corresponding year shall be recorded on balance sheet accounts opened in the balance sheet of the Parent Organization: accounts No. 10801 “Undistributed Profit” and No. 10901 “Uncovered Loss”, accordingly.

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In analytical accounting, the following separate ledger accounts shall be maintained for balance sheet account No. 10801 “Undistributed Profit”:
- profit retained at the Bank’s disposal by resolution of the Annual Meeting of Shareholders;
- amounts of revaluation of fixed assets at their retirement;
- transferred balances of account “Accumulation Fund”;
- transferred balances of account “Material and Technical Base Development Fund”;
- transferred balances of account “Fund of Exchange Rate Differences on Revaluation of the Bank’s Equity”;
- transferred balances of account “Social and Industrial Development Fund”;
- unclaimed dividends on shares of the Bank.

In analytical accounting, one ledger account shall be maintained for balance sheet account No. 10901 “Uncovered Loss”.

9.5.4. The procedure for forming and using the Bank’s Reserve Fund according to the requirements of Federal Law No. 208-FZ dated December 26, 1995 “On Joint-Stock Companies” shall be determined by Regulation on Reserve Fund approved in due order.
Allocations to the Reserve Fund shall be made by resolution of the General Meeting of the Bank’s Shareholders.
The Bank’s Reserve Fund shall be formed (replenished) at the expense of the Bank’s profit.

9.5.5. The Reserve Fund amounts shall be recorded on balance sheet account No. 10701 “Reserve Fund”. Analytical records shall contain one ledger account for balance sheet account No. 10701 “Reserve Fund”.

9.6. Accounting of authorized capital
9.6.1. Authorized capital of the Bank shall be recorded at nominal value of shares in RF currency on account No. 10207 “Authorized capital of credit organizations incorporated as a joint-stock company”. Two ledger accounts “Shareholders being federal executive bodies” and “Other shareholders” shall be maintained on the balance sheet of the Parent Organization.
Information on shareholders owning shares of the Bank shall be provided by the registrar on the basis of concluded agreement on maintaining the register of shareholders of the Bank.

9.6.2. Account No. 60320 “Settlements with shareholders (participants) on dividends” shall be used for the purposes of accrual and payment of dividends to shareholders. Analytical accounting with respect to account No. 60320 shall be carried out broken down by each shareholder except for shareholders owning fractional shares, for such shareholders the Bank shall maintain consolidated accounts.
Ledger accounts for account No. 60320 shall be maintained on the balance sheet of the Parent Organization and branches which make settlements with shareholders in respect of dividends payment.

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10. ORGANIZATION OF INTERNAL CONTROL OVER THE BANK’S OPERATIONS

10.1. The Bank’s internal control bodies shall be responsible for internal control organization. The Internal Control Department shall be responsible for coordination of work aimed at ensuring internal control.
Internal control shall be exercised by the Bank’s structural subdivisions that are vested with full or partial control functions as well as by individual employees by virtue of their job responsibilities according to “Regulation on internal control organization in JSC Vneshtorgbank” enacted by Order of the Bank No. 513 dated July 2, 2004.
Follow-up control in all sectors of accounting and transactional work shall be exercised by the Central Accounting Department by means of preparing the Bank’s normative acts on follow-up control issues.
The timeliness and accuracy of accounting operations recording shall be ensured by responsible employees which have drawn up and signed the primary accounting document and have recorded the operation in the Bank’s balance sheet.

10.2. Current and follow-up control of operations in the Bank shall be carried out according to Instruction “On the procedure for organization of current and follow-up control over accounting and cash operations in JSC VTB Bank” enacted by Order of the Bank No. 110 dated February 26, 2009.
The procedure for reconciliation of analytical and synthetic accounting data shall be established by Regulation “On the procedure for reconciliation of analytical and synthetic accounting data and formation of daily accounting records with respect to balance sheet and off-balance sheet accounts, custody accounts, futures transaction accounts in JSC VTB Bank” enacted by Order of the Bank No. 588 dated September 6, 2002.

10.3. Control over the state of accounts payable and receivable shall be exercised according to Instruction “On the procedure for internal bank control over accounts receivable and payable and control over the settlement funds in JSC VTB Bank” enacted by Order of the Bank No. 613 dated July 15, 2003.

10.4. The documents with respect to operations requiring additional control shall bear, apart from the signature of the responsible employee who has drawn up the document, the signature of a specially appointed employee (inspector) whose duties include exercising control over the said operations, and, if the need arises, the said documents shall bear the signatures of other officials. In certain cases, the signatures shall be attested by a seal (stamp).
A set of specimen signatures of the operating workers (responsible employees) of the Parent Organization’s subdivision/branch and of the employees exercising additional control shall be stored by the manager of the Parent Organization’s operational subdivision/chief accountant of the branch. Managers of the Parent Organization’s operational subdivisions/chief accountant of each branch shall be responsible for ensuring safekeeping of signature specimens and shall make prompt changes in the specimen signatures due to employee hiring, firing and change of positions.

10.5. Erroneous (wrong) recording (non-recording) of operations (transactions) on accounts (hereinafter — the error) shall be corrected on the day when they were detected.

Errors may be caused by the following reasons:
- improper application of Russian Federation laws on accounting and (or) normative legal acts on accounting;
- improper application of the Accounting Policy;
- inaccurate calculations;
- wrong classification or appraisal of business activities;
- wrong use of information available as of the date of making entries;
- unfair conduct of the Bank’s officials.

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Discrepancies or gaps in recording financial and business activities in accounting detected due to acquisition of new information, which was not available at the moment of recording (non-recording) of such financial and business activities in accounting shall not be considered errors.

Income/expenses arising while recording operations related to previous reporting periods based on primary documents which for some reason were submitted to reporting subdivisions after the date of making annual report for respective reporting year, shall be recorded on account No. 706 “Financial result of the current year” in PLS symbols relating to income and expenses for the previous years detected in the reporting year.

10.5.1. The error is considered to be material, if it impacts, either alone or in combination with other errors made for the same reporting period, the Bank’s financial result to the amount equaling at least 0.5% of Bank’s capital as of the reporting date.
10.5.2. Erroneous entries shall be corrected, depending on the time they are detected and the nature of error, according to the following procedure.
Errors detected by responsible employees and/or inspectors before transaction day is closed shall be corrected as follows:
- if the document has been posted (executed) and may be cancelled according to the processing terms — by deleting the erroneous entry and forming a new, correct one;
- if the document has been posted (executed) and may not be cancelled according to the processing terms (for instance, after payment operations have been posted, SWIFT message has been formed, funds have been written off the Bank’s correspondent account and in other cases when erroneous entries of the current day may not be cancelled according to the processing terms) — by drawing-up a corrective memorial slip and executing a new document with the correct details.

Erroneous entries detected after signing daily balance sheet shall be corrected on the date of detection by reversing entries on accounts where erroneous entries were made (reversal posting) together with drawing up a corrective memorial slip and posting correct accounting entry together with drawing up memorial slip with correct details. Erroneous entry corrected by reversal posting shall be specifically marked in registers. At the same time corrections shall be made to all related accounting registers.

If it is impossible to make corrections in accounting records (related to customers’ accounts, internal bank accounts, cash accounts, while recording settlement operations and other operations) by reversal posting with respect to wrong entry, one memorial slip shall be drawn up which refers to account where corrective entry was made and from where funds shall be debited and transferred to the right account.

10.5.3. If funds have to be written off the customer accounts in order to correct the erroneous entries, this shall be done in accordance with the procedure provided for by the bank account agreement. In order to write funds off the customer accounts in order to correct the erroneous entries, the customers’ written consent shall be obtained to do so, unless otherwise stipulated by the bank account agreement.
Funds shall be written off the customers’ accounts in due order of payments.
If no funds are available on the customer’s account, the erroneous entry may be corrected by the decision of an authorized person of the Bank using account for settlements with other debtors. The Bank shall take mandatory steps to recover funds on the said account.

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10.5.4. Corrective memorial slips shall be drawn up in hard copy according to form OKUD 0401108 in four counterparts the first of which shall be placed to daily accounting records, the second and the third counterparts shall be issued to the customers related to debit and credit entry and the fourth counterpart shall be left in memorial slip register.

Corrective memorial slips shall be signed by responsible employee, inspector, chief accountant (on his/her instruction - by assistant chief accountant or by an authorized person duly vested with the said signature right).
Memorial slip register shall be kept by chief accountant (his/her assistant or authorized person vested with the right to sign corrective memorial slips).

Corrective memorial slips shall have numbering scheme dedicated from other documents.

It shall be shown in the text of corrective memorial slip when and with respect to which document an erroneous entry occurred, and if corrective memorial slip was originated from the customer’s request, then a reference shall be made to such a request. Unless otherwise is performed by software of the Bank while drawing up corrective memorial slips, the fourth counterpart of corrective memorial slip shall be endorsed with a note indicating the person due to the fault of which the erroneous entry occurred, job title and last name of responsible employee and person who controlled erroneous entry.
Customer requests originating drawing up of corrective memorial slips shall be kept in daily accounting records as annexes to such corrective memorial slips.

10.5.5. Erroneous entries in income and expense accounts shall be corrected according to the procedure established in clause 4 of Annex 1 to the Accounting Policy.

President - Chairman of the Management Board
JSC VTB Bank
A. L. Kostin

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Annex 1
to Regulation “Accounting Policy of JSC VTB Bank” enacted by Order of JSC VTB Bank № 718 dated December 30 2011

MAIN PRINCIPLES FOR RECOGNITION AND RECORDING OF INCOME AND EXPENSE AMOUNTS IN THE ACCOUNTS OF JSC VTB BANK

1. General provisions
1.1. These principles determine the procedure for recognition and recording of certain types of income and expenses in the accounts, unless otherwise stipulated in specific normative acts of the Bank.

1.2. For the purposes of this document, the terms and definitions below shall have the following meanings.

Future Year shall mean the calendar year following the Current Year when the Contract execution continues.

Compensation shall mean the Bank’s costs and expenses subject to compensation (reimbursement, refund) by the Counterparty.

Date of Supporting Documents Receipt shall mean the date when the document was received, certified by an internal stamp for registration of incoming accounting documents.

Recognition Date shall mean the date of recording in the accounts the income received or expenses incurred from performance of works (provision of services), including income and expenses from banking operations and other transactions as well as operating and other income and expenses, such as commission fees and commission charges.

Accounts Receivable shall mean the total of claims (cash, property) which the Bank has against debtor Counterparties.

Contract shall mean contract related to the Bank’s financial and business activities (i.e. contracts for purchase and sale of property, performance of works, provision of services, lease (sublease) contracts, bank account agreements, bank deposit agreements (including those signed with credit organizations), loan agreements, agreements for transactions with financial assets and other contracts) signed between the Bank and the Counterparty. If a contract stipulates that several types of services shall be rendered (several types of work performed, other transactions executed), then each type of services, works and transactions shall be viewed as performed under a separate contract.

Staged work delivery contract shall mean a Contract to be performed within several months which stipulates acceptance of works performed (services rendered) as each stage is completed, with drawing-up and signing of the Supporting Documents.

Commission Fee shall mean the Bank’s income in the form of fees for operations, services as well as for intermediary services under Commission and Mandate Contracts, Agency Contracts and other similar Contracts.

Commission Charge shall mean the Bank’s expense in the form of payments charged from the Bank for operations, transactions, services rendered to the Bank, including expenses related to support of the Bank’s activities, and in the form of payments charged from the Bank for rendering intermediary services under commission and mandate Contracts, agency Contracts or other similar Contracts.

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Counterparty shall mean the other party to a Contract (customer, respondent bank, buyer, seller, receiver, consumer etc.).

Accounts Payable shall mean the funds that were raised by the Bank on a temporary basis for settlements with respect to assets sold, works performed and services rendered, amount of repayment obligations to creditor Counterparty.

Deferment of payment shall mean the Contract provision according to which the Counterparty (buyer) shall pay for a service or work in full or in part in some time after the work or service was completed by the Contractor in due time under the Contract.

Supporting Documents shall mean primary documents that have been executed in compliance with the law, confirm the fact of work or service completion, serve as the basis to recognize the income received or expenses incurred (for instance, the act of transfer and acceptance of works performed, the act of services rendered, the Contractor’s reports etc.), and contain all the required details allowing to determine the substance and nature of the services rendered (works performed).

The principle for uniform recognition of income and expenses of Contract performance - for calculation of income of expense amount for one month of Contract performance, the total cost of services under the Contract shall be divided by number of months of the Contract duration and in order to calculate amount of income or expense per one day of incomplete month, the total cost of services per one month of the Contract duration shall be divided by number of calendar days of such month unless otherwise specified in the Accounting Policy or other normative acts of the Bank.

Advance payment for a service (work) shall mean a Contract provision stipulating that the Counterparty (buyer) shall pay for the service or work in full or in part prior to the Contractor’s performance of the work or service in due time, as specified in the Contract.

Tariffs shall mean the list of possible amounts and rates of fees for the operations conducted by the Bank under instructions of individuals and legal entities, including credit organizations, stipulated by the Catalogue of tariffs for services rendered by the Bank approved by the Bank’s Order as well as by other Contracts establishing the said Tariffs.

Current Year shall mean the calendar year when a Contract was concluded and when Contract performance started.

1.3. Income and expenses shall be recognized and recorded based on the prudence principle.

1.4. Lump sums received (paid) that are subject to recording as income (expenses) in the subsequent periods shall be recorded in the Bank’s balance sheet as deferred income (expenses).
The time interval for recording the amounts on accounts of deferred income (expenses) shall constitute one calendar month. The amounts of deferred income and expenses for the corresponding calendar month shall be recorded on accounts of deferred income and expenses within the last five working days of the month. If deferred income and expenses are recorded, correspondingly, as income and expenses during the time intervals to which they refer, no additional primary supporting documents are needed to prove that income has been acquired or expenses incurred, i.e., to prove the fact of income and expenses recognition.

2. Income Recognition Rules
2.1. Income Recognition Principles
2.1.1. Income shall be recognized in accounts provided all of the following conditions are met:
the Bank’s right to receive the said income arises from a specific Contract or is confirmed in any other appropriate way;
the income amount may be determined;
there is no uncertainty as to income receipt;

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as a result of a specific operation on delivery (realization) of asset, performance of works, provision of services, the ownership to the asset delivered has been transferred from the Bank to the buyer, or the work has been accepted by the customer, or the service has been rendered.

2.1.2. Interest income from operations involving placement (provision) of cash and precious metals, from acquired debt instruments (including third-party promissory notes), from securities lending operations as well as income from provision of other assets for a fee and on the temporary use basis (possession and use) shall be recognized by the Bank provided all of the conditions specified in subparagraphs “a”-“c”, paragraph 2.1.1 hereof are complied with.
Lack or availability of uncertainty as to acquisition of the said income shall be recognized by the Bank based on estimated quality of loans, loan debt or similar debts (hereinafter — the “loan”) or the estimated level of risk of possible losses with respect to the appropriate asset (claim):
- for loans and assets (claims) referred by the Bank to quality categories I-III, income acquisition shall be recognized as positive (the probability of income acquisition is unconditional and (or) high);
- for loans and assets (claims) referred by the Bank to quality categories IV and V, income acquisition shall be recognized as uncertain (problematic or uncollectible income).

2.1.3. Income from operations involving asset delivery (realization), performance of works or provision of services shall be recognized by the Bank if all of the conditions specified in subparagraphs “a”, “b” and “d”, paragraph 2.1.1 hereof are complied with.
Income from specific operations of asset delivery (realization) shall be recognized in the Bank’s accounts on the date when ownership to the said delivered (realized) assets is transferred, irrespective of the contractual payment terms (advance, down payment, deferment, installments).

2.1.4. If at least one of the conditions listed in paragraph 2.1.1 hereof is not satisfied with respect to cash or other assets that have been actually received by the Bank, a liability (including liability in the form of Accounts Payable), and not income, shall be recognized in the accounts.

2.1.5. The amounts received (collected) which are to be transferred in favour of third parties shall not be recognized as income.

2.2. Income Recognition Date.
Depending on the type (nature) of operations conducted by the Bank, the Income Recognition Date shall mean:
2.2.1. The date when ownership to assets delivered (realized) is transferred — for income from specific operations of asset delivery (realization).

2.2.2. The date when work is accepted (service rendered) - for income from specific operations involving performance of works (rendering of services). The date of work acceptance (provision of service) shall be determined under the Contract signed (including the settlement date), or as the last working day of the month, or as the Date of receipt (drawing-up) of Supporting Documents, irrespective of the contractual payment terms.

2.2.3. The date when a court decision becomes effective, or the date when monetary funds are actually received, or the date when the debtor provides a written confirmation:
- with respect to income in the form of forfeits (fines, penalties) and (or) other sanctions for breach of contractual or debt obligations;
- with respect to loss (damage) compensation amounts.

2.2.4. The date when documents confirming the income are detected (received, settled and (or) found):
- for income from writing-off liabilities, including unclaimed Accounts Payable;
- for income from recording of cash and property surpluses;
- for income from cash received with respect to claims and accounts receivable that were written off as expenses in the past years;
- for other income of non-recurrent, random nature.

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2.2.5. The earlier of the two dates: delivery date or settlement date, for the following transactions concluded:
- on purchase and sale of a foreign currency for Russian rubles in cash and non-cash forms (including futures transactions);
- purchase and sale of a foreign currency in exchange for another foreign currency) in cash and non-cash forms (including futures transactions).

2.2.6. The date of ownership transfer with respect to operations on:
- retirement (realization) of precious metals and precious stones (including futures transactions);
- retirement (realization) of the Bank’s property.

2.2.7. Revaluation date — for income in the form of positive revaluation due to changes in the official foreign currency exchange rates/valuation prices for precious metals/ basic variables for claims and liabilities revaluated using IED:
- funds in foreign currencies;
- precious metals;
- claims and liabilities revaluated using IED.

2.2.8. The date fixed by the Contract — for income from operations related to conclusion and performance of settlement (non-delivery) futures transactions (including progress payments in the form of variation margin).

2.2.9. The date of claim retirement, which shall mean the date when the right of claim is transferred to other parties (realization date) determined by the transaction terms, or the date when a debtor (borrower) discharges its obligations.

2.2.10. The date of declaration (including open publication) — for income in the form of dividends based on share participation in the activities of other organizations.

2.3. Peculiarities of income recognition and accounting, depending on the contractual payment terms.
2.3.1. Income from operations received by the Bank on Recognition Date shall be recorded on income accounts.

2.3.2. Monetary funds received by the Bank prior to Recognition Date (for instance, under a Contract with the provision of Advance Payment for a service) shall be recognized in accounts on the day they are received:
- as Accounts Payable, if the Contract provides for monthly or staged drawing-up of Supporting Documents, and shall be referred to income accounts when Recognition Date occurs;
- as deferred income, if the contract does not provide for drawing-up of Supporting Documents, or if a single Supporting Document is drawn up for the total Contract amount at Contract start, and shall be referred to income accounts on the dates determined by paragraph 1.4 of this Annex.

2.3.3. If the income Recognition Date arrives under concluded Contracts with the provision for Payment Deferment, or if the funds are not received from the Counterparty, the Bank shall record the recognized income and the Accounts Receivable.

2.4. Peculiarities of income recognition with respect to Contracts performed within several months (income for services rendered for several months).
Income from provision of services, including Commission Fee, shall be recognized and recorded in the accounts:
2.4.1. for Contracts without staged delivery of works (services) — on the last working day of the month and on the date of Contract expiry, and for credit operations - also on the date of fee payment in accordance with the schedule, final credit repayment (if such date is earlier than the last business day of the month ), taking into account the Principle for uniform recognition of income and expenses based on the number of days/months of Contract performance, or based on the actual scope of rendered services, or based on the actual cost of the service rendered during the specific month according to the Contract terms.

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2.4.2. for Contracts with staged delivery of works (services) — on the date Supporting Documents are received from the Counterparty, in the amount determined by the Supporting Documents.

2.5. Income from operations of asset delivery (realization) shall be determined as the difference between the balance sheet value of assets and the costs of asset retirement (delivery) in the established cases, and the proceeds from sale, and shall be recognized in accounts on the date when ownership to the said delivered (realized) assets is transferred, irrespective of the contractual payment terms.

2.6. Currency income from performance of works and provision of services shall be recorded on income accounts in ruble equivalents of the corresponding foreign currency amount, based on the official exchange rate of the Bank of Russia on the Date of Income Recognition.
If, for any reasons, the Supporting Documents serving as the basis for recording the operation in the accounts and (or) for determining the Income Recognition Date are accounted for on a later date, the differences between revaluation of foreign currency funds on the accounting date and on the Recognition Date shall be recorded in correspondence to the accounts for income/expenses from revaluation of foreign currency funds.

2.7. If the Bank is entitled to directly debit funds from the Counterparty’s account, and if, on the date when the Contractor is to pay a fee to the Bank under the Contract, no funds are received towards the said fee and no funds are available on the Counterparty’s account, the Bank shall draw up a settlement document for collection of debt from the Counterparty and shall place the said document in the file of outstanding settlement documents (account No. 90902/ No. 90904) on or prior to the next business day.

3. Expense Recognition Rules
3.1. Expense Recognition Principles
3.1.1. Expense shall be recognized in the Bank’s accounts provided the following conditions are met:
a) the expense is made (arises) according to a specific Contract, requirements of legislative or other normative acts, or business practices;
b) the expense amount may be determined;
c) there is no uncertainty with respect to the expense.

3.1.2. The Bank shall acknowledge that if the Bank acts as a customer (receiver, consumer, buyer) with respect to any works and services, the uncertainty regarding the above shall be removed starting from the Date of work or service acceptance by the Bank.

3.1.3. Expenses on specific operations of assets delivery (realization) shall be recognized in the Bank’s accounts on the date ownership to the assets delivered (realized) is transferred, irrespective of the contractual payment terms (advance, down payment, deferment, installments).

3.1.4. If any of the conditions listed in subparagraphs of paragraph 3.1.1 hereof is not met with respect to any cash actually paid or assets delivered, only the corresponding asset (or claim, including claim in the form of Accounts Receivable), and not expense, shall be recognized in the Bank’s accounts.

3.1.5. The costs and expenses subject to compensation to the Bank according to specific contract terms shall not be recognized as the Bank’s expenses and shall be recorded as Accounts Receivable.
Compensations regarding services of individual nature and banking operations shall be recorded on account receivable No. 47423 “Claims with respect to other operations”; compensations regarding business operations - on accounts No. 60312 “Settlements with suppliers, contractors and customers” and No. 60314 “Settlements with non-resident organizations on business operations”; compensations regarding other operations — on account No. 60323 “Settlements with other debtors”.

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The costs of services which cannot be identified as related to specific Counterparties (for instance, mail bills, DHL bills) shall be recognized as the Bank’s expenses.

3.2. Expense Recognition Date
Depending on the type (nature) of operations conducted by the Bank, the Expense Recognition Date shall mean: 3.2.1. The date when ownership to assets delivered (realized) is transferred — for expenses on specific operations of asset delivery (realization).

3.2.2. The date when work is accepted (service rendered) - for expenses on specific operations involving performance of works (provision of services). The date of work acceptance (provision of service) shall be determined under the Contract signed (including the settlement date), or as the last working day of the month, or as the Date of receipt (drawing-up) of Supporting Documents, irrespective of the contractual payment terms.

3.2.3. The earlier of the two dates: delivery date or settlement date with respect to transactions:
- on purchase and sale of a foreign currency for rubles in cash and non-cash forms (including futures transactions);
- purchase and sale of a foreign currency in exchange for another foreign currency) in cash and non-cash forms (including futures transactions).

3.2.4. The date of ownership transfer with respect to operations on:
- on retirement (realization) of precious metals and stones (including futures transactions);
- retirement (realization) of the Bank’s property.

3.2.5. The date of claim retirement, which shall mean the date when the right of claim is transferred to other parties (realization date) determined by the transaction terms, or the date when a debtor (borrower) discharges its obligations.

3.2.6. The date fixed by the Contract for payment of expenses on operations related to conclusion and performance of settlement (non-delivery) futures transactions (including progress payments in the form of variation margin).

3.2.7. The date when salary funds are calculated — for salary expenses.

3.2.8. The date falling on one of the last five working days in a month — for expenses on amortization of fixed and intangible assets.

3.2.9. The date of taxes and levies calculation, but no later than the corresponding payment date - for taxes and levies.

3.2.10. The date of advance report approval — for travel and representation expenses. Reports with regard to representation expenses incurred in cash by employees of the Bank which are to be compensated, shall be submitted within three working days after such representation event.

3.2.11. The date when monetary funds are actually paid, or effective date of a court decision or determination on including the debtor’s liabilities in the scheduled creditor’s register under bankruptcy proceedings:
- with respect to expenses in the form of forfeits (fines, penalties) and (or) other sanctions for breach of contractual or debt obligations;
- with respect to loss (damage) compensation amounts.

3.2.12. The date when documents are detected (received, settled and (or) found) confirming the expenses:
- on writing-off uncollected Accounts Receivable;

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- on writing-off property or cash deficiencies2;
- resulting from force-majeure circumstances in business activity (a natural disaster, a fire, an accident, nationalization of property etc.);
- charity and other similar expenses;
- other expenses of non-recurrent, random nature.

3.2.13. Revaluation date — for expenses in the form of negative revaluation due to changes in the official foreign currency exchange rates/valuation prices for precious metals/ basic variables for claims and liabilities revaluated using IED:
- funds in foreign currencies;
- precious metals;
- claims and liabilities revaluated using IED.

3.3. The peculiarities of expense recognition, depending on the contractual payment terms
3.3.1. Expenses, including Commission Charges, paid (transferred) by the Bank on the Recognition Date shall be recorded on expense account.

3.3.2. Advance Payments made by the Bank under Contracts containing the provisions for Advance Payments shall be recognized in the corresponding accounts:
- as Accounts Receivable, if the Contract provides for monthly or staged drawing-up of Supporting Documents prior to Expense Recognition Date;
- as deferred expenses, if the contract does not provide for drawing-up of Supporting Documents, or if a single Supporting Document is drawn up for the total Contract amount at Contract start; the said expenses shall be referred to expense accounts according to paragraph 1.4 of this Annex.

3.3.3. If the Expense Recognition Date arrives under Contracts concluded with the provision for Payment Deferment, the Bank shall record the recognized expenses and Accounts Payable.

3.4. Peculiarities of expense recognition with respect to Contracts performed within several months.
Expenses shall be recorded in the accounts as follows:
3.4.1. for Contracts without staged delivery of works (services) — on the last working day of the month and on the date of Contract expiry, taking into account the Principle for uniform recognition of income and expenses based on the number of days/months of Contract performance, or based on the actual scope of works performed or services rendered, or the specific cost of service (work) performed during the specific month, according to the Contract terms.

3.4.2. for Contracts with staged delivery of works — on the date Supporting Documents are received, in the amount determined by the Supporting Documents.

3.5. Peculiarities of recognition of certain expense types
3.5.1. Salary expenses, including quarterly bonuses and compensations, shall be recorded on expense accounts as they accrue. In this regard, the amounts of accrued vacation allowances transferred from one month to another shall be recognized as expenses in proportion to the number of days in each month.

3.5.2. Expenses on all types of fixed assets repairs shall be recognized based on Supporting Documents, as the tangible assets used for the repairs are written off and as the acts for transfer and acceptance of works performed are signed.

3.5.3. Expenses on utilities and other services rendered under the Contracts which do not provide for execution of Supporting Documents shall be recorded in the accounts on the last working day of the month based on calculations, certificates, readings of counters, norms etc.
____________________

2 including writing-off according to the procedure stipulated by Instruction “On the procedure of cash operations in JSC VTB Bank” enacted by Order of the Bank No. 682 dated August 1, 2005.

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3.5.4. VAT amounts paid shall be recorded as expenses if the cash has actually been transferred to the Counterparty, but no sooner than the Expense Recognition Date under the Contract, provided the corresponding invoices are available. Invoices only are insufficient without the Supporting Documents where the appropriate VAT amounts are shown in separate lines.

3.6. Expenses on specific operations of asset delivery (sale) shall be determined as the difference between the balance sheet value of assets, costs related to retirement (sale) of assets in the established cases, and the proceeds from selling; the said expenses shall be recognized in accounts on the date when ownership to the said delivered (sold) assets is transferred, irrespective of the contractual payment terms.

3.7. The Recognition Date for expenses in the form of forfeits (fines, penalties) and other sanctions for default or improper performance of contractual terms shall mean the Date the appropriate amounts are recognized by the Bank (the date of actual payment of funds transferred as forfeits), or the date when the court decision on collection of the said amounts from the Bank becomes effective.

3.8. Currency expenses on works performed and services rendered shall be recorded on expense accounts in ruble equivalents of the corresponding foreign currency amount, based on the official exchange rate on the Expense Recognition Date in the context of requirements of normative acts of the Bank of Russia related to recording of foreign currency accounts revaluation.
If, for any reasons, the Supporting Documents serving as the basis for recording the operation in the accounts and (or) for determining the Expense Recognition Date are accounted for on a later date, the differences between revaluation of foreign currency funds on the accounting date and on the Recognition Date (realization date) shall be reversed in correspondence to accounts for revaluation of foreign currency funds.

3.9. The cost of state duty with respect to statements of claim submitted to judicial bodies shall be recorded on account No. 60312 “Settlements with suppliers, contractors and customers”.
Based on an effective decision of the court regarding compensation by a party to the proceedings of the state duty amount paid by the Bank, the Bank’s state duty costs shall be transferred to account No. 60323 “Settlements with other debtors”.
If the court decision is not in favour of the Bank, the state duty costs shall be recognized as expenses on the date when the court decision takes effect.

3.10. According to Article 106 of the Arbitration Procedure Code of the Russian Federation, the litigation expenses related to proceedings in the court of arbitration shall include the amounts payable to experts, witnesses, translators, expenses related to on-site inspection of evidence, service fees of attorneys and other persons providing legal aid (representatives) as well as other expenses incurred by the parties to the case in connection to the arbitration proceedings.
Legal and arbitration expenses incurred by the Bank while referring to judicial bodies shall be recognized as expenses if a judicial act sets out that the Bank is a defeated party in the case. In this case, the date of legal expense recognition shall constitute the date when the court decision becomes effective. If a judicial act rules that the other party to the case shall compensate the Bank’s legal expenses, the amount of legal expenses specified in the effective judicial act shall be recorded on account No. 60323 “Settlements with other debtors” until the said amount is collected (written off). Control over collection of accounts receivable shall be exercised according to the requirements set out in Regulation No. 283-P of the Central Bank of Russia “On the procedure for making provisions for possible losses by credit organizations” dated March 20, 2006 and in Instruction “On the procedure for making provisions for possible losses” enacted by Order No. 210 dated April 4, 2007.

4. Correction of erroneous entries in income and expense accounts

4.1. Erroneous entries in income and expense accounts may constitute:
- incorrect correspondence of accounts (including incorrect income/expense symbol of PLS);
- incorrect entry amount.

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4.2. Errors affecting accounts for income and expenses shall be corrected by reversing the erroneous entry (reversal posting) together with drawing up corrective memorial slip and posting correct accounting entry based on new memorial slip.
If it is impossible to make corrections in accounting records by reversing the erroneous entry (in case of correspondence to accounts of the customers, cash accounts, or in case of recording settlement operations and other operations), one memorial slip shall be drawn up which refers to account where corrective entry was made and from where funds shall be debited and transferred to the right account.

4.3. Correction of errors related to income and expense accounts shall be made on the date of their detection.

4.3.1. Erroneous entries related to operations in the current year detected within the reporting year (within the period from January 01 to December 31) after signing daily balance sheet, shall be corrected together with recording operations on account No. 706 “Financial result of the current year” in PLS symbols based on economic substance of operations:

4.3.2. Erroneous entries related to operations in the reporting year, detected after the end of reporting year within the period of PBSDE operations before the date of annual report preparation, shall be corrected together with recording operations on account No. 707 “Financial result of the past year” in PLS symbols based economic substance of operations in accordance with the procedure for recording PBSDE operations in accordance with normative act of the Bank on annual report preparation;

4.3.3. Non-material erroneous entries related to operations of previous years (year before the reporting year), detected after the end of reporting year within the period of PBSDE operations before the date of annual report preparation, shall be corrected together with recording operations in accordance with the procedure for recording PBSDE operations on account No. 707 “Financial result of the past year” in PLS symbols as related to income and expenses of the previous years, detected in the reporting year;

4.3.4. Non-material erroneous entries related to operations in the reporting year as well as operations of previous years (year before the reporting year), detected within the period after the date of annual report preparation, shall be corrected together with recording on account No. 706 “Financial result of the current year” in PLS symbols as related to income and expenses of the previous years, detected in the reporting year.

4.3.5. Material erroneous entries related to operations of year before the reporting year, detected after the end of reporting year within the period of PBSDE operations before the date of annual report preparation, shall be corrected together with recording operations on account No. 10801 “Undistributed Profit” (No. 10901 “Uncovered Loss”) in correspondence to accounts to be corrected.
At the same time in accordance with clauses 9-13 of Accounting Regulation “Correction of errors in accounting and reporting” approved by Order of the Russian Federation Ministry of Finance No. 63n dated June 28, 2010 the Bank shall perform retrospective recalculation of comparative figures presented in annual reports where respective error occurred.

4.3.6. Material erroneous entries related to the reporting year and (or) year before the reporting year, detected after the date of annual report preparation but before the date of its approval in accordance with the procedure provided by the laws of the Russian Federation, shall result in revision of annual report.
For such purposes an entry shall be made in order to recover balances of analytical accounts of account No. 707 “Financial result of the past year” formed before transfer of such balances to account No. 708 “Profit (loss) of the previous year”. Further correction of material error of the reporting year shall be made in accordance with the procedure set out in clause 4.3.3. of this Annex. Material error of the year before the reporting year shall be corrected in accordance with the procedure set out in clause 4.3.5 of this Annex.

4.3.7. Material erroneous entries related to previous years, detected in the current year after approval of annual report for the respective year, shall be corrected together with recording operations on account No. 10801 “Undistributed Profit” (No. 10901 “Uncovered Loss”) in correspondence to accounts to be corrected.

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4.4. Examples of correction of errors in income and expense accounts of the Bank during the period of annual report preparation and after annual report preparation.

4.4.1. Examples of correction of non-material errors in income and expense accounts of the Bank related to operations in the reporting year, after the end of reporting year within the period of PBSDE operations before the date of annual report preparation (shall be recorded on account No. 707 using PBSDE turnovers)

Causes of non-material	Correction of non-material	Correction of non-material error
errors	error related to income account	related to expenses account
An error in the choice of	Debit of income account	Debit of expense account
income or expense ledger	(erroneous)	(correct)
account (incorrect	Credit of income account	(PLS symbol based on
correspondence of accounts	(correct)	economic substance)
	(PLS symbol based on	Credit of expense account
	economic substance)	(erroneous)
An error in the choice of	Debit of income account (PLS	Debit of Receivables / Payables
ledger account of	symbol based on economic	Account
Counterparty / Accounts	substance)	(erroneous)
Receivable / Accounts	Credit of Receivables /	Credit of expenses account
Payable	Payables Account (erroneous)	(PLS symbol based on
economic substance)

	Debit of Receivables /	Debit of expense account
	Payables Account	(PLS symbol based on
	(correct)	economic substance)
	Credit of income account	Credit of Receivables /
	(PLS symbol based on	Payables Account (correct)
economic substance)
Surplus income	Debit of income account	Debit of Receivables / Payables
amount was recognized	(PLS symbol based on	Account
(accrued)/surplus expense	economic substance)	Credit of expenses account
amount was recorded		(PLS symbol based on
(an error in the transaction	Credit of Receivables /	economic substance)
amount)	Payables Account

4.4.2. Examples of correction of non-material errors in income and expense accounts of the Bank related to operations of previous years (year before the reporting year), detected after the end of reporting year within the period of PBSDE operations before the date of annual report preparation (shall be recorded on account No. 707 using PBSDE turnovers)

Causes of non-material	Correction of non-material	Correction of non-material error
errors	error related to income account	related to expenses account
Surplus income	Debit of expense account (PLS	Debit of Receivables / Payables
amount was recognized	symbol “expenses of past	Account
(accrued)/surplus expense	years detected in the current	Credit of expense account (PLS
amount was recorded	year”)	symbol “expenses of past years
	Credit of Receivables /	detected in the current year”)
Payables Account
Amount of income/expenses	Debit of Receivables /	Debit of expense account (PLS
is not recorded or recorded	Payables Account	symbol “expenses of past years
at a lower value than it had	Credit of expense account	detected in the current year”)
to	(PLS symbol “expenses of past	Credit of Receivables /
	years detected in the current	Payables Account
year”)

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4.4.3. Corrections of non-material errors in income and expense accounts of the Bank related to operations in the reporting year as well as operations of previous years (year before the reporting year), detected within the period after the date of annual report preparation (shall be recorded on account No. 706 using turnovers of the current year)

Causes of non-material	Correction of non-material error	Correction of non-material error
errors	related to income account	related to expenses account
Surplus income	Debit of expense account (PLS	Debit of Counterparty’s account
amount was recognized	symbol “expenses of past years	/ Receivables / Payables
(accrued)/surplus expense	detected in the current year”)	Account
amount was recorded	Credit of Counterparty’s	Credit of expense account (PLS
(an error in the transaction	account / Receivables /	symbol “expenses of past years
amount)	Payables Account	detected in the current year”)
Amount of income/expenses	Debit of Counterparty’s account	Debit of expense account (PLS
is not recorded or recorded	/ Receivables / Payables	symbol “expenses of past years
at a lower value than it had	Account	detected in the current year”)
to	Credit of expense account (PLS	Credit of Counterparty’s
	symbol “expenses of past years	account / Receivables /
	detected in the current year”)	Payables Account

4.4.4. Examples of correction of material errors in income and expense accounts of the Bank related to operations of previous years (year before the reporting year), detected within the period after the end of reporting year before the date of annual report preparation.

4.4.4.1. In case of detection of material error in recording operations on the balance sheet of the Parent Organization

Causes of material errors	Correction of material error	Correction of material error
	related to income account	related to expenses account
Amount of income/expenses	Debit of Receivables /	Debit of account No. 10801
is not recorded or recorded	Payables Account or other	(10901)
at a lower value than it had	account	Credit of Receivables /
to		Payables Account or other
	Credit of account No. 10801	account
(10901)

4.4.4.2. In case of detection of material error in recording operations on the balance sheet of the Bank’s branch

Causes of material errors	Correction of material error	Correction of material error
	related to income account	related to expenses account
Amount of income/expenses	In the balance sheet of the	In the balance sheet of the
is not recorded or recorded	Bank’s branch	Bank’s branch
at a lower value than it had	Debit of Receivables /	Debit of account No. 30301
to	Payables Account or other
	account	Credit of Receivables /
Payables Account or other
	Credit of account No. 30301	account
	In the balance sheet of the	In the balance sheet of the
	Parent Bank	Parent Bank
	Debit of account No. 30302	Debit of account No. 10801
	Credit of account No. 10801	(10901)
	(10901)	Credit of account No. 30302

4.4.5. Correction of material errors in income and expense accounts of the Bank related to operations of the reporting year detected after the end of reporting year after the date of annual report preparation and before the date of approval of the report in accordance with the procedure provided by the law, shall be made in accordance with the procedure set out in clause 4.4.1 of this Annex.

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4.4.6. Correction of material errors in income and expense accounts of the Bank related to operations of previous years (year before the reporting year), detected after the end of reporting year within the period after the date of annual report preparation and before the date of its approval in accordance with the procedure provided by the law, shall be made in accordance with the procedure set out in clause 4.4.4 of this Annex.

4.4.7. Correction of material errors in income and expense accounts of the Bank related to operations of previous years, detected in the current year after approval of annual report for the respective year, shall be made on the day of detection of errors in accordance with the procedure set out in clause 4.4.4 of this Annex on account No. 10801 (10901).

4.5. Correction of non-material errors in income and expense accounts occurred while recording operations related to foreign currency accounts, shall be made with regard to ruble equivalent of corrected amount in foreign currency on the exchange rate of the Bank of Russia effective as of the respective value date (date of income and expense recognition).

In the course of correction of errors committed in reporting period the difference between ruble equivalent of corrective entry of foreign currency amount on the exchange rate of the Bank of Russia as of the reporting date (December 31 of the reporting year) and the respective value date in the reporting year shall be recorded by PBSDE turnovers using accounts for revaluation of funds in foreign currency No. 70703/70708; the difference between ruble equivalent of corrective entry of foreign currency amount on the exchange rate of the Bank of Russia as of the reporting date (December 31 of the reporting period) and the respective date of corrective entry in the current year shall be recorded by turnovers of the current year using accounts for revaluation of funds in foreign currency No. 70603/70608;

5. Income and expense accounting on accrual basis
5.1. Income accounting on accrual basis.
5.1.1. Recognized income shall be recorded in ledger accounts opened according to the Bank’s established procedure for application of income and expense accounts.

5.1.2. If the Contract terms stipulate that the Bank shall receive down payments (advance) for works performed (services rendered), or in the case specified in paragraph 2.1.4 hereof, the cash received shall be recognized as Accounts Payable and shall be recorded in the appropriate accounts, depending on the nature of works performed (services rendered). Accounts Payable shall be maintained broken down by Counterparties (contracts), types of operations (commissions) and types of currencies (payment currencies).
Cash received as advance and down payments for banking operations specified in Article 5 of Federal Law “On banks and banking activity” shall be recorded on accounts No. 47422 “Liabilities with respect to other operations”. Analytical accounting of the said operations shall be maintained in ledger accounts opened for each Counterparty (contract) or each type of operations.
- The amounts of advances and down payments received from beneficiaries (buyers, customers) for business operations shall be recorded on accounts No. 60311 “Settlements with suppliers, contractors and customers” and No. 60313 “Settlements with non-resident organizations on business operations”. Analytical records shall contain ledger accounts opened for each Counterparty, analytical accounting may be carried out broken down by agreements.
- Cash received as payments for other business operations shall be recorded on account No. 60322 “Settlements with other creditors”. Analytical records shall contain ledger accounts opened for each Counterparty.

5.1.3. If the Contract terms stipulate that the Bank shall provide Payment Deferment to the Counterparty, Accounts Receivable shall be recorded in balance sheet accounts on the Income Recognition Date, depending on the nature of works performed (services rendered) in correspondence to the income accounts. Accounts Receivable shall be maintained in the currency of the Contract (Tariff) or in the payment currency, if the Account Receivable is subject to IED under the Contract terms. Accounts Receivable shall be broken down by contracts and types of operations (commissions).

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- If income from banking activities and penalties from banking operations accrue, Accounts Receivable shall be recorded on account No. 47423 “Claims with respect to other operations”. Analytical accounting shall be maintained in ledger accounts opened for each Counterparty (contract) or each type of operations, as for credit operations analytical accounting may be maintained broken down by claims and payment of fees to the Bank.
If income accrues with respect to business operations (services rendered, works performed), Accounts Payable shall be recorded on accounts No. 60312 “Settlements with suppliers, contractors and customers” and No. 60314 “Settlements with non-resident organizations on business operations”. Analytical records shall contain ledger accounts opened for each Counterparty, analytical accounting may be carried out broken down by agreements.
- If income accrues with respect to other business operations as well as penalties (forfeits, fines) with respect to other operations, Accounts Receivable shall be recorded on account No. 60323 “Settlements with other debtors”. Analytical records shall contain ledger accounts opened for each Counterparty.

5.1.4. If income recognition date is the same as the date of actual payment, then the use of Accounts Receivable is not mandatory.

5.1.5. In case the Contract does not provide for drawing-up of Supporting Documents, or if a single Supporting Document is drawn up for the total Contract amount at Contract start, as well as in case of prepayment for long-term services, the received (acquired) non-recurrent amounts of commission fee for the total Contract amount shall be recorded on account No. 61301 “Deferred income from lending operations” with respect to credit operations, on account No. 61304 “Deferred income from other operations” with respect to business operations and other operations and shall be recorded as income in subsequent months according to paragraph 3.5.2 of the Accounting Policy. Analytical records shall be maintained broken down by each Contract.

5.2. Expense accounting on accrual basis
5.2.1. Recognized expenses shall be recorded in ledger accounts opened according to the Bank’s established procedure for application of income and expense accounts.

5.2.2. If the Contract terms stipulate that the Bank shall transfer down payments (advance) for works performed or services rendered in favour of the Bank, or in the case specified in paragraph 3.1.4 hereof, the cash transferred shall be recognized as Accounts Receivable and shall be recorded in the appropriate accounts, depending on the nature of works performed (services rendered). Accounts Receivable shall be maintained in payment currency.
- Cash paid to other counterparties for conducting banking operations specified in Article 5 of Federal Law “On banks and banking activity” shall be recorded on accounts No. 47423 “Claims with respect to other operations”. Analytical records shall contain ledger accounts opened for each Counterparty (contract) or each type of operations.
The amounts of advances and down payments made to suppliers and contractors, transferred as payments for business operations shall be recorded on accounts No. 60312 “Settlements with suppliers, contractors and customers” and No. 60314 “Settlements with non-resident organizations on business operations”. Analytical records shall contain ledger accounts opened for each Counterparty, analytical accounting may be carried out broken down by agreements.
- Cash transferred as payments for other business operations, including payment of penalties, shall be recorded on account No. 60323 “Settlements with other debtors”. Analytical records shall contain ledger accounts opened for each Counterparty.
- The amounts of accountable cash paid to employees, the amounts transferred to an employee who is outside of the Bank for business purposes; the amounts of cash and other tangible assets deficiencies arising due to cash miscalculations, theft and other abusive practices of the Bank’s employees shall be recorded on account No. 60308 “Settlements with employees with respect to accountable amounts”. Analytical records shall contain ledger accounts opened for each employee who receives accountable cash, and for designated purposes of the accountable amounts, as well as for each employee of the Bank who has caused a deficiency in cash and other valuables.

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5.2.3. If the Contract terms stipulate that the Bank shall receive Payment Deferment, Accounts Payable shall be recorded on the Expense Recognition Date in correspondence to the expense accounts, depending on the nature of works performed (services rendered). Accounts Payable shall be maintained in the currency of the Contract (Tariff) or in the payment currency, if the Account Payable is subject to IED under the Contract terms.
- Expenses that accrue on payments to Counterparties for services rendered (works performed) in the course of banking operations on terms of Payment Deferment as well as expenses that accrue on penalties (fines, forfeits) with respect to banking operations shall be recorded as Accounts Payable on account No. 47422 “Liabilities with respect to other operations”. Analytical accounting of the said operations shall be maintained in ledger accounts opened for each Counterparty (contract) or each type of operations.
- The costs of accepted works and services due to suppliers and contractors shall be recorded on accounts No. 60311 “Settlements with suppliers, contractors and customers” and No. 60313 “Settlements with non-resident organizations on business operations”. Analytical records shall contain ledger accounts opened for each Counterparty, analytical accounting may be carried out broken down by agreements.
- If expenses accrue with respect to other business operations and penalties (fines, forfeits), Accounts Payable shall be recorded on account No. 60322 “Settlements with other creditors”. Analytical records shall contain ledger accounts opened for each Counterparty.
- The amounts of accrued salaries, bonuses and other payments stipulated by the law, shall be recorded on account No. 60305 “Settlements with employees related to salary and other payments”. Analytical records shall contain ledger accounts opened for each employee, including the persons who are not employed by the Bank but have performed works based on specific civil law contracts (agreements).
- In case the Contract does not provide for drawing-up of Supporting Documents, or if a single Supporting Document is drawn up for the total Contract amount at Contract start, the paid non-recurrent commission charges subject to recording as deferred expenses shall be recorded on account No. 61403 “Deferred expenses on other operations” and shall be recorded as expenses in subsequent months according to paragraph 3.5.3 of the Bank’s Accounting Policy. Analytical records shall be maintained broken down by each Contract.

5.2.4. If expenses recognition date is the same as the date of actual payment, then the use of Accounts Payable is not mandatory.

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Annex 2
to Regulation “Accounting Policy of JSC VTB Bank” enacted by Order of JSC VTB Bank No. 718 dated December 30, 2011

PROCEDURE FOR RECORDING INCOME AND EXPENSES FROM REVALUATION OF FOREIGN CURRENCY FUNDS AND PRECIOUS METALS, ASSETS (CLAIMS) AND LIABILITIES CONTAINING INSEPARABLE EMBEDDED DERIVATIVES (IED)

1. Revaluation of foreign currency funds
1.1. Revaluation of foreign currency funds shall be carried out according to paragraph 1.17, Part I “General Provisions” of the Rules.

1.2. Revaluation of foreign currency funds shall be carried out in automatic mode at the start of transaction day before operations are recorded in accounts. Opening balances of ledger accounts, except for amounts or received and issued advances and down payments for supplied goods, performed works and rendered services, which are recorded on balance sheet accounts for settlements with non-resident organizations with respect to business operations, shall be subject to revaluation. At the end of transaction day, foreign currency accounts shall be valuated additionally.

1.3. Analytical accounting data denominated in foreign currency shall be converted into rubles (foreign currency funds shall be revaluated) by multiplying the foreign currency amount by the official exchange rate set for the said currency against ruble by the Bank of Russia (hereinafter — the official exchange rate).

1.4. Foreign currency accounts in the Bank’s balance sheet shall be revaluated on the Bank’s working days based on the official exchange rates set for foreign currencies against ruble by the Bank of Russia for the given day. A daily balance sheet for January 1 shall be made based on the official exchange rates valid as of December 31.

1.5. Recording of revaluation of foreign currency accounts in Chapter “A” “Balance sheet accounts” in the Chart of Accounts of the Rules
1.5.1. Positive revaluation of foreign currency funds shall be recorded based on the accrued total since the year start in balance sheet account No. 70603, the negative revaluation shall be recorded in balance sheet account No. 70608. On the first working day of the new year, following drawing-up of the accounting balance sheet for January 1, the balances on the accounts specified above shall be transferred to accounts for recording the financial result of the past year. Positive revaluation shall be transferred to balance sheet account No. 70703, and negative revaluation - to balance sheet account No.70708. On the day when the annual accounting report is prepared, the balances on the accounts of financial result for the past year shall be transferred to the account of profit (loss) of the past year.

1.5.2. Income from the said operations shall be recorded in the Income Statement (hereinafter — IS) under symbol 15102, and expenses — under symbol 24102.

1.5.3. Revaluation shall be carried out and recorded in the accounts separately for each foreign currency code. Separate ledger accounts for recording revaluation of foreign currency funds shall be opened taking into account the following peculiarities.
Income and expenses from revaluation of the currencies whose official exchange rates against ruble are set by the Bank of Russia on a daily basis (on the Bank’s working days) shall be recorded on separate ledger accounts in the ABS of the Parent Organization/branches. Ledger accounts shall be opened for each of the currency codes:
- for recording revaluation of foreign currency accounts, except for accounts on operations with securities denominated in foreign currencies;

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- for recording revaluation of accounts on operations with securities denominated in foreign currencies.

For the purpose of recording income and expenses from revaluation of currencies whose official exchange rates against ruble are set by the Bank of Russia on a monthly basis and the currencies used in the Russian Federation banking system under inter-governmental agreements (the clearing currencies), the above currencies are classified in groups. Revaluation of accounts denominated in the said currencies shall be recorded in ABS of the Parent Organization/branches on ledger accounts opened for a currency group (2 ledger accounts per each group):
- for recording revaluation of foreign currency accounts, except for accounts on operations with securities denominated in foreign currencies;
- for recording revaluation of accounts on operations with securities denominated in foreign currencies.

The results of revaluation of the currencies whose official exchange rates against ruble are set by the Bank of Russia on a monthly basis and the currencies used in the Russian Federation banking system under inter-governmental agreements (the clearing currencies), broken down by currency codes, for any set period of time shall be recorded in the cumulative list.

1.5.4. The chart of ledger accounts for revaluation of foreign currency funds and the account numbers based on the codes of revaluated currencies are provided in Annex 1 hereto.

1.5.5. Positive revaluation shall be determined and recorded in the accounts as follows:
1) increase in the ruble equivalent of assets and claims — debit of asset account; credit of No. 70603;
2) decrease in the ruble equivalent of liabilities — debit of liability account; credit of No. 70603.

1.5.6. Negative revaluation shall be determined and recorded in the accounts as follows:
1) decrease in the ruble equivalent of assets and claims — debit of No. 70608; credit of asset account;
2) increase in the ruble equivalent of liabilities — debit of No. 70608; credit of liability account.

1.6. Recording of foreign currency accounts revaluation in Chapter “C” “Off-balance sheet accounts” in the Chart of Accounts of the Rules.
1.6.1. Off-balance sheet accounts for claims and liabilities in foreign currency shall be revaluated due to changes in the official exchange rate of the Bank of Russia. Off-balance sheet accounts No. 99998 and No. 99999 shall be maintained in rubles and shall not be revaluated.

1.6.2. If the official foreign currency exchange rates against ruble increase, revaluation of off-balance sheet accounts shall be recorded as follows:
1) for off-balance sheet liability accounts — debit of No. 99998; credit of the said accounts;
2) for off-balance sheet asset accounts — debit of the said accounts; credit of No. 99999.

1.6.3. If the official foreign currency exchange rates against ruble drop, revaluation of off-balance sheet accounts shall be recorded as follows:
1) for off-balance sheet liability accounts - debit of the said accounts; credit of No. 99998;
2) for off-balance sheet asset accounts — debit of No. 99999; credit of the said accounts.

2. Revaluation of precious metals
2.1. Revaluation of precious metals shall be carried out according to paragraph 1.18, Part I “General Provisions” of the Rules.

2.2. Revaluation of precious shall be carried out at the start of transaction day before any operations are recorded in the account (accounts). Incoming balances on ledger accounts at the day start shall be subject to revaluation. At the end of transaction day, precious metals accounts shall be valuated additionally.

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2.3. Analytical accounting data denominated in accounting units of precious metals weight shall be converted into rubles (precious metals shall be revaluated) by multiplying the quantity of a precious metal, recorded in analytical ledger accounts under the appropriate code, by the valuation price set for the said metal by the Bank of Russia on a daily basis.

2.4. Precious metal accounts in the Bank’s balance sheet shall be revaluated on the Bank’s working days based on changes in the valuation price for the metal set by the Bank of Russia. A daily balance sheet for January 1 shall be made based on the valuation price for the corresponding affined precious metal valid as of December 31.

2.5. Recording of revaluation of precious metals accounts in Chapter “A” “Balance sheet accounts” in the Chart of Accounts of the Rules.
2.5.1. Positive revaluation of precious metals shall be recorded based on the accrued total since the year start in balance sheet account No. 70604, the negative revaluation shall be recorded in balance sheet account No. 70609. On the first working day of the new year, following drawing-up of the accounting balance sheet for January 1, the balances on the accounts specified above shall be transferred to accounts for recording the financial result of the past year. Positive revaluation shall be transferred to balance sheet account No. 70704, and negative revaluation - to balance sheet account No. 70709. On the day when the annual accounting report is prepared, the balances on the accounts of financial result for the past year shall be transferred to the account of profit (loss) of the past year.

2.5.2. Income from the said operations shall be recorded in the Income Statement under symbol 15103, expenses — under symbol 24103.

2.5.3. Revaluation shall be carried out and recorded in the accounts separately for each precious metal code, i.e., a separate ledger account shall be opened for each precious metal code.
The chart of ledger accounts for revaluation of precious metals and the account numbers based on the codes of revaluated metals are provided in Annex 2 hereto.

2.5.4. Positive revaluation shall be determined and recorded in the accounts as follows:
1) increase in the ruble equivalent of assets and claims — debit of asset account; credit of No. 70604;
2) decrease in the ruble equivalent of liabilities — debit of liability account; credit of No. 70604.

2.5.5. Negative revaluation shall be determined and recorded in the accounts as follows:
1) decrease in the ruble equivalent of assets and claims — debit of No. 70609; credit of asset account;
2) increase in the ruble equivalent of liabilities — debit of No. 70609; credit of liability account.

2.6. Recording of precious metals accounts revaluation in Chapter “C” “Off-balance sheet accounts” in the Chart of Accounts of the Rules.
2.6.1. Off-balance sheet accounts for claims and liabilities in precious metals shall be revaluated due to changes in valuation prices for precious metals.

2.6.2. Revaluation of off-balance sheet accounts due to increase in valuation prices for precious metals shall be recorded as follows:
1) for off-balance sheet liability accounts — debit of No. 99998; credit of the said accounts;
2) for off-balance sheet asset accounts — debit of the said accounts; credit of No. 99999.

2.6.3. Revaluation of off-balance sheet accounts due to decrease in valuation prices for precious metals shall be recorded as follows:
1) for off-balance sheet liability accounts - debit of the said accounts; credit of No. 99998;
2) for off-balance sheet asset accounts — debit of No. 99999; credit of the said accounts.

3. Revaluation (recalculation) of assets (claims) and liabilities containing IED
3.1. The Bank’s income and expenses shall be determined taking into account the differences related to the use of IED.

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3.2. Assets, claims and (or) liabilities whose particular value (cost) is determined using IED shall be subject to mandatory revaluation (recalculation) on the last working day of each month, on the day of the event terminating the accrual period, and on the day when payment claims or liabilities are discharged.
Incoming balances on ledger accounts determined using IED at the day start shall be subject to revaluation. At the end of transaction day, the accounts determined using IED shall be valuated additionally.
Revaluation of the accounts determined using IED, performed on the last working day of each month and on the day of the event terminating the accrual period, shall be carried out at the start of a transaction day before any operations are recorded in the accounts.
Revaluation of the accounts determined using IED, performed on the day when payment claims or obligations are discharged, shall be carried out before any operations are recorded in the accounts for payment claims or liabilities.

3.3. If, under contract terms, the particular value of a claim (the cost of asset) or a liability is determined using two or more IED, revaluation (recalculation) shall be performed for each IED. No adding or offsetting of the revaluation (recalculation) results for different IED shall be allowed.

3.4. If, under the terms of purchase and sale contracts (contracts for works or services), the amount of proceeds (the cost of purchased property, performed works, rendered services) is determined using IED, the differences related to the said use of IED shall accrue starting from the date of transferring ownership to the asset delivered (the date of acceptance of property, performed works or the date of service provision) and until the date when the actual payment is made, or until the date of the event terminating the accrual period, both dates inclusive. In this case, the amount of liability (payment) or claim (payment) under the purchase and sale contract (contract for works or services) shall be subject to revaluation due to the use of IED.

3.5. Recording of revaluation of the accounts determined using IED, Chapter “A” “Balance sheet accounts” in the Chart of Accounts of the Rules.
3.5.1. Income from the use of IED shall be recorded based on the accrued total since the year start in balance sheet account No. 70605. Expenses from the use of IED shall be recorded in balance sheet account No. 70610. On the first working day of the new year, following drawing-up of the accounting balance sheet for January 1, the balances on the accounts specified above shall be transferred to accounts for recording the financial result of the past year. Income shall be transferred to balance sheet account No. 70705, and expenses - to balance sheet account No. 70710. On the day when the annual accounting report for 2009 is prepared, the balances from the accounts of financial result of the past year shall be transferred to the account of profit (loss) of the past year.

3.5.2. Income from using changes in security price as IED shall be recorded in the Income Statement under symbol 15201, expenses — under symbol 24201.

3.5.3. Income from using changes in currency exchange rate as IED shall be recorded in the Income Statement under symbol 15202, expenses — under symbol 24202.

3.5.4. Income from using changes in price index as IED shall be recorded in the Income Statement under symbol 15203, expenses — under symbol 24203.

3.5.5. Income from using changes in other variables as IED shall be recorded in the Income Statement under symbol 15204, expenses — under symbol 24204.

3.5.6. Analytical records of accounts for IED revaluation shall be broken down by derivatives. The chart of ledger accounts for IED revaluation and the account numbers are provided in Annex 3 hereto.

3.5.7. Positive revaluation of accounts containing IED shall be determined and recorded as follows:
1) increase in the amount of claims (cost of assets) —
debit of asset account for IED claim; credit of No. 70605;

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2) decrease in the amount of liabilities at regular revaluation (recalculation) or at discharge, as compared to the previous revaluation (accounting date) — debit of liability account for IED liability; credit of No. 70605.
debit of liability account for IED liability; credit of No. 70605;

3.5.8. Negative revaluation of accounts containing IED shall be determined and recorded as follows:
1) decrease in the amount of claims (cost of assets) —
debit No. 70610; credit of asset account for IED claim; 70610;
2) increase in the amount of liabilities at regular revaluation or at discharge, as compared to the previous revaluation (accounting date) — debit of liability account for IED liability; credit of No. 70605.
debit No. 70610; credit of liability account for IED liability;

3.6. If the price (transaction amount) of the third-party promissory notes acquired (sold) under a purchase and sale contract differs from the payment currency and if the date of ownership transfer occurs sooner than the settlement date, the claims (liabilities) with respect to cash delivery shall be subject to revaluation using IED, with the positive revaluation recorded on balance sheet account No. 70605 (symbol 15202) and the negative evaluation — on balance sheet account No. 70610 (symbol 24202) in correspondence to accounts No. 47407 or No. 47408 “Settlements on conversion operations, derivatives and futures transactions”.

3.6.1. If third-party promissory notes discounted by the Bank with par value in one currency contain the effective payment clause in a different currency, the income and expenses arising from the use of IED due to changes in the rate of payment currency against the rate of par value currency of the promissory notes shall be recorded starting from the date when the promissory notes are recognized in the accounts, no sooner than the last working day of each month, and on the date of promissory notes retirement (selling).

3.6.1.1. Positive revaluation of discounted promissory notes containing IED shall be recorded in the accounts as follows:
Debit of discounted promissory notes account;
Credit of 70605, symbol 15202.

Debit of “Accrued interest income” / “Accrued discount”;
Credit of 70605, symbol 15202.

3.6.1.2. Negative revaluation of discounted promissory notes containing IED shall be recorded in the accounts as follows:
Debit of No. 70610, symbol 24202;
Credit of discounted promissory notes account.

Debit of 70610, symbol 24202;
Credit of “Accrued interest income” / “Accrued discount”

During adjustment of accrued interest/discount, IED shall not be adjusted.

3.7. If promissory notes issued by the Bank with par value in one currency contain the effective payment clause in a different currency, the income and expenses arising from the use of IED due to changes in the rate of payment currency against the rate of par value currency shall be recorded in accounts starting from the date of ownership transfer.

3.7.1. Positive revaluation of discounted promissory notes containing IED shall be recorded in the accounts as follows:
Debit of discounted promissory notes account;
Credit of 70605, symbol 15202;

Debit of account no. 52501 “Interest liabilities on securities issued”,
Credit of 70605, symbol 15202;
or
Debit of 70610, symbol 24202,
Credit of 52503 “Discount on securities issued”.

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3.7.2. Negative revaluation of discounted promissory notes containing IED shall be recorded in the accounts as follows:
Debit of 70610, symbol 24202,
Credit of issued promissory notes account;

Debit of 70610, symbol 24202,
Credit of 52501 “Interest liabilities on securities issued”;
or
Debit of 52503 “Discount on securities issued”,
Credit of 70605, symbol 15202.

4. Recording of revaluation of financial assets on accounts of Chapter “D”, “Derivatives and Futures Transactions” in the Chart of Accounts of the Rules
Recording of revaluation of foreign currency funds and precious metals as well as expression of risks and benefits in monetary terms related to fluctuations of variables shall be made on accounts “Unrealized exchange rate differences”.
Accounts “Unrealized exchange rate differences” shall be maintained in RF currency;

Analytical accounting data denominated in foreign currency shall be converted into rubles (foreign currency funds shall be revaluated) and analytical accounting data denominated in accounting units of precious metals weight shall be converted into rubles (precious metals shall be revaluated) shall be recorded on accounts No. 93801, No. 96801 “Unrealized exchange rate differences from revaluation of claims and liabilities denominated in foreign currency against ruble”, No. 93802, No. 96802 “Unrealized exchange rate differences from revaluation of claims and liabilities denominated in precious metals at official price”.

On the date of contract (transaction) an amount of difference between price (exchange rate) provided for by the contract (transaction) and market price (fair value), official foreign currency exchange rate against ruble, official price for precious metal or other variable as of the date of contract (transaction) shall be recorded on accounts for unrealized exchange rate differences.

On a daily basis claims and liabilities under all contracts (transactions) shall be subject to revaluation with respect to each variable.

If the amount of claims and/or liabilities under the contract is subject to fluctuations of two or more variables, the accounting information on respective accounts “Unrealized exchange rate differences” shall involve expression of each variable in monetary terms. Balancing unrealized differences related to fluctuations of different variables shall not be allowed.

Analytical accounting with respect to accounts for “Unrealized exchange rate differences” shall be carried out broken down by each transaction.

4.1. Recording of foreign currency accounts revaluation in Chapter “D” “Derivatives and futures transactions”
4.1.1. Claims and (or) liabilities in foreign currency shall be subject to revaluation:
on transaction day – for the amount of difference between the transaction rate (price) and the official rate, in such a case in order to record the difference between ruble equivalents at official rate of the Central Bank of the Russian Federation of amount of claims in foreign currency and amount of liabilities in another foreign currency ledger account No. 93801, 96801 shall be used for such foreign currency which amount calculated in rubles at the rate of the CB of the RF is larger;
- on the day of official rate change — for the amount of difference between the last official exchange rate and the newly established one.

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4.1.2. The following accounts shall be used for recording unrealized exchange rate differences arising from foreign currency revaluation:
- No. 93801 “Unrealized exchange rate differences from revaluation of claims and liabilities denominated in foreign currency” (asset).
- No. 96801 “Unrealized exchange rate differences from revaluation of claims and liabilities denominated in foreign currency” (liability).

4.2. Recording of precious metals accounts revaluation in Chapter “D” “Derivatives and futures transactions”
4.2.1. Claims and (or) liabilities in precious metals shall be subject to revaluation:
- on transaction day — for the amount of the difference between the transaction price and the valuation price for the metal;
- on the day of valuation price change — for the amount of difference between the last valuation price and the newly established one.

4.2.2. The following accounts shall be used for recording unrealized exchange rate differences arising from precious metals revaluation:
- No. 93802 “Unrealized exchange rate differences from revaluation of claims and liabilities denominated in precious metals” (asset);

- No. 96802 “Unrealized exchange rate differences from revaluation of claims and liabilities denominated in precious metals” (liability).

4.3. Recording of securities revaluation on accounts of Chapter “D” “Derivatives and futures transactions”
4.3.1. Claims and (or) liabilities with respect to concluded futures transactions for purchase and sale of securities shall be subject to revaluation due to changes in the market (stock exchange) prices for securities:
- on transaction day — for the amount of the difference between the transaction price and the market (stock exchange) price for securities used for revaluation purposes;
- on the day of changes in the market (stock exchange) prices — for the amount of difference between the last market (stock exchange) price used for revaluation purposes and the newly established market (stock exchange) price.

4.3.2. The following accounts shall be used for recording unrealized exchange rate differences arising from revaluation of claims/liabilities with respect to securities:
- No. 93803 “Unrealized exchange rate differences from claims and liabilities revaluation due to changes in market prices (price index) of securities” (asset);
- No. 96803 “Unrealized exchange rate differences from claims and liabilities revaluation due to changes in market prices (price index) of securities” (liability).

4.4. Recording of revaluation of commodity transactions.

The following accounts shall be used for recording unrealized income and expenses related to commodity transactions arising from revaluation of claims/liabilities with respect to cash delivery due to changes in market prices/price indices:
- No. 93806 “Unrealized exchange rate differences from claims and liabilities revaluation due to changes in price indices (securities excluding)” (asset);
- No. 96806 “Unrealized exchange rate differences from claims and liabilities revaluation due to changes in price indices (securities excluding)” (liability);

Commodity transactions, under which liabilities and claims related to supply of commodities will be terminated without fulfillment in kind (including by offsetting), shall be recorded on accounts for claims and liabilities with respect to cash delivery in mutual correspondence with recording difference on accounts No. 93806, No. 96806 “Unrealized exchange rate differences from claims and liabilities revaluation due to changes in price indices (securities excluding)”.

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Commodity transactions, under which liabilities are terminated due to impossibility of their fulfillment in kind, shall be recorded on accounts for liabilities with respect to cash delivery in the amount ensuring termination of liabilities without their fulfillment in kind in accordance with the procedure set out by the contract in correspondence with accounts No. 93806, No. 96806 “Unrealized exchange rate differences from claims and liabilities revaluation due to changes in price indices (securities excluding)”.

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Annex 1

to the Procedure for recording income and expenses from revaluation of foreign currency funds and precious metals, assets (claims) and liabilities containing inseparable embedded derivatives (IED) (Annex 2 to Regulation “Accounting Policy of JSC VTB Bank” enacted by Order of JSC VTB Bank
No. 718 dated December 30, 2011)

The chart of ledger accounts for revaluation of foreign currency funds and the account numbers based on the codes of revaluated currencies

Positive revaluation accounts:

No. 70603 810 K NNNN 15102 VV* “Income from revaluation of funds in (name of foreign currency or currency group)”
No. 70603 810 K NNNN 15102 VV** “Income from revaluation of accounts for operations with securities denominated in (name of foreign currency or currency group)”
No. 70603 810 K NNNN 15102 70 “Income from revaluation of accounts on operations with securities denominated in other foreign currencies.

Negative revaluation accounts:

No. 70608 810 K NNNN 24102 VV* “Expenses from revaluation of funds in (name of foreign currency or currency group)”
No. 70608 810 K NNNN 24102 VV** “Expenses from revaluation of accounts for operations with securities denominated in (name of foreign currency or currency group)”
No. 70608 810 K NNNN 15102 70 “Expenses from revaluation of accounts on operations with securities denominated in other foreign currencies”,

where:
K is a security key.
NNNN is the structural subdivision number.
VV* and VV** are the item numbers of ledger income and expense accounts based on codes of revaluated currencies (shown below in the list of revaluated currencies).

The list of revaluated currencies and the item numbers of ledger income and expense revaluation accounts

		Item numbers of
		ledger accounts for	Item numbers of
		revaluation of	ledger accounts for
Currency codes		foreign currency	revaluation of foreign
based on the All-		accounts, excluding	currency accounts for
Russian Currency	Currency name	accounts for	operations with
Classifier and		operations with	foreign currency-
Clearing Currency		foreign currency-	denominated
Classifier		denominated	securities
		securities	VV**
		VV*
036	Australian Dollar	1	51
124	Canadian Dollar	2	52
156	Chinese Yuan	3	53
208	Danish Krone	4	54
352	Iceland Krone	5	55
392	Japanese Yen	6	56
398	Kazakhstan Tenge	7	57
578	Norwegian Krone	8	58
702	Singapore Dollar	9	59
752	Swedish Krone	10	60
756	Swiss Franc	11	61
826	UK Pound Sterling	12	62
840	US Dollar	13	63
949	Turkish Lire	14	64
960	SDR (Special Drawing Rights)	15	65
974	Byelorussian Ruble	16	66
978	Euro	17	67

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980	Ukrainian Hryvnia	18	68
250	French Franc*	96	-
276	Deutschemark*	97	-
380	Italian Lire*	98	-
246	Finnish Mark*	99	-
051	Armenian Dram	19	69
203	Czech Krona	21
348	Hungarian Forint	22
356	Indian Rupee	23
410	South Korean Won	24
417	Kyrgyz Som	25
440	Lithuanian Lit	26
498	Moldovan Leu	27
710	South African Rand	28
934	New Turkmen Manat	29
860	Uzbek Sum	31
944	Azerbaijan Manat	33	71
946	New Romanian Lei	34
972	Tajik Somoni	35
975	Bulgarian Lev	36
985	Polish Zloty	37	75
986	Brazilian Real	38
012	Algerian Dinar	39
233	Estonian Krone	40
428	Latvian Lat	41
516	Namibian Dollar	42	72
554	New Zealand Dollar	43
818	Egyptian Pound	44
973	Angolan Kwanza	45	73
981	Georgian Lari	46	74
192	Cuban Peso	47
496	Mongolian Tugrik	48
760	Syrian Pound	49
971	Afghan Afghani	81
784	Dirham (UAE)	82
364	Iranian Rial	83
Inter-government agreement currencies (clearing currencies) used in the Russian Federation banking system
A50	US Dollars for settlements with RPC	30	80
	under agreement as of 1995
C16	Finnish Mark
C44	US Dollars for current settlements
	with India (“ESCROW” — US
	Dollars)
C45	Indian Rupee for clearing
	settlements
C57	GB Pounds for clearing with Syria
C82	Rubles for clearing with Finland
C84	US Dollars for clearing with
	Afghanistan
C97	GB Pounds for clearing with Egypt
E52	Rubles for transfers in inconvertible
	currencies of developing countries
E70	US Dollars for clearing settlements
	with Bangladesh
H98	US Dollars for clearing with Finland
K10	Czechoslovak Kronas
P43	Rubles paid in USD for clearing with Cuba
____________________

* Currency revaluation shall be performed according to the procedure set out in Bank of Russia Regulation No. 286-P dated April 18, 2006 “On setting and publishing of the official foreign currency exchange rates against ruble by the Russian Federation Central Bank”.

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P55	Rubles paid in Swiss Francs for
clearing with PRC
P60	US Dollars for clearing with Laos
P62	US Dollars for clearing with Vietnam
P69	US Dollars for clearing with
Yugoslavia
T30	Rubles transferred for delivery of
exported goods and services for
settlements in transferable rubles
T31	Rubles for settlements with
Vietnam, Cuba and Mongolia
T62	Transferable rubles for settlements
with Vietnam
T63	Transferable rubles for settlements
with Hungary
T78	Transferable rubles for settlements
with GDR
T92	Transferable rubles for settlements
with Czechoslovakia
T93	Transferable rubles for settlements
with Bulgaria
T94	Transferable rubles for settlements
with Mongolia
T95	Transferable rubles for settlements
with Romania
T99	Transferable rubles for settlements
with Poland

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Annex 2

to the Procedure for recording income and expenses from revaluation of foreign currency funds and precious metals, assets (claims) and liabilities containing inseparable embedded derivatives (IED) (Annex 2 to Regulation “Accounting Policy of JSC VTB Bank” enacted by Order of JSC VTB Bank
No. 718 dated December 30, 2011)

The chart of ledger accounts for precious metals revaluation and the account numbers based on the codes of revaluated precious metals

Positive revaluation accounts:

No. 70604 810 K NNNN 15103 98 “Positive revaluation of precious metals — gold in grams”
No. 70604 810 K NNNN 15103 99 “Positive revaluation of precious metals — silver in grams”
No. 70604 810 K NNNN 15103 76 “Positive revaluation of precious metals — platinum in grams”
No. 70604 810 K NNNN 15103 33 “Positive revaluation of precious metals — palladium in grams”

Negative revaluation accounts:

No. 70609 810 K NNNN 24103 98 “Negative revaluation of precious metals — gold in grams”
No. 70609 810 K NNNN 24103 99 “Negative revaluation of precious metals — silver in grams”
No. 70609 810 K NNNN 24103 76 “Negative revaluation of precious metals — platinum in grams”
No. 70609 810 K NNNN 24103 33 “Negative revaluation of precious metals — palladium in grams”

where:
K is a security key.
NNNN is the structural subdivision number.

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Annex 3

to the Procedure for recording income and expenses from revaluation of foreign currency funds and precious metals, assets (claims) and liabilities containing inseparable embedded derivatives (IED) (Annex 2 to Regulation “Accounting Policy of JSC VTB Bank” enacted by Order of JSC VTB Bank dated December 30, 2011 No. 718)

The chart of ledger accounts for revaluation of embedded derivatives inseparable from the principal contract, and the account numbers

Positive revaluation accounts:

No. 70605 810 K NNNN 15201 21 “Income from IED use, from changes in securities price, exempt from VAT”
No. 70605 810 K NNNN 15202 21 “Income from IED use, from changes in currency exchange rate, exempt from VAT”
No. 70605 810 K NNNN 15203 21 “Income from IED use, from changes in price index, exempt from VAT”
No. 70605 810 K NNNN 15204 21 “Income from IED use, from changes in other variables, exempt from VAT”

Negative revaluation accounts:

No. 70610 810 K NNNN 24201 01 “Expenses from IED use, from changes in securities price”
No. 70610 810 K NNNN 24202 01 “Expenses from IED use, from changes in currency exchange rate”
No. 70610 810 K NNNN 24202 02 “Expenses from IED use, from changes in currency exchange rate, disregarded for taxation purposes”
No. 70610 810 K NNNN 24203 01 “Expenses from IED use, from changes in price index”
No. 70610 810 K NNNN 24204 01 “Expenses from IED use, from changes in other variables, subject to taxation”
No. 70610 810 K NNNN 24204 02 “Expenses from IED use, from changes in other variables, disregarded for taxation purposes”

where:
K is a security key.
NNNN is the structural subdivision number.

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Annex 3
to Regulation “Accounting Policy of JSC VTB Bank” enacted by Order of JSC VTB Bank No. 718 dated December 30, 2011

Certain peculiarities of numbering of ledger accounts opened in the balance sheet of Parent Organization and the bank’s branches (other than those within the area of responsibility of North-Western regional centre of JSC VTB Bank).

1. Peculiarities of numbering of ledger accounts opened with the Bank’s branches

1.1. At opening and forming ledger accounts by the branches of the Bank digits 10-13 shall be filled in as follows:

     digits 10-11 – conventional number of internal structural subdivision of the branch;
     digits 12-13 - conventional number of the branch used in accordance with the “Rules on formation of the settlement system in JSC VTB Bank for settlement operations with respect to interbranch settlement accounts and funds redistribution accounts in the Russian Federation currency, foreign currencies and precious metals” enacted by Order No. 240 dated April 27, 2011.

1.2. Analytical accounting of accounts for income and expenses shall be carried out in branches on ledger accounts opened according to the Procedure for application of accounts for income and expenses of the Bank (approved by letter No. 8538/401100 dated December 29, 2007).

2. Peculiarities of opening ledger accounts used for recording fair value of derivatives.

Analytical accounting of derivatives fair value shall be carried out on separate ledger accounts of balance sheet accounts No. 52601 “Derivatives from which raising economic benefits is expected” (asset), No. 52602 “Derivatives from which decrease in economic benefits is expected” (liability) in RF currency with respect to types of derivatives broken down by each contract or portion of derivative circulated on regulated market, determined by specification of such derivative or by other documents.

Structure of ledger account:

52601	810	COPY	NNNN	RRR	XXXX
digits 1-5	digits 6-8	digit 9	digits 10-13	digits 14-16	digits 17-20

52602	810	COPY	NNNN	RRR	XXXX
digits 1-5	digits 6-8	digit 9	digits 10-13	digits 14-16	digits 17-20
where
K is a security key.

NNNN – conventional code of subdivision,

RRR – type of transactions,
values 100 – 199 Transactions with underlying asset – foreign currency, values 200 – 299 Transactions with underlying asset – interest rates, values 300 - 399 Transactions with underlying asset – securities, values 400 – 499 Transactions with underlying asset – precious metals, values 500 - 599 Transactions with underlying asset – goods (petroleum and petroleum products), values 600 – 699 Transactions with underlying asset – derivative, values 700 – 799 Transactions with underlying asset – debt related to placed funds, values 800 - 899 Transactions with underlying asset – indices,

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values 900 - 999 Reserve,

XXXX – consecutive number.

At opening ledger account No. 52601 or No. 52602 for transaction being closed, the same consecutive number shall be reserved for paired ledger account No. 52602 or No. 52601, respectively.
Balancing paired accounts balances shall be performed in accordance with the established procedure.

3. Peculiarities of opening ledger accounts opened in the balance sheet accounts No. 70613 “Income on derivatives”, No. 70614 “Expenses on derivatives”.

Analytical accounting of income and expenses from derivatives shall be carried out on separate ledger accounts of balance sheet accounts No. 70613 “Income on derivatives”, No. 70614 “Expenses on derivatives” in RF currency with respect to types of derivatives broken down by each contract or portion of derivative circulated on regulated market, determined by specification of such derivative or by other documents.

Structure of ledger account:

70613	810	COPY	KKKK	RRR	XXXX
digits 1-5	digits 6-8	digit 9	digits 10-13	digits 14-16	digits 17-20

70614	810	COPY	KKKK	RRR	XXXX
digits 1-5	digits 6-8	digit 9	digits 10-13	digits 14-16	digits 17-20

where K - key,
KKKK - subdivision code,

RRR – type of transactions,
values 100 – 199 Transactions with underlying asset – foreign currency, values 200 – 299 Transactions with underlying asset – interest rates, values 300 - 399 Transactions with underlying asset – securities, values 400 – 499 Transactions with underlying asset – precious metals, values 500 - 599 Transactions with underlying asset – goods ( petroleum and petroleum products), values 600 – 699 Transactions with underlying asset – derivative, values 700 – 799 Transactions with underlying asset – debt related to placed funds, values 800 - 899 Transactions with underlying asset – indices, values 900 - 999 Reserve,

XXXX – number of transaction used at opening accounts No. 52601, No. 52602 for such transaction.

At opening ledger account No. 70613 or No. 70614 for transaction being closed, the same number XXXX shall be reserved for paired ledger account No. 70614 or No. 70613, respectively.

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Annex 4.5. Accounting Policy of JSC VTB Bank for 2013

Annex
to Decree No. 1046 of JSC VTB Bank
dated December 26, 2012

REGULATION

Accounting Policy of JSC VTB Bank

CONTENTS

1. GENERAL PROVISIONS
1.1. The notion of Accounting Policy, its objectives and tasks
1.2. Procedure for Accounting policy application and changes
1.3. Normative References
1.4. Accounting Principles
1.5. Organization of Accounting in the Bank

2. RULES OF DOCUMENT FLOW AND ACCOUNTING INFORMATION PROCESSING TECHNOLOGY.

3. ACCOUNTING OF BUSINESS OPERATIONS
3.1. Fixed Assets and Intangible Assets
3.2. Procedure for accrual of amortization of fixed and intangible assets
3.3. Procedure for accounting of capital investment costs
3.4. Accounting of inventories
3.5. Accounting of deferred income and expenses
3.6. Settlements with the budget on taxes and levies
3.7. Procedure for property allocation to branches
3.8. Inventory counts procedure. Procedure for property writing-off and disposal
3.9. Real estate property temporarily not used in core activities

4. ACCOUNTING OF OPERATIONS ON RAISING (PLACEMENT) OF MONETARY FUNDS AND THEIR REPAYMENT (REDEMPTION). ACCOUNTING OF COLLATERAL FOR FUNDS PLACED

5. SPECIFIC ELEMENTS OF ACCOUNTING WITH RESPECT TO OPERATIONS WITH SECURITIES (DEBT INSTRUMENTS) AND DERIVATIVES

6. SPECIFIC ELEMENTS OF SETTLEMENT OPERATIONS ACCOUNTING

7. SPECIFIC ELEMENTS OF ACCOUNTING WITH RESPECT TO OPERATIONS WITH FOREIGN CURRENCY AND PRECIOUS METALS

8. PROCEDURE FOR FORMING RESERVES FOR POSSIBLE LOSSES, MANDATORY RESERVES, RESERVES FOR FUTURE EXPENSES, RESERVES-ESTIMATED NON-CREDIT LIABILITIES AND INSURANCE CONTRIBUTIONS

9. ACCOUNTING OF OTHER OPERATIONS
9.1. Accounting of acquisition of rights to claim discharge of monetary obligations from third parties (cession)
9.2. Accounting of participatory interest in the authorized capital of nonstock companies
9.3. Procedure for forming financial results
9.4. Distribution of profit, creation and use of the Bank’s funds
9.5. Accounting of authorized capital

10. ORGANIZATION OF INTERNAL CONTROL OVER THE BANK’S OPERATIONS

Annex 1
MAIN PRINCIPLES FOR RECOGNITION AND RECORDING OF INCOME AND EXPENSE AMOUNTS IN THE ACCOUNTS OF JSC VTB BANK
1. General provisions

2

2. Income Recognition Rules
3. Expense Recognition Rules
4. Correction of erroneous entries in income and expense accounts
5. Income and expense accounting on accrual basis

Annex 2
PROCEDURE FOR RECORDING INCOME AND EXPENSES FROM REVALUATION OF FOREIGN CURRENCY FUNDS AND PRECIOUS METALS, ASSETS (CLAIMS) AND LIABILITIES CONTAINING INSEPARABLE EMBEDDED DERIVATIVES (IED)
1. Revaluation of foreign currency funds
2. Revaluation of precious metals
3. Revaluation (recalculation) of assets (claims) and liabilities containing IED
4. Recording of revaluation of financial assets on accounts of Chapter “D”, “Derivatives and Futures Transactions” in the Chart of Accounts of the Rules

Annex 3
CERTAIN PECULIARITIES OF NUMBERING OF LEDGER ACCOUNTS OPENED IN THE BALANCE SHEET OF PARENT ORGANIZATION AND THE BANK’S BRANCHES (other than those within the area of responsibility of North-Western regional centre of JSC VTB Bank).

1. Peculiarities of numbering of ledger accounts opened with the Bank’s branches.
2. Peculiarities of opening ledger accounts used for recording fair value of derivatives.
3. Peculiarities of opening ledger accounts opened in the balance sheet accounts No. 70613 “Income on derivatives”, No. 70614 “Expenses on derivatives”.

3

1. GENERAL PROVISIONS

1.1. The notion of Accounting Policy, its objectives and tasks
1.1.1. Regulation “Accounting Policy of JSC VTB Bank” (hereinafter — the “Accounting Policy”) is an internal normative act of JSC VTB Bank” (hereinafter — the “Bank”) constituting a total of accounting methods with respect to all directions of the Bank’s activities.

1.1.2. The main objective of the Bank’s Accounting Policy is to determine the unified total of accounting methods including the following
- the methods for primary observation and registration of financial and business activities for the purpose of their recording in the accounts;
- the techniques for organization of document flow and accounting information processing;
- the methods for grouping and accounting of financial and business activities, the methods of bookkeeping accounts application;
- the methods for summarization of the Bank’s activities;
- other accounting principles, ways, techniques and methods.

1.1.3. The Bank’s Accounting Policy aims at solving the following objectives:
- formation of detailed, accurate and substantive data on the Bank’s activities and its property status;
- keeping of detailed, complete and accurate accounts of all the banking operations, availability and flow of assets and liabilities, utilization of material and financial resources;
- timely prevention of negative events, detection and mobilization of internal reserves for ensuring the Bank’s financial stability, prevention of negative results of the Bank’s activities;
- organization of accounting records and accounting process ensuring fast and fair customer service, timely and accurate recording of banking operations in the accounts and reports, proper execution of documents, prevention of errors and illegal acts in the course of accounting transactions.

1.1.4. The Accounting Policy is an integral element of the system for normative regulation of the Bank’s accounting.

1.2. Procedure for accounting policy application and changes
1.2.1. The Bank’s Accounting Policy shall be approved by order of the Bank’s President — Chairman of the Board. The adopted Accounted Policy shall be applied consistently from year to year. Changes in the Accounting Policy can be made in the following cases:
- changes are made in the applicable Russian Federation laws or in the normative acts of accounting regulating authorities,
- the Bank develops new methods of accounting,
- the Bank’s operational environment changes materially.

The Bank’s Chief Accountant (an official authorized by the Chief Accountant) shall be responsible for timely implementation of changes. Approval of accounting methods with respect to new types of banking products and/or activities materially different from the previous ones or arising in the Bank’s practice for the first time shall not constitute changes in the Accounting Policy.

4

1.2.2. The provisions of this Accounting Policy shall be mandatory for all the structural subdivisions of the Parent Organization, internal structural subdivisions of the Bank’s Parent Organization (branches) and the Bank’s branches located in the Russian Federation and abroad.

1.2.3. The Bank’s internal normative acts determining accounting and document flow standards shall constitute supplements to the Bank’s Accounting Policy.
The Bank’s previously developed normative acts shall apply to the extent they do not contradict the Accounting Policy.
Operations whose peculiarities are set out in other normative acts of the Bank shall be accounted for according to the said normative acts.

1.3. Normative References
The Accounting Policy shall be formed according to the requirements of:
- Russian Federation Civil Code;
- Federal Law “On Banks and Banking Activity” dated December 2, 1990 No. 395-1;
- Federal Law “On Accounting” dated December 06, 2011 No. 402-FZ;
- Regulation by the Bank of Russia “On the rules of accounting in credit organizations located on the territory of the Russian Federation” dated July 16, 2012 No. 385-P (hereinafter — the “Rules”);
- other legislative acts of the Russian Federation, normative acts of the Bank of Russia and the Russian Federation Ministry of Finance.

1.4. Accounting Principles
The following basic principles and provisions used by the Bank in the accounting records shall be determined by this Accounting Policy:

1.4.1. Going Concern
The principle assumes that the Bank will continually function in the near future, that there exist no intention or need for liquidation or material reduction in the Bank’s activities.

1.4.2. Consistency of Accounting Rules
The Accounting Policy shall be applied consistently, from one year to another. The Bank shall be governed by the same accounting rules on a permanent basis, except for cases of material changes in the Bank’s activities or in the Russian Federation laws applicable to the Bank’s activities. If no such changes are adopted, comparability of data for the reporting period and the previous period shall be ensured.

1.4.3. Separation of Property
The property owned by the Bank and the Bank’s liabilities shall be recorded separately from the property and liabilities of its shareholders, trustors, from the property of customers and other parties.

1.4.4. Prudence
Assets and liabilities, income and expenses shall be valued and recorded reasonably in the accounting, with sufficient prudence, so that not to transfer the current risks, potentially dangerous for the Bank’s financial position, to the next periods.
The Bank’s Accounting Policy stipulates that expenses and liabilities shall be recognized more willingly than possible income and assets, without creating any hidden reserves (deliberate understatement of assets and income and overstatement of liabilities and expenses).

5

1.4.5. Timely Recording of Operations
Operations shall be recorded in the accounts on the day they are executed (the documents are received), unless otherwise stipulated by the Bank of Russia normative acts and by this Accounting Policy.

1.4.6. Separate Recording of Assets and Liabilities
According to this principle, assets and liabilities accounts shall be valued separately and shall be recorded in expanded form.

1.4.7. Valuation of Assets and Liabilities
Assets shall be entered in the accounts at their initial cost.
Subsequently, according to the Rules and other normative acts of the Bank of Russia, the Bank’s assets shall be measured (revaluated) at fair (current) value, or by making provisions for possible losses.
Liabilities shall be recorded in the accounts under the contractual terms, for the purpose of controlling their complete and timely discharge. In cases stipulated by the Rules and other normative acts of the Bank of Russia, liabilities shall also be revaluated at current (fair) value.
The provisions of this subparagraph shall not apply to revaluation of funds in foreign currencies and precious metals described in Annex 2 to the Accounting Policy.

1.4.8. Recording of Income and Expenses on Accrual Basis
Financial results of operations (income and expenses) shall be recorded in the accounts as they accrue, and not based on the fact of cash (cash equivalents) receipt or payment.
Income and expenses shall be recorded in the accounts within the period to which they refer.

1.4.9. Continuity of Incoming Balance
The balances on the balance sheet and off-balance sheet accounts at the start of the current reporting period shall correspond to the balances at the end of the previous period.

1.4.10. Priority of Content over Form
Accounting operations shall be recorded according to their economic content, and not their legal form.

1.4.11. Transparency
The reports shall accurately reflect the Bank’s operations, shall be clear for a knowledgeable user and shall avoid ambiguity in reflecting the Bank’s position.

1.4.12. Balance Sheet and Reports Preparation in Consolidated Format
The Bank shall prepare a consolidated balance sheet and consolidated reports for the credit organization in general. The daily accounting balance sheets used in the Bank’s work shall be drawn up based on secondary accounts.

1.4.13. Recording of Operations on Off-balance Sheet Accounts
Valuables and documents recorded in balance sheet accounts shall not be recorded in off-balance sheet accounts, except as otherwise provided in the normative acts of the Bank of Russia and in the Accounting Policy.

1.4.14. Consistency of Accounting Data
It is provided that analytical accounting data shall correspond to the turnovers and balances on synthetic accounts for each day, and the accounting report figures shall correspond to both synthetic and analytical accounting data.

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1.5. Organization of Accounting in the Bank
1.5.1. The head of the Bank shall organize maintaining accounting records and storage of accounting documents.

1.5.2. The Bank’s Chief Accountant shall be responsible for development of the Accounting Policy, maintaining accounting records and timely presentation of full and accurate accounting reports.

1.5.3. The Chief Accountant shall ensure control over compliance of the performed financial and business transactions with the Russian Federation laws, over property flow and discharge of liabilities and claims.

1.5.4. The Chief Accountant’s requirements regarding documentary support of financial and business operations and regarding provision of the necessary documents and information to the subdivisions that keep the accounting records shall be mandatory for all of the Bank’s employees.

1.5.5. The Bank’s accounting reporting.
1.5.5.1. The Bank shall prepare and present its reports based on the data of the Parent Organization and branches as well as the consolidated reports for the Bank in general, according to the requirements of normative acts of the Bank of Russia.
The dates for presentation of reports submitted by the branches to the Parent Organization for consolidation purposes shall be subject to normative acts of the Bank. Chief accountants of branches shall be responsible for accuracy of reports submitted by the branches to the Bank of Russia and the Parent Organization for consolidation purposes.
Presentation of reports by the Parent Organization and branches to the territorial institutions of the Bank of Russia at the balance sheet dates shall be made according to the procedure and on the dates specified by the normative acts of the Bank of Russia.

1.5.5.2. Accounting reports shall be prepared by the Bank based on synthetic and analytical accounting data. The main requirements to preparation of reports include completeness of filling-in, accuracy of the reported data and timely presentation of reports.
For accounting reporting purposes, a reporting year shall mean a calendar year — from January 1 to December 31, both dates inclusive. Accounting reports shall include all the operations recorded in the accounts during the reporting year, taking into consideration the post balance sheet date events applied and determined according to the procedure set out by the Bank of Russia. The Annual Accounting Report shall be drawn up no later than April 1 of the year following the reporting one.

1.5.5.3. The Bank’s accounting reports shall be signed by the President and Chief Accountant of the Bank (branch), or by persons acting for them in due order according to the law, or by their assistants as well as by other officials with the administrative functions whose signatures have been agreed with the territorial offices of the Bank of Russia and duly submitted to subdivisions of the Bank of Russia. The persons signing and endorsing the reports shall be responsible for their accuracy, completeness and timely presentation.

1.5.5.4. The accuracy of the Bank’s annual reports shall be subject to approval by auditing organization.

1.5.6. The Bank’s Annual Report

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1.5.6.1. The Bank’s Annual Report shall be drawn up according to the requirements of the normative act of the Bank of Russia on preparation of the annual reports.
Taking into account the requirements of the Russian Federation laws regarding joint-stock companies, of the Bank’s Charter and the terms of audit inspection, the period for preparation of the annual report for 2012 shall be determined as starting from the first working day of the new year and until April 01, 2013.
For the purpose of compiling complete and accurate information on the results of the Bank’s activity for the reporting year, the annual accounting report shall be drawn up taking into account the post balance sheet date events according to normative act of the Bank.

1.5.6.2. Annual Report shall include the following reporting forms:
- Accounting Balance Sheet (the published form);
- Income Statement (the published form);
- Cash Flows Statement (the published form);
- Statement on Capital Adequacy Ratio, Provisions for
Doubtful Loans and Other Assets (the published form);
- Information on Statutory Requirements (the published form);
- Auditor’s Opinion on the Annual Accounting Report prepared in accordance with the Federal Law No. 307-FZ dated December 30, 2008 “On audit activity”;
- explanatory note.

According to Directive No. 2089-U of the Bank of Russia dated October 08, 2008 “On the Procedure for Annual Report Preparation by Credit Organizations” (as amended) the explanatory note to Annual Report shall contain material information on the Bank, its financial situation, comparability of data for the reporting period and the previous period, valuation methods and material reporting items.

Among other things explanatory note shall contain the following information:

- on concentration of assets and liabilities of the Bank with a breakdown by items of reporting form 0409806 “Accounting Balance Sheet (the published form)” established on November 12, 2009 by Directive No. 2332-U of the Bank of Russia “On the list, forms and procedure for drawing-up and presentation of the reporting forms of credit organizations to the Central Bank of the Russian Federation” (hereinafter — form 0409806) separately for Russian Federation, CIS countries, countries from the group of developed countries, other countries as well as for particular countries where concentration of assets and (or) liabilities of the Bank is 5 percent or more of total value of assets and (or) liabilities respectively;

- on operations (transactions) with parties related to the Bank, which value exceeds five percent of balance sheet value of respective items of assets or liabilities of the Bank, recorded in form 0409806;

- on subsidiary and affiliated companies of the Bank as well as on other participants of the VTB Group, which influence on the VTB Group activities is considered significant according to normative act of the Bank on preparation of consolidated statements in accordance with Russian Accounting Rules.

1.5.6.3. The annual report for 2012 shall be drawn up based on the following synthetic accounting registers:
- Annual Accounting Balance Sheet as of January 1, 2013;
- Turnover Balance Sheet for accounts for the year;

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- Income Statement taking into account post balance sheet date events;
- Summary Turnover Balance Sheet recording post balance sheet date events.

1.5.6.4. A post balance sheet date event (hereinafter — PBSDE) shall mean a fact of the Bank’s activity which occurs within the period between the reporting date and the date of annual report preparation specified in clause 1.5.6.1 of this Accounting Policy and which influences, or may influence, the Bank’s financial position.

PBSDE confirming that the Bank’s operational conditions in the reporting year existed as of the reporting date (corrective PBSDE) shall be recorded in the accounts.
The events confirming that the Bank’s operational conditions occurred after the reporting date (non-corrective PBSDE) shall not be recorded in the accounts, but shall be disclosed in Explanatory Notes to the Annual Report if the said events affect valuation of the balance sheet items by the amount equivalent to at least 0.5% of the capital as of the reporting date.

1.5.6.5. PBSDE shall be entered and recorded in the balance sheet of the Parent Organization and in the balance sheets of the Bank’s branches within the period established by orders of the Parent Organization and branches regarding the work mode and the procedure for rendering services to customers of JSC VTB Bank and performing works aimed at closing the reporting year during the period of Annual Report preparation according to Regulation on Procedure for Recognition of Post Balance Sheet Date Events and their Recording in Annual Report in JSC VTB Bank enacted by Order No. 1092 dated December 29, 2008.

2. RULES OF DOCUMENT FLOW AND ACCOUNTING INFORMATION PROCESSING TECHNOLOGY.
2.1. The Bank’s accounting records are software-based and are kept using the Automated Banking System of the Bank’s Parent Organization and Host-Based ABS “New Athena” and Tool DataBase Management System “New Athena” of the branches of the Bank (hereinafter — “ABS”).

2.2. With respect to the operations that are accounted for using separately developed software, analytical accounting records shall be kept in the said software, with the total amounts recorded in the Bank’s balance sheet in the separate or consolidated ledger accounts.

2.3. The Bank shall account for its property, financial and business operations by means of double-entry recoding in the interrelated accounts included in the working Chart of Bookkeeping Accounts (hereinafter — the “Bank’s Chart of Accounts”) enacted by a separate order of the Bank.
The Bank’s branches shall use the Bank’s Chart of Accounts. The branches shall not be allowed to use any accounts that are not included in the Bank’s Chart.
In the Bank’s Chart of Accounts, the balance sheet secondary accounts shall be determined as only asset or only liability accounts, or without account determination. The Bank’s daily balance sheet shall not have any balances on accounts without account determination in the Bank’s Chart of Accounts as of the end of the day.

2.4. The primary accounting documents confirming the fact of operation performance shall serve as bases for making records in the accounting ledgers.
When accounting operations are carried out, the debit and credit amounts are automatically recorded in the ledger accounts and in all the related registers.

2.5. The forms of specific primary accounting records and the unified forms for accounting of tangible assets, works performed (services rendered) in the course of the Bank’s business operations and capital construction works shall be approved by separate orders of the Bank.

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The forms of primary documents for cash operations shall be approved by Instruction “On the procedure for cash operations in JSC VTB Bank “ enacted by Order of the Bank No. 682 dated August 1, 2005.

2.6. Settlement documents with respect to operations in the currency of the Russian Federation (hereinafter — the Russian Federation currency) related to transferring/writing-off funds to customers, collectors, contractors/from the customers’ accounts (hereinafter — the Orders) shall be drawn up with regard to details and according to forms set forth by normative acts of the Bank of Russia within the framework of used forms of non-cash settlements.

Orders (in form of applications, notifications, notices drawn up in cases stipulated by Regulation of the Bank of Russia No. 383-P “On Rules of Funds Transfer” dated June 19, 2012, as well as in form of applications drawn up in accordance with the laws for the purposes of funds collection) for which the list of details and forms were not stipulated by normative acts of the Bank of Russia shall be drawn up within the framework of forms of non-cash settlements including details and according to forms set forth by the Bank allowing to transfer funds or according to forms set forth by the Bank or recipient of funds as agreed upon with the Bank.

Settlement documents with respect to operations in foreign currency related to transferring/writing-off funds to customers, contractors/from the customers’ accounts shall be drawn up with regard to details and according to forms stipulated by normative acts of the Bank of Russia within the framework of used forms of non-cash settlements, as well as forms of documents stipulated by internal normative acts of the Bank.

If the Bank (the Bank’s branch) acts as payer or recipient, settlement operations on bank accounts, deposit accounts (deposits) in the Russian Federation currency opened with the Bank (branches of the Bank) may be recorded as warrant according to form OKUD (All-Russia Classifier of Management Documentation) 0401067 (hereinafter — the warrant) unless otherwise stipulated by normative acts of the Bank of Russia, of the Bank or by standalone agreements with customers of the Bank1.

The warrant may be drawn up in hard copy or in electronic form. The warrant may be generated by the means of software while processing accounting and operational information.
The warrant may be drawn up in electronic form on the basis of primary accounting documents executed in hard copy.

If there is no correspondence of accounts in primary accounting documents under which an operation subject to recording was filed, then accounting entry shall be recorded as memorial slip according to form OKUD 0401108 (hereinafter — the memorial slip).

The memorial slip may be drawn up in hard copy or in electronic form. The memorial slip may be generated by the means of software while processing accounting and operational information.
The memorial slip may be drawn up in electronic form on the basis of primary accounting documents executed in hard copy.

____________________

1 Because of differences in adjustability of software used in the Bank’s subdivisions (hereinafter – SW) the warrants method is applied as it is deployed in each particular SW.

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While drawing up memorial slip empty fields may be used for filling out the following values as may depend on nature of operation:
- field (5) - for filling out number of pages at the first page of multipage memorial slip,
- field (9a) - for filling out sum of foreign currency/grams of precious metals specifying symbol code of foreign currency/precious metal;
- field (14) - for filling out cash transaction code according to Directive No. 2332-U of the Bank of Russia “On the list, forms and procedure for drawing-up and presentation of the reporting forms of credit organizations to the Central Bank of the Russian Federation” dated November 12, 2009;
- field (15) - for filling out value date;
- field (20) - for filling out details which allow to unambiguously identify electronic document.

Numbering of memorial slips shall be made based on settings of software used.

Drawing up operations on accounts of Balance Sheet Chapter “E” shall be made with the use of memorial slips approved by “Instruction on depositary operations”, enacted by Order of the Bank No. 443 dated August 17, 2009.

Cash operations of acceptance/withdrawal of valuables recorded on off-balance sheet accounts shall be reflected with the use of acceptance/withdrawal memorial slips according to forms stipulated by Instruction “On the procedure for cash operations in JSC VTB Bank” enacted by Order No. 682 dated August 1, 2005.

2.7. Document flow procedure with regard to particular kinds of operations (operations with plastic cards, conversion operations, credit operations, operations with securities and others) shall be set forth by the respective normative acts of the Bank.

2.8. The duration of transaction time in subdivisions of the Parent Organization shall be determined by order of the Bank, while branches shall determine the said time independently, based on orders of the branches.
Transaction time shall mean the period of time within the working day established by the Bank for rendering services to customers (legal entities and individuals).
Transaction day shall mean a period of time within the working day including transaction time and the time for recording the daily operations, taking into account the Bank’s processing of the last tour of payments received in rubles and the nostro account statements, preparation of daily balance sheet.

2.9. Orders for transfer of funds (write-off, crediting) accepted from customers during the transaction time, shall be drawn up and recorded in the accounts on the very same day, unless otherwise provided by the contract signed between the Bank and its customer.
The funds that have been written off the customers’ accounts according to their instructions and that are to be transferred as intended on the dates other than the dates of making entries in the customers’ accounts (considering currency valuation, document acceptance for out-of-town settlements by branches of the Bank of Russia etc.) shall be recorded in the appropriate outstanding accounts until the date of funds transfer.

While making cross-border funds transfers, the orders of the customers which are to be executed on the value date stipulated by the agreement shall be recorded on off-balance sheet account No. 90909 “Orders of customers accepted for execution under which monetary funds were not written-off of bank accounts” (if there are funds available on the customer’s account) prior to the date of transfer.

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2.10. Opening and closing of ledger accounts shall be recorded in Current Accounts Register.
Current Accounts Registers shall be kept in the structural subdivisions of the Bank’s Parent Organization if their activities include opening, maintenance and closing of ledger accounts, as well as in the Bank’s branches.
Several Current Accounts Registers may be kept, with mandatory continuous numbering of each sheet in all the Registers.
Current Accounts Register shall be kept in electronic form subject to application of certain measures for information protection from unauthorized access and its signing by handwritten signature analogues: in the Parent Organization — of the manager and the authorized accountant of the corresponding structural subdivision, in the branch — of the manager/assistant manager of the branch and the chief accountant/assistant chief accountant. Separate sheets shall be opened in the Current Accounts Register for each secondary account number and name.
On the 1st day of each year following the reporting one, the Current Accounts Register shall be printed out and shall include the accounts current as of January 1st.

The sheets of the Current Accounts Register shall be numbered, bound, sealed and signed in the Parent Organization — by the manager and the authorized accountant of the corresponding structural subdivision, in the branch — by the manager/assistant manager and the chief accountant/assistant chief accountant.
The Current Accounts Registers formed in structural subdivisions of the Parent Organization shall be signed and then sent to the Bank’s Central Accounting Department.
During the year, the electronic Current Accounts Register (or its certain sheets) may be printed out upon specific requests.

Separate lists of current and closed accounts shall be prepared in electronic form on a daily basis which shall be signed by handwritten signature analogues: in the Parent Organization — of the manager and the authorized accountant of the corresponding structural subdivision, in the branch — of the manager/assistant manager of the branch and the chief accountant/assistant chief accountant.

If there is no opportunity for storage of lists of current and closed accounts in electronic form they shall be printed, signed by the manager/assistant manager, chief accountant or assistant chief accountant and stored in hard copy.

2.11. Formation of accounting registers with respect to the Parent Organization, each branch and formation of consolidated accounting registers with respect to the entire Bank, the procedure and frequency of their printouts, and the procedure for forming daily accounting records shall be subject to Regulation “On the procedure for reconciliation of analytical and synthetic accounting data and formation of daily accounting records with respect to balance sheet and off-balance sheet accounts, custody accounts, futures transaction accounts in JSC VTB Bank” enacted by Order of the Bank No. 588 dated September 6, 2002.

2.12. Ledger accounts shall be formed by means of software using the Bank’s ABS, kept in the form of electronic databases, they may be printed out in order to be stored in hard copy or stored in electronic form (without their printing out) in accordance with the procedure set forth by the normative act of the Bank of Russia “On storage in credit organization of certain electronic documents related to drawing up accounting, settlement and cash operations (hereinafter — DEF (documents in electronic form)) in the process of organization of accounting” and by normative act of the Bank stipulating the requirements for organization of storage of DEF.

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2.13. Ledger accounts of operations (transactions), which primary accounting documents are subject to storage over ten years, shall be printed out and stored in hard copy. Ledger accounts related to such operations shall be printed out upon their occurrence, no later than the next working day following performance of the operation, and transfer for storage shall be made according to the procedure set forth by the normative act of the Bank.

2.14. The procedure for issuance of ledger account statements to customers and frequency thereof shall be set forth based on applications of customers under bank account agreements or in accordance with agreements entered into, in hard copy or in electronic form (via channels of communications or using various information media).

Ledger account statements of individuals shall be printed out upon the customer’s request.

Ledger account statements with regard to bank accounts of the customers for the last working day of the year (as of January 1 of the year following the reporting year) as well as in other cases provided by the laws of the Russian Federation shall be issued to the customers in hard copy.

2.15. Statements of ledger accounts of the Bank’s branches shall not be printed out, but sent to the branches via the SWIFT system on the following working day after an operation was conducted with respect to accounts of internal bank claims and liabilities.

2.16. The Bank shall store the primary accounting records, accounting registers and reports according to the procedure established by the Bank’s normative acts. Such documents shall be stored in electronic form in accordance with normative act of the Bank stipulating the requirements for organization of storage of DEF, also setting forth the procedure for formation and storage of DEF, specific list of DEF, their storage periods.

Accounting documents, accounting registers and registers of accounting statements for which standard period of storage is over 10 years, shall be printed out and stored in hard copy. If records are transferred to archives, they shall be drawn up in compliance with the requirements set out in the “Instruction on records management in JSC VTB Bank” enacted by Order of the Bank No. 320 dated October 30, 2000.

2.17. The procedure for storage of agreements on credit, leasing and renting operations shall be determined in the “Rules on storage in the vaults of the Parent Organization and branches of JSC Vneshtorgbank of the original counterparts of credit agreements and related contracts signed with individuals” enacted by Order of the Bank No. 945 dated December 25, 2002 and in Instruction “On the procedure for centralized recording, storage and organization of use of the original counterparts of contracts and agreements entered into by JSC VTB Bank” approved by Order of the Bank No. 11 dated January 20, 2011.

3. ACCOUNTING OF BUSINESS OPERATIONS

This section shall determine the procedure for accounting of business operations. In accounting of business operations, the Bank shall be governed by the normative acts of the Bank of Russia. If no normative acts of the Bank of Russia are available with respect to a specific issue of organization and maintenance of business operations accounting, the Bank shall be governed by the main principles and rules set out in the normative acts of the Russian Federation Ministry of Finance and the Tax Code of the Russian Federation (hereinafter — the Tax Code).

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The acquired property (including fixed assets and intangible assets), works and services shall be recorded in the accounts at their acquisition cost, excluding the amount of VAT paid at acquisition.

3.1. Fixed Assets and Intangible Assets
3.1.1. Fixed Assets include the property which has a useful life of over 12 months, is beneficially owned by the Bank and used by the Bank as the facilities for rendering services, organizational management and in cases stipulated by sanitary-hygienic, technical-operational and other special technical norms and requirements.
Fixed assets shall also include:
- capital investments in leased fixed assets, if, according to the lease terms, the said capital investments are owned by the lessee;
- land plots owned by the Bank.

3.1.2. Facilities valued under 40 000 rubles (VAT excluded), irrespective of their useful life, shall not be recorded as fixed assets.

3.1.3. Alarm and telecommunication facilities (not included in the cost of the building during construction) shall be recorded as fixed assets or inventories, depending on their cost.

3.1.4 Fixed assets shall be accounted for at their initial cost in rubles at the moment of their purchase or other acquisition, unless otherwise provided by the normative acts of the Bank of Russia and by other normative and legal acts of the Russian Federation.
The initial cost of the property acquired for a fee, including used property, shall mean the amount of actual costs of construction (building), making (production), acquisition, delivery and finishing-up of property so that it is fit for use.
The actual costs of construction (building), making (production), acquisition, delivery and finishing-up of property so that it is fit for use shall include:
- amounts paid under the contract to the supplier (seller) and the amounts paid for delivery and storage of property (directly related to acquisition) and for finishing-up of property so that it is fit for use;
- amounts paid for works under construction contract and other contracts (including amounts paid for preparation of design and estimate documentation, for mounting, assembly and installation);
- amounts paid for information and consulting services (including those provided by realtors) connected to acquisition of property;
- customs duties, customs fees and other charges and payments directly related to acquisition of property, state duty paid in accordance with the laws of the Russian Federations in connection with registration of ownership of movable property and real estate prior to putting facilities into operation;
- fees paid to brokerage organizations (other persons) directly related to property acquisition;
- representation (in full) and travel (within the limits set by the laws) expenses directly related to acquisition of property;
- expenses on certification or valuation of property (including the materials used in creation of property) carried out in connection with the acquisition, construction (building), making (production) of the property;
- other costs directly related to acquisition, construction (building), making (production) of the property.

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The initial cost of property received as contributions to the Bank’s authorized capital shall constitute the monetary value of the said property agreed by the founders (shareholders) and determined according to the procedure set out in the Bank’s Charter. The Bank’s expenses on delivery of items and their finishing-up so that they are fit for use shall be referred to increase in the initial cost of items.
The initial cost of property received under a gift contract or in other cases of free acquisition as well as under contracts stipulating discharge of obligations (payment) in non-monetary resources shall constitute the market price of the property determined according to provisions of Article 105.3 of the Russian Federation Tax Code as of the date when the said fixed assets are recorded in the accounts. The expenses on delivery of the said fixed assets and their finishing-up so that they are fit for use shall be referred to an increase in their value.
The initial cost of property that had been leased and then bought out from the landlord shall mean the purchase price stipulated by the rent (leasing) contract and the act of transfer and acceptance, or the price under the act of transfer and acceptance in accordance with the landlord’s balance sheet value of the facility (if the contract does not specify the purchase price).

3.1.5. The property acquired as a result of transactions under settlement or pledge agreements before making a decision in accordance with established procedure as to disposal of the said property, its use in own activities or conversion into real estate temporarily not used in core activities as well as facilities previously classified as real estate temporarily not used in core activities which value has been transferred from respective accounts while making decision as to its disposal, shall be recorded on account No. 61011 “Non-Current Inventories”; the amount of VAT paid, if any, shall be posted on account No. 60310 “Value-Added Tax Paid”.
When non-current inventories are directed for use in own activities, their cost shall be determined taking into account their market value according to provisions of Article 105.3 of the Russian Federation Tax Code. The difference between the balance sheet cost of non-current inventories and their market value shall be recorded in the Bank’s income and expense accounts.

Conversion of non-current inventories into real estate property temporarily not used in core activities shall be made at acquisition cost.

The property facilities previously classified as real estate temporarily not used in core activities which value has been transferred from respective accounts while making decision as to its disposal, shall be recorded on account No. 61011 “Non-Current Inventories” at residual value.

3.1.6. Fixed assets shall be accounted for in rubles (rounded only upward). Each unit of fixed assets shall be rounded separately. The rounded amount in kopecks shall be referred to a separate ledger account of the Bank’s income.

3.1.7. Changes in the initial cost of fixed assets are allowed in cases of extension, further equipping, reconstruction, technical upgrading, modernization, revaluation or partial liquidation of the appropriate items.
The expenses on extension, further equipping, modernization, reconstruction and technical upgrading of a fixed asset, immediately after the above works are completed, shall increase the initial cost of the asset if the above works increase (improve) the initially approved normative performance indices for the fixed asset (its useful life, capacity, quality of use, etc.).
In case of replacement of certain parts of equipment, vehicles and other fixed assets which accompanies modernization or technical upgrading and which does not result in an improvement (increase) of the initially approved normative performance indices for the fixed asset, the cost of works performed and spare parts installed shall be written off to repair expenses.

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In case of improvement (increase) of the initially approved normative performance indices for the fixed asset due to replacement of certain parts which accompanies modernization or technical upgrading, the cost of asset shall increase by the cost of the new spare part and the replacement works. In this case, the old spare part fit for future use shall be posted to account No. 610 at the price of possible use (realization) determined by an independent appraiser or by the Bank’s specialists on property valuation, in correspondence to income account No. 70601 symbol of profit and loss statement (hereinafter — PLS symbol) 16306.
Replacement of the inoperable (broken) component of equipment, vehicles and other fixed assets shall always constitute repairs of the said items, that is why the costs arising, irrespective of the changes in the initially approved normative performance indices, shall be recorded as fixed assets repair expenses.
During further equipping of fixed assets, the new parts shall be accounted for in the following order:
- as separate items, if the initially approved normative performance indices for the fixed asset do not improve (increase) (for instance, alarm system installed on a car);
- as increase in the asset’s value (along with other expenses on further equipping) if the initially approved normative performance indices for the asset improve (increase).

3.1.8. The Bank shall revaluate real estate property according to the Russian Federation laws and by resolution of the Bank’s management no more often than once a year at the reporting year-end, as of January 1 of the year following the reporting one) at its current (replacement) cost by means of direct recalculation based on the market prices confirmed documentarily by an independent appraiser organization and additional calculation of amortization using the recalculation factor.
If a decision is made to revaluate certain groups of similar assets, subsequently the said assets shall be revalued on a regular basis so that their value in the accounting records and reports shall not differ materially from their current (replacement) cost. Certain groups of similar fixed assets, including those recorded in the balance sheets of the Bank’s branches, shall be revaluated in the balance sheet of the Bank’s Parent Organization and in the balance sheets of branches; the said revaluation shall be recorded as a PBSDE.
In case of retirement or disposal of fixed assets in the Parent Organization, the revaluation amount shall be transferred to a separate ledger account of balance sheet account No. 10801 “Undistributed Profit”. In case of retirement or disposal of fixed assets held by the branch, the revaluation amount shall be transferred by the branch to the Parent Organization, to a separate ledger account of balance sheet account No. 10801 “Undistributed Profit” through accounts of internal bank claims and liabilities related to distribution (redistribution) of assets, liabilities, capital.

3.1.9. Intangible assets include acquired and/or created by the Bank results of intellectual activity and other intellectual property items (exclusive rights to the above) used in performance of works, provision of services or for administration purposes for a long time (over 12 months), irrespective of their cost.
For an item to be recognized as an intangible asset for accounting purposes, all of the following conditions must be met:
- the item must be capable of bringing economic benefits (income);
- duly executed documents must be available confirming the existence of the intangible asset and/or the owner’s exclusive right to the results of intellectual activity or the means of individualization - patents, certificates, other protective documents, agreement on assignment (acquisition) of patent or trademark;
- availability of documents confirming transfer of exclusive right without a contract;

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- restriction of access by other persons to the said economic benefits (control over the item);
- the possibility of item separation from other assets (asset identification);
- lack of tangible physical form of the item;
- initial cost of the item can be determined accurately.

In particular, intangible assets include the following:
- exclusive right of the patent holder to the invention, industrial sample, useful model;
- exclusive right of the author and other right holder to use computer software, database etc.;
- exclusive right to trademark or service mark.

Intangible assets shall be accounted for at their initial cost, determined as follows:
- for items acquired for a fee — based on the actual expenses on acquisition of items and their bringing into serviceable condition, excluding VAT;
- for items received free of charge — at the market price of the intangible asset determined according to the provisions of Article 105.3 of the Russian Federation Tax Code as of the date when intangible assets are recorded in accounts. The expenses on delivery of the above assets and their finishing-up so that they are fit for use shall be referred to increase in their cost;
- for items created using own resources — based on the actual production costs accounted for as expenses, excluding VAT and other taxes.

The initial cost of intangible assets at which they are recorded in the accounts shall not be subject to change, except for cases stipulated by the Russian Federation laws and by the Rules.

3.1.10. The date of the Bank’s acquisition of fixed asset or intangible assets based on ownership right shall be determined according to the transfer and acceptance acts, acceptance consignment notes or other documents provided for the Russian Federation laws or agreements.

3.1.11. Valuation of property, works and services acquired with foreign currency through advance payment transfer (100% advance payment) prior to supply of inventories, performance of works and rendering of services upon the receipt of primary accounting documents confirming supply of inventories, performance of works (rendering of services) shall be carried out on the respective accounts of property or accounts of expenses and income related to performance of works (rendering of services) in rubles of the Russian Federation (hereinafter — RF rubles) at the exchange rate of the Bank of Russia effective as of the date of advance payment transfer.
If partial payment in the form of advance payment and final settlement after the receipt of inventories, performance of works (rendering of services) are stipulated by the terms and conditions of property supply (acquisition) contract, then the cost of property, amount of income (expenses) shall be reflected in the accounting records:
as related to advance payment - in RF rubles at the exchange rate of the Bank of Russia effective as of the date of advance payment transfer;
as related to the remaining part - at the exchange rate of the Bank of Russia as of the date of property ownership rights transfer or at the date of recognition of expenses (income) related to performance of works (rendering of services).

3.1.12. The property (works, services) which was acquired under a contract containing terms of application of embedded derivatives inseparable from the main contract (hereinafter — IED) and which had been fully paid for in the Russian Federation currency shall be recorded in the accounts in the amount of the payment made in the Russian Federation currency.

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If cost of inventories (works, services) is set forth by the contract in foreign currency, and the settlements are carried out on terms of 100-percent advance payment in rubles of the Russian Federation (hereinafter — RF rubles) at the exchange rate as of the date of payment and on terms of provision by the contractor of primary confirmation documents, invoices drawn up in foreign currency, then the respective operations shall be recorded on accounts in RF rubles, including on account No. 60310, based on the exchange rate the payments have been made at; no revaluation of balances of receivables accounts shall be made.

In case of full or partial advance delivery (within the framework of the contract) of property (works, services) under IED contracts on terms of partial advance payment, the cost of the property (works, services) acquired in the Russian Federation currency shall be determined as the total of advance payments in RF currency recorded on account No. 60312 or No. 60314 and the accounts payable in the Russian Federation currency, calculated according to IED as of the date of property delivery (acceptance of works, services).
On the date of supply of property (acceptance of works, services) the Bank’s balance shall reflect accounts payable to the amount of additional payment to final settlement. If the date of supply of property (acceptance of works, services) is inconsistent with the date of transfer of funds, then the amount of accounts payable shall be revaluated using IED.

3.1.13. Fixed and intangible assets shall be accounted for in the Bank according to Instruction “On the procedure for accounting in JSC VTB Bank of fixed assets, intangible assets, inventories, real estate temporarily not used in core activities and capital investments” enacted by Order of the Bank No. 490 dated September 02, 2009.

3.1.14. Analytical accounting of fixed assets, intangible assets, non-current inventories, amounts of fixed assets revaluation, real estate temporarily not used in core activities shall be carried out within special software according to the procedure set out in paragraph 2.2 of the Accounting Policy broken down by inventory items.
An inventory item of fixed assets shall mean an item with all the fixtures and fittings, or a separate structurally autonomous item designated to perform specific independent functions, or an autonomous set of structurally interconnected objects constituting a unified whole and designated to perform certain work. Each object included in the set can function only as part of the set, not independently.
If an item has several parts with various useful lives, each part shall be accounted for as an independent inventory item. Replacement of each part shall be recorded as retirement and acquisition of an independent inventory item.

3.2. Procedure for accrual of amortization of fixed and intangible assets
3.2.1. The costs of fixed assets and intangible assets with a certain useful life shall be redeemed by accrual, using straight-line method, of amortization charges and their writing-off as the Bank’s expenses within the standard useful life of assets.

3.2.2. The useful life of fixed assets received prior to January 1, 2002 shall be determined according to “Uniform norms of amortization charges for complete recovery of fixed assets of the USSR economy”, approved by Decree No. 1072 of the Council of Ministers of the USSR dated October 22, 1990.

3.2.3. The useful life of fixed assets received from January 1, 2002 to January 1, 2004 shall be determined according to “Classification of fixed assets included in amortization groups” (hereinafter — the “Classification”) approved by Decree No. 1 of the Russian Federation Government “On classification of fixed assets included in amortization groups” dated January 1, 2002. The useful life shall be determined when the facility is put into operation and shall be based on the maximum useful life for the corresponding amortization group.

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3.2.4. The useful life of fixed assets received after January 01.01.2004 (except for real estate property) shall be determined according to the Classification. The useful life shall be determined when the facility is put into operation and shall be based on the minimum useful life for the corresponding amortization group increased by one month.
With respect to fixed assets that are not mentioned in the Classification, the useful life shall be determined by the Bank according to the technical specifications and recommendations of manufacturers, as well as according to Instruction “On the procedure for amortization accrual with respect to fixed assets and intangible assets used in JSC VTB Bank” enacted by Order No. 266 dated May 13, 2009.
The useful life of real estate property shall be determined according to the Classification for each property item individually, based on decision of the Committee on commissioning and use of tangible assets acquired according to the procedure established in the Bank.
The useful life (amortization rate) of fixed assets that were operated by former owners shall be calculated based on the minimum (and in case the actual operating life is exceeded — based on the maximum) useful life established for the appropriate group in fixed assets Classification, less the number of months when the said property was operated by former owners.
The period during which a fixed asset was operated by former owners shall be confirmed documentarily by the act of transfer and acceptance approved by manager of the transferring organization and by the Bank’s authorized person as well as by technical documentation for the item (technical passport of a building, vehicle registration certificate, certificate on technical condition etc.).
If the period of actual operation of the fixed asset by former owners is equal to or exceeds the maximum useful life established for the appropriate group in fixed assets Classification, or if the above-mentioned documents regarding the acquired used fixed asset are unavailable, the useful life of the said asset shall be determined by the Bank taking into account the following:
- expected operating life of the asset in the Bank in accordance with the expected productivity or capacity;
- expected physical depreciation;
- normative, legal and other restrictions as to the use of the said asset, including the safety requirements and other factors, but no less than 13 months.

3.2.5. Amortization charges accrual shall be suspended with respect to fixed assets undergoing reconstruction and modernization (at least for 12 months) and fixed assets put into storage (at least for 3 months). If an asset is removed from storage, amortization shall accrue according to the procedure that was effective prior to putting the asset into storage. Decision on putting a facility into storage (removal from storage) shall be executed as order of the Bank’s Parent Organization (branch).

3.2.6. With respect to reconstructed or modernized fixed assets whose residual value is equal to zero and whose useful life has expired, amortization shall accrue based on the reconstruction/modernization costs and the new useful life established for the given group according to the Classification and the Accounting Policy.

3.2.7. With respect to housing facilities, amortization shall not accrue for balance sheet accounts. With respect to housing facilities, depreciation shall accrue, which shall be recorded on off-balance sheet account No. 91211 “Depreciation of housing facilities and land improvement facilities”. Depreciation shall accrue according to the same procedure as amortization.

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3.2.8. Amortization charges with respect to fixed and intangible assets with a specific useful life shall accrue starting from the first day of the month following the month when the said assets were put into operation.

3.2.9. With respect to revaluated fixed assets, amortization shall accrue starting from January 1st of the reporting year, based on the replacement cost of assets and taking into account the revaluation carried out.

3.2.10. With respect to retired fixed assets, amortization accrual shall cease starting from the first day of the month following the month when the retirement took place.

3.2.11. Amortization charges shall accrue until full redemption of the cost of asset, or until the asset is written off the Bank’s balance sheet.
With respect to intangible assets amortization accrual shall cease starting from the first day of the month following the month when the decision was made to sell the intangible asset.

3.2.12. With respect to intangible assets, amortization shall accrue according to the rates calculated by the Bank based on the initial cost and useful life of the corresponding intangible asset.
Unless otherwise set out in the Accounting Policy, the estimated useful life of an intangible asset shall serve as the basis for establishing the amortization rates. The useful life of such intangible assets as rights of use, patents etc. may be equal to the validity periods of the said assets determined by the agreements.
If no information on the useful life of intangible assets is provided in the primary documents, the useful life shall be determined according to the technical specifications and recommendations of the manufacturers with a view to a ten-year period, but no longer than the period of the Bank’s activity, and shall be approved by the committees on commissioning of facilities, with the membership of such committees approved by order of the Bank.
The Bank shall annually check whether the useful life of intangible assets needs adjustment. In case the period of asset use by the Bank changes significantly, the useful life shall be adjusted based on the expert opinion of specialists. The useful life of intangible asset may be changed starting from January 1 of the year following the year when a decision to adjust the useful life was made. After the change of the intangible asset’s useful life, amortization charges shall be made with regard to remaining useful life.

3.2.13. Intangible assets whose useful life cannot be determined reliably shall be considered intangible assets with undetermined useful life. No amortization shall accrue with respect to intangible assets with undetermined useful life that were recorded in the accounts starting from January 1, 2009.
With respect to intangible assets with undetermined useful life, the Bank shall annually review the factors confirming the impossibility to determine reliably the useful life of the said assets. If the said factors cease, the Bank shall determine the useful life of intangible asset and the amortization procedure. The intangible asset’s useful life and amortization mode shall be applied starting from January 1 of the year following the year when the decision was adopted to set the useful life and to accrue amortization.

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3.2.14. During the reporting year, the amortization charges with respect to fixed and intangible assets shall accrue on a monthly basis and shall be equal to 1/12 of the annual amount.

3.2.15. The maximum amount of amortization accrued shall be equal to the balance sheet value of a facility/item (or the replacement cost, if the facility has been revalued).

3.3. Procedure for accounting of capital investment costs
3.3.1. Capital investments include the costs of construction (building), making (production) and acquisition of fixed and intangible assets as well as the costs of extension, further equipping, modernization, reconstruction and technical upgrading of fixed assets.

3.3.2. Prior to commissioning, the capital investment facilities shall not be included as part of fixed assets and intangible assets. The costs related to the above facilities, VAT excluding, shall be recorded as capital investments on account No. 60701 “Investments in construction (building), making (production) and acquisition of fixed assets and intangible assets” and No. 60702 “Equipment for installation”.

Account No. 60702 “Equipment for installation” shall reflect equipment to be installed, which is put into operation only after assembly of its parts and basing on foundation or poles and other bearing constructions of buildings and structures. Such equipment shall include control and measuring apparatus or other apparatus to be mounted as a part of equipment being installed. Classification of equipment to be mounted shall be made based on opinion of installation technicians or based on contracts being entered into with third parties organizations on equipment installation.
If under supply agreement mounting, installation, adjustment and other works related to installation of acquired equipment are performed by third party organization prior to transfer of equipment to the Bank, then expenses connected with acquisition of equipment and its installation shall be recorded on account No. 60701 based on the act of transfer and acceptance of works, expenses shall not be recorded on account No. 60702.

Expenses of credit organization connected with erection (construction) of facilities intended for transfer to temporary possession and use or to temporary use under one or several lease contracts, except for financial lease (leasing) shall be recorded on account No. 60705 “Investments to erection (construction) of real estate properties temporarily not used in operating activities”.

3.3.3. The commissioning acts for completed facilities shall specify the value characteristics for each fixed or intangible asset entered in the books, or the amounts of increased value for a fixed asset that was entered in the books earlier, but has been reconstructed, modernized, rebuilt etc.

3.3.4. Capital investments shall be accounted for in the Bank according to Instruction “On the procedure for accounting in JSC VTB Bank of fixed assets, intangible assets, inventories, real estate temporarily not used in core activities and capital investments” enacted by Order of the Bank No. 490 dated September 02, 2009, Regulation “Accounting of capital investments related to construction, reconstruction and modernization of fixed assets. Accounting of costs related to capital repairs” enacted by Order of the Bank No. 796 dated September 27, 2004.

3.3.5. Analytical accounting of capital investments shall be carried out in separate software (for each fixed assets item) according to the procedure set out in paragraph 2.2 of the Accounting Policy.

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3.3.6. Capital investments related to permanent improvements of leased property shall be recorded, until the facility commissioning, on the Bank’s balance sheet account No. 607 “Investments in building (construction), making (production) and acquisition of fixed assets and intangible assets” on separate ledger accounts opened for each facility.

3.3.7. If under the terms of lease contract the capital investments in leased fixed assets do not constitute the Bank’s property and are not subject to compensation by the landlord, following completion of capital works and based on the commissioning act, the costs shall be written off:
- as deferred expenses, if the amount of capital investment costs exceeds 5,000,000 rubles, with subsequent staged writing-off within the lease contract term;
- non-recurrently, as the Bank’s expenses, if the amount of capital investment costs does not exceed 5,000,000 rubles.

3.4. Accounting of inventories
3.4.1. The following tangible assets (except for those recorded as fixed assets) used for provision of services, for administrative, business and social needs shall be recorded as inventories:
- items valued at no more than 40,000 rubles (VAT excluded) per unit as of their acquisition dates, irrespective of their useful lives;
- items with a useful life of up to one year, irrespective of their value;
- spare parts;
- materials;
- special clothing and footwear;
- fixtures and fittings;
- stationery;
- publications;
- non-current inventories;
- returnable containers.
3.4.2. Inventories shall be referred to this or that kind depending on their use and technical features, according to the Russian Federation laws and the Bank’s Chart of Accounts.
Non-current inventories shall include the property acquired by the Bank as a result of transactions under settlement or pledge agreements before making a decision by the Bank as to disposal of the said property or its use in own activities or conversion into real estate temporarily not used in core activities as well as facilities previously classified as real estate temporarily not used in core activities which value has been transferred from respective accounts while making decision as to its disposal.

3.4.3. Inventories shall be accounted for at their actual value determined based on the actual acquisition costs, excluding VAT paid to suppliers.
Returnable containers shall be accounted for based on their collateral value subject to the terms of agreements.

3.4.4. Valuation of inventories acquired in foreign currency shall be made in RF rubles according to the procedure set forth by clause 3.1.12 of this Accounting Policy.
Inventories valued in foreign currency under the contract but acquired with RF rubles shall be valued in RF rubles by means of converting the foreign currency amount using the exchange rate set by the Bank of Russia as of the date of the document on which asset recognition in the accounts is based according to the procedure set forth by clause 3.1.11 of this Accounting Policy.

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3.4.5. The inventories received by the Bank shall be taken on charge in the warehouse and shall be recorded on the corresponding inventory accounts.
The inventories which have been obtained during disassembly of reconstructed facilities and which are fit for further use or disposal shall also be taken on charge in the warehouse and recorded in the accounts. The inventories which have been obtained during disassembly of reconstructed facilities and which are fit for further use or disposal shall be valued based on the market value, determined according to Article 105.3 of the Russian Federation Tax Code, with the valuation performed by the initiating subdivision.
Tangible assets shall be taken on charge, transferred for operation or written off based on the acts executed, signed and approved according to the procedure established in the Bank.

3.4.6. Inventories (except for non-current ones) shall be written off as the Bank’s expenses according to the following procedure:
- tangible assets spent for maintenance and repair of buildings, equipment and fixtures – based on material requisition submitted by the Bank’s subdivisions and respective Acts;
- publications, including periodicals (except for newspapers and magazines) and reference books, including recordings on magnetic and other media – based on material requisitions of inventories from warehouse irrespective of the cost;
- stationery, materials for money packaging, paper, blank forms, cartridges, cassettes, diskettes and other consumables – based on material requisitions submitted to the warehouse by the Bank’s subdivisions, irrespective of the cost;
- advertizing materials, promotional items – based on Acts of issuance of advertizing and promotional materials;
- equipment, computers, office machines, video and audio devices, furniture, special banking equipment valued below the established norm for fixed assets (VAT excluded) — based on duly executed Commissioning Acts;
- other inventories not mentioned above valued up to 1000 rubles (inclusively) per item (exclusive of value-added tax) – based on material requisition submitted by the Bank’s subdivisions;
- other inventories that are not mentioned above valued at more than 1001 rubles but less than 40000 rubles (both inclusively) per unit (exclusive of value-added tax) – based on duly executed Commissioning Acts or Acts for consumables/inventories write-off.

3.4.7. Inventories valued at more than 10,000 rubles but less than 40,000 rubles (both inclusive) per unit (exclusive of value-added tax) put into operation subject to commissioning certificates shall be accounted for extrasystematically broken down by individual items and accountable officers.
Besides, extrasystematic accounting shall be kept related to the following property valued from 1001 rubles to 10,000 rubles (both inclusive) (exclusive of value-added tax): safe boxes, upholstered furniture, tables, chairs, armchairs, sets of kitchen furniture, wardrobes, bed boxes, cashier equipment, plastic card equipment. In order to exercise control over integrity of the property, the above list may be supplemented subject to a separate decree of the Bank.
The discarding of these inventories from extrasystemic accounting due to impossibility of further operation for the reasons of failure, loss of commercial quality, etc. shall be performed subject to a certificate of unserviceability.

3.4.8. Similar (identical) inventories acquired at different prices and written-off at commissioning shall be valued at their unit prices.

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3.4.9. Property shall be written off the non-current inventories account if the said property is disposed of, or if a decision has been made to allocate the property acquired under settlement or assignment or pledge agreements for use in own activities or for conversion into real estate temporarily not used in core activities.

Unserviceable property recorded in the account of non-current inventories prior to making decision as to its disposal or use in own activities shall be subject to writing off the balance sheet according to established procedure due to impossibility of its recovery and intended usage.

3.4.10. Inventories shall be accounted for in the Bank according to Instruction “On the procedure for accounting in JSC VTB Bank of fixed assets, intangible assets, inventories, real estate temporarily not used in core activities and capital investments” enacted by Order of the Bank No. 490 dated September 02, 2009.

3.5. Accounting of deferred income and expenses
3.5.1. Ledger accounts for deferred income and expenses as related to recording of interest income/expenses, for commission fees/charges related to lending operations shall be opened on balance sheet accounts No. 61301 “Deferred income from lending operations” and No. 61401 “Deferred expenses on lending operations” respectively. Ledger accounts for deferred income and expenses from business operations and other operations shall be opened on balance sheet accounts No. 61304 “Deferred income from other operations” and No. 61403 “Deferred expenses on other operations” respectively.

If the amounts are referred to deferred income (expense) accounts, a calendar year shall constitute a reporting period. For the purpose of uniform recording on income (expense) accounts of current reporting period of amounts recorded on deferred income (expense) accounts, a calendar month shall be set as the time interval.
Analytical records shall be maintained broken down by each contract.

3.5.2. Deferred income shall include lump sums received for works and services in the current reporting period (its current time interval) but referring to the future period and (or) subsequent time intervals of the current reporting period:
- received rent payments;
- received lease payments;
- amounts for information and consulting services;
- amounts of commission fees under loan agreements for long-term services (fund management fee, support fee, commitment fee);
- other similar proceeds received for works and services in the current period (its current time interval) but referring to the future periods and (or) subsequent time intervals of the current reporting period.

The said amounts shall be evenly recorded as the Bank’s income, no later than the last working day of each time interval (i.e., each calendar month) within the period to which they refer and on the agreement completion date.
Recognition of income as commission fees under loan agreements for long-term services shall be made in accordance with Instruction “On the procedure for accounting of commissions under loan agreements”, enacted by Order No. 590 dated November 09, 2010. In this case, no additional primary supporting documents confirming the fact of income recognition shall be required.

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3.5.3. Deferred expenses shall include lump sums paid for works and services in the current period (its current time interval) but referring to the future period and (or) subsequent time intervals of the current reporting period:
- amounts paid for subscription to newspapers, magazines;
- expenses on information and consulting services;
- advertising expenses;
- rent amounts (lease payments) for property leased (received for leasing) by the Bank;
- subscription fees for use of telephone, telecommunication and other communication channels;
- amounts of insurance premiums (contributions) paid under insurance agreements with the duration of several calendar months;
- capital investments in property leased (received for leasing) which are not owned by the Bank-lessee and are not subject to compensation by the landlord, if the said amounts meet the conditions set out in paragraph 3.3.7 of this section;
- expenses on support (including modification, update) of software products (databases) for which the Bank holds exclusive rights of use;
- expenses on acquisition of licenses (except for perpetual licenses);
- fees paid under license (sublicense) agreements for the right to use the results of intellectual activity and other intellectual property;
- other similar lump payments made for works and services in the current period (its current time interval) but referring to the future periods and (or) subsequent time intervals of the current reporting period.

The said amounts shall be evenly recorded as the Bank’s expenses, no later than the last working day of each time interval (i.e., each calendar month) within the period to which they refer. In this case, no additional primary supporting documents confirming the fact of expenses recognition shall be required.

Expenses on software products, databases, software product licenses and software databases which the Bank acquires but holds no exclusive rights to shall be recorded as deferred expenses based on commissioning act, with subsequent staged writing-off as the Bank’s expenses within the useful life and taking into account the principle of evenness, provided the contract terms allow to determine the said useful life.
Deferred expenses as related to paid non-recurring fees for works on adaptation and modification of used computer software and databases which results will be used within the operation period of software product or database shall be recorded on account No. 61403 and recognized as part of expenses within the remaining useful life of such software product or database.

If the contract terms do not allow to determine the useful life of a software product, the expenses shall be recognized evenly within the expected useful life set by the Committee on facility commissioning but no more than five years starting from the commissioning date.

Software products, licenses for specific types of the Bank’s activity, for the rights to use software products, databases for software products etc. which are no longer used and for which the Bank does not hold exclusive rights, shall be written off at residual value according to the act for termination of use executed in optional form by the subdivision responsible for operation of the said software products, databases etc., irrespective of the remaining useful life at residual value.

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3.5.4. Deferred income received by the Bank in foreign currencies shall be recorded on the appropriate foreign currency accounts No. 61301, 61304 and posted to income accounts in ruble equivalent based on the official exchange rate set by the Bank of Russia as of the date of writing-off (recognition on income accounts).

Deferred expenses on acquisition of rights of use of computer software and databases under agreements with right holder (under license agreements) made in foreign currency shall be recorded on account No. 61403 in RF rubles on the official exchange rate of the Bank of Russia:
- on the date of payment in advance (100% advance payment);
or
- on the date of transfer of advance payment (as related to advance payment in rubles on the official exchange rate of the Bank of Russia effective as of the date of prepayment transfer) and on the date of acceptance of performed works, rendered services (as related to the remaining part on the official exchange rate of the Bank of Russia) with further recognition on expenses account evenly within the set period.

Deferred expenses as related to paid non-recurring fees in foreign currency for support of software programs (including their modification and update), databases shall be recorded on account 61403 in RF rubles on the official exchange rate of the Bank of Russia as of the date of payment with further recognition on expenses account evenly within the set period.

3.6 Settlements with the budget on taxes and levies
3.6.1. According to Article 19 of the Russian Federation Tax Code, branches of the Bank which are located on the territory of the Russian Federation shall discharge the Bank’s liabilities with respect to payment of advances and amounts of profit tax to the budgets in the constituent entities of the Russian Federation at their locations and at locations of their structural separate subdivisions; of tax on income earned by foreign organizations from the sources in the Russian Federation.

Payment of profit tax following the results of operation of representative offices and branches located outside the Russian Federation shall be made by the Parent Organization at its location.

3.6.2. For the purpose of recording the amounts of accrued taxes and levies (including the insurance contributions to mandatory pension insurance fund) and making settlements with the budget and extra-budgetary funds, ledger accounts shall be opened for each tax and levy on balance sheet accounts No. 60301 and No. 60302 in the balance sheet of the Bank’s Parent Organization.

3.6.3. Ledger accounts shall be opened for settlements with the budget and extra-budgetary funds for each tax and levy (except for VAT and organizations profit tax) on balance sheet accounts No. 60301 and No. 60302 in the balance sheets of the Bank’s branches.
The accrued taxes and levies paid by the branches shall be recorded on expense account No. 70606, and within PBSDE period - on account 70706 (PLS symbols 26102, 26411) in the balance sheets of the Bank’s branches.

3.6.4. Ledger accounts shall be closed if changes are introduced in the Russian Federation Tax Code and other normative legal acts.

3.6.5. Settlements with the budget with respect to organizations profit tax
3.6.5.1. Organizations profit tax shall accrue for the Bank in general. Organizations profit tax shall be calculated and paid by monthly advance payments adjusted for the actual result based on the quarterly calculations on accrued total basis beginning from the year start (advance payment settlements). The amount of tax accrued as due to the budget shall be recorded during the reporting year on account No. 70611 “Profit tax”, and during the PBSDE period — on account No. 70711 “Profit tax” in correspondence to account No. 60301 “Settlements on taxes and levies” in the balance sheet of the Bank’s Parent Organization.

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Settlements involving advance payments to the federal budget and the tax amounts accrued based on the results of the tax period shall be recorded in the balance sheet of the Bank’s Parent Organization. Settlements involving advance payments and the tax amounts accrued based on the results of the tax period and due to the revenue side of the budgets in the constituent entities of the Russian Federation at the location of branches and their structural subdivisions shall be recorded in the balance sheets of the Bank’s Parent Organization and its branches.

3.6.5.2. Settlements between the Parent Organization and the Bank’s branches with respect to organizations profit tax shall be performed using accounts No. 30305 “Internal bank liabilities related to distribution (redistribution) of assets, liabilities, capital” and No. 30306 “Internal claims related to distribution (redistribution) of assets, liabilities, capital”.

3.6.5.3. When the Bank receives income from a source located outside the Russian Federation in a state that has an inter-governmental Double Taxation Treaty signed with the RF, the amount of tax withheld from the Bank’s income by the income source, based on the documents confirming income tax payment by the Bank on the territory of the said state, shall be recorded on expense account No. 70606, income statement symbol 26411.

3.6.5.4. Settlements with the federal budget with respect to payment of tax on income received by foreign organizations from sources in the Russian Federation shall be recorded in the balance sheets of the Parent Organization and branches. Payment to the budget of tax on income received by foreign organizations shall be made by the Parent Organization and branches individually at their locations.

3.6.6. Settlements with the budget with respect to VAT
3.6.6.1. Income from operations subject to VAT and exempt from VAT shall be recorded on separate accounts in the Bank’s balance sheet.
The amount of VAT received by the Bank’s Parent Organization and its branches shall be paid to the budget in full according to paragraph 5, Article 170 of the Russian Federation Tax Code.
VAT payments to the budget shall be made in a centralized manner for the Bank in general (including its separate subdivisions) at the location of the Bank’s Parent Organization.

3.6.6.2. Received VAT shall be recorded on balance sheet account No. 60309 “VAT received”.
Balances on accounts of VAT received recorded in the balance sheets of the Bank’s branches shall be transferred to the balance sheet of the Bank’s Parent Organization on account No. 30305 “Internal bank liabilities related to distribution (redistribution) of assets, liabilities, capital” on a quarterly basis on the dates set forth by Instruction governing the procedure for calculation and payment of value-added tax of JSC VTB Bank.

3.6.6.3. VAT amounts paid during acquisition of property (including fixed and intangible assets), property rights, works and services shall be recorded on balance sheet account No. 60310 “VAT paid”.

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Amounts of VAT paid shall be recorded on account No. 60310 in correspondence to accounts for settlements with suppliers (customers, contractors) at the moment the received tangible assets are recognized in accounts or works performed (services rendered) are accepted, except for agreements with IED in case of partial or complete advance (under agreement) supply of property (performance of works, rendering of services) on terms of advance payment.

In case of partial or complete advance supply of property (performance of works, rendering of services) on terms of advance payment, amounts of VAT paid under agreements with IED shall be recorded on account No. 60310 in the amount of VAT paid on amount of advance payment and in the amount of VAT paid on amount of additional payment to final settlement on final settlement date.

The actual amounts of VAT paid shall be recorded on expense account No. 70606 (PLS symbol 26411) upon receipt of the Supporting Documents (transfer and acceptance acts, consignment notes and waybills) and the duly executed invoice from the Counterparty-supplier according to the following procedure:
- for fixed and intangible assets — non-recurrently, in full, after putting the said items into operation in banking activity, in case of partial putting into operation of fixed assets items (for investment projects) the amount of VAT paid shall be written off in respective proportion;
- in the process of conversion of real estate properties temporarily not used in core activities to leased real estate properties temporarily non used in core activities;
- in the process of assignment of non-current inventories for use in own activities;
- in the process of conversion of real estate properties temporarily not used in core activities to fixed assets items - on the date of putting into operation;
- for inventories — as they are put into operation, used or retired (except for disposal);
- for works performed and services rendered, the expenses on which do not constitute capital expenses, including for expenses recorded on account No. 61403 - as the costs of services rendered and works performed are written off as expenses (except for expenses on capital investments in leased property which may not be recognized as the property of the leaseholder Bank and these expenses are not subject to compensation by the lessor; as well as expenses on software products acquired by the Bank, including expenses on their adaptation and modification, licenses for the right to use the software products and databases for such products, for which the Bank does not have exclusive rights).
For capital investments in leased property which may not be recognized as the property of the leaseholder Bank and are not compensated by the lessor, as well as expenses on software products acquired by the Bank, licenses for the right to use the software products and databases for such products, for which the Bank does not have exclusive rights, paid VAT shall be non-recurrently written-off account No. 60310 for expenses in full on the date of putting into operation.

In other cases when invoice is available the VAT paid on costs of paid services recorded on account No. 61403 shall be evenly recognized as expenses together with writing off for expenses of costs from account No. 61403. At that the amount of paid VAT shall be determined by means of calculation in proportion to amount of costs written off account No. 61403.

In case of disposal of acquired property prior to start of its use in banking activity, its lease or putting into operation the amounts of paid VAT shall be recorded on account No. 60310 “Paid value-added tax” prior to such property disposal (transfer of ownership). On the date of such property disposal (transfer of ownership) the amount of VAT paid on value of retiring property shall be written off account No. 60310 in correspondence to account No. 61209 “Retirement (realization) of property” and shall be involved in calculation of VAT originated from spread.

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In case of acquisition for cash of goods, works, services without specifying VAT amount in payment documents or subject to tax clause that cost includes VAT at the determined rate but the rate value is not specified, there is no invoice available, then VAT amount shall not be recognized on account No. 60310 but recorded as a part of costs related to acquisition of goods, works, services recorded on the respective accounts.

3.7. Procedure for property allocation to branches
3.7.1. Property (fixed assets, inventories, intangible assets) recorded on the appropriate balance sheet accounts shall be transferred by the Bank’s Parent Organization to balance sheets of branches based on the Bank’s administrative documents.
Receivables for acquired fixed assets, intangible assets and inventories may be transferred to balance sheets of branches without execution of an administrative document by the Bank, based on a contract with the supplier or an act of transfer and acceptance.
Transfer and acceptance of fixed and intangible assets shall be executed as a corresponding act, where a separate act of transfer and acceptance shall be drawn up for each property item transferred. A single transfer and acceptance act may be executed for a group of similar fixed assets with the same features and accounting parameters.
In case of inventories transfer, a general act may be executed by materially responsible officials of the receiving and the transferring parties specifying the information with respect to each item transferred. The act on transfer and acceptance of tangible assets shall be approved by the Bank’s President-Chairman of the Board, or by any other authorized official of the Bank.

3.7.2. Operations involving transfer and acceptance of property shall be recorded in due order based on the act of transfer and acceptance and the transfer notice signed by the branch according to the Rules on formation of the settlement system of JSC VTB Bank for recording settlements between branches and the Parent Organization of JSC VTB Bank using accounts of internal bank claims and obligations in RF currency, foreign currency and precious metals.

Transfer and acceptance of property reflected with extrasystematic accounting shall be made on the basis of act of transfer and acceptance without drawing up notice.

3.7.3. Property transferred from a branch balance sheet to the Parent Organization’s balance sheet shall be transferred according to the same procedure as set forth in clauses 3.7.1 – 3.7.2 of the Accounting Policy.

3.7.4. Property (fixed assets, inventories, intangible assets) paid for by the Parent Organization for the newly opened branches shall be transferred to the balance sheet of the Bank’s branch based on property transfer and acceptance acts and the Act of settlements reconciliation. The said Act shall be signed by the Bank’s Chief Accountant (Chief Accountant Deputy) and by Manager of the branch, and shall be approved by the Bank’s authorized official.
Settlements shall be reconciled based on the primary documents (contracts, invoices, consignment notes, acts of transfer and acceptance etc.) which shall be stored at the Bank’s Parent Organization.

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3.8. Inventory counts procedure. Procedure for property writing-off and disposal
3.8.1. For the purpose of ensuring the accuracy of accounting data, the timely and high-quality preparation of the annual report, based on the Bank’s order, the Bank shall perform inventory counts of property, settlements on claims and liabilities with respect to banking operations and transactions, claims and liabilities with respect to futures transactions, settlements with debtors and creditors.
Inventory counts shall be performed to detect the actual availability of property and the non-recorded items subject to taxation; to compare the actually available property with the accounting data; to check the completeness of liabilities recording in the accounts.

3.8.2. Inventory counts of property, financial liabilities, payables and receivables shall be carried out annually, prior to preparation of the annual accounting report. The procedure and terms of inventory counts shall be determined by the Bank’s order, based on which the Bank’s branches issue the appropriate administrative documents. Besides, inventory counts shall be performed in the following cases:
- if the Bank’s property is leased (in case of purchase or sale the inventory count of transferred, purchase or sold tangible assets shall be performed);
- if the officials responsible for safe-keeping of tangible assets change their positions (inventory count shall be performed on the day of assets transfer and acceptance);
- if facts of theft, abuse or impairment of assets have been detected;
- in case of a fire or a natural disaster;
- if the Bank or its branches are reorganized or liquidated;
- by resolution of the Bank’s management. Inventory counts of specific types of assets shall be performed with the periodicity stipulated by the Bank’s normative acts.

3.8.3. Inspections of valuables in the cash vaults and cash desks of the Bank shall be performed according to Instruction “On the procedure of cash operations in JSC VTB Bank” enacted by Order of the Bank No. 682 dated August 1, 2005, at least once in six month and as of January 1st of each year. Besides, inspections shall be performed in the following cases:
- if the officials responsible for safekeeping of valuables change their positions (including temporary changes);
- in other cases, at the discretion of the Bank’s President-Chairman of the Board (branch manager) or another authorized person.

3.8.4. Based on inventory count results, certain steps shall be taken to reconcile the detected inconsistencies:
- Surplus property shall be recognized in the reporting year, and the corresponding amounts shall be recorded on income accounts or accounts receivable (payable), if the said surpluses have been caused by accounting errors detected in the course of inventory count;
- any deficiencies of property and property impairment shall be referred to the guilty persons in the amounts of deficiencies detected and in correspondence to the accounts for salary settlements with employees on accountable amounts, or to the account for settlements with other debtors.

If no guilty persons can be determined, the deficient amounts and the cost of impaired assets shall be written off as the Bank’s expenses on the date when the decision to write off the said amounts is made.

3.8.5. The fact that property is unfit for further use, or that it is impossible or inefficient to recover the said property, shall be determined by the Committee:
- in the Parent Organization - by the Committee for inspection of the technical condition of inventories acting on the basis of Regulation “On the Committee for inspection of the technical condition of inventories” enacted by Order of the Bank No. 398 dated June 10, 2002, by the Committee for review of acts on writing off the balance sheet of value of inventories which became unserviceable acting on the basis of Order of the Bank No. 439 dated May 19, 2005;
- in the branches of the Bank - by the committee which composition and responsibilities shall be set out by normative acts and administrative documents of the branches.

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Fixed assets, intangible assets and non-current inventories shall be written off according to Regulation “On the Committee for review of requests by structural subdivisions and branches of JSC VTB Bank regarding writing off the balance sheet of the uncollectible debts, deficiencies and losses of inventories” enacted by Order of the Bank No. 14 dated January 19, 2001.

3.8.6. The Bank may dispose of excess and unnecessary (unused) tangible assets. Tangible assets shall be disposed of (sold) based on the following:
- by resolution of the Bank’s President-Chairman of the Board, or his assistant (the resolution shall be executed as the Bank’s order). The assets shall be sold at contract price, taking into account the market value determined by an independent appraiser, charging the buyer with the taxes established by the Russian Federation laws;
- by resolution of the authorized person based on the appropriate administrative document of the Bank, in case when foreign representative offices dispose of fixed assets and inventories located in the business premises (offices) of the foreign representative offices, with the balance sheet value of the items sold not exceeding the amounts equivalent to USD 10,000 per item. The items shall be sold at contract price, taking into account the market value determined by an independent appraiser.

3.9. Real estate property temporarily not used in core activities.

3.9.1. Property (part of property) (land or building or part of building or both) owned by the Bank (acquired in the course of carrying out charter activities) and intended for receipt of rent payments (except for payments under finance lease agreements), income from increase in value of such property or both but not for use as the facilities for rendering services or for administrative purposes, which disposal is not planned by the Bank for one year from the moment of classification as real estate shall be considered real estate temporarily not used in core activities.

3.9.2. In case when one part of real estate property is used for receipt of rent payment (except for payments under financial lease agreements) or increase in value of such property and another part is used for rendering services or administrative purposes the Bank shall record such parts separately (real estate temporarily not used in core activities and fixed asset respectively) only if such parts may be disposed of independently of one another.
If the parts of real estate property may not be disposed of individually such property shall be considered as real estate temporarily not used in core activities only if only its insignificant part less than twenty (20) percent of total area of this real estate property owned by the Bank is intended for rendering services, managing the Bank, as well as in cases provided for by sanitary-hygienic, technical-operational and other special technical norms and requirements.

3.9.3. The following are real estate properties temporarily not used in core activities:
- land plots which purpose is not determined;
- building transferred to temporary possession and use or to temporary use under one or several lease contracts, except for financial lease (leasing);

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- building intended for transfer to temporary possession and use or to temporary use under one or several lease contracts, except for financial lease (leasing);
- facilities under erection (construction) or reconstruction intended for transfer to temporary possession and use or to temporary use under one or several lease contracts, except for financial lease (leasing).

3.9.4. The property shall be entered in to accounting as real estate property temporary not used in core activities based on assumption made according to Regulation “On the Committee of JSC VTB Bank for classification and valuation of real estate owned by JSC VTB Bank” as related to real estate temporarily not used in core activities approved by the Board of JSC VTB Bank (Minutes No. 53 dated November 29, 2011), based on criteria set out by the “Rules of classification and valuation of real estate owned by JSC VTB Bank” as related to real estate temporarily not used in core activities enacted by Order of the Bank No. 677 dated December 14, 2011.

3.9.5. After initial recognition of real estate temporarily not used in core activities its accounting shall be carried out at initial value less accumulated amortization and accumulated impairment losses.

Selected accounting method used for recording of real estate temporarily not used in core activities shall be applied sequentially to all real estate temporarily not used in core activities.
Conversion of properties between categories of real estate temporarily not used in core activities into or from fixed assets or non-current inventories shall not result in balance sheet value change of conversed properties.

3.9.6 Real estate property temporarily not used in core activities shall be subject to impairment test.

Excess of residual value (initial value less amortization charges and accrued impairment losses) of real estate temporarily not used in core activities over its compensated value (the largest amount that may be received form use or sale of this property (excluding retirement costs)) shall be considered impairment.

The procedure for making assumption with regard to existence/non-existence of indicators of impairment of real estate property temporary not used in core activities shall be carried out according to Regulation “On the Committee of JSC VTB Bank for classification and valuation of real estate owned by JSC VTB Bank” as related to real estate temporarily not used in core activities approved by the Board of JSC VTB Bank (Minutes No. 53 dated November 29, 2011), based on criteria set out by the “Rules of classification and valuation of real estate owned by JSC VTB Bank” as related to real estate temporarily not used in core activities.

Assumption with regard to existence/non-existence or impairment indicators shall be made no less than annually.

Assumption of impairment loss shall be recorded on accounts on the basis of “Act of reconciliation between residual and compensated values of real estate properties temporarily not used in core activities for which no impairment indicators have been identified” and Minutes of the Committee of JSC VTB Bank for classification and valuation of real estate owned by JSC VTB Bank as related to real estate temporarily not used in core activities.

Following recognition of impairment, amortization charges shall be made with regard to decrease of balance sheet value by impairment value during the remaining useful life.

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3.9.7 The useful life of real estate property temporarily not used in core activities shall be determined according to the Classification for each property item individually, based on decision of the Committee on commissioning and use of tangible assets acquired according to the procedure established in the Bank. Accrual of amortization shall be made during useful life of property.

3.9.8. Retirement or partial liquidation of real estate property temporarily not used in core activities shall be made according to the standard procedure set out for properties with the use of balance sheet account No. 61209 “Retirement (realization) of property”.

3.9.9. Real estate temporarily not used in core activities shall be accounted for according to Instruction “On the procedure for accounting in JSC VTB Bank of fixed assets, intangible assets, inventories, real estate temporarily not used in core activities and capital investments” enacted by Order of the Bank No. 490 dated September 02, 2009.

4. ACCOUNTING OF OPERATIONS ON RAISING (PLACEMENT) OF MONETARY FUNDS AND THEIR REPAYMENT (REDEMPTION). ACCOUNTING OF COLLATERAL FOR FUNDS PLACED

4.1. The relations between the Bank and its customers (legal entities and individuals, including banks) shall be determined by contracts and agreements concluded according to the requirements of the Civil Code of the Russian Federation (sections 42, 44, 45). The Bank’s relations with foreign contractor banks shall be formalized according to international banking practices and international laws.

4.2. Raising (placement) of monetary funds shall be carried out by the Bank in compliance with the requirements of the Russian Federation laws, both in the Russian Federation currency and foreign currencies.
The total minimum and maximum terms for raising and placement of funds, the interest rate scale and the list of currencies in which funds are raised and placed shall be determined according to Regulation “On the procedure for setting the interest rates for raised funds by JSC VTB Bank” enacted by Order of the Bank No. 543 dated September 30, 2011 and Regulation “On the procedure for setting the interest rates for loans in JSC VTB Bank” enacted by Order of the Bank No. 542 dated September 30, 2011.

4.3. The decision on credit risk acceptance by the Bank shall be made by the Bank’s Credit Committee functioning based on Regulation “On Credit Committee of JSC VTB Bank” enacted by Order of the Bank No. 624 dated November 17, 2009, and by the Bank’s Small Credit Committee acting on the basis of Regulation “On Small Credit Committee of JSC VTB Bank” enacted by Order of the Bank No. 634 dated November 24, 2009; by the Moscow Region Credit Committee acting on the basis of Regulation “On the Moscow Region Credit Committee of JSC VTB Bank” enacted by Order of the Bank No. 113 dated February 19, 2008.
Credit committees of the Bank’s branches shall operate according to Standard Regulation on Credit Committee of the Bank’s Branch, enacted by order of the Bank.

4.4. The main procedures and order of actions by the Bank’s management bodies, subdivisions and officials in case of the Bank’s acceptance of customer credit risks (except for banks and financial institutions) shall be carried out according to the Instruction “On the Procedure for Lending to Corporate Customers used by JSC VTB Bank” (The Credit Procedure of JSC VTB Bank) enacted by Order of the Bank No. 415 dated July 06, 2012.

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4.5. Operations involving raising (placement) of monetary funds, including lending, shall be carried out according to the Bank’s normative acts.

4.6. Analytical records of funds placed (provided) on loan accounts shall be maintained for each agreement concluded (with respect to credit lines — for each tranche). If the actual dates for placement of separate parts (tranches) of the loan granted fall on the same time interval, the said separate parts (tranches) of the loan shall be recorded on one ledger account of the corresponding secondary balance sheet account in the procedure of recording the funds placed (provided) on the above loan accounts.

4.7. With respect to loans, loan indebtedness and similar debts referred to quality categories I-III, the interest income shall be deemed certain.

4.8. Operations involving referring the interest accrued on raised (placed) funds to the Bank’s expenses (income) shall be recorded based on accrual method. Interest shall be paid (received) on the dates specified by the corresponding agreements.

4.9. If interest is accrued on agreements concluded with the Russian Federation residents, the actual number of calendar days for which the funds are raised or placed shall be taken into account. In this case, the actual number of calendar days per year — 365 or 366 — shall be taken as the basis for accrual.
Agreements concluded with foreign contractors for raising (placement) of monetary funds may specify any basis for interest accrual (including 360 or 365/366 days), as agreed by the parties, or may determine the laws of which party shall govern the interest accrual under the agreement. If the agreement concluded with a foreign contractor contains no basis for interest accrual, nor any reference to the governing laws in interest accrual, the interest shall accrue based on the actual number of calendar days per year — 365 or 366 days.

4.10. Interest accrued and paid shall be accounted for according to Instruction “On the procedure for accrual, payment/collection of interest on operations related to raising and placement of monetary funds” enacted by Order of the Bank No. 403 dated July 30, 2009.

4.11. Accrual (additional accrual) of interest on funds placed on balance sheet accounts or off-balance sheet accounts with respect to loans of the corresponding quality categories shall be carried out for the period starting from the date following the date of credit provision, or from the date following the date of last interest accrual, and until the last calendar day of the month, taking into account the last non-working days of the month, or until the date when interest was duly paid under the agreement, or until the date of early payment of interest, or until the date of full repayment of debt under the loan agreement, inclusive.
The amount of interest income received in foreign currency with respect to loans of quality categories I-III shall be recorded on income accounts based on the exchange rate set by the Bank of Russia on each date of income recognition:
1) on the last working day of the month;
2) on the date of interest payment under the agreement (settlement date), including the date of early payment of due interest for current month.

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The amount of interest income received in foreign currency with respect to loans of quality categories IV and V shall be recorded on income accounts based on the exchange rate set by the Bank of Russia on each date of the actual payment of interest. In case of a decrease in the quality of a loan or asset (claim) and their reclassification from quality categories I-III into categories IV or V, i.e., into the quality category where income is not deemed certain, accrual (additional accrual) of interest on balance sheet accounts shall be made on the reclassification date for the period starting from the date after the date of the latest accrual (recognition) up to the date of reclassification of quality category inclusively. Amounts of claims for interest on the loan recorded on balance sheet accounts as of reclassification date, including the amounts on interest arrears accounts, shall not be subject to writing-off. Claims for interest (due and (or) past due) shall still be recorded on the appropriate balance sheet accounts and shall be redeemed in order of priority under the agreement.
Further accrual of interest starting from the date following the reclassification date shall be recorded on off-balance sheet accounts.
In case of an increase in the quality of a loan or asset (claim) and their reclassification from quality categories IV-V into categories I-III, i.e., into the quality category where there is no uncertainty as to income, the interest accrued on off-balance sheet accounts shall be written off and recorded in the balance sheet accounts by means of accounting entries, and additional interest due as of reclassification date, inclusively, shall accrue on balance sheet accounts. Further accrual of interest shall be recorded on balance sheet accounts.

4.12. One calendar month shall be established as the time interval for recording the amounts of deferred interest received by the Bank on the Bank’s income accounts. If the interest amounts are received by the Bank prior to the period to which the said amounts refer, or in case the amount transferred by the borrower as interest on loan exceeds the interest due for the current calendar month, the above amounts shall be recorded on account No. 61301 “Deferred income from lending operations”, provided the Bank does not return the said amounts to customers according to the agreement terms.
Interest amounts received in foreign currency shall be recorded on account No. 61301 prior to date of interest income recognition in respective payment currency. Writing off to income account (recognition of interest income) shall be made on the official exchange rate of the Bank of Russia as of the last working day of the month or as of the date of interest payment under agreement including as of the final loan repayment date depending on which date comes first.
If, under the agreement terms, the excess amounts shall be returned to customers, the said amounts shall be recorded as payables on the account of liabilities on other operations until the said amounts are returned.

4.13. The interest amounts paid by the Bank prior to the period to which the said amounts refer shall be recorded on account No. 61401 “Deferred expenses on lending operations”. Interest amounts paid in foreign currency shall be recorded on account No. 61401 prior to date of interest expense recognition in respective payment currency. If, according to agreement terms, the excess amounts shall be returned to the Bank, until their return the said amounts shall be recorded as receivables on the account of claims on other operations.

4.14. In case of liquidation of debtor legal entity (debtor bank), creditor bank shall raise claims in due order to liquidation committee concerning all liabilities of debtor legal entity (debtor bank) including interest liabilities, and suspend further interest accrual on funds allocated to debtor starting from the date of making by the meeting of shareholders (participants) or authorized body of debtor legal entity a decision on voluntary liquidation and appointment of liquidation committee.

If an individual registered as individual entrepreneur acts as the borrower under loan agreement, then termination of entrepreneurial activity and making an entry into state register upon application of individual of decision on termination of entrepreneurial activity shall not constitute reason for suspension of interest accrual with respect to loan granted.

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In case of liquidation of debtor legal entity (debtor bank) under bankruptcy proceedings according to the Russian Federation laws, the creditor bank shall suspend further interest accrual starting from the date of adoption by the court of arbitration of decision on bankruptcy of legal entity and on bankruptcy proceedings.

Amounts of duly accrued commission fees and penalties, recognized as uncollectible debt and written off the balance sheet shall be recorded within the five year period on off-balance sheet account No. 91803 “Debts written off as a loss” in order to keep in mind their redeemability, except for cases of liquidation of debtor legal entity which was declared bankrupt by decision of court of arbitration (based on Certificate of entry in the unified state register of legal entities on liquidation of debtor legal entity).

4.15. Balance sheet value of securities (including promissory notes), other property except for securities and precious metals, precious metals transferred as collateral for funds raised as of the date of raising loan shall be recorded on off-balance sheet accounts No. 91411 “Securities transferred as collateral for funds raised”, No. 91412 “Property transferred as collateral for funds raised, except for securities and precious metals”, No. 91413 “Precious metals transferred as collateral for funds raised” respectively.

In this case, if the securities transferred as collateral are recorded on balance sheet accounts at their current (fair) value, the results of revaluation of the said securities shall be recorded on account No. 91411 at least once a month (on the last working day).

The balance sheet value of claims with respect to loan agreements transferred as collateral for funds raised shall be recorded on account No. 91412 in the amount equal to amount of outstanding principal debt under respective loan agreement. The balance sheet value of claims with respect to loan agreements transferred as collateral shall be adjusted due to changes (decrease/increase) in principal debt amount under respective loan agreement.

The value of foreign currency-denominated securities and other property as well as the precious metals transferred as collateral for funds raised shall be recorded on the appropriate accounts in ruble equivalents based on the official rate set by the Bank of Russia (for precious metals — based on the valuation prices set by the Bank of Russia) effective as of the date of raising loan.

4.16. Analytical accounting with respect to off-balance sheet account No. 91414 “Guarantees and sureties received” shall be carried out in accordance with normative acts of the Bank governing accounting of collateral accepted to secure loans granted to legal entities and individuals acting as individual entrepreneurs, as well as issued guarantees and uncovered letter of credits.
Analytical accounting of received sureties shall be carried out broken down by concluded agreements and providers of surety.

4.17. Collateral accepted as pledge shall be recorded on off-balance sheet account No. 913 in the amount of pledge determined by the appropriate contract. In pledge contracts the value of property accepted as collateral with respect to credit transactions may be specified in foreign currency, at that collateral shall be recorded in respective foreign currency on the respective off-balance sheet accounts No. 913.
Analytical accounting of collateral shall be carried out broken down by types of collateral and pledge contracts.

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Collateral under credit transactions accepted by the Bank on respective off-balance sheet accounts shall be recorded on the date of coming into effect of collateral agreements/ acceptance by pledge-holder Bank of collateral, but no sooner than the date of issuance of non-recurrent loan, date of recording “drawdown limit” or “outstanding limit” under credit facilities (including granting loans in the form of “overdraft”), on the date of payment under the Bank-issued guarantee/uncovered letter of credit without provision of credit facility/uncovered letter of credit if loan was not granted to ordering customer and the payment under letter of credit was effected by the Bank from its own funds.

Accounting of precious metals encumbered and put into storage in vaults of the Bank shall be carried out using account No. 91204 “Precious metals of customers in custody” in accounting units of net (for gold) or ligature (for silver, platinum and palladium) weight in ruble equivalent at official price of the Bank of Russia similar to the procedure for storage under custody agreements of precious metals owned by the customers established by Instruction “On the procedure of acceptance, storage, withdrawal and recording precious metals in vaults of JSC VTB Bank” enacted by Order No. 537 dated August 15, 2002.

Accounting of certified securities including promissory notes issued by the Bank, encumbered based on Act of transfer and acceptance prior to commencement date of pledge (encumbrance) agreement and put in vault of the Bank shall be carried out using off-balance sheet account No. 91202 “Various valuables and documents” at nominal value of securities.

At the commencement date of pledge agreement securities including promissory notes issued by the Bank shall not be recorded on account No. 91202 and shall be transferred to account No. 98070 “Encumbered securities” of Chapter “E” “Custody accounts” in pieces.

4.18. Accounting of the participation credit granted to VTB Bank (France), the rights whereto have been acquired by the Bank under an assignment contract with the Bank of Russia, shall be carried out on personal accounts of balance account No. 32309 “Other Placed Funds in Non-Resident Banks for a Period of over 3 Years to the Amount of the Sum of the Recovered Credit Equal to the Amount of Debt Itemized on the Balance Sheet of VTB Bank (France) in US dollars, euros and Swiss francs.
No interest shall be accrued on the participation credit debt amount, unless otherwise set forth in relevant agreements between the parties.
Personal accounts of off-balance sheet account No. 91418 “Par value of Acquired Rights of Claim” shall reflect the difference between the total amount of the participation credit and the recovered amount of the credit in US dollars, euros and Swiss francs.
Along with recovery of the participation credit amount, amounts of positive performance of VTB Bank (France) shall be increased with the relevant sums of the participation credit debt to be reflected in personal accounts of balance sheet account No. 32309 in correspondence with income account No. 70601 “Income”, PLS character 17306 “Other expenses”. Concurrently, the newly recovered amounts of the participation credit shall be relevantly written off the personal accounts of off-balance sheet account No. 91418.
In case of loss of VTB Bank (France) according to the results of a fiscal year to be met by a decrease in participation credit liabilities, the participation credit debt shall be relevantly decreased to be reflected in the personal accounts of balance sheet account No. 32309 in correspondence with income account No. 70606 “Income”, PLS character 27308 “Other Expenses”. Concurrently, the written off amounts of the participation credit shall be relevantly recovered on personal accounts of off-balance sheet account No. 91418.

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Participation credit debt shall be redeemed by a money transfer to the Bank correspondent account. Concurrently, the redeemed amounts of the participation credit shall be relevantly written off the personal accounts of off-balance sheet account No. 91418.
The amounts of the participation credit debt accounted for in balance sheet account No. 32309 shall be used to make a reserve for possible debt losses in compliance with clause 8.1 of Accounting Policy.

4.19. Funds raised for deposit under bank deposit agreement entered into with individual acting as individual entrepreneur shall be recorded using balance sheet primary account No. 421 “Deposits of non-state commercial organizations”.
Funds raised as a guarantee fee under safe deposit box rental agreement and other agreements with provision for allocation in the Bank of monetary funds by individuals acting as individual entrepreneurs as collateral on certain kinds of operations (transactions), shall be recorded on balance sheet primary account No. 438 “Other raised funds of non-state commercial organizations”.

4.20. If time deposit raised under time deposit contract concluded with legal entity (other than credit organization), individual entrepreneur or individual having own private practice is renewed by entering into supplementary agreement to time deposit contract for the same period as deposit was raised initially, then accounting shall be carried out without change of secondary account for raised deposit, unless otherwise provided by time deposit contract.

5. SPECIFIC ELEMENTS OF ACCOUNTING WITH RESPECT TO OPERATIONS WITH SECURITIES (DEBT INSTRUMENTS) AND DERIVATIVES

5.1. Criteria and procedures of initial recognition (derecognition) during reverse operations with securities
Reverse operations shall include operations performed on the terms of maturity, collectibility and reward basis.
Reverse operations include securities borrowing operations.
Acquisition (transfer) of title to securities with respect to reverse operations may either serve as the basis for initial recognition (derecognition) of securities, or not.
In the process of acquisition/transfer of securities with respect to reverse operations the Bank shall evaluate the acquisition/keeping of risks and benefits related to ownership of the said securities.
The risks related to securities ownership include: the risk of price changes, the risk of debtor insolvency, the liquidity risk etc.
The benefits related to securities ownership include: capability of the security to bring future economic benefits (income) to the Bank in the form of interest, dividends or increase in value (as the difference between the security sale (redemption) price and its purchase price, as a result of security exchange, its use in discharge of the Bank’s obligations, increase in its current market value etc.).
If securities are acquired based on reverse operations, the said securities shall be initially recognized provided all (virtually all) the risks and benefits have been acquired by the Bank. If all (virtually all) the risks and benefits are not transferred to the Bank, the securities shall be considered as acquired without initial recognition.
If securities are transferred based on reverse operations, the said securities shall be derecognized provided all (virtually all) the risks and benefits have been transferred and the Bank has made a decision (concluded an agreement on the relevant terms) to retain the risks and benefits related to securities ownership prior to their transfer. If the Bank has made a decision (concluded an agreement on the relevant terms) to retain all (virtually all) the risks and benefits, the securities shall not be derecognized.

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5.2. Criteria for classification of security investments according to the categories determined by the Bank of Russia
Depending on the purpose of acquisition, at the moment of their initial recognition investments in securities shall be referred to one of the following four categories:
- “Measured at fair value through profit or loss”;
- “Held to maturity”;
- “Available for sale”;
- “Participation”.

Depending on the acquisition purposes, securities with the same state registration number or issue identification number, or the same international identification code ISIN, as well as securities of the same issuer which do not constitute equity securities nor securities without ISIN code, may be simultaneously accounted for in different categories.

5.2.1. The category of securities “Measured at fair value through profit or loss” shall include securities that are acquired to receive profit due to short-term price or dealer margin fluctuations, i.e., the securities constitute part of the portfolio that is actually used to receive short-term profit, while the current (fair) value of the said securities can be determined reliably.

5.2.2. Securities (debt instruments) shall be classified as “Held to maturity”, if:
- they have fixed or determined payments;
- they have fixed maturity date;
- they are not defined by the Bank as securities subject to be recorded at fair (current) value through profit or loss;

The Bank has a firm intention and capability to hold the said assets until maturity date. Equity securities may not be referred to the category of “Held to maturity”.
During initial recognition, securities may not be referred to “Held to maturity” category if within two previous years the Bank has reclassified (including reclassification for sale) securities from “Held to maturity” category contrary to the terms set out in subparagraphs a), b), c), paragraph 5.3.3 of the Accounting Policy.

5.2.3. Securities shall be recognized as “Available for sale” if they were not classified under the categories of “Measured at fair value through profit or loss” or “Held to maturity”.

5.2.4. If the Bank controls the management of a joint-stock company or exercises significant influence on the said company’s activity, the shares of the said company acquired by the Bank shall be referred to the “Participation” category.
The Bank is deemed to exercise significant influence on / to control the activity of a joint-stock company, if the Bank is able, directly or indirectly (through a third party):
- to determine the decisions adopted by the company’s management bodies;
- to determine the terms of business conducted by the company due to the Bank’s participation in the company’s authorized capital and (or) under the agreement concluded between the legal entities included in the banking/consolidated group;
- to appoint the joint-stock company’s sole executive body and (or) over a half of its collegiate executive body members;
- to determine the election of over a half of the company’s board of directors (supervisory board) members.

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5.3. Criteria used in reclassification of securities into another category (including materiality criteria for the purpose of disposing of debt instruments “Held to maturity”) 5.3.1. The securities which, at the moment of their acquisition, are classified as “Measured at fair value through profit or loss” cannot be reclassified into any other category.

5.3.2. The debt instruments which, at the moment of their acquisition, are classified as “Available for sale” may be referred to the category “Held to maturity” if the Bank’s intentions with respect to the said instruments meet the criteria for referring the assets to “Held to maturity” category.

5.3.3. If the Bank’s intentions or abilities change, the Bank shall be entitled to reclassify the debt instruments referred to “Held to maturity” category into the “Available for sale” category, provided at least one of the following conditions is complied with:
a) reclassification is due to an event that was beyond the Bank’s control (a force majeure event that could not have been prevented by the Bank);
b) reclassification for the purpose of disposal less than three months before the maturity date;
c) reclassification for the purpose of disposal within the reporting year of 10% or less of the total value of debt instruments “Held to maturity” as of the year start.

The events that are beyond the Bank’s control may include the following:
- a serious impairment of the security issuer’s creditworthiness;
- changes in tax laws significantly affecting the terms of taxation of the interest income on debt instruments referred to “Held to maturity” category;
- reorganization of the Bank (merger, accession, separation, extraction, transformation) or retirement of a significant part of the Bank’s assets (such as selling a part of the Bank’s business) resulting in the need to sell the assets “Held to maturity”, for instance, to maintain the risks of the Bank’s operations at a certain level;
- significant changes in the applicable laws or in the requirements of the supervisory authorities with respect to investment structure, or the maximum volume of this or that investment type, resulting in the need to sell the assets referred to “Held to maturity” category;
- significant changes in the capital adequacy ratio forcing the Bank to sell the assets referred to “Held to maturity” category;
- a significant increase in the level of risk assigned to the asset by supervisory authorities for the purpose of calculating capital adequacy ratio, or any other significant change in the normative requirements preventing the Bank from holding the asset until its maturity.

If any of the terms set out in subparagraphs a), b), c), paragraph 5.3.3 of the Accounting Policy are not complied with, the Bank shall reclassify all the debt securities referred to “Held to maturity” category into the category “Available for sale”, with the ban to form the “Held to maturity” category within two years following the year of the said reclassification.
Upon expiry of the two-year ban to refer assets to “Held to maturity” category, the Bank shall be entitled to refer newly acquired assets, as well as assets referred to “Available for sale” category, to the category “Held to maturity”.

5.4. The current (fair) value (hereinafter — CFV) of a security shall constitute the amount for which the security may be sold in an arm’s length transaction between knowledgeable, willing parties.
CFV of securities shall be determined according to methods for determining current (fair) value approved by separate normative act of the Bank.

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5.5. Periodicity of securities revaluation
In conditions of active market securities “Measured at fair value through profit or loss” and securities “Available for sale” shall be revaluated on a daily basis according to methods for determining current (fair) value approved by separate normative act of the Bank. If there is no active market, securities “Measured at fair value through profit or loss” and securities “Available for sale” shall be revaluated at least once a month (revaluation is mandatory as of the last working day of each month) as well as in case of significant market changes (as of the day following the day of such significant changes) based on grounded assumption according to methods for determining current (fair) value approved by separate normative act of the Bank.

With respect to securities “Available for sale” whose current (fair) value cannot be determined reliably, or with respect to securities with evident indications of impairment, provisions for possible losses shall be formed according to Regulation No. 283-P of the Central Bank of Russia “On the procedure for making provisions for possible losses” dated March 20, 2006.
Debt instruments “Held to maturity” and those which were not redeemed on due date shall not be revaluated. Provisions for possible losses shall be made with respect to investments in securities (if impairment indicators are present).

5.6. Method for valuation of the retiring (realized) securities
The procedure for writing off the secondary balance sheet accounts of the single-issue securities or securities with the same international security identification code (ISIN) during retirement (realization) of the above shall be determined based on the initial cost of the securities first acquired (hereinafter — FIFO method).
FIFO method implies recording of the securities retirement (realization) in the order in which the securities of the said issue were entered in the secondary balance sheet account. The value of retired (realized) securities shall include the value of the securities that were the first to be recorded. The value of the remaining securities shall constitute the value of the securities that were the last to be recorded.
During retirement (realization) of a part of same-issue securities that were acquired as a block, investments in the retired (realized) securities of the said block shall be written off as costs of the retiring (realized) securities in proportion to their quantity.

5.7. Cost accounting
Costs shall be subdivided into:
- costs that are directly related to acquisition and realization of specific securities;
- costs that are not directly related to acquisition and realization of specific securities.

The costs directly related to acquisition and realization of specific securities shall include:
- expenses on registration services (services of registrars, settlement and clearing centers and international clearing centers, related to registration of transfer of ownership to securities);
- fees paid to agents (brokerage and other organizations);
- fees paid to organizations ensuring completion and execution of transactions (trade organizers, trading floors etc.).

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The costs that are not directly related to acquisition and realization of securities shall include:
- expenses on service fees paid to specialized organizations and other persons for consulting and information services (services of consulting firms, information agencies, information services rendered by trade organizers and trading floors);
- expenses on service fees paid to organizations carrying out auxiliary activities involving securities valuation, legal services etc.;
- levies, duties etc. charged according to foreign legislation.

If the costs directly related to securities acquisition (except for the amounts paid to the seller under the contract) are immaterial as compared to the amount paid to the seller under the contract, the said costs shall be recognized as operating expenses in the month when the said securities were entered in the accounts.
The costs related to securities acquisition shall be deemed material if they exceed 10% of the amounts paid to the seller under the contract (the cost of securities taking into account accumulated Coupon Interest Income, hereinafter - CII). Material costs related to acquisition shall increase the balance sheet value of a security. In this case, the costs related to securities acquisition shall be recorded on separate ledger accounts opened in the balance sheet accounts for investments in securities.
Preliminary costs incurred prior to the moment of securities acquisition shall be recorded in the secondary balance sheet account No. 50905 “Preliminary costs of securities acquisition” and, on the date of security acquisition, the said costs shall be recorded as operating expenses (if they are immaterial) or as increase in the balance sheet value of the security (on a separate ledger account) (if the costs are material). If the Bank decides not to acquire the securities, the preliminary costs shall be recorded as operating expenses on the day the said decision is made.
The costs that are not directly related to acquisition and realization of specific securities shall be recorded directly as operating expenses in the appropriate symbols of the Profit and Loss Statement.

5.8. The date of operations on securities acquisition/retirement shall mean the date when the security ownership is transferred, as determined according to Article 29 of Federal Law No. 39-FZ “On Securities Market” dated April 22, 1996, or according to the terms of the contract (transaction) in cases stipulated by the Russian Federation laws. If the date of securities ownership transfer and the date of receiving the primary documents do not coincide, the operations shall be entered in the accounts using the corresponding exchange rate (cross rate) of the Bank of Russia on the date of ownership transfer.
In case of security redemption, the retirement date shall mean the day when the issuer discharges its obligations with respect to security redemption.
Operations on securities acquisition/retirement shall be recorded in the accounts either on the day when primary documents are received confirming the transfer of rights to the security, provided the primary documents are received by the Bank by 9.30 pm of the current day (if the primary documents are received after 9.30 pm of the current day, they shall be recorded in the Bank’s balance sheet on the following day); or on the day when the terms of the contract (transaction) determining the transfer of rights are fulfilled.

5.9. Operations with securities shall be accounted for according to Instruction “On the procedure for conducting operations with securities” enacted by Order No. 1076 dated December 29, 2007.
Analytical records with respect to accounts on investments in securities shall be maintained according to the Bank’s normative act on operations with securities.

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5.10. Depositary accounting of securities shall be performed in pieces according to “Instruction on depositary operations” enacted by Order of the Bank No. 443 dated August 17, 2009 and “The terms of depositary activities” enacted by Order of the Bank No. 748 dated September 20, 2007.

5.11. The Bank’s treasury shares repurchased from shareholders shall be recorded in accounts at acquisition cost.

5.12. Operations with third-party promissory notes shall be accounted for according to Instruction “On the procedure for accounting of operations with third-party promissory notes beneficially owned by JSC VTB Bank” enacted by Order No. 258 dated May 25, 2010.
Third-party promissory notes denominated in a foreign currency that were acquired by the Bank and that contain no effective payment clause shall be recorded on the corresponding balance sheet accounts in the currency of par value.
Interest income and discount accrued with respect to third-party promissory notes denominated in a foreign currency which contain no effective payment clause shall be recorded in the accounts in the currency of par value.
Third-party promissory notes acquired by the Bank and denominated in one currency while containing the clause on effective payment in another currency shall be recorded in the currency of liability (payment).
Interest income and discount accrued with respect to third-party promissory notes denominated in one currency while containing the clause on effective payment in another currency shall be recorded in the accounts in the currency of liability (payment).
If the currency of the contract price (transaction amount) of the promissory notes acquired (realized) differs from the payment currency and if the date of ownership transfer occurs earlier than the settlement date, or if the discounted promissory notes denominated in one currency contain the clause on effective payment in another currency, the arising exchange rate differences shall be recorded in the accounts according to the procedure and within the periods set out in Annex 2 to the Accounting Policy, using the accounts of income and expenses from the use of embedded derivatives inseparable from the principal contract (hereinafter — inseparable embedded derivatives, IED).
If a promissory note is acquired at a price lower than its par value, the difference between the par value and the purchase price (the discount amount) shall accrue evenly within the period of promissory note circulation.
With respect to discounted promissory notes with the maturity “at sight, but no sooner than”, the discount shall accrue evenly based on the actual number of calendar days in accrual period starting from the date following the date of promissory note acquisition and ending with the “no sooner” date plus one year (on the basis of 365 or 366 calendar days in a year).

5.13. The procedure for conducting and executing operations with the Bank’s promissory notes shall be determined in Instruction “On the procedure for conducting operations with promissory notes of JSC VTB Bank” enacted by Order of the Bank No. 480 dated June 21, 2006.
Foreign-currency denominated promissory notes issued by the Bank that contain no effective payment clause shall be recorded in the currency of par value of the notes.
Promissory notes issued by the Bank with a par value denominated in one currency and containing a clause on effective payment in another currency shall be accounted for in the currency of liability (payment). In this case, income and expenses arising from the use of IED due to changes in exchange rate of the payment currency with respect to par value currency shall be recorded in the accounts starting from the date of ownership transfer and until the maturity date.
Amounts of discount/interest accrued for issued promissory notes of the Bank with the maturity “at sight, but no sooner than” shall be recorded in the accounts on the last working day of each calendar month as well as simultaneously with transfer of face value of promissory note to account No. 52406 evenly within the period of promissory note circulation.

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Period of circulation starts from the date following the date of drawing up (issuance) of promissory note and ends on the date set out in promissory note with the “no sooner” clause plus one year (on the basis of 365 or 366 calendar days in a year) from the date set out in promissory note as “no sooner”.

5.14. Securities and promissory notes received by the Bank as collateral for loans granted, guarantees issued and other funds placed shall be recorded on the appropriate off-balance sheet accounts as the amount of collateral specified under pledge contract according to the Instruction “On the procedure for accounting of collateral in the form of pledge, guarantees and sureties for loans granted by JSC VTB Bank and guarantees issued” approved by Order of the Bank No. 671 dated December 16, 2010.
Promissory notes issued by the Bank which are transferred to the Bank under pledge contract by virtue of pledging endorsement or blank endorsement shall be recorded on Custody accounts from the effective date of the contract through the end date of the contract.

5.15. Derivatives
5.15.1 In order to fulfill the requirements of Federal Law No. 39-FZ “On Securities Market” dated April 22, 1996 and Regulation “On types of derivatives” enacted by Order of the Federal Service for Financial Markets No. 10-13/pz-n dated March 04, 2010, the Bank established classification of contracts and transactions as derivatives by Order No. 673 dated December 08, 2011 “On classification of contracts and transactions as derivatives”.
Procedure for calculation of fair value of derivatives for the purpose of their daily revaluation shall be governed by separate normative act of the Bank.

5.15.2. Accounting of derivatives shall be governed by internal normative acts of the Bank. Analytical accounting of derivatives shall be carried out on separate ledger accounts of balance sheet accounts No. 52601 “Derivatives from which raising economic benefits is expected”, No. 52602 “Derivatives from which decrease in economic benefits is expected” in RF currency with respect to types of derivatives broken down by each contract or portion of derivative circulated on regulated market, determined by specification of such derivative or by other documents.

6. SPECIFIC ELEMENTS OF SETTLEMENT OPERATIONS ACCOUNTING

6.1. The Bank shall make transfers of funds on bank accounts and without opening bank accounts according to Regulation of the Bank of Russia No. 383-P “On Rules of Funds Transfer” dated June 19, 2012.

6.2. The procedure for making settlements between branches and the Parent Organization of JSC VTB Bank shall be governed by the “Rules on formation of the settlement system of JSC VTB Bank for recording settlements between branches and the Parent Organization of JSC VTB Bank using accounts of internal bank claims and obligations in RF currency, foreign currency and precious metals”.

Settlements between branches via the settlement system of JSC VTB Bank shall be carried out through the Parent Organization. Making settlements between branches on mutual interbranch accounts of internal bank claims and liabilities shall be allowed according to Order of JSC VTB Bank.

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6.3. Settlements under letters of credit on the territory of the Russian Federation which involve legal entities (residents and non-residents) and individuals being individual entrepreneurs shall be made in accordance with Instruction “On the procedure for conducting operations under letters of credit in rubles used for making settlements between legal entities on the territory of the Russian Federation” enacted by Order No. 1204 dated December 30, 2005.

6.4. The procedure for conducting settlement operations in RF currency and in foreign currencies through resident credit organizations, non-resident banks and non-bank credit organizations with which the Bank has established correspondent relationships by virtue of signed contracts/agreements/letters of exchange, shall be governed by the Instruction “On the procedure for conducting settlement operations through the system of correspondent accounts and accounts of internal bank claims and liabilities of JSC VTB Bank” enacted by Order No. 321 dated June 22, 2009.

The Bank’s branches shall be entitled to duly open correspondent accounts with other credit organizations (branches) and to conduct operations with respect to the said accounts.
Relations between the Bank (branch) and other credit organizations (branches) while making settlements on correspondent accounts shall be regulated by the Russian Federation laws and the correspondent account agreement signed between the parties.

The amounts received on the correspondent accounts of the Bank (branch) shall be entered in the corresponding ledger accounts of customers and the Bank (branch). Unidentified amounts which cannot be entered in the appropriate accounts when they are received shall be recorded on balance sheet account No. 47416 “Suspense amounts received on correspondent accounts”.
Analytical accounting allows opening of several ledger accounts for balance sheet account No. 47416 “Suspense amounts received on correspondent accounts”.
After clarification of details of funds transfer in rubles or foreign currency within the periods prescribed by the Instruction “On the procedure for conducting settlement operations through the system of correspondent accounts and accounts of internal bank claims and liabilities of JSC VTB Bank” enacted by Order No. 321 dated June 22, 2009, funds shall be credited as appropriate to the respective receiver account, and if crediting is impossible funds shall be returned back to the sender.

Unidentified amounts that have been written off the correspondent accounts because the said amounts cannot be entered in the appropriate accounts shall be recorded on balance sheet account No. 47417 “Suspense amounts written off correspondent accounts”.
Analytical accounting allows opening of several ledger accounts for balance sheet account No. 47417 “Suspense amounts written off correspondent accounts”.

6.5. The Bank shall perform international settlement operations according to the generally accepted international rules and business practices.
The procedure for international settlements by the Bank with respect to customer operations, including operations by correspondent banks related to export and import of goods, works and services, shall be regulated by Instruction “On the settlement procedure for operations related to export and import of goods, works and services” enacted by Order of the Bank No. 1097 dated December 30, 2004.

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7. SPECIFIC ELEMENTS OF ACCOUNTING WITH RESPECT TO OPERATIONS WITH FOREIGN CURRENCY AND PRECIOUS METALS

7.1. Operations with respect to foreign currency accounts in the Bank shall be conducted in compliance with the Russian Federation laws, according to the normative acts of the Bank of Russia, normative acts of the Bank, the terms of contracts signed as well as the business rules and practices.

7.2. The procedure for purchase and sale of currency, conversion operations and operations with the Bank’s precious metals shall be determined by the normative acts of the Bank.

7.3. Analytical accounting of foreign currency operations shall be carried out with double denomination both in foreign currency and in RF rubles based on the official exchange rate of the Bank of Russia; operations with precious metals shall be accounted for based on the precious metal types (codes) in accounting units of net (for gold) or ligature (for silver, platinum and palladium) weight and in RF rubles; operations with coins and commemorative medals shall be accounted for in RF rubles and in pieces. Synthetic accounting records of the said operations shall be maintained in Russian rubles.

7.4. The Bank’s assets and liabilities in precious metals (excluding precious metals in the form of coins and commemorative medals) and balances on off-balance sheet accounts shall be recorded in the Bank’s balance sheet based on the valuation prices of the Bank of Russia of affined precious metals (gold, silver, platinum, palladium).

7.5. Income and expenses from revaluation of funds in foreign currency and precious metals shall be recorded separately for each foreign currency/precious metal code, according to the procedure set out in Annex 2 to the Accounting Policy.

7.6. Operations of foreign currency purchase and sale in exchange for rubles as well as conversion operations under concluded master agreements governing conversion operations with counterparties (customers, including counterparty banks) shall be conducted by recording of amount of claims and liabilities regarding the amounts due (payable) in the corresponding currencies on balance sheet accounts No. 47407 and No. 47408 “Settlements on conversion operations, derivatives and futures transactions” in mutual correspondence.
Analytical records of futures transactions on balance sheet accounts No. 47407 and No. 47408 “Settlements on conversion operations, derivatives and futures transactions” shall be maintained in the Parent Organization for each counterparty and type of currency, ensuring exogenous accounting in used software for each transaction, in the Bank’s branches - for each transaction.

7.7. Operations of foreign currency purchase and sale in exchange for rubles under instructions of customers except for credit organizations shall be carried out without conclusion of Master agreements governing conversion operations under instruction for foreign currency purchase/sale together with drawing up settlement document by the Bank by direct posting to customers’ accounts, provided that operations are performed to the day and the Bank is entitled to debit funds from current account of the customer opened with the Bank without order from the customer on terms of previously given acceptance.
If the Bank is not entitled to debit funds from current account of the customer opened with the Bank without order from the customer on terms of previously given acceptance, then operation of foreign currency purchase and sale in exchange for rubles under instructions of customers except for credit organizations shall be carried out based on settlement document of the customer.

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Settlements with customers on foreign currency purchase and sale operations on terms of advance cash deposit or the condition of “tomorrow-next” transaction performance shall be recorded using balance sheet account No. 47405 “Settlements with customers on foreign currency purchase and sale”.
Completion of conversion operation of foreign currency purchase and sale using funds deposited on account No. 47405 shall be recorded by accounting entries in correspondence to accounts of the customers.

7.8. With respect to transactions involving purchase and sale of precious metals, the transaction amount shall be recorded in balance sheet accounts No. 47407 and No. 47408 “Settlements on conversion operations, derivatives and futures transactions” in the currency of settlements.

7.9. Recording of operations on banknote transactions shall be made using the following accounts:
- No. 30221, No. 30222 “Outstanding transfers and settlements of credit organization”.

Ledger accounts in analytical accounting shall be opened broken down by Banknote contract/agreement on recording claims/liabilities with respect to supply of foreign cash, receipt/transfer of non-cash coverage, as well as by types of currencies.
- No. 47407, No. 47408 “Settlements on conversion operations, derivatives and futures transactions”.

Ledger accounts in analytical accounting shall be opened broken down by Counterparties with regard to maintaining records by each transaction in the Parent Organization, broken down by each transaction in branches of the Bank.
Operations on banknote transactions shall be accounted for in accordance with the Instruction “On the procedure for carrying out interbank banknote transactions in the Parent Organization of JSC VTB Bank” enacted by Order of the Bank No. 40 dated February 02, 2012.

7.10. The Bank’s currency-denominated claims with respect to a credit organization whose license has been revoked shall be accounted for in Russian rubles based on the exchange rate set by the Bank of Russia and effective on the day the said license was revoked. The Bank shall convert its currency-denominated claims into Russian rubles by transferring the balances from accounts with the corresponding currency code to similar accounts in the Russian Federation currency using the exchange rate set on the date the license of the credit organization was revoked. Claims with respect to currency debt converted into rubles shall not be subject to revaluation.

7.11. The Bank’s currency-denominated claims with respect to a non-credit organization which has been found bankrupt by a court and which is undergoing bankruptcy proceedings shall be determined in Russian rubles using the exchange rate set by the Bank of Russia as of the moment when the arbitration court has recognized the debtor as insolvent (bankrupt). The Bank’s claims included in the Creditors’ Register and denominated in Russian rubles using the exchange rate as of the date when the corresponding decision was made by the court shall be recorded in the Bank’s balance sheet in Russian rubles by transferring the balances from accounts with the corresponding currency code to the similar accounts in the Russian Federation currency. Claims with respect to currency debt converted into rubles shall not be subject to revaluation.

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7.12. Below is the procedure for accounting income/expenses related to revaluation of foreign currency accounts arising due to conversion of the currency-denominated claims to counterparty which are recorded in the balance sheet, recognized by the arbitration court and included in the Creditors’ Register.
If the date established for conversion (termination of asset revaluation in foreign currency) and the date of the actual conversion of currency debt into Russian rubles fall within the current calendar year, the difference between the ruble equivalents (on the date established for conversion and on the date the conversion was actually carried out) shall be recorded on accounts for income and expenses from revaluation of foreign currency accounts.
If the date established for conversion and the date of the actual conversion fall within different calendar years, the difference between the ruble equivalents as related to expired reporting year (as of the date established for conversion and as of the date of annual report preparation), shall be recorded on accounts for income and expenses of past years detected in the reporting year on other banking operations and transactions.

8. PROCEDURE FOR FORMING RESERVES FOR POSSIBLE LOSSES, MANDATORY RESERVES, RESERVES FOR FUTURE EXPENSES, RESERVES- ESTIMATED NON-CREDIT LIABILITIES AND INSURANCE CONTRIBUTIONS

8.1. Provisions for possible losses on loans and similar debts
8.1.1. According to Regulation No. 254-P of the Bank of Russia “On the procedure for making provisions for possible losses on loans, loan debts and similar debts by credit institutions” dated March 26, 2004, the Bank shall make provisions for possible losses on loans, loan debts and similar debts (hereinafter — loans) for the purpose of covering the possible losses due to the borrowers’ failure to repay the funds received.
Making and utilization of provisions, classification of loans and similar debts, adjustment of provisions and accounting of the corresponding operations shall be carried out according to Instruction “On the procedure for making provisions for possible losses on loans and similar debts in JSC VTB Bank” enacted by Order of the Bank No. 424 dated August 07, 2009.

8.1.2. Provisions for loan indebtedness accounted for in the balance sheets of the Bank’s branches shall be made by the branches independently.

8.2. Provisions for possible losses
8.2.1. The Bank shall form, adjust and restore the provisions for possible losses according to Regulation No. 283-P of the Central Bank of Russia “On the procedure for making provisions for possible losses by credit organizations” dated March 20, 2006 and according to Instruction “On the procedure for making provisions for possible losses in JSC VTB Bank” enacted by Order of the Bank No. 210 dated April 4, 2007.

8.2.2. Provisions for possible losses on operations accounted for in the balance sheets of the Bank’s branches shall be made by the branches independently.

8.3. Provisions for operations with offshore zone residents
8.3.1. Provisions for the Bank’s operations with offshore zone residents shall be made according to Directive of the Bank of Russia No. 1584-U “On making and amount of provisions for possible losses on operations of credit organizations with offshore zone residents” dated June 22, 2005 and according to Instruction “On the procedure for making provisions for possible losses on operations with offshore zone residents in JSC VTB Bank” enacted by Order of the Bank No. 390 dated July 14, 2011.

8.3.2. The Bank’s branches shall independently form, adjust and restore provisions for operations with offshore zone residents accounted for in the balance sheets of the branches.

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8.4. The procedure for determination and recording in accounting of reserves- estimated non-credit liabilities and contingent non-credit liabilities shall be carried out in accordance with the Rules for determination and accounting of reserves- estimated non-credit liabilities in JSC VTB Bank enacted by Order of the Bank No. 750 dated October 19, 2012.

8.5. Mandatory reserves
8.5.1. The Bank shall make allocations to mandatory reserves according to the procedure established by Regulation of the Bank of Russia No. 342-P “On mandatory reserves of credit organizations” dated August 07, 2009.

8.5.2. The amount of mandatory reserves shall be calculated by the Bank’s Parent Organization as of the 1st day of the month following the reporting one.

The Bank’s foreign branches shall comply with the reserve requirements according to the laws of their respective countries and according to the procedure and norms established by the competent authorities in the countries where the branches are located.
If it is impossible for a foreign branch to submit the documents confirming compliance with the reserve requirements according to the procedure and standards set by competent authorities in the country where the branch is located, the data submitted by the said foreign branch shall be included in calculation of mandatory reserves.

8.5.3. The Bank shall make allocations to mandatory reserves in the Russian Federation currency by means of transferring the monetary funds from the Bank’s correspondent account.

8.6. Reserves for future expenses
8.6.1. The Bank shall form, on a monthly basis, the reserves for future expenses on payment of the annual compensation to employees; the said reserves shall be equal to 1/12 of the compensation amount based on the work results for 2013, as planned in the Bank’s Budget.

8.6.2. The reserve for future expenses shall be made on the last working day of each month.

8.6.3. The reserves for future expenses shall be made in the Russian Federation currency.

8.6.4. Branches shall independently form the reserves for future expenses on compensation based on the work results for 2013, according to the Bank’s Budget except for branches located on the territory of foreign countries. Reserves for future expenses on compensation based on the work results for 2013 for branches located on the territory of foreign countries shall be formed on the balance sheet of the Bank’s Parent Organization.

8.7. Insurance contributions to the fund for mandatory insurance of deposits
8.7.1. The Bank shall make insurance contributions to the fund for mandatory insurance of deposits according to the procedure established by Federal Law No. 177-FZ dated December 23, 2003 “On insurance of deposits held by individuals in the Russian Federation banks”.

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8.7.2. The Bank’s Parent Organization shall calculate the amounts of insurance contributions as of the 1st day of each month following the reporting quarter; the said amounts shall be calculated for the Bank in general, including the branches.

8.7.3. Insurance contributions to the fund for mandatory insurance of deposits shall be made in the Russian Federation currency by means of transferring the funds from the Bank’s correspondence account.

9. ACCOUNTING OF OTHER OPERATIONS

9.1. Accounting of acquisition of rights to claim discharge of monetary obligations from third parties (cession)
9.1.1. The Bank may acquire rights to claim discharge of monetary obligations from third parties based on the following types of contracts initially concluded by third parties:
- contracts for provision (placement) of funds secured by mortgage. The rights of claim acquired under the said contracts shall be recorded on account No. 47801 “Rights of claim under contracts for provision (placement) of funds secured by mortgage”;
- other contracts for provision (placement) of monetary funds. The rights of claim acquired under the said contracts shall be recorded on account No. 47802 “Rights of claim under contracts for provision (placement) of monetary funds”;
- factoring agreements. The rights of claim acquired under the said contracts shall be recorded on account No. 47803 “Rights of claim acquired under factoring agreements”.

Analytical records with respect to balance sheet account No. 478 “Investments in acquired rights of claim” shall be maintained for each primary contract, including each mortgage.

9.1.2. The date when rights to claim discharge of monetary obligations are acquired (transferred) shall mean the date when the contract for acquisition of rights of claim is concluded, unless another date is determined by the contract.
The date of disposal of the acquired right of claim shall mean the date when the said right is assigned to other persons (realization date) determined by the transaction terms, or the date when the debtor (borrower) discharges its obligations.

In case of advance payments (payments made before the rights of claim under all types of the above-mentioned contracts are transferred to the Bank), the monetary funds transferred as payment for the acquired rights of claim shall be recorded in the balance sheet of the acquiring Bank on account No. 47402 “Settlements with customers on factoring and forfeiting operations”. If the date of rights transfer under the above-mentioned contracts occurs, the advance payments shall be transferred to the corresponding ledger accounts of balance sheet account No. 478.

In case of advance delivery (payment made after the rights of claim under all types of the above-mentioned contracts have been transferred to the Bank), the Bank’s liability to transfer monetary funds under the contracts concluded shall be recorded on account No. 47401 “Settlements with customers on factoring and forfeiting operations”.
If the date of rights transfer and the date of payment for the above rights coincide, accounting records shall be made without using accounts No. 47401 (47402) by means of direct postings to account No. 478 in correspondence to cash accounts.
A right of claim shall be accounted for in the amount of its actual acquisition costs (hereinafter — acquisition price). In addition to the cost of right of claim determined by the terms of the above transactions, the acquisition price shall also include the fees (if any) paid for the services rendered by outside organizations and related to acquisition and registration of the said rights. The above expenses shall be recorded in the accounts on the acquisition date determined by the transaction terms.

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9.1.3. Simultaneously with making entries to account No. 478, the nominal value of acquired rights of claim shall be recorded on account No. 91418 “Nominal value of acquired rights of claim”.
The nominal value of acquired rights of claim shall correspond to the total scope of acquired rights of claim under the initially concluded contract between the borrower and the creditor (the assigning party). The nominal (total) value of the acquired rights of claim recorded on account No. 91418 shall not include the expenses on service fees of outside organizations (for instance, notarization and state registration).
According to the terms of claim assignment agreements, the nominal value of acquired rights of claim may not correspond to the amount of cash allocated for acquisition of the said rights and recorded on account No. 478.
Analytical records with respect to off-balance sheet account No. 91418 “Nominal value of acquired rights of claim” shall be maintained broken down by primary contracts, and within each contract records can be kept broken down to the borrower’s liabilities (the principal debt, overdue principal debt, interest (due, past due), commissions, penalties).

9.1.4. Interest under the terms of initial loan agreements shall accrue in due order for interest accrual under agreements signed by the Bank for provision (placement) of funds according to the quality category of loan debt. Interest shall accrue on the amount of the acquired rights of claim with respect to principal debt (on the unpaid principal balance under the initial agreement between the borrower and the assigning party as of the date of assignment) starting from the day following the date of rights acquisition.
Interest under initial loan agreements shall be recorded in the Bank’s balance sheet taking into account the peculiarities set out in section 4 of this Accounting Policy.

9.1.5. Provisions for possible losses on loans with respect to acquired rights to claim discharge of monetary obligations from third parties shall be formed on account No. 47804 “Provisions for possible losses” according to the established procedure. Ledger accounts for account No. 47804 shall be opened for each debtor, broken down by initial agreements concluded by the assigning party.

9.1.6. Operations involving the debtor’s discharge of the rights of claim acquired by the Bank and recorded on account No. 478, or operations on further resale of the said rights to other persons, shall be recorded on balance sheet account No. 61212 “Retirement (realization) and discharge of the acquired rights of claim”.
Operations involving the Bank’s realization of rights of claim under the initial agreements for provision (placement) of funds shall be recorded on balance sheet account No. 61209 “Retirement (realization) of property”. Analytical accounting of account No. 61209 shall be maintained in ledger accounts broken down by each primary contract.

9.2. Accounting of participatory interest in the authorized capital of nonstock companies
9.2.1 It is established that stakes in the capitals of non-joint stock companies, both resident and non-resident, are recognized on balance sheet accounts Nos. 60201-60204 at acquisition value.

9.3. Procedure for forming financial results
9.3.1. On the first working day of 2013, following drawing-up of the daily balance for January 1, 2013, the balances on income and expense accounts recorded on account No. 706 “Financial result of the current year” shall be transferred to account No. 707 “Financial result of the past year”, which constitutes the first PBSDE entry.

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Post balance sheet date events shall be recorded on account No. 707 “Financial result of the past year” (excluding account No. 70712 “Payments out of profit after tax”).

9.3.2. Income and expenses of the current year 2013 shall be accounted for based on accrued total method starting from the beginning of the year and shall be recorded on balance sheet account No. 706 “Financial result of the current year”. Financial result of the Bank’s activities during the reporting year shall be determined by drawing-up the “Income Statement”.

9.3.3. The transfer by the branches of balances on the accounts of financial result for the past year to the balance sheet of the Parent Organization shall be recorded on the day set out by the Order of the Bank. In the balance sheets of the branches the transfer of financial result shall be recorded as PBSDE entries in correspondence to the accounts for internal bank claims and liabilities related to transfer of financial result; in the balance sheet of the Bank’s Parent Organization — as entries made for specific ledger accounts of the branches’ financial results of the past year in correspondence to the accounts for internal bank claims and liabilities related to acceptance of financial result.
On the day determined by order of the Bank for preparation of the annual report, the balances on the accounts of financial result for the past year in Parent Organization and branches shall be transferred to balance sheet account of profit (loss) of the past year No. 70801 (70802) by making accounting entries reflecting post balance sheet date events.
Simultaneously, in the balance sheet of the Bank’s Parent Organization the balances from specific ledger accounts of the branches’ financial results of the past year shall be transferred by means of PBSDE entries to balance sheet account of profit (loss) of the past year No. 70801 (70802).

9.3.4. Income and expenses on bookkeeping accounts during the reporting year shall be recorded according to the procedure set out in the Bank’s internal normative acts and in Annex 1 hereto.

9.3.5. The procedure for determining income and expenses for profit taxation purposes and the procedure for accrual and payment of specific taxes and levies shall be established by Accounting Policy for Taxation Purposes of JSC VTB Bank and by the Bank’s normative acts issued for the purpose of compliance with the Russian Federation laws on taxes and levies.

9.3.6. The Bank’s income and expenses in foreign currencies shall be recorded in the income and expense accounts in rubles based on the exchange rate of the Bank of Russia effective on the date of income and expense recognition.

9.4. Distribution of profit, creation and use of the Bank’s funds
9.4.1. Profit shall be distributed by the Bank, including distribution for payment of dividends and replenishment of reserve fund, based on resolution of the annual General Meeting of Shareholders according to the results of the financial year in strict compliance with the approved financial result, allocation and distribution of profit for the reporting year.

9.4.2. The amount of profit retained at the Bank’s disposal by resolution of the annual General Meeting of Shareholders shall be transferred from account No. 70801 to account No. 10801 within two working days after drawing-up the minutes of the annual General Meeting of Shareholders.

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If there are losses based on the results of the Bank’s activity, the balance from account No. 70802 “Loss of the past year” shall be transferred to account No. 10901 “Uncovered loss”.

9.4.3. The amounts of undistributed profit retained at the Bank’s disposal by resolution of the Annual Meeting of Shareholders and the uncovered loss recorded in the Bank’s annual accounting report for the corresponding year shall be recorded on balance sheet accounts opened in the balance sheet of the Parent Organization: accounts No. 10801 “Undistributed Profit” and No. 10901 “Uncovered Loss”, accordingly.
In analytical accounting, the following separate ledger accounts shall be maintained for balance sheet account No. 10801 “Undistributed Profit”:

- profit retained at the Bank’s disposal by resolution of the Annual Meeting of Shareholders;
- amounts of revaluation of fixed assets at their retirement;
- transferred balances of account “Accumulation Fund”;
- transferred balances of account “Material and Technical Base Development Fund”;
- transferred balances of account “Fund of Exchange Rate Differences on Revaluation of the Bank’s Equity”;
- transferred balances of account “Social and Industrial Development Fund”;
- unclaimed dividends on shares of the Bank.

In analytical accounting, one ledger account shall be maintained for balance sheet account No. 10901 “Uncovered Loss”.

9.4.4. The procedure for forming and using the Bank’s Reserve Fund according to the requirements of Federal Law No. 208-FZ dated December 26, 1995 “On Joint-Stock Companies” shall be determined by Regulation on Reserve Fund approved in due order.
Allocations to the Reserve Fund shall be made by resolution of the General Meeting of the Bank’s Shareholders.
The Bank’s Reserve Fund shall be formed (replenished) at the expense of the Bank’s profit.

9.4.5. The Reserve Fund amounts shall be recorded on balance sheet account No. 10701 “Reserve Fund”. Analytical records shall contain one ledger account for balance sheet account No. 10701 “Reserve Fund”.

9.5. Accounting of authorized capital
9.5.1. Authorized capital of the Bank shall be recorded at nominal value of shares in RF currency on account No. 10207 “Authorized capital of credit organizations incorporated as a joint-stock company”. Two ledger accounts “Shareholders being federal executive bodies” and “Other shareholders” shall be maintained on the balance sheet of the Parent Organization.
Information on shareholders owning shares of the Bank shall be provided by the registrar on the basis of concluded agreement on maintaining the register of shareholders of the Bank.

9.5.2. Account No. 60320 “Settlements with shareholders (participants) on dividends” shall be used for the purposes of accrual and payment of dividends to shareholders. Analytical accounting with respect to account No. 60320 shall be carried out broken down by each shareholder except for shareholders owning fractional shares, for such shareholders the Bank shall maintain consolidated accounts.

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Ledger accounts for account No. 60320 shall be maintained on the balance sheet of the Parent Organization and branches which make settlements with shareholders in respect of dividends payment.

10. ORGANIZATION OF INTERNAL CONTROL OVER THE BANK’S OPERATIONS

10.1. The Bank’s internal control bodies shall be responsible for internal control organization. The Internal Control Department shall be responsible for coordination of work aimed at ensuring internal control.
Internal control shall be exercised by the Bank’s structural subdivisions that are vested with full or partial control functions as well as by individual employees by virtue of their job responsibilities according to “Regulation on internal control organization in JSC Vneshtorgbank” approved by the Supervisory Board of the Bank (minutes No. 20 dated November 19, 2012).
Follow-up control in all sectors of accounting and transactional work shall be exercised by the Central Accounting Department by means of preparing the Bank’s normative acts on follow-up control issues.
The timeliness and accuracy of accounting operations recording shall be ensured by responsible employees which have drawn up and signed the primary accounting document and have recorded the operation in the Bank’s balance sheet.

10.2. Current and follow-up control of operations in the Bank shall be carried out according to Instruction “On the procedure for organization of current and follow-up control over accounting and cash operations in JSC VTB Bank” enacted by Order of the Bank No. 110 dated February 26, 2009.
The procedure for reconciliation of analytical and synthetic accounting data shall be established by Regulation “On the procedure for reconciliation of analytical and synthetic accounting data and formation of daily accounting records with respect to balance sheet and off-balance sheet accounts, custody accounts, futures transaction accounts in JSC VTB Bank” enacted by Order of the Bank No. 588 dated September 6, 2002.

10.3. Control over the state of accounts payable and receivable shall be exercised according to Instruction “On the procedure for internal bank control over accounts receivable and payable and control over the settlement funds in JSC VTB Bank” enacted by Order of the Bank No. 613 dated July 15, 2003.

10.4. The documents with respect to operations requiring additional control shall bear, apart from the signature of the responsible employee who has drawn up the document, the signature of a specially appointed employee (inspector) whose duties include exercising control over the said operations, and, if the need arises, the said documents shall bear the signatures of other officials. In certain cases, the signatures shall be attested by a seal (stamp).
A set of specimen signatures of the operating workers (responsible employees) of the Parent Organization’s subdivision/branch and of the employees exercising additional control shall be stored by the manager of the Parent Organization’s operational subdivision/chief accountant of the branch/manager of branch Directorate. Managers of the Parent Organization’s operational subdivisions/chief accountant of each branch/manager of branch Directorate shall be responsible for ensuring safekeeping of signature specimens and shall make prompt changes in the specimen signatures due to employee hiring, firing and change of positions.

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10.5. Erroneous (wrong) recording (non-recording) of operations (transactions) on accounts (hereinafter — the error) shall be corrected on the day when they were detected.

Errors may be caused by the following reasons:
- improper application of Russian Federation laws on accounting and (or) normative legal acts on accounting;
- improper application of the Accounting Policy;
- inaccurate calculations;
- wrong classification or appraisal of business activities;
- wrong use of information available as of the date of making entries;
- unfair conduct of the Bank’s officials.

Discrepancies or gaps in recording financial and business activities in accounting detected due to acquisition of new information, which was not available at the moment of recording (non-recording) of such financial and business activities in accounting shall not be considered errors.

Income/expenses arising while recording operations related to previous reporting periods based on primary documents which for some reason were submitted to reporting subdivisions after the date of making annual report for respective reporting year, shall be recorded on account No. 706 “Financial result of the current year” in PLS symbols relating to income and expenses for the previous years detected in the reporting year.

10.5.1. The error is considered to be material, if it impacts, either alone or in combination with other errors made for the same reporting period, the Bank’s financial result to the amount equaling at least 0.5% of Bank’s capital as of the reporting date.

10.5.2. Erroneous entries shall be corrected, depending on the time they are detected and the nature of error, according to the following procedure.
Errors detected by responsible employees and/or inspectors before transaction day is closed shall be corrected as follows:
- if the document has been posted (executed) and may be cancelled according to the processing terms — by deleting the erroneous entry and forming a new, correct one;
- if the document has been posted (executed) and may not be cancelled according to the processing terms (for instance, after payment operations have been posted, SWIFT message has been formed, funds have been written off the Bank’s correspondent account and in other cases when erroneous entries of the current day may not be cancelled according to the processing terms) — by drawing-up a corrective memorial slip and executing a new document with the correct details.

Erroneous entries detected after signing daily balance sheet shall be corrected on the date of detection by reversing entries on accounts where erroneous entries were made (reversal posting) together with drawing up a corrective memorial slip and posting correct accounting entry together with drawing up memorial slip with correct details. Erroneous entry corrected by reversal posting shall be specifically marked in registers. At the same time corrections shall be made to all related accounting registers.

If it is impossible to make corrections in accounting records (related to customers’ accounts, internal bank accounts, cash accounts, while recording settlement operations and other operations) by reversal posting with respect to wrong entry, one memorial slip shall be drawn up which refers to account where corrective entry was made and from where funds shall be debited and transferred to the right account.

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10.5.3. If funds have to be written off the customer accounts in order to correct the erroneous entries, this shall be done in accordance with the procedure provided for by the bank account agreement. In order to write funds off the customer accounts in order to correct the erroneous entries, the customers’ written consent shall be obtained to do so, unless otherwise stipulated by the bank account agreement.
Funds shall be written off the customers’ accounts in due order of payments. If no funds are available on the customer’s account, the erroneous entry may be corrected by the decision of an authorized person of the Bank using account for settlements with other debtors. The Bank shall take mandatory steps to recover funds on the said account.

10.5.4. Corrective memorial slips shall be drawn up in hard copy according to form OKUD 0401108 in four counterparts the first of which shall be placed to daily accounting records, the second and the third counterparts shall be issued to the customers related to debit and credit entry and the fourth counterpart shall be left in memorial slip register.

Corrective memorial slips shall be signed by responsible employee, inspector, chief accountant (on his/her instruction - by assistant chief accountant or by an authorized person duly vested with the said signature right).
Memorial slip register shall be kept by chief accountant (his/her assistant or authorized person vested with the right to sign corrective memorial slips).
Corrective memorial slips shall have numbering scheme dedicated from other documents.
It shall be shown in the text of corrective memorial slip when and with respect to which document an erroneous entry occurred, and if corrective memorial slip was originated from the customer’s request, then a reference shall be made to such a request. Unless otherwise is performed by software of the Bank while drawing up corrective memorial slips, the fourth counterpart of corrective memorial slip shall be endorsed with a note indicating the person due to the fault of which the erroneous entry occurred, job title and last name of responsible employee and person who controlled erroneous entry.
Customer requests originating drawing up of corrective memorial slips shall be kept in daily accounting records as annexes to such corrective memorial slips.

10.5.5. Erroneous entries in income and expense accounts shall be corrected according to the procedure established in clause 4 of Annex 1 to the Accounting Policy.

President — Chairman of the Board
JSC VTB Bank
A. L. Kostin

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Annex 1
to Regulation “Accounting Policy of JSC VTB Bank” enacted by Order of JSC VTB Bank No. 1046 dated December 26, 2012

MAIN PRINCIPLES FOR RECOGNITION AND RECORDING OF INCOME AND EXPENSE AMOUNTS IN THE ACCOUNTS OF JSC VTB BANK

1. General provisions
1.1. These principles determine the procedure for recognition and recording of certain types of income and expenses in the accounts, unless otherwise stipulated in specific normative acts of the Bank.

1.2. For the purposes of this document, the terms and definitions below shall have the following meanings.

Future Year shall mean the calendar year following the Current Year when the Contract execution continues.

Compensation shall mean the Bank’s costs and expenses subject to compensation (reimbursement, refund) by the Counterparty.

Date of Supporting Documents Receipt shall mean the date when the document was received, certified by an internal stamp for registration of incoming accounting documents.

Recognition Date shall mean the date of recording in the accounts the income received or expenses incurred from performance of works (provision of services), including income and expenses from banking operations and other transactions as well as operating and other income and expenses, such as commission fees and commission charges.

Accounts Receivable shall mean the total of claims (cash, property) which the Bank has against debtor Counterparties.

Contract shall mean contract related to the Bank’s financial and business activities (i.e. contracts for purchase and sale of property, performance of works, provision of services, lease (sublease) contracts, bank account agreements, bank deposit agreements (including those signed with credit organizations), loan agreements, agreements for transactions with financial assets and other contracts) signed between the Bank and the Counterparty. If a contract stipulates that several types of services shall be rendered (several types of work performed, other transactions executed), then each type of services, works and transactions shall be viewed as performed under a separate contract.

Staged work delivery contract shall mean a Contract to be performed within several months which stipulates acceptance of works performed (services rendered) as each stage is completed, with drawing-up and signing of the Supporting Documents.

Commission Fee shall mean the Bank’s income in the form of fees for operations, services as well as for intermediary services under Commission and Mandate Contracts, Agency Contracts and other similar Contracts.

Commission Charge shall mean the Bank’s expense in the form of payments charged from the Bank for operations, transactions, services rendered to the Bank, including expenses related to support of the Bank’s activities, and in the form of payments charged from the Bank for rendering intermediary services under commission and mandate Contracts, agency Contracts or other similar Contracts.

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Counterparty shall mean the other party to a Contract (customer, respondent bank, buyer, seller, receiver, consumer etc.).

Accounts Payable shall mean the funds that were raised by the Bank on a temporary basis for settlements with respect to assets sold, works performed and services rendered, amount of repayment obligations to creditor Counterparty.

Deferment of payment shall mean the Contract provision according to which the Counterparty (buyer) shall pay for a service or work in full or in part in some time after the work or service was completed by the Contractor in due time under the Contract.

Supporting Documents shall mean primary documents that have been executed in compliance with the law, confirm the fact of work or service completion, serve as the basis to recognize the income received or expenses incurred (for instance, the act of transfer and acceptance of works performed, the act of services rendered, the Contractor’s reports etc.), and contain all the required details allowing to determine the substance and nature of the services rendered (works performed).

The principle for uniform recognition of income and expenses of Contract performance — in order to calculate amount of income or expense for the corresponding time interval (part of time interval):

  based on the number of calendar days, amount of income or expense per one calendar day shall be multiplied by number of calendar days contained in this time interval. In order to calculate amount of income or expense per one calendar day, the total cost of services under the Contract shall be divided by the total number of calendar days in the period of rendering of services (performance of works) under the Contract;
  based on the number of months, the total cost of services under the Contract shall be divided by number of months of the Contract duration and in order to calculate amount of income or expense per one day of incomplete month, the total cost of services per one month of the Contract duration shall be divided by number of calendar days of such month unless otherwise specified in the Accounting Policy or other normative acts of the Bank.

Advance payment for a service (work) shall mean a Contract provision stipulating that the Counterparty (buyer) shall pay for the service or work in full or in part prior to the Contractor’s performance of the work or service in due time, as specified in the Contract.

Tariffs shall mean the list of possible amounts and rates of fees for the operations conducted by the Bank under instructions of individuals and legal entities, including credit organizations, stipulated by the Catalogue of tariffs for services rendered by the Bank approved by the Bank’s Order as well as by other Contracts establishing the said Tariffs.

Current Year shall mean the calendar year when a Contract was concluded and when Contract performance started.

1.3. Income and expenses shall be recognized and recorded based on the prudence principle.

1.4. Lump sums received (paid) that are subject to recording as income (expenses) in the subsequent periods shall be recorded in the Bank’s balance sheet as deferred income (expenses).
The time interval for recording the amounts on accounts of deferred income (expenses) shall constitute one calendar month. The amounts of deferred income and expenses for the corresponding calendar month shall be recorded on accounts of deferred income and expenses no later than the last working day of calendar month.
If deferred income and expenses are recorded, correspondingly, as income and expenses during the time intervals to which they refer, no additional primary supporting documents are needed to prove that income has been acquired or expenses incurred, i.e., to prove the fact of income and expenses recognition.

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2. Income Recognition Rules
2.1. Income Recognition Principles
2.1.1. Income shall be recognized in accounts provided all of the following conditions are met:
a) the Bank’s right to receive the said income arises from a specific Contract or is confirmed in any other appropriate way;
b) the income amount may be determined;
c) there is no uncertainty as to income receipt;
d) as a result of a specific operation on delivery (realization) of asset, performance of works, provision of services, the ownership to the asset delivered has been transferred from the Bank to the buyer, or the work has been accepted by the customer, or the service has been rendered.

2.1.2. Interest income from operations involving placement (provision) of cash and precious metals, from acquired debt instruments (including third-party promissory notes), from securities lending operations as well as income from provision of other assets for a fee and on the temporary use basis (possession and use) shall be recognized by the Bank provided all of the conditions specified in subparagraphs “a”-“c”, paragraph 2.1.1 hereof are complied with.
Lack or availability of uncertainty as to acquisition of the said income shall be recognized by the Bank based on estimated quality of loans, loan debt or similar debts (hereinafter — the “loan”) or the estimated level of risk of possible losses with respect to the appropriate asset (claim):
- for loans and assets (claims) referred by the Bank to quality categories I-III, income acquisition shall be recognized as positive (the probability of income acquisition is unconditional and (or) high);
- for loans and assets (claims) referred by the Bank to quality categories IV and V, income acquisition shall be recognized as uncertain (problematic or uncollectible income).

2.1.3. Income from operations involving asset delivery (realization), performance of works or provision of services shall be recognized by the Bank if all of the conditions specified in subparagraphs “a”, “b” and “d”, paragraph 2.1.1 hereof are complied with.
Income from specific operations of asset delivery (realization) shall be recognized in the Bank’s accounts on the date when ownership to the said delivered (realized) assets is transferred, irrespective of the contractual payment terms (advance, down payment, deferment, installments).

2.1.4. If at least one of the conditions listed in paragraph 2.1.1 hereof is not satisfied with respect to cash or other assets that have been actually received by the Bank, a liability (including liability in the form of Accounts Payable), and not income, shall be recognized in the accounts.

2.1.5. The amounts received (collected) which are to be transferred in favour of third parties shall not be recognized as income.

2.2. Income Recognition Date.
Depending on the type (nature) of operations conducted by the Bank, the Income Recognition Date shall mean:
2.2.1. The date when ownership to assets delivered (realized) is transferred — for income from specific operations of asset delivery (realization).

2.2.2. The date when work is accepted (service rendered) - for income from specific operations involving performance of works (rendering of services). The date of work acceptance (provision of service) shall be determined under the Contract signed (including the settlement date), or as the last working day of the month, or as the Date of receipt (drawing-up) of Supporting Documents, irrespective of the contractual payment terms.

2.2.3. The date when a court decision becomes effective, or the date when monetary funds are actually received, or the date when the debtor provides a written confirmation:
- with respect to income in the form of forfeits (fines, penalties) and (or) other sanctions for breach of contractual or debt obligations;
- with respect to loss (damage) compensation amounts.

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2.2.4. The date when documents confirming the income are detected (received, settled and (or) found):
- for income from writing-off liabilities, including unclaimed Accounts Payable;
- for income from recording of cash and property surpluses;
- for income from cash received with respect to claims and accounts receivable that were written off as expenses in the past years;
- for other income of non-recurrent, random nature.

2.2.5. The earlier of the two dates: delivery date or settlement date, for the following transactions concluded:
- on purchase and sale of a foreign currency for Russian rubles in cash and non-cash forms (including futures transactions);
- purchase and sale of a foreign currency in exchange for another foreign currency) in cash and non-cash forms (including futures transactions).

2.2.6. The date of ownership transfer with respect to operations on:
- retirement (realization) of precious metals and precious stones (including futures transactions);
- retirement (realization) of the Bank’s property.

2.2.7. Revaluation date — for income in the form of positive revaluation due to changes in the official foreign currency exchange rates/valuation prices for precious metals/ basic variables for claims and liabilities revaluated using IED:
- funds in foreign currencies;
- precious metals;
- claims and liabilities revaluated using IED.

2.2.8. The date fixed by the Contract — for income from operations related to conclusion and performance of settlement (non-delivery) futures transactions (including progress payments in the form of variation margin).

2.2.9. The date of claim retirement, which shall mean the date when the right of claim is transferred to other parties (realization date) determined by the transaction terms, or the date when a debtor (borrower) discharges its obligations.

2.2.10. The date of declaration (including open publication) — for income in the form of dividends based on share participation in the activities of other organizations.

2.3. Peculiarities of income recognition and accounting, depending on the contractual payment terms.
2.3.1. Income from operations received by the Bank on Recognition Date shall be recorded on income accounts.

2.3.2. Monetary funds received by the Bank prior to Recognition Date (for instance, under a Contract with the provision of Advance Payment for a service) shall be recognized in accounts on the day they are received:
- as Accounts Payable, if the Contract provides for monthly or staged drawing-up of Supporting Documents, and shall be referred to income accounts when Recognition Date occurs;
- as deferred income, if the contract does not provide for drawing-up of Supporting Documents, or if a single Supporting Document is drawn up for the total Contract amount at Contract start, and shall be referred to income accounts on the dates determined by paragraph 1.4 of this Annex.

2.3.3. If the income Recognition Date arrives under concluded Contracts with the provision for Payment Deferment, or if the funds are not received from the Counterparty, the Bank shall record the recognized income and the Accounts Receivable.

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2.4. Peculiarities of income recognition with respect to Contracts performed within several months (income for services rendered for several months).
Income form provision of services, including Commission Fee, shall be recognized and recorded in the accounts:
2.4.1. for Contracts without staged delivery of works (services) — on the last working day of the month and on the date of Contract expiry, and for credit operations also on the scheduled date of commission fee payment, on the date of prepayment of commission in the amount related to the current reporting period (calendar month), on the date of termination of credit use, on the date of actual establishing credit facility with full drawdown limit, on the date of early recall of debt under loan agreement (if such dates go before the date of termination of use), on the date of final repayment of credit (if it goes before the last working day of the month), taking into account the Principle for uniform recognition of income and expenses based on the number of days/months of Contract performance, or based on the actual scope of rendered services, or based on the actual cost of the service rendered during the specific month according to the Contract terms.

2.4.2 for Contracts with staged delivery of works (services) — on the date Supporting Documents are received from the Counterparty, in the amount determined by the Supporting Documents.

2.5. Income from operations of asset delivery (realization) shall be determined as the difference between the balance sheet value of assets and the costs of asset retirement (delivery) in the established cases, and the proceeds from sale, and shall be recognized in accounts on the date when ownership to the said delivered (realized) assets is transferred, irrespective of the contractual payment terms.

2.6. Currency income from performance of works and provision of services shall be recorded on income accounts in ruble equivalents of the corresponding foreign currency amount, based on the official exchange rate of the Bank of Russia on the Date of Income Recognition.
If, for any reasons, the Supporting Documents serving as the basis for recording the operation in the accounts and (or) for determining the Income Recognition Date are accounted for on a later date, the differences between revaluation of foreign currency funds on the accounting date and on the Recognition Date shall be recorded in correspondence to the accounts for income/expenses from revaluation of foreign currency funds.

2.7. If the Bank is entitled to debit funds from the Counterparty’s account on terms of previously given acceptance, no funds were received in payment for the said fee and no funds are available on the Counterparty’s account as of the date set out by Contract when the payment of fee should be made to the Bank, the order on collection of debt from the Counterparty shall be placed to the respective queue of outstanding orders (account No. 90901/No. 90902/No. 90904) no later than the next working day.

3. Expense Recognition Rules
3.1. Expense Recognition Principles
3.1.1. Expense shall be recognized in the Bank’s accounts provided the following conditions are met:
a) the expense is made (arises) according to a specific Contract, requirements of legislative or other normative acts, or business practices;
b) the expense amount may be determined;
c) there is no uncertainty with respect to the expense.

3.1.2. The Bank shall acknowledge that if the Bank acts as a customer (receiver, consumer, buyer) with respect to any works and services, the uncertainty regarding the above shall be removed starting from the Date of work or service acceptance by the Bank.

3.1.3. Expenses on specific operations of assets delivery (realization) shall be recognized in the Bank’s accounts on the date ownership to the assets delivered (realized) is transferred, irrespective of the contractual payment terms (advance, down payment, deferment, installments).

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3.1.4. If any of the conditions listed in subparagraphs of paragraph 3.1.1 hereof is not met with respect to any cash actually paid or assets delivered, only the corresponding asset (or claim, including claim in the form of Accounts Receivable), and not expense, shall be recognized in the Bank’s accounts.

3.1.5. The costs and expenses subject to compensation to the Bank according to specific contract terms shall not be recognized as the Bank’s expenses and shall be recorded as Accounts Receivable.
Compensations regarding services of individual nature and banking operations shall be recorded on account receivable No. 47423 “Claims with respect to other operations”; compensations regarding business operations - on accounts No. 60312 “Settlements with suppliers, contractors and customers” and No. 60314 “Settlements with non-resident organizations on business operations”; compensations regarding other operations — on account No. 60323 “Settlements with other debtors”.
The costs of services which cannot be identified as related to specific Counterparties (for instance, mail bills, DHL bills) shall be recognized as the Bank’s expenses.

3.2. Expense Recognition Date
Depending on the type (nature) of operations conducted by the Bank, the Expense Recognition Date shall mean:
3.2.1. The date when ownership to assets delivered (realized) is transferred — for expenses on specific operations of asset delivery (realization).

3.2.2. The date when work is accepted (service rendered) - for expenses on specific operations involving performance of works (provision of services). The date of work acceptance (provision of service) shall be determined under the Contract signed (including the settlement date), or as the last working day of the month, or as the Date of receipt (drawing-up) of Supporting Documents, irrespective of the contractual payment terms.

3.2.3. The earlier of the two dates: delivery date or settlement date with respect to transactions:
- on purchase and sale of a foreign currency for rubles in cash and non-cash forms (including futures transactions);
- purchase and sale of a foreign currency in exchange for another foreign currency) in cash and non-cash forms (including futures transactions).

3.2.4. The date of ownership transfer with respect to operations on:
- on retirement (realization) of precious metals and stones (including futures transactions);
- retirement (realization) of the Bank’s property.

3.2.5. The date of claim retirement, which shall mean the date when the right of claim is transferred to other parties (realization date) determined by the transaction terms, or the date when a debtor (borrower) discharges its obligations.

3.2.6. The date fixed by the Contract for payment of expenses on operations related to conclusion and performance of settlement (non-delivery) futures transactions (including progress payments in the form of variation margin).

3.2.7. The date when salary funds are calculated — for salary expenses.

3.2.8. The date falling on one of the last five working days in a month — for expenses on amortization of fixed and intangible assets.

3.2.9. The date of taxes and levies calculation, but no later than the corresponding payment date
- for taxes and levies.

3.2.10. The date of advance report approval — for travel and representation expenses. Reports with regard to representation expenses incurred in cash by employees of the Bank which are to be compensated, shall be submitted within three working days after such representation event.

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3.2.11. The date when monetary funds are actually paid, or effective date of a court decision or determination on including the debtor’s liabilities in the scheduled creditor’s register under bankruptcy proceedings:
- with respect to expenses in the form of forfeits (fines, penalties) and (or) other sanctions for breach of contractual or debt obligations;
- with respect to loss (damage) compensation amounts.

3.2.12. The date when documents are detected (received, settled and (or) found) confirming the expenses:
- on writing-off uncollected Accounts Receivable;
- on writing-off property or cash deficiencies2;
- resulting from force-majeure circumstances in business activity (a natural disaster, a fire, an accident, nationalization of property etc.);
- charity and other similar expenses;
- other expenses of non-recurrent, random nature.

3.2.13. Revaluation date — for expenses in the form of negative revaluation due to changes in the official foreign currency exchange rates/valuation prices for precious metals/ basic variables for claims and liabilities revaluated using IED:
- funds in foreign currencies;
- precious metals;
- claims and liabilities revaluated using IED.

3.3. The peculiarities of expense recognition, depending on the contractual payment terms
3.3.1. Expenses, including Commission Charges, paid (transferred) by the Bank on the Recognition Date shall be recorded on expense account.

3.3.2. Advance Payments made by the Bank under Contracts containing the provisions for Advance Payments shall be recognized in the corresponding accounts:
- as Accounts Receivable, if the Contract provides for monthly or staged drawing-up of Supporting Documents prior to Expense Recognition Date;
- as deferred expenses, if the contract does not provide for drawing-up of Supporting Documents, or if a single Supporting Document is drawn up for the total Contract amount at Contract start; the said expenses shall be referred to expense accounts according to paragraph 1.4 of this Annex.

3.3.3. If the Expense Recognition Date arrives under Contracts concluded with the provision for Payment Deferment, the Bank shall record the recognized expenses and Accounts Payable.

3.4. Peculiarities of expense recognition with respect to Contracts performed within several months.
Expenses shall be recorded in the accounts as follows:
3.4.1. for Contracts without staged delivery of works (services) — on the last working day of the month and on the date of Contract expiry, taking into account the Principle for uniform recognition of income and expenses based on the number of days/months of Contract performance, or based on the actual scope of works performed or services rendered, or the specific cost of service (work) performed during the specific month, according to the Contract terms.

3.4.2. for Contracts with staged delivery of works — on the date Supporting Documents are received, in the amount determined by the Supporting Documents.

3.5. Peculiarities of recognition of certain expense types
____________________

2 including writing-off according to the procedure stipulated by Instruction “On the procedure of cash operations in JSC VTB Bank” enacted by Order of the Bank No. 682 dated August 1, 2005.

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3.5.1. Salary expenses, including quarterly bonuses and compensations, shall be recorded on expense accounts as they accrue. In this regard, the amounts of accrued vacation allowances transferred from one month to another shall be recognized as expenses in proportion to the number of days in each month.

3.5.2. Expenses on all types of fixed assets repairs shall be recognized based on Supporting Documents, as the tangible assets used for the repairs are written off and as the acts for transfer and acceptance of works performed are signed.

3.5.3. Expenses on utilities and other services rendered under the Contracts which do not provide for execution of Supporting Documents shall be recorded in the accounts on the last working day of the month based on calculations, certificates, readings of counters, norms etc.

3.5.4. VAT amounts paid shall be recorded as expenses if the cash has actually been transferred to the Counterparty, but no sooner than the Expense Recognition Date under the Contract, provided the corresponding invoices are available. Invoices only are insufficient without the Supporting Documents where the appropriate VAT amounts are shown in separate lines.

3.5.5. Amounts of insurance premiums (contributions) under insurance agreements shall be recorded as expenses of the Bank in proportion to number of days of month to which they refer;

3.6. Expenses on specific operations of asset delivery (sale) shall be determined as the difference between the balance sheet value of assets, costs related to retirement (sale) of assets in the established cases, and the proceeds from selling; the said expenses shall be recognized in accounts on the date when ownership to the said delivered (sold) assets is transferred, irrespective of the contractual payment terms.

3.7. The Recognition Date for expenses in the form of forfeits (fines, penalties) and other sanctions for default or improper performance of contractual terms shall mean the Date the appropriate amounts are recognized by the Bank (the date of actual payment of funds transferred as forfeits), or the date when the court decision on collection of the said amounts from the Bank becomes effective.

3.8. Currency expenses on works performed and services rendered shall be recorded on expense accounts in ruble equivalents of the corresponding foreign currency amount, based on the official exchange rate on the Expense Recognition Date in the context of requirements of normative acts of the Bank of Russia related to recording of foreign currency accounts revaluation.
If, for any reasons, the Supporting Documents serving as the basis for recording the operation in the accounts and (or) for determining the Expense Recognition Date are accounted for on a later date, the differences between revaluation of foreign currency funds on the accounting date and on the Recognition Date (realization date) shall be reversed in correspondence to accounts for revaluation of foreign currency funds.

3.9. The cost of state duty with respect to statements of claim submitted to judicial bodies shall be recorded on account No. 60312 “Settlements with suppliers, contractors and customers”.
Based on an effective decision of the court regarding compensation by a party to the proceedings of the state duty amount paid by the Bank, the Bank’s state duty costs shall be transferred to account No. 60323 “Settlements with other debtors”.
If the court decision is not in favour of the Bank, the state duty costs shall be recognized as expenses on the date when the court decision takes effect.

3.10. According to Article 106 of the Arbitration Procedure Code of the Russian Federation, the litigation expenses related to proceedings in the court of arbitration shall include the amounts payable to experts, witnesses, translators, expenses related to on-site inspection of evidence, service fees of attorneys and other persons providing legal aid (representatives) as well as other expenses incurred by the parties to the case in connection to the arbitration proceedings.
Legal and arbitration expenses incurred by the Bank while referring to judicial bodies shall be recognized as expenses if a judicial act sets out that the Bank is a defeated party in the case. In this case, the date of legal expense recognition shall constitute the date when the court decision becomes effective. If a judicial act rules that the other party to the case shall compensate the Bank’s legal expenses, the amount of legal expenses specified in the effective judicial act shall be recorded on account No. 60323 “Settlements with other debtors” until the said amount is collected (written off). Control over collection of accounts receivable shall be exercised according to the requirements set out in Regulation No. 283-P of the Central Bank of Russia “On the procedure for making provisions for possible losses by credit organizations” dated March 20, 2006 and in Instruction “On the procedure for making provisions for possible losses” enacted by Order No. 210 dated April 4, 2007.

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4. Correction of erroneous entries in income and expense accounts

4.1. Erroneous entries in income and expense accounts may constitute:
- incorrect correspondence of accounts (including incorrect income/expense symbol of PLS);
- incorrect entry amount.

4.2. Errors affecting accounts for income and expenses shall be corrected by reversing the erroneous entry (reversal posting) together with drawing up corrective memorial slip and posting correct accounting entry based on new memorial slip.
If it is impossible to make corrections in accounting records by reversing the erroneous entry (in case of correspondence to accounts of the customers, cash accounts, or in case of recording settlement operations and other operations), one memorial slip shall be drawn up which refers to account where corrective entry was made and from where funds shall be debited and transferred to the right account.

4.3. Correction of errors related to income and expense accounts shall be made on the date of their detection in the following order.

4.3.1. Erroneous entries related to operations in the current year detected within the reporting year (within the period from January 01 to December 31) after signing daily balance sheet, shall be corrected together with recording operations on account No. 706 “Financial result of the current year” in PLS symbols based on economic substance of operations:

4.3.2. Erroneous entries related to operations in the reporting year, detected after the end of reporting year within the period of PBSDE operations before the date of annual report preparation, shall be corrected together with recording operations on account No. 707 “Financial result of the past year” in PLS symbols based economic substance of operations in accordance with the procedure for recording PBSDE operations in accordance with normative act of the Bank on annual report preparation;

4.3.3. Non-material erroneous entries related to operations of previous years (year before the reporting year), detected after the end of reporting year within the period of PBSDE operations before the date of annual report preparation, shall be corrected together with recording operations in accordance with the procedure for recording PBSDE operations on account No. 707 “Financial result of the past year” in PLS symbols as related to income and expenses of the previous years, detected in the reporting year;

4.3.4. Non-material erroneous entries related to operations in the reporting year as well as operations of previous years (year before the reporting year), detected within the period after the date of annual report preparation, shall be corrected together with recording on account No. 706 “Financial result of the current year” in PLS symbols as related to income and expenses of the previous years, detected in the reporting year.

4.3.5. Material erroneous entries related to operations of year before the reporting year, detected after the end of reporting year within the period of PBSDE operations before the date of annual report preparation, shall be corrected together with recording operations on account No. 10801 “Undistributed Profit” (No. 10901 “Uncovered Loss”) in correspondence to accounts to be corrected.
At the same time in accordance with clauses 9-13 of Accounting Regulation “Correction of errors in accounting and reporting” approved by Order of the Russian Federation Ministry of Finance No. 63n dated June 28, 2010 the Bank shall perform retrospective recalculation of comparative figures presented in annual reports where respective error occurred.

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4.3.6. Material erroneous entries related to the reporting year and (or) year before the reporting year, detected after the date of annual report preparation but before the date of its approval in accordance with the procedure provided by the laws of the Russian Federation, shall result in revision of annual report.
For such purposes an entry shall be made in order to recover balances of analytical accounts of account No. 707 “Financial result of the past year” formed before transfer of such balances to account No. 708 “Profit (loss) of the previous year”. Further correction of material error of the reporting year shall be made in accordance with the procedure set out in clause 4.3.3. of this Annex. Material error of the year before the reporting year shall be corrected in accordance with the procedure set out in clause 4.3.5 of this Annex.

4.3.7. Material erroneous entries related to previous years, detected in the current year after approval of annual report for the respective year, shall be corrected together with recording operations on account No. 10801 “Undistributed Profit” (No. 10901 “Uncovered Loss”) in correspondence to accounts to be corrected.

4.4. Examples of correction of errors in income and expense accounts of the Bank during the period of annual report preparation and after annual report preparation.

4.4.1. Examples of correction of non-material errors in income and expense accounts of the Bank related to operations in the reporting year, after the end of reporting year within the period of PBSDE operations before the date of annual report preparation (shall be recorded on account No. 707 using PBSDE turnovers)

Causes of non-material	Correction of non-material	Correction of non-material error
errors	error related to income account	related to expenses account
An error in the choice of	Debit of income account	Debit of expense account
income or expense ledger	(erroneous)	(correct)
account (incorrect	Credit of income account	(PLS symbol based on
correspondence of accounts	(correct)	economic substance)
	(PLS symbol based on	Credit of expense account
	economic substance)	(erroneous)
An error in the choice of	Debit of income account (PLS	Debit of Receivables / Payables
ledger account of	symbol based on economic	Account
Counterparty / Accounts	substance)	(erroneous)
Receivable / Accounts	Credit of Receivables /	Credit of expenses account
Payable	Payables Account (erroneous)	(PLS symbol based on
economic substance)

	Debit of Receivables /	Debit of expense account
	Payables Account	(PLS symbol based on
	(correct)	economic substance)
	Credit of income account	Credit of Receivables /
	(PLS symbol based on	Payables Account (correct)
economic substance)
Surplus income amount was	Debit of income account	Debit of Receivables / Payables
recognized (accrued)/surplus	(PLS symbol based on	Account
expense amount was	economic substance)	Credit of expenses account
recorded		(PLS symbol based on
	Credit of Receivables /	economic substance)
(an error in the transaction	Payables Account
amount)

4.4.2. Examples of correction of non-material errors in income and expense accounts of the Bank related to operations of previous years (year before the reporting year), detected after the end of reporting year within the period of PBSDE operations before the date of annual report preparation (shall be recorded on account No. 707 using PBSDE turnovers)

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Causes of non-material	Correction of non-material	Correction of non-material error
errors	error related to income account	related to expenses account
Surplus income amount was	Debit of expense account (PLS	Debit of Receivables / Payables
recognized (accrued)/surplus	symbol “expenses of past	Account
expense amount was	years detected in the current	Credit of expense account (PLS
recorded	year”)	symbol “expenses of past years
	Credit of Receivables /	detected in the current year”)
Payables Account
Amount of income/expenses	Debit of Receivables /	Debit of expense account (PLS
is not recorded or recorded	Payables Account	symbol “expenses of past years
at a lower value than it had	Credit of expense account	detected in the current year”)
to	(PLS symbol “expenses of past	Credit of Receivables /
	years detected in the current	Payables Account
year”)

4.4.3. Corrections of non-material errors in income and expense accounts of the Bank related to operations in the reporting year as well as operations of previous years (year before the reporting year), detected within the period after the date of annual report preparation (shall be recorded on account No. 706 using turnovers of the current year)

Causes of non-material	Correction of non-material error	Correction of non-material error
errors	related to income account	related to expenses account
Surplus income amount was	Debit of expense account (PLS	Debit of Counterparty’s account
recognized (accrued)/surplus	symbol “expenses of past years	/ Receivables / Payables
expense amount was	detected in the current year”)	Account
recorded	Credit of Counterparty’s	Credit of expense account (PLS
	account / Receivables /	symbol “expenses of past years
(an error in the transaction	Payables Account	detected in the current year”)
amount)
Amount of income/expenses	Debit of Counterparty’s account	Debit of expense account (PLS
is not recorded or recorded	/ Receivables / Payables	symbol “expenses of past years
at a lower value than it had	Account	detected in the current year”)
to	Credit of expense account (PLS	Credit of Counterparty’s
	symbol “expenses of past years	account / Receivables /
	detected in the current year”)	Payables Account

4.4.4. Examples of correction of material errors in income and expense accounts of the Bank related to operations of previous years (year before the reporting year), detected within the period after the end of reporting year before the date of annual report preparation.

4.4.4.1. In case of detection of material error in recording operations on the balance sheet of the Parent Organization

Causes of material errors	Correction of material error	Correction of material error
	related to income account	related to expenses account
Amount of income/expenses	Debit of Receivables /	Debit of account No. 10801
is not recorded or recorded	Payables Account or other	(10901)
at a lower value than it had	account	Credit of Receivables /
to		Payables Account or other
	Credit of account No. 10801	account
(10901)

4.4.4.2. In case of detection of material error in recording operations on the balance sheet of the Bank’s branch

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Causes of material errors	Correction of material error	Correction of material error
	related to income account	related to expenses account
Amount of income/expenses	In the balance sheet of the	In the balance sheet of the
is not recorded or recorded	Bank’s branch	Bank’s branch
at a lower value than it had	Debit of Receivables /	Debit of account No. 30306
to	Payables Account or other
	account	Credit of Receivables /
Payables Account or other
	Credit of account No. 30305	account
	In the balance sheet of the	In the balance sheet of the
	Parent Bank	Parent Bank
	Debit of account No. 30306	Debit of account No. 10801
	Credit of account No. 10801	(10901)
	(10901)	Credit of account No. 30305

4.4.5. Correction of material errors in income and expense accounts of the Bank related to operations of the reporting year detected after the end of reporting year after the date of annual report preparation and before the date of approval of the report in accordance with the procedure provided by the law, shall be made in accordance with the procedure set out in clause 4.4.1 of this Annex.

4.4.6. Correction of material errors in income and expense accounts of the Bank related to operations of previous years (year before the reporting year), detected after the end of reporting year within the period after the date of annual report preparation and before the date of its approval in accordance with the procedure provided by the law, shall be made in accordance with the procedure set out in clause 4.4.4 of this Annex.

4.4.7. Correction of material errors in income and expense accounts of the Bank related to operations of previous years, detected in the current year after approval of annual report for the respective year, shall be made on the day of detection of errors in accordance with the procedure set out in clause 4.4.4 of this Annex on account No. 10801 (10901).

4.5. Correction of non-material errors in income and expense accounts occurred while recording operations related to foreign currency accounts, shall be made with regard to ruble equivalent of corrected amount in foreign currency on the exchange rate of the Bank of Russia effective as of the respective value date (date of income and expense recognition).

In the course of correction of errors committed in reporting period the difference between ruble equivalent of corrective entry of foreign currency amount on the exchange rate of the Bank of Russia as of the reporting date (December 31 of the reporting year) and the respective value date in the reporting year shall be recorded by PBSDE turnovers using accounts for revaluation of funds in foreign currency No. 70703/70708; the difference between ruble equivalent of corrective entry of foreign currency amount on the exchange rate of the Bank of Russia as of the reporting date (December 31 of the reporting period) and the respective date of corrective entry in the current year shall be recorded by turnovers of the current year using accounts for revaluation of funds in foreign currency No. 70603/70608;

5. Income and expense accounting on accrual basis
5.1. Income accounting on accrual basis.
5.1.1. Recognized income shall be recorded in ledger accounts opened according to the Bank’s established procedure for application of income and expense accounts.

5.1.2. If the Contract terms stipulate that the Bank shall receive down payments (advance) for works performed (services rendered), or in the case specified in paragraph 2.1.4 hereof, the cash received shall be recognized as Accounts Payable and shall be recorded in the appropriate accounts, depending on the nature of works performed (services rendered). Accounts Payable shall be maintained broken down by Counterparties (contracts), types of operations (commissions) and types of currencies (payment currencies).
Cash received as advance and down payments for banking operations specified in Article 5 of Federal Law “On banks and banking activity” shall be recorded on accounts No. 47422 “Liabilities with respect to other operations”. Analytical accounting of the said operations shall be maintained in ledger accounts opened for each Counterparty (contract) or each type of operations.

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- The amounts of advances and down payments received from beneficiaries (buyers, customers) for business operations shall be recorded on accounts No. 60311 “Settlements with suppliers, contractors and customers” and No. 60313 “Settlements with non-resident organizations on business operations”. Analytical records shall contain ledger accounts opened for each Counterparty, analytical accounting may be carried out broken down by agreements.
- Cash received as payments for other business operations shall be recorded on account No. 60322 “Settlements with other creditors”. Analytical records shall contain ledger accounts opened for each Counterparty.

5.1.3. If the Contract terms stipulate that the Bank shall provide Payment Deferment to the Counterparty, Accounts Receivable shall be recorded in balance sheet accounts on the Income Recognition Date, depending on the nature of works performed (services rendered) in correspondence to the income accounts. Accounts Receivable shall be maintained in the currency of the Contract (Tariff) or in the payment currency, if the Account Receivable is subject to IED under the Contract terms. Accounts Receivable shall be broken down by contracts and types of operations (commissions).
- If income from banking activities and penalties from banking operations accrue, Accounts Receivable shall be recorded on account No. 47423 “Claims with respect to other operations”. Analytical accounting shall be maintained in ledger accounts opened for each Counterparty (contract) or each type of operations, as for credit operations analytical accounting may be maintained broken down by claims and payment of fees to the Bank.
If income accrues with respect to business operations (services rendered, works performed), Accounts Payable shall be recorded on accounts No. 60312 “Settlements with suppliers, contractors and customers” and No. 60314 “Settlements with non-resident organizations on business operations”. Analytical records shall contain ledger accounts opened for each Counterparty, analytical accounting may be carried out broken down by agreements.
- If income accrues with respect to other business operations as well as penalties (forfeits, fines) with respect to other operations, Accounts Receivable shall be recorded on account No. 60323 “Settlements with other debtors”. Analytical records shall contain ledger accounts opened for each Counterparty.

5.1.4. If income recognition date is the same as the date of actual payment, then the use of Accounts Receivable is not mandatory.

5.1.5. In case the Contract does not provide for drawing-up of Supporting Documents, or if a single Supporting Document is drawn up for the total Contract amount at Contract start, as well as in case of prepayment for long-term services, the received (acquired) non-recurrent amounts of commission fee for the total Contract amount shall be recorded on account No. 61301 “Deferred income from lending operations” with respect to credit operations, on account No. 61304 “Deferred income from other operations” with respect to business operations and other operations and shall be recorded as income in subsequent months according to paragraph 3.5.2 of the Accounting Policy. Analytical records shall be maintained broken down by each Contract and type of commission.

5.2. Expense accounting on accrual basis
5.2.1. Recognized expenses shall be recorded in ledger accounts opened according to the Bank’s established procedure for application of income and expense accounts.

5.2.2. If the Contract terms stipulate that the Bank shall transfer down payments (advance) for works performed or services rendered in favour of the Bank, or in the case specified in paragraph 3.1.4 hereof, the cash transferred shall be recognized as Accounts Receivable and shall be recorded in the appropriate accounts, depending on the nature of works performed (services rendered). Accounts Receivable shall be maintained in payment currency.
- Cash paid to other counterparties for conducting banking operations specified in Article 5 of Federal Law “On banks and banking activity” shall be recorded on accounts No. 47423 “Claims with respect to other operations”. Analytical records shall contain ledger accounts opened for each Counterparty (contract) or each type of operations.
The amounts of advances and down payments made to suppliers and contractors, transferred as payments for business operations shall be recorded on accounts No. 60312 “Settlements with suppliers, contractors and customers” and No. 60314 “Settlements with non-resident organizations on business operations”. Analytical records shall contain ledger accounts opened for each Counterparty, analytical accounting may be carried out broken down by agreements.

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- Cash transferred as payments for other business operations, including payment of penalties, shall be recorded on account No. 60323 “Settlements with other debtors”. Analytical records shall contain ledger accounts opened for each Counterparty.
- The amounts of accountable cash paid to employees, the amounts transferred to an employee who is outside of the Bank for business purposes; the amounts of cash and other tangible assets deficiencies arising due to cash miscalculations, theft and other abusive practices of the Bank’s employees shall be recorded on account No. 60308 “Settlements with employees with respect to accountable amounts”. Analytical records shall contain ledger accounts opened for each employee who receives accountable cash, and for designated purposes of the accountable amounts, as well as for each employee of the Bank who has caused a deficiency in cash and other valuables.

5.2.3. If the Contract terms stipulate that the Bank shall receive Payment Deferment, Accounts Payable shall be recorded on the Expense Recognition Date in correspondence to the expense accounts, depending on the nature of works performed (services rendered). Accounts Payable shall be maintained in the currency of the Contract (Tariff) or in the payment currency, if the Account Payable is subject to IED under the Contract terms.
- Expenses that accrue on payments to Counterparties for services rendered (works performed) in the course of banking operations on terms of Payment Deferment as well as expenses that accrue on penalties (fines, forfeits) with respect to banking operations shall be recorded as Accounts Payable on account No. 47422 “Liabilities with respect to other operations”. Analytical accounting of the said operations shall be maintained in ledger accounts opened for each Counterparty (contract) or each type of operations.
- The costs of accepted works and services due to suppliers and contractors shall be recorded on accounts No. 60311 “Settlements with suppliers, contractors and customers” and No. 60313 “Settlements with non-resident organizations on business operations”. Analytical records shall contain ledger accounts opened for each Counterparty, analytical accounting may be carried out broken down by agreements.
- If expenses accrue with respect to other business operations and penalties (fines, forfeits), Accounts Payable shall be recorded on account No. 60322 “Settlements with other creditors”. Analytical records shall contain ledger accounts opened for each Counterparty.
- The amounts of accrued salaries, bonuses and other payments stipulated by the law, shall be recorded on account No. 60305 “Settlements with employees related to salary and other payments”. Analytical records shall contain ledger accounts opened for each employee, including the persons who are not employed by the Bank but have performed works based on specific civil law contracts (agreements).
- In case the Contract does not provide for drawing-up of Supporting Documents, or if a single Supporting Document is drawn up for the total Contract amount at Contract start, the paid non-recurrent commission charges subject to recording as deferred expenses shall be recorded on account No. 61403 “Deferred expenses on other operations” and shall be recorded as expenses in subsequent months according to paragraph 3.5.3 of the Bank’s Accounting Policy. Analytical records shall be maintained broken down by each Contract.

5.2.4. If expenses recognition date is the same as the date of actual payment, then the use of Accounts Payable is not mandatory.

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Annex 2
to Regulation “Accounting Policy of JSC VTB Bank” enacted by Order of JSC VTB Bank No. 1046 dated December 26, 2012

PROCEDURE FOR RECORDING INCOME AND EXPENSES FROM REVALUATION OF FOREIGN CURRENCY FUNDS AND PRECIOUS METALS, ASSETS (CLAIMS) AND LIABILITIES CONTAINING INSEPARABLE EMBEDDED DERIVATIVES (IED)

1. Revaluation of foreign currency funds
1.1. Revaluation of foreign currency funds shall be carried out according to paragraph 1.17, Part I “General Provisions” of the Rules.

1.2. Revaluation of foreign currency funds shall be carried out in automatic mode at the start of transaction day before operations are recorded in accounts. Opening balances of ledger accounts, except for amounts or received and issued advances and down payments for supplied goods, performed works and rendered services, which are recorded on balance sheet accounts for settlements with non-resident organizations with respect to business operations, shall be subject to revaluation. At the end of transaction day, foreign currency accounts shall be valuated additionally.

1.3. Analytical accounting data denominated in foreign currency shall be converted into rubles (foreign currency funds shall be revaluated) by multiplying the foreign currency amount by the official exchange rate set for the said currency against ruble by the Bank of Russia (hereinafter — the official exchange rate).

1.4. Foreign currency accounts in the Bank’s balance sheet shall be revaluated on the Bank’s working days based on the official exchange rates set for foreign currencies against ruble by the Bank of Russia for the given day.

In case of opening balance for the last calendar day of the month which falls on weekend, funds in foreign currency shall be revaluated based on the official exchange rates set for foreign currencies against ruble by the Bank of Russia for the given weekend day.
A daily balance sheet for January 1 shall be made based on the official exchange rates valid as of December 31.

1.5. Recording of revaluation of foreign currency accounts in Chapter “A” “Balance sheet accounts” in the Chart of Accounts of the Rules
1.5.1. Positive revaluation of foreign currency funds shall be recorded based on the accrued total since the year start in balance sheet account No. 70603, the negative revaluation shall be recorded in balance sheet account No. 70608. On the first working day of the new year, following drawing-up of the accounting balance sheet for January 1, the balances on the accounts specified above shall be transferred to accounts for recording the financial result of the past year. Positive revaluation shall be transferred to balance sheet account No. 70703, and negative revaluation - to balance sheet account No.70708. On the day when the annual accounting report is prepared, the balances on the accounts of financial result for the past year shall be transferred to the account of profit (loss) of the past year.

1.5.2. Income from the said operations shall be recorded in the Income Statement (hereinafter — IS) under symbol 15102, and expenses — under symbol 24102.

1.5.3. Revaluation shall be carried out and recorded in the accounts separately for each foreign currency code. Separate ledger accounts for recording revaluation of foreign currency funds shall be opened taking into account the following peculiarities.

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Income and expenses from revaluation of the currencies whose official exchange rates against ruble are set by the Bank of Russia on a daily basis (on the Bank’s working days) shall be recorded on separate ledger accounts in the ABS of the Parent Organization/branches. Ledger accounts shall be opened for each of the currency codes:
- for recording revaluation of foreign currency accounts, except for accounts on operations with securities denominated in foreign currencies;
- for recording revaluation of accounts on operations with securities denominated in foreign currencies.

For the purpose of recording income and expenses from revaluation of currencies whose official exchange rates against ruble are set by the Bank of Russia on a monthly basis and the currencies used in the Russian Federation banking system under inter-governmental agreements (the clearing currencies), the above currencies are classified in groups. Revaluation of accounts denominated in the said currencies shall be recorded in ABS of the Parent Organization/branches on ledger accounts opened for a currency group (2 ledger accounts per each group):
- for recording revaluation of foreign currency accounts, except for accounts on operations with securities denominated in foreign currencies;
- for recording revaluation of accounts on operations with securities denominated in foreign currencies.

The results of revaluation of the currencies whose official exchange rates against ruble are set by the Bank of Russia on a monthly basis and the currencies used in the Russian Federation banking system under inter-governmental agreements (the clearing currencies), broken down by currency codes, for any set period of time shall be recorded in the cumulative list.

1.5.4. The chart of ledger accounts for revaluation of foreign currency funds and the account numbers based on the codes of revaluated currencies are provided in Annex 1 hereto.

1.5.5. Positive revaluation shall be determined and recorded in the accounts as follows:
1) increase in the ruble equivalent of assets and claims — debit of asset account; credit of No. 70603;
2) decrease in the ruble equivalent of liabilities — debit of liability account; credit of No. 70603.

1.5.6. Negative revaluation shall be determined and recorded in the accounts as follows:
decrease in the ruble equivalent of assets and claims — debit of No. 70608; credit of asset account;
increase in the ruble equivalent of liabilities — debit of No. 70608; credit of liability account.

1.6. Recording of foreign currency accounts revaluation in Chapter “C” “Off-balance sheet accounts” in the Chart of Accounts of the Rules.
1.6.1. Off-balance sheet accounts for claims and liabilities in foreign currency shall be revaluated due to changes in the official exchange rate of the Bank of Russia. Off-balance sheet accounts No. 99998 and No. 99999 shall be maintained in rubles and shall not be revaluated.

1.6.2. If the official foreign currency exchange rates against ruble increase, revaluation of off-balance sheet accounts shall be recorded as follows:
for off-balance sheet liability accounts — debit of No. 99998; credit of the said accounts;
for off-balance sheet asset accounts — debit of the said accounts; credit of No. 99999.

1.6.3. If the official foreign currency exchange rates against ruble drop, revaluation of off-balance sheet accounts shall be recorded as follows:
for off-balance sheet liability accounts - debit of the said accounts; credit of No. 99998;
for off-balance sheet asset accounts — debit of No. 99999; credit of the said accounts.

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2. Revaluation of precious metals
2.1. Revaluation of precious metals shall be carried out according to paragraph 1.18, Part I “General Provisions” of the Rules.

2.2. Revaluation of precious shall be carried out at the start of transaction day before any operations are recorded in the account (accounts). Incoming balances on ledger accounts at the day start shall be subject to revaluation. At the end of transaction day, precious metals accounts shall be valuated additionally.

2.3. Analytical accounting data denominated in accounting units of precious metals weight shall be converted into rubles (precious metals shall be revaluated) by multiplying the quantity of a precious metal, recorded in analytical ledger accounts under the appropriate code, by the valuation price set for the said metal by the Bank of Russia on a daily basis.

2.4. Precious metal accounts in the Bank’s balance sheet shall be revaluated on the Bank’s working days, in certain cases specified in clause 1.4 hereof at weekends based on changes in the valuation price for the precious metal set by the Bank of Russia.

A daily balance sheet for January 1 shall be made based on the valuation price for the corresponding affined precious metal valid as of December 31.

2.5. Recording of revaluation of precious metals accounts in Chapter “A” “Balance sheet accounts” in the Chart of Accounts of the Rules.
2.5.1. Positive revaluation of precious metals shall be recorded based on the accrued total since the year start in balance sheet account No. 70604, the negative revaluation shall be recorded in balance sheet account No. 70609. On the first working day of the new year, following drawing-up of the accounting balance sheet for January 1, the balances on the accounts specified above shall be transferred to accounts for recording the financial result of the past year. Positive revaluation shall be transferred to balance sheet account No. 70704, and negative revaluation - to balance sheet account No.70709. On the day when the annual accounting report is prepared, the balances on the accounts of financial result for the past year shall be transferred to the account of profit (loss) of the past year.

2.5.2. Income from the said operations shall be recorded in the Income Statement under symbol 15103, expenses — under symbol 24103.

2.5.3. Revaluation shall be carried out and recorded in the accounts separately for each precious metal code, i.e., a separate ledger account shall be opened for each precious metal code.
The chart of ledger accounts for revaluation of precious metals and the account numbers based on the codes of revaluated metals are provided in Annex 2 hereto.

2.5.4. Positive revaluation shall be determined and recorded in the accounts as follows:
1) increase in the ruble equivalent of assets and claims — debit of asset account; credit of No. 70604;
2) decrease in the ruble equivalent of liabilities — debit of liability account; credit of No. 70604.

2.5.5. Negative revaluation shall be determined and recorded in the accounts as follows:
1) decrease in the ruble equivalent of assets and claims — debit of No. 70609; credit of asset account;
2) increase in the ruble equivalent of liabilities — debit of No. 70609; credit of liability account.

2.6. Recording of precious metals accounts revaluation in Chapter “C” “Off-balance sheet accounts” in the Chart of Accounts of the Rules.
2.6.1. Off-balance sheet accounts for claims and liabilities in precious metals shall be revaluated due to changes in valuation prices for precious metals.

2.6.2. Revaluation of off-balance sheet accounts due to increase in valuation prices for precious metals shall be recorded as follows:
for off-balance sheet liability accounts — debit of No. 99998; credit of the said accounts;
for off-balance sheet asset accounts — debit of the said accounts; credit of No. 99999.

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2.6.3. Revaluation of off-balance sheet accounts due to decrease in valuation prices for precious metals shall be recorded as follows:
for off-balance sheet liability accounts - debit of the said accounts; credit of No. 99998;
for off-balance sheet asset accounts — debit of No. 99999; credit of the said accounts.

3. Revaluation (recalculation) of assets (claims) and liabilities containing IED
3.1. The Bank’s income and expenses shall be determined taking into account the differences related to the use of IED.

3.2. Assets, claims and (or) liabilities whose particular value (cost) is determined using IED shall be subject to mandatory revaluation (recalculation) on the last working day of each month, in certain cases specified in clause 1.4 hereof at weekends, on the day of the event terminating the accrual period, and on the day when payment claims or liabilities are discharged.

Incoming balances on ledger accounts determined using IED at the day start shall be subject to revaluation. At the end of transaction day, the accounts determined using IED shall be valuated additionally.
Revaluation of the accounts determined using IED, performed on the last working day of each month and in certain cases specified in clause 1.4 hereof at weekends and on the day of the event terminating the accrual period, shall be carried out at the start of a transaction day before any operations are recorded in the accounts.

Revaluation of the accounts determined using IED, performed on the day when payment claims or obligations are discharged, shall be carried out before any operations are recorded in the accounts for payment claims or liabilities.

3.3. If, under contract terms, the particular value of a claim (the cost of asset) or a liability is determined using two or more IED, revaluation (recalculation) shall be performed for each IED. No adding or offsetting of the revaluation (recalculation) results for different IED shall be allowed.

3.4. If, under the terms of purchase and sale contracts (contracts for works or services), the amount of proceeds (the cost of purchased property, performed works, rendered services) is determined using IED, the differences related to the said use of IED shall accrue starting from the date of transferring ownership to the asset delivered (the date of acceptance of property, performed works or the date of service provision) and until the date when the actual payment is made, or until the date of the event terminating the accrual period, both dates inclusive. In this case, the amount of liability (payment) or claim (payment) under the purchase and sale contract (contract for works or services) shall be subject to revaluation due to the use of IED.

3.5. Recording of revaluation of the accounts determined using IED, Chapter “A” “Balance sheet accounts” in the Chart of Accounts of the Rules.
3.5.1. Income from the use of IED shall be recorded based on the accrued total since the year start in balance sheet account No. 70605. Expenses from the use of IED shall be recorded in balance sheet account No. 70610. On the first working day of the new year, following drawing-up of the accounting balance sheet for January 1, the balances on the accounts specified above shall be transferred to accounts for recording the financial result of the past year. Income shall be transferred to balance sheet account No. 70705, and expenses - to balance sheet account No.70710. On the day when the annual accounting report for 2009 is prepared, the balances from the accounts of financial result of the past year shall be transferred to the account of profit (loss) of the past year.

3.5.2. Income from using changes in security price as IED shall be recorded in the Income Statement under symbol 15201, expenses — under symbol 24201.

3.5.3. Income from using changes in currency exchange rate as IED shall be recorded in the Income Statement under symbol 15202, expenses — under symbol 24202.

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3.5.4. Income from using changes in price index as IED shall be recorded in the Income Statement under symbol 15203, expenses — under symbol 24203.

3.5.5. Income from using changes in other variables as IED shall be recorded in the Income Statement under symbol 15204, expenses — under symbol 24204.

3.5.6. Analytical records of accounts for IED revaluation shall be broken down by derivatives. The chart of ledger accounts for IED revaluation and the account numbers are provided in Annex 3 hereto.

3.5.7. Positive revaluation of accounts containing IED shall be determined and recorded as follows:
1) increase in the amount of claims (cost of assets) —
debit of asset account for IED claim; credit of No. 70605;
2) decrease in the amount of liabilities at regular revaluation (recalculation) or at discharge, as compared to the previous revaluation (accounting date) — debit of liability account for IED liability; credit of No. 70605.
debit of liability account for IED liability; credit of No. 70605;

3.5.8. Negative revaluation of accounts containing IED shall be determined and recorded as follows:
1) decrease in the amount of claims (cost of assets) —
debit No. 70610; credit of asset account for IED claim; 70610;
2) increase in the amount of liabilities at regular revaluation or at discharge, as compared to the previous revaluation (accounting date) — debit of liability account for IED liability; credit of No. 70605.
debit No. 70610; credit of liability account for IED liability;

3.6. If the price (transaction amount) of the third-party promissory notes acquired (sold) under a purchase and sale contract differs from the payment currency and if the date of ownership transfer occurs sooner than the settlement date, the claims (liabilities) with respect to cash delivery shall be subject to revaluation using IED, with the positive revaluation recorded on balance sheet account No. 70605 (symbol 15202) and the negative evaluation — on balance sheet account No. 70610 (symbol 24202) in correspondence to accounts No. 47407 or No. 47408 “Settlements on conversion operations, derivatives and futures transactions”.

3.6.1. If third-party promissory notes discounted by the Bank with par value in one currency contain the effective payment clause in a different currency, the income and expenses arising from the use of IED due to changes in the rate of payment currency against the rate of par value currency of the promissory notes shall be recorded starting from the date when the promissory notes are recognized in the accounts, no sooner than the last working day of each month, and on the date of promissory notes retirement (selling).

3.6.1.1. Positive revaluation of discounted promissory notes containing IED shall be recorded in the accounts as follows:
Debit of discounted promissory notes account;
Credit of 70605, symbol 15202.

Debit of “Accrued interest income” / “Accrued discount”;
Credit of 70605, symbol 15202.

3.6.1.2. Negative revaluation of discounted promissory notes containing IED shall be recorded in the accounts as follows:
Debit of No. 70610, symbol 24202;
Credit of discounted promissory notes account.

Debit of 70610, symbol 24202;
Credit of “Accrued interest income” / “Accrued discount”

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During adjustment of accrued interest/discount, IED shall not be adjusted.

3.7. If promissory notes issued by the Bank with par value in one currency contain the effective payment clause in a different currency, the income and expenses arising from the use of IED due to changes in the rate of payment currency against the rate of par value currency shall be recorded in accounts starting from the date of ownership transfer.

3.7.1. Positive revaluation of discounted promissory notes containing IED shall be recorded in the accounts as follows:
Debit of discounted promissory notes account;
Credit of 70605, symbol 15202;

Debit of account no. 52501 “Interest liabilities on securities issued”,
Credit of 70605, symbol 15202;
or
Debit of 70610, symbol 24202,
Credit of 52503 “Discount on securities issued”.

3.7.2. Negative revaluation of discounted promissory notes containing IED shall be recorded in the accounts as follows:
Debit of 70610, symbol 24202,
Credit of issued promissory notes account;

Debit of 70610, symbol 24202,
Credit of 52501 “Interest liabilities on securities issued”;
or
Debit of 52503 “Discount on securities issued”,
Credit of 70605, symbol 15202.

4. Recording of revaluation of financial assets on accounts of Chapter “D”, “Derivatives and Futures Transactions” in the Chart of Accounts of the Rules
Recording of revaluation of foreign currency funds and precious metals as well as expression of risks and benefits in monetary terms related to fluctuations of variables shall be made on accounts “Unrealized exchange rate differences”.
Accounts “Unrealized exchange rate differences” shall be maintained in RF currency;

Analytical accounting data denominated in foreign currency shall be converted into rubles (foreign currency funds shall be revaluated) and analytical accounting data denominated in accounting units of precious metals weight shall be converted into rubles (precious metals shall be revaluated) shall be recorded on accounts No. 93801, No. 96801 “Unrealized exchange rate differences from revaluation of claims and liabilities denominated in foreign currency against ruble”, No. 93802, No. 96802 “Unrealized exchange rate differences from revaluation of claims and liabilities denominated in precious metals at official price”.

On the date of contract (transaction) an amount of difference between price (exchange rate) provided for by the contract (transaction) and market price (fair value), official foreign currency exchange rate against ruble, official price for precious metal or other variable as of the date of contract (transaction) shall be recorded on accounts for unrealized exchange rate differences.

On a daily basis claims and liabilities under all contracts (transactions) shall be subject to revaluation with respect to each variable.

If the amount of claims and/or liabilities under the contract is subject to fluctuations of two or more variables, the accounting information on respective accounts “Unrealized exchange rate differences” shall involve expression of each variable in monetary terms. Balancing unrealized differences related to fluctuations of different variables shall not be allowed.

Analytical accounting with respect to accounts for “Unrealized exchange rate differences” shall be carried out broken down by each transaction.

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4.1. Recording of foreign currency accounts revaluation in Chapter “D” “Derivatives and futures transactions”
4.1.1. Claims and (or) liabilities in foreign currency shall be subject to revaluation:
on transaction day – for the amount of difference between the transaction rate (price) and the official rate, in such a case in order to record the difference between ruble equivalents at official rate of the Central Bank of the Russian Federation of amount of claims in foreign currency and amount of liabilities in another foreign currency ledger account No. 93801, 96801 shall be used for such foreign currency which amount calculated in rubles at the rate of the CB of the RF is larger;
- on the day of official rate change — for the amount of difference between the last official exchange rate and the newly established one.

4.1.2. The following accounts shall be used for recording unrealized exchange rate differences arising from foreign currency revaluation:
- No. 93801 “Unrealized exchange rate differences from revaluation of claims and liabilities denominated in foreign currency against ruble” (asset);
- No. 96801 “Unrealized exchange rate differences from revaluation of claims and liabilities denominated in foreign currency against ruble”.

4.2. Recording of precious metals accounts revaluation in Chapter “D” “Derivatives and futures transactions”
4.2.1. Claims and (or) liabilities in precious metals shall be subject to revaluation:
- on transaction day — for the amount of the difference between the transaction price and the valuation price for the metal;
- on the day of valuation price change — for the amount of difference between the last valuation price and the newly established one.

4.2.2. The following accounts shall be used for recording unrealized exchange rate differences arising from precious metals revaluation:
- No. 93802 “Unrealized exchange rate differences from revaluation of claims and liabilities denominated in precious metals at official price” (asset);
- No. 96802 “Unrealized exchange rate differences from revaluation of claims and liabilities denominated in precious metals at official price” (liability).

4.3. Recording of securities revaluation on accounts of Chapter “D” “Derivatives and futures transactions”
4.3.1. Claims and (or) liabilities with respect to concluded futures transactions for purchase and sale of securities shall be subject to revaluation due to changes in the market (stock exchange) prices for securities:
- on transaction day — for the amount of the difference between the transaction price and the market (stock exchange) price for securities used for revaluation purposes;
- on the day of changes in the market (stock exchange) prices — for the amount of difference between the last market (stock exchange) price used for revaluation purposes and the newly established market (stock exchange) price.

4.3.2. The following accounts shall be used for recording unrealized exchange rate differences arising from revaluation of claims/liabilities with respect to securities:
- No. 93803 “Unrealized exchange rate differences from claims and liabilities revaluation due to changes in market prices (price index) of securities” (asset);
- No. 96803 “Unrealized exchange rate differences from claims and liabilities revaluation due to changes in market prices (price index) of securities” (liability).

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4.4. Recording of revaluation of commodity transactions.

The following accounts shall be used for recording unrealized income and expenses related to commodity transactions arising from revaluation of claims/liabilities with respect to cash delivery due to changes in market prices/price indices:
- No. 93806 “Unrealized exchange rate differences from claims and liabilities revaluation due to changes in price indices (securities excluding)” (asset);
- No. 96806 “Unrealized exchange rate differences from claims and liabilities revaluation due to changes in price indices (securities excluding)” (liability);

Commodity transactions, under which liabilities and claims related to supply of commodities will be terminated without fulfillment in kind (including by offsetting), shall be recorded on accounts for claims and liabilities with respect to cash delivery in mutual correspondence with recording difference on accounts No. 93806, No. 96806 “Unrealized exchange rate differences from claims and liabilities revaluation due to changes in price indices (securities excluding)”.

Commodity transactions, under which liabilities are terminated due to impossibility of their fulfillment in kind, shall be recorded on accounts for liabilities with respect to cash delivery in the amount ensuring termination of liabilities without their fulfillment in kind in accordance with the procedure set out by the contract in correspondence with accounts No. 93806, No. 96806 “Unrealized exchange rate differences from claims and liabilities revaluation due to changes in price indices (securities excluding)”.

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Annex 4.5. Accounting Policy of JSC VTB Bank for 2013

Annex 1

to the Procedure for recording income and expenses from revaluation of foreign currency funds and precious metals, assets (claims) and liabilities containing inseparable embedded derivatives (IED) (Annex 2 to Regulation “Accounting Policy of JSC VTB Bank” enacted by Order of JSC VTB Bank dated December 26, 2012 No. 1046)

The chart of ledger accounts for revaluation of foreign currency funds and the account numbers based on the codes of revaluated currencies

Positive revaluation accounts:

No. 70603 810 K NNNN 15102 VV* “Income from revaluation of funds in (name of foreign currency or currency group)”
No. 70603 810 K NNNN 15102 VV** “Income from revaluation of accounts for operations with securities denominated in (name of foreign currency or currency group)”
No. 70603 810 K NNNN 15102 70 “Income from revaluation of accounts on operations with securities denominated in other foreign currencies.

Negative revaluation accounts:

No. 70608 810 K NNNN 24102 VV* “Expenses from revaluation of funds in (name of foreign currency or currency group)”
No. 70608 810 K NNNN 24102 VV** “Expenses from revaluation of accounts for operations with securities denominated in (name of foreign currency or currency group)”
No. 70608 810 K NNNN 15102 70 “Expenses from revaluation of accounts on operations with securities denominated in other foreign currencies”,

where
K is a security key.
NNNN is the structural subdivision number.
VV* and VV** are the item numbers of ledger income and expense accounts based on codes of revaluated currencies (shown below in the list of revaluated currencies).

The list of revaluated currencies and the item numbers of ledger income and expense revaluation accounts

Item numbers of
		ledger accounts for	Item numbers of
Currency codes		revaluation of	ledger accounts for
based on the All-		foreign currency	revaluation of foreign
Russian Currency	Currency name	accounts, excluding	currency accounts for
Classifier and		accounts for	operations with
Clearing Currency		operations with	foreign currency-
Classifier		foreign currency-	denominated
		denominated	securities
		securities	VV**
VV*
036	Australian Dollar	1	51
124	Canadian Dollar	2	52
156	Chinese Yuan	3	53

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208	Danish Krone	4	54
352	Iceland Krone	5	55
392	Japanese Yen	6	56
398	Kazakhstan Tenge	7	57
578	Norwegian Krone	8	58
702	Singapore Dollar	9	59
752	Swedish Krone	10	60
756	Swiss Franc	11	61
826	UK Pound Sterling	12	62
840	US Dollar	13	63
949	Turkish Lire	14	64
960	SDR (Special Drawing Rights)	15	65
974	Byelorussian Ruble	16	66
978	Euro	17	67
980	Ukrainian Hryvnia	18	68
250	French Franc*	96	-
276	Deutschemark*	97	-
380	Italian Lire*	98	-
246	Finnish Mark*	99	-
051	Armenian Dram	19	69
203	Czech Krona	21
348	Hungarian Forint	22
356	Indian Rupee	23
410	South Korean Won	24
417	Kyrgyz Som	25
440	Lithuanian Lit	26
498	Moldovan Leu	27
710	South African Rand	28
934	New Turkmen Manat	29
860	Uzbek Sum	31
944	Azerbaijan Manat	33	71
946	New Romanian Lei	34
972	Tajik Somoni	35
975	Bulgarian Lev	36
985	Polish Zloty	37	75
986	Brazilian Real	38
012	Algerian Dinar	39
233	Estonian Krone	40
428	Latvian Lat	41
516	Namibian Dollar	42	72
554	New Zealand Dollar	43
818	Egyptian Pound	44
973	Angolan Kwanza	45	73
981	Georgian Lari	46	74
192	Cuban Peso	47
496	Mongolian Tugrik	48
760	Syrian Pound	49
971	Afghan Afghani	81
784	Dirham (UAE)	82
364	Iranian Rial	83
Inter-government agreement currencies (clearing currencies) used in the Russian Federation banking system
A50	US Dollars for settlements with RPC	30	80
	under agreement as of 1995
C16	Finnish Mark
C44	US Dollars for current settlements
	with India (“ESCROW” — US Dollars)
____________________

* Currency revaluation shall be performed according to the procedure set out in Bank of Russia Regulation No. 286-P dated April 18, 2006 “On setting and publishing of the official foreign currency exchange rates against ruble by the Russian Federation Central Bank”.

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C45	Indian Rupee for clearing
settlements
C57	GB Pounds for clearing with Syria
C82	Rubles for clearing with Finland
C84	US Dollars for clearing with
Afghanistan
C97	GB Pounds for clearing with Egypt
E52	Rubles for transfers in inconvertible
currencies of developing countries
E70	US Dollars for clearing settlements
with Bangladesh
H98	US Dollars for clearing with Finland
K10	Czechoslovak Kronas
P43	Rubles paid in USD for clearing with
Cuba
P55	Rubles paid in Swiss Francs for
clearing with PRC
P60	US Dollars for clearing with Laos
P62	US Dollars for clearing with Vietnam
P69	US Dollars for clearing with
Yugoslavia
T30	Rubles transferred for delivery of
exported goods and services for
settlements in transferable rubles
T31	Rubles for settlements with
Vietnam, Cuba and Mongolia
T62	Transferable rubles for settlements
with Vietnam
T63	Transferable rubles for settlements
with Hungary
T78	Transferable rubles for settlements
with GDR
T92	Transferable rubles for settlements
with Czechoslovakia
T93	Transferable rubles for settlements
with Bulgaria
T94	Transferable rubles for settlements
with Mongolia
T95	Transferable rubles for settlements
with Romania
T99	Transferable rubles for settlements
with Poland

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Annex 2

to the Procedure for recording income and expenses from revaluation of foreign currency funds and precious metals, assets (claims) and liabilities containing inseparable embedded derivatives (IED) (Annex 2 to Regulation “Accounting Policy of JSC VTB Bank” enacted by Order of JSC VTB Bank No. 1046 dated December 26, 2012)

The chart of ledger accounts for precious metals revaluation and the account numbers based on the codes of revaluated precious metals

Positive revaluation accounts:

No. 70604 810 K NNNN 15103 98 “Positive revaluation of precious metals — gold in grams”
No. 70604 810 K NNNN 15103 99 “Positive revaluation of precious metals — silver in grams”
No. 70604 810 K NNNN 15103 76 “Positive revaluation of precious metals — platinum in grams”
No. 70604 810 K NNNN 15103 33 “Positive revaluation of precious metals — palladium in grams”

Negative revaluation accounts:

No. 70609 810 K NNNN 24103 98 “Negative revaluation of precious metals — gold in grams”
No. 70609 810 K NNNN 24103 99 “Negative revaluation of precious metals — silver in grams”
No. 70609 810 K NNNN 24103 76 “Negative revaluation of precious metals — platinum in grams”
No. 70609 810 K NNNN 24103 33 “Negative revaluation of precious metals — palladium in grams”,

where
K is a security key.
NNNN is the structural subdivision number.

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Annex 3

to the Procedure for recording income and expenses from revaluation of foreign currency funds and precious metals, assets (claims) and liabilities containing inseparable embedded derivatives (IED) (Annex 2 to Regulation “Accounting Policy of JSC VTB Bank” enacted by Order of JSC VTB Bank dated December 26, 2012 No. 1046)

The chart of ledger accounts for revaluation of embedded derivatives inseparable from the principal contract, and the account numbers

Positive revaluation accounts:

No. 70605 810 K NNNN 15201 21 “Income from IED use, from changes in securities price, exempt from VAT”
No. 70605 810 K NNNN 15202 21 “Income from IED use, from changes in currency exchange rate, exempt from VAT”
No. 70605 810 K NNNN 15203 21 “Income from IED use, from changes in price index, exempt from VAT”
No. 70605 810 K NNNN 15204 21 “Income from IED use, from changes in other variables, exempt from VAT”

Negative revaluation accounts:

No. 70610 810 K NNNN 24201 01 “Expenses from IED use, from changes in securities price”
No. 70610 810 K NNNN 24202 01 “Expenses from IED use, from changes in currency exchange rate”
No. 70610 810 K NNNN 24202 02 “Expenses from IED use, from changes in currency exchange rate, disregarded for taxation purposes”
No. 70610 810 K NNNN 24203 01 “Expenses from IED use, from changes in price index”
No. 70610 810 K NNNN 24204 01 “Expenses from IED use, from changes in other variables, subject to taxation”
No. 70610 810 K NNNN 24204 02 “Expenses from IED use, from changes in other variables, disregarded for taxation purposes”,

where
K is a security key.
NNNN is the structural subdivision number.

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Annex 3 to Regulation “Accounting Policy of JSC VTB Bank” enacted by Order of JSC VTB Bank No. 1046 dated December 26, 2012

Certain peculiarities of numbering of ledger accounts opened in the balance sheet of Parent Organization and the bank’s branches (other than those within the area of responsibility of North-Western regional centre of JSC VTB Bank).

1. Peculiarities of numbering of ledger accounts opened with the Bank’s branches

1.1. At opening and forming ledger accounts by the branches of the Bank digits 10-13 shall be filled in as follows:

     digits 10-11 – conventional number of internal structural subdivision of the branch;
     digits 12-13 – conventional number of the branch, used according to the “Rules on formation of the settlement system of JSC VTB Bank for recording settlements between branches and the Parent Organization of JSC VTB Bank using accounts of internal bank claims and obligations in RF currency, foreign currency and precious metals”.

1.2. Analytical accounting of accounts for income and expenses shall be carried out in branches on ledger accounts opened according to the Procedure for application of accounts for income and expenses of the Bank (approved by letter No. 8538/401100 dated December 29, 2007).

2. Peculiarities of opening ledger accounts used for recording fair value of derivatives.

Analytical accounting of derivatives fair value shall be carried out on separate ledger accounts of balance sheet accounts No. 52601 “Derivatives from which raising economic benefits is expected” (asset), No. 52602 “Derivatives from which decrease in economic benefits is expected” (liability) in RF currency with respect to types of derivatives broken down by each contract or portion of derivative circulated on regulated market, determined by specification of such derivative or by other documents.

Structure of ledger account:

52601	810	K	NNNN	RRR	XXXX
digits 1-5	digits 6-8	digit 9	digits 10-13	digits 14-16	digits 17-20

52602	810	K	NNNN	RRR	XXXX
digits 1-5	digits 6-8	digit 9	digits 10-13	digits 14-16	digits 17-20

where
K is a security key.
NNNN – conventional code of subdivision,
RRR – type of transactions,
values 100 – 199 Transactions with underlying asset – foreign currency, values 200 – 299 Transactions with underlying asset – interest rates, values 300 - 399 Transactions with underlying asset – securities, values 400 – 499 Transactions with underlying asset – precious metals, values 500 - 599 Transactions with underlying asset – goods ( petroleum and petroleum products), values 600 – 699 Transactions with underlying asset – derivative, values 700 – 799 Transactions with underlying asset – debt related to placed funds, values 800 - 899 Transactions with underlying asset – indices, values 900 - 999 Reserve,
XXXX – consecutive number.

At opening ledger account No. 52601 or No. 52602 for transaction being closed, the same consecutive number shall be reserved for paired ledger account No. 52602 or No. 52601, respectively.

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Balancing paired accounts balances shall be performed in accordance with the established procedure.

3. Peculiarities of opening ledger accounts opened in the balance sheet accounts No. 70613 “Income on derivatives”, No. 70614 “Expenses on derivatives”.

In OGRESS software there are four consolidated ledger accounts opened:
70613 810 K NNNN 16101 01 “Income on derivatives”
70614 810 K NNNN 25101 01 “Expenses on derivatives”
70713 810 K NNNN 16101 01 “Income on derivatives”
70714 810 K NNNN 25101 01 “Expenses on derivatives”

where

K is a security key.
NNNN is the structural subdivision number.

In additional structure of transaction day analytical accounting of income and expenses from derivatives shall be carried out on separate ledger accounts of balance sheet accounts No. 70613 “Income on derivatives”, No. 70614 “Expenses on derivatives” in RF currency with respect to types of derivatives broken down by each contract or portion of derivative circulated on regulated market, determined by specification of such derivative or by other documents.

For the purposes of analytical accounting of income and expenses on derivatives there are 10 additional digits used, at that 7 digits contain the following character set of accounts for income/expenses on derivatives, which allows to maintain analytical accounting of income and expenses with respect to each specific transaction:

RRRXXXX where
RRR – type of transactions,
values 100 – 199 Transactions with underlying asset – foreign currency, values 200 – 299 Transactions with underlying asset – interest rates, values 300 - 399 Transactions with underlying asset – securities, values 400 – 499 Transactions with underlying asset – precious metals, values 500 - 599 Transactions with underlying asset – goods (petroleum and petroleum products), values 600 – 699 Transactions with underlying asset – derivative, values 700 – 799 Transactions with underlying asset – debt related to placed funds, values 800 - 899 Transactions with underlying asset – indices, values 900 - 999 Reserve,

XXXX – number of transaction used at opening accounts No. 52601, No. 52602 for such transaction.

At opening ledger account No. 70613 or No. 70614 for transaction being closed, the same number XXXX shall be reserved for paired ledger account No. 70614 or No. 70613, respectively

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Totally stitched, numbered and stamped by
JSC VTB Bank
1424 pages

President and Chairman of the Management Board of
JSC VTB Bank

April 26, 2013	/signature/	A. L. Kostin
signature
stamp